Form 10-K, Exhibit 13
period 1997-12-31
OCWEN FINANCIAL CORP
filed 1998-03-31
CIK 873860

SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following tables present selected consolidated financial data of the Ocwen Financial Corporation and its subsidiaries ("Ocwen" or the "Company") at the dates and for the periods indicated. The historical operations and balance sheet data at and for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 have been derived from financial statements audited by Price Waterhouse LLP, independent certified public accountants. The selected consolidated financial data should be read in conjunction with, and is qualified in its entirety by reference to, the information in the Consolidated Financial Statements and related notes set forth elsewhere herein.

                                                                                  Year Ended December 31,
                                                          ---------------------------------------------------------------
                                                             1997          1996        1995(1)       1994(1)      1993(2)
                                                          ---------     ---------    ---------     ---------     --------
                                                                     (Dollars in Thousands, Except per share data)
Operations Data:
Interest income.......................................... $ 272,531     $ 193,894    $ 137,275      $131,458     $ 78,923
Interest expense.........................................   156,289       116,160       84,060        62,598       35,306
                                                          ---------     ---------    ---------      --------     --------

     Net interest income.................................   116,242        77,734       53,215        68,860       43,617
Provision for loan losses (3)............................    32,218        22,450        1,082            --           --
                                                          ---------     ---------    ---------      --------     --------
     Net interest income after provision for loan losses.    84,024        55,284       52,133        68,860       43,617
                                                          ---------     ---------    ---------      --------     --------
Gains on sales of interest earning assets, net...........    82,212        21,682        6,916         5,727        8,386
Servicing fees and other charges.........................    25,881         4,682        2,870         4,786        3,738
Gain on sale of branch offices...........................        --            --        5,430        62,600           --
Income (loss) on real estate owned, net..................     7,277         3,827        9,540         5,995       (1,158)
Fees on financing transactions (4).......................        --            --           --            --       15,340
Other non-interest income................................     8,498         7,112        6,385         2,467        9,566
                                                          ---------     ---------    ---------      --------     --------
     Total non-interest income...........................   123,868        37,303       31,141        81,575       35,872
                                                          ---------     ---------    ---------      --------     --------
Non-interest expense.....................................   126,793        69,606       45,573        68,858       41,859
Distributions on capital securities......................     5,249            --           --            --           --
Equity in earnings of investment in joint venture (5)....    23,688        38,320           --            --           --
Income taxes.............................................   (21,309)      (11,159)      (4,562)      (29,724)     (10,325)
Minority interest in net loss of consolidated subsidiary.       703            --           --            --           --
                                                          ---------     ---------    ---------      --------     --------
Income from continuing operations........................    78,932        50,142       33,139        51,853       27,305
Discontinued operations (6)..............................        --            --       (7,672)       (4,514)      (2,270)
Extraordinary gains......................................        --            --           --            --        1,538
Cumulative effect of a change in accounting principle....        --            --           --            --       (1,341)
                                                          ---------     ---------    ---------      --------     --------
     Net income.......................................... $  78,932     $  50,142    $  25,467      $ 47,339     $ 25,232
                                                          =========     =========    =========      ========     ========
Income from continuing operations per share (16):
     Basic............................................... $    1.40     $    0.99    $    0.64      $   0.81     $   0.42
     Diluted............................................. $    1.39     $    0.94    $    0.60      $   0.76     $   0.40
Net income per share (16):
     Basic............................................... $    1.40     $    0.99    $    0.49      $   0.74     $   0.38
     Diluted                                              $    1.39     $    0.94    $    0.46      $   0.70     $   0.37


                                                                                    December 31,
                                                            ------------------------------------------------------------------
                                                               1997          1996         1995(1)       1994(1)       1993(2)
                                                            ----------    ----------    ----------    ----------    ----------
                                                                                (Dollars in Thousands)
Balance Sheet Data:
Total assets ............................................   $3,069,165    $2,483,685    $1,973,590    $1,226,403    $1,396,677
Securities available for sale (7) .......................      430,524       354,005       337,480       187,717       527,183
Loans available for sale (7)(8) .........................      177,041       126,366       251,790       102,293       101,066
Investment securities, net ..............................       59,567         8,901        18,665        17,011        32,568
Mortgage-related securities held for investment, net ....           --            --            --        91,917       121,550
Loan portfolio, net (8) .................................      266,299       402,582       295,605        57,045        88,288
Discount loan portfolio (8) .............................    1,434,176     1,060,953       669,771       529,460       303,634
Investment in low-income housing tax credit interests ...      128,614        93,309        81,362        49,442        16,203
Real estate owned, net (9) ..............................      167,265       103,704       166,556        96,667        33,497
Investment in joint ventures (15) .......................        1,056        67,909            --            --            --
Excess of purchase price over net assets acquired, net ..       15,560            --            --            --        10,467
Deposits ................................................    1,982,822     1,919,742     1,501,646     1,023,268       871,879
Borrowings and other interest-bearing obligations .......      453,529       300,518       272,214        25,510       373,792
Capital securities ......................................      125,000            --            --            --            --
Stockholders' equity (10) ...............................      419,692       203,596       139,547       153,383       111,831

Other Data:
Average assets (11) .....................................   $2,835,514    $2,013,283    $1,521,368    $1,714,953    $1,152,655
Average equity ..........................................      290,030       161,332       121,291       119,500        97,895
Return on average assets (11)(12):
  Income from continuing operations .....................         2.78%         2.35%         2.18%         3.02%         2.37%
  Net income ............................................         2.78          2.35          1.67          2.76          2.19
Return on average equity (12):
  Income from continuing operations .....................        27.22         31.08         27.32         43.39         27.89
  Net income ............................................        27.22         31.08         21.00         39.61         25.77
Average equity to average assets ........................        10.23          8.01          7.97          6.97          8.49
Net interest spread .....................................         4.81          5.46          5.25          4.86          4.05
Net interest margin .....................................         4.91          4.84          4.54          4.75          4.30
Efficiency ratio (13) ...................................        48.06         45.38         54.00         45.77         52.66
Nonperforming loans to loans at end of period (14).......         3.39          0.56          1.27          4.35          3.71
Allowance for loan losses to loans at end of period (14).         1.37          0.87          0.65          1.84          0.99
Bank regulatory capital ratios at end of period:
  Tangible ..............................................        10.66          9.33          6.52         11.28          5.25
  Core (Leverage) .......................................        10.66          9.33          6.52         11.28          6.00
  Risk-based ............................................        14.83         12.85         11.80         14.74         13.31
Number of full-service offices at end of period .........            1             1             1             3            28

NOTES TO SELECTED CONSOLIDATED FINANCIAL INFORMATION

(1) Financial data at December 31, 1995 and 1994 reflects the Company's sale of two and twenty-three branch offices, respectively, which resulted in the transfer of deposits of $111.7 million and $909.3 million, respectively, and resulted in a gain on sale of $5.4 million and $62.6 million during 1995 and 1994, respectively. Operations data for 1995 and 1994 reflects the gains from these transactions. Exclusive of these gains and related income taxes and profit sharing expense, the Company's income from continuing operations would have been $30.3 million and $24.0 million during 1995 and 1994, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations."

(2) Balance sheet data at December 31, 1993 reflects the merger of Berkeley Federal Savings Company ("Old Berkeley") into the Bank on June 3, 1993, and operations data for the year ended December 31, 1993 reflects the operations of Old Berkeley from the date of merger. This transaction was accounted for using the purchase method of accounting.

(3) The provision for loan losses in 1997 and 1996 consists primarily of $31.9 million and $20.6 million, respectively, related to the Company's discount loan portfolio. Beginning in the first quarter of 1996, the Company began recording general valuation allowances on discount loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations-Provision for Loan Losses."

(4) Represents a portion of the amounts paid to the Company in connection with the Company's acquisition of certain mortgage-related securities which generate taxable income in the first several years of the instrument's life and tax losses of an equal amount thereafter, but have minimal or no cash flows. Commencing in 1994, such amounts are deferred and recognized in interest income on a level yield basis over the expected life of that portion of the deferred tax asset which relates to tax residuals.

(5) Relates to the Company's investment in BCBF, L.L.C. (the "LLC"), a 50% owned joint venture formed between the Bank and BlackRock Capital Finance ("BlackRock") to acquire loans from the Department of Housing and Urban Development ("HUD") in April 1996.

(6) In September 1995, the Company announced its decision to dispose of its automated banking division, which was substantially complete at December 31, 1995. See "Management's Discussion and Analysis of Financial
       Condition and Results of Operations - Results of Operations - Discontinued Operations" and Note 3 to the Consolidated Financial Statements.

(7) Securities available for sale are carried at market value. Loans available for sale are carried at the lower of cost or market value.

(8) The discount loan portfolio consists of mortgage loans purchased at a discount to the unpaid debt, most of which were nonperforming or subperforming at the date of acquisition. The loan portfolio and loans available for sale consist of other loans which were originated or purchased by the Company for investment or for potential sale, respectively. Data related to discount loans does not include discount loans held by the LLC.

(9) Real estate owned consists of properties acquired by foreclosure or by deed-in-lieu thereof on loans and is primarily attributable to the Company's discount loan acquisition and resolution business.

(10) Reflects the Company's repurchase of 8,815,060 shares of its common stock during 1995 for an aggregate of $42.0 million.

(11) Includes the Company's pro rata share of the average assets held by the LLC.

(12) Exclusive of a one-time assessment to recapitalize the Savings Association Insurance Fund (the "SAIF") in 1996 and of gains from the sales of branch offices in 1995 and 1994 and related income taxes and profit sharing expense, (i) return on average assets on income from continuing operations amounted to 2.54% and 2.00% and 1.40% during 1996, 1995 and 1994, respectively, and (ii) return on average equity on income from continuing operations amounted to 33.35%, 25.02% and 20.06% during 1996, 1995 and 1994, respectively.

(13) The efficiency ratio represents non-interest expense divided by the sum of net interest income before provision for loan losses, non-interest income and equity in earnings of investment in joint venture. Exclusive of the SAIF assessment in 1996 and gains from the sales of branch offices in 1995 and 1994 and related profit sharing expense, the efficiency ratio amounted to 41.33%, 56.34% and 64.14% during 1996, 1995 and 1994, respectively.

(14) Nonperforming loans and total loans do not include loans in the Company's discount loan portfolio or loans available for sale.

(15) Relates to the Company's investment in BCFL, L.L.C. ("BCFL"), a limited liability corporation in which the Company has a 10% interest which was formed in January 1997 with BlackRock to acquire multi-family residential loans from HUD, at December 31, 1997 and the LLC at December 31, 1996. At December 31, 1996, the net discount loans, which were available for sale, held by the LLC amounted to $110.7 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Changes in Financial Condition - Investment in Joint Ventures."

(16) All per share amounts have been adjusted retroactively to reflect the 10-for-1 stock split in 1996 and the 2-for-1 stock split in 1997. In addition, all per share amounts have been adjusted for the adoption of Statement of Financial Accounting Standards No. 128, "Earnings per share." See Note 23 to the Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the Company's consolidated financial condition, results of operations and capital resources and liquidity should be read in conjunction with Selected Consolidated Financial Data and the Consolidated Financial Statements and related notes included elsewhere herein.

Results of Operations

     GENERAL. The Company recorded net income of $78.9 million for 1997, compared with $50.1 million for 1996 and $25.5 million for 1995. Diluted earnings per share were $1.39 for 1997, as compared with $0.94 for 1996 and $0.46 for 1995.

     The Company has emphasized discount loan acquisition and resolution activities and a variety of other mortgage lending activities, which generally reflect the Company's focus on business lines which offer the potential for greater returns without increased risk of loss. As a result of the Company's business strategy, the average balance of the Company's discount loan portfolio (which does not include the Company's pro rata share of discount loans held by LLC), loan portfolio and loans available for sale have increased as follows:

                                                                          Year Ended December 31,
                                             ---------------------------------------------------------------------------------
                                                     1997                          1996                        1995
                                             -----------------------     -------------------------    ------------------------
                                                             % of                         % of                        % of
                                              Average       Average        Average       Average        Average      Average
                                              Balance       Assets         Balance       Assets         Balance      Assets
                                             ----------  -----------     ----------    -----------    -----------  -----------
                                                                          (Dollars in Thousands)

Discount loan portfolio...................   $1,283,020       45%        $  675,345       34%        $  483,204        32%
Loan portfolio............................      410,863       15            328,378       16            130,901         9
Loans available for sale..................      171,837        6            175,078        9            167,011        11
                                             ----------       ---        ----------       ---        ----------       ---
                                             $1,865,720       66%        $1,178,801       59%        $  781,116        52%
                                             ==========       ===        ==========       ===        ==========       ===

     This growth in the Company's lending activities, particularly its discount loan activities, has substantially contributed to the Company's profitability in recent periods. In this regard, the Company estimates that its discount loan acquisition and resolution activities, which includes the single family, large commercial and small commercial business lines, accounted for approximately 65%, 64% and 75% of its net income during the years ended December 31, 1997, 1996 and 1995, respectively.

     The Company's discount loan activities also include investments in joint ventures to acquire discount loans, which to date have consisted primarily of the Company's 50% interest in the LLC. Equity in earnings of investment in joint ventures amounted to $23.7 million and $38.3 million during the years ended December 31, 1997 and 1996, respectively, and were primarily comprised of $14.0 million and $35.6 million of gains related to the securitization of discount single family residential loans acquired from HUD, respectively. See "Changes In Financial Condition -- Investment in Joint Ventures."

     The Company currently anticipates that the available current and future supply of discount loans is sufficient to support the Company's operational needs, but this is not a certainty and could change as a result of a variety of factors which bear on market availability.

     The Company's lending activities and increasing use of securitizations have resulted in gains on the sale of interest-earning assets becoming a significant part of the Company's operating results. Gains from the sale of interest-earning assets amounted to $82.2 million, $21.7 and $7.0 million during the years ended December 31, 1997, 1996 and 1995, respectively. A significant component of these gains in 1997 and 1996 (approximately $71.9 million and $15.2 million, respectively) were gains from the securitization of discount loans and subprime single family residential loans.

     The Company's operating results in 1995 were significantly affected by the effects of the sale of branch offices at the end of 1995 and 1994, which resulted in $5.4 million and $62.6 million of gains before profit sharing expense and income taxes during these respective periods. As a result of these sales, the Company's average assets decreased during 1995 and the Company's principal source of deposits shifted to brokered and other wholesale deposits. The Company's operating results during 1995 were also affected by losses from discontinued operations of its automated banking division and related activities, which, net of the applicable tax effect, amounted to $7.7 million.

     NET INTEREST INCOME. The operations of the Company are substantially dependent on its net interest income, which is the difference between the interest income received from its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Net interest income is determined by an institution's net interest spread (i.e., the difference between the yield earned on its interest-earning assets and the rates paid on its interest-bearing liabilities), the relative amount of interest-earning assets and interest-bearing liabilities and the degree of mismatch in the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

     The following table sets forth, for the periods indicated, information regarding the total amount of income from interest-earning assets and the resultant average yields, the interest expense associated with interest-bearing liabilities, expressed in dollars and rates, and the net interest spread and net interest margin. Information is based on average daily balances during the indicated periods.


                                                                          Year Ended December 31,
                                        --------------------------------------------------------------------------------------------
                                                      1997                           1996                            1995
                                        -------------------------------  -----------------------------  ----------------------------
                                          Average             Average     Average             Average   Average            Average
                                          Balance   Interest Yield/Rate   Balance  Interest Yield/Rate  Balance  Interest Yield/Rate
                                        ---------- --------- ----------  --------  -------- ---------- -------- --------- ----------
                                                                    (Dollars in Thousands)
Average Assets:
Federal funds sold and
   repurchase agreements..............  $  163,671 $   8,959    5.47%  $   84,997 $   4,681    5.51% $   55,256 $   3,502    6.34%
Securities held for trading...........       3,295       248    7.53       21,291     1,216    5.71          --        --      --
Securities available for sale(1)......     299,558    28,545    9.53      284,433    26,932    9.47     211,559    18,391    8.69
Loans available for sale(2)...........     171,837    18,368   10.69      175,078    17,092    9.76     167,011    15,608    9.35
Investment securities and other(3)....      36,905     4,061   11.00       36,264     3,990   11.00      46,440     4,033    8.68
Mortgage-related securities
   held for investment................          --        --      --           --        --      --      77,257     4,313    5.58
Loan portfolio (1)....................     410,863    54,701   13.31      328,378    36,818   11.21     130,901    15,430   11.79
Discount loan portfolio ..............   1,283,020   157,649   12.29      675,345   103,165   15.28     483,204    75,998   15.73
                                        ---------- ---------           ---------- ---------          ---------- ---------
   Total interest earning assets,
     interest income..................   2,369,149   272,531   11.50    1,605,786   193,894   12.07   1,171,628   137,275   11.72
                                                   ---------                      ---------                     ---------
Non-interest earning cash.............      14,843                          6,372                        17,715
Allowance for loan losses.............     (22,001)                       (11,250)                       (1,180)
Investment in low-income
   housing tax credit interests ......      96,096                         83,110                        63,925
Investment in joint ventures..........      34,777                         46,193                            --
Real estate owned.....................     131,007                        137,250                       144,348
Other assets..........................     211,643                        145,822                       124,932
                                        ----------                    -----------                    ----------
   Total assets.......................  $2,835,514                    $ 2,013,283                    $1,521,368
                                        ==========                    ===========                    ==========

Average Liabilities and
Stockholders' Equity:
Interest-bearing demand deposits......  $   31,719     1,220    3.85  $    33,167       620    1.87  $   31,373     1,031    3.29
Savings deposits......................       2,121        49    2.31        3,394        78    2.30      20,370       451    2.21
Certificates of deposit...............   1,964,351   120,801    6.15    1,481,197    93,075    6.28   1,119,836    70,371    6.28
                                        ---------- ---------          ----------- ---------          ---------- ---------
Total interest-bearing deposits.......   1,998,191   122,070    6.11    1,517,758    93,773    6.18   1,171,579    71,853    6.13
Securities sold under agreements
   to repurchase......................      16,717     1,000    5.98       19,581     1,101    5.62      16,754       951    5.68
Securities sold but not yet purchased.          --        --      --           --        --      --      17,149     1,142    6.66
Advances from the Federal Home
   Loan Bank .........................       9,482       518    5.46       71,221     4,053    5.69      14,866     1,126    7.57
Obligations outstanding under lines
   of credit .........................      84,272     5,578    6.62           --        --      --          --        --      --
Notes, debentures and other
   interest bearing obligations.......     228,233    27,123   11.88      148,282    17,233   11.62      78,718     8,988   11.42
                                        ---------- ---------          ----------- ---------          ---------- ---------
   Total interest-bearing liabilities,
     interest expense.................   2,336,895   156,289    6.69    1,756,842   116,160    6.61   1,299,066    84,060    6.47
                                                   ---------                      ---------                     ---------
Non-interest bearing deposits.........      23,224                         10,938                        19,960
Escrow deposits.......................      78,986                         41,306                         4,073
Other liabilities ....................     106,379                         42,865                        76,978
                                        ----------                    -----------                    ----------
   Total liabilities..................   2,545,484                      1,851,951                     1,400,077
Stockholders' equity .................     290,030                        161,332                       121,291
                                        ----------                    -----------                    ----------
   Total liabilities and
     stockholders' equity ............  $2,835,514                    $ 2,013,283                    $1,521,368
                                        ==========                    ===========                    ==========
Net interest income...................             $ 116,242                      $  77,734                     $ 53,215
                                                   =========                      =========                     ========
Net interest spread...................                          4.81%                          5.46%                         5.25%
                                                              =======                      =========                      ========
Net interest margin...................                          4.91%                          4.84%                         4.54%
                                                              =======                      =========                      ========
Ratio of interest-earning assets
   to interest-bearing liabilities ...        101%                            91%                           90%
                                        ==========                   ============                    ==========

-------------------
(1) Excludes effect of unrealized gains or losses on securities available for sale, net of taxes.

(2) The average balances of loans available for sale and the loan portfolio include nonperforming loans, interest on which is recognized on a cash basis.

(3) Interest income from investment securities and other includes interest income attributable to that portion of the Company's deferred tax asset which relates to tax residuals. See Note 21 to the Consolidated Financial Statements. If the average balance of the deferred tax asset related to tax residuals was included in the average balance of investment securities and other, the weighted average yield would have been 10.88%, 7.34% and 5.93% during 1997, 1996 and 1995, respectively.

     The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior rate), (ii) changes in rate (change in rate multiplied by prior volume) and (iii) total change in rate and volume. Changes attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

                                                                         Year Ended December 31,
                                                --------------------------------------------------------------------
                                                           1997 vs. 1996                     1996 vs. 1995
                                                --------------------------------    --------------------------------
                                                    Increase (Decrease) Due To         Increase (Decrease) Due To
                                                --------------------------------    --------------------------------
                                                  Rate       Volume       Total       Rate       Volume      Total
                                                --------    --------    --------    --------    --------    --------
                                                                        (Dollars in Thousands)
Interest-Earning Assets:

Federal funds sold and
   repurchase agreements ....................   $    (29)   $  4,307    $  4,278    $   (507)   $  1,686    $  1,179
Securities available for sale ...............        173       1,440       1,613       1,757       6,784       8,541
Securities held for trading .................        297      (1,265)       (968)        608         608       1,216
Loans available for sale ....................      1,597        (321)      1,276         713         771       1,484
Mortgage-related securities held
   for investment ...........................         --          --          --          --      (4,313)     (4,313)
Loan portfolio ..............................      7,642      10,241      17,883        (788)     22,176      21,388
Discount loan portfolio .....................    (23,426)     77,910      54,484      (2,235)     29,402      27,167
Investment securities and other .............         --          71          71         947        (990)        (43)
                                                --------    --------    --------    --------    --------    --------
   Total interest-earning assets ............    (13,746)     92,383      78,637         495      56,124      56,619
                                                --------    --------    --------    --------    --------    --------

Interest-Bearing Liabilities:
Interest-bearing demand deposits ............        628         (28)        600        (467)         56        (411)
Savings deposits ............................         --         (29)        (29)         17        (390)       (373)
Certificates of deposit .....................     (2,026)     29,752      27,726          (3)     22,707      22,704
                                                --------    --------    --------    --------    --------    --------
   Total interest-bearing deposits ..........     (1,398)     29,695      28,297        (453)     22,373      21,920
Securities sold under agreements
   to repurchase ............................         67        (168)       (101)         (9)        159         150
Securities sold but not yet purchased .......         --          --          --          --      (1,142)     (1,142)
Advances from the Federal Home Loan Bank ....       (156)     (3,379)     (3,535)       (345)      3,272       2,927
Obligations outstanding under lines of credit         --       5,578       5,578          --          --          --
Notes, debentures and other interest
   bearing obligations ......................        397       9,493       9,890         163       8,082       8,245
                                                --------    --------    --------    --------    --------    --------
   Total interest-bearing liabilities .......     (1,090)     41,219      40,129        (644)     32,744      32,100
                                                --------    --------    --------    --------    --------    --------
Increase (decrease) in net interest income ..   $(12,656)   $ 51,164    $ 38,508    $  1,139    $ 23,380    $ 24,519
                                                ========    ========    ========    ========    ========    ========

     1997 VERSUS 1996

     The Company's net interest income before provision for loan losses of $116.2 million increased $38.5 million or 50% during 1997 as compared to the prior year. This increase resulted from a $78.6 million or 41% increase in interest income due to a $763.4 million or 48% increase in average interest-earning assets during 1997, offset in part by a 57 basis point decrease in the weighted average yield earned. The increase in interest income was offset in part by a $40.1 million or 35% increase in interest expense due to a $580.1 million or 33% increase in the Company's average interest-bearing liabilities.

     Interest income on the discount loan portfolio increased by $54.5 million or 53% in 1997 versus 1996 as a result of a $607.7 million or 90% increase in the average balance of the discount loan portfolio, which was offset in part by a 299 basis point decrease in the weighted average yield earned. The decline in the yield during 1997, as compared to 1996, is primarily attributable to an increase in the average balance of single family discount loans as a result of acquisitions from HUD and the Company's decision to cease accretion of discount on nonperforming single family residential discount loans effective January 1, 1997. Discount accretion on nonperforming single family discount loans amounted to $4.6 million or 69 basis points in yield during 1996. The Company believes that the yield earned on its single family residential discount loan portfolio in 1997 remained below the yield earned in the prior year also due to its current strategy of attempting to work with borrowers to either (i) bring their loans current, (ii) modify the terms of their loans, (iii) enter into forbearance agreements that require the borrower to make monthly payments greater than or equal to scheduled payment amounts or (iv) refinance the loans with the Company. This resolution strategy results in lower initial yields as compared to borrowers paying off their loans in full or in part and, to the extent the loans are ultimately sold, will result in a significant portion of the earnings being reflected in gains on sales of interest earning assets. In addition, the majority of the single family HUD loans acquired by the Company in February and September 1997 are currently under a HUD forbearance plan whereby the borrower makes payments based upon ability to pay for a specific period of time, which generally results in a lower effective yield than the contract rate. Once this period is over the borrower must make at least its contractual mortgage payment or the Company can pursue foreclosure or other actions. The yield on the overall discount loan portfolio is also likely to continue to fluctuate from year to year as a result of the timing of resolutions, particularly the resolution of large multifamily residential and commercial real estate loans, and the mix of the overall portfolio between paying and nonpaying loans.

     Interest income on the loan portfolio increased by $17.9 million or 49% in 1997 from 1996 primarily due to $12.3 million of additional interest received in connection with the payoff of ten loans secured by hotel and office properties and, to a lesser extent, an increase in the average balance of the loan portfolio for 1997 of $82.5 million or 25% over that of 1996.

     Interest income on federal funds sold and repurchase agreements increased $4.3 million or 91% during 1997 as compared to 1996 primarily as a result of a $78.7 million or 93% increase in the average balance.

     Interest expense on deposits increased $28.3 million or 30% during 1997 as compared to 1996, and reflects the Company's continued use of certificates of deposit to fund its asset growth. The average amount of the Company's certificates of deposits increased from $1.48 billion during 1996 to $1.96 billion during 1997.

     Interest expense on notes, debentures and other interest-bearing obligations increased by $9.9 million or 57% during 1997 as compared to 1996 primarily due to the issuance of $125.0 million of 11.875% Notes (the "Notes") in September 1996.

     Also contributing to the increase in interest expense during 1997 is the interest expense on lines of credit established at Ocwen Financial Services, Inc. ("OFS") (see "Changes in Financial Condition - Obligations Outstanding Under Lines of Credit"), which amounted to $5.6 million during 1997, as compared to $0 during 1996 and 1995. OFS, a recently formed, 93.7% owned subsidiary of the Company, acquired substantially all of the assets of Admiral Home Loan ("Admiral"), the Company's primary correspondent mortgage banking firm for subprime single family loans.

     1996 VERSUS 1995

     The Company's net interest income before provision for loan losses increased by $24.5 million or 46.1% during 1996, as compared to the prior year. This increase resulted from a $56.6 million or 41% increase in interest income due to a $434.2 million or 37% increase in average interest-earning assets and, to a lesser extent, a 35 basis point increase in the weighted average yield on such assets. The increase in interest income was offset in part by a $32.1 million or 38% increase in interest expense due to a $457.8 million or 35% increase in average interest-bearing liabilities, primarily certificates of deposit, Federal Home Loan Bank ("FHLB") advances, notes and debentures, and to a lesser extent, a 14 basis point increase in the weighted average rate paid on interest-bearing liabilities. The Company's net interest margin increased to 4.84% in 1996 from 4.54% in 1995.

     The increase in interest income during 1996, as compared to the prior year, reflects substantial increases in the average balances of the discount loan portfolio, loan portfolio and securities available for sale. Beginning in 1996, adjustments to reduce the carrying value of discount loans to the fair value of the property securing the loan are charged against the allowance for loan losses on the discount loan portfolio. Prior to 1996, such adjustments were charged against interest income on discount loans. Had charge-offs on discount loans been included as a reduction of interest income in 1996, the weighted average yield on the discount loan portfolio would have been 13.9%.

     The average balance of the Company's interest-bearing liabilities increased substantially during 1996, as compared to the prior year, as a result of a $361.4 million or 32% increase in the average balance of certificates of deposit, a $56.4 million or 379% increase in the average balance of FHLB advances and a $69.6 million or 88% increase in the average balance of notes and debentures, which reflect the Company's reliance on brokered and other wholesale certificates of deposit and advances from the FHLB as a source of funds, the Company's issuance of the Notes in September 1996 and the Bank's issuance of 12% Subordinated Debentures (the "Debentures") in June 1995, respectively.

     PROVISIONS FOR LOAN LOSSES. Provisions for losses on loans are charged to operations to maintain an allowance for losses on both the loan portfolio and the discount loan portfolio at a level which management considers adequate based upon an evaluation of known and inherent risks in such loan portfolios. Management's periodic evaluation is based on an analysis of both the discount loan portfolio and the loan portfolio, historical loss experience, current economic conditions and other relevant factors.

     Provisions for loan losses amounted to $32.2 million, $22.5 million and $1.1 million during the years ended December 31, 1997, 1996 and 1995, respectively. The increase in provisions for loan losses in 1997 was largely due to an $11.3 million increase in the provision for losses on the discount loan portfolio, which occurred primarily as a result of a $607.7 million or 90% increase in the average balance of the discount loan portfolio during 1997 as compared to 1996. The increase in provisions for losses in 1996 was primarily attributable to a change in methodology for valuing discount loans, which was adopted by the Company effective January 1, 1996. Pursuant to this change in methodology, the Company establishes provisions for losses on discount loans as necessary to maintain an allowance for losses at a level which management believes reflects the inherent losses which may have occurred but have not yet been specifically identified, and records all charge-offs on the discount loan portfolio, net of recoveries, against the allowance for losses on discount loans. Prior to 1996, provisions for losses on loans were not established in connection with the discount loan portfolio because adjustments to reduce the carrying value of discount loans to the lower of amortized cost or the fair market value of the properties securing the loans discounted at the effective interest rate, which amounted to $5.0 million in 1995, were recorded in interest income on discount loans. Provisions for losses on the discount loan portfolio amounted to $31.9 million and $20.6 million during 1997 and 1996, respectively, and net charge-offs on the discount loan portfolio amounted to $20.3 million and $9.2 million during the same respective years.

     Provisions for losses on the loan portfolio amounted to $325,000, $1.9 million and $1.1 million during the years ended December 31, 1997, 1996 and 1995, respectively. Net charge-offs on the loan portfolio amounted to $153,000, $296,000 and $245,000 during the years ended December 31, 1997, 1996 and 1995, respectively.

     Although management utilizes its best judgment in providing for possible loan losses, there can be no assurance that the Company will not increase its provisions for possible loan losses in subsequent periods. Changing economic and business conditions, fluctuations in local markets for real estate, future changes in nonperforming asset trends, material upward movements in market interest rates or other factors could affect the Company's future provisions for loan losses. In addition, the Office of Thrift Supervision ("OTS"), as an integral part of its examination process, periodically reviews the adequacy of the Company's allowance for losses on loans and discount loans and as a result, may require the Company to recognize changes to such allowances for losses based on its judgment about information available to it at the time of examination.

     NON-INTEREST INCOME. Non-interest income increased $86.6 million or 232% in 1997 as compared to 1996. Exclusive of the $5.4 million gain from the sale of branch offices in 1995, non-interest income increased by $11.5 million or 45% in 1996. The increase in non-interest income during 1997 was primarily attributable to gains from the sale of interest-earning assets and servicing fees and other charges. The increase in non-interest income during 1996 was primarily due to gains from the sale of interest-earning assets.

     The following table sets forth the principal components of the Company's non-interest income during the years indicated.

                                                                                  Year Ended December 31,
                                                                           -------------------------------------
                                                                              1997         1996           1995
                                                                           ---------     ---------     ---------
                                                                                     (Dollars in Thousands)
                                                                           ---------     ---------     ---------
         Servicing fees and other charges..............................    $  25,881     $   4,682     $   2,870
         Gains on sales of interest-earning assets, net................       82,212        21,682         6,916
         Income on real estate owned, net..............................        7,277         3,827         9,540
         Other income..................................................        8,498         7,112         6,385
                                                                           ---------     ---------     ---------
           Subtotal....................................................      123,868        37,303        25,711
         Gain from sale of branch offices..............................           --            --         5,430
                                                                           ---------     ---------     ---------
           Total.......................................................    $ 123,868     $  37,303     $  31,141
                                                                           =========     =========     =========

     Servicing fees and other charges increased in 1997 and 1996 primarily as a result of increases in loan servicing and related fees as a result of the Company's increase in loans (primarily subprime and nonperforming) serviced for others. During 1997 and 1996, the average unpaid principal balance of loans serviced for others amounted to $3.11 billion and $887.9 million, respectively.

     The following table sets forth the Company's loans serviced for others at December 31, 1997 and 1996.

                                                                            December 31, 1997
                                           ----------------------------------------------------------------------------------------
                                              Discount Loans         Subprime Loans          Other Loans                Total
                                           -------------------   --------------------   ---------------------   -------------------
                                                       No. of                  No. of                 No. of                 No. of
                                             Amount    Loans       Amount      Loans      Amount      Loans       Amount     Loans
                                           ---------- --------   ----------   -------   ----------   --------   ----------  -------
                                                                       (Dollars in Thousands)
Loans securitized and sold with recourse.. $  624,591   11,148   $  555,914     4,976   $       --         --   $1,180,505   16,124
Loans serviced for third parties .........  1,682,764   23,181    2,352,352    29,911      294,198      1,092    4,329,314   54,184
                                           ---------- --------   ----------   -------   ----------   --------   ---------- --------
                                           $2,307,355   34,329   $2,908,266    34,887   $  294,198      1,092   $5,509,819   70,308
                                           ========== ========   ==========   =======   ==========   ========   ========== ========

                                                                            December 31, 1996
                                           ----------------------------------------------------------------------------------------
                                              Discount Loans         Subprime Loans          Other Loans                Total
                                           -------------------   --------------------   ---------------------   -------------------
                                                       No. of                  No. of                 No. of                 No. of
                                             Amount    Loans       Amount      Loans      Amount      Loans       Amount     Loans
                                           ---------- --------   ----------   -------   ----------   --------   ---------- --------
                                                                       (Dollars in Thousands)
Loans securitized and sold with recourse.. $  204,586    4,796   $  202,766     1,879   $       --         --   $  407,352    6,675
Loans serviced for third parties .........  1,209,535   22,511        6,784        60      294,427        917    1,510,746   23,488
                                           ---------- --------   ----------   -------   ----------   --------   ---------- --------
                                           $1,414,121   27,307   $  209,550     1,939   $  294,427        917   $1,918,098   30,163
                                           ========== ========   ==========   =======   ==========   ========   ========== ========

     Net gains on sales of interest-earning assets in 1997 were primarily comprised of $71.9 million of net gains recognized in connection with the securitization of single family subprime loans, single family discount loans and small commercial discount loans, as presented in the table below. Additionally, the Company recorded a $2.6 million gain on the sale of mortgage-related securities to OAIC, $2.7 million of gains from the sales of single family subprime loans and $3.5 million of gains from sales of certain large commercial loans in the Company's discount loan portfolio.

     Net gains on sales of interest-earning assets in 1996 were primarily comprised of a $5.4 million gain from the sale of 256 single family loans in the Company's discount loan portfolio which had been brought current in accordance with their terms, a $4.5 million gain from the sale of discount commercial real estate loans and, as presented in the table below, $15.2 million of net gains in connection with the securitization of single family subprime loans and large discount commercial real estate loans.

     Net gains on sales of interest-earning assets in 1995 were primarily comprised of a $6.0 million gain from the sale of loans in the Company's discount loan portfolio which had been brought current in accordance with their terms and, as presented in the table below, a $1.6 million gain in connection with the securitization of multi-family residential loans.

     The following table sets forth the Company's net gains recognized in connection with the securitization of loans during 1997, 1996 and 1995.

                                   Loans Securitized
------------------------------------------------------------------------------------
                                                                                            Book Value of
                Type of Loans                         Principal        No. of Loans    Securities Retained (1)     Net Gain
--------------------------------------------       ---------------    --------------   -----------------------  --------------
1997:
Single family discount......................          $  418,795               6,295          $   20,635           $  51,137
Single family subprime......................             415,830               3,640              25,334              18,802
Small commercial discount...................              62,733                 302               4,134               1,994
                                                      ----------            --------          ----------           ---------
                                                      $  897,358              10,237          $   50,103           $  71,933
                                                      ==========            ========          ==========           =========

1996:
Large commercial discount...................          $  164,417                  25          $    8,384           $   7,929
Single family subprime......................             211,204               1,180              18,236               7,232
                                                      ----------            --------          ----------           ---------
                                                      $  375,621               1,205          $   26,620           $  15,161
                                                      ----------            --------          ----------           ---------

1995:
Multi-family................................          $   83,875                  25           $      --            $  1,606
                                                      ==========            ========          ==========           =========

-------------------
(1) Consists of subordinated and/or residual securities resulting from the Company's securitization activities, which had a carrying value of $78.5 million at December 31, 1997.

     Gains on sale of interest-earning assets (as well as other assets, such as real estate owned, as discussed below) generally are dependent on various factors which are not necessarily within the control of the Company, including market and economic conditions. As a result, there can be no assurance that the gains on sale of interest-earning assets (and other assets) reported by the Company in prior periods will be reported in future periods or that there will not be substantial inter-period variations in the results from such activities.

     The following table sets forth the results of the Company's real estate owned (which does not include investments in real estate, as discussed below) during the years indicated, which were primarily related to the discount loan portfolio.

                                                Year Ended December 31,
                                           --------------------------------
                                             1997        1996        1995
                                           --------    --------    --------
                                                 (Dollars in Thousands)

     Gains on sales ...................... $ 30,651    $ 22,835    $ 19,006
     Provision for losses in fair value...  (13,450)    (18,360)    (10,510)
     Rental income (carrying costs), net..   (9,924)       (648)      1,044
                                           --------    --------    --------
     Income on real estate owned, net..... $  7,277    $  3,827    $  9,540
                                           ========    ========    ========

     For additional information relating to the Company's real estate owned, see "Changes in Financial Condition - Real Estate Owned."

     Other income for 1997 and 1996 included gains in the amount of $6.3 million and $4.9 million, respectively, realized in connection with the sale of certain of the Company's investments in low-income housing tax credit projects. See "Changes in Financial Condition - Investments in Low-Income Housing Tax Credit Interests." Other income for 1995 includes a $4.7 million gain realized on the sale of one of the two hotels owned by the Company. A 69% partnership interest in the second hotel was sold in 1997 for a minimal gain. See "Changes in Financial Condition - Investment in Real Estate."

     The Company realized a $5.4 million gain from the sale of two branch offices and $111.7 million of related deposits at the end of 1995 and a $62.6 million gain from the sale of twenty-three branch offices and $909.3 million of related deposits at the end of

1994. The Company sold these branch offices and the related deposit liabilities because of the premiums which could be obtained for such deposits under existing market and economic conditions and because the Company believed that it could replace these deposits with other sources of funds, such as brokered and other wholesale deposits, FHLB advances and reverse repurchase agreements, which management generally believes have an effective cost to the Company which is more attractive than the deposits obtained from branch offices after the general and administrative expense associated with such offices is taken into account.

     NON-INTEREST EXPENSE. Non-interest expense increased $57.2 million or 82% during 1997 and $24.0 million or 53% during 1996. The increase in non-interest expense in 1997 was primarily attributable to an increase of 474 in the average number of employees which resulted in a $38.5 million or 99% increase in compensation and employee benefits, an $8.7 million or 98% increase in occupancy and equipment expense and an $11.8 million or 79% increase in other operating expenses. The increase in non-interest expense in 1996 was primarily related to a $14.2 million or 57% increase in employee compensation and benefits and the SAIF assessment of $7.1 million.

     The following table sets forth the principal components of the Company's non-interest expense during the periods indicated.

                                                            Year Ended December 31,
                                                       -------------------------------
                                                         1997       1996        1995
                                                       --------   --------    --------
                                                            (Dollars in Thousands)
     Compensation and employee benefits ............   $ 77,573   $ 39,043    $ 24,797
     Occupancy and equipment .......................     17,657      8,921       8,360
     Net operating loss (income) on investment
       in real estate and certain low-income housing
       tax credit interests ........................      4,792       (425)        337
     SAIF assessment ...............................         --      7,140          --
     Other operating expenses ......................     26,771     14,927      12,079
                                                       --------   --------    --------
       Total .......................................   $126,793   $ 69,606    $ 45,573
                                                       ========   ========    ========

     The increases in compensation and employee benefits in 1997 and 1996 reflect an increase in the average number of employees from 344 during 1995 to 398 during 1996 to 872 during 1997. In addition, profit sharing expense increased by $8.6 million and $8.4 million during 1997 and 1996, respectively.

     The increase in occupancy and equipment expense of $8.7 million in 1997 was primarily related to a $3.4 million increase in general office and equipment expenses, a $3.1 million increase in data processing costs and a $1.3 million increase in rent expense, all largely attributable to the increase in leased loan and production office space and to the increase in the number of full-time employees discussed above.

     Other operating expenses increased by $11.8 million in 1997, primarily as a result of a $2.9 million increase in loan related expenses (primarily as a result of the Company's increased investment in loans), a $2.6 million increase in professional fees, a $1.4 million increase in due diligence costs, a $1.4 million reserve established on a receivable and $1.1 million of certain other one-time charges offset in part by a $1.5 million decline in FDIC insurance premiums (primarily due to a reduction in assessment rates as a result of the recapitalization of the SAIF in 1996). See Note 25 to the Consolidated Financial Statements for a disclosure of the components of other operating expenses.

     DISTRIBUTIONS ON COMPANY-OBLIGATED, MANDATORILY REDEEMABLE SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES OF THE COMPANY. In August 1997, Ocwen Capital Trust I ("OCT"), a wholly-owned subsidiary of the Company, issued $125.0 million of 10 7/8% Capital Securities. Cash distributions on the Capital Securities accrue from the date of original issuance and are payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 1998, at an annual rate of 10 7/8% of the liquidation amount of $1,000 per Capital Security. Through December 31, 1997, the Company has accrued $5.2 million of distributions payable to holders of the Capital Securities. See Note 18 to the Consolidated Financial Statements and "Changes in Financial Condition - Company-Obligated, Mandatorily Redeemable Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company."

     EQUITY IN EARNINGS OF INVESTMENT IN JOINT VENTURE. Equity in earnings of investment in joint venture relates to the LLC. The Company's $23.7 million of earnings from the LLC during 1997 consisted of 50% of the net income of the LLC before deduction of the Company's 50% share of loan servicing fees, which are paid 100% to the Company, and the recapture of $5.1 million of valuation allowances established in 1996 by the Company on its equity investment in the LLC as a result of the resolution and securitization of loans. The Company's 50% pro rata share of the LLC's income during 1997 consisted primarily of $4.5 million of interest income on discount loans and $14.0 million of gains on the sale of discount loans, including the securitizations of HUD loans in March and December of 1997. All of the assets of the LLC were distributed at the end of 1997.

     The Company's equity in earnings of LLC amounted to $38.3 million in 1996 and included 50% of the net income of the LLC before deduction of the Company's 50% share of loan servicing fees, which are paid 100% to the Company, 50% of the gain on sale of loan servicing rights which the Company acquired from the LLC, $7.6 million in provision for losses on the equity investment in the LLC and a $460,000 gain on sale of future contracts used to hedge the loans securitized. The Company's 50% pro rata share of the LLC's income in 1996 consisted primarily of $10.1 million of net interest income on discount loans and $35.6 million of gains on sales of discount loans. The Company has recognized 50% of the loan servicing fees not eliminated in consolidation in servicing fees and other charges. See "Changes in Financial Condition - Investment in Joint Ventures" and Note 2 to the Consolidated Financial Statements.

     INCOME TAX EXPENSE. Income tax expense on the Company's income from continuing operations amounted to $21.3 million, $11.2 million and $4.6 million during 1997, 1996 and 1995, respectively. The Company's effective tax rate amounted to 21.4%, 18.2% and 12.1% during 1997, 1996 and 1995, respectively. The Company's low effective tax rates in 1997, 1996 and 1995 were primarily attributable to the tax credits resulting from the Company's investment in low-income housing tax credit interests, which amounted to $14.9 million, $9.3 million and $7.7 million during 1997, 1996 and 1995, respectively. Exclusive of the above amounts, the Company's effective tax rate amounted to 36.4%, 33.4% and 32.6% during 1997, 1996 and 1995, respectively. See "Changes in Financial Condition - Investments in Low Income Housing Tax Credit Interests."

     DISCONTINUED OPERATIONS. In September 1995, the Company announced its decision to dispose of its automated banking division, which generally emphasized the installation of automated teller machines and automated banking centers in a wide variety of locations which were not associated with branch offices of the Company, as well as the development and installation of an automated multi-application card system for the distribution of financial products and services to members of a college or university population. As a result of this decision, an after-tax loss on disposal of $3.2 million was recorded, which consisted of a net loss of $2.0 million on the sale of assets and a loss of $1.2 million incurred from related operations until the sale and disposition, which was substantially completed at December 31, 1995. Losses from the operations of the discontinued division prior to discontinuance, net of tax, amounted to $4.5 million during 1995. See Note 3 to the Consolidated Financial Statements.

CHANGES IN FINANCIAL CONDITION

     The following table sets forth information relating to certain of the Company's assets and liabilities at the dates indicated.

                                                               December 31,                         Increase (Decrease)
                                                     -------------------------------          ----------------------------
                                                         1997               1996                Dollars          Percent
                                                     -----------         -----------          ----------       -----------
                                                                              (Dollars in Thousands)
ASSETS:
   Securities held for trading....................   $        --         $    75,606          $  (75,606)        (100)%
   Securities available for sale..................       430,524             354,005              76,519           22
   Loans available for sale.......................       177,041             126,366              50,675           40
   Loan portfolio, net............................       266,299             402,582            (136,283)         (34)
   Discount loan portfolio, net...................     1,434,176           1,060,953             373,223           35
   Investment in low-income housing
     tax credit interests.........................       128,614              93,309              35,305           38
   Investment in joint ventures...................         1,056              67,909             (66,853)         (98)
   Real estate owned, net.........................       167,265             103,704              63,561           61
   Investment in real estate......................        65,972              41,033              24,939           61
   Deferred tax asset.............................        45,148               5,860              39,288          670
   Total assets...................................     3,069,165           2,483,685             585,480           24
LIABILITIES:
   Deposits.......................................     1,982,822           1,919,742              63,080            3
   Securities sold under agreements
     to repurchase................................       108,250              74,546              33,704           45
   Notes, debentures and other....................       226,975             225,573               1,402            1
   Obligations outstanding under lines of credit..       118,304                  --             118,304           --
   Capital securities.............................       125,000                  --             125,000           --
   Total liabilities..............................     2,523,430           2,280,089             243,341           11
   Stockholders' equity...........................       419,692             203,596             216,096          106


     SECURITIES HELD FOR TRADING. The Company held $75.6 million in single family collateralized mortgage obligations ("CMO") for trading at December 31, 1996. This security, which was sold in January 1997, was acquired from the LLC in connection with the LLC's securitization of a portion of the HUD Loans. See "Investment in Joint Ventures" and Note 2 to the Consolidated Financial Statements.

     SECURITIES AVAILABLE FOR SALE. Securities available for sale increased by $76.5 million or 22% during 1997 primarily as a result of the purchase of $196.2 million of interest only securities ("IO"), $175.4 million of CMOs and the acquisition of $50.1 million of subordinate securities. All of the subordinate securities were acquired in connection with the Company's securitization of loans. These acquisitions were offset in part by the repayment of $43.2 million of CMOs, the sale of $122.0 million, $44.2 million and $37.2 million of IOs, CMOs and multi-family subordinates, respectively, $59.2 million of net premium amortization on IOs and a $25.0 million increase in net unrealized losses. See
Note 6 to the Consolidated Financial Statements.

     LOANS AVAILABLE FOR SALE. Loans available for sale, which are comprised primarily of subprime single family residential loans, increased by $50.7 million or 40% during 1997. The increase in 1997 occurred primarily as a result of purchases and originations of $594.2 million of single family residential loans, offset in part by sales of $501.1 million and principal repayments of $22.2 million of such loans. Of the single family loans sold during 1997, $415.8 million were due to the Company's securitization of such loans.

     At December 31, 1997, nonperforming loans available for sale amounted to $13.5 million or 7.6% of total loans available for sale, as compared to $14.4 million or 11.4% at December 31, 1996. Nonperforming loans available for sale consist primarily of subprime single family residential loans, reflecting the higher risks associated with such loans. During 1997 and 1996, respectively, the Company recorded a $2.1 million and $1.6 million reduction in the carrying value of these loans to record them at the lower of cost or fair market value.

     LOAN PORTFOLIO, NET. The Company's net loan portfolio decreased by $136.3 million or 34% during 1997 primarily as a result of significant payoffs of commercial real estate loans secured by hotel and office buildings. From December 31, 1996 to December 31, 1997, commercial real estate and land loans decreased by $180.0 million, including a $110.9 million and a $60.0 million decrease in loans secured by hotels and office buildings, respectively.

     Nonperforming loans amounted to $9.2 million or 3.4% of total loans at December 31, 1997, as compared to $2.3 million or 0.6% of total loans at December 31, 1996. At December 31, 1997, nonperforming loans consisted primarily of $7.6 million of multi-family residential loans. The Company's allowance for loan losses amounted to 40.4% and 154.2% of nonperforming loans at December 31, 1997 and 1996, respectively. See Note 8 to the Consolidated Financial Statements.

     DISCOUNT LOAN PORTFOLIO, NET. The discount loan portfolio increased $373.2 million or 35% during 1997. During 1997, discount loan acquisitions having an unpaid principal balance of $1.78 billion, which included $771.6 million of single family residential loans acquired from HUD, more than offset $484.9 million of resolutions and repayments, $292.4 million of transfers to real estate owned and $518.9 million of sales. Of the discount loans sold during 1997, $416.5 million were due to the Company's securitization of performing discount loans. See Note 9 to the Consolidated Financial Statements.

     At December 31, 1997, discount loans which were performing in accordance with original or modified terms amounted to $1.01 billion or 56.4% of the gross discount loan portfolio, as compared to $579.6 million or 44.1% at December 31, 1996. The Company's allowance for losses on its discount loan portfolio amounted to $23.5 million or 1.6% at December 31, 1997, as compared to $11.5 million or 1.1% at December 31, 1996. The Company did not maintain an allowance for losses on its discount loan portfolio prior to 1996.

     INVESTMENTS IN LOW-INCOME HOUSING TAX CREDIT INTERESTS. In 1993, the Company commenced a program to invest in multi-family residential projects which have been allocated low-income housing tax credits under Section 42 of the Internal Revenue Code by a state tax credit allocating agency. At December 31, 1997, the Company had $128.6 million of investments in low-income housing tax credit interests, as compared to $93.3 million at December 31, 1996.

     Investments by the Company in low-income housing tax credit interests made on or after May 18, 1995 in which the Company invests solely as a limited partner, which amounted to $47.2 million at December 31, 1997, are accounted for using the equity method in accordance with the consensus of the Emerging Issues Task Force through Issue Number 94-1. Limited partnership investments made prior to May 18, 1995, which amounted to $31.4 million at December 31, 1997, are accounted for under the effective yield method as a reduction of income tax expense. Low-income housing tax credit partnerships in which the Company invests as both a limited and, through a subsidiary, a general partner, amounted to $50.0 million at December 31, 1997 and are presented on a consolidated basis. See Note 13 to the Consolidated Financial Statements.

     INVESTMENT IN JOINT VENTURES. From time to time the Company and a co-investor acquire discount loans by means of a co-owned joint venture. At December 31, 1997, the Company's $1.1 million investment in joint venture, net consisted of a 10% interest in BCFL, a limited liability company which was formed by the Company and BlackRock in January 1997 to acquire discount multi-family residential loans from HUD. In December 1997, the LLC distributed its assets to the Company and its other 50% investor, BlackRock. Simultaneous with the distribution, the Company acquired BlackRock's portion of the distributed assets. See Note 2 to the Consolidated Financial Statements.

     REAL ESTATE OWNED, NET. Real estate owned, net, consists almost entirely of properties acquired by foreclosure or deed-in-lieu thereof on loans in the Company's discount loan portfolio. Such properties amounted to $164.5 million or 98.3% of total real estate owned at December 31, 1997 and consisted of $76.4 million, $16.7 million and $71.3 million of properties attributable to single family residential loans, multi-family residential loans and commercial real estate loans, respectively. Real estate owned increased by $63.6 million or 61% during 1997 as a result of increases in single family and multi-family real estate owned attributable to the discount loan portfolio.

     The Company actively manages its real estate owned. During 1997, the Company sold 1,521 properties with a carrying value of $179.7 million as compared to the sale of 1,175 properties with a carrying value of $160.6 million during 1996 and 1,229 properties with a carrying value of $139.2 million during 1995. These sales resulted in gains, net of the provision for loss, of $17.2 million, $4.5 million and $8.5 million during 1997, 1996 and 1995, respectively, which are included in determining the Company's income (loss) on real estate owned. See Note 10 to the Consolidated Financial Statements.

     INVESTMENT IN REAL ESTATE. In conjunction with its multi-family residential and commercial real estate lending business activities, the Company has made certain acquisition, development and construction loans in which the Company participates in the expected residual profits of the underlying real estate and the borrower has not made an equity contribution substantial to the overall project. As such, the Company accounts for these loans under the equity method of accounting as though it has made an investment in a real estate limited partnership. The Company's investment in such loans amounted to $62.0 million at December 31, 1997, as compared to $24.9 million at December 31, 1996.

     The Company also has invested, indirectly, in The Westin Hotel (the "Westin") located in Columbus, Ohio. The Company's investment in such property decreased to $1.4 million at December 31, 1997 from $16.1 million at December 31, 1996 primarily as a result of the Company's sale of a 69% partnership interest in the Westin on July 15, 1997 for a minimal gain.

     DEFERRED TAX ASSET. At December 31, 1997, the deferred tax asset, net of deferred tax liabilities, amounted to $45.1 million, an increase of $39.2 million from the $5.9 million deferred tax asset at December 31, 1996. At December 31, 1997, the gross deferred tax asset amounted to $49.5 million and consisted primarily of $3.5 million related to tax residuals, $5.6 million of gains on loan foreclosures, $3.2 million mark-to-market and reserves on real estate owned properties, $9.8 million of loan loss reserves, $4.0 million of reserves on securities available for sale, $2.0 million of contingency reserves, $3.2 million of accrued profit sharing expense, $7.7 million of deferred interest expense on the discount loan portfolio and $6.7 million mark-to-market on securities available for sale. The gross deferred tax liability amounted to $4.4 million and consisted primarily of $2.3 million of deferred interest income on the discount loan portfolio. At December 31, 1996, the gross tax asset amounted to $15.1 million, and consisted primarily of $3.7 million related to tax residuals, $3.5 million of mark-to-market and reserves on real estate owned and $3.9 million of deferred interest expense on the discount loan portfolio and the gross deferred tax liability amounted to $9.2 million and consisted primarily of $4.6 million of deferred interest income on the discount loan portfolio and $2.1 million of mark-to-market on certain securities available for sale.

     As a result of the Company's earnings history, current tax position and taxable income projections, management believes that the Company will generate sufficient taxable income in future years to realize the deferred tax asset which existed at December 31, 1997. In evaluating the expectation of sufficient future taxable income, management considered future reversals of temporary differences and available tax planning strategies that could be implemented, if required. A valuation allowance was not required at December 31, 1997 because it was management's assessment that, based on available information, it is more likely than not that all of the deferred tax asset will be realized. A valuation allowance will be established in the future to the extent of a change in management's assessment of the amount of the net deferred tax asset that is expected to be realized. See Note 21 to the Consolidated Financial Statements.

     DEPOSITS. Deposits increased $63.1 million or 3% during 1997 primarily as a result of brokered deposits obtained through national investment banking firms which solicit deposits from their customers, which amounted to $1.34 billion at December 31, 1997, as compared to $1.22 billion at December 31, 1996. Deposits obtained as a result of the Company's direct solicitation and marketing efforts to regional and local investment banking firms and institutional investors and high net worth individuals amounted to $429.8 million at December 31, 1997 as compared to $540.6 million at December 31, 1996. See Note 15 to the Consolidated Financial Statements.

     NOTES, DEBENTURES AND OTHER INTEREST-BEARING OBLIGATIONS. Notes, debentures and other interest-bearing obligations of $227.0 million at December 31, 1997 increased $1.4 million during 1997 and consist primarily of the $125.0 million of 11.875% Notes issued by the Company in 1996 and the $100.0 million of 12% Debentures issued by the Bank in 1995. See Note 17 to the Consolidated Financial Statements.

     OBLIGATIONS OUTSTANDING UNDER LINES OF CREDIT. Obligations outstanding under lines of credit amounted to $118.3 million at December 31, 1997 and represent borrowings under new lines of credit established at OFS during 1997. These lines of credit have a one-year term with interest rates that float in accordance with a designated prime rate (see "Liquidity, Commitments and Off-Balance Sheet Risks").

     COMPANY-OBLIGATED, MANDATORILY REDEEMABLE SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES OF THE COMPANY. In August 1997, OCT, a wholly owned subsidiary of Ocwen, issued $125.0 million of 10 7/8% Capital Securities. Proceeds from issuance of the Capital Securities were invested in 10 7/8% Junior Subordinated Debentures issued by Ocwen. The Junior Subordinated Debentures, which represent the sole assets of the Trust, will mature on August 1, 2027. Intercompany transactions between OCT and the Company, including the Junior Subordinated Debentures, are eliminated in the consolidated financial statements of the Company.

     Through December 31, 1997, the Company had accrued $5.2 million of distributions payable to holders of the Capital Securities. See Note 18 to the Consolidated Financial Statements.

     STOCKHOLDERS' EQUITY. Stockholders' equity increased $216.1 million or 106% during 1997. The increase in stockholder's equity during 1997 was primarily due to $78.9 million of net income and $142.0 million of net proceeds in connection with the sale of 3,450,000 shares of common stock, offset in part by an $8.5 million decrease in unrealized gain on equity securities and securities available for sale. The $64.0 million increase in stockholders' equity during 1996 was primarily due to $50.1 million of net income earned during 1996, a $4.9 million increase in unrealized gain on securities available for sale and a $13.0 million increase in common stock and additional paid-in capital in connection with the issuance of 2,928,830 shares of common stock as a result of the exercise of vested stock options by certain of the Company's and the Bank's current and former officers and directors. These increases more than offset the loans made to certain of such officers and directors to fund their exercise of the stock options, which had an unpaid principal balance of $0 and $3.8 million at December 31, 1997 and 1996, respectively.

ASSET AND LIABILITY MANAGEMENT

     Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. It is the objective of the Company to attempt to control risks associated with interest rate movements. In general, management's strategy is to match asset and liability balances within maturity categories to limit the Company's exposure to earnings variations and variations in the value of assets and liabilities as interest rates change over time. The Company's asset and liability management strategy is formulated and monitored by the Asset/Liability Committee, which is comprised of directors and officers of the Bank, in accordance with policies approved by the Board of Directors of the Bank. The Asset/Liability Committee meets regularly to review, among other things, the sensitivity of the Company's assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, including those attributable to hedging transactions, purchase and sale activity, and maturities of investments and borrowings. The Asset/Liability Committee also approves and establishes pricing and funding decisions with respect to the Company's overall asset and liability composition.

     The Asset/Liability Committee is authorized to utilize a wide variety of off-balance sheet financial techniques to assist it in the management of interest rate risk. These techniques include interest rate exchange agreements, pursuant to which the parties exchange the difference between fixed-rate and floating-rate interest payments on a specified principal amount (referred to as the "notional amount") for a specified period, without the exchange of the underlying principal amount. Interest rate exchange agreements are utilized by the Company to protect against the decrease in value of a fixed-rate asset or the increase in borrowing cost from a short-term, fixed-rate liability, such as reverse repurchase agreements, in an increasing interest rate environment. At December 31, 1997, the Company had entered into interest rate exchange agreements with an aggregate notional amount of $36.9 million. Interest rate exchange agreements had the effect of increasing (decreasing) the Company's net interest income by $(198,000), $(58,000) and $358,000 during 1997, 1996 and
1995, respectively. See Note 20 to the Consolidated Financial Statements.

     The Company also enters into interest rate futures contracts, which are commitments to either purchase or sell designated financial instruments at a future date for a specified price and may be settled in cash or through delivery. Eurodollar futures contracts have been sold by the Company to hedge the repricing or maturity risk of certain short duration mortgage-related securities, and U.S. Treasury futures contracts have been sold by the Company to offset declines in the market value of its fixed-rate loans and certain fixed-rate mortgage-backed and related securities available for sale in the event of an increasing interest rate environment. At December 31, 1997 the Company had no outstanding Eurodollar futures contracts. At December 31, 1996, the Company had entered into Eurodollar futures (short) contracts with an aggregate notional amount of $405.0 million. At December 31, 1997 and 1996, the Company had entered into U.S. Treasury futures (short) contracts with an aggregate notional amount of $194.5 million and $165.1 million, respectively. Futures contracts had the effect of increasing (decreasing) the Company's net interest income by $2.0 million, $(729,000) and $(619,000) during 1997, 1996 and 1995, respectively. In addition, futures contracts had the effect of decreasing the Company's non-interest income by $4.8 million, $4.1 million and $3.3 million during the years ended December 31, 1997, 1996 and 1995, respectively. See Note 20 to the Consolidated Financial Statements.

     The Asset/Liability Committee's methods for evaluating interest rate risk include an analysis of the Company's interest rate sensitivity "gap," which is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category.

     The following table sets forth the estimated maturity or repricing of the Company's interest-earning assets and interest-bearing liabilities at December 31, 1997. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual terms of the assets and liabilities, except (i) adjustable-rate loans, performing discount loans, securities and FHLB advances are included in the period in which they are first scheduled to adjust and not in the period in which they mature, (ii) fixed-rate, mortgage-related securities reflect estimated prepayments, which were estimated based on analyses of broker estimates, the results of a prepayment model utilized by the Company and empirical data, (iii) nonperforming discount loans reflect the estimated timing of resolutions which result in repayment to the Company, (iv) fixed-rate loans reflect scheduled contractual amortization, with no estimated prepayments, (v) NOW and money market checking deposits and savings deposits, which do not have contractual maturities, reflect estimated levels of attrition, which are based on detailed studies of each such category of deposit by the Company, and (vi) escrow deposits and other non-interest bearing checking accounts, which amounted to $130.4 million at December 31, 1997, are excluded. Management believes that these assumptions approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the Company's assets and liabilities in the table could vary substantially if different assumptions are used or actual experience differs from the historical experience on which the assumptions are based.

                                                                                      December 31, 1997
                                                             ------------------------------------------------------------------
                                                                             Four to     More than
                                                             Within Three    Twelve     One Year to   Three Years
                                                                Months       Months     Three Years     and Over        Total
                                                             ------------  ----------   -----------    ----------    ----------
                                                                                   (Dollars in Thousands)
Rate-Sensitive Assets:
   Interest-earning cash ..................................   $  140,001   $       --    $       --    $       --    $  140,001
   Securities available for sale ..........................       42,763      150,736       130,694       106,331       430,524
   Loans available for sale(1) ............................       19,045       64,904        83,406         9,686       177,041
   Investment securities, net .............................           --           --            --        59,567        59,567
   Loan portfolio, net(1) .................................      113,372       31,298        39,922        81,707       266,299
   Discount loan portfolio, net ...........................      199,115      373,111       349,201       512,749     1,434,176
                                                              ----------   ----------    ----------    ----------    ----------
   Total rate-sensitive assets ............................      514,296      620,049       603,223       770,040     2,507,608
                                                              ----------   ----------    ----------    ----------    ----------
Rate-Sensitive Liabilities:
   NOW and money market checking deposits .................        7,277        3,072         6,101        11,174        27,624
   Savings deposits .......................................           84          227           448           905         1,664
   Certificates of deposit ................................      277,966      562,498       610,872       371,826     1,823,162
                                                              ----------   ----------    ----------    ----------    ----------
     Total interest-bearing deposits ......................      285,327      565,797       617,421       383,905     1,852,450
   Securities sold under agreement to repurchase ..........      108,250           --            --            --       108,250
   Obligations outstanding under lines of credit ..........      118,304           --            --            --       118,304
   Notes, debentures and other interest bearing obligations        1,975           --            --       225,000       226,975
                                                              ----------   ----------    ----------    ----------    ----------
     Total rate-sensitive liabilities .....................      513,856      565,797       617,421       608,905     2,305,979
                                                              ----------   ----------    ----------    ----------    ----------
   Interest rate sensitivity gap before off-
     balance sheet financial instruments ..................          440       54,252       (14,198)      161,135       201,629
   Futures contracts and interest rate swap ...............      189,274      (14,487)      (30,827)     (143,960)           --
                                                              ----------   ----------    ----------    ----------    ----------
Interest rate sensitivity gap .............................   $  189,714   $   39,765    $  (45,025)   $   17,175    $  201,629
                                                              ==========   ==========    ==========    ==========    ==========
Cumulative interest rate sensitivity gap ..................   $  189,714   $  229,479    $  184,454    $  201,629
                                                              ==========   ==========    ==========    ==========
Cumulative interest rate sensitivity gap as a
   percentage of total rate-sensitive assets.............          7.57%        9.15%         7.36%         8.04%
                                                              ==========   ==========    ==========    ==========

(1)  Balances have not been reduced for nonperforming loans.

     Although the interest rate sensitivity gap analysis is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. As a result, the Asset/Liability Committee also regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and market value of portfolio equity ("MVPE"), which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and MVPE that is authorized by the Board of Directors of the Bank.

     The following table sets forth at December 31, 1997 the estimated percentage change in the Company's net interest income over a four-quarter period and MVPE based upon the indicated changes in interest rates, assuming an instantaneous and sustained uniform change in interest rates at all maturities.

                                                         Estimated Changes in
                Change              -----------------------------------------------------------
          (in Interest Rates)            Net Interest Income                   MVPE
     ----------------------------   ----------------------------   ----------------------------
                 +400                           (10.5)%                       (11.4)%
                 +300                            (5.1)                         (5.3)
                 +200                             7.6                           0.3
                 +100                             4.3                           3.3
                    0                              --                            --
                 -100                           (18.7)                        (12.2)
                 -200                           (35.5)                        (15.2)
                 -300                           (33.9)                        (13.9)
                 -400                           (33.8)                        (12.3)

     The negative estimated changes in MVPE for -100 to -400 and for +300 and +400 changes in interest rates as well as in net interest income for +300 and +400 changes in interest rates are attributable to the Company's sensitivity to changes in interest rates. Such sensitivity stems from the Company's investments in IO-stripped and inverse IO-stripped mortgage-backed securities (together "IO strips"). IO strips exhibit considerably more price volatility than mortgage or ordinary mortgage pass-through securities, due in part to the uncertain cash flows that result from changes in the prepayment rates of the underlying mortgages. In the case of IO strips, increased prepayments of the underlying mortgages as a result of a decrease in market interest rates or other factors can result in a loss of all or part of the purchase price of such security.

     Management of the Company believes that the assumptions used by it to evaluate the vulnerability of the Company's operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the Company's assets and liabilities and the estimated effects of changes in interest rates on the Company's net interest income and MVPE could vary substantially if different assumptions are used or actual experience differs from the historical experience on which they are based.

     The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 1997. Market-rate-sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments.

                                                                Expected Maturity Date At December 31, 1997 (1)
                                      ---------------------------------------------------------------------------------------------
                                                                                                                Total       Fair
                                         1998       1999       2000       2001        2002      Thereafter     Balance      Value
                                      ----------  --------   --------  ----------   ---------   ----------   ----------  ----------
                                                                       (Dollars in Thousands)
Rate-Sensitive Assets:
   Interest-earning cash............. $  140,001  $     --   $     --  $       --   $      --   $       --   $  140,001  $  140,001
     Average interest rate ..........       4.46%       --         --          --          --           --         4.46%
   Securities available for sale ....    195,526    93,302     36,275      23,049      14,999       67,373      430,524     430,524
     Average interest rate ..........       8.58%    10.10%     13.84%      13.56%      13.97%       14.66%       10.76%
   Loans available for sale(2) ......     77,994    37,376     14,443      10,952       8,648       27,628      177,041     184,884
     Average interest rate ..........       9.37%     9.20%      9.48%       9.50%       9.47%        9.40%        9.36%
   Investment securities, net .......         --        --         --          --          --       59,567       59,567      59,567
     Average interest rate ..........         --        --         --          --          --           --           --%         --
   Loan portfolio, net(2) ...........    111,323    30,348     41,540      63,914       4,865       14,309      266,299     281,850
     Average interest rate ..........       9.10%     9.07%      9.04%       9.01%       8.99%        8.97%        9.06%         --
   Discount loan portfolio, net .....    457,624   262,918    122,206      63,511      45,038      482,879    1,434,176   1,657,222
     Average interest rate ..........       8.71%     8.79%      8.83%       8.86%       8.85%        8.81%        8.78%         --
                                      ----------  --------   --------  ----------   ---------   ----------   ----------  ----------
   Total rate-sensitive assets ...... $  982,468  $423,944   $214,464  $  161,426   $  73,550   $  651,756   $2,507,608  $2,754,048
                                      ==========  ========   ========  ==========   =========   ==========   ==========  ==========
Rate-Sensitive Liabilities:
   NOW and money market checking
     deposits ....................... $   10,349  $  3,384   $  2,717  $    2,183   $   1,754   $    7,237   $   27,624  $   72,233
     Average interest rate ..........       3.45%     3.33%      3.32%       3.31%       3.30%        3.21%        3.34%
   Savings deposits .................        311       249        199         159         128          618        1,664       1,589
     Average interest rate ..........       2.30%     2.30%      2.30%       2.30%       2.30%        2.30%        2.30%         --
   Certificates of deposit ..........    840,463   376,607    234,265     225,497     145,995          335    1,823,162   1,865,196
     Average interest rate ..........       5.82%     6.11%      6.10%       6.11%       6.39%        6.53%        6.00%         --
                                      ----------  --------   --------  ----------   ---------   ----------   ----------  ----------
   Total interest-bearing deposits...    851,123   380,240    237,181     227,839     147,877        8,190    1,852,450   1,939,018
   Securities sold under agreement
     to repurchase ..................    108,250        --         --          --          --           --      108,250     108,250
     Average interest rate ..........       5.93%       --         --          --          --           --         5.93%         --
    Obligations outstanding under
       lines of credit ..............    118,304        --         --          --          --           --      118,304     118,304
     Average interest rate ..........       6.59%       --         --          --          --           --         6.59%         --
   Notes, debentures and other ......      1,975        --         --          --          --      225,000      226,975     255,538
     Average interest rate ..........       7.06%       --         --          --          --        11.93%       11.89%         --
                                      ----------  --------   --------  ----------   ---------   ----------  -----------  ----------
   Total rate-sensitive liabilities.. $1,079,652  $380,240   $237,181  $  227,839   $ 147,877   $  233,190  $ 2,305,979  $2,421,110
                                      ==========  ========   ========  ==========   =========   ==========  ===========  ==========

-------------------
(1) Expected maturities are contractual maturities adjusted for prepayments of principal. The Company uses certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, projected repayments and prepayments of principal. The prepayment experience reflected herein is based on the Company's historical experience. The Company's average Constant Prepayment Rate ("CPR") is 12.6% and 16.7% on its fixed-rate and adjustable-rate portfolios, respectively, for interest-earning assets (excluding investment securities, which do not have prepayment features). The actual maturities of these instruments could vary substantially if future prepayments differ from the Company's historical experience.

(2)  Balances have not been reduced for nonperforming loans.

     The Company believes that the broad geographic distribution of its discount loan portfolio and loan portfolio reduces the risks associated with concentrating such loans in limited geographic areas. See Note 8 and Note 9 to the Consolidated Financial Statements.

Liquidity, Commitments and Off-Balance Sheet Risks

     Liquidity is a measurement of the Company's ability to meet potential cash requirements, including ongoing commitments to fund deposit withdrawals, repay borrowings, fund investment, loan acquisition and lending activities, make corporate acquisitions and fund other general business purposes. The primary sources of funds for liquidity currently consist of deposits, FHLB advances, reverse repurchase agreements, lines of credit and maturities and principal payments on loans and securities and proceeds from sales thereof. Another significant source of asset liquidity is the ability to securitize assets such as discount loans and subprime loans, as well as the direct sale of such loans.

     Sources of liquidity include certificates of deposit obtained primarily from wholesale sources. At December 31, 1997, the Company had $1.82 billion of certificates of deposit, including $1.34 billion of brokered certificates of deposit obtained through national investment banking firms, all of which are non-cancelable. At the same date, scheduled maturities of certificates of deposit during the 12 months ending December 31, 1998 and 1999 and thereafter amounted to $840.5 million, $376.6 million and $606.1 million, respectively. Brokered and other wholesale deposits generally are more responsive to changes in interest rates than core deposits and, thus, are more likely to be withdrawn from the Company upon maturity as changes in interest rates and other factors are perceived by investors to make other investments more attractive. Management of the Company believes that it can adjust the rates paid on certificates of deposit to retain deposits in changing interest rate environments and that brokered and other wholesale deposits can be both a relatively cost-effective and stable source of funds. There can be no assurance that this will continue to be the case in the future, however.

     Sources of borrowings include FHLB advances, which are required to be secured by single family and/or multi-family residential loans or other acceptable collateral, and reverse repurchase agreements. At December 31, 1997, the Company had no FHLB advances outstanding, was eligible to borrow up to an aggregate of $647.9 million from the FHLB of New York (subject to availability of acceptable collateral) and had $68.2 million of single family residential loans, approximately $9.0 million of multi-family residential loans and $26.1 million of loans secured by hotel properties which could be pledged as security for such advances. At the same date, the Company had contractual relationships with six brokerage firms and the FHLB of New York pursuant to which it could obtain funds from reverse repurchase agreements and had $326.2 million of unencumbered mortgage-related securities which could be used to secure such borrowings. At present, the Company has no outstanding FHLB advances due to the availability of other less costly sources of funding, a circumstance which the Company evaluates on a regular basis.

     The liquidity of the Company includes lines of credit obtained by OFS subsequent to its assumption of the subprime lending activities of the Bank and acquisition of substantially all of the assets of Admiral, as follows: (i) a $200.0 million secured line of credit from Morgan Stanley Mortgage Capital Inc., of which $100 million was committed, (ii) a $50.0 million secured line of credit from Texas Commerce Bank National Association, (iii) a $200 million secured line of credit from Merrill Lynch, of which $100 million was committed, and (iv) a $200 million secured line of credit from Lehman Commercial Paper, Inc., of which $100 million was committed. An aggregate of $118.3 million was outstanding to OFS under these lines of credit at December 31, 1997, which have interest rates which float in accordance with a designated prime rate. In addition, the Company has provided a $30.0 million unsecured, subordinated credit facility to OFS, of which $30.0 million was outstanding at December 31, 1997. At present OFS intends to continue to seek appropriate leverage with respect to its underlying business, and thus, will seek additional lines of credit as its assets warrant.

     The Company believes that its existing sources of liquidity, including internally generated funds, will be adequate to fund planned activities for the foreseeable future, although there can be no assurances in this regard. Moreover, the Company continues to evaluate other sources of liquidity, such as lines of credit from unaffiliated parties, which will enhance the management of its liquidity and the costs thereof.

     The Company's operating activities provided cash flows of $114.3 million and of $101.4 million during 1997 and 1996, respectively, and used cash flows of $189.4 million during 1995. During the foregoing years, cash resources were provided primarily by net income and proceeds from sales of loans available for sale, and cash resources were used primarily to purchase and originate loans available for sale.

     The Company's investing activities used cash flows totaling $493.7 million, $558.3 million and $474.5 million during 1997, 1996 and 1995, respectively. During the foregoing years, cash flows from investing activities were provided primarily by principal payments on discount loans and loans held for investment, maturities of and principal payments received on securities available for sale and proceeds from sales of discount loans, securities available for sale and real estate owned, and cash flows from investing activities were primarily utilized to purchase and originate discount loans and loans held for investment and purchase securities available for sale.

     The Company's financing activities provided cash flows of $479.5 million, $454.5 million and of $681.8 million during 1997, 1996 and 1995, respectively. Cash flows from financing activities were primarily related to changes in the Company's deposits, issuance of common stock and the Capital Securities in 1997, issuance of the Notes in 1996, issuance of the Debentures in 1995 and advances from FHLB. Cash flows used by financing activities were primarily utilized to repay advances from the FHLB and reverse repurchase agreements and include the transfer of deposits in connection with the sale of branch offices in 1995.

     The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet applicable liquidity requirements. The Bank's liquidity, as measured for regulatory purposes, averaged, 5.6%, 8.8% and 12.9% during the years ended December 31, 1997, 1996 and 1995, respectively, and amounted to 5.0% at December 31, 1997.

     At December 31, 1997, the Company had $182.1 million of unfunded commitments related to the purchase and origination of loans. Management of the Company believes that the Company has adequate resources to fund all such unfunded commitments to the extent required and that substantially all of such unfunded commitments will be funded during 1998. See Note 27 to the Consolidated Financial Statements. In addition, management of the Company believes it has adequate resources to fund its anticipated employee and facility expansion needs.

     In addition to commitments to extend credit, the Company is party to various off-balance sheet financial instruments in the normal course of the Company's business in order to manage its interest rate risk. See "Asset and Liability Management" above and Note 27 to the Consolidated Financial Statements.

     The Company conducts business with a variety of financial institutions and other companies in the normal course of business, including counterparties to its off-balance sheet financial instruments. The Company is subject to potential financial loss if the counterparty is unable to complete an agreed upon transaction. The Company seeks to limit counterparty risk through financial analysis, dollar limits and other monitoring procedures.

Regulatory Capital and Other Requirements

     Federally-insured institutions such as the Bank are required to maintain minimum levels of regulatory capital. These standards generally must be as stringent as the comparable capital requirements imposed on national banks. In addition to regulatory capital requirements of general applicability, a federally-chartered savings association such as the Bank may be required to meet individual minimum capital requirements established by the OTS on a case-by-case basis upon a determination that a savings association's capital is or may become inadequate in view of its circumstances.

     In connection with an examination of the Bank in late 1996 and early 1997, the staff of the OTS expressed concern about many of the Bank's non-traditional operations, which generally are deemed by the OTS to involve higher risk, certain of the Bank's accounting policies and the adequacy of the Bank's capital in light of the Bank's lending and investment strategies. The activities which were of concern to the OTS included the Bank's subprime single family residential lending activities, the Bank's origination of acquisition, development and construction loans with terms which provide for shared participation in the results of the underlying real estate, the Bank's discount loan activities, which involve significantly higher investment in nonperforming and classified assets than the majority of the savings and loan industry, and the Bank's investment in subordinated classes of mortgage-related securities issued in connection with the Bank's asset securitization activities and otherwise.

     Following the above-referenced examination, the Bank committed to the OTS to maintain a core capital (leverage) ratio and a total risk-based capital ratio of at least 9% and 13%, respectively. The Bank continues to be in compliance with this commitment as well as the regulatory capital requirements of general applicability, as indicated in Note 24 to the Consolidated Financial Statements. Based on discussions with the OTS, the Bank believes that this commitment does not affect its status as a "well-capitalized" institution, assuming the Bank's continued compliance with the regulatory capital requirements required to be maintained by it pursuant to such commitment.

     Although the Bank has expressed disagreement with the level of risk perceived by the OTS in its business, the Bank has taken various other actions to address OTS concerns with respect to its risk profile, including the following: (i) the sale to the Company in 1996 of subordinated, participating interests in a total of eleven acquisition, development and construction loans, which interests had an aggregate principal balance of $16.9 million; (ii) the cessation of originating mortgage loans with profit participation features in the underlying real estate, with the exception of existing commitments, which consisted of commitments for nine loans with an aggregate principal amount of $79.2 million at December 31, 1997; (iii) the transfer of its subprime single family residential lending operations and its large multi-family residential and commercial real estate lending operations to OFS and OCC, respectively; (iv) an agreement (a) to discontinue the purchase of subordinate classes of mortgage-related securities created by unaffiliated parties, (b) to sell the five such securities held by it at March 31, 1997 (aggregate book value of $32.0 million), which was completed by a sale to OAIC on May 19, 1997 (at a gain of $2.6 million to the Company), and (c) subject to the requirements of the OTS capital distribution regulation, to dividend to the Company all subordinate mortgage-related securities acquired by the Bank in connection with its securitization activities, including two subordinate securities with an aggregate book value of $19.5 million which were dividended to the Company in June 1997 and one subordinate security and one residual security with an aggregate book value of $14.4 million which were dividended to the Company in November 1997; (v) the establishment as of December 31, 1996 of requested write downs of cost basis, which amounted to $7.2 million, against loans and securities resulting from its investment in loans acquired from HUD; (vi) an agreement to employ a senior officer to head its Credit Management Department and to take other steps to improve the effectiveness of its independent asset review function; and (vii) an agreement to provide the OTS with certain reports on a regular basis. In addition to the foregoing, and based on discussions with the OTS, the Company modified certain of its accounting policies in a manner which will result in more conservative recognition of income. Specifically, the Company (i) ceased accreting into interest income discount on nonperforming residential loans, effective January 1, 1997; (ii) discontinued the capitalization of period expenses to real estate owned, effective January 1, 1997; and (iii) an agreement to classify as doubtful for regulatory purposes all real estate owned which are not generating cash flow and which has been held for more than three years. If the new policy on accretion of discount on nonperforming residential loans had been applied in 1996 and 1995, the Company's income from continuing operations before income taxes, as adjusted for related profit sharing expense, would have decreased by approximately $1.4 million and $1.1 million, respectively. If the new policy on capitalization of period expenses on real estate owned had been adopted in 1996 and 1995, the Company's income from continuing operations before income taxes, as adjusted for related profit sharing expense, would have increased by approximately $610,000 in 1996 and would have decreased by approximately $2.3 million in 1995. In light of the foregoing, the Company does not believe that the above-referenced accounting changes had a material effect on the Company's financial condition or results of operations.

     Although the above individual regulatory capital requirements have been agreed to by the OTS, there can be no assurance that in the future the OTS will agree to a decrease in such requirements or will not seek to increase such requirements or will not impose these or other individual regulatory capital requirements in a manner which affects the Bank's status as a "well-capitalized" institution under applicable laws and regulations.

Recent Accounting Developments

     For  information  relating to the effects on the Company of the adoption of
recent  accounting  standards,   see  Note  1  to  the  Consolidated   Financial
Statements.

Year 2000 Date Conversion

     The Company has begun to coordinate the identification, evaluation, and implementation of changes to computer systems and applications necessary to achieve a year 2000 date conversion with no effect on customers or disruption to business operations. These actions are necessary to ensure that the systems and applications will recognize and process the year 2000 and beyond. Major areas of potential business impact have been identified and dimensioned, and initial conversion efforts are underway. The Company also is communicating with customers, financial institutions and others with which it does business to identify and coordinate year 2000 conversion issues. The Company expects its year 2000 conversion will be completed on a timely basis. The cost of achieving year 2000 compliance, which will be largely incurred through 1998, is estimated to range from $300,000 to $600,000, and will be charged to expense as incurred.

Forward-Looking Statements

   CERTAIN STATEMENTS CONTAINED IN THIS ANNUAL REPORT ARE NOT, AND CERTAIN STATEMENTS CONTAINED IN FUTURE FILINGS BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION, IN THE COMPANY'S PRESS RELEASES OR IN THE COMPANY'S OTHER PUBLIC OR SHAREHOLDER COMMUNICATIONS, MAY NOT BE BASED ON HISTORICAL FACTS AND ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. FORWARD-LOOKING STATEMENTS WHICH ARE BASED ON VARIOUS ASSUMPTIONS (SOME OF WHICH ARE BEYOND THE COMPANY'S CONTROL), MAY BE IDENTIFIED BY REFERENCE TO A FUTURE PERIOD OR PERIODS, OR BY THE USE OF FORWARD-LOOKING TERMINOLOGY, SUCH AS "MAY," "WILL," "COULD," "BELIEVE," "EXPECT," "ANTICIPATE," "CONTINUE," "INTENDS," "PLANS," "PRESENTS," OR SIMILAR TERMS OR VARIATION ON THOSE TERMS, OR BY THE USE OF THE NEGATIVE OF SUCH TERMINOLOGY. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN FORWARD-LOOKING STATEMENTS DUE TO A VARIETY OF FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE RELATED TO THE ECONOMIC ENVIRONMENT, PARTICULARLY IN THE MARKET AREAS IN WHICH THE COMPANY OPERATES, COMPETITIVE PRODUCTS AND PRICING, THE GROWTH OR DECLINE OF, AND THE AVAILABILITY OF PRODUCT TO PURCHASE IN, THE DISCOUNT LOAN INDUSTRY FISCAL AND MONETARY POLICIES OF THE U.S. OR U.K. GOVERNMENTS, CHANGES IN GOVERNMENT REGULATIONS AFFECTING FINANCIAL INSTITUTIONS AND REAL ESTATE INVESTMENT TRUSTS, INCLUDING REGULATORY FEES, CAPITAL REQUIREMENTS AND TAXATION, CHANGES IN
PREVAILING   INTEREST  AND  CURRENCY   EXCHANGE  RATES,   ACQUISITIONS  AND  THE
INTEGRATION OF ACQUIRED BUSINESSES, SOFTWARE INTEGRATION, DEVELOPMENT AND LICENSING, CREDIT INTEREST RATE AND OPERATIONAL RISK MANAGEMENT, ASSET/LIABILITY MANAGEMENT, THE FINANCIAL AND SECURITIES MARKETS AND THE AVAILABILITY OF AND COSTS ASSOCIATED WITH SOURCES OF LIQUIDITY. THE COMPANY DOES NOT UNDERTAKE, AND SPECIFICALLY DISCLAIMS ANY OBLIGATION, TO PUBLICLY RELEASE THE RESULTS OF ANY REVISIONS WHICH MAY BE MADE TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS.

         REPORT OF MANAGEMENT


                                      OCWEN
                                     [LOGO]


         The management of Ocwen is responsible for the preparation and fair presentation of the financial statements and other financial information contained in this annual report. The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and include amounts based on management's best estimates and judgments. Nonfinancial information included in this annual report has also been prepared by management and is consistent with the consolidated financial statements. In the opinion of management, the consolidated financial statements fairly reflect the Company's financial position, results of operations and cash flows.

         To assure that financial information is reliable and assets are safeguarded, management has established and maintains an effective system of internal accounting controls and procedures that provide reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets against loss from unauthorized use or disposition and the prevention and detection of errors and irregularities on a timely basis.

         Price Waterhouse LLP conducts its audit of the consolidated financial statements in accordance with generally accepted auditing standards. Such standards include the evaluation of internal accounting controls to establish a basis for developing the scope of its examination of the consolidated financial statements. In addition to the use of independent certified public accountants, the Company maintains a professional staff of internal auditors who conduct financial, procedural and special audits. To ensure their independence, both Price Waterhouse LLP and the internal auditors have direct access to the Audit Committee of the Board of Directors.

         The Audit Committee, which consists solely of independent directors of the Company, makes recommendations to the Board of Directors concerning the appointment of the independent certified public accountants and meets with Price Waterhouse LLP and the internal auditors to discuss the results of their audits, the Company's internal accounting controls and financial reporting matters.




         /s/ WILLIAM C. ERBEY                    /s/ MARK S. ZEIDMAN
            ------------------------------          -----------------------
             William C. Erbey                        Mark S. Zeidman
             Chairman, Chief Executive Officer       Senior Vice President and
             and President                           Chief Financial Officer

================================================================================
                          OCWEN FINANCIAL CORPORATION

                     One East Broward Boulevard           Telephone 954 463 6280
                     Suite 1700
                     Fort Lauderdale, FL 33301


PRICE WATERHOUSE LLP                              [LOGO]




               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of Ocwen Financial Corporation

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Ocwen Financial Corporation (the "Company") and its subsidiaries at December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PRICE WATERHOUSE LLP
   ---------------------------
    PRICE WATERHOUSE LLP

    Fort Lauderdale, Florida
    January 27, 1998


                                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITIONS
                                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                            December 31,
                                                                                    --------------------------
                                                                                        1997           1996
                                                                                    -----------    -----------
Assets
Cash and amounts due from depository institutions ...............................   $    12,243    $     6,878
Interest earning deposits .......................................................       140,001         13,341
Federal funds sold and repurchase agreements ....................................            --         32,000
Securities held for trading .....................................................            --         75,606
Securities available for sale, at market value ..................................       430,524        354,005
Loans available for sale, at lower of cost or market ............................       177,041        126,366
Investment securities, net ......................................................        59,567          8,901
Loan portfolio, net .............................................................       266,299        402,582
Discount loan portfolio, net ....................................................     1,434,176      1,060,953
Investments in low-income housing tax credit interests ..........................       128,614         93,309
Investment in joint ventures ....................................................         1,056         67,909
Real estate owned, net ..........................................................       167,265        103,704
Investment in real estate .......................................................        65,972         41,033
Premises and equipment, net .....................................................        21,542         14,619
Income taxes receivable .........................................................            --         15,115
Deferred tax asset ..............................................................        45,148          5,860
Excess of purchase price over net assets acquired, net ..........................        15,560             --
Principal, interest and dividends receivable ....................................        17,284         16,821
Escrow advances on loans ........................................................        47,888         27,409
Other assets ....................................................................        38,985         17,274
                                                                                    -----------    -----------
                                                                                    $ 3,069,165    $ 2,483,685
                                                                                    ===========    ===========
Liabilities and Stockholders' Equity
Liabilities:
   Deposits .....................................................................   $ 1,982,822    $ 1,919,742
   Advances from the Federal Home Loan Bank .....................................            --            399
   Securities sold under agreements to repurchase ...............................       108,250         74,546
   Obligations outstanding under lines of credit ................................       118,304             --
   Notes, debentures and other interest bearing obligations .....................       226,975        225,573
   Accrued interest payable .....................................................        32,238         24,843
   Income taxes payable .........................................................         3,132             --
   Accrued expenses, payables and other liabilities .............................        51,709         34,986
                                                                                    -----------    -----------
     Total liabilities ..........................................................     2,523,430      2,280,089
                                                                                    -----------    -----------

Company-obligated, mandatorily redeemable securities of subsidiary
   trust holding solely junior subordinated debentures of the Company ...........       125,000             --

Minority interest ...............................................................         1,043             --

Commitments and Contingencies (Note 27)

Stockholders' Equity:
   Preferred stock, $.01 par value; 20,000,000 shares authorized;
     0 shares issued and outstanding ............................................            --             --
   Common stock, $.01 par value; 200,000,000 shares authorized;
     60,565,835 and 53,488,340 shares issued and outstanding at
     December 31, 1997 and 1996, respectively ...................................           606            535
   Additional paid-in capital ...................................................       164,751         22,990
   Retained earnings ............................................................       259,349        180,417
   Unrealized (loss) gain on securities available for sale and equity securities,
     net of taxes ...............................................................        (5,014)         3,486
   Notes receivable on exercise of common stock options .........................            --         (3,832)
                                                                                    -----------    -----------
     Total stockholders' equity .................................................       419,692        203,596
                                                                                    -----------    -----------
                                                                                    $ 3,069,165    $ 2,483,685
                                                                                    ===========    ===========

              THE ACCOMPANYING NOTES ARE INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                         OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF FINANCIAL CONDITIONS
                                          (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                       For the years ended December 31,
                                                                                --------------------------------------------
                                                                                    1997             1996            1995
                                                                                -----------     ------------     -----------
Interest income:
   Federal funds sold and repurchase agreements.............................    $     8,959     $      4,681       $   3,502
   Securities available for sale............................................         28,545           26,932          18,391
   Securities held for trading..............................................            248            1,216              --
   Loans available for sale.................................................         18,368           17,092          15,608
   Mortgage-related securities held for investment..........................             --               --           4,313
   Loans....................................................................         54,701           36,818          15,430
   Discount loans...........................................................        157,649          103,165          75,998
   Investment securities and other..........................................          4,061            3,990           4,033
                                                                                -----------     ------------     -----------
                                                                                    272,531          193,894         137,275
                                                                                -----------     ------------     -----------
Interest expense:
   Deposits.................................................................        122,070           93,773          71,853
   Securities sold under agreements to repurchase...........................          1,000            1,101             951
   Securities sold but not yet purchased....................................             --               --           1,142
   Advances from the Federal Home Loan Bank.................................            518            4,053           1,126
   Obligations outstanding under lines of credit............................          5,578               --              --
   Notes, debentures and other interest bearing obligations.................         27,123           17,233           8,988
                                                                                -----------     ------------     -----------
                                                                                    156,289          116,160          84,060
                                                                                -----------     ------------     -----------
   Net interest income before provision for loan losses.....................        116,242           77,734          53,215
Provision for loan losses...................................................         32,218           22,450           1,082
                                                                                -----------     ------------     -----------
   Net interest income after provision for loan losses......................         84,024           55,284          52,133
                                                                                -----------     ------------     -----------
Non-interest income:
   Servicing fees and other charges.........................................         25,881            4,682           2,870
   Gains on sales of interest earning assets, net...........................         82,212           21,682           6,916
   Gains from sale of branch offices........................................             --               --           5,430
   Gain on real estate owned, net...........................................          7,277            3,827           9,540
   Gain on sale of real estate held for investment..........................             --               --           4,658
   Other income.............................................................          8,498            7,112           1,727
                                                                                -----------     ------------     -----------
                                                                                    123,868           37,303          31,141
                                                                                -----------     ------------     -----------
Non-interest expense:
   Compensation and employee benefits.......................................         77,573           39,043          24,797
   Occupancy and equipment..................................................         17,657            8,921           8,360
   Net operating loss (income) on investments in real estate and certain
     low-income housing tax credit interests................................          4,792             (425)            337
   Savings Association Insurance Fund recapitalization assessment...........             --            7,140              --
   Other operating expenses.................................................         26,771           14,927          12,079
                                                                                -----------     ------------     -----------
                                                                                    126,793           69,606          45,573
                                                                                -----------     ------------     -----------
Distributions on Company-obligated, mandatorily redeemable
   securities of subsidiary trust holding solely junior subordinated
   debentures of the Company................................................          5,249               --              --
Equity in earnings of investment in joint venture...........................         23,688           38,320              --
                                                                                -----------     ------------     -----------
   Income from continuing operations before income taxes....................         99,538           61,301          37,701
Income tax expense..........................................................        (21,309)        (11,159)         (4,562)
Minority interest in net loss of consolidated subsidiary....................            703               --              --
                                                                                -----------     ------------     -----------
   Income from continuing operations........................................         78,932           50,142          33,139
Discontinued operations:
   Loss from operations of discontinued divisions to September 30, 1995
     net of tax benefits of $2,321 for 1995.................................             --               --          (4,468)
   Loss on disposal of divisions, net of tax benefit of $1,776..............             --               --          (3,204)
                                                                                -----------     ------------     -----------
     Net income ............................................................    $    78,932     $     50,142     $    25,467
                                                                                ===========     ============     ===========
Basic earnings per share:
   Income from continuing operations........................................    $      1.40     $       0.99     $      0.64
   Discontinued operations, net of tax benefit..............................             --               --           (0.15)
                                                                                -----------     ------------     -----------
     Net income.............................................................    $      1.40     $       0.99          $ 0.49
                                                                                ===========     ============     ===========
Diluted earnings per share:
   Income from continuing operations........................................    $      1.39     $       0.94     $      0.60
   Discontinued operations, net of tax benefit..............................             --               --           (0.14)
                                                                                -----------     ------------     -----------
     Net income.............................................................    $      1.39     $       0.94     $      0.46
                                                                                ===========     ============     ===========
Weighted average common shares outstanding:
   Basic....................................................................     56,185,956       50,556,572      51,712,415
                                                                                ===========     ============     ===========
   Diluted..................................................................     56,836,484       53,378,882      55,538,160
                                                                                ===========     ============     ===========

                     THE ACCOMPANYING NOTES ARE INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.


                                         OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                     FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                          (Dollars in Thousands, except share data)

                                                                                                  Unrealized      Notes
                                                                                                  gain (loss)   receivable
                                                                                                on securities  on exercise
                                                                             Additional           available     of common
                                                          Common Stock        paid-in  Retained    for sale,      stock
                                                        Shares      Amount    capital  earnings  net of taxes     options   Total
                                                        ------      ------    -------  --------  ------------     -------   -----
Balances at December 31, 1994........................ 64,389,420     $ 644 $  13,330 $ 142,230  $ (2,821)     $    --     $ 153,383
Net Income...........................................         --        --        --    25,467        --           --        25,467
Repurchase of common stock options...................         --        --      (132)       --        --           --          (132)
Exercise of common stock options.....................    865,240         8     1,412        --        --           --         1,420
Repurchase of common stock ..........................(17,630,120)     (176)   (4,399)  (37,422)       --           --       (41,997)
Change in unrealized gain (loss) on securities,
   net of taxes .....................................         --        --        --        --     1,406           --         1,406
                                                     -----------  -------- --------- --------- ---------      -------      --------
Balances at December 31, 1995........................ 47,624,540       476    10,211   130,275    (1,415)          --       139,547
Net Income...........................................         --        --        --    50,142        --           --        50,142
Repurchase of common stock options...................         --        --      (177)       --        --           --          (177)
Exercise of common stock options.....................  5,857,660        59    12,933        --        --           --        12,992
Issuance of common stock.............................      6,140        --        23        --        --           --            23
Notes receivable on exercise of common stock options,
   net of repayments.................................         --        --        --        --        --       (3,832)       (3,832)
Change in unrealized gain (loss) on securities,
   net of taxes .....................................         --        --        --        --     4,901           --         4,901
                                                     -----------  -------- --------- --------- ---------      -------      --------
Balances at December 31, 1996........................ 53,488,340       535    22,990   180,417     3,486       (3,832)      203,596
Net income...........................................         --        --        --    78,932        --           --        78,932
Issuance of common stock.............................  6,906,198        69   141,934        --        --           --       142,003
Repurchase of common stock options...................         --        --    (3,208)       --        --           --        (3,208)
Exercise of common stock options.....................    171,297         2     3,035        --        --           --         3,037
Repayment of notes receivable on exercise of
   common stock options, net of advances.............         --        --        --        --        --        3,832         3,832
Change in unrealized gain (loss) on securities,
   net of taxes .....................................         --        --        --        --    (8,500)          --        (8,500)
                                                     -----------  -------- --------- --------- ---------      -------      --------
Balances at December 31, 1997........................ 60,565,835  $    606 $ 164,751 $ 259,349 $  (5,014)     $    --      $419,692
                                                     ===========  ======== ========= ========= =========      =======      ========

                        THE ACCOMPANYING NOTES ARE INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                       OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                                                  (Dollars in Thousands)

                                                                                    For the years ended December 31,
                                                                               -----------------------------------------
                                                                                   1997           1996           1995
                                                                               -----------    -----------    -----------
Cash flows from operating activities:

   Net income ..............................................................   $    78,932    $    50,142    $    25,467
   Adjustments to reconcile net income to net cash
     provided by operating activities:
   Net cash provided from trading activities ...............................       132,600        (60,881)         2,949
   Proceeds from sales of loans available for sale .........................       519,163        397,606        100,104
   Purchases of loans available for sale ...................................      (278,081)      (295,054)      (271,210)
   Origination of loans available for sale .................................      (316,101)        (9,447)        (2,829)
   Principal payments received on loans available for sale .................        22,240         26,689         10,103
   Premium amortization (discount accretion), net ..........................        63,506         11,640         (2,401)
   Depreciation and amortization ...........................................        10,865          7,646          3,755
   Provision for loan losses ...............................................        32,218         22,450          1,082
   Gains on sales of interest earning assets, net ..........................       (82,212)       (21,682)        (6,955)
   Loss on sales of premises and equipment .................................            --             97          3,002
   Gain on sale of low-income housing tax credit interests .................        (6,298)        (4,861)            --
   Gain on sale of real estate owned, net ..................................       (17,201)        (4,475)        (8,496)
   Gain on sales of branch offices .........................................            --             --         (5,430)
   Gain on sale of real estate held for investment .........................            --             --         (4,658)
   Decrease (increase) in principal, interest and dividends receivable .....          (463)        (2,277)        (6,484)
   Decrease (increase) in income taxes receivable ..........................        18,247        (14,110)       (11,030)
   (Increase) decrease in deferred tax asset ...............................       (39,288)        16,403         (1,568)
   (Increase) decrease in escrow advances ..................................       (20,479)        (6,255)           914
   Increase in other assets ................................................       (27,501)       (12,037)       (14,064)
   Increase (decrease) in accrued expenses, interest payable
     and other liabilities .................................................        24,118           (226)        (1,677)
                                                                               -----------    -----------    -----------
Net cash provided (used) by operating activities ...........................       114,265        101,368       (189,426)
                                                                               -----------    -----------    -----------

Cash flows used by investing activities:
   Proceeds from sales of securities available for sale ....................       202,670        175,857        836,247
   Purchases of securities available for sale ..............................      (415,822)      (233,858)      (934,179)
   Maturities of and principal payments received on securities
     available for sale ....................................................        46,084         28,756         21,639
   Maturities of and principal payments received on securities
     held for investment ...................................................            --         10,006         17,545
   Purchase of investment securities .......................................       (42,166)          (276)            --
   Acquisition of subsidiaries .............................................       (11,635)            --             --
   Purchase of low-income housing tax credit interests .....................       (54,573)       (34,240)       (29,280)
   Proceeds from sales of low-income housing tax credit interests ..........        22,026         24,667             --
   Proceeds from sales of discount loans ...................................       500,151        190,616         38,942
   Proceeds from sale of real estate held for investment ...................        14,905             --         25,193
   Proceeds from sales of loans held for investment ........................         2,384         14,883             --
   Purchase and originations of loans held for investment,
     net of undisbursed loan funds .........................................      (138,884)      (237,525)      (270,600)
   Purchase of discount loans ..............................................    (1,464,611)      (925,850)      (547,987)
   Decrease (increase) in investment in joint ventures .....................        66,853        (67,909)            --
   Principal payments received on loans held for investment ................       291,998        119,923         36,859
   Principal payments received on discount loans ...........................       382,781        244,205        214,626
   Purchase of and capital improvements to real estate held for investment..       (39,844)       (29,946)            --
   Proceeds from sales of real estate owned ................................       196,180        169,084        148,225
   Purchase of real estate owned in connection with discount loan purchases        (38,486)        (1,628)       (24,617)
   Additions to premises and equipment .....................................       (13,744)        (5,243)       (12,207)
   Other, net ..............................................................            --            227          5,067
                                                                               -----------    -----------    -----------
Net cash used by investing activities ......................................      (493,733)      (558,251)      (474,527)
                                                                               -----------    -----------    -----------

                                                      (Continued on next page)

                        THE ACCOMPANYING NOTES ARE INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.


                                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                                             (Dollars in Thousands)

                                                                              For the years ended December 31,
                                                                            -----------------------------------
                                                                               1997        1996         1995
                                                                            ---------    ---------    ---------
Cash flows from financing activities:
   Increase in deposits .................................................      63,080      414,728      585,335
   Increase (decrease) in securities sold under agreements to repurchase       33,704      (10,215)      84,761
   Proceeds from issuance of notes, debentures and other interest bearing
     obligations, net of repayments .....................................       1,402      125,000      107,615
   Proceeds from issuance of obligations under lines of credit ..........     118,304           --           --
   Repayment of obligations assumed in connection with acquisition of
     subsidiary .........................................................      (3,000)          --           --
   Payment of debt issuance costs .......................................          --       (5,252)      (3,301)
   Payments on advances from Federal Home Loan Bank .....................        (399)    (146,000)    (105,000)
   Payments and repurchase of notes and mortgages payable ...............          --       (8,798)     (10,672)
   Repayments (originations) of loans made to executive officers, net ...       3,832       (3,832)          --
   Exercise of common stock options .....................................       3,037       12,993        1,420
   Advances from the Federal Home Loan Bank .............................          --       76,000      170,000
   Proceeds from issuance of Capital Trust Securities ...................     125,000           --           --
   Payment of Capital Trust Securities issuance costs ...................      (4,262)          --           --
   Issuance of shares of common stock, net ..............................     142,003           --           --
   Sales of deposits ....................................................          --           --     (111,686)
   Premium received on sales of deposits ................................          --           --        5,492
   Repurchase of common stock options and common stock ..................      (3,208)        (177)     (42,129)
   Other ................................................................          --           23           --
                                                                            ---------    ---------    ---------
Net cash provided by financing activities ...............................     479,493      454,470      681,835
                                                                            ---------    ---------    ---------

Net increase (decrease) in cash and cash equivalents ....................     100,025       (2,413)      17,882
Cash and cash equivalents at beginning of period ........................      52,219       54,632       36,750
                                                                            ---------    ---------    ---------
Cash and cash equivalents at end of period ..............................   $ 152,244    $  52,219    $  54,632
                                                                            =========    =========    =========

Reconciliation of cash and cash equivalents at end of period:
   Cash and amounts due from depository institutions ....................   $  12,243    $   6,878    $   4,200
   Interest earning deposits ............................................     140,001       13,341       50,432
   Federal funds sold and repurchase agreements .........................          --       32,000           --
                                                                            ---------    ---------    ---------
                                                                            $ 152,244    $  52,219    $  54,632
                                                                            =========    =========    =========
Supplemental disclosure of cash flow information:

   Cash paid during the period for:
   Interest .............................................................   $ 148,895    $ 115,015    $  72,626
                                                                            =========    =========    =========

   Income taxes .........................................................   $  28,228    $   4,725    $  12,858
                                                                            =========    =========    =========

Supplemental schedule of non-cash investing and financing activities:

   Exchange of discount loans and loans available for sale for securities   $ 897,358    $ 375,621    $  83,875
                                                                            =========    =========    =========

   Real estate owned acquired through foreclosure .......................   $ 205,621    $ 102,140    $ 185,001
                                                                            =========    =========    =========

   Transfer of mortgage-related securities from held for investment
     to available for sale ..............................................   $      --    $      --    $  73,706
                                                                            =========    =========    =========


                        THE ACCOMPANYING NOTES ARE INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)


NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     Ocwen Financial Corporation ("Ocwen" or the "Company") is a financial services holding company engaged primarily in the acquisition, servicing and resolution of nonperforming and underperforming mortgage loans ("discount loans"), multi-family residential and commercial real estate lending activities, subprime single family residential lending activities and various investment activities including mortgage related securities and, low-income housing tax credit interests. The Company's consolidated financial statements include the accounts of Ocwen and its subsidiaries. The Company owns directly and indirectly all of the outstanding common and preferred stock of its primary subsidiaries, Ocwen Federal Bank FSB (the "Bank") and, Investors Mortgage Insurance Holding Company ("IMI"). Ocwen also owns 93.7% of Ocwen Financial Services ("OFS"), with the remaining 6.3% owned by Admiral Home Loan ("Admiral") and reported in the consolidated financial statements as a minority interest. All significant intercompany transactions and balances have been eliminated in consolidation.

     The Bank is a federally chartered savings bank regulated by the Office of Thrift Supervision ("OTS"). IMI's primary subsidiaries are engaged in hotel operations and other real estate related ventures. OFS is engaged in subprime single family residential lending activities.

Reclassification

     Certain amounts included in the 1996 and 1995 consolidated financial statements have been reclassified in order to conform to the 1997 presentation.

Consolidated Statements of Cash Flows

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, interest bearing and non-interest bearing deposits and all highly liquid debt instruments purchased with an original maturity of three months or less. Cash flows associated with items intended as hedges of identifiable transactions or events are classified in the same category as the cash flows from the items being hedged.

Trading Activities

     From time to time, the Company purchases investment and mortgage-backed and related securities into its trading account. In addition, securities acquired and sold shortly thereafter resulting from the securitization of loans available for sale are accounted for as the sale of loans and the purchase and sale of trading securities. Securities held for trading purposes are carried at market value with the unrealized gains or losses included in gains on sales of interest earning assets, net.

Securities Available for Sale

     Certain mortgage-related securities are designated as assets available for sale because the Company does not intend to hold them to maturity. Securities available for sale are carried at market value with the net unrealized gains or losses reported as a separate component of stockholders' equity. Unrealized losses on securities that reflect a decline in value which is other than temporary, if any, are charged to earnings. At disposition, the realized net gain or loss is included in earnings on a specific identification basis. The amortization of premiums and accretion of discounts are computed using the interest method after considering actual and estimated prepayment rates, if applicable. Actual prepayment experience is periodically reviewed and effective yields are recalculated when differences arise between prepayments originally anticipated and amounts actually received plus anticipated future prepayments.

     During December 1995, in conjunction with a transition provision provided by the Financial Accounting Standards Board pertaining to the classification of securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", the Company transferred all of its mortgage-related securities held for investment, with a book value of $75,194 and a market value of $73,706 to securities available for sale.

Investment Securities

     Non-marketable equity securities held for investment are stated at cost because the Company has the ability and the intent to hold them to maturity.

     Investments in marketable equity securities are designated as available for sale and are carried at market value based on quoted market prices. Net unrealized gains or losses are reported as a separate component of stockholders' equity. Unrealized losses on securities that reflect a decline in value which is other than temporary, if any, are charged to earnings.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

Loan Available for Sale and Held for Investment

     Loans originated or purchased by the Company which the Company presently does not intend to hold to maturity are designated as loans available for sale upon origination or purchase and are stated at the lower of cost, after considering deferred loan fees and costs, or aggregate market value. Upon the sale of a loan, any unamortized deferred loan fees, net of costs, are included in the gain or loss on sale of interest earning assets. Gains and losses on disposal of such assets are computed on a specific identification basis.

     Loans held for investment are stated at amortized cost, less an allowance for loan losses, because the Company has the ability and the intent to hold them to maturity.

     Interest income is accrued as it is earned. Loans are placed on non-accrual status after being delinquent greater than 89 days, or earlier if the borrower is deemed by management to be unable to continue performance. When a loan is placed on non-accrual status, interest accrued but not received is reversed. While a loan is on non-accrual status, interest is recognized only as cash is received. Loans are returned to accrual status only when the loan is reinstated and ultimate collectibility of future interest is no longer in doubt.

     Loan origination fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as a yield adjustment and included in interest income using the interest method applied on a loan-by-loan basis.

Allowance for Estimated Loan Losses on Loan Portfolio

     The allowance for estimated loan losses is maintained at a level that management, based upon an evaluation of known and inherent risks in the portfolio, considers adequate to provide for potential losses. Specific valuation allowances are established for impaired loans in the amount by which the carrying value, before allowance for estimated losses, exceeds the fair value of collateral less costs to dispose on an individual loan basis, except for single family residential mortgage loans and consumer loans which are generally evaluated for impairment as homogeneous pools of loans. The Company considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. The Company measures these impaired loans at the fair value of the loans' underlying collateral less estimated disposal costs. Impaired loans may be left on accrual status during the period the Company is pursuing repayment of the loan. These loans are placed on non-accrual status at such time that the loans either: (i) become 90 days delinquent; or (ii) the Company determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment. Impairment losses are recognized through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. When an impaired loan is either sold, transferred to REO or charged off, any related valuation allowance is credited to the allowance for loan losses. Charge-offs occur when loans, or a portion thereof, are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. General valuation allowances are also established for the inherent risks in the loan portfolio which have occurred but have yet to be specifically identified. Management's periodic evaluation of the allowance for estimated loan losses is based upon an analysis of the portfolio, historical loss experience, economic conditions and trends, collateral values and other relevant factors. Future adjustments to the allowance may be necessary if economic conditions and trends, collateral values and other relevant factors differ substantially from the assumptions used in making the evaluation.

Discount Loan Portfolio

     Certain mortgage loans, for which the borrower is not current as to principal and interest payments or which there is a reason to believe the borrower will be unable to continue to make its scheduled principal and interest payments, are acquired at a discount. The Company accounts for its initial investment in a pool of loans based upon the pricing methodologies used to bid on the pool. The acquisition cost is allocated to each loan within the pool when the bid price was determined based upon an analysis of the expected future cash flows of each individual loan. The acquisition cost is accounted for in the aggregate when the bid price was determined using assumptions concerning the expected future cash flows from groups of loans within the pool. Prior to January 1, 1997, the discount associated with all single family residential loans was recognized as a yield adjustment and accreted into interest income using the interest method applied on a loan-by-loan basis once foreclosure proceedings are initiated, to the extent the timing and amount of cash flows could be reasonably determined. Effective January 1, 1997, the Company ceased accretion of discount on its nonperforming discount single family residential loans. For those single family residential mortgage loans which are brought current by the borrower and certain multi-family and commercial real estate loans which are current and the Company believes will remain current, the remaining unamortized discount is accreted into interest income as a yield adjustment using the interest method over the contractual maturity of the loan. For all other loans, interest is reported as cash is received. Gains on the repayment and discharging of loans are reported as interest income. In situations where the collateral is foreclosed upon, the loans are transferred to real estate owned upon receipt of title to the property and accretion of the related discount is discontinued.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

Real Estate Owned

     Properties acquired through foreclosure are valued at the lower of the adjusted cost basis of the loan or fair value less estimated costs of disposal of the property at the date of foreclosure. Properties held are periodically re-evaluated to determine that they are being carried at the lower of cost or fair value less estimated costs to dispose. Sales proceeds and related costs are recognized with passage of title to the buyer and, in cases where the Company finances the sale, receipt of sufficient down payment. Rental income related to properties is reported as income as earned. Holding and maintenance costs related to properties are reported as period costs as incurred. No depreciation expense related to properties has been recorded. Decreases in market value of foreclosed real estate subsequent to foreclosure are recognized as a valuation allowance on a property specific basis. Subsequent increases in market value of the foreclosed real estate are reflected as reductions in the valuation allowance, but not below zero. Such changes in the valuation allowance are charged or credited to income.

Valuation Allowances on Discount Loans and Real Estate Owned

     Beginning in the first quarter of 1996, the Company began recording general valuation allowances on discount loans and real estate owned to reflect the inherent losses which have occurred but have yet to be specifically identified. Management has established the valuation allowances based upon historical loss experience, economic conditions and trends, collateral values and other relevant factors. Previously, the Company recorded specific valuation allowances on real estate owned. Also beginning in 1996, the Company began recording losses and charge-offs on discount loans against the allowance for loan losses. Previously, these amounts were deducted from interest income.

Investment in Real Estate

     In conjunction with its multi-family and commercial lending business activity, the Company has made certain acquisition, development and construction loans in which the Company participates in the residual profits of the underlying real estate and the borrower has not made an equity contribution substantial to the overall project. As such, the Company accounts for these loans under the equity method of accounting as though it has made an investment in a real estate limited partnership.

     The Company also has invested indirectly, through its IMI subsidiaries, in certain hotel properties and other real estate related ventures.

Investments in Low-income Housing Tax Credit Interests

     Low-income housing tax credit partnerships own multi-family residential properties which have been allocated tax credits under the Internal Revenue Code. The obligations of the partnership to sustain qualifying status of the properties covers a 15-year period; however, tax credits accrue over a 10-year period on a straight-line basis. Investments by the Company in low-income housing tax credit partnerships made on or after May 18, 1995 in which the Company invests solely as a limited partner, are accounted for using the equity method in accordance with the consensus of the Emerging Issues Task Force through issue number 94-1. For the Company's limited partnership investments made prior to this date, the Company records its receipt of income tax credits and other tax benefits on a level yield basis over the 15-year obligation period and reports the tax credits and tax benefits net of amortization of its investment in the limited partnership as a reduction of income tax expense. Low-income housing tax credit partnerships in which the Company has invested as a limited partner, and through a subsidiary acts as the general partner, are presented on a consolidated basis. For all investments in low-income housing tax credit partnerships made after May 18, 1995, the Company capitalizes interest expense and certain direct costs incurred during the pre-operating period.

Excess of Cost Over Net Assets Acquired

     The excess of purchase price over net assets of acquired businesses is stated at cost and is amortized on a straight-line basis over the estimated future periods to be benefited. The carrying value of cost in excess of net assets acquired is reviewed for impairment whenever events or changes in circumstances indicate that it may not be recoverable. If such an event occurred, the Company would prepare projections of future results of operations for the remaining amortization period. If such projections indicated that the cost in excess of net assets acquired would not be recoverable, the Company's carrying value of such asset would be reduced by the estimated excess of such value over projected income. No such impairment existed at December 31, 1997.

Premises and Equipment

     Premises and equipment are carried at cost and, except for land, are depreciated over their estimated useful lives on the straight-line method. The estimated useful lives of the related assets range from 3 to 10 years.

Interest Rate Risk Management Activities

     The Company manages its exposure to interest rate movements by seeking to match asset and liability balances within maturity categories, both directly and through the use of derivative financial instruments. These derivative instruments include interest rate swaps ("swaps") and interest rate futures

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

contracts that are designated and effective as hedges, as well as swaps that are designated and effective in modifying the interest rate and/or maturity characteristics of specified assets or liabilities.

     The net interest received or paid on swaps is reflected as interest income or expense of the related hedged position. Gains and losses resulting from the termination of swaps are recognized over the shorter of the remaining contract lives of the swaps or the lives of the related hedged positions or, if the hedged positions are sold, are recognized in the current period as gains on sales of interest earning assets, net. Gains and losses on futures contracts are deferred and amortized over the terms of the related assets or liabilities and reflected as interest income or expense of the related hedged positions. If the hedged positions are sold, any unamortized deferred gains or losses on futures contracts are recognized in the current period as gains on sales of interest earning assets, net. Interest rate contracts are carried at fair value.

Income Taxes

     The Company files consolidated Federal income tax returns with its subsidiaries. Consolidated income tax is allocated among the subsidiaries participating in the consolidated returns as if each subsidiary of the Company, which has one or more subsidiaries, filed its own consolidated return.


     The Company accounts for income taxes using the asset and liability method which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Additionally, deferred taxes are adjusted for subsequent tax rate changes.

Investment in Joint Ventures

     In March 1996, the Company and BlackRock Capital Finance L.P. ("BlackRock") formed BCBF, L.L.C. (the "LLC"), a limited liability corporation, to acquire loans from the U.S. Department of Housing and Urban Development ("HUD"). The Company and BlackRock each owned 50% of the LLC. In December 1997, the LLC distributed all of its assets to the Company and BlackRock. Simultaneous to the distribution, the Company acquired BlackRock's portion of the distributed assets. In January 1997, BCFL, L.L.C. ("BCFL"), a limited liability company, was formed by the Company and BlackRock to acquire discount multi-family residential loans from HUD.

     The Company's investment in the LLC is accounted for under the equity method of accounting. Under the equity method of accounting, an investment in the shares or other interests of an investee is initially recorded at the cost of the shares or interests acquired and thereafter is periodically increased (decreased) by the investor's proportionate share of the earnings (losses) of the investee and decreased by all dividends received by the investor from the investee. The Company's investment in BCFL is accounted for under the cost method.

     The Company services all loans on behalf of the LLC for a fee, and all intercompany transactions between the Company and the LLC are eliminated for financial reporting purposes to the extent of the Company's ownership in the LLC.

Basic and Diluted Earnings Per Share

     Basic earnings per share is calculated based upon the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is calculated based upon the weighted average number of shares of common stock outstanding and all dilutive potential common shares outstanding during the year. The computation of diluted earnings per share includes the impact of the exercise of the outstanding options to purchase common stock and assumes that the proceeds from such issuance are used to repurchase common shares at fair value.

Risks and Uncertainties

     In the normal course of business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or different bases, than its interest-earning assets. Credit risk is the risk of default on the Company's loan portfolio that results from a borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of loans held for sale, securities available for sale and purchased mortgage servicing rights due to changes in interest rates or other market factors, including the rate of prepayments of principal and the value of the collateral underlying loans and the valuation of real estate held by the Company.

     The Bank is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Bank also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions resulting from the regulators' judgments based on information available to them at the time of their examination.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near or medium term relate to the determination of the allowance for losses on loans and discount loans.

Recent Accounting Standards

     On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which requires that the fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of operations as of the date of grant of awards related to such plans or that the impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to financial statements for awards granted after December 15, 1994, if the accounting for such awards continues to be in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees". The Company has elected to continue such accounting under the provisions of APB No. 25 and has disclosed the pro forma information as required in Note 23.

     On January 1, 1997, the Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 (i) sets forth the criteria for (a) determining when to recognize financial and servicing assets and liabilities; and (b) accounting for transfers of financial assets as sales or borrowings; and (ii) requires (a) liabilities and derivatives related to a transfer of financial assets to be recorded at fair value; (b) servicing assets and retained interests in transferred assets carrying amounts be determined by allocating carrying amounts based on fair value; (c) amortization of servicing assets and liabilities be in proportion to net servicing income; (d) impairment measurement based on fair value; and (e) pledged financial assets to be classified as collateral. SFAS No. 125 provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements including "dollar rolls", "wash sales", loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse and extinguishments of liabilities. In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of FASB Statement No. 125", which delayed implementation of certain provisions of SFAS No. 125.

     In February 1997, the FASB issued SFAS No. 128, "Earnings per Share." SFAS No. 128 simplifies the standards found in APB No. 15 for computing earnings per share ("EPS") and makes them comparable to international standards. Under SFAS No. 128, the Company is required to present both basic and diluted EPS on the face of its statements of operations. Basic EPS, which replaces primary EPS required by APB No. 15 for entities with complex capital structures, excludes common stock equivalents and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS gives effect to all dilutive potential common shares that were outstanding during the period. SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997 with earlier application not permitted. The Company adopted SFAS No. 128 effective December 31, 1997. All prior period EPS data has been restated.

     In February 1997, the FASB also issued SFAS No. 129, "Disclosure of Financial Information About Capital Structure". SFAS No. 129 supersedes capital structure disclosure requirements found in previous accounting pronouncements and consolidates them into one statement for ease of retrieval and greater visibility for non-public entities. These disclosures are required for financial statements for periods ending after December 15, 1997. As SFAS No. 129 makes no changes to previous accounting pronouncements as those pronouncements applied to the Company, the adoption of SFAS No. 129 had no impact on the Company's results of operations and financial condition.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires the inclusion of comprehensive income, either in a separate statement for comprehensive income, or as part of a combined statement of income and comprehensive income in a full-set of general-purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. SFAS No. 130 requires that comprehensive income be presented beginning with net income, adding the elements of comprehensive income not included in the determination of net income, to arrive at comprehensive income. SFAS No. 130 also requires that an enterprise display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. SFAS No. 130 is effective for the Company's fiscal year beginning January 1, 1998. SFAS No. 130 requires the presentation of information already contained in the Company's financial statements and therefore is not expected to have an impact on the Company's financial position or results of operation.

     In June 1997, the FASB also issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the reporting of information about operating segments by public business enterprises in their

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

annual and interim financial reports issued to shareholders. SFAS No. 131 requires that a public business enterprise report financial and descriptive information, including profit or loss, certain specific revenue and expense items, and segment assets, about its reportable operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 is a disclosure requirement and therefore is not expected to have an effect on the Company's financial position or results of operations.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)


NOTE 2   ACQUISITION AND DISPOSITION TRANSACTIONS

     During 1997, the Company consolidated its subprime single family lending operations within OFS in connection with its acquisition of substantially all of the assets of Admiral in a transaction which closed on May 1, 1997. The excess of purchase price over net assets acquired related to this transaction, which amounted to $10,826, net of accumulated amortization of $504 at December 31, 1997, is amortized on a straight-line basis over a period of 15 years.

     On November 6, 1997, the Company acquired AMOS, Inc., a Connecticut based company engaged primarily in the development of mortgage loan servicing software. AMOS' products are Microsoft(R) Windows(R) based, client/server architecture and feature real-time processing, year 2000 compliance, a scaleable database platform and strong workflow capabilities. The aggregate purchase price was $9.7 million, including $4.9 million which is contingent on AMOS, Inc. meeting certain software development performance criteria. The excess of purchase price over net assets acquired related to this transaction, which amounted to $4,735, net of accumulated amortization of $53 at December 31, 1997, is amortized on a straight-line basis over a period of 15 years.

     The Company's investment in joint ventures include investments in BCFL and the LLC. The Company owns a 10% interest in BCFL and a 50% interest in the LLC. BCFL was formed to acquire multifamily loans. At December 31, 1997, the Company's 10% investment, which is accounted for under the cost method, amounted to $1,056.

     On December 12, 1997, the LLC distributed all of its assets to the Company and its other 50% investor, BlackRock. Simultaneously, the Company acquired BlackRock's portion of the distributed assets. The Company's 50% investment in the LLC amounts to $0 and $67,909, net of a valuation allowance of $0 and $5,114, at December 31, 1997 and 1996, respectively.

     The Company's equity in earnings of the LLC of $23,688 and $38,320 for the years ended December 31, 1997 and 1996, respectively, include 50% of the net income of the LLC before deduction of the Company's 50% share of loan servicing fees which are paid 100% to the Company. Equity in earnings for 1997 also includes the recapture of $5,114 of valuation allowances established in 1996 by the Company on its equity investment in the joint venture as a result of the resolution and securitization of loans. Equity in earnings for 1996 includes a provision for losses on the Company's equity investment in the joint venture of $7,614. The Company has recognized 50% of the loan servicing fees not eliminated in consolidation in servicing fees and other charges. Because the LLC is a pass-through entity for federal income tax purposes, provisions for income taxes were established by each of the Company and its co-investor, and not the LLC.

     Set forth below are the statements of financial condition of the LLC at the dates indicated, and statements of operations for the periods indicated.

                                  BCBF, L.L.C.
                        STATEMENTS OF FINANCIAL CONDITION

                                                                        December 31,
                                                                   ---------------------
                                                                      1997       1996
                                                                   ---------   ---------
                                                                   (Dollars in Thousands)
                                                                   ---------   ---------
     Assets:
     Cash .......................................................   $     --   $     10
     Loans held for sale, at lower of cost or market value ......         --    110,702
     Real estate owned, net of valuation allowance of $0 and $511
       at December 31, 1997 and 1996, respectively ..............         --     25,595
     Other assets ...............................................         --     10,526
                                                                    --------   --------

                                                                    $     --   $146,833
                                                                    ========   ========
     Liabilities and Owners' Equity
     Liabilities:
       Accrued expenses, payables and other liabilities .........   $     --   $    787
                                                                    --------   --------
       Total liabilities ........................................         --        787
                                                                    --------   --------
     Owners' Equity:
       Ocwen Federal Bank FSB ...................................         --     73,023
       BlackRock Capital Finance L.P. ...........................         --     73,023
                                                                    --------   --------

       Total owners' equity .....................................         --   $146,046
                                                                    --------   --------
                                                                    $     --   $146,833
                                                                    ========   ========



                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

                                  BCBF, L.L.C.
                            STATEMENTS OF OPERATIONS


                                                  For the Period    For the Period
                                                  January 1, 1997   March 13, 1996
                                                     Through          Through
                                                   December 31,      December 31,
                                                      1997             1996
                                                  --------------    --------------
Interest income ...............................     $  8,928         $ 38,647
Interest expense ..............................           --           18,503
 ..............................................     --------         --------
  Net interest income .........................        8,928           20,144
 ..............................................     --------         --------
Non-interest income:
  Gain on sale of loans held for sale .........       27,994           71,156
  Gain on sale of loan servicing rights........           --            1,048
  Loss on real estate owned, net ..............          (93)            (130)
  Loan fees ...................................           23               50
                                                    --------         --------
                                                      27,924           72,124
Operating expenses:
  Loan servicing fees .........................        1,850            5,743
  Other loan expenses .........................           13              273
                                                    --------         --------
                                                       1,863            6,016
                                                    --------         --------
Net income ....................................     $ 34,989         $ 86,252
                                                    ========         ========


     In October 1996, the LLC securitized 9,825 loans with an unpaid principal balance of $419,382, past due interest of $86,131 and a net book value of $394,234. Proceeds from sales of the related securities by the LLC amounted to $466,806. In March 1997, as part of a larger transaction involving the Company and an affiliate of BlackRock, the LLC securitized 1,196 loans with an unpaid principal balance of $51,714, past due interest of $14,209 and a net book value of $40,454. Proceeds from the sale of the related securities amounted to $58,866. In December 1997, as part of a larger transaction involving the Company and BlackRock, the LLC securitized 534 loans with an unpaid principal balance of $26,644, past due interest of $8,303 and a net book value of $20,139. Proceeds from the sale of the related securities amounted to $30,178. The Company continues to service the securitized loans and is paid a servicing fee.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)



NOTE 3   DISCONTINUED OPERATIONS

     In September 1995, the Company announced its decision to dispose of its automated banking division and related activities. As a result of this decision, a loss of $3,204, net of tax benefit of $1,776 was recorded consisting of a net loss of $1,954 on the sale of assets and a loss of $1,250 incurred from related operations until the sales and dispositions, both of which were substantially complete at December 31, 1995. Losses from operations of the discontinued division, net of tax, amounted to $4,468 for the nine months ended September 30, 1995. Gross revenues from the automated banking division and related activities for the year ended December 31, 1995 amounted to $1,822.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)


NOTE 4   FAIR VALUE OF FINANCIAL INSTRUMENTS

     Substantially all of the Company's assets, liabilities and off-balance sheet instruments and commitments are considered financial instruments. For the majority of the Company's financial instruments, principally loans and deposits, fair values are not readily available since there are no available trading markets as characterized by current exchanges between willing parties.
Accordingly, fair values can only be derived or estimated using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise. In addition, for those financial instruments with option-related features, prepayment assumptions are incorporated into the valuation techniques. It should be noted that minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values.

     The fair values reflected below are indicative of the interest rate environments as of December 31, 1997 and 1996 and do not take into consideration the effects of interest rate fluctuations. In different interest rate environments, fair value results can differ significantly, especially for certain fixed-rate financial instruments and non-accrual assets. In addition, the fair values presented do not attempt to estimate the value of the Company's fee generating businesses and anticipated future business activities. In other words, they do not represent the Company's value as a going concern. Furthermore, the differences between the carrying amounts and the fair values presented may not be realized because, except as indicated, the Company generally intends to hold these financial instruments to maturity and realize their recorded values.

     Reasonable comparability of fair values among financial institutions is difficult due to the wide range of permitted valuation techniques and numerous estimates that must be made in the absence of secondary market prices. This lack of objective pricing standards introduces a degree of subjectivity to these derived or estimated fair values. Therefore, while disclosure of estimated fair values of financial instruments is required, readers are cautioned in using this data for purposes of evaluating the financial condition of the Company.

     The methodologies used and key assumptions made to estimate fair value, the estimated fair values determined and recorded carrying values follow:

Cash and Cash Equivalents

     Cash and cash equivalents have been valued at their carrying amounts as these are reasonable estimates of fair value given the relatively short period of time between origination of the instruments and their expected realization.

Investments and Mortgage-Backed and Related Securities

     For investments and mortgage-backed and related securities, fair value equals quoted price, if available. For securities for which a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.

Loans and Discount Loans

     The fair value of performing whole loans is estimated based upon quoted market prices for similar whole loan pools. The fair value of the discount loan portfolio is estimated based upon current market yields at which recent pools of similar mortgages have traded taking into consideration the timing and amount of expected cash flows.

Low-Income Housing Tax Credit Interests

     The fair value of the investments in low-income housing tax credit interests is estimated by discounting the future tax benefits expected to be realized from these investments using discount rates at which similar investments were being made on or about the respective financial statement dates.

Deposits

     The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the required cash payments at the market rates offered for deposits with similar maturities on or about the respective financial statement dates.

Borrowings

     The fair value of the Company's notes and debentures and capital securities are based upon quoted market prices. The fair value of the Company's other borrowings is estimated based upon the discount value of the future cash flows expected to be paid on such borrowings using estimated market discount rates that reflect the borrowings of others with similar terms and maturities.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)


Risk Management Instruments

     The fair value of interest rate swap agreements is the estimated amount that the Company would receive or pay to terminate the swap agreements at the reporting date taking into account interest rates and the credit worthiness of the swap counterparties on or about the respective financial statement dates. Market quotes are used to estimate the fair value of interest rate futures contracts.

Loan Commitments

     The fair value of loan commitments is estimated considering the difference between interest rates on or about the respective financial statement dates and the committed rates.

Real Estate Owned

     Real estate, although not a financial instrument, is an integral part of the Company's business. The fair value of real estate is estimated based upon appraisals, broker price opinions and other standard industry valuation methods, less anticipated selling costs.

     The carrying amounts and the estimated fair values of the Company's financial instruments and real estate owned are as follows:

                                                          December 31, 1997                     December 31, 1996
                                               -------------------------------------   -------------------------------------
                                                Carrying Amount        Fair Value       Carrying Amount        Fair Value
                                               -----------------    ----------------   -----------------   -----------------
FINANCIAL ASSETS:
   Cash and cash equivalents................          $  152,244          $  152,244          $   52,219          $   52,219
   Securities held for trading..............                  --                  --              75,606              75,606
   Securities available for sale............             430,524             430,524             354,005             354,005
   Loans available for sale.................             177,041             184,884             126,366             128,784
   Investment securities....................              59,567              59,567               8,901               8,901
   Loan portfolio, net......................             266,299             281,850             402,582             410,934
   Discount loan portfolio, net.............           1,434,176           1,657,222           1,060,953           1,140,686
   Investments in low-income housing tax
     credit interests.......................             128,614             151,130              93,309             113,850
   Real estate owned, net...................             167,265             212,443             103,704             130,221
FINANCIAL LIABILITIES:
   Deposits.................................           1,982,822           2,024,857           1,919,742           1,934,717
   Advances from the Federal Home Loan Bank                   --                  --                 399                 399
   Securities sold under agreements
     to repurchase..........................             108,250             108,250              74,546              74,546
   Obligations outstanding under lines of credit         118,304             118,304                  --                  --
   Notes, debentures and other interest
     bearing obligations....................             226,975             255,538             225,573             246,511
  Capital securities........................             125,000             135,313                  --                  --
OTHER:
   Loan commitments.........................             225,569             225,569             194,128             194,128


                                                                        38

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)


NOTE 5    SECURITIES HELD FOR TRADING

     The Company held no securities for trading at December 31, 1997. The book and fair values and gross unrealized gains and losses for the Company's securities held for trading at December 31, 1996 were as follows:

                                                                            Gross               Gross
                                                         Book            Unrealized           Unrealized            Fair
                                                         Value              Gains               Losses              Value
                                                      ----------        ------------        ------------        ------------
Collateralized mortgage obligations.........          $   75,526        $         --        $       (140)       $     75,386
Futures contracts...........................                  --                 220                  --                 220
                                                      ----------        ------------        ------------        ------------
                                                      $   75,526        $        220        $       (140)       $     75,606
                                                      ==========        ============        ============        ============


     The Company traded assets totaling $1,023,965, $373,723 and $93,942 in aggregate sales proceeds during the years ended December 31, 1997, 1996 and 1995, respectively, primarily in connection with the Company's securitizations of loans, resulting in realized net gains of $72,214, $14,645 and $2,949 for the years ended December 31, 1997, 1996 and 1995, respectively. Unrealized gains on securities held for trading and included in gains on sales of interest earning assets amounted to $0, $80 and $0, respectively, in 1997, 1996 and 1995.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

NOTE 6   SECURITIES AND LOANS AVAILABLE FOR SALE

     The amortized cost, fair value and gross unrealized gains and losses on the Company's securities and loans available for sale are as follows at the periods ended:

                                                                            Gross                Gross
                                                       Amortized         Unrealized            Unrealized             Fair
                                                         Cost               Gains                Losses               Value
                                                      ----------         -----------           -----------         ---------
DECEMBER 31, 1997:
Mortgage-related securities:
   Single family residential:
     AAA-rated collateralized mortgage
       obligations..........................          $  160,347            $    195          $      (91)          $ 160,451
     FHLMC interest only....................              73,214                 219              (8,688)             64,745
     FNMA interest only.....................              71,215                 829             (12,329)             59,715
     GNMA interest only.....................              35,221                  --              (5,455)             29,766
     AAA-rated interest only................              14,700                  19                (856)             13,863
     Subordinates...........................              62,247               6,587              (1,004)             67,830
     REMIC residuals........................              17,267                  --              (1,574)             15,693
     Swaps..................................                  --                  --                 (94)                (94)
                                                      ----------            --------          ----------           ---------
                                                         434,211               7,849             (30,091)            411,969
                                                      ----------            --------          ----------           ---------
   Multi-family and commercial:
     AAA-rated interest only................               1,008                 229                (207)              1,030
     Non-investment grade interest only.....               2,743                 734                  --               3,477
     Subordinates...........................              12,107               2,047                (106)             14,048
                                                      ----------            --------          ----------           ---------
                                                          15,858               3,010                (313)             18,555
                                                      ----------            --------          ----------           ---------
                                                      $  450,069            $ 10,859          $  (30,404)          $ 430,524
                                                      ==========            ========          ==========           =========
Loans:
     Single family residential..............          $  176,554            $  7,843          $       --           $ 184,397
     Consumer loans.........................                 487                  --                  --                 487
                                                      ----------            --------          ----------           ---------
                                                      $  177,041            $  7,843          $       --           $ 184,884
                                                      ==========            ========          ==========           =========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

                                                                             Gross               Gross
                                                       Amortized          Unrealized          Unrealized             Fair
                                                         Cost                Gains              Losses               Value
                                                      ----------          ----------          -----------          ---------
DECEMBER 31, 1996:
Mortgage-related securities:
   Single- family residential:
     AAA-rated collateralized mortgage
       obligations..........................          $   74,224            $    227          $     (516)          $  73,935
     FHLMC interest only....................              46,735                 963                (127)             47,571
     FNMA interest only.....................              48,573               1,315                (508)             49,380
     AAA-rated interest only................               1,166                  27                 (20)              1,173
     Subordinates...........................              15,550               3,614                  --              19,164
     REMIC residuals........................              19,211               1,349                  --              20,560
     Futures contracts......................                  --                  19              (1,940)             (1,921)
                                                      ----------           ---------          ----------           ---------
                                                         205,459               7,514              (3,111)            209,862
                                                      ----------           ---------          ----------           ---------
   Multi-family and commercial:
     AAA-rated interest only................              82,996               1,353                (759)             83,590
     Non-investment grade interest only.....               3,620                 205                 (26)              3,799
     Subordinates...........................              56,500               1,856                (822)             57,534
     Futures contracts......................                  --                  --                (780)               (780)
                                                      ----------           ---------          ----------           ---------
                                                         143,116               3,414              (2,387)            144,143
                                                      ----------           ---------          ----------           ---------
                                                      $  348,575           $  10,928          $   (5,498)          $ 354,005
                                                      ==========           =========          ==========           =========
Loans:
   Single family residential................             111,980           $   2,948          $     (970)          $ 113,958
   Multi-family residential.................              13,657                 305                                  13,962
   Consumer loans...........................                 729                 143                  (8)                864
                                                      ----------           ---------          ----------           ---------
                                                      $  126,366           $   3,396          $     (978)          $ 128,784
                                                      ==========           =========          ==========           =========

     A profile of the  maturities of  securities  available for sale at December
31, 1997 follows. Mortgage-backed securities are included based on their weighted-average maturities, reflecting anticipated future prepayments based on a consensus of dealers in the market.

                                                                               Amortized Cost         Fair Value
                                                                               --------------        -----------
         Due within one year...........................................           $   120,839        $   120,700
         Due after 1 through 5 years...................................               246,204            223,873
         Due after 5 through 10 years..................................                79,322             81,655
         Due after 10 years............................................                 3,704              4,296
                                                                                  -----------        -----------
                                                                                  $   450,069        $   430,524
                                                                                  ===========        ===========

                                                              41


                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

     Gross realized gains and losses, proceeds on sales, premiums amortized against and discounts accreted to income were as follows during the periods ended December 31:

                                                                             1997          1996           1995
                                                                           ---------     ---------     ---------
         Securities:
         Gross realized gains..........................................    $   9,637     $   4,323     $   1,266
         Gross realized losses.........................................       (3,591)       (3,757)       (2,079)
                                                                           ---------     ---------     ---------
         Net realized gains (losses)...................................    $   6,046     $     566     $    (813)
                                                                           =========     =========     =========

         Proceeds on sales.............................................    $ 202,670     $ 175,857     $ 836,247
                                                                           =========     =========     =========

         Premiums amortized against interest income....................    $  73,019     $  23,508     $   5,188
         Discounts accreted to interest income.........................    $  (6,734)       (3,261)       (3,135)
                                                                           ---------     ---------     ---------
         Net premium amortization......................................    $  66,285     $  20,247     $   2,053
                                                                           =========     =========     =========

         Loans:
         Gross realized gains..........................................    $   4,069     $   2,150     $   1,817
         Gross realized losses.........................................       (1,662)       (3,152)           --
                                                                           ---------     ---------     ---------
         Net realized gains (losses)...................................    $   2,407     $  (1,002)    $   1,817
                                                                           =========     =========     =========

         Proceeds on sales.............................................    $ 519,163     $ 397,606     $ 100,104
                                                                           =========     =========     =========


     One security in the  available for sale  portfolio,  with a market value of
$12,334,  is pledged as collateral to the State of New Jersey in connection with
the  Bank's  sales  of   certificates   of  deposit  over  $100  to  New  Jersey
municipalities. Additionally, certain mortgage-related securities are pledged as collateral for securities sold under agreements to repurchase (see Note 16).

                                       42

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

NOTE 7   INVESTMENT SECURITIES

     The book and fair values and gross unrealized gains and losses on the Company's investment securities are as follows at December 31:

                                                                         Gross               Gross
                                                         Book         Unrealized          Unrealized             Fair
                                                         Value           Gains              Losses               Value
                                                      ----------      ----------          ----------           ---------
1997:
Marketable Equity Securities:
   Other common stocks......................          $   38,545        $  9,638          $   (1,911)          $  46,272
Non-marketable Equity Securities:
   Federal Home Loan Bank stock.............              10,825              --                  --              10,825
   Limited partnership interests............               2,470              --                  --               2,470
                                                      ----------        --------          ----------           ---------
                                                      $   51,840        $  9,638          $   (1,911)          $  59,567
                                                      ==========        ========          ==========           =========
1996:
Non-marketable Equity Securities:
   Federal Home Loan Bank stock.............          $    8,798        $     --          $       --           $   8,798
   Limited partnership interests............                 103              --                  --                 103
                                                      ----------        --------          ----------           ---------
                                                      $    8,901        $     --          $       --           $   8,901
                                                      ==========        ========          ==========           =========


     Included in interest income on investment securities and other for the periods ended December 31, 1997, 1996 and 1995 are $1,603, $1,767 and $1,388,
respectively, of deferred fees accreted on tax residuals (see Note 21).

     As a member of the FHLB system, the Bank is required to maintain an investment in the capital stock of the FHLB in an amount at least equal to the greater of 1% of residential mortgage assets, 5% of outstanding borrowings
(advances) from the FHLB, or 0.3% of total assets. FHLB capital stock is generally pledged to secure FHLB advances.

     The Company's investment in other common stocks at December 31, 1997 is primarily comprised of 1,715,000 shares of stock in OAIC with a book value and fair value of $25,519 and $35,158, respectively.

     Dividends earned on FHLB stock and other common stocks amounted to $2,000, $567 and $505 during 1997, 1996 and 1995, respectively.

                                       43


                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)


NOTE 8   LOAN PORTFOLIO

     The Company's loan portfolio consisted of the following at December 31:

                                                                                     1997               1996
                                                                                 -----------         -----------
         Carrying value:
           Single family residential...................................          $    46,226         $    73,186
           Multi-family residential:
             Permanent.................................................               38,105              31,252
             Construction..............................................               33,277              36,590
                                                                                 -----------         -----------
             Total multi-family residential............................               71,382              67,842
                                                                                 -----------         -----------
           Commercial real estate:
             Hotel:
               Permanent...............................................               64,040             173,947
               Construction............................................               25,322              26,364
             Office ...................................................               68,759             128,782
             Land .....................................................                2,858               2,332
             Other ....................................................               16,094              25,623
                                                                                 -----------         -----------
               Total commercial real estate............................              177,073             357,048
                                                                                 -----------         -----------
         Commercial non-mortgage.......................................                   --               2,614
                                                                                 -----------         -----------
         Consumer .....................................................                  244                 424
                                                                                 -----------         -----------
               Total loans.............................................              294,925             501,114
         Undisbursed loan funds..........................................            (22,210)            (89,840)
         Unaccreted discount...........................................               (2,721)             (5,169)
         Allowance for loan losses.....................................               (3,695)             (3,523)
                                                                                 -----------         -----------
               Loans, net..............................................          $   266,299         $   402,582
                                                                                 ===========         ===========

     At December 31, 1997 the Company had $4,382 of single family residential loans and $3,686 of multi-family residential loans outstanding, at market interest rates and terms, which were issued to facilitate the sale of the Company's real estate owned and real estate held for development.

     Included in the loan portfolio at December 31, 1997 and 1996 are $101,126 and $315,871 respectively, of loans in which the Company participates in the residual profits of the underlying real estate, of which $88,954 and $233,749, respectively, have been funded. The Company records any residual profits as part of interest income when received.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

     The following table presents a summary of the Company's nonperforming loans, allowance for loan losses and significant ratios at and for the years ended December 31:

                                                                              1997          1996          1995
                                                                           ---------     ---------     ---------
         Nonperforming loans:
         Single family residential.....................................    $   1,575     $   2,123     $   2,923
         Multi-family..................................................        7,583           106           731
         Consumer......................................................           --            55           202
                                                                           ---------     ---------     ---------
                                                                           $   9,158     $   2,284     $   3,856
                                                                           ---------     ---------     ---------
         Allowance for loan losses:
         Balance at beginning of year..................................    $   3,523     $   1,947     $   1,071
         Provision for loan losses.....................................          325         1,872         1,121
         Charge-offs...................................................         (153)         (296)         (263)
         Recoveries....................................................           --            --            18
                                                                           ---------     ---------     ---------
         Balance at end of year........................................    $   3,695     $   3,523     $   1,947
                                                                           =========     =========     =========
         Significant ratios:
         Nonperforming loans as a percentage of:
         Loans.........................................................         3.36%         0.56%         1.27%
         Total assets..................................................         0.30%         0.09%         0.20%

         Allowance for loan losses as a percentage of:
         Loans.........................................................         1.39%         0.87%         0.65%

         Nonperforming loans...........................................        40.35%       154.24%        50.49%
         Net charge-offs (recoveries) as a percentage of average loans.         0.04%         0.09%         0.19%

     If non-accrual loans had been current in accordance with their original terms, interest income for the years ended December 31, 1997, 1996 and 1995 would have been approximately $515, $214 and $322 higher, respectively. No interest has been accrued on loans greater than 89 days past due.

     At December 31, 1997, the Company had no investment in impaired loans as defined in accordance with SFAS No. 114, and as amended by SFAS No. 118.

     The loan portfolio is geographically located throughout the United States. The following table sets forth the five states in which the largest amount of properties securing the Company's loans were located at December 31, 1997.

                                                           Singe Family  Multi-family  Commercial
                                                            Residential  Residential   Real Estate     Consumer      Total
                                                            -----------  -----------   -----------   -----------  -----------
     New York............................................   $     3,871  $    31,835   $    23,068   $        --  $    58,774
     New Jersey..........................................        27,433        5,448         2,544             9       35,434
     California..........................................         2,771        4,763        20,213            --       27,747
     Maryland............................................           140           --        26,008            --       26,148
     Illinois............................................            56           --        21,098            --       21,154
     Other...............................................        11,955       29,336        84,142           235      125,668
                                                            -----------  -----------   -----------   -----------  -----------
     Total...............................................   $    46,226  $    71,382   $   177,073   $       244  $   294,925
                                                            ===========  ===========   ===========   ===========  ===========

                                                                    45


                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

NOTE 9    DISCOUNT LOAN PORTFOLIO

     The Company has acquired, through private sales and auctions, mortgage loans at a discount because the borrowers are either not current as to principal and interest payments or there is doubt as to the borrowers' ability to pay in full the contractual principal and interest. The Company estimates the amounts it will realize through foreclosure, collection efforts or other resolution of each loan and the length of time required to complete the collection process in determining the amounts it will bid to acquire such loans.

     The resolution alternatives applied to the discount loan portfolio are (i) the borrower brings the loan current in accordance with original or modified terms; (ii) the borrower repays the loan or a negotiated amount; (iii) the borrower agrees to a deed-in-lieu of foreclosure, in which case it is classified as real estate owned and held for sale by the Company and (iv) the Company forecloses on the loan and the property is either acquired at the foreclosure sale by a third-party or by the Company, in which case it is classified as real estate owned and held for sale. The Company periodically reviews the discount loan portfolio performance to ensure that nonperforming loans are carried at the lower of amortized cost or net realizable value of the underlying collateral and the remaining unaccreted discount is adjusted accordingly. Upon receipt of title to the property, the loans are transferred to real estate owned.

     The Company's discount loan portfolio consists of the following at December 31:

                                                                                         Carrying Value
                                                                                 -------------------------------
                                                                                     1997               1996
                                                                                 -----------         -----------
         Loan type:
           Single family residential...................................          $   900,817         $   504,049
           Multi-family residential....................................              191,302             341,796
           Commercial real estate......................................              701,035             465,801
           Other.......................................................                1,865               2,753
                                                                                 -----------         -----------
             Total discount loans......................................            1,795,019           1,314,399
           Unaccreted discount.........................................             (337,350)           (241,908)
           Allowance for loan losses...................................              (23,493)            (11,538)
                                                                                 -----------         -----------
           Discount loans, net.........................................          $ 1,434,176         $ 1,060,953
                                                                                 -----------         -----------

     The following table sets forth the payment status at December 31 of the loans in the Company's gross discount loan portfolio:

                                                         December 31, 1997                       December 31, 1996
                                                  ------------------------------         ------------------------------
                                                   Principal          Percentage           Principal         Percentage
                                                    Amount             of Loans             Amount            of Loans
                                                  -----------        -----------         -----------        -----------
Loans without Forbearance Agreements:
Current.....................................      $   670,115             37.33%         $   572,043             43.52%
Past due 31 to 89 days......................           21,098              1.18               19,458              1.48
Past due 90 days or more....................          638,319             35.56              506,113             38.51
Acquired and servicing not yet transferred..           28,053              1.56              149,564             11.38
                                                  -----------          --------          -----------         ---------
Subtotal....................................        1,357,585             75.63            1,247,178             94.89
                                                  -----------          --------          -----------         ---------

Loans with Forbearance Agreements:
Current.....................................            3,140              0.18                7,554              0.57
Past due 31 to 89 days......................            1,688              0.09                2,703              0.21
Past due 90 days or more....................          432,606(1)          24.10               56,964              4.33
                                                  -----------          --------          -----------         ---------
Subtotal....................................          437,434             24.37               67,221              5.11
                                                  -----------          --------          -----------         ---------

Total.......................................      $ 1,795,019            100.00%         $ 1,314,399            100.00 %
                                                  ===========          ========          ===========         =========

-------------------
(1) Includes $316.3 million of loans which were less than 90 days past due under the terms of the forbearance agreements at December 31, 1997, of which $184.5 million were current and $131.8 million were past due 31 to 89 days.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

     A summary of income on discount loans is as follows for the years ended December 31:

                                                                              1997         1996          1995
                                                                           ---------     ---------     ---------
         Interest Income:
           Realized....................................................    $ 157,649     $  97,174     $  70,807
           Accreted and unrealized.....................................           --         5,991         5,191
                                                                           ---------     ---------     ---------
                                                                           $ 157,649     $ 103,165     $  75,998
                                                                           =========     =========     =========
         Gains on Sales:
           Realized gains on sales.....................................    $   4,215     $   7,393     $   6,008
                                                                           =========     =========     =========
           Proceeds on sales...........................................    $ 500,151     $ 190,616      $ 38,942
                                                                           =========     =========     =========

     Proceeds on sales of discount loans during 1997 and 1996 include non-cash proceeds related to the exchange of discount loans for securities in connection with the Company's securitization activities (see Note 5).

     The following table sets forth the activity in the Company's gross discount loan portfolio during the years ended December 31:

                                                                            1997          1996           1995
                                                                        ------------   -----------    ----------
         Principal balance at beginning of year........................ $  1,314,399   $   943,529    $  785,434
         Acquisitions..................................................    1,776,773     1,110,887       791,195
         Resolutions and repayments....................................     (484,869)     (371,228)     (300,161)
         Loans transferred to real estate owned........................     (292,412)     (138,543)     (281,344)
         Sales.........................................................     (518,872)     (230,246)      (51,595)
                                                                        ------------   -----------    ----------
         Principal balance at end of year ............................. $  1,795,019   $ 1,314,399    $  943,529
                                                                        ============   ===========    ==========

     The discount loan portfolio is geographically located throughout the United States. The following table sets forth the five states in which the largest amount of properties securing the Company's discount loans were located at December 31, 1997:

                                                                                             Commercial
                                                   Single family        Multi-family         Real Estate
                                                    Residential          Residential          and Other             Total
                                                   -------------        ------------         -----------         -----------
     California.............................       $  160,042           $  59,473            $    91,627         $   311,142
     New Jersey.............................           80,442               3,430                137,026             220,898
     New York...............................           98,248               9,527                 93,677             201,452
     Connecticut............................           54,802              21,856                 27,074             103,732
     Pennsylvania...........................           39,616              52,599                  3,329              95,544
     Other..................................          467,667              44,417                350,167             862,251
                                                   ----------           ---------            -----------         -----------
     Total..................................       $  900,817           $ 191,302            $   702,900         $ 1,795,019
                                                   ==========           =========            ===========         ===========

     The following schedule presents a summary of the Company's allowance for loan losses and significant ratios for its discount loans at and for the years ended December 31:

                                                                             1997         1996           1995
                                                                          ---------     ---------     ---------
     Allowance for loan losses:
         Balance at beginning of year..................................   $  11,538     $      --     $      --
         Provision for loan losses.....................................      31,894        20,578            --
         Charge-offs...................................................     (20,349)       (9,216)           --
         Recoveries....................................................         410           176            --
                                                                          ---------     ---------     ---------
         Balance at end of year........................................   $  23,493     $  11,538     $      --
                                                                          =========     =========     =========
     Significant ratios:
     Allowances for loan losses as a percentage of
       discount loan portfolio, net....................................        1.64%         1.09%           --%
     Net charge-offs (recoveries) as a percentage of average discount loans    1.55%         1.34%           --%

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

NOTE 10  REAL ESTATE OWNED

     Real estate owned, net of allowance for losses, is held for sale and consists of the following at December 31:

                                                                                    1997                1996
                                                                                 -----------         -----------
         Discount loan portfolio:
           Single family residential...................................          $    76,409         $    49,728
           Multi-family residential....................................               16,741              14,046
           Commercial real estate......................................               71,339              36,264
                                                                                 -----------         -----------
             Total discount loan portfolio.............................              164,489             100,038
         Loan portfolio................................................                  357                 592
         Loans available for sale......................................                2,419               3,074
                                                                                 -----------         -----------
                                                                                 $   167,265         $   103,704
                                                                                 ===========         ===========


     The following schedule presents the activity, in aggregate, in the valuation allowances on real estate owned for the years ended December 31:

                                                                              1997         1996          1995
                                                                           ---------     ---------     ---------
         Balance at beginning of year..................................    $  11,493     $   4,606     $   3,937
         Provision for losses..........................................       13,450        18,360        10,510
         Charge-offs and sales.........................................      (12,597)      (11,473)       (9,841)
                                                                           ---------     ---------     ---------
         Balance at end of year........................................    $  12,346     $  11,493     $   4,606
                                                                           =========     =========     =========

     The following table sets forth the results of the Company's investment in real estate owned, which were primarily related to the discount loan portfolio, during the years ended December 31:

                                                                             1997          1996          1995
                                                                           ---------     ---------     ---------
         Gains on sales................................................    $  30,651     $  22,835     $  19,006
         Provision for losses..........................................      (13,450)      (18,360)      (10,510)
         (Carrying costs) rental income, net...........................       (9,924)         (648)        1,044
                                                                           ---------     ---------     ---------
                                                                           $   7,277     $   3,827     $   9,540
                                                                           =========     =========     =========


NOTE 11  INVESTMENT IN REAL ESTATE

                                                                                          December 31,
                                                                                 -------------------------------
                                                                                    1997                1996
                                                                                 -----------         -----------

         Loans accounted for as investments in real estate:
           Multi-family residential....................................          $    61,967         $    24,946
           Nonresidential..............................................                2,369                  --
         Hotels........................................................                1,426              16,087
         Other.........................................................                  210                  --
                                                                                 -----------         -----------
                                                                                 $    65,972         $    41,033
                                                                                 ===========         ===========


     During 1997, the Company sold a 69% partnership interest in the one hotel it owned and operated.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

NOTE 12  MORTGAGE SERVICING RIGHTS

     The Company services for other investors mortgage loans which it does not own. The total amount of such loans serviced for others was $5,509,819 and $1,918,098 at December 31, 1997 and 1996, respectively. Servicing fee income on such loans amounted to $22,056, $2,414 and $493 for the years ended December 31, 1997, 1996 and 1995, respectively.

     The unamortized balance of mortgage servicing rights, which are included in other assets, is as follows at December 31:

                                                   1997                1996
                                                -----------         -----------
         Unamortized balance.................   $     7,369         $     4,048
         Valuation allowance.................        (1,630)             (1,630)
                                                -----------         -----------
                                                $     5,739         $     2,418
                                                ===========         ===========

     Periodically, the Company evaluates the recoverability of mortgage servicing rights based on the projected value of future net servicing income. Future prepayment rates are estimated based on current interest rates and various portfolio characteristics, including loan type, interest rate, and market prepayment estimates. If the estimated recovery is lower than the current amount of mortgage servicing rights, a reduction to mortgage servicing rights is recorded through an increase in the valuation allowance. Valuation allowances were established through charges to servicing fees and other charges during 1996 primarily as a result of higher than projected prepayment rates.



NOTE 13  INVESTMENTS IN LOW INCOME HOUSING TAX CREDIT INTERESTS

     The carrying value of the Company's investments in low-income housing tax credit interests are as follows at December 31:

                                                                                    1997                1996
                                                                                 -----------         -----------
         Investments solely as a limited partner made
           prior to May 18, 1995.......................................          $    31,418         $    55,595
         Investments solely as a limited partner made on or after
           May 18, 1995................................................               47,153              12,887
         Investments as both a limited and, through subsidiaries,
           general partner.............................................               50,043              24,827
                                                                                 -----------         -----------
                                                                                 $   128,614         $    93,309
                                                                                 ===========         ===========

     The qualified affordable housing projects underlying the Company's investments in low-income housing tax credit interests are geographically located throughout the United States. At December 31, 1997, the Company's largest single investment was $9,693 which is in a project located in Racine, Wisconsin.

     Income on the Company's limited partnership investments made prior to May 18, 1995, is recorded under the level yield method as a reduction of income tax expense, and amounted to $6,846, $8,144 and $7,709 for the years ended December 31, 1997, 1996 and 1995, respectively. Had these investments been accounted for under the equity method, net income would have been reduced by $2,779, $2,223 and $2,798 for the years ended December 31, 1997, 1996 and 1995, respectively. For limited partnership investments made after May 18, 1995, and for investments as a limited and, through subsidiaries, general partner, the Company recognized tax credits of $8,035 and $1,186 for the years ended December 31, 1997 and 1996, respectively, and recorded a loss of $4,935 and $636 from operations of the underlying real estate after depreciation for the years ended December 31, 1997 and 1996, respectively.

     Other liabilities include $0 and $9,105 at December 31, 1997 and 1996, respectively, representing contractual obligations to fund certain limited partnerships which invest in low-income housing tax credit interests.

     Included in other income for the years ended December 31, 1997 and 1996 are gains of $6,298 and $4,861, respectively, on the sales of certain investments in low-income housing tax credit interests which had carrying values of $15,728 and $19,806, respectively, at time of sale.

NOTE 14   PREMISES AND EQUIPMENT

                                                                                          December 31,
                                                                                 -------------------------------
                                                                                    1997                1996
                                                                                 -----------         -----------


         Land .........................................................          $       773         $       485
         Leasehold improvements........................................                7,664               5,999
         Office and computer equipment.................................               28,675              15,950
         Less accumulated depreciation and amortization................              (15,570)             (7,815)
                                                                                 -----------         -----------
                                                                                 $    21,542         $    14,619
                                                                                 ===========         ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)


NOTE 15 DEPOSITS

The Company's deposits consist of the following at December 31:

                                                              1997                                     1996
                                               ---------------------------------         --------------------------------
                                                  Weighted               Book              Weighted               Book
                                                Average Rate             Value           Average Rate            Value
                                               -------------         -----------         ------------         -----------
   Non-interest bearing deposits............          --%            $   130,372                --%           $    96,563
   NOW and money market
     checking accounts......................        4.73                  27,624              2.99                 22,208
   Savings accounts.........................        2.30                   1,664              2.30                  2,761
                                                                     -----------                              -----------
                                                                         159,660                                  121,532
                                                                     -----------                              -----------
   Certificates of deposit..................                           1,834,899                                1,809,098
   Unamortized deferred fees................                             (11,737)                                 (10,888)
                                                                     -----------                              -----------
                                                    6.00               1,823,162              5.80              1,798,210
                                                                     -----------                              -----------
   Total deposits...........................        5.95             $ 1,982,822              5.47            $ 1,919,742
                                                                     ===========                              ===========

     At December 31, 1997 and 1996, certificates of deposit include $1,607,043 and $1,572,081, respectively, of deposits originated through national, regional and local investment banking firms which solicit deposits from their customers, all of which are non-cancelable. Additionally, at December 31, 1997 and 1996, $133,738 and $147,488, respectively, of certificates of deposit were issued on an uninsured basis. Of the $133,738 of uninsured deposits at December 31, 1997, $98,069 were from political subdivisions in New Jersey and secured or collateralized as required under state law. Non-interest bearing deposits include $96,518 and $82,885 of advance payments by borrowers for taxes, insurance and principal and interest collected but not yet remitted in accordance with loan servicing agreements at December 31, 1997 and 1996, respectively.

     The contractual maturity of the Company's certificates of deposit at December 31, 1997 follows:

     CONTRACTUAL REMAINING MATURITY:
         Within one year....................................  $     840,463
         Within two years...................................        376,628
         Within three years.................................        234,244
         Within four years..................................        225,479
         Within five years..................................        146,013
         Thereafter.........................................            335
                                                              -------------
                                                              $   1,823,162
                                                              =============

The amortization of the deferred fees of $6,619, $5,384 and $4,729 for the years ended December 31, 1997, 1996 and 1995, respectively, is computed using the interest method and is included in interest expense on certificates of deposit. The interest expense by type of deposit account is as follows for the years ended December 31:

                                                                              1997          1996          1995
                                                                           ---------     ---------     ---------
         NOW accounts and money market checking........................    $   1,220     $     620     $   1,031
         Savings ......................................................           49            78           451
         Certificates of deposit.......................................      120,801        93,075        70,371
                                                                           ---------     ---------     ---------
                                                                           $ 122,070     $  93,773     $  71,853
                                                                           =========     =========     =========

     Accrued interest payable on deposits amounted to $21,967 and $18,249 at December 31, 1997 and 1996, respectively.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

NOTE 16  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     The Company periodically enters into sales of securities under agreements to repurchase the same securities (reverse repurchase agreements). Fixed coupon reverse repurchase agreements with maturities of three months or less are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the accompanying consolidated statements of financial condition. All securities underlying reverse repurchase agreements are reflected as assets in the accompanying consolidated statements of financial condition and are held in safekeeping by broker/dealers.

                                                                  Year Ended December 31,
                                                           -----------------------------------
                                                             1997           1996        1995
                                                           --------       --------    --------
Other information concerning securities sold
   under agreements to repurchase:
   Balance at end of year .............................    $108,250       $ 74,546    $ 84,761
   Accrued interest payable at end of year ............    $    306       $     12    $    153
   Weighted average interest rate at end of year ......        6.06%          5.46%       5.70%
   Average balance during the year ....................    $ 16,717       $ 19,581    $ 16,754
   Weighted average interest rate during the year .....        5.98%          5.62%       5.68%
   Maximum month-end balance ..........................    $108,250       $ 84,321    $ 84,761


     Mortgage-related securities at amortized cost of $121,371 and a market value of $120,168 were posted as collateral for securities sold under agreements to repurchase at December 31, 1997.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

NOTE 17  NOTES, DEBENTURES AND OTHER INTEREST BEARING OBLIGATIONS

Notes, debentures and other interest bearing obligations mature as follows:

                                                                                            December 31,
                                                                                 -------------------------------
                                                                                    1997                1996
                                                                                 -----------          ----------
         1998:
         7.063% note due January 31....................................                1,975                  --
         2003:
         11.875% notes due October 1...................................              125,000             125,000
         2005:
         12% subordinated debentures due June 15.......................              100,000             100,000
         2014:
         0 - 8.5% mortgage loan due December 1.........................                   --                 573
                                                                                 -----------         -----------
                                                                                 $   226,975         $   225,573
                                                                                 ===========         ===========

     On June 12, 1995, the Bank issued $100,000 of 12% Subordinated Debentures due 2005 (the "Debentures") with interest payable semiannually on June 15 and December 15. The Debentures are unsecured general obligations of the Bank and are subordinated in right of payment to all existing and future senior debt.

     The Debentures may not be redeemed prior to June 15, 2000, except as described below. On or after such date, the Debentures may be redeemed at any time at the option of the Bank, in whole or in part, together with accrued and unpaid interest, if any, on not less than 30 nor more than 60 days notice at the following redemption prices (expressed as a percentage of the principal amount), if redeemed during the twelve month period beginning June 15 of the years indicated below:

                   Year                               Redemption Price
     --------------------------------        ---------------------------------
                   2000                                   105.333%
                   2001                                   104.000%
                   2002                                   102.667%
                   2003                                   101.333%
                   2004 and thereafter                    100.000%

     In addition, the Bank may redeem, at its option, up to $35,000 principal amount of the Debentures at any time prior to June 15, 1998 with the net cash proceeds received by the Bank from one or more public equity offerings at a purchase price of 112.000% of the principal amount thereof, plus accrued and unpaid interest.

     In connection with the issuance of the Debentures, the Bank incurred certain costs which have been capitalized and are being amortized on a straight-line basis over the expected life of the Debentures. The unamortized balance of these issuance costs amounted to $2,319 and $2,745, at December 31, 1997 and 1996, respectively, and is included in other assets. Accrued interest payable on the Debentures amounted to $500 at December 31, 1997 and 1996, and is included in accrued expenses, payables and other liabilities.

     On September 25, 1996, the Company completed the public offering of $125,000 aggregate principal of 11.875% Notes due October 1, 2003 ("the Notes") with interest payable semi-annually on April 1 and October 1. The Notes are unsecured general obligations of the Company and are subordinated in right of payment to the claims of creditors of the Company and the Company's subsidiaries.

     The Notes may not be redeemed prior to October 1, 2001 except as described below. On or after such date, the Notes may be redeemed at any time at the option of the Company, in whole or in part, at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest, if redeemed during the twelve-month period beginning October 1 of the years indicated below:

                   Year                               Redemption Price
     --------------------------------        ----------------------------------
                   2001                                   105.938%
                   2002                                   102.969%

     In addition, the Company may redeem, at its option, up to 35% of the original aggregate principal amount of the Notes at any time and from time to time until October 1, 1999 with the net cash proceeds received by the Company from one or more public or private equity offerings at a redemption price of 111.875% of the principal amount thereof, plus accrued and unpaid interest.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

     The indenture governing the Notes requires the Company to maintain, at all times when the Notes are not rated in an investment grade category by one or more nationally recognized statistical rating organizations, unencumbered liquid assets with a value equal to 100% of the required interest payments due on the Notes on the next two succeeding semi-annual interest payment dates. The Company maintained a $15,000 investment in cash and cash equivalents at December 31, 1997 and 1996 that is restricted for purposes of meeting this liquidity requirement. The indenture further provides that the Company shall not sell, transfer or otherwise dispose of shares of common stock of the Bank or permit the Bank to issue, sell or otherwise dispose of shares of its common stock unless in either case the Bank remains a wholly-owned subsidiary of the Company.

     Proceeds from the offering of the Notes amounted to approximately $120,156 (net of underwriting discount). On September 30, 1996, the Company contributed $50,000 of such proceeds to the Bank to support future growth. The remainder of the proceeds retained by the Company have been available for general corporate purposes, with the exception of the liquidity maintenance requirement described above.

     In connection with the issuance of the Notes, the Company incurred certain costs which have been capitalized and are being amortized on a straight-line basis over the life of the Notes. The unamortized balance of these issuance costs amounted to $4,647 and $5,252 at December 31, 1997 and 1996, respectively, and is included in other assets. Accrued interest payable on the Notes amounted to $3,711 and $3,752 at December 31, 1997 and 1996, respectively, and is included in accrued expenses, payables and other liabilities.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

NOTE 18  CAPITAL SECURITIES

     In August 1997, OCT, issued $125.0 million of 10 7/8% Capital Securities (the "Capital Securities"). Proceeds from issuance of the Capital Securities were invested in 10 7/8% Junior Subordinated Debentures issued by Ocwen. The Junior Subordinated Debentures, which represent the sole assets of OCT, will mature on August 1, 2027.

     Holders of the Capital Securities will be entitled to receive cumulative cash distributions accruing from the date of original issuance and payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 1998, at an annual rate of 10 7/8% of the liquidation amount of $1,000 per Capital Security. Payment of distributions out of moneys held by OCT, and payments on liquidation of OCT or the redemption of Capital Securities, are guaranteed by the Company to the extent OCT has funds available. If the Company does not make principal or interest payments on the Junior Subordinated Debentures, OCT will not have sufficient funds to make distributions on the Capital Securities, in which event the guarantee shall not apply to such distributions until OCT has sufficient funds available therefor. Accumulated distributions payable on the Capital Securities amounted to $5,249 at December 31, 1997 and is included in accrued interest payable.

     The Company has the right to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 10 consecutive semi-annual periods with respect to each deferral period, provided that no extension period may extend beyond the stated maturity of the Junior Subordinated Debentures. Upon the termination of any such extension period and the payment of all amounts then due on any interest payment date, the Company may elect to begin a new extension period. Accordingly, there could be multiple extension periods of varying lengths throughout the term of the Junior Subordinated Debentures. If interest payments on the Junior Subordinated Debentures are deferred, distributions on the Capital Securities will also be deferred and the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank pari passu with or junior to the Junior Subordinated Debentures. During an extension period, interest on the Junior Subordinated Debentures will continue to accrue at the rate of 10 7/8% per annum, compounded semi-annually.

     The Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company, subject to the receipt of any necessary prior regulatory approval, (i) in whole or in part on or after August 1, 2007 at a redemption price equal to 105.438% of the principal amount thereof on August 1, 2007 declining ratably on each August 1 thereafter to 100% on or after August 1, 2017, plus accrued interest thereon, or (ii) at any time, in whole (but not in part), upon the occurrence and continuation of a special event (defined as a tax event, regulatory capital event or an investment company event) at a redemption price equal to the greater of (a) 100% of the principal amount thereof or (b) the sum of the present values of the principal amount and premium payable with respect to an optional redemption of such Junior Subordinated Debentures on August 1, 2007, together with scheduled payments of interest from the prepayment date to August 1, 2007, discounted to the prepayment date on a semi-annual basis at the adjusted Treasury rate plus accrued interest thereon to the date of prepayment. The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at maturity or their earlier redemption, in an amount equal to the amount of the related Junior Subordinated Debentures maturing or being redeemed and at a redemption price equal to the redemption price of the Junior Subordinated Debentures, plus accumulated and unpaid distributions thereon to the date of redemption.

     For financial reporting purposes, OCT is treated as a subsidiary of the Company and, accordingly, the accounts of OCT are included in the consolidated financial statements of the Company. Intercompany transactions between OCT and the Company, including the Junior Subordinated Debentures, are eliminated in the consolidated financial statements of the Company. The Capital Securities are presented as a separate caption between liabilities and stockholders' equity in the consolidated statement of financial condition of the Company as "Company-obligated, mandatorily redeemable securities of subsidiary trust holding solely junior subordinated debentures of the Company". Distributions on the Capital Securities are recorded as a separate caption immediately following non-interest expense in the consolidated statement of operations of the Company. The Company intends to continue this method of accounting going forward.

     In connection with the issuance of the Capital Securities, the Company incurred certain costs which have been capitalized and are being amortized over the term of the Capital Securities. The unamortized balance of these issuance costs amounted to $4,262 at December 31, 1997 and is included in other assets.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

NOTE 19  BASIC AND DILUTED EARNINGS PER SHARE

     The Company is required to present both basic and diluted EPS on the face of its statement of operations. Basic EPS, which replaced primary EPS required by APB 15, is calculated by dividing net income by the weighted average number of common shares outstanding during the year. Diluted EPS is calculated by dividing net income by the weighted average number of common shares outstanding and the dilutive potential common shares related to outstanding stock options. The following is a reconciliation of the calculation of basic EPS to diluted EPS.

                                                                             1997          1996          1995
                                                                          ----------    ----------    ----------
Net income.............................................................   $   78,932    $   50,142    $   25,467
                                                                          ==========    ==========    ==========

Basic EPS:
Weighted average shares of common stock................................   56,185,956    50,556,572    51,712,415
                                                                          ==========    ==========    ==========
   Basic EPS...........................................................       $ 1.40    $     0.99    $     0.49
                                                                          ==========    ==========    ==========

Diluted EPS:
Weighted average shares of common stock................................   56,185,956    50,556,572    51,712,415
Effect of dilutive securities:
   Stock options                                                             650,528     2,822,310     3,825,745
                                                                          ----------    ----------    ----------
                                                                          56,836,484    53,378,882    55,538,160
                                                                          ==========    ==========    ==========
   Diluted EPS.........................................................   $     1.39    $     0.94    $     0.46
                                                                          ==========    ==========    ==========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)


NOTE 20  INTEREST RATE RISK MANAGEMENT INSTRUMENTS

     In managing its interest rate risk, the Company on occasion enters into swaps. Under swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional amount. The terms of the swaps provide for the Company to receive a floating rate of interest based on the London Interbank Offered Rate ("LIBOR") and to pay fixed interest rates. The notional amount of the swap outstanding at December 31, 1997 is amortized (i.e., reduced) monthly based on estimated prepayment rates. The terms of the outstanding swap, at December 31, 1997 and 1996 are as follows:

                                Notional                                             Floating Rate
           Maturity              Amount           LIBOR Index       Fixed Rate       at End of Year      Fair Value
      ------------------      ------------      ---------------    -------------    ---------------     -------------
      December 31, 1997         $ 36,860              1-Month           6.18%             5.69%            $  (94)
      December 31, 1996         $ 45,720              1-Month           6.18%             5.67%            $ (103)

     The 1-month LIBOR was 5.72% on December 31, 1997. The interest expense or benefit of the swaps had the effect of increasing (decreasing) net interest income by $(198), $(58) and $358 for the years ended December 31, 1997, 1996 and 1995, respectively.

     The Company also enters into short sales of Eurodollar and U.S. Treasury interest rate futures contracts as part of its overall interest rate risk management activity. Interest rate futures contracts are commitments to either purchase or sell designated financial instruments at a future date for a specified price and may be settled in cash or through delivery. The Eurodollar futures contracts have been sold by the Company to hedge the maturity risk of certain short duration mortgage-related securities. U.S. Treasury futures have been sold by the Company to hedge the risk of a reduction in the market value of fixed rate mortgage loans and certain fixed rate mortgage-backed and related securities available for sale in a rising interest rate environment.

     Terms and other information on interest rate futures contracts sold short are as follows:

                                                                                         Notional         Fair
                                                                          Maturity      Principal         Value
                                                                         -----------   -----------      ---------
December 31, 1997:
   U.S. Treasury futures...............................................      1998        $ 194,500       $ 1,996

December 31, 1996:
   Eurodollar futures..................................................      1997        $ 365,000       $  (558)
                                                                             1998           40,000           (87)

   U.S. Treasury futures...............................................      1997          165,100           498

     The following table summarizes the Company's use of interest rate risk management instruments.

                                                                                     Notional Amount
                                                                          -------------------------------------
                                                                                         Short         Short
                                                                                       Eurodollar   U.S. Treasury
                                                                            Swaps       Futures       Futures
                                                                          ---------    ----------    ----------
Balance, December 31, 1995.............................................   $      --     $ 412,000      $ 11,100
   Purchases...........................................................      47,350       564,000     3,362,400
   Maturities..........................................................      (1,630)          --            --
   Terminations........................................................          --      (571,000)   (3,208,400)
                                                                          ---------     ---------    ----------
Balance, December 31, 1996.............................................      45,720       405,000       165,100
   Purchases...........................................................          --            --       966,400
   Maturities..........................................................      (8,860)           --            --
   Terminations........................................................          --      (405,000)     (937,000)
                                                                          ---------     ---------    ----------
Balance, December 31, 1997.............................................   $  36,860     $      --    $  194,500
                                                                          =========     =========    ==========

     Because interest rate futures contracts are exchange traded, holders of these instruments look to the exchange for performance under these contracts and not the entity holding the offsetting futures contract, thereby minimizing the risk of nonperformance under these contracts. The Company is exposed to credit loss in the event of nonperformance by the counterparty to the swap and controls this risk through credit monitoring procedures. The notional principal amount does not represent the Company's exposure to credit loss.

     U.S. Treasury Bills with a carrying value of $2,055 and $3,138 and a fair value of $2,055 and $3,138 were pledged by the Company as security for the obligations under these swaps and interest rate futures contracts at December 31, 1997 and 1996, respectively.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)


NOTE 21  INCOME TAXES

Total income tax expense (benefit) was allocated as follows:

                                                                                  Years Ended December 31,
                                                                           -------------------------------------
                                                                              1997          1996          1995
                                                                           ---------     ---------     ---------
   Income from continuing operations...................................    $  21,309     $  11,159     $   4,562
   Discontinued operations.............................................           --            --        (4,097)
   Benefit of tax  deduction  in  excess of  amounts  recognized  for financial reporting purposes related to employee stock options
     reflected in stockholders' equity.................................       (1,965)       (2,987)         (375)
                                                                           ---------     ---------     ---------
                                                                           $  19,344     $   8,172     $      90
                                                                           =========     =========     =========

     The components of income tax expense (benefit) attributable to income from continuing operations were as follows:

                                                                                  Years Ended December 31,
                                                                           -------------------------------------
                                                                              1997          1996         1995
                                                                           ---------     ---------     ---------
         Current:
           Federal.....................................................    $  42,482     $  (6,844)    $   1,673
           State.......................................................        3,579          (576)        5,011
                                                                           ---------     ---------     ---------
                                                                              46,061        (7,420)        6,684
                                                                           ---------     ---------     ---------
         Deferred:
           Federal.....................................................      (23,085)       16,616         1,762
           State.......................................................       (1,667)        1,963        (3,884)
                                                                           ---------     ---------     ---------
                                                                             (24,752)       18,579        (2,122)
                                                                           ---------     ---------     ---------
             Total.....................................................    $  21,309     $  11,159     $   4,562
                                                                           =========     =========     =========

     Income tax expense differs from the amounts computed by applying the U.S. Federal corporate income tax rate of 35% as follows:

                                                                                  Years Ended December 31,
                                                                           -------------------------------------
                                                                              1997         1996           1995
                                                                           ---------     ---------     ---------
Expected income tax expense at statutory rate..........................    $  34,838     $  21,455     $  13,196
Differences between expected and actual tax:
Excess of cost over net assets acquired adjustments....................          (30)          (76)          (76)
Tax effect of utilization of net operating loss........................         (906)       (1,782)       (1,380)
State tax (after Federal tax benefit)..................................        1,243           901           733
Low-income housing tax credits.........................................      (14,881)       (9,330)       (7,709)
Adjustments resulting from IRS audit...................................          921            --            --
Other..................................................................          124            (9)         (202)
                                                                           ---------     ---------     ---------
   Actual income tax expense...........................................    $  21,309     $  11,159     $   4,562
                                                                           =========     =========     =========

     For taxable years beginning prior to January 1, 1996, a savings institution that met certain definitional tests relating to the composition of its assets and the sources of its income (a "qualifying savings institution") was permitted to establish reserves for bad debts and make annual additions thereto under the experience method. Alternatively, a qualifying savings institution could elect, on an annual basis, to use the percentage of taxable income method to compute its allowable addition to its bad debt reserve on qualifying real property loans (generally loans secured by an interest in improved real estate). The applicable percentage was 8% for tax periods after 1987. The Bank utilized the percentage of taxable income method for these years.

     On August  20,  1996,  President  Clinton  signed  the Small  Business  Job
Protection Act (the "Act") into law. One provision of the Act repealed the reserve method of accounting for bad debts for savings institutions effective for taxable years beginning after 1995. The Bank, therefore, was required to use the specific charge-off method on its 1996 and subsequent federal income tax returns. The Bank will be required to recapture its "applicable excess reserves", which are its federal tax bad debt reserves in excess of the base year reserve amount described in the following paragraph. The Bank will include one-sixth of its applicable excess reserves in taxable income in each year from 1996 through 2001. As of December 31, 1995, the Bank had approximately $42.4 million of applicable excess reserves. As of December 31, 1996, the Bank had fully provided for the tax related to this recapture.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)


     The base year reserves will continue to be subject to recapture and the Bank could be required to recognize a tax liability if: (1) the Bank fails to qualify as a "bank" for federal income tax purposes, (2) certain distributions are made with respect to the stock of the Bank, (3) the bad debt reserves are used for any purpose other than to absorb bad debt losses, or (4) there is a change in federal tax law. The enactment of this legislation is expected to have no material impact on the Bank's or the Company's operations or financial position.

     In accordance with SFAS No. 109 "Accounting for Income Taxes," a deferred tax liability has not been recognized for the tax bad debt base year reserves of the Bank. The base year reserves are generally the balance of reserves as of December 31, 1987 reduced proportionately for reductions in the Bank's loan portfolio between that date and December 31, 1995. At December 31, 1997 and 1996, the amount of those reserves was approximately $5.7 million. This reserve could be recognized in the future under the conditions described in the preceding paragraph.

     The net deferred tax asset was comprised of the following:

                                                                                           December 31,
                                                                                 -------------------------------
                                                                                    1997                1996
                                                                                 -----------         -----------

Deferred Tax Assets:
   Tax residuals and deferred income on tax residuals..................          $     3,497            $  3,712
   State taxes.........................................................                2,203                 552
   Application of purchase accounting..................................                  655               1,503
   Accrued profit sharing..............................................                3,234               1,422
   Accrued other liabilities...........................................                2,495                 420
   Deferred interest expense on discount loan portfolio................                7,685               3,989
   Mark-to-market and reserves on REO properties.......................                3,187               3,513
   Gain on loan foreclosure............................................                5,635                  --
   Bad debt and loan loss reserves.....................................                9,770                  --
   Reserves on securities held for sale................................                4,007                  --
   Other...............................................................                  495                  --
                                                                                 -----------         -----------
                                                                                      42,863              15,111
                                                                                 -----------         -----------

Deferred Tax Liabilities:
   Bad debt and loan loss reserves.....................................                   --                 810
   Deferred interest income on discount loan portfolio.................                2,254               4,632
   Partnership losses..................................................                1,386               1,205
   Other...............................................................                  763                 500
                                                                                 -----------         -----------
                                                                                       4,403               7,147
                                                                                 -----------         -----------
                                                                                      38,460               7,964
   Mark-to-market on certain mortgage-backed and
     related securities available for sale.............................                6,688              (2,104)
                                                                                 -----------         -----------
                                                                                      45,148               5,860
                                                                                 -----------         -----------
   Deferred tax asset valuation allowance..............................                   --                  --
                                                                                 -----------         -----------
   Net deferred tax assets.............................................          $    45,148         $     5,860
                                                                                 ===========         ===========

     Deferred tax assets, net of deferred fees, include tax residuals which result from the ownership of Real Estate Mortgage Investment Conduits ("REMIC"). While a tax residual is anticipated to have little or no future cash flows from the REMIC from which it has been issued, the tax residual does bear the income tax liability and benefit resulting from the annual differences between the interest paid on the debt instruments issued by the REMIC and the interest received on the mortgage loans held by the REMIC. Typically this difference generates taxable income to the Company in the first several years of the REMIC and equal amounts of tax losses thereafter, thus resulting in the deferred tax asset. As a result of the manner in which REMIC residual interests are treated for tax purposes, at December 31, 1997, 1996 and 1995, the Company had approximately $0, $10,228 and $55,000, respectively, of net operating loss carryforwards for tax purposes.

     IMI, a wholly owned subsidiary of the Company, had at December 31, 1997 approximately $9,680 of Separate Return Limitation Year ("SRLY") net operating loss carryforward. These SRLY net operating loss carryforwards can only offset IMI future taxable income. Net operating loss carryforward of $8,044 and $1,636 will expire, if unused, in years 2005 and 2007, respectively. In addition, International Hotel Group ("IHG"), a wholly owned subsidiary of IMI, and IHG's subsidiaries had at December 31, 1997 approximately $828 of SRLY net operating loss carryforwards. The SRLY net operating loss carryforward can only offset IHG and its subsidiaries' future taxable income. The $828 operating loss carryforward will expire, if unused, in the year 2008.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

     As a result of the  Company's  earnings  history,  current tax position and taxable income projections, the Company believes that it will generate sufficient taxable income in future years to realize the net deferred tax asset position as of December 31, 1997. In evaluating the expectation of sufficient future taxable income, the Company considered future reversals of temporary differences and available tax planning strategies that could be implemented, if required.

     A valuation allowance was not required as of December 31, 1997 and 1996 as it was the Company's assessment that, based on available information, it is more likely than not that all of the deferred tax asset will be realized. A valuation allowance will be established in the future to the extent of a change in the Company's assessment of the amount of the net deferred tax asset that is expected to be realized.


NOTE 22  RETIREMENT PLAN

     The Company maintains a defined contribution 401(k) plan. The Company matches 50% of each employee's contributions, limited to 2% of the employee's compensation.

     In connection with its acquisition of Berkeley Federal Savings Bank in June 1993, the Bank assumed the obligations under a noncontributory defined benefit pension plan (the "Plan") covering substantially all employees upon their eligibility under the terms of the Plan. The Plan was frozen for the plan year ended December 31, 1993 and has been fully funded.

     The Company's combined contributions to 401(k) plan in the years ended December 31, 1997, 1996 and 1995 were $368, $258 and $248, respectively.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)


NOTE 23  STOCKHOLDERS' EQUITY

     On July 12, 1996 stockholders of the Company approved an amendment to the Company's articles of incorporation to increase the authorized number of common shares from 20,000,000 to 200,000,000 shares, to increase the authorized number of preferred shares from 250,000 to 20,000,000 shares and to decrease the par value of the authorized preferred shares from $1.00 to $0.01 per share. On July 30, 1996, the Company's Board of Directors declared a 10-for-1 stock split for each share of common stock then outstanding in the form of a stock dividend which was paid to holders of record on July 31, 1996. On October 29, 1997, the Company's Board of Directors approved a 2-for-1 stock split of its issued and outstanding common stock. The stock split was effected through the distribution of authorized but unissued shares of its common stock on November 20, 1997, to holders of record of its common stock at the close of business on November 12, 1997. All references in the consolidated financial statements to the number of shares and per share amounts have been adjusted retroactively for the recapitalization and the stock splits.

     During September 1996, 2,928,830 shares of common stock were issued in connection with the exercise of vested stock options by certain of the Company's and the Bank's current and former officers and directors. The Company loaned $6,654 to certain of such officers to fund their exercise of the stock options. Such notes, which are presented as a reduction of shareholders' equity, had an unpaid principal balance of $0 and $3,832 at December 31, 1997 and 1996, respectively, bear interest at 10.5% per annum, are payable in two equal installments on March 1, 1998 and March 1, 1999 and are secured by the related shares of common stock. These notes were repaid during 1997.

         On September 25, 1996, certain stockholders of Ocwen completed an initial public offering of 2,300,000 shares of Ocwen common stock. At that time, the Company's common stock began trading on the NASDAQ National Market System under the symbol "OCWEN". Prior to this offering, there had been no public trading market for the common stock. The Company did not receive any of the proceeds from this common stock offering.

     On August 12, 1997, the Company completed a secondary stock offering to the public of 3,450,000 shares which resulted in net proceeds of $141,898. Effective August 1, 1997, shares of the Company's common stock began trading on the New York Stock Exchange ("NYSE") under the symbol "OCN". Upon effectiveness of the NYSE listing, the Company delisted its common stock from NASDAQ.

     During  1995,  the  Company   repurchased  from  stockholders  and  retired
8,815,060 shares of common stock for the aggregate price of $41,997.

     In December 1991, as part of its annual incentive compensation plan, the Company adopted a Non-Qualified Stock Option Plan (the "Stock Plan"). The Stock Plan provides for the issuance of stock options to key employees to purchase shares of common stock at prices less than the fair market value of the stock at the date of grant.

                                 Options          Exercise            Options        Forfeited or         Options
                                 Granted            Price            Exercised        Repurchased         Vested
                                ----------       ----------        -------------    ---------------     ----------
      1995:................       594,760          $ 2.880            194,232           231,148            169,380
      1995:................        14,220            0.472                 --                --             14,220
      1996:................     1,147,370           11.000                 --            63,158          1,084,212
      1997:................     1,083,794           20.350                 --                --                 --

     The difference between the fair market value of the stock at the date of grant and the exercise price is treated as compensation expense. Included in compensation expense is $5,514, $2,725, and $65 for the years ended December 31, 1997, 1996 and 1995, respectively, related to options granted.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

     The Company adopted SFAS No. 123 during 1996. In accordance with the provisions of SFAS No. 123, the Company has retained its current accounting method for its stock-based employee compensation plans under the provisions of APB 25. However, entities continuing to apply APB 25 are required to disclose pro forma net income and earnings per share as if the fair value method of accounting for stock-based employee compensation plans as prescribed by SFAS No. 123 had been utilized. The following is a summary of the Company's pro forma information:

                                                                                     Years ending December 31,
                                                                                    ----------------------------
                                                                                      1997                1996
                                                                                    --------            --------

         Net income (as reported)......................................             $ 78,932            $ 50,142
         Pro forma net income..........................................             $ 72,668            $ 47,777
         Earnings per share (as reported): ............................
           Basic.......................................................             $   1.40            $   0.99
           Diluted.....................................................             $   1.39            $   0.94
         Pro forma earnings per share: ................................
           Basic.......................................................             $   1.29            $   0.95
           Diluted.....................................................             $   1.28            $   0.90

The fair value of the option grants were estimated using the Black-Scholes option-pricing model with the following assumptions:

                                                                                         Years ending December 31,
                                                                                        ---------------------------
                                                                                          1997              1996
                                                                                        -------            -------
         Expected dividend yield.......................................                  0.00%               0.00%

         Expected stock price volatility...............................                 48.00%              21.00%
         Risk-free interest rate.......................................                  5.71%               6.20%
         Expected life of options......................................                 5 years             5 years

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)


NOTE 24  REGULATORY REQUIREMENTS

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and the regulations promulgated thereunder established certain minimum levels of regulatory capital for savings institutions subject to OTS supervision. The Bank must follow specific capital guidelines stipulated by the OTS which involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At December 31, 1997, the minimum regulatory capital requirements were:

o Tangible and core capital of 1.5 percent and 3 percent of total adjusted assets, respectively, consisting principally of stockholders' equity, but excluding most intangible assets, such as goodwill and any net unrealized holding gains or losses on debt securities available for sale.

o Risk-based capital consisting of core capital plus certain subordinated debt and other capital instruments and, subject to certain limitations, general valuation allowances on loans receivable, equal to 8 percent of the value of risk-weighted assets.

o At December 31, 1997, the Bank was "well capitalized" under the prompt corrective action ("PCA") regulations adopted by the OTS pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). To be categorized as "well capitalized", the Bank must maintain minimum core capital, Tier 1 risk-based capital and risk-based capital ratios as set forth in the table below. The Bank's capital amounts and classification are subject to review by federal regulators about components, risk-weightings and other factors. There are no conditions or events since December 31, 1997 that management believes have changed the institution's category.

     The following tables summarize the Bank's actual and required regulatory capital at December 31, 1997 and 1996.

DECEMBER 31, 1997

                                                                                                         To Be
                                                                                                    Well Capitalized   Agreed Upon
                                                                              Minimum For Capital For Prompt Corrective  Capital
                                                                Actual         Adequacy Purposes   Action Provisions   Requirements
                                                          ------------------  -------------------- -------------------   -------
                                                          Ratio    Amount        Ratio    Amount     Ratio    Amount      Ratio
                                                          ------ -----------    ------  ---------- --------  ---------   -------
Stockholders'  equity,  and  ratio  to total  assets.     10.62%     276,277
Net unrealized loss on certain  available for
  sale securities ...................................                  2,378
Excess mortgage servicing rights and deferred tax
  assets ............................................                 (1,029)
                                                                 -----------
Tangible capital, and ratio to adjusted total
  assets. ...........................................     10.66% $   277,626     1.50%  $  39,060
                                                                 ===========            =========
Tier 1 (core) capital, and ratio to adjusted total
  assets ............................................     10.66% $   277,626     3.00%  $  78,120    5.00%  $ 130,200     9.00%
                                                                 ===========            =========           =========
Tier 1 capital, and ratio to risk-weighted assets....     10.17% $   277,626                         6.00%  $ 163,837
                                                                 ===========                                =========
Allowance for loan and lease losses..................                 27,436
Subordinated debentures..............................                100,000
                                                                 -----------
Tier 2 Capital.......................................                127,436
                                                                 -----------
Total risk-based capital, and ratio to risk-weighted
  assets ............................................     14.83% $   405,062     8.00%  $ 218,449   10.00%  $ 273,062    13.00%
                                                                 ===========            =========           =========
Total regulatory assets..............................            $ 2,602,642
                                                                 ===========
Adjusted total assets................................            $ 2,603,991
                                                                 ===========
Risk-weighted assets.................................            $ 2,730,616
                                                                 ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

DECEMBER 31, 1996

                                                                                                         To Be Well Capitalized
                                                                                  Minimum For Capital     For Prompt Corrective
                                                                 Actual            Adequacy Purposes        Action Provisions
                                                           ------------------     -------------------   -----------------------
                                                           Ratio      Amount       Ratio      Amount       Ratio      Amount
                                                           ------ -----------     -------  ----------   ---------- ----------
Stockholders' equity, and ratio to total assets......      9.49%  $   228,153
Net unrealized gain on certain available for sale
  securities ........................................                  (3,526)
Excess mortgage servicing rights.....................                    (242)
Tangible capital, and ratio to adjusted total assets.      9.33%  $   224,385       1.50%  $   36,057
                                                                  ===========              ==========
Tier 1 (core) capital, and ratio to adjusted total
  assets ............................................      9.33%  $   224,385       3.00%  $   72,114        5.00%  $  120,190
                                                                  ===========              ==========               ==========
Tier 1 capital, and ratio to risk-weighted assets....      8.47%  $   224,385                                6.00%  $  159,011
                                                                  ===========                                       ==========
Allowance for loan and lease losses..................                  16,057
Subordinated debentures..............................                 100,000
                                                                  -----------
Tier 2 Capital.......................................                 116,057
                                                                  -----------
Total risk-based capital, and ratio to risk-weighted
  assets ............................................     12.85%  $   340,442       8.00%  $  212,014       10.00%  $  265,018
                                                                  ===========              ==========               ==========
Total regulatory assets..............................             $ 2,405,188
                                                                  ===========
Adjusted total assets................................             $ 2,403,790
                                                                  ===========
Risk-weighted assets.................................             $ 2,650,175
                                                                  ===========


     The OTS has promulgated a regulation governing capital distributions. The Bank is considered to be a Tier 1 association under this regulation because it met or exceeded its fully phased-in capital requirements at December 31, 1996. A Tier 1 association that before and after a proposed capital distribution meets or exceeds its fully phased-in capital requirements may make capital distributions during any calendar year equal to the greater of (i) 100% of net income for the calendar year to date plus 50% of its "surplus capital ratio" at the beginning of the year or (ii) 75% of its net income over the most recent four-quarter period. In order to make these capital distributions, the Bank must submit written notice to the OTS 30 days in advance of making the distribution.

     In addition to these OTS regulations governing capital distributions, the indenture governing the Bank's debentures limits the declaration or payment of dividends and the purchase or redemption of common or preferred stock in the aggregate to the sum of 50% of consolidated net income and 100% of all capital contributions and proceeds from the issuance or sale (other than to a subsidiary) of common stock, since the date the Debentures were issued (see Note
17).

     In connection with an examination of the Bank in late 1996 and early 1997, the staff of the OTS expressed concern about many of the Bank's non-traditional operations, which generally are deemed by the OTS to involve higher risk, certain of the Bank's accounting policies and the adequacy of the Bank's capital in light of the Bank's lending and investment strategies. The activities which were of concern to the OTS included the Bank's subprime single family residential lending activities, the Bank's origination of acquisition, development and construction loans with terms which provide for shared participation in the results of the underlying real estate, the Bank's discount loan activities, which involve significantly higher investment in nonperforming and classified assets than the majority of the savings and loan industry, and the Bank's investment in subordinated classes of mortgage-related securities issued in connection with the Bank's asset securitization activities and otherwise.

     Although the Bank has expressed disagreement with the level of risk perceived by the OTS in its business, the Bank has taken various other actions to address OTS concerns with respect to its risk profile, including the following: (i) the sale to the Company in 1996 of subordinated, participating interests in a total of eleven acquisition, development and construction loans, which interests had an aggregate principal balance of $16,949; (ii) the cessation of originating mortgage loans with profit participation features in the underlying real estate, with the exception of existing commitments, which consisted of commitments for nine loans with an aggregate principal amount of $79,197 at December 31, 1997; (iii) the transfer of its subprime single family residential lending operations and its large multi-family residential and commercial real estate lending operations to OFS and OCC, respectively; (iv) an agreement (a) to discontinue the purchase of subordinate classes of mortgage-related securities created by unaffiliated parties, (b) to sell the five such securities held by it at March 31, 1997 (aggregate book value of $32.0 million), which was completed by a sale to OAIC on May 19, 1997 (at a gain of $2.6 million to the Company), and (c) subject to the requirements of the OTS capital distribution regulation, to dividend to the Company all subordinate mortgage-related securities acquired by the Bank in connection with its securitization activities, including two subordinate securities with an aggregate book value of $19.5 million which were dividend to the Company in June 1997 and one subordinate security and one residual security with an aggregate book value of $14.4 million which were dividended to the Company in November 1997; (v) the establishment as of December 31, 1996 of requested write downs of cost basis, which amounted to $7.2 million, against loans and securities resulting from its investment in loans acquired from HUD; (vi) an agreement to employ a senior officer to head its Credit Management Department and to take other steps to improve the effectiveness of

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)

its independent asset review function; and (vii) an agreement to provide the OTS with certain reports on a regular basis. In addition to the foregoing, and based on discussions with the OTS, the Company modified certain of its accounting policies in a manner which will result in more conservative recognition of income. Specifically, the Company (i) ceased accreting into interest income discount on nonperforming residential loans, effective January 1, 1997; (ii) discontinued the capitalization of period expenses to real estate owned, effective January 1, 1997; and (iii) agreed to classify as doubtful for regulatory purposes all real estate owned which are not generating cash flow and which have been held for more than three years. If the new policy on accretion of discount on nonperforming residential loans had been applied in 1996 and 1995, the Company's income from continuing operations before income taxes, as adjusted for related profit sharing expense, would have decreased by approximately $1.4 million and $1.1 million, respectively. If the new policy on capitalization of period expenses on real estate owned had been adopted in 1996 and 1995, the Company's income from continuing operations before income taxes, as adjusted for related profit sharing expense, would have increased by approximately $610,000 in 1996 and would have decreased by approximately $2.3 million during 1995. In light of the foregoing, the Company does not believe that the above-referenced accounting changes had a material effect on the Company's financial condition or results of operations.

     In connection with the foregoing actions, the Bank also committed to the OTS to maintain a core capital ratio and a total risk-based capital ratio of at least 9% and 13%, respectively, effective June 30, 1997. Although these individual regulatory capital requirements have been agreed to by the OTS, there can be no assurance that in the future the OTS will agree to a decrease in such requirements or will not seek to increase such requirements or will not impose these or other individual regulatory capital requirements in a manner which affects the Bank's status as a "well-capitalized" institution under applicable laws and regulations.

                                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                        DECEMBER 31, 1997, 1996 and 1995
                                    (Dollars in Thousands, except share data)


NOTE 25   OTHER EXPENSES

                                                                                   Years Ended December 31,
                                                                           -------------------------------------
                                                                              1997          1996          1995
                                                                           ---------     ---------     ---------
         OTHER OPERATING EXPENSES:
         Loan related expenses ........................................    $   7,014     $   4,111     $   2,383
         Professional fees.............................................        4,909         2,293         1,884
         Travel, lodging, meals and entertainment......................        2,636         1,522         1,151
         Due diligence costs...........................................        1,977           564           784
         FDIC insurance................................................        1,593         3,098         2,212
         Amortization of offering costs................................        1,302           622           234
         Marketing.....................................................          774           701           968
         Conferences and seminars......................................          666           295           173
         Corporate insurance...........................................          611           441           410
         Investment and treasury services..............................          458           438           387
         OTS assessment................................................          375           293           257
         Deposit related expenses......................................          255            91           304
         Other.........................................................        4,201           458           932
                                                                           ---------     ---------     ---------
                                                                           $  26,771     $  14,927     $  12,079
                                                                           =========     =========     =========

     Included in the 1996 results of operations is a non-recurring expense of $7,140 related to the Federal Deposit Corporation's ("FDIC") assessment to recapitalize the Savings Association Insurance Fund ("SAIF") as a result of federal legislation passed into law on September 30, 1996.

NOTE 26  BUSINESS LINE REPORTING

     The Company considers itself to be involved in the single business segment of providing financial services and conducts a variety of business activities within this segment. Such activities are as follows:

                                               Net Interest   Non-Interest    Net Income      Total
                                                  Income       Income (1)      (Loss)         Assets
                                               -----------    -----------    -----------    -----------
DECEMBER 31, 1997:
Discount Loans:
   Single family residential loans .........   $    (8,293)   $    68,829    $    22,384    $   844,164
   Large Commercial ........................        33,684         20,299         23,476        582,877
   Small Commercial ........................        15,749          1,949          5,194        288,029
Investment in low-income housing tax credits        (4,311)         6,053          9,353        128,614
Commercial lending .........................        29,152         (1,634)        11,802        253,496
Subprime single family lending .............         7,170         17,533         (1,526)       225,813
Mortgage loan servicing ....................         3,128         26,966          3,780         13,411
Investment securities ......................        12,814          6,902          5,615        642,335
Other ......................................        (5,069)           659         (1,146)        90,426
                                               -----------    -----------    -----------    -----------
                                               $    84,024    $   147,556    $    78,932    $ 3,069,165
                                               ===========    ===========    ===========    ===========
DECEMBER 31, 1996:
Discount Loans:
   Single family residential loans .........   $     3,787    $    34,095    $    12,580    $   650,261
   Large Commercial ........................        14,046         21,745         16,179        516,622
   Small Commercial ........................        11,993           (189)         3,687        283,466
Investment in low-income housing tax credits        (3,857)         4,470          7,269         93,309
Commercial lending .........................        14,843           (389)         3,785        402,582
Subprime single family lending .............         4,787          6,423          4,115        128,878
Mortgage loan servicing ....................         1,697          7,495          2,559          5,020
Investment securities ......................        15,783         (2,244)         2,226        342,801
Other ......................................        (7,795)         4,217         (2,258)        60,746
                                               -----------    -----------    -----------    -----------
                                               $    55,284    $    75,623    $    50,142    $ 2,483,685
                                               ===========    ===========    ===========    ===========


                                         OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 1997, 1996 and 1995
                                          (Dollars in Thousands, except share data)


DECEMBER 31, 1995:
Discount Loans:
   Single family residential loans................    $   14,889         $     2,507          $    4,778         $   360,742
   Large Commercial...............................        12,986              12,953               9,824             376,823
   Small Commercial...............................         8,864               2,436               4,395             173,114
Investment in low-income housing tax credits......        (3,549)              1,923               3,538              81,362
Commercial lending................................         5,839                 362               3,041             256,166
Subprime single family lending....................         2,333               (291)                 364             224,722
Mortgage loan servicing...........................           192               2,717                 175               2,263
Investment securities.............................         9,377               4,708               2,454             410,777
Other.............................................         1,202               3,826              (3,102)             87,621
                                                      ----------         -----------          ----------         -----------
                                                      $   52,133         $    31,141          $   25,467         $ 1,973,590
                                                      ==========         ===========          ==========         ===========

-------------------
(1) Non-interest income includes $23,688 and $38,320 of equity in earnings of investment in joint venture for the years ended December 31, 1997 and 1996, respectively.

     The Company's discount loan activities include asset acquisition, servicing and resolution of single family residential, large commercial and small commercial loans and the related real estate owned. Investment in low-income housing tax credits includes the Company's investments, primarily through limited partnerships, in qualified low-income rental housing for the purpose of obtaining Federal income tax credits pursuant to Section 42 of the Code. Low-income housing tax credits and benefits of $14,881, $9,330 and $7,709 are included as credits against income tax expense for the years ended December 31, 1997, 1996 and 1995, respectively. Commercial lending includes the Company's origination of multi-family and commercial real estate loans held for investment and the origination and purchase of multi-family residential loans available for sale. Subprime single family lending includes the Company's acquisition and origination of single family residential loans to non-conforming borrowers, which began in late 1994 and which are recorded as available for sale, and the Company's historical loan portfolio of single family residential loans held for investment. Mortgage loan servicing includes the Company's fee-for-services business of providing loan servicing, including asset management and resolution services, to third-party owners of nonperforming, underperforming and subprime assets. Investment securities includes the results of the securities portfolio, whether available for sale, trading or investment, other than REMIC residuals and subordinate interests related to the Company's securitization activities which have been included in the related business activity.

     Interest income and expense have been allocated to each business segment for the investment of funds raised or funding of investments made at an interest rate based upon the Treasury swap yield curve taking into consideration the actual duration of such liabilities or assets. Allocations of non-interest expense generated by corporate support services were made to each business segment based upon management's estimate of time and effort spent in the respective activity. As such, the resulting net income amounts represent estimates of the contribution of each business activity to the Company.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)


NOTE 27    COMMITMENTS AND CONTINGENCIES

   Certain premises are leased under various noncancellable operating leases with terms expiring at various times through 2006, exclusive of renewal option periods. The annual aggregate minimum rental commitments under these leases are summarized as follows:

    1998.....................................................     $    3,833
    1999.....................................................          3,687
    2000.....................................................          2,954
    2001.....................................................          2,598
    2002.....................................................          2,508
    2003-2006................................................          5,974
                                                                  ----------
    Minimum lease payments...................................     $   21,554
                                                                  ==========


     Rent expense for the years ended December 31, 1997, 1996 and 1995 was $2,877, $1,563 and $1,601, respectively, which are net of sublease rentals of $0, $0 and $68, respectively.

     At December 31, 1997 the Company was committed to purchase $9,848 of commercial discount loans. The Company also had commitments to originate (i) $29,956 of loans secured by multi-family residential buildings, (ii) $16,798 of mortgage loans secured by office buildings, (iii) $5,125 of loans secured by hotel properties and (iv) $120,368 of loans secured by single family residential buildings. In connection with its 1993 acquisition of Berkeley Federal Savings Bank, the Company has a recourse obligation of $2,720 on single family residential loans sold to the Federal Home Loan Mortgage Corporation ("FHLMC"). The Company, through its investment in subordinated securities and REMIC residuals, which had a carrying value of $97,571 at December 31, 1997, supports senior classes of securities having an outstanding principal balance of $1,905,171.

     At December 31, 1996 the Company was committed to lend up to $5,744 under outstanding unused lines of credit. The Company also had commitments to originate (i) $105,490 of loans secured by multi-family residential buildings
(ii) $19,849 of loans secured by office buildings, (iii) $55,949 of loans secured by hotel properties and (iv) $12,840 of loans secured by land. In connection with its acquisition of Berkeley Federal Savings Bank, the Company had a recourse obligation of $3,486 on single family residential loans sold to the Federal Home Loan Mortgage Corporation. The Company, through its investment in subordinated securities which had a carrying value of $76,699 at December 31, 1996, supports senior classes of securities having an outstanding principal balance of $1,453,573.

     The Company is subject to various pending legal proceedings. Management is of the opinion that the resolution of these claims will not have a material effect on the consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 and 1995
                    (Dollars in Thousands, except share data)


NOTE 28    PARENT COMPANY ONLY FINANCIAL INFORMATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION:

                                                     December 31,
                                                 -------------------
                                                   1997       1996
                                                 --------   --------
ASSETS
Cash and cash equivalents ....................   $ 62,586   $ 32,348
Securities available for sale, at market value    116,943     13,062
Investment securities, net ...................     11,115         --
Investment in bank subsidiary ................    272,401    221,094
Investments in non-bank subsidiaries .........    120,059     29,657
Loan portfolio, net ..........................      7,285     12,365
Discount loan portfolio, net .................     48,413         --
Investment in real estate ....................     10,675      9,680
Income taxes receivable ......................     13,739     10,003
Deferred tax asset ...........................      6,636         --
Other assets .................................     11,063      5,618
                                                 --------   --------
                                                 $680,915   $333,827
                                                 ========   ========
LIABILITIES

Notes payable ................................   $250,000   $125,000
Securities sold under agreements to repurchase      3,075         --
Deferred tax liability .......................         --        194
Other liabilities ............................     15,008      5,037
                                                 --------   --------
     Total liabilities .......................    268,083    130,231

Stockholders' Equity
Total stockholders' equity ...................    412,832    203,596
                                                 --------   --------
                                                 $680,915   $333,827
                                                 ========   ========

CONDENSED STATEMENTS OF OPERATIONS:
                                                                Years Ended December 31,
                                                            --------------------------------
                                                              1997         1996       1995
                                                            --------    --------    --------
Interest income .........................................   $ 10,019    $  1,645    $    401
Non-interest income .....................................         --         266           8
                                                            --------    --------    --------
                                                              10,019       1,911         409
Interest expense ........................................    (20,367)     (4,406)       (654)
Non-interest expense ....................................     (3,942)     (1,131)       (277)
Loss before income taxes ................................    (14,290)     (3,626)       (522)
Income tax benefit ......................................      5,083       2,925       1,533
                                                            --------    --------    --------
(Loss) income before equity in net income of subsidiaries     (9,207)       (701)      1,011
Equity in net income of bank subsidiary .................     88,598      49,186      24,773
Equity in net (loss) income of non-bank subsidiaries ....       (459)      1,657        (317)
                                                            --------    --------    --------
Net income ..............................................   $ 78,932    $ 50,142    $ 25,467
                                                            ========    ========    ========

                              OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    DECEMBER 31, 1997, 1996 and 1995
                               (Dollars in Thousands, except share data)

CONDENSED STATEMENTS OF CASH FLOWS:
                                                                    For The Years Ended December 31,
                                                                   -----------------------------------
                                                                      1997        1996         1995
                                                                   ---------    ---------    ---------
Cash flows from operating activities:
   Net income ..................................................   $  78,932    $  50,142    $  25,467

   Adjustments to reconcile net income to net cash provided
     (used) by operating activities:
     Equity in income of bank subsidiary .......................     (88,598)     (49,186)     (24,773)
     Equity in (income) loss of non-bank subsidiaries ..........         459       (1,657)         317
     Premium amortization, net .................................      11,467           --           --
     Increase in deferred tax assets ...........................      (6,830)          --           --
     (Increase) decrease in other assets .......................      (5,662)       4,067       (2,254)
     Increase in income taxes receivable .......................      (3,736)     (10,003)          --
     Increase (decrease) in accrued expenses,
        payables and other liabilities .........................       9,970       (3,286)       5,209
                                                                   ---------    ---------    ---------
   Net cash provided (used) by operating activities ............      (3,998)      (9,923)       3,966
                                                                   ---------    ---------    ---------

Cash flows from investing activities:
   Purchase of securities available for sale ...................    (146,643)     (13,125)          --
   Maturities of and principal payments received
     on securities available for sale ..........................         579           63           --
   Net distributions from (investments in) bank subsidiary .....      37,291      (49,707)      39,216
   Net (investments in) distributions from non-bank subsidiaries     (86,599)       5,410      (10,450)
   Proceeds from sales of securities available for sale ........      15,574           --           --
   Purchase of securities held for investment ..................     (11,115)          --           --
   Purchase of discount loans ..................................     (48,413)          --           --
   Proceeds from sales of loans held for investment ............       5,080           --           --
   Purchase of real estate held for investment .................        (995)      (9,680)          --
   Purchase of loans held for investment .......................          --      (11,845)        (520)
                                                                   ---------    ---------    ---------
Net cash provided (used) by investing activities ...............    (235,241)     (78,884)      28,246
                                                                   ---------    ---------    ---------

Cash flows from financing activities:
   Proceeds from issuance of notes and debentures ..............     120,738      125,000        7,615
   Payment of debt issuance costs ..............................          --       (5,252)          --
   Repayment of notes payable ..................................          --       (8,628)          --
   Increase in securities sold under agreements to repurchase ..       3,075           --           --
   Repayments (originations) of loans to executive officers, net       3,832       (3,832)          --
   Exercise of common stock options ............................       3,037       12,993        1,420
   Issuance of shares of common stock ..........................     142,003           --           --
   Repurchase of common stock options and common stock .........      (3,208)        (177)     (42,129)
   Other .......................................................          --           23           --
                                                                   ---------    ---------    ---------
Net cash provided (used) by financing activities ...............     269,477      120,127      (33,094)
                                                                   ---------    ---------    ---------

Net increase (decrease) in cash and cash equivalents ...........      30,238       31,320         (882)
Cash and cash equivalents at beginning of year .................      32,348        1,028        1,910
                                                                   ---------    ---------    ---------
Cash and cash equivalents at end of year .......................   $  62,586    $  32,348    $   1,028
                                                                   =========    =========    =========


                                     OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                           DECEMBER 31, 1997, 1996 and 1995
                                      (Dollars in Thousands, except share data)

NOTE 29   QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                                Quarters Ended
                                                         -----------------------------------------------------------
                                                         December 31,   September 30,     June 30,         March 31,
                                                             1997            1997           1997             1997
                                                         ------------   -------------     --------         ---------
Interest income ...................................        $ 73,736        $ 77,326       $ 66,942         $ 54,527
Interest expense ..................................         (40,313)        (39,944)       (38,868)         (37,164)
Provision for loan losses .........................         (10,479)         (4,088)        (7,909)          (9,742)
                                                           --------        --------       --------         --------
Net interest income after provision
   for loan losses ................................          22,944          33,294         20,165            7,621
Non-interest income ...............................          43,798          25,431         33,289           21,351
Non-interest expense ..............................         (41,798)        (31,219)       (31,080)         (22,697)
Distributions on Company-obligated
   mandatorily redeemable securities of
   subsidiary trust holding solely junior
   subordinated debentures of the Company .........          (3,399)         (1,850)            --               --
Equity in earnings of investment in
   joint venture ..................................           7,468             546          1,301           14,372
                                                           --------        --------       --------         --------
Income before income taxes ........................          29,013          26,202         23,675           20,647
Income taxes (expense) benefit ....................          (6,398)         (6,179)        (5,126)          (3,606)
Minority interest in net loss of
   consolidated subsidiary ........................             319             142            243               --
                                                           --------        --------       --------         --------
Net income ........................................        $ 22,934        $ 20,165       $ 18,792         $ 17,041
                                                           ========        ========       ========         ========

Earnings per share:
   Basic ..........................................        $   0.38        $   0.35       $   0.35         $   0.32
   Diluted ........................................        $   0.37        $   0.35       $   0.35         $   0.31

                                                                                Quarters Ended
                                                         -----------------------------------------------------------
                                                         December 31,   September 30,     June 30,         March 31,
                                                             1996            1996           1996             1996
                                                         ------------   -------------     --------         ---------

Interest income ...................................        $ 50,292        $ 44,145       $ 51,501         $ 47,956
Interest expense ..................................         (33,907)        (27,217)       (26,904)         (28,132)
Provision for loan losses .........................          (3,611)         (4,469)        (4,963)          (9,407)
                                                           --------        --------       --------         --------
Net interest income after provision for
   loan losses ....................................          12,774          12,459         19,634           10,417
Non-interest income ...............................          10,795          15,146          8,069            3,292
Non-interest expense ..............................         (22,520)        (21,531)       (13,871)         (11,683)
Equity in earnings of investment in
   joint venture ..................................          33,103           4,139          1,078                0
                                                           --------        --------       --------         --------
Income before income taxes ........................          34,152          10,213         14,910            2,026
Income taxes (expense) benefit ....................          (9,092)           (157)        (2,913)           1,003
                                                           --------        --------       --------         --------
Net income ........................................        $ 25,060        $ 10,056       $ 11,997         $  3,029
                                                           --------        --------       --------         --------
Earnings per share:
   Basic ..........................................        $   0.47        $   0.19       $   0.25         $   0.06
   Diluted ........................................        $   0.46        $   0.19       $   0.23         $   0.06

SHAREHOLDER INFORMATION

Price Range of the Company's Common Stock

     The Company's common stock was traded on The NASDAQ Stock Market's National Market ("NASDAQ") from September 25, 1996 until July 31, 1997 under the symbol "OCWN" and has been traded on the New York Stock Exchange ("NYSE") since August 1, 1997 under the symbol "OCN." There was no established market for the common stock prior to September 25, 1996. The following table sets forth for the indicated periods the high and low bid prices (for the period through July 31, 1997) and high and low sales prices (for the period beginning August 1, 1997) for the common stock, as traded on such market and exchange. The share price information below has been retroactively adjusted to reflect the 2-for-1 stock split effective November 20, 1997 to stockholders of record on November 12, 1997.

                                                             High                 Low
                                                        ---------------     ---------------
         1996
         Third quarter (from September 25)...........     $ 10.5000          $  9.5000
         Fourth quarter..............................       15.2500            10.1250

         1997
         First quarter...............................     $ 17.3750          $ 12.6250
         Second quarter..............................       16.4375            12.7500
         Third quarter...............................       22.6250            15.7500
         Fourth quarter..............................       28.8125            21.0000


     At the close of business on February 27, 1998, the Company's common stock price was $30.00.

     The Company does not currently pay cash dividends on the common stock and has no current plans to do so in the future. In the future, the timing and amount of dividends, if any, will be determined by the Board of Directors of the Company and will depend, among other factors, upon the Company's earnings, financial condition, cash requirements, the capital requirements of the Bank and other subsidiaries and investment opportunities at the time any such payment is considered. In addition, the indentures relating to the Notes and the Junior Subordinated Debentures contain certain limitations on the payment of dividends by the Company.

     As a holding company, the payment of any dividends by the Company will be significantly dependent on dividends and other payments received by the Company from its subsidiaries, including the Bank. For a description of limitations on the ability of the Company to pay dividends on the common stock and on the ability of the Bank to pay dividends on its capital stock to the Company, see Notes 17, 18 and 24 to the Consolidated Financial Statements. The Company has not paid any cash dividends on its common stock in recent years.

Number of Holders of Common Stock

     At February 27, 1998, 60,708,520 shares of Company common stock were outstanding and held by approximately 1,431 holders of record. Such number of stockholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

CORPORATE INFORMATION

Corporate Headquarters

Ocwen Financial Corporation
The Forum, Suite 1000
1675 Palm Beach Lakes Blvd.
West Palm Beach, Florida 33401
(561) 681-8000


Annual Meeting

The Annual Meeting of Ocwen Shareholders will be held on May 13, 1998.

1675 Palm Beach Lakes Blvd.
West Palm Beach, Florida 33401


Investor Relations

All investor inquiries may be directed to or copies of Ocwen Form 10-K may be obtained from:

Investor Relations
Ocwen Financial Corporation
The Forum, Suite 1003
1675 Palm Beach Lakes Blvd.
West Palm Beach, Florida 33401
(561) 681-8400


Listing

The common stock of Ocwen Financial Corporation is listed on the NYSE. Its symbol is "OCN".

Registrar and Transfer Agent

Transfer Agent for Stock

The Bank of New York
Shareholder Relations Department 11E
P.O. Box 11258
Church Street Station
New York, NY 10286
(800) 524-4458


Send certificates for transfer and address change notices to:

The Bank of New York
Receive and Deliver Department 11W
P.O. Box 11002
Church Street Station
New York, NY 10286

NOTES:

NOTES:

NOTES:

NOTES:


                                       76