Form 10-K, Exhibit 13
period 1998-12-31
OCWEN FINANCIAL CORP
filed 1999-04-01
CIK 873860

SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following tables present selected consolidated financial data of the Ocwen Financial Corporation and its subsidiaries ("OCN" or the "Company") at the dates and for the periods indicated. The historical operations and balance sheet data at and for the years ended December 31, 1998, 1997, 1996, 1995 and 1994, have been derived from financial statements audited by PricewaterhouseCoopers LLP, independent certified public accountants. The selected consolidated financial data should be read in conjunction with, and is qualified in its entirety by reference to, the information in the Consolidated Financial Statements and related notes set forth elsewhere herein.

                                                                              For the Year Ended December 31,
                                                             -----------------------------------------------------   -----------
                                                               1998(1)        1997          1996         1995(2)        1994(2)
                                                             -----------   -----------   -----------   -----------   -----------
                                                                       (Dollars in thousands, except per share data)
OPERATIONS DATA:
Interest income.......................................       $   307,694   $   272,531   $   193,894   $   137,275   $   131,458
Interest expense......................................           184,893       156,289       116,160        84,060        62,598
                                                             -----------   -----------   -----------   -----------   -----------
  Net interest income.................................           122,801       116,242        77,734        53,215        68,860
Provision for loan losses (3).........................            18,509        32,218        22,450         1,082            --
                                                             -----------   -----------   -----------   -----------   -----------
  Net interest income after provision for loan losses.           104,292        84,024        55,284        52,133        68,860
                                                             -----------   -----------   -----------   -----------   -----------
(Loss) gain on interest-earning assets, net...........            (1,594)       82,212        21,682         6,916         5,727
Servicing fees and other charges......................            59,180        25,962         4,682         2,870         4,786
Gain on sale of branch offices........................                --            --            --         5,430        62,600
Income on real estate owned, net......................            14,033         7,277         3,827         9,540         5,995
Other non-interest income.............................            39,696         8,498         7,112         6,385         2,467
                                                             -----------   -----------   -----------   -----------   -----------
  Total non-interest income...........................           111,315       123,949        37,303        31,141        81,575
                                                             -----------   -----------   -----------   -----------   -----------
Compensation and employee benefits....................           115,556        77,573        39,043        24,797        42,776
Other non-interest expense............................           110,838        49,301        30,563        20,776        26,082
                                                             -----------   -----------   -----------   -----------   -----------
  Total non-interest expense..........................           226,394       126,874        69,606        45,573        68,858
                                                             -----------   -----------   -----------   -----------   -----------
Distributions on Capital Securities...................            13,594         5,249            --            --            --
Equity in (losses) earnings of investment in
  unconsolidated entities (4).........................            (7,985)       23,688        38,320            --            --
Income tax benefit (expense)..........................            30,699       (21,309)      (11,159)       (4,562)      (29,724)
Minority interest in net loss of consolidated subsidiary             467           703            --            --            --
                                                             -----------   -----------   -----------   -----------  ------------
(Loss) income from continuing operations..............            (1,200)       78,932        50,142        33,139        51,853
Discontinued operations (5)...........................                --            --            --        (7,672)       (4,514)
                                                             -----------   -----------   -----------   ------------  ------------
Net income............................................       $    (1,200)  $    78,932   $    50,142   $    25,467   $    47,339
                                                             ===========   ===========   ===========   ===========   ===========
(Loss) income from continuing operations per share (5):
  Basic...............................................       $     (0.02)  $      1.40   $      0.99   $      0.64   $      0.81
  Diluted.............................................       $     (0.02)  $      1.39   $      0.94   $      0.60   $      0.76
Net (loss) income per share (6):
  Basic...............................................       $     (0.02)  $      1.40   $      0.99   $      0.49   $      0.74
  Diluted.............................................       $     (0.02)  $      1.39   $      0.94   $      0.46   $      0.70

                                                                          At or For the Year Ended December 31,
                                                       ---------------------------------------------------------------------------
                                                         1998 (1)          1997            1996          1995 (2)        1994 (2)
                                                       -----------     -----------     -----------     -----------     -----------
                                                                                  (Dollars in thousands)
BALANCE SHEET DATA:
Total assets........................................   $ 3,308,079     $ 3,069,165     $ 2,483,685     $ 1,973,590     $ 1,226,403
Securities available for sale (7)...................       593,347         476,796         354,005         337,480         187,717
Loans available for sale (7) (8)....................       177,847         177,041         126,366         251,790         102,293
Investment securities, net..........................        10,825          10,825           8,901          18,665          17,011
Mortgage-related securities held for investment, net            --              --              --              --          91,917
Loan portfolio, net (8).............................       230,312         266,299         402,582         295,605          57,045
Discount loan portfolio (8).........................     1,026,511       1,434,176       1,060,953         669,771         529,460
Investment in low-income housing tax credit interests      144,164         128,614          93,309          81,362          49,442
Real estate owned, net (9)..........................       201,551         167,265         103,704         166,556          96,667
Investment in unconsolidated entities...............        86,893           3,526          67,909              --              --
Excess of purchase price over
  net assets acquired, net..........................        12,706          15,560              --              --              --
Deposits............................................     2,175,016       1,982,822       1,919,742       1,501,646       1,023,268
Borrowings and other interest-bearing obligations...       476,336         453,529         300,518         272,214          25,510
Capital Securities..................................       125,000         125,000              --              --              --
Stockholders' equity (10)...........................       436,376         419,692         203,596         139,547         153,383
OTHER DATA:
Average assets (11).................................   $ 3,586,985     $ 2,835,514     $ 2,013,283     $ 1,521,368     $ 1,714,953
Average equity......................................       427,512         290,030         161,332         121,291         119,500
Return on average assets (11) (12):
   Income from continuing operations................         (0.03)%          2.78%           2.49%           2.18%           3.02%
   Net income.......................................         (0.03)           2.78            2.49            1.67            2.76
Return on average equity (12):
   Income from continuing operations................         (0.28)          27.22           31.08           27.32           43.39
   Net income.......................................         (0.28)          27.22           31.08           21.00           39.61
Average equity to average assets....................         11.92           10.23            8.01            7.97            6.97
Net interest spread.................................          3.98            4.81            5.46            5.25            4.86
Net interest margin.................................          4.32            4.91            4.84            4.54            4.75
Efficiency ratio (13)...............................        100.12           48.08           45.39           54.00           45.77
Nonperforming loans to total loans at end of
   period (14)......................................          3.81            3.36            0.56            1.27            4.35
Allowance for loan losses to total loans (14).......          2.07            1.39            0.87            0.65            1.84
Bank regulatory capital ratios at end of period:
   Tangible.........................................          9.07           10.66            9.33            6.52           11.28
   Core (Leverage)..................................          9.07           10.66            9.33            6.52           11.28
   Risk-based.......................................         17.26           14.83           12.85           11.80           14.74
Number of full-service offices at end of period.....             1               1               1               1               3

NOTES TO SELECTED CONSOLIDATED FINANCIAL INFORMATION

(1) Financial results for 1998 reflect pre-tax impairment charges of $152.8 million, of which $86.1 million related to the Company's portfolio of AAA-rated agency interest-only securities ("IOs"), $43.6 million related to residual and subordinate securities available for sale, $13.0 million was for the anticipated curtailment of its domestic operations, $8.2 million was for losses on its equity investments in Ocwen Asset Investment Corp. ("OAC") and Ocwen Partnership L.P. ("OPLP"), and $1.9 million related to an impaired commercial real estate investment. OAC specializes in the acquisition and management of real estate and mortgage assets. OPLP is the operating partnership subsidiary of OAC. Exclusive of these impairment charges and related income taxes, net income for 1998 would have been $95.9 million.

(2) Financial data at December 31, 1995 and 1994, reflects the Company's sale of two and 23 branch offices, respectively, which resulted in the transfer of deposits of $111.7 million and $909.3 million, respectively, and resulted in a gain on sale of $5.4 million and $62.6 million during 1995 and 1994, respectively. Operations data for 1995 and 1994 reflect the gains from these transactions. Exclusive of these gains and related income taxes and profit sharing expense, the Company's income from continuing operations would have been $30.3 million and $24.0 million during 1995 and 1994, respectively.

(3) The provision for loan losses in 1998, 1997 and 1996 consists primarily of $17.6 million, $31.9 million and $20.6 million, respectively, related to the Company's discount loan portfolio. Beginning in the first quarter of 1996, the Company began recording general valuation allowances on discount loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations-Provision for Loan Losses."

(4) Results for 1998 related primarily to the Company's 16.83% combined investment in OAC and OPLP, and its 36.07% investment in Norland Capital Group plc, doing business as Kensington Mortgage Company ("Kensington"), a leading originator of non-conforming residential mortgages in the United Kingdom ("U.K."). See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations-General." Results for 1997 and 1996 related to the Company's investment in BCBF, L.L.C. (the "LLC"), a 50% owned joint venture formed between the Company and BlackRock Capital Finance ("BlackRock") to acquire loans from the Department of Housing and Urban Development ("HUD") in April 1996.

(5)      In September 1995, the Company announced its decision to dispose of its
         automated  banking  division,   which  was  substantially  complete  at
         December 31, 1995.

(6) All per share amounts have been adjusted retroactively to reflect the 10-for-1 stock split in 1996 and the 2-for-1 stock split in 1997. In addition, all per share amounts have been adjusted for the adoption of Statement of Financial Accounting Standards No. 128, "Earnings per Share." See Note 1 to the Consolidated Financial Statements.

(7) Securities available for sale are carried at fair market value. Loans available for sale are carried at the lower of cost or fair market value.

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

(9) Real estate owned consists of properties acquired by foreclosure or by deed-in-lieu thereof and is primarily attributable to the Company's discount loan acquisition and resolution business.

(10) Reflects the Company's repurchase of 17,630,120 shares of its common stock during 1995 for an aggregate of $42.0 million.

(11) Includes the Company's pro rata share of the average assets held by the LLC during 1997 and 1996.

(12) Exclusive of the after-tax impairment charges of $97.1 million recorded in 1998, the return on average assets would have been 2.64%, and the return on average equity would have been 22.16%. Exclusive of the $7.1 million one-time assessment to recapitalize the Savings Association Insurance Fund (the "SAIF") in 1996 and of the gains from the sales of branch offices in 1995 and 1994 and related income taxes, (i) return on average assets on income from continuing operations would have been 2.54%, 2.00% and 1.40% during 1996, 1995 and 1994, respectively, and
         (ii) return on average equity on income from continuing operations would have been 33.35%, 25.02% and 20.06% during 1996, 1995 and 1994, respectively.

(13) The efficiency ratio represents non-interest expense divided by the sum of net interest income before provision for loan losses, non-interest income and equity in earnings of investment in unconsolidated entities. Exclusive of the impairment charges of $152.8 million recorded in 1998, the efficiency ratio would have been 58.05%. Exclusive of the SAIF assessment in 1996 and gains from the sales of branch offices in 1995 and 1994, the efficiency ratio would have been 41.33%, 56.34% and 64.14% during 1996, 1995 and 1994, respectively.

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

RESULTS OF OPERATIONS

         General. The Company recorded a net loss of $1.2 million for 1998, as compared to net income of $78.9 million for 1997 and $50.1 million for 1996. Diluted loss per share was $0.02 for 1998, as compared with diluted earnings per share of $1.39 for 1997 and $0.94 for 1996. The results for 1998 include pre-tax impairment charges of $152.8 million, of which $86.1 million related to the Company's securities portfolio of AAA-rated agency IOs, $43.6 million related to residual and subordinate securities available for sale, $13.0 million was for the anticipated curtailment of its domestic subprime operations, $8.2 million was for combined losses on its equity investments in OAC and OPLP during the fourth quarter, and $1.9 million related to an impaired commercial real estate investment. Exclusive of these impairment charges, net income for 1998 would have been $95.9 million, or $1.57 per diluted share.

The Company's operating results for 1998 have also been significantly affected by the following transactions:

o On November 6, 1997, the Company acquired AMOS, Inc. ("AMOS"), a Connecticut-based company engaged primarily in the development of mortgage loan servicing software. AMOS' products are Microsoft(R) Windows(R)-based, have client/server architecture and feature real-time processing, are designed to be year 2000 compliant, feature a scalable database platform and have strong workflow capabilities.

o On December 12, 1997, the LLC distributed all of its assets to the Company and its other 50% investor, BlackRock. Simultaneously, the Company acquired BlackRock's portion of the distributed assets. As a result, the Company recorded equity in earnings of the LLC of $0 in 1998, as compared to $23.7 million and $38.3 million for 1997 and 1996, respectively. See "Results of Operations N Equity in (Losses) Earnings of Investment in Unconsolidated Entities."

o On January 20, 1998, the Company acquired DTS Communications, Inc. ("DTS"), a real estate technology company located in San Diego, California. DTS has developed technology tools to automate real estate transactions. DTS has been recognized by Microsoft Corporation for the Microsoft(R)
     component-based architecture to facilitate electronic data interchange. Both AMOS and DTS are wholly-owned subsidiaries of Ocwen Technology Xchange, Inc. ("OTX"), which incurred a net loss of $9.6 million in 1998.

o On February 25, 1998, the Company purchased 36.07% of the total outstanding common stock of Kensington. Kensington is a leading originator of non-conforming residential mortgages in the U.K. The Company recorded equity in earnings of Kensington in 1998 of $439,000, net of goodwill amortization of $2.0 million. See "Results of Operations N Equity in (Losses) Earnings of Investment in Unconsolidated Entities."

o On April 24, 1998, the Company, through its wholly-owned subsidiary Ocwen UK, acquired substantially all of the assets, and certain liabilities, of the U.K. operations of Cityscape Financial Corp. ("Cityscape UK"). As consummated, the Company acquired Cityscape UK's mortgage loan portfolio and its residential subprime mortgage loan origination and servicing businesses. The Company recorded net income of $12.3 million ($18.9 million before income taxes) in 1998 from Ocwen UK's loan origination and servicing businesses.

o On May 5, 1998, the Company, through its wholly-owned subsidiary Investor's Mortgage Holding Company ("IMI"), acquired 1,473,733 partnership units of OPLP for $24.5 million. This purchase was in addition to the 160,000 units owned at December 31, 1997, and the 175,000 units acquired on February 17, 1998, increasing the total number of units owned by IMI to 1,808,733 or 8.71% of the total partnership units outstanding at December 31, 1998. OPLP is the operating partnership subsidiary of OAC, which is managed by Ocwen Capital Corporation ("OCC"), a wholly-owned subsidiary of OCN. At December 31, 1998, the Company owned 1,540,000 or 8.12% of the outstanding common stock of OAC. Combined equity in the losses of the Company's investments in OPLP and OAC amounted to $8.7 million in 1998, of which $8.2 million was incurred during the fourth quarter. See "Results of Operations Equity in (Losses) Earnings of Investment in Unconsolidated Entities."

See Note 2 to the Consolidated Financial Statements for additional information regarding these transactions.

SEGMENT PROFITABILITY. The following table presents the contribution by business segment to the Company's net (loss) income for the years indicated.

                                                                    1998             1997              1996
                                                                -----------       -----------      -----------
Discount loans:                                                             (Dollars in thousands)
Single family residential loans.........................        $    14,394       $    23,349      $    16,827
Large commercial real estate loans......................             28,103            24,474           15,480
Small commercial real estate loans......................              8,195             5,349            1,398
                                                                -----------       -----------      -----------
                                                                     50,692            53,172           33,705
                                                                -----------       -----------      -----------
Mortgage loan servicing:
Domestic................................................              8,066             3,972           (2,558)
Foreign (U.K.)..........................................              4,771                --               --
                                                                -----------       -----------      -----------
                                                                     12,837             3,972           (2,558)
                                                                -----------       -----------      -----------

Investment in low-income housing tax credits............              9,119             9,087           11,577

Commercial real estate lending..........................             13,588            12,405            3,617

OTX.....................................................             (9,623)               --               --

Subprime single family residential lending:
Domestic................................................            (20,524)           (2,166)           3,131
Foreign (U.K.)..........................................              7,475                --               --
                                                                -----------       -----------      -----------
                                                                    (13,049)           (2,166)           3,131
                                                                -----------       -----------      -----------

Investment securities...................................            (59,186)            3,587              987

Equity investment in OAC................................             (8,701)               --               --

Other...................................................              3,123            (1,125)            (317)
                                                                -----------       -----------      -----------
                                                                $    (1,200)      $    78,932      $    50,142
                                                                ===========       ===========      ===========

o Single Family Residential Discount Loans. Included in 1998 is an impairment charge of approximately $12.2 million on residential subordinate securities and gains of $48.1 million earned on the securitization of loans with an aggregate unpaid principal balance of $498.8 million. Securitization gains during 1997 and 1996 were $51.1 million and $0, respectively. See "Results of Operations Non-Interest Income."

o Large Commercial Discount Real Estate Loans. Net income for 1998 reflects a gain of $4.7 million earned on the sale of loans. Net income for 1997 includes $3.5 million of gains from sales of loans, as compared to a $7.9 million gain earned in 1996 in connection with the securitization of 25 loans with an unpaid principal balance of $164.4 million. See "Results of Operations Non-Interest Income."

o Small Commercial Discount Real Estate Loans. Gains from the sale of loans amounted to $7.6 million, $2.7 million (of which $2.0 million were securitization gains), and $0 during 1998, 1997 and 1996, respectively. See "Results of Operations Non-Interest Income."

o Investment in Low-Income Housing Tax Credits. Net income for 1998 includes $7.4 million of gains associated with the sale of tax credit interests. This compares to gains of $6.1 million and $4.9 million in 1997 and 1996, respectively. Low-income housing tax credits and benefits amounted to $17.7 million, $14.9 million and $9.3 million for 1998, 1997 and 1996, respectively. Net operating losses from tax credit properties in service amounted to $6.9 million, $4.9 million and $636,000 during 1998, 1997 and 1996, respectively. See "Changes in Financial Condition Investment in Low-Income Housing Tax Credit Interests."

o Commercial Real Estate Lending. Net income for 1998 includes $12.4 million of additional interest received on the payoff of nine loans with an unpaid principal balance of $107.2 million. The increase in net income during 1997 as compared to 1996 is primarily attributed to $12.3 million of additional interest received on the repayment of loans.

o Subprime Single Family Residential Lending. The net loss in 1998 from the domestic lending operations includes a $31.0 million impairment charge on subprime residual securities available for sale, $13.0 million of goodwill write-offs and other charges recorded in connection with the anticipated curtailment of the domestic subprime operations and gains of $35.9 million on the securitization of loans with an unpaid principal balance of $1.07 billion. The Company's domestic subprime lending operations are conducted primarily through Ocwen Financial Services, Inc. ("OFS"), which was formed in 1997. The $13.0 million of curtailment charges consisted of $10.1 million of goodwill write-offs, $1.5 million of compensation to former owners and employees and $1.4 million related to lease terminations and fixed asset write-offs. During 1997, gains of $18.8 million were recorded in connection with the securitization of loans with an unpaid principal balance of $415.8 million. During 1998, Ocwen UK recorded gains of $25.6 million ((pound)15.4 million) in connection with the securitization of loans with an unpaid principal balance of $558.5 million ((pound)339.4 million).

o Mortgage Loan Servicing. Servicing fees amounted to $45.6 million, $22.1 million and $2.4 million during 1998, 1997 and 1996, respectively. The increases in servicing fees reflects an increase in loans serviced for others from $1.92 billion at December 31, 1996, to $5.51 billion at December 31, 1997, and $10.59 billion at December 31, 1998. The unpaid principal balance of loans serviced for others averaged $8.06 billion, $3.11 billion and $887.9 million during 1998, 1997 and 1996, respectively. The increase in net income for 1998 was partially offset by the increase in expenses associated with establishing a nationwide customer service and collection facility in Orlando, Florida. At December 31, 1998, the Company serviced 153,458 loans, as compared to 70,308 and 30,163 at December 31, 1997 and 1996, respectively.

o OTX. The 1998 operating loss of $9.6 million was partially offset by $2.4 million of capitalized software costs in 1998.

o Investment Securities. The $59.2 million loss in 1998 includes the $86.1 million of pre-tax impairment charges ($54.9 million net of tax) related to the Company's securities portfolio of AAA-rated agency IOs. These charges were recorded prior to the sale of the IOs on July 27, 1998. The Company has discontinued this investment activity. See "Changes in Financial Condition Securities Available for Sale."

o Equity Investment in OAC. The $8.7 million loss for 1998 represents the combined equity in the losses of the Company's investments in OAC and its operating partnership subsidiary, OPLP. As a result of the Company's increased combined ownership of OAC and OPLP during 1998, the Company began accounting for these investments on the equity method. The losses incurred by OAC and OPLP relate primarily to impairment losses on subordinate and residual mortgage-backed securities. See "Changes in Financial Condition Investment in Unconsolidated Entities."

See Note 27 to the Consolidated Financial Statements for additional disclosures related to the Company's operating segments.

NET INTEREST INCOME: 1998 VERSUS 1997 AND 1997 VERSUS 1996. The operations of the Company are substantially dependent on its net interest income, which is the difference between the interest income received from its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Net interest income is determined by an institution's net interest spread (i.e., the difference between the yield earned on its interest-earning assets and the rates paid on its interest-bearing liabilities), the relative amount of interest-earning assets and interest-bearing liabilities and the degree of mismatch in the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

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

                                                                      Year Ended December 31,
                                                  1998                           1997                          1996
                                      ----------------------------- ----------------------------- -----------------------------
                                                   Interest  Average            Interest  Average             Interest  Average
                                       Average     Income/   Yield/   Average    Income/   Yield/   Average    Income/   Yield/
                                       Balance     Expense    Rate    Balance    Expense    Rate   Balance     Expense    Rate
                                      ----------  ---------  ------ ----------  ---------  ------ ----------  ---------  ------
                                                                      (Dollars in thousands)
AVERAGE ASSETS:
Federal funds sold and repurchase
  agreements.......................   $  149,441  $   7,930   5.31% $  163,671  $   8,975   5.48% $   84,997  $   4,681   5.51%
Securities held for trading........           --         --     --       3,295        248   7.53      21,291      1,216   5.71
Securities available for sale (1)..      590,367     40,705   6.90     299,558     29,851   9.97     284,433     26,932   9.47
Loans available for sale (2).......      520,859     56,791  10.90     171,837     18,368  10.69     175,078     17,092   9.76
Investment securities and other....       32,122      2,812   8.75      36,905      2,739   7.42      36,264      3,990  11.00
Loan portfolio (2).................      266,519     38,609  14.49     410,863     54,701  13.31     328,378     36,818  11.21
Discount loan portfolio............    1,285,383    160,847  12.51   1,283,020    157,649  12.29     675,345    103,165  15.28
                                      ----------  ---------         ----------  ---------         ----------  ---------
   Total interest earning assets...    2,844,691    307,694  10.82   2,369,149    272,531  11.50   1,605,786    193,894  12.07
                                                  ---------                     ---------                     ---------
Non-interest earning cash..........       23,739                        14,843                         6,372
Allowance for loan losses..........      (25,655)                      (22,001)                      (11,250)
Low-income ........................
Housing tax credit interests.......      130,391                        96,096                        83,110
Investment in joint ventures.......       82,779                        34,777                        46,193
Real estate owned, net.............      178,223                       131,007                       137,250
Investment in real estate..........       36,922                        44,722                            --
Other assets.......................      315,895                       166,921                       145,822
                                      ----------                    ----------                    ----------
   Total assets....................   $3,586,985                    $2,835,514                    $2,013,283
                                      ==========                    ==========                    ==========

AVERAGE LIABILITIES AND
STOCKHOLDERS' EQUITY:
Interest-bearing demand deposits...   $   39,934      1,434   3.59% $   31,719      1,220   3.85% $   33,167        620   1.87%
Savings deposits...................        1,652         38   2.30       2,121         49   2.31       3,394         78   2.30
Certificates of deposit............    1,844,977    115,112   6.24   1,964,351    120,801   6.15   1,481,197     93,075   6.28
                                      ----------  ---------         ----------  ---------         ----------  ---------
   Total interest-bearing deposits.    1,886,563    116,584   6.18   1,998,191    122,070   6.11   1,517,758     93,773   6.18
Securities sold under agreements to                                                                                       5.62
   repurchase......................      104,980      6,514   6.20      16,717      1,000   5.98      19,581      1,101
Advances from the Federal Home Loan
  Bank.............................        2,201        120   5.45       9,482        527   5.56      71,221      4,053   5.69
Obligation outstanding under lines
  of credit........................      481,212     34,587   7.19      84,272      5,578   6.62          --         --     --
Subordinated debentures............      227,858     27,088  11.89     228,233     27,114  11.88     148,282     17,233  11.62
                                      ----------  ---------         ----------  ---------         ----------  ---------
   Total interest-bearing liabilities  2,702,814    184,893   6.84   2,336,895    156,289   6.69   1,756,842    116,160   6.61
                                                  ---------                     ---------                     ---------
Non-interest bearing deposits......       19,483                        23,224                        10,938
Escrow deposits....................      165,111                        78,986                        41,306
Capital securities.................      125,000                        48,387                    $       --
Other liabilities..................      147,065                        57,992                        42,865
                                      ----------                    ----------                    ----------
   Total liabilities...............    3,159,473                     2,545,484                     1,851,951
Stockholders' equity...............      427,512                       290,030                       161,332
                                      ----------                    ----------                    ----------
   Total liabilities and
     stockholders' equity..........   $3,586,985                    $2,835,514                    $2,013,283
                                      ==========                    ==========                    ==========
Net interest income................               $ 122,801                     $ 116,242                     $  77,734
                                                  =========                     =========                     =========
Net interest spread................                           3.98%                         4.81%                         5.46%
                                                              ====                          ====                          ====
Net interest margin................                           4.32%                         4.91%                         4.84%
                                                              ====                          ====                          ====
Ratio of interest-earning assets...
  to interest-bearing liabilities..          105%                          101%                           91%
                                      ==========                    ==========                    ==========

(1) Excludes effect of unrealized gains or losses on securities available for sale.

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

                                                                          Year Ended December 31,
                                           ----------------------------------------------------------------------------------------
                                                         1998 vs. 1997                                  1997 vs. 1996
                                           -----------------------------------------     ------------------------------------------
                                                   Increase (Decrease) Due To                     Increase (Decrease) Due To
                                           -----------------------------------------     ------------------------------------------
                                              Rate           Volume         Total            Rate          Volume          Total
                                           -----------    -----------    -----------     -----------     -----------    -----------
                                                                               (Dollars in thousands)
INTEREST-EARNING ASSETS:
Federal funds sold and repurchase
  agreements ...........................   $      (283)   $      (762)   $    (1,045)    $       (20)    $     4,314    $     4,294
Securities available for sale ..........       (11,348)        22,202         10,854           1,449           1,470          2,919
Securities held for trading ............          (124)          (124)          (248)            297          (1,265)          (968)
Loans available for sale ...............           375         38,048         38,423           1,597            (321)         1,276
Loan portfolio .........................         4,479        (20,571)       (16,092)          7,642          10,241         17,883
Discount loan portfolio ................         2,907            291          3,198         (23,426)         77,910         54,484
Investment securities and other ........           455           (382)            73          (1,320)             69         (1,251)
                                           -----------    -----------    -----------     -----------     -----------    -----------
     Total interest-earning assets .....        (3,539)        38,702         35,163         (13,781)         92,418         78,637
                                           -----------    -----------    -----------     -----------     -----------    -----------
INTEREST-BEARING LIABILITIES:
Interest-bearing demand deposits .......           (85)           299            214             628             (28)           600
Savings deposits .......................            --            (11)           (11)             --             (29)           (29)
Certificates of deposit ................         1,738         (7,427)        (5,689)         (2,026)         29,752         27,726
                                           -----------    -----------    -----------     -----------     -----------    -----------
     Total interest-bearing deposits ...         1,653         (7,139)        (5,486)         (1,398)         29,695         28,297
Securities sold under agreements to
  repurchase ...........................            39          5,475          5,514              67            (168)          (101)
Advances from the Federal Home Loan Bank           (10)          (397)          (407)            (92)         (3,434)        (3,526)
Obligations outstanding under lines of
  credit ...............................           519         28,490         29,009              --           5,578          5,578
Notes, debentures and other
  interest-bearing obligations .........            19            (45)           (26)            391           9,490          9,881
                                           -----------    -----------    -----------     -----------     -----------    -----------
       Total interest-bearing liabilities        2,220         26,384         28,604          (1,032)         41,161         40,129
                                           -----------    -----------    -----------     -----------     -----------    -----------
Increase (decrease) in net interest income $    (5,759)   $    12,318    $     6,559     $   (12,749)    $    51,257    $    38,508
                                           ===========    ===========    ===========     ===========     ===========    ===========

1998 VERSUS 1997:

The Company's net interest income before provision for loan losses of $122.8 million increased $6.6 million or 6% during 1998 as compared to the prior year. The increase was due to an increase in average interest-earning assets, offset by an increase in average interest-bearing liabilities and a decline in the net interest spread. Average interest-earning assets increased by $475.5 million or 20% during 1998 and yielded $38.7 million of interest income, while average interest-bearing liabilities increased $365.9 million or 16% and contributed $26.4 million of interest expense. The net impact of these volume changes resulted in an increase of $12.3 million to net interest income. The increase in average interest-earning assets was primarily due to a $349.0 million increase in the average balance of loans available for sale and a $290.8 million increase in securities available for sale, offset by a $144.3 million decrease in the average balance of the loan portfolio. The increase in average interest-bearing liabilities was primarily due to a $396.9 million increase in the average balance of obligations outstanding under lines of credit. The net interest spread decreased 83 basis points during 1998 as a result of a 68-basis-point decline in the weighted average rate on interest-earning assets and a 15-basis-point increase in the weighted average rate on interest-bearing liabilities. The net impact of these rate changes resulted in a $5.7 million decrease in net interest income.

Interest income on loans available for sale increased $38.4 million or 209% during 1998 as compared to 1997 primarily as a result of a $349.0 million or 203% increase in the average balance and a 21-basis-point increase in the weighted average yield earned. The increase in the average balance was due to significant growth in the Company's domestic purchases and originations, as well as those of Ocwen UK, which accounted for the U.S. dollar equivalent of $147.1 million of the increase in the average balance. The Company anticipates a significant curtailment of its domestic subprime lending operations in 1999.

Interest income on securities available for sale increased $10.9 million or 36% during 1998 as compared to 1997 primarily as a result of a $290.8 million or 97% increase in the average balance, offset by a 307 basis-point decline in the weighted average yield earned. The increase in the average balance, as well as the decline in the weighted average yield, are due in large part to the Company's increased investment in collateralized mortgage obligations ("CMOs"). The average balance of CMOs held for sale during 1998 amounted to $405.0 million, or 69% of the average balance of securities available for sale, as compared to $182.3 million, or 61% of the average balance of securities available for sale, during 1997. Because CMOs have less cash flow variability, their average lives and yields to maturity are more stable and, therefore, CMOs are priced to yield less than a less stable class of mortgage-related securities such as IOs. See "Changes in Financial Condition Securities Available for Sale."

Interest income on the loan portfolio decreased by $16.1 million or 29% in 1998 versus 1997 primarily due to a $144.3 million or 35% decrease in the average balance of the loan portfolio which was offset in part by a 118-basis-point increase in the weighted average yield earned. The significant yield earned during 1998, as well as the decrease in the average balance, were primarily due to $12.4 million of additional interest received in connection with the repayment of nine commercial real estate (secured primarily by hotel properties) and multi-family residential loans having an unpaid principal balance of $107.2 million.

Interest expense on obligations outstanding under lines of credit increased $29.0 million or 520% during 1998 as compared to 1997 due to a $396.9 million or 471% increase in the average balance and a 57-basis-point increase in the weighted average interest rate. The increase in the average balance is primarily due to the Company's use of lines of credit at OFS and Ocwen UK to fund the growth in subprime single family residential loans. Ocwen UK accounted for the US dollar equivalent of $130.5 million of the increase in the average balance. See "Changes in Financial Condition Obligations Outstanding Under Lines of Credit."

Interest expense on securities sold under agreements to repurchase increased by $5.5 million or 551% during 1998 primarily as a result of an $88.3 million or 528% increase in the average balance. From time to time, the Company utilizes such collateralized borrowings as an additional source of liquidity depending on the cost and availability of alternative sources of funding.

Interest expense on deposits decreased $5.5 million or 4% during 1998 primarily due to a $111.6 million or 6% net decrease in the average balance of interest-bearing deposits. Certificates of deposits accounted for $119.4 million of the $111.6 million net decrease in the average balance of interest-bearing deposits.

1997 versus 1996:

The Company's net interest income before provision for loan losses of $116.2 million increased $38.5 million or 50% during 1997 as compared to the prior year. The increase was due to an increase in average interest-earning assets, offset by an increase in average interest-bearing liabilities and a decline in the net interest spread. Average interest-earning assets increased by $763.4 million or 48% during 1998 and yielded $92.4 million of interest income, while average interest-bearing liabilities increased $580.1 million or 33% and contributed $41.2 million of interest expense. The net impact of these volume changes resulted in an increase of $51.2 million to net interest income. The increase in average interest-earning assets was primarily due to a $607.7 million increase in the average balance of discount loans and an $82.5 million increase in loan portfolio. The increase in average interest-bearing liabilities was primarily due to a $483.2 million increase in the average balance of certificates of deposit, an $84.3 million increase in the average balance of obligations outstanding under lines of credit and an $80.0 million increase in notes, debentures and other interest-bearing obligations. The net interest spread decreased 65 basis points during 1998 as a result of a 57-basis-point decline in the weighted average rate on interest-earning assets and an 8-basis-point increase in the weighted average rate on interest-bearing liabilities. The net impact of these rate changes resulted in a $12.7 million decrease in net interest income.

Interest income on the discount loan portfolio increased by $54.5 million or 53% in 1997 versus 1996 as a result of a $607.7 million or 90% increase in the average balance of the discount loan portfolio, which was offset in part by a 299-basis-point decrease in the weighted average yield earned. The decline in the yield during 1997, as compared to 1996, is primarily attributable to an increase in the average balance of single family discount loans as a result of acquisitions from HUD and the Company's decision to cease accretion of discount on nonperforming single family residential discount loans effective January 1, 1997. Discount accretion on nonperforming single family discount loans amounted to $4.6 million or 69 basis points in yield during 1996. The Company believes that the yield earned on its single family residential discount loan portfolio in 1997 remained below the yield earned in the prior year also due to its current strategy of attempting to work with borrowers to either (i) bring their loans current, (ii) modify the terms of their loans, (iii) enter into forbearance agreements that require the borrower to make monthly payments greater than or equal to scheduled payment amounts or (iv) refinance the loans with the Company. This resolution strategy results in lower initial yields as compared to borrowers paying off their loans in full or in part and, to the extent the loans are ultimately sold, will result in a significant portion of the earnings being reflected in gains on sales of interest earning assets. In addition, the majority of the single family HUD loans acquired by the Company in February and September 1997 are currently under a HUD forbearance plan whereby the borrower makes payments based upon ability to pay for a specific period of time, which generally results in a lower effective yield than the contract rate. Once this period is over the borrower must make at least its contractual mortgage payment or the Company can pursue foreclosure or other actions. The yield on the overall discount loan portfolio is also likely to continue to fluctuate from year to year as a result of the timing of resolutions, particularly the resolution of large multi-family residential and commercial real estate loans, and the mix of the overall portfolio between paying and nonpaying loans.

Interest income on the loan portfolio increased by $17.9 million or 49% in 1997 as compared to 1996 primarily due to $12.3 million of additional interest received in connection with the repayment of 10 loans secured by hotel and office properties and, to a lesser extent, net increase in the average balance of the loan portfolio for 1997 of $82.5 million or 25% over that of 1996.

Interest income on federal funds sold and repurchase agreements increased $4.3 million or 91% during 1997 as compared to 1996 primarily as a result of a $78.7 million or 93% increase in the average balance.

Interest expense on deposits increased $28.3 million or 30% during 1997 as compared to 1996, and reflected the Company's continued use of certificates of deposit to fund its asset growth. The average amount of the Company's certificates of deposits increased from $1.48 billion during 1996 to $1.96 billion during 1997.

Interest expense on notes, debentures and other interest-bearing obligations increased by $9.9 million or 57% during 1997 as compared to 1996 primarily due to the issuance of $125.0 million of 11.875% Notes (the "Notes") in September 1996.

Also contributing to the increase in interest expense during 1997 is the interest expense on lines of credit established at OFS (see "Changes in Financial Condition Obligations Outstanding Under Lines of Credit"), which amounted to $5.6 million during 1997, as compared to $0 during 1996.

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

The following table presents the provisions for loan losses by the discount loan and loan portfolios for the years indicated.

                                                                  1998          1997           1996
                                                              -----------    -----------   -----------
                                                                       (Dollars in thousands)
         Provisions for loan losses:
         Discount loan....................................    $    17,618    $    31,894   $    20,578
         Loan portfolio...................................            891            324         1,872
                                                              -----------    -----------   -----------
                                                              $    18,509    $    32,218   $    22,450
                                                              ===========    ===========   ===========

The $14.3 million decrease in the provision for losses on the discount loan portfolio in 1998 as compared to 1997 was primarily due to a $407.7 million or 28% decrease in the balance of the discount loan portfolio. See "Changes in Financial Condition Discount Loan Portfolio, Net." The $11.3 million increase in the provision for losses on the discount loan portfolio in 1997 occurred primarily as a result of a $373.2 million or 35% increase in the balance of the discount loan portfolio and higher charge-offs. Net charge-offs on the discount loan portfolio amounted to $20.1 million, $20.3 million and $9.2 million during 1998, 1997 and 1996, respectively. The Company establishes provisions for losses on discount loans as necessary to maintain an allowance for losses at a level which management believes reflects the inherent losses which may have occurred but have not yet been specifically identified, and records all charge-offs on the discount loan portfolio, net of recoveries, against the allowance for losses on discount loans. At December 31, 1998 and 1997, the Company had allowances for losses on its discount loan portfolio of $21.4 million and $23.5 million, respectively, which amounted to 2.0% and 1.6% of the respective balances.

Charge-offs on the loan portfolio amounted to $219,000, $153,000 and $296,000 during 1998, 1997 and 1996, respectively. At December 31, 1998 and 1997, the Company maintained allowances for losses on its loan portfolio of $4.9 million and $3.7 million, respectively, which amounted to 2.1% and 1.4% of the respective balances.

Although management utilizes its best judgment in providing for possible loan losses, there can be no assurance that the Company will not increase or decrease its provisions for possible loan losses in subsequent periods. Changing economic and business conditions, fluctuations in local markets for real estate, future changes in nonperforming asset trends, material upward movements in market interest rates or other factors could affect the Company's future provisions for loan losses. In addition, the Office of Thrift Supervision ("OTS"), as an integral part of its examination process, periodically reviews the adequacy of the Company's allowance for losses on loans and discount loans and as a result, may require the Company to recognize changes to such allowances for losses based on its judgment about information available to it at the time of examination.

Non-Interest Income. Non-interest income decreased $12.6 million or 10% during 1998 and increased $86.6 million or 232% during 1997.

The following table sets forth the principal components of the Company's non-interest income during the years indicated.

                                                       1998            1997            1996
                                                   ------------    ------------    ------------
                                                               (Dollars in thousands)
Servicing fees and other charges................   $     59,180    $    $25,962    $     $4,682
(Loss) gain on interest-earning assets, net.....         (1,594)         82,212          21,682
Gain on real estate owned, net..................         14,033           7,277           3,827
Other income....................................         39,696           8,498           7,112
                                                   ------------    ------------    ------------
Total...........................................   $    111,315    $    123,949    $     37,303
                                                   ============    ============    ============

Servicing fees and other charges increased during 1998 and 1997 primarily as a result of increases in loan servicing and related fees as a result of the Company's increase in loans serviced for others. During 1998, 1997 and 1996, the average unpaid principal balance of loans serviced for others amounted to $8.06 billion, $3.11 billion and $887.9 million, respectively. The increases in loans serviced for others during 1998 and 1997 were primarily related to subprime loans and resulted from servicing retained in connection with the securitizations of loans, the acquisition of servicing rights and the acquisition of Cityscape UK's servicing business by Ocwen UK in 1998.

The following table sets forth the Company's loans serviced for others at the dates indicated.

    DECEMBER 31, 1998:

                                          Discount Loans        Subprime Loans (1)       Other Loans              Total
                                       ---------------------  ---------------------  -------------------  ---------------------
                                                     No. of                 No. of                No. of                No. of
                                         Amount       Loans     Amount       Loans     Amount      Loans    Amount       Loans
                                       ----------    -------  ----------   --------  ---------    ------  -----------   -------
                                                                        (Dollars in thousands)
     Loans securitized and sold with
       recourse....................... $1,015,988     16,840  $1,809,533     31,607  $      --        --  $ 2,825,521    48,447
     Loans serviced for third parties.  1,573,285     20,835   5,327,441     83,085    866,219     1,091    7,766,945   105,011
                                       ----------    -------  ----------   --------  ---------    ------  -----------   -------
                                       $2,589,273     37,675  $7,136,974    114,692  $ 866,219     1,091  $10,592,466   153,458
                                       ==========    =======  ==========   ========  =========    ======  ===========   =======

    DECEMBER 31, 1997:
                                          Discount Loans          Subprime Loans         Other Loans              Total
                                       ---------------------  ---------------------  -------------------  ---------------------
                                                     No. of                 No. of                No. of                No. of
                                         Amount       Loans     Amount       Loans     Amount      Loans    Amount       Loans
                                       ----------    -------  ----------   --------  ---------    ------  -----------   -------
                                                                        (Dollars in thousands)
    Loans securitized and sold with
      recourse........................ $  624,591     11,148  $  555,914      4,976  $      --        --  $1,180,505    16,124
    Loans serviced for third parties..  1,682,764     23,181   2,352,352     29,911    294,198     1,092   4,329,314    54,184
                                       ----------   --------  ----------   --------  ---------    ------  ----------   -------
                                       $2,307,355     34,329  $2,908,266     34,887  $ 294,198     1,092  $5,509,819    70,308
                                       ==========   ========  ==========   ========  =========    ======  ==========   =======

    DECEMBER 31, 1996:
                                          Discount Loans          Subprime Loans         Other Loans              Total
                                       ---------------------  ---------------------  -------------------  ---------------------
                                                     No. of                 No. of                No. of                No. of
                                         Amount       Loans     Amount       Loans     Amount      Loans    Amount       Loans
                                       ----------    -------  ----------   --------  ---------    ------  -----------   -------
                                                                        (Dollars in thousands)
    Loans securitized and sold with
      recourse........................ $  204,586      4,796  $ 202,766       1,879  $      --        --  $  407,352     6,675
    Loans serviced for third parties..  1,209,535     22,511      6,784          60    294,427       917   1,510,746    23,488
                                       ----------  ---------  ---------   ---------  ---------   -------  ----------  --------
                                       $1,414,121     27,307  $ 209,550       1,939  $ 294,427       917  $1,918,098    30,163
                                       ==========  =========  =========   =========  =========   =======  ==========  ========

(1) Includes 37,955 loans with an unpaid principal balance of $857.2 million ((pound)504.4 million) which were serviced by Ocwen UK at December 31, 1998.

Net losses on interest-earning assets in 1998 were primarily comprised of $129.7 million of impairment charges on securities available for sale, including $86.1 million on the portfolio of AAA-rated agency IOs which were sold in the third quarter, offset by $112.1 million of gains recognized in connection with the securitization of single family subprime loans and discount loans, as presented in the table below, $7.6 million of gains from the sales of small commercial discount loans and $4.7 million of gains from the sales of large commercial discount loans.

Net gains on interest-earning assets in 1997 were primarily comprised of $71.9 million of net gains recognized in connection with the securitization of single family subprime loans, single family discount loans and small commercial discount loans, as presented in the table below. Additionally, the Company recorded a $2.6 million gain on the sale of mortgage-related securities to OAC, $2.7 million of gains from the sales of single family subprime loans and $3.5 million of gains from sales of certain large commercial loans in the Company's discount loan portfolio.

Net gains on interest-earning assets in 1996 were primarily comprised of a $5.4 million gain from the sale of 256 single family loans in the Company's discount loan portfolio which had been brought current in accordance with their terms, a $4.5 million gain from the sale of large commercial discount loans and, as presented in the table below, $15.2 million of net gains in connection with the securitization of single family subprime loans and large commercial discount loans.

The following table sets forth the Company's net gains recognized in connection with the securitization of loans during 1998, 1997 and 1996.

                           Loan Securitized
------------------------------------------------------------------------     Book Value of
           Types of Loans                   Principal      No. of Loans   Securities Retained(2)    Net Gain
----------------------------------      ----------------   -------------  ---------------------- -------------
1998:                                                            (Dollars in thousands)
Single family discount............       $      498,798            7,638    $         32,261     $      48,085
Single family subprime (1)........            1,626,282           31,235             139,594            61,516
                                         --------------    -------------    ----------------     -------------
                                         $    2,125,080           38,873    $        171,855     $     109,601
                                         ==============    =============    ================     =============
1997:
Single family discount............       $      418,795            6,295    $         20,635     $      51,137
Single family subprime............              415,830            3,640              25,334            18,802
Small commercial discount.........               62,733              302               4,134             1,994
                                         --------------    -------------    ----------------     -------------
                                         $      897,358           10,237    $         50,103     $      71,933
                                         ==============    =============    ================     =============

1996:
Large commercial discount.........       $      164,417               25    $          8,384     $       7,929
Single family subprime............              211,204            1,180              18,236             7,232
                                         --------------    -------------    ----------------     -------------
                                         $      375,621            1,205    $         26,620     $      15,161
                                         ==============    =============    ================     =============

(1) Includes 20,819 loans securitized by Ocwen UK with an unpaid principal balance of $558.5 million ((pound)339.4 million) for a net gain of $25.6 million ((pound)15.4 million).

(2) Consists of subordinated and/or residual securities resulting from the Company's securitization activities, which had a fair value of $249.0 million at December 31, 1998, including $87.3 million ((pound)52.6 million) related to securitizations by Ocwen UK.

Gains on interest-earning assets (as well as other assets, such as real estate owned, as discussed below) generally are dependent on various factors which are not necessarily within the control of the Company, including market and economic conditions. As a result, there can be no assurance that the gains on interest-earning assets (and other assets) reported by the Company in prior periods will be reported in future periods or that there will not be substantial inter-period variations in the results from such activities.

The following table sets forth the results of the Company's real estate owned (which does not include investments in real estate, as discussed below) during the years indicated.

                                                                            Year Ended December 31,
                                                              --------------------------------------------------
                                                                   1998             1997               1996
                                                              ---------------   --------------    --------------
                                                                                   (Dollars in thousands)
Gains on sales............................................    $       43,839    $       30,651    $       22,835
Provision for losses in fair value........................           (18,626)          (13,450)          (18,360)
Carrying costs, net.......................................           (11,180)           (9,924)             (648)
                                                              ---------------   --------------    --------------
Income on real estate owned, net..........................    $       14,033    $        7,277    $        3,827
                                                              ==============    ==============    ==============

The increases in gains on sales during 1998 and 1997 reflect increases in the number of properties sold from 1,175 during 1996, to 1,521 and 3,087 during 1997 and 1998, respectively. At December 31, 1998, 1997 and 1996, the Company owned 1,999, 1,505 and 825 properties, respectively, the majority of which were related to the discount loan portfolio. For additional information relating to the Company's real estate owned, see "Changes in Financial Condition Real Estate Owned."

Other income of $39.7 million for 1998 included $10.4 million of gains on sales of investments in real estate (see "Changes in Financial Condition Investment in Real Estate"), $10.0 million of brokerage commissions earned in connection with Ocwen UK loan originations, $7.4 million of gains recognized in connection with the sale of investments in low-income housing tax credit projects (see "Changes in Financial Condition Investments in Low Income Housing Tax Credit Interests"), and $5.9 million of management fees earned from OAC. Other income of $8.5 million for 1997 was primarily comprised of $6.1 million of gains recognized in connection with the sale of investments in low-income housing tax credit projects and $1.8 million of management fees earned from OAC. Other income of $7.1 million for 1996 was primarily comprised of $4.9 million of gains recognized in connection with the sale of investments in low-income housing tax credit projects.

NON-INTEREST EXPENSE. Non-interest expense increased $99.5 million or 78% during 1998 and $57.2 million or 82% during 1997. The increase in non-interest expense during 1998 and 1997 is largely due to recent acquisitions, new business lines and growth in existing business lines. Non-interest expense for 1998 included $41.3 million and $11.3 million related to Ocwen UK and OTX, respectively.

The following table sets forth the principal components of the Company's non-interest expense during the years indicated.

                                                                           1998             1997              1996
                                                                       -----------      -----------       -----------
                                                                                   (Dollars in thousands)
Compensation and employee benefits..............................       $   115,556      $    77,573       $    39,043
Occupancy and equipment.........................................            34,878           17,657             8,921
Net operating loss (income) on investment in real estate and
   certain low-income housing tax credit interests..............             6,753            4,792              (425)
Amortization of excess of purchase price over
  net assets acquired
   (Goodwill)...................................................            11,614              557                --
Loan expenses...................................................            25,193            7,014             4,111
Other operating expenses........................................            32,400           19,281            17,956
                                                                       -----------      -----------       -----------
   Total........................................................       $   226,394      $   126,874       $    69,606
                                                                       ===========      ===========       ===========

The increases in compensation and employee benefits in 1998 and 1997 reflect an increase in the average number of employees from 398 during 1996 to 872 during 1997 to 1,512 during 1998. Compensation and employee benefit expense for 1998 includes $12.4 million and $7.4 million related to Ocwen UK and OTX, respectively.

Occupancy and equipment expense increased $17.2 million in 1998, of which $5.6 million related to Ocwen UK, primarily as a result of a $5.8 million increase in data processing costs, a $4.7 million increase in general office expenses and a $3.5 million increase in rent expense. The increase in occupancy and equipment expense of $8.7 million in 1997 was primarily related to a $3.4 million increase in general office expenses, a $3.1 million increase in data processing costs and a $1.3 million increase in rent expense.

The increase in net operating losses on investments in real estate and certain low-income housing tax credits during 1998 and 1997 is primarily the result of net operating losses and deprecation expense on low-income housing tax credit projects placed in service, primarily during 1997. The associated tax credits on such projects are reported as a reduction of income tax expense. See "Income Tax Benefit (Expense)."

Of the $11.1 million increase in the amortization of goodwill during 1998, $10.3 million related to OFS, including the $10.1 million write-off of the remaining unamortized balance which was deemed impaired by the Company.

Loan expenses of $15.2 million incurred by Ocwen UK account for the majority of the total increase in loan expenses in 1998 of $18.2 million.

Primarily due to a $9.7 million increase in professional fees and a $4.5 million increase in marketing costs, other operating expenses increased $13.1 million in 1998, of which $8.1 million and $3.0 million related to Ocwen UK and OTX, respectively. Exclusive of the non-recurring expense of $7.1 million in 1996 related to the Federal Deposit Insurance Corporation's ("FDIC") assessment to recapitalize the Savings Association Insurance Fund ("SAIF"), other operating expenses increased by $8.5 million in 1997, primarily as a result of a $2.7 million increase in professional fees, a $1.4 million increase in due diligence costs, a $1.4 million reserve established on a receivable and $1.1 million of certain other one-time charges. See Note 26 to the Consolidated Financial Statements for a disclosure of the components of other operating expenses.

DISTRIBUTIONS ON COMPANY OBLIGATED, MANDATORILY REDEEMABLE SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES OF THE COMPANY. In August 1997, Ocwen Capital Trust I ("OCT"), a wholly-owned subsidiary of the Company, issued $125.0 million of 10-7/8% Capital Securities. Cash distributions on the Capital Securities accrue from the date of original issuance and are payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 1998, at an annual rate of 10-7/8% of the liquidation amount of $1,000 per Capital Security. The Company recorded $13.6 million and $5.2 million of distributions to holders of the Capital Securities during 1998 and 1997, respectively. See Note 19 to the Consolidated Financial Statements and "Changes in Financial Condition Company-Obligated, Mandatorily Redeemable Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company."

EQUITY IN (LOSSES) EARNINGS OF INVESTMENTS IN UNCONSOLIDATED ENTITIES. Equity in earnings of investment in unconsolidated entities for 1997 and 1996 included the Company's 50% joint venture investment in the LLC. All of the assets of the LLC were distributed at the end of 1997, and therefore the Company recorded no income from this investment in 1998. The Company's $23.7 million of earnings from the LLC during 1997 consisted primarily of $4.5 million of interest income on discount loans, $14.0 million of gains on the sale of discount loans, including the securitizations of HUD loans in March and December of 1997, and the recapture of $5.1 million of valuation allowances established in 1996 by the Company on its equity investment in the LLC. The Company's equity in earnings of LLC amounted to $38.3 million in 1996 and consisted primarily of $10.1 million of net interest income on discount loans, $35.6 million of gains on sales of discount loans, offset by a $7.6 million provision for losses on the equity investment in the LLC. The Company has recognized 50% of the loan servicing fees not eliminated in consolidation in servicing fees and other charges. See "Changes in Financial Condition Investment in Unconsolidated Entities."

During 1998, the Company recorded equity in the losses of its investments in OAC and OPLP of $4.0 million and $4.7 million, respectively. The Company owned, through IMI, 1,540,000 or 8.12% of the outstanding common stock of OAC at December 31, 1998. The Company also owned, through IMI, 1,808,733 or 8.71% of the total partnership units of OPLP outstanding at December 31, 1998. The Company began accounting for its investments in OAC and OPLP on the equity method effective May 5, 1998, upon the acquisition of 1,473,733 OPLP units, which increased its combined ownership in OAC and OPLP to 16.83%. Equity in the losses of OAC and OPLP reflect the period from May 5, 1998, through December 31, 1998, and relate primarily to losses incurred by those entities in connection with impairment charges recorded on subordinate and residual mortgage-backed securities. See "Changes in Financial Condition Investment in Unconsolidated Entities."

During 1998, the Company recorded equity in earnings of Kensington of $439,000, net of $2.0 million of goodwill amortization. At December 31, 1998, the Company owned 36.07% of the total outstanding common stock of Kensington, a leading originator of non-conforming residential mortgages in the U.K. See "Changes in Financial Condition Investment in Unconsolidated Entities."

Income Tax Benefit (Expense).  Income tax benefit (expense) on the Company's net
(loss) income amounted to $30.7 million, $(21.3) million and $(11.2) million during 1998, 1997 and 1996, respectively. The Company's effective tax rate was (94.8)%, 21.4% and 18.2% during 1998, 1997 and 1996, respectively. The Company's effective tax rates in 1998, 1997 and 1996 reflect tax credits resulting from the Company's investment in low-income housing tax credit interests of $17.7 million, $14.9 million and $9.3 million during 1998, 1997 and 1996, respectively. Exclusive of the above amounts, the Company's effective tax rate amounted to 31.0%, 36.4% and 33.4% during 1998, 1997 and 1996, respectively. See "Changes in Financial Condition Investments in Low Income Housing Tax Credit Interests."

CHANGES IN FINANCIAL CONDITION

The following table sets forth information relating to certain of the Company's assets and liabilities at the dates indicated.

                                                                    December 31,                   Increase (Decrease)
                                                             ----------------------------       ------------------------
                                                                 1998            1997             Dollars        Percent
                                                             -----------      -----------       -----------      -------
                                                                               (Dollars in thousands)
ASSETS:
  Total assets.............................................. $ 3,308,079      $ 3,069,165       $   238,914           8%
  Securities available for sale.............................     593,347          476,796           116,551          24
  Loans available for sale..................................     177,847          177,041               806          --
  Loan portfolio, net.......................................     230,312          266,299           (35,987)        (14)
  Discount loan portfolio, net..............................   1,026,511        1,434,176          (407,665)        (28)
  Investment in low-income housing tax credit interests.....     144,164          128,614            15,550          12
  Investment in unconsolidated entities.....................      86,893            3,526            83,367       2,364
  Real estate owned, net....................................     201,551          167,265            34,286          20
  Investment in real estate.................................      36,860           76,340           (39,480)        (52)
  Deferred tax asset........................................      66,975           45,148            21,827          48
LIABILITIES:
  Total liabilities.........................................   2,746,111        2,523,430           222,681           9
  Deposits..................................................   2,175,016        1,982,822           192,194          10
  Securities sold under agreements to repurchase............      72,051          108,250           (36,199)        (33)
  Notes, debentures and other interest-bearing obligations..     225,000          226,975            (1,975)         (1)
  Obligations outstanding under lines of credit.............     179,285          118,304            60,981          52
  Capital Securities........................................     125,000          125,000                --          --
  Stockholders' equity......................................     436,376          419,692            16,684           4

SECURITIES AVAILABLE FOR SALE. At December 31, 1998, securities available for sale amounted to $593.3 million or 18% of total assets, as compared to $476.8 million or 16% at December 31, 1997. Securities available for sale are carried at fair value with unrealized gains or losses reported as a separate component of stockholders' equity net of deferred taxes. Unrealized losses on securities that reflect a decline in value which is other than temporary are charged to earnings. At December 31, 1998, securities available for sale included an aggregate of $21.7 million of unrealized gains ($22.0 million of gross gains and $335,000 of gross losses), as compared to $11.8 million of unrealized losses ($32.5 million of gross losses and $20.7 million of gross gains) at December 31, 1997.

The following table sets forth the carrying value (which represents fair value) of the Company's securities available for sale at the dates indicated.

                                                           December 31,                  Increase (Decrease)
                                                  ------------------------------     --------------------------
MORTGAGE-RELATED SECURITIES:                          1998              1997            Dollars         Percent
                                                  ------------      ------------     ------------       -------
  Single family residential:
    CMOs (AAA-rated)........................      $    344,199      $    160,451     $    183,748         115%
    Interest-only:
       FHLMC................................                --            64,745          (64,745)       (100)
       FNMA.................................                --            59,715          (59,715)       (100)
       GNMA.................................                --            29,766          (29,766)       (100)
       AAA-rated............................                --            13,863          (13,863)       (100)
  BB-rated subordinates.....................             8,517             2,515            6,002         239
  B-rated subordinates......................             6,344                --            6,344         100
  Unrated subordinates......................            40,595            39,219            1,376           4
  AAA-rated subprime residuals..............             6,931                --            6,931         100
  BBB-rated subprime residuals..............            17,593                --           17,593         100
  Unrated subprime residuals................           152,951            41,790          111,161         266
  Swap contracts............................                --               (94)              94         100
                                                  ------------      ------------     ------------
                                                       577,130           411,970          165,160          40
                                                  ------------      ------------     ------------
MULTI-FAMILY RESIDENTIAL AND COMMERCIAL:
    Interest-only:
       AAA-rated............................                71             3,059           (2,988)        (98)
       BB-rated.............................                 2               189             (187)        (99)
    Subordinates:
       B-rated..............................             8,813             8,511              302           4
       Unrated..............................             7,331             6,795              536           8
                                                  ------------      ------------     ------------
                                                        16,217            18,554           (2,337)        (13)
                                                  ------------      ------------     ------------
MARKETABLE EQUITY SECURITIES:
    Common stocks...........................                --            46,272          (46,272)       (100)
                                                  ------------      ------------     ------------
    Total...................................      $    593,347      $    476,796     $    116,551          24
                                                  ============      ============     ============

The Company's securities available for sale increased by $116.6 million or 24% during 1998 due primarily to $735.6 million of purchases, $171.9 million of subordinates and residual securities acquired in connection with the Company's securitizations of loans which was offset by $270.0 million of sales, $360.0 million of maturities and principal repayments, $56.5 million of net premium amortization and $129.7 million of impairment charges, including $86.1 million on AAA-rated agency IOs and $43.6 million on certain subordinate and residual securities.

On July 27, 1998, the Company sold its entire portfolio of AAA-rated agency IOs for $137.5 million, which represented book value. As a result of an increase in prepayment speeds due to declining interest rates, the Company recorded impairment charges of $86.1 million in 1998 prior to the sale ($77.6 million in the second quarter) resulting from the Company's decision to discontinue this investment activity and write down the book value of the IOs. The AAA-rated agency IOs consisted of IOs, which are classes of mortgage-related securities that are entitled to payments of interest but no (or only nominal) principal, and inverse IOs, which bear interest at a floating rate that varies inversely with (and often at a multiple of) changes in a specified index.

Common stocks at December 31, 1997, were comprised primarily of the Company's investment in OAC. At December 31, 1997, the Company, through IMI, owned 1,715,000 shares or 9.04% of the outstanding common stock of OAC, having a market value of $35.2 million ($25.5 million book value). On May 5, 1998, IMI purchased an additional 1,473,733 units of OAC's operating partnership subsidiary, OPLP, increasing its combined ownership of OAC and OPLP to 16.83%. As a result of this increase in ownership, the Company began accounting for its investments in OAC and OPLP under the equity method. See "Investment in Unconsolidated Entities." The Company's other common stock investment, which had a market value of $11.1 million ($13.0 million book value) at December 31, 1997, was sold during 1998 for a loss of $293,000.

At December 31, 1998, the fair value of the Company's investment in subordinate and residual interests amounted to $249.1 million ($227.9 million amortized cost) or 42% of total securities available for sale and supported senior classes of securities having an outstanding principal balance of $3.84 billion. During 1998, the Company recorded $43.6 million of impairment charges on its portfolio of subordinate and residual securities as a result of declines in value that were deemed to be "other than temporary."

Because of their subordinate position, subordinated and residual classes of mortgage-related securities provide protection to and involve more risk than the senior class. Specifically, when cash flow is impaired, debt service goes first to the holders of senior classes. In addition, incoming cash flows may be held in a reserve fund to meet any future repayments until the holders of senior classes have been paid and, when appropriate, until a specified level of funds has been contributed to the reserve fund. Further, residual interests exhibit considerably more price volatility than mortgages or ordinary mortgage pass-through securities, due in part to the uncertain cash flows that result from changes in the prepayment rates of the underlying mortgages. Lastly, subordinate and residual interests involve substantially more credit risk than the senior classes of the mortgage-related securities to which such interests relate and generally are not as liquid as the senior classes. The weighted average prospective yield to maturity on subordinate securities and subprime residual securities was 0.04% and 13.66%, respectively, at December 31, 1998.

The Company generally retains subordinate and residual securities, which are certificated, related to its securitization of loans. Subordinate and residual interests in mortgage-related securities provide credit support to the more senior classes of the mortgage-related securities. Principal from the underlying mortgage loans generally is allocated first to the senior classes, with the most senior class having a priority right to the cash flow from the mortgage loans until its payment requirements are satisfied. To the extent that there are defaults and unrecoverable losses on the underlying mortgage loans, resulting in reduced cash flows, the most subordinate security will be the first to bear this loss. Because subordinate and residual interests generally have no credit support, to the extent there are realized losses on the mortgage loans comprising the mortgage collateral for such securities, the Company may not recover the full amount or, indeed, any of its initial investment in such subordinate and residual interests. The Company generally retains the most subordinate classes of the securities from the securitization and therefore will be the first to bear any credit losses.

The Company determines the present value of anticipated cash flows at the time each securitization transaction closes, utilizing valuation assumptions appropriate for each particular transaction. The significant valuation assumptions include the anticipated prepayment speeds and the anticipated credit losses related to the underlying mortgages. In order to determine the present value of this estimated excess cash flow, the Company currently applies a discount rate of 18% to the projected cash flows on the unrated classes of securities. The annual prepayment rate of the securitized loans is a function of full and partial prepayments and defaults. The Company makes assumptions as to the prepayment rates of the underlying loans, which the Company believes are reasonable, in estimating fair values of the subordinate securities and residual securities retained. During 1998, the Company utilized proprietary prepayment curves generated by the Company (reaching an approximate range of annualized rates of 30% - 40%). In its estimates of annual loss rates, the Company utilizes assumptions that it believes are reasonable. The Company estimates annual losses of between 0.22% and 2.06% of the underlying loans.

Subordinate and residual interests are affected by the rate and timing of payments of principal (including prepayments, repurchase, defaults and liquidations) on the mortgage loans underlying a series of mortgage-related securities. The rate of principal payments may vary significantly over time depending on a variety of factors, such as the level of prevailing mortgage loan interest rates and economic, demographic, tax, legal and other factors. Prepayments on the mortgage loans underlying a series of mortgage-related securities are generally allocated to the more senior classes of mortgage-related securities. Although in the absence of defaults or interest shortfalls all subordinates receive interest, amounts otherwise allocable to residuals generally are used to make payments on more senior classes or to fund a reserve account for the protection of senior classes until overcollateralization or the balance in the reserve account reaches a specified level. In periods of declining interest rates, rates of prepayments on mortgage loans generally increase, and if the rate of prepayments is faster than anticipated, then the yield on subordinates will be positively affected and the yield on residuals will be negatively affected.

The credit risk of mortgage related securities is affected by the nature of the underlying mortgage loans. In this regard, the risk of loss on securities backed by commercial and multi-family loans and single family residential loans made to borrowers who, because of prior credit problems, the absence of a credit history or other factors, are unable or unwilling to qualify as borrowers under guidelines established by the Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA") for purchases of loans by such agencies, generally involve more risk than securities backed by single family residential loans which conform to the requirements established by FHLMC and FNMA for their purchase by such agencies.

The Company adjusts its securities portfolio to market value at the end of each month based upon the lower of dealer quotations or internal values, subject to an internal review process. For those securities which do not have an available market quotation, the Company will request market values and underlying assumptions from the various securities dealers that underwrote, are currently financing the securities, or have had prior experience with the type of security to be valued. When quotations are obtained from two or more dealers, the average dealer quote will be utilized.

The Company periodically assesses the carrying value of its subordinate securities and residual securities retained as well as the servicing assets for impairment. There can be no assurance that the Company's estimates used to determine the gain on securitized loan sales, subordinate securities and residual securities retained and servicing asset valuations will remain appropriate for the life of each securitization. If actual loan prepayments or defaults exceed the Company's estimates, the carrying value of the Company's subordinate securities and residual securities retained and/or servicing assets may be decreased or the Company may increase its allowance for possible credit losses on loans sold through a charge against earnings during the period management recognized the disparity. Other factors may also result in a write-down of the Company's subordinate securities and residual securities retained in subsequent periods. Accelerated prepayment speeds were a significant contributing factor to the $43.6 million of impairment charges recorded by the Company in 1998 on its subordinate and residual securities. See Note 1 to the Consolidated Financial Statements.

It is intended that any securities retained by the Bank resulting from the securitization of assets held by it directly will be distributed to the Company as a dividend, subject to the Bank's ability to declare such dividends under applicable limitations. Four securities with an aggregate value of $60.8 million were distributed to the Company from the Bank in the form of dividends during 1998. At December 31, 1998, the Bank held two subordinate securities with a fair value and amortized cost of $13.9 million.

LOANS  AVAILABLE  FOR  SALE.  Loans  available  for sale,  which  are  comprised primarily of subprime single family residential loans, increased by $806,000 during 1998. The increase in 1998 occurred primarily as a result of purchases and originations of $1.75 billion of single family residential subprime loans, offset in part by sales of $1.66 billion and principal repayments of $82.7 million of such loans. Purchases and originations during 1998 include $292.8 million purchased from the U.S. operations of Cityscape Financial Corp. and $675.6 million purchased and originated by Ocwen UK. Of the single family loans sold during 1998, $1.63 billion or 98% were due to the Company's securitization of such loans, including $558.5 million related to securitizations by Ocwen UK. Of the $177.8 million loans available for sale at December 31, 1998, $85.0 million related to Ocwen UK.

At December 31, 1998, nonperforming loans available for sale amounted to $39.4 million or 22.2% of total loans available for sale, as compared to $13.5 million or 7.6% at December 31, 1997. Nonperforming loans available for sale consist primarily of subprime single family residential loans, reflecting the higher risks associated with such loans. During 1998, 1997 and 1996, respectively, the Company recorded $5.4 million, $1.4 million and $2.5 million of reductions in the carrying value of these loans to record them at the lower of cost or fair market value. The reductions in carrying value recorded during 1998 reflect the significant increase in volume, including the acquisition of Ocwen UK. Ocwen UK accounted for $1.9 million of such reductions in carrying value. See Note 6 to the Consolidated Financial Statements.

LOAN PORTFOLIO, NET. The Company's net loan portfolio decreased by $36.0 million or 14% during 1998 primarily as a result of $227.7 million of principal repayments, offset by $188.7 million of originations. The Company earned $12.4 million of additional fees during 1998 in connection with the payoff of $107.2 million of commercial real estate loans, secured primarily by hotel properties, and multi-family residential loans.

Nonperforming loans amounted to $9.0 million or 3.8% of total loans at December 31, 1998, as compared to $9.2 million or 3.4% of total loans at December 31, 1997. At December 31, 1998 and 1997, nonperforming loans consisted primarily of multi-family residential loans. The Company's allowance for loan losses amounted to 54.5% and 40.4% of nonperforming loans at December 31, 1998 and 1997, respectively. See Note 7 to the Consolidated Financial Statements.

DISCOUNT LOAN PORTFOLIO, NET. The discount loan portfolio decreased $407.7 million or 28% during 1998. During 1998, sales of loans with an unpaid principal balance of $696.1 million, resolutions and repayments of $539.4 million and transfers to real estate owned of $382.9 million more than offset acquisitions having an unpaid principal balance of $1.12 billion. Of the discount loans sold during 1998, $498.8 million resulted from the Company's securitization of performing single family discount loans. See Note 8 to the Consolidated Financial Statements.

At December 31, 1998, discount loans which were performing in accordance with original or modified terms amounted to $781.8 million or 60% of the gross discount loan portfolio, as compared to $1.01 billion or 56% at December 31, 1997. The Company's allowance for losses on its discount loan portfolio amounted to $21.4 million, or 2.0% of the loan balance, at December 31, 1998, as compared to $23.5 million, or 1.6% of the loan balance, at December 31, 1997.

INVESTMENTS IN LOW INCOME HOUSING TAX CREDIT INTERESTS. In 1993, the Company commenced a program to invest in multi-family residential projects which have been allocated low-income housing tax credits under Section 42 of the Internal Revenue Code by a state tax credit allocating agency. At December 31, 1998, the Company had $144.2 million of investments in low-income housing tax credit interests, as compared to $128.6 million at December 31, 1997. During 1998, the Company sold its investment in five low-income housing tax credit projects which had a carrying value of $28.9 million for gains of $7.4 million.

Investments by the Company in low-income housing tax credit interests made on or after May 18, 1995, in which the Company invests solely as a limited partner, which amounted to $56.3 million and $47.2 million at December 31, 1998 and 1997, respectively, are accounted for using the equity method in accordance with the consensus of the Emerging Issues Task Force through Issue Number 94-1. Limited partnership investments made prior to May 18, 1995, which amounted to $19.6 million and $31.4 million at December 31, 1998 and 1997, respectively, are accounted for under the effective yield method as a reduction of income tax expense. Low-income housing tax credit partnerships in which the Company invests as both a limited and, through a subsidiary, a general partner, amounted to $68.3 million and $50.0 million at December 31, 1998 and 1997, respectively, and are presented on a consolidated basis. See Note 13 to the Consolidated Financial Statements.

INVESTMENT IN UNCONSOLIDATED ENTITIES. At December 31, 1997, the Company, through IMI, owned 1,715,000 shares or 9.04% of the outstanding common stock of OAC. Also at December 31, 1997, the Company, through IMI, owned 160,000 units or 0.84% of the partnership units of OPLP, the operating partnership subsidiary of OAC. On February 17, 1998, IMI exchanged 175,000 shares of OAC stock for 175,000 OPLP units. On May 5, 1998, IMI acquired an additional 1,473,733 OPLP units. As a result of this activity, IMI's investment in OAC stock declined to 1,540,000 shares or 8.12% at December 31, 1998, while its investment in OPLP increased to 1,808,733 units or 8.71%. The Company began accounting for these entities on the equity method effective May 5, 1998, upon the increase in its combined ownership of OAC and OPLP to 16.83%. An adjustment to reduce retained earnings in the amount of $979,000 (net of income taxes of $526,000) was recorded to reflect the cumulative effect of the conversion to the equity method of accounting. The Company's investment in OAC stock amounted to $16.3 million at December 31, 1998. The Company's investment in OAC stock at December 31, 1997, was designated as available for sale and carried at a fair value of $35.2 million ($25.5 million cost). The Company's investment in OPLP units amounted to $22.8 million at December 31, 1998, as compared to $2.4 million at December 31, 1997. During 1998, the Company recorded equity in the losses of its investment in OAC and OPLP of $4.0 million and $4.7 million, respectively. See Note 9 to the Consolidated Financial Statements.

On February 25, 1998, the Company purchased 36.07% of the total outstanding common stock of Kensington for $45.9 million ((pound)27.8 million). The Company's investment in Kensington amounted to $46.6 million at December 31, 1998, net of the excess of the purchase price over the net investment. The excess of the purchase price over the net investment amounted to $34.5 million ((pound)20.9 million) at December 31, 1998, net of accumulated amortization of $2.0 million ((pound)1.2 million), and is amortized over a period of 15 years. During 1998, the Company recorded equity in earnings of Kensington of $439,000, net of the $2.0 million of amortization of excess cost over purchase price. See
Note 9 to the Consolidated Financial Statements.

From time to time, the Company and a co-investor have acquired discount loans by means of a co-owned joint venture. At December 31, 1997, the Company's $1.1 million investment in joint venture, net consisted of a 10% interest in BCFL, a limited liability company which was formed by the Company and BlackRock in January 1997 to acquire discount multi-family residential loans from HUD. On December 12, 1997, the LLC, a limited liability company formed in March 1996 between the Company and BlackRock distributed all of its assets to the Company and its other 50% investor, BlackRock. Simultaneously, the Company acquired BlackRock's portion of the distributed assets. The Company recorded equity in earnings of the LLC of $23.7 million and $38.3 million for 1997 and 1996, respectively. See Note 9 to the Consolidated Financial Statements.

REAL ESTATE OWNED, NET. Real estate owned, net, increased by $34.3 million or 21% during 1998 due primarily to $292.3 million of foreclosures and acquisitions in connection with the acquisition of discount loans, offset by $263.2 million of sales. Real estate owned consists almost entirely of properties acquired by foreclosure or deed-in-lieu thereof on loans in the Company's discount loan portfolio. Such properties amounted to $197.4 million or 98% of total real estate owned at December 31, 1998, and consisted of $94.6 million, $20.1 million and $82.6 million of properties attributable to single family residential loans, multi-family residential loans and commercial real estate loans, respectively.

The Company actively manages its real estate owned. During 1998, the Company sold 3,087 properties with a carrying value of $263.2 million, as compared to the sale of 1,521 properties with a carrying value of $179.7 million during 1997 and 1,175 properties with a carrying value of $160.6 million during 1996. These sales resulted in gains, net of the provision for loss, of $25.2 million, $17.2 million and $4.5 million during 1998, 1997 and 1996, respectively, which are included in determining the Company's income (loss) on real estate owned. The average holding period for real estate owned which was sold during 1998, 1997 and 1996, was six months, nine months and 11 months, respectively. See Note 10 to the Consolidated Financial Statements.

INVESTMENT IN REAL ESTATE. In conjunction with its multi-family residential and commercial real estate lending business activities, the Company has made certain acquisition, development and construction loans in which the Company participates in the expected residual profits of the underlying real estate and the borrower has not contributed substantial equity to the project. As such, the Company accounted for these loans under the equity method of accounting as though it had made an investment in a real estate limited partnership. The Company's investment in such loans, which amounted to $64.3 million at December 31, 1997, has been reduced to $0 at December 31, 1998, as a result of loan payoffs during 1998.

The Company's investments in real estate also included $32.9 million and $6.4 million at December 31, 1998 and 1997, respectively, of property (land and buildings) held for lease.

The Company also has invested, indirectly through a 31% partnership interest, in The Westin Hotel located in Columbus, Ohio. The Company's investment in such property amounted to $1.3 million at December 31, 1998, as compared to $1.4 million at December 31, 1997. See Note 11 to the Consolidated Financial Statements.

DEFERRED TAX ASSET. At December 31, 1998, the deferred tax asset, net of deferred tax liabilities, amounted to $67.0 million, an increase of $21.9 million from the $45.1 million deferred tax asset at December 31, 1997. At December 31, 1998, the gross deferred tax asset amounted to $80.0 million and consisted primarily of $5.3 million related to tax residuals, $6.2 million of gains on loan foreclosures, $3.8 million mark-to-market and reserves on real estate owned properties, $7.9 million of loan loss reserves, $16.3 million of reserves on securities available for sale, $3.5 million of goodwill reserves, $3.9 million of accrued profit sharing expense, $12.6 million of deferred interest expense on the discount loan portfolio, $7.1 million partnership losses and low-income housing tax credits, $2.7 million contingent interest income on equity participations and $5.0 million reserves on investments. The gross deferred tax liability amounted to $6.6 million and consisted primarily of $4.7 million of deferred interest income on the discount loan portfolio. Additional deferred tax liabilities consisted of $7.9 million mark-to-market on securities available for sale. At December 31, 1997, the gross deferred tax asset amounted to $42.9 million and consisted primarily of $3.5 million related to tax residuals, $5.6 million of gains on loan foreclosures, $3.2 million mark-to-market and reserves on real estate owned properties, $9.8 million of loan loss reserves, $4.0 million of reserves on securities available for sale, $2.0 million of contingency reserves, $3.2 million of accrued profit sharing expense, $7.7 million of deferred interest expense on the discount loan portfolio. Additional deferred tax assets consisted of $6.7 million mark-to-market on securities available for sale. The gross deferred tax liability amounted to $4.4 million and consisted primarily of $2.3 million of deferred interest income on the discount loan portfolio.

As a result of the Company's earnings history, current tax position and taxable income projections, management believes that the Company will generate sufficient taxable income in future years to realize the deferred tax asset which existed at December 31, 1998. In evaluating the expectation of sufficient future taxable income, management considered future reversals of temporary differences and available tax planning strategies that could be implemented, if required. A valuation allowance was not required at December 31, 1998, because it was management's assessment that, based on available information, it is more likely than not that all of the deferred tax asset will be realized. A valuation allowance will be established in the future to the extent of a change in management's assessment of the amount of the net deferred tax asset that is expected to be realized. See Note 22 to the Consolidated Financial Statements.

DEPOSITS. Deposits increased $192.2 million or 10% during 1998 primarily as a result of a $116.6 million increase in escrow deposits, primarily related to loans serviced for others, and an $83.8 million increase in certificates of deposit. Brokered deposits obtained through national investment banking firms which solicit deposits from their customers, amounted to $1.49 billion at December 31, 1998, as compared to $1.35 billion at December 31, 1997. Deposits obtained as a result of the Company's direct solicitation and marketing efforts to regional and local investment banking firms and institutional investors and high net worth individuals amounted to $377.4 million at December 31, 1998, as compared to $430.1 million at December 31, 1997. See Note 15 to the Consolidated Financial Statements.

NOTES, DEBENTURES AND OTHER INTEREST-BEARING OBLIGATIONS. Notes, debentures and other interest-bearing obligations of $225.0 million at December 31, 1998, decreased $2.0 million during 1998 and consists of the $125.0 million of 11.875% Notes issued by the Company in 1996 and the $100.0 million of 12% Debentures issued by the Bank in 1995. See Note 18 to the Consolidated Financial Statements.

OBLIGATIONS OUTSTANDING UNDER LINES OF CREDIT. Obligations outstanding under lines of credit increased $61.0 million during 1998 to $179.3 million at December 31, 1998, and included $59.5 million of borrowings at OFS and $117.3 million of borrowings under new lines of credit established at Ocwen UK during 1998. These lines of credit fund the acquisition and origination of subprime single family residential loans at OFS and Ocwen UK and generally have a one-year term with interest rates that float in accordance with a designated prime rate. During that one-year period, the Company would anticipate securitizing the underlying loans (or refinancing any remaining loans) and then repaying the corresponding lines of credit. See Note 17 to the Consolidated Financial Statements.

COMPANY OBLIGATED, MANDATORILY REDEEMABLE SECURITIES OF SUBSIDIARY TRUST HOLDINGS SOLELY JUNIOR SUBORDINATED DEBENTURES OF THE COMPANY. In August 1997, OCT, a wholly-owned subsidiary of Ocwen, issued $125.0 million of 10-7/8% Capital Securities. Proceeds from issuance of the Capital Securities were invested in 10-7/8% Junior Subordinated Debentures issued by Ocwen. The Junior Subordinated Debentures, which represent the sole assets of the Trust, will mature on August 1, 2027. Intercompany transactions between OCT and the Company, including the Junior Subordinated Debentures, are eliminated in the consolidated financial statements of the Company.

For the years ended December 31, 1998 and 1997, the Company recorded $13.6 million and $5.2 million, respectively, of distributions to holders of the Capital Securities, of which $5.7 million was accrued and unpaid at December 31, 1998. See Note 19 to the Consolidated Financial Statements.

STOCKHOLDERS' EQUITY. Stockholders' equity increased $16.7 million or 4% during 1998. The increase in stockholder's equity during 1998 was primarily due to a $19.1 million increase in unrealized gains on securities available for sale, offset by a $1.7 million foreign currency translation loss related to the Company's investments in Ocwen UK and Kensington, and a $1.2 million net loss for the year.

ASSET AND LIABILITY MANAGEMENT

Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. It is the objective of the Company to attempt to control risks associated with interest rate and foreign currency exchange rate movements. In general, management's strategy is to match asset and liability balances within maturity categories and to manage foreign currency rate exposure related to its investments in non-U.S. dollar functional currency operations in order to limit the Company's exposure to earnings variations and variations in the value of assets and liabilities as interest rates and foreign currency exchange rates change over time. The Company's asset and liability management strategy is formulated and monitored by the Asset/Liability Committee, which is composed of directors and officers of the Company, in accordance with policies approved by the Board of Directors of the Company. The Asset/Liability Committee meets to review, among other things, the sensitivity of the Company's assets and liabilities to interest rate changes and foreign currency exchange rate changes, the book and market values of assets and liabilities, unrealized gains and losses, including those attributable to hedging transactions, purchase and sale activity, and maturities of investments and borrowings. The Asset/Liability Committee also approves and establishes pricing and funding decisions with respect to overall asset and liability composition.

The Asset/Liability Committee is authorized to utilize a wide variety of off-balance sheet financial techniques to assist it in the management of interest rate risk and foreign currency exchange rate risk. These techniques include interest rate exchange or "swap" agreements, Eurodollar and U.S. Treasury interest rate futures contracts, foreign currency futures contracts and foreign currency swap agreements.

INTEREST RATE RISK MANAGEMENT. Under interest rate swap agreements, the parties exchange the difference between fixed-rate and floating-rate interest payments on a specified principal amount (referred to as the "notional amount") for a specified period without the exchange of the underlying principal amount. Interest rate exchange agreements are utilized by the Company to protect against the decrease in value of a fixed-rate asset or the increase in borrowing cost from a short-term, fixed-rate liability, such as reverse repurchase agreements, in an increasing interest-rate environment. At December 31, 1998, the Company had no interest rate exchange agreements outstanding. At December 31, 1997, the Company had entered into interest rate exchange agreements with an aggregate notional amount of $36.9 million. Interest rate exchange agreements had the effect of decreasing the Company's net interest income by $115,000, $198,000 and $58,000 during 1998, 1997 and 1996, respectively. See Note 21 to the Consolidated Financial Statements.

The Company also enters into interest rate futures contracts, which are commitments to either purchase or sell designated financial instruments at a future date for a specified price and may be settled in cash or through delivery. Eurodollar futures contracts have been sold by the Company to hedge the repricing or maturity risk of certain short duration mortgage-related securities, and U.S. Treasury futures contracts have been sold by the Company to offset declines in the market value of its fixed-rate loans and certain fixed-rate mortgage-backed and related securities available for sale in the event of an increasing interest rate environment. At December 31, 1998, the Company had no U.S. Treasury futures contracts outstanding. At December 31, 1997, the Company had entered into U.S. Treasury futures (short) contracts with an aggregate notional amount of $194.5 million. The Company had no outstanding Eurodollar futures contracts at December 31, 1998 or 1997. Futures contracts had the effect of (decreasing) increasing the Company's net interest income by $(49,000), $2.0 million, and $(729,000) during 1998, 1997 and 1996, respectively. In addition, futures contracts had the effect of decreasing the Company's non-interest income by $5.8 million, $4.8 million and $4.1 million during 1998, 1997 and 1996, respectively. See Note 21 to the Consolidated Financial Statements.

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

The following table sets forth the estimated maturity or repricing of the Company's interest-earning assets and interest-bearing liabilities at December 31, 1998. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual terms of the assets and liabilities, except (I) adjustable-rate loans, performing discount loans, securities and FHLB advances are included in the period in which they are first scheduled to adjust and not in the period in which they mature, (ii) fixed-rate mortgage-related securities reflect estimated prepayments, which were estimated based on analyses of broker estimates, the results of a prepayment model utilized by the Company and empirical data, (iii) nonperforming discount loans reflect the estimated timing of resolutions which result in repayment to the Company, (iv) NOW and money market checking deposits and savings deposits, which do not have contractual maturities, reflect estimated levels of attrition, which are based on detailed studies of each such category of deposit by the Company, and (v) escrow deposits and other non-interest bearing checking accounts, which amounted to $233.4 million at December 31, 1998, are excluded. Management believes that these assumptions approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the Company's assets and liabilities in the table could vary substantially if different assumptions were used or actual experience differs from the historical experience on which the assumptions are based.

                                                                              December 31, 1998
                                                    -----------------------------------------------------------------------
                                                                                    More Than
                                                    Within Three      Four to      One Year to   Three Years
                                                       Months      Twelve Months   Three Years     and Over         Total
                                                    ------------   -------------   -----------   -----------     ----------
                                                                             (Dollars in thousands)
RATE-SENSITIVE ASSETS:
  Interest-earning deposits....................      $   49,374     $       --     $       --     $       --     $   49,374
  Federal funds sold...........................         275,000             --             --             --        275,000
  Securities available for sale................         134,291        198,047        118,180        142,829        593,347
  Loans available for sale (1).................           4,049         81,436         19,453         72,909        177,847
  Investment securities, net...................              --             --             --         10,825         10,825
  Loan portfolio, net (1)......................          46,279         60,063         87,544         36,426        230,312
  Discount loan portfolio, net.................         119,727        328,160        320,932        257,692      1,026,511
                                                     ----------     ----------     ----------     ----------     ----------
   Total rate-sensitive assets.................         628,720        667,706        546,109        520,681      2,363,216
                                                     ----------     ----------     ----------     ----------     ----------
RATE-SENSITIVE LIABILITIES:
  NOW and money market checking deposits.......          10,124          3,507          6,958         12,683         33,272
  Savings deposits.............................              75            202            399            650          1,326
  Certificates of deposit......................         329,189        647,743        659,524        270,535      1,906,991
                                                     ----------     ----------     ----------     ----------      ---------
  Total interest-bearing deposits..............         339,388        651,452        666,881        283,868      1,941,589
  Securities sold under agreements to repurchase         72,051             --             --             --         72,051
  Obligations outstanding under lines of credit         179,285             --             --             --        179,285
  Notes and debentures.........................              --             --             --        225,000        225,000
                                                     ----------     ----------     ----------     ----------     ----------
   Total rate-sensitive liabilities............         590,724        651,452        666,881        508,868      2,417,925
                                                     ----------     ----------     ----------     ----------      ---------
Interest rate sensitivity gap before
  off-balance sheet financial instruments......          37,996         16,254       (120,772)        11,813        (54,709)
Futures contracts..............................              --             --             --             --             --
                                                     ----------     ----------     ----------     ----------     ----------
Interest rate sensitivity gap..................      $   37,996     $   16,254     $ (120,772)    $   11,813     $  (54,709)
                                                     ==========     ==========     ==========     ==========     ==========
Cumulative interest rate sensitivity gap.......      $   37,996     $   54,250     $  (66,522)    $  (54,709)
                                                     ==========     ==========     ==========     ==========
Cumulative interest rate sensitivity gap as a
  percentage of total rate-sensitive assets....            1.61%          2.30%         (2.81)%        (2.32)%

(1)      Balances have not been reduced for nonperforming loans.

Although the interest rate sensitivity gap analysis is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. The OTS has established specific minimum guidelines for thrift institutions to observe in the area of interest rate risk as described in Thrift Bulletin No. 13a, "Management of Interest Rate Risk, Investment Securities, and Derivative Activities" ("TB 13a"). Under TB 13a, institutions are required to establish and demonstrate quarterly compliance with board-approved limits on interest rate risk that are defined in terms of net portfolio value ("NPV"), which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments. These limits specify the minimum net portfolio value ratio ("NPV Ratio") allowable under current interest rates and hypothetical interest rate scenarios. An institution's NPV Ratio for a given interest rate scenario is calculated by dividing the NPV that would result in that scenario by the present value of the institution's assets in that same scenario. The hypothetical scenarios are represented by immediate, permanent, parallel movements in the term structure of interest rates of plus and minus 100, 200 and 300 basis points from the actual term structure observed at quarter end. The current NPV Ratio for each of the seven rate scenarios and the corresponding limits approved by the Board of Directors of the Bank, is as follows at December 31, 1998:

            Rate Shock             Board Limits                 Current
        (in basis points)      (minimum NPV Ratios)            NPV Ratios
        -----------------      --------------------            ----------
               +300                   5.00%                      14.90%
               +200                   6.00%                      15.73%
               +100                   7.00%                      16.43%
                  0                   8.00%                      16.95%
               -100                   7.00%                      17.49%
               -200                   6.00%                      18.00%
               -300                   5.00%                      18.45%

The Asset/Liability Committee also regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and NPV and evaluating such impacts against the maximum potential changes in net interest income and NPV that is authorized by the Board of Directors of the Bank. The following table quantifies the potential changes in net interest income and net portfolio value should interest rates go up or down (shocked) 300 basis points, assuming the yield curves of the rate shocks will be parallel to each other. The cash flows associated with the loan portfolios and securities available for sale are calculated based on prepayment and default rates that vary by asset. Projected losses, as well as prepayments, are generated based upon the actual experience with the subject pool, as well as similar, more seasoned pools. To the extent available, loan characteristics such as loan-to-value ratio, interest rate, credit history, prepayment penalty terms and product types are used to produce the projected loss and prepayment assumptions that are included in the cash flow projections of the securities. When interest rates are shocked, these projected loss and prepayment assumptions are further adjusted. For example, under current market conditions, a 100-basis-point decline in the market interest rate is estimated to result in a 200-basis-point increase in the prepayment rate of a typical subprime residential loan. Most commercial and multi-family loans are not subject to prepayments as a result of prepayment penalties and contractual terms which prohibit prepayments during specified periods. However, for those commercial and multi-family loans where prepayments are not currently precluded by contract, declines in interest rates are associated with steep increases in prepayment speeds in computing cash flows. A risk premium is then calculated for each asset, which, when added to the interest rate being modeled, results in a matrix of discount rates that are applied to the cash flows computed by the model. The base interest rate scenario assumes interest rates at December 31, 1998. Actual results could differ significantly from those estimated in the table.

                                              Estimated Changes in
          Change in Interest Rates        -----------------------------
        (Rate Shock in basis points)      Net Interest            NPV
        ----------------------------      ------------         --------
                    +300                     12.2%              (17.3)%
                    +200                     8.1 %              (10.7)%
                    +100                     4.1 %               (4.9)%
                       0                      --                   --
                    -100                    (4.1)%                5.1%
                    -200                    (8.1)%               10.2%
                    -300                   (12.2)%               15.0%

Management of the Company believes that the assumptions used by it to evaluate the vulnerability of the Company's operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the Company's assets and liabilities and the estimated effects of changes in interest rates on the Company's net interest income and NPV could vary substantially if different assumptions are used or actual experience differs from the historical experience on which they are based.

The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 1998. Market-rate-sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments.

                                                                 Expected Maturity Date At December 31, 1998
                                           ---------------------------------------------------------------------------------------
                                                                                                              Total        Fair
                                              1999        2000     2001       2002        2003   Thereafter  Balance       Value
                                           ----------  --------- ---------  --------    -------- ---------- ----------  ----------
                                                                           (Dollars in thousands)
 Rate-Sensitive Assets:
   Interest-earning deposits............   $   49,374  $      -- $      --  $     --    $     --  $     --  $   49,374  $   49,374
     Average interest rate .............         4.49%        --        --        --          --        --        4.49%
   Federal funds sold...................      275,000         --        --        --          --        --     275,000     275,000
     Average interest rate .............         3.57%        --        --        --          --        --        3.57%
   Securities available for sale........      332,338     85,666    32,514    20,246      22,233   100,350     593,347     593,347
     Average interest rate .............         6.52%     10.26%    16.96%    17.58%      17.79%    17.06%      10.21%
   Loans available for sale(2)..........       85,485     13,771     5,683     4,656       3,558    64,694     177,847     177,847
     Average interest rate .............         8.94%      8.95%     8.97%     8.99%       9.01%     9.05%       8.98%
   Investment securities, net...........           --         --        --        --          --    10,825      10,825      10,825
     Average interest rate .............           --         --        --        --          --        --          --
   Loan portfolio, net(2)...............      106,341     56,613    30,931     7,577       4,397    24,453     230,312     232,242
     Average interest rate .............         9.87%      9.61%     9.35%     9.11%       8.97%     8.79%       9.58%
   Discount loan portfolio, net.........      447,887    228,740    92,192    62,637      49,582   145,473   1,026,511   1,046,945
     Average interest rate .............         8.46%      8.40%     8.42%     8.46%       8.49%     8.62%       8.46%
                                           ----------  --------- ---------  --------    --------  --------  ----------  ----------
       Total rate-sensitive assets......   $1,296,425  $ 384,790 $ 161,320  $ 95,116    $ 79,770  $345,795  $2,363,216  $2,385,580
                                           ==========  ========= =========  ========    ========  ========  ==========  ==========
 Rate-Sensitive Liabilities:
   NOW and money market checking deposits  $   13,631  $   3,860 $   3,098  $  2,487    $  1,997  $  8,199  $   33,272  $   32,901
     Average interest rate .............         3.50%      3.39%     3.38%     3.37%       3.35%     3.28%       3.40%
   Savings deposits.....................          277        222       177       142         114       394       1,326       1,259
     Average interest rate .............         2.30%      2.30%     2.30%     2.30%       2.30%     2.30%       2.30%
   Certificates of deposit..............      976,932    366,658   292,866   197,447      48,873    24,215   1,906,991   1,950,955
     Average interest rate .............         5.64%      5.83%     5.92%     6.12%       5.51%     5.86%       5.78%
                                           ----------  --------- ---------  --------    --------  --------  ----------  ----------
       Total interest-bearing deposits..      990,840    370,740   296,141   200,076      50,984    32,808   1,941,589   1,985,115
   Securities sold under agreements to
     repurchase.........................       72,051         --        --        --          --        --      72,051      72,051
     Average interest rate                       7.77%        --        --        --          --        --        7.77%
   Obligations outstanding under lines
     of credit..........................      179,285         --        --        --          --        --     179,285     179,285
     Average interest rate .............         6.85%        --        --        --          --        --        6.85%
   Notes and debentures.................           --         --        --        --     125,000   100,000     225,000     205,750
     Average interest rate .............           --         --        --        --       11.88%    12.00%      11.93%
                                           ----------  --------- ---------  --------    --------  --------  ----------  ----------
       Total rate-sensitive liabilities.   $1,242,176  $ 370,740 $ 296,141  $200,076    $175,984  $132,808  $2,417,925  $2,442,201
                                           ==========  ========= =========  ========    ========  ========  ==========  ==========

(1) Expected maturities are contractual maturities adjusted for prepayments of principal. The Company uses certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, projected repayments and prepayments of principal. The prepayment experience reflected herein is based on the Company's historical experience. The Company's average Constant Prepayment Rate ("CPR") is 13.3% and 11.79% on its fixed-rate and adjustable-rate portfolios, respectively, for interest-earning assets (excluding investment securities, which do not have prepayment features). The actual maturities of these instruments could vary substantially if future prepayments differ from the Company's historical experience.

(2)      Balances have not been reduced for nonperforming loans.

The Company believes that the broad geographic distribution of its discount loan portfolio, loan portfolio and loans available for sale reduces the risks that would otherwise result from concentrating such loans in limited geographic areas. See Note 6, Note 7 and Note 8 to the Consolidated Financial Statements.

Foreign Currency Exchange Rate Risk Management. The Company uses foreign currency derivatives to hedge its equity investment in Ocwen UK and Kensington ("net investment hedges"). The Company's exposure to foreign currency exchange rates exists with the British Pound versus the U.S. dollar. It is the Company's policy to periodically adjust the amount of foreign currency derivative contracts it has entered into in response to changes in its recorded equity investment in these foreign entities.

On February 25, 1998, the Company entered into a foreign currency swap with a AAA-rated counterparty to hedge its equity investment in Kensington. Under the terms of the agreement, the Company will swap (pound)27.5 million for $43.5 million in five years based on the exchange rate on the date the contract became effective. On August 6, 1998, the Company also sold short foreign currency futures contracts to further hedge its foreign currency exposure related to its equity investment in Kensington. Under the terms of the currency futures, the Company has the right to receive $1.5 million and pay (pound)938,000.

During 1998, the Company sold short foreign currency futures to hedge its foreign currency exposure related to its equity investment in Ocwen UK. Under the terms of the currency futures, the Company has the right to receive $43.8 million and pay (pound)26.6 million. The value of the currency futures is based on quoted market prices.

The Company's net investment hedges and related foreign currency equity investments and net exposures as of December 31, 1998, were as follows. There were no net investment hedges at December 31, 1997:

                               Equity Investment     Net Hedges    Net Exposure
                               -----------------   -------------  -------------
   Ocwen UK..................    $53.8 million     $43.8 million  $10.0 million
   Kensington................    $46.6 million     $45.1 million  $ 1.5 million

The net exposures are subject to gain or loss if foreign currency exchange rates fluctuate. See Note 21 to the Consolidated Financial Statements.

Liquidity, Commitments and Off-Balance Sheet Risks

Liquidity is a measurement of the Company's ability to meet potential cash requirements, including ongoing commitments to fund deposit withdrawals, repay borrowings, fund investment, loan acquisition and lending activities and for other general business purposes. The primary sources of funds for liquidity consist of deposits, FHLB advances, reverse repurchase agreements, lines of credit and maturities and payments of principal and interest on loans and securities and proceeds from sales and securitizations thereof. Consistent with the Company's disclosure in its Form 10-Q for the quarter ended September 30, 1998, the Company is continuing its efforts to increase its liquidity position.

Sources of liquidity include certificates of deposit obtained primarily from wholesale sources. At December 31, 1998, the Company had $1.92 billion of certificates of deposit, including $1.86 billion of brokered certificates of deposit obtained through national, regional and local investment banking firms, all of which are non-cancelable. At the same date, scheduled maturities of certificates of deposit during the 12 months ending December 31, 1999 and 2000, and thereafter amounted to $982.9 million, $381.4 million and $542.7 million, respectively. Brokered and other wholesale deposits generally are more responsive to changes in interest rates than core deposits and, thus, are more likely to be withdrawn from the Company upon maturity as changes in interest rates and other factors are perceived by investors to make other investments more attractive. Management of the Company believes that it can adjust the rates paid on certificates of deposit to retain deposits in changing interest rate environments and that brokered and other wholesale deposits can be both a relatively cost-effective and stable source of funds. There can be no assurance that this will continue to be the case in the future, however.

Sources of borrowings include FHLB advances, which are required to be secured by single family and/or multi-family residential loans or other acceptable collateral, and reverse repurchase agreements. At December 31, 1998, the Company was eligible to borrow up to an aggregate of $641.0 million from the FHLB of New York (subject to the availability of acceptable collateral) and had $31.8 million of single family residential loans and $5.6 million of multi-family residential loans which could be pledged as security for such advances. At the same date, the Company had contractual relationships with 12 brokerage firms and the FHLB of New York pursuant to which it could obtain funds from reverse repurchase agreements. Additionally, at December 31, 1998, the Company had unrestricted cash and cash equivalents of $424.8 million, $344.2 million of short duration CMOs and $100.2 million of subordinate and residual mortgages which could be used to secure additional borrowings. At present, the Company has no outstanding FHLB advances.

The liquidity of the Company includes lines of credit obtained by OFS to finance its subprime lending as follows: (i) a $200.0 million secured line of credit, of which $100.0 million was committed, (ii) a $50.0 million secured line of credit, all of which was committed, (iii) a $200.0 million secured line of credit, of which $100.0 million was committed, (iv) a $100.0 million secured line of credit, none of which was committed, and (v) a $20.0 million secured residual line of credit, none of which was committed. The lines of credit mature between March 1999 and July 2001 and bear interest at rates that float in accordance with designated indices. The terms of the line of credit agreements contain, among other provisions, requirements for maintaining certain profitability, defined levels of net worth and debt-to-equity ratios. For the period ended December 31, 1998, OFS obtained a lender's agreement waiving compliance with the maintenance of a profitability covenant for one of OFS' line of credit agreements, with which OFS failed to comply. The agreements also require annual commitment fees to be paid based on the used and unused portion of the facilities, as well as a facility fee based on the total committed amount. Such commitment fees are capitalized and amortized on a straight-line basis over a twelve-month period. An aggregate of $59.5 million was outstanding to OFS under these lines of credit at December 31, 1998. In addition, the Company has provided a $30.0 million unsecured, subordinated credit facility to OFS, of which $30.0 million was outstanding at December 31, 1998.

In connection with the Company's acquisition of substantially all of the assets of Cityscape UK, Ocwen UK, has entered into a Loan Facility Agreement with Greenwich International Ltd. ("Greenwich") under which Greenwich provided a short-term facility to finance the acquisition of Cityscape UK's mortgage loan portfolio (the "Term Loan") and to finance Ocwen UK's further originations and purchase of subprime single family loans (the "Revolving Facility" and together with the Term Loan, the "Greenwich Facility"). The Greenwich Facility is secured by Ocwen UK's loans available for sale. The Revolving Facility, which matures in April 1999, is set at a maximum of $166.0 million ((pound)100.0 million reduced by the amount borrowed under the Term Loan) of which $87.1 million ((pound)52.5 million) was funded at December 31, 1998, to finance subprime single family loan originations and bears interest at a rate of the one-month LIBOR plus 1.50%. At December 31, 1998, $5.6 million ((pound)3.4 million) had been borrowed under the Term Loan, which matured in January 1999. In addition, Ocwen UK has entered into a secured warehouse line of credit with Barclays Bank plc (the "Barclays Facility") to finance subprime single family loan originations. The Barclays Facility, which matures in November 1999 and bears interest at a rate of the one-month LIBOR plus 0.80%, is set at a maximum of $124.5 million ((pound)75.0 million), against which $24.6 million ((pound)14.8 million) had been borrowed at December 31, 1998.

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

The Company's operating activities provided $398.7 million, $90.2 million and $63.0 million of cash flows during 1998, 1997 and 1996, respectively. During the foregoing years, cash resources were provided primarily by net income and proceeds from sales of loans available for sale, and cash resources were used primarily to purchase and originate loans available for sale.

The Company's investing activities used cash flows totaling $314.0 million, $471.1 million and $519.9 million during 1998, 1997 and 1996, respectively. During the foregoing years, cash flows from investing activities were provided primarily by principal payments on discount loans and loans held for investment, maturities of and principal payments received on securities available for sale and proceeds from sales of discount loans, securities available for sale and real estate owned. Cash flows from investing activities were primarily utilized to purchase and originate discount loans and loans held for investment and to purchase securities available for sale.

The Company's financing activities provided cash flows of $208.7 million, $479.5 million and $454.5 million during 1998, 1997 and 1996, respectively. Cash flows from financing activities were primarily related to changes in the Company's deposits, issuance of obligations outstanding under lines of credit, issuance of common stock and the Capital Securities in 1997, issuance of the Notes in 1996 and advances from FHLB. Cash flows used by financing activities were primarily utilized to repay advances from the FHLB, reverse repurchase agreements and obligations outstanding under lines of credit.

The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet applicable liquidity requirements. The Bank's liquidity, as measured for regulatory purposes, averaged 8.34%, 5.6%, 8.8% and 12.9% during the years ended December 31, 1998, 1997, 1996 and 1995, respectively, and amounted to 10.78% at December 31, 1998.

The Bank's ability to make capital distributions pursuant to the OTS capital distribution regulations is limited by the regulatory capital levels which it has committed to the OTS it would maintain, commencing on June 30, 1997. As a result of a verbal agreement between the Bank and the OTS to dividend subordinate and residual mortgage-related securities resulting from securitization activities conducted by the Bank, which had an aggregate fair value of $13.9 million at December 31, 1998, the Bank may be limited in its ability to pay cash dividends to the Company. The Bank recently received approval from the OTS to pay a $30.0 million cash dividend to OCN, which the Bank paid to OCN on November 16, 1998. Future cash dividends depend on future operating results of the Bank. See "Regulatory Capital and Other Requirements."

At December 31, 1998, the Company had $133.5 million of unfunded commitments related to the purchase and origination of loans. Management of the Company believes that the Company has adequate resources to fund all such unfunded commitments to the extent required and that substantially all of such unfunded commitments will be funded during 1998. See Note 28 to the Consolidated Financial Statements. In addition, management of the Company believes it has adequate resources to fund its anticipated employee and facility expansion needs.

In addition to commitments to extend credit, the Company is party to various off-balance sheet financial instruments in the normal course of the Company's business in order to manage its interest rate risk and foreign currency exchange rate. See "Asset and Liability Management" above and Note 21 to the Consolidated Financial Statements.

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

Following an examination in late 1996 and early 1997, the Bank committed to the OTS to maintain a core capital (leverage) ratio and a total risk-based capital ratio of at least 9% and 13%, respectively. The Bank continues to be in compliance with this commitment as well as the regulatory capital requirements of general applicability, as indicated in Note 25 to the Consolidated Financial Statements. The Bank's core capital, Tier 1 risk-based capital and total risk-based capital ratios at December 31, 1998, were 9.07%, 11.71% and 17.26%, respectively, placing the Bank in the "well-capitalized" category as defined by federal regulations. Based on discussions with the OTS, the Bank believes that this commitment does not affect its status as a "well-capitalized" institution, assuming the Bank's continued compliance with the regulatory capital requirements required to be maintained by it pursuant to such commitment.

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

Year 2000 Date Conversion

The Company is in the process of establishing the readiness of its computer systems and applications for the year 2000 with no effect on customers or disruption to business operations. The Company has established a project plan to achieve year 2000 readiness of its mission critical and non-mission critical systems, including hardware infrastructure and software applications. The project plan has a budget of approximately $2.0 million and is divided into six phases: identification, evaluation, remediation, validation, risk assessment and contingency planning. The addition of risk assessment and contingency planning efforts to the overall project plan accounts for the difference between the $2.0 million budgeted as of December 31, 1998, and the estimate of $1.5 million for achieving year 2000 compliance included in the Company's 10-Q for the quarter ended June 30, 1998.

As of December 31, 1998, the Company had expended approximately 66% of budgeted man-hours and incurred costs of approximately $1.1 million, which included approximately $115,000 for year 2000 testing tools, additional hardware and outside consulting assistance, while the remainder consisted of labor and overhead expense from within the Company. To date, the Company has substantially completed the systems identification, evaluation, remediation and validation phases of the project, at a cost that was approximately 27% below budget.

In its systems evaluation and validation efforts, the Company has employed automated testing tools that are designed to meet guidelines established by the Federal Financial Institution Examination Council (FFIEC) as required by the OTS. All new application development will include significant year 2000 readiness validation prior to implementation, followed by such end-to-end testing as necessary. During 1999, the Company plans to focus on any remaining validation tasks, including end-to-end testing with third parties. During the second and third quarters of 1999, the Company plans to participate in the Mortgage Banker Association Year 2000 Inter-System Readiness Test with other mortgage industry leaders as a means of coordinating critical end-to-end validation.

As part of the identification and evaluation phases of the project, the Company documented critical operating functions within each business unit, as well as strategic third-party and vendor relationships. These efforts also are serving as the basis of the Company's year 2000 risk assessment and contingency planning efforts. The Company has retained a business continuity expert to prepare contingency plans and assist with the testing and validation of these plans. Until the risk assessment phase is completed, the Company will not know the full extent of the risks associated with year 2000 readiness, including an analysis of the most reasonably likely worst case year 2000 scenario. The Company expects to complete its year 2000 risk assessment and contingency planning efforts during the first half of 1999.

FORWARD-LOOKING STATEMENTS

CERTAIN STATEMENTS CONTAINED HEREIN ARE NOT, AND CERTAIN STATEMENTS CONTAINED IN FUTURE FILINGS BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), IN THE COMPANY'S PRESS RELEASES OR IN THE COMPANY'S OTHER PUBLIC OR SHAREHOLDER COMMUNICATIONS MAY NOT BE, BASED ON HISTORICAL FACTS AND ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES ACT OF 1934, AS AMENDED. THESE FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON VARIOUS ASSUMPTIONS (SOME OF WHICH ARE BEYOND THE COMPANY'S CONTROL), MAY BE IDENTIFIED BY REFERENCE TO A FUTURE PERIOD(S) OR BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "ANTICIPATE," "BELIEVE," "COMMITMENT," "CONSIDER," "CONTINUE," "COULD," "ENCOURAGE," "ESTIMATE," "EXPECT," "FORESEE," "INTEND," "IN THE EVENT OF," "MAY," "PLAN," "PRESENT," "PROPOSE," "PROSPECT," "UPDATE," "WHETHER," "WILL," "WOULD," FUTURE OR CONDITIONAL VERB TENSES, SIMILAR TERMS, VARIATIONS ON SUCH TERMS OR NEGATIVES OF SUCH TERMS. ALTHOUGH THE COMPANY BELIEVES THE ANTICIPATED RESULTS OR OTHER EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, IT CAN GIVE NO ASSURANCE THAT THOSE RESULTS OR EXPECTATIONS WILL BE ATTAINED. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH STATEMENTS DUE TO RISKS, UNCERTAINTIES AND CHANGES WITH RESPECT TO A VARIETY OF FACTORS, INCLUDING, BUT NOT LIMITED TO, INTERNATIONAL, NATIONAL, REGIONAL OR LOCAL ECONOMIC ENVIRONMENTS (PARTICULARLY IN THE MARKET AREAS WHERE THE COMPANY OPERATES), GOVERNMENT FISCAL AND MONETARY POLICIES (PARTICULARLY IN THE MARKET AREAS WHERE THE COMPANY OPERATES), PREVAILING INTEREST OR CURRENCY EXCHANGE RATES, EFFECTIVENESS OF INTEREST RATE, CURRENCY AND OTHER HEDGING STRATEGIES, LAWS AND REGULATIONS AFFECTING FINANCIAL INSTITUTIONS, REAL ESTATE INVESTMENT TRUSTS, INVESTMENT COMPANIES AND REAL ESTATE (INCLUDING REGULATORY FEES, CAPITAL REQUIREMENTS, INCOME AND PROPERTY TAXATION, ACCESS FOR DISABLED PERSONS AND ENVIRONMENTAL COMPLIANCE), UNCERTAINTY OF FOREIGN LAWS, COMPETITIVE PRODUCTS, PRICING AND CONDITIONS (INCLUDING FROM COMPETITORS THAT HAVE SIGNIFICANTLY GREATER RESOURCES THAN THE COMPANY), CREDIT, PREPAYMENT, BASIS, DEFAULT, SUBORDINATION AND ASSET/LIABILITY RISKS, LOAN SERVICING EFFECTIVENESS, ABILITY TO IDENTIFY ACQUISITIONS AND INVESTMENT OPPORTUNITIES MEETING THE COMPANY'S INVESTMENT STRATEGY, COURSE OF NEGOTIATIONS AND ABILITY TO REACH AGREEMENT WITH RESPECT TO MATERIAL TERMS OF ANY PARTICULAR TRANSACTION, SATISFACTORY DUE DILIGENCE RESULTS, SATISFACTION OR FULFILLMENT OF AGREED UPON TERMS AND CONDITIONS OF CLOSING OR PERFORMANCE, TIMING OF TRANSACTION CLOSINGS, RECENT EFFORTS TO REFOCUS ON CORE BUSINESSES AND INCREASE LIQUIDITY, DISPOSITIONS AND WINDING DOWN OF DISCONTINUED BUSINESSES, ACQUISITIONS AND INTEGRATION OF ACQUIRED BUSINESSES, SOFTWARE INTEGRATION, DEVELOPMENT AND LICENSING, AVAILABILITY OF AND COSTS ASSOCIATED WITH OBTAINING ADEQUATE AND TIMELY SOURCES OF LIQUIDITY, DEPENDENCE ON EXISTING SOURCES OF FUNDING, ABILITY TO REPAY OR REFINANCE INDEBTEDNESS (AT MATURITY OR UPON ACCELERATION), TO MEET COLLATERAL CALLS BY LENDERS (UPON RE-VALUATION OF THE UNDERLYING ASSETS OR OTHERWISE), TO GENERATE REVENUES SUFFICIENT TO MEET DEBT SERVICE PAYMENTS AND OTHER OPERATING EXPENSES AND TO SECURITIZE WHOLE LOANS, TAXABLE INCOME EXCEEDING CASH FLOW, AVAILABILITY OF DISCOUNT LOANS FOR PURCHASE, SIZE OF, NATURE OF AND YIELDS AVAILABLE WITH RESPECT TO THE SECONDARY MARKET FOR MORTGAGE LOANS AND FINANCIAL, SECURITIES AND SECURITIZATION MARKETS IN GENERAL, ALLOWANCES FOR LOAN LOSSES, CHANGES IN REAL ESTATE CONDITIONS (INCLUDING
LIQUIDITY, VALUATION, REVENUES, RENTAL RATES, OCCUPANCY LEVELS AND COMPETING PROPERTIES), ADEQUACY OF INSURANCE COVERAGE IN THE EVENT OF A LOSS, KNOWN OR UNKNOWN ENVIRONMENTAL CONDITIONS, YEAR 2000 COMPLIANCE, OTHER FACTORS GENERALLY UNDERSTOOD TO AFFECT THE REAL ESTATE ACQUISITION, MORTGAGE AND LEASING MARKETS, SECURITIES INVESTMENTS AND RAPID GROWTH COMPANIES, AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S REPORTS AND FILINGS WITH THE COMMISSION, INCLUDING ITS REGISTRATION STATEMENTS ON FORMS S-1 AND S-3 AND PERIODIC REPORTS ON FORMS 10-Q, 8-K AND 10-K. GIVEN THESE UNCERTAINTIES, READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH STATEMENTS. THE COMPANY DOES NOT UNDERTAKE, AND SPECIFICALLY DISCLAIMS ANY OBLIGATION, TO PUBLICLY RELEASE THE RESULT OF ANY REVISIONS THAT MAY BE MADE TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS. PLEASE REFER TO EXHIBIT 99.1, RISK FACTORS, INCLUDED WITH THE FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, AND FILED WITH THE COMMISSION, FOR A DESCRIPTION OF MATERIAL RISKS FACED BY THE COMPANY AND ITS SECURITIES HOLDERS.

REPORT OF MANAGEMENT


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

PricewaterhouseCoopers LLP conducts its audit of the consolidated financial statements in accordance with generally accepted auditing standards. Such standards include the evaluation of internal accounting controls to establish a basis for developing the scope of its examination of the consolidated financial statements. In addition to the use of independent certified public accountants, the Company maintains a professional staff of internal auditors who conduct financial, procedural and special audits. To ensure their independence, both PricewaterhouseCoopers LLP and the internal auditors have direct access to the Audit Committee of the Board of Directors.

The Audit Committee, which consists solely of independent directors of the Company, makes recommendations to the Board of Directors concerning the appointment of the independent certified public accountants and meets with PricewaterhouseCoopers LLP and the internal auditors to discuss the results of their audits, the Company's internal accounting controls and financial reporting matters.


/s/ WILLIAM C. ERBEY                            /s/ MARK S. ZEIDMAN
----------------------------------------        --------------------------------
    William C. Erbey                                Mark S. Zeidman
    Chairman and Chief Executive Officer            Senior Vice President and
                                                    Chief Financial Officer

================================================================================
                           OCWEN FINANCIAL CORPORATION

PRICEWATERHOUSECOOPERS

                                                          PRICEWATERHOUSECOOPERS
                                                      One East Broward Boulevard
                                                                      Suite 1700
                                                       Fort Lauderdale, FL 33301
                                                        Telephone (954) 463-6280


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of Ocwen Financial Corporation


In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of comprehensive income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Ocwen Financial Corporation (the "Company") and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the CompanyOs management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PRICEWATERHOUSECOOPERS LLP
------------------------------
    PRICEWATERHOUSECOOPERS LLP
    Fort Lauderdale, Florida
    January 29, 1999

                                     OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                       (Dollars in Thousands, Except Share Data)

                                                                                   December 31,1998     December 31,1997
                                                                                   ----------------     ----------------
ASSETS:
Cash and amounts due from depository institutions...........................        $      120,805       $       11,832
Interest earning deposits...................................................                49,374              140,001
Federal funds sold..........................................................               275,000                   --
Securities available for sale, at fair value................................               593,347              476,796
Loans available for sale, at lower of cost or market........................               177,847              177,041
Investment in capital stock of Federal Home Loan Bank, at cost..............                10,825               10,825
Loan portfolio, net.........................................................               230,312              266,299
Discount loan portfolio, net................................................             1,026,511            1,434,176
Investments in low-income housing tax credit interests......................               144,164              128,614
Investments in unconsolidated entities......................................                86,893                3,526
Real estate owned, net......................................................               201,551              167,265
Investment in real estate...................................................                36,860               76,340
Premises and equipment, net.................................................                33,823               21,542
Income taxes receivable.....................................................                34,333                   --
Deferred tax asset..........................................................                66,975               45,148
Excess of purchase price over net assets acquired, net......................                12,706               15,560
Principal, interest and dividends receivable................................                18,993               17,280
Escrow advances on loans....................................................                88,277               47,888
Other assets................................................................                99,483               29,032
                                                                                    --------------       --------------
                                                                                    $    3,308,079       $    3,069,165
                                                                                    ==============       ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Deposits..................................................................        $    2,175,016       $    1,982,822
  Securities sold under agreements to repurchase............................                72,051              108,250
  Obligations outstanding under lines of credit.............................               179,285              118,304
  Notes, debentures and other interest bearing obligations..................               225,000              226,975
  Accrued interest payable..................................................                33,706               32,238
  Income taxes payable......................................................                    --                3,132
  Accrued expenses, payables and other liabilities..........................                61,053               51,709
                                                                                    --------------       --------------
  Total liabilities.........................................................             2,746,111            2,523,430
                                                                                    --------------       --------------
  Company-obligated, mandatorily redeemable securities of subsidiary trust
    holding solely junior subordinated debentures of the Company............               125,000              125,000
  Minority interest.........................................................                   592                1,043
COMMITMENTS AND CONTINGENCIES (NOTE 28)
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 20,000,000 shares authorized;
    0 shares issued and outstanding.........................................                    --                   --
  Common stock, $.01 par value; 200,000,000 shares authorized; 60,800,357 and
    60,565,835 shares issued and outstanding at December 31, 1998,
      and December 31, 1997, respectively...................................                   608                  606
  Additional paid-in capital................................................               166,234              164,751
  Retained earnings.........................................................               257,170              259,349
  Accumulated other comprehensive income, net of taxes:
  Unrealized gain (loss) on securities available for sale...................                14,057               (5,014)
  Net unrealized foreign currency translation loss..........................                (1,693)                  --
                                                                                    --------------       --------------
  Total stockholders' equity................................................               436,376              419,692
                                                                                    --------------       --------------
                                                                                    $    3,308,079       $    3,069,165
                                                                                    ==============       ==============

                The accompanying notes are an integral part of these consolidated financial statements.

                                          OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                                              CONSOLIDATED STATEMENTS OF OPERATIONS
                                            (Dollars in Thousands, Except Share Data)

                                                                                           For the years ended December 31,
                                                                                    --------------------------------------------
                                                                                        1998            1997            1996
                                                                                    ------------    ------------    ------------
Interest income:
  Federal funds sold and repurchase agreements ..................................   $      7,930    $      8,975    $      4,681
  Securities available for sale .................................................         40,705          29,851          26,932
  Securities held for trading ...................................................             --             248           1,216
  Loans available for sale ......................................................         56,791          18,368          17,092
  Loans .........................................................................         38,609          54,701          36,818
  Discount loans ................................................................        160,847         157,649         103,165
  Investment securities and other ...............................................          2,812           2,739           3,990
                                                                                    ------------    ------------    ------------
                                                                                         307,694         272,531         193,894
                                                                                    ------------    ------------    ------------
Interest expense:
  Deposits ......................................................................        116,584         122,070          93,773
  Securities sold under agreements to repurchase ................................          6,514           1,000           1,101
  Advances from the Federal Home Loan Bank ......................................            120             527           4,053
  Obligations outstanding under lines of credit .................................         34,587           5,578              --
  Notes, debentures and other interest bearing obligations ......................         27,088          27,114          17,233
                                                                                    ------------    ------------    ------------
                                                                                         184,893         156,289         116,160
                                                                                    ------------    ------------    ------------
  Net interest income before provision for loan losses ..........................        122,801         116,242          77,734
  Provision for loan losses .....................................................         18,509          32,218          22,450
                                                                                    ------------    ------------    ------------
  Net interest income after provision for loan losses ...........................        104,292          84,024          55,284
                                                                                    ------------    ------------    ------------

Non-interest income:
  Servicing fees and other charges ..............................................         59,180          25,962           4,682
  (Loss) gain on interest earning assets, net ...................................         (1,594)         82,212          21,682
  Gain on real estate owned, net ................................................         14,033           7,277           3,827
  Other income ..................................................................         39,696           8,498           7,112
                                                                                    ------------    ------------    ------------
                                                                                         111,315         123,949          37,303
                                                                                    ------------    ------------    ------------
Non-interest expense:
  Compensation and employee benefits ............................................        115,556          77,573          39,043
  Occupancy and equipment .......................................................         34,878          17,657           8,921
Net operating loss (income) on investments in real estate and certain low-income
    housing tax credit interests ................................................          6,753           4,792            (425)
  Amortization and write-off of excess of purchase price over net assets acquired         11,614             557              --
  Loan expenses .................................................................         25,193           7,014           4,111
  Other operating expenses ......................................................         32,400          19,281          17,956
                                                                                    ------------    ------------    ------------
                                                                                         226,394         126,874          69,606
                                                                                    ------------    ------------    ------------
Distributions on Company-obligated, mandatory redeemable securities of
  subsidiary trust holding solely junior subordinated debentures ................         13,594           5,249              --
Equity in (losses) earnings of investments in unconsolidated entities ...........         (7,985)         23,688          38,320
                                                                                    ------------    ------------    ------------
  (Loss) income before income taxes .............................................        (32,366)         99,538          61,301
Income tax benefit (expense) ....................................................         30,699         (21,309)        (11,159)
Minority interest in net loss of consolidated subsidiary ........................            467             703              --
                                                                                    ------------    ------------    ------------

Net (loss) income ...............................................................   $     (1,200)   $     78,932    $     50,142
                                                                                    ============    ============    ============

(Loss) earnings per share:
  Basic .........................................................................   $      (0.02)   $       1.40    $       0.99
  Diluted .......................................................................   $      (0.02)   $       1.39    $       0.94

Weighted average common shares outstanding:
  Basic .........................................................................     60,736,950      56,185,956      50,556,572
  Diluted .......................................................................     60,736,950      56,836,484      53,378,882

                     The accompanying notes are an integral part of these consolidated financial statements.

                                     OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                                (Dollars in Thousands)

                                                                                For the years ended December 31,
                                                                          -------------------------------------------
                                                                             1998             1997            1996
                                                                          ----------      -----------      ----------
Net (loss) income.....................................................    $   (1,200)     $    78,932      $   50,142
Other comprehensive income, net of taxes:
  Unrealized gain (loss) on securities available for sale.............         1,493           (8,500)          4,901
  Unrealized foreign currency translation loss .......................        (1,693)              --              --
  Less: Reclassification adjustment for losses included in net income.        17,578               --              --
                                                                          ----------      -----------      ----------

  Other comprehensive income..........................................        17,378           (8,500)          4,901
                                                                          ----------      ------------     ----------
Comprehensive income..................................................    $   16,178      $    70,432      $   55,043
                                                                          ==========      ===========      ==========

Disclosure of reclassification adjustment:
  Unrealized holding losses arising during the year on securities sold    $  (37,390)
  Add: Adjustment for losses included in net loss.....................        54,968
                                                                          ----------
Net reclassification adjustment for losses recognized in other
  comprehensive income in prior years.................................    $   17,578
                                                                          ==========

               The accompanying notes are an integral part of these consolidated financial statements.

                                     OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                              CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                                                (Dollars in Thousands)

                                                                                                          Notes
                                                                                           Accumulated  receivable
                                                                                              other    on exercise
                                               Common Stock       Additional              Comprehensive of common
                                         ----------------------     paid-in     Retained      income      stock
                                            Shares       Amount     capital     earnings   net of taxes  options      Total
                                         -----------    -------   ----------    --------- ------------- ----------- ---------
Balances at December 31, 1995 ........   $47,624,540    $   476    $  10,211    $ 130,275    $ (1,415)   $    --    $ 139,547
Net income ...........................            --         --           --       50,142          --         --       50,142
Issuance of common stock .............         6,140         --           23           --          --         --           23
Repurchase of common stock options ...            --         --         (177)          --          --         --         (177)
Exercise of common stock options .....     5,857,660         59       12,933           --          --         --       12,992
Notes receivable on exercise of common
    stock options, net of repayments .            --         --           --           --          --     (3,832)      (3,832)
Change in unrealized gain (loss) on
    securities, net of taxes .........            --         --           --           --       4,901         --        4,901
                                         -----------    -------    ---------    ---------    --------    -------    ---------
Balances at December 31, 1996 ........    53,488,340        535       22,990      180,417       3,486     (3,832)     203,596
Net income ...........................            --         --           --       78,932          --         --       78,932
Issuance of common stock .............     6,906,198         69      141,934           --          --         --      142,003
Repurchase of common stock options ...            --         --       (3,208)          --          --         --       (3,208)
Exercise of common stock options .....       171,297          2        3,035           --          --         --        3,037
Notes receivable on exercise of common
    stock options, net of advances ...            --         --           --           --          --      3,832        3,832
Change in unrealized gain (loss) on
    securities, net of taxes .........            --         --           --           --      (8,500)        --       (8,500)
                                         -----------    -------    ---------    ---------    --------    -------    ---------
Balances at December 31, 1997 ........    60,565,835        606      164,751      259,349      (5,014)        --      419,692
Net loss .............................            --         --           --       (1,200)         --         --       (1,200)
Conversion of investment in an
    unconsolidated entity to the
    equity method ....................            --         --           --         (979)         --         --         (979)
Repurchase of common stock ...........      (318,311)        (3)      (7,769)          --          --         --       (7,772)
Issuance of common stock .............       320,550          3        7,825           --          --         --        7,828
Repurchase of common stock options ...            --         --       (6,502)          --          --         --       (6,502)
Exercise of common stock options .....       232,283          2        7,929           --          --         --        7,931
Other comprehensive income, net of
    taxes: ...........................            --         --           --           --          --         --           --
  Change in unrealized gain (loss) on
    securities available for sale ....            --         --           --           --      19,071         --       19,071
  Net unrealized foreign currency
    translation loss .................            --         --           --           --      (1,693)        --       (1,693)
                                         -----------    -------    ---------    ---------    --------    -------    ---------
Balances at December 31, 1998 ........   $60,800,357    $   608    $ 166,234    $ 257,170    $ 12,364    $    --    $ 436,376
                                         ===========    =======    =========    =========    ========    =======    =========

                   The accompanying notes are an integral part of these consolidated financial statements.

                                       OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                  (Dollars in Thousands)

                                                                                       For the years ended December 31,
                                                                                   ---------------------------------------
                                                                                      1998           1997          1996
                                                                                   -----------    -----------    ---------
Cash flows from operating activities:
Net (loss) income ..............................................................   $    (1,200)   $    78,932    $  50,142
  Adjustments to reconcile net income to net cash
    provided (used) by operating activities:
  Net cash provided (used) by trading activities ...............................       109,601        132,600      (60,881)
  Proceeds from sales of loans available for sale ..............................     1,659,368        519,163      397,606
  Purchases of loans available for sale ........................................      (370,865)      (278,081)    (295,054)
  Origination of loans available for sale ......................................      (959,105)      (316,101)      (9,447)
  Principal payments received on loans available for sale ......................        82,728         22,240       26,689
  Premium amortization (discount accretion), net ...............................        56,487         63,506       11,640
  Depreciation and amortization ................................................        26,229         10,865        7,646
  Provision for loan losses ....................................................        18,509         32,218       22,450
  Provision for real estate owned, net .........................................        18,627         13,450       18,360
  Loss (gain) on interest-earning assets, net ..................................         1,594        (82,212)     (21,682)
  Loss on sales of premises and equipment ......................................            47              1           97
  Gain on sale of low-income housing tax credit interests ......................        (7,316)        (6,298)      (4,861)
  Gain on real estate owned, net ...............................................       (43,839)       (30,651)     (22,835)
  Gain on sale of real estate held for investment ..............................       (10,383)            --           --
  Equity in losses (earnings) of unconsolidated entities, net ..................         7,985        (23,688)     (38,320)
  Increase in principal, interest and dividends receivable .....................        (1,713)          (459)      (2,277)
  (Increase) decrease in income taxes receivable ...............................       (37,465)        18,247      (14,110)
  (Increase) decrease in deferred tax asset ....................................       (21,827)       (39,288)      16,403
  Increase in escrow advances ..................................................       (40,389)       (20,479)      (6,255)
  Increase in other assets .....................................................       (84,137)       (27,916)     (12,037)
  Increase (decrease) in accrued expenses, interest payable and other
    liabilities ................................................................        (4,257)        24,118         (226)
                                                                                   -----------    -----------    ---------
Net cash provided (used) by operating activities ...............................       398,679         90,167       63,048
                                                                                   -----------    -----------    ---------
Cash flows from investing activities:
  Proceeds from sales of securities available for sale .........................       269,828        202,670      175,857
  Purchases of securities available for sale ...................................      (914,232)      (415,822)    (233,858)
  Maturities of and principal payments received on securities available for
    sale .......................................................................       359,525         46,084       28,756
  Maturities of and principal payments received on securities held for
    investment .................................................................            --             --       10,006
  Purchase of securities held for investment ...................................            --        (42,166)        (276)
  Acquisition of subsidiaries ..................................................      (426,096)       (11,635)          --
  Purchase of low-income housing tax credit interests ..........................       (49,063)       (54,573)     (34,240)
  Proceeds from sales of low-income housing tax credit interests ...............        37,918         22,026       24,667
  Proceeds from sales of discount loans ........................................       626,423        500,151      190,616
  Proceeds from sale of real estate held for investment ........................        47,644         14,905           --
  Proceeds from sales of loans held for investment .............................            --          2,384       14,883
  Purchase and originations of loans held for investment, net of undisbursed
    loan funds .................................................................      (188,716)      (138,884)    (237,525)
  Purchase of discount loans ...................................................      (938,859)    (1,464,611)    (925,850)
  (Increase) decrease in investment in unconsolidated entities .................       (70,190)        90,541      (29,589)
  Principal payments received on loans held for investment .....................       227,349        291,998      119,923
  Principal payments received on discount loans ................................       446,566        382,781      244,205
  Purchase of and capital improvements to real estate held for investment ......            --        (39,844)     (29,946)
  Proceeds from sale of real estate owned ......................................       301,485        196,180      169,084
  Purchase of real estate owned in connection with discount loan purchase ......       (19,949)       (38,486)      (1,628)
  Additions to premises and equipment ..........................................       (23,680)       (13,745)      (5,243)
  Other, net ...................................................................            --             --          227
                                                                                   -----------    -----------    ---------
Net cash (used) provided by investing activities ...............................      (314,047)      (470,046)    (519,931)
                                                                                   -----------    -----------    ---------

                  The accompanying notes are an integral part of these consolidated financial statements.

                                      OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                 (Dollars in Thousands)

                                                                                    For the years ended December 31,
                                                                                 -------------------------------------
                                                                                    1998           1997         1996
                                                                                 -----------    ---------    ---------
Cash flows from financing activities:
  Increase in deposits .......................................................       192,194       63,080      414,728
  Increase (decrease) in securities sold under agreements to repurchase ......       (36,199)      33,704      (10,215)
  Proceeds from issuance of notes, debentures and other interest-bearing
     obligations, net of repayment ...........................................            --        1,402      125,000
  Proceeds from issuance of obligations under lines of credit ................        60,981      118,304           --
  Payments of obligations assumed in connection with acquisition of subsidiary            --       (3,000)          --
  Payment of debt issuance costs .............................................            --           --       (5,252)
  Payments on advances from Federal Home Loan Bank ...........................            --         (399)    (146,000)
  Payments on notes and mortgages payable ....................................        (1,975)          --       (8,798)
  Repayments (originations) of loans made to executive officers, net .........            --        3,832       (3,832)
  Exercise of common stock options ...........................................         7,931        3,037       12,993
  Advances from the Federal Home Loan Bank ...................................            --           --       76,000
  Proceeds from issuance of Capital Trust Securities .........................            --      125,000           --
  Payment of Capital Trust Securities issuance costs .........................            --       (4,262)          --
  Issuance of shares of common stock, net ....................................            56      142,003           --
  Repurchase of common stock options .........................................        (6,502)      (3,208)        (177)
  Repurchase of common stock .................................................        (7,772)          --           --
  Other ......................................................................            --           --           23
                                                                                 -----------    ---------    ---------
Net cash provided by financing activities ....................................       208,714      479,493      454,470
                                                                                 -----------    ---------    ---------
  Net increase (decrease) in cash and cash equivalents .......................       293,346       99,614       (2,413)
  Cash and cash equivalents at beginning of period ...........................       151,833       52,219       54,632
                                                                                 -----------    ---------    ---------
  Cash and cash equivalents at end of period .................................   $   445,179    $ 151,833    $  52,219
                                                                                 ===========    =========    =========
Reconciliation of cash and cash equivalents at end of period:
  Cash and amounts due from depository institutions ..........................   $   120,805    $  11,832    $   6,878
  Interest-earning deposits ..................................................        49,374      140,001       13,341
  Federal funds sold and repurchase agreements ...............................       275,000           --       32,000
                                                                                 -----------    ---------    ---------
                                                                                 $   445,179    $ 151,833    $  52,219
                                                                                 ===========    =========    =========
Supplemental disclosure of cash flow information:
Cash paid during the period for:
  Interest ...................................................................   $   183,424    $ 148,895    $ 115,051
  Income taxes ...............................................................   $    36,754    $  28,228    $   4,725
Supplemental schedule of non-cash investing and financing activities:
  Real estate owned acquired through foreclosure .............................   $   280,522    $ 205,621    $ 102,140
  Exchange of discount loans and loans available for sale for securities .....   $ 2,125,080    $ 897,358    $ 375,621
  Transfer of securities for sale to investment in unconsolidated entities ...   $    35,158    $      --    $      --
Acquisition of businesses:
  Fair value of assets acquired ..............................................   $   449,420    $  15,052    $      --
  Liabilities assumed ........................................................        15,069        3,399           --
  Less stock issued ..........................................................        (7,772)          --           --
                                                                                 -----------    ---------    ---------
  Cash paid ..................................................................       426,579       11,653           --
  Less cash acquired .........................................................          (483)         (18)          --
                                                                                 -----------    ---------    ---------
  Net cash paid for assets acquired ..........................................   $   426,096    $  11,635    $      --
                                                                                 ===========    =========    =========

                The accompanying notes are an integral part of these consolidated financial statements.

                                                          54

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)


NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

Ocwen Financial Corporation ("OCN" or the "Company") is a specialty financial services company whose primary business activities consist of single family, small commercial and large commercial discount loan acquisition and resolution commercial real estate lending activities, subprime single family residential lending mortgage loans serviced for others, investments in a wide variety of mortgage-related securities and investments in low-income housing tax credit interests. The Company's consolidated financial statements include the accounts of OCN and its subsidiaries. The Company owns directly and indirectly all of the outstanding common and preferred stock of its primary subsidiaries, Ocwen Federal Bank FSB (the "Bank"), Investors Mortgage Insurance Holding Company ("IMI"), Ocwen UK plc ("Ocwen UK") and Ocwen Technology Xchange, Inc. ("OTX"). The Company also owns 97.8% of Ocwen Financial Services, Inc. ("OFS"), with the remaining 2.2% owned by owners (and their spouses) of Admiral Home Loan ("Admiral") and is reported in the consolidated financial statements as a minority interest. All significant intercompany transactions and balances have been eliminated in consolidation.


The consolidated financial statements of the Company's foreign subsidiary, Ocwen UK, and its equity investee, Norland Capital Group plc, doing business as Kensington Mortgage Company ("Kensington"), have been prepared in accordance with accounting principles generally accepted in the United Kingdom ("U.K. GAAP"). U.K. GAAP varies in certain significant respects from generally accepted accounting principles in the United States ("U.S. GAAP"). The principal adjustment made to conform to U.S. GAAP was to recognize a gain on sale of interest-earning assets in connection with the securitization of single family subprime residential mortgage loans and record the residual security retained at fair value.

The Bank is a federally chartered savings bank regulated by the Office of Thrift Supervision ("OTS").

RECLASSIFICATION

Certain amounts included in the 1997 and 1996 consolidated financial statements have been reclassified in order to conform to the 1998 presentation.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, interest-bearing and non-interest-bearing deposits and all highly liquid debt instruments purchased with an original maturity of three months or less. Cash flows associated with items intended as hedges of identifiable transactions or events are classified in the same category as the cash flows from the items being hedged.

SHORT-TERM HIGHLY LIQUID INVESTMENTS

The Company's short-term highly liquid investments generally consist of federal funds sold and assets purchased under agreements to resell. The Company invests in these assets to maximize its return on liquid funds. At December 31, 1998, such investments amounted to $275,000 of federal funds sold which had an overnight maturity. The Company had no such short-term highly liquid investments at December 31, 1997. The average investment in federal funds sold and assets purchased under agreements to resell amounted to $149,441, $163,671 and $84,997 during 1998, 1997 and 1996, respectively.

The Bank is required by the Federal Reserve System to maintain non-interest-earning cash reserves against certain of its transaction accounts and time deposit accounts. Such reserves totaled $5,557 and $895 at December 31, 1998 and 1997, respectively.

TRADING ACTIVITIES

From time to time, the Company purchases investment and mortgage-backed and related securities into its trading account. In addition, securities acquired and sold shortly thereafter resulting from the securitization of loans available for sale are accounted for as the sale of loans and the purchase and sale of trading securities. Securities held for trading purposes are carried at fair value with the unrealized gains or losses included in gains on sales of interest-earning assets, net.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

SECURITIES AVAILABLE FOR SALE

Certain mortgage-related securities are designated as assets available for sale because the Company does not intend to hold them to maturity. Securities available for sale are carried at fair value with the net unrealized gains or losses reported as a separate component of accumulated comprehensive income in stockholders' equity. At disposition, the realized net gain or loss is included in earnings on a specific identification basis. The amortization of premiums and accretion of discounts are computed using the interest method after considering actual and estimated prepayment rates, if applicable. Actual prepayment experience is periodically reviewed and effective yields are recalculated when differences arise between prepayments originally anticipated and amounts actually received plus anticipated future prepayments.

On a quarterly basis the Company evaluates each individual security in its available for sale portfolio to determine whether a decline in value below amortized cost has occurred which is other than temporary. In making this assessment, the Company considers several factors, including but not limited to the following:

(1) Determining whether the present value of estimated future cash flows discounted at a risk-free rate (the rate on monetary assets of a comparable duration which are essentially risk free, such as the three-month Treasury bill rate) is less than the amortized cost basis of the instrument;

(2) Examining whether the duration of the decline in market value has exceeded six consecutive months; and

(3) Identifying and understanding the reasons for significant declines in value (i.e., greater than 20%).

For each security where the Company concludes that all or a portion of the decrease in value is other than temporary, such amount is charged to earnings, thereby establishing a new cost basis for the security.

Investments in marketable equity securities not accounted for under the equity method are designated as available for sale and are carried at fair value based on quoted market prices. Net unrealized gains or losses are reported as a separate component of accumulated comprehensive income in stockholders' equity. Unrealized losses on securities that reflect a decline in value which is other than temporary, if any, are charged to earnings.

LOAN AVAILABLE FOR SALE AND HELD FOR INVESTMENT

Loans originated or purchased by the Company which the Company presently does not intend to hold to maturity are designated as loans available for sale upon origination or purchase and are stated at the lower of cost, after considering deferred loan fees and costs, or aggregate market value. Unrealized losses are recorded as a reduction in earnings and are included under the caption "(Loss) gain on interest-earning assets" in the consolidated statements of operations. Loan origination fees and certain direct loan origination costs are deferred and included in the carrying value. Upon the sale of a loan, any unamortized deferred loan fees, net of costs, are included in the gain or loss on sale of interest earning assets. Gains and losses on disposal of such loans are computed on a specific identification basis.

Loans held for investment are stated at amortized cost, less an allowance for loan losses, discount, deferred loan fees and undisbursed loan funds. To qualify for this treatment, the Company must have both the ability and the intent to hold such loans to maturity. Loan origination fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as a yield adjustment and included in interest income using the interest method applied on a loan-by-loan basis.

Interest income is accrued as it is earned. Loans are placed on non-accrual status after being delinquent greater than 89 days, or earlier if the borrower is deemed by management to be unable to continue performance. When a loan is placed on non-accrual status, interest accrued but not received is reversed. Loans are returned to accrual status only when the loan is reinstated and ultimate collectibility is no longer in doubt. In addition, the amortization of deferred loan fees is suspended when a loan is placed on nonaccrual status.

ALLOWANCE FOR ESTIMATED LOAN LOSSES ON LOAN PORTFOLIO

The allowance for estimated loan losses is maintained at a level that management, based upon an evaluation of known and inherent risks in the portfolio, considers adequate to provide for potential losses. Specific valuation allowances are established for impaired loans in the amount by which

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

the carrying value, before allowance for estimated losses, exceeds the fair value of collateral less costs to dispose on an individual loan basis, except for single family residential mortgage loans and consumer loans which are generally evaluated for impairment as homogeneous pools of loans. The Company considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. The Company measures these impaired loans at the fair value of the loans' underlying collateral less estimated disposal costs. Impaired loans may be left on accrual status during the period the Company is pursuing repayment of the loan. These loans are placed on non-accrual status at such time that the loans either: (i) become 90 days delinquent; or (ii) the Company determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment. Impairment losses are recognized through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. When an impaired loan is either sold, transferred to real estate owned ("REO") or charged off, any related valuation allowance is removed from the allowance for loan losses. Charge-offs occur when loans, or a portion thereof, are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. Valuation allowances are also established for the inherent risks in the loan portfolio which have occurred but have yet to be specifically identified. Management's periodic evaluation of the allowance for estimated loan losses is based upon an analysis of the portfolio, historical loss experience, economic conditions and trends, collateral values and other relevant factors. Future adjustments to the allowance may be necessary if economic conditions and trends, collateral values and other relevant factors differ substantially from the assumptions used in making the evaluation.

DISCOUNT LOAN PORTFOLIO

Certain mortgage loans, for which the borrower is not current as to principal and interest payments or for which there is a reason to believe the borrower will be unable to continue to make its scheduled principal and interest payments, are acquired at a discount. The Company accounts for its initial investment in a pool of loans based upon the pricing methodologies used to bid on the pool. The acquisition cost is allocated to each loan within the pool when the bid price was determined based upon an analysis of the expected future cash flows of each individual loan. The acquisition cost is accounted for in the aggregate when the bid price was determined using assumptions concerning the expected future cash flows from groups of loans within the pool. Prior to January 1, 1997, the discount associated with all single family residential loans was recognized as a yield adjustment and accreted into interest income using the interest method applied on a loan-by-loan basis once foreclosure proceedings are initiated, to the extent the timing and amount of cash flows could be reasonably determined. Effective January 1, 1997, the Company ceased accretion of discount on its nonperforming discount single family residential loans. For those single family residential mortgage loans which are brought current by the borrower and certain multi-family and commercial real estate loans which are current and which the Company believes will remain current, the remaining unamortized discount is accreted into interest income as a yield adjustment using the interest method over the contractual maturity of the loan. For all other loans, interest is reported as cash is received. Gains on the repayment and discharging of loans are reported as interest income. In situations where the collateral is foreclosed upon, the loans are transferred to real estate owned upon receipt of title to the property and accretion of the related discount is discontinued.

The Company periodically evaluates loans in the discount loan portfolio for impairment. Individually identified impaired loans are measured based on either the present value of payments expected to be received (using a discount rate equating the Company's estimate of expected future cash flows to the acquisition price), observable market prices, or the estimated fair value of the collateral (for loans that are solely dependent on the collateral for repayment). If the recorded investment in the impaired loan exceeds the measure of estimated fair value, a valuation allowance is established as a component of the allowance for loan losses.

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

VALUATION ALLOWANCES ON DISCOUNT LOANS AND REAL ESTATE OWNED

The Company records valuation allowances on discount loans and real estate owned to reflect the inherent losses which have occurred but have yet to be specifically identified. Management has established the valuation allowances based upon historical loss experience, economic conditions and trends, collateral values and other relevant factors. The Company records losses and charge-offs on discount loans against the allowance for loan losses.

MORTGAGE SERVICING RIGHTS

In connection with the securitization and sale of loans, the Company generally retains the rights to service such loans for investors. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 was superseded, for transactions recorded after December 31, 1996, by SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" which the Company adopted on January 1, 1997. Both SFAS No. 122 and SFAS No. 125 require the recognition of a servicing asset or liability and other retained interests as an allocation of the carrying amount of the assets sold between the asset sold and the servicing obligation and other retained interests based on the relative fair value of the assets sold to the interests retained. The resulting mortgage servicing asset or liability is amortized in proportion to and over the period of estimated net servicing income or loss. The Company evaluates the mortgage servicing asset for impairment based on the fair value of the servicing asset. The Company estimates fair values by discounting servicing asset cash flows using discount and prepayment rates that it believes market participants would use.

The Company receives fees from investors for servicing mortgage loans. Servicing fees, generally expressed as a percent of the unpaid principal balance, are collected from the borrowers' payments. During any period in which the borrower is not making payments, the Company is required under certain servicing agreements to advance its own funds to meet contractual principal and interest remittance requirements for certain investors, maintain property taxes and insurance, and process foreclosures. The Company generally recovers such advances from borrowers for reinstated and performing loans and from investors for foreclosed loans.

INVESTMENT IN REAL ESTATE

Investment in real estate is recorded at cost less accumulated depreciation (which is less than the net realizable value of the property) and relates primarily to properties held for lease. The Company reviews its investment in real estate for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows:

                  Buildings and improvements.........                 40 years

                  Land improvements .................                 20 years

                  Furniture, fixtures and equipment..                 5-10 years

Expenditures for repairs and maintenance are charged to operations as incurred. Significant improvements are capitalized. The leases are classified as operating leases in accordance with SFAS No. 13 "Accounting for Leases." Fees and costs incurred in the successful negotiation of leases are deferred and amortized on a straight-line basis over the terms of the respective leases. Rental income is reported on a straight-line basis over the terms of the respective leases.

In conjunction with its multi-family and commercial lending business activity, the Company made certain acquisition, development and construction loans in which the Company participated in the residual profits of the underlying real estate and the borrower had not contributed substantial equity to the project. As such, the Company accounted for these loans under the equity method of accounting as though it has made an investment in a real estate limited partnership. All such loans were repaid during 1998 and no new loans were originated.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

INVESTMENTS IN LOW-INCOME HOUSING TAX CREDIT INTERESTS

Low-income housing tax credit partnerships own multi-family residential properties which have been allocated tax credits under the Internal Revenue Code. The obligations of the partnership to sustain qualifying status of the properties covers a 15-year period; however, tax credits accrue over a 10-year period on a straight-line basis. Investments by the Company in low-income housing tax credit partnerships made on or after May 18, 1995, in which the Company invests solely as a limited partner, are accounted for using the equity method in accordance with the consensus of the Emerging Issues Task Force through issue number 94-1. For the Company's limited partnership investments made prior to this date, the Company records its receipt of income tax credits and other tax benefits on a level yield basis over the 15-year obligation period and reports the tax credits and tax benefits net of amortization of its investment in the limited partnership as a reduction of income tax expense. Low-income housing tax credit partnerships in which the Company has invested as a limited partner, and through which a subsidiary acts as the general partner, are consolidated and included in the Company's consolidated financial statements. For all investments in low-income housing tax credit partnerships made after May 18, 1995, the Company capitalizes interest expense and certain direct costs incurred during the pre-operating period.

EXCESS OF COST OVER NET ASSETS ACQUIRED

The excess of purchase price over net assets of acquired businesses is stated at cost and is amortized on a straight-line basis over the estimated future periods to be benefited, not to exceed 15 years. The carrying value of cost in excess of net assets acquired is reviewed for impairment whenever events or changes in circumstances indicate that it may not be recoverable. If such an event occurred, the Company would prepare projections of expected cash flows for the remaining amortization period. If such projections indicated that the cost in excess of net assets acquired would not be recoverable, the Company's carrying value of such asset would be reduced by the estimated excess of such value over projected income. The results of operations of acquired companies are included in the consolidated statements of operations beginning with the acquisition date.

PREMISES AND EQUIPMENT

Premises and equipment are carried at cost and, except for land, are depreciated over their estimated useful lives on the straight-line method. The estimated useful lives of the related assets range from three to 10 years.

CAPITALIZED SOFTWARE COSTS

The Company's policy is to capitalize certain costs attributable to developing, modifying and enhancing its software revenue products in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Costs incurred up to the establishment of technological feasibility are expensed as research and development expenses. Once the products are made available for general release to customers, capitalized costs are amortized using the straight-line method over the estimated economic lives of the individual products. The unamortized costs by product are reduced to an amount not to exceed the future net realizable value by product at each financial statement date.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company uses derivative financial instruments for the purpose of reducing its exposure to adverse fluctuations in interest and foreign currency exchange rates. While these hedging instruments are subject to fluctuations in value, such fluctuations are generally offset by the change in value of the underlying exposures being hedged. The Company does not hold any derivative financial instruments for trading purposes. To qualify for hedge accounting, the asset or liability to be hedged must be specifically identified and expose the Company to interest rate or currency risk, and must eliminate or substantially reduce the risk of loss from the asset or liability being hedged. If the derivative financial instrument fails or ceases to qualify for hedge accounting, it is accounted for at fair value with changes in fair value recorded in earnings in the consolidated statements of operations.

The Company enters into foreign currency futures contracts and foreign currency swap agreements to hedge its equity investments in Ocwen UK and Kensington. It is the Company's policy to periodically adjust the amount of foreign currency derivative contracts it has entered into in response to changes in its recorded equity investment in these foreign entities. The unamortized discount related to foreign currency swaps and the values of financial hedge instruments are included as a component of comprehensive income in stockholders' equity.

The Company manages its exposure to interest rate movements by seeking to match asset and liability balances within maturity categories, both directly and through the use of derivative financial instruments. These derivative instruments include interest rate swaps ("swaps") and interest rate futures

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

contracts that are designated and effective as hedges, as well as swaps that are designated and effective in modifying the interest rate and/or maturity characteristics of specified assets or liabilities.

The net interest received or paid on swaps is reflected as interest income or expense of the related hedged position. Gains and losses resulting from the termination of swaps are recognized over the shorter of the remaining contract lives of the swaps or the lives of the related hedged positions or, if the hedged positions are sold, are recognized in the current period as gains on sales of interest-earning assets, net. Gains and losses on futures contracts are deferred and amortized over the terms of the related assets or liabilities and reflected as interest income or expense of the related hedged positions. If the hedged positions are sold, any unamortized deferred gains or losses on futures contracts are recognized in the current period as gains on sales of interest-earning assets, net. Interest rate contracts are measured at fair value.

FOREIGN CURRENCY TRANSLATION

The Company has determined that the functional currency of Ocwen UK and the Company's equity investment in Kensington is the British Pound. In accordance with SFAS No. 52, "Foreign Currency Translation," assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the current rate of exchange existing at the statement of financial condition date and revenues and expenses are translated at average monthly rates. The resulting translation adjustments are included as a component of accumulated comprehensive income in stockholders' equity.

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

INVESTMENT IN UNCONSOLIDATED ENTITIES

The Company's investments in unconsolidated entities are accounted for under the equity method of accounting. Under the equity method of accounting, an investment in the shares or other interests of an investee is initially recorded at the cost of the shares or interests acquired and thereafter is periodically increased (decreased) by the investor's proportionate share of the earnings (losses) of the investee and decreased by all dividends received by the investor from the investee.

BASIC AND DILUTED EARNINGS PER SHARE

Basic earnings per share is calculated based upon the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is calculated based upon the weighted average number of shares of common stock outstanding and all dilutive potential common shares outstanding during the year. The computation of diluted earnings per share includes the impact of the exercise of the outstanding options to purchase common stock and assumes that the proceeds from such issuance are used to repurchase common shares at fair value. Common stock equivalents would be excluded from the diluted calculation if a net loss was incurred for the period as they would be antidilutive.

COMPREHENSIVE INCOME

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. SFAS No. 130 requires that comprehensive income be presented beginning with net income, adding the elements of comprehensive income not included in the determination of net income, to arrive at comprehensive income. Accumulated other comprehensive income is presented net of income taxes and is comprised of unrealized gains and losses on securities available for sale, and unrealized foreign currency translation gains and losses.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

RISKS AND UNCERTAINTIES

In the normal course of business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: credit risk, market risk and concentration of credit risk. Credit risk is the risk of default on the Company's loan portfolios that results from a borrowers' inability or unwillingness to make contractually required payments. Market risk includes interest rate risk, foreign currency exchange rate risk, and equity price risk. The Company is exposed to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or different bases, than its interest-earning assets. The Company is exposed to foreign currency exchange rate risk in connection with its investment in non-U.S. dollar functional currency operations and to the extent its foreign exchange positions remain unhedged. The Company is exposed to equity price risk as a result of its investments in the equity securities of other entities. Market risk also reflects the risk of declines in the valuation of loans held for sale and securities available for sale, and in the value of the collateral underlying loans and the value of real estate held by the Company. Concentration of credit risk refers to the risk that, if the Company extends a significant portion of its total outstanding credit to borrowers in a specific geographical area or industry or on the security of a specific form of collateral, the Company may experience disproportionately high levels of default and losses if those borrowers, or the value of such type of collateral, is adversely affected by economic or other factors that are particularly applicable to such borrowers or collateral.

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

CURRENT ACCOUNTING PRONOUNCEMENTS

In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share." SFAS No. 128 simplifies the standards found in Accounting Principles Board Opinion ("APB") No. 15 for computing earnings per share ("EPS") and makes them comparable to international standards. Under SFAS No. 128, the Company is required to present both basic and diluted EPS on the face of its statements of operations. Basic EPS, which replaces primary EPS required by APB No. 15 for entities with complex capital structures, excludes common stock equivalents and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS gives effect to all dilutive potential common shares that were outstanding during the period. SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997, with earlier application not permitted. The Company adopted SFAS No. 128 effective December 31, 1997.
All prior period EPS data have been restated.

In February 1997, the FASB also issued SFAS No. 129, "Disclosure of Financial Information About Capital Structure." SFAS No. 129 supersedes capital structure disclosure requirements found in previous accounting pronouncements and consolidates them into one statement for ease of retrieval and greater visibility for non-public entities. These disclosures are required for financial statements for periods ending after December 15, 1997. As SFAS No. 129 makes no changes to previous accounting pronouncements as those pronouncements applied to the Company, the adoption of SFAS No. 129 had no impact on the Company's results of operations and financial condition.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires the inclusion of comprehensive income, either in a separate statement for comprehensive income, or as part of a combined statement of income and comprehensive income in a full-set of general-purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. SFAS No. 130 requires that comprehensive income be presented beginning with net income, adding the elements of comprehensive income not included in the determination of net income, to arrive at comprehensive income. SFAS No. 130 also requires that an enterprise display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. SFAS No. 130 is effective for the Company's fiscal year beginning January 1, 1998. SFAS No. 130 requires the presentation of information already contained in the Company's financial statements and therefore did not have an impact on the Company's financial position or results of operation upon adoption.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

In June 1997, the FASB also issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the reporting of information about operating segments by public business enterprises in their annual and interim financial reports issued to shareholders. SFAS No. 131 requires that a public business enterprise report financial and descriptive information, including profit or loss, certain specific revenue and expense items, and segment assets, about its reportable operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 is a disclosure requirement and therefore did not have an effect on the Company's financial position or results of operations upon adoption.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative and hedging activities and supersedes and amends a number of existing standards. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition. The gain or loss recognition is determined on the intended use and resulting designation of the financial instruments as follows:

o Gains or losses on derivative instruments not designated as hedging instruments are recognized in the period of change in fair value.

o Gains or losses on derivative instruments designated as hedging the exposure to changes in the fair value of a recognized asset, liability or firm commitment are recognized in earnings in the period of the fair value change, together with the offsetting fair value loss or gain on the hedged item.

o Gains or losses on derivative instruments designated as hedging exposure to variable cash flows arising from a forecasted transaction are initially reported, to the extent the fair value change is offset by the change in the forecasted cash flows, as a component of other comprehensive income. The portion of the change in fair value in excess of the offsetting change in forecasted cash flows is reported in earnings in the period of the change.

o Gains or losses on derivative instruments designated as foreign currency hedges of net investments in foreign operations are reported in other comprehensive income as part of the foreign currency translation adjustment.

SFAS No. 133 precludes the use of nonderivative financial instruments as hedging instruments, except that nonderivative financial instruments denominated in a foreign currency may be designated as a hedge of the foreign currency exposure of an unrecognized firm commitment denominated in a foreign currency or a net investment in a foreign operation.

Under SFAS No. 133, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk.

SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of SFAS No. 133 should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No.
133. Earlier application of SFAS No. 133 is encouraged but is permitted only as of the beginning of any fiscal quarter that begins after issuance of SFAS No.
133. The Company has not yet adopted SFAS No. 133 nor has it determined the impact on the results of operations, financial position or cash flows as a result of implementing SFAS No. 133.

In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" as an amendment of SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." SFAS No. 65 establishes accounting and reporting standards for certain activities of mortgage banking enterprises and other enterprises that conduct operations that are substantially similar to the primary operations of a mortgage banking enterprise. SFAS No. 65, as amended by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classifies the resulting mortgage-backed security as a trading security. SFAS No. 134 further amends SFAS No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classifies the resulting mortgage-backed securities

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

or other retained interests based on its ability and intent to sell or hold those investments. SFAS No. 134 conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a nonmortgage banking enterprise. SFAS No. 134 is effective for the first fiscal quarter beginning after December 15, 1998. Early application is encouraged and is permitted as of October 1998. The Company adopted SFAS No. 134 effective October 31, 1998, which did not have a material impact on the Company's financial position or results of operations upon adoption.

NOTE 2: ACQUISITION AND DISPOSITION TRANSACTIONS

On May 5, 1998, the Company, through IMI, acquired 1,473,733 partnership units of Ocwen Partnership L.P. ("OPLP") for $24,508. This purchase was in addition to the 160,000 units owned at December 31, 1997, and the 175,000 units acquired on February 17, 1998, for which the Company exchanged shares of Ocwen Asset Investment Corp. ("OAC") stock, increasing the total number of units owned by IMI to 1,808,733 or 8.71% of the total partnership units outstanding at December 31, 1998. OPLP is the operating partnership subsidiary of OAC. OAC specializes in the acquisition and management of real estate and mortgage assets and is managed by Ocwen Capital Corporation ("OCC"), a wholly-owned subsidiary of OCN. At December 31, 1998, the Company also owned 1,540,000 or 8.12% of the outstanding common stock of OAC. Combined equity in the losses of the Company's investments in OPLP and OAC amounted to $8,701 in 1998.

On April 24, 1998, the Company, through its wholly-owned subsidiary Ocwen UK, acquired substantially all of the assets, and certain liabilities, of the United Kingdom ("UK") operations of Cityscape Financial Corp. ("Cityscape UK"). The acquisition was accounted for as a purchase. The Company acquired Cityscape UK's mortgage loan portfolio and its residential subprime mortgage loan origination and servicing businesses for $421,326 ((pound)249,571) and assumed $12,393 ((pound)7,341) of Cityscape UK's liabilities. The excess of net assets acquired over the purchase price (negative goodwill) related to this transaction was applied to reduce non-current assets, primarily fixed assets.

On February 25, 1998, the Company purchased 36.07% of the total outstanding common stock of Kensington for $45,858 ((pound)27,837). This investment is accounted for under the equity method. The acquisition was accounted for as a purchase. The excess of the purchase price over the net investment, which amounted to $34,492 ((pound)20,933) net of accumulated amortization of $2,029 ((pound)1,192) at December 31, 1998, is being amortized on a straight-line basis over a period of 15 years and is included under the caption "Investment in unconsolidated entities" in the consolidated statements of financial condition.

On January 20, 1998, the Company acquired DTS Communications, Inc. ("DTS"), a real estate technology company located in San Diego, California, for a purchase price of $13,025 in cash, common stock of the Company and repayment of certain indebtedness. The acquisition was accounted for as a purchase. DTS has developed technology tools to automate real estate transactions. DTS has been recognized by Microsoft Corporation for the Microsoft(R) component-based architecture to facilitate electronic data interchange. The common stock of the Company issued in the acquisition was acquired from affiliates of the Company at the same price per share as was used to calculate the number of shares issued in the acquisition. The excess of purchase price over net assets acquired related to this transaction, which amounted to $7,584 net of accumulated amortization of $505 at December 31, 1998, is being amortized on a straight-line basis over a period of 15 years. DTS is a wholly-owned subsidiary of OTX.

During 1997, the Company consolidated its subprime single family lending operations within OFS in connection with its acquisition of substantially all of the assets of Admiral in a transaction which closed on May 1, 1997. The excess of purchase price over net assets acquired related to this transaction, which amounted to $10,826, net of accumulated amortization of $504 at December 31, 1997, was deemed impaired and therefore written off during 1998.

On November 6, 1997, the Company acquired AMOS, Inc. ("AMOS"), a Connecticut-based company engaged primarily in the development of mortgage loan servicing software. The acquisition was accounted for as a purchase. AMOS' products are Microsoft(R) Windows(R)-based, have client/server architecture and feature real-time processing, are designed to be year 2000 compliant, feature a scalable database platform and have strong workflow capabilities. The aggregate purchase price was $9,718, including $4,815 which is contingent on AMOS meeting certain software development performance criteria. The excess of purchase price over net assets acquired related to this transaction, which amounted to $5,122 net of accumulated amortization of $389 at December 31, 1998, is being amortized on a straight-line basis over a period of 15 years. AMOS is a wholly-owned subsidiary of OTX.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

On December 12, 1997, BCBF, L.L.C., (the "LLC"), a limited liability company formed in March 1996 between the Company and BlackRock Capital Finance L.P. ("BlackRock") distributed all of its assets to the Company and its other 50% investor, BlackRock. Simultaneously, the Company acquired BlackRock's portion of the distributed assets.


NOTE 3: FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The fair values reflected below are indicative of the interest rate environments as of December 31, 1998 and 1997, and do not take into consideration the effects of interest rate fluctuations. In different interest rate environments, fair value results can differ significantly, especially for certain fixed-rate financial instruments and non-accrual assets. In addition, the fair values presented do not attempt to estimate the value of the Company's fee generating businesses and anticipated future business activities. In other words, they do not represent the Company's value as a going concern. Furthermore, the differences between the carrying amounts and the fair values presented may not be realized.

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

SECURITIES AVAILABLE FOR SALE

The Company adjusts its securities portfolio to fair value at the end of each month based upon the lower of dealer quotations or internal values, subject to an internal review process. For those securities which do not have an available market quotation, the Company will request market values and underlying assumptions from the various securities dealers that underwrote, are currently financing the securities, or have had prior experience with the type of security to be valued. When quotations are obtained from two or more dealers, the average dealer quote is utilized.

LOANS AND DISCOUNT LOANS

The fair value of performing loans is estimated based upon quoted market prices for similar whole loan pools. The fair value of nonperforming loans is based on estimated cash flows discounted using a rate commensurate with the risk associated with the estimated cash flows. The fair value of the discount loan portfolio is estimated based upon current market yields at which recent pools of similar mortgages have traded taking into consideration the timing and amount of expected cash flows.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

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

BORROWINGS

The fair value of the Company's notes and debentures and capital securities are based upon quoted market prices. The fair value of the Company's other borrowings, including securities sold under agreements to repurchase and obligations outstanding under lines of credit, approximate carrying value.

DERIVATIVE FINANCIAL INSTRUMENTS

The fair value of an interest rate swap is the estimated amount that the Company would receive or pay to terminate the swap at the reporting date taking into account interest rates and the creditworthiness of the swap counterparties on or about the respective financial statement dates. Market quotes are used to estimate the fair value of interest rate futures contracts. The fair value of a currency swap is calculated as the notional amount of the swap multiplied by the difference between the spot rate at the date of inception and the spot rate at the financial statement date.

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

The carrying amounts and the estimated fair values of the Company's financial instruments and real estate owned are as follows:

                                                      December 31, 1998         December 31, 1997
                                                   -----------------------   -----------------------
                                                    Carrying      Fair        Carrying      Fair
                                                     Amount       Value        Amount       Value
                                                   ----------   ----------   ----------   ----------
FINANCIAL ASSETS:
  Cash and cash equivalents ...................... $  445,179   $  445,179   $  151,833   $  151,833
  Securities available for sale ..................    593,347      593,347      476,796      476,796
  Loans available for sale .......................    177,847      177,847      177,041      184,884
  Investment securities ..........................     10,825       10,825       10,825       10,825
  Loan portfolio, net ............................    230,312      232,242      266,299      281,850
  Discount loan portfolio, net ...................  1,026,511    1,046,945    1,434,176    1,657,222
  Investments in low-income housing tax credit
    interests ....................................    144,164      158,521      128,614      151,130
  Real estate owned, net .........................    201,551      245,471      167,265      212,443
FINANCIAL LIABILITIES:
  Deposits .......................................  2,175,016    2,218,542    1,982,822    2,024,857
  Securities sold under agreements to repurchase..     72,051       72,051      108,250      108,250
  Obligations outstanding under lines of credit ..    179,285      179,285      118,304      118,304
  Notes, debentures and other interest-bearing
    Obligations ..................................    225,000      205,750      226,975      255,538
  Capital securities .............................    125,000       97,500      125,000      135,313
OTHER:
  Loan commitments ...............................    133,489      133,489      182,095      182,095

NOTE 4: SECURITIES HELD FOR TRADING

The Company traded assets totaling $2,250,831, $1,023,965 and $373,723 in aggregate sales proceeds during the years ended December 31, 1998, 1997 and 1996, respectively, primarily in connection with the Company's securitizations of loans, resulting in realized net gains of $109,601, $72,214 and $14,645 for the years ended December 31, 1998, 1997 and 1996, respectively. The Company held no securities for trading at December 31, 1998 or 1997.

NOTE 5: SECURITIES AVAILABLE FOR SALE

The amortized cost, fair value and gross unrealized gains and losses on the Company's securities and loans available for sale are as follows at the periods ended:

                                                                        Gross           Gross
                                                      Amortized       Unrealized      Unrealized         Fair
                                                         Cost           Gains           Losses           Value
                                                     -----------     -----------     -----------     -----------
DECEMBER 31, 1998
 Mortgage-related securities
  Single family residential:
    AAA-rated collateralized mortgage obligations.   $   343,686     $       552     $       (39)    $   344,199
    BB-rated subordinates.........................         8,517              --              --           8,517
    B-rated subordinates..........................         6,344              --              --           6,344
    Unrated subordinates..........................        37,872           2,723              --          40,595
    AAA-rated subprime residuals (1)..............         6,178             753              --           6,931
    BBB-rated subprime residuals (1)..............        15,681           1,912              --          17,593
    Unrated subprime residuals (1)................       141,526          11,425              --         152,951
                                                     -----------     -----------     -----------     -----------
                                                         559,804          17,365             (39)        577,130
                                                     -----------     -----------     -----------     -----------
  Multi-family and commercial:
    B-rated subordinates..........................         7,684           1,290            (161)          8,813
    Unrated subordinates..........................         4,126           3,340            (135)          7,331
    AAA-rated interest-only.......................            71              --              --              71
    BB-rated interest-only........................            --               2              --               2
                                                     -----------     -----------     -----------     -----------
                                                          11,881           4,632            (296)         16,217
                                                     -----------     -----------     -----------     -----------
                                                     $   571,685     $    21,997     $      (335)    $   593,347
                                                     ===========     ===========     ===========     ===========

(1) Includes subprime residuals with a total fair value of $87,334 ((pound)51,274) and amortized cost of $73,615 ((pound)44,354) relating to Ocwen UK.

One security in the available for sale portfolio, with a fair value of $9,929 is pledged as collateral to the State of New Jersey in connection with the Bank's sales of certificates of deposit over $100 to New Jersey municipalities. Additionally, certain mortgage-related securities are pledged as collateral for securities sold under agreements to repurchase (see Note 16).

The amortized cost of mortgage-related securities at December 31, 1998, was net of unaccreted (discounts) and unamortized premiums of $(65,546).

A profile of the maturities of securities available for sale at December 31, 1998, follows. Mortgage-backed securities are included based on their weighted-average maturities, reflecting anticipated future prepayments based on consensus of dealers in the market.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

                                            Amortized Cost         Fair Value
                                           ----------------     ----------------
Due within one year.....................   $        328,551     $        332,338
Due after 1 through 5 years.............            151,625              160,659
Due after 5 through 10 years............             55,780               61,615
Due after 10 years......................             35,729               38,735
                                           ----------------     ----------------
                                           $        571,685     $        593,347
                                           ================     ================

                                                                          Gross            Gross
                                                       Amortized        Unrealized       Unrealized          Fair
                                                          Cost            Gains            Losses            Values
                                                     ------------      ------------     ------------      ------------
DECEMBER 31, 1997:
Mortgage-related securities:
 Single family residential:
    AAA-rated collateralized mortgage obligations..  $    160,347      $        195     $        (91)     $    160,451
    FHLMC interest-only............................        73,214               219           (8,688)           64,745
    FNMA interest-only.............................        71,215               829          (12,329)           59,715
    GNMA interest-only.............................        35,221                --           (5,455)           29,766
    AAA-rated interest-only........................        14,700                19             (856)           13,863
    BB-rated subordinates..........................         2,496                19               --             2,515
    Unrated subordinates...........................        34,041             5,922             (744)           39,219
    Unrated subprime residuals.....................        42,977               552           (1,739)           41,790
    Swaps..........................................            --                --              (94)              (94)
                                                     ------------      ------------     ------------      ------------
                                                          434,211             7,755          (29,996)          411,970
                                                     ------------      ------------     ------------      ------------
 Multi-family and commercial:
    B-rated subordinates...........................         7,585               927               --             8,512
    Unrated subordinates...........................         6,106             1,325             (636)            6,795
    AAA-rated interest-only........................         2,002             1,056               --             3,058
    BB-rated interest-only.........................           165                24               --               189
                                                     ------------      ------------     ------------      ------------
                                                           15,858             3,332             (636)           18,554
                                                     ------------      ------------     ------------      ------------
Marketable equity securities:
 Common stocks.....................................        38,545             9,638           (1,911)           46,272
                                                     ------------      ------------     ------------      ------------
                                                     $    488,614      $     20,725     $    (32,543)     $    476,796
                                                     ============      ============     ============      ============

Common stocks at December 31, 1997, were comprised primarily of the Company's investment in OAC. At December 31, 1997, the Company, through IMI, owned 1,715,000 shares or 9.04% of the outstanding common stock of OAC. On May 5, 1998, IMI purchased an additional 1,473,733 units of OPLP, OAC's operating partnership subsidiary, increasing its combined ownership of OAC and OPLP to 16.83%. As a result of this increase in ownership, the Company began accounting for its investments in OAC and OPLP under the equity method. See Note 9. The Company's other common stock investment at December 31, 1997, was sold during 1998.

A profile of the maturities of mortgage-related securities at December 31, 1997, follows. Mortgage-backed securities are included based on their weighted-average maturities, reflecting anticipated future prepayments based on consensus of dealers in the market.

                                        Amortized Cost         Fair Value
                                        --------------       --------------
Due within one year.............        $      120,839       $      120,700
Due after 1 through 5 years.....               246,204              223,873
Due after 5 through 10 years....                79,322               81,655
Due after 10 years..............                 3,704                4,296
                                        --------------       --------------
                                        $      450,069       $      430,524
                                        ==============       ==============

Gross realized gains and losses, proceeds on sales, premiums amortized against and discounts accreted to income were as follows during the periods ended December 31:

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

              Securities               1998           1997         1996
         -------------------        -----------    -----------  -----------
Gross realized gains ............   $     9,082    $     9,637  $     4,323
Gross realized losses ...........          (957)        (3,591)      (3,757)
                                    -----------    -----------  -----------
Net realized gains (losses) (1)..   $     8,125    $     6,046  $       566
                                    ===========    ===========  ===========
Proceeds on sales ...............   $   269,828    $   202,670  $   175,857
                                    ===========    ===========  ===========

Net premium amortization ........   $    56,487    $    66,285  $    20,247
                                    ===========    ===========  ===========

(1) Excludes impairment charges of $129,714 incurred during 1998 related to AAA-rated agency interest-only securities, subordinates and subprime residual securities.

NOTE 6: LOANS AVAILABLE FOR SALE

The following table sets forth the composition of the Company's loans available for sale by type of loan at the December 31:

                                                  Carrying Value
                                           ---------------------------
                                               1998           1997
                                           ------------   ------------
Loan type:
  Single family residential ............   $    177,578   $    176,554
  Consumer .............................            269            487
                                           ------------   ------------
    Total loans available for sale......
                                           $    177,847   $    177,041
                                           ============   ============

The loans available for sale portfolio is secured by mortgages on property located throughout the United States and the United Kingdom. The following table sets forth the five states or countries in which the largest amount of properties securing the Company's loans available for sale were located at December 31, 1998:


                               Single family
                                Residential         Consumer           Total
                               --------------    -------------      ------------
U.K. (1).....................   $     87,644     $          --      $     87,644
California...................         20,960                --            20,960
New Jersey...................         10,806                --            10,806
Florida......................         10,635               108            10,743
Illinois.....................          7,455                --             7,455
Other (2)....................         40,078               161            40,239
                                ------------      ------------      ------------
Total........................   $    177,578      $        269      $    177,847
                                ============      ============      ============


(1)      Represents   loans  originated  by  Ocwen  UK  with  a  carrying  value of(pound)52,808.

(2) Consists of properties located in 40 other states, none of which aggregated over $6,180 in any one state.

The following table presents a summary of the Company's nonperforming loans (loans which were past due 90 days or more) in the loans available for sale portfolio at December 31:

Nonperforming loans:                                 1998              1997
                                               --------------    --------------
  Single family...........................     $       39,415    $       13,509
  Consumer................................                  9                25
                                               --------------    --------------
                                               $       39,424    $       13,534
                                               ==============    ==============
Nonperforming loans as a percentage of:
  Total loans available for sale..........              22.17%             7.64%
  Total assets............................               1.19%             0.44%

NOTE 7: LOAN PORTFOLIO

The Company's loan portfolio consisted of the following at December 31:

                                                           Carrying Value
                                                     --------------------------
                                                        1998             1994
                                                     ---------        ---------
Loan type:
Single family residential ....................       $  30,361        $  46,226
  Multi-family residential:
    Permanent ................................          53,311           38,105
    Construction .............................          22,288           33,277
                                                     ---------        ---------
    Total multi-family residential ...........          75,599           71,382
                                                     ---------        ---------
Commercial real estate:
  Hotel:
    Permanent ................................          29,735           64,040
    Construction .............................           6,896           25,322
  Office .....................................          93,068           68,759
  Land .......................................           2,266            2,858
  Other ......................................           6,762           16,094
                                                     ---------        ---------
     Total commercial real estate ............         138,727          177,073
                                                     ---------        ---------
Consumer .....................................             132              244
                                                     ---------        ---------
     Total loans .............................         244,819          294,925
Undisbursed loan funds .......................          (7,099)         (22,210)
Unaccreted discount ..........................          (2,480)          (2,721)
Allowance for loan losses ....................          (4,928)          (3,695)
                                                     ---------        ---------
     Loans, net ..............................       $ 230,312        $ 266,299
                                                     =========        =========

At December 31, 1998, the Company had $3,582 of single family residential loans and $3,645 of multi-family residential loans outstanding, at market interest rates and terms, which were issued to facilitate the sale of the Company's real estate owned and real estate held for development.

Included in the loan portfolio at December 31, 1998 and 1997, was $12,297 and $88,954, respectively, of loans in which the Company participated in the residual profits of the underlying real estate. The Company records any residual profits as part of interest income when received.

The following table presents a summary of the Company's nonperforming loans, allowance for loan losses and significant ratios at and for the years ended December 31:

                                                              1998              1997              1996
                                                         --------------    --------------    --------------
Nonperforming loans:
Single family residential.........................       $        1,169    $        1,575    $        2,123
Multi-family residential...........................               7,392             7,583               106
Commercial real estate and other...................                 488                --                55
                                                         --------------    --------------    --------------
                                                         $        9,049    $        9,158    $        2,284
                                                         ==============    ==============    ==============
Allowance for loan losses:
Balance, beginning of year.........................      $        3,695    $        3,523    $        1,947
Provision for loan losses..........................                 891               325             1,872
Charge-offs........................................                (219)             (153)             (296)
Recoveries.........................................                 561                --                --
                                                         --------------    --------------    --------------
Balance, end of year...............................      $        4,928    $        3,695    $        3,523
                                                         ==============    ==============    ==============
Significant ratios:................................
Nonperforming loans as a percentage of: Loans                  3.81%             3.36%             0.56%
Total assets.......................................            0.27%             0.30%             0.09%
Allowance for loan losses as a percentage of Loans             2.07%             1.35%             0.87%
Nonperforming loans................................           54.46%            40.35%           154.25%

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

If non-accrual loans had been current in accordance with their original terms, interest income for the years ended December 31, 1998, 1997 and 1996, would have been greater by approximately $284, $515 and $214, respectively. No interest has been accrued on loans greater than 89 days past due.

At and for the years ended December 31, 1998 and 1997, the Company had no investment in impaired loans as defined in accordance with SFAS No. 114, and as amended by SFAS No. 118.

The loan portfolio is secured by mortgages on property located throughout the United States. The following table sets forth the five states in which the largest amount of properties securing the Company's loans were located at December 31, 1998.

                              Single Family    Multi-family     Commercial
                               Residential     Residential      Real Estate       Consumer         Total
                              -------------    -------------    ------------    ------------    ------------
New York...................    $      1,554     $     23,042    $     27,663    $         55    $     52,314
New Jersey.................          19,679            6,875           3,219              14          29,787
Florida....................             177               --          27,686              --          27,863
Texas......................           1,710            7,372           3,122              --          12,204
California.................             268            6,358           4,523              --          11,149
Other......................           6,973           31,952          72,514              63         111,502
                               ------------     ------------    ------------    ------------    ------------
   Total...................    $     30,361     $     75,599    $    138,727    $        132    $    244,819
                               ============     ============    ============    ============    ============

NOTE 8: DISCOUNT LOAN PORTFOLIO

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

The resolution alternatives applied to the discount loan portfolio are: (i) the borrower brings the loan current in accordance with original or modified terms;
(ii) the borrower repays the loan or a negotiated amount; (iii) the borrower agrees to a deed-in-lieu of foreclosure, in which case it is classified as real estate owned and held for sale by the Company and (iv) the Company forecloses on the loan and the property is either acquired at the foreclosure sale by a third-party or by the Company, in which case it is classified as real estate owned and held for sale. The Company periodically reviews the discount loan portfolio performance to ensure that nonperforming loans are carried at the lower of amortized cost or net realizable value of the underlying collateral and the remaining unaccreted discount is adjusted accordingly. Upon receipt of title to the property, the loans are transferred to real estate owned.

The Company's discount loan portfolio consists of the following at December 31:

                                                           Carrying Value
                                                   ----------------------------
                                                      1998             1997
                                                   ------------    ------------
Loan type:
Single family residential......................    $    597,100    $    900,817
Multi-family residential.......................         244,172         191,302
Commercial real estate.........................         449,010         701,035
Other..........................................          10,144           1,865
                                                   ------------    ------------
   Total discount loans........................       1,300,426       1,795,019
Unaccreted discount............................        (252,513)       (337,350)
Allowance for loan losses......................         (21,402)        (23,493)
                                                   ------------    ------------
   Discount loans, net.........................    $  1,026,511    $  1,434,176
                                                   ============    ============

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

The following table sets forth the payment status at December 31 of the loans in the Company's gross discount loan portfolio:

                                                              December 31, 1998             December 31, 1997
                                                         ---------------------------     -----------------------
                                                           Principal          % of        Principal       % of
                                                             Amount          Loans          Amount        Loans
                                                         -------------     ---------     -----------    --------
Loans without Forbearance Agreements:
   Current.......................................        $     578,269         44.47%    $   670,115       37.33%
   Past due 31 to 89 days........................               35,555          2.73          21,098        1.18
   Past due 90 days or more......................              509,838         39.21         638,319       35.56
   Acquired and servicing not yet transferred....               57,048          4.39          28,053        1.56
                                                         -------------     ---------     -----------    --------
     Subtotal....................................            1,180,710         90.80       1,357,585       75.63
                                                         -------------     ---------     -----------    --------
Loans with Forbearance Agreements:
   Current.......................................                1,180          0.09           3,140        0.18
   Past due 31 to 89 days........................                4,046          0.31           1,688        0.09
   Past due 90 days or more (1)(2)...............              114,490          8.80         432,606       24.10
                                                         -------------     ---------     -----------    --------
     Subtotal....................................              119,716          9.20         437,434       24.37
                                                         -------------     ---------     -----------    --------
Total............................................        $   1,300,426        100.00%    $ 1,795,019      100.00%
                                                         =============     ==========    ===========    ========

(1) Includes $110,072 of loans which were less than 90 days past due under the terms of the forbearance agreements at December 31, 1998, of which $77,893 were current and $32,179 were past due 31 to 89 days.

(2) Includes $316,347 of loans which were less than 90 days past due under the terms of the forbearance agreements at December 31, 1997, of which $184,526 were current and $131,821 were past due 31 to 89 days.

A summary of income on discount loans is as follows for the years ended December 31:

                                           1998          1997            1996
                                       -----------    -----------    -----------
Interest income:
Realized.............................  $   160,847    $   157,649    $    97,174
Accreted and unrealized..............           --             --          5,991
                                       -----------    -----------    -----------
                                       $   160,847    $   157,649    $   103,165
                                       ===========    ===========    ===========

Gains on sales:
Realized gains on sales..............  $    12,609    $     4,215    $     7,393
                                       ===========    ===========    ===========

Proceeds on sales....................  $   626,423    $   500,151    $   190,616
                                       ===========    ===========    ===========

Proceeds and gains on sales of discount loans exclude non-cash proceeds related to the exchange of discount loans for securities in connection with the Company's securitization activities (see Note 4).

The following table sets forth the activity in the Company's gross discount loan portfolio during the years ended December 31:

                                                1998         1997           1996
                                             -----------   -----------   -----------
Principal balance at beginning of year.....  $ 1,795,019   $ 1,314,399   $   943,529
Acquisitions...............................    1,123,727     1,776,773     1,110,887
Resolutions and repayments.................     (539,353)     (484,869)     (371,228)
Loans transferred to real estate owned.....     (382,904)     (292,412)     (138,543)
Sales......................................     (696,063)     (518,872)     (230,246)
                                             -----------   -----------   -----------
Principal balance at end of year...........  $ 1,300,426   $ 1,795,019   $ 1,314,399
                                             ===========   ===========   ===========

The discount loan portfolio is secured by mortgages on property located throughout the United States. The following table sets forth the five states in which the largest amount of properties securing the Company's discount loans were located at December 31, 1998:

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  Commercial
                                 Single Family     Multi-Family   Real Estate
                                  Residential      Residential     and Other       Total
                                  -----------      -----------    -----------   -----------
California.....................   $    87,850      $    26,391    $    97,395   $   211,636
New York.......................        71,076            8,506         64,381       143,963
Illinois.......................        25,310           74,186         11,662       111,158
Michigan.......................         8,527           65,808         30,513       104,848
New Jersey.....................        71,233            2,903         10,270        84,406
Other..........................       333,104           66,378        244,933       644,415
                                  -----------      -----------    -----------   -----------
   Total.......................   $   597,100      $   244,172    $   459,154   $ 1,300,426
                                  ===========      ===========    ===========   ===========

The following schedule presents a summary of the Company's allowance for loan losses and significant ratios for its discount loans at and for the years ended December 31:

                                                               1998          1997           1996
                                                           -----------    -----------   -----------
ALLOWANCE FOR LOAN LOSSES:
Balance at beginning of year.............................. $    23,493    $    11,538   $        --
Provision for loan losses.................................      17,618         31,894        20,578
Charge-offs...............................................     (20,130)       (20,349)       (9,216)
Recoveries................................................         421            410           176
                                                           -----------    -----------   -----------
Balance at end of year.................................... $    21,402    $    23,493   $    11,538
                                                           ===========    ===========   ===========

SIGNIFICANT RATIOS:
Allowances for loan losses as a percentage of
discount loan portfolio, net of discount..................        2.04%          1.61%         1.08%
Net charge-offs as a percentage of average discount loans.        1.53%          1.55%         1.34%

NOTE 9: INVESTMENT IN UNCONSOLIDATED ENTITIES

At December 31, 1997, the Company, through IMI, owned 1,715,000 shares or 9.04% of the outstanding common stock of OAC. Also at December 31, 1997, the Company, through IMI, owned 160,000 units or 0.84% of the partnership units of OPLP, the operating partnership subsidiary of OAC. On February 17, 1998, IMI exchanged 175,000 shares of OAC stock for 175,000 OPLP units. On May 5, 1998, IMI acquired an additional 1,473,733 OPLP units. As a result of this activity, IMI's investment in OAC stock declined to 1,540,000 shares or 8.12% at December 31, 1998, while its investment in OPLP increased to 1,808,733 units or 8.71%. The Company began accounting for these entities under the equity method effective May 5, 1998 upon the increase in the combined ownership of OAC and OPLP to 16.83%. An adjustment to reduce retained earnings in the amount of $979 (net of income taxes of $526) was recorded upon conversion to the equity method to reflect the cumulative effect of the accounting change. The Company's investment in OAC stock amounted to $16,268 at December 31, 1998. The Company's investment in OAC stock at December 31, 1997, was designated as available for sale and carried at a fair value of $35,158 ($25,519 cost). The Company's investment in OPLP units amounted to $22,820 at December 31, 1998, as compared to $2,381 at December 31, 1997. During 1998, the Company recorded equity in the losses of its investment in OAC and OPLP of $4,007 and $4,694, respectively. At December 31, 1998, the Company's investment in OAC stock was pledged as collateral on obligations outstanding under a line of credit.

The Company's investment in unconsolidated entities at December 31, 1998, includes 36.07% of the total outstanding common stock of Kensington, a leading originator of non-conforming residential mortgages in the U.K., purchased on February 25, 1998, for $45,858 ((pound)27,837). The Company's investment in Kensington amounted to $46,586 at December 31, 1998, net of the excess of the purchase price over the net investment. The excess of the purchase price over the net investment amounted to $34,492 ((pound)20,933) at December 31, 1998, net of accumulated amortization of $2,029 ((pound)1,192), and is amortized over a period of 15 years. During 1998, the Company recorded equity in earnings of Kensington of $439, net of the $2,029 amortization of excess cost over purchase price.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

On December 12, 1997, the LLC distributed all of its assets. The Company's equity in earnings of the LLC of $23,688 and $38,320 for the years ended December 31, 1997 and 1996, respectively, includes 50% of the net income of the LLC before deduction of the Company's 50% share of loan servicing fees which are paid 100% to the Company. Equity in earnings for 1997 also includes the recapture of $5,114 of valuation allowances established in 1996 by the Company on its equity investment in the joint venture as a result of the resolution and securitization of loans. Equity in earnings for 1996 includes a provision for losses on the Company's equity investment in the joint venture of $7,614. The Company has recognized 50% of the loan servicing fees not eliminated in consolidation in servicing fees and other charges. Because the LLC was a pass-through entity for federal income tax purposes, provisions for income taxes were established by each of the Company and its co-investor, and not the LLC.

Set forth below are the statements of operations of the LLC for the periods indicated.

                                                BCBF, L.L.C.
                                          STATEMENTS OF OPERATIONS

                                                                     For the Period March
                                                     For the             March 13, 1996
                                                   Year Ended               through
                                                December 31, 1997      December 31, 1996
                                                -----------------       ----------------
Interest income..............................    $          8,928       $         38,647
Interest expense.............................                  --                 18,503
                                                 ----------------       ----------------
   Net interest income.......................               8,928                 20,144
                                                 ----------------       ----------------
Non-interest income:
   Gain on sale of loans held for sale.......              27,994                 71,156
   Gain on sale of loan servicing rights.....                  --                  1,048
   Loss on real estate owned, net............                 (93)                  (130)
   Loan fees.................................                  23                     50
                                                 ----------------       ----------------
                                                           27,924                 72,124
Operating expenses:
   Loan servicing fees.......................               1,850                  5,743
   Other loan expenses.......................                  13                    273
                                                 ----------------       ----------------
                                                            1,863                  6,016
                                                 ----------------       ----------------
Net income...................................    $         34,989       $         86,252
                                                 ================       ================

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

The Company's investment in unconsolidated entities also includes a joint venture investment in BCFL, L.L.C. ("BCFL"), a limited liability corporation formed in January 1997 between the Company and BlackRock. The Company owns a 10% interest in BCFL which was formed to acquire multi-family loans. At December 31, 1998 and 1997, the Company's investment amounted to $1,133 and $1,056, respectively. Equity in earnings of BCFL amounted to $277 during 1998.

NOTE 10: REAL ESTATE OWNED

Real estate owned, net of allowance for losses, is held for sale and were provided from the following portfolios at December 31:

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

                                                        1998            1997
                                                    -----------      -----------
Discount loan portfolio:
Single family residential........................   $    94,641      $    76,409
Multi-family residential.........................        20,130           16,741
Commercial real estate...........................        82,591           71,339
                                                    -----------      -----------
Total discount loan portfolio....................       197,362          164,489
Loan portfolio...................................           227              357
Loans available for sale.........................         3,962            2,419
                                                    -----------      -----------
                                                    $   201,551      $   167,265
                                                    ===========      ===========

The following schedule presents the activity, in aggregate, in the valuation allowances on real estate owned for the years ended December 31:

                                                        1998          1997           1996
                                                    -----------    -----------    -----------
Balance at beginning of year.....................   $    12,346    $    11,493    $     4,606
Provision for losses.............................        18,626         13,450         18,360
Charge-offs and sales............................       (15,647)       (12,597)       (11,473)
                                                    -----------    -----------    -----------
Balance at end of year...........................   $    15,325    $    12,346    $    11,493
                                                    ===========    ===========    ===========

The following table sets forth the results of the Company's investment in real estate owned, which were primarily related to the discount loan portfolio, during the years ended December 31:

                                                        1998          1997            1996
                                                    -----------    -----------    -----------
Gains on sales...................................   $    43,839    $    30,651    $    22,835
Provision for losses.............................       (18,626)       (13,450)       (18,360)
Carrying costs, net..............................       (11,180)        (9,924)          (648)
                                                    -----------    -----------    -----------
                                                    $    14,033    $     7,277    $     3,827
                                                    ===========    ===========    ===========

NOTE 11: INVESTMENT IN REAL ESTATE

The Company's  investment in real estate  consisted of the following at December
31:

                                                        1998            1997
                                                    -----------     -----------
Loans accounted for as investments in real estate:
   Multi-family residential......................   $        --     $    61,967
   Nonresidential................................            --           2,369
                                                    -----------     -----------
                                                    $        --     $    64,336
                                                    -----------     -----------

Properties held for lease:
   Land and land improvements, (net of accumulated
     Depreciation of $3 and $0, respectively)....         5,170           3,477
   Building, (net of accumulated depreciation
     of $115 and $0, respectively)...............        26,011           2,156
   Other (net of accumulated amortization of
     $170 and $0, respectively)..................         1,701             814
                                                    -----------     -----------
                                                         32,882           6,447
                                                    -----------     -----------
Other investments in real estate:
   Land..........................................            --           3,921
   Nonresidential................................         3,978           1,636
                                                    -----------     -----------
                                                          3,978           5,557
                                                    -----------     -----------
                                                    $    36,860     $    76,340
                                                    ===========     ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 12: MORTGAGE SERVICING

The Company services for other investors mortgage loans which it does not own. The total amount of such loans serviced for others was $10,592,467 and $5,509,819 at December 31, 1998 and 1997, respectively. Servicing fee income on such loans amounted to $45,559, $22,056 and $2,414 for the years ended December 31, 1998, 1997 and 1996, respectively.

The unamortized balance of mortgage servicing rights, which are included in other assets, is as follows at December 31:

                                                         1998           1997
                                                     -----------    -----------
Unamortized balance.............................     $     8,690    $     7,369
Valuation allowance.............................          (1,630)        (1,630)
                                                     -----------    -----------
                                                     $     7,060    $     5,739
                                                     ===========    ===========

NOTE 13: INVESTMENTS IN LOW INCOME HOUSING TAX CREDIT INTERESTS

The carrying value of the Company's investments in low-income housing tax credit interests are as follows at December 31:

                                                                                  1998       1997
                                                                                --------   --------
Investments solely as a limited partner made prior to May 18, 1995 ...........  $ 19,607   $ 31,418
Investments solely as a limited partner made on or after May 18, 1995 ........    56,299     47,153
Investments both as a limited and, through subsidiaries, as a general partner.    68,258     50,043
                                                                                --------   --------
                                                                                $144,164   $128,614
                                                                                ========   ========

The qualified affordable housing projects underlying the Company's investments in low-income housing tax credit interests are geographically located throughout the United States. At December 31, 1998, the Company's largest single investment was $9,965, which related to a project located in Racine, Wisconsin.

Income on the Company's limited partnership investments made prior to May 18, 1995 is recorded under the level yield method as a reduction of income tax expense, and amounted to $4,650, $6,846 and $8,144 for the years ended December 31, 1998, 1997 and 1996, respectively. Had these investments been accounted for under the equity method, net income would have been reduced by $1,113, $665 and $2,194 for the years ended December 31, 1998, 1997 and 1996, respectively. For limited partnership investments made after May 18, 1995, and for investments as a limited and, through subsidiaries, as a general partner, the Company recognized tax credits of $13,017, $8,035 and $1,186 for the years ended December 31, 1998, 1997 and 1996, respectively, and recorded a loss of $6,905, $4,935 and $636 from operations on the underlying real estate after depreciation for the years ended December 31, 1998, 1997 and 1996, respectively.

Included in other income for the years ended December 31, 1998, 1997 and 1996, are gains of $7,366, $6,053 and $4,861, respectively, on the sales of certain investments in low-income housing tax credit interests which had carrying values of $28,887, $15,728 and $19,806, respectively, at time of sale.

NOTE 14: PREMISES AND EQUIPMENT

Premises and equipment at December 31 are summarized as follows:

                                                          1998          1997
                                                      -----------   -----------
Land and land improvements.........................   $     4,782   $       773
Leasehold improvements.............................         9,062         7,664
Office and computer equipment......................        44,828        28,675
Construction in progress...........................           951            --
Less accumulated depreciation and amortization.....       (25,800)      (15,570)
                                                      -----------   -----------
                                                      $    33,823   $    21,542
                                                      ===========   ===========

Occupancy and equipment expenses include depreciation expense of $11,703, $6,821 and $4,547 for 1998, 1997 and 1996, respectively. Construction in progress represents the construction costs incurred in connection with the nationwide customer service and collection facility currently under construction in Orlando, Florida.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 15: DEPOSITS

The Company's deposits consist of the following at December 31:

                                                          1998                                      1997
                                           ------------------------------------    ---------------------------------------
                                           Weighted      Percent      Weighted      Percent
                                            Average       Book        of Total      Average         Book        of Total
                                             Rate         Value       Deposits        Rate          Value       Deposits
                                           --------   -----------    ----------    ---------    -----------   ------------
Non-interest-bearing deposits......             --%   $   233,427        10.7%           --%     $  130,372         6.6%
NOW and money market checking                 3.40         33,272         1.5          4.73          27,624         1.4
   accounts........................
Savings accounts...................           2.30          1,326         0.1          2.30           1,664         0.1
                                                                       ------                   -----------
                                                          268,025        12.3                       159,660         8.1
                                                                       ------                   -----------
Certificates of deposit............                     1,916,548                                 1,834,899
Unamortized deferred fees..........                        (9,557)                                  (11,737)
                                                      -----------                               -----------
                                              5.78      1,906,991        87.7          6.00       1,823,162        91.9
                                                      -----------      ------                   -----------
Total deposits.....................           5.18    $ 2,175,016       100.0%         5.95     $ 1,982,822       100.0%
                                                      ===========      ======                   ===========      ======

At December 31, 1998 and 1997, certificates of deposit, exclusive of unamortized deferred fees, include $1,856,902 and $1,777,586, respectively, of deposits originated through national, regional and local investment banking firms which solicit deposits from their customers, all of which are non-cancelable. Additionally, at December 31, 1998 and 1997, $100,463 and $133,738,
respectively, of certificates of deposit were issued on an uninsured basis. Of the $100,463 of uninsured deposits at December 31, 1998, $47,858 were from political subdivisions in New Jersey and are secured or collateralized as required under state law. Non-interest bearing deposits include $213,116 and $96,518 of advance payments by borrowers for taxes, insurance and principal and interest collected but not yet remitted in accordance with loan servicing agreements at December 31, 1998 and 1997, respectively.

The contractual maturity of the Company's certificates of deposit at December 31, 1998, follows:

CONTRACTUAL REMAINING MATURITY:
   Within one year..........................................    $       976,808
   Within two years.........................................            366,607
   Within three years.......................................            292,871
   Within four years........................................            197,493
   Within five years........................................             48,879
   Thereafter...............................................             24,333
                                                                ---------------
                                                                $     1,906,991
                                                                ===============

The amortization of the deferred fees of $6,353, $6,619 and $5,384 for the years ended December 31, 1998, 1997 and 1996, respectively, is computed using the interest method and is included in interest expense on certificates of deposit. The interest expense by type of deposit account is as follows for the years ended December 31:

                                                        1998          1997           1996
                                                    -----------    -----------   -----------
NOW accounts and money market checking.........     $     1,434    $     1,220   $       620
Savings .......................................              38             49            78
Certificates of deposit........................         115,112        120,801        93,075
                                                    -----------    -----------   -----------
                                                    $   116,584    $   122,070   $    93,773
                                                    ===========    ===========   ===========

Accrued interest payable on deposits amounted to $22,687 and $21,967 at December 31, 1998 and 1997, respectively.

NOTE 16: SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Company periodically enters into sales of securities under agreements to repurchase the same securities ("reverse repurchase agreements"). Fixed coupon reverse repurchase agreements with maturities of three months or less are treated as financings, and the obligations to repurchase securities sold are

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

reflected as a liability in the accompanying consolidated statements of financial condition. All securities underlying reverse repurchase agreements are reflected as assets in the accompanying consolidated statements of financial condition and are held in safekeeping by broker/dealers.

                                                                         December 31,
                                                         ----------------------------------------------
                                                             1998             1997              1996
                                                         -----------       -----------      -----------
OTHER INFORMATION CONCERNING SECURITIES
   SOLD UNDER AGREEMENTS TO REPURCHASE:
     Balance at end of year (1)......................    $    72,051       $   108,250      $    74,546
     Accrued interest payable at end of year.........    $       214       $       306      $        12
     Weighted average interest rate at end of year...           7.95%             6.06%            5.46%
     Average balance during the year.................    $   104,980       $    16,717      $    19,581
     Weighted average interest rate during the year..           6.20%             5.98%            5.62%
     Maximum month-end balance.......................    $   314,515       $   108,250      $    84,321

(1)      At December 31, 1998, $29,011 ((pound)17,480) related to Ocwen UK.

Securities sold under agreements to repurchase at December 31, 1998, were contractually due between January 1999 and December 2030. Mortgage-related securities with an amortized cost of $137,705 and a fair value of $148,839 were posted as collateral for securities sold under agreements to repurchase at December 31, 1998. Interest expense incurred on securities sold under agreements to repurchase amounted to $6,514, $1,000 and $1,101 during 1998, 1997 and 1996 respectively.

NOTE 17: OBLIGATIONS OUTSTANDING UNDER LINES OF CREDIT

The Company through its subsidiaries has obtained secured lines of credit arrangements from various unaffiliated financial institutions primarily to fund its growth in subprime single family residential loans, both domestically and in the U.K.

At December 31, 1998, the Company, through its subsidiary OFS, had short-term secured lines of credit with unaffiliated financial institutions as follows: (i) a $200,000 secured line of credit, of which $100,000 was committed, (ii) a $50,000 secured line of credit, all of which was committed, (iii) a $200,000 secured line of credit, of which $100,000 was committed, (iv) a $100,000 secured line of credit, none of which was committed, and (v) a $20,000 secured residual line of credit, none of which was committed. The lines of credit mature between March 1999 and July 2001 and bear interest at rates that float in accordance with designated indices. The terms of the line of credit agreements contain, among other provisions, requirements for maintaining certain profitability, defined levels of net worth and debt-to-equity ratios. At December 31, 1998, OFS failed to comply with the maintenance of profitability covenant for one of its credit lines. OFS obtained the lender's agreement waiving the requirement of this covenant for the period ended December 31, 1998. The agreements also require a facility fee based on the total committed amount. Such commitment fees are capitalized and amortized on a straight-line basis over a twelve-month period. In addition, one agreement requires a non-usage fee, which is expensed as incurred, based on the unused portion of the committed amount. At December 31, 1998 and 1997, obligations outstanding under these lines of credit totaled $59,492 and $118,304, respectively. The weighted average interest rate on these lines of credit outstanding at December 31, 1998 and 1997, was 6.26% and 6.32%, respectively.

Additionally, the Company's foreign subsidiary, Ocwen UK, has entered into a Loan Facility Agreement with Greenwich International Ltd. ("Greenwich") under which Greenwich provided a short-term facility to finance the acquisition of Cityscape UK's mortgage loan portfolio (the "Term Loan") and to finance Ocwen UK's further originations and purchase of subprime single family loans (the "Revolving Facility, and together with the Term Loan, the "Greenwich Facility"). The Greenwich Facility is secured by Ocwen UK's loans available for sale. The Revolving Facility which matures in April 1999, is set at a maximum of $166,000 ((pound)100,000 reduced by the amount borrowed under the Term Loan) of which $87,100 ((pound)52,504) was funded at December 31, 1998, to finance subprime single family loan originations and bears interest at a rate of the one-month LIBOR plus 1.50%. At December 31, 1998, $5,600 ((pound)3,381) had been borrowed under the Term Loan, which matured in January 1999. In addition, Ocwen UK has entered into a secured warehouse line of credit with Barclays Bank plc (the "Barclays Facility") to finance subprime single family loan originations. The Barclays Facility, which matures in November 1999, and bears interest at a rate of the one-month LIBOR plus 0.80%, is set at a maximum of $124,500
((pound)75,000), against which $24,600 ((pound)14,800) had been borrowed at December 31, 1998. The weighted average interest rate on these lines of credit outstanding at December 31, 1998, was 7.35%.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

The lines are used to fund mortgage loan originations and are generally advanced at a rate of 80% to 98% of the principal balance of the mortgage loan. Interest expense on obligations outstanding under lines of credits amounted to $34,587, $5,578 and $0 during 1998, 1997 and 1996, respectively.


NOTE 18: NOTES, DEBENTURES AND OTHER INTEREST-BEARING OBLIGATIONS

Notes, debentures and other interest-bearing obligations mature as follows:

                                                           December 31,
                                                  -----------------------------
                                                      1998             1997
                                                  -----------       -----------
1998:
7.063% Note due January 31.....................   $        --       $     1,975
2003:
11.875% Notes due October 1....................       125,000           125,000
2005:
12% Subordinated Debentures due June 15........       100,000           100,000
                                                  -----------       -----------
                                                  $   225,000       $   226,975
                                                  ===========       ===========

The $100,000 of 12% Subordinated Debentures due 2005 (the "Debentures") were issued by the Bank with interest payable semiannually on June 15 and December
15. The Debentures are unsecured general obligations of the Bank and are subordinated in right of payment to all existing and future senior debt.

The Debentures may not be redeemed prior to June 15, 2000, except as described below. On or after such date, the Debentures may be redeemed at any time at the option of the Bank, in whole or in part, together with accrued and unpaid interest, if any, on not less than 30 nor more than 60 days notice at the following redemption prices (expressed as a percentage of the principal amount), if redeemed during the twelve-month period beginning June 15 of the years indicated below:

Year                                                            Redemption Price
----                                                            ----------------
2000......................................................            105.333%
2001......................................................            104.000%
2002......................................................            102.667%
2003......................................................            101.333%
2004 and thereafter.......................................            100.000%

In connection with the issuance of the Debentures, the Bank incurred certain costs which have been capitalized and are being amortized on a straight-line basis over the expected life of the Debentures. The unamortized balance of these issuance costs amounted to $1,894 and $2,319, at December 31, 1998 and 1997, respectively, and is included in other assets. Accrued interest payable on the Debentures amounted to $500 at December 31, 1998 and 1997, and is included in accrued expenses, payables and other liabilities.

On September 25, 1996, the Company completed the public offering of $125,000 aggregate principal of 11.875% Notes due October 1, 2003, ("the Notes") with interest payable semiannually on April 1 and October 1. The Notes are unsecured general obligations of the Company and are subordinated in right of payment to the claims of creditors of the Company's subsidiaries.

The Notes may not be redeemed prior to October 1, 2001, except as described below. On or after such date, the Notes may be redeemed at any time at the option of the Company, in whole or in part, at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest, if redeemed during the twelve-month period beginning October 1 of the years indicated below:

Year                                                            Redemption Price
----                                                            ----------------
2001......................................................            105.938%
2002......................................................            102.969%

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

In addition, the Company may redeem, at its option, up to 35% of the original aggregate principal amount of the Notes at any time and from time to time until October 1, 1999, with the net cash proceeds received by the Company from one or more public or private equity offerings at a redemption price of 111.875% of the principal amount thereof, plus accrued and unpaid interest.

The indenture governing the Notes requires the Company to maintain, at all times when the Notes are not rated in an investment grade category by one or more nationally recognized statistical rating organizations, unencumbered liquid assets with a value equal to 100% of the required interest payments due on the Notes on the next two succeeding semiannual interest payment dates. The Company maintains an investment in cash and cash equivalents, or $14,844 at December 31, 1998 and 1997, that is restricted for purposes of meeting this liquidity requirement. The indenture further provides that the Company shall not sell, transfer or otherwise dispose of shares of common stock of the Bank or permit the Bank to issue, sell or otherwise dispose of shares of its common stock unless in either case the Bank remains a wholly-owned subsidiary of the Company.

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

In connection with the issuance of the Notes, the Company incurred certain costs which have been capitalized and are being amortized on a straight-line basis over the life of the Notes. The unamortized balance of these issuance costs amounted to $3,838 and $4,647 at December 31, 1998 and 1997, respectively, and is included in other assets. Accrued interest payable on the Notes amounted to $3,711 at December 31, 1998 and 1997, and is included in accrued expenses, payables and other liabilities.


NOTE 19: CAPITAL SECURITIES

In August 1997, Ocwen Capital Trust ("OCT") issued $125.0 million of 10-7/8% Capital Securities (the "Capital Securities"). Proceeds from issuance of the
Capital Securities were invested in 10-7/8% Junior Subordinated Debentures issued by Ocwen. The Junior Subordinated Debentures, which represent the sole assets of OCT, will mature on August 1, 2027.

Holders of the  Capital  Securities  are  entitled  to receive  cumulative  cash distributions accruing from the date of original issuance and payable semiannually in arrears on February 1 and August 1 of each year, commencing on February 1, 1998, at an annual rate of 10-7/8% of the liquidation amount of $1,000 per Capital Security. Payment of distributions out of moneys held by OCT, and payments on liquidation of OCT or the redemption of Capital Securities, are guaranteed by the Company to the extent OCT has funds available. If the Company does not make principal or interest payments on the Junior Subordinated Debentures, OCT will not have sufficient funds to make distributions on the Capital Securities, in which event the guarantee shall not apply to such distributions until OCT has sufficient funds available therefor. Accumulated distributions payable on the Capital Securities amounted to $5,664 and $5,249 at December 31, 1998 and 1997, respectively, and is included in accrued interest payable.

The  Company  has  the  right  to  defer  payment  of  interest  on  the  Junior
Subordinated Debentures at any time or from time to time for a period not exceeding 10 consecutive semiannual periods with respect to each deferral period, provided that no extension period may extend beyond the stated maturity of the Junior Subordinated Debentures. Upon the termination of any such extension period and the payment of all amounts then due on any interest payment date, the Company may elect to begin a new extension period. Accordingly, there could be multiple extension periods of varying lengths throughout the term of the Junior Subordinated Debentures. If interest payments on the Junior Subordinated Debentures are deferred, distributions on the Capital Securities will also be deferred and the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank pari passu with or junior to the Junior Subordinated Debentures. During an extension period, interest on the Junior Subordinated Debentures will continue to accrue at the rate of 10-7/8% per annum, compounded semiannually.

The Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company, subject to the receipt of any necessary prior regulatory approval, (i) in whole or in part on or after August 1, 2007, at a redemption price equal to 105.438% of the principal amount thereof on August 1, 2007, declining ratably on each August 1 thereafter to 100% on or after August 1, 2017, plus accrued interest thereon, or (ii) at any time, in whole (but not in part), upon the occurrence and continuation of a special event (defined as a tax event, regulatory capital event or an investment company event) at a redemption price equal to the greater of (a) 100% of the principal amount thereof or (b)

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

the sum of the present values of the principal amount and premium payable with respect to an optional redemption of such Junior Subordinated Debentures on August 1, 2007, together with scheduled payments of interest from the prepayment date to August 1, 2007, discounted to the prepayment date on a semiannual basis at the adjusted Treasury rate plus accrued interest thereon to the date of prepayment. The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at maturity or their earlier redemption, in an amount equal to the amount of the related Junior Subordinated Debentures maturing or being redeemed and at a redemption price equal to the redemption price of the Junior Subordinated Debentures, plus accumulated and unpaid distributions thereon to the date of redemption.

For financial reporting purposes, OCT is treated as a subsidiary of the Company and, accordingly, the accounts of OCT are included in the consolidated financial statements of the Company. Intercompany transactions between OCT and the Company, including the

Junior Subordinated Debentures, are eliminated in the consolidated financial statements of the Company. The Capital Securities are presented as a separate caption between liabilities and stockholders' equity in the consolidated statement of financial condition of the Company as "Company-obligated, mandatorily redeemable securities of subsidiary trust holding solely Junior Subordinated Debentures of the Company." Distributions on the Capital Securities are recorded as a separate caption immediately following non-interest expense in the consolidated statement of operations of the Company. The Company intends to continue this method of accounting going forward.

In connection with the issuance of the Capital Securities, the Company incurred certain costs which have been capitalized and are being amortized over the term of the Capital Securities. The unamortized balance of these issuance costs amounted to $4,187 and $4,262 at December 31, 1998 and 1997, respectively, and is included in other assets.

NOTE 20: BASIC AND DILUTED EARNINGS PER SHARE

Under SFAS No. 128, the Company is required to present both basic and diluted EPS on the face of its statement of operations. Basic EPS, which replaced primary EPS required by APB 15, excludes common stock equivalents and is calculated by dividing net income by the weighted average number of common shares outstanding during the year. Diluted EPS is calculated by dividing net income by the weighted average number of common shares outstanding, including the dilutive potential common shares related to outstanding stock options. In computing diluted net loss per share for 1998, the conversion of common stock equivalents was not assumed as the effect would be antidilutive.

The following is a  reconciliation  of the  calculation  of basic EPS to diluted
EPS.

                                               1998          1997          1996
                                           -----------    -----------   -----------
Net (loss) income .......................  $    (1,200)   $    78,932   $    50,142
                                           ===========    ===========   ===========
Basic EPS:
Weighed average shares of common stock...   60,736,950     56,185,956    50,556,572
                                           ===========    ===========   ===========

     Basic EPS ..........................  $     (0.02)   $      1.40   $      0.99
                                           ===========    ===========   ===========

Diluted EPS:
Weighed average shares of common stock...   60,736,950     56,185,956    50,556,572
Effect of dilutive securities:
     Stock options ......................           --        650,528     2,822,310
                                           -----------    -----------   -----------
                                            60,736,950     56,836,484    53,378,882
                                           ===========    ===========   ===========

     Diluted EPS ........................  $     (0.02)   $      1.39   $      0.94
                                           ===========    ===========   ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 21: DERIVATIVE FINANCIAL INSTRUMENTS

The Company uses derivative financial instruments for the purpose of reducing its exposure to adverse fluctuations in interest and foreign currency exchange rates. While these hedging instruments are subject to fluctuations in value, such fluctuations are generally offset by the change in value of the underlying exposures being hedged.

INTEREST RATE MANAGEMENT

In managing its interest rate risk, the Company on occasion enters into swaps. Under swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional amount. The terms of the swaps provide for the Company to receive a floating rate of interest based on the London Interbank Offered Rate ("LIBOR") and to pay fixed interest rates. In addition, the notional amount of the swap outstanding is amortized (i.e., reduced) monthly based on estimated prepayment rates. At December 31, 1998, the Company had no swaps outstanding.
The terms of the outstanding swap at December 31, 1997, are as follows:

                Notional    LIBOR                 Floating Rate
     Maturity    Amount     Index   Fixed Rate    at End of Year    Fair Value
     --------    ------     -----   ----------    --------------    ----------

       1998     $36,860    1-Month    6.18%           5.69%           $(94)

The interest expense or benefit of the swaps had the effect of decreasing net interest income by $115, $198 and $58 for the years ended December 31, 1998, 1997 and 1996, respectively.

The Company also enters into short sales of Eurodollar and U.S. Treasury interest rate futures contracts as part of its overall interest rate risk management activity. Interest rate futures contracts are commitments to either purchase or sell designated financial instruments at a future date for a specified price and may be settled in cash or through delivery. The Eurodollar futures contracts have been sold by the Company to hedge the maturity risk of certain short-duration mortgage-related securities. U.S. Treasury futures have been sold by the Company to hedge the risk of a reduction in the market value of fixed rate mortgage loans and certain fixed rate mortgage-backed and related securities available for sale in a rising interest rate environment. At December 31, 1998, the Company had no interest rate futures contracts outstanding.

Terms and other information on interest rate futures contracts sold short at December 31, 1997, were as follows:

                                                      Notional
                                         Maturity     Principal     Fair Value
                                         --------     ---------     ----------
U.S. Treasury futures.............          1998       $194,500       $1,996

The fair value of the interest rate swaps and interest rate futures contacts represent the estimated amount that the Company would receive or pay to terminate these agreements taking into account current interest rates. Market quotes are available for these agreements. The fair values are recorded in the Consolidated Statements of Financial Condition offsetting the items being hedged. The following table summarizes the Company's use of interest rate risk management instruments.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                               Notional Amount
                                                               ----------------------------------------------
                                                                  Short             Short
                                                                Eurodollar      U.S. Treasury
                                                                  Swaps            Futures          Futures
                                                               -----------      -------------     -----------
BALANCE, DECEMBER 31, 1996................................     $    45,720       $   405,000      $   165,100
Purchases.................................................              --                --          966,400
Maturities................................................          (8,860)               --               --
Terminations..............................................              --          (405,000)        (937,000)
                                                               -----------       -----------      -----------
BALANCE, DECEMBER 31, 1997................................          36,860                --          194,500
Purchases.................................................              --                --          440,500
Maturities................................................         (36,860)               --               --
Terminations..............................................              --                --         (635,000)
                                                               -----------       -----------      -----------
BALANCE, DECEMBER 31, 1998................................     $        --       $        --      $        --
                                                               ===========       ===========      ===========

U.S. Treasury Bills with a fair value of $2,055 were pledged by the Company as security for the obligations under these swaps and interest rate futures contracts at December 31, 1997.

FOREIGN CURRENCY MANAGEMENT

The Company enters into foreign currency derivatives to hedge its equity investments in Ocwen UK and Kensington. It is the Company's policy to periodically adjust the amount of foreign currency derivative contracts it has entered into in response to changes in its recorded equity investment in these foreign entities.

The Company has determined that the local currency of its foreign subsidiary, Ocwen UK and its equity investment in Kensington, is the functional currency. In accordance with SFAS No. 52, "Foreign Currency Translation," assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the current rate of exchange existing at the statement of financial condition date and revenues and expenses are translated at average monthly rates.

On April 22, 1998, the Company sold short foreign currency futures contracts ("currency futures") to hedge its foreign currency exposure related to its equity investment in Ocwen UK. Periodically, the Company adjusts the amount of currency futures contracts it has entered into in response to changes in its equity investment in Ocwen UK. Under the terms of the currency futures at December 31, 1998, the Company has the right to receive $43,828 and pay (pound)26,563. The fair value of the currency futures is based on quoted market prices.

On February 25, 1998, the Company entered into a foreign currency swap agreement ("currency swap") with a AAA-rated counterparty to hedge its equity investment in Kensington. Under the terms of the currency swap, the Company will swap (pound)27,500 for $43,546 in five years based on the exchange rate on the date the contract became effective. The discount on the currency swap, representing the difference between the contracted forward rate and the spot rate at the date of inception, is amortized over the life of the currency swap on a straight-line basis. The value of the currency swap is calculated as the notional amount of the currency swap multiplied by the difference between the spot rate at the date of inception and the spot rate at the financial statement date. In addition, the Company sold short foreign currency futures contracts to further hedge its foreign currency exposure related to its equity investment in Kensington. Under the terms of the currency futures, the Company has the right to receive $1,547 and pay (pound)938. The fair value of the currency futures is based on quoted market prices.

The resulting translation adjustments, the unamortized discount on the currency swap and the values of the hedging financial instruments are reported as translation adjustments and included as a component of stockholders' equity.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)


The following table sets forth the terms and values of these financial instruments at December 31, 1998. No such financial instruments were held at December 31, 1997:

                                                         Notional Amount
                                                    --------------------------    Contract    Unamortized
                                          Maturity      Pay            Receive      Rate        Discount      Fair Value
                                          --------  -------------      -------    --------    -----------     ----------
Currency swap......................         2003    (pound)27,500     $  43,546    1.5835      $   1,562       $  (2,096)
British Pound currency futures.....         1999       (pound)938     $   1,547    1.6500            n/a       $      (6)
                                            1999    (pound)26,563     $  43,828    1.6500            n/a       $    (181)

Because interest rate futures and foreign currency futures contracts are exchange traded, holders of these instruments look to the exchange for performance under these contracts and not the entity holding the offsetting futures contract, thereby minimizing the risk of nonperformance under these contracts. The Company is exposed to credit loss in the event of nonperformance by the counterparty to the interest and currency swaps and controls this risk through credit monitoring procedures. The notional principal amount does not represent the Company's exposure to credit loss.

On January 1, 1999, 11 of the 15 member countries of the European Union converted to a common currency (the "Euro"). Since such time transactions have been conducted using either the Euro or the countries' existing currencies. Although the United Kingdom is a member of the European Union, it is not one of the participating countries in the Euro conversion, and the Company currently does not have transactions or operations in any of the participating countries. As a result, the Euro conversion had no effect on the Company's financial condition or results of operations.

NOTE 22: INCOME TAXES

Total income tax expense (benefit) was allocated as follows:

                                                                                           Years Ended December 31,
                                                                                      ----------------------------------
                                                                                        1998         1997        1996
                                                                                      ---------    ---------   ---------
Income (loss) from continuing operations...........................................   $ (30,699)   $  21,309   $  11,159
Benefit of tax deduction in excess of amounts recognized for financial reporting
   purposes related to employee stock options reflected in stockholders' equity....      (2,398)      (1,965)     (2,987)
Benefit of tax deduction in excess of amounts recognized for financial reporting
   purposes related to director restricted stock reflected in stockholders' equity.         (13)          --          --
                                                                                      ---------    ---------   ---------
                                                                                      $ (33,110)   $  19,344   $   8,172
                                                                                      =========    =========   =========

The components of income tax expense (benefit) attributable to income from continuing operations were as follows:

                                                        Years Ended December 31,
                                            ----------------------------------------------
CURRENT:                                       1998              1997              1996
                                            -----------       -----------      -----------
Federal.................................    $   (11,668)      $    42,482      $    (6,844)
Foreign.................................          5,995                --               --
State...................................          4,608             3,579             (576)
                                            -----------       -----------      -----------
                                                 (1,065)           46,061           (7,420)
                                            -----------       -----------      -----------
DEFERRED:
Federal.................................        (27,443)          (23,085)          16,616
State...................................         (2,191)           (1,667)           1,963
                                            -----------       -----------      -----------
                                                (29,634)          (24,752)          18,579
                                            -----------       -----------      -----------

Total...................................    $   (30,699)      $    21,309      $    11,159
                                            ===========       ===========      ===========

Income tax expense differs from the amounts computed by applying the U.S. Federal corporate income tax rate of 35% as follows:

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

                                                          Years Ended December 31,
                                                     --------------------------------
                                                       1998        1997        1996
                                                     --------    --------    --------
Expected income tax expense at statutory rate ....   $(11,328)   $ 34,838    $ 21,455
Differences between expected and actual tax: .....         --          --          --
   Excess of cost over net assets acquired .......         19         (30)        (76)
     adjustments
   Tax effect of utilization of net operating loss     (3,003)       (906)     (1,782)
   State tax (after Federal tax benefit) .........      1,571       1,243         901
   Low-income housing tax credits ................    (17,666)    (14,881)     (9,330)
   Adjustments resulting from IRS audit ..........         --         921          --
   Other .........................................       (292)        124          (9)
                                                     --------    --------    --------
     Actual income tax (benefit) expense .........   $(30,699)   $ 21,309    $ 11,159
                                                     ========    ========    ========

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

On August 20, 1996, President Clinton signed the Small Business Job Protection Act (the "Act") into law. One provision of the Act repealed the reserve method of accounting for bad debts for savings institutions effective for taxable years beginning after 1995. The Bank, therefore, was required to use the specific charge-off method on its 1996 and subsequent federal income tax returns. The Bank will be required to recapture its "applicable excess reserves," which are its federal tax bad debt reserves in excess of the base year reserve amount described in the following paragraph. The Bank will include one-sixth of its applicable excess reserves in taxable income in each year from 1996 through 2001. As of December 31, 1995, the Bank had approximately $42,400 of applicable excess reserves. As of December 31, 1996, the Bank had fully provided for the tax related to this recapture.

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

In accordance with SFAS No. 109 "Accounting for Income Taxes," a deferred tax liability has not been recognized for the tax bad debt base year reserves of the Bank. The base year reserves are generally the balance of reserves as of December 31, 1987, reduced proportionately for reductions in the Bank's loan portfolio between that date and December 31, 1995. At December 31, 1998 and 1997, the amount of those reserves was approximately $5,700. This reserve could be recognized in the future under the conditions described in the preceding paragraph.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

The net deferred tax assets were comprised of the following:

                                                             December 31,
                                                          -------------------
                                                            1998       1997
                                                          --------    -------
DEFERRED TAX ASSETS:
   Tax residuals and deferred income on tax residuals..   $  5,328    $ 3,497
   State taxes ........................................      2,511      2,203
   Application of purchase accounting .................        127        655
   Accrued profit sharing .............................      3,861      3,234
   Accrued other liabilities ..........................        773      2,495
   Deferred interest expense on discount loan portfolio     12,554      7,685
   Mark-to-market and reserves on REO properties ......      3,828      3,187
   Gain on loan foreclosure ...........................      6,246      5,635
   Bad debt and loan loss reserves ....................      7,857      9,770
   Reserves and impairments on securities held for sale     16,308      4,007
   Mortgage servicing right impairment and amortization        787         --
   Goodwill impairment and amortization ...............      3,521         --
   Contingent interest income on equity participation..      2,673         --
   Reserves and impairment on investments .............      4,978         --
   Partnership losses and low-income housing tax credit      7,113         --
   Other ..............................................      1,542        495
                                                          --------    -------
                                                            80,007     42,863
                                                          --------    -------

DEFERRED TAX LIABILITIES:
Net U.S. tax on undistributed foreign income ..........        784         --
Deferred interest income on discount loan portfolio ...      4,698      2,254
Partnership losses and low income housing tax credit ..         --      1,386
Other .................................................      1,094        763
                                                          --------    -------
                                                             6,576      4,403
                                                          --------    -------
                                                            73,431     38,460
                                                          --------    -------

Mark-to-market on certain mortgage-backed and related
securities available for sale .........................     (7,894)     6,688
Foreign currency translation adjustments ..............        912         --
Prior period adjustment on investments ................        526         --
                                                          --------    -------
                                                            66,975     45,148
                                                          --------    -------

Deferred tax asset valuation allowance ................         --         --
                                                          --------    -------
Net deferred tax assets ...............................   $ 66,975    $45,148
                                                          ========    =======

Deferred tax assets, net of deferred fees, include tax residuals which result from the ownership of Real Estate Mortgage Investment Conduits ("REMIC"). While a tax residual is anticipated to have little or no future cash flows from the REMIC from which it has been issued, the tax residual does bear the income tax liability and benefit resulting from the annual differences between the interest paid on the debt instruments issued by the REMIC and the interest received on the mortgage loans held by the REMIC. Typically this difference generates taxable income to the Company in the first several years of the REMIC and equal amounts of tax losses thereafter, thus resulting in the deferred tax asset. As a result of the manner in which REMIC residual interests are treated for tax purposes, at December 31, 1998, 1997 and 1996, the Company had approximately $0, $0 and $10,228, respectively, of net operating loss carryforwards for tax purposes.

International Hotel Group ("IHG"), a wholly-owned subsidiary of IMI, and IHG's subsidiaries had at December 31, 1998, approximately $1,079 of Separate Return Limitation Year ("SRLY") net operating loss carryforwards. The SRLY net operating loss carryforward can only offset IHG and its subsidiaries' future taxable income. The $1,079 operating loss carryforward will expire, if unused, in the year 2008.

As a result of the Company's earnings history, current tax position and taxable income projections, the Company believes that it will generate sufficient taxable income in future years to realize the net deferred tax asset position as of December 31, 1998. In evaluating the expectation of sufficient future taxable income, the Company considered future reversals of temporary differences and available tax planning strategies that could be implemented, if required.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

A valuation allowance was not required as of December 31, 1998 and 1997, as it was the Company's assessment that, based on available information, it is more likely than not that all of the deferred tax asset will be realized. A valuation allowance will be established in the future to the extent of a change in the Company's assessment of the amount of the net deferred tax asset that is expected to be realized.

NOTE 23: EMPLOYEE BENEFIT AND COMPENSATION PLANS

The Company maintains a defined contribution plan to provide postretirement benefits to eligible employees. The Company also adopted a number of compensation plans for certain employees. These plans were designed to facilitate a pay-for-performance policy, further align the interests of officers and key employees with the interests of the Company's shareholders and assist in the attraction and retention of employees vital to the Company's long-term success. These plans are summarized below.

RETIREMENT PLAN

The Company maintains a defined contribution 401(k) plan. The Company matches 50% of each employee's contributions, limited to 2% of the employee's compensation. The Company's contributions to the 401(k) plan in the years ended December 31, 1998, 1997 and 1996, were $611, $368 and $258, respectively.

In connection with its acquisition of Berkeley Federal Savings Bank in June 1993, the Bank assumed the obligations under a noncontributory defined benefit pension plan (the "Plan") covering substantially all employees upon their eligibility under the terms of the Plan. The Plan was frozen for the plan year ended December 31, 1993, and has been fully funded.

ANNUAL INCENTIVE PLAN

In May 1998, the Company's shareholders approved the 1998 Annual Incentive Plan (the "AIP") to replace the Company's former annual incentive plan. Participation in the AIP is limited to officers and other key employees of the Company and designated subsidiaries that are selected by the AIP Committee. Performance targets are established based on the achievement of specified levels of increases in net earnings, return in equity, average net equity used or growth in assets, as well as individual participant performance targets. Awards under the AIP are based on achieving the performance targets and are paid in cash or a combination of cash and non-qualified stock options to purchase OCN's common stock. Such non-qualified stock options are granted pursuant to the Ocwen Financial Corporation Non-Qualified Stock Option Plan.

Stock options awarded to key employees under the AIP (both the 1998 plan and former plan) to purchase shares of OCN common stock are summarized as follows.

                                     Options        Exercise      Options    Forfeited or   Options
                                     Granted         Price       Exercised   Repurchased    Vested
                                    ---------      ----------    ---------   -----------   --------
1995...........................       594,760      $    2.880      223,919      281,841      89,000
1995...........................        14,220            .472        5,057        4,083       5,080
1996...........................     1,147,370          11.000      174,573      281,743     691,054
1997...........................     1,083,794          20.350           --      145,678     938,116
1998...........................        80,000          20.350           --       40,000      40,000
1998...........................       181,945          12.313           --           --          --

Stock options awarded under the AIP prior to 1998 have a one-year vesting period. Stock options awarded under the AIP in 1998 vest ratably over a three-year period. The difference, if any, between the fair market value of the stock at the date of grant and the exercise price is treated as compensation expense. Included in compensation expense is $0, $5,514 and $2,725 for the years ended December 31, 1998, 1997 and 1996, respectively, related to options granted.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

LONG-TERM INCENTIVE PLAN

In May 1998 the Company's shareholders approved the Long-Term Incentive Plan (the "LIP"). Participation in the LIP is limited to officers and other key employees of the Company and designated subsidiaries that are selected by the LIP Administrator. The LIP provides for the grant of Basis Points to participants. In connection with this grant, the LIP Administrator has established three five-year performance cycles as well as Company and individual participant performance targets for such periods. At the end of each performance cycle, the Company will determine the value of the Basis Points held by each participant based on the extent to which the related performance targets are achieved, and will pay each participant their respective value in restricted common stock of the Company. The number of shares received will be determined based on the fair market value, as defined, of the common stock on the last day of the performance cycle. The restricted stock issued to participants will vest over a ten-year period and, upon vesting, certificates representing the shares will be held by the Company in a nonqualified irrevocable trust established by the Company for the benefit of the participant and will be issued to participants in 20% increments in each year over a five-year pay-out period. While the shares are held by the Company the participant will have all the rights of a shareholder, including the right to vote except that (i) the participant will not be entitled to receive a certificate representing the shares and (ii) the shares may not be transferred, sold, assigned, pledged or otherwise encumbered. Any cash dividends paid on common stock will be reinvested to purchase additional shares of common stock, subject to the same restrictions that apply to restricted stock. Compensation expense of $2,369 was recorded in 1998 for future distributions under the Plan.

PRO FORMA EFFECT OF SFAS NO. 123

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

                                                                             Years Ended December 31,
                                                                   -------------------------------------------
                                                                     1998              1997             1996
                                                                   --------          --------         --------
Net (loss) income, as reported............................         $ (1,200)         $ 78,932         $ 50,142
Pro forma net (loss) income...............................         $ (2,638)         $ 72,668         $ 47,777
Earnings per share, as reported:
   Basic..................................................         $  (0.02)         $   1.40         $   0.99
   Diluted................................................         $  (0.02)         $   1.39         $   0.94
Pro forma earnings per share:
   Basic..................................................         $  (0.04)         $   1.29         $   0.95
   Diluted................................................         $  (0.04)         $   1.28         $   0.90

The fair value of the option grants were estimated using the Black-Scholes option-pricing model with the following assumptions:

                                                                     Year Ended December 31,
                                                                   --------------------------
                                                                     1998              1997
                                                                   --------          --------
Expected dividend yield...................................             0.00%             0.00%
Expected stock price volatility...........................            57.00%            48.00%
Risk-free interest rate...................................             4.54%             5.71%
Expected life of options..................................           5 years           5 years

NOTE 24: STOCKHOLDERS' EQUITY

On July 12, 1996, shareholders of the Company approved an amendment to the Company's articles of incorporation to increase the authorized number of common shares from 20,000,000 to 200,000,000 shares, to increase the authorized number of preferred shares from 250,000 to 20,000,000 shares and to decrease the par value of the authorized preferred shares from $1.00 to $0.01 per share. On July 30, 1996, the Company's Board of Directors declared a 10-for-1 stock split for each share of common stock then outstanding in the form of a stock dividend which was paid to holders of record on July 31, 1996. On October 29, 1997, the Company's Board of Directors approved a 2-for-1 stock split of its issued and outstanding common stock. The stock split was effected through the distribution of authorized but unissued shares of its common stock on November 20, 1997, to holders of record of its common stock at the close of business on November 12, 1997. All references in the consolidated financial statements to the number of shares and per share amounts have been adjusted retroactively for the recapitalization and the stock splits.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

During September 1996, 5,857,660 shares of common stock were issued in connection with the exercise of vested stock options by certain of the Company's and the Bank's current and former officers and directors. The Company loaned $6,654 to certain of such officers to fund their exercise of the stock options. Such notes, which are presented as a reduction of shareholders' equity, were repaid during 1997.

On September 25, 1996, certain shareholders of Ocwen completed an initial public offering of 4,600,000 shares of Ocwen common stock. At that time, the Company's common stock began trading on the NASDAQ National Market System under the symbol "OCWN." Prior to this offering, there had been no public trading market for the common stock. The Company did not receive any of the proceeds from this common stock offering.

On August 12, 1997, the Company completed a secondary stock offering to the public of 6,900,000 shares which resulted in net proceeds of $141,898. Effective August 1, 1997, shares of the Company's common stock began trading on the New York Stock Exchange ("NYSE") under the symbol "OCN." Upon effectiveness of the NYSE listing, the Company delisted its common stock from NASDAQ.

During 1995, the Company repurchased from shareholders and retired 17,630,120 shares of common stock for the aggregate price of $41,997.

NOTE 25: REGULATORY REQUIREMENTS

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and the regulations promulgated thereunder established certain minimum levels of regulatory capital for savings institutions subject to OTS supervision. The Bank must follow specific capital guidelines stipulated by the OTS which involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At December 31, 1998, the minimum regulatory capital requirements were:

         Tangible and core capital of 1.50 percent and 3.00 percent of total adjusted assets, respectively, consisting principally of stockholders' equity, but excluding most intangible assets, such as goodwill and any net unrealized gains or losses on debt securities available for sale.

         Risk-based capital consisting of core capital plus certain subordinated debt and other capital instruments and, subject to certain limitations, general valuation allowances on loans receivable, equal to 8.00 percent of the value of risk-weighted assets.

         At December 31, 1998 and 1997, the Bank was "well capitalized" under the prompt corrective action ("PCA") regulations adopted by the OTS pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). To be categorized as "well capitalized," the Bank must maintain minimum core capital, Tier 1 risk-based capital and risk-based capital ratios as set forth in the table below. The Bank's capital amounts and classification are subject to review by federal regulators about components, risk-weightings and other factors. There are no conditions or events since December 31, 1998, that management believes have changed the institution's category.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

The following tables summarize the Bank's actual and required regulatory capital at December 31, 1998 and 1997.

                                                                                           To Be Well         Agreed Upon
                                                                                           Capitalized         Capital
                                                                 Minimum For Capital   For Prompt Corrective Requirements
         December 31, 1998                        Actual          Adequacy Purposes     Action Provisions       Actual
--------------------------------------       -----------------    ------------------    ------------------    ----------
                                             Ratio     Amount     Ratio     Amount      Ratio     Amount      Percentage
                                             -----   ---------    -----    ---------    -----    ---------    ----------
Stockholders' equity, and ratio to
   total assets.......................       9.30%   $ 241,419
Net  unrealized (gain) loss on certain
   available for sale securities......                    (303)
   Non includable subsidiary..........                  (6,030)
Excess mortgage servicing rights and
   deferred tax assets................                    (411)
                                                     ---------
Tangible capital, and ratio to adjusted
   total assets.......................       9.07%   $ 234,675     1.50%   $  38,821
                                                     =========             =========
   Tier 1 (core) capital, and ratio to
     adjusted total assets............       9.07%   $ 234,675     3.00%   $  77,641     5.00%   $ 129,402       9.00%
                                                     =========             =========             =========

Tier 1 capital, and ratio to
   risk-weighted assets...............      11.71%   $ 234,675                           6.00%   $ 120,027
                                                     =========                                   =========
Allowance for loan and lease losses...                  25,047
Subordinated debentures...............                 100,000
                                                     ---------
Tier 2 Capital........................                 125,047
                                                     ---------
Low-level recourse reduction..........                 (13,897)
                                                     ---------
Total risk-based capital, and ratio to
   risk-weighted assets...............      17.26%   $  345,825    8.00%    $ 160,295   10.00%    $ 200,368     13.00%
                                                     ==========             =========             =========
Total regulatory assets...............               $2,594,792
                                                     ==========
Adjusted total assets.................               $2,588,048
                                                     ==========
Risk-weighted assets..................               $2,003,684
                                                     ==========

                                                                                                            Agreed Upon
                                                                                           To Be Well         Agreed Upon
                                                                                           Capitalized         Capital
                                                                 Minimum For Capital   For Prompt Corrective Requirements
         December 31, 1997                        Actual          Adequacy Purposes     Action Provisions       Actual
--------------------------------------       -----------------    ------------------    ------------------    ----------
                                             Ratio     Amount     Ratio     Amount      Ratio     Amount      Percentage
                                             -----   ---------    -----    ---------    -----    ---------    ----------
Stockholders' equity, and ratio to
   total assets.......................      10.62%   $ 276,277
Net unrealized loss on certain
   available for sale securities......                   2,378
   Excess mortgage servicing rights and
     deferred tax assets..............                  (1,029)
                                                     ---------
Tangible capital, and ratio to adjusted
   total assets.......................      10.66%   $ 277,626     1.50%   $  39,060
                                                     =========             =========
   Tier 1 (core) capital, and ratio to
     adjusted total assets............      10.66%   $ 277,626     3.00%   $  78,120     5.00%   $ 130,200       9.00%
                                                     =========             =========             =========

Tier 1 capital, and ratio to
   risk-weighted assets...............      10.17%   $ 277,626                           6.00%   $ 163,837
                                                     =========                                   =========
Allowance for loan and lease losses...                  27,436
Subordinated debentures...............                 100,000
                                                     ---------
Tier 2 Capital........................                 127,436
                                                     ---------
Total risk-based capital, and ratio to
   risk-weighted assets...............      14.83%   $  405,062    8.00%    $ 218,449   10.00%    $ 273,062     13.00%
                                                     ==========             =========             =========
Total regulatory assets...............               $2,602,642
                                                     ==========
Adjusted total assets.................               $2,603,991
                                                     ==========
Risk-weighted assets..................               $2,730,616
                                                     ==========

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

The OTS recently published amendments to its capital distribution regulation which becomes effective April 1, 1999. Under the revised regulation, the Bank will be required to file either an application or a notice with the OTS at least 30 days prior to making a capital distribution. The OTS may deny the Bank's application or disapprove its notice if the OTS determines that (a) the Bank will be "undercapitalized," "significantly undercapitalized" or "critically under capitalized," as defined in the OTS capital regulations, following the capital distribution, (b) the proposed capital distribution raises safety and soundness concerns or (c) the proposed capital distribution violates a prohibition contained in any statute, regulation or agreement between the Bank and the OTS or a condition imposed on the Bank in an application or notice approved by the OTS.

In addition to these OTS regulations governing capital distributions, the indenture governing the Bank's debentures limits the declaration or payment of dividends and the purchase or redemption of common or preferred stock in the aggregate to the sum of 50% of consolidated net income and 100% of all capital contributions and proceeds from the issuance or sale (other than to a subsidiary) of common stock, since the date the Debentures were issued (see Note
18).

Following an examination by the OTS in late 1996 and early 1997, the Bank committed to the OTS to maintain a core capital (leverage) ratio and a total risk-based capital ratio of at least 9% and 13%, respectively. The Bank continues to be in compliance with this commitment as well as the regulatory capital requirements of general applicability (as indicated above). Based on discussions with the OTS, the Bank believes that this commitment does not affect its status as a "well-capitalized" institution, assuming the Bank's continued compliance with the regulatory capital requirements required to be maintained by it pursuant to such commitment.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 26: OTHER OPERATING EXPENSES

                                             Years Ended December 31,
                                           ---------------------------
                                            1998      1997       1996
                                           -------   -------   -------
Professional fees ......................   $14,647   $ 4,989   $ 2,293
Marketing ..............................     5,246       774       701
Travel, lodging, meals and entertainment     4,573     2,636     1,522
FDIC insurance .........................     1,867     1,593     3,098
Amortization of offering costs .........     1,381     1,302       622
Conferences and seminars ...............     1,117       666       295
Investment and treasury services .......       914       458       438
Corporate insurance ....................       608       611       441
Deposit related expenses ...............       420       255        91
OTS assessment .........................       400       375       293
Due diligence costs ....................       315     1,977       564
Other ..................................       912     3,645       458
SAIF recapitalization assessment (1) ...        --        --     7,140
                                           -------   -------   -------
                                           $32,400   $19,281   $17,956
                                           =======   =======   =======

(1) Represents a non-recurring expense of $7,140 related to the Federal Deposit Corporation's ("FDIC") assessment to recapitalize the Savings Association Insurance Fund ("SAIF") as a result of federal legislation passed into law on September 30, 1996.

NOTE 27: BUSINESS SEGMENT REPORTING

The Company adopted SFAS No. 131 which requires public enterprises to report financial and descriptive information about its reportable operating segments. Operating segments are defined as components of an enterprise that (a) engages in business activities from which it may earn revenues and incur expenses, (b) whose operating results are regularly reviewed by the enterprise's chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and (c) for which discrete financial information is available. An operating segment may engage in business activities for which it has yet to earn revenues. The Company conducts a variety of business activities within the following segments.


                                              Net Interest Non-Interest Non-Interest  Net (Loss)        Total
                                                 Income      Income       Expense       Income         Assets
                                               ---------    ---------    ---------    -----------    ----------
December 31, 1998 Discount loans:
Single family residential loans ............   $  21,568    $  35,667    $  17,339    $    14,394    $  613,769
Large commercial real estate loans .........      35,220       31,254       13,723         28,103       591,612
Small commercial real estate loans .........      23,149        7,643        9,634          8,195       259,609
                                               ---------    ---------    ---------    -----------    ----------
                                                  79,937       74,564       40,696         50,692     1,464,990
                                               ---------    ---------    ---------    -----------    ----------
Mortgage loan servicing:
Domestic ...................................       6,604       46,732       39,945          8,066        56,302
Foreign (U.K.) .............................         147       12,989        6,222          4,771        11,974
                                               ---------    ---------    ---------    -----------    ----------
                                                   6,751       59,721       46,167         12,837        68,276
                                               ---------    ---------    ---------    -----------    ----------
Investment in low-income housing tax credits      (8,246)       8,286       11,498          9,119       220,234

Commercial real estate lending .............      16,066        8,542        2,624         13,588        74,439

OTX ........................................           5        1,711       11,335         (9,623)       21,659

Subprime single family residential lending:
Domestic ...................................      14,080        5,807       52,514        (20,524)      156,997
Foreign (U.K.) .............................      11,898       35,609       35,550          7,475       286,224
                                               ---------    ---------    ---------    -----------    ----------
                                                  25,978       41,416       88,064        (13,049)      443,221
                                               ---------    ---------    ---------    -----------    ----------
Investment securities ......................        (214)     (85,031)       5,143        (59,186)      382,201

Equity investment in OAC ...................          --       (8,701)          --         (8,701)       39,088

Other ......................................       7,493        7,790       17,557         (4,764)      593,971
                                               ---------    ---------    ---------    -----------    ----------
                                                 127,770      108,298      223,084         (9,087)    3,308,079
Unallocated amounts ........................      (4,969)       3,017        3,310          7,887            --
                                               ---------    ---------    ---------    -----------    ----------
                                               $ 122,801    $ 111,315    $ 226,394    $    (1,200)   $3,308,079
                                               =========    =========    =========    ===========    ==========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

                                              Net Interest Non-Interest Non-Interest  Net (Loss)        Total
                                                 Income      Income       Expense       Income         Assets
                                               ---------    ---------    ---------    -----------    ----------
December 31, 1997
Discount loans:
Single family residential loans ............   $  24,870    $  45,195    $  17,695    $    23,349    $  844,146
Large commercial real estate loans .........      33,142       18,505       12,940         24,474       585,035
Small commercial real estate loans .........      19,257        1,966        8,555          5,349       308,543
                                               ---------    ---------    ---------    -----------    ----------
                                                  77,269       65,666       39,190         53,172     1,737,724
                                               ---------    ---------    ---------    -----------    ----------
Mortgage loan servicing:
Domestic ...................................       2,629       25,934       29,215          3,972        11,160
Foreign (U.K.) .............................          --           --           --             --            --
                                               ---------    ---------    ---------    -----------    ----------
                                                   2,629       25,934       29,215          3,972        11,160
                                               ---------    ---------    ---------    -----------    ----------
Investment in low income housing tax credits      (5,080)       6,121       10,052          9,087       168,748

Commercial real estate lending .............      25,794         (191)       6,520         12,405       230,682

OTX ........................................         (33)          (2)         419             --         5,116

Subprime single family residential lending:
Domestic ...................................       5,205       18,475       28,875         (2,166)      225,814
Foreign (U.K.) .............................          --           --           --             --            --
                                               ---------    ---------    ---------    -----------    ----------
                                                   5,205       18,475       28,875         (2,166)      225,814
                                               ---------    ---------    ---------    -----------    ----------
Investment securities ......................       2,698        5,227        3,784          3,587       344,231

Equity investment in OAC ...................          --           --           --             --            --

Other ......................................       7,960        2,737        9,241            944       345,690
                                               ---------    ---------    ---------    -----------    ----------
                                                 116,442      123,967      127,296         81,001     3,069,165
Unallocated amounts ........................        (200)         (18)        (422)        (2,069)           --
                                               ---------    ---------    ---------    -----------    ----------
                                               $ 116,242    $ 123,949    $ 126,874    $    78,932    $3,069,165
                                               =========    =========    =========    ===========    ==========

                                              Net Interest Non-Interest Non-Interest  Net (Loss)        Total
                                                 Income      Income       Expense       Income         Assets
                                               ---------    ---------    ---------    -----------    ----------
December 31, 1996
Discount loans:
Single family residential loans ............   $  12,122    $  (3,865)   $  10,163    $    16,827    $  650,261
Large commercial real estate loans .........      17,565       24,117       11,376         15,480       516,622
Small commercial real estate loans .........      14,851           (5)       7,525          1,398       283,466
                                               ---------    ---------    ---------    -----------    ----------
                                                  44,538       20,247       29,064         33,705     1,450,349
                                               ---------    ---------    ---------    -----------    ----------
Mortgage loan servicing:
Domestic ...................................       1,685        7,498       13,308         (2,558)        5,020
Foreign (U.K.) .............................          --           --           --             --            --
                                               ---------    ---------    ---------    -----------    ----------
                                                   1,685        7,498       13,308         (2,558)        5,020
                                               ---------    ---------    ---------    -----------    ----------
Investment in low-income housing tax credits      (4,962)       4,572        4,280         11,577        93,309

Commercial real estate lending .............      12,305          118        5,458          3,617       402,582

Subprime single family residential lending:
Domestic ...................................       4,486        6,504        5,346          3,131       128,878
Foreign (U.K.) .............................          --           --           --             --            --
                                               ---------    ---------    ---------    -----------    ----------
                                                   4,486        6,504        5,346          3,131       128,878
                                               ---------    ---------    ---------    -----------    ----------

Investment securities ......................       8,632       (1,777)       5,084            987       342,801

Other ......................................      11,030          (34)       7,553          2,591        60,746
                                               ---------    ---------    ---------    -----------    ----------
                                                  77,714       37,128       70,093         53,050     2,483,685
Unallocated amounts ........................          20          175         (487)        (2,908)           --
                                               ---------    ---------    ---------    -----------    ----------
                                               $  77,734    $  37,303    $  69,606    $    50,142    $2,483,685
                                               =========    =========    =========    ===========    ==========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

The Company's discount loan activities include asset acquisition, servicing and resolution of single family residential, large commercial and small commercial loans and the related real estate owned. Investment in low-income housing tax credits includes the Company's investments, primarily through limited partnerships, in qualified low-income rental housing for the purpose of obtaining Federal income tax credits pursuant to Section 42 of the Code. Low-income housing tax credits and benefits of $17,667, $14,881, and $9,330 are included as credits against income tax expense for the years ended December 31, 1998, 1997 and 1996, respectively. Commercial and real estate lending includes the Company's origination of multi-family and commercial real estate loans held for investment. Subprime single residential family lending includes the Company's acquisition and origination of single family residential loans to non-conforming borrowers, which are recorded as available for sale. Mortgage loan servicing includes the Company's fee-for-services business of providing loan servicing, including asset management and resolution services, to third-party owners of nonperforming, underperforming and subprime assets. Investment securities includes the results of the securities portfolio, whether available for sale, trading or investment, other than subprime residuals and subordinate interests related to the Company's securitization activities which have been included in the related business activity. Other consists primarily of individually insignificant business activities, including the Company's historical loan portfolio of conventional single family residential loans, small commercial loan originations, unsecured collections, and the operations of OCC.

Interest income and expense have been allocated to each business segment for the investment of funds raised or funding of investments made at an interest rate based upon the Treasury swap yield curve taking into consideration the actual duration of such liabilities or assets. Allocations of non-interest expense generated by corporate support services were made to each business segment based upon management's estimate of time and effort spent in the respective activity. Income taxes are allocated to each business segment based on the Company's estimated effective tax rate, exclusive of low-income housing tax credit interests. As such, the resulting amounts represent estimates of the contribution of each business activity to the Company. Unallocated amounts represent amounts not allocated to the operating segments, and are primarily comprised of distributions on the Capital Securities, transfer pricing mismatches, unallocated income taxes, and other general corporate expenses.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 28: COMMITMENTS AND CONTINGENCIES

Certain premises are leased under various noncancellable operating leases with terms expiring at various times through 2007, exclusive of renewal option periods. The annual aggregate minimum rental commitments under these leases are summarized as follows:

1999......................................................         $     8,993
2000......................................................               9,240
2001......................................................               8,653
2002......................................................               8,485
2003......................................................               8,264
Thereafter................................................              32,812
                                                                   -----------
Minimum lease payments (1)................................         $    76,447
                                                                   ===========

(1)      Includes $50,875 ((pound)30,642) which relates to Ocwen UK.

Rent expense for the years ended December 31, 1998, 1997 and 1996 was $6,410, $2,877 and $1,563, respectively.

At December 31, 1998, the Company was committed to purchase $17,619 of commercial discount loans. The Company also had commitments to originate (i) $22,455 of loans secured by multi-family residential buildings, (ii) $2,484 of mortgage loans secured by office buildings, (iii) $370 of loans secured by hotel properties and (iv) $90,561 of loans secured by single family residential buildings. In connection with its 1993 acquisition of Berkeley Federal Savings Bank, the Company has a recourse obligation of $1,913 on single family residential loans sold to the Federal Home Loan Mortgage Corporation. The Company, through its investment in subordinated securities and subprime residuals, which had a carrying value of $230,157 at December 31, 1998, supports senior classes of securities.

The Company is subject to various pending legal proceedings. Management is of the opinion that the resolution of these claims will not have a material effect on the consolidated financial statements.

NOTE 29: PARENT COMPANY ONLY FINANCIAL INFORMATION

Condensed Statements of Financial Condition

                                                                   December 31,
                                                            -------------------------
                                                               1998           1997
                                                            -----------   -----------
Assets:
Cash and cash equivalents.................................  $    32,516   $    62,586
Securities available for sale, at market value............           --       116,943
Investment securities, net................................           --        11,115
Investment in bank subsidiary.............................      232,336       272,401
Investments in non-bank subsidiaries......................      314,215       120,059
Investment in unconsolidated entity.......................       46,586            --
Loan portfolio, net.......................................        2,484         7,285
Discount loan portfolio, net..............................        6,876        48,413
Investment in real estate.................................           --        10,675
Income taxes receivable...................................       35,321        13,739
Deferred tax asset........................................       19,780         6,636
Other assets..............................................        4,945        11,063
                                                            -----------   -----------
                                                            $   695,059   $   680,915
Liabilities and Stockholders' Equity:
Notes payable.............................................  $   250,000   $   250,000
Securities sold under agreements to repurchase............                      3,075
Other liabilities.........................................       21,031        15,008
                                                            -----------   -----------
Total liabilities.........................................      271,031       268,083
Stockholders' equity......................................      424,028       412,832
                                                            -----------   -----------
                                                            $   695,059   $   680,915
                                                            ===========   ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

Condensed Statements of Operations
                                                                      Years Ended December 31,
                                                                -----------------------------------
                                                                  1998         1997          1996
                                                                ---------    ---------    ---------
Interest income ....................................            $  12,402    $  10,019    $   1,645
Interest expense ...................................              (33,178)     (20,367)      (6,656)
Non-interest income ................................                   --           --          266
Non-interest expense ...............................              (44,174)      (3,942)      (1,131)
                                                                ---------    ---------    ---------
Loss before income taxes ...........................              (64,950)     (14,290)      (5,876)
Income tax benefit .................................               42,942        5,083        2,925
                                                                ---------    ---------    ---------
Loss before equity in net income of subsidiaries ...              (22,008)      (9,207)      (2,951)
Equity in net income of bank subsidiary ............               55,747       88,598       48,486
Equity in net (loss) income of non-bank subsidiaries              (34,939)        (459)       4,607
                                                                ---------    ---------    ---------
Net (loss) income ..................................            $  (1,200)   $  78,932     $ 50,142
                                                                =========    =========    =========

Condensed Statements of Cash Flows

                                                                 For the Years Ended December 31,
                                                                -----------------------------------
                                                                  1998          1997         1996
                                                                ---------    ---------    ---------
Cash flows from operating activities:
Net (loss) income ...........................................   $  (1,200)   $  78,932    $  50,142
Adjustments to reconcile net income to net cash
provided (used) in operating activities:
Equity in income of bank subsidiary .........................     (56,124)     (88,598)     (49,186)
Equity in loss (income) of non-bank subsidiaries ............      38,107          459       (1,657)
Equity in income of unconsolidated entity, net ..............        (439)          --           --
Premium amortization, net ...................................      18,383       11,467           --
Provision for loan losses ...................................         162           --           --
Loss on interest-earning assets .............................      44,998           --           --
Gain on sale of real estate held for investment .............      (2,389)          --           --
Increase in deferred tax assets .............................     (13,144)      (6,830)          --
(Increase) decrease in other assets .........................      (3,333)      (5,662)       4,067
Increase in income taxes receivable .........................     (21,582)      (3,736)     (10,003)
Increase (decrease) in accrued expenses, payables and other
  liabilities ...............................................       6,023        9,970       (3,286)
                                                                ---------    ---------    ---------
Net cash provided (used) by operating activities ............       9,462       (3,998)      (9,923)
                                                                ---------    ---------    ---------
Cash flows from investing activities:
Purchase of securities available for sale ...................     (34,755)    (146,643)     (13,125)
Maturities of and principal payments received on securities
  available for sale ........................................           8          579           63
Net distributions from (investments in) bank subsidiary .....      96,189       37,291      (49,707)
Net (investments in) distributions from non-bank subsidiaries    (201,059)     (86,599)       5,410
Investment in unconsolidated entity .........................     (45,886)          --           --
Proceeds from sales of securities available for sale ........      70,080       15,574           --
Purchase of securities held for investment ..................          --      (11,115)          --
Proceeds from sales of securities held for investment .......      13,025           --           --
Purchase of discount loans ..................................      (2,557)     (48,413)          --
Proceeds from sales of loans held for investment ............      53,949        5,080           --
Proceeds from real estate held for investment ...............      13,064           --           --
Purchase of real estate held for investment .................          --         (995)      (9,680)
Purchase of loans held for investment .......................          --           --      (11,845)
                                                                ---------    ---------    ---------
Net cash used by investing activities .......................     (37,942)    (235,241)     (78,884)
                                                                ---------    ---------    ---------
Cash flows from financing activities:
Proceeds from issuance of notes and debentures ..............          --      120,738      125,000
Payment of debt issuance costs ..............................          --           --       (5,252)
Repayment of notes payable ..................................          --           --       (8,628)
(Decrease) increase in securities sold under agreements to
  repurchase ................................................      (3,075)       3,075           --
Repayments (originations) of loans to
  executive officers, net ...................................          --        3,832       (3,832)
Exercise of common stock options ............................       7,931        3,037       12,993
Issuance of shares of communion stock .......................       7,828      142,003           --
Repurchase of common stock options ..........................      (6,502)      (3,208)        (177)
Repurchase of common stock ..................................      (7,772)          --           --
Other .......................................................          --           --           23
                                                                ---------    ---------    ---------
Net cash (used) provided by financing activities ............      (1,590)     269,477      120,127
                                                                ---------    ---------    ---------
Net (decrease) increase in cash and cash equivalents ........     (30,070)      30,238       31,320
Cash and cash equivalents at beginning of year ..............      62,586       32,348        1,028
                                                                ---------    ---------    ---------
Cash and cash equivalents at end of year ....................   $  32,516    $  62,586    $  32,348
                                                                =========    =========    =========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 30: QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                                     Quarters Ended
                                                             ----------------------------------------------------------------
                                                             December 31,     September 30,       June 30,          March 31,
                                                             -----------       -----------      -----------       -----------
                                                                1998              1998             1998               1998
                                                             -----------       -----------      -----------       -----------
Interest income...........................................   $    66,237       $    88,542      $    90,891       $    62,024
Interest expense..........................................       (43,602)          (47,859)         (52,576)          (40,856)
Provision for loan losses.................................        (4,775)           (1,806)          (9,675)           (2,253)
                                                             -----------       -----------      -----------       -----------
Net interest income after provision
  for loan losses.........................................        17,860            38,877           28,640            18,915
Non-interest income.......................................        28,742            54,942          (13,750)           41,381
Non-interest expense......................................       (70,618)          (65,516)         (56,249)          (34,011)
Distributions on Capital Securities.......................        (3,399)           (3,398)          (3,398)           (3,399)
Equity in (losses) earnings of investments in
  unconsolidated entities.................................       (11,443)            2,915              513                30
                                                             -----------       -----------      -----------       -----------
(Loss) income before income taxes.........................       (38,858)           27,820          (44,244)           22,916
Income taxes (expense) benefit............................        27,811            (2,922)           6,383              (573)
Minority interest in net loss (earnings) of
  consolidated subsidiary.................................           469                33              (68)               33
                                                             -----------       -----------      -----------       -----------
Net (loss) income.........................................   $   (10,578)      $    24,931      $   (37,929)      $    22,376
                                                             ===========       ===========      ===========       ===========
Earnings per share:
Basic.....................................................   $     (0.17)      $      0.41      $     (0.62)      $      0.37
                                                             ===========       ===========      ===========       ===========
Diluted...................................................   $     (0.17)      $      0.41      $     (0.62)      $      0.36
                                                             ===========       ===========      ===========       ===========

                                                                                     Quarters Ended
                                                             ----------------------------------------------------------------
                                                             December 31,     September 30,       June 30,          March 31,
                                                             -----------       -----------      -----------       -----------
                                                                1997              1997             1997               1997
                                                             -----------       -----------      -----------       -----------
Interest income...........................................   $    73,736       $    77,326      $    66,942       $    54,527
Interest expense..........................................       (40,313)          (39,944)         (38,868)          (37,164)
Provision for loan losses.................................       (10,479)           (4,088)          (7,909)           (9,742)
                                                             -----------       -----------      -----------       -----------
Net interest income after provision for loan losses.......        22,944            33,294           20,165             7,621
Non-interest income.......................................        43,770            25,431           33,397            21,351
Non-interest expense......................................       (41,770)          (31,219)         (31,188)          (22,697)
Distributions on Capital Securities.......................        (3,399)           (1,850)              --                --
Equity in earnings of investment in
   unconsolidated entities................................         7,468               547            1,301            14,372
                                                             -----------       -----------      -----------       -----------
Income before income taxes................................        29,013            26,203           23,675            20,647
Income taxes (expense) benefit............................        (6,398)           (6,179)          (5,126)           (3,606)
Minority interest in net loss of
   consolidated subsidiary................................           319               141              243                --
                                                             -----------       -----------      -----------       -----------
Net income................................................   $    22,934       $    20,165      $    18,792       $    17,041
                                                             ===========       ===========      ===========       ===========
Earnings per share:
Basic.....................................................   $      0.38       $      0.35      $      0.35       $      0.32
                                                             ===========       ===========      ===========       ===========
Diluted...................................................   $      0.37       $      0.35      $      0.35       $      0.31
                                                             ===========       ===========      ===========       ===========

SHAREHOLDER INFORMATION

PRICE RANGE OF THE COMPANY'S COMMON STOCK

The Company's common stock was traded on The NASDAQ Stock Market's National Market ("NASDAQ") from September 25, 1996, until

July 31, 1997, under the symbol "OCWN" and has been traded on the New York Stock Exchange ("NYSE") since August 1, 1997, under the symbol "OCN." There was no established market for the common stock prior to September 25, 1996. The following table sets forth for the indicated periods the high and low bid prices (for the period through July 31, 1997) and high and low sales prices (for the period beginning August 1, 1997) for the common stock, as traded on such market and exchange. The share price information below has been retroactively adjusted to reflect the 2-for-1 stock split effective November 20, 1997, to stockholders of record on November 12, 1997.

                                                       High          Low
                                                    ----------   ----------
1996:
Third quarter (from September 25)................   $  10.5000   $   9.5000
Fourth quarter...................................      15.2500      10.1250

1997:
First quarter....................................   $  17.3750   $  12.6250
Second quarter...................................      16.4375      12.7500
Third quarter....................................      22.6250      15.7500
Fourth quarter...................................      28.8125      21.0000

1998:
First quarter....................................   $  30.7500   $  22.2500
Second quarter...................................      28.3750      22.3125
Third quarter....................................      27.8750       8.5000
Fourth quarter...................................      16.1875       5.6875

At the close of business on March 9, 1999, the Company's common stock price was $8.8125.

The Company does not currently pay cash dividends on common stock and has no current plans to do so in the future. In the future, the timing and amount of dividends, if any, will be determined by the Board of Directors of the Company and will depend, among other factors, upon the Company's earnings, financial condition, cash requirements, the capital requirements of the Bank and other subsidiaries and investment opportunities at the time any such payment is considered. In addition, the indentures relating to the Notes and the Junior Subordinated Debentures contain certain limitations on the payment of dividends by the Company.

As a holding company, the payment of any dividends by the Company will be significantly dependent on dividends and other payments received by the Company from its subsidiaries, including the Bank. For a description of limitations on the ability of the Company to pay dividends on the common stock and on the ability of the Bank to pay dividends on its capital stock to the Company, see Notes 18, 19 and 25 to the Consolidated Financial Statements. The Company has not paid any cash dividends on its common stock in recent years.

NUMBER OF HOLDERS OF COMMON STOCK

At March 9, 1999, 60,800,357 shares of Company common stock were outstanding and held by approximately 1,310 holders of record. Such number of stockholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.