Form 10-K, Exhibit 13
period 1999-12-31
OCWEN FINANCIAL CORP
filed 2000-03-30
CIK 873860

FINANCIAL TABLE OF CONTENTS


SELECTED CONSOLIDATED FINANCIAL INFORMATION ................................ 18

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS ............................ 21

REPORT OF MANAGEMENT ....................................................... 64

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ......................... 65

CONSOLIDATED FINANCIAL STATEMENTS .......................................... 66

SHAREHOLDER INFORMATION ................................................... 119

SELECTED CONSOLIDATED FINANCIAL INFORMATION

            The following tables present selected consolidated financial information of Ocwen Financial Corporation and its subsidiaries ("OCN" or the "Company") at the dates and for the periods indicated. The historical operations and balance sheet data at and for the years ended December 31, 1999, 1998, 1997, 1996, and 1995, have been derived from financial statements audited by PricewaterhouseCoopers LLP, independent certified public accountants. The selected consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, the information contained in the Consolidated Financial Statements and related notes set forth elsewhere herein.

                                                                                    For the Year Ended December 31,
                                                                    -------------------------------------------------------------
                                                                     1999 (1)      1998          1997        1996         1995
                                                                    ---------    ---------    ---------    ---------    ---------
                                                                              (Dollars in Thousands, except per share data)
OPERATIONS DATA:
Interest income .................................................   $ 253,224    $ 307,694    $ 272,531    $ 193,894    $ 137,275
Interest expense ................................................     155,542      184,893      156,289      116,160       84,060
                                                                    ---------    ---------    ---------    ---------    ---------
   Net interest income before provision for loan losses .........      97,682      122,801      116,242       77,734       53,215
Provision for loan losses (2) ...................................       6,710       18,509       32,218       22,450        1,082
                                                                    ---------    ---------    ---------    ---------    ---------
   Net interest income after provision for loan losses ..........      90,972      104,292       84,024       55,284       52,133
                                                                    ---------    ---------    ---------    ---------    ---------
Servicing fees and other charges ................................      75,437       59,180       25,962        4,682        2,870
Gain on interest-earning assets, net (3) ........................      44,298      129,988       82,212       21,682        6,916
Impairment charges on securities available for sale .............     (58,777)    (129,714)          --           --           --
Amortization of excess of net assets acquired over purchase price
                                                                        3,201           --           --           --           --
Other income (4) ................................................      81,560       53,729       15,775       10,939       21,147
                                                                    ---------    ---------    ---------    ---------    ---------
   Total non-interest income ....................................     145,719      113,183      123,949       37,303       30,933
                                                                    ---------    ---------    ---------    ---------    ---------
Compensation and employee benefits ..............................     102,173      115,556       77,573       39,043       29,913
Technology and communication costs ..............................      19,647       17,560        9,492        4,907        4,680
Other operating expenses ........................................      74,325       95,146       39,809       25,656       10,819
                                                                    ---------    ---------    ---------    ---------    ---------
   Total non-interest expense ...................................     196,145      228,262      126,874       69,606       45,412
                                                                    ---------    ---------    ---------    ---------    ---------
Distributions on Company-obligated, mandatorily redeemable
  securities of subsidiary trust holding solely
   junior subordinated debentures
                                                                       13,111       13,594        5,249           --           --
Equity in (losses) earnings of investment in
  unconsolidated entities (5)
                                                                      (12,616)      (7,985)      23,688       38,320           --
Income tax (expense) benefit ....................................      (2,608)      30,699      (21,309)     (11,159)      (4,515)
Minority interest in net loss of consolidated subsidiary ........         638          467          703           --           --
                                                                    ---------    ---------    ---------    ---------    ---------
Income (loss) from continuing operations ........................      12,849       (1,200)      78,932       50,142       33,139
Extrordinary gain on repurchase of debt, net of taxes ...........       6,983           --           --           --           --
Discontinued operations (6) .....................................          --           --           --           --       (7,672)
                                                                    ---------    ---------    ---------    ---------    ---------
Net income (loss) ...............................................   $  19,832    $  (1,200)   $  78,932    $  50,142    $  25,467
                                                                    =========    =========    =========    =========    =========
Income (loss) from continuing operations per share (7):
   Basic ........................................................   $    0.20    $   (0.02)   $    1.40    $    0.99    $    0.64
   Diluted ......................................................   $    0.20    $   (0.02)   $    1.39    $    0.94    $    0.60
Net income (loss) per share (7):
   Basic ........................................................   $    0.31    $   (0.02)   $    1.40    $    0.99    $    0.49
   Diluted ......................................................   $    0.31    $   (0.02)   $    1.39    $    0.94    $    0.46

                                                                                   At or For the Year Ended December 31,
                                                                -------------------------------------------------------------------
                                                                  1999 (1)       1998           1997          1996          1995
                                                                -----------   -----------    -----------    ---------   -----------
                                                                                      (Dollars in Thousands)
BALANCE SHEET DATA:
Total assets ................................................   $ 3,309,313   $ 3,327,108    $ 3,068,301    2,481,113   $ 1,977,763
Securities available for sale (8) ...........................       587,518       593,347        441,638      354,005       337,480
Loans available for sale (8) (9) ............................        45,213       177,847        177,041      126,366       251,790
Loan portfolio, net (8) (9) .................................       157,408       230,312        266,299      402,582       295,605
Match funded loans and securities, net (10) .................       157,794            --             --           --            --
Discount loan portfolio (9) .................................       913,229     1,026,511      1,434,176    1,060,953       669,771
Investments in low-income housing tax credit interests ......       150,989       144,164        128,614       93,309        63,140
Investment in unconsolidated entities .......................        37,118        86,893         38,684       68,011           110
Real estate owned, net (11) .................................       167,506       201,551        167,265      103,704       166,556
Investments in real estate (12) .............................       268,241        36,860             --           --            --
Excess of purchase price over net assets acquired, net others        13,207        12,706         15,560           --            --
Escrow advances on loans and loans serviced for .............       162,548       108,078         51,061       27,551        21,204
Deposits ....................................................     1,842,286     2,194,816      1,985,996    1,919,927     1,501,726
Borrowings and other interest-bearing obligations (13) ......       694,319       476,336        453,529      300,518       272,214
Company-obligated mandatory redeemable securities
   of subsidiary trust holding solely junior subordinate
   debentures of the Company
                                                                    110,000       125,000        125,000           --            --
Stockholders' equity (14) ...................................       509,442       436,376        419,692      203,596       139,547
OTHER DATA:
Average assets (15) .........................................   $ 3,203,397   $ 3,592,316    $ 2,835,514    2,013,283   $ 1,521,368
Average equity ..............................................       462,216       427,512        290,030      161,332       121,291
Return on average assets (15):
   Income (loss) from continuing operations .................          0.40%        (0.03)%         2.78%        2.49%         2.18%
   Net income (loss) ........................................          0.62         (0.03)          2.78         2.49          1.67
Return on average equity:
   Income (loss) from continuing operations .................          2.78         (0.28)         27.22        31.08         27.32
   Net income (loss) ........................................          4.29         (0.28)         27.22        31.08         21.00
Average equity to average assets ............................         14.43         11.90          10.23         8.01          7.97
Net interest spread .........................................          4.59          3.93           4.81         5.46          5.25
Net interest margin .........................................          4.40          4.30           4.91         4.84          4.54
Efficiency ratio (16) .......................................         84.99        100.12          48.08        45.39         54.00
Non-performing loans to total loans at end of
   period (17) ..............................................         18.82          3.81           3.36         0.56          1.27
Allowance for loan losses to total loans (17) ...............          4.35          2.07           1.39         0.87          0.65
Bank regulatory capital ratios at end of period:
   Tangible .................................................         10.67          9.07          10.66         9.33          6.52
   Core (Leverage) ..........................................         10.67          9.07          10.66         9.33          6.52
   Risk-based ...............................................         19.12         17.26          14.83        12.85         11.80
Number of full-service offices at end of period .............             1             1              1            1             1

NOTES TO SELECTED CONSOLIDATED FINANCIAL INFORMATION


(1) Financial data for 1999 reflects the sale of the Company's wholly-owned UK subsidiary, Ocwen UK Limited, formerly known as Ocwen UK plc ("Ocwen UK"), on September 30, 1999 for a gain of $50.4 million. Ocwen UK was engaged in the subprime mortgage loan origination and servicing business and began operations on April 24, 1998. Financial data for 1999 also reflects the Company's acquisition of Ocwen Asset Investment Corp. ("OAC") on October 7, 1999 for a total purchase price of $101.3 million. Previously, the Company accounted for its investment in OAC and its operating partnership subsidiary, Ocwen Partnership LP ("OPLP"), under the equity method. See Note 2 to the Consolidated Financial Statements for additional information regarding these transactions.
(2) The provision for loan losses in 1999, 1998, 1997 and 1996 consists primarily of $5.4 million, $17.6 million, $31.9 million and $20.6 million, respectively, related to the Company's discount loan portfolio. Beginning in the first quarter of 1996, the Company began recording a provision for losses on discount loans.
(3) Includes $36.8 million, $109.6 million, $71.9 million, $15.2 million and $1.6 million of net gains recognized in connection with the securitization of loans during 1999, 1998, 1997, 1996 and 1995, respectively. During the third quarter of 1999, the Company made a decision to structure future securitizations as financing transactions, thereby precluding the use of gain-on-sale accounting. The Company executed no securitizations of loans during the second half of 1999.
(4) Other income for 1999 includes the $50.4 million gain on the sale of Ocwen UK.
(5) Results for 1999 related primarily to the Company's 35.84% investment in Norland Capital Group plc, doing business as Kensington Mortgage Company ("Kensington"), and the Company's 16.83% combined equity investment in OAC and OPLP, prior to the acquisition on October 7, 1999. Results for 1997 and 1996 related to the Company's investment in BCBF, L.L.C. (the "LLC"), a 50% owned joint venture formed between the Company and BlackRock Capital Finance ("BlackRock") to acquire loans from the Department of Housing and Urban Development ("HUD") in April 1996. The LLC distributed all of its assets on December 12, 1997.
(6) In September 1995, the Company announced its decision to dispose of its automated banking division, which was substantially complete at December 31, 1995.
(7) All per share amounts have been adjusted retroactively to reflect the 10-for-1 stock split in July 1996 and the 2-for-1 stock split in November 1997. In addition, all per share amounts have been adjusted for the adoption of Statement of Financial Accounting Standards No. 128, "Earnings per Share." See Note 1 to the Consolidated Financial Statements (which is incorporated herein by reference).
(8) Securities available for sale are carried at fair value. Loans available for sale are carried at the lower of cost or market value.
(9) The discount loan portfolio consists of mortgage loans purchased at a discount to the unpaid debt, most of which were non-performing or subperforming at the date of acquisition. The loan portfolio, net and loans available for sale consist of other loans which were originated or purchased by the Company for investment or for potential sale, respectively. Data related to discount loans does not include discount loans held by the LLC.
(10) Match funded loans and securities, net is primarily comprised of securitized loans and securities accounted for as financing transactions. The match funded loans were acquired as a result of the OAC acquisition. See Note 9 to the Consolidated Financial Statements (which is incorporated herein by reference).
(11) Real estate owned consists of properties acquired by foreclosure or by deed-in-lieu thereof and is primarily attributable to the Company's discount loan acquisition and resolution business.
(12) Balance at December 31, 1999 includes eight properties with an aggregate carrying value of $252.6 million that were acquired as a result of the OAC acquisition. See Note 12 to the Consolidated Financial Statements (which is incorporated herein by reference).
(13) Balance at December 31, 1999 includes $140.5 million of 11.5% notes and $101.0 million of bonds-match funded agreements assumed as a result of the OAC acquisition. See Notes 17 and 19 to the Consolidated Financial Statements (which is incorporated herein by reference).
(14) Reflects the issuance of 12,371,750 shares of common stock in the amount of $96.8 million in connection with the acquisition of OAC on October 7, 1999. Also reflects the Company's repurchase of 4,611,700 shares of its common stock for an aggregate of $30.7 million and 17,630,120 shares of common stock for an aggregate of $42.0 million during 1999 and 1995, respectively.
(15) Includes the Company's pro rata share of the average assets held by the LLC during 1997 and 1996.
(16) The efficiency ratio represents non-interest expense divided by the sum of net interest income before provision for loan losses, non-interest income and equity in earnings of investment in unconsolidated entities.
(17) Non-performing loans and total loans do not include loans in the Company's discount loan portfolio or loans available for sale.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

            The following discussion of the Company's consolidated financial condition, results of operations and capital resources and liquidity should be read in conjunction with the Selected Consolidated Financial Information, Consolidated Financial Statements and the related notes, all included elsewhere herein.

RESULTS OF OPERATIONS

            GENERAL. The Company recorded net income of $19.8 million for 1999, as compared to a net loss of $1.2 million for 1998 and net income of $78.9 million for 1997. Diluted earnings per share were $0.31 for 1999, as compared with diluted loss per share of ($0.02) for 1998 and diluted earnings per share of $1.39 for 1997. There were a number of key factors that contributed to annual results for 1999 as compared to 1998, including: a pretax gain of $50.4 million earned from the sale of Ocwen UK on September 30, 1999; continued growth in the profitability of the domestic residential mortgage loan servicing business, which reported a 59% increase in net income to $12.9 million in 1999 as compared to $8.1 million in 1998; a reduction in the amount of impairment charges recorded on the securities portfolio from $129.7 million in 1998 to $58.8 million in 1999; a reduction in reported gain on sale of interest earning assets from $130.0 million in 1998 to $44.3 million in 1999, reflecting the Company's decision in the third quarter of 1999 to discontinue the practice of structuring securitizations as sales transactions, thus precluding recognition of gain-on-sale accounting; and an increase in net losses incurred by Ocwen Technology Xchange, Inc. ("OTX") from $9.6 million in 1998 to $19.2 million in 1999, reflecting the continuing investment in the development of the Company's technology businesses.

         SEGMENT PROFITABILITY. The following table presents the after tax contribution by business segment to the Company's net income (loss) for the years indicated:

                                                                                         Year Ended December 31,
                                                                                     --------------------------------
                                                                                       1999        1998        1997
                                                                                     --------    --------    --------
                                                                                         (Dollars in Thousands)
          Discount loans:
          Single family residential loans ........................................   $(10,996)   $ 15,444    $ 25,100
          Commercial real estate loans ...........................................     14,747      37,001      28,398
                                                                                     --------    --------    --------
                                                                                        3,751      52,445      53,498

          Domestic residential mortgage loan servicing ...........................     12,939       8,148        (954)
          Investment in low-income housing tax credits ...........................      8,960       9,662      11,300
          Commercial real estate lending .........................................      5,630      13,549      11,545
          UK operations ..........................................................     36,429      12,246          --
          OTX ....................................................................    (19,190)     (9,619)       (391)
          Domestic subprime single family residential lending ....................    (18,234)    (21,951)      1,841
          Investment securities ..................................................     (3,874)    (59,281)      2,894
          OAC ....................................................................        365      (9,750)        153
          Unsecured collections ..................................................     (4,110)     (1,036)        185
          Corporate items and other ..............................................     (2,834)      4,387      (1,139)
                                                                                     --------    --------    --------
                                                                                     $ 19,832    $ (1,200)   $ 78,932
                                                                                     ========    ========    ========

         The following is a discussion of the contribution by business segment to the Company's net income (loss) for the years indicated.

o SINGLE FAMILY RESIDENTIAL DISCOUNT LOANS. Results for 1999 and 1998 include impairment charges of $27.3 million and $14.2 million, respectively, on residential subordinate securities. Securitization gains during 1999, 1998 and 1997 were $22.8 million, $48.1 million and $51.1, respectively. See "Results of Operations - Non-Interest Income."

o COMMERCIAL REAL ESTATE DISCOUNT LOANS. Net income includes gains from sales of loans of $4.2 million, $12.2 million and $3.5 million during 1999, 1998 and 1997, respectively. Net income also includes gains on the repayment of loans, which is reported as interest income, of $16.4 million, $39.4 million and $43.3 million, respectively. Gains from the sale and operation of commercial real estate owned amounted to $3.6 million, $23.5 million and $13.2 million during 1999, 1998 and 1997, respectively.

o DOMESTIC RESIDENTIAL MORTGAGE LOAN SERVICING. The increase in net income during 1999 and 1998 reflects an increase in servicing fees as a result of an increase in loans serviced for others. Domestic residential servicing fees amounted to $46.2 million, $39.9 million and $22.1 million during 1999, 1998, and 1997, respectively. See "Results of Operations - Non-Interest Income."

o INVESTMENT IN LOW-INCOME HOUSING TAX CREDITS. Net income for 1999 includes $6.6 million of gains associated with the sale of tax credit interests. This compares to gains of $7.4 million and $6.1 million in 1998 and 1997, respectively. Low-income housing tax credits and benefits amounted to $18.2 million, $17.7 million, and $14.9 million for 1999, 1998, and 1997, respectively. Net operating losses from tax credit properties in service amounted to $6.3 million, $6.9 million, and $4.9 million during 1999, 1998, and 1997, respectively. See "Changes in Financial Condition - Investment in Low-Income Housing Tax Credit Interests."

o COMMERCIAL REAL ESTATE LENDING. Net income includes $8.1 million, $12.4 million and $12.3 million of additional interest received on the payoff of loans during 1999, 1998, and 1997, respectively. As of June 30, 1999, the Company ceased the origination of multi-family and commercial real estate loans.

o UK OPERATIONS. On September 30, 1999, the Company sold all of the shares of its wholly-owned subsidiary, Ocwen UK, to Malvern House Acquisition Limited for the pound sterling equivalent of $122.1 million in cash. Ocwen UK was originally formed to acquire substantially all of the assets, and certain of the liabilities, of the United Kingdom operations of Cityscape Financial Corp., and commenced operations on April 24, 1998. As a result of the transaction, the Company recorded a pretax gain on sale of $50.4 million. Ocwen UK securitization gains during 1999 and 1998 totaled $10.2 million and $27.0 million, respectively. UK operations also includes equity in (losses) earnings of Kensington of $(9.2) million and $0.4 million for 1999 and 1998, respectively.

o OTX. The increase in net losses incurred by OTX, which was formed in 1998, reflects the Company's continuing investment in the development of its technology businesses. Losses for 1999 also included a $3.4 million charge reflecting the impact of a reduction in the estimated useful life of the goodwill associated with the acquisitions previously made by OTX. On June 2, 1999, OTX acquired substantially all of the assets of Synergy Software, LLC ("Synergy"), a developer of commercial and multi-family mortgage servicing systems. See Note 2 to the Consolidated Financial Statements (which is incorporated herein by reference).

o DOMESTIC SUBPRIME SINGLE FAMILY RESIDENTIAL LENDING. Net losses during 1999 and 1998 included $29.4 million and $31.0 million, respectively, of impairment charges on subprime residual securities. The net loss for 1998 also included a charge of $10.1 million for the write-off of goodwill at Ocwen Financial Services, Inc. ("OFS"). In August 1999, the Company closed its domestic subprime origination business, which had been conducted primarily through OFS, which itself was formed in 1997. During 1999, 1998 and 1997, gains of $3.8 million, $34.5 million and $18.8 million were recorded in connection with the securitization of loans.

o INVESTMENT SECURITIES. The $59.3 million loss in 1998 included $86.1 million of pretax impairment charges related to the Company's securities portfolio of AAA-rated agency interest-only securities ("IOs"). The Company discontinued this investment activity and sold this portfolio of IO's in July of 1998. See "Changes in Financial Condition - Securities Available for Sale."

o OAC. On October 7, 1999, the Company acquired OAC, a publicly-traded real estate investment trust. Under the terms of the agreement, OAC shareholders (except for OCN or its subsidiaries) received 0.71 shares of OCN stock for each outstanding share of OAC common stock. Effective with the merger, the Company's consolidated financial statements include OAC and its subsidiaries. Previously, the Company accounted for its investment in OAC under the equity method. At September 30, 1999, the Company, through a wholly-owned subsidiary, owned 1,540,000 or 8.12% of the outstanding common stock of OAC and 1,808,733 units or 8.71% of the outstanding partnership units of OPLP. See "Changes in Financial Condition - Investment in Unconsolidated Entities" and Note 2 to the Consolidated Financial Statements (which is incorporated herein by reference).

o UNSECURED COLLECTIONS. Unsecured collections is primarily comprised of activities related to the Company's charged-off unsecured credit card receivables which were acquired at a discount. Collections of unsecured credit card receivables are accounted for under the cost recovery method.

            See Note 29 to the Consolidated Financial Statements (which is incorporated herein by reference) for additional information related to the Company's operating segments.

            NET INTEREST INCOME: 1999 VERSUS 1998 AND 1998 VERSUS 1997. The operations of the Company are substantially dependent on its net interest income, which is the difference between the interest income received from its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Net interest income is determined by net interest spread (i.e., the difference between the yield earned on its interest-earning assets and the rates paid on its interest-bearing liabilities), the relative amount of interest-earning assets and interest-bearing liabilities and the degree of mismatch in the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

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

                                                                          Year Ended December 31,
                                      ---------------------------------------------------------------------------------------------
                                                     1999                             1998                          1997
                                      ---------------------------------  -----------------------------  ---------------------------
                                                    Interest    Average             Interest   Average             Interest Average
                                         Average    Income/      Yield/   Average    Income/    Yield/   Average    Income/  Yield/
                                         Balance    Expense      Rate     Balance    Expense    Rate     Balance    Expense   Rate
                                      ------------ ----------- --------  ---------- ---------- -------  ---------- -------- -------
AVERAGE ASSETS:                                                          (Dollars in Thousands)
Federal funds sold and repurchase
   agreements........................ $    174,494 $     8,942     5.12% $  149,441 $    7,930    5.31% $  163,671 $  8,975    5.48%
Securities available for sale (1) ...      593,399      62,698    10.57     590,367     40,320    6.83     299,558   28,545    9.53
Loans available for sale (2) ........      234,272      25,724    10.98     520,859     56,791   10.90     171,837   18,368   10.69
Investment securities and other .....       29,874       2,086     6.98      31,422      3,197    0.17      36,905    4,045   10.96
Loan portfolio (2)...................      181,194      28,683    15.83     266,519     38,609   14.49     410,863   54,701   13.31
Match funded loans and securities ...       30,483       3,237    10.62          --         --      --          --       --      --
Discount loan portfolio .............      975,439     121,854    12.49   1,295,885    160,847   12.41   1,283,020  157,649   12.29
 Securities held for trading ........           --          --       --          --         --      --       3,295      248    7.53
                                      ------------ -----------           ---------- ----------          ---------- --------
   Total interest earning assets ....    2,219,155     253,224    11.41   2,854,493    307,694   10.78   2,369,149  272,531   11.50
                                                   -----------                      ----------                     --------
Non-interest earning cash ...........       96,781                           20,928                         14,843
Allowance for loan losses ...........      (26,597)                         (25,655)                       (22,001)
Low-income housing tax credit
  interests .........................      166,600                          130,391                         96,096
Investment in unconsolidated
  entities ..........................       76,146                           82,779                         34,777
Real estate owned, net ..............      191,694                          178,223                        131,007
Investment in real estate ...........       90,494                           36,922                         44,722
Other assets.........................      389,124                          314,235                        166,921
                                      ------------                       ----------                     ----------
   Total assets...................... $  3,203,397                       $3,592,316                     $2,835,514
                                      ============                       ==========                     ==========
AVERAGE LIABILITIES AND
  STOCKHOLDERS' EQUITY:
Interest-bearing demand deposits .... $     37,483       1,313     3.50% $   36,139      1,434    3.97% $   31,719    1,220    3.85%
Savings deposits.....................        1,588          38     2.39       1,652         38    2.30       2,121       49    2.31
Certificates of deposit .............    1,590,553      97,019     6.10   1,844,977    115,112    6.24   1,964,351  120,801    6.15
                                      ------------ -----------           ---------- ----------          ---------- --------
   Total interest-bearing deposits ..    1,629,624      98,370     6.04   1,882,768    116,584    6.19   1,998,191  122,070    6.11
Securities sold under agreements to                                6.93
   repurchase........................      107,622       7,456              104,980      6,514    6.20      16,717    1,000    5.98
Bonds-match funded agreements .......       28,904       2,101     7.27          --         --      --          --       --      --
Obligations outstanding under
  lines of credit ...................      256,300      16,318     6.37     481,212     34,587    7.19      84,272    5,578    6.62
Notes, debentures and other .........      257,424      31,297    12.16     230,059     27,208   11.83     237,715   27,641   11.63
                                      ------------ -----------           ---------- ----------          ---------- --------
   Total interest-bearing
     liabilities ....................    2,279,874     155,542     6.82   2,699,019    184,893    6.85   2,336,895  156,289    6.69
                                                   -----------                      ----------                     --------
Non-interest bearing deposits .......       26,316                           19,483                         23,224
Escrow deposits......................      228,335                          174,237                         78,986
Other liabilities....................       84,559                          147,065                         57,992
                                      ------------                       ----------                     ----------
   Total liabilities.................    2,619,084                        3,039,804                      2,497,097
Capital securities...................      122,097                          125,000                         48,387
Stockholders' equity.................      462,216                          427,512                        290,030
                                      ------------                       ----------                     ----------
   Total liabilities and
     stockholders' equity ........... $  3,203,397                       $3,592,316                     $2,835,514
                                      ============                       ==========                     ==========

Net interest income..................              $    97,682                      $  122,801                     $116,242
                                                   ===========                      ==========                     ========

Net interest spread..................                              4.59%                          3.93%                        4.81%
Net interest margin..................                              4.40%                          4.30%                        4.91%
Ratio of interest-earning assets
   to interest-bearing liabilities ..           97%                             106%                           101%

(1) Excludes effect of unrealized gains or losses on securities available for sale.
(2) The average balances of loans available for sale and the loan portfolio include non-performing loans, interest on which is recognized on a cash basis.

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

                                                                              Year Ended December 31,
                                                        --------------------------------------------------------------------
                                                                1999 vs. 1998                          1998 vs. 1997
                                                        --------------------------------    --------------------------------
                                                           Increase (Decrease) Due To         Increase (Decrease) Due To
                                                        --------------------------------    --------------------------------
                                                         Rate        Volume      Total        Rate       Volume       Total
                                                        --------    --------    --------    --------    --------    --------
                                                                               (Dollars in Thousands)
INTEREST-EARNING ASSETS:
Federal funds sold and repurchase agreements ........   $   (366)   $  1,283    $    917    $   (283)   $   (762)   $ (1,045)
Securities available for sale .......................     22,170         208      22,378      (9,859)     21,634      11,775
Loans available for sale ............................        399     (31,466)    (31,067)        375      38,048      38,423
Loan portfolio ......................................      3,323     (13,249)     (9,926)      4,479     (20,571)    (16,092)
Discount loan portfolio .............................      1,031     (40,024)    (38,993)      1,609       1,589       3,198
Match funded loans and securities ...................      3,237          --       3,237
Investment securities and other .....................       (865)       (151)     (1,016)       (276)       (572)       (848)
Securities held for trading .........................         --          --          --        (124)       (124)       (248)
                                                        --------    --------    --------    --------    --------    --------
   Total interest-earning assets ....................     28,929     (83,399)    (54,470)     (4,079)     39,242      35,163
                                                        --------    --------    --------    --------    --------    --------
INTEREST-BEARING LIABILITIES:
Interest-bearing demand deposits ....................       (173)         52        (121)         40         174         214
Savings deposits ....................................          2          (2)         --          --         (11)        (11)
Certificates of deposit .............................     (2,524)    (15,569)    (18,093)      1,738      (7,427)     (5,689)
                                                        --------    --------    --------    --------    --------    --------
   Total interest-bearing deposits ..................     (2,695)    (15,519)    (18,214)      1,778      (7,264)     (5,486)
Securities sold under agreements to repurchase ......        775         167         942          39       5,475       5,514
Obligations outstanding under lines of credit........     (3,587)    (14,682)    (18,269)        519      28,490      29,009
Bonds-match funded agreements .......................      2,101          --       2,101          --          --          --
Notes, debentures and other interest-
   bearing obligations ..............................        779       3,310       4,089         467        (900)       (433)
                                                        --------    --------    --------    --------    --------    --------
      Total interest-bearing liabilities ............     (2,627)    (26,724)    (29,351)      2,803      25,801      28,604
                                                        --------    --------    --------    --------    --------    --------
Increase (decrease) in net interest
   income ...........................................   $ 31,556    $(56,675)   $(25,119)   $ (6,882)   $ 13,441    $  6,559
                                                        ========    ========    ========    ========    ========    ========

1999 VERSUS 1998:

            The Company's net interest income before provision for loan losses of $97.7 million decreased $25.1 million or 20% during 1999 as compared to the prior year. The decrease was due to a decrease in average interest-earning assets, offset by a decrease in average interest-bearing liabilities and an increase in the net interest spread. Average interest-earning assets decreased by $635.3 million or 22% during 1999 and reduced interest income by $83.4 million. Average interest-bearing liabilities decreased $419.1 million or 16% and reduced interest expense by $26.7 million. The impact of these volume changes resulted in a $56.7 million decrease in net interest income. The net interest spread increased 66 basis points during 1999 as a result of a 63 basis-point increase in the weighted average rate on interest-earning assets and a 3 basis-point decrease in the weighted average rate on interest-bearing liabilities. The impact of these rate changes resulted in a $31.6 million increase in net interest income.

                                                     Average Balance         Increase          Average Yield    Increase
                                               -------------------------    (Decrease)       ----------------  (Decrease)
For the Year Ended December 31,                   1999          1998             $            1999      1998  Basis Points
---------------------------------------------- -----------   -----------    -----------      -------   ------ ------------
                                                                        (Dollars in Thousands)
Federal funds sold and repurchase agreements.. $   174,494   $   149,441    $    25,053         5.12%    5.31%        (19)
Securities available for sale ................     593,399       590,367          3,032        10.57     6.83         374
Loans available for sale (1) .................     234,272       520,859       (286,587)       10.98    10.90           8
Investment securities and other ..............      29,874        31,422         (1,548)        6.98    10.17        (319)
Loan portfolio ...............................     181,194       266,519        (85,325)       15.83    14.49         134
Match funded loans and securities ............      30,483            --         30,483        10.62    --          1,062
Discount loan portfolio ......................     975,439     1,295,885       (320,446)       12.49    12.41           8
                                               -----------   -----------    -----------
                                               $ 2,219,155   $ 2,854,493    $  (635,338)       11.41%   10.78%         63
                                               ===========   ===========    ===========

(1) Includes an average balance of $132.1 million and $147.1 million with an average yield earned of 12.28% and 11.81% for 1999 and 1998, respectively, related to Ocwen UK.

            Interest income on securities available for sale increased $22.4 million or 56% during 1999 as compared to 1998 primarily as a result of a 374 basis-point increase in the weighted average yield earned. As indicated in the table below, the increase in the weighted average yield during 1999 is due in large part to changes in the composition of the securities available for sale portfolio.

                                                                            Average Balance                    Average Yield
                                                            ---------------------------------------------   ------------------
For the Year Ended December 31,                                      1999                      1998           1999        1998
---------------------------------------------------------   ----------------------    -------------------   -------    -------
                                                              Amount       Percent     Amount     Percent
                                                            -----------   --------    ---------   -------
                                                                       (Dollars in Thousands)
CMOs (AAA-rated).........................................   $   366,343         61%   $  291,669       49%      5.71%     5.51%
Subordinates and residuals (1) .........................        227,056         39       180,673       31      18.40     13.96
IOs (AAA-rated agency)...................................            --         --       113,347       19         --     (0.87)

Other....................................................            --         --         4,678        1         --      0.53
                                                            -----------   --------    ----------  -------

                                                            $   593,399        100%   $  590,367      100%     10.57%     6.83%
                                                            ===========   ========    ==========  =======

(1) Includes an average balance of $60.7 million and $42.3 million with an average yield earned of 24.45% and 14.23% for 1999 and 1998, respectively, related to Ocwen UK.

            During 1998, the Company discontinued its investment in AAA-rated agency IOs and sold its entire portfolio on July 27, 1998. Because collateralized mortgage obligations ("CMOs") have less cash flow variability, their average lives and yields to maturity are more stable, and therefore, CMOs are priced to yield less than a less stable class of mortgage-related securities, such as IOs. See "Changes in Financial Condition - Securities Available for Sale."

            Interest income on loans available for sale decreased $31.1 million or 55% during 1999 as compared to 1998 primarily as a result of a $286.6 million or 55% decrease in the average balance. The decrease in the average balance reflects securitizations of foreign and domestic subprime loans and a decline in originations due to the closure of the domestic subprime origination business, as well as the sale of Ocwen UK. See "Changes in Financial Condition - Loans Available for Sale."

            Interest income on the loan portfolio decreased by $9.9 million or 26% in 1999 versus 1998 primarily due to an $85.3 million or 32% decrease in the average balance, which was offset in part by a 134 basis-point increase in the average yield. The decrease in the average balance was due to the repayment of multi-family residential and commercial real estate loans. Interest income includes $8.1 million and $12.4 million of additional interest received during 1999 and 1998, respectively, in connection with the repayment of such loans. As of June 30, 1999, the Company ceased origination of multi-family and commercial loans. See "Changes in Financial Condition - Loan Portfolio."

            Interest income on discount loans decreased by $39.0 million or 24% during 1999 primarily as a result of a $320.4 million or 25% decrease in the average balance. Securitizations, through June 30, 1999, as well as a decline in acquisition volume, have contributed significantly to the decline in the average balance. See "Changes in Financial Condition - Discount Loans, Net." The yield on the discount loan portfolio is likely to fluctuate from period to period as a result of the timing of resolutions, particularly the resolution of large multi-family residential and commercial real estate loans, and the mix of the overall portfolio between performing and non-performing loans.

                                                           Average Balance        Increase           Average Rate       Increase
                                                     -------------------------   (Decrease)       -----------------    (Decrease)
For the Year Ended December 31,                         1999          1998             $            1999      1998    Basis Points
---------------------------------------------------  -----------   -----------    -----------     --------  -------   ------------
                                                                             (Dollars in Thousands)
Interest-bearing deposits .......................... $ 1,629,624   $ 1,882,768    $  (253,144)        6.04%    6.19%         (15)
Securities sold under agreements to repurchase (1)..     107,622       104,980          2,642         6.93     6.20           73
Bonds-match funded agreements ......................      28,904            --         28,904         7.27    --             727
Obligations outstanding under lines of credit (2)...     256,300       481,212       (224,912)        6.37     7.19          (82)
Notes, debentures and other ........................     257,424       230,059         27,365        12.16    11.83           33
                                                     -----------   -----------    -----------
                                                     $ 2,279,874   $ 2,699,019    $  (419,145)        6.82%    6.85%          (3)
                                                     ===========   ===========    ===========

(1) Includes an average balance of $22.9 million and $9.2 million with an average yield of 7.64% and 5.16% for 1999 and 1998, respectively, related to Ocwen UK.

(2) Includes an average balance of $130.4 million and $130.5 million with an average yield of 6.16% and 9.06% for 1999 and 1998, respectively, related to Ocwen UK.

            Interest expense on obligations outstanding under lines of credit decreased $18.3 million or 53% during 1999 as compared to 1998 due to a $224.9 million or 47% decrease in the average balance and an 82 basis-point decrease in the weighted average interest rate. Lines of credit have been used primarily to fund the acquisition and origination of subprime single family loans at OFS and Ocwen UK. The decrease in the average balance is consistent with the decline in the average balance of loans available for sale. The declines in the average rates are primarily due to declines in the United Kingdom London Interbank Offered Rate. See "Changes in Financial Condition - Obligations Outstanding Under Lines of Credit."

            Interest expense on interest-bearing deposits decreased $18.2 million or 16% during 1999 primarily due to a $253.1 million or 13% decrease in the average balance. The decline in the average balance was primarily related to certificates of deposit.

            Interest expense on notes, debentures and other increased $4.1 million or 15% during 1999 primarily due to a $27.4 million increase in the average balance and a 33 basis-point increase in the weighted average interest rate. The increase in the average balance is primarily due to the acquisition of $140.5 million of 11.5% notes as a result of the OAC acquisition in October, offset in part by declines resulting from the Company's repurchases of debt during 1999. See "Changes in Financial Condition - Notes, Debentures and Other."

1998 VERSUS 1997:

            The Company's net interest income before provision for loan losses of $122.8 million during 1998 increased $6.6 million or 6% as compared to 1997. The increase was due to an increase in average interest-earning assets, offset by an increase in average interest-bearing liabilities and a decline in the net interest spread. Average interest-earning assets increased by $485.3 million or 20% during 1998 and increased interest income by $39.2 million. Average interest-bearing liabilities increased $362.1 million or 16% and increased interest expense by $25.8 million. The impact of these volume changes resulted in a $13.4 million increase in net interest income. The net interest spread decreased 83 basis points during 1998 as a result of a 72 basis-point decline in the weighted average rate on interest-earning assets and a 15 basis-point increase in the weighted average rate on interest-bearing liabilities. The impact of these rate changes resulted in a $6.9 million decrease in net interest income.

                                                           Average Balance        Increase           Average Rate       Increase
                                                     -------------------------   (Decrease)       -----------------    (Decrease)
For the Year Ended December 31,                         1998          1997             $            1998      1997    Basis Points
---------------------------------------------------  -----------   -----------    -----------     --------  -------   ------------
                                                                              (Dollars in Thousands)
Federal funds sold and repurchase agreements ......  $   149,441   $   163,671    $   (14,230)       5.31%    5.48%        (17)
Securities available for sale .....................      590,367       299,558        290,809        6.83     9.53        (270)
Loans available for sale ..........................      520,859       171,837        349,022       10.90    10.69          21
Investment securities and other ...................       31,422        36,905         (5,483)      10.17    10.96         (79)
Loan portfolio.....................................      266,519       410,863       (144,344)      14.49    13.31         118

Discount loan portfolio ...........................    1,295,885     1,283,020         12,865       12.41    12.29          12

Securities held for trading .......................           --         3,295         (3,295)         --     7.53        (753)
                                                     -----------   -----------    -----------
                                                     $ 2,854,493   $ 2,369,149    $    485,344      10.78%   11.50%        (72)
                                                     ===========   ===========    ===========

            Interest income on securities available for sale increased $11.8 million or 41% during 1998 as compared to 1997 as a result of a $290.8 million or 97% increase in the average balance, offset by a 270 basis-point decline in the weighted average yield earned. The increase in the average balance, as well as the decline in the weighted average yield, due in large part to the Company's increased investment in CMOs.

                                                                            Average Balance                    Average Yield
                                                            ---------------------------------------------   ------------------
For the Year Ended December 31,                                      1998                      1997           1998       1997
-------------------------------                             ----------------------    -------------------   -------    -------
                                                              Amount       Percent     Amount     Percent
                                                            -----------   --------    ---------   -------

                                                                     (Dollars in Thousands)
CMOs (AAA-rated).........................................   $   291,669         50%   $   66,337     22%       5.51%      5.50%
Subordinates and residuals...............................       185,351         31        77,239     26       13.96      18.70
IOs (AAA-rated agency)...................................       113,347         19       115,914     39       (0.87)      6.59
IOs (Non agency).........................................            --         --        40,068     13          --       7.03
                                                            -----------   --------    ----------  -----
                                                            $   590,367        100%   $  299,558    100%       6.83%      9.53%
                                                            ===========   ========    ==========  =====

            Interest income on loans available for sale increased $38.4 million or 209% during 1998 as compared to 1997 primarily as a result of a $349.0 million or 203% increase in the average balance. The increase in the average balance was due to significant growth in the Company's domestic purchases and originations during this period, as well as those of Ocwen UK, which accounted for the U.S. dollar equivalent of $147.1 million of the increase in the average balance.

            Interest income on the loan portfolio decreased by $16.1 million or 29% in 1998 versus 1997 primarily due to a $144.3 million or 35% decrease in the average balance of the loan portfolio, which was offset in part by a 118 basis-point increase in the weighted average yield earned. The decrease in the average balance was due to the repayment of multi-family residential and commercial real estate loans. Interest income includes $12.4 million and $12.3 million of additional interest received during 1998 and 1997, respectively, in connection with the repayment of such loans.

                                                           Average Balance         Increase          Average Rate       Increase
                                                     -------------------------    (Decrease)      -----------------    (Decrease)
For the Year Ended December 31,                         1998          1997             $            1998      1997    Basis Points
-------------------------------                      -----------   -----------    -----------     --------  -------   ------------
                                                                           (Dollars in Thousands)
Interest-bearing deposits..........................  $ 1,882,768   $ 1,998,191    $  (115,423)       6.19%    6.11%         8
Securities sold under agreements to repurchase.....      104,980        16,717         88,263        6.20     5.98         22
Obligations outstanding under lines of credit......      481,212        84,272        396,940        7.19     6.62         57
Notes, debentures and other........................      230,059       237,715         (7,656)      11.83    11.63         20
                                                     -----------   -----------    -----------
                                                     $ 2,699,019   $ 2,336,895    $    362,124       6.85%    6.69%        16
                                                     ===========   ===========    ===========

            Interest expense on interest-bearing deposits decreased $5.5 million or 4% during 1998 primarily due to a $111.6 million or 6% decrease in the average balance, largely certificates of deposit .

            Interest expense on securities sold under agreements to repurchase increased by $5.5 million or 551% during 1998 primarily as a result of an $88.3 million or 528% increase in the average balance. From time to time, the Company utilizes such collateralized borrowings as an additional source of liquidity depending on the cost and availability of alternative sources of funding.

            Interest expense on obligations outstanding under lines of credit increased $29.0 million or 520% during 1998 as compared to 1997 due to a $396.9 million or 471% increase in the average balance and a 57 basis-point increase in the weighted average interest rate. The increase in the average balance is primarily due to the Company's use of lines of credit at OFS and Ocwen UK to fund the growth in subprime single family residential loans during this period. Ocwen UK accounted for the US dollar equivalent of $130.5 million of the increase in the average balance. See "Changes in Financial Condition - Obligations Outstanding Under Lines of Credit."

            PROVISIONS FOR LOAN LOSSES. Provisions for losses on loans are charged to operations to maintain an allowance for losses on the loan portfolio, the discount loan portfolio and match funded loans at a level which management considers adequate based upon an evaluation of known and inherent risks in such portfolios. Management's periodic evaluation is based on an analysis of the discount loan portfolio, the loan portfolio and match funded loans, historical loss experience, current economic conditions and trends, collateral values and other relevant factors.

            The following table presents the provisions for loan losses by the discount loan, loan portfolio and the match funded loans for the years indicated.

                                                    1999      1998      1997
                                                   -------   -------   -------
                                                     (Dollars in Thousands)
            Provisions for loan losses:
              Discount loan.....................   $ 5,434   $17,618   $31,894
              Loan portfolio....................     1,636       891       324
              Match funded loans ...............      (360)       --        --
                                                   -------   -------   -------
                                                   $ 6,710   $18,509   $32,218
                                                   =======   =======   =======

            The decline in the provision for losses on the discount loan portfolio during 1999 and 1998 reflects declines in the balance of the discount loan portfolio. Despite declines in the loan portfolio balance, the provision for loan portfolio losses have increased during 1999 and 1998 primarily as a result of an increase in non-performing loans. The negative provision for loan losses on match funded loans reflects a decline in the balance of the portfolio from the acquisition date of OAC. See "Changes in Financial Condition - Loan Portfolio, Net," "Match Funded Loans and Securities" and "Discount Loan Portfolio."

            Although management utilizes its best judgment in providing for possible loan losses, there can be no assurance that the Company will not increase or decrease its provisions for possible loan losses in subsequent periods. Changing economic and business conditions, fluctuations in local markets for real estate, future changes in non-performing asset trends, material upward movements in market interest rates or other factors could affect the Company's future provisions for loan losses. In addition, the Office of Thrift Supervision ("OTS"), as an integral part of its examination process, periodically reviews the adequacy of the Company's allowance for loan losses and, as a result, may require the Company to recognize changes to such allowance for losses based on its judgment about information available to it at the time of examination. See "Changes in Financial Condition - Allowance for Loan Losses."

            NON-INTEREST INCOME. Non-interest income increased $32.5 million or 29% during 1999 and decreased $10.8 million or 9% during 1998. The following table sets forth the principal components of the Company's non-interest income during the years indicated.

                                                                                        1999           1998            1997
                                                                                     -----------    -----------    -----------
                                                                                             (Dollars in Thousands)
     Servicing fees and other charges............................................    $    75,437    $    59,180    $    25,962
     Gain on interest-earning assets, net........................................         44,298        129,988         82,212
     Impairment charges on securities available for sale ........................        (58,777)      (129,714)            --
     Gain on real estate owned, net..............................................         (2,060)        14,033          7,277
     Amorization of excess of net assets acquired over purchase price ...........          3,201             --             --
     Other income................................................................         83,620         39,696          8,498
                                                                                     -----------    -----------    -----------
     Total.......................................................................    $   145,719    $   113,183    $   123,949
                                                                                     ===========    ===========    ===========

            The increases in servicing fees and other charges reflects an increase in loan servicing and related fees as a result of increases in the average balance of loans serviced for others. During 1999, 1998 and 1997, the average unpaid principal balance of loans serviced for others amounted to $11.67 billion, $8.06 billion, and $3.11 billion, respectively. The increases in the average balance of loans serviced for others during those years was primarily related to servicing retained in connection with securitizations (primarily subprime loans) and acquisitions of servicing (including the acquisition of Cityscape UK's servicing business by Ocwen UK in 1998), net of repayments. Acquisitions of servicing during 1999 includes a contract with Southern Pacific Funding Corporation entered into in August to service 17,660 subprime residential mortgage loans with an unpaid principal balance of $1.3 billion. Servicing fees for 1999 and 1998 included $12.2 million and $1.4 million, respectively, of special servicing fees. The Company began entering into special servicing arrangements in 1998 wherein the Company has acted as a special servicer for third parties, typically as part of a securitization. Under these arrangements, the Company services loans that become greater than 90 days past due and receives incentive fees to the extent certain loss mitigation parameters are achieved. See Note 13 to the Consolidated Financial Statement (which is incorporated herein by reference).

            The following table sets forth the Company's loans serviced for others at the dates indicated.

                                        Discount Loans          Subprime Loans(1)          Other Loans               Total
                                   ------------------------ ------------------------ ----------------------- -----------------------
                                     Amount    No. of Loans    Amount   No. of Loans   Amount   No. of Loans   Amount   No. of Loans
                                   ----------- ------------ ----------  ------------ ---------  ------------ ---------  ------------
                                                                      (Dollars in Thousands)
DECEMBER 31, 1999:
Loans securitized ................ $ 1,046,340       16,928 $ 1,100,800      10,878 $        --          -- $ 2,147,140      27,806
Loans serviced for third parties..     967,993       16,342   7,074,426      87,923     915,724         599   8,958,143     104,864
                                   -----------  ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                   $ 2,014,333       33,270 $ 8,175,226      98,801 $   915,724         599 $11,105,283     132,670
                                   ===========  =========== =========== =========== =========== =========== =========== ===========

DECEMBER 31, 1998:
Loans securitized ................ $ 1,015,988       16,840 $ 1,809,533      31,607 $        --          -- $ 2,825,521      48,447
Loans serviced for third parties..   1,573,285       20,835   5,327,441      83,085     866,219       1,091   7,766,945     105,011
                                   -----------  ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                   $ 2,589,273       37,675 $ 7,136,974     114,692 $   866,219       1,091 $10,592,466     153,458
                                   ===========  =========== =========== =========== =========== =========== =========== ===========

DECEMBER 31, 1997:
Loans securitized ................ $   624,591       11,148 $   555,914       4,976 $        --          -- $ 1,180,505      16,124
Loans serviced for third parties..   1,682,764       23,181   2,352,352      29,911     294,198       1,092   4,329,314      54,184
                                   -----------  ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                   $ 2,307,355       34,329 $ 2,908,266      34,887 $   294,198       1,092 $ 5,509,819      70,308
                                   ===========  =========== =========== =========== =========== =========== =========== ===========

(1) Includes 37,955 loans with an unpaid principal balance of $857.2 million ((pound)504.4 million) which were serviced by Ocwen UK at December 31, 1998.

            Net gains on interest-earning assets in 1999 of $44.3 million were primarily comprised of $36.8 million of net gains recognized in connection with the securitization of single family subprime loans and discount loans, as presented in the table below, $4.2 million of gains on sales of commercial discount loans and $3.7 million of gains on sales of commercial securities available for sale.

            Net gains on interest-earning assets in 1998 of $130.0 million were primarily comprised of $109.6 million of net gains recognized in connection with the securitization of single family subprime loans and discount loans, as presented in the table below, and $12.2 million of gains on sales of commercial discount loans.

            Net gains on interest-earning assets in 1997 of $82.2 million were primarily comprised of $71.9 million of net gains recognized in connection with the securitization of single family subprime loans, single family discount loans and small commercial discount loans, as presented in the table below. Additionally, the Company recorded a $2.6 million gain on the sale of mortgage-related securities to OAC, $2.7 million of gains on sales of single family subprime loans and $3.5 million of gains on sales of commercial discount loans.

            The following table sets forth the Company's net gains recognized in connection with the securitization of loans during 1999, 1998 and 1997.

                                                                                                       Book Value of
                                 Loans Securitized                                                     Securities
     --------------------------------------------------------------------------                          Retained
             Types of Loans                         Principal      No. of Loans       Net Gain        (Non-Cash Gain)     Cash Gain
     -------------------------------------------   -----------     ------------      -----------      ---------------    -----------
                                                                                 (Dollars in Thousands)
     1999:
     Single family discount.....................   $   227,303           3,137       $    22,763      $        4,040     $    18,723
     Single family subprime:
          Domestic..............................       235,572           2,192             3,834              12,091              --
          Foreign (Ocwen UK)....................       295,157           8,983            10,207              34,452              --
                                                   -----------     -----------       -----------      --------------     -----------
                                                       530,729          11,175            14,041              46,543              --
                                                   -----------     -----------       -----------      --------------     -----------
                                                   $   758,032          14,312       $    36,804      $       50,583     $    18,723
                                                   ===========     ===========       ===========      ==============     ===========
     1998:
     Single family discount.....................   $   498,798           7,638       $    48,085      $       32,261     $    15,824
     Single family subprime:
          Domestic..............................     1,045,174           5,905            34,516              81,742              --
          Foreign (Ocwen UK)....................       581,108          25,330            27,000              57,852              --
                                                   -----------     -----------       -----------      --------------     -----------
                                                     1,626,282          31,235            61,516             139,594              --
                                                   -----------     -----------       -----------      --------------     -----------
                                                   $ 2,125,080          38,873       $   109,601      $      171,855     $    15,824
                                                   ===========     ===========       ===========      ==============     ===========
     1997:
     Single family discount.....................   $   418,795           6,295       $    51,137      $       20,635     $    30,502
     Single family subprime (domestic)..........       415,830           3,640            18,802              25,334              --
     Commercial discount........................        62,733             302             1,994               4,134              --
                                                   -----------     -----------       -----------      --------------     -----------
                                                   $   897,358          10,237       $    71,933      $       50,103     $    30,502
                                                   ===========     ===========       ===========      ==============     ===========

            Gains on interest-earning assets (as well as other assets, such as real estate owned, as discussed below) generally are dependent on various factors which are not necessarily within the control of the Company, including market and economic conditions. As a result, there can be no assurance that the gains on interest-earning assets (and other assets) reported by the Company in prior periods will be reported in future periods or that there will not be substantial inter-period variations in the results from such activities. During the third quarter of 1999, the Company made a strategic decision to structure future securitizations as financing transactions which will preclude the use of gain-on-sale accounting. There were no securitizations of loans executed by the Company during the second half of 1999. See "Changes in Financial Condition - Match Funded Loans and Securities."

            Impairment charges on securities available for sale represent declines in fair value that were deemed to be other than temporary. See "Changes in Financial Condition - Securities Available for Sale" and the "Securities Available for Sale" section of Note 1 to the Consolidated Financial Statements (which is incorporated herein by reference).

            The following table sets forth the results of the Company's real estate owned (which does not include investments in real estate, as discussed below) during the years indicated.

                                                                         Year Ended December 31,
                                                        --------------------------------------------------------
                                                             1999                 1998                 1997
                                                        --------------       --------------       --------------
                                                                         (Dollars in Thousands)
     Gains on sales................................     $       36,265       $       43,839       $       30,651
     Provision for losses in fair value............            (28,008)             (18,626)             (13,450)
     Carrying costs, net...........................            (10,317)             (11,180)              (9,924)
                                                        --------------       --------------       --------------
     Income on real estate owned, net..............     $       (2,060)      $       14,033       $        7,277
                                                        ==============       ==============       ==============

            See "Changes in Financial Condition - Real Estate Owned" for additional information regarding real estate owned.

            Amortization of the excess of net assets acquired over purchase price resulted from the Company's acquisition of OAC on October 7, 1999. The acquisition resulted in an excess of net assets acquired over the purchase price in the amount of $60.0 million, which is being amortized on a straight-line basis over a period of five years. The unamortized balance of the excess of net assets acquired over purchase price at December 31, 1999 was $56.8 million. See
Note 2 to the Consolidated Financial Statements (which is incorporated herein by reference).

            Other income of $83.6 million for 1999 included the $50.4 million gain on the sale of Ocwen UK. See Note 27 to the Consolidated Financial Statements (which is incorporated herein by reference) for a disclosure of the components of other income for 1999, 1998, and 1997.

            NON-INTEREST EXPENSE. Non-interest expense decreased $32.1 million or 14% during 1999 and increased $101.4 million or 80% during 1998. The increase in non-interest expense during 1998 was due in part to the acquisition of Ocwen UK and commencement of operations at OTX. Non-interest expense for 1998 included $41.8 million and $11.3 million related to Ocwen UK and OTX, respectively. For 1999, total non-interest expense included $30.8 million and $22.1 million related to Ocwen UK and OTX, respectively.

            The following table sets forth the principal components of the Company's non-interest expense during the years indicated.

                                                                            1999              1998             1997
                                                                         -----------      -----------       -----------
                                                                                     (Dollars in Thousands)
     Compensation and employee benefits..............................    $   102,173      $   115,556       $    77,573
     Occupancy and equipment.........................................         18,501           17,652             8,742
     Technology and communication costs..............................         19,647           17,560             9,492
     Net operating loss on investment in real estate and certain
        low-income housing tax credit interests......................          7,368            8,621             4,792
     Amortization of excess of purchase price over
        net assets acquired..........................................          4,448           11,614               557
     Loan expenses...................................................         12,618           25,373             7,059
     Other operating expenses........................................         31,390           31,886            18,659
                                                                         -----------      -----------       -----------
        Total........................................................    $   196,145      $   228,262       $   126,874
                                                                         ===========      ===========       ===========

            Compensation and employee benefits decreased during 1999 despite an increase in the average number of employees from 1,512 during 1998 to 1,538 during 1999. The decrease in compensation and employee benefits during 1999 reflects a reduction in profit sharing expense in connection with the Company's decision to grant options under its annual incentive plan at an exercise price equal to fair market value. For the years 1997 and prior, options were granted at exercise prices below fair market value, resulting in the recognition of compensation expense. Also contributing to the decline in compensation and employee benefits was a $5.0 million decrease in commissions incurred by OFS as a result of the closing of the Company's domestic subprime lending operations, and a decrease in recruiting related expenses as a result of an increase in direct and local hiring. These declines were partially offset by an increase in profit sharing expense in connection with the Company's implementation of a long- term incentive plan in 1998. The increases in compensation and employee benefits in 1998 reflects an increase in the average number of employees from 872 during 1997 to 1,512 during 1998. Compensation and employee benefit expense for 1998 includes $12.4 million and $7.4 million related to Ocwen UK and OTX, respectively.

            The increase in occupancy and equipment costs during 1998 as compared to 1997, was primarily due to a $3.5 million increase in rent expense and a $2.2 million increase in general office operating expenses. Ocwen UK and OTX accounted for $4.3 million of the $8.9 million increase in occupancy and equipment expenses during 1998.

            Technology and communication costs consists primarily of depreciation expense on computer hardware and software, technology-related consulting fees (primarily OTX) and telephone expense.

            Net operating losses on investments in real estate and certain low-income housing tax credits during 1999 is reported net of $1.7 million of operating income from investments in real estate acquired as a result of the OAC acquisition in October. See "Changes in Financial Condition - Investments in Real Estate."

            Goodwill amortization recognized during 1999 related entirely to OTX, including a charge of $3.4 million reflecting the impact of a reduction in the estimated useful life of the goodwill associated with the acquisitions made by OTX. Of the $11.6 million of goodwill amortization recorded during 1998, $10.3 million related to OFS, including the $10.1 million write-off of the remaining unamortized balance which was deemed by the Company to be impaired.

            The decline in loan expenses during 1999 primarily relates to Ocwen UK and OFS and reflects the Company's exit from the subprime mortgage origination business. Loan expenses of $15.2 million incurred by Ocwen UK account for the majority of the total increase in loan expenses in 1998 of $18.3 million.

            Other operating expenses are primarily comprised of professional fees, marketing costs and travel costs. See Note 28 to the Consolidated Financial Statements (which is incorporated herein by reference) for a disclosure of the components of other operating expenses for 1999, 1998 and 1997.

            DISTRIBUTIONS ON COMPANY OBLIGATED, MANDATORILY REDEEMABLE SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES OF THE COMPANY. In August 1997, Ocwen Capital Trust I ("OCT"), a wholly-owned subsidiary of the Company, issued $125.0 million of 10-7/8% Capital Securities, of which $15.0 million were repurchased during 1999. Cash distributions on the Capital Securities accrue from the date of original issuance and are payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 1998, at an annual rate of 10-7/8% of the liquidation amount of $1,000 per Capital Security. The Company recorded $13.1 million, $13.6 million and $5.2 million of distributions to holders of the Capital Securities during 1999, 1998 and 1997, respectively. See Note 20 to the Consolidated Financial Statements and "Changes in Financial Condition - Company-Obligated, Mandatorily Redeemable Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company."

            EQUITY IN (LOSSES) EARNINGS OF INVESTMENTS IN UNCONSOLIDATED ENTITIES. During 1998 and 1999, the Company recorded equity in (losses) earnings of Kensington of $(9.2) million and $0.4 million, net of goodwill amortization. At December 31, 1999 and 1998, the Company owned 35.84% and 36.07%, respectively, of the total outstanding common stock of Kensington, a leading originator of non-conforming residential mortgages in the U.K.

            Prior to the acquisition of OAC on October 7, 1999 and during 1998, the Company recorded equity in the losses of its investments in OAC and OPLP of $(3.6) million and $(8.7) million, respectively. The Company began accounting for its investments in OAC and OPLP on the equity method effective May 5, 1998, upon the acquisition of 1,473,733 OPLP units, which increased its combined ownership in OAC and OPLP to 16.83%. Equity in the losses of OAC relates primarily to losses incurred by those entities in connection with impairment charges recorded on subordinate and residual mortgage-backed securities.

            Equity in earnings of investment in unconsolidated entities for 1997 resulted from the Company's 50% joint venture investment in the LLC. All of the assets of the LLC were distributed at the end of 1997, and therefore the Company recorded no income from this investment in 1998 or 1999.

            See "Changes in Financial Condition - Investment in Unconsolidated Entities," and Note 2 (the first five paragraphs) and Note 10 to the Consolidated Financial Statements (which is incorporated herein by reference).

            INCOME TAX EXPENSE (BENEFIT). Income tax expense (benefit) amounted to $2.6 million, $(30.7) million, and $21.3 million during 1999, 1998 and 1997, respectively. The Company's effective tax rate was 17.6%, (94.8)%, and 21.4% during 1999, 1998 and 1997, respectively. The Company's effective tax rates reflect tax credits resulting from the Company's investment in low-income housing tax credit interests of $18.2 million, $17.7 million, and $14.9 million during 1999, 1998 and 1997, respectively. The Company's effective rate in 1999 reflects the lack of foreign tax payments which would have generated foreign tax credits to reduce the U.S. tax liability resulting from the sale of Ocwen UK. The Company's effective rate in 1999 also includes a provision of $2.5 million related to the deferred tax asset valuation allowance. See Note 23 to the Consolidated Financial Statements (which is incormportated herein by reference) and "Changes in Financial Condition - Investments in Low-Income Housing Tax Credit Interests."

CHANGES IN FINANCIAL CONDITION

            SECURITIES AVAILABLE FOR SALE. At December 31, 1999, securities available for sale amounted to $587.5 million as compared to $593.3 million at December 31, 1998, a decrease of $5.8 million or 1%. Securities available for sale are carried at fair value with unrealized gains or losses reported as a separate component of accumulated other comprehensive income in stockholders' equity, net of taxes. Unrealized losses on securities that reflect a decline in value which is other than temporary are charged to earnings. At December 31, 1999, securities available for sale included an aggregate of $1.0 million of unrealized gains ($6.9 million of gross gains and $5.9 million of gross losses), as compared to $21.7 million of unrealized gains ($22.0 million of gross gains and $0.3 million of gross losses) at December 31, 1998.

    The following table sets forth the fair value of the Company's securities available for sale at the dates indicated.

                                                                          December 31,
                                                         ---------------------------------------------
                                                            1999             1998             1997
                                                         ----------       ----------        ----------
Mortgage-related  securities:                                        (Dollars in Thousands)
   Single family residential:
     Collateralized mortgage obligations (AAA-rated)..   $  392,387       $  344,199        $  160,451
     BB-rated subordinates............................        5,908            8,517             2,515
     B-rated subordinates.............................        6,098            6,344                --
     Unrated subordinates ............................       17,287           40,595            39,219
     AAA-rated subprime residuals ....................           --            6,931                --
     BBB-rated subprime residuals ....................           --           17,593                --
     Unrated subprime residuals ......................      124,087          152,951            41,790
     Interest only:
       AAA-rated......................................           --               --            13,863
       FHLMC..........................................           --               --            64,745
       FNMA...........................................           --               --            59,715
       GNMA...........................................           --               --            29,766
     Futures contracts and swaps......................           --               --               (94)
                                                         ----------       ----------        ----------
                                                            545,767          577,130           411,970
                                                         ----------       ----------        ----------

 Multi-family residential and commercial:
     BB-rated subordinates............................       38,234            8,813             8,512
     Unrated subordinates.............................        3,503            7,331             6,795
     Interest only:
       AAA-rated......................................           --               71             3,058
       BB-rated.......................................           --                2               189
       Unrated........................................           14               --                --
     Futures contracts................................           --               --                --
                                                         ----------       ----------        ----------
                                                             41,751           16,217            18,554
                                                         ----------       ----------        ----------
   Marketable equity securities:
     Common stocks....................................           --               --            46,272
                                                         ----------       ----------        ----------
          Total.......................................   $  587,518       $  593,347        $  476,796
                                                         ==========       ==========        ==========

            The decline in securities available for sale during 1999 was due primarily to $553.1 million of maturities and principal repayments, $110.7 million of subprime residuals sold in connection with the sale of Ocwen UK, $58.8 million of impairment charges on certain subordinates and residual securities, $43.9 million of sales and $11.1 million of net premium amortization, offset by $589.8 million of purchases, $133.0 million of subordinate and residual securities acquired as a result of the acquisition of OAC and $50.6 million of subordinates and residual securities acquired in connection with the Company's securitization of loans.

            At December 31, 1999, the fair value of the Company's investment in subordinate and residual interests amounted to $195.1 million ($193.1 million amortized cost) or 33 % of total securities available for sale and supported senior classes of securities having an outstanding principal balance of $4.27 billion. During 1999, the Company recorded $58.8 million of impairment charges on its portfolio of subordinate and residual securities as a result of declines in value that were deemed to be "other than temporary." Because of their subordinate position, subordinated and residual classes of mortgage-related securities provide protection to and involve more risk than the senior classes. Specifically, when cash flow is impaired, debt service goes first to the holders of senior classes. In addition, incoming cash flows may be held in a reserve fund to meet any future repayments until the holders of senior classes have been paid and, when appropriate, until a specified level of funds has been contributed to the reserve fund. Further, residual interests exhibit considerably more price volatility than mortgages or ordinary mortgage pass-through securities, due in part to the uncertain cash flows that result from changes in the prepayment rates of the underlying mortgages. Lastly, subordinate and residual interests involve substantially more credit risk than the senior classes of the mortgage-related securities to which such interests relate and generally are not as liquid as the senior classes. See Note 5 to Consolidated Financial Statements (which is incorporated herein by reference).

            On July 27, 1998, the Company sold its entire portfolio of AAA-rated agency IOs for $137.5 million, which represented book value. As a result of an increase in prepayment speeds due to declining interest rates, the Company recorded impairment charges of $86.1 million in 1998 prior to the sale resulting from the Company's decision to discontinue this investment activity and write down the book value of the IOs. The AAA-rated agency IOs consisted of IOs, which are classes of mortgage-related securities that are entitled to payments of interest but no (or only nominal) principal, and inverse IOs, which bear interest at a floating rate that varies inversely with (and often at a multiple of) changes in a specified index.

            Common stocks at December 31, 1997, were comprised primarily of the Company's investment in OAC. At December 31, 1997, the Company, through a wholly-owned subsidiary, owned 1,715,000 shares or 9.04% of the outstanding common stock of OAC, having a market value of $35.2 million ($25.5 million book value). As a result of a subsequent increase in ownership, the Company began accounting for its investment in OAC under the equity method in 1998. See "Investment in Unconsolidated Entities." The Company's other common stock investment at December 31, 1997 had a market value of $11.1 million ($13.0 million book value), was sold during 1998 for a loss of $0.3 million.

            Historically, the Company generally has retained subordinate and residual securities, which are certificated, related to its securitization of loans. Subordinate and residual interests in mortgage-related securities provide credit support to the more senior classes of the mortgage-related securities. Principal from the underlying mortgage loans generally is allocated first to the senior classes, with the most senior class having a priority right to the cash flow from the mortgage loans until its payment requirements are satisfied. To the extent that there are defaults and unrecoverable losses on the underlying mortgage loans, resulting in reduced cash flows, the most subordinate security will be the first to bear this loss. Because subordinate and residual interests generally have no credit support, to the extent there are realized losses on the mortgage loans comprising the mortgage collateral for such securities, the Company may not recover the full amount or, indeed, any of its initial investment in such subordinate and residual interests. The Company generally retains the most subordinate classes of the securities from the securitization and therefore will be the first to bear any credit losses.

            Historically, the Company has determined the present value of anticipated cash flows at the time each securitization transaction closes, utilizing valuation assumptions appropriate for each particular transaction. The significant valuation assumptions have included the anticipated prepayment speeds and the anticipated credit losses related to the underlying mortgages. In order to determine the present value of this estimated excess cash flow, the Company currently applies a discount rate of 18% to the projected cash flows on the unrated classes of securities. The annual prepayment rate of the securitized loans is a function of full and partial prepayments and defaults. The Company makes assumptions as to the prepayment rates of the underlying loans, which the Company believes are reasonable, in estimating fair values of the subordinate securities and residual securities retained. During 1999, the Company utilized proprietary prepayment curves (reaching an approximate range of annualized rates of 10.0% - 45.0 %). In its estimates of annual loss rates, the Company utilizes assumptions that it believes are reasonable. During 1999, the Company estimated annual losses of between 0.60 % and 6.85 % of the unpaid principal balance of the underlying loans.

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

            The credit risk of mortgage related securities is affected by the nature of the underlying mortgage loans. In this regard, the risk of loss on securities backed by commercial and multi-family loans and single family residential loans made to borrowers who, because of prior credit problems, the absence of a credit history or other factors, are unable or unwilling to qualify as borrowers under guidelines established by the Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA") for purchases of loans by such agencies generally involve more risk than securities backed by single family residential loans which conform to the requirements established by FHLMC and FNMA for their purchase by such agencies.

            The Company adjusts its securities portfolio to market value at the end of each month generally based upon the lower of dealer quotations or internal values, subject to an internal review process. For those securities which do not have an available market quotation, the Company will request market values and underlying assumptions from the various securities dealers that underwrote, are currently financing the securities, or have had prior experience with the type of security to be valued.

            The Company periodically assesses the carrying value of its subordinate securities and residual securities retained as well as the servicing assets for impairment. There can be no assurance that the Company's estimates used to determine the gain on securitized loan sales, subordinate securities and residual securities retained and servicing asset valuations will remain appropriate for the life of each securitization. If actual loan prepayments or defaults exceed the Company's estimates, the carrying value of the Company's subordinate securities and residual securities retained and/or servicing assets may be decreased during the period management recognized the disparity. Other factors may also result in a write-down of the Company's subordinate securities and residual securities in subsequent periods.

            It is intended that any securities retained by Ocwen Federal Bank FSB (the "Bank") resulting from the securitization of assets held by it directly will be distributed to the Company as a dividend, subject to the Bank's ability to declare such dividends under applicable limitations. During 1999, subordinate securities with a fair value of $27.7 million were distributed to the Company in the form of dividend. At December 31, 1999, the Bank held no subordinate securities.

            Under a regulatory bulletin issued by the OTS, a federally-chartered savings institution such as the Bank generally may invest in "high risk" mortgage securities only to reduce its overall interest rate risk and after it has adopted various policies and procedures, although under specified circumstances such securities also may be acquired for trading purposes. A "high risk" mortgage security for this purpose generally is any mortgage-related security which meets one of three tests which are intended to measure the average life or price volatility of the security in relation to a benchmark fixed rate, 30-year mortgage-backed pass-through security. At December 31, 1999, the Bank held no mortgage-related securities which are classified as "high-risk" mortgage securities by the OTS.

            The following tables detail the Company's securities available for sale portfolio at December 31, 1999, and its estimates of expected yields on such securities, taking into consideration expected prepayment and loss rates together with other factors.

                                                                                                        ANTICIPATED
                                                                                            SUBORDI-      YIELD TO      PROSPECTIVE
                                                                  CLASS SIZE                NATION/OC    MATURITY AT      YIELD TO
                                  ISSUE             RATING     -----------------  INTEREST  LEVEL AT: ----------------- MATURITY AT:
SECURITIZATION (ISSUER) SECURITY   DATE   RATING   AGENCIES    ISSUANCE 12/31/99 PERCENTAGE 12/31/99  PURCHASE 12/31/99   12/31/99
----------------------- --------  -----   ------   --------    -------- -------- ---------- --------  -------- -------- ------------
SINGLE-FAMILY RESIDENTIAL
  Subordinates:                                                 (Dollars in Thousands)
BCF 1996 R1(5) ........    B3      Oct-96    UR     (a),(b)     $ 70,773 $ 42,455   50.00%   None       15.70%  10.96%     33.95%
BCF 1997 R1(5) ........    B4      Mar-97    UR     (b),(c)       21,784    7,508   49.71    None       13.46  (38.03)     12.73
BCF 1997 R2 (5) .......    B4      Jun-97 Ba2,BB    (b),(c)        6,358    5,748   73.54    7.65%       9.58    9.13      41.08
                           B5               B2,B                   6,264    5,664   73.54    3.93       10.74   (9.53)    126.54
                           B6                UR                   13,883    5,999   73.54    None       15.98    3.81        N/A
BCF 1997 R3 (5) .......    B4      Dec-97    UR     (b),(d)       69,582   37,163   50.24    None       15.84  (40.09)     19.87
ORMBS 1998 R1 (6) .....    B4      Mar-98    UR     (b),(d)      101,774   73,828   50.34    None       20.50  (37.93)      7.16
ORMBS 1998 R2 (6) .....    B4A     Jun-98   Ba2       (b)          1,056      976  100.00    6.24       13.22    7.59      59.33
                           B4F              Ba2                      937      888  100.00    7.55       19.23    3.62      35.05
                           B5A               B2                      880      844  100.00    4.58       23.78    2.76     101.86
                           B5F               B2                      937      888  100.00    5.36       11.78    2.13      46.87
                           B6A               UR                    3,696    2,326  100.00    None       16.72   20.81     335.21
                           B6F               UR                    3,345    2,164  100.00    None       19.50    6.60     149.65
ORMBS 1998 R3 (6) .....    B4      Sep-98 Ba2,BB    (b),(d)       11,765      486   85.87   10.61       11.71  (36.33)      0.29
                           B5              B2,B                    9,151    8,933   85.87    6.74       16.54  (31.65)     77.18
                           B6                UR                   26,145   15,550   85.87    None       18.00  (21.75)    281.69
ORMBS 1999 RI  (6) ....    B5A     Mar-99  B2,B     (b),(d)        1,630    1,551  100.00    5.72       17.73   28.05      19.52
                           B5F             B2,B                    1,843    1,698  100.00    5.50       17.74   28.10      23.62
                           B6A               UR                    3,586    3,165  100.00    None       18.00   54.86      44.43
                           B6F               UR                    4,299    3,866  100.00    None       18.00   67.99      75.48
ORMBS 1999 R2 (6) .....    B4      Jun-99    BB   (a),(c),(d)     10,530   10,359  100.00   10.12       13.45   23.19      18.27
                           B5                B                     4,680    4,604  100.00    5.96       18.45   51.72      55.26
                           B6                UR                    7,020    6,580  100.00    None       18.00  122.07     188.99
CSFB 1996-1R
(ITT 94-P1) (7) .......    4B2     Oct-96    UR     (b),(c)        1,046      162  100.00    None        N/A     N/A         N/A

Subprime residuals:
SBMS 1996 3 (1) .......     R      Jun-96    UR     (a),(b)      130,062   32,516  100.00   16.10 OC    15.52    2.01      20.97
MLM1 1996 1 (2) .......     R      Sep-96    UR     (a),(b)       81,142   19,646  100.00   24.49 OC    15.16    3.07      22.97
MS 1997 1 (3)..........    X1      Jun-97    UR     (a),(b)       17,727   11,211  100.00    5.14 OC    21.47   17.91      24.41
                           X2                                     87,118   24,106  100.00   13.53 OC    20.38    2.21      17.15
1997 OFS 2 (4).........     X      Sep-97    UR     (a),(b)      102,201   38,582  100.00    8.85 OC    19.65    4.17      18.00
1997 OFS 3 (4).........     X      Dec-97    UR     (a),(b)      208,784   99,063  100.00    9.17 OC    19.59    8.50      10.67
1998 OFS 1 (4).........     X      Mar-98    UR     (b),(d)      161,400   91,000  100.00    3.04 OC    18.00    5.65       3.25
1998 OFS 2 (4).........     X      Jun-98    UR     (a),(b)      382,715  191,982  100.00    6.99 OC    19.46    1.18      14.12
1998 OFS 3 (4).........     X      Sep-98    UR     (a),(d)      261,649  192,656  100.00    4.21 OC    18.00    7.97       9.02
1998 OFS 4 (4).........     X      Dec-98    UR  (a),(b),(c)     349,000  298,920  100.00    3.59 OC    18.00    6.61      21.92
1999 OFS 1 (4) ........     X      Jun-99    UR     (a),(b)      148,628  141,591  100.00    3.95 OC    18.00   16.58      17.32
SASCO 1998-2(11) ......     X      Jan-98    UR    S&P, Fitch    600,052  284,235  100.00    1.85 OC    16.00    1.26      17.62
SASCO 1998-3(11) ......     X      Mar-98    UR    S&P, Fitch    769,671  405,880  100.00    3.32 OC    17.04    3.29      17.48
MLMI 1998-FF 1(2) .....     X      Jun-98    UR    S&P, Fitch    198,155  109,319  100.00    2.72 OC    18.57   10.12      18.60
PANAM 1997-1(12) ......     X      Dec-97    UR       S&P,       113,544   52,615  100.00    8.48 OC    22.45    3.39      18.38
                                                    Moody's
                       Prepay Pen.           UR                                    100.00               25.69   13.58      (7.25)
LHELT 1998-2 (13) .....     X      Jun-98    UR  Moody's, Fitch  209,225  128,873  100.00    6.11 OC    18.55   17.17      38.78

                                                                                                        ANTICIPATED
                                                                                            SUBORDI-      YIELD TO      PROSPECTIVE
                                                                  CLASS SIZE                NATION/OC    MATURITY AT      YIELD TO
                               ISSUE                RATING     -----------------  INTEREST  LEVEL AT: ----------------- MATURITY AT:
SECURITIZATION (ISSUER) SECURITY   DATE   RATING   AGENCIES    ISSUANCE 12/31/99 PERCENTAGE 12/31/99  PURCHASE 12/31/99   12/31/99
----------------------- --------  -----   ------   --------    -------- -------- ---------- --------  -------- -------- ------------
EQUICON 1994-2 (14) ...B Fix, B-2  Oct-94    UR  S&P, Moody's,    78,846   19,051  100.00    6.15 OC    18.00  103.64      29.46
                                                     Fitch
                       QS Fix, QS-2          UR
                       B Var., B-2           UR                   32,306    4,024  100.00   25.73 OC   18.00   34.01       26.78
EQUICON 1995-1 (14) ...B Fix, B-2  May-95    UR  S&P, Moody's,    70,024   13,899  100.00   12.42 OC   18.00   28.26      122.84
                                                      Fitch
                       B Var., B-2           UR                   40,519    5,833  100.00   14.76 OC   18.00   98.06        0.00
EQUICON 1995-2 (14) ...B Fix, B-2  Oct-95    UR       S&P,        79,288   19,589  100.00   14.22 OC   18.00   33.28      116.83
                                                    Moody's
                       B Var., B-2           UR                   39,667    5,674  100.00   15.65 OC   18.00   83.76       81.90


                                                                    CLASS SIZE
                               ISSUE              RATING     ----------------------
SECURITIZATION (ISSUER) SECURITY    DATE  RATING AGENCIES    ISSUANCE      12/31/99
----------------------- --------   -----  ------ --------    --------      --------
                                       (Dollars in Thousands)
SINGLE-FAMILY RESIDENTIAL

ACCESS 1996-1 (15)..  B Fix, B-2   Feb-96    UR  S&P, Moody's $ 120,015    $ 31,984
                     B Var., B-2             UR                  55,362       9,190
ACCESS 1996-2 (15)..   B-I, B-1    May-96    UR  S&P, Moody's   142,259      41,243
                     BI-S, BI-S-1            UR
                      B-II, B-1              UR                  68,345      10,792
                     BII-S, BII-S-1          UR
ACCESS 1996-3 (15)..   B-I, B-1    Aug-96    UR  S&P, Moody's   107,712      31,768
                     BI-S, BI-S-1            UR
                      B-II, B-1              UR                  99,885      16,411

                     BII-S, BII-S-1          UR
ACCESS 1996-4 (15)..    B, B-1     Nov-96    UR  S&P, Moody's   239,778      57,446
                      B-S, B-S-1             UR
ACCESS 1997-1 (15)..    B, B-1     Feb-97    UR  S&P, Moody's   276,442      84,271
                      B-S, B-S-1             UR
ACCESS 1997-2 (15)..    B, B-1     May-97    UR  S&P, Moody's   185,197      57,774
                      B-S, B-S-1             UR
ACCESS 1997-3 (15)..    B, B-1     Oct-97    UR  S&P, Moody's   199,884      67,973
                      B-S, B-S-1             UR
OCWEN 98-OAC 1 (16).     N/A       Nov-98    UR  S&P, Moody's   182,178     112,600

CMR1 (17)........... Deferred Comp Apr-96    UR  S&P, Duff       47,802(9)   19,180(19)
CMR2 (17)........... Deferred Comp Nov-96    UR  S&P, Duff,     106,692(18)  41,120(19)
                                                    Fitch
CMR3 (17)........... Deferred Comp Nov-96    UR  S&P, Duff,     195,610(18)  79,196(19)
                                                    Fitch
CMR4 (17)........... Deferred Comp Feb-97    UR  S&P, Duff,     108,630(18)  49,803(19)
                                                    Fitch
CMR6 (17)........... Deferred Comp May-97    UR  S&P, Duff,      91,442(18)  41,745(19)
                                                    Fitch
MULTI-FAMILY RESIDENTIAL
Subordinates:
SBMS 1997-HUD1 (20).      B5       Apr-97    B2, Moody's,         9,785       9,271
                                            n.a. DCR
                          B6       Apr-97    UR                  16,998       4,185
ORMBS 1998-R1 (21)..      B4       Mar-98    UR  Moody's,       101,774      73,828
                                                 DCR
GECMS 1994-12 (22)..      B4       Mar-94    UR  Moody's,         2,069       1,395
                                                 Fitch, S&P
FNMA 1995 M2 (3)....      M        Jun-95    UR     (c)         100,275          --

                                     ANTICIPATED
                                       SUBORDI-       YIELD TO      PROSPECTIVE
                                      NATION/OC      MATURITY AT     YIELD TO
                            INTEREST  LEVEL AT:   ----------------- MATURITY AT:
SECURITIZATION (ISSUER)    PERCENTAGE 12/31/99    PURCHASE 12/31/99  12/31/99
-----------------------    ---------- ----------- -------- -------- ------------
SINGLE-FAMILY RESIDENTIAL
                                   (Dollars in Thousands)
ACCESS 1996-1 (15)..         100.00%  7.07% OC      18.00%   29.67%   132.43%
                             100.00   18.79 OC      18.00    30.75     69.90
ACCESS 1996-2 (15)..         100.00   12.95 OC      18.00    18.05     37.59
                             100.00   17.43 OC      18.00    14.88     38.60
ACCESS 1996-3 (15)..         100.00   16.21 OC      18.00    13.70     68.42
                             100.00   23.92 OC      18.00    13.11     47.43
ACCESS 1996-4 (15)..         100.00   22.73 OC      18.00    10.77     20.45
ACCESS 1997-1 (15)..         100.00   23.99 OC      18.00    10.71     25.52
ACCESS 1997-2 (15)..         100.00   16.89 OC      18.00     4.68     18.74
ACCESS 1997-3 (15)..         100.00   11.68 OC      18.00    11.92     31.71
OCWEN 98-OAC 1 (16).         100.00   16.70 OC        N/A      N/A       N/A

CMR1 (17)...........         100.00   10.70 RF      19.80    19.89     21.68
CMR2 (17)...........         100.00   11.42 RF      18.00    25.39     27.76
CMR3 (17)...........         100.00   15.44 RF      18.00    32.68     35.77
CMR4 (17)...........         100.00   7.73 RF       18.00    25.72     28.65
CMR6 (17)...........         100.00   8.11 RF       18.00    24.67     28.15

MULTI-FAMILY RESIDENTIAL
Subordinates:
SBMS 1997-HUD1 (20).         100.00   2.17          16.87     5.00     18.39
                             100.00   None          22.86   (10.06)    (1.90)
ORMBS 1998-R1 (21)..         100.00   None          13.75   (29.33)     8.76
GECMS 1994-12 (22)..         100.00   None          19.37    21.08     62.98
FNMA 1995 M2 (3)....         100.00    N/A           0.00   (18.50)      N/A

                                      36(a)

ISSUERS:
(1)  Salomon Brothers Mortgage Securities VII           (14) Equicon Mortgage Loan Trust                  Rating Agencies:
(2)  Merrill Lynch Mortgage Investors, Inc.             (15)Access Financial Mortgage Loan Trust          (a)  S&P
(3)  Morgan Stanley ABS Capital I, Inc.                 (16) Ocwen Residential Mortgage-Backed Securities (b)  Moody's
(4)  Ocwen Mortgage Loan Asset Backed Certificates      (17) City Mortgage Receivable                     (c)  Fitch
(5)  BlackRock Capital Finance L.P.                     (18) Dollar equivalent of amounts in British      (d)  DCR
(6)  Ocwen Residential MBS Corporation                       pounds at the rate of exchange that
(7)  Ocwen Mortgage Loans                                    prevailed at the time of Issuance.
(8)  Credit Suisse First Boston (ITT Federal Bank, FSB) (19) Dollar equivalent of amounts in British      Other:
(9)  Federal National Mortgage Association                   pounds at the rate of exchange at 12/31/99   N/A - Not Available
(10) Berkley Federal Bank & Trust                       (20) Salomon Brothers Mortgage Securities
(11) Structured Asset Securities Corp.                  (21) Ocwen Mortgage Loan Trust.                   RF -Reserve funds are
(12) Pan American Bank, FSB                             (22) GE Capital Mortgage Services, Inc.               actual cash reserves

                               WEIGHTED    WEIGHTED       TOTAL    ACTUAL LIFE ACTUAL LIFE
                                AVERAGE    AVERAGE     DELINQUENCY  TO DATE      TO DATE                     COLLATERAL BALANCE
                               COUPON AT   LTV/DSCR         AT       CPR AT     LOSSES AT  PRODUCT TYPE AT  ---------------------
 SECURITIZATION (ISSUER)       12/31/99  AT 12/31/99     12/31/99   12/31/99     12/31/99     12/31/99      ISSUANCE    12/31/99
 -----------------------       --------- -----------   ----------- ----------- ----------- ---------------  --------    --------
 SINGLE-FAMILY RESIDENTIAL                                            (Dollars in Thousands)
 Subordinates:
 BCF 1996 R1 (5) ...........      10.31%      96.45%        12.14%    13.93%    $ 24,817  98%Fixed, 2% ARM   $505,513   $287,582
 BCF 1997 R1 (5) ...........      10.06      110.61         21.21     13.76       13,518  97%Fixed, 3% ARM    177,823    112,303
 BCF 1997 R2 (5) ...........       8.03       84.79         25.84     13.96        6,934  25%Fixed, 75% ARM   251,790    152,507
 BCF 1997 R3 (5) ...........       9.61      111.57         20.53     12.05       29,990  98%Fixed, 2% ARM    579,851    424,492
 ORMBS 1998 R1 (6) .........       8.92      119.42         23.45      9.58       23,347  98%Fixed, 2% ARM    565,411    470,738
 ORMBS 1998 R2 (6) .........       8.93       88.54         26.32     14.96        2,218  45%Fixed, 55% ARM   123,917     91,224
 ORMBS 1998 R3 (6) .........       8.95      126.34         35.86      9.37       10,335  99%Fixed, 1% ARM    261,452    230,726
 ORMBS 1999 R1 (6) .........       9.02       86.62         23.38     14.15          315  56%Fixed, 44% ARM   147,101    125,597
 ORMBS 1999 R2 (6) .........       9.38      116.16         22.06      7.67          351  100%Fixed           117,004    110,475
 CSFB 1996 1R
 (ITT 94-P1) (7) ...........       7.26         N/A          2.66       N/A          156  100%1-Year CMT       32,487      5,274

 Subprime residuals:
 SBMS 1996 3 (1) ...........      11.07       68.68         17.19     32.29        3,123  59%Fixed, 41% ARM   130,062     32,516
 MLM1 1996 1 (2) ...........      11.33       75.21         22.05     34.98        1,825  35%Fixed, 65% ARM    81,142     19,646
 MS 1997 1 (3)..............      10.54       74.80         17.81     34.90        1,521  32%Fixed, 68% ARM    17,727     11,211
                                  11.59       74.06         17.81     34.75        1,521  32%Fixed, 68% ARM    87,118     24,106
 1997 OFS 2 (4) ............      10.99       78.58         19.20     34.75        1,790  21%Fixed, 79% ARM   102,201     38,582
 1997 OFS 3 (4) ............      10.85       78.64         20.07     30.70        2,639  19%Fixed, 81% ARM   208,784     99,063
 1998 OFS 1 (4) ............      10.39       78.76         20.20     27.55        2,674  15%Fixed, 85% ARM   161,400     91,000
 1998 OFS 2 (4) ............      10.94       75.06         16.77     36.38        4,341  41%Fixed, 59% ARM   382,715    191,982
 1998 OFS 3 (4) ............      10.35       79.11         22.13     21.25        1,479  30%Fixed, 70% ARM   261,649    192,565
 1998 OFS 4 (4) ............      10.48       76.47         24.24     13.17        1,135  42%Fixed, 58% ARM   349,000    298,920
 1999 OFS 1 (4) ............       9.88       75.44         12.34     8.61            --  64%Fixed, 36% ARM   146,628    141,591
 SASCO 1998-2(11) ..........      11.10       73.74         17.81     31.84        4,969  31%Fixed, 69% ARM   600,052    284,235
 SASCO 1998-3(11) ..........      10.20       75.67         11.81     30.19        4,116  11%Fixed, 89% ARM   769,671    405,880
 MLMI 1998-FF 1(2) .........       9.39       77.63         10.94     30.85          200  100% ARM            198,155    109,319
 PANAM 1997-1(12) ..........      10.93       81.93         21.45     31.95        2,828  100% ARM            113,544     52,615
 LHELT 1998-2 (13) .........      10.08       75.81         12.08     25.87          593  43% Fixed, 57% ARM  209,225    128,873
 EQUICON 1994-2 (14) .......       9.95       71.91         20.67     32.87        1,228  100% Fixed           78,846     19,051
                                  10.97       81.97                                       100% ARM             32,306      4,024
 EQUICON 1995-1 (14) .......      12.00       70.36         33.41     31.39        2,621  100% Fixed           70,024     13,899
                                  11.73       75.54                                       100% ARM             40,519      5,833
 EQUICON 1995-2 (14) .......      10.79       75.01         33.54     35.24        2,420  100% Fixed           79,288     19,589
                                  11.42       73.25                                       100% ARM             39,667      5,674
 ACCESS 1996-1 (15) ........      10.82       75.05         29.93     33.70        3,137  100% Fixed          120,015     31,984
                                  11.47       77.21                                       100% ARM             55,362      9,190
 ACCESS 1996-2 (15) ........      11.01       76.00         30.15     34.99        4,174  100% Fixed          142,259     41,243
                                  11.63       78.09                                       100% ARM             68,345     10,792
 ACCESS 1996-3 (15) ........      11.43       78.12         38.15     37.86        3,283  100% Fixed          107,712     31,768
                                  11.68       79.41                                       100% ARM             99,885     16,411
 ACCESS 1996-4 (15) ........      11.97       78.04         39.15     39.27        4,428  51%Fixed, 49% ARM   239,778     57,446
 ACCESS 1997-1 (15) ........      11.56       80.71         38.27     37.95        6,874  58%Fixed, 42% ARM   276,442     84,271
 ACCESS 1997-2 (15) ........      11.50       79.62         34.73     40.32        3,153  54%Fixed, 46% ARM   185,197     57,774
 ACCESS 1997-3 (15) ........      11.40       81.39         32.94     41.03        2,400  50%Fixed, 50% ARM   199,884     67,973
 OCWEN 98 - OAC 1 (16) .....       8.65       80.30          6.16     33.22          181  26% Fixed, 74% ARM  182,178    112,600

                               WEIGHTED    WEIGHTED       TOTAL    ACTUAL LIFE ACTUAL LIFE
                                AVERAGE    AVERAGE     DELINQUENCY  TO DATE      TO DATE                      COLLATERAL BALANCE
                               COUPON AT   LTV/DSCR         AT       CPR AT     LOSSES AT  PRODUCT TYPE AT  ------------------------
 SECURITIZATION (ISSUER)       12/31/99  AT 12/31/99     12/31/99   12/31/99     12/31/99     12/31/99      ISSUANCE    12/31/99
 -----------------------       --------- -----------   ----------- ----------- ----------- ---------------  --------    --------
 CMR1 (17)..................      13.37        N/A          38.12     22.60          814  100% Amortizing      47,802(9)  19,180(10)
 CMR2 (17)..................      12.55        N/A          27.60     24.03        1,548  89.86% Amort 10.14% 106,692(9)  41,120(10)
                                                                                          IO mortgages
 CMR3 (17)..................      13.49        N/A          16.39     20.45        2,917  62.25% Amort 27.75% 195,610(9)  79,196(10)
                                                                                          IO mortgages
 CMR4 (17)..................      13.71        N/A          35.73     22.28        1,548  89.05% Amort 10.95% 108,630(9)  49,803(10)
                                                                                          IO mortgages
 CMR6 (17)..................      13.58        N/A          34.48     24.42        1,063  95.61% Amort 4.39%   91,442(9)  41,745(10)
                                                                                          IO mortgages

 MULTI-FAMILY RESIDENTIAL
 Subordinates:
 FNMA 1995 M2 (3) FNMA .....       9.57       1.35(9)          --     12.59           --  100% Multi-family   216,797    116,413
 SBMS 1997-HUD1 (20) .......       9.79     105.16          11.29     15.85       12,106  97%Fixed            326,147    192,444
 ORMBS 1998-R1 (21) ........       8.92     119.47          23.45      9.58       23,347  98%Fixed            565,411    224,138
 GECMS 1994-12  (22) .......       6.81      45.30           0.24      8.50           --  100%Fixed           516,732    470,738

            The following table sets forth the principal amount of mortgage loans by the geographic location of the property securing the mortgages that underlie the Company's subordinated and residual securities available for sale at December 31, 1999.

            DESCRIPTION                        CALIFORNIA   FLORIDA     TEXAS    NEW YORK    MARYLAND   OTHER (1)    TOTAL
            -----------                        ----------  ---------  ---------  ---------  ---------  ----------  ----------
                                                                        (Dollars in Thousands)
            Single family residential.......    $ 700,551  $ 310,405  $ 295,445  $ 206,948  $ 173,786  $2,063,916  $3,751,051

            Multi-family and commercial.....        1,037         --         --         62         --       1,699       2,798

            Other ..........................       48,217     23,137      4,685     27,003      9,763     114,844     227,649
                                                ---------  ---------  ---------  ---------  ---------  ----------  ----------
            Total ..........................    $ 749,805  $ 333,542  $ 300,130  $ 234,013  $ 183,549  $2,180,459  $3,981,498
                                                =========  =========  =========  =========  =========  ==========  ==========

            Percentage (2)..................           19%         8%         7%         6%         5%         55%        100%
                                                =========  =========  =========  =========  =========  ==========  ==========

(1) No other individual state makes up more than 8% of the total of other.

(2) Based on a percentage of the total unpaid principal balance of the underlying loans.

                                                                                                        ANTICIPATED
                                                                     ORIGINAL   ANTICIPATED               WEIGHTED
                                                                    ANTICIPATED YIELD TO AT                AVERAGE   PROSPECTIVE
                                 AMORTIZED                 PERCENT   YIELD TO   MATURITY AT               REMAINING    YIELD AT
      RATING/DESCRIPTION           COST     FAIR VALUE      OWNED    MATURITY    12/31/99 (1)   COUPON     LIFE (2)    12/31/99
------------------------------  ----------  ----------     -------  ----------- -------------   ------  ------------ -----------
                                                                      (Dollars in Thousands)
 SINGLE-FAMILY RESIDENTIAL:
     BB-rated subordinates....  $   4,697   $   5,908       87.98%     13.15%       (1.24)%       6.92%      3.06         22.77%
     B-rated subordinates.....      5,380       6,908       95.50      16.84         7.87         7.49       2.66         42.69
     Unrated subordinates.....     15,790      17,287       52.75      14.48       (11.38)        8.01       2.70        115.44
     Unrated subprime             125,452     124,087       99.50      18.33        12.52          N/A       5.82         22.15
 residuals....................

 MULTI-FAMILY AND COMMERCIAL:
     BB-rated subordinates....     38,234      38,234      100.00       8.50         8.50         7.37       3.33         12.02
     Unrated subordinates.....      3,503       3,503      100.00      22.15        14.36         0.00       3.16         10.75
     Unrated interest only....         --          14         N/A         --           --           --        N/A           N/A
                                ---------   ---------
                                $ 193,056   $ 195,131
                                =========   =========

(1) Changes in the December 31, 1999 anticipated yield to maturity from that originally anticipated are primarily the result of changes in prepayment assumptions, loss assumptions and charges taken to reduce the value of the securities.

(2) Equals the weighted average life based on the December 31, 1999 book value.

            The following is a glossary of terms included in the above tables.

            ACTUAL LIFE TO DATE CPR - The Constant Prepayment Rate is used to measure the average prepayment rate for the underlying mortgage pool(s) over the period of time lapsed since the issuance of the securities through the date indicated and is calculated as follows:

            Actual Life to Date CPR = 100 x   [(1 -  Final  Aggregate  Balance actual      ) x  (     12         )  ]
                                              [(     ------------------------------------- )    (--------------- )  ]
                                              [(     Final  Aggregate  Balance scheduled   )    (months in period)  ]

            ACTUAL LIFE-TO-DATE LOSSES - Represents cumulative losses of the original collateral at the indicated date.

            ANTICIPATED YIELD TO MATURITY AT DECEMBER 31, 1999 - Effective yield based on the purchase price, actual cash flows received from inception until the respective date, and the then current estimate of future cash flows under the assumptions at the respective date.

            ANTICIPATED YIELD TO MATURITY AT PURCHASE - Effective yield from inception to maturity based on the purchase price and anticipated future cash flows under pricing assumptions.

            CLASS SIZE - Represents the dollar size of a particular class. Class Size for subprime residuals is equal to the Collateral Balance at the respective date.

            COLLATERAL BALANCE - Represents, the unpaid principal balance including arrearage of the underlying collateral of the entire securities at the indicated date.

            INTEREST ONLY - Interest Only ("IO") securities receive the excess interest remaining after the interest payments have been made on all senior classes of bonds based on their respective principal balances. There is no principal associated with IO securities and they are considered liquidated when the particular class they are contractually tied to is paid down to zero.

            INTEREST PERCENTAGE - Represents the percentage of the particular class of security owned by the Company.

            ISSUE DATE - Represents the date on which the indicated securities were issued.

            OVER-COLLATERIZATION LEVEL - For residual interest in residential mortgage-backed securities, over collaterization ("OC") is the amount by which the collateral balance exceeds the sum of the bond principal amounts. OC is achieved by applying monthly a portion of the interest payments of the underlying mortgages toward the reduction of the class certificate principal amounts, causing them to amortize more rapidly than the aggregate loan balance. The OC percentage, expressed as a percentage of the outstanding collateral balance, represents the first tier of loss protection afforded to the non-residual holders. The OC percentage also determines whether the over-collaterization target has been satisfied as of a specific date, such that cash flows to the residual holder are warranted. To the extend not consumed by losses on more highly rated bonds, OC is remitted to the residual holders.

            PROSPECTIVE YIELD - Effective yield based on the amortized cost of the investment, after impairments, and the then current estimate of the future cash flows under the assumptions at the respective date.

            RATING - Refers to the credit rating designated by the rating agency for each securitization transaction. Classes designated "A" have a superior claim on payment to those rated "B", which are superior to those rated "C." Additionally, multiple letters have a superior claim to designations with fewer letters. Thus, for example, "BBB" is superior to "BB," which in turn is superior to "B." The lower class designations in any securitization will receive interest payments subsequent to senior classes and will experience losses prior to any senior class. The lowest potential class designation is not rated ("UR") which, if included in a securitization, will always receive interest last and experience losses first.

            SECURITIZATION - Series description.

            SECURITY - Represents the name of the class associated with each securitization held by the Company. This has no relationship to a formal rating but is for identification purposes (although the names are usually in alphabetical or numeric order from the highest rated to the lowest rated).

            SUBORDINATION LEVEL - Represents the credit support for each mortgage-backed security by indicating the percentage of outstanding bonds whose right to receive payment is subordinate to the referenced security. The subordinate classes must experience a complete loss before any additional losses would affect the particular referenced security.

            TOTAL DELINQUENCY - Represents the total unpaid principal balance of loans more than 30 days delinquent at the indicated date as a percentage of the unpaid principal balance of the collateral at such date.

            WEIGHTED AVERAGE COUPON - Represents the interest rate of the underlying mortgage loans weighted by the unpaid principal balance of the underlying mortgage loans at the respective date.

            WEIGHTED AVERAGE DSCR - Represents debt service coverage ratio, which is calculated by dividing cash flow available for debt service by debt service and applies to the multi-family and commercial securities.

            WEIGHTED AVERAGE LTV - Represents the ratio of the unpaid principal balance including arrearage to the value of the underlying collateral and applies to the single-family residential securities.

            LOANS AVAILABLE FOR SALE. Loans which the Company presently does not intend to hold to maturity are designated as available for sale and are carried at the lower of cost or aggregate market value. Loans available for sale, which are comprised primarily of subprime single family residential loans, decreased by $132.6 million or 75% during 1999. The decrease in 1999 reflects the closure of the Company's domestic subprime origination business in August 1999 and the sale of Ocwen UK on September 30, 1999.

            COMPOSITION OF LOANS AVAILABLE FOR SALE. The following table sets forth the composition of the Company's loans available for sale by type of loan at the dates indicated.

                                                                                     December 31,
                                                       ---------------------------------------------------------------------------
                                                          1999            1998            1997            1996             1995
                                                       -----------     -----------     -----------     -----------     -----------
                                                                                (Dollars in Thousands)
            Single family residential loans......      $    45,084     $   177,578     $   176,554     $   111,980     $   221,927
            Multi-family residential loans.......               --              --              --          13,657          28,694
            Consumer loans.......................              129             269             487             729           1,169
                                                       -----------     -----------     -----------     -----------     -----------
                                                       $    45,213     $   177,847     $   177,041     $   126,366     $   251,790
                                                       ===========     ===========     ===========     ===========     ===========

            ACTIVITY IN LOANS AVAILABLE FOR SALE. The following table sets forth the activity in the Company's net loans available for sale during the periods indicated:

                                                                              Year ended December 31,
                                                 ----------------------------------------------------------------------------------
                                                    1999               1998            1997               1996              1995
                                                 ------------      ------------     ------------      ------------     ------------
                                                                               (Dollars in Thousands)
Balance at beginning of period...............    $    177,847      $    177,041     $    126,366      $    251,790     $    102,293
Purchases:
Single family residential (1)................          47,129           795,053          278,081           284,598          230,077
Multi-family residential.....................              --                --               --            10,456           10,056
                                                 ------------      ------------     ------------      ------------     ------------
                                                       47,129           795,053          278,081           295,054          240,133
                                                 ------------      ------------     ------------      ------------     ------------
Originations:
   Single family residential (2).............         728,509           959,105          316,101             9,447              360
   Multi-family residential..................              --                --               --                --           24,810
                                                 ------------      ------------     ------------      ------------     ------------
                                                      728,509           959,105          316,101             9,447           25,170
                                                 ------------      ------------     ------------      ------------     ------------
Sales (3) (4)................................        (865,959)       (1,658,773)        (501,079)         (395,999)        (100,104)
Decrease (increase) in lower of cost or
  market valuation allowance ................           1,282            (4,064)          (1,034)           (2,455)            (118)
Loans transferred (to)/from loan portfolio ..              --                --          (13,674)               45           (4,353)
Principal repayments, net of
  capitalized interest                                (30,314)          (82,728)         (22,151)          (27,845)         (11,231)
Transfer to real estate owned................         (13,281)           (7,787)          (5,569)           (3,671)              --
                                                 ------------      ------------     ------------      ------------     ------------
Net increase (decrease) in loans.............        (132,634)              806           50,675          (125,424)         149,497
                                                 ------------      ------------     ------------      ------------     ------------
Balance at end of period.....................    $     45,213      $    177,847     $    177,041      $    126,366     $    251,790
                                                 ============      ============     ============      ============     ============

(1)         Includes $292.8 million purchased during 1998 from the U.S.
            operations of Cityscape Financial Corp. and $421.3 million purchased from the UK operations of Cityscape Financial Corp.

(2) Includes $509.8 million and $254.3 million originated by Ocwen UK during 1999 and 1998, respectively.

(3)         Includes $297.5 million related to the sale of Ocwen UK on September
            30, 1999.

(4) Includes securitizations of domestic and foreign subprime single family residential loans. See "Results of Operations - Non-interest Income."

            The following table presents a summary of the Company's non-performing loans in the loans available for sale portfolio at the dates indicated:

                                                                                December 31,
                                                       -----------------------------------------------------------
                                                        1999        1998        1997          1996          1995
                                                       -------    -------    ----------    ----------    ---------
                                                                         (Dollars in Thousands)
             Non-performing loans:
               Single family loans (1) .............   $15,319    $39,415    $   13,509    $   14,409    $   7,833
               Consumer loans ......................         1          9            25            36          100
                                                       -------    -------    ----------    ----------    ---------
                                                       $15,320    $39,424    $   13,534    $   14,445    $   7,933
                                                       =======    =======    ==========    ==========    =========
            Non-performing loans as a percentage of:
               Total loans available for sale ......     33.88%     22.17%         7.64%        11.43%        3.15%
               Total assets ........................      0.46%      1.19%         0.44%         0.58%        0.58%

            (1)         Includes $7.2 million related to Ocwen UK at December
                        31, 1998.

            Non-performing loans available for sale consist primarily of subprime single family residential loans, reflecting the higher risk associated with such loans. See Note 6 to the Consolidated Financial Statements.

            LOAN PORTFOLIO, NET. Loans held for investment in the Company's loan portfolio are carried at amortized cost, less an allowance for loan losses, because the Company has the ability and presently intends to hold them to maturity. The Company's net loan portfolio decreased by $72.9 million or 32% during 1999 reflecting the continuing payoff of multi-family and commercial loans and the Company's decision effective June 30, 1999 to cease origination of such loans. The decline was offset in part by the acquisition of loans, primarily multi-family residential and commercial real estate, as a result of the acquisition of OAC.

            COMPOSITION OF LOAN PORTFOLIO The following table sets forth the composition of the Company's loan portfolio by type of loan at the dates indicated.

                                                                                     December 31,
                                                      --------------------------------------------------------------------------
                                                         1999            1998            1997            1996            1995
                                                      -----------    -----------     -----------     -----------     -----------
                                                                                (Dollars in Thousands)
         Single family residential loans.........     $     4,334    $    30,361     $    46,226     $    73,186     $    75,928
         Multi-family residential loans:
             Permanent...........................          23,430         53,311          38,105          31,252          41,306
             Construction........................          57,936         22,288          33,277          36,590           7,741
                                                      -----------    -----------     -----------     -----------     -----------
                Total multi-family residential...          81,366         75,599          71,382          67,842          49,047
                                                      -----------    -----------     -----------     -----------     -----------
         Commercial real estate:
              Hotels:
                Permanent........................              --         29,735          64,040         173,947         125,791
                Construction.....................          38,645          6,896          25,322          26,364              --
                                                      -----------    -----------     -----------     -----------     -----------
                                                           38,645         36,631          89,362         200,311         125,791
              Office buildings...................          64,745         93,068          68,759         128,782          61,262
              Land...............................           2,238          2,266           2,858           2,332          24,904
              Other..............................              --          6,762          16,094          25,623           2,494
                                                      -----------    -----------     -----------     -----------     -----------
                Total commercial real estate.....         105,628        138,727         177,073         357,048         214,451
         Commercial nonmortgage..................              --             --              --           2,614              --
         Consumer................................              82            132             244             424           3,223
                                                      -----------    -----------     -----------     -----------     -----------
              Total loans........................         191,410        244,819         294,925         501,114         342,649
         Undisbursed loan proceeds...............         (24,654)        (7,099)        (22,210)        (89,840)        (39,721)
         Unamortized deferred fees...............          (2,089)         (2,480)        (2,721)         (5,169)         (5,376)
         Allowance for loan losses...............          (7,259)         (4,928)        (3,695)         (3,523)         (1,947)
                                                      -----------     -----------    -----------     -----------    ------------
              Loans, net.........................     $   157,408     $   230,312    $   266,299     $   402,582     $   295,605
                                                      ===========     ===========    ===========     ===========     ===========

            CONTRACTUAL PRINCIPAL REPAYMENTS. The following table sets forth certain information at December 31, 1999 regarding the dollar amount of loans maturing in the Company's loan portfolio based on scheduled contractual amortization, as well as the dollar amount of loans which have fixed or adjustable interest rates. Demand loans (loans having no stated schedule of repayments and no stated maturity) and overdrafts are reported as due in one year or less. Loan balances have not been reduced for (i) undisbursed loan proceeds, unearned discounts and the allowance for loan losses or (ii) non-performing loans.

                                                                                    Maturing in
                                                   -------------------------------------------------------------------------------
                                                                       After        After Five
                                                                      One Year         Years
                                                       One          Through Five    Through Ten       After Ten
                                                   Year or Less        Years            Years           Years             Total
                                                   ------------     ------------    ------------     ------------     ------------
                                                                                (Dollars in Thousands)
         Single family residential loans.........  $        249     $         50    $         86     $      3,949     $      4,334
         Multi-family residential loans..........        81,360                6              --               --           81,366
         Commercial real estate and land loans...       105,628               --              --               --          105,628
         Consumer and other loans................            20               62              --               --               82
                                                   ------------     ------------    ------------     ------------     ------------
            Total................................  $    187,257     $        118    $         86     $      3,949     $    191,410
                                                   ============     ============    ============     ============     ============

         Interest rate terms on amounts due:

            Fixed................................  $     83,072     $          4    $         86     $        857     $     84,019
            Adjustable...........................       104,185              114              --            3,092          107,391
                                                   ------------     ------------    ------------     ------------     ------------
                                                   $    187,257     $        118    $         86     $      3,949     $    191,410
                                                   ============     ============    ============     ============     ============

            Scheduled contractual principal repayments may not reflect the actual maturities of loans because of prepayments and, in the case of conventional mortgage loans, due-on-sale clauses. The average life of mortgage loans, particularly fixed-rate loans, tends to increase when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, to decrease when rates on existing mortgages are substantially higher than current mortgage loan rates.

            ACTIVITY IN THE LOAN PORTFOLIO. The following table sets forth the activity in the Company's loan portfolio during the periods indicated.

                                                                               Year Ended December 31,
                                                 ----------------------------------------------------------------------------------
                                                      1999             1998              1997             1996              1995
                                                 ------------      ------------     ------------      ------------     ------------
                                                                                (Dollars in Thousands)
Balance at beginning of period............       $    244,819      $    294,925     $    501,114      $    342,649     $     61,194
Originations:
   Single family residential loans........                 --                --            1,987            10,681           14,776
   Multi-family residential loans.........              3,692            56,657           16,799            68,076           48,664
   Commercial real estate loans...........             17,258           116,452           69,948           199,017          212,630
   Commercial non-mortgage and
     consumer loans.......................                 --                --            1,140             3,366              207
                                                 ------------      ------------     ------------      ------------     ------------
     Total loans originated...............             20,950           173,109           89,874           281,140          276,277
                                                 ------------      ------------     ------------      ------------     ------------
Purchases:
   Single family residential loans........              6,209                --               78               305           29,833
   Multi-family residential loans.........             45,285                --               --                --            2,245
   Commercial real estate loans...........             69,619                --               --                --            1,966
                                                 ------------      ------------     ------------      ------------     ------------
     Total loans purchased (1)............            121,113                --               78               305           34,044
                                                 ------------      ------------     ------------      ------------     ------------
Sales.....................................            (53,197)               --           (2,346)               --               --
Loans transferred from available for sale.                 --                --           13,782                45            4,353
Principal repayments......................           (137,824)         (222,668)        (306,916)         (121,818)         (33,168)
Transfer to real estate owned.............             (4,451)             (547)            (661)           (1,207)             (51)
                                                 ------------      ------------     ------------      ------------     ------------
Net (decrease) increase in loans..........            (53,409)           50,106          206,189          (158,465)         281,455
                                                 ------------      ------------     ------------      ------------     ------------
Balance at end of period..................       $    191,410      $    244,819     $    294,925      $    501,114     $    342,649
                                                 ============      ============     ============      ============     ============

(1) Purchases during 1999 represent loans, including undisbursed loans, acquired as a result of the acquisition of OAC.

            The following table sets forth certain information relating to the Company's non-performing loans in its loan portfolio at the dates indicated:

                                                                                         December 31,
                                                               ----------------------------------------------------------------
                                                                  1999          1998          1997         1996         1995
                                                               ---------     ---------     ---------     ---------    ---------
                                                                                      (Dollars in Thousands)
            Non-performing loans:
             Single family residential loans.................  $     982     $   1,169     $   1,575     $   2,123    $   2,923
             Multi-family residential loans (1)..............     11,037         7,392         7,583           106          731
             Commercial real estate and other (2)............     19,360           488            --            55          202
                                                               ---------     ---------     ---------     ---------    ---------
                Total........................................  $  31,379     $   9,049     $   9,158     $   2,284    $   3,856
                                                               =========     =========     =========     =========    =========

            Non-performing loans as a percentage of:
             Total loans (3).................................      18.82%         3.81%         3.36%         0.56%        1.27%
             Total assets....................................       0.95%         0.27%         0.30%         0.09%        0.20%

            Allowance for loan losses as a percentage of:
                Total loans(3)...............................       4.35%         2.07%         1.39%         0.87%        0.65%(3)
                Non-performing loans.........................      23.13%        54.46%        40.35%       154.25%       50.49%

(1) Non-performing multi-family residential loans at December 31, 1999 were primarily attributable to 14 loans with an aggregate balance of $11.0 million, all of which management believes are well collateralized.

(2) Non-performing commercial real estate loans at December 31, 1999 were primarily attributable to 13 loans with an aggregate balance of $19.4 million, all of which management believes are well collateralized.

(3)         Total loans is net of undisbursed loan proceeds.

            For further information on the Company's loan portfolio, see Note 7 to the Consolidated Financial Statements (which is incorporated herein for reference).

            MATCH FUNDED LOANS AND SECURITIES. At December 31, 1999, the Company held $105.1 million of single family residential match funded loans acquired as a result of the OAC acquisition. These loans were previously securitized and transferred by OAC to a real estate mortgage investment conduit on November 13, 1998. The transfer did not qualify as a sale under SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Accordingly, the proceeds received from the transfer are reported as a liability (bonds-match funded agreements).

            The $105.1 million of match funded loans at December 31, 1999 includes $1.1 million of non-performing loans and is net of an allowance for loan losses of $0.5 million.

            Additionally, at December 31, 1999 the Company held $52.7 million of match funded securities resulting from the Company's transfer of four unrated residual securities to a trust on December 16, 1999 in exchange for non-recourse notes. Upon the transfer, the Company received approximately $40.1 million of proceeds. The transfer did not qualify as a sale under SFAS No. 125. Accordingly, the amount of proceeds from the transfer are reported as a liability (bonds-match funded agreements).

            See "Bonds-Match Funded Agreements" and Note 9 to the Consolidated Financial Statements, (which is hereby incorporated for reference).

            The following tables detail the Company's match funded securities at December 31, 1999, and its estimates of expected yields on such securities, taking into consideration expected prepayment and loss rates together with other factors.

                          ISSUE            RATING       COLLATERAL BALANCE   OVER COLLATERIZATION LEVEL AT   PRODUCT TYPE AT
SECURITIZATION  SECURITY   DATE  RATING   AGENCIES     ISSUANCE   12/31/99          12/31/99                   12/31/99
--------------  --------  -----  ------   --------     --------   --------   -----------------------------   ---------------
                                                    (Dollars in Thousands)
SASCO 1998-21       X     Jan-98    NR    S&P, Fitch   $ 600,052  $ 284,235       31% Fixed, 69% ARM             1. 85% OC
SASCO 1998-31       X     Mar-98    NR    S&P, Fitch     769,671    405,880       11% Fixed, 89% ARM              3.32% OC
MLMI 1998-FF12      X     Jun-98    NR    S&P, Fitch     198,155    109,319                 100% ARM              2.72% OC
LHELT 1998-23       X     Jun-98    NR  Moody's, Fitch   209,225    128,873       43% Fixed, 57% ARM              6.11% OC
OCWEN 98-OAC-14    N/A    Nov-98    NR   S&P, Moody's    182,178    112,600       26% Fixed, 74% ARM             16.70% OC

                           WEIGHTED   WEIGHTED                    ACTUAL      ACTUAL
                           AVERAGE    AVERAGE       TOTAL      LIFE TO DATE LIFE TO DATE  ANTICIPATED YIELD TO  PROSPECTIVE YIELD
                            COUPON    LTV AT:  DELINQUENCY AT:   CPR AT:     LOSSES AT:       MATURITY AT:        MATURING AT
SECURITIZATION  SECURITY AT: 12/31/99 12/31/99    12/31/99       12/31/99     12/31/99    PURCHASE   12/31/99      12/31/99
--------------  -------- ------------ -------- ---------------   --------   ------------  --------   ---------  -----------------
                                                        (Dollars in Thousands)
SASCO 1998-2        X       11.10%     73.74%     17.81%          31.84%     $   4,969      16.00%       1.26%       17.62%
SASCO 1998-3(1)     X       10.20      75.67      11.81           30.19          4,116      17.04        3.29        17.48
MLMI 1998-FF1(2)    X        9.39      77.63      10.94           30.85            200      18.57       10.12        18.60
LHELT 1998-2(3)     X       10.08      75.81      12.08           25.87            593      18.55       17.17        38.78
OCWEN 98-OAC-1(4)  N/A       8.65      80.30       6.16           33.22            181        N/A         N/A          N/A

ISSUERS:

(1)         Structured Asset Securities Corp.
(2)         Merrill Lynch Mortgage Investors, Inc.
(3)         Lehman Home Equity Loan Trust.
(4)         Ocwen Mortgage Loan Trust.

                                                                                                                        ANTICIPATED
                                                                                   ORIGINAL     ANTICIPATED              WEIGHTED
                                                                                  ANTICIPATED     YIELD TO                AVERAGE
                                                                                    YIELD TO    MATURITY AT              REMAINING
RATING/DESCRIPTION                   AMORTIZED COST     FAIR VALUE  PERCENT OWNED   MATURITY    12/31/99 (1)   COUPON     LIFE(2)
------------------                  ---------------   ------------  ------------- -----------   ------------   ------   -----------
Match-funded securities.........    $        53,561   $     52,693     100.00%        17.24%       6.07%        0.00%    8.89 years
                                    ===============   ============

(1) Changes in the December 31, 1999 anticipated yield to maturity from that originally anticipated are primarily the result of changes in prepayment assumptions and, to a lesser extent, loss assumptions.

(2) Equals the weighted average duration based on the December 31, 1999 book value.

            For a glossary of the terms included in the above tables, see "Securities Available for Sale."

            DISCOUNT LOAN PORTFOLIO, NET. The discount loan portfolio decreased $113.3 million or 11% during 1999. Resolutions and repayments, loans transferred to real estate owned and sales more than offset acquisitions during the year. Substantially all of the Company's discount loan portfolio is secured by first mortgage liens on real estate.

            COMPOSITION OF THE DISCOUNT LOAN PORTFOLIO The following table sets forth the composition of the Company's discount loan portfolio by type of loan at the dates indicated:

                                                                                December 31,
                                            ----------------------------------------------------------------------------------
                                                1999              1998             1997              1996             1995
                                            ------------      ------------     ------------      ------------     ------------
                                                                           (Dollars in Thousands)
Single family residential loans..........   $    597,719      $    597,100     $    900,817      $    504,049     $    376,501
Multi-family residential loans...........        191,971           244,172          191,302           341,796          176,259
Commercial real estate loans:
     Office buildings....................         97,784           154,063          363,681           202,084          169,300
     Hotels..............................         75,095           100,407           98,907            46,054           67,600
     Retail properties...................        105,247            21,230          106,755           138,590           95,000
     Other properties....................         87,148           173,310          131,692            79,073           56,666
                                            ------------      ------------     ------------      ------------     ------------
                                                 365,274           449,010          701,035           465,801          388,566
Other loans..............................         21,615            10,144            1,865             2,753            2,203
                                            ------------      ------------     ------------      ------------    -------------
   Total discount loans..................      1,176,579         1,300,426        1,795,019         1,314,399          943,529
                                            ============      ============     ============      ============     ============
Unaccreted discount:
     Single family residential loans.....       (147,630)         (161,650)        (170,743)          (92,167)        (105,255)
     Multi-family residential loans......        (37,981)          (20,795)         (45,944)          (71,817)         (47,541)
     Commercial real estate loans........        (57,604)          (69,747)        (120,457)          (77,550)        (120,367)
     Other loans.........................           (954)             (321)            (206)             (374)            (595)
                                           -------------     -------------    -------------     -------------    -------------
                                                (244,169)         (252,513)        (337,350)         (241,908)        (273,758)
                                           -------------     -------------    -------------     -------------    -------------
                                                 932,410         1,047,913        1,457,669         1,072,491          669,771
Allowance for loan losses................        (19,181)          (21,402)         (23,493)          (11,538)              --
                                            ------------      ------------     ------------      ------------     ------------
Discount loans, net......................   $    913,229      $  1,026,511     $  1,434,176      $  1,060,953     $    669,771
                                            ============      ============     ============      ============     ============

    ACTIVITY IN THE DISCOUNT LOAN PORTFOLIO. The following table sets forth the activity in the Company's net discount loan portfolio during the periods indicated:

                                                                               Year Ended December 31,
                                                      --------------------------------------------------------------------------
                                                         1999            1998            1997            1996           1995
                                                      -----------     -----------     -----------     -----------    -----------
            AMOUNT                                                              (Dollars in Thousands)
            Balance at beginning of period..........  $ 1,026,511     $ 1,434,176     $ 1,060,953     $   669,771    $   529,460
            Acquisitions(1)(2):
            Single  family residential loans........      516,744         613,201       1,061,967         365,516        272,799
            Multi - family residential loans........       78,244         231,130          57,707         310,423        141,160
            Commercial real estate loans............      157,258         264,697         656,904         433,492        374,873
            Other...................................       17,414          14,699             195           1,456          2,363
                                                      -----------     -----------     -----------     -----------    -----------
                                                          769,660       1,123,727       1,776,773       1,110,887        791,195
                                                      -----------     -----------     -----------     -----------    -----------
            Resolutions and repayments(3)...........     (372,442)       (539,353)       (484,869)       (371,228)      (300,161)
            Loans transferred to real estate owned..     (203,043)       (382,904)       (292,412)       (138,543)      (281,344)
            Sales (4)...............................     (318,022)       (696,063)       (518,872)       (230,246)       (51,595)
            Decrease (increase) in discount.........        8,344          84,837         (95,442)         31,850        (17,784)
            Decrease (increase) in allowance........        2,221           2,091         (11,955)        (11,538)            --
                                                      -----------     -----------     -----------     -----------    -----------
            Balance at end of period................  $   913,229     $ 1,026,511     $ 1,434,176     $ 1,060,953    $   669,771
                                                      ===========     ===========     ===========     ===========    ===========

                                                                               Year Ended December 31,
                                                      --------------------------------------------------------------------------
                                                         1999            1998            1997            1996           1995
                                                      -----------     -----------     -----------     -----------    -----------
            NUMBER OF LOANS
            Balance at beginning of period.......           8,100          12,980           5,460           4,543          3,894
            Acquisitions(1)(2):
            Single  family residential loans.....           6,606           7,779          17,154           4,086          2,745
            Multi - family residential loans.....              34              92             173             221            104
            Commercial real estate loans.........             202             205             354             496            117
            Other................................               6               8              22               9              6
                                                      -----------     -----------     -----------     -----------    -----------
                                                            6,848           8,084          17,703           4,812          2,972
                                                      -----------     -----------     -----------     -----------    -----------
            Resolutions and repayments(3)........          (1,241)         (1,918)         (1,978)         (2,355)          (960)
            Loans transferred to real estate owned         (2,367)         (3,193)         (1,596)           (860)          (984)
            Sales (4)............................          (3,276)         (7,853)         (6,609)           (680)          (379)
            Decrease (increase) in discount......              --              --              --              --             --
            Decrease (increase) in allowance.....              --              --              --              --             --
                                                      -----------     -----------     -----------     -----------    -----------
            Balance at end of period.............           8,064           8,100          12,980           5,460          4,543
                                                      ===========     ===========     ===========     ===========    ===========

(1) The decline in acquisitions during 1999 is primarily due to a decline in the volume of non-performing loans brought to market, as a result of the continued strength of the domestic economy.

(2) The 1996 data does not include the Company's pro rata share of the $741.2 million of discount loans acquired by the LLC.

(3) Resolutions and repayments consists of loans which were resolved in a manner which resulted in partial or full repayment of the loan to the Company, as well as principal payments on loans which have been brought current in accordance with their original or modified terms (whether pursuant to forbearance agreements or otherwise) or on other loans which have not been resolved.

(4)         Includes securitizations of performing single family discount loans.
            See "Results of Operations - Non-interest Income."

    PAYMENT STATUS OF DISCOUNT LOANS. The following table sets forth certain information relating to the payment status of loans in the Company's discount loan portfolio at the dates indicated.

                                                                                     December 31,
                                                    ----------------------------------------------------------------------------
                                                         1999            1998            1997            1996           1995
                                                    -------------   -------------   -------------   -------------  -------------
            PRINCIPAL AMOUNT                                                    (Dollars in Thousands)
            Loans without Forbearance Agreements:
              Current.............................. $     509,845   $     578,269   $     670,115   $     572,043  $     351,630
              Past due 31 days to 89 days..........        23,438          35,555          21,098          19,458         86,838
              Past due 90 days or more.............       448,312         509,838         638,319         506,113        385,112
              Acquired and servicing not yet
                 transferred.......................        87,538          57,048          28,053         149,564        119,949
                                                    -------------   -------------   -------------   -------------  -------------
                 Subtotal..........................     1,069,133       1,180,710       1,357,585       1,247,178        943,529
                                                    -------------   -------------   -------------   -------------  -------------

            Loans with Forbearance Agreements:
               Current.............................         2,958           1,180           3,140           7,554             --
              Past due 31 days to 89 days..........         8,904           4,046           1,688           2,703             --
              Past due 90 days or more(1)(2)(3)(4).        95,584         114,490         432,606          56,964             --
                                                    -------------   -------------   -------------   -------------  -------------
                 Subtotal..........................       107,446         119,716         437,434          67,221             --
                                                    -------------   -------------   -------------   -------------  -------------
            Total.................................. $   1,176,579   $   1,300,426   $   1,795,019   $   1,314,399  $     943,529
                                                    =============   =============   =============   =============  =============

                                                                                December 31,
                                                    -------------------------------------------------------------------
                                                      1999           1998           1997          1996          1995
                                                    ---------      ---------     ---------     ---------     ----------
            PERCENTAGE OF LOANS
            Loans without Forbearance Agreements:
              Current...........................        43.33%         44.47%        37.33%        43.52%         37.27%
              Past due 31 days to 89 days.......         1.99           2.73          1.18          1.48           9.20
              Past due 90 days or more..........        38.10          39.21         35.56         38.51          40.82
              Acquired and servicing not yet
                 transferred....................         7.44           4.39          1.56         11.38          12.71
                                                    ---------      ---------     ---------     ---------     ----------
                 Subtotal.......................        90.86          90.80         75.63         94.89         100.00
                                                    ---------      ---------     ---------     ---------     ----------

            Loans with Forbearance Agreements:
              Current...........................         0.25           0.09          0.18          0.57             --
              Past due 31 days to 89 days.......         0.76           0.31          0.09          0.21             --
              Past due 90 days or more..........         8.13           8.80         24.10          4.33             --
                                                    ---------      ---------     ---------     ---------     ----------
                 Subtotal.......................         9.14           9.20         24.37          5.11             --
                                                    ---------      ---------     ---------     ---------     ----------
            Total...............................       100.00%        100.00%       100.00%       100.00%        100.00%
                                                    =========      =========     =========     =========     ==========

(1) Includes $73.2 million of loans which were less than 90 days past due under the terms of the forbearance agreements at December 31, 1999, of which $52.0 million were current and $21.2 million were past due 31 to 89 days.

(2) Includes $110.1 million of loans which were less than 90 days past due under the terms of the forbearance agreements at December 31, 1998, of which $77.9 million were current and $32.2 million were past due 31 to 89 days.

(3) Includes $316.3 million of loans which were less than 90 days past due under the terms of the forbearance agreements at December 31, 1997, of which $184.5 million were current and $131.8 million were past due 31 to 89 days.

(4) Includes $32.8 million of loans which were less than 90 days past due under the terms of the forbearance agreements at December 31, 1996, of which $17.8 million were current and $15.0 million were past due 31 to 89 days.

            For further information on the Company's discount loan portfolio, see Note 8 to the Consolidated Financial Statements (which is incorporated herein by reference).

            ALLOWANCES FOR LOAN LOSSES. The Company maintains an allowance for loan losses for each of its loan, discount loan and match funded loan portfolios at a level which management considers adequate to provide for potential losses in each portfolio based upon an evaluation of known and inherent risks in such portfolios. The following table sets forth the breakdown of the allowance for loan losses on the Company's loan portfolio, discount loan and match funded loan portfolio by loan category and the percentage of loans in each category to total loans in the respective portfolios at the dates indicated:

                                                                        December 31,
                                                 ------------------------------------------------------------
                                                   1999         1998          1997         1996        1995
                                                 ---------    ---------    ---------    ---------    --------
            AMOUNT                                                   (Dollars in Thousands)
            Loan portfolio:
            Single family residential loans .. $        87  $       215  $       512  $       520 $       346
            Multi-family residential loans ...       1,722        2,714        2,163          673         683
            Commercial real estate loans .....       5,450        1,999        1,009        2,299         875
            Other ............................          --           --           11           31          43
                                                 ---------    ---------    ---------    ---------    --------
              Total .......................... $     7,259  $     4,928  $     3,695  $     3,523 $     1,947
                                                 =========    =========    =========    =========    ========

            Discount loan portfolio(1):
            Single family residential loans .. $    11,081  $    10,307  $    15,017  $     3,528    $     --
            Multi-family residential loans ...       1,681        2,457        2,616        3,124          --
            Commercial real estate loans .....       5,152        8,607        5,860        4,886          --
            Other loans ......................       1,267           31           --           --          --
                                                 ---------    ---------    ---------    ---------    --------
              Total .......................... $    19,181  $    21,402  $    23,493  $    11,538    $     --
                                                 =========    =========    =========    =========    ========

            Match funded loans:
            Single family residential loans .. $       495    $      --    $      --    $      --    $     --
                                                 =========    =========    =========    =========    ========

            PERCENTAGE OF LOANS TO TOTAL LOANS
            Loan portfolio:
            Single family residential loans ..         2.3%        12.4%        15.7%        14.6%       22.2%
            Multi-family residential loans ...        42.5         30.9         24.2         13.5        14.3
            Commercial real estate loans .....        55.2         56.7         60.0         71.3        62.6
            Other ............................          --           --          0.1          0.6         0.9
                                                 ---------    ---------    ---------    ---------    --------
              Total ..........................       100.0%       100.0%       100.0%       100.0%      100.0%
                                                 =========    =========    =========    =========    ========

            Discount loan portfolio(1):
            Single family residential loans ..        48.3%        41.6%        50.1%        38.4%         --%
            Multi-family residential loans ...        16.5         21.3         10.0         25.2          --
            Commercial real estate loans .....        33.0         36.2         39.8         36.2          --
            Other loans ......................         2.2          0.9          0.1          0.2          --%
                                                 ---------    ---------    ---------    ---------    --------
              Total ..........................       100.0%       100.0%       100.0%       100.0%         --%
                                                 =========    =========    =========    =========    ========
            Match funded loans:
            Single family residential loans ..       100.0%          --%          --%          --%         --%
                                                 =========    =========    =========    =========    ========

(1) The Company did not maintain an allowance for loan losses on its discount loan portfolio prior to 1996.

            The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

            The following table sets forth an analysis of activity in the allowance for loan losses relating to the Company's loan portfolio during the periods indicated:

                                                                                    Year Ended December 31,
                                                                -----------------------------------------------------------------
                                                                  1999           1998           1997           1996        1995
                                                                --------       --------       --------       --------    --------
                                                                                       (Dollars in Thousands)
             Balance at beginning of period...................  $  4,928       $  3,695       $  3,523       $  1,947    $  1,071
             Provision for loan losses........................     1,636            891            325          1,872       1,121
             Charge-offs:
                Single family residential loans...............        (8)          (212)          (100)          (261)       (131)
                Multi-family residential loans................        --             --             --             (7)         --
                Commercial real estate loans..................        --             --             --             --         (40)
                Consumer loans................................        --             (7)           (53)           (28)        (92)
                                                                --------       ---------      --------       --------    --------
                  Total charge-offs...........................        (8)          (219)          (153)          (296)       (263)
             Recoveries:
                Single family residential loans...............        --             --             --             --           3
                Commercial real estate loans..................        --            561             --             --          15
                                                                --------       --------       --------       --------    --------
                  Total recoveries............................        --            561             --             --          18
                                                                --------       --------       --------       --------    --------
                  Net (charge-offs) recoveries................        (8)           342           (153)          (296)       (245)
                                                                --------       --------       --------       --------    --------
             Acquired allowance (OAC acquisition).............       703             --             --             --          --
                                                                --------       --------       --------       --------    --------
             Balance at end of period.........................  $  7,259       $  4,928       $  3,695       $  3,523    $  1,947
                                                                ========       ========       ========       ========    ========
             Net (charge-offs) recoveries as a percentage of
                average loan portfolio .......................    (0.004%)         0.13%         (0.04%)        (0.09%)     (0.19%)

            The following table sets forth an analysis of activity in the allowance for loan losses relating to the Company's discount loan portfolio during the periods indicated:

                                                                                       Year Ended December 31,
                                                                   ---------------------------------------------------------------
                                                                       1999              1998             1997            1996
                                                                   ------------      ------------     ------------    ------------
                                                                                        (Dollars in Thousands)
            Balance at beginning of period......................   $     21,402      $     23,493     $     11,538    $         --
            Provision for loan losses...........................          5,434            17,618           31,894          20,578
            Charge-offs:
               Single family residential loans..................         (4,409)          (14,574)         (13,281)         (7,009)
               Multi-family residential loans...................           (912)           (2,648)          (2,056)           (704)
               Commercial real estate loans.....................         (2,687)           (2,888)          (5,012)         (1,503)
               Other loans......................................            (44)              (20)              --              --
                                                                   ------------      ------------     ------------    ------------
                  Total charge-offs.............................         (8,052)          (20,130)         (20,349)         (9,216)
                                                                   ------------      ------------     ------------    ------------
            Recoveries:
               Single family residential loans..................            397               421              410             176
               Multi-family residential loans...................             --                --               --              --
               Commercial real estate loans.....................             --                --               --              --
               Consumer loans...................................             --                --               --              --
                                                                   ------------      ------------     ------------    ------------
                  Total recoveries..............................            397               421              410             176
                                                                   ------------      ------------     ------------    ------------
                  Net charge-offs...............................         (7,655)          (19,709)         (19,939)         (9,040)
                                                                   ------------      ------------     ------------    ------------
            Balance at end of period............................   $     19,181      $     21,402     $     23,493    $     11,538
                                                                   ============      ============     ============    ============
            Net charge-offs as a percentage of average discount
               loan portfolio...................................          (0.83%)           (1.53%)          (1.55%)         (1.34%)

            INVESTMENTS IN LOW-INCOME HOUSING TAX CREDIT INTERESTS. In 1993, the Company commenced a program to invest in multi-family residential projects which have been allocated low-income housing tax credits under Section 42 of the Internal Revenue Code of 1986, as amended, by a state tax credit allocating agency. At December 31, 1999, the Company had $151.0 million of investments in low-income housing tax credit interests, as compared to $144.2 million at December 31, 1998. The increase during 1999 represents the Company's continued investment in existing low-income projects, as well as six new projects, offset by the sale of its investment in nine projects which had a carrying value of $41.7 million for gains of $6.6 million. See Note 14 to the Consolidated Financial Statements (which is incorporated herein by reference).

            INVESTMENTS IN UNCONSOLIDATED ENTITIES. Investments in unconsolidated entities decreased $49.8 million during 1999 primarily as a result of the Company's acquisition of OAC on October 7, 1999. The Company's investment in OAC stock amounted to $16.3 million, or 8.12% of the outstanding common stock of OAC, at December 31, 1998. The Company's investment in OPLP units amounted to $22.8 million, or 8.71% of the partnership units of OPLP, at December 31, 1998. Prior to October 7, 1999, the Company accounted for these investments under the equity method. During 1998, the Company recorded equity in the losses of its investment in OAC and OPLP of $4.0 million and $4.7 million, respectively.

            Also contributing to the decline in investments in unconsolidated entities during 1999 was a $10.4 million decrease in the Company's 35.84% equity investment in Kensington. The decrease was primarily due to the Company's $9.2 million share of Kensington's losses recorded during 1999.

            See Notes 2 (first five paragraphs) and 10 to the Consolidated Financial Statements (which are incorporated herein by reference).

            REAL ESTATE OWNED, NET. Real estate owned, net, decreased by $34.0 million or 17% during 1999 due primarily to a decline in foreclosures. Real estate owned consists almost entirely of properties acquired by foreclosure or deed-in-lieu thereof on loans in the Company's discount loan portfolio.

            The following table sets forth certain information relating to the Company's real estate owned at the dates indicated.

                                                    December 31,
                               ----------------------------------------------------
                                1999        1998       1997       1996       1995
                               --------   --------   --------   --------   --------
                                              (Dollars in Thousands)
Discount loan portfolio:
   Single family residential.  $ 72,193   $ 94,641   $ 76,409   $ 49,728   $ 75,144
   Multi-family residential..     2,601     20,130     16,741     14,046     59,932
   Commercial real  estate ..    85,233     82,591     71,339     36,264     31,218
                               --------   --------   --------   --------   --------

        Total ...............   160,027    197,362    164,489    100,038    166,294
Loan portfolio ..............     2,183        227        357        592        262
Loans available for sale ....     5,296      3,962      2,419      3,074         --
                               --------   --------   --------   --------   --------
        Total ...............  $167,506   $201,551   $167,265   $103,704   $166,556
                               ========   ========   ========   ========   ========

            The following tables set forth the activity in the real estate owned during the periods indicated.

                                                             Year Ended December 31,
                                         -------------------------------------------------------------
                                           1999         1998         1997         1996          1995
                                         ---------    ---------    ---------    ---------    ---------
AMOUNT                                                       (Dollars in Thousands)
Balance at beginning of period .......   $ 201,551    $ 167,265    $ 103,704    $ 166,556    $  96,667
Properties acquired through
  foreclosure or deed-in-lieu thereof:
  Discount loans .....................     203,043      382,904      292,412      138,543      281,344
  Loans available for sale ...........      13,281        7,787        5,569        3,671           --
  Loan portfolio .....................       4,451          547          661        1,207           51
  Less discount transferred ..........     (63,664)    (110,716)     (93,021)     (41,323)     (96,221)
                                         ---------    ---------    ---------    ---------    ---------
                                           157,111      280,522      205,621      102,098      185,174
                                         ---------    ---------    ---------    ---------    ---------
Acquired in connection with
  acquisitions of discount loans .....      47,808       19,949       38,486        2,529       24,617
Sales ................................    (237,108)    (263,206)    (179,693)    (160,592)    (139,233)
Change in valuation allowance ........      (1,856)      (2,979)        (853)      (6,887)        (669)
                                         ---------    ---------    ---------    ---------    ---------
Balance at end of period .............   $ 167,506    $ 201,551    $ 167,265    $ 103,704    $ 166,556
                                         =========    =========    =========    =========    =========

                                                               Year Ended December 31,
                                           -------------------------------------------------------------
                                             1999         1998         1997         1996          1995
                                           ---------    ---------    ---------    ---------    ---------
NUMBER OF PROPERTIES
  Balance at beginning of period .......       1,999        1,505          825        1,070        1,018
  Properties acquired through
    foreclosure or deed-in-lieu thereof:
    Discount loans .....................       2,367        3,193        1,596          860          969
    Loans available for sale ...........         157           82           54           51           --
    Loan portfolio .....................          10            3            6            7            1
    Less discount transferred ..........          --           --           --           --           --
                                           ---------    ---------    ---------    ---------    ---------
                                               2,534        3,278        1,656          918          970
                                           ---------    ---------    ---------    ---------    ---------
  Acquired in connection with
    acquisitions of discount loans .....         931          303          545           12          311
  Sales ................................      (3,792)      (3,087)      (1,521)      (1,175)      (1,229)
  Change in valuation allowance ........          --           --           --           --           --
                                           ---------    ---------    ---------    ---------    ---------
  Balance at end of period .............       1,672        1,999        1,505          825        1,070
                                           =========    =========    =========    =========    =========

            The following table sets forth the amount of time that the Company had held its real estate owned at the dates indicated.

                                                                      December 31,
                                   ------------------------------------------------------------------------------
                                      1999             1998             1997             1996            1995
                                   ------------    ------------     ------------     ------------    ------------
                                                                 (Dollars in Thousands)
One to two months...............   $     30,695    $     38,444     $     83,144     $     17,695    $     25,398
Three to four months............         26,532          79,264           28,912           15,291          22,672
Five to six months..............         11,263          27,115           20,929           14,348          25,742
Seven to 12 months..............         28,606          26,122           23,621           13,004          76,782
Over 12 months..................         70,410          30,606           10,659           43,366          15,962
                                   ------------    ------------     ------------     ------------    ------------
                                   $    167,506    $    201,551     $    167,265     $    103,704    $    166,556
                                   ============    ============     ============     ============    ============

            The Company actively manages its real estate owned. Sales of real estate owned resulted in gains, net of the provision for loss, of $8.3 million, $25.2 million and $17.2 million during 1999, 1998 and 1997, respectively, which are included in determining the Company's income (loss) on real estate owned. The increase in the amount of real estate owned which the Company has held in excess of one year as of December 31, 1999 primarily reflects the anticipated migration of a large retail property which is currently being repositioned for sale. The average period during which the Company held the $237.1 million, $263.2 million and $179.7 million of real estate owned which was sold during the years ended December 31, 1999, 1998, and 1997, respectively, was 6 months, 6 months and 9 months, respectively.

            Properties acquired through foreclosure or by deed-in-lieu thereof are valued at the lower of amortized cost or fair value. Properties included in the Company's real estate owned portfolio are periodically re-evaluated to determine that they are being carried at the lower of cost or fair value less estimated costs to sell. Holding and maintenance costs related to properties are recorded as expenses in the period incurred. Deficiencies resulting from valuation adjustments to real estate owned subsequent to acquisition are recognized as a valuation allowance. Subsequent increases related to the valuation of real estate owned are reflected as a reduction in the valuation allowance, but not below zero. Increases and decreases in the valuation allowance are charged or credited to income, respectively.

            The following table sets forth the activity, in aggregate, in the valuation allowances on real estate owned during the periods indicated.

                                                                                Year Ended December 31,
                                                         ----------------------------------------------------------------------
                                                            1999          1998            1997          1996            1995
                                                         ----------     ----------     ----------     ----------     ----------
                                                                                 (Dollars in Thousands)
     Balance at beginning of year.....................   $   15,325     $   12,346     $   11,493     $    4,606     $    3,937
     Provisions for losses............................       28,008         18,626         13,450         18,360         10,510
     Charge-offs and sales............................      (26,152)       (15,647)       (12,597)       (11,473)        (9,841)
                                                         ----------     ----------     ----------     ----------     ----------
     Balance at end of year...........................   $   17,181     $   15,325     $   12,346     $   11,493     $    4,606
                                                         ==========     ==========     ==========     ==========     ==========

     Valuation allowance as a percentage of
        total gross real estate owned (1).............         9.30%          7.07%          6.87%          9.98%          2.69%

(1) The increase at December 31, 1999 reflects a decline in the balance of real estate owned and an increase in the amount of real estate owned which the Company has held in excess of one year.

            Although the Company evaluates the potential for significant environmental problems prior to acquiring or originating a loan, there is a risk for any mortgage loan, particularly a multi-family residential and commercial real estate loan, that hazardous substances or other environmentally restricted substances could be discovered on the related real estate. In such event, the Company might be required to remove such substances from the affected properties or to engage in abatement procedures at its sole cost and expense. There can be no assurance that the cost of such removal or abatement will not substantially exceed the value of the affected properties or the loans secured by such properties, that the Company would have adequate remedies against the prior owners or other responsible parties or that the Company would be able to resell the affected properties either prior to or following completion of any such removal or abatement procedures. If such environmental problems are discovered prior to foreclosure, the Company generally will not foreclose on the related loan; however, the value of such property as collateral will generally be substantially reduced, and as a result, the Company may suffer a loss upon collection of the loan.

            From time to time, the Company makes loans to finance the sale of real estate owned. At December 31, 1999, such loans amounted to $1.8 million and consisted of $1.6 million of multi-family residential loans and $0.2 million of commercial loans. All of the Company's loans to finance the sale of real estate owned were performing in accordance with their terms at December 31, 1999.

            INVESTMENTS IN REAL ESTATE. At December 31, 1999, the Company's investments in real estate was primarily comprised of eight properties with an aggregate carrying value of $252.6 million which were acquired as a result of the acquisition of OAC in October 1999. Four of the properties currently owned by the Company with an aggregate carrying value of approximately $190.3 million are located in San Francisco, California. Three of these properties are located in the financial district of San Francisco, and one property is located in the adjacent civic center district of San Francisco. The Company believes that the office market in San Francisco, particularly the financial district, is characterized by limited new supply and significant barriers to entry. Low vacancy rates, coupled with lack of new construction, are leading to increased rental rates. Government regulation of development in conjunction with local construction costs and a lack of developable land provide significant barriers to entry to this area. The Company believes that its investments in real estate in San Francisco are well located and benefit from their proximity to the majority of the city's office, retail and hotel accommodations.

            The Company's earthquake insurance relating to its four properties in San Francisco is in the aggregate amount of $50 million, which is the probable maximum loss estimated to be sustained in the event the most powerful earthquake recorded in California were to occur at the properties, as determined by an independent structural engineer. In the event of such probable maximum loss of $50 million, such damage would be insured, less a deductible of approximately 5% of total value at risk. In the event of a more catastrophic earthquake or damages in excess of $50 million, the Company would not be insured for such losses.

   The Company's net investment in the above eight properties at December 31, 1999 is comprised of the following:

  Date
Acquired          Property                  Location                Square Feet    Property Type      December 31, 1999
--------     -----------------------    --------------------        -----------    -------------      -----------------
                                                (Dollars in Thousands)
04/08/98     225 Bush Street........    San Francisco, CA              570,637      Office Bldg.         $     127,640
09/23/97     450 Sansome Street.....    San Francisco, CA              130,437      Office Bldg.                28,913
01/23/98     690 Market Street......    San Francisco, CA              124,692      Office Bldg.                21,381
09/03/97     10 U.N. Plaza..........    San Francisco, CA               71,636      Office Bldg.                12,349
07/22/98     841 Prudential Drive...    Jacksonville, FL               550,000      Office Bldg.                32,366
11/10/97     Cortez Plaza...........    Bradenton, FL                  289,686      Shopping Ctr.               22,617
04/09/98     7075 Bayers Road.......    Halifax, Nova Scotia           402,529      Shopping Ctr.               14,844
10/01/98     Holiday Village........    Havre, MT                      223,355      Shopping Ctr.                1,505
                                                                                                         -------------
                                                                                                               261,615

                                                                                Accumulated depreciation        (9,011)
                                                                                                         -------------
                                                                                                         $     252,604
                                                                                                         =============

            Set forth below is a brief description of each of the above real estate investments at December 31, 1999.

            225 BUSH STREET. In April 1998, OAC acquired an existing 570,637 square foot, 22-story office building located at 225 Bush Street in the financial district of San Francisco for $100.2 million. Bush Street was originally constructed in 1923 and brought up to 1992 building code seismic standards during 1992-94. Originally built as the world headquarters of Chevron of USA, Inc. ("Chevron"), it was sold in 1994 as Chevron sought to relocate its executive offices. OAC is projecting to make tenant improvements, leasing commissions, and to upgrade mechanical, HVAC, electrical, fire, and life/safety systems under the Americans with Disabilities Act of 1990 (the "ADA"), as well as upgrades and improvements to the ground floor retail and annex entrance lobby. Approximately $9.0 million of the capital budget will be spent for tenant improvements and other upgrades to the premises as a result of a new 10-year lease executed in August 1999 with XOOM.com for approximately 187,000 square feet. As of December 31, 1999, the Bush street property was 95% leased.

            450 SANSOME STREET. In September 1997, OAC acquired a 130,437 square foot, 16-story office building located at 450 Sansome Street in the financial district of San Francisco. OAC purchased this property for $17.2 million. The property was built in 1967 and upgraded in certain respects in 1989 and 1990. The property was acquired from a lender who had taken title through foreclosure. Average rent per square foot was approximately $18.00 at the date of acquisition. OAC has to date renovated the entrance lobby, elevator cabs, life safety systems, and certain building systems on four floors, completed improvements required for compliance with the ADA, as well as paid tenant improvements and leasing commissions. The building was fully leased as of December 31, 1999 with average contract rents of $24.78 per square foot.

            690 MARKET STREET. In January 1998, OAC acquired a 124,692 square foot, 16-story, office building located at 690 Market Street in the financial district of San Francisco. The property was purchased for $13.7 million. The property was originally constructed in 1888 and has undergone numerous renovations. At the date of acquisition existing rents averaged $14.06 per square foot. Since the date of acquisition, OAC has executed new leases totaling approximately 35,000 square feet, which increased building occupancy to 97% as of December 31, 1999, and average rents have increased to approximately $24.60 per square foot. The Company is continuing to invest in structural upgrades, a sprinkler system and ADA upgrades, deferred maintenance, tenant improvements and leasing commissions from the date at acquisition through its ownership period.

            10 UNITED NATIONS PLAZA. In September 1997, OAC acquired a 71,636 square foot, six-story, office building located at 10 United Nations Plaza in the Civic Center district of San Francisco. OAC purchased this property, which was built in 1982, for $9.1 million. At the date of acquisition, the property was substantially leased and the average rent per square foot was $13.76. The building was 64% leased as of December 31, 1999 at average rents of approximately $24.19 per square foot. The remaining space is currently being marketed. OAC has invested additional funds in this property to fund improvements to enhance the appearance of the lobby and hallways, install ADA upgrades, fund deferred maintenance and tenant improvements, and pay leasing commissions.

            PRUDENTIAL BUILDING. In July 1998, OAC purchased the Prudential Building, a 550,000 square foot, 22-story office building located in the central business district of Jacksonville, Florida for an aggregate purchase price of $36.0 million, plus closing costs. The purchase price was funded with cash on hand and advances from a line of credit. Simultaneously with this closing, OAC also leased 98% of the building back to the Prudential Insurance Co. of America and sold two adjacent parking areas to a neighboring hospital for approximately $4.1 million. The Prudential lease has a term of four years with options to vacate the premises during the term of the lease, as well as three subsequent five-year extension options. On August 6, 1999, Prudential Healthcare was sold to Aetna.

            CORTEZ PLAZA. In November 1997, OAC purchased Cortez Plaza, a 289,686 square foot shopping center located in Bradenton, Florida, a suburb of Tampa. OAC purchased this property, which was built in 1956 and renovated in 1988, for $18.4 million. In a separate transaction, the fee simple title to a large portion of the shopping center that had been subject to a ground lease was purchased simultaneously for $0.9 million, which resulted in a total investment in this property of $19.3 million. By simultaneously acquiring fee simple title to a ground lease that encumbered a large part of the shopping center's parking lot, OAC believes that it immediately improved the value and marketability of the project. As of December 31, 1999, the shopping center was 94.5% leased with national and regional tenants, comprising 75% of the leaseable area. Below market leases covering approximately 2.2% of the center expire during 2000.

            BAYER'S ROAD SHOPPING CENTRE. In April 1998, OAC acquired the Bayers Road Shopping Centre, which is located at 7075 Bayers Road in Halifax, Nova Scotia. The property was acquired by foreclosure on the loans secured by the property, which were acquired by OAC at a discount in September 1997. The property contains 402,529 square feet of space, which consists primarily of retail space but also includes some office space and storage space. The original buildings were built in 1956 and were enclosed and expanded in several phases between 1971 and 1987. The property was approximately 67% leased at December 31, 1999. OAC currently is implementing a renovation plan to establish the second level as a community shopping center anchored value-oriented retailers, while filling the lower level with service providers, discount retailers and entertainment uses. The third level will remain office space. In August 1999, OAC purchased for $1.9 million the neighboring IGA Store which will be destroyed in order to increase visibility to the Shopping Centre.

            HOLIDAY VILLAGE SHOPPING CENTRE. In October 1998, OAC acquired the Holiday Village Shopping Centre, which is located at 1753 Highway 2 West in Havre, Montana. The property was acquired by foreclosure on the loan secured by the property, which was acquired by OAC at a discount in November 1997. The property contains 223,355 square feet of retail space. The original building was built in 1978. The property was approximately 47% leased at December 31, 1999. OAC currently is developing a leasing plan to stabilize the property.

            The following table sets forth the cost of improvements for each investment in real estate through December 31, 1999.

                                      Budgeted                                                                               1999
                                      Cost of    Actual Cost of Impairment              Gross Book               Rents due   Total
                      Initial Cost  Improvements  Improvements  Write down/  Fair Value   Value at  Accumulated and accrued  Rental
      Property           to OAC       for 1999      to Date       Sales     Adjustments  12/31/99  Depreciation   at end     Income
      --------        ------------  ------------ -------------- ----------- ----------- ---------- ------------ ----------- --------
                                                                 (Dollars in Thousands)
225 Bush Street .....   $ 101,632      $  6,514      $  9,962     $     --     $ 16,046   $127,640    $ 4,372     $    894  $  2,605
450 Sansome Street ..      17,205         3,988         4,010           --        7,698     28,913      1,038          562       825
690 Market Street ...      13,707         5,014         3,433           --        4,241     21,381        673           70       673
10 U.N. Plaza .......       9,080         3,414         2,529           --          740     12,349        576          104       252
841 Prudential Dr. ..      32,827           484           275           --         (736)    32,366        838        2,148     2,059
Cortez Plaza ........      19,244         1,354           285           --        3,088     22,617        886          235       731
7075 Bayers Road ....      15,219        12,755         5,444       (3,902)      (1,917)    14,844        581          125       569
Holiday Village .....       1,791           350           860       (1,601)         455      1,505         47           13       129
Park Center I .......       1,534            --            --       (1,534)          --         --         --           --        --
                        ---------      --------      --------     --------     --------   --------    -------     --------  --------
   Total.............   $ 212,239      $ 33,873      $ 26,798     $ (7,037)    $ 29,615   $261,615    $ 9,011     $  4,151  $  7,843
                        =========      ========      ========     ========     ========   ========    =======     ========  ========

            The following table sets forth a summary schedule of the total lease expirations for the Company's investments in real estate for leases in place as of December 31, 1999, assuming that none of the tenants exercise renewal options or termination rights, if any, at or prior to the scheduled expirations.

                                                            Percentage of                       Average Base     Percentage of
                                                              Aggregate          Annualized       Rent per         Aggregate
                         Number of        Square Footage      Portfolio         Base Rent of   Square Foot of      Portfolio
      Year of Lease       Leases           of Expiring      Leased Square         Expiring        Expiring      Annualized Base
      Expiration(1)      Expiring             Leases             Feet            Leases(2)       Leases(3)            Rent
      -------------      ---------        --------------    -------------       ------------   --------------   ---------------
                                                      (Dollars in Thousands)
           2000(4)             47              173,653          10.22%      $         1,177          6.78              7.35%
           2001                46              136,405           8.03%                1,625         11.92             10.14%
           2002                52              604,393          35.57%                5,321          8.80             33.19%
           2003                21               55,999           3.30%                1,045         18.66              6.52%
           2004                24              119,827           7.05%                1,448         12.08              9.03%
           2005                 5               42,901           2.52%                  365          8.50              2.27%
           2006                10              118,123           6.95%                  494          4.18              3.08%
           2007                 5               94,556           5.56%                  778          8.23              4.86%
           2008                 6              137,027           8.06%                1,810         13.21             11.29%
           2009                 4               34,356           2.02%                  625         18.18              3.90%
      Thereafter (5)            7              182,116          10.72%                1,342          7.37              8.37%
                         --------       --------------                      ---------------                       ---------
                              227            1,699,356         100.00%      $        16,030                          100.00%
                         ========       ==============                      ===============                       =========

(1)         Lease year runs from January 1 to December 31 for all years.
(2) Annualized base rent is calculated based on the amount of rent scheduled from January 1 of the listed year to the lease expiration.
(3) Average base rent per square foot is calculated using the annualized base rent divided by the square footage.
(4) In October 1999, tenant IGA exercised a termination option effective April 30, 2000 at Bayers Road Shopping Center, which requires IGA to pay termination fees following expiration of the lease agreement.
(5) On August 13, 1999, XOOM.com, a new tenant, executed a 10-year lease at 225 Bush Street for approximately 187,000 square feet. However, the table only includes space that was occupied on December 31, 1999. As of December 31, 1999, XOOM.com physically occupied 24,157 square feet. The remaining square footage is under construction with occupancy scheduled during the first quarter of 2000.

            The Company regularly engages in negotiations with existing tenants to extend leases due to expire as well as to enter into new leases with other interested parties. Square footage involved in such negotiations may vary from a small sub-tenancy to substantially all the available space at any given property.

            Noncancelable operating leases with tenants expire on various dates through 2028. The future minimum rental income (base rent) to be received under leases existing as of December 31, 1999, are as follows (Dollars in Thousands):

                        2000.................................   $   25,572
                        2001.................................       23,768
                        2002.................................       18,411
                        2003.................................       13,212
                        2004.................................       11,173
                        Thereafter...........................       41,526
                                                                ----------
                             Total                              $  133,662
                                                                ==========

            The Company's investments in real estate also included $15.6 million and $32.9 million at December 31, 1999 and 1998, respectively, of property (land and buildings) held for lease. The decline in the balance of $17.3 million during 1999 was primarily due to the sale of four properties which resulted in an aggregate gain of $1.5 million.

            See Note 12 (which is incorporated herein by reference) to the Consolidated Financial Statements for additional disclosures regarding the Company's investments in real estate.

            DEFERRED TAX ASSET. At December 31, 1999, the deferred tax asset, net of deferred tax liabilities and valuation allowance, amounted to $136.9 million, an increase of $69.9 million from the $67.0 million net deferred tax asset at December 31, 1998. See Note 23 to the Consolidated Financial Statements (which is incorporated herein by reference) for a disclosure of the components of gross deferred tax assets and liabilities, as well as valuation allowances.

            DEPOSITS. Deposits decreased $352.5 million or 16% during 1999 primarily as a result of a $376.7 million decrease in certificates of deposit. Brokered deposits obtained through national investment banking firms which solicit deposits from their customers, amounted to $1.21 billion at December 31, 1999, as compared to $1.48 billion at December 31, 1998. Deposits obtained as a result of the Company's direct solicitation and marketing efforts to regional and local investment banking firms and institutional investors and high net worth individuals amounted to $243.0 million at December 31, 1999, as compared to $371.0 million at December 31, 1998. See Note 16 to the Consolidated Financial Statements (which is incorporated herein by reference).

            The following table sets forth information related to the Company's deposits at the dates indicated.

                                                                        Year Ended December 31,
                               ----------------------------------------------------------------------------------------------------
                                            1999                               1998                               1997
                               --------------------------------  ---------------------------------- -------------------------------
                                             Weighted   % of                      Weighted  % of                 Weighted   % of
                                              Average   Total                     Average   Total                 Average   Total
                                  Amount       Rate    Deposits     Amount          Rate   Deposits    Amount       Rate   Deposits
                               -----------   --------  --------  ------------     -------- -------- -----------  --------  --------
                                                                       (Dollars in Thousands)
Non-interest bearing checking
   accounts................... $   280,273        --%      15%   $    251,429         --%       11% $   133,546       --%        7%
NOW and money market
   checking accounts..........      30,343      3.95%       2          35,070        3.40%       2       27,624      4.73%       1
Savings accounts..............       1,361      2.38%      --           1,326        2.30%      --        1,664      2.30%      --
                               -----------             ------    ------------              -------  -----------            -------
                                   311,977                 17         287,825                   13      162,834                  8
                               -----------                       ------------                       -----------
Certificates of deposit(1)....   1,536,997                          1,916,548                         1,834,899
Unamortized deferred fees.....      (6,688)                            (9,557)                          (11,737)
                               -----------                       ------------                       -----------
Total certificates of deposit.   1,530,309      5.92%      83       1,906,991        5.78%      87    1,823,162      6.00%      92
                               -----------             ------    ------------              -------  -----------            -------
   Total deposits............. $ 1,842,286                100%   $  2,194,816                  100% $ 1,985,996                100%
                               ===========             ======    ============              =======  ===========            =======

(1) At December 31, 1999, 1998, and 1997, certificates of deposit issued on an uninsured basis (greater than $100,000) amounted to $100.4 million, $100.5 million, and $133.7 million, respectively. Of the $100.4 million of uninsured deposits at December 31, 1999, $57.5 million were from political subdivisions in New Jersey and secured or collateralized as required under state law.

            The following table sets forth remaining maturities for the Company's term deposits in amounts of $100,000 or more at December 31, 1999 (Dollars in Thousands):

                Three months or less............................  $      32,089
                Over three months through six months............         37,396
                Over six months through twelve months...........         41,265
                Thereafter......................................         31,916
                                                                  -------------
                                                                  $     142,666
                                                                  =============

            BONDS-MATCH FUNDED AGREEMENTS. At December 31, 1999, the Company held $101.0 of bonds-match funded agreements which arose in connection with a previous securitization of loans by OAC accounted for as a financing transaction, and which were acquired as a result of the acquisition of OAC. In addition, on December 16, 1999, the Company transferred four unrated residual securities to a trust in exchange for non-recourse notes. Upon the transfer, the Company received approximately $40.1 million of proceeds. The transfer did not qualify as a sale under FAS 125. Accordingly, the amount of proceeds from the transfers are reported as a liability. See Notes 9 and 17 to the Consolidated Financial Statements (which are incorporated herein by reference).

            NOTES, DEBENTURES AND OTHER INTEREST-BEARING OBLIGATIONS. Notes, debentures and other interest-bearing obligations of $317.6 million at December 31, 1999, increased $92.6 million or 41% during 1999. The increase during 1999 is primarily due to the assumption of $140.5 million of 11.5% notes as a result of the acquisition of OAC in October, offset in part by $54.2 million of debt repurchases by the Company in the open market. The $54.2 million of repurchases resulted in extraordinary gains of $2.9 million ($2.4 million after tax). See
Note 19 to the Consolidated Financial Statements (which is incorporated herein by reference) for a disclosure of the Company's notes, debentures and other interest-bearing obligations by maturity at December 31, 1999 and 1998.

            OBLIGATIONS OUTSTANDING UNDER LINES OF CREDIT. Obligations outstanding under lines of credit increased $8.6 million or 5% during 1999 to $187.9 million at December 31, 1999. The increase is primarily due to the assumption of lines with an outstanding balance at December 31, 1999 of $159.2 million as a result of the OAC acquisition, offset by a reduction of $117.3 million resulting from the sale of Ocwen UK and a reduction of $30.8 million resulting from the Company's closure of its domestic subprime origination business at OFS. The OAC lines are primarily collateralized by investments in real estate. The lines of credit outstanding at December 31, 1997 funded the acquisition and origination of subprime single family residential loans at OFS and Ocwen UK. See Note 18 to the Consolidated Financial Statements (which is incorporated herein by reference).

            COMPANY OBLIGATED, MANDATORILY REDEEMABLE SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES OF THE COMPANY. In August 1997, OCT, a wholly-owned subsidiary of Ocwen, issued $125.0 million of 10-7/8% Capital Securities. Proceeds from issuance of the Capital Securities were invested in 10-7/8% Junior Subordinated Debentures issued by Ocwen. The Junior Subordinated Debentures, which represent the sole assets of OCT, will mature on August 1, 2027. During 1999, the Company repurchased $15.0 million of Capital Securities in the open market, resulting in a $5.5 million extraordinary gain ($4.6 million net of tax). Intercompany transactions between OCT and the Company, including the Junior Subordinated Debentures, are eliminated in the consolidated financial statements of the Company.

            STOCKHOLDERS' EQUITY. Stockholders' equity increased $73.1 million or 17 % during 1999. The increase in stockholders' equity during 1999 was primarily due to the issuance of 12,371,750 shares of common stock in the amount of $96.8 million in connection with the OAC acquisition and $19.8 million of net income, offset by the repurchase of 4,611,700 shares of common stock in the aggregate amount of $30.7 million and a $13.9 million decline in unrealized gains on securities available for sale. See Consolidated Statements of Changes in Stockholders' Equity in the Consolidated Financial Statements (which is incorporated herein by reference).

ASSET AND LIABILITY MANAGEMENT

            Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. It is the objective of the Company to attempt to control risks associated with interest rate and foreign currency exchange rate movements. In general, management's strategy is to match asset and liability balances within maturity categories and to manage foreign currency rate exposure related to its investments in non-U.S. dollar functional currency operations in order to limit the Company's exposure to earnings variations and variations in the value of assets and liabilities as interest rates and foreign currency exchange rates change over time. The Company's asset and liability management strategy is formulated and monitored by the Asset/Liability Management Committee, which is composed of directors and officers of the Company, in accordance with policies approved by the Board of Directors of the Company. The Asset/Liability Committee meets to review, among other things, the sensitivity of the Company's assets and liabilities to interest rate changes and foreign currency exchange rate changes, the book and market values of assets and liabilities, unrealized gains and losses, including those attributable to hedging transactions, purchase and sale activity, and maturities of investments and borrowings. The Asset/Liability Committee also approves and establishes pricing and funding decisions with respect to overall asset and liability composition.

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

            INTEREST RATE RISK MANAGEMENT. Under interest rate swaps, the parties exchange the difference between fixed-rate and floating-rate interest payments on a specified principal amount (referred to as the "notional amount") for a specified period without the exchange of the underlying principal amount. Interest rate swaps are utilized by the Company to protect against the decrease in value of a fixed-rate asset or the increase in borrowing cost from a short-term, fixed-rate liability, such as reverse repurchase agreements, in an increasing interest-rate environment. At December 31, 1999, the Company had entered into interest rate swaps with an aggregate notional amount of $200.8 million.

            The Company also enters into interest rate futures contracts, which are commitments to either purchase or sell designated financial instruments at a future date for a specified price and may be settled in cash or through delivery. Eurodollar futures contracts have been sold by the Company to hedge the repricing or maturity risk of certain short duration mortgage-related securities, and U.S. Treasury futures contracts have been sold by the Company to offset declines in the market value of its fixed-rate loans and certain fixed-rate mortgage-backed and related securities available for sale in the event of an increasing interest rate environment. At December 31, 1999, the Company had entered into futures contracts with an aggregate notional amount of $19.0 million. The Company had no futures contracts outstanding at December 31, 1998.

            During 1999, the Company entered into swaption and put option contracts to mitigate its interest rate exposure on anticipated future funding related to certain of its investments in low-income housing tax credit interests. Swaption contracts are options to enter into an interest rate swap agreement at a future date at a specific interest rate. A European put option allows the Company to sell a specified quantity of an asset at a specified price at a specific date. At December 31, 1999, the Company had entered into European swaptions and put options with an aggregate notional amount of $20.9 million.

            See Note 22 to the Consolidated Financial Statements. For additional disclosures regarding the Company's interest rate derivative financial instruments (which is incorporated herein by reference).

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

            The following table sets forth the estimated maturity or repricing of the Company's interest-earning assets and interest-bearing liabilities at December 31, 1999. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual terms of the assets and liabilities, except (i) adjustable-rate loans, performing discount loans, securities and FHLB advances are included in the period in which they are first scheduled to adjust and not in the period in which they mature,
(ii) fixed-rate mortgage-related securities reflect estimated prepayments, which were estimated based on analyses of broker estimates, the results of a prepayment model utilized by the Company and empirical data, (iii) non-performing discount loans reflect the estimated timing of resolutions which result in repayment to the Company, (iv) NOW and money market checking deposits and savings deposits, which do not have contractual maturities, reflect estimated levels of attrition, which are based on detailed studies of each such category of deposit by the Company, and (v) escrow deposits and other non-interest bearing checking accounts, which amounted to $280.3 million at December 31, 1999, are excluded. Management believes that these assumptions approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the Company's assets and liabilities in the table could vary substantially if different assumptions were used or actual experience differs from the historical experience on which the assumptions are based.

                                                                                 December 31, 1999
                                                     --------------------------------------------------------------------------
                                                                                    More Than
                                                     Within Three     Four to       One Year to    Three Years
                                                         Months     Twelve Months   Three Years      and Over          Total
                                                     ------------   -------------   -----------    ------------     -----------
                                                                             (Dollars in Thousands)
RATE-SENSITIVE ASSETS:
  Interest-earning deposits .......................   $   116,399    $        --    $        --     $        --     $   116,399
  Federal funds sold ..............................       112,000             --             --              --         112,000
  Securities available for sale ...................       173,526        190,103        101,623         122,266         587,518
  Loans available for sale (1) ....................         1,784         24,491          9,622           9,316          45,213
  Investment securities, net ......................        10,965             --             --              --          10,965
  Loan portfolio, net (1) .........................        97,697         30,860         18,267          10,584         157,408
  Match funded loan and securities ................        10,483         61,389         39,919          46,003         157,794
  Discount loan portfolio, net ....................        85,274        430,679        235,932         161,344         913,229
                                                      -----------    -----------    -----------     -----------     -----------
   Total rate-sensitive assets ....................       608,128        737,522        405,363         349,513       2,100,526
                                                      -----------    -----------    -----------     -----------     -----------
RATE-SENSITIVE LIABILITIES:
  NOW and money market checking deposits ..........        28,630            197            421           1,095          30,343
  Savings deposits ................................           109            193            381             678           1,361
  Certificates of deposit .........................       176,883        583,711        634,745         134,970       1,530,309
                                                      -----------    -----------    -----------     -----------     -----------
  Total interest-bearing deposits .................       205,622        584,101        635,547         136,743       1,562,013
  Securities sold under agreements to repurchase ..        47,365             --             --              --          47,365
  Bond-match funded loan agreements ...............       106,097         10,971         24,447              --         141,515
  Obligations outstanding under lines of credit ...       187,866             --             --              --         187,866
  Notes, debentures and other .....................         6,236             --             --         311,337         317,573
                                                      -----------    -----------    -----------     -----------     -----------
   Total rate-sensitive liabilities ...............       553,186        595,072        659,994         448,080       2,256,332
                                                      -----------    -----------    -----------     -----------     -----------
Interest rate sensitivity gap before off- balance
  sheet financial instruments .....................        54,492        142,450       (254,631)        (98,567)       (155,806)
FINANCIAL INSTRUMENTS:
Interest rate swaps ...............................       200,780             --       (100,780)       (100,000)             --
Swaption and put option contracts .................           399            327             --              --             726
Futures contracts .................................        19,000             --        (12,000)         (7,000)             --
                                                      -----------    -----------    -----------     -----------     -----------
Total rate-sensitive financial instruments ........       220,179            327       (112,780)       (107,000)            726
                                                      -----------    -----------    -----------     -----------     -----------
Interest rate sensitivity gap before financial
  instruments .....................................   $   220,179    $   142,777    $  (367,411)    $  (205,567)    $  (155,080)
                                                      ===========    ===========    ===========     ===========     ===========

Cumulative interest rate sensitivity gap ..........   $   275,121    $   417,898    $    50,487     $  (155,080)
                                                      ===========    ===========    ===========     ===========
Cumulative interest rate sensitivity gap as a
  percentage of total rate-sensitive assets .......         13.10%         19.89%          2.40%          (7.38)%

(1)         Balances have not been reduced for non-performing loans.

            Although the interest rate sensitivity gap analysis is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. The OTS has established specific minimum guidelines for thrift institutions to observe in the area of interest rate risk as described in Thrift Bulletin No. 13a, "Management of Interest Rate Risk, Investment Securities, and Derivative Activities" ("TB 13a"). Under TB 13a, institutions are required to establish and demonstrate quarterly compliance with board-approved limits on interest rate risk that are defined in terms of net portfolio value ("NPV"), which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments. These limits specify the minimum net portfolio value ratio ("NPV Ratio") allowable under current interest rates and hypothetical interest rate scenarios. An institution's NPV Ratio for a given interest rate scenario is calculated by dividing the NPV that would result in that scenario by the present value of the institution's assets in that same scenario. The hypothetical scenarios are represented by immediate, permanent, parallel movements in the term structure of interest rates of plus and minus 100, 200 and 300 basis points from the actual term structure observed at quarter end. The current

NPV Ratio for each of the seven rate scenarios and the corresponding limits approved by the Board of Directors, and as applied to OCN, is as follows at December 31, 1999:


            Rate Shock                   Board Limits               Current
        (in basis points)            (minimum NPV Ratios)          NPV Ratios
        -----------------            --------------------          ----------
               +300                         5.00%                    20.93%
               +200                         6.00%                    20.66%
               +100                         7.00%                    20.38%
                  0                         8.00%                    20.14%
               -100                         7.00%                    19.90%
               -200                         6.00%                    19.67%
               -300                         5.00%                    19.53%

            The Asset/Liability Committee also regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and NPV and evaluating such impacts against the maximum potential changes in net interest income and NPV that is authorized by the Board of Directors, and as applied to OCN. The following table quantifies the potential changes in net interest income and net portfolio value should interest rates go up or down (shocked) 300 basis points, assuming the yield curves of the rate shocks will be parallel to each other. The cash flows associated with the loan portfolios and securities available for sale are calculated based on prepayment and default rates that vary by asset. Projected losses, as well as prepayments, are generated based upon the actual experience with the subject pool, as well as similar, more seasoned pools. To the extent available, loan characteristics such as loan-to-value ratio, interest rate, credit history, prepayment penalty terms and product types are used to produce the projected loss and prepayment assumptions that are included in the cash flow projections of the securities. When interest rates are shocked, these projected loss and prepayment assumptions are further adjusted. For example, under current market conditions, a 100-basis-point decline in the market interest rate is estimated to result in a 200-basis-point increase in the prepayment rate of a typical subprime residential loan. Most commercial and multi-family loans are not subject to prepayments as a result of prepayment penalties and contractual terms which prohibit prepayments during specified periods. However, for those commercial and multi-family loans where prepayments are not currently precluded by contract, declines in interest rates are associated with steep increases in prepayment speeds in computing cash flows. A risk premium is then calculated for each asset, which, when added to the interest rate being modeled, results in a matrix of discount rates that are applied to the cash flows computed by the model. The base interest rate scenario assumes interest rates at December 31, 1999. Actual results could differ significantly from the OCN results estimated in the following table:

         Change in Interest Rates         Estimated Changes in
       (Rate Shock in basis points)          Net Interest               NPV
       ----------------------------       ---------------------         ---

                   +300                          22.34%                 0.89%
                   +200                          14.89%                 0.54%
                   +100                           7.45%                 0.15%
                      0                           0.00%                 0.00%
                   -100                          (7.45)%               (0.17)%
                   -200                         (14.89)%               (0.30)%
                   -300                         (22.34)%                0.09%

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

            The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 1999.

                                                                   Expected Maturity Date At December 31, 1999(1)
                                            ---------------------------------------------------------------------------------------
                                                                                                                 Total     Fair
                                               2000       2001       2002       2003       2004    Thereafter   Balance    Value
                                            ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                                                            (Dollars in Thousands)
 Rate-Sensitive Assets:
  Interest-earning deposits .............   $  116,399 $       -- $       -- $       -- $       -- $       -- $  116,399 $  116,399
    Average interest rate ...............         3.34%        --         --         --         --         --       3.34%        --
  Federal funds sold ....................      112,000         --         --         --         --         --    112,000    112,000
    Average interest rate ...............         4.30%        --         --         --         --         --       4.30%        --
  Securities available for sale .........      363,628     73,600     28,023     47,028     12,903     62,336    587,518    587,518
    Average interest rate ...............         6.68%      7.70%      7.85%      8.84%     11.32%     13.50%      7.86%
  Loans available for sale(2) ...........       26,275      6,079      3,543      1,897      1,161      6,258     45,213     45,213
    Average interest rate ...............        10.78%     10.99%     11.16%     11.15%     11.03%     11.04%     10.90%
  Investment securities, net ............       10,965         --         --         --         --         --     10,965     10,965
    Average interest rate ...............           --         --         --         --         --         --         --
  Loan portfolio, net(2) ................      128,557     11,843      6,424      3,458      2,007      5,119    157,408    157,184
    Average interest rate ...............         9.74%     10.33%     10.26%     10.27%     10.31%     10.38%      9.85%
  Discount loan portfolio, net(2) .......      515,953    173,195     62,737     41,731     28,913     90,700    913,229    935,336
    Average interest rate ...............         8.54%      8.31%      8.31%      8.21%      8.12%      8.32%      8.35%
  Match funded loans and securities .....       71,872     25,747     14,172      5,783      4,773     35,447    157,794    154,623
    Average interest rate ...............         8.55%      7.62%      7.91%      7.17%      7.12%      6.67%      7.83%
                                            ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
      Total rate-sensitive assets .......   $1,345,649 $  290,464 $  114,899 $   99,897 $   49,757 $  199,860 $2,100,526 $2,119,238
                                            ========== ========== ========== ========== ========== ========== ========== ==========
Rate-Sensitive Liabilities:
  NOW and money market checking deposits.   $   28,826 $      227 $      193 $      164 $      140 $      793 $   30,343 $   30,043
    Average interest rate ...............         4.13%      0.48%      0.48%      0.48%      0.48%      0.48%      3.95%
  Savings deposits ......................          302        212        169        136        108        434      1,361      1,297
    Average interest rate ...............         2.38%      2.38%      2.38%      2.38%      2.38%      2.38%      2.38%
  Certificates of deposit ...............      760,594    400,619    234,126     73,646     37,294     24,030  1,530,309  1,536,726
    Average interest rate ...............         5.80%      5.97%      6.16%      5.79%      6.51%      5.86%      5.92%
                                            ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
      Total interest-bearing deposits ...      789,722    401,058    234,488     73,946     37,542     25,257  1,562,013  1,568,066
  Securities sold under agreements to
    repurchase...........................       47,365         --         --         --         --         --     47,365     47,365
    Average interest rate ...............         8.28%        --         --         --         --         --       8.28%
  Obligations outstanding under lines
    of  credit...........................      187,866         --         --         --         --         --    187,866    187,866
    Average interest rate ...............         7.52%        --         --         --         --         --       7.52%
  Notes, debentures and other ...........        6,236         --         --    103,850         --    207,487    317,573    290,244
    Average interest rate ...............         8.32%        --         --      11.88%        --      11.66%     11.67%
  Bond funded loan agreements ...........      117,067     24,448         --         --         --         --    141,515    141,557
    Average Interest rate ...............         7.17%      9.50%        --         --         --         --       7.58%
                                            ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
      Total rate-sensitive liabilities ..   $1,148,256 $  425,506 $  234,488 $  177,796 $   37,542 $  232,744 $2,256,332 $2,235,098
                                            ========== ========== ========== ========== ========== ========== ========== ==========

(1) Expected maturities are contractual maturities adjusted for prepayments of principal. The Company uses certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, projected repayments and prepayments of principal. The prepayment experience reflected herein is based on the Company's historical experience. The Company's average Constant Prepayment Rate ("CPR") is 11.49% and 11.78% on its fixed-rate and adjustable-rate portfolios, respectively, for interest-earning assets (excluding investment securities, which do not have prepayment features). The actual maturities of these instruments could vary substantially if future prepayments differ from the Company's historical experience.

(2)         Balances have not been reduced for non-performing loans.

            The Company believes that the broad geographic distribution of its discount loan portfolio, loan portfolio and loans available for sale reduces the risks that would otherwise result from concentrating such loans in limited geographic areas. See Notes 6,7 and 8 to the Consolidated Financial Statements (which are incorporated herein by reference).

            FOREIGN CURRENCY EXCHANGE RATE RISK MANAGEMENT. The Company uses foreign currency derivatives to hedge its investment in Kensington, its net investment in a foreign subsidiary which owns securities backed by residential loans originated in the UK ("UK residuals") acquired as a result of the OAC acquisition, and its net investment in a foreign subsidiary which owns a shopping center located in Halifax, Nova Scotia ("the Nova Scotia shopping center"), also acquired as a result of the OAC acquisition. The Company's exposure to foreign currency exchange rates exists with the British Pound versus the U.S. dollar and the Canadian Dollar ("C$") versus the U.S. dollar. It is the Company's policy to periodically adjust the amount of foreign currency derivative contracts it has entered into in response to changes in its recorded investment in these foreign entities, as well as assets denominated in a foreign currency.

            The Company has entered into a foreign currency swap with a AAA-rated counterparty and bought short foreign currency futures contracts to hedge its equity investment in Kensington.

            Prior to the sale of Ocwen UK on September 30, 1999, the Company sold short foreign currency futures to hedge its foreign currency exposure related to this equity investment. These currency futures were closed in October 1999.

            The Company's hedges (currency futures and swaps), the related foreign currency equity investment, the related investments in foreign subsidiaries, and the net exposures as of December 31, 1999 and December 31, 1998 were as follows.


                                       Investment       Hedge       Net Exposure
                                       ----------    -----------    ------------
DECEMBER 31, 1999:                              (Dollars in Thousands)

Kensington..........................   $   36,215    $    37,546    $    1,331
UK residuals........................   $   28,098    $    25,758    $   (2,340)
Nova Scotia shopping center            $   14,844    $    16,074    $    1,230

DECEMBER 31, 1998:

Ocwen UK (1)........................   $   53,436    $    43,828    $   (9,608)
Kensington..........................   $   46,586    $    45,093    $   (1,493)

(1) Equity investment in Ocwen UK excludes unrealized gains on securities available for sale.

            The net exposures are subject to gain or loss if foreign currency exchange rates fluctuate. See the "Foreign Currency Management" section of Note 22 to the Consolidated Financial Statements (which is incorporated herein by reference) for additional disclosures regarding the Company's foreign currency derivative financial instruments.

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

            Sources of liquidity include certificates of deposit obtained primarily from wholesale sources. At December 31, 1999, the Company had $1.54 billion of certificates of deposit, including $1.21 billion of brokered certificates of deposit obtained through national investment banking firms, all of which are non-cancelable. At the same date, scheduled maturities of certificates of deposit during the 12 months ending December 31, 2000 and 2001, and thereafter amounted to $760.6 million, $400.6 million and $369.1 million, respectively. Brokered and other wholesale deposits generally are more responsive to changes in interest rates than core deposits and, thus, are more likely to be withdrawn from the Company upon maturity as changes in interest rates and other factors are perceived by investors to make other investments more attractive. Management of the Company believes that it can adjust the rates paid on certificates of deposit to retain deposits in changing interest rate environments and that brokered and other wholesale deposits can be both a relatively cost-effective and stable source of funds. There can be no assurance that this will continue to be the case in the future, however.

            Sources of borrowings include FHLB advances, which are required to be secured by single family and/or multi-family residential loans or other acceptable collateral, and reverse repurchase agreements. At December 31, 1999, the Company was eligible to borrow up to an aggregate of $575.7 million from the FHLB of New York (subject to the availability of acceptable collateral) and had $9.2 million of residential loans and $35.1 million of short duration CMOs (all of which were held by the Bank) pledged as security for any such advances. At December 31, 1999, the Company had contractual relationships with 12 brokerage firms and the FHLB of New York pursuant to which it could obtain funds from reverse repurchase agreements. At December 31, 1999, the Company had unrestricted cash and cash equivalents of $334.6 million, $357.1 million of short duration CMOs and $105.1 million of subordinate and residual mortgages which could be used to secure additional borrowings. At December 31, 1999, the Company had no outstanding FHLB advances.

            The Company believes that its existing sources of liquidity, including internally generated funds, will be adequate to fund planned activities for the foreseeable future, although there can be no assurances in this regard. Moreover, the Company continues to evaluate other sources of liquidity, such as lines of credit from unaffiliated parties, which will enhance the management of its liquidity and the costs thereof. Please also see the "Short-Term Highly Liquid Investments," "Securities Sold Under Agreements to Repurchase," and "Derivative Financial Instruments" sections of Note 1 and Notes 3, 9, 16, 17, 18, 20, 31 and 32 to the Consolidated Financial Statements (which are incorporated herein by reference).

            The Company's operating activities (used) provided $(180.5) million, $288.3 million and $60.7 million of cash flows during 1999, 1998 and 1997, respectively. During the foregoing years, cash resources were provided primarily by net income and proceeds from sales of loans available for sale, and cash resources were used primarily to purchase and originate loans available for sale.

            The Company's investing activities provided (used) cash flows totaling $482.4 million, $(220.3) million and $(443.6) million during 1999, 1998 and 1997, respectively. During the foregoing years, cash flows from investing activities were provided primarily by principal payments on discount loans and loans held for investment, maturities of and principal payments received on securities available for sale and proceeds from sales of discount loans, securities available for sale and real estate owned. Cash flows from investing activities were primarily utilized to purchase discount loans and securities available for sale. Cash flows from investing activities for 1999 included $122.1 million of proceeds from the sale of Ocwen UK. Cash flows used for investing activities in 1998 included $426.1 million for the acquisitions of subsidiaries, primarily Ocwen UK.

            The Company's financing activities (used) provided cash flows of $(365.2) million, $225.3 million, and $482.5 million during 1999, 1998 and 1997, respectively. Cash flows from financing activities were primarily related to changes in the Company's deposits, issuance of obligations outstanding under lines of credit and issuance of common stock and the Capital Securities in 1997. Cash flows from financing activities were primarily utilized to repay reverse repurchase agreements and obligations outstanding under lines of credit, as well as the repurchase of debt and common stock in 1999.

            The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet applicable liquidity requirements. The Bank's liquidity, as measured for regulatory purposes, averaged 11.73%, 8.34%, 5.6%, 8.8% and 12.9% during the years ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively, and amounted to 10.92% at
December 31, 1999.

            The Bank's ability to make capital distributions pursuant to the OTS capital distribution regulations is limited by the regulatory capital levels which it has committed to the OTS it would maintain, commencing on June 30, 1997. As a result of a verbal agreement between the Bank and the OTS to dividend subordinate and residual mortgage-related securities resulting from securitization activities conducted by the Bank, the Bank has been limited in its ability to pay cash dividends to the Company. The Bank held no subordinate or residual mortgage-related securities at December 31, 1999. See "Regulatory Capital Requirements." In addition to the foregoing OTS limitations, there are certain contractual restrictions on the Bank's ability to pay dividends as set forth in the indenture governing the Bank's 12% Debentures. See Note 19 to the Consolidated Financial Statements (which is incorporated herein by reference). Future cash dividends depend on future operating results of the Bank.

            There are restrictions on OAC's ability to pay dividends under the Indenture governing OAC's 11.5% Redeemable Notes. As of December 31, 1999, OAC was not permitted to pay dividends under the Indenture. See Note 19 to the Consolidated Financial Statements (which is incorporated herein by reference).

            At December 31, 1999, the Company had $26.0 million of unfunded commitments related to the origination of loans and funding of construction loans. Management of the Company believes that the Company has adequate resources to fund all such unfunded commitments to the extent required and that substantially all of such unfunded commitments will be funded during 1999. See
Note 30 to the Consolidated Financial Statements (which is incorporated herein by reference).

            In addition to commitments to extend credit, the Company is party to various off-balance sheet financial instruments in the normal course of the Company's business in order to manage its interest rate risk and foreign currency exchange rate risk. See "Asset and Liability Management" above.

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

            Following an examination in late 1996 and early 1997, the Bank committed to the OTS to maintain a core capital (leverage) ratio and a total risk-based capital ratio of at least 9% and 13%, respectively. The Bank continues to be in compliance with this commitment as well as the regulatory capital requirements of general applicability, as indicated in Note 26 to the Consolidated Financial Statements (which is incorporated herein by reference). The Bank's core capital, Tier 1 risk-based capital and total risk-based capital ratios at December 31, 1999, were 10.67%, 14.02% and 19.12%, respectively, placing the Bank in the "well-capitalized" category as defined by federal regulations. Based on discussions with the OTS, the Bank believes that this commitment does not affect its status as a "well-capitalized" institution, assuming the Bank's continued compliance with the regulatory capital requirements required to be maintained by it pursuant to such commitment.

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

RECENT ACCOUNTING DEVELOPMENTS

            For information relating to the effects on the Company of the adoption of recent accounting standards, see Note 1 to the Consolidated Financial Statements (which is incorporated herein by reference).

YEAR 2000 DATE CONVERSION

            The Company did not experience any significant malfunctions or errors in its computer systems and applications when the year changed from 1999 to 2000, nor were business operations disrupted. Prior to December 31, 1999, the Company completed its project plan to achieve year 2000 readiness of its mission critical and non-mission critical systems, including hardware infrastructure and software applications. The project plan was divided into six phases: identification, evaluation, remediation, validation, risk assessment and contingency planning.

            During the course of the project, the Company expended approximately 131% of budgeted manhours and incurred costs of approximately $2.7 million, which included approximately $309,000 for Year 2000 testing tools, additional hardware, and outside consulting assistance, while the remainder consisted of labor and overhead expense from within the Company.

            During 1998 and 1999, the Company substantially completed the systems identification and evaluation phases of the project as well as remediation and validation of its mission critical systems. The Company also focused on any remaining validation tasks, including remediation and validation of its non-mission critical systems and end-to-end testing with third parties.

            As part of the identification and evaluation phases of the project, the Company documented critical operating functions within each business unit, as well as strategic third-party and vendor relationships. These efforts also served as the basis of the Company's year 2000 risk assessment and contingency planning efforts. The Company retained in a business continuity expert to prepare contingency plans and assist with the testing and validation of these plans. The business continuity expert reviewed the Company's year 2000 customer disclosure, mission critical systems testing results, critical vendor listings, software and hardware inventories, and disaster recovery plans for critical business units. On the basis of this review, the business continuity expert built a Company intranet business continuity template and database and established roles and responsibilities for key personnel in the business continuity plan.

            The Company believes that any Year 2000 problems that may still occur in its computer systems and applications are likely to be minor and correctable. In addition, the Company still could be negatively affected by potential failures in non-critical vendor or customer computer systems or end-to-end disruptions involving as yet unidentified, and hence untested, third-party systems and records stored on those systems. The Company is currently not aware of any significant Year 2000 or related problems that have arisen for its customers or vendors.

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

THESE FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON VARIOUS ASSUMPTIONS (SOME OF WHICH ARE BEYOND THE COMPANY'S CONTROL), MAY BE IDENTIFIED BY REFERENCE TO A FUTURE PERIOD(S) OR BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "ANTICIPATE," "BELIEVE," "COMMITMENT," "CONSIDER," "CONTINUE," "COULD," "ENCOURAGE," "ESTIMATE," "EXPECT," "FORESEE," "INTEND," "IN THE EVENT OF," "MAY," "PLAN," "PRESENT," "PROPOSE," "PROSPECT," "UPDATE," "WHETHER," "WILL," "WOULD," FUTURE OR CONDITIONAL VERB TENSES, SIMILAR TERMS, VARIATIONS ON SUCH TERMS OR NEGATIVES OF SUCH TERMS. ALTHOUGH THE COMPANY BELIEVES THE ANTICIPATED RESULTS OR OTHER EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, IT CAN GIVE NO ASSURANCE THAT THOSE RESULTS OR EXPECTATIONS WILL BE ATTAINED. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH STATEMENTS DUE TO RISKS, UNCERTAINTIES AND CHANGES WITH RESPECT TO A VARIETY OF FACTORS, INCLUDING, BUT NOT LIMITED TO, INTERNATIONAL, NATIONAL, REGIONAL OR LOCAL ECONOMIC ENVIRONMENTS (PARTICULARLY IN THE MARKET AREAS WHERE THE COMPANY OPERATES), GOVERNMENT FISCAL AND MONETARY POLICIES (PARTICULARLY IN THE MARKET AREAS WHERE THE COMPANY OPERATES), PREVAILING INTEREST OR CURRENCY EXCHANGE RATES, EFFECTIVENESS OF INTEREST RATE, CURRENCY AND OTHER HEDGING STRATEGIES, LAWS AND REGULATIONS AFFECTING FINANCIAL INSTITUTIONS, INVESTMENT COMPANIES AND REAL ESTATE (INCLUDING REGULATORY FEES, CAPITAL REQUIREMENTS, ACCESS FOR DISABLED PERSONS AND ENVIRONMENTAL COMPLIANCE), UNCERTAINTY OF FOREIGN LAWS, COMPETITIVE PRODUCTS, PRICING AND CONDITIONS (INCLUDING FROM COMPETITORS THAT HAVE SIGNIFICANTLY GREATER RESOURCES THAN THE COMPANY), CREDIT, PREPAYMENT, BASIS, DEFAULT, SUBORDINATION AND ASSET/LIABILITY RISKS, LOAN SERVICING EFFECTIVENESS, ABILITY TO IDENTIFY ACQUISITIONS AND INVESTMENT OPPORTUNITIES MEETING THE COMPANY'S INVESTMENT STRATEGY, THE COURSE OF NEGOTIATIONS AND THE ABILITY TO REACH AGREEMENT WITH RESPECT TO THE MATERIAL TERMS OF ANY PARTICULAR TRANSACTION, SATISFACTORY DUE DILIGENCE RESULTS, SATISFACTION OR FULFILLMENT OF AGREED UPON TERMS AND CONDITIONS OF CLOSING OR PERFORMANCE, THE TIMING OF TRANSACTION CLOSINGS, SOFTWARE INTEGRATION, DEVELOPMENT AND LICENSING, AVAILABILITY OF AND COSTS ASSOCIATED WITH OBTAINING ADEQUATE AND TIMELY SOURCES OF LIQUIDITY, ABILITY TO REPAY OR REFINANCE INDEBTEDNESS (AT MATURITY OR UPON ACCELERATION), TO MEET COLLATERAL CALLS BY LENDERS (UPON RE-VALUATION OF THE UNDERLYING ASSETS OR OTHERWISE), TO GENERATE REVENUES SUFFICIENT TO MEET DEBT SERVICE PAYMENTS AND OTHER OPERATING EXPENSES, AVAILABILITY OF DISCOUNT LOANS FOR PURCHASE, SIZE OF, NATURE OF AND YIELDS AVAILABLE WITH RESPECT TO THE SECONDARY MARKET FOR MORTGAGE LOANS, FINANCIAL, SECURITIES AND SECURITIZATION MARKETS IN GENERAL, ALLOWANCES FOR LOAN LOSSES, CHANGES IN REAL ESTATE CONDITIONS (INCLUDING LIQUIDITY, VALUATION, REVENUES, RENTAL RATES, OCCUPANCY LEVELS AND COMPETING PROPERTIES), ADEQUACY OF INSURANCE COVERAGE IN THE EVENT OF A LOSS, OTHER FACTORS GENERALLY UNDERSTOOD TO AFFECT THE REAL ESTATE ACQUISITION, MORTGAGE AND LEASING MARKETS AND SECURITIES INVESTMENTS, AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S REPORTS AND FILINGS WITH THE COMMISSION, INCLUDING ITS REGISTRATION STATEMENTS ON FORMS S-1 AND S-3 AND PERIODIC REPORTS ON FORMS 10-Q, 8-K AND 10-K AND EXHIBIT 99.1, RISK FACTORS, TO THE COMPANY'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999. GIVEN THESE UNCERTAINTIES, READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH STATEMENTS. THE COMPANY DOES NOT UNDERTAKE, AND SPECIFICALLY DISCLAIMS ANY OBLIGATION, TO PUBLICLY RELEASE THE RESULT OF ANY REVISIONS THAT MAY BE MADE TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS.

REPORT OF MANAGEMENT

            The management of Ocwen is responsible for the preparation and fair presentation of the financial statements and other financial information contained in this annual report. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States applied on a consistent basis and include amounts based on management's best estimates and judgments. Nonfinancial information included in this annual report has also been prepared by management and is consistent with the consolidated financial statements. In the opinion of management, the consolidated financial statements fairly reflect the Company's financial position, results of operations and cash flows.

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

            PricewaterhouseCoopers LLP conducts its audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States. Such standards include the evaluation of internal accounting controls to establish a basis for developing the scope of its examination of the consolidated financial statements. In addition to the use of independent certified public accountants, the Company maintains a professional staff of internal auditors who conduct financial, procedural and special audits. To ensure their independence, both PricewaterhouseCoopers LLP and the internal auditors have direct access to the Audit Committee of the Board of Directors.

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

--------------------------------------------------------------------------------
/s/ WILLIAM C. ERBEY                                 /s/ MARK S. ZEIDMAN
--------------------------------------------------------------------------------
William C. Erbey                                     Mark S. Zeidman
Chairman and Chief Executive Officer                 Senior Vice President and
                                                     Chief Financial Officer
--------------------------------------------------------------------------------

                           OCWEN FINANCIAL CORPORATION

PRICEWATERHOUSECOOPERS LLP


                                                      PRICEWATERHOUSECOOPERS LLP
                                                     200 East Las Olas Boulevard
                                                                      Suite 1700
                                                       Fort Lauderdale, FL 33301
                                                        Telephone (954) 764-7111


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of Ocwen Financial Corporation


             In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of comprehensive income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Ocwen Financial Corporation (the "Company") and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP
PRICEWATERHOUSECOOPERS LLP
Fort Lauderdale, Florida
February 9, 2000

                                     OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                      (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                               December 31, 1999   December 31, 1998
                                                                               -----------------   -----------------
ASSETS:
Cash and amounts due from depository institutions ..............................   $   153,459        $   120,805
Interest earning deposits ......................................................       116,399             49,374
Federal funds sold .............................................................       112,000            275,000
Securities available for sale, at fair value ...................................       587,518            593,347
Loans available for sale, at lower of cost or market ...........................        45,213            177,847
Investment securities ..........................................................        10,965             10,825
Loan portfolio, net ............................................................       157,408            230,312
Match funded loans and securities, net .........................................       157,794                 --
Discount loan portfolio, net ...................................................       913,229          1,026,511
Investments in low-income housing tax credit interests .........................       150,989            144,164
Investments in unconsolidated entities .........................................        37,118             86,893
Real estate owned, net .........................................................       167,506            201,551
Investment in real estate ......................................................       268,241             36,860
Premises and equipment, net ....................................................        49,038             33,823
Income taxes receivable ........................................................            --             34,333
Deferred tax asset, net ........................................................       136,920             66,975
Excess of purchase price over net assets acquired ..............................        13,207             12,706
Principal, interest and dividends receivable ...................................        10,024             18,993
Escrow advances on loans and loans serviced for others .........................       162,548            108,078
Other assets ...................................................................        59,737             98,711
                                                                                   -----------        -----------
                                                                                   $ 3,309,313        $ 3,327,108
                                                                                   ===========        ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Deposits .....................................................................   $ 1,842,286        $ 2,194,816
  Securities sold under agreements to repurchase ...............................        47,365             72,051
  Bonds-match funded agreements ................................................       141,515                 --
  Obligations outstanding under lines of credit ................................       187,866            179,285
  Notes, debentures and other interest bearing obligations .....................       317,573            225,000
  Accrued interest payable .....................................................        32,569             33,706
  Excess of net assets acquired over purchase price ............................        56,841                 --
  Income taxes payable .........................................................         6,369                 --
  Accrued expenses, payables and other liabilities .............................        57,487             60,282
                                                                                   -----------        -----------
      Total liabilities ........................................................     2,689,871          2,765,140
                                                                                   -----------        -----------
Company obligated, mandatorily redeemable securities of subsidary
     trust holding solely junior subordinated debentures of the Company ........       110,000            125,000
Minority interest ..............................................................            --                592

COMMITMENTS AND CONTINGENCIES (NOTE 30)

  STOCKHOLDERS' EQUITY:
   Preferred stock, $.01 par value; 20,000,000 shares authorized; 0 shares
     issued and outstanding ....................................................            --                 --
   Common stock, $.01 par value;  200,000,000 shares authorized;  68,571,575 and
     60,800,357 shares issued and outstanding at December 31, 1999, and December
     31, 1998, respectively ....................................................           686                608
   Additional paid-in capital ..................................................       232,340            166,234
   Retained earnings ...........................................................       277,002            257,170
   Accumulated other comprehensive income, net of taxes:
     Net unrealized gain on securities available for sale ......................           163             14,057
     Net unrealized foreign currency translation loss ..........................          (749)            (1,693)
                                                                                   -----------        -----------
   Total stockholders' equity ..................................................       509,442            436,376
                                                                                   -----------        -----------
                                                                                   $ 3,309,313        $ 3,327,108
                                                                                   ===========        ===========

               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                     OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                                        CONSOLIDATED STATEMENTS OF OPERATIONS

                                      (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                              For the Years Ended December 31,
                                                                        --------------------------------------------
                                                                           1999             1998             1997
                                                                        ------------    ------------    ------------
INTEREST INCOME:
  Federal funds sold and repurchase agreements ......................   $      8,942    $      7,930    $      8,975
  Securities available for sale .....................................         62,698          40,320          28,545
  Loans available for sale ..........................................         25,724          56,791          18,368
  Investment securities and other ...................................          2,086           3,197           4,045
  Loans .............................................................         28,683          38,609          54,701
  Match funded loans and securities .................................          3,237              --              --
  Discount loans ....................................................        121,854         160,847         157,649
  Securities held for trading .......................................             --              --             248
                                                                        ------------    ------------    ------------
                                                                             253,224         307,694         272,531
                                                                        ------------    ------------    ------------
INTEREST EXPENSE:
  Deposits ..........................................................         98,370         116,584         122,070
  Securities sold under agreements to repurchase ....................          7,456           6,514           1,000
  Obligations outstanding under lines of credit .....................         16,318          34,587           5,578
  Bonds-match funded agreements .....................................          2,101              --              --
  Notes, debentures and other interest bearing obligations ..........         31,297          27,208          27,641
                                                                        ------------    ------------    ------------
                                                                             155,542         184,893         156,289
                                                                        ------------    ------------    ------------
  Net interest income before provision for loan losses ..............         97,682         122,801         116,242
  Provision for loan losses .........................................          6,710          18,509          32,218
                                                                        ------------    ------------    ------------
  Net interest income after provision for loan losses ...............         90,972         104,292          84,024
                                                                        ------------    ------------    ------------

NON-INTEREST INCOME:
  Servicing fees and other charges ..................................         75,437          59,180          25,962
  Gain on interest earning assets, net ..............................         44,298         129,988          82,212
  Impairment charges on securities available for sale ...............        (58,777)       (129,714)             --
  (Loss) gain on real estate owned, net .............................         (2,060)         14,033           7,277
  Amortization of excess of net assets acquired over purchase price .          3,201              --              --
  Other income ......................................................         83,620          39,696           8,498
                                                                        ------------    ------------    ------------
                                                                             145,719         113,183         123,949
                                                                        ------------    ------------    ------------
NON-INTEREST EXPENSE:
  Compensation and employee benefits ................................        102,173         115,556          77,573
  Occupancy and equipment ...........................................         18,501          17,652           8,742
  Technology and communication costs ................................         19,647          17,560           9,492
  Loan expenses .....................................................         12,618          25,373           7,059
  Net operating losses on investments in real estate and certain
    low-income housing tax credit interests .........................          7,368           8,621           4,792
  Amortization and write-off of excess of purchase price
    over net assets acquired ........................................          4,448          11,614             557
  Other operating expenses ..........................................         31,390          31,886          18,659
                                                                        ------------    ------------    ------------
                                                                             196,145         228,262         126,874
                                                                        ------------    ------------    ------------
Distributions on Company-obligated, mandatory redeemable
    securities of subsidiary trust holding solely junior
    subordinated debentures .........................................         13,111          13,594           5,249
Equity in (losses) earnings of investments in unconsolidated entities        (12,616)         (7,985)         23,688
                                                                        ------------    ------------    ------------
Income (loss) before income taxes and extraordinary gain ............         14,819         (32,366)         99,538
Income tax (expense) benefit ........................................         (2,608)         30,699         (21,309)
Minority interest in net loss of consolidated subsidiary ............            638             467             703
                                                                        ------------    ------------    ------------
Income (loss) before extraordinary gain .............................         12,849          (1,200)         78,932
Extraordinary gain on repurchase of debt, net of taxes ..............          6,983              --              --
                                                                        ------------    ------------    ------------
Net income (loss) ...................................................   $     19,832    $     (1,200)   $     78,932
                                                                        ============    ============    ============

EARNINGS (LOSS) PER SHARE:
  Basic:
    Net income (loss) before extraordinary gain .....................   $       0.20    $      (0.02)   $       1.40
    Extraordinary gain ..............................................           0.11              --              --
                                                                        ------------    ------------    ------------
    Net income (loss) ...............................................   $       0.31    $      (0.02)   $       1.40
                                                                        ============    ============    ============
  Diluted:
    Net income (loss) before extraordinary gain .....................   $       0.20    $      (0.02)   $       1.39
    Extraordinary gain ..............................................           0.11              --              --
                                                                        ------------    ------------    ------------
    Net income (loss) ...............................................   $       0.31    $      (0.02)   $       1.39
                                                                        ============    ============    ============
Weighted average common shares outstanding:
  Basic .............................................................     63,051,015      60,736,950      56,185,956
  Diluted ...........................................................     63,090,282      60,736,950      56,836,484

               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                     OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                                    CONSOLIDATE STATEMENTS OF COMPREHENSIVE INCOME

                                                (DOLLARS IN THOUSANDS)

                                                                                For the Years Ended December 31,
                                                                             -------------------------------------
                                                                               1999          1998           1997
                                                                             --------       --------      --------
Net income (loss) ......................................................     $ 19,832       $ (1,200)     $ 78,932
                                                                             --------       --------      --------
Other comprehensive (loss) income, net of taxes:
  Change in unrealized loss (gain) on securities available for sale
    arising during the year ............................................       (9,338)         1,493        (8,500)
  Less: Reclassification adjustment ....................................       (4,556)        17,578            --
                                                                             --------       --------      --------
    Net change in unrealized  loss (gain) on  securities
       available for sale (net of a tax benefit (expense) of
       $7,771 and $(16,673) for 1999 and 1998, respectively) ...........      (13,894)        19,071        (8,500)
                                                                             --------       --------      --------

  Change in unrealized foreign currency translation adjustment arising
    during the year ....................................................         (240)        (1,693)           --
  Less: Reclassification adjustment for losses on foreign currency
    translation adjustment included in net income ......................        1,184             --            --
                                                                             --------       --------      --------
  Net change in unrealized foreign currency translation loss
   (net of tax (expense) benefit of $(514) and $912 for 1999 and 1998,
    respectively) ......................................................          944         (1,693)           --
                                                                             --------       --------      --------
  Other comprehensive (loss) income ....................................      (12,950)        17,378        (8,500)
                                                                             --------       --------      --------

Comprehensive income ...................................................     $  6,882       $ 16,178      $ 70,432
                                                                             ========       ========      ========

Disclosure of reclassification adjustment:
  Unrealized holding losses arising during the year on securities sold
    or impaired ........................................................     $(36,671)      $(37,390)
  Add: Adjustment for realized losses and impairment charges on
    securities available for sale included in net income (loss) ........       32,115         54,968
                                                                             --------       --------
  Net reclassification adjustment for (gains) losses recognized in other comprehensive income (loss) in prior years (net of tax benefit
    (expense) of $2,558 and $(27,448) for 1999 and 1998, respectively)..     $ (4,556)      $ 17,578
                                                                             ========       ========

               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                            OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                        FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
                                                       (DOLLARS IN THOUSANDS)

                                                                                                            Notes
                                                                                           Accumulated   Receivable
                                                                                              Other      on Exercise
                                             Common Stock         Additional               Comprehensive  of Common
                                       -------------------------   Paid-in      Retained      Income,       Stock
                                         Shares        Amount      Capital      Earnings   Net of Taxes    Options         Total
                                       ------------ ------------ ------------ ------------ ------------- ------------  ------------
                           >
Balances at December 31, 1996 .......    53,488,340 $        535 $     22,990 $    180,417 $      3,486  $     (3,832) $    203,596
Net income ..........................            --           --           --       78,932           --            --        78,932
Issuance of common stock ............     6,906,198           69      141,934           --           --            --       142,003
Repurchase of common stock options ..            --           --       (3,208)          --           --            --        (3,208)
Exercise of common stock options ....       171,297            2        3,035           --           --            --         3,037
Notes receivable on exercise
   of common stock options,
   net of advances ..................            --           --           --           --           --         3,832         3,832
Other comprehensive income,
   net of taxes:
   Change in unrealized gain (loss)
      on securities, available
      for sale.......................            --           --           --           --       (8,500)           --        (8,500)
                                       ------------ ------------ ------------ ------------ ------------  ------------  ------------

Balances at December 31, 1997 .......    60,565,835          606      164,751      259,349       (5,014)           --       419,692
Net loss ............................            --           --           --       (1,200)          --            --        (1,200)
Conversion of investment in an
   unconsolidated entity to the
   equity method ....................            --           --           --         (979)          --            --          (979)
Repurchase of common stock ..........      (318,311)          (3)      (7,769)          --           --            --        (7,772)
Issuance of common stock ............       320,550            3        7,825           --           --            --         7,828
Repurchase of common stock options ..            --           --       (6,502)          --           --            --        (6,502)
Exercise of common stock options ....       232,283            2        7,929           --           --            --         7,931
Other comprehensive income,
   net of taxes:
Change in unrealized gain (loss) on
   securities available for sale ....            --           --           --           --       19,071            --        19,071
Change in unrealized foreign
   currency translation loss ........            --           --           --           --       (1,693)           --        (1,693)
                                       ------------ ------------ ------------ ------------ ------------  ------------  ------------

Balances at December 31, 1998 .......    60,800,357          608      166,234      257,170       12,364            --       436,376
Net income ..........................            --           --           --       19,832           --            --        19,832
Repurchase of common stock...........    (4,611,700)         (46)     (30,645)          --           --            --       (30,691)
Exercise of common stock options ....         5,069           --           23           --           --            --            23
Directors' compensation .............         6,099           --           43           --           --            --            43
Issuance of common stock for
   acquisition of Ocwen Asset
   Investment Corp...................    12,371,750          124       96,685           --           --            --        96,809
Other comprehensive income,
   net of taxes:
   Change in unrealized gain (loss)
      on securities available
      for sale ......................            --           --           --           --      (13,894)           --       (13,894)
   Change in unrealized foreign
      currency translation loss .....            --           --           --           --          944            --           944
                                       ------------ ------------ ------------ ------------ ------------  ------------  ------------

Balances at December 31, 1999........    68,571,575 $        686 $    232,340 $    277,002 $       (586) $         --  $    509,442
                                       ============ ============ ============ ============ ============  ============  ============

                       THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                                                                   For the Years Ended December 31,
                                                                              -----------------------------------------
                                                                                 1999            1998           1997
                                                                              -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) .........................................................   $    19,832    $    (1,200)   $    78,932
Adjustments to reconcile net income to net cash provided
   (used) by operating activities:
  Net cash provided by trading activities .................................        18,723         15,284        106,108
  Proceeds from sales of loans available for sale .........................       568,490      1,659,368        519,163
  Purchases of loans available for sale ...................................       (47,129)      (370,865)      (278,081)
  Origination of loans available for sale .................................      (728,509)      (959,105)      (316,101)
  Principal payments received on loans available for sale .................        25,949         82,728         22,240
  Premium amortization on securities, net .................................        11,074         56,487         63,506
  Depreciation and amortization ...........................................        28,327         26,229         10,865
  Provision for loan losses ...............................................         6,710         18,509         32,218
  Provision for real estate owned .........................................        28,008         18,626         13,450
  Gain on interest-earning assets, net ....................................       (44,298)      (129,988)       (82,212)
  Impairment charges on securities available for sale .....................        58,777        129,714             --
  Loss on sales of premises and equipment .................................            --             47              1
  Gain on sale of low-income housing tax credit interests .................        (6,591)        (7,366)        (6,053)
  Gain on real estate owned, net ..........................................       (36,265)       (43,839)       (30,651)
  Gain on sale of investment in real estate held ..........................        (1,753)       (10,383)            --
  Impairment loss on investment in real estate ............................         2,817             --             --
  Equity in losses (earnings) of unconsolidated entities ..................        12,616          7,985        (23,688)
  Gain on sale of Ocwen UK ................................................       (50,371)            --             --
  Decrease (increase) in principal, interest and dividends receivable .....         7,762         (1,713)          (459)
  Decrease (increase) in income taxes receivable ..........................        39,322        (37,465)        18,247
  Increase in deferred tax asset ..........................................       (53,273)       (21,827)       (39,288)
  Increase in escrow advances .............................................       (54,313)       (57,016)       (23,468)
  Decrease in other assets, net ...........................................        30,126        (82,219)       (28,161)
  (Decrease) increase in accrued expenses, interest payable
     and other liabilities ................................................       (16,547)        (4,257)        24,118
                                                                              -----------    -----------    -----------
Net cash (used) provided by operating activities ..........................      (180,516)       288,275         60,686
                                                                              -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of securities available for sale ....................        43,923        269,828        202,670
  Purchase of securities available for sale ...............................      (589,845)       820,455       (389,330)
  Maturities of and principal payments received on securities
    available for sale ....................................................       553,136        359,525         46,084
  Purchase of securities held for investment ..............................          (140)            --        (42,166)
  Acquisition of subsidiaries .............................................        30,068       (426,096)       (11,635)
  Proceeds from the sale of Ocwen UK ......................................       122,101             --             --
  Purchase of low-income housing tax credit interests .....................       (56,174)       (49,063)       (54,573)
  Proceeds from sales of low-income housing tax credit interests ..........        44,233         37,918         22,026
  Proceeds from sales of discount loans, net ..............................       275,732        626,423        500,151
  Proceeds from sale of real estate held for investment ...................        23,436         47,644         14,905
  Proceeds from sales of loans held for investment ........................        51,691             --          2,384
  Purchase and originations of loans held for investment,
    net of undisbursed loan funds .........................................       (36,991)      (188,716)      (138,884)
  Purchase of discount loans, net .........................................      (584,328)      (938,859)    (1,464,611)
  Decrease (increase) in investment in unconsolidated entities ............        10,687        (70,190)        90,541
  Principal payments received on loans held for investment ................       137,199        227,349        291,998
  Principal payments received on discount loans ...........................       301,826        446,566        382,781
  Purchase of and capital improvements to real estate held for investment .       (19,115)            --        (39,844)
  Proceeds from sale of real estate owned .................................       251,621        301,485        196,180
  Purchase of real estate owned in connection with discount loan purchase .       (47,340)       (19,949)       (38,486)
  Additions to premises and equipment .....................................       (29,285)       (23,680)       (13,745)
                                                                              -----------    -----------    -----------
Net cash provided (used) by investing activities ..........................   $   482,435    $  (220,270)   $  (443,554)
                                                                              ===========    ===========    ===========

                THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                   OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES

                                CONSOLIDATED STATEMENTS OF CASH FLOWS - (CONTINUED)
                                              (DOLLARS IN THOUSANDS)

                                                                             For the Years Ended December 31,
                                                                        -----------------------------------------
                                                                           1999           1998           1997
                                                                        -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  (Decrease) increase in deposits .....................................    (348,012)       208,821         66,069
  (Decrease) increase in securities sold under
     agreements to repurchase .........................................     (34,059)       (36,199)        33,704
  Repurchase of Capital Securities ....................................     (15,000)            --             --
  Proceeds from obligations under lines of credit, net of repayments...     110,413         60,981        118,304
  Payments of obligations assumed in connection with acquisition of
     subsidiary .......................................................          --             --         (3,000)
  Proceeds from issuance of other interest bearing obligations ........       6,236             --             --
  Payments on advances from Federal Home Loan Bank ....................          --             --           (399)
  Repayments and repurchases of  notes, debentures and other, net .....     (54,150)        (1,975)            --
  Repayments of loans made to executive officers, net .................          --             --          3,832
  Exercise of common stock options ....................................          23          7,931          3,037
  Advances from the Federal Home Loan Bank ............................          --             --             --
  Proceeds from issuance of Capital Trust Securities ..................          --             --        125,000
  Payment of Capital Trust Securities issuance costs ..................          --             --         (4,262)
  Issuance of shares of common stock ..................................          --             56        142,003
  Repurchase of common stock options ..................................          --         (6,502)        (3,208)
  Repurchase of common stock ..........................................     (30,691)        (7,772)            --
                                                                        -----------    -----------    -----------
Net cash (used) provided by financing activities ......................    (365,240)       225,341        482,482
                                                                        -----------    -----------    -----------

Net (decrease) increase in cash and cash equivalents ..................     (63,321)       293,346         99,614
Cash and cash equivalents at beginning of period ......................     445,179        151,833         52,219
                                                                        -----------    -----------    -----------
Cash and cash equivalents at end of period ............................ $   381,858    $   445,179    $   151,833
                                                                        ===========    ===========    ===========

RECONCILIATION OF CASH AND CASH EQUIVALENTS AT END OF PERIOD:
  Cash and amounts due from depository institutions ................... $   153,459    $   120,805    $    11,832
  Interest-earning deposits ...........................................     116,399         49,374        140,001
  Federal funds sold and repurchase agreements ........................     112,000        275,000             --
                                                                        -----------    -----------    -----------
                                                                        $   381,858    $   445,179    $   151,833
                                                                        ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest ............................................................ $   153,891    $   183,424    $   148,895
  Income taxes ........................................................ $       633    $    36,754    $    28,228

Supplemental schedule of non-cash investing and financing activities:
  Real estate owned acquired through foreclosure ...................... $   157,111    $   280,522    $   205,621
  Exchange of discount loans and loans available for sale
     for securities ................................................... $   758,032    $ 2,125,080    $   897,358
  Transfer of securities available for sale to investment in
     unconsolidated entities .......................................... $              $    35,158    $        --

Acquisition of businesses:
  Fair value of assets acquired ....................................... $  (706,329)   $  (449,420)   $   (15,052)
  Liabilities assumed .................................................     599,855         15,069          3,399
  Stock issued ........................................................      96,809          7,772             --
                                                                        -----------    -----------    -----------
  Cash paid ...........................................................      (9,665)      (426,579)       (11,653)
  Less cash acquired ..................................................      39,733            483             18
                                                                        -----------    -----------    -----------
  Net cash acquired (paid) for assets acquired ........................ $    30,068    $  (426,096)   $   (11,635)
                                                                        ===========    ===========    ===========

Sale of subsidiary:
  Fair value of assets sold ........................................... $   413,121    $        --    $        --
  Liabilities sold ....................................................    (345,327)            --             --
  Cash sold ...........................................................       3,936             --             --
  Gain on sale ........................................................      50,371             --             --
Net cash received for assets sold .....................................                         --             --
                                                                        -----------    -----------    -----------
                                                                        $   122,101    $        --    $        --
                                                                        ===========    ===========    ===========

              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

            Ocwen Financial Corporation ("OCN" or the "Company") is a specialty financial services company whose primary business activities consist of the acquisition, servicing and resolution of subperforming and non-performing residential and commercial mortgage loans, as well as the related development of loan servicing technology and business-to-business e-commerce solutions for the mortgage and real estate industries. The Company's consolidated financial statements include the accounts of OCN and its subsidiaries. The Company owns directly and indirectly all of the outstanding common and preferred stock of its primary subsidiaries, Ocwen Federal Bank FSB (the "Bank"), Investors Mortgage Insurance Holding Company ("IMI"), Ocwen Technology Xchange, Inc. ("OTX") and Ocwen Asset Investment Corp. ("OAC"). As more fully described in Note 2, the Company acquired OAC on October 7, 1999. The Company's consolidated financial statements include OAC and its subsidiaries as of that date. The Company also owns 98.9% of Ocwen Financial Services, Inc. ("OFS"), with the remaining 1.1% owned by the shareholders of Admiral Home Loan and reported in the consolidated financial statements as a minority interest. As more fully described in Note 2, the Company sold its investment in its foreign subsidiary, Ocwen UK, on September 30, 1999. Ocwen UK's results of operations for 1999 have been included in the consolidated statements of operations through that date. All significant intercompany transactions and balances have been eliminated in consolidation.

            The Bank is a federally chartered savings bank regulated by the Office of Thrift Supervision ("OTS").

RECLASSIFICATION

            Certain amounts included in the 1998 and 1997 consolidated financial statements have been reclassified in order to conform to the 1999 presentation.

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

SHORT-TERM HIGHLY LIQUID INVESTMENTS

            The Company's short-term highly liquid investments generally consist of federal funds sold and assets purchased under agreements to resell. The Company invests in these assets to maximize its return on liquid funds. At December 31, 1999 and 1998, such investments amounted to $112,000 and $275,000, respectively, of federal funds sold which had an overnight maturity. The average investment in federal funds sold and assets purchased under agreements to resell amounted to $174,494 and $149,441 during 1999 and 1998, respectively.

            The Bank is required by the Federal Reserve System to maintain non-interest-earning cash reserves against certain of its transaction accounts and time deposit accounts. Such reserves totaled $32,189 and $5,557 at December 31, 1999 and 1998, respectively.

TRADING ACTIVITIES

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)


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

            On a quarterly basis the Company evaluates each individual security in its available for sale portfolio to determine whether a decline in value below amortized cost has occurred which is other than temporary. In making this assessment, the Company considers several factors, including but not limited to the following:

            o Determining whether the present value of estimated future cash flows discounted at a risk-free rate (the rate on monetary assets of a comparable duration which are essentially risk free, such as the three-month Treasury bill rate) is less than the amortized cost basis of the instrument;

            o Examining whether the duration of the decline in market value has exceeded six consecutive months; and

            o Identifying and understanding the reasons for significant declines in value (i.e., greater than 20%).

            For each security where the Company concludes that all or a portion of the decrease in value is other than temporary, such amount is charged to earnings, thereby establishing a new cost basis for the security.

LOANS AVAILABLE FOR SALE AND HELD FOR INVESTMENT

            Loans originated or purchased by the Company which the Company presently does not intend to hold to maturity are designated as loans available for sale upon origination or purchase and are stated at the lower of cost, after considering deferred loan fees and costs, or aggregate market value. Unrealized losses are recorded as a reduction in earnings and are included under the caption "Gain on interest-earning assets, net" in the consolidated statements of operations. Loan origination fees and certain direct loan origination costs are deferred and included in the carrying value. Upon the sale of a loan, any unamortized deferred loan fees, net of costs, are included in the gain or loss on sale of interest earning assets. Gains and losses on disposal of such loans are computed on a specific identification basis.

            Loans held for investment are stated at amortized cost, less an allowance for loan losses, discount, deferred loan fees and undisbursed loan funds. To qualify for this treatment, upon origination or purchase the Company must have both the ability and the intent to hold such loans to maturity. Loan origination fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as a yield adjustment and included in interest income using the interest method applied on a loan-by-loan basis.

            Interest income is accrued as it is earned. Loans are placed on non-accrual status after being delinquent greater than 89 days or earlier if the borrower is deemed by management to be unable to continue performance. When a loan is placed on non-accrual status, interest accrued but not received is reversed. Loans are returned to accrual status only when the loan is reinstated and ultimate collectibility is no longer in doubt. In addition, the amortization of deferred loan fees is suspended when a loan is placed on nonaccrual status.

ALLOWANCE FOR ESTIMATED LOAN LOSSES

            The allowance for estimated loan losses is maintained at a level that management, based upon an evaluation of known and inherent risks in the portfolio, considers adequate to provide for losses. Specific valuation allowances are established for impaired loans in the amount by which the carrying value, before allowance for estimated losses, exceeds the fair value of collateral less costs to dispose on an individual loan basis, except for single family residential mortgage loans and consumer loans which are generally evaluated for impairment as homogeneous pools of loans. The Company considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. The Company measures these impaired loans at the fair value of the loans' underlying collateral less estimated disposal costs. Impaired loans may be left on accrual status during the period the Company is pursuing repayment of the loan. These loans are placed on non-accrual status at such time that the loans either: (i) become 90 days delinquent; or (ii) the Company determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment. Impairment losses are recognized through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. When an impaired loan is either sold, transferred to real estate owned ("REO") or charged off, any related valuation allowance is removed from the allowance for loan losses. Charge-offs occur when loans, or a portion thereof, are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. Management's periodic evaluation of the allowance for estimated loan losses is based upon an analysis of the portfolio, historical loss experience, economic conditions and trends, collateral values and other relevant factors. Future

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)


adjustments to the allowance may be necessary if economic conditions and trends, collateral values and other relevant factors differ substantially from the assumptions used in making the evaluation.

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

REAL ESTATE OWNED

            Properties acquired through foreclosure are valued at the lower of the adjusted cost basis of the loan or fair value less estimated costs of disposal of the property after the date of foreclosure. Properties held are periodically re-evaluated to determine that they are being carried at the lower of cost or fair value less estimated costs to dispose. Sales proceeds and related costs are recognized with passage of title to the buyer and, in cases where the Company finances the sale, receipt of sufficient down payment. Rental income related to properties is reported as income as earned. Holding and maintenance costs related to properties are reported as period costs as incurred. No depreciation expense related to the properties has been recorded. Decreases in the market value of foreclosed real estate subsequent to foreclosure are recognized as a valuation allowance on a property specific basis. Subsequent increases in market value of the foreclosed real estate are reflected as reductions in the valuation allowance, but not below zero. Such changes in the valuation allowance are charged or credited to income.

MORTGAGE SERVICING RIGHTS

            In connection with the securitization and sale of loans, the Company generally retains the rights to service such loans for investors. A servicing asset or liability and other retained interests are recognized as an allocation of the carrying amount of the assets sold between the asset sold and the servicing obligation and other retained interests based on the relative fair value of the assets sold to the interests retained. The Company also acquires mortgage servicing rights which are recorded at cost. Mortgage servicing assets are amortized in proportion to and over the period of estimated net servicing income or loss. The Company evaluates the mortgage servicing assets for impairment based on the fair value of the servicing asset. The Company estimates fair values by discounting servicing assets cash flows using discount and prepayment rates that it believes market participants would use.

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

INVESTMENT IN REAL ESTATE

            Investment in real estate is recorded at cost less accumulated depreciation. The Company reviews its investment in real estate for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

            Depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows:

            Buildings and improvements                 39 - 40 years

            Tenant improvements                        Lesser of lease term
                                                       or useful life

            Land improvements                          20 years

            Furniture, fixtures and equipment          5 -10 years

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

INVESTMENTS IN LOW-INCOME HOUSING TAX CREDIT INTERESTS

            Low-income housing tax credit partnerships own multi-family residential properties which have been allocated tax credits under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The obligations of the partnership to sustain qualifying status of the properties covers a 15-year period; however, tax credits accrue over a 10-year period on a straight-line basis. Investments by the Company in low-income housing tax credit partnerships made on or after May 18, 1995, in which the Company invests solely as a limited partner, are accounted for using the equity method in accordance with the consensus of the Emerging Issues Task Force through issue number 94-1. For the Company's limited partnership investments made prior to this date, the Company records its receipt of income tax credits and other tax benefits on a level yield basis over the 15-year obligation period and reports the tax credits and tax benefits net of amortization of its investment in the limited partnership as a reduction of income tax expense. Low-income housing tax credit partnerships in which the Company has invested as a limited partner, and through which a subsidiary acts as the general partner, are consolidated and included in the Company's consolidated financial statements. For all investments in low-income housing tax credit partnerships made after May 18, 1995, the Company capitalizes interest expense and certain direct costs incurred during the pre-operating period.

EXCESS OF COST OVER NET ASSETS ACQUIRED

            The excess of purchase price over net assets of acquired businesses is stated at cost and is amortized on a straight-line basis over the estimated future periods to be benefited, not to exceed 15 years. The carrying value of cost in excess of net assets acquired is reviewed for impairment whenever events or changes in circumstances indicate that it may not be recoverable. Additionally, the Company periodically evaluates the amortization periods to determine whether events or circumstances warrant revised amortization periods. The results of operations of acquired companies are included in the consolidated statements of operations beginning with the acquisition date.

PREMISES AND EQUIPMENT

            Premises and equipment are carried at cost and, except for land, are depreciated over their estimated useful lives on the straight-line method. The estimated useful lives of the related assets range from three to 39 years.

CAPITALIZED SOFTWARE COSTS

            Certain costs attributable to developing, modifying and enhancing its software revenue products are capitalized in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Costs incurred up to the establishment of technological feasibility are expensed as research and development costs. Once the products are made available for general release to customers, the capitalized costs are amortized using the straight-line method over the estimated economic lives of the individual products. The unamortized costs by product are reduced to an amount not to exceed the future net realizable value by product at each financial statement date.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

            The Company periodically enters into sales of securities under agreements to repurchase the same securities ("reverse repurchase agreements"). Reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the accompanying consolidated statements of financial condition. All securities underlying reverse repurchase agreements are reflected as assets in the accompanying consolidated statements of financial condition and are held in safekeeping by custodians.

EXCESS OF NET ASSETS ACQUIRED OVER PURCHASE PRICE

            The effects of the acquisition of OAC resulted in a new basis of accounting reflecting fair values of assets and liabilities at the date of acquisition. The excess of assets over the purchase price of acquired net assets resulting from the acquisition is stated at cost and is being amortized on a straight-line basis over the estimated future periods to be benefited of five years.

DERIVATIVE FINANCIAL INSTRUMENTS

            The Company uses derivative financial instruments for the purpose of managing its exposure to adverse fluctuations in interest and foreign currency exchange rates. While these instruments are subject to fluctuations in value, such fluctuations are generally offset by the change in value of the underlying exposures being hedged. The Company does not enter into any derivative financial instruments for trading purposes. To qualify for hedge accounting, the asset or liability to be hedged must be specifically identified and expose the Company to interest rate or currency risk, and the hedging instrument must substantially reduce or alter the risk of loss from the asset or liability being hedged. If the derivative financial instrument fails or ceases to qualify for hedge accounting, it is accounted for at fair value with changes in fair value recorded in earnings in the consolidated statements of operations.

            The Company manages its exposure to interest rate movements by seeking to match asset and liability balances within maturity categories, both directly and through the use of derivative financial instruments. These derivative instruments include interest rate swaps ("swaps") and interest rate futures contracts that are designated and effective as hedges, as well as swaps that are designated and effective in modifying the interest rate and/or maturity characteristics of specified assets or liabilities. Gains and losses on swaps are accounted for on the accrual basis.

            The net interest received or paid on swaps is reflected as interest income or expense of the related hedged position. Gains and losses resulting from the termination of swaps are recognized over the shorter of the remaining contract lives of the swaps or the lives of the related hedged positions or, if the hedged positions are sold, are recognized in the current period as gains on sales of interest-earning assets, net. Gains and losses on futures contracts are deferred as an adjustment of the carrying value of the related asset or liability and amortized over the terms of the related assets or liabilities and reflected as interest income or expense of the related hedged positions. If the hedged positions are sold, any unamortized deferred gains or losses on futures contracts are recognized in the current period as gains on sales of interest-earning assets, net. Interest rate contracts are measured at fair value.

            The Company enters into foreign currency futures contracts and foreign currency swap agreements to hedge its investments in foreign entities. The Company's periodically adjusts the amount of foreign currency derivative contracts it has entered into in response to changes in its recorded investment. The discount on the currency swap, representing the difference between the contracted forward rate and the spot rate at the date of inception, is amortized over the life of the currency swap on a straight-line basis. The value of the currency swap is calculated as the notional amount of the currency swap multiplied by the difference between the spot rate at the date of inception and the spot rate at the financial statement date. The unamortized discount related to foreign currency swaps and the values of financial hedge instruments are reported as translation adjustments and are included as a component of accumulated other comprehensive income in stockholders' equity.

FOREIGN CURRENCY TRANSLATION

            In accordance with SFAS No. 52, "Foreign Currency Translation," assets and liabilities of foreign entities where the functional currency is not the U.S. dollar are translated into U.S. dollars at the current rate of exchange existing at the statement of financial condition date and revenues and expenses are translated at average monthly rates. The resulting translation adjustments are included as a component of accumulated comprehensive income in stockholders' equity.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

INCOME TAXES

            The Company files consolidated Federal income tax returns with its subsidiaries. Consolidated income tax is allocated among the subsidiaries participating in the consolidated returns as if each subsidiary of the Company, which has one or more subsidiaries, filed its own consolidated return and those with no subsidiaries filed separate returns.

            The Company accounts for income taxes using the asset and liability method which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Additionally, deferred taxes are adjusted for subsequent tax rate changes.

INVESTMENT IN UNCONSOLIDATED ENTITIES

            The Company's investments in unconsolidated entities are accounted for under the equity method of accounting. Under the equity method of accounting, an investment in the shares or other interests of an investee is initially recorded at the cost of the shares or interests acquired and thereafter is periodically increased (decreased) by the investor's proportionate share of the earnings (losses) of the investee and decreased by the dividends or distributions received by the investor from the investee.

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

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

            In June 1999, the FASB issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities - Deferral of Effective Date of SFAS No. 133 an amendment of SFAS No. 133." SFAS No. 137 defers the effective date of SFAS No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000.

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

NOTE 2: ACQUISITION AND DISPOSITION TRANSACTIONS

            On October 7, 1999, Ocwen Acquisition Company ("Acquisition Sub"), a Virginia corporation and an indirect wholly-owned subsidiary of OCN, merged (the "Merger") with and into OAC, a Virginia corporation, in accordance with the Agreement of Merger (the "Merger Agreement") dated as of July 25, 1999 among OAC, OCN, and Acquisition Sub. In accordance with the Merger Agreement, OAC shareholders (except for OCN or its subsidiaries) received 0.71 shares of OCN stock for each outstanding share of OAC common stock. A total of 12,371,750 shares of OCN stock at a value of $96,809 were issued to OAC shareholders. Prior to the Merger, the Company, through IMI, owned 1,540,000 or 8.12% of the outstanding common stock of OAC and 1,808,733 units or 8.71% of the outstanding partnership units of Ocwen Partnership L.P. ("OPLP"). OPLP is the operating partnership subsidiary of OAC.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

            The Merger, which resulted in OCN acquiring the remaining interest in OAC, reflects an aggregate purchase price of $101,271, including direct costs of the acquisition. The Merger was accounted for as a purchase and the purchase price has been allocated to OAC's assets and liabilities based on their fair market values as follows:

            Purchase price.......................................   $    101,271
            Fair value of net assets.............................        161,313
                                                                    ------------
            Excess of net assets acquired over purchase price....   $     60,042
                                                                    ============

            The excess of net assets acquired over the purchase price is being amortized on a straight-line basis over a period of five years and amounted to $56,841, net of accumulated amortization of $3,201, at December 31, 1999. Results of operations from OAC from the date of merger to December 31, 1999 are included in OCN's consolidated statement of operations for 1999.

            On October 20, 1999, OAC merged into Small Commercial Properties Corporation I ("SCP"), a Florida corporation and an indirect wholly-owned subsidiary of OCN. Immediately thereafter, SCP changed its name to Ocwen Asset Investment Corp. As a result of the merger on October 20, 1999, OAC ceased to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

            The following unaudited pro forma results of operations of OCN are presented as if the acquisition of OAC had occurred at January 1, 1998:

                                                                                       For the Years Ended December 31,
                                                                                       --------------------------------
                                                                                           1999               1998
                                                                                       ------------       ------------
Interest income................................................................        $    311,327       $    371,775
Interest expense...............................................................             121,149            152,630
                                                                                       ------------       ------------
  Net interest income before provision for loan losses.........................             113,362            133,479
  Provision for loan losses....................................................               7,787             19,151
                                                                                       ------------       ------------
  Net interest income after provision for loan losses..........................             109,973            128,961
                                                                                       ------------       ------------
Non-interest income............................................................             112,672             36,322
Non-interest expense...........................................................             195,042            225,153
Distributions on Company-obligated, mandatory redeemable
    securities of subsidiary trust holding solely
    junior subordinated debentures.............................................              13,111             13,594
Equity in (losses) earnings of investments in unconsolidated entities..........              (9,010)               716
                                                                                       ------------       ------------
Income (loss) before income taxes and extrordinary gain........................               8,871            (68,230)
Income tax (expense) benefit...................................................              (2,608)            37,647
Minority interest in net loss of consolidated subsidiary.......................                 638                467
                                                                                       ------------       ------------
Income (loss) before extraordinary gain........................................               6,901            (30,116)
Extraordinary gain on repurchase of debt, net of taxes.........................               6,983                615
                                                                                       ------------       ------------
Net income (loss)..............................................................        $     13,884       $    (29,501)
                                                                                       ============       ============
Earnings (loss) per share......................................................
  Basic:
    Net income (loss) before extraordinary gain................................        $       0.10       $      (0.41)
    Extraordinary gain.........................................................                0.10               0.01
                                                                                       ------------       ------------
    Net income (loss)..........................................................        $       0.20       $      (0.40)
                                                                                       ============        ===========

  Diluted:
    Net income (loss) before extraordinary gain................................        $       0.10       $      (0.41)
    Extraordinary gain.........................................................                0.10               0.01
                                                                                       ------------       ------------
    Net income (loss)..........................................................        $       0.20       $      (0.40)
                                                                                       ============        ===========

            The pro forma consolidated results of operations include adjustments to give effect to the purchase accounting adjustments as if the acquisition occurred on January 1, 1998 and to eliminate material intercompany transactions. The unaudited pro forma information is not necessarily indicative of the results of operations that would have occurred had the acquisition occurred on January 1, 1998, or the future results of the combined operations.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)


            On September 30, 1999, the Company sold all the shares of its wholly-owned subsidiary, Ocwen UK, to Malvern House Acquisition Limited for the pound sterling equivalent of $122,101 in cash. Ocwen UK was originally formed to acquire substantially all of the assets, and certain of the liabilities, of the United Kingdom operations of Cityscape Financial Corp., and commenced operations on April 24, 1998. As a result of the transaction, the Company recorded a pretax gain on sale of $50,371.

            On June 2, 1999, OTX acquired substantially all of the assets of Synergy Software, LLC ("Synergy"), a developer of commercial and multi-family mortgage servicing systems, for $10,000 of which $5,000 has been paid and $5,000 is a holdback which will be released over time if certain performance objectives are attained. The acquisition was accounted for as a purchase. The excess of purchase price over net assets acquired related to this transaction amounted to $4,547, net of accumulated amortization of $401 at December 31, 1999 and is being amortized on a straight-line basis over a period of seven years. Synergy is a wholly-owned subsidiary of OTX.

NOTE 3: FAIR VALUE OF FINANCIAL INSTRUMENTS

            A majority of the Company's assets, liabilities and off-balance sheet instruments and commitments are considered financial instruments. For the majority of the Company's financial instruments, principally loans and deposits, fair values are not readily available since there are no available trading markets as characterized by current exchanges between willing parties. Accordingly, fair values can only be derived or estimated using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise. In addition, for those financial instruments with option-related features, prepayment assumptions are incorporated into the valuation techniques. It should be noted that minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values.

            The fair values reflected below are indicative of the interest rate environments as of December 31, 1999 and 1998, and do not take into consideration the effects of interest rate fluctuations. In different interest rate environments, fair value results can differ significantly, especially for certain fixed-rate financial instruments and non-accrual assets. In addition, the fair values presented do not attempt to estimate the value of the Company's fee generating businesses and anticipated future business activities. In other words, they do not represent the Company's value as a going concern. Furthermore, the differences between the carrying amounts and the fair values presented may not be realized.

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

SECURITIES AVAILABLE FOR SALE

            The Company adjusts its securities portfolio to fair value at the end of each month based upon the lower of dealer quotations or internal values, subject to an internal review process. For those securities which do not have an available market quotation, the Company will request market values and underlying assumptions from the various securities dealers that underwrote, are currently financing the securities, or have had prior experience with the type of security to be valued. When quotations are obtained from two or more dealers, the average dealer quote is generally utilized.

LOANS, MATCH FUNDED LOANS AND SECURITIES, AND DISCOUNT LOANS

            The fair value of performing loans is estimated based upon quoted market prices for similar whole loan pools. The fair value of non-performing loans is based on estimated cash flows discounted using a rate commensurate with the risk associated with the estimated cash flows. The fair value of the match funded loans and the discount loan portfolio is estimated based upon current

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

market yields at which recent pools of similar mortgages have traded taking into consideration the timing and amount of expected cash flows. The match funded securities are marked to fair value at the end of each month in the same manner as securities available for sale.

INVESTMENT SECURITIES

            Investment securities represent required holdings of specified levels of common stock issued by the Federal Home Loan Bank. These securities are subject to regulatory restrictions that limit the Company's ability to dispose of them freely and are carried at cost.

DEPOSITS

            The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the required cash payments at the market rates offered for deposits with similar maturities on the respective financial statement dates.

BORROWINGS

            The fair value of the Company's bond-match funded loan agreements, notes and debentures and capital securities are based upon quoted market prices. The fair value of the Company's other borrowings, including securities sold under agreements to repurchase and obligations outstanding under lines of credit, approximate carrying value.

DERIVATIVE FINANCIAL INSTRUMENTS

            The fair values of all derivative financial instruments are based on quoted market prices.

LOAN COMMITMENTS AND LETTERS OF CREDIT

            The fair value of loan commitments and letters of credit are estimated considering the difference between interest rates on the respective financial statement dates and the committed rates.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

            The carrying amounts and the estimated fair values of the Company's financial instruments are as follows:

                                                       December 31, 1999              December 31, 1998
                                                   --------------------------    --------------------------
                                                    Carrying         Fair         Carrying         Fair
                                                     Amount          Value         Amount          Value
                                                   -----------    -----------    -----------    -----------
FINANCIAL ASSETS:
  Cash and cash equivalents ...................... $   381,858    $   381,858    $   445,179    $   445,179
  Securities available for sale ..................     587,518        587,518        593,347        593,347
  Loans available for sale .......................      45,213         45,213        177,847        177,847
  Investment securities ..........................      10,965         10,965         10,825         10,825
  Loan portfolio, net ............................     157,408        157,184        230,312        232,242
  Match funded loans and securities, net .........     157,794        154,623             --             --
  Discount loan portfolio, net ...................     913,229        935,336      1,026,511      1,046,945

FINANCIAL LIABILITIES:
  Deposits .......................................   1,842,286      1,848,339      2,194,816      2,218,542
  Securities sold under agreements to repurchase..      47,365         47,365         72,051         72,051
  Bond-match funded loan agreements ..............     141,515        141,557             --             --
  Obligations outstanding under lines of credit...     187,866        187,866        179,285        179,285
  Notes, debentures and other interest-bearing
    obligations ..................................     317,573        290,244        225,000        205,750
  Capital securities .............................     110,000         72,600        125,000         97,500

DERIVATIVE FINANCIAL INSTRUMENTS:
  Interest rate swaps ............................       1,274          3,702             --         (2,283)
  U.S. Treasury futures ..........................         178            178             --             --
  Swaptions and put options ......................         726            726             --             --
  Currency Swap ..................................        (976)          (976)        (2,096)        (2,096)
  British Pound futures ..........................         121            121           (187)          (187)
  Canadian Dollar futures ........................        (320)          (320)            --             --

OTHER:
  Loan commitments ...............................          --         25,985             --        133,489
  Letters of credit ..............................          --         30,205             --         15,878

NOTE 4: SECURITIES HELD FOR TRADING

            The Company traded assets totaling $820,235, $2,250,831, and $1,023,965 in aggregate sales proceeds during the years ended December 31, 1999, 1998 and 1997, respectively, primarily in connection with the Company's securitizations of loans, resulting in realized net gains of $36,804, $109,601, and $72,214 for the years ended December 31, 1999, 1998 and 1997, respectively. The Company held no securities for trading at December 31, 1999 or 1998.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 5: SECURITIES AVAILABLE FOR SALE

            The amortized cost, fair value and gross unrealized gains and losses on the Company's securities available for sale are as follows at the periods ended:

                                                                                     Gross           Gross
                                                                    Amortized      Unrealized      Unrealized       Fair
                                                                       Cost          Gains           Losses         Value
                                                                   -----------    ------------     -----------    -----------
DECEMBER 31, 1999
Mortgage-related securities Single family residential:
    AAA-rated collateralized mortgage obligations                  $   393,426     $        50     $    (1,089)   $   392,387
    BB-rated subordinates...................................             4,697           1,244             (33)         5,908
    B-rated subordinates....................................             5,380             990            (272)         6,098
    Unrated subordinates....................................            15,790           2,543          (1,046)        17,287
    Unrated subprime residuals .............................           125,452           2,126          (3,491)       124,087
                                                                   -----------     -----------     -----------    -----------
                                                                       544,745           6,953          (5,931)       545,767
                                                                   -----------     -----------     -----------    -----------
 Multi-family and commercial:
    B-rated subordinates....................................            38,234              --              --         38,234
    Unrated subordinates....................................             3,503              --              --          3,503
    Unrated interest-only...................................                --              14              --             14
                                                                   -----------    ------------     -----------    -----------
                                                                        41,737              14              --         41,751
                                                                   -----------    ------------     -----------    -----------
                                                                   $   586,482     $     6,967     $    (5,931)   $   587,518
                                                                   ===========     ===========     ===========    ===========

            The amortized cost of mortgage-related securities at December 31, 1999, was net of unaccreted (discounts) and unamortized premiums of $(104,425).

            One security in the available for sale portfolio, with a fair value of $13,210, is pledged as collateral to the State of New Jersey in connection with the Bank's sales of certificates of deposit over $100 to New Jersey municipalities. Mortgage-related securities with an amortized cost of $108,234 and a fair value of $105,615 were posted as collateral for securities sold under agreements to repurchase at December 31, 1999.

            A profile of the maturities of securities available for sale at December 31, 1999, follows. Mortgage-backed securities are included based on their weighted-average maturities, reflecting anticipated future prepayments.

                                             Amortized Cost        Fair Value
                                             --------------        ----------
Due within one year .....................     $     363,195        $  363,672
Due after 1 through 5 years .............           162,155           161,609
Due after 5 through 10 years ............            41,993            43,045
Due after 10 years ......................            19,139            19,192
                                              -------------        ----------
                                              $     586,482        $  587,518
                                              =============        ==========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                       Gross        Gross
                                                                       Amortized    Unrealized    Unrealized       Fair
                                                                         Cost          Gains        Losses         Value
                                                                       ---------    ----------    ----------      ---------
            DECEMBER 31, 1998
            Mortgage-related securities Single family residential:
                AAA-rated collateralized mortgage obligations ....     $ 343,686     $     552     $     (39)     $ 344,199
                BB-rated subordinates ............................         8,517            --            --          8,517
                B-rated subordinates .............................         6,344            --            --          6,344
                Unrated subordinates .............................        37,872         2,723            --         40,595
                AAA-rated subprime residuals (1) .................         6,178           753            --          6,931
                BBB-rated subprime residuals (1) .................        15,681         1,912            --         17,593
                Unrated subprime residuals (1) ...................       141,526        11,425            --        152,951
                                                                       ---------     ---------     ---------      ---------
                                                                         559,804        17,365           (39)       577,130
                                                                       ---------     ---------     ---------      ---------
             Multi-family and commercial:
                B-rated subordinates .............................         7,684         1,290          (161)         8,813
                Unrated subordinates .............................         4,126         3,340          (135)         7,331
                AAA-rated interest-only ..........................            71            --            --             71
                BB-rated interest-only ...........................            --             2            --              2
                                                                       ---------     ---------     ---------      ---------
                                                                          11,881         4,632          (296)        16,217
                                                                       ---------     ---------     ---------      ---------
                                                                       $ 571,685     $  21,997     $    (335)     $ 593,347
                                                                       =========     =========     =========      =========

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

            A profile of the maturities of mortgage-related securities at December 31, 1998, follows. Mortgage-backed securities are included based on their weighted-average maturities, reflecting anticipated future prepayments based on consensus of dealers in the market.

                                            Amortized Cost       Fair Value
                                            --------------       ----------
Due within one year ....................     $     328,551       $  332,338
Due after 1 through 5 years ............           151,625          160,659
Due after 5 through 10 years ...........            55,780           61,615
Due after 10 years .....................            35,729           38,735
                                             -------------       ----------
                                             $     571,685       $  593,347
                                             =============       ==========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

            Gross realized gains and losses, proceeds on sales, premiums amortized against and discounts accreted to income were as follows during the periods ended December 31:

                                                    1999             1998           1997
                                                   ---------     ------------     ---------
            Securities:
              Gross realized gains ............    $   6,567     $      9,082     $   9,637
              Gross realized losses ...........       (1,517)            (957)       (3,591)
                                                   ---------     ------------     ---------
              Net realized gains(1) ...........    $   5,050     $      8,125     $   6,046
                                                   =========     ============     =========

              Proceeds on sales ...............    $  43,923     $    269,828     $ 202,670
                                                   =========     ============     =========

              Net premium amortization ........    $  11,074     $     56,487     $  63,506
                                                   =========     ============     =========

(1) Excludes impairment charges incurred during 1999 and 1998 related to AAA-rated agency interest-only securities, subordinates and subprime residual securities.

NOTE 6: LOANS AVAILABLE FOR SALE

   The following table sets forth the composition of the Company's loans available for sale by type of loan at the December 31:

                                                             Carrying Value
                                                        ------------------------
                                                          1999            1998
                                                        --------        --------
Loan type:
   Single family residential (1) ...............        $ 45,084        $177,578
   Consumer ....................................             129             269
                                                        --------        --------
   Total loans available for sale ..............        $ 45,213        $177,847
                                                        ========        ========

(1) Includes $87,644 ((pound)52,808) of loans related to Ocwen UK at December 31, 1998.

            The loans available for sale portfolio is secured by mortgages on property located throughout the United States. The following table sets forth the five states in which the largest amount of properties securing the Company's loans available for sale were located at December 31, 1999:

                               Single family
                                Residential        Consumer           Total
                               -------------     ------------      ------------
New Jersey.................     $      7,637    $          --      $      7,637
Florida....................            5,372               59             5,431
New York...................            4,694               --             4,694
Illinois...................            3,737               --             3,737
Michigan...................            2,856               --             2,856
Other (1)..................           20,788               70            20,858
                                ------------     ------------      ------------
   Total...................     $     45,084     $        129      $     45,213
                                ============     ============      ============

(1) Consists of properties located in 36 other states, none of which aggregated over $2.8 million in any one state.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

            The following table presents a summary of the Company's non-performing loans (loans which were past due 90 days or more) in the loans available for sale portfolio at December 31:

                                                              1999           1998
                                                            ----------    ----------
            Non-performing loans:
              Single family (1)...........................  $   15,319    $   39,415
              Consumer....................................           1             9
                                                            ----------    ----------
                                                            $   15,320    $   39,424
                                                            ==========    ==========
            Non-performing loans as a percentage of:
              Total loans available for sale..............       33.88%        22.17%
              Total assets................................        0.46%         1.18%

(1) Includes $7,245 ((pound)4,365) of non-performing loans related to Ocwen UK at December 31, 1998.

NOTE 7: LOAN PORTFOLIO

            The Company's loan portfolio consisted of the following at December 31:

                                                                      Carrying Value
                                                            ------------------------------------
                                                                 1999                 1998
                                                            ---------------      ---------------
     LOAN TYPE:
     Single family residential........................      $         4,334      $        30,361
     Multi-family residential:
       Permanent......................................               23,430               53,311
       Construction...................................               57,936               22,288
                                                            ---------------      ---------------
       Total multi-family residential.................               81,366               75,599
                                                            ---------------      ---------------
     Commercial real estate:
       Hotel:
         Permanent....................................                   --               29,735
         Construction.................................               38,645                6,896
       Office ........................................               64,745               93,068
       Land ..........................................                2,238                2,266
       Other .........................................                   --                6,762
                                                            ---------------      ---------------
         Total commercial real estate.................              105,628              138,727
                                                            ---------------      ---------------
     Consumer ........................................                   82                  132
                                                            ---------------      ---------------
         Total loans..................................              191,410              244,819
     Undisbursed loan funds...........................              (24,654)              (7,099)
     Unamortized deferred fees........................               (2,089)              (2,480)
     Allowance for loan losses........................               (7,259)              (4,928)
                                                            ---------------      ---------------
         Loans, net...................................      $       157,408      $       230,312
                                                            ===============      ===============

            At December 31, 1999 the Company had $1.6 million of multi-family residential loans outstanding at market interest rates and terms which were issued to facilitate the sale of the Company's real estate owned and real estate held for development. At December 31, 1998 the Company had $3.6 million of single family residential loans and $3.6 million of multi-family residential loans outstanding at market interest rates and terms, which were issued to facilitate the sale of the Company's real estate owned and real estate held for development.

            Included in the loan portfolio at December 31, 1999 and 1998, was $0.5 million and $12.3 million, respectively, of loans in which the Company participated in the residual profits of the underlying real estate. The Company records any residual profits as part of interest income when received.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

            The following table presents a summary of the Company's non-performing loans, allowance for loan losses and significant ratios for its loan portfolio at and for the years ended December 31:

                                                              1999         1998         1997
                                                            --------     --------     --------
            NON-PERFORMING LOANS:
            Single family residential ...................   $    982     $  1,169     $  1,575
            Multi-family residential ....................     11,037        7,392        7,583
            Commercial real estate and other ............     19,360          488           --
                                                            --------     --------     --------
                                                            $ 31,379     $  9,049     $  9,158
                                                            ========     ========     ========
            ALLOWANCE FOR LOAN LOSSES:
            Balance, beginning of year ..................   $  4,928     $  3,695     $  3,523
            Provision for loan losses ...................      1,636          891          325
            Charge-offs .................................         (8)        (219)        (153)
            Recoveries ..................................         --          561           --
            Acquired allowance (OAC acquisition) ........        703           --           --
                                                            --------     --------     --------
            Balance, end of year ........................   $  7,259     $  4,928     $  3,695
                                                            ========     ========     ========

            SIGNIFICANT RATIOS:
            Non-performing loans as a percentage of:
               Total loans ..............................      18.82%        3.81%        3.36%
               Total assets .............................       0.95%        0.27%        0.30%
            Allowance for loan losses as a percentage of:
               Total loans ..............................       4.35%        2.07%        1.35%
               Non-performing loans .....................      23.13%       54.46%       40.35%

            If non-accrual loans had been current in accordance with their original terms, interest income for the years ended December 31, 1999, 1998, and 1997, would have been greater by approximately $1,139, $284 and $515, respectively. No interest has been accrued on loans greater than 89 days past due.

            At December 31, 1999, the Company had two commercial loans with an aggregate carrying value of $1,793, net of allowance for loan losses of $1,982, which were impaired as defined in accordance with SFAS No. 114, and as amended by SFAS No. 118. The Company had no such impaired loans at December 31, 1998.

            The loan portfolio is secured by mortgages on properties located throughout the United States. The following table sets forth the five states in which the largest amount of properties securing the Company's loans were located at December 31, 1999:

                             Single Family         Multi-family        Commercial
                              Residential          Residential         Real Estate           Consumer             Total
                             -------------         ------------        ------------        ------------        ------------
New York..................    $        651         $     37,973        $     19,773        $         32        $     58,429
California................             404               17,432               3,515                  --              21,351
Florida...................              89                   --              14,124                  --              14,213
Delaware..................             504                   50              13,300                  --              13,854
Massachusetts.............              66                   --              10,229                  --              10,295
Other.....................           2,620               25,911              44,687                  50              73,268
                              ------------         ------------        ------------        ------------        ------------
   Total..................    $      4,334         $     81,366        $    105,628        $         82        $    191,410
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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

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

            The Company's discount loan portfolio consists of the following at December 31:

                                                                            1999                     1998
                                                                       ---------------          ---------------
            Single family residential loans..................          $       597,719          $       597,100
            Multi-family residential loans...................                  191,971                  244,172
            Commercial real estate loans:
                 Office buildings............................                   97,784                  154,063
                 Hotels......................................                   75,095                  100,407
                 Retail properties...........................                  105,247                   21,230
                 Other properties............................                   87,148                  173,310
                                                                       ---------------          ---------------
                                                                               365,274                  449,010
            Other loans......................................                   21,615                   10,144
                                                                       ---------------          ---------------
                 Total discount loans........................                1,176,579                1,300,426
                                                                       ---------------          ---------------
            Unaccreted discount:
                 Single family residential loans.............                 (147,630)                (161,650)
                 Multi-family residential loans.............                   (37,981)                 (20,795)
                 Commercial real estate loans................                  (57,604)                 (69,747)
                 Other loans.................................                     (954)                    (321)
                                                                       ---------------          ---------------
                                                                              (244,169)                (252,513)
                                                                       ---------------          ---------------
                                                                               932,410                1,047,913
            Allowance for loan losses........................                  (19,181)                 (21,402)
                                                                       ---------------          ---------------
            Discount loans, net..............................          $       913,229          $     1,026,511
                                                                       ===============          ===============

            The discount loan portfolio is secured by mortgages on property located throughout the United States. The following table sets forth the five states in which the largest amount of properties securing the Company's discount loans were located at December 31, 1999:

                                                                            Commercial
                                Single Family         Multi-Family          Real Estate
                                 Residential           Residential           and Other            Total
                                -------------        --------------         -----------        -----------
California..............        $    47,164          $        7,633         $    87,186        $   141,983
New York................             50,125                   2,201              36,475             88,801
Illinois................             19,905                  55,721               1,298             76,924
Michigan................             16,100                  36,697              21,573             74,370
Florida.................             38,745                  17,514              13,116             69,375
Other...................            278,050                  34,223             168,684            480,957
                                -----------          --------------         -----------        -----------
   Total................        $   450,089          $      153,989         $   328,332        $   932,410
                                ===========          ==============         ===========        ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

            The following table sets forth the payment status at December 31 of the loans in the Company's gross discount loan portfolio:

                                                                               December 31,
                                                                    ----------------------------------
                                                                       1999                   1998
                                                                    ------------          ------------
            Loans without Forbearance Agreements:
              Current.......................................        $    509,845          $    578,269
              Past due 31 days to 89 days...................              23,438                35,555
              Past due 90 days or more......................             448,312               509,838
              Acquired and servicing not yet transferred....              87,538                57,048
                                                                    ------------          ------------
                 Subtotal...................................           1,069,133             1,180,710
                                                                    ------------          ------------

            Loans with Forbearance Agreements:
              Current.......................................               2,958                 1,180
              Past due 31 days to 89 days...................               8,904                 4,046
              Past due 90 days or more(1)(2)................              95,584               114,490
                                                                    ------------          ------------
                 Subtotal...................................             107,446               119,716
                                                                    ------------          ------------
            Total...........................................        $  1,176,579          $  1,300,426
                                                                    ============          ============

(1) Includes $73,209 of loans which were less than 90 days past due under the terms of the forbearance agreements at December 31, 1999, of which $52,005 million were current and $21,204 million were past due 31 to 89 days.

(2) Includes $110,072 of loans which were less than 90 days past due under the terms of the forbearance agreements at December 31, 1999, of which $77,893 million were current and $32,179 million were past due 31 to 89 days.

            The following schedule presents a summary of the Company's allowance for loan losses and significant ratios for its discount loans at and for the years ended December 31:

                                                                                1999             1998              1997
                                                                             -----------       -----------      -----------
ALLOWANCE FOR LOAN LOSSES:
     Balance at beginning of year.......................................     $    21,402       $    23,493      $    11,538
     Provision for loan losses..........................................           5,434            17,618           31,894
     Charge-offs........................................................          (8,052)          (20,130)         (20,349)
     Recoveries.........................................................             397               421              410
                                                                             -----------       -----------      -----------
     Balance at end of year.............................................     $    19,181       $    21,402      $    23,493
                                                                             ===========       ===========      ===========

SIGNIFICANT RATIOS:
     Allowances for loan losses as a percentage of:
         Total loans (1)................................................            2.06%             2.04%            1.61%
         Total assets...................................................            0.58%             0.64%            0.77%
     Net charge-offs as a percentage of average discount loans..........            0.83%             1.53%            1.55%

(1) Total loans are net of undisbursed loan proceeds and unaccreted discount.

NOTE 9:  MATCH FUNDED LOANS AND SECURITIES

            Match funded loans and securities are comprised of the following at December 31:

                                                                   1999
                                                             ---------------
            Single family residential loans (1)............  $       104,588
            Deferred fees..................................            1,008
            Allowance for loan losses......................             (495)
                                                             ---------------
               Match funded loans, net.....................          105,101
            Match funded securities available for sale.....           52,693
                                                             ---------------
            Balance at end of period.......................  $       157,794
                                                             ===============

(1)         Includes $1,127 of non-performing loans.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

            At December 31, 1999, the Company held match funded loans acquired as a result of the OAC acquisition. These loans were securitized and transferred by OAC to OAC Mortgage Residential Securities, Inc., a real estate mortgage investment conduit (the "Trust") on November 13, 1998. On that date, the Trust issued two classes of notes secured by the related group of mortgage loans. At December 31, 1999, Loan Group I consisted of approximately 705 mortgage loans original terms of up to 30 years and which are secured by first liens on single family residential properties. At that same date, Loan Group II consisted of approximately 467 mortgage loans with original terms of up to 30 years and which are secured by first or second liens on single family residential properties. Upon the transfer, OAC received approximately $173,900 of proceeds. The transfer did not qualify as a sale under SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Accordingly, the proceeds received from the transfer are reported as a liability (bonds-match funded agreements) in the Consolidated Statement of Financial Condition. See
Note 17.

            The match funded loans are secured by mortgages on properties located throughout the United States. The following table sets forth the five states in which the largest amount of properties securing the Company's loans were located at December 31, 1999:


                 Michigan.....................            $     22,809
                 California...................                  11,263
                 Florida......................                   6,792
                 Texas........................                   5,807
                 Other........................                  57,917
                                                          ------------
                 Total........................            $    104,588
                                                          ============

            Additionally, at December 31, 1999, the Company held match funded securities, with an amortized cost of $53,561 and a fair value of $52,693 (net of gross unrealized losses of $868) resulting from the Company's transfer of four unrated residual securities to Ocwen NIM Corp. on December 16, 1999 in exchange for $43,000 in non-recourse notes (Series 1999-OAC1). Upon the transfer, the Company received approximately $40,100 of proceeds. The transfer did not qualify as a sale under SFAS No. 125. Accordingly, the amount of proceeds from the transfer are reported as a liability (bonds-match funded agreements) in the Consolidated Statement of Financial Condition. See Note 17.

            The following table summarizes the maturities of the match-funded securities at December 31, 1999. Maturities are based on weighted-average unpaid principal balance and reflect anticipated future prepayments based on a consensus of dealers in the market.

            Entity                                   Amortized Cost        Fair Value
            ------                                  ----------------   -----------------
            Due within one year.................... $          8,669   $           8,490
            Due after 1 through 5 years............           23,115              22,761
            Due after 5 through 10 years...........            9,162               9,025
            Due after 10 years.....................           12,615              12,417
                                                    ----------------   -----------------
                                                    $         53,561   $          52,693
                                                    ================   =================

NOTE 10: INVESTMENT IN UNCONSOLIDATED ENTITIES

                                                             Carrying Value
                                                    ------------------------------------
            Entity                                        1999                1998
            ------                                  ----------------   -----------------
            OAC  .................................. $             --   $          16,268
            OPLP ..................................               --              22,820
            Kensington.............................           36,215              46,586
            Other..................................              903               1,219
                                                    ----------------   -----------------
                                                    $         37,118   $          86,893
                                                    ================   =================

            At December 31, 1998, the Company, through IMI, owned 1,540,000 shares or 8.12% of the outstanding common stock of OAC. Also at December 31, 1998, the Company, through IMI, owned 1,808,733 units or 8.71% of the partnership units of OPLP. The Company began accounting for these entities under the equity method effective May 5, 1998 upon the increase in the combined

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

ownership of OAC and OPLP to 16.83%. An adjustment to reduce retained earnings in the amount of $979 (net of income taxes of $526) was recorded upon conversion to the equity method to reflect the cumulative effect of the accounting change. As more fully described in Note 2, the Company acquired the remaining outstanding shares of OAC on October 7, 1999. During 1999, prior to the acquisition of OAC, the Company recorded equity in losses of its investment in OAC and OPLP of $(1,809) and $(1,797), respectively. During 1998, the Company recorded equity in the losses of its investment in OAC and OPLP of $(4,007) and $(4,694), respectively.

            The Company's investment in unconsolidated entities at December 31, 1999 includes 35.84% of the total outstanding common stock of Kensington, an originator of non-conforming residential mortgages in the U.K., purchased on February 25, 1998, for $45,858 ((pound)27,837). The Company's investment in Kensington amounted to $36,215 and $46,586 at December 31, 1999 and 1998, respectively, net of the excess of the purchase price over the net investment. The excess of the purchase price over the net investment amounted to $32,057 ((pound)19,456) and $34,492 ((pound)20,933) at December 31, 1999 and 1998, respectively, net of accumulated amortization of $4,464 ((pound)2,709) and $2,029 ((pound)1,231), for 1999 and 1998, respectively, and is being amortized over a period of 15 years. The Company recorded equity in (losses) earnings of Kensington of ($9,154) and $439 during 1999 and 1998, respectively, including $2,435 and $2,029 amortization of excess cost over purchase price during 1999 and 1998, respectively.

            The below financial data is presented under U.K. GAAP. For purposes of recording the Company's equity in earnings of Kensington, the Company adjusts this financial data to conform to U.S. GAAP. The principal adjustment made to conform to U.S. GAAP is related to the accounting for securitizations in accordance with SFAS No. 125.

                                                                  1999             1998
                                                              -----------       -----------
            AT NOVEMBER 30,
            Total assets...................................   $   275,177       $   232,160
                                                              ===========       ===========
            Total liabilities..............................   $   243,108       $   202,775
                                                              ===========       ===========

            FOR THE TWELVE MONTHS ENDED NOVEMBER 30,
            Total operating income.........................   $    57,972       $    31,047
                                                              ===========       ===========
            Total operating expenses.......................   $    49,339       $    24,530
                                                              ===========       ===========
            Income before income taxes.....................   $     8,633       $     6,517
                                                              ===========       ===========
            Net income.....................................   $     3,544       $     6,517
                                                              ===========       ===========

            On December 12, 1997, BCBF, LLC ("LLC"), a limited liability company formed in March 1996 between the Company and BlackRock Capital Finance LP, distributed all of its assets. The Company's equity in earnings of the LLC of $23,688 for 1997 includes 50% of the net income of the LLC before deduction of the Company's 50% share of loan servicing fees which were paid 100% to the Company. Equity in earnings for 1997 also includes the recapture of $5,114 of valuation allowances established in 1996 by the Company on its equity investment in the joint venture as a result of the resolution and securitization of loans. The Company has recognized 50% of the loan servicing fees not eliminated in consolidation in servicing fees and other charges. Because the LLC was a pass-through entity for federal income tax purposes, provisions for income taxes were established by each of the Company and its co-investor, and not the LLC.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

            Set forth below is the statement of operation of the LLC for the year ended December 31, 1997.

              Interest income.............................  $    8,928
              Interest expense............................          --
                                                            ----------
                 Net interest income......................       8,928
                                                            ----------
              Non-interest income:
                 Gain on sale of loans held for sale......      27,994
                 Loss on real estate owned, net...........         (93)
                 Loan fees................................          23
                                                            ----------
                                                                27,924

              Operating expenses:
                 Loan servicing fees......................       1,850
                 Other loan expenses......................          13
                                                            ----------
                                                                 1,863

              Net income..................................  $   34,989
                                                            ==========

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

            The Company's investment in unconsolidated entities also includes a joint venture investment in BCFL, L.L.C. ("BCFL"), a limited liability corporation formed in January 1997 between the Company and BlackRock. The Company owns a 10% interest in BCFL which was formed to acquire multi-family loans. At December 31, 1999 and 1998, the Company's investment amounted to $449 and $1,133, respectively. Equity in earnings of BCFL amounted to $144 and $277 during 1999 and 1998, respectively.

NOTE 11: REAL ESTATE OWNED

            Real estate owned consists almost entirely of properties acquired by foreclosure or deed-in-lieu thereof on loans in the Company's discount loan portfolio. Real estate owned, net of valuation allowance, is held for sale and was provided from the following portfolios at December 31:


                                                             December 31,
                                                       ------------------------
                                                          1999          1998
                                                       ----------    ----------
            Discount loan portfolio:
               Single family residential.............  $   72,193    $   94,641
               Multi-family residential..............       2,601        20,130
               Commercial real estate................      85,233        82,591
                                                       ----------    ----------
                   Total.............................     160,027       197,362
            Loan portfolio...........................       2,183           227
            Loans available for sale.................       5,296         3,962
                                                       ----------    ----------
                   Total.............................  $  167,506    $  201,551
                                                       ==========    ==========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

            The following table sets forth certain geographical information by type of property at December 31, 1999 related to the Company's real estate owned.

                                                                        Multi-family Residential
                                            Single Family Residential         and Commercial                  Total
                                            -------------------------   -------------------------    ------------------------
                                                            No. of                      No. of                      No. of
                                              Amount      Properties        Amount     Properties      Amount      Properties
                                             --------     ----------      ---------    ----------    ---------     ----------
            Florida .................        $  5,523           110       $  48,291            6     $  53,814          116
            Georgia .................           2,405            32          14,393            1        16,798           33
            Connecticut .............           2,959            51          12,612            2        15,571           53
            California ..............           7,527            95           3,066            4        10,593           99
            New York ................           5,715           108             789            2         6,504          110
            Other (1)................          54,043         1,237          10,183           24        64,226        1,261
                                             --------      --------       ---------     --------     ---------     --------
               Total.................        $ 78,172         1,633       $  89,334           39     $ 167,506        1,672
                                             ========      ========       =========     ========     =========     ========

(1) Consists of properties located in 44 other states, none of which aggregated over $6,293 in any one state.

            The following schedule presents the activity, in aggregate, in the valuation allowance on real estate owned for the years ended December 31:

                                                              1999            1998             1997
                                                           -----------    -----------      -----------
Balance at beginning of year.......................        $    15,325    $    12,346      $    11,493
Provision for losses...............................             28,008         18,626           13,450
Charge-offs and sales..............................            (26,152)       (15,647)         (12,597)
                                                           -----------    -----------      -----------
Balance at end of year.............................        $    17,181    $    15,325      $    12,346
                                                           ===========    ===========      ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 12: INVESTMENT IN REAL ESTATE

            The Company's investment in real estate consisted of the following at December 31:

                                                                        1999                1998
                                                                    -------------      -------------
    Properties held for investment (1):
       Office buildings.........................................    $     202,607      $          --
       Retail...................................................           33,224                 --
       Building improvements....................................           17,590                 --
       Tenant improvements and lease commissions................            8,150                 --
       Furniture and fixtures...................................               44                 --
                                                                    -------------      -------------
                                                                          261,615                 --
       Accumulated depreciation.................................           (9,011)                --
                                                                    -------------      -------------
                                                                          252,604                 --
                                                                    -------------      -------------
    Properties held for lease:
       Land and land improvements                                           1,256              5,173
       Building                                                            14,629             28,059
       Accumulated depreciation.................................             (248)              (350)
                                                                    -------------      -------------
                                                                           15,637             32,882
                                                                    -------------      -------------
    Other investments in real estate:

       Nonresidential...........................................               --              3,978
                                                                    -------------      -------------
                                                                    $     268,241      $      36,860
                                                                    =============      =============

(1)         Acquired as a result of the acquisition of OAC.

            During 1999, the Company recognized an impairment charge of $2,817 on one nonresidential property.

NOTE 13: MORTGAGE SERVICING RIGHTS

            The Company services for other investors mortgage loans which it does not own. The total unpaid principal balance of such loans serviced for others was $11,105,283 and $10,592,466 at December 31, 1999 and 1998,
respectively. Servicing fee income on such loans amounted to $58,698, $49,229, and $22,056 for the years ended December 31, 1999, 1998 and 1997, respectively.

            The unamortized balance of mortgage servicing rights, which are included in other assets, is as follows at December 31:

                                                                                       1999                   1998
                                                                                  --------------         -------------
Unamortized balance.....................................................          $       13,313         $       8,690
Valuation allowance.....................................................                  (1,630)               (1,630)
                                                                                  --------------         -------------
                                                                                  $       11,683         $       7,060
                                                                                  ==============         =============


            The following table summarizes the activity in mortgage servicing assets for the years ended December 31:

                                                                                       1999                   1998
                                                                                  --------------         -------------
Balance at the beginning of year........................................          $        7,060         $       5,738
Purchases...............................................................                   9,415                 1,191
Servicing rights arising from the sale of loans with
  servicing rights retained.............................................                      --                 2,886
Amortization............................................................                  (4,792)               (2,755)
                                                                                  --------------         -------------
                                                                                  $       11,683         $       7,060
                                                                                  ==============         =============

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

            Escrow advances related to loans serviced for others consisted of the following at December 31:

                                                                                       1999                   1998
                                                                                  --------------         -------------
   Principal and interest advances......................................          $       59,118         $      28,853
   Taxes and insurance advances.........................................                  41,569                24,751
   Other advances.......................................................                  30,921                20,091
                                                                                  --------------         -------------
                                                                                  $      131,608         $      73,695
                                                                                  ==============         =============

NOTE 14: INVESTMENTS IN LOW INCOME HOUSING TAX CREDIT INTERESTS

            The carrying value of the Company's investments in low-income housing tax credit interests are as follows at December 31:

                                                                                               1999                    1998
                                                                                          ---------------        ---------------
     Investments solely as a limited partner made prior to May 18, 1995..............     $        17,327        $        19,607
     Investments solely as a limited partner made on or after May 18, 1995...........              59,541                 56,299
     Investments both as a limited and, through subsidiaries, as a general partner...              74,121                 68,258
                                                                                          ---------------        ---------------
                                                                                          $       150,989        $       144,164
                                                                                          ===============        ===============

            The qualified affordable housing projects underlying the Company's investments in low-income housing tax credit interests are geographically located throughout the United States. At December 31, 1999, the Company's largest single investment was $8,242, which related to a project located in Columbia, South Carolina.

            Income on the Company's limited partnership investments made prior to May 18, 1995 is recorded under the level yield method as a reduction of income tax expense, and amounted to $2,953, $4,651 and $6,846 for the years ended December 31, 1999, 1998 and 1997, respectively. Had these investments been accounted for under the equity method, net income would have been reduced by $60, $1,113 and $665 for the years ended December 31, 1999, 1998 and 1997, respectively. For limited partnership investments made after May 18, 1995, and for investments as a limited and, through subsidiaries, as a general partner, the Company recognized tax credits of $15,289, $13,017, and $8,035 for the years ended December 31, 1999, 1998 and 1997, respectively, and recorded a loss after depreciation of $6,291, $6,905 and $4,935 from operations on the underlying real estate for the years ended December 31, 1999, 1998 and 1997, respectively.

            Included in other income for the years ended December 31, 1999, 1998 and 1997, are gains of $6,591, $7,366 and $6,053, respectively, on the sales of certain investments in low-income housing tax credit interests which had carrying values of $41,744, $28,887 and $15,728, respectively, at time of sale.

NOTE 15: PREMISES AND EQUIPMENT

            Premises and equipment at December 31, 1999 are summarized as follows:

                                                                                               1999                   1998
                                                                                          --------------         -------------
     Computer hardware and software...............................................        $       39,224         $      36,000
     Buildings....................................................................                19,192                    --
     Leasehold improvements.......................................................                 9,651                 9,062
     Land and land improvements...................................................                 4,782                 4,782
     Furniture and fixtures.......................................................                 6,704                 7,203
     Office equipment.............................................................                 2,269                 1,625
     Construction in progress.....................................................                    --                   951
     Less accumulated depreciation and amortization...............................               (32,784)              (25,800)
                                                                                          --------------         -------------
                                                                                          $       49,038         $      33,823
                                                                                          ==============         =============

            Depreciation expense amounted to $13,546, $11,703 and $6,821 for 1999, 1998 and 1997, respectively. Buildings represents the Company's nationwide customer service and collection facility in Orlando, Florida, construction of which was completed during 1999.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 16: DEPOSITS

            The Company's deposits consist of the following at December 31:

                                                               1999                       1998
                                                        -----------------          -----------------
Non-interest-bearing deposits....................       $         280,273          $         251,429
NOW and money market checking accounts...........                  30,343                     35,070
Savings accounts.................................                   1,361                      1,326
                                                        -----------------          -----------------
                                                                  311,977                    287,825
                                                        -----------------          -----------------
Certificates of deposit..........................               1,536,997                  1,916,548
Unamortized deferred fees........................                  (6,688)                    (9,557)
                                                        -----------------          -----------------
                                                                1,530,309                  1,906,991
                                                        -----------------          -----------------
Total deposits...................................       $       1,842,286          $       2,194,816
                                                        =================          =================

            At December 31, 1999 and 1998, certificates of deposit, net of unamortized deferred fees, include $1,449,873 and $1,847,335, respectively, of deposits originated through national, regional and local investment banking firms which solicit deposits from their customers, all of which are non-cancelable. Additionally, at December 31, 1999 and 1998, $100,366 and $100,463, respectively, of certificates of deposit were issued on an uninsured basis. Of the $100,366 of uninsured deposits at December 31, 1999, $57,455 were from political subdivisions in New Jersey and are secured or collateralized as required under state law. Non-interest bearing deposits at December 31, 1999 and 1998 included $259,406 and $232,917, respectively, of escrow balances primarily related to principal and interest collected but not yet remitted in accordance with loan servicing agreements.

            The contractual remaining maturity of the Company's certificates of deposit at December 31, 1999 is as follows:

         Within one year................................     $     760,594
         Within two years...............................           400,619
         Within three years.............................           234,126
         Within four years..............................            73,646
         Within five years..............................            37,294
         Thereafter.....................................            24,030
                                                             -------------
                                                             $   1,530,309
                                                             =============

            Deferred fees on certificates of deposits are amortized on a straight-line basis over the term of the respective certificates of deposit. Such amortization amounted to $5,098, $6,353 and $6,619 for the years ended December 31, 1999, 1998 and 1997, respectively, and is included in interest expense on deposits. Interest expense by type of deposit account is as follows for the years ended December 31:

                                                  1999        1998        1997
                                                --------    --------    --------
NOW accounts and money market checking .....    $  1,313    $  1,434    $  1,220
Savings ....................................          38          38          49
Certificates of deposit ....................      97,019     115,112     120,801
                                                --------    --------    --------
                                                $ 98,370    $116,584    $122,070
                                                ========    ========    ========

            Accrued interest payable on deposits amounted to $15,078 and $22,687 at December 31, 1999 and 1998, respectively.

NOTE 17:  BONDS - MATCH FUNDED AGREEMENTS

            Bonds-match funded agreements were comprised of the following at December 31, 1999:


                OAC Mortgage Residential Securities, Inc. ....  $   100,968
                Ocwen NIM Corp................................       40,547
                                                                -----------
                                                                $   141,515
                                                                ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

            At December 31, 1999, the Company held $100,968 of bonds-match funded agreements which were acquired as a result of the acquisition of OAC. See
Note 9. In addition, on December 16, 1999, the Company transferred four unrated residual securities to Ocwen NIM Corp. in exchange for non-recourse notes (Series 1999-OAC1). Upon the transfer, the Company received approximately $40,100 of proceeds. The transfer did not qualify as a sale under FAS 125. Accordingly, the amount of proceeds from the transfers are reported as a liability. See Note 9.

            At December 31, 1999, bonds-match funded agreements had a weighted average interest rate of 6.86%. Accrued interest payable on bonds-match funded agreements at that date amounted to $264. Interest expense on bonds-match funded agreement amounted to $2,101 during 1999.

NOTE 18: OBLIGATIONS OUTSTANDING UNDER LINES OF CREDIT

            The Company through its subsidiaries has obtained secured lines of credit arrangements from various unaffiliated financial institutions as follows:

                            Balance          Amount of           Committed          Maturity
        Entity            Outstanding        Facility              Amount             Date               Interest Rate(4)
        ------           -------------     -------------       -------------     ---------------   -----------------------------
DECEMBER 31, 1999:
OFS (1).............     $       2,041     $     200,000       $     100,000           July 2001   LIBOR + 75 basis points
                                 3,770           115,000             100,000            May 2000   LIBOR + 95 - 150 basis points
                                15,227            50,000              50,000            May 2000   LIBOR + 137.5 basis points
                                 7,658            25,000                  --            May 2000   LIBOR + 175 basis points

OAC (2).............            84,170           200,000             200,000           June 2001   LIBOR + 175 basis points
                                75,000            75,000              75,000          April 2001   LIBOR + 175 basis points
                         -------------
                         $     187,866
                         =============

DECEMBER 31, 1998:
OFS (1).............     $       8,321     $     200,000       $     100,000           July 2001   LIBOR + 75 basis points
                                 9,757           185,000             100,000          April 1999   LIBOR + 60 basis points
                                30,666            50,000              50,000            May 1999   LIBOR + 112 basis points
                                 2,276            20,000                  --      month to month   LIBOR + 250 basis points
                                 8,472            15,000                  --          April 1999   LIBOR + 150 basis points

IMI (3) ............             2,477     Lesser of $15,000             N/A                 N/A   LIBOR + 150 basis points
                                           or 60% of market
                                           value of
                                           collateral

Ocwen UK (1)........            92,753           166,000              73,247          April 1999   LIBOR + 87.5  basis points
                                24,563           124,500              99,937       November 1999   LIBOR + 80 basis points
                         -------------
                         $     179,285
                         =============

(1) These lines were used to fund subprime mortgage loan originations, generally advanced at a rate of 80% to 98% of the principal balance of the mortgage loan and are secured by such mortgage loans.

(2) These lines are collateralized by commercial loans and investments in real estate.

(3)         Line was collateralized by the OAC shares held by the Company.

(4)         LIBOR was 5.82% and 5.06% at December 31, 1999 and 1998,
            respectively.

            Accrued interest payable on obligations outstanding under lines of credit amounted to $200 and $930 at December 31, 1999 and 1998, respectively. Interest expense on obligations outstanding under lines of credits amounted to $16,318, $34,587, and $5,578 during 1999, 1998, and 1997, respectively.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 19: NOTES, DEBENTURES AND OTHER INTEREST-BEARING OBLIGATIONS

            Notes, debentures and other interest-bearing obligations mature as follows:

                                                               December 31,
                                                         ----------------------
                                                            1999         1998
                                                         ----------  ----------
2003:
11.875% Notes due October 1..........................    $  103,850  $  125,000
2004:
Loan due May 24 (LIBOR plus 150 basis points)........         6,236          --
2005:
12% Subordinated Debentures due June 15..............        67,000     100,000
11.5% Notes due July 1...............................       140,487          --
                                                         ----------  ----------
                                                         $  317,573  $  225,000
                                                         ==========  ==========

            The 12% Subordinated Debentures due 2005 (the "Debentures") were issued by the Bank in the original amount of $100,000 with interest payable semiannually on June 15 and December 15. The Debentures are unsecured general obligations of the Bank and are subordinated in right of payment to all existing and future senior debt.

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

                        Year                         Redemption Price
                        ----                         ----------------
                        2001 .......................    104.000%
                        2002 .......................    102.667%
                        2003........................    101.333%
                        2004 and thereafter ........    100.000%

            In connection with the issuance of the Debentures, the Bank incurred certain costs which have been capitalized and are being amortized on a straight-line basis over the expected life of the Debentures. The unamortized balance of these issuance costs amounted to $1,468 and $1,894, at December 31, 1999 and 1998, respectively, and is included in other assets. Accrued interest payable on the Debentures amounted to $335 and $500 at December 31, 1999 and 1998, respectively. During 1999, the Bank repurchased $33,000 of its Debentures in the open market, resulting in an extraordinary gain of $1,605 ($1,323 net of taxes).

            The 11.875% Notes due October 1, 2003, ("the Notes") were issued by the Company in the original amount of $125,000 with interest payable semiannually on April 1 and October 1. The Notes are unsecured general obligations of the Company and are subordinated in right of payment to the claims of creditors of the Company's subsidiaries.

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

                        Year                         Redemption Price
                        ----                         ----------------
                        2001........................    105.938%
                        2002........................    102.969%

            During 1999, the Company repurchased $21,150 of its Notes in the open market, resulting in an extraordinary gain of $1,322 ($1,090 net of taxes).

            The indenture governing the Notes requires the Company to maintain, at all times when the Notes are not rated in an investment grade category by one or more nationally recognized statistical rating organizations, unencumbered liquid assets with a value equal to 100% of the required interest payments due on the Notes on the next two succeeding semiannual interest payment dates. The Company maintained an investment in cash and cash equivalents of $15,054 and $14,844 at December 31,

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

1999 and 1998, respectively, that is restricted for purposes of meeting this liquidity requirement. The indenture further provides that the Company shall not sell, transfer or otherwise dispose of shares of common stock of the Bank or permit the Bank to issue, sell or otherwise dispose of shares of its common stock unless in either case the Bank remains a wholly-owned subsidiary of the Company.

            In connection with the issuance of the Notes, the Company incurred certain costs which have been capitalized and are being amortized on a straight-line basis over the life of the Notes. The unamortized balance of these issuance costs amounted to $3,030 and $3,838 at December 31, 1999 and 1998, respectively, and is included in other assets. Accrued interest payable on the Notes amounted to $3,083 and $3,711 at December 31, 1999 and 1998, respectively.

            As a result of the acquisition of OAC, the Company acquired the 11.5% Redeemable Notes ("the Redeemable Notes") due 2005 which were issued by OAC during 1998 in the original amount of $150,000. Interest on the Redeemable Notes is payable semi-annually on January 1 and July 1, beginning January 1, 1999. The Redeemable Notes will mature on July 1, 2005 and will be redeemable, at the option of the Company, in whole or in part, on or after July 1, 2002, at the redemption prices specified below (expressed as percentages of the principal amount thereof), in each case, together with accrued and unpaid interest, if any, thereon to the date of redemption, upon not less than 30 nor more than 60 days' notice, if redeemed during the twelve-month period beginning on July 1 of the years indicated below:

                        Year                         Redemption Price
                        ----                         ----------------
                        2002........................    105.750%
                        2003........................    102.875
                        2004 and thereafter.........    100.000

            During the first 36 months after the date of original issue of the Redeemable Notes, the Company may use the net proceeds of one or more offerings of its common stock to redeem up to 25% of the aggregate principal amount of the Redeemable Notes at a redemption price of 111.50% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, provided that, after any such redemption, the aggregate principal amount of the Redeemable Notes outstanding must equal at least $112,500. At December 31, 1999, the outstanding balance of the Redeemable Notes was $140,487. Accrued interest payable on the Redeemable Notes amounted to $8,223. Interest expense on the Redeemable Notes amounted to $4,226 during 1999.

            OAC is subject to various restrictive covenants under the Indenture governing the Redeemable Notes (the "Redeemable Note Indenture"). The Redeemable
Note Indenture prohibits OAC from incurring or issuing debt, other than certain permitted indebtedness ("Permitted Indebtedness"), if certain financial tests are not satisfied. One such test requires that the ratio of adjusted Funds From Operations ("FFO") to adjusted fixed charges for the previous four fiscal quarters exceeds 1.25 to 1.00. Given that adjusted FFO to adjusted fixed charges for the four quarters ended December 31, 1999 was 0.56, OCN does not expect this financial test to be satisfied for some time to come. Permitted Indebtedness, the incurrence of which is not limited under the Redeemable Note Indenture, includes: (i) up to $150 million of debt that may be incurred under certain warehouse lines of credit or mortgage loan repurchase agreements; (ii) match funded debt that may be incurred by a special purpose, bankruptcy remote subsidiary of OAC; (iii) renewals or refinancings of existing debt structured to meet certain conditions; (iv) debt that may be incurred in hedge transactions;
(v) up to $10 million of capital lease and purchase money financing; and (vi) up to $50 million of additional debt. OCN believes that OAC can meet its financing needs from sources of Permitted Indebtedness during 2000 although there can be no assurance that this will be the case. The Redeemable Note Indenture also prohibits OAC from making certain restricted payments, including dividends. As of December 31, 1999, OAC was not permitted to pay dividends under the Redeemable Note Indenture.

NOTE 20: CAPITAL SECURITIES

            In August 1997, Ocwen Capital Trust ("OCT") issued $125,000 of 10-7/8% Capital Securities (the "Capital Securities"). Proceeds from issuance of the Capital Securities were invested in 10-7/8% Junior Subordinated Debentures issued by Ocwen. The Junior Subordinated Debentures, which represent the sole assets of OCT, will mature on August 1, 2027. During 1999, OCT repurchased $15,000 of its Capital Securities in the open market, resulting in extraordinary gains of $5,548 ($4,570 net of taxes).

            Holders of the Capital Securities are entitled to receive cumulative cash distributions accruing from the date of original issuance and payable semiannually in arrears on February 1 and August 1 of each year, commencing on February 1, 1998, at an annual rate of 10-7/8% of the liquidation amount of $1,000 per Capital Security. Payment of distributions out of moneys held by OCT, and payments on liquidation of OCT or the redemption of Capital Securities, are guaranteed by the Company to the extent OCT has funds available. If the Company does not make principal or interest payments on the Junior Subordinated Debentures, OCT will not have sufficient funds to make distributions on the Capital Securities, in which event the guarantee shall not apply to

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

such distributions until OCT has sufficient funds available therefore. Accumulated distributions payable on the Capital Securities amounted to $4,815 and $5,664 at December 31, 1999 and 1998, respectively, and is included in accrued interest payable.

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

            In connection with the issuance of the Capital Securities, the Company incurred certain costs which have been capitalized and are being amortized over the term of the Capital Securities. The unamortized balance of these issuance costs amounted to $4,041 and $4,187 at December 31, 1999 and 1998, respectively, and is included in other assets.

NOTE 21: BASIC AND DILUTED EARNINGS PER SHARE

            Under SFAS No. 128, the Company is required to present both basic and diluted EPS on the face of its statement of operations. Basic EPS excludes common stock equivalents and is calculated by dividing net income by the weighted average number of common shares outstanding during the year. Diluted EPS is calculated by dividing net income by the weighted average number of common shares outstanding, including the dilutive potential common shares related to outstanding stock options. In computing diluted net loss per share for 1998, the conversion of common stock equivalents was not assumed as the effect would be antidilutive.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

The following is a reconciliation of the calculation of basic EPS to diluted
EPS.

                                             1999           1998            1997
                                          -----------   ------------    -----------
Net income (loss) ....................... $    19,832   $     (1,200)   $    78,932
                                          ===========   ============    ===========

Basic EPS:
Weighted average shares of common stock..  63,051,015     60,736,950     56,185,956
                                          ===========   ============    ===========

     Basic EPS .......................... $      0.31   $      (0.02)   $      1.40
                                          ===========   ============    ===========

Diluted EPS:
Weighted average shares of common stock..  63,051,015     60,736,950     56,185,956
Effect of dilutive securities:
     Stock options(1) ...................      39,267             --        650,528
                                          -----------   ------------    -----------

                                           63,090,282     60,736,950     56,836,484
                                          ===========   ============    ===========

     Diluted EPS ........................ $      0.31   $      (0.02)   $      1.39
                                          ===========   ============    ===========

(1) Excludes the effect of 1,565,343 and 1,763,250 of options that are antidilutive for 1999 and 1998, respectively.

NOTE 22: DERIVATIVE FINANCIAL INSTRUMENTS

            The Company uses derivative financial instruments for the purpose of managing its exposure to adverse fluctuations in interest and foreign currency exchange rates. While these hedging instruments are subject to fluctuations in value, such fluctuations are generally offset by the change in value of the underlying exposures being hedged.

            When entering into these derivative financial instruments, it is the Company's intent to account for them under current hedge accounting guidelines . None of these instruments are entered into for trading purposes.

            In certain instances, although the instruments are economic hedges of the underlying risks, they do not meet the hedge accounting criteria. In these instances, the gain or loss on the derivative financial instrument is included in earnings.

            Because interest rate futures, swaptions, put options and foreign currency futures contracts are exchange traded, holders of these instruments look to the exchange for performance under these contracts and not the entity holding the offsetting futures contract, thereby minimizing the risk of nonperformance under these contracts. The Company is exposed to credit loss in the event of nonperformance by the counterparty to the interest and currency swaps and controls this risk through credit monitoring procedures. The notional principal amount does not represent the Company's exposure to credit loss.

INTEREST RATE MANAGEMENT

            In managing its interest rate risk, the Company enters into interest rate swaps ("interest swaps"). Under interest swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional amount. The terms of the interest swaps provide for the Company to receive a floating rate of interest based on the London Interbank Offered Rate ("LIBOR") and to pay fixed interest rates. The interest rates swaps are used to alter the interest rate on current LIBOR rate debt incurred to fund the Company's acquisitions of real estate, subordinate and residual securities, and securities sold under agreements to repurchase. The fair value of the interest rate swaps are not recognized in the consolidated financial statements as the swaps are accounted for on the accrual basis of accounting.

            The Company is exposed to credit loss if: (i) the counterparties to the interest rate swap do not perform and (ii) the floating interest rate received by the Company exceeds the fixed interest rate paid by it. All of the counterparties have long-term debt ratings of A+ or above by Standard and Poor's and A1 or above by Moody's. Although a swap generally may not be sold or transferred without the consent of the counterparty, management does not believe that this consent would be withheld. Although none of the Company's interest rate swaps are exchange-traded, there are a number of financial institutions which enter into these types of transactions as part of their day-to-day activities.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

            The terms of the outstanding interest swaps at December 31, 1999, are as follows. At December 31, 1998, the Company had no interest swaps outstanding.

                                            Notional        LIBOR                   Floating Rate
                     Maturity                Amount         Index     Fixed Rate    at End of Year    Fair Value
            ---------------------------   -----------      -------    ----------    --------------    ----------
            2001........................  $    75,000      1-Month       6.00%           6.48%        $      482
            2001........................       17,000      1-Month       6.00            6.48                108
            2002........................        8,780      1-Month       6.04            6.48                129
            2003........................      100,000      1-Month       5.75            6.46              2,983
                                          -----------                                                 ----------
                                          $   200,780                                                 $    3,702
                                          ===========                                                 ==========

            The swaps had the effect of decreasing net interest income by $72, $115, and $198 for the years ended December 31, 1999, 1998 and 1997, respectively.

         The Company also enters into short sales of U.S. Treasury interest rate futures contracts as part of its overall interest rate risk management activity. Interest rate futures contracts are commitments to either purchase or sell designated financial instruments at a future date for a specified price and may be settled in cash or through delivery. U.S. Treasury futures have been sold by the Company to economically hedge the risk of a reduction in the market value of fixed rate mortgage loans and certain fixed rate mortgage-backed and related securities available for sale in a rising interest rate environment. While qualifying for hedge accounting the gain or loss on the futures contracts are accounted for as an adjustment to the basis of the underlying hedged item. During the fourth quarter of 1999, these financial instruments ceased to qualify for hedge accounting and subsequent gains or losses are included in earnings. The terms of the outstanding interest rate futures at December 31, 1999 are as follows. At December 31, 1998, the Company had no interest rate futures contracts outstanding.

                                                              Notional                      Strike
                                                               Amount         Maturity       Price          Fair Value
                                                           ---------------    --------    -----------    ---------------
            U.S. 2-year Treasury futures...............    $        12,000       2000     $     99.31    $            62
            U.S. 10-year Treasury futures..............              7,000       2000     $     95.86                116
                                                           ---------------                               ---------------
                                                           $        19,000                               $           178
                                                           ===============                               ===============

            The realized gains and (losses) on these financial instruments included in earnings amounted to $208, $(5,819) and $(6,808) for the years ended December 31, 1999, 1998 and 1997, respectively.

            The Company also manages its interest rate risk by purchasing European swaptions and put options to hedge anticipated future fundings related to low-income housing tax credit projects. A European swaption is an option to enter into an interest rate swap at a future date at a specific rate. A European put option allows the Company to sell a specified quantity of an asset, at a specified price at a specified date. While qualifying for hedge accounting, the gain or loss on the swaptions and put options are deferred to be accounted for as an adjustment to the basis of the underlying hedged item when it is incurred. During the fourth quarter of 1999, these financial instruments ceased to qualify for hedge accounting and gains or losses are included in earnings. The following table sets forth the terms and values of these financial instruments at December 31, 1999. The Company held no such financial instruments at December 31, 1998.

                                                                  Notional                     Strike
                                                                   Amount       Maturity     Rate/Price      Fair Value
                                                                -----------     --------     ----------      -----------
European 10-year treasury swaptions.........................    $     7,500       2000            6.78%      $       282

                                                                      5,800       2000            6.72%              264
                                                                      2,800       2000            7.20%               34
                                                                      2,300       2000            7.11%               63
                                                                -----------                                  -----------
                                                                $    18,400                                  $       643
                                                                ===========                                  ===========

European 10-year treasury put options, 4.75% due 11/05/08...    $     2,500       2000        $  91.45       $        83
                                                                ===========                                  ===========

            The realized gains on these financial instruments included in earnings amounted to $588 for the year ended December 31, 1999.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

            The fair value of the interest rate swaps, the U.S. Treasury futures and European swaptions and put options represent the estimated amount that the Company would receive or pay to terminate these agreements taking into account current interest rates. Market quotes are available for these agreements. The following table summarizes the Company's use of interest rate risk management instruments.

                                                                                Notional Amount
                                             ----------------------------------------------------------------------------------
                                                Short       U.S. Treasury
                                              Eurodollar       Futures        Interest      European Treasury European Treasury
                                                Swaps        Sold Short      Rate Swaps         Swaptions        Put Options
                                             ------------   -------------   ------------    ----------------- -----------------
BALANCE, DECEMBER 31, 1997                   $     36,860   $     194,500   $         --       $       --        $       --
Purchases.................................             --         440,500             --               --                --
Maturities................................        (36,860)             --             --               --                --
Terminations..............................             --        (635,000)            --               --                --
                                             ------------   -------------   ------------       ----------        ----------
BALANCE, DECEMBER 31, 1998                             --              --             --               --                --
Purchases(1)..............................             --         244,000        200,780           20,400            13,200
Maturities................................             --         (14,000)            --           (2,000)          (10,700)
Terminations..............................             --        (211,000)            --               --                --
                                             ------------   -------------   ------------       ----------        ----------
BALANCE, DECEMBER 31, 1999                   $         --   $      19,000   $    200,780       $   18,400        $    2,500
                                             ============   =============   ============       ==========        ==========

(1) Purchases include $48,000 of U.S. Treasury futures sold short and $200,780 of interest rate swaps acquired as a result of the OAC acquisition.

FOREIGN CURRENCY MANAGEMENT

            The Company enters into foreign currency derivatives to hedge its equity investment in Kensington, its investments in foreign subsidiaries which own residual interests backed by residential loans originated in the UK ("UK residuals") and in the shopping center located in Halifax, Nova Scotia ("the Nova Scotia shopping center"). It is the Company's policy to periodically adjust the amount of foreign currency derivative contracts it has entered into in response to changes in its recorded investments in these assets.

            The Company has determined that the local currency of its previously owned foreign subsidiary, Ocwen UK, its equity investment in Kensington, its investment in UK residuals and its investment in the Nova Scotia Shopping Center, is the functional currency. In accordance with SFAS No. 52, "Foreign Currency Translation," assets and liabilities of a foreign entity denominated in a foreign currency are translated into U.S. dollars at the current rate of exchange existing at the statement of financial condition date and revenues and expenses are translated at average monthly rates. The Company's foreign currency derivative financial instruments qualify for hedge accounting. Accordingly, the gains or losses are included in the net unrealized foreign currency translation in accumulated other comprehensive income in stockholders' equity.

            As a result of the acquisition of OAC, the Company acquired foreign currency futures contracts ("currency futures") that hedge the currency exposure related to the acquired investments in foreign subsidiaries which own UK residuals and the Nova Scotia shopping center. Currency futures are commitments to either purchase or sell foreign currency at a future date for a specified price.

            The Company entered into a foreign currency swap agreement ("currency swap") with a AAA-rated counterparty to hedge its equity investment in Kensington. Under the terms of the currency swap, the Company will swap (pound)27,500 for $43,546 in five years based on the exchange rate on the date the contract became effective.

            In addition, during 1998 the Company sold short currency futures to further hedge its foreign currency exposure related to its equity investment in Kensington. These currency futures were closed during January 1999.

            Prior to the sale of Ocwen UK, the Company sold short foreign currency futures contracts ("currency futures") to hedge its foreign currency exposure related to its investment in Ocwen UK. Periodically, the Company adjusted the amount of currency futures contracts it had entered into in response to changes in its investment in Ocwen UK. In connection with the sale of Ocwen UK, the currency futures were closed in October 1999.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

            The following table sets forth the terms and values of these foreign currency financial instruments at December 31, 1999 and 1998:

                                                                 Notional Amount
                                                          ----------------------------     Contract    Unamortized
                                              Maturity         Pay            Receive        Rate       Discount       Fair Value
                                              --------    -------------     ----------     --------    -----------     ----------
DECEMBER 31, 1999:
Currency swaps................................   2003     (pound)27,500     $   43,546       1.5835     $   1,119       $   (976)
                                                          =============     ==========                  =========       ========

DECEMBER 31, 1998:

Currency swaps................................   2003     (pound)27,500     $   43,546       1.5835     $   1,562       $ (2,096)
                                                          =============     ==========                  =========       ========

                                              Maturity   Notional Amount    Strike Rate   Fair Value
                                              --------   ---------------    -----------   ----------
DECEMBER 31, 1999:

Canadian Dollar currency futures..............   2000     C$     22,100          .6786    $    (300)
                                                 2000             1,600          .6796          (20)
                                                          -------------

British Pound currency futures................   2000     (pound) 3,750         1.6005           65
                                                 2000            15,875         1.6225           56
                                                                                          ---------
                                                                                          $     199
                                                                                          =========

DECEMBER 31, 1998:

British Pound currency futures................   1999     (pound)   938         1.6500    $      (6)
                                                 1999     (pound)26,563         1.6500         (181)
                                                                                          ---------
                                                                                          $    (187)
                                                                                          =========

            On January 1, 1999, eleven of the fifteen member countries of the European Union converted to a common currency (the "Euro"). Since such time transactions have been conducted using either the Euro or the countries' existing currencies. The Euro conversion had no effect on the Company's financial condition or results of operations.

NOTE 23: INCOME TAXES

            Total income tax expense (benefit) was allocated as follows:

                                                                    Years Ended December 31,
                                                                --------------------------------
                                                                 1999         1998        1997
                                                                --------    --------    --------
Income (loss) before extraordinary gain ......................  $  2,608    $(30,699)   $ 21,309
Benefit of tax deduction in excess of amounts recognized
   for financial reporting purposes  related  to  employee
   stock  options  reflected  in  stockholders' equity .......        (8)     (2,398)     (1,965)
Benefit of tax deduction in excess of amounts recognized
   for financial reporting purposes  related to director
   restricted  stock  reflected in  stockholders' equity .....       (13)        (13)         --
                                                                --------    --------    --------
                                                                $  2,587    $(33,110)   $ 19,344
                                                                ========    ========    ========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

            The components of income tax expense (benefit) attributable to income before extraordinary gain were as follows:

                                           Years Ended December 31,
                                  -----------------------------------------
                                    1999             1998             1997
                                  --------         --------        --------
CURRENT:

Federal .......................   $ 33,930         $(11,668)       $ 42,482
State .........................      3,293            4,608           3,579
                                  --------         --------        --------
                                    37,223           (7,060)         46,061
                                  --------         --------        --------
DEFERRED:

Federal .......................    (39,234)         (27,443)        (23,085)
Foreign .......................      5,987            5,995              --
State .........................     (1,368)          (2,191)         (1,667)
                                  --------         --------        --------
                                   (34,615)         (23,639)        (24,752)
                                  --------         --------        --------

Total .........................   $  2,608         $(30,699)       $ 21,309
                                  ========         ========        ========

            Income tax expense differs from the amounts computed by applying the U.S. Federal corporate income tax rate of 35% as follows:

                                                                           Years Ended December 31,
                                                                  -------------------------------------------
                                                                     1999            1998             1997
                                                                  ----------      ----------       ----------
Expected income tax expense at statutory rate..................   $    5,187      $  (11,328)      $   34,838
Differences between expected and actual tax:
   Excess of cost over net assets acquired, net................        1,249              19              (30)
   Tax effect of utilization of net operating loss.............           --          (3,003)            (906)
   State tax (after Federal tax benefit).......................        1,251           1,571            1,243
   Low-income housing tax credits..............................      (18,242)        (17,666)         (14,881)
   Sale of Ocwen UK............................................        9,730              --               --
   OAC loss not included in OCN consolidated tax group.........          223              --               --
   Deferred tax asset valuation allowance......................        2,500              --               --
   Adjustments resulting from IRS audit........................           --              --              921
   Other.......................................................          710            (292)             124
                                                                  ----------      ----------       ----------
     Actual income tax (benefit) expense.......................   $    2,608      $  (30,699)      $   21,309
                                                                  ==========      ==========       ==========

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

            In accordance with SFAS No. 109, "Accounting for Income Taxes," a deferred tax liability has not been recognized for the tax bad debt base year reserves of the Bank. The base year reserves are generally the balance of reserves as of December 31, 1987, reduced proportionately for reductions in the Bank's loan portfolio between that date and December 31, 1995. At December 31, 1999 and 1998, the amount of those reserves was approximately $5,700. This reserve could be recognized in the future under the conditions described in the preceding paragraph.

            The net deferred tax asset was comprised of the following as of:

                                                                  December 31,
                                                              --------------------
                                                                1999        1998
                                                              ---------    -------
DEFERRED TAX ASSETS:
   Tax residuals and deferred income on tax residuals .....   $   2,438    $ 5,328
   State taxes ............................................       2,654      2,511
   Application of purchase accounting .....................       1,697        127
   Accrued profit sharing .................................       5,710      3,861
   Accrued other liabilities ..............................         365        773
   Interest expense related to discount loan portfolio ....      13,728     12,554
   Valuation allowance on real estate owned ...............       5,969      3,828
   Gain on loan foreclosure ...............................      12,308      6,246
   Bad debt and allowance for loan losses .................      11,923      7,857
   Impairment on securities available for sale ............      69,333     16,308
   Mortgage servicing rights impairment and amortization ..       1,540        787
   Goodwill impairment and amortization ...................          84      3,521
   Foreign currency exchange ..............................       1,068         --
   Capital loss carryforward ..............................       4,160         --
   Net U.S. tax benefit on undistributed foreign income ...       3,050         --
   Contingent interest income on equity participation loans       1,757      2,673
   Impairment on real estate investments ..................          --      4,978
   Partnership losses and low-income housing tax credits ..      35,896      7,113
   Foreign currency translation adjustments ...............         398        912
   Other ..................................................      13,591      2,068
                                                              ---------    -------
                                                                187,669     81,445
                                                              ---------    -------
DEFERRED TAX LIABILITIES:

   Net U.S. tax on undistributed foreign income ...........          --        784
   Deferred interest income on discount loan portfolio ....       6,647      4,698
   Research and development cost ..........................       1,823         --
   Unrealized gain on securities available for sale .......         123      7,894

   Other ..................................................         783      1,094
                                                              ---------    -------
                                                                  9,376     14,470
                                                              ---------    -------
                                                                178,293     66,975
Deferred tax asset valuation allowance ....................     (41,373)        --
                                                              ---------    -------
Net deferred tax assets ...................................   $ 136,920    $66,975
                                                              =========    =======

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

            International Hotel Group ("IHG"), a wholly-owned subsidiary of IMI, and IHG's subsidiaries had at December 31, 1999, approximately $1,079 of Separate Return Limitation Year ("SRLY") net operating loss carryforwards. The SRLY net operating loss

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

carryforward can only offset the future taxable income of IHG and its subsidiaries. The $1,079 operating loss carryforward will expire, if unused, in the year 2008. At December 31, 1999, the Company had tax credit carryforwards of $11.2 million related to low-income housing tax credits.

            As discussed further in the following paragraphs, as of December 31, 1999, the Company had a deferred tax asset valuation allowance totaling $41,373. This allowance is comprised of $38,873 relating to built-in loss limitations arising from the acquisition of OAC, and $2,500 relating to management's evaluation of the future realization of the deferred tax asset.

            Management conducts periodic evaluations to determine whether it is more likely than not that the deferred tax asset can be realized in future periods. Among the factors considered in this evaluation are estimates of future earnings, the future reversal of temporary differences and the impact of tax planning strategies that can be implemented if warranted. As a result of this evaluation, the Company included in its tax provision an increase of $2,500 to its valuation allowance.

            Prior to the acquisition of OAC, OAC was a REIT for federal tax purposes and will file a REIT federal income tax return through October 20, 1999. OAC will be included in the Company's consolidated federal income tax return beginning on October 21, 1999. OAC had at October 6, 1999, approximately $131,567 of net unrealized built-in losses. Any such loss recognized within the five-year period beginning on October 7, 1999 (the "recognition period") is treated as a pre-change loss and, as such, is subject to an annual limit as to the amount which may offset the taxable income of the Company and its subsidiaries ("the IRC section 382 limitation"). A net unrealized built-in loss is an amount by which the tax basis of the corporation's assets at the time of the change in ownership exceeds the aggregate fair market value of those assets at that time. The IRC section 382 limitation is determined by multiplying the value of OAC's stock by the federal long-term tax-exempt rate and amounts to approximately $5,300. If a deduction is denied for any recognized built-in loss in any post-change year, the loss is carried forward to subsequent years under rules similar to the standard loss carryforward rules. As a result of these limitations, a corresponding deferred tax asset valuation allowance was established at acquisition date as part of purchase accounting in the amount of $38,873.

NOTE 24: EMPLOYEE BENEFIT AND COMPENSATION PLANS

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

RETIREMENT PLAN

            The Company maintains a defined contribution 401(k) plan. The Company matches 50% of each employee's contributions, limited to 2% of the employee's compensation. The Company's contributions to the 401(k) plan in the years ended December 31, 1999, 1998, and 1997, were $702, $611, and $368, respectively.

            In connection with its acquisition of Berkeley Federal Savings Bank in June 1993, the Bank assumed the obligations under a noncontributory defined benefit pension plan (the "Plan") covering substantially all employees upon their eligibility under the terms of the Plan. The Plan was frozen after the plan year ended December 31, 1993, and has been fully funded.

ANNUAL INCENTIVE PLAN

            In May 1998, the Company's shareholders approved the Ocwen Financial Corporate 1998 Annual Incentive Plan (the "AIP") to replace the Company's former annual incentive plan. Participation in the AIP is limited to officers and other key employees of the Company and designated subsidiaries that are selected by the AIP Committee. Performance targets are established based on the achievement of specified levels of increases in net earnings, return in equity, average net equity used or growth in assets, as well as individual participant performance targets. Awards under the AIP are based on achieving the performance targets and are paid in cash or a combination of cash and non-qualified stock options to purchase OCN's common stock. Such non-qualified stock options are granted pursuant to the Ocwen Financial Corporation Non-Qualified Stock Option Plan.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

            Stock options awarded to key employees under the AIP (both the 1998 plan and former plan) to purchase shares of OCN common stock are summarized as follows.

                                              Options     Exercise       Options    Forfeited or     Options
                                              Granted       Price       Exercised   Repurchased      Vested
                                             ---------    ----------    ---------   ------------     -------
1995......................................     594,760    $    2.880     223,919      281,841         89,000
1995......................................      14,220         0.472      10,137        4,083             --
1996......................................   1,147,370        11.000     174,573      395,953        576,844
1997......................................   1,083,794        20.350          --      237,034        846,760
1998......................................      80,000        24.875          --       80,000             --
1998......................................     181,945        12.313          --       40,206         47,246
1999......................................     358,858         6.250          --           --             --

            Stock options awarded under the AIP prior to 1998 have a one-year vesting period. Stock options awarded under the AIP in 1998 and 1999 vest ratably over a three-year period. The difference, if any, between the fair market value of the stock at the date of grant and the exercise price is treated as compensation expense. There was no compensation for the year ended December 31, 1999 and 1998 related to options granted. Included in compensation expense for the year ended December 31, 1997 is $5,514 related to options granted.

LONG-TERM INCENTIVE PLAN

            In May 1998 the Company's shareholders approved the Ocwen Financial Corporation Long-Term Incentive Plan (the "LIP"). Participation in the LIP is limited to officers and other key employees of the Company and designated subsidiaries that are selected by the LIP Administrator. The LIP provides for the grant of basis points to participants. In connection with this grant, the LIP Administrator has established a five-year performance cycle as well as Company and individual participant performance targets for such period. At the end of the performance cycle, the Company is to determine the value of the Basis Points held by each participant based on the extent to which the related performance targets are achieved and is to pay each participant their respective value in restricted common stock of the Company. The number of shares received is to be determined based on the fair market value, as defined, of the common stock on the last day of the performance cycle. The restricted stock issued to participants is to vest over a five-year period and, upon vesting, certificates representing the shares are to be held by the Company in a nonqualified irrevocable trust established by the Company for the benefit of the participant and is to be issued to participants in 20% increments in each year over a five-year pay-out period. While the shares are held by the Company, the participant is to have all the rights of a shareholder, including the right to vote except that (i) the participant will not be entitled to receive a certificate representing the shares and (ii) the shares may not be transferred, sold, assigned, pledged or otherwise encumbered. Any cash dividends paid on common stock are to be reinvested to purchase additional shares of common stock, subject to the same restrictions that apply to restricted stock. Compensation expense of $3,645 and $2,369 was recorded in 1999 and 1998, respectively, for future distributions under the Plan.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

PRO FORMA EFFECT OF SFAS NO. 123

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

                                                                                           Years Ended December 31,
                                                                                 --------------------------------------------
                                                                                    1999              1998             1997
                                                                                 --------          --------          --------
Net income (loss), as reported...........................................        $ 19,832          $ (1,200)         $ 78,932
Pro forma net income (loss)..............................................        $ 18,917          $ (2,638)         $ 72,668
Earnings per share, as reported:
   Basic.................................................................        $   0.31          $  (0.02)         $   1.40
   Diluted...............................................................        $   0.31          $  (0.02)         $   1.39
Pro forma earnings per share:
   Basic.................................................................        $   0.30          $  (0.04)         $   1.29
   Diluted...............................................................        $   0.30          $  (0.04)         $   1.28


            The fair value of the option grants were estimated using the Black-Scholes option-pricing model with the following assumptions:

                                                                                           Years Ended December 31,
                                                                                 --------------------------------------------
                                                                                    1999              1998             1997
                                                                                 --------          --------          --------
Expected dividend yield..................................................            0.00%             0.00%             0.00%
Expected stock price volatility..........................................           47.00%            57.00%            48.00%
Risk-free interest rate..................................................            6.34%             4.54%             5.71%
Expected life of options.................................................         5 years           5 years           5 years

NOTE 25: STOCKHOLDERS' EQUITY

            On October 7, 1999, as a result of the Company's acquisition of OAC, the Company issued to OAC shareholders (except for OCN or its subsidiaries) 0.71 shares of OCN stock for each outstanding share of OAC common stock, or a total of 12,371,750 shares. See Note 2.

            On April 16, 1999, the Company announced that its Board of Directors authorized the repurchase of up to six million of its issued and outstanding shares of common stock. As of December 31, 1999, the Company had repurchased 4,611,700 shares at an average price of $6.61 per share.

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

NOTE 26: REGULATORY REQUIREMENTS

            The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and the regulations promulgated thereunder established certain minimum levels of regulatory capital for savings institutions subject to OTS supervision. The Bank must follow specific capital guidelines stipulated by the OTS which involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items. An institution that fails to comply with its regulatory capital requirements must obtain OTS

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At December 31, 1999, the minimum regulatory capital requirements were:

o Tangible and core capital of 1.50 percent and 3.00 percent of total adjusted assets, respectively, consisting principally of stockholders' equity, but excluding most intangible assets, such as goodwill and any net unrealized gains or losses on debt securities available for sale.

o Risk-based capital consisting of core capital plus certain subordinated debt and other capital instruments and, subject to certain limitations, general valuation allowances on loans receivable, equal to 8.00 percent of the value of risk-weighted assets.

            At December 31, 1999 and 1998, the Bank was "well capitalized" under the prompt corrective action ("PCA") regulations adopted by the OTS pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). To be categorized as "well capitalized," the Bank must maintain minimum core capital, Tier 1 risk-based capital and risk-based capital ratios as set forth in the following table. The Bank's capital amounts and classification are subject to review by federal regulators about components, risk-weightings and other factors. There are no conditions or events since December 31, 1999 that management believes have changed the institution's category.

            Following an examination by the OTS in late 1996 and early 1997, the Bank committed to the OTS to maintain a core capital (leverage) ratio and a total risk-based capital ratio of at least 9% and 13%, respectively. The Bank continues to be in compliance with this commitment as well as the regulatory capital requirements of general applicability (as indicated below). Based on discussions with the OTS, the Bank believes that this commitment does not affect its status as a "well-capitalized" institution, assuming the Bank's continued compliance with the regulatory capital requirements required to be maintained by it pursuant to such commitment.

            The following tables summarize the Bank's actual and required regulatory capital at December 31, 1999 and 1998.

                                                                                                  To Be Well
                                                                                                 Capitalized         Committed
                                                                        Minimum For Capital  For Prompt Corrective    Capital
   DECEMBER 31, 1999                                     Actual          Adequacy Purposes     Action Provisions    Requirements
                                                  --------------------  -------------------  ---------------------  ------------
                                                   Ratio      Amount     Ratio    Amount        Ratio    Amount         Ratio
                                                  ------    ----------   ------  ---------     ------   --------       -------
Stockholders' equity, and ratio to total assets..  11.33%   $  261,014
Net  unrealized loss on certain  available for
   sale securities...............................                  601
                                                            ----------

Non-includable subsidiary........................              (12,013)
Acquired real estate.............................               (4,631)
Excess mortgage servicing rights.................                 (969)
                                                            ----------
Tangible capital, and ratio to adjusted total
   assets........................................  10.67%   $  244,002    1.50%   $  34,287
                                                            ==========            =========
Tier 1 (core) capital, and ratio to adjusted
   total assets..................................  10.67%   $  244,002    3.00%   $  68,573      5.00%  $ 114,289        9.00%
                                                            ==========            =========             =========

Tier 1 capital, and ratio to risk-weighted
   assets........................................  14.02%   $  244,002                           6.00%  $ 104,426
                                                            ==========                                  =========
Allowance for loan and lease losses..............               21,783
Subordinated debentures..........................               67,000
                                                            ----------
Tier 2 Capital...................................               88,783
                                                            ----------
Total risk-based capital, and ratio to risk-
   weighted assets...............................  19.12%   $  332,785    8.00%    $ 139,235    10.00%   $ 174,043      13.00%
                                                            ==========             =========             =========

Total regulatory assets..........................           $2,302,793
                                                            ==========
Adjusted total assets............................           $2,285,781
                                                            ==========
Risk-weighted assets.............................           $1,740,436
                                                            ==========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                  To Be Well
                                                                                                 Capitalized         Committed
                                                                        Minimum For Capital  For Prompt Corrective    Capital
   DECEMBER 31, 1998                                     Actual          Adequacy Purposes     Action Provisions    Requirements
                                                  --------------------  -------------------  ---------------------  ------------
                                                   Ratio      Amount     Ratio    Amount        Ratio    Amount         Ratio
                                                  ------    ----------   ------  ---------     ------   --------       -------
Stockholders' equity, and ratio to total assets     9.30%   $  241,419
Net  unrealized gain on certain  available for
   sale securities...........................                     (303)
                                                            ----------
   Non-includable subsidiary.................                   (6,030)
Excess mortgage servicing rights.............                     (411)
                                                            ----------
Tangible capital, and ratio to adjusted total
   assets....................................       9.07%   $  234,675    1.50%   $  38,821
                                                            ==========            =========
Tier 1 (core) capital, and ratio to adjusted
   total assets..............................       9.07%   $  234,675    3.00%   $  77,641      5.00%  $ 129,402        9.00%
                                                            ==========            =========             =========
Tier 1 capital, and ratio to risk-weighted
   assets....................................      11.71%   $  234,675                           6.00%  $ 120,221
                                                            ==========                                  =========
Allowance for loan and lease losses..........                   25,047
Subordinated debentures......................                  100,000
                                                            ----------
Tier 2 Capital...............................                  125,047
                                                            ----------
Low-level recourse reduction.................                  (13,897)
                                                            ----------
Total risk-based capital, and ratio to risk-
   weighted assets...........................      17.26%   $  345,825    8.00%    $ 160,295    10.00%   $ 200,368      13.00%
                                                            ==========             =========             =========
Total regulatory assets......................               $2,594,792
                                                            ==========
Adjusted total assets........................               $2,588,048
                                                            ==========
Risk-weighted assets.........................               $2,003,684
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

            The OTS published amendments to its capital distribution regulation effective April 1, 1999. Under the revised regulation, the Bank is required to file either an application or a notice with the OTS at least 30 days prior to making a capital distribution. The OTS may deny the Bank's application or disapprove its notice if the OTS determines that (a) the Bank will be "undercapitalized," "significantly undercapitalized" or "critically under capitalized," as defined in the OTS capital regulations, following the capital distribution, (b) the proposed capital distribution raises safety and soundness concerns or (c) the proposed capital distribution violates a prohibition contained in any statute, regulation or agreement between the Bank and the OTS or a condition imposed on the Bank in an application or notice approved by the OTS.

            In addition to these OTS regulations governing capital distributions, the indenture governing the 12% subordinated debentures the ("Debentures") due 2005 and issued by the Bank on June 12, 1995 in the original amount of $100,000, limits the declaration or payment of dividends and the purchase or redemption of common or preferred stock in the aggregate to the sum of 50% of consolidated net income and 100% of all capital contributions and proceeds from the issuance or sale (other than to a subsidiary) of common stock, since the date the Debentures were issued (see Note 19).

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 27: OTHER INCOME

                                                                              Years Ended December 31,
                                                                   ----------------------------------------------
                                                                      1999              1998              1997
                                                                   -----------       -----------      -----------
     Gain on sale of Ocwen UK.............................         $    50,371       $        --      $        --
     Brokerage commissions (Ocwen UK).....................              12,896             9,959               --
     Gain on sale of low-income housing tax credit
       interests..........................................               6,591             7,366            6,053
     Management fees (OAC)................................               4,503             5,955            1,788
     Software revenue (OTX)...............................               2,043             1,709               --
     Gain on sale of real estate..........................               1,753            10,383               --
     Other................................................               5,463             4,324              657
                                                                   -----------       -----------      -----------
                                                                   $    83,620       $    39,696      $     8,498
                                                                   ===========       ===========      ===========


NOTE 28: OTHER OPERATING EXPENSES

                                                                              Years Ended December 31,
                                                                   ----------------------------------------------
                                                                      1999              1998              1997
                                                                   -----------       -----------      -----------
     Professional fees (primarily consulting, legal and            $    10,524       $    14,353      $     4,556
       auditing)..........................................
     Marketing............................................               5,556             5,246              774
     Travel, lodging, meals and entertainment.............               4,107             4,573            2,636
     FDIC insurance.......................................               1,832             1,867            1,593
     Amortization of offering costs.......................               1,291             1,381            1,302
     Amortization of capitalized software costs...........               1,310               933               --
     Conferences and seminars.............................                 772             1,117              666
     Investment and treasury services.....................                 448               694              269
     Corporate insurance..................................                 716               608              611
     Deposit related expenses.............................                 406               420              255
     OTS assessments and fees.............................                 683               400              375
     Due diligence costs..................................                 196               315            1,977
     Other................................................               3,549               (21)           3,645
                                                                   -----------       -----------      -----------
                                                                   $    31,390       $    31,886      $    18,659
                                                                   ===========       ===========      ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 29: BUSINESS SEGMENT REPORTING

            SFAS No. 131 requires public enterprises to report financial and descriptive information about its reportable operating segments. Operating segments are defined as components of an enterprise that (a) engages in business activities from which it may earn revenues and incur expenses, (b) whose operating results are regularly reviewed by the enterprise's chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and (c) for which discrete financial information is available. An operating segment may engage in business activities for which it has yet to earn revenues. The Company conducts a variety of business activities within the following segments:

                                                            Net Interest   Non-Interest   Non-Interest   Net (Loss)        Total
                                                               Income         Income        Expense        Income         Assets
                                                              ---------     ---------      ---------      ---------     ----------
DECEMBER 31, 1999
Discount loans:
  Single family residential loans......................       $  25,189     $ (12,552)     $  15,989      $ (10,996)    $  596,400
  Commercial real estate loans.........................          37,432        16,377         20,448         14,747        841,307
                                                              ---------     ---------      ---------      ---------     ----------
                                                                 62,621         3,825         36,437          3,751      1,437,707

Domestic residential mortgage loan servicing...........           5,630        58,976         42,626         12,939        219,188

Investment in low-income housing tax credits...........         (10,472)       10,013         12,364          8,960        185,346

Commercial real estate lending.........................          10,675           211          3,190          5,630         13,580

UK operations..........................................          21,964        85,097         36,691         36,429         34,869

OTX                                                                  22         2,838         22,050        (19,190)        26,702

Domestic subprime single family residential lending....          10,560       (27,391)        12,000        (18,234)       109,793

Investment securities..................................           3,022        (1,628)         4,822         (3,874)         9,334

OAC                                                               2,777         7,497          4,855            365        691,323

Unsecured collections..................................             477            18          6,111         (4,110)        16,401

Corporate items and other..............................          (9,594)        6,263         14,999         (2,834)       565,070
                                                              ---------     ---------      ---------      ---------     ----------

                                                              $  97,682     $ 145,719      $ 196,145      $  19,832    $ 3,309,313
                                                              =========     =========      =========      =========    ===========

                                                     Net Interest  Non-Interest  Non-Interest  Net (Loss)       Total
                                                        Income        Income       Expense      Income         Assets
                                                     ------------  ------------  ------------  ----------    ----------
DECEMBER 31, 1998
Discount loans:
   Single family residential loans .................. $   22,761    $   35,523    $   17,606     $ 15,444       661,647
   Commercial real estate loans .....................     58,368        39,120        23,357       37,001       748,204
                                                      ----------    ----------    ----------   ----------    ----------
                                                          81,129        74,643        40,963       52,445     1,409,851

Domestic residential mortgage loan servicing ........      6,604        46,751        39,946        8,148        76,079

Investment in low-income housing tax credits ........     (8,246)        9,137        11,498        9,662       200,566

Commercial real estate lending ......................     16,066        10,409         4,491       13,549        74,439

UK operations .......................................     12,045        48,159        41,772       12,246       298,198

OTX .................................................          5         1,711        11,335       (9,619)       21,659

Domestic subprime single family residential lending..     14,080         5,807        52,381      (21,951)      158,676

Investment securities ...............................       (214)      (85,031)        5,184      (59,281)      384,779

OAC .................................................         --         5,872         7,529       (9,750)       43,216

Unsecured collections ...............................         75            --         2,130       (1,036)        8,254

Corporate items and other ...........................      1,257        (4,275)       11,033        4,387       651,391
                                                      ----------    ----------    ----------   ----------    ----------

                                                      $  122,801    $  113,183    $  228,262    $ (1,200)     3,327,108
                                                      ==========    ==========    ==========   ==========    ==========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

                                                      Net Interest    Non-Interest    Non-Interest     Net (Loss)          Total
                                                         Income          Income          Expense         Income            Assets
                                                      -----------      -----------     -----------     -----------       -----------
DECEMBER 31, 1997
Discount loans:
   Single family residential loans .................. $    16,099      $    45,768     $    12,848     $    25,100       $   903,539
   Commercial real estate loans .....................      57,630           21,575          16,788          28,398           870,465
                                                      -----------      -----------     -----------     -----------       -----------
                                                           73,729           67,343          29,636          53,498         1,774,004

Domestic residential mortgage loan servicing ........       2,718           25,021          29,163            (954)           14,334

Investment in low-income housing tax credits ........      (4,178)           6,113           9,241          11,300           168,567

Commercial real estate lending ......................      27,520             (207)          4,967          11,545           230,682

UK operations .......................................          --               --              --              --                --

OTX .................................................          --               (2)            389            (391)            5,117

Domestic subprime single family residential lending..       7,159           18,457          24,694           1,841           224,859

Investment securities ...............................       4,581            5,209           2,147           2,894           344,544

OAC .................................................          --            1,779           1,527             153             1,129

Unsecured collections ...............................          --               --             112             185                 4

Corporate items and other ...........................       4,713              236          24,998          (1,139)          305,061
                                                      -----------      -----------     -----------     -----------       -----------

                                                      $   116,242      $   123,949     $   126,874        $ 78,932         3,068,301
                                                      ===========      ===========     ===========     ===========       ===========

            The Company's discount loan activities include asset acquisition and resolution of single family residential, large commercial and small commercial loans and the related real estate owned. Investment in low-income housing tax credits includes the Company's investments, primarily through limited partnerships, in qualified low-income rental housing for the purpose of obtaining Federal income tax credits pursuant to Section 42 of the Code. Low-income housing tax credits and benefits of $18,242, $17,666, and $14,881 are included as credits against income tax expense for the years ended December 31, 1999, 1998, and 1997, respectively. Commercial real estate lending includes the Company's origination of multi-family and commercial real estate loans held for investment, is a business which the Company ceased in 1999. Domestic subprime single residential family lending includes the Company's acquisition and origination of single family residential loans to non-conforming borrowers, which are recorded as available for sale. In August 1999, the Company closed its domestic subprime origination business, which had been conducted primarily through OFS. Domestic residential mortgage loan servicing includes the Company's fee-for-services business of providing loan servicing, including asset management and resolution services, to third-party owners of non-performing, underperforming and subprime assets. UK operations include the Company's equity investment in Kensington, as well as the activities of the Company's previously owned subsidiary, Ocwen UK, which was sold on September 30, 1999. Ocwen UK was primarily engaged in the origination and servicing of subprime loans in the United Kingdom. OTX, which was formed in 1998, develops and markets advanced software solutions for mortgage and real estate transactions, including residential and commercial mortgage servicing systems. Investment securities includes the results of the securities portfolio, whether available for sale or investment, other than subprime residuals and subordinate interests related to the Company's securitization activities which have been included in the related business activity. OAC is a real estate investment company which has invested in several categories of real estate and related assets, including subordinate interests in commercial and residential mortgage-backed securities and distressed commercial and multi-family real properties. Unsecured collections is primarily comprised of activities related to the Company's charged-off unsecured credit card receivables, which were acquired at a discount. Corporate items and other consist primarily of individually insignificant business activities, amounts not allocated to the operating segments, distributions on the Capital Securities, transfer pricing mismatches and other general corporate expenses.

            Interest income and expense have been allocated to each business segment for the investment of funds raised or funding of investments made taking into consideration the duration of such liabilities or assets. Allocations of non-interest expense generated by corporate support services were made to each business segment based upon management's estimate of time and effort spent in the respective activity. Income taxes are allocated to each business segment based on the Company's statutory tax rate, exclusive of low-income housing tax credit interests. As such, the resulting amounts represent estimates of the contribution of each business activity to the Company.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 30: COMMITMENTS AND CONTINGENCIES

Certain premises are leased under various noncancellable operating leases with terms expiring at various times through 2007, exclusive of renewal option periods. The annual aggregate minimum rental commitments under these leases are summarized as follows:

                2000..........................................     $    4,370
                2001..........................................          4,084
                2002..........................................          3,995
                2003..........................................          3,623
                2004..........................................          3,507
                Thereafter....................................          1,343
                                                                   ----------
                Minimum lease payments .......................     $   20,922
                                                                   ==========

            Rent expense for the years ended December 31, 1999, 1998 and 1997 was $6,101, $6,410 and $2,877, respectively.

            At December 31, 1999, the Company had $3,386 of commitments remaining to fund previously originated loans secured by multi-family residential buildings and $22,599 of commitments remaining to fund construction loans secured by multi-family and commercial properties. In addition, the Company through the Bank had commitments under outstanding letters of credit in the amount of $30,205. The Company, through its investment in subordinated securities and subprime residuals, which had a carrying value of $195,131 at December 31, 1999, supports senior classes of securities.

            On April 20, 1999, a complaint was filed on behalf of a putative class of public shareholders of the Company in the Circuit Court of the Fifteenth Judicial Circuit, Palm Beach County, Florida against OCN and OAC. On April 23, 1999, a complaint was filed on behalf of putative classes of public shareholders of OAC in the Circuit Court of the Fifteenth Judicial Circuit, Palm Beach County, Florida against OAC and certain directors of OAC. The plaintiffs in both complaints sought to enjoin consummation of the acquisition of OAC by OCN. The cases were consolidated, and on September 13, 1999 a consolidated amended complaint was filed. The injunction was denied, and on October 14, 1999, OCN was dismissed as a party. Plaintiffs' remaining claims are for damages for alleged breaches of common law fiduciary duties. Discovery is ongoing.

            On June 3, 1999, Walton Street Capital, L.L.C. ("Walton") filed suit against OAC and OPLP in the Circuit Court of Cook County, Illinois. Walton has alleged that OAC committed an anticipatory breach of contract with respect to the proposed sale by OAC of all of its interest in its commercial mortgage-backed securities portfolio to Walton. Walton has claimed damages in an amount in excess of $20 million. OAC believes this suit is without merit and continues to vigorously defend against the same.

            The Company is subject to various other pending legal proceedings. In management's opinion the resolution of these claims will not have a material effect on the consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 31: PARENT COMPANY ONLY FINANCIAL INFORMATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                                                         December 31,
                                                                                                  ----------------------------
                                                                                                      1999             1998
                                                                                                  -----------      -----------
Assets:
Cash and cash equivalents................................................................         $    77,197      $    32,516
Investment in bank subsidiary............................................................             247,093          230,720
Investments in non-bank subsidiaries.....................................................             316,708          328,179
Investment in unconsolidated entity......................................................              36,216           46,586
Loan portfolio, net......................................................................                 405            2,484
Discount loan portfolio, net.............................................................              16,397            6,876
Income taxes receivable..................................................................              14,556           35,321
Deferred tax asset.......................................................................              44,313           19,780
Other assets.............................................................................               3,483            4,945
                                                                                                  -----------      -----------
                                                                                                  $   756,368      $   707,407
                                                                                                  ===========      ===========
Liabilities and Stockholders' Equity:
Notes payable............................................................................         $   228,850      $   250,000
Other liabilities........................................................................              18,076           21,031
                                                                                                  -----------      -----------
     Total liabilities...................................................................             246,926          271,031
Stockholders' equity.....................................................................             509,442          436,376
                                                                                                  -----------      -----------
                                                                                                  $   756,368      $   707,407
                                                                                                  ===========      ===========

CONDENSED STATEMENTS OF OPERATIONS

                                                                                      For the Years Ended December 31,
                                                                                ----------------------------------------------
                                                                                   1999              1998              1997
                                                                                -----------       -----------      -----------
Interest income.........................................................        $     2,510       $    11,534      $     9,416
Interest expense........................................................            (29,846)          (33,178)         (20,367)
Non-interest income (loss)..............................................             51,079            (3,073)          (1,240)
Impairment charges on securities available for sale.....................                 --           (45,737)              --
Non-interest expense....................................................             (8,760)           (5,004)          (3,401)
Equity in (losses) earnings in unconsolidated entities..................             (9,154)              439               --
                                                                                -----------       -----------      -----------
     Income (loss) before income taxes and extraordinary gain...........              5,829           (68,873)         (15,592)
Income tax benefit......................................................              3,990            42,942            5,083
                                                                                -----------       -----------      -----------
     Income (loss) before equity in net income of subsidiaries and .....
extraordinary gain......................................................              9,819           (25,931)         (10,509)
Equity in net income of bank subsidiary.................................             45,166            55,714           82,420
Equity in net (loss) income of non-bank subsidiaries....................            (35,580)          (30,983)           7,021
Extraordinary gain on repurchase of debt, net of tax....................                427                --               --
                                                                                -----------       -----------      -----------
Net income (loss).......................................................        $    19,832       $    (1,200)     $    78,932
                                                                                ===========       ===========      ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

CONDENSED STATEMENTS OF CASH FLOWS

                                                                    For the Years Ended December 31,
                                                                   -----------------------------------
                                                                     1999          1998         1997
                                                                   ---------    ---------    ---------
Cash flows from operating activities:
  Net income (loss) ............................................   $  19,832    $  (1,200)   $  78,932
  Adjustments to reconcile net income to net cash
   (used) provided by operating activities:
     Equity in income of bank subsidiary .......................     (45,166)     (56,124)     (88,598)
     Equity in loss of non-bank subsidiaries ...................      35,580       38,107          459
     Equity in loss (income) of unconsolidated entity, net .....       9,154         (439)          --
     Premium amortization, net .................................      (5,913)      18,383       11,467
     Provision for loan losses .................................       1,177          162           --
     Loss on interest-earning assets ...........................          --       44,998           --
     Gain on sale of real estate held for investment ...........          --       (2,389)          --
     Gain on sale of Ocwen UK ..................................     (50,371)          --           --
     Increase in deferred tax assets ...........................     (24,533)     (13,144)      (6,830)
     Decrease (increase) in other assets .......................       6,982        1,151       (4,658)
     Decrease (increase) in income taxes receivable ............      20,765      (21,582)      (3,736)
     (Decrease) increase in accrued expenses, payables
       and other liabilities ...................................      (2,955)       6,023        9,970
                                                                   ---------    ---------    ---------
     Net cash (used) provided by operating activities ..........     (35,448)      11,644       (2,994)
                                                                   ---------    ---------    ---------

Cash flows from investing activities:
     Purchase of securities available for sale .................          --      (34,755)    (146,643)
     Maturities of and principal payments received
       on securities available for sale ........................          --            8          579
                                                                   ---------    ---------    ---------
     Net distributions from bank subsidiary ....................         955       96,189       37,291
     Net investments in non-bank subsidiaries ..................      (2,799)    (203,241)     (87,603)
     Proceeds from sale of Ocwen UK ............................     122,101           --           --
     Investment in unconsolidated entity .......................          --      (45,886)          --
     Proceeds from sales of securities available for sale ......          --       70,080       15,574
     Principal payments received on loans held for investment ..       2,119           --           --
     Principal payments received on discount loans .............      17,596           --           --
     Purchase of securities held for investment ................          --           --      (11,115)
     Proceeds from sales of securities held for investment .....          --       13,025           --
     Purchase of discount loans ................................      (8,788)      (2,557)     (48,413)
     Proceeds from sales of loans held for investment ..........          --       53,949        5,080
     Proceeds from real estate held for investment .............          --       13,064           --
     Purchase of real estate held for investment ...............          --           --         (995)
                                                                   ---------    ---------    ---------
     Net cash provided (used) by financing activities ..........     131,184      (40,124)    (236,245)
                                                                   ---------    ---------    ---------

Cash flows from financing activities:
     (Repurchase) issuance of notes and debentures .............     (21,150)          --      120,738
     Increase (decrease) in securities sold under
       agreements to repurchase ................................          --       (3,075)       3,075
     Repayments of loans to executive officers, net ............         763           --        3,832
     Exercise of common stock options ..........................          23        7,931        3,037
     Issuance of shares of communion stock .....................          --        7,828      142,003
     Repurchase of common stock options ........................          --       (6,502)      (3,208)
     Repurchase of common stock ................................     (30,691)      (7,772)          --
                                                                   ---------    ---------    ---------
Net cash (used) provided by investing activities ...............     (51,055)      (1,590)     269,477
                                                                   ---------    ---------    ---------

Net increase (decrease) in cash and cash equivalents ...........      44,681      (30,070)      30,238
Cash and cash equivalents at beginning of year .................      32,516       62,586       32,348
                                                                   ---------    ---------    ---------
Cash and cash equivalents at end of year .......................   $  77,197    $  32,516    $  62,586
                                                                   =========    =========    =========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 1999, 1998, AND 1997
          (DOLLARS AND BRITISH POUNDS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 32: QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                                           Quarters Ended
                                                                  -----------------------------------------------------------------
                                                                  December 31,      September 30,       June 30,         March 31,
                                                                      1999              1999              1999             1999
                                                                  ------------      -------------     -----------       -----------
Interest income...........................................         $    68,124       $    56,019      $    63,547       $    65,534
Interest expense..........................................             (42,119)          (36,787)         (37,838)          (38,798)
Provision for loan losses.................................              (1,522)             (826)            (623)           (3,739)
                                                                   -----------       -----------      -----------       -----------
   Net interest income after provision for loan losses....              24,483            18,406           25,086            22,997
Non-interest income.......................................              10,920            64,412           24,812            45,575
Non-interest expense......................................             (41,939)          (54,298)         (47,785)          (52,123)
Distributions on Capital Securities.......................              (2,915)           (3,399)          (3,398)           (3,399)
Equity in losses investments in unconsolidated entities...              (3,133)           (4,768)          (3,470)           (1,245)
                                                                   -----------       -----------      -----------       -----------
   (Loss) income before income taxes and
     extraordinary gain...................................             (12,584)           20,353           (4,755)           11,805
Income taxes benefit (expense)............................               6,987            (8,199)             972            (2,368)
Minority interest in net loss of
   consolidated subsidiary................................                 140               369               96                33
                                                                   -----------       -----------      -----------       -----------
Income (loss) before extraordinary gain...................              (5,457)           12,523           (3,687)            9,470
Extraordinary gain on repurchase of debt, net of tax......               6,730               253               --                --
                                                                   -----------       -----------      -----------       -----------
Net income (loss).........................................         $     1,273       $    12,776           (3,687)      $     9,470
                                                                   ===========       ===========      ===========        ==========
Earnings (loss) per share:
   Basic..................................................         $      0.02       $      0.21      $     (0.06)       $     0.16
                                                                   ===========       ===========      ===========        ==========
   Diluted................................................         $      0.02       $      0.21      $     (0.06)       $     0.16
                                                                   ===========       ===========      ===========        ==========

                                                                                           Quarters Ended
                                                                  -----------------------------------------------------------------
                                                                  December 31,      September 30,       June 30,         March 31,
                                                                      1998              1998              1998             1998
                                                                  ------------      -------------     -----------       -----------

Interest income...........................................         $    66,237       $    88,542      $    90,891       $    62,024
Interest expense..........................................             (43,602)          (47,859)         (52,576)          (40,856)
Provision for loan losses.................................              (4,775)           (1,806)          (9,675)           (2,253)
                                                                   -----------       -----------      -----------       -----------
   Net interest income after provision for loan losses....              17,860            38,877           28,640            18,915
Non-interest income.......................................              30,610            54,942          (13,750)           41,381
Non-interest expense......................................             (72,486)          (65,516)         (56,249)          (34,011)
Distributions on Capital Securities.......................              (3,399)           (3,398)          (3,398)           (3,399)
Equity in (losses) earnings of investments in
   unconsolidated entities................................             (11,443)            2,915              543                --
                                                                   -----------       -----------      -----------       -----------
   (Loss) income before income taxes......................             (38,858)           27,820          (44,214)           22,886
Income taxes benefit (expense)............................              27,811            (2,922)           6,383              (573)
Minority interest in net loss (earnings) of
   consolidated subsidiary................................                 469                33              (68)               33
                                                                   -----------       -----------      -----------       -----------
Net (loss) income.........................................         $   (10,578)      $    24,931      $   (37,899)      $    22,346
                                                                   ===========       ===========      ===========       ===========
(Loss) earnings per share:
   Basic..................................................         $     (0.17)      $      0.41      $     (0.62)       $     0.37
                                                                   ===========       ===========      ===========        ==========
   Diluted................................................         $     (0.17)      $      0.41      $     (0.62)       $     0.36
                                                                   ===========       ===========      ===========        ==========

SHAREHOLDER INFORMATION

PRICE RANGE OF THE COMPANY'S COMMON STOCK

            The Company's common stock is traded under the symbol "OCN" on the New York Stock Exchange ("NYSE"). The following table sets forth for the high and low sales prices for the common stock, as traded on the NYSE.

                                                      High               Low
                                                  ------------     ------------
1998:
First quarter..................................   $    30.7500     $    22.2500
Second quarter.................................        28.3750          22.3125
Third quarter..................................        27.8750           8.5000
Fourth quarter.................................        16.1875           5.6875

1999:
First quarter..................................   $    11.8750     $     7.6875
Second quarter.................................         9.5625           7.5000
Third quarter..................................         8.4375           5.8125
Fourth quarter.................................         7.4375           5.5625

            At the close of business on March 15, 2000, the Company's common stock price was $6.1875.

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

            As a holding company, the payment of any dividends by the Company will be significantly dependent on dividends and other payments received by the Company from its subsidiaries, including the Bank. For a description of limitations on the ability of the Company to pay dividends on the common stock and on the ability of the Bank to pay dividends on its capital stock to the Company, see Notes 19, 20 and 26 to the Consolidated Financial Statements.

NUMBER OF HOLDERS OF COMMON STOCK

            At March 9, 2000, 67,733,475 shares of Company common stock were outstanding and held by approximately 1,315 holders of record. Such number of stockholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.