Form 10-K, Exhibit 13
period 2000-12-31
OCWEN FINANCIAL CORP
filed 2001-03-30
CIK 873860

FINANCIAL TABLE OF CONTENTS

SELECTED CONSOLIDATED FINANCIAL INFORMATION..............................   10

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................   14

REPORT OF MANAGEMENT.....................................................   61

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.......................   62

CONSOLIDATED FINANCIAL STATEMENTS........................................   63

SHAREHOLDER INFORMATION..................................................  120

SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following tables present selected consolidated financial information of Ocwen Financial Corporation and its subsidiaries ("OCN" or the "Company") at the dates and for the periods indicated. The historical operations and balance sheet data at and for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 have been derived from financial statements audited by PricewaterhouseCoopers LLP, independent certified public accountants. Certain amounts included in the 1999, 1998, 1997 and 1996 selected consolidated financial information have been reclassified to conform to the 2000 presentation. The selected consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, the information contained in the Consolidated Financial Statements and the Notes to Consolidated Financial Statements on pages 70 to 119.

                                                                                 For the Year Ended December 31,
                                                            -----------------------------------------------------------------------
                                                                2000         1999 (1)         1998           1997           1996
                                                            -----------    -----------    -----------    -----------    -----------
                                                                          (Dollars in thousands, except per share data)
OPERATIONS DATA:
Interest income ..........................................  $   184,816    $   253,224    $   307,694    $   272,531    $   193,894
Interest expense .........................................      169,090        155,542        184,893        156,289        116,160
                                                            -----------    -----------    -----------    -----------    -----------
   Net interest income before provision for loan losses...       15,726         97,682        122,801        116,242         77,734
Provision for loan losses (2) ............................       15,177          6,710         18,509         32,218         22,450
                                                            -----------    -----------    -----------    -----------    -----------
   Net interest income after provision for loan losses ...          549         90,972        104,292         84,024         55,284
                                                            -----------    -----------    -----------    -----------    -----------
Servicing and other fees .................................       97,080         76,018         59,180         25,962          4,682
Gain on interest-earning assets, net (3) .................       18,580         44,298        129,988         82,212         21,682
Unrealized loss on trading securities, net (4) ...........       (4,926)            --             --             --             --
Impairment charges on securities available for sale ......      (11,597)       (58,777)      (129,714)            --             --
(Loss) gain on real estate owned, net ....................      (13,464)        (2,060)        14,033          7,276          3,827
Gain on other non-interest earning assets, net ...........       45,517         58,693         17,702          6,052          4,861
Net operating gains (losses) on investments in real
   estate (5) ............................................       26,140         (1,077)        (1,715)           144            453
Amortization of excess of net assets acquired over
   purchase price (1) ....................................       14,112          3,201             --             --             --
Other income .............................................        6,083         24,346         21,993          2,446          2,252
                                                            -----------    -----------    -----------    -----------    -----------
   Total non-interest income .............................      177,525        144,642        111,467        124,092         37,757
                                                            -----------    -----------    -----------    -----------    -----------
Compensation and employee benefits .......................       83,086        102,173        115,556         77,573         39,043
Occupancy and equipment ..................................       12,005         18,501         17,652          8,742          4,313
Technology and communication costs .......................       22,515         19,647         17,560          9,492          4,907
Loan expenses ............................................       13,051         12,618         25,373          7,059          4,111
Net operating losses on investments in certain low-income
   housing tax credit interests ..........................        9,931          6,291          6,905          4,935             28
Amortization of excess of purchase price over net assets
   acquired ..............................................        3,124          4,448         11,614            557             --
Professional services and regulatory fees ................       13,275         14,205         18,082          7,611          6,607
Other operating expenses .................................       13,022         17,185         13,804         11,048         11,051
                                                            -----------    -----------    -----------    -----------    -----------
   Total non-interest expense ............................      170,009        195,068        226,546        127,017         70,060
                                                            -----------    -----------    -----------    -----------    -----------
Distributions on Company-obligated, mandatorily redeemable
   securities of subsidiary trust holding solely junior
   subordinated debentures ...............................       11,380         13,111         13,594          5,249             --
Equity in (losses) earnings of investments in
   unconsolidated entities (6) ...........................       (5,249)       (12,616)        (7,985)        23,688         38,320
Income tax (expense) benefit .............................       (7,957)        (2,608)        30,699        (21,309)       (11,159)
Minority interest in net loss of consolidated subsidiary..           --            638            467            703             --
                                                            -----------    -----------    -----------    -----------    -----------
(Loss) income before extraordinary gain ..................      (16,521)        12,849         (1,200)        78,932         50,142
Extraordinary gain on repurchase of debt, net of taxes ...       18,713          6,983             --             --             --
                                                            -----------    -----------    -----------    -----------    -----------
Net income (loss) ........................................  $     2,192    $    19,832    $    (1,200)   $    78,932    $    50,142
                                                            ===========    ===========    ===========    ===========    ===========

(Loss) income before extraordinary gain per share (7):
   Basic .................................................  $     (0.25)   $      0.20    $     (0.02)   $      1.40    $      0.99
   Diluted ...............................................  $     (0.25)   $      0.20    $     (0.02)   $      1.39    $      0.94
Net income (loss) per share (7):
   Basic .................................................  $      0.03    $      0.31    $     (0.02)   $      1.40    $      0.99
   Diluted ...............................................  $      0.03    $      0.31    $     (0.02)   $      1.39    $      0.94

                                                                                 For the Year Ended December 31,
                                                            -----------------------------------------------------------------------
                                                                2000         1999 (1)         1998           1997           1996
                                                            -----------    -----------    -----------    -----------    -----------
                                                                                    (Dollars in thousands)
BALANCE SHEET DATA:
Total assets .............................................  $ 2,249,420    $ 3,281,674    $ 3,301,083    $ 3,048,149    $ 2,468,499
Trading securities, at fair value (4) ....................      390,242             --             --             --             --
Securities available for sale, at fair value .............           --        587,518        593,347        441,638        354,005
Loans available for sale, at lower of cost or market (8)..       10,610         45,213        177,847        177,041        126,366
Real estate held for sale (9) ............................       22,670             --             --             --             --
Low-income housing tax credits held for sale (10) ........       87,083             --             --             --             --
Loan portfolio, net (8) ..................................       93,414        157,408        230,312        266,299        402,582
Discount loan portfolio (8) ..............................      536,028        913,229      1,026,511      1,434,176      1,060,953
Match funded loans and securities, net (11) ..............      116,987        157,794             --             --             --
Investments in low-income housing tax credit interests ...       55,729        150,989        144,164        128,614         93,309
Investment in unconsolidated entities ....................          430         37,118         86,893         38,684         68,011
Real estate owned, net (12) ..............................      146,419        167,506        201,551        167,265        103,704
Investments in real estate (13) ..........................      122,761        268,241         36,860         76,340         41,034
Advances on loans and loans serviced for others ..........      277,055        162,548        108,078         51,061         27,551
Mortgage servicing rights ................................       51,426         11,683          7,060          5,739          2,418
Deposits .................................................    1,258,360      1,814,647      2,168,791      1,965,844      1,907,313
Borrowings and other interest-bearing obligations (14) ...      313,313        694,319        476,336        453,529        300,118
Company-obligated mandatory redeemable securities
   of subsidiary trust holding solely junior subordinate
   debentures of the Company .............................       79,530        110,000        125,000        125,000             --
Stockholders' equity (15) ................................      503,426        509,442        436,376        419,692        203,596

OTHER DATA:
Average assets (16) ......................................  $ 3,092,227    $ 3,187,680    $ 3,574,780    $ 2,835,514    $ 2,013,283
Average equity ...........................................      495,699        462,216        427,512        290,030        161,332
Return on average assets (16):
   (Loss) income before extraordinary gain ...............        (0.53)%         0.40%         (0.03)%         2.78%          2.49%
   Net income (loss) .....................................         0.07           0.62          (0.03)          2.78           2.49
Return on average equity:
   (Loss) income before extraordinary gain ...............        (3.33)          2.78          (0.28)         27.22          31.08
   Net income (loss) .....................................         0.44           4.29          (0.28)         27.22          31.08
Average equity to average assets .........................        16.03          14.50          11.96          10.23           8.01
Net interest spread ......................................         2.07           4.65           3.90           4.81           5.46
Net interest margin ......................................         0.81           4.42           4.30           4.91           4.84
Efficiency ratio (17) ....................................        90.43          84.92         100.12          48.11          45.55
Bank regulatory capital ratios at end of period:
   Tangible ..............................................        13.83          10.67           9.07          10.66           9.33
   Core (Leverage) .......................................        13.83          10.67           9.07          10.66           9.33
   Risk-based ............................................        21.83          19.12          17.26          14.83          12.85
Number of full-service offices at end of period ..........            1              1              1              1              1

NOTES TO SELECTED CONSOLIDATED FINANCIAL INFORMATION

(1) Financial data for 1999 reflects the sale of the Company's wholly-owned UK subsidiary, Ocwen UK Limited, formerly known as Ocwen UK plc ("Ocwen UK"), on September 30, 1999 for a gain of $50,371. Ocwen UK was engaged in the subprime mortgage loan origination and servicing business and began operations on April 24, 1998. Financial data for 1999 also reflects the Company's acquisition of Ocwen Asset Investment Corp. ("OAC") on October 7, 1999 for a total purchase price of $101,271. The acquisition of OAC resulted in an excess of net assets acquired over the purchase price of $60,042, which is being amortized to earnings on a straight-line basis over a period of 39 months. Previously, the Company accounted for its investment in OAC and its operating partnership subsidiary, Ocwen Partnership L.P. ("OPLP"), under the equity method.

(2) The provision for loan losses in 2000, 1999, 1998, 1997 and 1996 consists primarily of $15,266, $5,434, $17,618, $31,894 and $20,578, respectively, related to the Company's discount loan portfolio.

(3)      Includes $36,804, $109,601, $71,933 and $15,161 of net gains recognized in connection with the securitization of loans during 1999, 1998, 1997 and 1996, respectively. During the third quarter of 1999, the Company made a decision to structure future securitizations as financing transactions, thereby precluding the use of gain-on-sale accounting. The Company executed no securitizations of loans during the second half of 1999 or during 2000.

(4) On September 30, 2000 the Company changed its policy for securities available for sale and match funded securities to account for these securities as trading. For these securities, changes in fair value are reported in income in the period of change. Previously, the Company accounted for its securities as available for sale, and the unrealized gains and losses for these securities were reported as a separate component of accumulated other comprehensive income in stockholders' equity.

(5) Results for 2000 included operating income from investments in real estate properties acquired as a result of the OAC acquisition and equity in earnings related to certain acquisition, development and construction loans that were acquired during the first quarter of 2000 and accounted for as investments in real estate using the equity method.

(6) Results for 2000 related primarily to the Company's investment in Kensington Group plc ("Kensington"), which was sold on November 22, 2000 for a pretax gain of $20,025. Results for 1999 and 1998 related primarily to the Company's investment in Kensington and the Company's equity investments in OAC and OPLP, prior to their acquisition on October 7, 1999. Results for 1997 and 1996 related to the Company's investment in BCBF, L.L.C. (the "LLC"), a joint venture formed to acquire loans from the Department of Housing and Urban Development in April 1996. The LLC distributed all of its assets on December 12, 1997.

(7) All per share amounts have been adjusted retroactively to reflect the 10-for-1 stock split in July 1996 and the 2-for-1 stock split in November 1997. In addition, all per share amounts have been adjusted for the adoption of Statement of Financial Accounting Standards No. 128, "Earnings per Share" in 1997. See Note 1 to the Consolidated Financial Statements (which is incorporated herein by reference).

(8) The discount loan portfolio consists of mortgage loans purchased at a discount to the unpaid debt, most of which were non-performing or subperforming at the date of acquisition. The loan portfolio, net, and loans available for sale consist of other loans that were originated or purchased by the Company for investment or for potential sale, respectively. Data related to discount loans does not include discount loans held by the LLC.

(9) Real estate held for sale consists of properties that the Company has engaged unaffiliated third parties to market and sell. These properties were previously held for investment and were acquired as a result of the OAC acquisition. See Note 12 to the Consolidated Financial Statements (which is incorporated herein by reference) for additional information.

(10) Low-income housing tax credits held for sale consists of low-income housing tax credit properties that the Company has entered into agreements to sell. Although these agreements resulted in the transfer of tax credits and operating results for these properties to the purchaser, they did not qualify as sales for accounting purposes. See
         Note 15 to the Consolidated Financial Statements (which is incorporated herein by reference) for additional information regarding these transactions.

(11) Match funded loans and securities, net, is primarily comprised of securitized loans and securities accounted for as financing transactions. The match funded loans were acquired as a result of the OAC acquisition.

(12) Real estate owned, net, consists of properties acquired by foreclosure or by deed-in-lieu thereof and is primarily attributable to the Company's discount loan business.

(13) Balance at December 31, 2000 was primarily comprised of investments in real estate properties acquired as a result of the OAC acquisition and certain acquisition, development and construction loans, which are accounted for as investments in real estate. Balance at December 31, 1999 was primarily comprised of properties that were acquired as a result of the OAC acquisition. See Note 13 to the Consolidated Financial Statements (which is incorporated herein by reference).

(14) Balances at December 31, 2000 and 1999 included notes and bonds-match funded agreements assumed as a result of the OAC acquisition. See Notes 21 and 19 to the Consolidated Financial Statements (which are incorporated herein by reference).

(15) Reflects the issuance of 12,371,750 shares of common stock in the amount of $96,809 in connection with the acquisition of OAC on October 7, 1999. Also reflects the Company's repurchase of 1,388,300 shares of common stock for an aggregate of $8,996 and 4,611,700 shares of common stock for an aggregate of $30,691 during 2000 and 1999, respectively. Includes a secondary stock offering to the public of 6,900,000 shares of common stock in 1997.

(16) Includes the Company's pro rata share of the average assets held by the LLC during 1997 and 1996.

(17) The efficiency ratio represents non-interest expense divided by the sum of net interest income before provision for loan losses, non-interest income and equity in earnings of investment in unconsolidated entities.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following discussion of the Company's consolidated financial condition, results of operations and capital resources and liquidity should be read in conjunction with the Selected Consolidated Financial Information, Consolidated Financial Statements and the related notes, all included elsewhere herein.

RESULTS OF OPERATIONS

         GENERAL. The Company recorded net income of $2,192 for 2000, as compared to net income of $19,832 for 1999 and a net loss of $(1,200) for 1998. Diluted earnings per share were $0.03 for 2000, as compared with diluted earnings per share of $0.31 for 1999 and loss per share of $(0.02) for 1998. There were a number of key factors that contributed to annual results for 2000 as compared to 1999, including: a gain of $50,371 earned from the sale of Ocwen UK on September 30, 1999; a reduction in the amount of impairment charges recorded on the securities portfolio from $58,777 in 1999 to $11,597 in 2000; a reduction in gain on sale of interest earning assets from $44,298 in 1999 to $18,580 in 2000, reflecting the Company's decision in the third quarter of 1999 to discontinue the practice of structuring securitizations as sales transactions, thus precluding recognition of gain-on-sale accounting; a gain of $20,025 from the sale of the Company's investment in Kensington on November 22, 2000; an increase in gains earned on the sale of investments in real estate from $1,753 in 1999 to $22,949 in 2000; unrealized losses on trading securities of $4,926 as a result of the Company's decision to change its policy for securities available for sale and match funded securities to account for them as trading securities effective September 30, 2000; an increase in net losses incurred by Ocwen Technology Xchange, Inc. ("OTX") from $11,372 in 1999 to $21,049 in 2000, reflecting the continuing investment in the development of the Company's technology businesses; an increase in extraordinary gains on debt repurchases from $6,983 in 1999 to $18,713 in 2000; and a $17,500 provision recorded in 2000 for a valuation allowance on the Company's deferred tax asset, as compared to a $2,500 provision in 1999.

         SEGMENT PROFITABILITY. The following is a discussion of the contribution by business segment to the Company's net income (loss) for the years indicated.

o Single Family Residential Discount Loans. Net income (loss) for this segment amounted to $13,078, $(12,680) and $14,291 for 2000, 1999 and 1998,
     respectively. Results for 2000, 1999 and 1998 include impairment charges of $667, $27,342 and $14,180, respectively, on residential subordinate securities. Provision for loan losses was $(637), $8,435 and $8,784 in 2000, 1999 and 1998 respectively. Gains from the sale of loans amounted to $15,720 during 2000. This compares to securitization gains during 1999 and 1998 of $22,763 and $48,085, respectively. There were no securitizations of loans during 2000. See "Results of Operations - Non-Interest Income."

o Commercial Loans. Net income declined to $571 for 2000, as compared to $16,428 for 1999 and $48,319 for 1998. (Losses) gains from sales of loans were $(1,418), $4,208 and $12,247 during 2000, 1999 and 1998, respectively.
     Gains on the repayment of loans, which is reported as interest income, amounted to $9,369, $17,169 and $39,362 during 2000, 1999 and 1998, respectively. (Losses) gains from the sale and operation of commercial real estate owned amounted to $(1,754), $3,769 and $23,442 during 2000, 1999 and 1998, respectively. Equity in earnings related to certain loans, which were acquired in 2000 and are accounted for as investments in real estate, amounted to $12,427 in 2000. The provision for loan losses amounted to $9,195, $4,612 and $5,665, during 2000, 1999 and 1998, respectively. The increase in the provision in 2000 was principally related to discount loans.

o Domestic Residential Mortgage Loan Servicing. Net income from domestic residential mortgage loan servicing amounted to $11,909 in 2000, as compared to $12,067 in 1999 and $7,688 in 1988. Net interest income decreased by $11,386 during 2000 and by $974 during 1999. Total non-interest income for this segment increased by $24,177 during 2000 and by $13,210 during 1999. Included in non-interest income were domestic residential servicing fees amounting to $72,466, $57,262 and $46,222 during 2000, 1999 and 1998, respectively. Non-interest expense increased to $59,129 in 2000 as compared to $46,128 during 1999 and $40,955 during 1998.
     See "Results of Operations - Non-Interest Income."

o Investment in Low-Income Housing Tax Credits. A net loss of $(12,351) was incurred for 2000, as compared to net income of $7,802 in 1999 and $9,423 in 1998. Gains on the sale of tax credit interests were $497, $6,591 and $7,366 for 2000, 1999 and 1998, respectively. Low-income housing tax credits and benefits declined to $2,577 in 2000, as compared to $18,242 and $17,666 for 1999 and 1998, respectively. In 2000, tax credits and benefits were reduced by $6,875, representing the reversal of excess tax benefits recorded under the level-yield method on certain projects sold before their maturity for tax credit purposes. Net operating losses from tax credit properties in service amounted to $9,931, $6,291 and $6,905 during 2000, 1999 and 1998, respectively. Net operating losses for 2000 include a provision of $6,448 for expected losses on the sale of twenty-five properties. See "Changes in Financial Condition - Investment in Low-Income Housing Tax Credit Interests."

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

o OTX. Net losses incurred by OTX increased to $(21,049) in 2000, as compared to $(11,372) in 1999 and $(5,964) in 1998. The increase in net losses incurred by OTX, which was formed in 1998, is a result of the Company's continuing investment in the development of its technology businesses. Losses for 1999 also included a $3,367 charge reflecting the impact of a reduction in the estimated useful life of the goodwill associated with the acquisitions previously made by OTX. On June 2, 1999, OTX acquired substantially all of the assets of Synergy Software, LLC ("Synergy"), a developer of commercial and multi-family mortgage servicing systems. See
     Note 2 to the Consolidated Financial Statements (which is incorporated herein by reference).

o Commercial Real Estate. The results of this segment principally represent the activities of commercial real estate investments acquired in connection with the acquisition of OAC in October 1999. Net income improved to $10,285 in 2000 from a loss of $(1,566) in 1999 and net income of $9 in 1998. Net income for 2000 includes $2,768 of gains on the sale of securities held for sale, $21,025 of gains from the sale of real estate properties held for sale and $13,415 of net operating gains on investments in real estate. This compares to $732 of losses on the sale of securities available for sale and $1,881 of net operating gains on investments in real estate during 1999.

o UK Operations. Net income from UK operations amounted to $8,350, $36,859 and $12,247 during 2000, 1999 and 1998, respectively. On September 30, 1999, the Company sold all of the shares of its wholly-owned subsidiary, Ocwen UK, to Malvern House Acquisition Limited for a gain of $50,371. Ocwen UK commenced operations on April 24, 1998. Ocwen UK securitization gains during 1999 and 1998 totaled $10,207 and $27,000, respectively. On November 22, 2000 the Company sold its equity investment in Kensington for a gain of $20,025. Equity in (losses) earnings of Kensington of ($5,280), $(9,154) and $439 were recognized for 2000, 1999 and 1998, respectively.

o Domestic Subprime Single Family Residential Lending. Net losses for this segment were $(15,210), $(18,025) and $(19,993) for 2000, 1999 and 1998,
     respectively. Net losses during 2000, 1999 and 1998 included $10,930, $31,216 and $27,438, respectively, of impairment charges on subprime subordinate and residual securities. The net loss for 1998 also included a charge of $10,061 for the write-off of goodwill at Ocwen Financial Services, Inc. ("OFS"). In August 1999, the Company closed its domestic subprime origination business, which had been conducted primarily through OFS, which itself was formed in 1997. During 1999 and 1998, gains of $3,834 and $34,516 were recorded in connection with the securitization of loans.

o Unsecured Collections. This segment is primarily comprised of activities related to the Company's charged-off unsecured credit card receivables which were acquired at a discount. Collections of unsecured credit card receivables are accounted for under the cost recovery method. Net losses increased to $(8,927) in 2000 from $(4,185) in 1999 and $(1,041) in 1998.
     The increase in net losses between 2000 and 1999 is largely attributable to an increase in the provision for loan losses to $6,866 in 2000 from $870 in 1999.

o Ocwen Realty Advisors. Ocwen Realty Advisors provides property valuation services and real estate research for residential and commercial properties.

o Corporate Items and Other. This segment consists of extraordinary gains on repurchases of debt, individually insignificant business activities, amounts not allocated to the operating segments, distributions on the Capital Securities, transfer pricing mismatches, other general corporate expenses and the results of the securities portfolio excluding subprime residuals and subordinates. Net income of $15,589 in 2000 included $18,713 of extraordinary gains, net of taxes, on repurchases of debt. The $(5,496) loss in 1999 included $6,983 of extraordinary gains, net of taxes, on repurchases of debt. The $(66,179) loss in 1998 included $86,100 of pretax impairment charges on the Company's portfolio of AAA-rated agency interest-only securities, which were sold in 1998.

         See Note 32 to the Consolidated Financial Statements (which is incorporated herein by reference) for additional information related to the Company's operating segments.

         NET INTEREST INCOME: 2000 VERSUS 1999 AND 1999 VERSUS 1998. Net interest income is the difference between the interest income received from its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Net interest income is determined by net interest spread (i.e., the difference between the yield earned on its interest-earning assets and the rates paid on its interest-bearing liabilities), the relative amount of interest-earning assets and interest-bearing liabilities and the degree of mismatch in the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

         The following table sets forth, for the periods indicated, information regarding the total amount of income from interest-earning assets and the resultant average yields, the interest expense associated with interest-bearing liabilities, expressed in dollars and rates, and the net interest spread and net interest margin. Information is based on average daily balances during the indicated periods:

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

                                                                           Year Ended December 31,
                                            -------------------------------------------------------------------------------------
                                                              2000                                        1999
                                            ----------------------------------------     ----------------------------------------
                                                              Interest      Average                       Interest       Average
                                               Average         Income/       Yield/        Average         Income/        Yield/
                                               Balance         Expense        Rate         Balance         Expense         Rate
                                            -----------     -----------     --------     -----------     -----------     --------
AVERAGE ASSETS:
Federal funds sold and repurchase
   agreements ..........................    $   128,079     $     8,700         6.79%    $   174,495     $     8,847         5.07%
Securities available for sale (1) ......        541,654          42,507         7.85         593,291          62,698        10.57
Trading securities (1) .................        107,720           8,200         7.61              --              --           --
Loans available for sale (2) ...........         31,050           2,474         7.97         238,747          25,724        10.77
Investment securities and other ........         20,892           1,501         7.18          29,340           2,181         7.43
Loan portfolio (2) .....................        143,906          20,586        14.31         181,445          28,683        15.81
Discount loan portfolio (2) ............        819,262          89,826        10.96         959,992         121,854        12.69
Match funded loans and securities (2)...        143,452          11,022         7.68          30,483           3,237        10.62
                                            -----------     -----------                  -----------     -----------
   Total interest earning assets .......      1,936,015         184,816         9.55       2,207,793         253,224        11.47
                                                            -----------                                  -----------
Non-interest earning cash ..............         44,393                                       95,758
Allowance for loan losses ..............        (27,695)                                     (26,597)
Real estate held for sale ..............        134,074                                           --
Low-income housing tax credit
   interests ...........................        127,877                                      166,600
Investment in unconsolidated entities ..         28,832                                       76,146
Real estate owned, net .................        176,828                                      191,694
Investment in real estate ..............        204,288                                       90,494
Advances on loans and loans
   serviced for others .................        191,642                                      133,408
Other assets ...........................        275,973                                      252,384
                                            -----------                                  -----------
   Total assets ........................    $ 3,092,227                                  $ 3,187,680
                                            ===========                                  ===========

AVERAGE LIABILITIES AND STOCKHOLDERS'
EQUITY:
Interest-bearing demand deposits .......    $    12,055             532         4.41%    $    36,998           1,313         3.55%
Savings deposits .......................          1,527              37         2.42           1,588              38         2.39
Certificates of deposit ................      1,520,493          97,655         6.42       1,590,553          97,019         6.10
                                            -----------     -----------                  -----------     -----------     --------
   Total interest-bearing deposits .....      1,534,075          98,224         6.40       1,629,139          98,370         6.04
Securities sold under agreements to
   repurchase ..........................        167,337          10,729         6.41         107,622           7,456         6.93
Bonds-match funded agreements ..........        123,856          11,484         9.27          28,904           2,101         7.27
Obligations outstanding under lines
   of credit ...........................        151,672          13,881         9.15         256,300          16,318         6.37
Notes, debentures and other ............        284,634          34,772        12.22         257,219          31,297        12.16
                                            -----------     -----------                  -----------     -----------
   Total interest-bearing liabilities...      2,261,574         169,090         7.48       2,279,184         155,542         6.82
                                            -----------     -----------                                  -----------
Non-interest bearing deposits ..........          7,108                                       15,823
Escrow deposits ........................        114,261                                      218,607
Excess of net assets acquired over
   purchase price ......................         51,486                                       13,720
Other liabilities ......................         58,390                                       75,172
                                            -----------                                  -----------
   Total liabilities ...................      2,492,819                                    2,602,506
Capital securities .....................        103,709                                      122,958
Stockholders' equity ...................        495,699                                      462,216
                                            -----------                                  -----------
   Total liabilities and stockholders'
     equity ............................    $ 3,092,227                                  $ 3,187,680
                                            ===========                                  ===========
Net interest income ....................                    $    15,726                                  $    97,682
                                                            ===========                                  ===========
Net interest spread.....................                                        2.07%                                        4.65%
Net interest margin.....................                                        0.81%                                        4.42%
Ratio of interest-earning assets
   to interest-bearing liabilities......            86%                                          97%

                                                     Year Ended December 31,
                                            ----------------------------------------
                                                             1998
                                            ----------------------------------------
                                                             Interest       Average
                                              Average         Income/        Yield/
                                              Balance         Expense         Rate
                                            -----------     -----------     --------
AVERAGE ASSETS:
Federal funds sold and repurchase
   agreements ..........................    $   149,441     $     7,930         5.31%
Securities available for sale (1) ......        590,367          40,320         6.83
Trading securities (1) .................             --              --           --
Loans available for sale (2) ...........        523,017          56,791        10.86
Investment securities and other ........         30,732           3,197        10.40
Loan portfolio (2) .....................        266,350          38,609        14.50
Discount loan portfolio (2) ............      1,295,927         160,847        12.41
Match funded loans and securities (2)...             --              --           --
                                            -----------     -----------
   Total interest earning assets .......      2,855,834         307,694        10.77
                                                            -----------
Non-interest earning cash ..............          4,887
Allowance for loan losses ..............        (25,655)
Real estate held for sale ..............             --
Low-income housing tax credit
   interests ...........................        130,391
Investment in unconsolidated entities ..         83,535
Real estate owned, net .................        178,223
Investment in real estate ..............         55,587
Advances on loans and loans
   serviced for others .................         66,186
Other assets ...........................        225,792
                                            -----------
   Total assets ........................    $ 3,574,780
                                            ===========

AVERAGE LIABILITIES AND STOCKHOLDERS'
EQUITY:
Interest-bearing demand deposits .......    $    29,873           1,434         4.80%
Savings deposits .......................          1,652              38         2.30
Certificates of deposit ................      1,844,977         115,112         6.24
                                            -----------     -----------
   Total interest-bearing deposits .....      1,876,502         116,584         6.21
Securities sold under agreements to
   repurchase ..........................        104,980           6,514         6.20
Bonds-match funded agreements ..........             --              --        --
Obligations outstanding under lines
   of credit ...........................        481,212          34,587         7.19
Notes, debentures and other ............        230,059          27,208        11.83
                                            -----------     -----------
   Total interest-bearing liabilities...      2,692,753         184,893         6.87
                                                            -----------
Non-interest bearing deposits ..........          5,667
Escrow deposits ........................        164,850
Excess of net assets acquired over
   purchase price ......................             --
Other liabilities ......................        158,998
                                            -----------
   Total liabilities ...................      3,022,268
Capital securities .....................        125,000
Stockholders' equity ...................        427,512
                                            -----------
   Total liabilities and stockholders'
     equity ............................    $ 3,574,780
                                            ===========
Net interest income ....................                    $   122,801
                                                            ===========
Net interest spread.....................                                        3.90%
Net interest margin.....................                                        4.30%
Ratio of interest-earning assets
   to interest-bearing liabilities......           106%

(1)      Excludes effect of unrealized gains or losses on securities.

(2) The average balances include non-performing loans, interest on which is recognized on a cash basis.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

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

                                                                            Year Ended December 31,
                                                ------------------------------------------------------------------------------
                                                           2000 vs. 1999                              1999 vs. 1998
                                                ------------------------------------      ------------------------------------
                                                     Increase (Decrease) Due To                Increase (Decrease) Due To
                                                ------------------------------------      ------------------------------------
                                                  Rate         Volume         Total         Rate         Volume         Total
                                                --------      --------      --------      --------      --------      --------
INTEREST-EARNING ASSETS:
Federal funds sold and repurchase
   agreements .............................     $  2,557      $ (2,704)     $   (147)     $   (366)     $  1,283      $    917
Securities available for sale .............      (15,088)       (5,102)      (20,190)       22,177           201        22,378
Trading securities ........................           --         8,199         8,199            --            --            --
Loans available for sale ..................       (5,358)      (17,892)      (23,250)         (435)      (30,632)      (31,067)
Investment securities and other ...........          (71)         (609)         (680)         (877)         (139)       (1,016)
Loan portfolio ............................       (2,549)       (5,548)       (8,097)        3,249       (13,175)       (9,926)
Discount loan portfolio ...................      (15,426)      (16,602)      (32,028)        3,572       (42,565)      (38,993)
Match funded loans and securities .........       (1,125)        8,910         7,785            --         3,237         3,237
                                                --------      --------      --------      --------      --------      --------
   Total interest-earning assets ..........      (37,060)      (31,348)      (68,408)       27,320       (81,790)      (54,470)
                                                --------      --------      --------      --------      --------      --------
INTEREST-BEARING LIABILITIES:
Interest-bearing demand deposits ..........          263        (1,044)         (781)         (420)          299          (121)
Savings deposits ..........................            1            (2)           (1)            2            (2)           --
Certificates of deposit ...................        5,012        (4,376)          636        (2,524)      (15,569)      (18,093)
                                                --------      --------      --------      --------      --------      --------
   Total interest-bearing deposits ........        5,276        (5,422)         (146)       (2,942)      (15,272)      (18,214)
Securities sold under agreements to
   repurchase .............................         (592)        3,865         3,273           775           167           942
Bonds-match funded agreements .............          726         8,657         9,383            --         2,101         2,101
Obligations outstanding under lines of
   credit .................................        5,630        (8,067)       (2,437)       (3,587)      (14,682)      (18,269)
Notes, debentures and other interest-
   bearing obligations ....................          127         3,348         3,475           802         3,287         4,089
                                                --------      --------      --------      --------      --------      --------
     Total interest-bearing liabilities ...       11,167         2,381        13,548        (4,952)      (24,399)      (29,351)
                                                --------      --------      --------      --------      --------      --------
(Decrease) increase in net interest
   income .................................     $(48,227)     $(33,729)     $(81,956)     $ 32,272      $(57,391)     $(25,119)
                                                ========      ========      ========      ========      ========      ========

2000 versus 1999:

            The Company's net interest income before provision for loan losses of $15,726 decreased $81,956 or 84% during 2000 as compared to the prior year. The decline was primarily due to a decrease in average interest-earning assets and a decrease in the net interest spread. Average interest-earning assets decreased by $271,778 or 12% during 2000 and reduced interest income by $31,348. The net impact of volume changes resulted in a $33,729 decrease in net interest income. The net interest spread decreased 258 basis points during 2000 as a result of a 192 basis-point decrease in the weighted average yield on interest-earning assets and a 66 basis-point increase in the weighted average rate on interest-bearing liabilities. The sale of Ocwen UK, which generated a high net interest spread in 1999, contributed to the overall decline in the net interest spread. Additionally, the average balance of non-interest earning assets, which are largely funded by interest bearing liabilities, has increased during 2000, primarily due to an increase in real estate assets resulting from the acquisition of OAC and an increase in advances resulting from the growth of the domestic loan servicing business. The impact of these rate changes resulted in a $48,227 decrease in net interest income.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

                                                    Average Balance            Increase          Average Yield          Increase
                                             ---------------------------      (Decrease)     ---------------------     (Decrease)
For the Year Ended December 31,                  2000            1999             $            2000         1999      Basis Points
-------------------------------              -----------     -----------     -----------     --------     --------    ------------
Federal funds sold and repurchase
   agreements ..........................     $   128,079     $   174,495     $   (46,416)        6.79%        5.07%         172
Securities available for sale ..........         541,654         593,291         (51,637)        7.85        10.57         (272)
Trading securities .....................         107,720              --         107,720         7.61        --             761
Loans available for sale (1) ...........          31,050         238,747        (207,697)        7.97        10.77         (280)
Investment securities and other ........          20,892          29,340          (8,448)        7.18         7.43          (25)
Loan portfolio .........................         143,906         181,445         (37,539)       14.31        15.81         (150)
Discount loan portfolio ................         819,262         959,992        (140,730)       10.96        12.69         (173)
Match funded loans and securities ......         143,452          30,483         112,969         7.68        10.62         (294)
                                             -----------     -----------     -----------
                                             $ 1,936,015     $ 2,207,793     $  (271,778)        9.55%       11.47%        (192)
                                             ===========     ===========     ===========

(1) Includes an average balance of $132,066 with an average yield earned of 12.28% for 1999 related to Ocwen UK.

         Interest income on securities available for sale decreased $20,191 or 32% during 2000 as compared to 1999 as a result of a 272 basis-point decrease in the weighted average yield earned and a 9% decrease in the average balance. On September 30, 2000 the Company changed its policy for securities available for sale and transferred those securities to the trading category. The Company believes that this treatment more appropriately reflects the impact on its results of operations arising from changes in the fair value of securities. This change in policy and resulting transfer contributed to the decline in interest income and the average balance during 2000. As indicated in the table below, the decrease in the overall weighted average yield during 2000 was largely due to changes in the composition of the portfolio to a greater concentration of collateralized mortgage obligations ("CMOs"). Because CMOs have less cash flow variability, their average lives and yields to maturity are more stable, and therefore, CMOs are priced to yield less than classes of mortgage-related securities such as subordinates and residuals that are less stable. The sale of Ocwen UK and its subprime residuals also contributed to the decline in the average balance and average yield.

                                                                Average Balance                           Average Yield
                                               --------------------------------------------------      -------------------
For the Year Ended December 31,                         2000                        1999                 2000       1999
-------------------------------                ----------------------      ----------------------      --------   --------
                                                Amount        Percent       Amount        Percent
                                               --------      --------      --------      --------      --------   --------
CMOs (AAA-rated) .........................     $427,821            79%     $366,343            62%         6.47%      5.71%
Subordinates and residuals (1) ...........      113,833            21       226,948            38         13.02      18.41
                                               --------      --------      --------      --------

                                               $541,654           100%     $593,291           100%         7.85%     10.57%
                                               ========      ========      ========      ========

(1) Includes an average balance of $60,736 with an average yield earned of 24.45% for 1999 related to Ocwen UK.

         Interest income on trading securities amounted to $8,200 during 2000 as compared to $0 for 1999. As noted above, this resulted from the Company's change in its policy for securities available for sale to account for them as trading. The table below indicates the composition of the portfolio of trading securities during the period from September 30, 2000 through December 31, 2000:

                                                                     Annualized
                                              Average Balance         Average
                                            Amount       Percent       Yield
                                           --------      -------     ----------

CMOs (AAA-rated) .....................     $ 83,543          78%        6.67%

Subordinates and residuals ...........       24,177          22        10.88
                                           --------       -----
                                           $107,720         100%        7.61%
                                           ========       =====

         Interest income on loans available for sale decreased $23,250 or 90% during 2000 as compared to 1999 as a result of a $207,697 or 87% decrease in the average balance and a 280 basis-point decline in weighted average yield earned. The decrease in the average balance reflects the closure of the domestic subprime origination business and the sale of Ocwen UK. The decline in the average yield is also largely due to the sale of Ocwen UK. See "Changes in Financial Condition - Loans Available for Sale."

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Interest income on the loan portfolio decreased by $8,097 or 28% in 2000 versus 1999 due to a $37,539 or 21% decrease in the average balance and a 150 basis-point decrease in the average yield. The decrease in the average yield is due in part to a decline in the amount of additional interest received in connection with the repayment of loans. Such additional interest amounted to $96 and $8,121 during 2000 and 1999, respectively. During 1999, the Company ceased origination of multi-family and commercial loans. See "Changes in Financial Condition - Loan Portfolio, Net."

         Interest income on discount loans decreased by $32,028 or 26% during 2000 as a result of a $140,730 or 15% decrease in the average balance and a 173 basis-point decline in the average yield. A decline in acquisition volume has contributed significantly to the decline in the average balance. See "Changes in Financial Condition - Discount Loan Portfolio, Net." The yield on the discount loan portfolio is likely to fluctuate from period to period as a result of the timing of resolutions, particularly the resolution of large multi-family residential and commercial real estate loans, and the mix of the overall portfolio between performing and non-performing loans.

         Interest income on match funded loans and securities is comprised of income earned on loans acquired in connection with the acquisition of OAC in October 1999 and on four unrated residual securities transferred by the Company in December 1999 to Ocwen NIMS Corp. in exchange for non-recourse notes. The loans were previously securitized by OAC under a securitization accounted for as a financing transaction. See "Changes in Financial Condition - Match Funded Loans and Securities."

                                                                Average Balance         Increase       Average Rate     Increase
                                                          -------------------------    (Decrease)    ----------------  (Decrease)
For the Year Ended December 31,                               2000          1999            $         2000      1999   Basis Points
-------------------------------                           -----------   -----------   -----------    ------    ------  ------------
Interest-bearing deposits ............................    $ 1,534,075   $ 1,629,139   $   (95,064)     6.40%     6.04%      36
Securities sold under agreements to
   repurchase (1) ....................................        167,337       107,622        59,715      6.41      6.93      (52)
Bonds-match funded agreements ........................        123,856        28,904        94,952      9.27      7.27      200
Obligations outstanding under lines of credit (2).....        151,672       256,300      (104,628)     9.15      6.37      278
Notes, debentures and other ..........................        284,634       257,219        27,415     12.22     12.16        6
                                                          -----------   -----------   -----------
                                                          $ 2,261,574   $ 2,279,184   $   (17,610)     7.48%     6.82%      66
                                                          ===========   ===========   ===========

(1) Includes an average balance of $22,908 with an average yield of 7.64% for 1999 related to Ocwen UK.

(2) Includes an average balance of $130,437 with an average yield of 6.16% for 1999 related to Ocwen UK.

         Interest expense on securities sold under agreements to repurchase increased $3,273 or 44% primarily due to a $59,715 or 55% increase in the average balance.

         Interest expense on bonds-match funded agreements is comprised of interest incurred on bonds-match funded agreements acquired as a result of the OAC acquisition in October 1999 and on non-recourse notes which resulted from the Company's transfer of four unrated residual securities in December 1999 to Ocwen NIM Corporation in exchange for non-recourse notes. See "Changes in Financial Condition - Bonds Match Funded Agreements."

         Interest expense on obligations outstanding under lines of credit decreased $2,437 or 15% during 2000 as compared to 1999 due to a $104,628 or 41% decrease in the average balance, which was partially offset by a 278 basis-point increase in the weighted average interest rate. During 1999, lines of credit were used primarily to fund the acquisition and origination of subprime single family loans at OFS and Ocwen UK. The net decrease in the average balance reflects the closure of the domestic subprime origination business and the sale of Ocwen UK, offset by the assumption of lines as a result of the acquisition of OAC. The average balance of the OAC lines, which are collateralized by investments in real estate and commercial loans, declined during 2000 as a result of collateral sales. See "Changes in Financial Condition - Obligations Outstanding Under Lines of Credit."

         Interest expense on notes, debentures and other increased $3,475 or 11% during 2000 primarily due to a $27,415 or 11% increase in the average balance. The increase in the average balance is primarily due to the assumption of $140,487 of 11.5% Redeemable Notes as a result of the OAC acquisition in October 1999 offset in part by the Company's repurchase of substantially all of this debt in December 2000. See "Changes in Financial Condition - Notes, Debentures and Other Interest-Bearing Deposits."

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

1999 versus 1998:

         The Company's net interest income before provision for loan losses of $97,682 decreased $25,119 or 20% during 1999 as compared to 1998. The decrease was due to a decrease in average interest-earning assets, offset by a decrease in average interest-bearing liabilities and an increase in the net interest spread. Average interest-earning assets decreased by $648,041 or 23% during 1999 and reduced interest income by $81,790. Average interest-bearing liabilities decreased $413,569 or 15% and reduced interest expense by $24,399. The impact of these volume changes resulted in a $57,391 decrease in net interest income. The net interest spread increased 75 basis points during 1999 as a result of a 70 basis-point increase in the weighted average rate on interest-earning assets and a 5 basis-point decrease in the weighted average rate on interest-bearing liabilities. The impact of these rate changes resulted in a $32,272 increase in net interest income.

                                                           Average Balance          Increase       Average Yield         Increase
                                                     -------------------------     (Decrease)   ------------------      (Decrease)
For the Year Ended December 31,                          1999          1998            $         1999        1998     Basis Points
-------------------------------                      -----------   -----------   -----------    ------      ------    ------------
Federal funds sold and repurchase agreements......   $   174,495   $   149,441   $    25,054      5.07%       5.31%        (24)
Securities available for sale ....................       593,291       590,367         2,924     10.57        6.83         374
Loans available for sale (1) .....................       238,747       523,017      (284,270)    10.77       10.86          (9)
Investment securities and other ..................        29,340        30,732        (1,392)     7.43       10.40        (297)
Loan portfolio ...................................       181,445       266,350       (84,905)    15.81       14.50         131
Match funded loans and securities ................        30,483            --        30,483     10.62          --       1,062
Discount loan portfolio ..........................       959,992     1,295,927      (335,935)    12.69       12.41          28
                                                     -----------   -----------   -----------
                                                     $ 2,207,793   $ 2,855,834   $  (648,041)    11.47%      10.77%         70
                                                     ===========   ===========   ===========

(1) Includes an average balance of $132,066 and $177,839 with an average yield earned of 12.28% and 9.77% for 1999 and 1998, respectively, related to Ocwen UK.

         Interest income on securities available for sale increased $22,378 or 56% during 1999 as compared to 1998 primarily as a result of a 374 basis-point increase in the weighted average yield earned. As indicated in the table below, the increase in the weighted average yield during 1999 is due in large part to changes in the composition of the securities available for sale portfolio:

                                                           Average Balance                          Average Yield
                                         --------------------------------------------------      -------------------
For the Year Ended December 31,                   1999                        1998                 1999       1998
-------------------------------          ----------------------      ----------------------      --------   --------
                                          Amount        Percent       Amount        Percent
                                         --------      --------      --------      --------
CMOs (AAA-rated) ...................     $366,343            62%     $291,669            49%         5.71%      5.51%
Subordinates and residuals (1)......      226,948            38       180,673            31         18.40      13.96
IOs (AAA-rated agency) .............           --            --       113,347            19            --      (0.87)
Other ..............................           --            --         4,678             1            --       0.53
                                         --------      --------      --------      --------
                                         $593,291           100%     $590,367           100%        10.57%      6.83%
                                         ========      ========      ========      ========

-----------

(1) Includes an average balance of $60,736 and $30,934 with an average yield earned of 24.45% and 19.45% for 1999 and 1998, respectively, related to Ocwen UK.

         During 1998, the Company discontinued its investment in AAA-rated agency IOs and sold its entire portfolio on July 27, 1998. CMOs are priced to yield less than a less stable class of mortgage-related securities, such as subordinates and residuals. See "Changes in Financial Condition - Securities Available for Sale."

         Interest income on loans available for sale decreased $31,067 or 55% during 1999 as compared to 1998 primarily as a result of a $284,270 or 54% decrease in the average balance. The decrease in the average balance reflects securitizations of foreign and domestic subprime loans and a decline in originations due to the closure of the domestic subprime origination business, as well as the sale of Ocwen UK. See "Changes in Financial Condition - Loans Available for Sale."

         Interest income on the loan portfolio decreased by $9,926 or 26% in 1999 versus 1998 due to an $84,905 or 32% decrease in the average balance, which was offset in part by a 131 basis-point increase in the average yield. The decrease in the average balance was due to the repayment of multi-family residential and commercial real estate loans. Interest income includes $8,121 and $12,385 of

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

additional interest received during 1999 and 1998, respectively, in connection with the repayment of such loans. As of June 30, 1999, the Company ceased origination of multi-family and commercial loans. See "Changes in Financial Condition - Loan Portfolio, Net."

         Interest income on discount loans decreased by $38,993 or 24% during 1999 primarily as a result of a $335,935 or 26% decrease in the average balance. Securitizations, through June 30, 1999, as well as a decline in acquisition volume, contributed significantly to the decline in the average balance. See "Changes in Financial Condition - Discount Loan Portfolio, Net." The yield on the discount loan portfolio is likely to fluctuate from period to period as a result of the timing of resolutions, particularly the resolution of large multi-family residential and commercial real estate loans, and the mix of the overall portfolio between performing and non-performing loans.

                                                 Average Balance          Increase         Average Rate           Increase
                                            -------------------------    (Decrease)    ---------------------     (Decrease)
For the Year Ended December 31,                1999          1998            $           1999         1998     Basis Points
-------------------------------             -----------   -----------    ----------    --------    ---------   ------------
Interest-bearing deposits..............     $ 1,629,139   $ 1,876,502    $ (247,363)      6.04%       6.21%         (17)
Securities sold under agreements to
   repurchase (1)......................         107,622       104,980         2,642       6.93        6.20           73
Bonds-match funded agreements..........          28,904            --        28,904       7.27         --           727
Obligations outstanding under lines of
   credit (2)..........................         256,300       481,212      (224,912)      6.37        7.19          (82)
Notes, debentures and other............         257,219       230,059        27,160      12.16       11.83           33
                                            -----------   -----------    ----------
                                            $ 2,279,184   $ 2,692,753    $ (413,569)      6.82%       6.87%          (5)
                                            ===========   ===========    ==========

-----------

(1) Includes an average balance of $22,908 and $5,410 with an average yield of 7.64% and 16.60% for 1999 and 1998, respectively, related to Ocwen UK.

(2) Includes an average balance of $130,437 and $159,640 with an average yield of 6.16% and 7.l5% for 1999 and 1998, respectively, related to Ocwen UK.

         Interest expense on interest bearing deposits decreased $18,214 or 16% during 1999 due to a $247,363 or 13% decrease in the average balance. The decline in the average balance was primarily related to certificates of deposit.

         Interest expense on bonds-match funded agreements is comprised of interest incurred on bonds-match funded agreements acquired as a result of the OAC acquisition and on non-recourse notes which resulted from the Company's transfer of four unrated residual securities in December 1999 to Ocwen NIM Corp. in exchange for non-recourse notes. See "Changes in Financial Condition - Bonds
- Match Funded Agreements."

         Interest expense on obligations outstanding under lines of credit decreased $18,269 or 53% during 1999 as compared to 1998 due to a $224,912 or 47% decrease in the average balance and an 82 basis-point decrease in the weighted average interest rate. Lines of credit have been used primarily to fund the acquisition and origination of subprime single family loans at OFS and Ocwen UK. The decrease in the average balance is consistent with the decline in the average balance of loans available for sale. The declines in the average rates are primarily due to declines in the United Kingdom London Interbank Offered Rate. See "Changes in Financial Condition - Obligations Outstanding Under Lines of Credit."

         Interest expense on notes, debentures and other increased $4,089 or 15% during 1999 due to a $27,160 increase in the average balance and a 33 basis-point increase in the weighted average interest rate. The increase in the average balance is primarily due to the acquisition of $140,487 of 11.5% Redeemable Notes as a result of the OAC acquisition in October 1999, offset in part by declines resulting from the Company's repurchases of debt during 1999. See "Changes in Financial Condition - Notes, Debentures and Other Interest-Bearing Obligations."

         PROVISIONS FOR LOAN LOSSES. Provisions for losses on loans are charged to operations to maintain an allowance for losses on the loan portfolio, the discount loan portfolio and the match funded loans at a level which management considers adequate based upon an evaluation of known and inherent risks in such portfolios. Management's periodic evaluation is based on an analysis of the discount loan portfolio, the loan portfolio and the match funded loans, historical loss experience, current economic conditions and trends, collateral values and other relevant factors.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table presents the provisions for loan losses by the discount loan portfolio, loan portfolio and the match funded loans for the years indicated:

Provisions for loan losses:                  2000          1999          1998
                                           --------      --------      --------
   Discount loan portfolio ............    $ 15,266      $  5,434      $ 17,618
   Loan portfolio .....................           4         1,636           891
   Match funded loans .................         (93)         (360)           --
                                           --------      --------      --------
                                           $ 15,177      $  6,710      $ 18,509
                                           ========      ========      ========

         The increase in the discount loan portfolio loss provision during 2000 is primarily attributed to an increase in the allowance for losses on unsecured credit card receivables. The decline in the provision for losses on the discount loan portfolio during 1999 reflects declines in the balance of the portfolio. The decline in the loss provision on the loan portfolio during 2000 is due to a decline in the portfolio balance and a decline in non-performing loans. Despite declines in the loan portfolio balance during 1999, the provision for loan portfolio losses increased during that period primarily as a result of an increase in non-performing loans. The negative provisions for loan losses on match funded loans reflect a decline in the balance of the portfolio. See "Changes in Financial Condition - Loan Portfolio, Net," "Match Funded Loans and Securities" and "Discount Loan Portfolio, Net."

         The following table sets forth the allowance for loan losses as a percentage of the respective loan balances at the dates indicated:

                                                                      Allowance
                                        Allowance    Loan Balance       as a %
                                       ----------    ------------    ----------
DECEMBER 31, 2000:
    Discount loan portfolio .......    $   20,871     $  556,899        3.75%
    Loan portfolio ................         2,408         95,822        2.51%
    Match funded loans ............           285         80,834        0.35%
                                       ----------     ----------
                                       $   23,564     $  733,555        3.21%
                                       ==========     ==========
DECEMBER 31, 1999:
    Discount loan portfolio .......    $   19,181     $  932,410        2.06%
    Loan portfolio ................         7,259        164,667        4.41%
    Match funded loans ............           495        105,596        0.47%
                                       ----------     ----------
                                       $   26,935     $1,202,673        2.24%
                                       ==========     ==========
DECEMBER 31, 1998:
    Discount loan portfolio .......    $   21,402     $1,047,913        2.04%
    Loan portfolio ................         4,928        235,240        2.09%
                                       ----------     ----------
                                       $   26,330     $1,283,153        2.05%
                                       ==========     ==========

         For additional information regarding the Company's allowance for loan losses on the above portfolios, see "Changes in Financial Condition - Allowance for Loan Losses." For information relating to the Company's valuation allowance on real estate owned, see "Changes in Financial Condition - Real Estate Owned, Net."

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         NON-INTEREST INCOME. Non-interest income increased $32,883 or 23% during 2000 and increased $33,175 or 30% during 1999. The following table sets forth the principal components of the Company's non-interest income during the years indicated:

                                                                               2000           1999           1998
                                                                            ---------      ---------      ---------
Servicing and other fees ..............................................     $  97,080      $  76,018      $  59,180
Gain on interest-earning assets, net ..................................        18,580         44,298        129,988
Unrealized loss on trading securities, net ............................        (4,926)            --             --
Impairment charges on securities available for sale ...................       (11,597)       (58,777)      (129,714)
(Loss) gain on real estate owned, net .................................       (13,464)        (2,060)        14,033
Gain on other non-interest earning assets, net ........................        45,517         58,693         17,702
Net operating gains (losses) on investments in real estate ............        26,140         (1,077)        (1,715)
Amortization of excess of net assets acquired over purchase price......        14,112          3,201             --
Other income ..........................................................         6,083         24,346         21,993
                                                                            ---------      ---------      ---------
                                                                            $ 177,525      $ 144,642      $ 111,467
                                                                            =========      =========      =========

         Servicing and other fees are primarily comprised of fees from investors for servicing mortgage loans. Excluding Ocwen UK, servicing and other fees for 2000 and 1999 increased $30,752 and $15,507, respectively, largely due to growth in loans serviced for others. Excluding Ocwen UK, the average unpaid principal balance of loans serviced for others amounted to $10,798,857, $10,060,673 and $7,998,093 during 2000, 1999 and 1998, respectively. Interest earned on custodial accounts during the holding period between collection of borrower payments and remittance to investors, late charges on residential loans, property valuation fees earned by ORA and special servicing fees also contributed to the increases in servicing and other fees during 2000 and 1999. Servicing fees for 2000, 1999 and 1998 included $10,420, $12,164 and $1,356, respectively, of special servicing fees. The Company began entering into special servicing arrangements in 1998 wherein the Company acts as a special servicer for third parties, typically as part of a securitization. Under these arrangements, the Company services loans that become greater than 90 days past due and receives incentive fees to the extent certain loss mitigation parameters are achieved.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table sets forth the Company's loans serviced for others at the dates indicated:

                                         Discount Loans        Subprime Loans(2)          Other Loans               Total
                                     ---------------------   ---------------------   ---------------------   ---------------------
                                                   No. of                  No. of                  No. of                  No. of
                                        Amount      Loans       Amount      Loans       Amount      Loans       Amount      Loans
                                     -----------   -------   -----------   -------   -----------   -------   -----------   -------
DECEMBER 31, 2000 (1):
Loans securitized:
    Residential loans ...........    $   858,549    14,232   $   719,231     7,456   $        --        --   $ 1,577,780    21,688
    Commercial loans ............          6,884        38            --        --            --        --         6,884        38
                                     -----------   -------   -----------   -------   -----------   -------   -----------   -------
                                     $   865,433    14,270   $   719,231     7,456   $        --        --   $ 1,584,664    21,726
                                     ===========   =======   ===========   =======   ===========   =======   ===========   =======
Loans serviced for third parties:
    Residential loans (3) .......    $   668,736    13,397   $ 8,210,658   128,964   $    37,510       402   $ 8,916,904   142,763
    Commercial loans (3) ........         77,551        81         1,422        16       779,983       167       858,956       264
                                     -----------   -------   -----------   -------   -----------   -------   -----------   -------
                                     $   746,287    13,478   $ 8,212,080   128,980   $   817,493       569   $ 9,775,860   143,027
                                     ===========   =======   ===========   =======   ===========   =======   ===========   =======
Total loans serviced for others:
    Residential loans ...........    $ 1,527,285    27,629   $ 8,929,889   136,420   $    37,510       402   $10,494,684   164,451
    Commercial loans ............         84,435       119         1,422        16       779,983       167       865,840       302
                                     -----------   -------   -----------   -------   -----------   -------   -----------   -------
                                     $ 1,611,720    27,748   $ 8,931,311   136,436   $   817,493       569   $11,360,524   164,753
                                     ===========   =======   ===========   =======   ===========   =======   ===========   =======

DECEMBER 31, 1999:
Loans securitized:
    Residential loans ...........    $ 1,037,195    16,874   $ 1,100,800    10,878    $       --        --   $ 2,137,995    27,752
    Commercial loans ............          9,145        53            --        --            --        --         9,145        53
                                     -----------   -------   -----------   -------   -----------   -------   -----------   -------
                                     $ 1,046,340    16,927   $ 1,100,800    10,878    $       --        --   $ 2,147,140    27,805
                                     ===========   =======   ===========   =======   ===========   =======   ===========   =======
Loans serviced for third parties:
    Residential loans (3) .......    $   840,172    16,199   $ 7,070,594    87,881   $    51,025       497   $ 7,961,791   104,577
    Commercial loans (3) ........        127,821       144         3,832        42       864,699       102       996,352       288
                                     -----------   -------   -----------   -------   -----------   -------   -----------   -------
                                     $   967,993    16,343   $ 7,074,426    87,923   $   915,724       599   $ 8,958,143   104,865
                                     ===========   =======   ===========   =======   ===========   =======   ===========   =======
Total loans serviced for others:
    Residential loans ...........    $ 1,877,367    33,073   $ 8,171,394    98,759   $    51,025       497   $10,099,786   132,329
    Commercial loans ............        136,966       197         3,832        42       864,699       102     1,005,497       341
                                     -----------   -------   -----------   -------   -----------   -------   -----------   -------
                                     $ 2,014,333    33,270   $ 8,175,226    98,801   $   915,724       599   $11,105,283   132,670
                                     ===========   =======   ===========   =======   ===========   =======   ===========   =======

DECEMBER 31, 1998:
Loans securitized:
    Residential loans ...........    $ 1,006,014    16,793   $ 1,307,991    12,541    $       --        --   $ 2,314,005    29,334
    Commercial loans ............          9,974        46            --        --            --        --         9,974        46
                                     -----------   -------   -----------   -------   -----------   -------   -----------   -------
                                     $ 1,015,988    16,839   $ 1,307,991    12,541    $       --        --   $ 2,323,979    29,380
                                     ===========   =======   ===========   =======   ===========   =======   ===========   =======
Loans serviced for third parties:
    Residential loans ...........    $ 1,105,087    20,521   $ 4,967,028    64,146   $   102,139       998   $ 6,174,254    85,665
    Commercial loans ............        468,198       315         4,665        50       764,079        93     1,236,942       458
                                     -----------   -------   -----------   -------   -----------   -------   -----------   -------
                                     $ 1,573,285    20,836   $ 4,971,693    64,196   $   866,218     1,091   $ 7,411,196    86,123
                                     ===========   =======   ===========   =======   ===========   =======   ===========   =======
Total loans serviced for others:
    Residential loans ...........    $ 2,111,101    37,314   $ 6,275,019    76,687   $   102,139       998   $ 8,488,259   114,999
    Commercial loans ............        478,172       361         4,665        50       764,079        93     1,246,916       504
                                     -----------   -------   -----------   -------   -----------   -------   -----------   -------
                                     $ 2,589,273    37,675   $ 6,279,684    76,737   $   866,218     1,091   $ 9,735,175   115,503
                                     ===========   =======   ===========   =======   ===========   =======   ===========   =======
-----------

(1) Does not include approximately 38,500 loans with an unpaid principal balance of approximately $1,027,600 that were acquired on December 31, 2000 but were not boarded in the Company's loan servicing system until 2001. Also does not include approximately 41,700 loans with an unpaid principal balance of approximately $3,184,200 that were acquired by the Company under a subservicing agreement on January 11, 2001.

(2) At December 31, 1998, excludes 37,955 loans with an unpaid principal balance of $857,291 that were serviced by Ocwen UK.

(3) The following table presents loans serviced by the Company under special servicing agreements, which are included in the table above, and the total pool of loans for which the Company is designated as special servicer should those loans become greater than 90 days past due:

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

                                                  Loans                          Designated
                                            Special Serviced                 Special Servicing
                                                by Ocwen                         Loan Pools
                                        ---------------------------     ---------------------------
                                           Amount      No. of Loans        Amount      No. of Loans
                                        -----------    ------------     -----------    ------------
DECEMBER 31, 2000:
     Residential loans..............    $ 2,399,842         26,755      $12,795,282        126,065
     Commercial loans...............         84,155            118          952,070            336
                                        -----------      ---------      -----------      ---------
                                        $ 2,483,997         26,873      $13,747,352        126,401
                                        ===========      =========      ===========      =========

DECEMBER 31, 1999
     Residential loans..............    $   878,284          9,319      $ 8,057,768         82,630
     Commercial loans...............        123,924            151          994,230            422
                                        -----------      ---------      -----------      ---------
                                        $ 1,002,208          9,470      $ 9,051,998         83,052
                                        ===========      =========      ===========      =========

         Net gains on interest-earning assets for 2000 of $18,580 were primarily comprised of $16,264 of gains from sales of single family residential discount loans and a $2,768 gain on the sale of a commercial security. Net gains on interest-earning assets for 1999 of $44,298 were primarily comprised of $36,804 of net gains recognized in connection with the securitization of single family subprime loans and discount loans, as presented in the table below, $4,208 of gains on sales of commercial discount loans and $3,663 of gains on sales of commercial securities available for sale. Net gains on interest-earning assets for 1998 of $129,988 were primarily comprised of $109,601 of net gains recognized in connection with the securitization of single family subprime loans and discount loans, as presented in the table below, and $12,246 of gains on sales of commercial discount loans. During the third quarter of 1999, the Company made a strategic decision to structure future securitizations as financing transactions which will preclude the use of gain-on-sale accounting. There were no securitizations of loans executed by the Company during 2000 or the second half of 1999. See "Changes in Financial Condition - Match Funded Loans and Securities." The following table sets forth details of the Company's net gains recognized in connection with the securitization of loans during 1999 and 1998.

                                                                                            Book Value of
                                                                                              Securities
                       Loans Securitized                                                       Retained
-----------------------------------------------------------------------      -----------    ---------------   -----------
             Types of Loans                  Principal     No. of Loans       Net Gain      (Non-Cash Gain)    Cash Gain
--------------------------------------      -----------    ------------      -----------    ---------------   -----------
1999:
Single family discount................      $   227,303          3,137       $    22,763      $     4,040     $    18,723
Single family subprime:
     Domestic.........................          235,572          2,192             3,834           12,091              --
     Foreign (Ocwen UK)...............          295,157          8,983            10,207           34,452              --
                                            -----------    -----------       -----------      -----------     -----------
                                                530,729         11,175            14,041           46,543              --
                                            -----------    -----------       -----------      -----------     -----------
                                            $   758,032         14,312       $    36,804      $    50,583     $    18,723
                                            ===========    ===========       ===========      ===========     ===========
1998:
Single family discount................      $   498,798          7,638       $    48,085      $    32,261     $    15,824
Single family subprime:
     Domestic.........................        1,045,174          5,905            34,516           81,742              --
     Foreign (Ocwen UK)...............          581,108         25,330            27,000           57,852              --
                                            -----------    -----------       -----------      -----------     -----------
                                              1,626,282         31,235            61,516          139,594              --
                                            -----------    -----------       -----------      -----------     -----------
                                            $ 2,125,080         38,873       $   109,601      $   171,855     $    15,824
                                            ===========    ===========       ===========      ===========     ===========

         The unrealized loss on trading securities of $(4,926) for 2000 resulted from the Company's change in its policy for securities available for sale and match-funded securities to account for them as trading securities effective September 30, 2000. See Notes 1 and 4 to the Consolidated Financial Statements (which are incorporated herein by reference).

         Impairment charges on securities available for sale represent declines in fair value that were deemed to be other-than-temporary. See "Changes in Financial Condition - Securities Available for Sale" and the "Securities Available for Sale" section of Note 1 to the Consolidated Financial Statements (which is incorporated herein by reference).

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table sets forth the results of the Company's real estate owned (which does not include investments in real estate, as discussed below) during the years indicated:

                                                    Year Ended December 31,
                                                ------------------------------
                                                  2000       1999       1998
                                                --------   --------   --------
Gains on sales ...............................  $ 22,515   $ 36,265   $ 43,839
Provision for losses in fair value ...........   (26,674)   (28,008)   (18,626)
Carrying costs, net ..........................    (9,305)   (10,317)   (11,180)
                                                --------   --------   --------
(Loss) gain on real estate owned, net ........  $(13,464)  $ (2,060)  $ 14,033
                                                ========   ========   ========

         See "Changes in Financial Condition - Real Estate Owned, Net" for additional information regarding real estate owned and the related provision for losses in fair value.

         Net gains on other non-interest earnings assets, net, for 2000 of $45,517 were principally comprised of $22,949 of gains from sales of investments in real estate, primarily those acquired as a result of the OAC acquisition in October 1999, and a $20,025 gain from the sale of Kensington. Net gains on other non-interest earnings assets, net, for 1999 of $58,693 were primarily comprised of a $50,371 gain from the sale of Ocwen UK and $6,591 of gains from sales of low-income housing tax credit interests. Net gains on other non-interest earnings assets, net, for 1998 of $17,702 were primarily comprised of $10,383 of gains on the sale of investment in real estate and $7,366 of gains on the sale of investments in low-income tax credit interests.

         Net operating gains on investments in real estate of $26,140 during 2000 included $13,653 of operating income from investments in real estate acquired as a result of the OAC acquisition in October 1999, and $12,427 of equity in earnings related to certain loans acquired during the first quarter of 2000 which are accounted for as investments in real estate. See "Changes in Financial Condition - Investments in Real Estate" and Note 1 and Note 13 to the Consolidated Financial Statements (which are incorporated herein by reference).

         Amortization of the excess of net assets acquired over purchase price resulted from the Company's acquisition of OAC on October 7, 1999. The acquisition resulted in an excess of net assets acquired over the purchase price in the amount of $60,042. Amortization is calculated on a straight-line basis. Amortization for the fourth quarter of 2000 includes an additional amount of $2,330 resulting from the reduction in the estimated life of the excess of net assets acquired over the purchase price from 60 months to 39 months, effective October 1, 2000. The unamortized balance of the excess of net assets acquired over the purchase price at December 31, 2000 and 1999 was $36,665 and $56,841, respectively. See Note 2 to the Consolidated Financial Statements (which is incorporated herein by reference).

         See Note 30 to the Consolidated Financial Statements (which is incorporated herein by reference) for a disclosure of the components of other income for 2000, 1999 and 1998.

         NON-INTEREST EXPENSE. Non-interest expense decreased $25,059 or 12.8% during 2000 and $31,478 or 13.9% during 1999. The decreases in non-interest expense during 2000 and 1999 were due largely to the sale of Ocwen UK on September 30, 1999 and the closing of the domestic subprime lending operation at OFS.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table sets forth the principal components of the Company's non-interest expense during the years indicated:

                                                                                 2000             1999              1998
                                                                             -----------       -----------      -----------
Compensation and employee benefits....................................       $    83,086       $   102,173      $   115,556
Occupancy and equipment...............................................            12,005            18,501           17,652
Technology and communication costs....................................            22,515            19,647           17,560
Loan expenses.........................................................            13,051            12,618           25,373
Net operating losses on investment in certain low-income housing tax
   credit interests...................................................             9,931             6,291            6,905
Amortization and write-off of excess of purchase price over net assets
   acquired...........................................................             3,124             4,448           11,614
Professional services and regulatory fees.............................            13,275            14,205           18,082
Other operating expenses..............................................            13,022            17,185           13,804
                                                                             -----------       -----------      -----------
                                                                             $   170,009       $   195,068      $   226,546
                                                                             ===========       ===========      ===========

         The decline in compensation and employee benefits for 2000 as compared to 1999 was largely a result of the sale of Ocwen UK and the closing of the domestic subprime lending operations at OFS. Also contributing to the decline was the Company's reversal of accrued profit sharing expense in the amount of $6,012 during the first quarter of 2000 as a result of the Company's decision to suspend the long-term incentive plan. Excluding Ocwen UK, OFS and the $6,012 accrual reversal, compensation and employee benefits increased $9,581 during 2000. This increase reflects an increase in the average number of full-time equivalent employees (excluding Ocwen UK and OFS) from 1,155 to 1,288 between 1999 and 2000, respectively. Further contributing to the increase in compensation and employee benefits during 2000 was a reversal of $2,248 of profit sharing expense in the second quarter of 1999 resulting from the Company's decision at that time to grant stock options under its annual incentive plan at an exercise price equal to fair market value. Previously, options were granted at exercise prices below fair market value, resulting in the recognition of profit sharing expense. For 2000, options were granted at exercise prices below fair market value and accounted for $572 of profit sharing expense.

         Excluding Ocwen UK and OFS, compensation and employee benefits decreased $2,797 during 1999 despite an increase in the average number of employees from 981 during 1998 to 1,155 during 1999. The decrease in compensation and employee benefits during 1999 reflects a reduction in profit sharing expense in connection with the Company's decision to grant options under its annual incentive plan at an exercise price equal to fair market value, as discussed above. Also contributing to the decline in compensation and employee benefits was a decrease in recruiting related expenses as a result of an increase in direct and local hiring. These declines were partially offset by an increase in profit sharing expense related to the Company's long-term incentive plan.

         Occupancy and equipment costs consist principally of rents, depreciation, mail and delivery expense and other office operations costs. Excluding Ocwen UK and OFS, occupancy and equipment expense decreased $793 during 2000 and increased $2,287 during 1999.

         Technology and communication costs consist primarily of depreciation expense on computer hardware and software, technology-related consulting fees (primarily OTX) and telephone expense. Excluding Ocwen UK and OFS, technology and communication costs increased by $4,907 in 2000 and by $4,740 in 1999. These increases were primarily due to increased consulting fees incurred at OTX. Additionally, OTX capitalized $2,645 and $1,333 of consulting fees as capitalized software development costs during 1999 and 1998, respectively.

         Net operating losses on investments in certain low-income housing tax credits increased during 2000 principally because the Company recorded a charge to earnings of $6,448 for the expected loss on the pending sale of twenty-five low income housing tax credit properties. See "Changes in Financial Condition - Low-Income Housing Tax Credit Interests Held for Sale."

         Goodwill amortization recognized during 2000 and 1999 related entirely to OTX. Amortization in 1999 included a charge of $3,367 reflecting the impact of a reduction in the estimated useful life of the goodwill associated with the acquisitions made by OTX. Of the $11,614 of goodwill amortization recorded during 1998, $10,773 related to OFS, including the $10,061 write-off of the remaining unamortized balance that was impaired.

         Excluding Ocwen UK and OFS, loan expenses increased $5,110 during 2000 and $1,492 during 1999. The increase in loan expenses during 2000 was due primarily to an increase in appraisal fees in connection with property valuation services provided by ORA.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Professional services and regulatory fees are primarily comprised of non-technology related consulting fees, legal and audit fees and FDIC insurance. The declines in professional services and regulatory fees during 2000 and 1999 are principally related to Ocwen UK and OFS. Excluding Ocwen UK and OFS, professional services and regulatory fees increased by $254 in 2000 as compared to 1999 and decreased by $1,135 in 1999 as compared to 1998.

         Other operating expenses include travel costs, acquisition expenses, marketing costs, and amortization of capitalized software costs. Excluding Ocwen UK and OFS, other operating expenses increased $4,328 during 2000 and $2,548 during 1999. The increase in 2000 was largely due to increased marketing costs at OTX and the recognition of $1,355 of deferred expenses related to the sale of twenty-five low-income tax housing tax credit properties. See Note 31 to the Consolidated Financial Statements (which is incorporated herein by reference) for a disclosure of the components of other operating expenses for 2000, 1999 and 1998.

         DISTRIBUTIONS ON COMPANY OBLIGATED, MANDATORILY REDEEMABLE SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES OF THE COMPANY. Cash distributions on the Capital Securities are payable semi-annually in arrears on February 1 and August 1 of each year at an annual rate of 10.875%. The Company recorded $11,380, $13,111, and $13,594 of distributions to holders of the Capital Securities during 2000, 1999 and 1998, respectively. The decline in distributions is the result of repurchases during 2000 and 1999. See Note 22 to the Consolidated Financial Statements (which is incorporated herein by reference) and "Changes in Financial Condition - Company-Obligated, Mandatorily Redeemable Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company."

         EQUITY IN (LOSSES) EARNINGS OF INVESTMENTS IN UNCONSOLIDATED ENTITIES. Prior to the Company's sale of its equity investment in Kensington on November 22, 2000, the Company recorded equity in (losses) earnings of Kensington of $(5,280), $(9,154) and $439, net of goodwill amortization, during 2000, 1999 and 1998, respectively.

         Equity in the losses of investments in unconsolidated entities for 1999 and 1998 also included the Company's equity in the losses of its investments in OAC and OPLP of $3,605 and $8,701, respectively. Prior to its acquisition of OAC in October 1999, the Company accounted for its investments in OAC and OPLP using the equity method.

         See "Changes in Financial Condition - Investment in Unconsolidated Entities" and Note 2 and Note 10 to the Consolidated Financial Statements (which are incorporated herein by reference).

         INCOME TAX EXPENSE (BENEFIT). Income tax expense (benefit) amounted to $7,957, $2,608, and $(30,699) during 2000, 1999 and 1998, respectively. The
Company's provision for income taxes reflects tax credits resulting from the Company's investment in low-income housing tax credit interests of $2,577, $18,242 and $17,666 during 2000, 1999 and 1998, respectively. The Company's provision in 1999 also reflects the lack of foreign tax payments, which would have generated foreign tax credits to reduce the U.S. tax liability resulting from the sale of Ocwen UK. The Company's provisions in 2000 and 1999 also reflect charges of $17,500 and $2,500, respectively, related to the deferred tax asset valuation allowance. See Note 25 to the Consolidated Financial Statements (which is incorporated herein by reference) and "Changes in Financial Condition
- Investments in Low-Income Housing Tax Credit Interests."

         EXTRAORDINARY GAIN ON REPURCHASE OF DEBT, NET OF TAXES. Extraordinary gain on repurchases of debt, net of taxes, for 2000 of $18,713 is comprised of $7,396 of gains recognized in connection with the repurchase of Capital Securities, $11,041 of gains recognized in connection with repurchases of the 11.5% Redeemable Notes and $276 of gains recognized in connection with the repurchase of 11.875% Notes. Extraordinary gain on repurchases of debt for 1999 amounted to $6,983 and was comprised of $4,570 of gains recognized in connection with the repurchases of Capital Securities, $1,323 from the Company's repurchase of 12% Subordinated Debentures and $1,090 of gains recognized from the repurchase of the 11.875% Notes. See "Changes in Financial Condition - Notes, Debentures and Other Interest-Bearing Obligations" and "Company Obligated, Mandatorily Redeemable Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company" and Note 21 and Note 22 to the Consolidated Financial Statements (which are incorporated herein by reference).

CHANGES IN FINANCIAL CONDITION

         TRADING SECURITIES. The Company reclassified its portfolio of securities available for sale to trading on September 30, 2000. On that date, the Company transferred its portfolio of securities available for sale, which had a fair value of $496,295 to trading.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table sets forth the fair value of the Company's trading securities at the dates indicated:

                                                              December 31,    December 31,
                                                                  2000           1999
                                                              ------------    ------------
Mortgage-related securities:
   Collateralized mortgage obligations
     (AAA-rated)..........................................    $    277,595    $         --
                                                              ------------    ------------
   Subordinates, residuals and other securities:
     Single family residential:
        BB-rated subordinates.............................           4,563              --
        B-rated subordinates..............................           2,911              --
        Unrated subordinates .............................           9,361              --
        Unrated subprime residuals........................          93,176              --
                                                              ------------    ------------
                                                                   110,011              --

     Multi-family residential and commercial:
        Unrated subordinates..............................           2,636              --
                                                              ------------    ------------
                                                                   112,647              --
                                                              ------------    ------------
Trading securities........................................    $    390,242    $         --
                                                              ============    ============

         During the three months ended December 31, 2000, after the transfer of securities available for sale to trading, trading securities declined $106,053. This decline was primarily due to $100,590 of maturities and principal repayments, $1,070 of sales, $1,605 of net premium amortization and a $3,280 decline in fair value.

         Residual and subordinate securities at December 31, 2000 include retained interests with a fair value of $43,016 from securitizations of loans completed by the Company in prior years. The Company determines the present value of anticipated cash flows utilizing valuation assumptions appropriate for each particular transaction. The significant valuation assumptions have included the anticipated prepayment speeds and the anticipated credit losses related to the underlying mortgages. In order to determine the present value of this estimated excess cash flow, the Company currently applies a discount rate of 17% to 20% to the projected cash flows on the unrated classes of securities. The annual prepayment rate of the securitized loans is a function of full and partial prepayments and defaults. The Company makes assumptions as to the prepayment rates of the underlying loans, which the Company believes are reasonable, in estimating fair values of the subordinate securities and residual securities retained. During 2000, the Company utilized proprietary prepayment curves (reaching an approximate range of annualized rates of 11% - 36%). During 2000, the Company estimated annual losses of between 0.5% and 7% of the unpaid principal balance of the underlying loans. See Note 4 to the Consolidated Financial Statements (which is incorporated herein by reference) for additional disclosures regarding retained interests.

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

         The Company periodically assesses the carrying value of its subordinate securities and residual securities retained. There can be no assurance that the Company's estimates used to determine the gain on securitized loan sales, subordinate securities and residual securities retained will remain appropriate for the life of each securitization. If actual loan prepayments or defaults exceed the Company's estimates, the carrying value of the Company's subordinate securities and residual securities retained may be decreased during the period management recognized the disparity. Other factors may also result in a write-down of the Company's subordinate securities and residual securities in subsequent months. During 2000, and prior to the transfer of securities available for sale to trading, the Company recorded

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

$11,597 of impairment charges on its portfolio of subordinate and residual securities as a result of declines in value that were deemed to be "other- than-temporary."

         The following tables detail the Company's trading securities portfolio at December 31, 2000 and its estimates of expected yields on such securities, taking into consideration expected prepayment and loss rates together with other factors:

                                                                                                          ANTICIPATED
                                                                                            SUBORDI-       YIELD TO      PROSPECTIVE
                                                                 CLASS SIZE                NATION/OC      MATURITY AT     YIELD AT
                                    ISSUE           RATING   ------------------  INTEREST  LEVEL AT:  ------------------  YIELD AT
SECURITIZATION (ISSUER)   SECURITY  DATE   RATING  AGENCIES  ISSUANCE  12/31/00     %      12/31/00   PURCHASE  12/31/00  12/31/00
-----------------------   --------  ----   ------  --------  --------  --------  --------  --------   --------  --------  --------
SINGLE-FAMILY RESIDENTIAL
Subordinates:
BCF 1996 R1(1)...........     B3   Oct-96    UR    (a), (b)  $ 70,773  $  34,779   50.00%    None      15.70%      7.97%    38.27%
CSFB 1996-1R
(ITT 94-P1) (2)..........    4B2,  Oct-96    UR    (b), (c)     1,046        114  100.00     None        N/A        N/A       (A)
BCF 1997 R2 (1)..........     B4   Jun-97  Ba2, BB (b), (c)     6,358      5,544   73.54     7.05       9.58       9.51     50.78
                              B5            B2,B                6,264      5,463   73.54     2.68      10.74       9.55       N/M
                              B6             UR                13,883      3,356   73.54     None      15.98       2.35       (A)
SBMS 1997-HUD1 (3)            B5   Apr-97 B2, n.a. (b), (d)     9,785      8,098  100.00     0.00      16.87      (4.89)     5.14
                              B6   Apr-97    UR                16,998         --  100.00     None      22.86      (8.97)      (A)
ORMBS 1998 R1 (4)........     B4   Mar-98    UR    (b), (d)   101,774     48,113   82.48     None      20.50     (28.62)    19.36
ORMBS 1998 R2 (4)........    B4A   Jun-98    Ba2      (b)       1,056        951  100.00     5.97      13.22       5.73       N/M
                             B4F             Ba2                  937        857  100.00     5.20      19.23       3.12     72.87
                             B5A             B2                   880        779  100.00     4.03      23.78       9.30       N/M
                             B5F             B2                   937        857  100.00     2.48      11.78      (0.38)      N/M
                             B6A             UR                 3,696      1,625  100.00     None      16.72      26.44       N/M
                             B6F             UR                 3,345        780  100.00     None      19.50     (19.17)      (A)
ORMBS 1998 R3 (4)........     B4   Sep-98  Ba2, BB (b), (d)    11,765     11,315   85.87     1.99      11.71     (45.33)      N/M
                              B5            B2, B               9,151      3,656   85.87     None      16.54     (40.33)      N/M
                              B6             UR                26,145          0   85.87               18.00     (26.24)      (A)
ORMBS 1999 R1 (4)........    B5A   Mar-99   B2, B  (b), (d)     1,630      1,495  100.00     4.05      17.73      33.39     45.64
                             B5F            B2, B               1,843      1,559  100.00     3.76      17.74      38.65       N/M
                             B6A             UR                 3,586      1,658  100.00     None      18.00      54.82     29.78
                             B6F             UR                 4,299      2,196  100.00     None      18.00      97.89       (A)
ORMBS 1999 R2 (4) .......     B4   Jun-99    BB   (a),(c),(d)  10,530     10,132  100.00     6.12      13.45      17.06     83.71
                              B5              B                 4,680      4,511  100.00     1.17      18.45      32.33       (A)
                              B6             UR                 7,020      1,060  100.00     None      18.00      57.61       (A)
                             (1B)
Subprime residuals:
SBMS 1996 3 (5)..........     R    Jun-96    UR    (a), (b)   130,062     23,763  100.00    25.47OC    15.52       2.52     24.78
MLM1 1996 1 (6)..........     R    Sep-96    UR    (a), (b)    81,142     12,764  100.00    42.46OC    15.16       4.10     25.79
MS 1997 1 (7)............     X1   Jun-97    UR    (a), (b)    17,727      8,337  100.00    6.06OC     21.47      16.30     24.16
                              X2                               87,118     13,217  100.00    25.45OC    20.38       1.28     14.81
1997 OFS 2 (8)...........     X    Sep-97    UR    (a), (b)   102,201     21,437  100.00    12.77OC    19.65      (0.33)    22.63
1997 OFS 3 (8)...........     X    Dec-97    UR    (a), (b)   208,784     56,724  100.00    15.48OC    19.59       6.20     19.16
1998 OFS 1 (8)...........     X    Mar-98    UR    (b), (d)   161,400     46,799  100.00     4.28OC    18.00      (2.17)     5.06
1998 OFS 2 (8)...........     X    Jun-98    UR    (a), (b)   382,715    118,570  100.00     3.91OC    19.46      (3.15)    10.88
1998 OFS 3 (8)...........     X    Sep-98    UR    (a), (d)   261,649    117,032  100.00     5.70OC    18.00      (3.14)    (0.55)
1998 OFS 4 (8)...........     X    Dec-98    UR    (a), (b),  349,000    202,129  100.00     2.16OC    18.00      (6.49)    (2.89)
                                                      (c)
1999 OFS 1 (8) ..........     X    Jun-99    UR    (a), (b)   148,628    110,566  100.00     5.81OC    18.00      (3.29)    (0.39)
PANAM 1997-1 (9).........     X    Dec-97    UR    (a), (b)   113,544     25,624  100.00     11.31OC   22.45       0.20     18.67
                           Prepay            UR                                                        25.69       5.98    (11.92)
                             Pen.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

                                                                                                          ANTICIPATED
                                                                                            SUBORDI-       YIELD TO      PROSPECTIVE
                                                                 CLASS SIZE                NATION/OC      MATURITY AT     YIELD AT
                                    ISSUE           RATING   ------------------  INTEREST  LEVEL AT:  ------------------  YIELD AT
SECURITIZATION (ISSUER)   SECURITY  DATE   RATING  AGENCIES  ISSUANCE  12/31/00     %      12/31/00   PURCHASE  12/31/00  12/31/00
-----------------------   --------  ----   ------  --------  --------  --------  --------  --------   --------  --------  --------
SINGLE-FAMILY RESIDENTIAL
EQUICON 1994-2 (10)......   B Fix   Oct-94   UR   (a), (b),   78,846   $ 14,168    100.00%  7.37%OC    18.00%    103.81%    29.00%
                                                     (c)
                            B Var.           UR               32,306      1,798    100.00   45.09OC    18.00      29.29     20.42
EQUICON 1995-1 (10)......   B Fix,  May-95   UR   (a), (b),   70,024     10,153    100.00   11.66OC    18.00      27.17       (A)
                                                     (c)
                            B Var.           UR               40,519      4,614    100.00   11.38OC    18.00     104.57       (A)
EQUICON 1995-2 (10)......   B Fix   Oct-95   UR   (a), (b)    79,288     14,683    100.00   12.98OC    18.00      26.84       N/M
                            B Var.           UR               39,667      3,412    100.00   16.60OC    18.00     108.66       (A)
ACCESS 1996-1 (11).......   B Fix,  Feb-96   UR    (a), (b)  120,015     25,465    100.00   6.84OC     18.00      29.24       N/M
                            B Var.           UR               55,362      6,225    100.00   13.12OC    18.00      41.47       (A)
ACCESS 1996-2 (11).......  B-I,BI-S May-96   UR    (a), (b)  142,259     30,825    100.00   10.12OC    18.00      29.66       (A)
                             B-II            UR               68,345      6,992    100.00   15.01OC    18.00      15.66       N/M
                            BII-S
ACCESS 1996-3 (11).......  B-I,     Aug-96   UR    (a), (b)  107,712     24,939    100.00   15.87OC    18.00      19.39       N/M
                             BI-S
                             B-II            UR               99,885     10,439    100.00   23.68OC    18.00      18.51       (A)
                            BII-S
ACCESS 1996-4 (11).......   B, B-S  Nov-96   UR    (a), (b)  239,778     37,098    100.00   35.96OC    18.00      12.23     37.92
ACCESS 1997-1 (11).......   B, B-S  Feb-97   UR    (a), (b)  276,442     57,766    100.00   34.91OC    18.00      11.27     34.15
ACCESS 1997-2 (11).......   B, B-S  May-97   UR    (a), (b)  185,197     37,504    100.00   24.71OC    18.00       6.23     31.46
ACCESS 1997-3 (11).......   B, B-S  Oct-97   UR    (a), (b)  199,884     44,730    100.00   17.46OC    18.00      11.78     40.70

UK SUBPRIME
Subordinates:
CMR1 (12)................  Deferred Apr-96   UR    (a), (c)   48,450(B)  13,003(C) 100.00   14.60RF    18.69      22.83     24.59
                             Comp
CMR2 (12)................  Deferred Oct-96   UR    (a), (c)   97,627(B)  27,297(C) 100.00   15.50RF    18.69      34.13     38.46
                             Comp
CMR3 (12)................  Deferred Oct-96   UR    (a), (c)  176,047(B)  49,627(C) 100.00   22.70RF    18.69      61.31     95.01
                             Comp
CMR4 (12)................  Deferred Jan-97   UR    (a), (c)  103,031(B)  31,551(C) 100.00   11.30RF    18.69      35.36     41.23
                             Comp
CMR5 (12)................  Deferred Jan-97   UR    (a), (c)   54,686(B)  16,552(C) 100.00   55.40RF     0.00       N/A        (A)
                             Comp
CMR6 (12)................  Deferred Apr-97   UR    (a), (c)   90,498(B)  24,383(C) 100.00   12.80RF    18.69      46.15     69.77
                             Comp

COMMERCIAL
Subordinates:
BT97-SI (13).............  Equity   Dec-97   UR      None     57,750     35,509     25.00   0.00       22.15      12.10     10.09
                            Cert.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

                             WEIGHTED    WEIGHTED      TOTAL     ACTUAL LIFE  ACTUAL LIFE
                             AVERAGE     AVERAGE    DELINQUENCY    TO DATE      TO DATE                        COLLATERAL BALANCE
                            COUPON AT      LTV           AT         CPR AT     LOSSES AT     PRODUCT TYPE AT  -------------------
SECURITIZATION (ISSUER)      12/31/00  AT 12/31/00    12/31/00     12/31/00    12/31/00         12/31/00      ISSUANCE  12/31/00
-----------------------      --------  -----------    --------     --------    --------         --------      --------  --------
SINGLE-FAMILY RESIDENTIAL
Subordinates:
BCF 1996 R1 (1).............   10.00%      75.96%      11.79%        13.68%    $  31,934  98% Fixed, 2% ARM   $505,513  $244,365
CSFB 1996 1R
(ITT 94-P1) (2) ............    8.57        N/A         3.39          N/A            157  100% 1-Year CMT       32,487     3,742
BCF 1997 R2 (1).............    8.65       73.90       18.23         14.16         9,389  25% Fixed, 75% ARM   251,790   125,036
SBMS 1997-HUD1 (3)..........    9.77       76.88       10.60         15.56        17,236  97% Fixed, 3% ARM    326,147   159,911
ORMBS 1998 R1 (4)...........    8.86       86.11       25.81         11.28        50,014  98% Fixed, 2% ARM    565,411   396,512
ORMBS 1998 R2 (4)...........    9.34       74.85       23.16         16.00         4,278  44% Fixed, 56% ARM   123,917    71,793
ORMBS 1998 R3 (4)...........    8.86       85.25       36.15         13.52        30,546  98% Fixed, 2% ARM    261,452   183,740
ORMBS 1999 R1 (4)...........    9.29       71.21       31.24         15.83         3,121  59% Fixed, 41% ARM   147,101    99,351
ORMBS 1999 R2 (4)...........    9.23       81.51       30.58         12.39         5,864  100% Fixed           117,004    91,009

Subprime residuals:
SBMS 1996 3 (5).............   11.54       66.30       16.37         31.02         3,605  94% Fixed, 6% ARM    130,062    23,763
MLM1 1996 1 (6).............   12.32       70.46       24.32         34.89         2,419  38% Fixed, 62% ARM    81,142    12,764
MS 1997 1 (7) X1............   11.95       73.38       18.62         35.98         2,885  100% Fixed,           17,727     8,337
MS 1997 1 (7) X2............                                                              100% ARM              87,118    13,217
1997 OFS 2 (8)..............   11.96       75.54       21.80         37.78         3,369  28% Fixed, 72% ARM   102,201    21,437
1997 OFS 3 (8)..............   11.72       76.55       27.62         34.84         6,893  25% Fixed, 75% ARM   208,784    56,724
1998 OFS 1 (8)..............   11.90       77.31       28.50         35.76         6,028  21% Fixed, 79% ARM   161,400    46,799
1998 OFS 2 (8)..............   11.75       73.54       20.13         36.92        11,201  50% Fixed, 50% ARM   382,715   118,570
1998 OFS 3 (8)..............   11.25       77.10       26.47         29.63         8,196  41% Fixed, 59% ARM   261,649   117,032
1998 OFS 4 (8)..............   10.75       77.27       27.69         23.10        13,682  45% Fixed, 55% ARM   349,000   202,129
1999 OFS 1 (8)..............    9.78       76.57       18.04         17.29         2,312  69% Fixed, 31% ARM   148,628   110,566

PANAM 1997-1(9).............   12.33       85.01       24.52         39.03         6,102  58% Fixed, 42% ARM   113,544    25,624
EQUICON 1994-2 (10).........   10.18       81.61       18.34         31.51         1,893  100% Fixed            78,846    14,168
                                                                                          100% ARM              32,306     1,798
EQUICON 1995-1 (10).........   12.24      106.92       32.73         28.24         3,424  100% Fixed            70,024    10,153
                                                                                          100% ARM              40,519     4,614
EQUICON 1995-2 (10).........   11.15       80.32       33.60         32.34         2,737  100% Fixed            79,288    14,683
                                                                                          100% ARM              39,667     3,412
ACCESS 1996-1 (11)..........   11.14       74.97       26.71         29.60         4,411  100% Fixed           120,015    25,465
                                                                                          100% ARM              55,362     6,225
ACCESS 1996-2 (11)..........   11.26       72.71       29.60         31.99         5,746  100% Fixed           142,259    30,825
                                                                                          100% ARM              68,345     6,992
ACCESS 1996-3 (11)..........   11.94       76.32       40.36         34.51         4,697  100% Fixed           107,712    24,939
                                                                                          100% ARM              99,885    10,439
ACCESS 1996-4 (11)..........   12.39       77.84       36.05         37.71         7,218  56% Fixed, 44% ARM   239,778    37,098
ACCESS 1997-1 (11)..........   12.01       78.29       39.57         35.56        11,314  64% Fixed, 36% ARM   276,442    57,766
ACCESS 1997-2 (11)..........   11.99       78.99       34.30         38.37         6,188  64% Fixed, 36% ARM   185,197    37,504
ACCESS 1997-3 (11)..........   12.05       83.85       39.34         38.60         5,130  57% Fixed, 43% ARM   199,884    42,780

UK SUBPRIME
Subordinates:
CMR1 (12)...................   13.36         N/A       40.27         22.89           959  N/A                   48,450(B) 13,003(C)
CMR2 (12)...................   12.44         N/A       28.70         23.74         1,489  N/A                   97,627(B) 27,927(C)
CMR3 (12)...................   13.47         N/A       16.98         21.07         3,835  N/A                  176,047(B) 49,627(C)
CMR4 (12)...................   13.70         N/A       38.70         24.02         2,239  N/A                  103,031(B) 31,551(C)
CMR5 (12)...................   15.76         N/A       63.79         23.69         7,664  N/A                   54,686(B) 16,552(C)
CMR6 (12)...................   13.66         N/A       35.12         27.44         1,469  N/A                   90,498(B) 24,383(C)

COMMERCIAL
Subordinates:
BT97-SI (13)................    8.65         N/A       38.09           N/A        10,734  N/A                  295,925    69,596

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

ISSUERS:                                            RATING AGENCIES:
(1)  BlackRock Capital Finance L.P.                 (a)  S&P
(2)  Credit Suisse First Boston (ITT Federal Bank,  (b)  Moody's
      FSB)                                          (c)  Fitch
(3)  Salomon Brothers Mortgage Securities           (d)  DCR
(4)  Ocwen Residential MBS Corporation
(5)  Salomon Brothers Mortgage Securities VII       OTHER:
(6)  Merrill Lynch Mortgage Investors, Inc.         N/A -  Not Available
(7)  Morgan Stanley ABS Capital I, Inc.             N/M -  As a result of impairment charge write-downs of the security while
(8)  Ocwen Mortgage Loan Asset Backed                      classified as available for sale, the prospective yield at 12/31/00 is
      Certificates                                         not meaningful.
(9)  Pan American Bank, FSB                         (A) -  As a result of impairment charge write-downs of the security while
(10) Equicon Mortgage Loan Trust                           classified as available for sale, the book value is zero, therefore,
(11) Access Financial Mortgage Loan Trust                  there is no prospective yield on the security.
(12) City Mortgage Receivable                       (B) -  Dollar equivalent of amounts in British pounds at the rate of exchange
(13) Bankers Trust Corporation Mortgage                    that prevailed at the time of issuance.
     Investors Trust                                (C) -  Dollar equivalent of amounts in British pounds at the rate of exchange at 12/31/00.

         The following table sets forth the principal amount of mortgage loans by the geographic location of the property securing the mortgages that underlie the Company's trading subordinated and residual securities at December 31, 2000:

DESCRIPTION                        CALIFORNIA     FLORIDA        TEXAS          U.K.        NEW YORK      OTHER (1)      TOTAL
-----------                        ----------    ----------    ----------    ----------    ----------    ----------    ----------
Single family residential.......   $  448,302    $  209,809    $  194,259    $  163,043    $  141,976    $1,454,210    $2,611,599
Commercial .....................       21,736           122         1,872            --           489        47,745        71,964
Multi-family ...................          460            81            --            --         5,376         4,441        10,358
                                   ----------    ----------    ----------    ----------    ----------    ----------    ----------
Total ..........................   $  470,498    $  210,012    $  196,131    $  163,043    $  147,841    $1,506,396    $2,693,921
                                   ==========    ==========    ==========    ==========    ==========    ==========    ==========

Percentage (2) .................        17.74%         7.80%         7.28%         6.05%         5.48%        55.92%       100.00%
                                   ==========    ==========    ==========    ==========    ==========    ==========    ==========
-----------

(1) Consists of properties located in 46 other states, none of which aggregated over $118,710 in any one state.

(2) Based on a percentage of the total unpaid principal balance of the underlying loans of other.

         The following table presents information regarding trading subordinated and residual securities summarized by classification and rating at December 31, 2000:

                                                                             ANTICIPATED
                                                                              YIELD TO               ANTICIPATED
                                                                ANTICIPATED   MATURITY                WEIGHTED
                                                                 YIELD TO        AT                    AVERAGE    PROSPECTIVE
                                                      PERCENT    MATURITY     12/31/00                REMAINING     YIELD AT
RATING/DESCRIPTION                        FAIR VALUE   OWNED    AT PURCHASE      (1)       COUPON     LIFE (2)      12/31/00
------------------                        ----------  -------   -----------  -----------  --------   -----------  -----------
SINGLE-FAMILY RESIDENTIAL:
    BB-rated subordinates............     $   4,563     89.35%      11.72%      (4.45)%      6.93%        2.77        29.05%
    B-rated subordinates.............         2,911     92.57       15.99        4.44        7.31         2.05        60.35
    Unrated subordinates.............         9,361     71.49       18.14       (9.54)       7.97         2.62       106.60
    Unrated subprime residuals.......        93,176    100.00       18.42        7.93         N/A         6.42        31.11
                                          ---------
                                            110,011
COMMERCIAL:
    Unrated subordinates.............         2,636     25.00       22.15        12.10        N/A         2.32        10.09
                                          ---------
                                          $ 112,647
                                          =========
-----------

(1) Changes in the December 31, 2000 anticipated yield to maturity from that originally anticipated are primarily the result of changes in prepayment assumptions and loss assumptions.

(2) Equals the weighted average life based on the December 31, 2000 book value.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following is a glossary of terms included in the above tables.

         ACTUAL LIFE TO DATE CPR - The Constant Prepayment Rate is used to measure the average prepayment rate for the underlying mortgage pool(s) over the period of time lapsed since the issuance of the securities through the date indicated and is calculated as follows:

                                --                                                                  --
                                |  /                                     \     /                  \  |
                                | |    1-Final Aggregate Balance actual   |   |         12         | |
Actual Life to Date CPR = 100 x | | ------------------------------------- | x | ------------------ | |
                                | |   Final Aggregate Balance scheduled   |   |  Months In Period  | |
                                |  \                                     /     \                  /  |
                                --                                                                  --

         ACTUAL LIFE-TO-DATE LOSSES - Represents cumulative losses of the original collateral at the indicated date.

         ANTICIPATED YIELD TO MATURITY AT DECEMBER 31, 2000- Effective yield based on the purchase price, actual cash flows received from inception until the respective date, and the then current estimate of future cash flows under the assumptions at the respective date.

         ANTICIPATED YIELD TO MATURITY AT PURCHASE - Effective yield from inception to maturity based on the purchase price and anticipated future cash flows under pricing assumptions.

         CLASS SIZE - Represents the dollar size of a particular class. Class Size for subprime residuals is equal to the Collateral Balance at the respective date.

         COLLATERAL BALANCE - Represents the unpaid principal balance including arrearage of the underlying collateral of the entire issuance at the indicated date.

         INTEREST PERCENTAGE - Represents the percentage of the particular class of security owned by the Company.

         ISSUE DATE - Represents the date on which the indicated securities were issued.

         OVER-COLLATERIZATION LEVEL - For residual interests in residential mortgage-backed securities, over-collaterization ("OC") is the amount by which the collateral balance exceeds the sum of the bond principal amounts. OC is achieved by applying monthly a portion of the interest payments of the underlying mortgages toward the reduction of the class certificate principal amounts, causing them to amortize more rapidly than the aggregate loan balance. The OC percentage, expressed as a percentage of the outstanding collateral balance, represents the first tier of loss protection afforded to the non-residual holders. The OC percentage also determines whether the over-collaterization target has been satisfied as of a specific date, such that cash flows to the residual holder are warranted. To the extent not consumed by losses on more highly rated bonds, OC is remitted to the residual holders.

         PROSPECTIVE YIELD - Effective yield based on the book value of the investment and the then current estimate of the future cash flows under the assumptions at the respective date.

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

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

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

         SECURITIES AVAILABLE FOR SALE. As discussed above, on September 30, 2000, the Company changed its policy for securities available for sale to account for them as trading securities. Securities available for sale were carried at fair value with unrealized gains or losses reported as a separate component of accumulated other comprehensive income in stockholders' equity, net of taxes. Unrealized losses on securities available for sale that reflected a decline in value, which was other-than-temporary, were charged to earnings. At December 31, 1999, securities available for sale included an aggregate of $1,036 of unrealized gain, ($6,967 of gross gains and $5,931 of gross losses). See "Changes in Financial Condition - Trading Securities."

       The following table sets forth the fair value of the Company's securities available for sale at the dates indicated:

                                                                         December 31,     December 31,
                                                                             2000            1999
                                                                         ------------     ------------
Mortgage-related securities:
   Collateralized mortgage obligations
     (AAA-rated)....................................................     $         --     $    392,387
                                                                         ------------     ------------
   Subordinates, residuals and other securities:
     Single family residential:
        BB-rated subordinates.......................................               --            5,908
        B-rated subordinates........................................               --            6,098
        Unrated subordinates .......................................               --           17,287
        Unrated subprime residuals..................................               --          124,087
                                                                         ------------     ------------
                                                                                   --          153,380
                                                                         ------------     ------------

     Multi-family residential and commercial:
        BB-rated subordinates.......................................               --           38,234
        Unrated subordinates........................................               --            3,503
        Unrated interest only.......................................               --               14
                                                                         ------------     ------------
                                                                                   --           41,751
                                                                         ------------     ------------
                                                                                   --          195,131
                                                                         ------------     ------------
                                                                         $         --     $    587,518
                                                                         ============     ============

         During the nine months ended September 30, 2000, and prior to the transfer of securities available for sale to trading, securities available for sale declined $91,233 primarily due to $416,004 of maturities and principal repayments, $553,589 of sales, $11,597 of impairment charges and $7,568 of premium amortization, offset by $894,038 of purchases.

         See Note 1 and Note 5 to the Consolidated Financial Statements (which is incorporated herein by reference).

         LOANS AVAILABLE FOR SALE. Loans which the Company presently does not intend to hold to maturity are designated as available for sale and are carried at the lower of cost or aggregate market value. Loans available for sale, which are comprised primarily of subprime single family residential loans, decreased by $34,603 or 77% during 2000. The decline in loans available for sale during 2000 and 1999 reflects the closure of the domestic subprime origination business in 1999 and the sale of Ocwen UK, also in 1999.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Composition of Loans Available for Sale. The following table sets forth the composition of the Company's loans available for sale by type of loan at the dates indicated:

                                                                                 December 31,
                                                   -------------------------------------------------------------------------
                                                      2000           1999            1998            1997            1996
                                                   ----------      ----------     ----------      ----------      ----------
Single family residential loans.............       $   10,559      $   45,084     $  177,578      $  176,554      $  111,980
Multi-family residential loans..............               --              --             --              --          13,657
Consumer loans..............................               51             129            269             487             729
                                                   ----------      ----------     ----------      ----------      ----------
                                                   $   10,610      $   45,213     $  177,847      $  177,041      $  126,366
                                                   ===========     ===========    ==========      ==========      ==========

         Activity in Loans Available for Sale. The following table sets forth the activity in the Company's net loans available for sale during the periods indicated:

                                                                           Year Ended December 31,
                                                 ---------------------------------------------------------------------------
                                                     2000            1999            1998           1997            1996
                                                 ------------    ------------    ------------    ------------   ------------
Balance at beginning of period.............      $     45,213    $    177,847    $    177,041    $    126,366   $    251,790
                                                 ------------    ------------    ------------    ------------   ------------
Purchases (1)..............................                --          47,129         795,053         278,081        295,054
Originations (2)...........................                --         728,509         959,105         316,101          9,447
Sales (3) (4)..............................           (24,774)       (865,959)     (1,658,773)       (501,079)      (395,999)
Decrease (increase) in lower of cost or
   market valuation allowance..............             1,625           1,282          (4,064)         (1,034)        (2,455)
Loans transferred (to)/from loan portfolio.                --              --              --         (13,674)            45
Principal repayments, net of capitalized
   interest................................            (6,785)        (30,314)        (82,728)        (22,151)       (27,845)
Transfer to real estate owned..............            (4,669)        (13,281)         (7,787)         (5,569)        (3,671)
                                                 ------------    ------------    ------------    ------------   ------------
Net (decrease) increase in loans...........           (34,603)       (132,634)            806          50,675       (125,424)
                                                 ------------    ------------    ------------    ------------   ------------
Balance at end of period...................      $     10,610    $     45,213    $    177,847    $    177,041   $    126,366
                                                 ============    ============    ============    ============   ============

(1) Includes $292,848 purchased during 1998 from the U.S. operations of Cityscape Financial Corp. and $421,188 purchased from the UK operations of Cityscape Financial Corp.

(2) Includes approximately $509,800 and $254,300 originated by Ocwen UK during 1999 and 1998, respectively.

(3)      Includes $297,469 related to the sale of Ocwen UK on September 30,
         1999.

(4) Includes securitizations of domestic and foreign subprime single family residential loans. See "Results of Operations - Non-interest Income."

         The following table presents a summary of the Company's non-performing loans in the loans available for sale portfolio at the dates indicated:

                                                                                  December 31,
                                                     ----------------------------------------------------------------------
                                                       2000           1999           1998           1997            1996
                                                     ----------     ----------     ----------     ----------     ----------
Non-performing loans:
   Single family loans (1)....................       $    2,404     $   15,319     $   39,415     $   13,509     $   14,409
   Consumer loans.............................                2              1              9             25             36
                                                     ----------     ----------     ----------     ----------     ----------
                                                     $    2,406     $   15,320     $   39,424     $   13,534     $   14,445
                                                     ==========     ==========     ==========     ==========     ==========

Non-performing loans as a percentage of:
   Total loans available for sale.............           22.68%         33.88%          22.17%          7.64%         11.43%
   Total assets...............................            0.11%          0.47%           1.19%          0.44%          0.58%

(1)      Includes $7,245 related to Ocwen UK at December 31, 1998.

         Non-performing loans available for sale consist primarily of subprime single family residential loans. See Note 6 to the Consolidated Financial Statements (which is incorporated herein by reference).

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         LOAN PORTFOLIO, NET. Loans held for investment in the Company's loan portfolio are carried at amortized cost, less an allowance for loan losses, because the Company has the ability and presently intends to hold them to maturity. The Company's net loan portfolio decreased by $63,994 or 41% during 2000 reflecting the continuing payoff of multi-family and commercial loans and the Company's decision in 1999 to cease origination of such loans.

         Composition of Loan Portfolio. The following table sets forth the composition of the Company's loan portfolio by type of loan at the dates indicated:

                                                                                  December 31,
                                                   --------------------------------------------------------------------------
                                                       2000            1999           1998            1997            1996
                                                   -----------     -----------     -----------    -----------     -----------
Single family residential loans..............      $       848     $     4,334     $    30,361    $    46,226     $    73,186
                                                   -----------     -----------     -----------    -----------     -----------
Multi-family residential loans:
    Permanent................................            6,083          23,430          53,311         38,105          31,252
    Construction.............................           39,123          57,526          22,288         33,277          36,590
                                                   -----------     -----------     -----------    -----------     -----------
       Total multi-family residential........           45,206          80,956          75,599         71,382          67,842
                                                   -----------     -----------     -----------    -----------     -----------
Commercial real estate:
     Hotels:
       Permanent.............................               --              --          29,735         64,040         173,947
       Construction..........................           38,153          38,349           6,896         25,322          26,364
     Office buildings........................           20,817          64,745          93,068         68,759         128,782
     Land....................................                1           2,238           2,266          2,858           2,332
     Other...................................               --              --           6,762         16,094          25,623
                                                   -----------     -----------     -----------    -----------     -----------
      Total commercial real estate...........           58,971         105,332         138,727        177,073         357,048
                                                   -----------     -----------     -----------    -----------     -----------
Other........................................               48              82             132            244           3,038
                                                   -----------     -----------     -----------    -----------     -----------
                                                       105,073         190,704         244,819        294,925         501,114
Undisbursed loan funds.......................           (8,879)        (24,654)         (7,099)       (22,210)        (89,840)
Unamortized deferred fees....................             (372)         (1,383)         (2,480)        (2,721)         (5,169)
Allowance for loan losses....................           (2,408)        (7,259)         (4,928)         (3,695)         (3,523)
                                                   -----------     -----------     -----------    -----------     -----------
                                                   $    93,414     $   157,408     $   230,312    $   266,299     $   402,582
                                                   ===========     ===========     ===========    ===========     ===========

         Contractual Principal Repayments. The following table sets forth certain information at December 31, 2000 regarding the dollar amount of loans maturing in the Company's loan portfolio based on scheduled contractual amortization, as well as the dollar amount of loans which have fixed or adjustable interest rates. Demand loans (loans having no stated schedule of repayments and no stated maturity) and overdrafts are reported as due in one year or less. Loan balances have not been reduced for (i) undisbursed loan proceeds, unearned discounts and the allowance for loan losses or (ii) non-performing loans.

                                                                                Maturing in
                                               ------------------------------------------------------------------------------
                                                                  After         After Five
                                                                 One Year          Years
                                                One Year       Through Five     Through Ten       After Ten
                                                 or Less           Years           Years            Years           Total
                                               -----------      -----------     -----------      -----------      -----------
Single family residential loans..........      $       137      $        --     $        36      $       675      $       848
Multi-family residential loans...........           28,097           17,109              --               --           45,206
Commercial real estate and land loans....           35,831           20,983           1,579              578           58,971
Consumer and other loans.................               37               11              --               --               48
                                               -----------      -----------     -----------      -----------      -----------
                                               $    64,102      $    38,103     $     1,615      $     1,253      $   105,073
                                               ===========      ===========     ===========      ===========      ===========

Interest rate terms on amounts due:
   Fixed.................................      $    22,988      $     3,269     $     1,519      $       567      $    28,343
   Adjustable............................           41,114           34,834              96              686           76,730
                                               -----------      -----------     -----------      -----------      -----------
                                               $    64,102      $    38,103     $     1,615      $     1,253      $   105,073
                                               ===========      ===========     ===========      ===========      ===========

         Scheduled contractual principal repayments may not reflect the actual maturities of loans because of prepayments and, in the case of conventional mortgage loans, due-on-sale clauses. The average life of mortgage loans, particularly fixed-rate loans, tends to

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

increase when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, to decrease when rates on existing mortgages are substantially higher than current mortgage loan rates.

         Activity in the Loan Portfolio. The following table sets forth the activity in the Company's net loan portfolio during the periods indicated:

                                                                              Year Ended December 31,
                                                      -----------------------------------------------------------------------
                                                         2000           1999           1998           1997           1996
                                                      -----------    -----------    -----------    -----------    -----------
Balance at beginning of period...................     $   157,408    $   230,312    $   266,299    $   402,582    $   295,605
                                                      -----------    -----------    -----------    -----------    -----------
Originations and funded commitments:
   Single family residential loans...............             --             --              --          1,987         10,681
   Multi-family residential loans................          36,165          3,692         56,657         16,799         68,076
   Commercial real estate loans..................           3,627         17,258        116,452         69,948        199,017
   Commercial non-mortgage and
     consumer loans..............................              --             --             --          1,140          3,366
                                                      -----------    -----------    -----------    -----------    -----------
     Total loans originated (1)..................          39,792         20,950        173,109         89,874        281,140
                                                      -----------    -----------    -----------    -----------    -----------
Purchases:
   Single family residential loans...............              --          6,209             --             78            305
   Multi-family residential loans................              --         45,285             --             --             --
   Commercial real estate loans..................              --         69,619             --             --             --
                                                      -----------    -----------    -----------    -----------    -----------
     Total loans purchased (2)...................              --        121,113             --             78            305
                                                      -----------    -----------    -----------    -----------    -----------
Sales............................................         (32,959)       (53,197)            --         (2,346)            --
Loans transferred from available for sale........              --             --             --         13,782             45
Principal repayments.............................         (89,591)      (138,530)      (222,668)      (306,916)      (121,818)
Transfer to real estate owned....................          (2,872)        (4,451)          (547)          (661)        (1,207)
Decrease (increase) in undisbursed loan funds....          15,774        (17,555)        15,111         67,630        (50,119)
Decrease in unamortized deferred fees............           1,011          1,097            241          2,448            207
Decrease (increase) in allowance for loan losses.           4,851         (2,331)        (1,233)          (172)        (1,576)
                                                      -----------    -----------    -----------    -----------    -----------
Net (decrease) increase in loans.................         (63,994)       (72,904)       (35,987)      (136,283)       106,977
                                                      -----------    -----------    -----------    -----------    -----------
Balance at end of period.........................     $    93,414    $   157,408    $   230,312    $   266,299    $   402,582
                                                      ===========    ===========    ===========    ===========    ===========

(1) Originations in 2000 represent fundings of construction loans originated in prior years.

(2) Purchases during 1999 represent loans, including undisbursed loans, acquired as a result of the acquisition of OAC.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

       The following table sets forth certain information relating to the Company's non-performing loans in its loan portfolio at the dates indicated:

                                                                                   December 31,
                                                        --------------------------------------------------------------------
                                                          2000           1999          1998           1997           1996
                                                        ---------      ---------     ---------      ---------      ---------
Non-performing loans:
 Single family residential loans.................       $     316      $     982     $   1,169      $   1,575      $   2,123
 Multi-family residential loans (1)..............          13,373         11,037         7,392          7,583            106
 Commercial real estate and other (2)............           4,581         19,360           488             --             55
                                                        ---------      ---------     ---------      ---------      ---------
    Total........................................       $  18,270      $  31,379     $   9,049      $   9,158      $   2,284
                                                        =========      =========     =========      =========      =========

Non-performing loans as a percentage of:
 Total loans (3).................................          19.07%         19.06%         3.85%          3.39%          0.56%
 Total assets....................................           0.81%          0.96%         0.27%          0.30%          0.09%

Allowance for loan losses as a percentage of:
    Total loans (3)..............................           2.51%          4.41%         2.09%          1.37%          0.87%
    Non-performing loans.........................          13.18%         23.13%        54.46%         40.35%        154.25%

(1) Non-performing multi-family residential loans at December 31, 2000 were comprised of 9 loans with an aggregate balance of $15,034, all of which management believes are adequately collateralized and reserved.

(2) Non-performing commercial real estate loans at December 31, 2000 were comprised of 6 loans with an aggregate balance of $6,258, all of which management believes are adequately collateralized and reserved.

(3) Total loans is net of undisbursed loan proceeds and unamortized deferred fees.

         See Note 7 to the Consolidated Financial Statements (which is incorporated herein for reference).

         MATCH FUNDED LOANS AND SECURITIES. At December 31, 2000 and 1999, the Company held $80,549 and $105,101, respectively, of single family residential match funded loans acquired as a result of the OAC acquisition. These loans were previously securitized and transferred by OAC to a real estate mortgage investment conduit on November 13, 1998. The transfer did not qualify as a sale for accounting purposes. Accordingly, the proceeds received from the transfer are reported as a liability (bonds-match funded agreements). The $24,552 decline in the balance during 2000 was due to repayment of loan principal. Match funded loans at December 31, 2000 and 1999 include $2,831 and $1,127, respectively, of non-performing loans and are net of an allowance for loan losses of $285 and $495, respectively.

         Additionally, at December 31, 2000 and 1999 the Company held $36,438 and $52,693, respectively, of match funded securities resulting from the Company's transfer of four unrated residual securities to a trust on December 16, 1999 in exchange for non-recourse notes. Upon the transfer, the Company received $40,094 of proceeds. The transfer did not qualify as a sale for accounting purposes. Accordingly, the amount of proceeds from the transfer are reported as a liability (bonds-match funded agreements). The decline of $16,255 in the balance during 2000 was due to principal repayments.

         See "Bonds-Match Funded Agreements" and Note 9 to the Consolidated Financial Statements, (which is incorporated herein by reference). For a glossary of the terms included in the tables below, see "Trading Securities."

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following tables detail the Company's match funded securities at December 31, 2000, and its estimates of expected yields on such securities, taking into consideration expected prepayment and loss rates together with other factors:

                                                                                                     ANTICIPATED
                                                                                       OVER           YIELD TO
SECURITIZATION                                            CLASS SIZE               COLLATERIZATION    MATURITY AT    PROSPECTIVE
--------------               ISSUE           RATING       ----------      INTEREST    LEVEL AT:       -----------    PROSPECTIVE
(ISSUER)           SECURITY  DATE  RATING   AGENCIES  ISSUANCE  12/31/00     %        12/31/00     PURCHASE 12/31/00   12/31/00
--------           --------  ----  ------   --------  --------  --------  --------    --------     -------- --------   --------
SASCO 1998-2 1.....    X    Jan-98   UR    S&P, Fitch $600,052  $167,533   100.00%    2.69% OC      16.00%   (2.01)%      7.16%
SASCO 1998-31......    X    Mar-98   UR    S&P, Fitch  769,671   197,851   100.00     6.63% OC      17.04    (0.83)       7.55
MLMI 1998-FFI 2....    X    Jun-98   UR    S&P, Fitch  198,155    36,529   100.00     8.14% OC      18.57     3.75       (1.03)
LHELT 1998-2 3.....    X    Jun-98   UR    Moody's,    209,225    85,834   100.00     9.17% OC      18.55    11.06       56.38
                                             Fitch

                                                               ACTUAL     ACTUAL
                          WEIGHTED    WEIGHTED     TOTAL       LIFE TO    LIFE TO
                           AVERAGE    AVERAGE   DELINQUENCY     DATE       DATE                              COLLATERAL BALANCE
                           COUPON      LTV AT        AT        CPR AT    LOSSES AT       PRODUCT TYPE AT    ---------------------
SECURITIZATION           AT 12/31/00  12/31/00    12/31/00    12/31/00   12/31/00           12/31/00        ISSUANCE     12/31/00
--------------           -----------  --------    --------    --------   --------    --------------------   --------     --------
SASCO 1998-2...........      11.55%    84.27%      22.46%      35.00%    $  11,868   40% Fixed, 60% ARM     $ 600,052   $ 167,533
SASCO 1998-3...........      11.63     85.19       23.79       38.79        10,252   18% Fixed, 82% ARM       769,671     197,851
MLMI 1998-FFI..........      12.09     75.48       26.10       47.63         1,476   100% ARM                 198,155      36,529
LHELT 1998-2 ..........      10.98     N/A         18.43       28.63         2,457   49% Fixed, 51% ARM       209,225      85,834

ISSUERS:

1 Structured Asset Securities Corp.

2 Merrill Lynch Mortgage Investors, Inc.

3 Lehman Home Equity Loan Trust

       The following table sets forth the principal amount of mortgage loans by the geographic location of the property securing the mortgages that underlie the Company's match-funded securities at December 31, 2000:

DESCRIPTION                                CALIFORNIA    FLORIDA     WASHINGTON    ILLINOIS      OREGON     OTHER (1)      TOTAL
-----------                                ----------    -------     ----------    --------      ------     ---------      -----
Single family residential .............     $ 81,471     $ 53,652     $ 22,879     $ 22,475     $ 20,487     $286,616     $487,580
Commercial ............................           --           --          167           --           --           --          167
                                            --------     --------     --------     --------     --------     --------     --------
                                            $ 81,471     $ 53,652     $ 23,046     $ 22,475     $ 20,487     $286,616     $487,747
                                            ========     ========     ========     ========     ========     ========     ========

(1) Consists of properties located in 43 other states, none of which aggregated over $19,634 in any one state.

         The following table presents information regarding match funded securities summarized by classification and rating:

                                                                                                                   ANTICIPATED
                                                                               ORIGINAL    ANTICIPATED               WEIGHTED
                                                                             ANTICIPATED    YIELD TO                 AVERAGE
                                                                               YIELD TO    MATURITY AT              REMAINING
SINGLE-FAMILY RESIDENTIAL:                       FAIR VALUE   PERCENT OWNED    MATURITY   12/31/00 (1)    COUPON     LIFE(2)
                                                 ----------   -------------    --------   ------------    ------     -------
Unrated residuals............................     $ 36,438       100.00%         17.24%       1.16%         N/A    4.15 years
                                                  ========

(1) Changes in the December 31, 2000 anticipated yield to maturity from that originally anticipated are primarily the result of changes in prepayment assumptions and, to a lesser extent, loss assumptions.

(2) Equals the weighted average duration based on the December 31, 2000 book value.

         DISCOUNT LOAN PORTFOLIO, NET. The discount loan portfolio decreased $377,201 or 41% during 2000. Resolutions and repayments, loans transferred to real estate owned and sales more than offset acquisitions during the year. Substantially all of the Company's discount loan portfolio is secured by first mortgage liens on real estate.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Composition of the Discount Loan Portfolio. The following table sets forth the composition of the Company's discount loan portfolio by type of loan at the dates indicated:

                                                                              December 31,
                                           ----------------------------------------------------------------------------------
                                               2000              1999             1998              1997             1996
                                           ------------      ------------     ------------      ------------     ------------
Principal balance:
   Single family residential loans....     $    289,883      $    597,719     $    597,100      $    900,817     $    504,049
   Multi-family residential loans.....          105,591           191,971          244,172           191,302          341,796
   Commercial real estate loans:
     Office buildings.................           77,608            97,784          154,063           363,681          202,084
     Hotels...........................           63,967            75,095          100,407            98,907           46,054
     Retail properties................           85,924           105,247           21,230           106,755          138,590
     Other properties.................           36,511            87,148          173,310           131,692           79,073
                                           ------------      ------------     ------------      ------------     ------------
                                                264,010           365,274          449,010           701,035          465,801
                                           ------------      ------------     ------------      ------------     ------------
   Other loans (1)....................           17,188            21,615           10,144             1,865            2,753
                                           ------------      ------------     ------------      ------------     ------------
                                                676,672         1,176,579        1,300,426         1,795,019        1,314,399
                                           ------------      ------------     ------------      ------------     ------------
Unaccreted discount:
   Single family residential loans....          (74,184)         (147,630)        (161,650)         (170,743)         (92,167)
   Multi-family residential loans....            (5,176)          (37,981)         (20,795)          (45,944)         (71,817)
   Commercial real estate loans.......          (40,413)          (57,604)         (69,747)         (120,457)         (77,550)
   Other loans........................               --              (954)            (321)             (206)            (374)
                                          -------------     -------------    -------------     -------------    -------------
                                               (119,773)         (244,169)        (252,513)         (337,350)        (241,908)
                                          -------------     -------------    -------------     -------------    -------------
                                                556,899           932,410        1,047,913         1,457,669        1,072,491
Allowance for loan losses.............          (20,871)          (19,181)         (21,402)          (23,493)         (11,538)
                                           ------------      ------------     ------------      ------------     ------------
                                           $    536,028      $    913,229     $  1,026,511      $  1,434,176     $  1,060,953
                                           ============      ============     ============      ============     ============

(1)      Includes $17,188, $16,397 and $8,248 at December 31, 2000, 1999 and
         1998, respectively, of charged-off unsecured credit card receivables which were acquired at a discount. Collections are accounted for under the cost recovery method.

       Activity in the Discount Loan Portfolio. The following table sets forth the activity in the Company's net discount loan portfolio during the periods indicated:

                                                                          Year Ended December 31,
                                                 --------------------------------------------------------------------------
                                                    2000            1999            1998           1997            1996
                                                 -----------     -----------     -----------    -----------     -----------
AMOUNT
Balance at beginning of period...............    $   913,229     $ 1,026,511     $ 1,434,176    $ 1,060,953     $   669,771
Acquisitions (1)(2)(3):
  Single  family residential loans...........        164,920         516,744         613,201      1,061,967         365,516
  Multi-family residential loans.............         21,378          78,244         231,130         57,707         310,423
  Commercial real estate loans...............         25,612         157,258         264,697        656,904         433,492
  Other (4)..................................         10,030          17,414          14,699            195           1,456
                                                 -----------     -----------     -----------    -----------     -----------
                                                     221,940         769,660       1,123,727      1,776,773       1,110,887
                                                 -----------     -----------     -----------    -----------     -----------
Resolutions and repayments (5)...............       (216,480)       (372,442)       (539,353)      (484,869)       (371,228)
Loans transferred to real estate owned.......       (193,469)       (203,043)       (382,904)      (292,412)       (138,543)
Sales (6)....................................       (311,897)       (318,022)       (696,063)      (518,872)       (230,246)
Decrease (increase) in discount..............        124,395           8,344          84,837        (95,442)         31,850
(Increase) decrease  in allowance............         (1,690)          2,221           2,091        (11,955)        (11,538)
                                                 -----------     -----------     -----------    -----------     ------------
Balance at end of period.....................    $   536,028     $   913,229     $ 1,026,511    $ 1,434,176     $ 1,060,953
                                                  ==========      ==========     ===========    ===========     ===========

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

                                                                          Year Ended December 31,
                                                 --------------------------------------------------------------------------
                                                    2000            1999            1998            1997           1996
                                                 -----------     -----------     -----------     -----------    -----------
NUMBER OF LOANS
Balance at beginning of period...............          8,064           8,100          12,980           5,460          4,543
Acquisitions (2)(3):
Single  family residential loans.............          2,208           6,606           7,779          17,154          4,086
Multi-family residential loans...............              9              34              92             173            221
Commercial real estate loans.................             12             202             205             354            496
Other........................................              2               6               8              22              9
                                                 -----------     -----------     -----------     -----------    -----------
                                                       2,231           6,848           8,084          17,703          4,812
                                                 -----------     -----------     -----------     -----------    -----------
Resolutions and repayments (5)...............         (1,467)         (1,241)         (1,918)         (1,978)        (2,355)
Loans transferred to real estate owned.......         (2,400)         (2,367)         (3,193)         (1,596)          (860)
Sales (6)....................................         (2,407)         (3,276)         (7,853)         (6,609)          (680)
                                                 -----------     -----------     -----------     -----------    -----------
Balance at end of period.....................          4,021           8,064           8,100          12,980          5,460
                                                 ===========     ===========     ===========     ===========    ===========

(1) Acquisitions exclude certain commercial and multi-family loans which are accounted for as investments in real estate. See "Changes in Financial Condition - Investments in Real Estate."

(2) The decline in acquisitions during 2000, 1999 and 1998 is due not only to a decline in the volume of non-performing loans brought to the market as a result of the strength of the domestic economy but also to the Company's strategic decision to move from reliance on capital-intensive businesses toward more fee-based businesses.

(3) The 1996 data do not include the Company's pro rata share of the $741,176 of discount loans acquired by the LLC.

(4) Acquisitions of other discount loans during 2000, 1999 and 1998 consisted primarily of charged-off unsecured credit card receivables acquired at a discount.

(5) Resolutions and repayments consists of loans which were resolved in a manner which resulted in partial or full repayment of the loan to the Company, as well as principal payments on loans which have been brought current in accordance with their original or modified terms (whether pursuant to forbearance agreements or otherwise) or on other loans which have not been resolved.

(6) Includes securitizations of performing single family discount loans in 1999, 1998, 1997 and 1996. See "Results of Operations - Non-interest Income."

       Payment Status of Discount Loans. The following table sets forth certain information relating to the contractual payment status of loans in the Company's discount loan portfolio at the dates indicated:

                                                                               December 31,
                                              ----------------------------------------------------------------------------
                                                   2000            1999           1998            1997            1996
                                              -------------   -------------   -------------  -------------   -------------
PRINCIPAL BALANCE
Loans without Forbearance Agreements:
  Current...................................  $     295,616   $     509,845   $     578,269  $     670,115   $     572,043
  Past due 31 days to 89 days...............          6,295          23,438          35,555         21,098          19,458
  Past due 90 days or more..................        295,226         448,312         509,838        638,319         506,113
  Acquired and servicing not yet transferred             --          87,538          57,048         28,053         149,564
                                              -------------   -------------   -------------  -------------   -------------
                                                    597,137       1,069,133       1,180,710      1,357,585       1,247,178
                                              -------------   -------------   -------------  -------------   -------------
Loans with Forbearance Agreements:
  Current...................................          3,888           2,958           1,180          3,140           7,554
  Past due 31 days to 89 days...............          2,090           8,904           4,046          1,688           2,703
  Past due 90 days or more (1)..............         73,557          95,584         114,490        432,606          56,964
                                              -------------   -------------   -------------  -------------   -------------
                                                     79,535         107,446         119,716        437,434          67,221
                                              -------------   -------------   -------------  -------------   -------------
                                              $     676,672   $   1,176,579   $   1,300,426  $   1,795,019   $   1,314,399
                                              =============   =============   =============  =============   =============

(1) For loans with forbearance agreements that are contractually past due 90 days or more, the following table indicates the payment status of the loans under the terms of their forbearance agreements:

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

                                                                               December 31,
                                               ---------------------------------------------------------------------------
                                                   2000            1999            1998           1997            1996
                                               ------------    ------------    ------------   ------------    ------------
Current.....................................   $     50,719    $     67,897    $     77,893   $    184,526    $     17,808
Past due 31 to 89 days......................          2,278          27,321          32,179        131,821          15,025
Past due 90 days or more....................         20,560             366           4,418        116,259          24,131
                                               ------------    ------------    ------------   ------------    ------------
                                               $     73,557    $     95,584    $    114,490   $    432,606    $     56,964
                                               ============    ============    ============   ============    ============

                                                                               December 31,
                                                ------------------------------------------------------------------------
                                                   2000            1999            1998           1997            1996
                                                ---------       ---------       ---------      ---------       ---------
PERCENTAGE OF LOANS
Loans without Forbearance Agreements:
   Current..................................        43.69%          43.33%          44.47%         37.33%          43.52%
  Past due 31 days to 89 days...............         0.93            1.99            2.73           1.18            1.48
  Past due 90 days or more..................        43.63           38.10           39.21          35.56           38.51
  Acquired and servicing not yet transferred           --            7.44            4.39           1.56           11.38
                                                ---------       ---------       ---------      ---------       ---------
                                                    88.25           90.86           90.80          75.63           94.89
                                                ---------       ---------       ---------      ---------       ---------

Loans with Forbearance Agreements:
  Current...................................         0.57            0.25            0.09           0.18            0.57
  Past due 31 days to 89 days...............         0.31            0.76            0.31           0.09            0.21
  Past due 90 days or more..................        10.87            8.13            8.80          24.10            4.33
                                                ---------       ---------       ---------      ---------       ---------
                                                    11.75            9.14            9.20          24.37            5.11
                                                ---------       ---------       ---------      ---------       ---------
                                                   100.00%         100.00%         100.00%        100.00%         100.00%
                                                =========       =========       =========      =========       =========

         The following table sets forth certain information relating to the Company's allowance for loan losses on discount loans at the dates indicated:

                                                                               December 31,
                                                ------------------------------------------------------------------------
                                                   2000            1999           1998            1997            1996
                                                ---------       ---------       ---------      ---------       ---------
Allowance for loan losses as a percentage of:
  Total loans (1)...........................       3.75%           2.06%           2.04%          1.61%           1.08%
  Total assets..............................       0.93%           0.58%           0.65%          0.77%           0.46%

(1)      Total loans are net of unaccreted discount.

         See Note 8 to the Consolidated Financial Statements (which is incorporated herein by reference).

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         ALLOWANCES FOR LOAN LOSSES. The Company maintains an allowance for loan losses for each of its loan, discount loan and match funded loan portfolios at a level which management considers adequate to provide for probable losses in each portfolio based upon an evaluation of known and inherent risks in such portfolios. The following tables set forth (a) the breakdown of the allowance for loan losses on the Company's loan portfolio, discount loan portfolio and match funded loan portfolios by loan category and (b) the percentage of loans in each category to total loans in the respective portfolios at the dates indicated:

                                                                               December 31,
                                                --------------------------------------------------------------------------
                                                   2000            1999            1998           1997            1996
                                                -----------     -----------     -----------    -----------     -----------
AMOUNT
Loan portfolio:
  Single family residential loans...........    $        10     $        87     $       215    $       512     $       520
  Multi-family residential loans............            993           1,722           2,714          2,163             673
  Commercial real estate loans..............          1,405           5,450           1,999          1,009           2,299
  Other.....................................             --              --              --             11              31
                                                -----------     -----------     -----------    -----------     -----------
                                                $     2,408     $     7,259     $     4,928    $     3,695     $     3,523
                                                ===========     ===========     ===========    ===========     ===========

Discount loan portfolio:
  Single family residential loans...........    $     3,483     $    11,081     $    10,307    $    15,017     $     3,528
  Multi-family residential loans............          1,805           1,681           2,457          2,616           3,124
  Commercial real estate loans..............          6,813           5,152           8,607          5,860           4,886
  Other loans (1)...........................          8,770           1,267              31             --              --
                                                -----------     -----------     -----------    -----------     -----------
                                                $    20,871     $    19,181     $    21,402    $    23,493     $    11,538
                                                ===========     ===========     ===========    ===========     ===========

Match funded loans:
  Single family residential loans...........    $       285     $       495     $        --    $        --     $        --
                                                ===========     ===========     ===========    ===========     ===========

(1) Allowance for loan losses on other discount loans pertains to the Company's charged-off unsecured credit card receivables acquired at a discount.

                                                                               December 31,
                                                -------------------------------------------------------------------------
                                                   2000            1999            1998           1997            1996
                                                ----------      ----------      ----------     ----------      ----------
PERCENTAGE OF LOANS TO TOTAL LOANS
Loan portfolio:
  Single family residential loans...........           0.8%            2.3%           12.4%          15.7%           14.6%
  Multi-family residential loans............          42.5            42.5            30.9           24.2            13.5
  Commercial real estate loans..............          56.7            55.2            56.7           60.0            71.3
  Other.....................................            --              --              --            0.1             0.6
                                                ----------      ----------      ----------     ----------      ----------
                                                     100.0%          100.0%          100.0%         100.0%          100.0%
                                                ==========      ==========      ==========     ==========      ==========

Discount loan portfolio:
  Single family residential loans...........          42.8%           48.3%           41.6%          50.1%           38.4%
  Multi-family residential loans............          15.6            16.5            21.3           10.0            25.2
  Commercial real estate loans..............          39.0            33.0            36.2           39.8            36.2
  Other loans...............................           2.6             2.2             0.9            0.1             0.2
                                                ----------      ----------      ----------     ----------      ----------
                                                     100.0%          100.0%          100.0%         100.0%          100.0%
                                                ==========      ==========      ==========     ==========      ==========

Match funded loans:
  Single family residential loans...........         100.0%          100.0%              --%            --%             --%
                                                ==========      ==========       ==========     ==========      ==========

         The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table sets forth an analysis of activity in the allowance for loan losses relating to the Company's loan portfolio during the periods indicated:

                                                                              Year Ended December 31,
                                                        -------------------------------------------------------------------
                                                          2000          1999           1998           1997           1996
                                                        --------      --------       ---------      --------       --------
Balance at beginning of period...................       $  7,259      $  4,928       $  3,695       $  3,523       $  1,947
Provision for loan losses........................              4         1,636            891            325          1,872
Charge-offs:
   Single family residential loans...............             --            (8)          (212)          (100)          (261)
   Multi-family residential loans................         (1,662)           --             --             --             (7)
   Commercial real estate loans..................         (3,193)           --             --             --             --
   Consumer loans................................             --            --             (7)           (53)           (28)
                                                        --------      --------       ---------      --------       --------
     Total charge-offs...........................         (4,855)           (8)          (219)          (153)          (296)
Recoveries:
   Commercial real estate loans..................             --            --            561             --             --
                                                        --------      --------       --------       --------       --------
     Net (charge-offs) recoveries................         (4,855)           (8)           342           (153)          (296)
                                                        --------      --------       --------       --------       --------
Acquired allowance (OAC acquisition).............             --           703             --             --             --
                                                        --------      --------       --------       --------       --------
Balance at end of period.........................       $  2,408      $  7,259       $  4,928       $  3,695       $  3,523
                                                        ========      ========       ========       ========        =======
Net (charge-offs) recoveries as a percentage of
   average loan portfolio .......................        (3.37%)         (--%)         0.13%         (0.04%)        (0.09%)

         The following table sets forth an analysis of activity in the allowance for loan losses relating to the Company's discount loan portfolio during the periods indicated:

                                                                               Year Ended December 31,
                                                        ----------------------------------------------------------------------
                                                           2000           1999           1998           1997           1996
                                                        ----------     ----------     -----------    ----------     ----------
Balance at beginning of period....................      $   19,181     $   21,402     $   23,493     $   11,538     $       --
Provision for loan losses.........................          15,266          5,434         17,618         31,894         20,578
Charge-offs:
   Single family residential loans................          (7,132)        (4,409)       (14,574)       (13,281)        (7,009)
   Multi-family residential loans.................            (888)          (912)        (2,648)        (2,056)          (704)
   Commercial real estate loans...................          (6,193)        (2,687)        (2,888)        (5,012)        (1,503)
   Other loans....................................              --            (44)           (20)            --             --
                                                        ----------     ----------     -----------    ----------     ----------
      Total charge-offs...........................         (14,213)        (8,052)       (20,130)       (20,349)        (9,216)
                                                        -----------    ----------     -----------    ----------     ----------
Recoveries:
   Single family residential loans................             616            397            421            410            176
   Commercial real estate loans...................              21             --             --             --             --
                                                        ----------     ----------     ----------     ----------     ----------
      Total recoveries............................             637            397            421            410            176
                                                        ----------     ----------     ----------     ----------     ----------
      Net charge-offs.............................         (13,576)        (7,655)       (19,709)       (19,939)        (9,040)
                                                        ----------     ----------     ----------     ----------     ----------
Balance at end of period..........................      $   20,871     $   19,181     $   21,402     $   23,493     $   11,538
                                                        ==========     ==========     ==========     ==========     ==========
Net charge-offs as a percentage of average discount
   loan portfolio.................................          (1.66%)        (0.80%)        (1.52%)        (1.55%)        (1.34%)

         INVESTMENTS IN LOW-INCOME HOUSING TAX CREDIT INTERESTS. The Company has invested in multi-family residential projects which have been allocated low-income housing tax credits under Section 42 of the Internal Revenue Code of 1986, as amended, by a state tax credit allocating agency. At December 31, 2000, the Company had $55,729 of such investments, as compared to $150,989 at December 31, 1999. The $95,230 decrease during 2000 is due to the Company's sale of its investment in ten projects with an aggregate carrying value of $27,402 and the transfer of twenty-five projects with a carrying value of $81,097 to held for sale, offset by additional investments in existing projects. See "Low-Income Housing Tax Credit Interests Held for Sale" below and Note 16 to the Consolidated Financial Statements (which is incorporated herein by reference).

         LOW-INCOME HOUSING TAX CREDIT INTERESTS HELD FOR SALE. At December 31, 2000, the Company's investments in low-income housing tax credit interests held for sale amounted to $87,083 as compared to $0 at December 31, 1999. During 2000, the Company

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

entered into agreements to sell twenty-five of its low-income housing tax credit properties, together with the related tax credits. Although these agreements resulted in the transfer of tax credits and operating results for these properties to the purchaser, they did not qualify as sales for accounting purposes primarily due to insufficient cash received at signing, as well as to certain contingencies with respect to potential repurchase requirements. As a result, the Company has reclassified these properties as held for sale and has valued them at the lower of cost or fair value less disposal costs. The Company recorded a charge to earnings during 2000 of $6,448 reflecting the expected net loss to be incurred upon completion of these transactions. See Note 15 to the Consolidated Financial Statements (which is incorporated herein by reference).

         INVESTMENTS IN UNCONSOLIDATED ENTITIES. Investments in unconsolidated entities amounted to $430 and $37,118 at December 31, 2000 and 1999, respectively. The decrease of $36,688 during 2000 was primarily the result of the Company's sale of its investment in Kensington. Prior to the sale in November, the Company recorded equity in the losses of its investment in Kensington of $5,280.

         See Note 2 and Note 10 to the Consolidated Financial Statements (which are incorporated herein by reference).

         REAL ESTATE OWNED, NET. Real estate owned, net, decreased by $21,087 or 13% during 2000. Sales of real estate owned more than offset loan foreclosures during the year. Real estate owned consists almost entirely of properties acquired by foreclosure or deed-in-lieu thereof on loans in the Company's discount loan portfolio.

         The following table sets forth the composition of real estate owned by loan portfolio at the dates indicated:

                                                                                 December 31,
                                                    -----------------------------------------------------------------------
                                                       2000           1999           1998            1997           1996
                                                    ----------     ----------     ----------      ----------     ----------
Discount loan portfolio:
   Single family residential..................      $   55,751     $   72,193     $   94,641      $   76,409     $   49,728
   Multi-family residential...................             149          2,601         20,130          16,741         14,046
   Commercial real estate.....................          88,214         85,233         82,591          71,339         36,264
                                                    ----------     ----------     ----------      ----------     ----------
     Total....................................         144,114        160,027        197,362         164,489        100,038
Loan portfolio................................           1,384          2,183            227             357            592
Loans available for sale......................             921          5,296          3,962           2,419          3,074
                                                    ----------     ----------     ----------      ----------     ----------
                                                    $  146,419     $  167,506     $  201,551      $  167,265     $  103,704
                                                    ==========     ==========     ==========      ==========     ==========

         The following tables set forth the activity in the real estate owned during the periods indicated:

                                                                               Year Ended December 31,
                                                           ----------------------------------------------------------------
                                                              2000         1999          1998         1997          1996
                                                           ----------   ----------    ----------   -----------   ----------
AMOUNT
Balance at beginning of period.........................    $  167,506   $  201,551    $  167,265   $  103,704    $  166,556
Properties acquired through foreclosure or deed-in-lieu
 thereof:
  Discount loans.......................................       193,469      203,043       382,904      292,412       138,543
  Loans available for sale.............................         4,669       13,281         7,787        5,569         3,671
  Loan portfolio.......................................         2,872        4,451           547          661         1,207
  Less discount transferred............................       (60,246)     (63,664)     (110,716)     (93,021)      (41,323)
                                                           ----------   ----------    ----------   -----------   ----------
                                                              140,764      157,111       280,522      205,621       102,098
                                                           ----------   ----------    ----------   ----------    ----------
Acquired in connection with acquisitions of discount
 loans.................................................         9,059       47,808        19,949       38,486         2,529
Sales..................................................      (169,949)    (237,108)     (263,206)    (179,693)     (160,592)
Increase in valuation allowance........................          (961)      (1,856)       (2,979)        (853)       (6,887)
                                                           ----------   ----------    ----------   ----------    ----------
Balance at end of period...............................    $  146,419   $  167,506    $  201,551   $  167,265    $  103,704
                                                           ==========   ==========    ==========   ==========    ==========

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

                                                                               Year Ended December 31,
                                                           ----------------------------------------------------------------
                                                              2000         1999          1998         1997          1996
                                                           ----------   ----------    ----------   ----------    ----------
NUMBER OF PROPERTIES
Balance at beginning of period.........................         1,672        1,999         1,505          825         1,070
Properties acquired through foreclosure or deed-in-lieu
 thereof:
  Discount loans.......................................        2,400        2,367         3,193        1,596           860
  Loans available for sale.............................            47          157            82           54            51
  Loan portfolio.......................................             8           10             3            6             7
                                                           ----------   ----------    ----------   ----------    ----------
                                                                2,455        2,534         3,278        1,656           918
                                                           ----------   ----------    ----------   ----------    ----------
Acquired in connection with acquisitions of discount
 loans.................................................           171          931           303          545            12
Sales..................................................        (3,000)      (3,792)       (3,087)      (1,521)       (1,175)
                                                           ----------   ----------    ----------   ----------    ----------
Balance at end of period...............................         1,298        1,672         1,999        1,505           825
                                                           ==========   ==========    ==========   ==========    ==========

         The following table sets forth the amount of time that the Company had held its real estate owned at the dates indicated:

                                                                              December 31,
                                            ---------------------------------------------------------------------------------
                                                2000              1999             1998             1997             1996
                                            ------------      ------------     ------------     ------------     ------------
One to two months.....................      $     17,832      $     30,695     $     38,444     $     83,144     $     17,695
Three to four months..................            11,450            26,532           79,264           28,912           15,291
Five to six months....................             9,494            11,263           27,115           20,929           14,348
Seven to 12 months....................            18,426            28,606           26,122           23,621           13,004
Over 12 months........................            89,217            70,410           30,606           10,659           43,366
                                            ------------      ------------     ------------     ------------     ------------
                                            $    146,419      $    167,506     $    201,551     $    167,265     $    103,704
                                            ============      ============     ============     ============     ============

         The Company actively manages its real estate owned. Sales of real estate owned resulted in (losses) gains, net of the provision for loss, of $(4,159), $8,257 and $25,213 during 2000, 1999 and 1998, respectively, which are included in determining the Company's gain (loss) on real estate owned. Real estate owned that the Company has held in excess of one year as of December 31, 2000 includes a large retail property with a carrying value of $46,911. As anticipated, this property migrated into the over 12 month category in 1999, because it was being repositioned for sale. Also included in the balance of real estate owned held in excess of one year at December 31, 2000 is an office building with a carrying value of $12,386 which was subsequently sold in January 2001. The average period during which the Company held the real estate owned, which was sold during the years ended December 31, 2000, 1999 and 1998, was 7 months, 6 months and 6 months, respectively.

         Properties acquired through foreclosure or by deed-in-lieu thereof are valued at the lower of amortized cost or fair value after foreclosure. Properties included in the Company's real estate owned portfolio are periodically re-evaluated to determine that they are being carried at the lower of cost or fair value less estimated costs to sell. Holding and maintenance costs related to properties are recorded as expenses in the period incurred. Decreases in value resulting from valuation adjustments to real estate owned subsequent to acquisition are recognized as a valuation allowance. Subsequent increases related to the valuation of real estate owned are reflected as a reduction in the valuation allowance, but not below zero. Increases and decreases in the valuation allowance are charged or credited to income, respectively.

         The following table sets forth the activity, in aggregate, in the valuation allowance on real estate owned during the periods indicated:

                                                                              Year Ended December 31,
                                                        --------------------------------------------------------------------
                                                           2000           1999           1998           1997          1996
                                                        ----------     ----------     ----------     ----------    ---------
Balance at beginning of year......................      $   17,181     $   15,325     $   12,346     $   11,493    $   4,606
Provisions for losses.............................          26,674         28,008         18,626         13,450       18,360
Charge-offs and sales.............................         (25,713)       (26,152)       (15,647)       (12,597)     (11,473)
                                                        ----------     ----------     ----------     ----------    ---------
Balance at end of year............................      $   18,142     $   17,181     $   15,325     $   12,346    $  11,493
                                                        ==========     ==========     ==========     ==========    =========

Valuation allowance as a percentage of total gross
   real estate owned (1)..........................           11.02%          9.30%          7.07%          6.87%        9.98%

(1) The higher percentages at December 31, 2000 and 1999 reflect increases in the amount of real estate owned which the Company has held in excess of one year, as discussed above.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         From time to time, the Company makes loans to finance the sale of real estate owned. At December 31, 2000, such loans amounted to $2,960 of commercial loans. All of the Company's loans to finance the sale of real estate owned were performing in accordance with their terms at December 31, 2000.

         See Note 11 to the Consolidated Financial Statements (which is incorporated herein by reference).

         INVESTMENT IN REAL ESTATE. The Company's investments in real estate amounted to $122,761 and $268,241 at December 31, 2000 and 1999, respectively. The $145,480 decline during 2000 was primarily due to the transfer of 6 properties with an aggregate carrying value of $174,480 to held for sale, offset in part by the purchase of certain acquisition, development and construction loans which are accounted for as investments in real estate. Under the terms of these loans, which had a carrying value of $45,786 at December 31, 2000, the Company participates in the expected residual profits of the underlying real estate and the borrower has not contributed substantial equity to the project. As such, the Company accounts for these loans under the equity method as though it had an investment in a real estate limited partnership.

     The Company's properties held for investment at December 31, 2000 are comprised of the following:

     Date
   Acquired              Property                 Location         Square Feet     Property Type   % Leased    Carrying Value
   --------              --------                 --------         -----------     -------------   --------    --------------
07/22/98 (1)     841 Prudential Drive       Jacksonville, FL           550,000    Office Bldg.        99.78%     $   34,121
04/09/98 (1)     7075 Bayers Road           Halifax, Nova Scotia       402,529    Shopping Ctr.       66.23          20,648

                                                                         Accumulated depreciation                    (2,359)
                                                                                                                 ----------
                                                                                                                 $   52,410

(1)      Acquired by the Company through the acquisition of OAC in October 1999.

         Prudential Building. In July 1998, OAC purchased the Prudential Building, a 515,000 square foot, 22-story office building located in the central business district of Jacksonville, Florida for an aggregate purchase price of $36.0 million, plus closing costs. The purchase price was funded with cash on hand and advances from a line of credit. Simultaneously with this closing, OAC also leased 98% of the building back to the Prudential Insurance Co. of America for a term expiring July 31, 2002 and sold two adjacent parking areas to a neighboring hospital for approximately $4.1 million. Aetna U.S. Healthcare has executed a 7-year lease, commencing on August 1, 2002, for approximately 297,000 square feet. This lease is contingent upon, among other factors, the construction and completion of an 1,100 space parking garage prior to the commencement date.

         Bayer's Road Shopping Centre. In April 1998, OAC acquired the Bayers Road Shopping Centre, which is located at 7075 Bayers Road in Halifax, Nova Scotia. The property was acquired by foreclosure on the loans secured by the property, which were acquired by OAC at a discount in September 1997. The property contains 408,183 square feet of space, which consists primarily of retail space but also includes some office space and storage space. The original buildings were built in 1956 and were enclosed and expanded in several phases between 1971 and 1987. The property was approximately 66.23% leased at December 31, 2000. The Company currently is implementing a renovation plan to establish the second level as a community shopping center anchored by value-oriented retailers while filling the lower level with service providers, discount retailers and entertainment uses. The third level will remain office space.

         The following table sets forth various information for each investment in real estate through December 31, 2000:

                                                                   Gross Book
                                   Initial Cost    Fair Value       Value at      Accumulated   Rents due and     2000 Total
Property                              to OAC       Adjustments      12/31/00     Depreciation   accrued at end  Rental Income
--------                           -----------     -----------    -----------     ----------     -----------     -----------
Prudential....................     $    32,827     $      (716)   $    34,121     $    1,323     $     2,561     $     8,303
Bayers Road...................          15,219          (1,866)        20,648          1,036             170           3,010
                                   -----------     -----------    -----------     ----------     -----------     -----------
   Total......................     $    48,046     $    (2,582)   $    54,769     $    2,359     $     2,731     $    11,313
                                   ===========     ===========    ===========     ==========     ===========     ===========

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table sets forth a summary schedule of the total lease expirations for the Company's investments in real estate for leases in place as of December 31, 2000, assuming that none of the tenants exercise renewal options or termination rights, if any, at or prior to the scheduled expirations.

                                                 Percentage of                       Average Base     Percentage of
                                                   Aggregate         Annualized        Rent per         Aggregate
                 Number of    Square Footage       Portfolio        Base Rent of    Square Foot of      Portfolio
Year of Lease     Leases       of Expiring       Leased Square        Expiring         Expiring      Annualized Base
Expiration(1)    Expiring         Leases             Feet            Leases (2)       Leases (3)          Rent
-------------    --------         ------             ----            ----------       ----------          ----
     2001            10             26,560            3.72%           $     90             3.39              1.70%
     2002             7            495,204           69.41               4,487             9.06             84.65
     2003             6             10,700            1.50                  43             3.99              0.80
     2004             5              9,782            1.37                  33             3.36              0.62
     2005            12             39,772            5.57                 133             3.36              2.52
     2006             3             96,601           13.54                 334             3.46              6.31
     2007            --                 --              --                  --               --                --
     2008             1             14,123            1.98                  53             3.72              0.99
     2009             1              4,409            0.62                  42             9.57              0.80
     2010             1             16,348            2.29                  86             5.24              1.61
  Thereafter         --                 --              --                  --               --                --
                  -----         ----------     -----------            --------                           --------
                     46            713,499          100.00%           $  5,301                             100.00%
                  =====         ==========     ===========            ========                           ========

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

         Non-cancellable operating leases with tenants expire on various dates through 2010. The future minimum rental income (base rent) to be received under leases existing as of December 31, 2000, are as follows:

2001........................................................     $     8,582
2002........................................................           5,354
2003........................................................             869
2004........................................................             791
2005........................................................             547
Thereafter..................................................           1,381
                                                                 -----------
                                                                 $    17,524
                                                                 ===========

         See "Real Estate Held for Sale" below and Note 13 to the Consolidated Financial Statements (which is incorporated herein by reference).

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         REAL ESTATE HELD FOR SALE. The Company's real estate held for sale amounted to $22,670 at December 31, 2000 as compared to $0 at December 31, 1999, and was comprised of the following properties:

     Date
   Acquired              Property                 Location         Square Feet     Property Type   % Leased    Carrying Value
   --------              --------                 --------         -----------     -------------   --------    --------------
11/10/97 (1)     Cortez Plaza............   Bradenton, FL             290,673     Shopping Ctr.       94.34      $  21,636
10/01/98 (1)     Holiday Village.........   Havre, MT                 195,285     Shopping Ctr.       54.32          1,034
                                                                                                                 ---------
                                                                                                                 $  22,670
                                                                                                                 =========

(1)      Acquired by the Company through the acquisition of OAC in October 1999.

         Set forth below is a brief description of each of the above properties:

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

         Holiday Village Shopping Centre. In October 1998, OAC acquired the Holiday Village Shopping Centre, which is located at 1753 Highway 2 West in Havre, Montana. The property was acquired by foreclosure on the loan secured by the property, which was acquired by OAC at a discount in November 1997. The property contains 223,355 square feet of retail space. The original building was built in 1978. An impairment charge of $704 was recorded in 2000, and the property was sold in January 2001.

         During 2000, the Company transferred the two properties discussed above, as well as the four properties discussed below, with an aggregate carrying value of $174,480 from the held for investment category to held for sale. The Company engaged unaffiliated third parties to market and sell these properties.

         During the second quarter of 2000, the Company sold its office building located at 690 Market Street in San Francisco, which had a book value of $23,273, for $28,000, less commissions and closing costs for a gain of $3,897. The net proceeds consisted of cash of approximately $7,100 and a note receivable of $19,000. The Note has subsequently been paid off.

         During the third quarter of 2000, the Company sold its office building located at 10 United Nations Plaza in San Francisco for $15,500, less commissions and closing costs, for a gain of $2,722. Also during the third quarter of 2000, the Company sold its office building located at 450 Sansome Street in San Francisco for $44,350, less commission and closing costs, for a gain of $14,054.

         During the fourth quarter of 2000, the Company sold its office building located at 225 Bush Street in San Francisco for $143.5 million, realizing net proceeds of approximately $60,300 and a gain of $133.

         See Note 12 to the Consolidated Financial Statements (which is incorporated herein by reference).

         DEFERRED TAX ASSET. At December 31, 2000, the deferred tax asset, net of deferred tax liabilities and valuation allowance, amounted to $95,991, as compared to $136,920 at December 31, 1999. The $40,929 decrease during 2000 was due in large part to an increase in the valuation allowance of $17,500 resulting from the Company's evaluation of the future realizability of the deferred tax asset. Depending on the results of operations in future periods, additional allowances may be required or the valuation allowance may be reversed to income to the extent the deferred tax assets are realized as a reduction of taxes otherwise payable. See Note 25 to the Consolidated Financial Statements (which is incorporated herein by reference) for a disclosure of the components of gross deferred tax assets and liabilities, as well as valuation allowances.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         ADVANCES ON LOANS AND LOANS SERVICED FOR OTHERS. Escrow advances related to loan portfolios and loans serviced for others consisted of the following at the dates indicated:

                                                   December 31,    December 31,
                                                       2000            1999
                                                  -----------      -----------
Loan Portfolios:
     Taxes and insurance.....................     $    11,168      $    19,967
     Other...................................          11,840           11,594
                                                  -----------      -----------
                                                       23,008           31,561
                                                  -----------      -----------
Loans Serviced for Others:
     Principal and interest..................          95,191           58,497
     Taxes and insurance.....................          64,159           41,569
     Other...................................          44,697           30,921
                                                  -----------      -----------
                                                      204,047          130,987
                                                  -----------      -----------
                                                  $   227,055      $   162,548
                                                  ===========      ===========

         See Note 14 to the Consolidated Financial Statements (which is incorporated herein by reference).

         MORTGAGE SERVICING RIGHTS. The unamortized balance of mortgage servicing rights amounted to $51,426 and $11,683 at December 31, 2000 and 1999, respectively. The $39,743 increase during 2000 is due to $49,779 of purchases, offset by $10,036 of amortization. See Note 14 to the Consolidated Financial Statements (which is incorporated herein by reference).

         DEPOSITS. Deposits decreased $556,287 or 31% during 2000 primarily as a result of a $357,732 decrease in certificates of deposit, primarily brokered, and a $182,794 decrease in non-interest bearing checking. The decrease in non-interest bearing checking deposits is primarily due to the transfer of custodial deposit balances, primarily representing collections of principal and interest from borrowers which have yet to be remitted to investors, to a correspondent bank. See Note 18 to the Consolidated Financial Statements (which is incorporated herein by reference).

         The following table sets forth information related to the Company's deposits at the dates indicated:

                                                                            Year Ended December 31,
                                    ---------------------------------------------------------------------------------------------
                                                2000                            1999                            1998
                                    ------------------------------ ------------------------------- ------------------------------
                                               Weighted                        Weighted                       Weighted
                                                Average % of Total             Average  % of Total            Average  % of Total
                                      Amount     Rate    Deposits    Amount     Rate     Deposits    Amount     Rate    Deposits
                                    ---------- -------- ---------- ----------  -------- ---------- ---------- -------- ----------
Non-interest bearing checking
   accounts ......................  $   69,840      --%      5.5%  $  252,634       --%     13.9%  $  225,404       --%    10.4%

NOW and money market checking
   accounts ......................      14,669    5.33%      1.2       30,343     3.95%      1.7       35,070     3.40%     1.6
Savings accounts .................       1,274    2.38%      0.1        1,361     2.38%      0.1        1,326     2.30%     0.1
                                    ----------           -------   ----------            -------   ----------           -------
                                        85,783               6.8      284,338               15.7      261,800              12.1
                                    ----------                     ----------                      ----------
Certificates of deposit (1)(2) ...   1,176,566                      1,536,997                       1,916,548
Unamortized deferred fees ........      (3,989)                        (6,688)                         (9,557)
                                    ----------                     ----------                      ----------
Total certificates of deposit ....   1,172,577    6.33%     93.2    1,530,309     5.92%     84.3    1,906,991     5.78%    87.9
                                    ----------           -------   ----------            -------   ----------           -------
                                     1,258,360             100.0%  $1,814,647              100.0%  $2,168,791             100.0%
                                    ==========           =======   ==========            =======   ==========           =======

(1)      Included $964,443, $1,379,262 and $1,718,346 at December 31, 2000, 1999
         and 1998, respectively, of brokered deposits originated through national, regional and local investment banking firms which solicit deposits from their customers, all of which are non-cancellable.

(2) At December 31, 2000, 1999 and 1998, certificates of deposit issued on an uninsured basis (greater than $100) amounted to $75,417, $155,205 and $122,329, respectively. Of the $75,417 of uninsured deposits at December 31, 2000, $24,781 were from political subdivisions in New Jersey and were secured or collateralized as required under state law.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table sets forth remaining maturities for the Company's term deposits in amounts of $100 or more at December 31, 2000:

Three months or less.............................................     $ 35,938
Over three months through six months.............................       15,608
Over six months through twelve months............................       46,756
Thereafter.......................................................       27,518
                                                                      --------
                                                                      $125,820
                                                                      ========

         BONDS-MATCH FUNDED AGREEMENTS. At December 31, 2000 and 1999, the Company held $107,050 and $141,515, respectively, of bonds-match funded agreements which arose in connection with a previous securitization of loans by OAC accounted for as a financing transaction, and which were acquired as a result of the acquisition of OAC. In addition, on December 16, 1999, the Company transferred four unrated residual securities to a trust in exchange for non-recourse notes. The transfer did not qualify as a sale under FAS 125. Accordingly, the amount of proceeds from the transfers are reported as a liability. The $34,465 decline in the balance of bonds-match funded agreements outstanding during 2000 was due to principal repayments offset by amortization of discount. See Notes 9 and 19 to the Consolidated Financial Statements (which are incorporated herein by reference).

         NOTES, DEBENTURES AND OTHER INTEREST-BEARING OBLIGATIONS. Notes, debentures and other interest-bearing obligations amounted to $173,330 and $317,573 at December 31, 2000 and 1999, respectively. The $144,243 or 45%
decrease during 2000 is primarily due to repurchases. These repurchases resulted in extraordinary gains of $17,964 ($11,317 after tax). See Note 21 to the Consolidated Financial Statements (which is incorporated herein by reference) for a disclosure of the Company's notes, debentures and other interest-bearing obligations by maturity at December 31, 2000 and 1999.

         OBLIGATIONS OUTSTANDING UNDER LINES OF CREDIT. At December 31, 2000, the Company had $32,933 of obligations outstanding under lines of credit as compared to $187,866 at December 31, 1999. The $154,933 or 82% decrease is primarily the result of repayments of lines previously secured by loans and real estate properties held for sale which were sold during 2000. See Note 20 to the Consolidated Financial Statements (which is incorporated herein by reference).

         COMPANY OBLIGATED, MANDATORILY REDEEMABLE SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES OF THE COMPANY ("CAPITAL SECURITIES"). The outstanding balance of the 10.875% Capital Securities amounted to $79,530 and $110,000 at December 31, 2000 and 1999, respectively. During 2000, the Company repurchased $30,470 of its Capital Securities in the open market, resulting in extraordinary gains of $11,470 ($7,396 net of taxes). See
Note 22 to the Consolidated Financial Statements (which is incorporated herein by reference).

         STOCKHOLDERS' EQUITY. Stockholders' equity amounted to $503,426 at December 31, 2000 as compared to $509,442 at December 31, 1999, a decrease of $6,016. The decrease was primarily due to the repurchase of 1,388,300 shares of common stock in the aggregate amount of $8,996 during the first quarter of 2000, offset in part by net income of $2,192. On September 30, 2000, the Company changed its policy for securities available for sale and match funded securities to account for these securities as trading. As a result, net unrealized holding gains and losses on trading securities are now included in earnings. Previously, unrealized holding gains and losses for these securities were reported as a separate component of accumulated other comprehensive income in stockholders' equity. See Consolidated Statements of Changes in Stockholders' Equity and Notes 1 and 27 to the Consolidated Financial Statements (which are incorporated herein by reference).

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

ASSET AND LIABILITY MANAGEMENT

         Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. It is the objective of the Company to attempt to control risks associated with interest rate and foreign currency exchange rate movements. In general, management's strategy is to match asset and liability balances within maturity categories and to manage foreign currency rate exposure related to its investments in non-U.S. dollar functional currency operations in order to limit the Company's exposure to earnings variations and variations in the value of assets and liabilities as interest rates and foreign currency exchange rates change over time. The Company's asset and liability management strategy is formulated and monitored by the Asset/Liability Management Committee (the "Committee"), which is composed of directors and officers of the Company, in accordance with policies approved by the Board of Directors of the Company. The Committee meets to review, among other things, the sensitivity of the Company's assets and liabilities to interest rate changes and foreign currency exchange rate changes, the book and market values of assets and liabilities, unrealized gains and losses, including those attributable to hedging transactions, purchase and sale activity, and maturities of investments and borrowings. The Committee also approves and establishes pricing and funding decisions with respect to overall asset and liability composition.

         The Committee's methods for evaluating interest rate risk include an analysis of the Company's interest rate sensitivity "gap," which is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category.

         The following table sets forth the estimated maturity or repricing of the Company's interest-earning assets and interest-bearing liabilities at December 31, 2000. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual terms of the assets and liabilities, except (i) adjustable-rate loans, performing discount loans, securities and FHLB advances are included in the period in which they are first scheduled to adjust and not in the period in which they mature,
(ii) fixed-rate mortgage-related securities reflect estimated prepayments, which were estimated based on analyses of broker estimates, the results of a prepayment model utilized by the Company and empirical data, (iii) non-performing discount loans reflect the estimated timing of resolutions which result in repayment to the Company, (iv) NOW and money market checking deposits and savings deposits, which do not have contractual maturities, reflect estimated levels of attrition, which are based on detailed studies of each such category of deposit by the Company and (v) escrow deposits and other non-interest bearing checking accounts, which amounted to $69,840 at December 31, 2000, are excluded. Management believes that these assumptions approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the Company's assets and liabilities in the table could vary substantially if different assumptions were used or actual experience differs from the historical experience on which the assumptions are based.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

                                                                                  December 31, 2000
                                                       ------------------------------------------------------------------------
                                                                                      More Than
                                                       Within Three     Four to      One Year to    Three Years
                                                         Months      Twelve Months   Three Years      and Over        Total
                                                       ------------  -------------   ------------   ------------   ------------
RATE-SENSITIVE ASSETS:
  Interest-earning deposits......................      $    134,987   $         --   $         --   $         --   $    134,987
  Trading securities.............................            91,444        166,704         58,091         74,003        390,242
  Loans available for sale (1)...................               574          5,239          2,376          2,421         10,610
  Investment securities, net.....................            13,257             --             --             --         13,257
  Loan portfolio, net (1)........................            47,338         12,102         31,692          2,282         93,414
  Discount loan portfolio, net (1)...............            61,555        228,553        142,064        103,856        536,028
  Match funded loans and securities, net (1).....             2,786         36,521         41,968         35,712        116,987
                                                       ------------   ------------   ------------   ------------   ------------
   Total rate-sensitive assets...................           351,941        449,119        276,191        218,274      1,295,525
                                                       ------------   ------------   ------------   ------------   ------------
RATE-SENSITIVE LIABILITIES:
  NOW and money market checking deposits.........            12,849            209            447          1,164         14,669
  Savings deposits...............................               145            174            344            611          1,274
  Certificates of deposit........................           147,050        495,292        431,183         99,052      1,172,577
                                                       ------------   ------------   ------------   ------------   ------------
  Total interest-bearing deposits................           160,044        495,675        431,974        100,827      1,188,520
  Bonds-match funded agreements..................            73,144         17,024          8,002          8,880        107,050
  Obligations outstanding under lines of credit..            32,933             --             --             --         32,933
  Notes, debentures and other....................             6,235             --        100,050         67,045        173,330
                                                       ------------   ------------   ------------   ------------   ------------
   Total rate-sensitive liabilities..............           272,356        512,699        540,026        176,752      1,501,833
                                                       ------------   ------------   ------------   ------------   ------------
Interest rate sensitivity gap excluding financial
   instruments...................................            79,585        (63,580)      (263,835)        41,522       (206,308)
FINANCIAL INSTRUMENTS:
Interest rate swap...............................            33,000        (33,000)            --             --             --
Interest rate caps...............................                --             --            345             --            345
Interest rate floors.............................                --             --            154             --            154
                                                       ------------   ------------   ------------   ------------   ------------
Total rate-sensitive financial instruments.......            33,000        (33,000)           499             --            499
                                                       ------------   ------------   ------------   ------------   ------------
Interest rate sensitivity gap including financial
   instruments...................................      $    112,585   $    (96,580)  $   (263,336)  $     41,522   $   (205,809)
                                                       ============   ============   ============   ============   ============

Cumulative interest rate sensitivity gap.........      $    112,585   $     16,005   $   (247,331)  $   (205,809)
                                                       ============   ============   ============   ============
Cumulative interest rate sensitivity gap as a
  percentage of total rate-sensitive assets......              8.69%          1.24%        (19.09)%       (15.89)%

(1)      Balances have not been reduced for non-performing loans.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The OTS has established specific minimum guidelines for thrift institutions to observe in the area of interest rate risk as described in Thrift Bulletin No. 13a, "Management of Interest Rate Risk, Investment Securities, and Derivative Activities" ("TB 13a"). Under TB 13a, institutions are required to establish and demonstrate quarterly compliance with board-approved limits on interest rate risk that are defined in terms of net portfolio value ("NPV"), which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments. These limits specify the minimum net portfolio value ratio ("NPV Ratio") allowable under current interest rates and hypothetical interest rate scenarios. An institution's NPV Ratio for a given interest rate scenario is calculated by dividing the NPV that would result in that scenario by the present value of the institution's assets in that same scenario. The hypothetical scenarios are represented by immediate, permanent, parallel movements (shocks) in the term structure of interest rates of plus and minus 100, 200 and 300 basis points from the actual term structure observed at quarter end. The current NPV Ratio for each of the seven rate scenarios and the corresponding limits approved by the Board of Directors, and as applied to OCN, are as follows at December 31, 2000:

                                     Board Limits                  Current
Rate Shock in basis points       (minimum NPV Ratios)             NPV Ratios
--------------------------       --------------------             ----------
           +300                         5.00%                       26.59%
           +200                         6.00%                       26.53%
           +100                         7.00%                       26.45%
             0                          8.00%                       26.36%
           -100                         7.00%                       26.30%
           -200                         6.00%                       26.31%
           -300                         5.00%                       26.43%

         The Committee also regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and NPV and evaluating such impacts against the maximum potential changes in net interest income and NPV that is authorized by the Board of Directors, and as applied to OCN. The following table quantifies the potential changes in net interest income and net portfolio value should interest rates go up or down (shocked) 300 basis points, assuming the yield curves of the rate shocks will be parallel to each other. The cash flows associated with the loan portfolios and securities available for sale are calculated based on prepayment and default rates that vary by asset. Projected losses, as well as prepayments, are generated based upon the actual experience with the subject pool, as well as similar, more seasoned pools. To the extent available, loan characteristics such as loan-to-value ratio, interest rate, credit history, prepayment penalty terms and product types are used to produce the projected loss and prepayment assumptions that are included in the cash flow projections of the securities. When interest rates are shocked, these projected loss and prepayment assumptions are further adjusted. The base interest rate scenario assumes interest rates at December 31, 2000. Actual results could differ significantly from the OCN results estimated in the following table:

                                               Estimated Changes in
                                    -----------------------------------------
Rate Shock in basis points          Net Interest                        NPV
--------------------------          ------------                        ---
           +300                        21.96%                         (2.05)%
           +200                        14.64%                         (1.31)%
           +100                         7.32%                         (0.63)%
            0                           0.00%                          0.00%
           -100                        (7.32)%                         0.77%
           -200                       (14.64)%                         1.94%
           -300                       (21.96)%                         3.69%

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity or repricing characteristics, and the instruments' fair values at December 31, 2000:

                                                          Expected Maturity Date At December 31, 2000 (1)
                                       ------------------------------------------------------------------------------------------
                                                                                                            Total        Fair
                                         2001       2002       2003       2004       2005     Thereafter   Balance       Value
                                       ---------  ---------  ---------  ---------  ---------  ---------- -----------  -----------
Rate-Sensitive Assets:
  Interest-earning deposits........    $ 134,987  $      --  $      --  $      --  $      --  $      --  $   134,987  $   134,987
    Average interest rate..........         4.78%        --         --         --         --         --         4.78%
  Trading securities...............      258,148     42,485     15,606     15,780     10,928     47,295      390,242      390,242
    Average interest rate..........         7.43%     10.36%     20.12%     21.79%     22.76%     15.80%       10.28%
  Loans available for sale (2).....        5,813      1,732        644        389        339      1,693       10,610       10,610
    Average interest rate..........         9.52%      8.96%      9.22%      9.63%      9.73%     10.23%        9.53%
  Investment securities............       13,257         --         --         --         --         --       13,257       13,257
    Average interest rate..........           --         --         --         --         --         --           --
  Loan portfolio, (2)..............       59,440     30,689      1,003        828        590        864       93,414       93,408
    Average interest rate..........        10.07%      9.79%      9.84%     10.01%     10.41%     11.63%        9.99%
  Discount loan portfolio (2)......      290,108    102,478     39,586     25,475     10,890     67,491      536,028      579,909
    Average interest rate..........         8.43%      8.39%      8.49%      8.43%      8.83%      9.13%        8.52%
  Match funded loans and
    securities (2).................       39,307     28,766     13,202      4,382      3,416     27,914      116,987      109,635
    Average interest rate..........        11.10%     10.87%     10.01%      9.85%      9.78%      9.29%       10.40%
                                       ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
      Total rate-sensitive assets..    $ 801,060  $ 206,150  $  70,041  $  46,854  $  26,163  $ 145,257  $ 1,295,525  $ 1,332,048
                                       =========  =========  =========  =========  =========  =========  ===========  ===========
Rate-Sensitive Liabilities:
  NOW and money market checking
      deposits.....................    $  13,058  $     242  $     205  $     175  $     148  $     841  $    14,669  $    14,356
    Average interest rate..........         3.55%      0.47%      0.47%      0.47%      0.47%      0.47%        3.21%
  Savings deposits.................          319        191        153        122         98        391        1,274        1,216
    Average interest rate..........         2.35%      2.35%      2.35%      2.35%      2.35%      2.35%        2.35%
  Certificates of deposit..........      642,342    327,125    104,058     53,634     25,377     20,041    1,172,577    1,190,856
    Average interest rate..........         6.30%      6.38%      6.17%      6.70%      6.93%      5.94%        6.34%
                                       ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
      Total interest-bearing
        deposits...................      655,719    327,558    104,416     53,931     25,623     21,273    1,188,520    1,206,428
  Bonds-match funded agreements....       90,168      4,568      3,434      3,204      3,024      2,652      107,050      108,783
    Average interest rate..........         7.36%      9.50%      9.50%      9.50%      9.50%      9.50%        7.70%
  Obligations outstanding under
      lines of credit..............       32,933         --         --         --         --         --       32,933       32,933
    Average interest rate..........         8.96%        --         --         --         --         --         8.96%
  Notes, debentures and other......        6,235         --    100,050         --     67,045         --      173,330      152,277
    Average interest rate..........         9.06%        --      11.88%        --      12.00%        --        11.82%
                                       ---------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
      Total rate-sensitive
        liabilities................    $ 785,055  $ 332,126  $ 207,900  $  57,135  $  95,692  $  23,925  $ 1,501,833  $ 1,500,421
                                       =========  =========  =========  =========  =========  =========  ===========  ===========

(1) Expected maturities are contractual maturities adjusted for prepayments of principal. The Company uses certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, projected repayments and prepayments of principal. The prepayment experience reflected herein is based on the Company's historical experience. The Company's average Constant Prepayment Rate ("CPR") is 16.51% and 13.90% on its fixed-rate and adjustable-rate portfolios, respectively, for interest-earning assets (excluding investment securities, which do not have prepayment features). The actual maturities of these instruments could vary substantially if future prepayments differ from the Company's historical experience.

(2)      Balances have not been reduced for non-performing loans.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

(3) The expected maturity or repricing dates of interest rate-sensitive assets and liabilities as of December 31, 2000 and 1999 compare as follows:

                                       1st Year     2nd Year     3rd Year     4th Year     5th Year   Thereafter      Total
                                       --------     --------     --------     --------     --------   ----------      -----
Total rate-sensitive assets:
2000:
  Amount..........................     $ 801,060    $ 206,150   $  70,041     $  46,854    $  26,163   $ 145,257    $1,295,525
    % of total....................        61.83%       15.91%       5.41%         3.62%        2.02%      11.21%       100.00%
1999:
  Amount..........................     $1,345,649   $ 290,464   $ 114,899     $  99,897    $  49,757   $ 199,860    $2,100,526
    % of total....................        64.06%       13.83%       5.47%         4.76%        2.37%       9.51%       100.00%

Total rate-sensitive liabilities:
2000:
  Amount..........................     $ 785,055    $ 332,126   $ 207,900     $  57,135    $  95,692   $  23,925    $1,501,833
    % of total....................        52.27%       22.12%      13.84%         3.81%        6.37%       1.59%       100.00%
1999:
  Amount..........................     $1,148,256   $ 425,506   $ 234,488     $ 177,796    $  37,547   $ 232,744    $2,256,332
    % of total....................        50.89%       18.86%      10.39%         7.88%        1.66%      10.32%       100.00%

         The Company believes that the broad geographic distribution of its loans available for sale, loan portfolio, discount loan portfolio and match-funded loans reduces the risks that would otherwise result from concentrating such loans in limited geographic areas. See Notes 6, 7, 8 and 9 to the Consolidated Financial Statements (which are incorporated herein by reference).

         The Committee is authorized to utilize a wide variety of off-balance sheet financial techniques to assist it in the management of interest rate risk and foreign currency exchange rate risk. These techniques include interest rate exchange contracts or "swap" agreements, U.S. Treasury interest rate futures contracts, foreign currency futures contracts, foreign currency forwards and European swaptions and put options.

         INTEREST RATE RISK MANAGEMENT. In managing its interest rate risk, the Company enters into interest rate swaps. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional amount. The Company utilizes interest rate swaps to protect against the decrease in value of a fixed-rate asset or the increase in borrowing cost from a short-term, fixed-rate liability, such as securities sold under agreements to repurchase, in an increasing interest-rate environment. The Company had entered into interest rate swaps with an aggregate notional amount of $33,000 and $200,780 at December 31, 2000 and, 1999, respectively.

         During 1999, the Company entered into swaption and put option contracts to mitigate its interest rate exposure on anticipated future funding related to certain of its investments in low-income housing tax credit interests. Swaption contracts are options to enter into an interest rate swap agreement at a future date at a specific interest rate. A European put option allows the Company to sell a specified quantity of an asset at a specified price at a specific date. At December 31, 2000, the Company had no swaption or put option contracts outstanding. The Company had entered into swaptions and put options with an aggregate notional amount of $20,900 at December 31, 1999.

         The Company also enters into interest rate futures contracts, which are commitments to either purchase or sell designated financial instruments at a future date for a specified price and may be settled in cash or through delivery. Eurodollar futures contracts have been sold by the Company to hedge the repricing or maturity risk of certain short duration mortgage-related securities, and U.S. Treasury futures contracts have been sold by the Company to offset declines in the market value of its fixed-rate loans and certain fixed-rate mortgage-backed and related securities available for sale in the event of an increasing interest rate environment. At December 31, 2000 the Company had no futures contracts outstanding. At December 31, 1999, the Company had entered into futures contracts with an aggregate notional amount of $19,000.

         In addition, the Company purchased amortizing caps and floors to hedge its interest rate exposure relating to its match funded loans and securities. An interest rate cap or interest rate floor is designed to provide protection against the interest rate on a floating-rate instrument rising above some level
(cap) or falling below some level (floor). The Company had entered into caps and floors with an aggregate notional amount of $141,674 and $37,787, respectively, at December 31, 2000, and caps and floors with an aggregate notional amount of $159,211 and $41,899, respectively, at December 31, 1999.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         To hedge the economic risk associated with mortgage servicing assets, subsequent to December 31, 2000 the Company entered into a floor contract based on the CMT 10-year index and a strike rate of 5.60% with a notional amount of $11,600. The fair values of the mortgage servicing assets and the floor contract are subject to variability as interest rates change. Given the current interest rate environment, including changes since December 31, 2000, the Company continues to assess the fair value of the servicing assets and related floor contract.

         See the "Derivative Financial Instruments" section of Note 1 and the "Interest Rate Management" section of Note 24 to the Consolidated Financial Statements (which are incorporated herein by reference).

         FOREIGN CURRENCY EXCHANGE RATE RISK MANAGEMENT. The Company has entered into foreign currency derivatives to hedge its net investment in a foreign subsidiary which owns securities backed by residential loans originated in the UK ("UK residuals") and its net investment in a foreign subsidiary which owns a shopping center located in Halifax, Nova Scotia ("the Nova Scotia shopping center"). The Company's exposure to foreign currency exchange rates exists with the British Pound versus the U.S. dollar and the Canadian Dollar ("C$") versus the U.S. dollar. It is the Company's policy to periodically adjust the amount of foreign currency derivative contracts it has entered into in response to changes in its recorded investment in these foreign entities, as well as assets denominated in a foreign currency.

         Prior to the sale of its equity investment in Kensington, the Company had entered into a currency forward contract with a AAA-rated counterparty and bought short foreign currency futures contracts to hedge its equity investment in Kensington. These derivative instruments were closed in November 2000.

         The Company's hedges, the related investments in foreign subsidiaries, the previously owned foreign currency equity investment and the net exposures as of December 31, 2000 and December 31, 1999 were as follows:

                                     Investment       Hedge       Net Exposure
                                    ------------   ------------   ------------
DECEMBER 31, 2000:
UK residuals......................  $     23,239   $     22,236   $     (1,003)
Nova Scotia shopping center.......  $     21,913   $     22,423   $        510
DECEMBER 31, 1999:
Kensington........................  $     36,215   $     38,632   $      2,417
UK residuals......................  $     28,098   $     25,689   $     (2,409)
Nova Scotia shopping center.......  $     14,844   $     16,389   $      1,545

         The net exposures are subject to gain or loss if foreign currency exchange rates fluctuate. See the "Derivatives Financial Instruments" section of
Note 1 and the "Foreign Currency Management" section of Note 24 to the Consolidated Financial Statements (which are incorporated herein by reference).

LIQUIDITY, COMMITMENTS AND OFF-BALANCE SHEET RISKS

         The primary sources of funds for liquidity consist of deposits, FHLB advances, reverse repurchase agreements, lines of credit and maturities and payments of principal and interest on loans and securities and proceeds from sales and securitizations thereof.

         Sources of liquidity include certificates of deposit obtained primarily from wholesale sources. At December 31, 2000, the Company had $1,172,577 of certificates of deposit, net of deferred fees, including $964,443 of brokered certificates of deposit obtained through national investment banking firms, all of which are non-cancellable. At the same date, scheduled maturities of certificates of deposit during the 12 months ending December 31, 2001 and 2002, and thereafter amounted to $642,342, $327,125 and $203,110, respectively.

         Sources of borrowings include FHLB advances, which are required to be secured by single family and/or multi-family residential loans or other acceptable collateral, and reverse repurchase agreements. At December 31, 2000, the Company was eligible to borrow up to an aggregate of $41,275 from the FHLB of New York (subject to the availability of acceptable collateral) and had $30,640 of residential loans and $17,702 of short duration CMOs (all of which were held by the Bank) pledged as security for any such advances. At December 31, 2000, the Company had contractual relationships with twelve brokerage firms and the FHLB of New York pursuant to which it could obtain funds from reverse repurchase agreements. At December 31, 2000, the Company had $136,526 of unrestricted cash and cash

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

equivalents and $256,439 of short duration CMOs which could be used to secure additional borrowings. At December 31, 2000, the Company had no outstanding FHLB advances.

         The Company believes that its existing sources of liquidity, including internally generated funds, will be adequate to fund planned activities for the foreseeable future, although there can be no assurances in this regard. Moreover, the Company continues to evaluate other sources of liquidity, such as lines of credit from unaffiliated parties, which will enhance the management of its liquidity and the costs thereof. Please also see the "Short-Term Highly Liquid Investments," "Securities Sold Under Agreements to Repurchase," and "Derivative Financial Instruments" sections of Note 1 and Notes 18 and 20 to the Consolidated Financial Statements (which are incorporated herein by reference).

         The Company's operating activities provided (used) $5,614, $(248,383) and $286,252 of cash flows during 2000, 1999 and 1998, respectively. During the foregoing years, cash resources were provided primarily by net income and proceeds from sales of loans available for sale, and cash resources were used primarily to purchase and originate loans available for sale.

         The Company's investing activities provided (used) cash flows totaling $741,762, $518,767 and $(218,245) during 2000, 1999 and 1998, respectively.
During the foregoing years, cash flows from investing activities were provided primarily by principal payments on discount loans and loans held for investment, maturities of and principal payments received on securities available for sale and proceeds from sales of discount loans, securities available for sale, real estate held for sale and real estate owned. Cash flows from investing activities were primarily utilized to purchase discount loans and securities available for sale. Cash flows from investing activities for 1999 included $122,101 of proceeds from the sale of Ocwen UK. Cash flows used for investing activities in 1998 included $426,096 for the acquisitions of subsidiaries, primarily Ocwen UK. The source of funds for this purchase included a loan facility from Greenwich International, LTD, which provided $375,120.

         The Company's financing activities (used) provided cash flows of $(947,859), $(335,319) and $219,466 during 2000, 1999 and 1998, respectively.
Cash flows from financing activities were primarily related to changes in the Company's deposits and the issuance of obligations outstanding under lines of credit. Cash flows from financing activities were primarily utilized to repay reverse repurchase agreements and obligations outstanding under lines of credit, as well as the repurchase of debt and common stock.

         The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. government, federal agency and other investments having maturities of five years or less (currently not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less.) The Bank's liquidity, as measured for regulatory purposes, averaged 7.49%, 11.73%, 8.34%, 5.6% and 8.8% during the years ended December 31, 2000, 1999, 1998, 1997 and 1996, respectively, and amounted to 8.58% at December 31, 2000.

         At December 31, 2000, the Company had $11,259 of commitments related to the funding of construction loans (including loans accounted for as investments in real estate). Management believes that the Company has adequate resources to fund all such unfunded commitments to the extent required and that substantially all of such unfunded commitments will be funded during 2001. See Note 33 to the Consolidated Financial Statements (which is incorporated herein by reference).

         In addition to commitments to extend credit, the Company is party to various off-balance sheet financial instruments in the normal course of the Company's business in order to manage its interest rate risk and foreign currency exchange rate risk. See Note 24 to the Consolidated Financial Statements (which is incorporated herein by reference) and "Asset and Liability Management" above.

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

REGULATORY CAPITAL AND OTHER REQUIREMENTS

         See Note 28 to the Consolidated Financial Statements (which is incorporated herein by reference).

RECENT ACCOUNTING DEVELOPMENTS

         For information relating to the effects on the Company of the adoption of recent accounting standards, see Note 1 to the Consolidated Financial Statements (which is incorporated herein by reference).

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

FORWARD-LOOKING STATEMENTS

Certain statements contained herein are not, and certain statements contained in future filings by the Company with the Securities and Exchange Commission (the "Commission"), in the Company's press releases or in the Company's other public or shareholder communications may not be, based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period(s) or by the use of forward-looking terminology such as "anticipate," "believe," "commitment," "consider," "continue," "could," "estimate," "expect," "foresee," "intend," "in the event of," "may," "plan," "propose," "prospect," "whether," "will," "would," future or conditional verb tenses, similar terms, variations on such terms or negatives of such terms. Although the Company believes the anticipated results or other expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that those results or expectations will be attained. Actual results could differ materially from those indicated in such statements due to risks, uncertainties and changes with respect to a variety of factors, including, but not limited to, international, national, regional or local economic environments (particularly in the market areas where the Company operates), government fiscal and monetary policies (particularly in the market areas where the Company operates), prevailing interest or currency exchange rates, effectiveness of interest rate, currency and other hedging strategies, laws and regulations affecting financial institutions, investment companies and real estate (including regulatory fees, capital requirements, access for disabled persons and environmental compliance), uncertainty of foreign laws, competitive products, pricing and conditions (including from competitors that have significantly greater resources than the Company), credit, prepayment, basis, default, subordination and asset/liability risks, loan servicing effectiveness, ability to identify acquisitions and investment opportunities meeting the Company's investment strategy, the course of negotiations and the ability to reach agreement with respect to the material terms of any particular transaction, satisfactory due diligence results, satisfaction or fulfillment of agreed upon terms and conditions of closing or performance, the timing of transaction closings, software integration, development and licensing, damage to the company's computer equipment and the information stored its data centers, availability of and costs associated with obtaining adequate and timely sources of liquidity, ability to repay or refinance indebtedness (at maturity or upon acceleration), to meet collateral calls by lenders (upon re-valuation of the underlying assets or otherwise), to generate revenues sufficient to meet debt service payments and other operating expenses, availability of discount loans and servicing rights for purchase, size of, nature of and yields available with respect to the secondary market for mortgage loans, financial, securities and securitization markets in general, adequacy of allowances for loan losses, changes in real estate conditions (including liquidity, valuation, revenues, rental rates, occupancy levels and competing properties), adequacy of insurance coverage in the event of a loss, other factors generally understood to affect the real estate acquisition, mortgage, servicing and leasing markets, securities investments and the software and technology industry, and other risks detailed from time to time in the Company's reports and filings with the Commission, including its periodic reports on Forms 10-Q, 8-K and 10-K and Exhibit 99.1, titled Risk Factors, to the Company's Form 10-K for the year ended December 31, 2000. Given these uncertainties, readers are cautioned not to place undue reliance on such statements. The Company does not undertake, and specifically disclaims any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

REPORT OF MANAGEMENT

         The management of Ocwen Financial Corporation is responsible for the accompanying consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America applied on a consistent basis. In preparing the financial statements, it is necessary for management to make informed judgments and best estimates giving due consideration to materiality. In the opinion of management, the consolidated financial statements fairly reflect the Company's financial position and results of operations. Information, both financial and non-financial, presented elsewhere in this annual report is consistent with that in the consolidated financial statements.

         To ensure that the financial statements are reliable, the Company established and maintains an effective system of internal accounting controls and procedures that provide reasonable assurance that assets are safeguarded and transactions are properly recorded and executed in accordance with corporate policy and management authorization. The Company believes its accounting controls provide reasonable assurance that errors or irregularities which could be material to the financial statements are prevented or would be detected within a timely period and corrected in the normal course of business.

         PricewaterhouseCoopers LLP was engaged to perform an audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. Such standards include the evaluation of the Company's accounting policies and procedures and the effectiveness of the related internal control system. In addition to the use of independent certified public accountants, the Company maintains a professional staff of internal auditors who conduct financial, procedural and special audits and makes recommendations on both administrative and accounting controls.

         The Audit Committee of the Board of Directors is comprised solely of independent directors and is responsible for overseeing and monitoring the quality of the Company's accounting and auditing practices. The independent accountants and internal auditors have direct access to the Audit Committee and meet periodically with the committee to discuss the scope and results of their work, the adequacy of internal accounting controls and financial reporting matters.




         William C. Erbey                             Mark S. Zeidman
         Chairman and Chief Executive Officer         Senior Vice President and
                                                      Chief Financial Officer

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of Ocwen Financial Corporation

         In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of comprehensive income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Ocwen Financial Corporation (the "Company") and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.




PRICEWATERHOUSECOOPERS LLP
Fort Lauderdale, Florida
February 7, 2001

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                      December 31,    December 31,
                                                                                          2000            1999
                                                                                      -----------     -----------
ASSETS:
Cash and amounts due from depository institutions ...............................     $    18,749     $   125,799
Interest earning deposits .......................................................         134,987         116,420
Federal funds sold ..............................................................              --         112,000
Trading securities, at fair value:
     Collateralized mortgage obligations (AAA-rated) ............................         277,595              --
     Subordinates, residuals and other securities ...............................         112,647              --
Securities available for sale, at fair value:
     Collateralized mortgage obligations (AAA-rated) ............................              --         392,387
     Subordinates, residuals and other securities ...............................              --         195,131
Loans available for sale, at lower of cost or market ............................          10,610          45,213
Real estate held for sale .......................................................          22,670              --
Low-income housing tax credit interests held for sale ...........................          87,083              --
Investment securities, at cost ..................................................          13,257          10,965
Loan portfolio, net .............................................................          93,414         157,408
Discount loan portfolio, net ....................................................         536,028         913,229
Match funded loans and securities, net ..........................................         116,987         157,794
Investments in low-income housing tax credit interests ..........................          55,729         150,989
Investments in unconsolidated entities ..........................................             430          37,118
Real estate owned, net ..........................................................         146,419         167,506
Investment in real estate .......................................................         122,761         268,241
Premises and equipment, net .....................................................          43,152          49,038
Income taxes receivable .........................................................          30,261              --
Deferred tax asset, net .........................................................          95,991         136,920
Advances on loans and loans serviced for others .................................         227,055         162,548
Mortgage servicing rights .......................................................          51,426          11,683
Other assets ....................................................................          52,169          71,285
                                                                                      -----------     -----------
                                                                                      $ 2,249,420     $ 3,281,674
                                                                                      ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
  LIABILITIES:
  Deposits ......................................................................     $ 1,258,360     $ 1,814,647
  Securities sold under agreements to repurchase ................................              --          47,365
  Bonds - match funded agreements ...............................................         107,050         141,515
  Obligations outstanding under lines of credit .................................          32,933         187,866
  Notes, debentures and other interest bearing obligations ......................         173,330         317,573
  Accrued interest payable ......................................................          22,096          32,569
  Excess of net assets acquired over purchase price .............................          36,665          56,841
  Income taxes payable ..........................................................              --           6,369
  Accrued expenses, payables and other liabilities ..............................          36,030          57,487
                                                                                      -----------     -----------
     Total liabilities ..........................................................       1,666,464       2,662,232
                                                                                      -----------     -----------

 Company obligated, mandatorily redeemable securities of subsidiary trust holding
    solely junior subordinated debentures of the Company ........................          79,530         110,000

  COMMITMENTS AND CONTINGENCIES (NOTE 33)

  STOCKHOLDERS' EQUITY:
   Preferred stock, $.01 par value; 20,000,000 shares authorized; 0 shares issued
      and outstanding ...........................................................              --              --
   Common stock, $.01 par value; 200,000,000 shares authorized; 67,152,363 and
      68,571,575 shares issued and outstanding at December 31, 2000 and
      December 31, 1999, respectively ...........................................             672             686
   Additional paid-in capital ...................................................         223,163         232,340
   Retained earnings ............................................................         279,194         277,002
   Accumulated other comprehensive income, net of taxes:
     Net unrealized gain on securities available for sale .......................              --             163
     Net unrealized foreign currency translation gain (loss) ....................             397            (749)
                                                                                      -----------     -----------
   Total stockholders' equity ...................................................         503,426         509,442
                                                                                      -----------     -----------
                                                                                      $ 2,249,420     $ 3,281,674
                                                                                      ===========     ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                               For the Years Ended December 31,
                                                                         -----------------------------------------------
                                                                             2000             1999              1998
                                                                         ------------     ------------      ------------
NET INTEREST INCOME:
  Income ........................................................        $    184,816     $    253,224      $    307,694
  Expense........................................................             169,090          155,542           184,893
                                                                         ------------     ------------      ------------
  Net interest income before provision for loan losses...........              15,726           97,682           122,801
  Provision for loan losses......................................              15,177            6,710            18,509
                                                                         ------------     ------------      ------------
  Net interest income after provision for loan losses............                 549           90,972           104,292
                                                                         ------------     ------------      ------------

NON-INTEREST INCOME:
  Servicing and other fees.......................................              97,080           76,018            59,180
  Gain on interest earning assets, net...........................              18,580           44,298           129,988
  Unrealized loss on trading and match funded securities, net....              (4,926)              --                --
  Impairment charges on securities available for sale............             (11,597)         (58,777)         (129,714)
  (Loss) gain on real estate owned, net..........................             (13,464)          (2,060)           14,033
  Gain on other non-interest earning assets, net.................              45,517           58,693            17,702
  Net operating gains (losses) on investments in real estate.....              26,140           (1,077)           (1,715)
  Amortization of excess of net assets acquired over purchase
    price........................................................              14,112            3,201                --
  Other income...................................................               6,083           24,346            21,993
                                                                         ------------     ------------      ------------
                                                                              177,525          144,642           111,467
                                                                         ------------     ------------      ------------
NON-INTEREST EXPENSE:
  Compensation and employee benefits.............................              83,086          102,173           115,556
  Occupancy and equipment........................................              12,005           18,501            17,652
  Technology and communication costs.............................              22,515           19,647            17,560
  Loan expenses..................................................              13,051           12,618            25,373
  Net operating losses on investments in certain low-income
    housing tax credit interests.................................               9,931            6,291             6,905
  Amortization and write-off of excess of purchase price over net
    assets acquired..............................................               3,124            4,448            11,614
  Professional services and regulatory fees......................              13,275           14,205            18,082
  Other operating expenses.......................................              13,022           17,185            13,804
                                                                         ------------     ------------      ------------
                                                                              170,009          195,068           226,546
                                                                         ------------     ------------      ------------
Distributions on Company-obligated, mandatory redeemable
    securities of subsidiary trust holding solely junior
    subordinated debentures of the Company.......................              11,380           13,111            13,594
Equity in losses of investments in unconsolidated entities.......              (5,249)         (12,616)           (7,985)
                                                                         ------------     ------------      ------------
(Loss) income  before income taxes and extraordinary gain........              (8,564)          14,819           (32,366)
Income tax (expense) benefit.....................................              (7,957)          (2,608)           30,699
Minority interest in net loss of consolidated subsidiary.........                  --              638               467
                                                                         ------------     ------------      ------------

(Loss) income before extraordinary gain..........................             (16,521)          12,849            (1,200)
Extraordinary gain on repurchase of debt, net of taxes...........              18,713            6,983                --
                                                                         ------------     ------------      ------------
Net income (loss)................................................        $      2,192     $     19,832      $     (1,200)
                                                                         ============     ============      ============-

EARNINGS (LOSS) PER SHARE:
  Basic:
    Net (loss) income before extraordinary gain..................        $      (0.25)    $       0.20      $      (0.02)
    Extraordinary gain...........................................                0.28             0.11                --
                                                                         ------------     ------------      ------------
    Net income (loss)............................................        $       0.03     $       0.31      $      (0.02)
                                                                         ============     ============      ============

  Diluted:
    Net (loss) income before extraordinary gain..................        $      (0.25)    $       0.20      $      (0.02)
    Extraordinary gain...........................................                0.28             0.11                --
                                                                         ------------     ------------      ------------
    Net income (loss)............................................        $       0.03     $       0.31      $      (0.02)
                                                                         ============     ============      ============

Weighted average common shares outstanding:
  Basic..........................................................          67,427,662       63,051,015        60,736,950
  Diluted........................................................          67,464,043       63,090,282        60,736,950

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                             (DOLLARS IN THOUSANDS)

                                                                                   For the Years Ended December 31,
                                                                            -----------------------------------------------
                                                                                2000              1999              1998
                                                                            -----------       -----------       -----------
Net income (loss).....................................................      $     2,192       $    19,832       $    (1,200)
                                                                            -----------       -----------       -----------
Other comprehensive  income (loss), net of taxes:
  Change in unrealized loss (gain) on securities available for sale
    arising during the year...........................................               --            (9,338)            1,493
  Less: Reclassification adjustment...................................             (163)           (4,556)           17,578
                                                                            -----------       -----------       -----------
    Net change in unrealized (gain) loss on securities available for sale (net of a tax benefit of $122 and $7,771 for 2000 and
       1999, respectively)............................................             (163)          (13,894)           19,071
                                                                            -----------       -----------       -----------

  Change in unrealized foreign currency translation adjustment arising
    during the year...................................................              389               463            (1,693)
  Less: Reclassification adjustment for losses on foreign currency
    translation adjustment included in net income.....................              757               481                --
                                                                            -----------       -----------       -----------
  Net change in unrealized foreign currency translation loss (net of
    tax expense of $627 and $514 for 2000 and 1999, respectively).....            1,146               944            (1,693)
                                                                            -----------       -----------       -----------

  Other comprehensive income (loss)...................................              983           (12,950)           17,378
                                                                            -----------       -----------       -----------

Comprehensive income..................................................      $     3,175       $     6,882       $    16,178
                                                                            ===========       ===========       ===========

Disclosure of reclassification adjustment:

  Unrealized holding losses (gains) arising during the year on
    securities sold or impaired.......................................      $    (7,068)      $   (36,671)      $   (37,390)
  Add: Adjustment for realized losses and impairment charges on
    securities available for sale included in net income (loss).......            7,231            32,115            54,968
                                                                            -----------       -----------       -----------
  Net reclassification adjustment for (gains) losses recognized in other comprehensive income (loss) in prior years (net of tax
    benefit of $122 and $2,558 for 2000 and 1999, respectively) (1)...      $      (163)      $    (4,556)      $    17,578
                                                                            ===========       ===========       ===========

  Unrealized foreign currency translation adjustment arising during
    the year..........................................................      $      (131)      $      (703)      $        --
  Add: Adjustment for realized foreign currency losses on the sale of the equity investment in a foreign entity and foreign subsidiary
    in 2000 and 1999, respectively....................................              888             1,184                --
                                                                            -----------       -----------       -----------
  Net reclassification adjustment for foreign currency losses recognized in other comprehensive income (loss) in prior years
    (net of tax benefit of $408 and $259 for 2000 and 1999,
    respectively).....................................................      $       757       $       481       $        --
                                                                            ===========       ===========       ===========

(1) In 2000, includes the adjustment related to the reclassification of securities available for sale to trading securities.

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                     Accumulated
                                                                                                        Other
                                                     Common Stock        Additional                 Comprehensive
                                                 ---------------------     Paid-in      Retained       Income,
                                                   Shares      Amount      Capital      Earnings     Net of Taxes      Total
                                                 ----------   --------   ----------   -----------    ------------   -----------
Balances at December 31, 1997 ...............    60,565,835   $    606   $  164,751   $   259,349    $    (5,014)   $   419,692
Net loss ....................................            --         --           --        (1,200)            --         (1,200)
Conversion of investment in an unconsolidated
   entity to the equity method ..............            --         --           --          (979)            --           (979)
Repurchase and retirement of common stock ...      (318,311)        (3)      (7,769)           --             --         (7,772)
Issuance of common stock ....................       320,550          3        7,825            --             --          7,828
Repurchase of common stock options ..........            --         --       (6,502)           --             --         (6,502)
Exercise of common stock options ............       232,283          2        7,929            --             --          7,931
Other comprehensive income, net of taxes:
   Change in unrealized gain (loss) on
      securities available for sale .........            --         --           --            --         19,071         19,071
   Change in unrealized foreign currency
      translation loss ......................            --         --           --            --         (1,693)        (1,693)
                                                 ----------   --------   ----------   -----------    -----------    -----------
Balances at December 31, 1998 ...............    60,800,357        608      166,234       257,170         12,364        436,376
Net income ..................................            --         --           --        19,832             --         19,832
Repurchase and retirement of common stock ...    (4,611,700)       (46)     (30,645)           --             --        (30,691)
Exercise of common stock options ............         5,069         --           23            --             --             23
Directors' compensation .....................         6,099         --           43            --             --             43
Issuance of common stock for acquisition of
   Ocwen Asset Investment Corp. .............    12,371,750        124       96,685            --             --         96,809
Other comprehensive income, net of taxes:
   Change in unrealized gain (loss) on
      securities available for sale .........            --         --           --            --        (13,894)       (13,894)
   Change in unrealized foreign currency
      translation loss ......................            --         --           --            --            944            944
                                                 ----------   --------   ----------   -----------    -----------    -----------
Balances at December 31, 1999 ...............    68,571,575        686      232,340       277,002           (586)       509,442
Net income ..................................            --         --           --         2,192             --          2,192
Repurchase and retirement of common stock ...    (1,427,747)       (14)      (9,233)           --             --         (9,247)
Directors' compensation .....................         8,535         --           56            --             --             56
Other comprehensive income, net of taxes:
   Change in unrealized gain on securities
      available for sale ....................            --         --           --            --           (163)          (163)
   Change in unrealized foreign currency
      translation loss ......................            --         --           --            --          1,146          1,146
                                                 ----------   --------   ----------   -----------    -----------    -----------
Balances at December 31, 2000 ...............    67,152,363   $    672   $  223,163   $   279,194    $       397    $   503,426
                                                 ==========   ========   ==========   ===========    ===========    ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   OCWEN FINANCIAL COPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                       For the Years Ended December 31,
                                                                                    ---------------------------------------
                                                                                      2000           1999           1998
                                                                                    ---------      ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................................        $   2,192      $  19,832      $  (1,200)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
  Net cash provided by trading activities...................................          102,091         18,723         15,824
  Proceeds from sales of loans available for sale...........................           22,598        568,490      1,659,368
  Purchases of loans available for sale.....................................               --        (47,129)      (370,865)
  Origination of loans available for sale...................................               --       (728,509)      (959,105)
  Principal payments received on loans available for sale...................            6,827         25,949         82,728
  Premium amortization on securities, net...................................            8,493         11,074         56,487
  Depreciation and amortization.............................................           20,360         13,339         47,437
  Provision for loan losses.................................................           15,177          6,710         18,509
  Provision for real estate owned...........................................           26,674         28,008         18,626
  Gain on sale of Ocwen UK..................................................               --        (50,371)            --
  Gain on sale of investment in Kensington Group plc........................          (20,025)            --             --
  Gain on interest-earning assets, net......................................          (18,580)       (44,298)      (129,988)
  Unrealized loss on trading securities.....................................            4,926             --             --
  Impairment charges on securities available for sale.......................           11,597         58,777        129,714
  Extraordinary gain on repurchase of debt..................................          (29,704)        (8,475)            --
  Gain on sale of low-income housing tax credit interests...................             (497)        (6,591)        (7,366)
  Provision for loss on low-income housing tax credits held for sale........            6,448            700             --
  Gain on real estate owned, net............................................          (22,515)       (36,265)       (43,839)
  Gain on sale of investment in real estate.................................           (1,155)        (1,753)       (10,383)
  Gain on sale of real estate held for sale.................................          (21,794)            --             --
  Impairment loss on investment in real estate..............................              704          2,817          1,867
  Equity in losses of unconsolidated entities...............................            5,249         12,616          7,985
  Decrease (increase) in principal, interest and dividends receivable.......            3,127          7,762         (1,713)
  (Increase) decrease in income taxes receivable............................          (30,261)        34,333        (34,333)
  (Decrease) increase in income taxes payable...............................           (6,369)         6,369         (3,132)
  Decrease (increase) in deferred tax asset.................................           40,929        (53,273)       (21,827)
  Increase in advances on loans and loans serviced for others...............          (64,507)       (54,313)       (57,016)
  Increase in other assets, net.............................................          (17,359)       (19,565)       (95,493)
  Decrease in accrued expenses, interest payable and other liabilities......          (39,012)       (13,340)       (16,033)
                                                                                    ---------      ---------      ---------
Net cash provided (used) by operating activities............................            5,614       (248,383)       286,252
                                                                                    ---------      ---------      ---------

                            (Continued on next page)

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   OCWEN FINANCIAL COPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)

                                                                                       For the Years Ended December 31,
                                                                                    ---------------------------------------
                                                                                      2000           1999           1998
                                                                                    ---------      ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of securities available for sale......................          553,589         43,923        269,828
  Purchase of securities available for sale.................................         (894,038)      (589,845)      (820,455)
  Maturities of and principal payments received on securities available for           416,004        553,136        359,525
    sale....................................................................
  Proceeds from the sale of Ocwen UK........................................               --        122,101             --
  Proceeds from sale of investment in Kensington Group plc..................           48,556             --             --
  Purchase of securities held for investment................................           (2,432)          (140)            --
  Acquisition of subsidiaries...............................................               --         64,450       (426,096)
  Principal payments received on match funded loans.........................           26,595         11,868             --
  Purchase of low-income housing tax credit interests.......................          (27,213)       (56,874)       (49,063)
  Proceeds from sales of low-income housing tax credit interests............           27,587         44,233         37,918
  Purchase of mortgage servicing rights.....................................          (49,779)        (9,218)        (1,321)
  Proceeds from sales of discount loans, net................................          252,598        275,732        626,423
  Principal payments received on discount loans, net........................          180,048        301,826        446,566
  Purchase of discount loans, net...........................................         (175,708)      (584,328)      (938,859)
  Proceeds from sale of real estate held for investment.....................            4,135         23,436         47,644
  Purchase of and capital improvements to real estate held for investment...          (34,057)       (19,115)            --
  Proceeds from sale of real estate held for sale...........................          232,811             --             --
  Increase in real estate held for sale.....................................          (57,737)            --             --
  Proceeds from sales of loans held for investment..........................           30,709         51,691             --
  Principal payments received on loans held for investment..................           90,387        137,199        227,349
  Purchases, originations and funded commitments of loans held for investment,        (55,567)       (36,991)      (188,716)
    net.....................................................................
  Decrease (increase) in investment in unconsolidated entities..............            7,286         10,687        (70,190)
  Proceeds from sale of real estate owned...................................          180,473        251,621        301,485
  Purchase of real estate owned in connection with discount loan purchase...           (9,059)       (47,340)       (19,949)
  Additions to premises and equipment.......................................           (3,426)       (29,285)       (20,334)
                                                                                    ---------      ---------      ---------
Net cash provided (used) by investing activities............................          741,762        518,767       (218,245)
                                                                                    ---------      ---------      ---------

                            (Continued on next page)

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS - (CONTINUED)
                             (DOLLARS IN THOUSANDS)

                                                                                       For the Years Ended December 31,
                                                                                   ------------------------------------------
                                                                                      2000            1999            1998
                                                                                   ------------   -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  (Decrease) increase in deposits............................................         (556,287)      (354,144)        202,947
  Decrease in securities sold under agreements to repurchase.................          (47,365)       (34,059)        (36,199)
  (Repayment of) proceeds from obligations under lines of credit, net........         (155,805)       110,413          60,993
  Repayments of bonds - match funded agreements..............................          (33,002)       (12,559)             --
  Proceeds from issuance of bonds - match funded agreements..................               --         40,094              --
  Proceeds from issuance of other interest bearing obligations...............               --          6,236              --
  Repayments and repurchases of  notes, debentures and other, net............         (127,649)       (51,223)         (1,988)
  Exercise of common stock options...........................................               --             23           7,931
  Issuance of shares of common stock.........................................               56             43              56
  Repurchase of Capital Securities...........................................          (18,811)        (9,452)             --
  Repurchase of common stock options.........................................               --             --          (6,502)
  Repurchase of common stock.................................................           (8,996)       (30,691)         (7,772)
                                                                                   ------------   -----------     -----------
Net cash (used) provided by financing activities.............................         (947,859)      (335,319)        219,466
                                                                                   ------------   -----------     -----------
Net (decrease) increase in cash and cash equivalents.........................         (200,483)       (64,935)        287,473
Cash and cash equivalents at beginning of period.............................          354,219        419,154         131,681
                                                                                   -----------    -----------     -----------
Cash and cash equivalents at end of period...................................      $   153,736    $   354,219     $   419,154
                                                                                   ===========    ===========     ===========

RECONCILIATION OF CASH AND CASH EQUIVALENTS AT END OF PERIOD:
  Cash and amounts due from depository institutions..........................      $    18,749    $   125,799     $    94,779
  Interest-earning deposits..................................................          134,987        116,420          49,372
  Federal funds sold and repurchase agreements...............................               --        112,000         275,000
                                                                                   -----------    -----------     -----------
                                                                                   $   153,736    $   354,219     $   419,151
                                                                                   ===========    ===========     ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid during the period for:
  Interest...................................................................      $   179,564    $   153,891     $   183,424
  Income taxes...............................................................      $    18,829    $       633     $    36,754

Supplemental schedule of non-cash investing and financing activities:
  Real estate owned acquired through foreclosure.............................      $   140,764    $   157,111     $   280,522
  Exchange of discount loans and loans available for sale for securities.....               --    $   758,032     $ 2,125,080
  Transfer of investment in OAC from securities available for sale to
     investment in unconsolidated entities...................................               --    $        --     $    35,158
  Reclassification of properties from investment in real estate to real
     estate held for sale....................................................      $   174,480    $        --     $        --
  Exchange of note receivable for real estate held for sale..................      $    19,000    $        --     $        --
  Reclassification of securities available for sale to trading securities....      $   496,295    $        --     $        --
  Reclassification of investments in low-income housing tax credit
     interests to low-income housing tax credit interests held for sale......      $    90,496    $        --     $        --

Acquisition of businesses:
  Fair value of assets acquired..............................................      $        --    $  (706,329)    $  (449,420)
  Liabilities assumed........................................................               --        599,855          15,069
  Stock issued...............................................................               --         96,809           7,772
                                                                                   -----------    -----------     -----------
  Cash paid..................................................................               --         (9,665)       (426,579)
  Less cash acquired.........................................................               --         74,115             483
                                                                                   -----------    -----------     -----------
  Net cash acquired (paid) for assets acquired...............................      $        --    $    64,450     $  (426,096)
                                                                                   ===========    ===========     ===========

Sale of subsidiary:
  Fair value of assets sold..................................................      $        --    $   413,121     $        --
  Liabilities sold...........................................................               --       (345,327)             --
  Cash sold..................................................................               --          3,936              --
  Gain on sale...............................................................               --         50,371              --
                                                                                   -----------    -----------     -----------
Net cash received for assets sold............................................      $        --    $   122,101     $        --
                                                                                   ===========    ===========     ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

         Ocwen Financial Corporation ("OCN" or the "Company") is a financial services company whose primary business activities consist of the servicing and resolution of subperforming and nonperforming residential and commercial mortgage loans. The Company also specializes in the related development of loan servicing technology and software for the mortgage and real estate industries. The Company's consolidated financial statements include the accounts of OCN and its subsidiaries. The Company owns directly and indirectly all of the outstanding common and preferred stock of its primary subsidiaries, Ocwen Federal Bank FSB (the "Bank"), Investors Mortgage Insurance Holding Company ("IMI"), Ocwen Technology Xchange, Inc. ("OTX") and Ocwen Asset Investment Corp. ("OAC"). The Company acquired OAC on October 7, 1999. The Company's consolidated financial statements include OAC and its subsidiaries as of that date. The Company also owns 99.6% of Ocwen Financial Services, Inc. ("OFS"), with the remaining 0.4% owned by the shareholders of Admiral Home Loan. The Company sold its investment in its foreign subsidiary, Ocwen UK, on September 30, 1999. Ocwen UK's results of operations for 1999 have been included in the consolidated statements of operations through that date. All significant intercompany transactions and balances have been eliminated in consolidation.

         The Bank is a federally chartered savings bank regulated by the Office of Thrift Supervision ("OTS").

RECLASSIFICATION

         Certain amounts included in the 1999 and 1998 consolidated financial statements have been reclassified in order to conform to the 2000 presentation.

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

SHORT-TERM HIGHLY LIQUID INVESTMENTS

         The Company's short-term highly liquid investments generally consist of federal funds sold and assets purchased under agreements to resell. The Company invests in these assets to maximize its return on liquid funds. At December 31, 2000, the Company had no such investments outstanding. At December 31, 1999, such investments amounted to $112,000 of federal funds sold which had an overnight maturity. The average investment in federal funds sold and assets purchased under agreements to resell amounted to $128,079 and $174,494 during 2000 and 1999, respectively.

         The Bank is required by the Federal Reserve System to maintain non-interest-earning cash reserves against certain of its transaction accounts and time deposit accounts. Such reserves totaled $5,153 and $32,189 at December 31, 2000 and 1999, respectively.

SECURITIES

         Securities are reported on the Statement of Financial Condition at fair value. Fair value is determined within a range based on third party dealer quotations, where available, and internal values, subject to an internal review process.

         Securities acquired and sold shortly thereafter resulting from the securitization of loans available for sale are accounted for as the sale of loans and the purchase and sale of trading securities.

         On September 30, 2000 the Company changed its policy for securities available for sale and match funded securities to account for these securities as trading. The Company believes that this treatment more appropriately reflects the impact on its results of operations arising from changes in the fair value of securities. For these securities, changes in fair value are reported in income in the period of change. Previously, the Company accounted for its securities as available for sale, for which the unrealized gains and losses for these securities were reported as a separate component of accumulated other comprehensive income in stockholders' equity, subject to an evaluation for other-than-temporary impairment. For each security where the Company concluded that all or part of the decrease in value was other-than-temporary, such amount was charged to earnings, thereby establishing a new cost basis for the security.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


LOANS AVAILABLE FOR SALE AND HELD FOR INVESTMENT

         Loans originated or purchased by the Company that the Company presently does not intend to hold to maturity are designated as loans available for sale upon origination or purchase and are stated at the lower of cost, after considering deferred loan fees and costs, or aggregate market value. Unrealized losses are recorded as a reduction in earnings and are included under the caption "Gain on interest-earning assets, net" in the consolidated statements of operations. Loan origination fees and certain direct loan origination costs are deferred and included in the carrying value. Upon the sale of a loan, any unamortized deferred loan fees, net of costs, are included in the gain or loss on sale of interest earning assets. Gains and losses on disposal of such loans are computed on a specific identification basis.

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

ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is maintained at a level that management, based upon an evaluation of known and inherent risks in the portfolio, considers adequate to provide for losses. Specific valuation allowances are established for impaired loans in the amount by which the carrying value, before allowance for estimated losses, exceeds the fair value of collateral less costs to dispose on an individual loan basis, except for single family residential mortgage loans and consumer loans which are generally evaluated for impairment as homogeneous pools of loans. The Company considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect on a timely basis all amounts due according to the contractual terms of the loan agreement. The Company measures these impaired loans at the fair value of the loans' underlying collateral less estimated disposal costs. Impaired loans may be left on accrual status during the period the Company is pursuing repayment of the loan. These loans are placed on non-accrual status at such time that either: (i) the loans become 90 days delinquent; or (ii) the Company determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment. Impairment losses are recognized through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. When an impaired loan is either sold, transferred to real estate owned ("REO") or charged off, any related valuation allowance is removed from the allowance for loan losses. Charge-offs occur when loans, or a portion thereof, are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. Management's periodic evaluation of the allowance for loan losses is based upon an analysis of the portfolio, historical loss experience, economic conditions and trends, collateral values and other relevant factors. Future adjustments to the allowance may be necessary if economic conditions and trends, collateral values and other relevant factors differ substantially from the assumptions used in making the evaluation.

DISCOUNT LOAN PORTFOLIO

         The Company acquires at a discount certain mortgage loans, for which the borrower is not current as to principal and interest payments or for which there is a reason to believe the borrower will be unable to continue to make its scheduled principal and interest payments. The Company accounts for its initial investment in a pool of loans based upon the pricing methodologies used to bid on the pool. The acquisition cost is allocated to each loan within the pool when the bid price was determined based upon an analysis of the expected future cash flows of each individual loan. The acquisition cost is accounted for in the aggregate when the bid price was determined using assumptions concerning the expected future cash flows from groups of loans within the pool. For those single family residential mortgage loans which are brought current by the borrower and certain multi-family and commercial real estate loans which are current and which the Company believes will remain current, the remaining unamortized discount is accreted into interest income as a yield adjustment using the interest method over the contractual maturity of the loan. For all other loans, interest is reported as cash is received. Gains on the repayment and discharging of loans are reported as interest income. In situations where the collateral is foreclosed upon, the loans are transferred to real estate owned upon receipt of title to the property.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


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

MORTGAGE SERVICING RIGHTS

         In connection with the securitization and sale of loans, the Company generally retains the rights to service such loans for investors. A servicing asset or liability and other retained interests are recognized as an allocation of the carrying amount of the assets sold between the asset sold and the servicing obligation and other retained interests based on the relative fair value of the assets sold to the interests retained. The Company also acquires mortgage servicing rights which are recorded at cost. Mortgage servicing assets are amortized in proportion to and over the period of estimated net servicing income. Estimated net servicing income is determined using the estimated future balance of the underlying mortgage loan portfolio which, absent new purchases, declines over time from prepayments and scheduled loan amortization. The Company adjusts amortization prospectively in response to changes in estimated projections of future cash flows. The Company evaluates the mortgage servicing assets for impairment based on the fair value of the servicing assets by strata. The Company stratifies the servicing assets based on legal loan-to-value, seasoning, coupon rate and delinquency rate. The Company estimates fair value by discounting servicing assets cash flows using discount and prepayment rates that it believes market participants would use. To the extent the carrying value of the servicing assets exceed fair value by strata, a valuation allowance is established, which may be adjusted in the future, as the value of the servicing assets increase or decrease.

         To date, the Company has not been required to record any servicing liability for any of its servicing contracts based on the servicing fees in the contracts.

MORTGAGE SERVICING FEES AND ADVANCES ON LOANS SERVICED FOR OTHERS

         The Company receives fees from investors for servicing mortgage loans. Servicing fees, generally expressed as a percent of the unpaid principal balance, are collected from the borrowers' payments. Late charge income and other ancillary fees, net of amortization of servicing assets, are also included in servicing income. During any period in which the borrower is not making payments, the Company is required under certain servicing agreements to advance its own funds to meet contractual principal and interest remittance requirements for certain investors, maintain property taxes and insurance, and process foreclosures. The Company generally recovers such advances from borrowers for reinstated and performing loans and from investors for foreclosed loans. A charge to servicing income is recorded to the extent the advances are estimated to be uncollectible under provisions of the servicing contracts, taking into consideration historical loss and delinquency experience, length of delinquency and the amount of the advance.

INVESTMENT IN REAL ESTATE

         Investment in real estate is recorded at cost less accumulated depreciation. The Company reviews its investment in real estate for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


         Depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows:

     Buildings and improvements             39 - 40 years
     Tenant improvements                    Lesser of lease term or useful life
     Land improvements                      20 years
     Furniture, fixtures and equipment      5 - 10 years

         In addition, in conjunction with its commercial loan acquisition and resolution activities, the Company acquired certain acquisition, development and construction loans in which the Company participated in the residual profits of the underlying real estate and the borrower had not contributed substantial equity to the project. As such, the Company accounted for these loans under the equity method of accounting as though it had made an investment in a real estate limited partnership.

         The Company's investments in real estate partnerships are accounted for under the equity method of accounting. Under the equity method of accounting, an investment in the shares or other interests of an investee is recorded at cost of the shares or interests acquired and thereafter is periodically increased (decreased) by the investors proportionate share of earnings (losses) of the investee and decreased by the dividends or distributions received by the investor from the investee.

         Expenditures for repairs and maintenance are charged to operations as incurred. Significant improvements are capitalized. The leases are classified as operating. Fees and costs incurred in the successful negotiation of leases are deferred and amortized on a straight-line basis over the terms of the respective leases. Rental income is reported on a straight-line basis over the terms of the respective leases.

REAL ESTATE HELD FOR SALE

         Real estate held for sale is reported at the lower of the carrying amount or fair value less cost to sell. Real estate is classified as held for sale when the Company has committed to a plan to sell the assets, and depreciation is discontinued. Gains and losses on the sale of real estate held for sale are included in gain on other non-interest earning assets, net, in the consolidated statement of operations.

LOW-INCOME HOUSING TAX CREDIT INTERESTS HELD FOR SALE

         Low-income housing tax credit interests held for sale are reported at the lower of cost or fair value less costs to sell. Investments in low-income housing tax credit interests are classified as held for sale when the Company has agreements to sell the interests. Gains and losses on the sale of investments in low-income housing tax credit interests are included in gain on other non-interest earning assets, net, in the consolidated statement of operations.

INVESTMENTS IN LOW-INCOME HOUSING TAX CREDIT INTERESTS

         Low-income housing tax credit partnerships own multi-family residential properties which have been allocated tax credits under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The obligations of the partnership to sustain qualifying status of the properties covers a 15-year period; however, tax credits accrue over a 10-year period on a straight-line basis. Investments by the Company in low-income housing tax credit partnerships made on or after May 18, 1995, in which the Company invests solely as a limited partner, are accounted for using the equity method. For the Company's limited partnership investments made prior to this date, the Company records its receipt of income tax credits and other tax benefits on a level yield basis over the 15-year obligation period and reports the tax credits and tax benefits net of amortization of its investment in the limited partnership as a reduction of income tax expense. Low-income housing tax credit partnerships in which the Company has invested as a limited partner, and through which a subsidiary acts as the general partner, are consolidated and included in the Company's consolidated financial statements. For all investments in low-income housing tax credit partnerships made after May 18, 1995, the Company capitalizes interest expense and certain direct costs incurred during the pre-operating period.

EXCESS OF COST OVER NET ASSETS ACQUIRED

         The excess of purchase price over net assets of acquired businesses is stated at cost and is amortized on a straight-line basis over the estimated future periods to be benefited, not to exceed 15 years. The carrying value of cost in excess of net assets acquired is

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


reviewed for impairment whenever events or changes in circumstances indicate that it may not be recoverable. Additionally, the Company evaluates the amortization periods to determine whether events or circumstances warrant revised amortization periods. The results of operations of acquired companies are included in the consolidated statements of operations beginning with the acquisition date.

PREMISES AND EQUIPMENT

         Premises and equipment are carried at cost and, except for land, are depreciated over their estimated useful lives on the straight-line method as follows:

         Buildings                             39 years
         Land improvements                     15 years
         Furniture and fixtures                5 years
         Computer hardware and software        3 years
         Leasehold improvements                Life of the lease, with maximum
                                               lease term of 10 years.

CAPITALIZED SOFTWARE COSTS

         Certain costs attributable to developing, modifying and enhancing its software revenue products are capitalized. Costs incurred up to the establishment of technological feasibility are expensed as research and development costs. Once the products are made available for general release to customers, the capitalized costs are amortized using the straight-line method over the estimated economic lives of the individual products. The unamortized costs by product are reduced to an amount not to exceed the future net realizable value by product at each financial statement date.

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

EXCESS OF NET ASSETS ACQUIRED OVER PURCHASE PRICE

         The effects of the acquisition of OAC resulted in a new basis of accounting reflecting fair values of assets and liabilities at the date of acquisition. The excess of assets over the purchase price of acquired net assets resulting from the acquisition is stated at cost and is being amortized on a straight-line basis over the estimated future periods to be benefited. Management evaluates the estimate of the period to be benefited, which is currently 39 months from the date of acquisition.

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

         The Company manages its exposure to interest rate movements by seeking to match asset and liability balances within maturity categories, both directly and through the use of derivative financial instruments. These derivative instruments include interest rate swaps ("swaps"), interest rate futures contracts and caps and floors that are designated and effective as hedges, as well as swaps that are designated and effective in modifying the interest rate and/or maturity characteristics of specified assets or liabilities. Gains and losses on swaps are accounted for on the accrual basis.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


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

         The Company enters into foreign currency futures contracts and foreign currency forward contracts to hedge its investments in foreign entities. The Company periodically adjusts the amount of foreign currency derivative contracts it has entered into in response to changes in its recorded investment. The discount on the currency forward contracts, representing the difference between the contracted forward rate and the spot rate at the date of inception, is amortized over the life of the currency forward contracts on a straight-line basis. The value of the currency forward contracts is calculated as the notional amount of the currency forward contracts multiplied by the difference between the spot rate at the date of inception and the spot rate at the financial statement date. The unamortized discount related to foreign currency forward contracts and the values of financial hedge instruments are reported as translation adjustments and are included as a component of accumulated other comprehensive income in stockholders' equity.

FOREIGN CURRENCY TRANSLATION

         Assets and liabilities of foreign entities where the functional currency is not the U.S. dollar are translated into U.S. dollars at the current rate of exchange existing at the statement of financial condition date, and revenues and expenses are translated at average monthly rates. The resulting translation adjustments are included as a component of accumulated other comprehensive income in stockholders' equity.

INCOME TAXES

         The Company files consolidated Federal income tax returns with its subsidiaries. Consolidated income tax is allocated among the subsidiaries participating in the consolidated returns as if each subsidiary of the Company, which has one or more subsidiaries, filed its own consolidated return, and those with no subsidiaries filed separate returns.

         The Company accounts for income taxes using the asset and liability method which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Additionally, deferred taxes are adjusted for subsequent tax rate changes. Management conducts periodic evaluations to determine whether it is more likely than not that some or all of the deferred tax asset will not be realized. Among the factors considered in this evaluation are estimates of future earnings, the future reversal of temporary differences and the impact of tax planning strategies that can be implemented if warranted.

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


COMPREHENSIVE INCOME

         Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances excluding those resulting from investments by and distributions to owners. Comprehensive income is presented beginning with net income and adding the elements of comprehensive income not included in the determination of net income to arrive at comprehensive income. Accumulated other comprehensive income is presented net of income taxes and is comprised of unrealized gains and losses on securities available for sale, and unrealized foreign currency translation gains and losses.

RISKS AND UNCERTAINTIES

         In the normal course of business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: credit risk, market risk and concentration of credit risk. Credit risk is the risk of default on the Company's loan portfolios and derivative financial instruments that results from a borrowers' inability or unwillingness to make contractually required payments. Market risk includes interest rate risk, foreign currency exchange rate risk, and equity price risk. The Company is exposed to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or different bases, than its interest-earning assets. The Company is exposed to foreign currency exchange rate risk in connection with its investment in non-U.S. dollar functional currency operations and to the extent its foreign exchange positions remain unhedged. The Company is exposed to equity price risk as a result of its investments in the equity securities of other entities. Market risk also reflects the risk of declines in the valuation of loans held for sale and trading securities, and in the value of the collateral underlying loans and the value of real estate held by the Company. Concentration of credit risk refers to the risk that, if the Company extends a significant portion of its total outstanding credit to borrowers in a specific geographical area or industry or on the security of a specific form of collateral, the Company may experience disproportionately high levels of default and losses if those borrowers, or the value of such type of collateral, is adversely affected by economic or other factors that are particularly applicable to such borrowers or collateral.

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

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near or medium term relate to the determination of the allowance for loan losses and valuation of securities.

CURRENT ACCOUNTING PRONOUNCEMENTS

         The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by FAS 137 and FAS 138 (collectively, "FAS 133"). FAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000; accordingly, the Company adopted FAS 133 on January 1, 2001.

         FAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, depending on the type of hedge transaction.

    o For fair-value hedge transactions in which the Company is hedging changes in fair value of an asset, liability, or firm commitment, changes in the fair value of the derivative instrument are generally offset in the income statement by changes in the hedged item's fair value.

    o For cash-flow hedge transactions in which the Company is hedging the variability of cash flows related to a variable-rate asset, liability or a forecasted transaction, changes in the fair value of the derivative instrument are reported in other comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income are reclassified to earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


    o For hedge transactions of net investments in foreign operations, changes in fair value of the derivative instrument are recorded in the cumulative translation adjustment account within equity.

         The ineffective portion of all hedges is recognized in current period earnings.

         For other derivative instruments used by the Company for risk management purposes that do not meet the hedge accounting criteria and, therefore, do not qualify for hedge accounting, the derivative instruments are accounted for at fair value with changes in fair value recorded in the income statement.

         On January 1, 2001, the Company recorded a net of tax, cumulative effect adjustment of $58 (gain) in accumulated other comprehensive income to recognize at fair value the interest rate swap that is designated as a cash-flow hedging of an outstanding line of credit. The Company expects to reclassify to earnings during the next twelve months all of this transition adjustment.

         Adoption of FAS 133 did not have a material impact on the Company's use of futures contracts to hedge the net investments in its foreign subsidiaries, as the FAS 133 accounting is similar to the pre-existing accounting. In addition, adoption of FAS 133 did not have an impact on the Company's other risk management instruments that do not meet the hedge criteria as these derivatives were already accounted for at fair value with changes in fair value recognized currently in earnings.

         The FASB has also issued Statement of Financial Accounting Standards No. 140 ("FAS 140"), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, as a replacement for the similarly titled FAS 125. FAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. However, it is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions, mortgage servicing rights and collateral for fiscal years ending after December 15, 2000.

         FAS 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The standards are based on consistent application of a financial-components approach that focuses on control. FAS 140 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

         This Statement requires an entity that has securitized financial assets to disclose information about accounting policies, volume, cash flows, key assumptions made in determining fair values of retained interests and sensitivity of those fair values to changes in key assumptions. It also requires that entities that securitize assets disclose certain information about the securitized assets and any other financial assets it manages together with them, including: (a) the total principal amount outstanding, the portion that has been derecognized and the portion that continues to be recognized in each category reported in the statement of financial position, at the end of the period; (b) delinquencies at the end of the period; and (c) credit losses during the period.

         As of December 31, 2000, the Company has adopted the disclosure provisions of FAS 140.


NOTE 2: ACQUISITION AND DISPOSITION TRANSACTIONS

         On November 22, 2000, the Company sold its minority investment in Kensington Group plc ("Kensington") for proceeds, net of stamp duty and other fees, of approximately (pound)34,500 or $48,600. As a result of the transaction, the Company recorded a pretax gain on sale of $20,025.

         On October 7, 1999, Ocwen Acquisition Company ("Acquisition Sub"), a Virginia corporation and an indirect wholly-owned subsidiary of OCN, merged (the "Merger") with and into OAC, a Virginia corporation, in accordance with the Agreement of Merger (the "Merger Agreement") dated as of July 25, 1999 among OAC, OCN and Acquisition Sub. In accordance with the Merger Agreement, OAC shareholders (except for OCN or its subsidiaries) received 0.71 shares of OCN stock for each outstanding share of OAC common stock. A total of 12,371,750 shares of OCN stock at a value of $96,809 were issued to OAC shareholders. Prior to the Merger, the Company, through IMI, owned 1,540,000 or 8.12% of the outstanding common stock of OAC and 1,808,733 units or 8.71% of the outstanding partnership units of Ocwen Partnership L.P. ("OPLP"). OPLP is the operating partnership subsidiary of OAC.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


         The Merger, which resulted in OCN acquiring the remaining interest in OAC, reflected an aggregate purchase price of $101,271, including direct costs of the acquisition. The Merger was accounted for as a purchase, and the purchase price was allocated to OAC's assets and liabilities based on their fair market values as follows:

Purchase price...................................................   $  101,271
Fair value of net assets.........................................      161,313
                                                                    ----------
Excess of net assets acquired over purchase price................   $   60,042
                                                                    ==========

         Amortization of the excess of net assets acquired over the purchase price is calculated on a straight-line basis. Amortization in 2000 includes an additional of $2,330 resulting from the reduction in the estimated life of the excess of net assets acquired over the purchase price from 60 months to 39 months, effective October 1, 2000. Results of operations from OAC from the date of merger are included in OCN's consolidated statement of operations for 2000 and 1999.

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

         On June 2, 1999, OTX acquired substantially all of the assets of Synergy Software, LLC ("Synergy"), a developer of commercial and multi-family mortgage servicing systems, for $10,000 of which $5,000 has been paid and $5,000 is a holdback which will be released over time if certain performance objectives are attained. The acquisition was accounted for as a purchase. The excess of purchase price over net assets acquired related to this transaction amounted to $4,948 and is being amortized on a straight-line basis over a period of seven years. Synergy is a wholly-owned subsidiary of OTX.


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

         The fair values reflected below are indicative of the interest rate environments as of December 31, 2000 and 1999, and do not take into consideration the effects of interest rate fluctuations. In different interest rate environments, fair value results can differ significantly, especially for certain fixed-rate financial instruments and non-accrual assets. In addition, the fair values presented do not attempt to estimate the value of the Company's fee generating businesses and anticipated future business activities. In other words, they do not represent the Company's value as a going concern. Furthermore, the differences between the carrying amounts and the fair values presented may not be realized.

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

         The methodologies used and key assumptions made to estimate fair value, the estimated fair values determined and recorded carrying values follow:

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


CASH AND CASH EQUIVALENTS

         Cash and cash equivalents have been valued at their carrying amounts as these are reasonable estimates of fair value given the relatively short period of time between origination of the instruments and their expected realization.

SECURITIES

         The Company adjusts its securities portfolio to fair value within a range based upon third party dealer quotations, where available, and internal values, subject to an internal review process. For those securities which do not have an available market quotation, the Company will request market values and underlying assumptions from the various securities dealers that underwrote, are currently financing the securities or have had prior experience with the type of security to be valued. When quotations are obtained from two or more dealers, the average dealer quote is generally utilized.

LOANS AVAILABLE FOR SALE, LOANS, MATCH FUNDED LOANS AND SECURITIES, AND DISCOUNT LOANS

         The fair value of performing loans is estimated based upon quoted market prices for similar whole loan pools. The fair value of non-performing loans is based on estimated cash flows discounted using a rate commensurate with the risk associated with the estimated cash flows. The fair value of the match funded loans and the discount loan portfolio is estimated based upon current market yields at which recent pools of similar mortgages have traded taking into consideration the timing and amount of expected cash flows. The match funded securities are marked to fair value in the same manner as securities.

INVESTMENT SECURITIES

         Investment securities represent required holdings of specified levels of common stock issued by the Federal Home Loan Bank. These securities are subject to regulatory restrictions that limit the Company's ability to dispose of them freely and are carried at cost.

ADVANCES ON LOANS AND LOANS SERVICED FOR OTHERS

         Advances on loans and loans serviced for others are valued at their carrying amounts because they have no stated maturity and do not bear interest.

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

LOAN COMMITMENTS, LETTERS OF CREDIT AND GUARANTEES

         The fair values of loan commitments, letters of credit and guarantees are estimated considering the difference between interest rates on the respective financial statement dates and the committed rates.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


         The carrying amounts and the estimated fair values of the Company's financial instruments are as follows:

                                                                 December 31, 2000                  December 31, 1999
                                                            ---------------------------        ---------------------------
                                                             Carrying           Fair            Carrying           Fair
                                                              Amount           Value             Amount           Value
                                                            ----------       ----------        ----------       ----------
FINANCIAL ASSETS:
  Interest earning and non-interest earning cash...         $  153,736       $  153,736        $  242,219       $  242,219
  Federal funds sold...............................                 --               --           112,000          112,000
  Trading securities...............................            390,242          390,242                --               --
  Securities available for sale....................                 --               --           587,518          587,518
  Loans available for sale.........................             10,610           10,610            45,213           45,213
  Investment securities............................             13,257           13,257            10,965           10,965
  Loan portfolio, net..............................             93,414           93,408           157,408          157,184
  Discount loan portfolio, net.....................            536,028          579,909           913,229          935,336
  Match funded loans and securities, net...........            116,987          109,635           157,794          154,623
  Advances on loans and loans serviced for others..            227,055          227,055           162,548          162,548
FINANCIAL LIABILITIES:
  Deposits.........................................          1,258,360        1,276,268         1,814,647        1,820,700
  Securities sold under agreements to repurchase...                 --               --            47,365           47,365
  Bond-match funded loan agreements................            107,050          108,783           141,515          141,557
  Obligations outstanding under lines of credit....             32,933           32,933           187,866          187,866
  Notes, debentures and other interest-bearing
    obligations....................................            173,330          152,277           317,573          290,244
  Capital securities...............................             79,530           48,911           110,000           72,600
DERIVATIVE FINANCIAL INSTRUMENTS:
  Interest rate swaps..............................                 --               59             1,274            3,702
  Caps and floors..................................                271              499             1,083            2,336
  U.S. Treasury futures............................                 --               --               178              178
  Swaptions and put options........................                 --               --               726              726
  Currency forward.................................                 --               --              (976)            (976)
  British Pound futures............................               (339)            (339)              121              121
  Canadian Dollar futures..........................               (242)            (242)             (320)            (320)
OTHER:
  Loan commitments.................................                 --           11,259                --           25,985
  Letters of credit................................                 --            6,968                --           30,205
  Guarantees.......................................                 --            7,035                --               --

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


NOTE 4: TRADING SECURITIES

         As discussed in Note 1, the Company reclassified its securities available for sale to trading on September 30, 2000. The fair value of the Company's trading securities are as follows at December 31, 2000:

Collateralized mortgage obligations (AAA-rated).................   $   277,595
                                                                   -----------
Subordinates and residual securities:
   Single family residential:
      BB-rated subordinates.....................................         4,563
      B-rated subordinates......................................         2,911
      Unrated subordinates......................................         9,361
      Unrated subprime residuals ...............................        93,176
                                                                   -----------
                                                                       110,011
                                                                   -----------
   Multi-family and commercial:
      Unrated subordinates......................................         2,636
                                                                   -----------
                                                                       112,647
                                                                   -----------
                                                                   $   390,242
                                                                   ===========

         One security in the trading securities portfolio, which had a fair value of $3,454 at December 31, 2000, is pledged as collateral to the State of New Jersey in connection with the Bank's sales of certificates of deposit over $100 to New Jersey municipalities. Collateralized mortgage obligations with a fair value of $17,702 at December 31, 2000, were pledged as collateral to the FHLB of New York for advances.

         At December 31, 2000, the Company held securities with an aggregate fair value of $144,805 and $68,651 that were issued by Freddie Mac and Fanniemae, respectively.

         A profile of the maturities of trading securities at December 31, 2000, follows. Mortgage-backed securities are included based on their weighted-average maturities, reflecting anticipated future prepayments.

                                                       Weighted
                                                        Average
                                                         Yield      Fair Value
                                                       --------     ----------
Due within one year...................................    7.43%     $  258,148
Due after 1 through 5 years...........................   15.47          84,799
Due after 5 through 10 years..........................   18.49          32,213
Due after 10 years....................................   12.15          15,082
                                                                    ----------
                                                         10.28      $  390,242
                                                                    ==========

         Unrealized loss on trading and match funded securities, net, for the year ended December 31, 2000, was comprised of the following:


Trading securities:
  Unrealized loss on reclassification from available for sale.....  $    7,834
  Change in unrealized holding gains or losses....................      (3,875)
                                                                    ----------
                                                                         3,959
                                                                    ----------
Match funded securities:
  Unrealized loss on reclassification from available for sale.....     (10,240)
  Change in unrealized holding gains or losses....................       1,355
                                                                    ----------
                                                                        (8,885)
                                                                    ----------
                                                                    $   (4,926)
                                                                    ==========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


         The residual and subordinate securities classified as trading securities at December 31, 2000 include retained interests with a fair value of $43,016 from securitizations of loans completed by the Company in prior years. The Company completed no securitizations of loans during the year ended December 31, 2000.

         The key economic assumptions used to estimate the fair value of these retained interests as of December 31, 2000 were as follows:

                                                             Weighted Average
                                                             ----------------
Discount rate..........................................            18.66%
Projected prepayments..................................            19.07%
Projected average life.................................             2.63 years
Projected annual loss rates............................             3.20%
Static pool losses.....................................            13.75%

         As of December 31, 2000, the effect on the fair value of the retained interests caused by immediate adverse changes in the assumptions shown above would be as follows:

                                                                     Decrease
                                                                    ----------
Discount rate:
   Impact of a +10% change......................................    $  (2,841)
   Impact of a +20% change......................................       (5,394)
Prepayments:
   Impact of a -10% change......................................         (213)
   Impact of a -20% change......................................         (380)
Loss rates:
   Impact of a +10% change......................................       (4,111)
   Impact of a +20% change......................................       (7,497)

         These sensitivities are hypothetical and are presented for illustrative purposes only. The changes in the assumptions regarding prepayments and loss rates were applied to the cash flows of the loans underlying the retained securities. Changes in assumptions regarding discount rates were applied to the cash flows of the securities. Changes in fair value based upon a change in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. The changes in assumptions presented in the table above were calculated without changing any other assumption. In reality, changes in one assumption may result in changes in another, which may magnify or offset the sensitivities presented. For example, changes in market interest rates may simultaneously impact prepayments, losses and the discount rate.

      As of and for the year ended December 31, 2000, the following information is provided regarding securitized loans and related financial assets managed by the Company:

Current unpaid principal balance of securitized loans..........   $  1,943,146
Delinquencies of securitized loans (30 days past due)..........        471,213
Losses, net of recoveries, on securitized loans................        106,892

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


NOTE 5: SECURITIES AVAILABLE FOR SALE

         The Company reclassified its securities available for sale to trading on September 30, 2000. The amortized cost, fair value and gross unrealized gains and losses on the Company's securities available for sale were as follows at December 31, 1999:

                                                                                      Gross           Gross
                                                                    Amortized       Unrealized     Unrealized         Fair
                                                                       Cost           Gains          Losses          Value
                                                                   -----------     -----------     -----------    -----------
Mortgage-related securities Single family residential:
    AAA-rated collateralized mortgage obligations                  $   393,426     $        50     $    (1,089)   $   392,387
    BB-rated subordinates....................................            4,697           1,244             (33)         5,908
    B-rated subordinates.....................................            5,380             990            (272)         6,098
    Unrated subordinates.....................................           15,790           2,543          (1,046)        17,287
    Unrated subprime residuals ..............................          125,452           2,126          (3,491)       124,087
                                                                   -----------     -----------     -----------    -----------
                                                                       544,745           6,953          (5,931)       545,767
                                                                   -----------     -----------     -----------    -----------
 Multi-family and commercial:
    B-rated subordinates.....................................           38,234              --              --         38,234
    Unrated subordinates.....................................            3,503              --              --          3,503
    Unrated interest-only....................................               --              14              --             14
                                                                   -----------    ------------     -----------    -----------
                                                                        41,737              14              --         41,751
                                                                   -----------    ------------     -----------    -----------
                                                                   $   586,482     $     6,967     $    (5,931)   $   587,518
                                                                   ===========     ===========     ===========    ===========

         The amortized cost of mortgage-related securities at December 31, 1999 was net of unaccreted (discounts) and unamortized premiums of $(104,425).

         One security in the available for sale portfolio, which had a fair value of $13,210 at December 31, 1999, was pledged as collateral to the State of New Jersey in connection with the Bank's sales of certificates of deposit over $100 to New Jersey municipalities. Mortgage-related securities with an amortized cost of $108,234 and a fair value of $105,615 were posted as collateral for securities sold under agreements to repurchase at December 31, 1999. Collateralized mortgage obligations with a fair value of $16,240 at December 31, 1999, were pledged as collateral to the FHLB of New York for advances.

         A profile of the maturities of securities available for sale at December 31, 1999, follows. Mortgage-backed securities are included based on their weighted-average maturities, reflecting anticipated future prepayments.

                                                  Amortized Cost    Fair Value
                                                  --------------    ----------
Due within one year............................    $  363,195       $  363,672
Due after 1 through 5 years....................       162,155          161,609
Due after 5 through 10 years...................        41,993           43,045
Due after 10 years.............................        19,139           19,192
                                                   ----------       ----------
                                                   $  586,482       $  587,518
                                                   ==========       ==========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


         Gross realized gains and losses, proceeds on sales, premiums amortized against and discounts accreted to income were as follows during the periods indicated:

                                                                                             Year Ended December 31.
                                                               Nine Months Ended       ----------------------------------
                                                               September 30, 2000          1999                  1998
                                                               ------------------      ------------          ------------
Securities:
   Gross realized gains..................................        $       3,579         $      6,567          $      9,082
   Gross realized losses.................................                  (56)              (1,517)                 (957)
                                                                 --------------        ------------          ------------
   Net realized gains (1)................................        $       3,523         $      5,050          $      8,125
                                                                 =============         ============          ============

   Proceeds on sales.....................................        $     553,589         $     43,923          $    269,828
                                                                 =============         ============          ============

   Net premium amortization..............................        $       5,937         $     11,074          $     56,487
                                                                 =============         ============          ============

(1) Excludes impairment charges incurred during 2000, 1999 and 1998 related to AAA-rated agency interest-only securities, subordinates and subprime residual securities.

NOTE 6: LOANS AVAILABLE FOR SALE

     The following table sets forth the composition of the Company's loans available for sale by type of loan at December 31:

                                                          Carrying Value
                                                    --------------------------
                                                       2000            1999
                                                    ----------      ----------
Loan type:
  Single family residential...................      $   10,559      $   45,084
  Consumer....................................              51             129
                                                    ----------      ----------
  Total loans available for sale..............      $   10,610      $   45,213
                                                    ==========      ==========

         The loans available for sale portfolio is secured by mortgages on property located throughout the United States. The following table sets forth the five states in which the largest amount of properties securing the Company's loans available for sale were located at December 31, 2000:

                                  Single family
                                   Residential      Consumer         Total
                                   -----------    ------------    -----------
New Jersey....................     $     4,787    $         --    $     4,787
Michigan......................           1,420              --          1,420
Florida.......................             876              32            908
Ohio..........................             725              --            725
Connecticut...................             714              --            714
Other (1).....................           2,037              19          2,056
                                   -----------    ------------    -----------
   Total......................     $    10,559    $         51    $    10,610
                                   ===========    ============    ===========

(1) Consists of properties located in 17 other states, none of which aggregated over $700 in any one state.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


         The following table presents a summary of the Company's non-performing loans (loans which were past due 90 days or more) in the loans available for sale portfolio at December 31:

                                                       2000           1999
                                                    ----------     ----------
Non-performing loans:
  Single family ................................    $    2,404     $   15,319
  Consumer......................................             2              1
                                                    ----------     ----------
                                                    $    2,406     $   15,320
                                                    ==========     ==========
Non-performing loans as a percentage of:
  Total loans available for sale................          22.68%         33.88%
  Total assets..................................           0.11%          0.47%

         If non-accrual loans had been current in accordance with their original terms, interest income for the years ended December 31, 2000 and 1999 would have been greater by approximately $308 and $1,863, respectively. No interest has been accrued on loans greater than 89 days past due.

NOTE 7: LOAN PORTFOLIO

         The Company's loan portfolio consisted of the following at December 31:

                                                           Carrying Value
                                                      ------------------------
                                                         2000          1999
                                                      ----------    ----------
LOAN TYPE:
Single family residential.........................    $      848    $    4,334
                                                      ----------    ----------
Multi-family residential:
  Permanent.......................................         6,083        23,430
  Construction....................................        39,123        57,526
                                                      ----------    ----------
  Total multi-family residential..................        45,206        80,956
                                                      ----------    ----------
Commercial real estate:
  Hotel Construction..............................        38,153        38,349
  Office .........................................        20,817        64,745
  Land ...........................................             1         2,238
                                                      ----------    ----------
    Total commercial real estate..................        58,971       105,332
                                                      ----------    ----------
Other ............................................            48            82
                                                      ----------    ----------
    Total loans...................................       105,073       190,704
Undisbursed loan funds............................        (8,879)      (24,654)
Unamortized deferred fees.........................          (372)       (1,383)
Allowance for loan losses.........................        (2,408)       (7,259)
                                                      ----------    ----------
    Loans, net....................................    $   93,414    $  157,408
                                                      ==========    ==========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


         The following table presents a summary of the Company's non-performing loans, allowance for loan losses and significant ratios for its loan portfolio at and for the years ended December 31:

                                                                     2000             1999             1998
                                                                  ----------       ----------       ----------
NON-PERFORMING LOANS:
Single family residential...................................      $      316       $      982       $    1,169
Multi-family residential....................................          13,373           11,037            7,392
Commercial real estate and other............................           4,581           19,360              488
                                                                  ----------       ----------       ----------
                                                                  $   18,270       $   31,379       $    9,049
                                                                  ==========       ==========       ==========
ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of year..................................      $    7,259       $    4,928       $    3,695
Provision for loan losses...................................               4            1,636              891
Charge-offs.................................................          (4,855)              (8)            (219)
Recoveries..................................................              --               --              561
Acquired allowance (OAC acquisition)........................              --              703               --
                                                                  ----------       ----------       ----------
Balance, end of year........................................      $    2,408       $    7,259       $    4,928
                                                                  ==========       ==========       ==========

SIGNIFICANT RATIOS:
Non-performing loans as a percentage of:
   Total loans..............................................           19.07%           19.06%            3.85%
   Total assets.............................................            0.81%            0.96%            0.27%
Allowance for loan losses as a percentage of:
   Total loans..............................................            2.51%            4.41%            2.09%
   Non-performing loans.....................................           13.18%           23.13%           54.46%

         If non-accrual loans had been current in accordance with their original terms, interest income for the years ended December 31, 2000, 1999 and 1998, would have been greater by approximately $1,919, $1,139 and $284, respectively. No interest has been accrued on loans greater than 89 days past due.

         At December 31, 2000, the Company had five commercial loans with an aggregate carrying value of $1,877, net of allowance for loan losses of $361, which were impaired. The average carrying value of impaired loans for the year ended December 31, 2000 was $8,988. At December 31, 1999, the Company had two commercial loans with an aggregate carrying value of $1,793, net of allowance for loan losses of $1,982, which were impaired.

         The following table sets forth the geographic distribution of properties securing the Company's non-accrual loans in the loan portfolio at December 31, 2000:

                      Single Family   Multi-family    Commercial
                       Residential    Residential    Real Estate      Total
                       -----------    ------------   -----------    ----------
Texas..............     $       --      $    5,500    $       --    $    5,500
California.........             --           3,304             1         3,305
New York...........             --           2,724           329         3,053
Florida............             --              --         2,850         2,850
Michigan...........             --           1,040         1,082         2,122
Other (1)..........            316             805           319         1,440
                        ----------      ----------    ----------    ----------
   Total...........     $      316      $   13,373    $    4,581    $   18,270
                        ==========      ==========    ==========    ==========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


         The loan portfolio is secured by mortgages on properties located throughout the United States. The following table sets forth the five states in which the largest amount of properties securing the Company's loans were located at December 31, 2000:

                      Single Family   Multi-family    Commercial
                       Residential    Residential    Real Estate     Consumer       Total
                       -----------    ------------   -----------    ----------    ----------
New York...........     $      157      $    4,237    $   18,045    $       --    $   22,439
California.........             --          22,083             1            --        22,084
Delaware...........            429              --        12,883            --        13,312
Virginia...........             --              --         7,650            --         7,650
Illinois...........             --              --         7,555            --         7,555
Other (1)..........            262          18,886        12,837            48        32,033
                        ----------      ----------    ----------    ----------    ----------
   Total...........     $      848      $   45,206    $   58,971    $       48    $  105,073
                        ==========      ==========    ==========    ==========    ==========

(1) Consists of properties located in 11 other states, none of which aggregated over $7,513 in any one state.

NOTE 8: DISCOUNT LOAN PORTFOLIO

         The Company has acquired, through private sales and auctions, mortgage loans at a discount because the borrowers are either not current as to principal and interest payments, or there is doubt as to the borrowers' ability to pay in full the contractual principal and interest. The Company estimates the amounts it will realize through foreclosure, collection efforts or other resolution of each loan and the length of time required to complete the collection process in determining the amounts it will bid to acquire such loans.

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

         The Company's discount loan portfolio consists of the following at December 31:

                                                       2000           1999
                                                    -----------    -----------
Single family residential loans.................    $   289,883    $   597,719
Multi-family residential loans..................        105,591        191,971
Commercial real estate loans:
     Office buildings...........................         77,608         97,784
     Hotels.....................................         63,967         75,095
     Retail properties..........................         85,924        105,247
     Other properties...........................         36,511         87,148
                                                    -----------    -----------
                                                        264,010        365,274
                                                    -----------    -----------
Other loans.....................................         17,188         21,615
                                                    -----------    -----------
     Total discount loans.......................        676,672      1,176,579
                                                    -----------    -----------
Unaccreted discount:
     Single family residential loans............        (74,184)      (147,630)
     Multi-family residential loans.............         (5,176)       (37,981)
     Commercial real estate loans...............        (40,413)       (57,604)
     Other loans................................             --           (954)
                                                    -----------    -----------
                                                       (119,773)      (244,169)
                                                    -----------    -----------
                                                        556,899        932,410
Allowance for loan losses.......................        (20,871)       (19,181)
                                                    -----------    -----------
Discount loans, net.............................    $   536,028    $   913,229
                                                    ===========    ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


         The discount loan portfolio is secured by mortgages on property located throughout the United States. The following table sets forth the five states in which the largest amount of properties securing the Company's discount loans were located at December 31, 2000:

                                                      Commercial
                       Single Family  Multi-Family   Real Estate
                        Residential    Residential    and Other       Total
                        -----------    -----------   -----------   -----------
California..........    $    19,115    $     3,474   $    65,768   $    88,357
Michigan............          6,755         36,047        18,840        61,642
Illinois............         10,806         40,604         1,281        52,691
New York............         20,854             --        26,901        47,755
Wisconsin...........          1,935             --        34,515        36,450
Other (1)...........        156,234         20,290        93,480       270,004
                        -----------    -----------   -----------   -----------
                        $   215,699    $   100,415   $   240,785   $   556,899
                        ===========    ===========   ===========   ===========

(1) Consists of properties located in 45 other states, none of which aggregated over $30,879 in any one state.

         The following table sets forth the contractual payment status at December 31 of the loans in the Company's gross discount loan portfolio:

                                                           December 31,
                                                      -----------------------
                                                         2000         1999
                                                      ----------   ----------
Loans without Forbearance Agreements:
   Current.........................................   $  295,616   $  509,845
  Past due 31 days to 89 days......................        6,295       23,438
  Past due 90 days or more.........................      295,226      448,312
  Acquired and servicing not yet transferred.......           --       87,538
                                                      ----------   ----------
     Subtotal......................................      597,137    1,069,133
                                                      ----------   ----------

Loans with Forbearance Agreements:
  Current..........................................        3,888        2,958
  Past due 31 days to 89 days......................        2,090        8,904
  Past due 90 days or more (1)(2)..................       73,557       95,584
                                                      ----------   ----------
     Subtotal......................................       79,535      107,446
                                                      ----------   ----------
                                                      $  676,672   $1,176,579
                                                      ==========   ==========

(1) Includes $52,997 of loans which were less than 90 days past due under the terms of the forbearance agreements at December 31, 2000, of which $50,719 were current and $2,278 were past due 31 to 89 days.

(2) Includes $95,218 of loans which were less than 90 days past due under the terms of the forbearance agreements at December 31, 1999, of which $67,897 were current and $27,321 were past due 31 to 89 days.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


         The following schedule presents a summary of the Company's allowance for loan losses and significant ratios for its discount loans at and for the years ended December 31:

                                                                                 2000             1999            1998
                                                                              ----------       ----------      ----------
ALLOWANCE FOR LOAN LOSSES:
     Balance at beginning of year......................................       $   19,181       $   21,402      $   23,493
     Provision for loan losses.........................................           15,266            5,434          17,618
     Charge-offs.......................................................          (14,213)          (8,052)        (20,130)
     Recoveries........................................................              637              397             421
                                                                              ----------       ----------      ----------
     Balance at end of year............................................       $   20,871       $   19,181      $   21,402
                                                                              ==========       ==========      ==========

SIGNIFICANT RATIOS:
     Allowances for loan losses as a percentage of:
         Total loans (1)...............................................            3.75%            2.06%           2.04%
         Total assets..................................................            0.93%            0.58%           0.65%
     Net charge-offs as a percentage of average discount loans.........           (1.66)%          (0.80)%         (1.52)%

(1)      Total loans are net of unaccreted discount.

         At December 31, 2000, the Company had six commercial discount loans with an aggregate carrying value of $19,744, net of allowance for loan losses of $1,267, which were impaired. Impaired discount loans at December 31, 2000 were primarily comprised of one loan with a carrying value of $17,896 and secured by a hotel property. The average carrying value of impaired loans for the year ended December 31, 2000 was $25,572.


NOTE 9: MATCH FUNDED LOANS AND SECURITIES

         Match funded loans and securities are comprised of the following at December 31:

                                                           2000         1999
                                                        ---------    ---------
Single family residential loans (1)..................   $  80,834    $ 105,596
Allowance for loan losses............................        (285)        (495)
                                                        ---------    ---------
   Match funded loans, net...........................      80,549      105,101
Match funded securities..............................      36,438       52,693
                                                        ---------    ---------
Balance at end of period.............................   $ 116,987    $ 157,794
                                                        =========    =========

(1) Includes $2,831 and $1,127 of non-performing loans at December 31, 2000 and 1999, respectively.

         At December 31, 2000, the Company held match funded loans acquired as a result of the OAC acquisition. These loans were securitized and transferred by OAC to OAC Mortgage Residential Securities, Inc., a real estate mortgage investment conduit (the "Trust") on November 13, 1998. On that date, the Trust issued two classes of notes secured by the related group of mortgage loans. At December 31, 2000, Loan Group I consisted of approximately 548 mortgage loans with original terms of up to 30 years that are secured by first liens on single family residential properties. At that same date, Loan Group II consisted of approximately 365 mortgage loans with original terms of up to 30 years that are secured by first or second liens on single family residential properties. Upon the transfer, OAC received approximately $173,900 of proceeds. The transfer did not qualify as a sale for accounting purposes. Accordingly, the proceeds received from the transfer are reported as a liability (bonds-match funded agreements) in the Consolidated Statement of Financial Condition. See Note 19.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


         The match funded loans are secured by mortgages on properties located throughout the United States. The following table sets forth the five states in which the largest amount of properties securing the Company's loans were located at December 31, 2000:

Michigan......................................................    $   15,071
California....................................................         8,374
Florida.......................................................         5,697
Texas.........................................................         5,080
Massachusetts.................................................         4,271
Other (1).....................................................        42,341
                                                                  ----------
                                                                  $   80,834
                                                                  ==========

(1) Consists of properties located in 41 other states, none of which aggregated over $3,420 in any one state.

         Additionally, at December 31, 2000, the Company held match funded securities, with a fair value of $36,438 resulting from the Company's transfer of four unrated residual securities to Ocwen NIM Corp. on December 16, 1999 in exchange for $43,000 in non-recourse notes (Series 1999-OAC1). Upon the transfer, the Company received approximately $40,100 of proceeds. The transfer did not qualify as a sale for accounting purposes. Accordingly, the amount of proceeds from the transfer are reported as a liability (bonds-match funded agreements) in the Consolidated Statement of Financial Condition. See Note 19.

         The following table summarizes the maturities of the match-funded securities at December 31, 2000. Maturities are based on weighted-average unpaid principal balance and reflect anticipated future prepayments based on a consensus of dealers in the market.

Entity                                                            Fair Value
------                                                            ----------
Due within one year...........................................    $   11,193
Due after 1 through 5 years...................................         8,660
Due after 5 through 10 years..................................         5,717
Due after 10 years............................................        10,868
                                                                  ----------
                                                                  $   36,438
                                                                  ==========

         As disclosed in Note 4, the change in net unrealized holding gains or losses related to match funded securities are included in unrealized loss on trading and match funded securities, net, in the consolidated statement of operations.


NOTE 10: INVESTMENT IN UNCONSOLIDATED ENTITIES

                                                          Carrying Value
                                                     -------------------------
Entity                                                  2000            1999
------                                               ----------     ----------
Kensington (1)...................................    $       --     $   36,215
Other............................................           430            903
                                                     ----------     ----------
                                                     $      430     $   37,118
                                                     ==========     ==========

(1) As disclosed in Note 2, on November 22, 2000, the Company sold its equity investment in Kensington. At the time of the sale, the Company owned approximately 38.7% of the outstanding common stock of Kensington, an originator of non-conforming residential mortgages in the U.K. The Company recorded equity in (losses) earnings of Kensington of $(5,280), $(9,154) and $439, net of goodwill amortization, during 2000, 1999 and 1998, respectively.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


NOTE 11: REAL ESTATE OWNED

         Real estate owned consists almost entirely of properties acquired by foreclosure or deed-in-lieu thereof on loans in the Company's discount loan portfolio. Real estate owned, net of valuation allowance, is held for sale and was provided from the following loan portfolios at December 31:

                                                            December 31,
                                                      ------------------------
                                                         2000          1999
                                                      ----------    ----------
Discount loan portfolio:
   Single family residential.....................     $   55,751    $   72,193
   Multi-family residential......................            149         2,601
   Commercial real estate........................         88,214        85,233
                                                      ----------    ----------
       Total.....................................        144,114       160,027
Loan portfolio...................................          1,384         2,183
Loans available for sale.........................            921         5,296
                                                      ----------    ----------
       Total.....................................     $  146,419    $  167,506
                                                      ==========    ==========

         The following table sets forth certain geographical information by type of property at December 31, 2000 related to the Company's real estate owned:

                                                        Multi-family Residential
                           Single Family Residential         and Commercial                  Total
                           -------------------------    ------------------------    ------------------------
                                            No. of                      No. of                      No. of
                             Amount       Properties      Amount      Properties      Amount      Properties
                           ----------     ----------    -----------   ----------    -----------   ----------
Florida................     $  3,087             68      $  48,802            4      $  51,889           72
Georgia................        1,314             19         15,061            1         16,375           20
Connecticut............        1,397             25         12,386            2         13,783           27
Texas..................        2,479             46          3,283            2          5,762           48
Michigan...............        5,619            151             --           --          5,619          151
Other (1)..............       42,784            968         10,207           12         52,991          980
                            --------       --------      ---------     --------      ---------     --------
   Total...............     $ 56,680          1,277      $  89,739           21      $ 146,419        1,298
                            ========       ========      =========     ========      =========     ========

(1) Consists of properties located in 43 other states, none of which aggregated over $4,939 in any one state.

         The following schedule presents the activity, in aggregate, in the valuation allowance on real estate owned for the years ended December 31:

                                            2000         1999         1998
                                         ----------   ----------   ----------
Balance at beginning of year..........   $   17,181   $   15,325   $   12,346
Provision for losses..................       26,674       28,008       18,626
Charge-offs and sales.................      (25,713)     (26,152)     (15,647)
                                         ----------   ----------   ----------
Balance at end of year................   $   18,142   $   17,181   $   15,325
                                         ==========   ==========   ==========


NOTE 12: REAL ESTATE HELD FOR SALE

         The Company's real estate held for sale consisted of two retail shopping centers with an aggregate carrying value of $22,670 at December 31, 2000. These properties were acquired as a result of the acquisition of OAC and were previously held for investment at December 31, 1999. The Company continues to actively market the properties for sale.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


NOTE 13: INVESTMENT IN REAL ESTATE

         The Company's investment in real estate consisted of the following at December 31:

                                                           2000        1999
                                                        ----------  ----------
Properties held for investment (1):
   Office buildings...................................  $   32,112  $  202,607
   Retail.............................................       9,515      33,224
   Building improvements..............................      11,346      17,590
   Tenant improvements and lease commissions..........       1,744       8,150
   Furniture and fixtures.............................          52          44
                                                        ----------  ----------
                                                            54,769     261,615
   Accumulated depreciation...........................      (2,359)     (9,011)
                                                        ----------  ----------
                                                            52,410     252,604
                                                        ----------  ----------
Loans accounted for as investments in real estate (2):
   Multi-family residential...........................          97          --
   Nonresidential.....................................      45,689          --
                                                        ----------  ----------
                                                            45,786          --
                                                        ----------  ----------
Properties held for lease:
   Land and land improvements ........................       1,256       1,256
   Building...........................................      15,641      14,629
   Accumulated depreciation...........................        (855)       (248)
                                                        ----------  ----------
                                                            16,042      15,637
                                                        ----------  ----------

Investment in real estate partnerships (3)(4).........       8,523          --
                                                        ----------  ----------
                                                        $  122,761  $  268,241
                                                        ==========  ==========

(1) Acquired as a result of the acquisition of OAC. The decline in balances during 2000 is due to sales and the transfer of properties from held for investment to held for sale. The Company's properties held for investment at December 31, 2000 are comprised of one commercial office building and one retail shopping center.

(2) Certain acquisition, development and construction loans were acquired in January 2000 in which the Company participates in the expected residual profits of the underlying real estate, and the borrower has not contributed substantial equity to the project. As such, the Company has accounted for these loans under the equity method of accounting as though it had an investment in a real estate limited partnership.

(3) Consists of interests in four limited partnerships operating as real estate ventures, consisting of multi-family type properties.

(4) During 1999, the Company recognized an impairment charge of $2,817 on its investment in a nonresidential real estate venture, which reduced the carrying value to $0.


NOTE 14: MORTGAGE SERVICING

         Under contractual servicing agreements, the Company services for other investors mortgage loans which it does not own. The total unpaid principal balance of such loans serviced for others (which is not included in the consolidated statement of financial condition) was $11,360,523 and $11,105,283 at December 31, 2000 and 1999, respectively. Related escrow funds on deposit with an unaffiliated bank in the amount of $101,461 and $56,152 at December 31, 2000 and 1999, respectively, are similarly excluded from the statement of financial condition. Domestic servicing fees and other servicing-related income on loans serviced for others, included in servicing and other fees, amounted to $78,684, $73,224 and $58,439 for the years ended December 31, 2000, 1999 and
1998, respectively. In general, these servicing agreements include guidelines and procedures for servicing the loans, remittance requirements and reporting requirements, among other provisions.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


         The Company earns servicing and sub-servicing income on mortgage loans secured by real estate in 50 states. At December 31, 2000, the geographic distribution based on the unpaid principal balance of the loans serviced was as follows:

                                                 No. of Loans        Amount
                                                 ------------     ------------
California...................................          25,703     $  2,236,876
Florida......................................          12,943          827,697
Illinois.....................................           6,817          684,004
Texas........................................          10,419          612,923
New York.....................................           5,395          534,256
Other (1)....................................         103,393        6,464,767
                                                 ------------     ------------
                                                      164,670     $ 11,360,523
                                                 ============     ============

(1) Consists of loans in 45 other states, none of which aggregated over $402,454 in any one state.

         The risk inherent in such concentrations is dependent upon regional and general economic conditions that affect property values.

         The unamortized balance of mortgage servicing assets is as follows at December 31:

                                                        2000          1999
                                                     ----------    ----------
Unamortized balance.............................     $   53,056    $   13,313
Valuation allowance.............................         (1,630)       (1,630)
                                                     ----------    ----------
                                                     $   51,426    $   11,683
                                                     ==========    ==========

         The following table summarizes the activity in mortgage servicing assets for the years ended December 31:

                                                        2000          1999
                                                     ----------    ----------
Balance at the beginning of year................     $   11,683    $    7,060
Purchases.......................................         49,779         9,218
Amortization....................................        (10,036)       (4,595)
                                                     ----------    ----------
Balance at the end of the year..................     $   51,426    $   11,683
                                                     ==========    ==========

         The unamortized servicing asset balance of $51,426 at December 31,2000 was comprised of $50,265 of purchased mortgage servicing rights and $1,161 of retained mortgage servicing rights in connection with loan securitizations completed in prior years.

         Advances related to loans serviced for others consisted of the following at December 31:

                                                      2000 (1)      1999 (1)
                                                     ----------    ----------
Principal and interest..........................     $   95,191    $   58,497
Taxes and insurance.............................         64,159        41,569
Other...........................................         44,697        30,921
                                                     ----------    ----------
                                                     $  204,047    $  130,987
                                                     ==========    ==========

(1) Does not include advances on the Company's loan portfolios of $23,008 and $31,561 at December 31, 2000 and 1999, respectively.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


NOTE 15: LOW-INCOME HOUSING TAX CREDIT INTERESTS HELD FOR SALE

         The carrying value of the Company's investments in low-income housing tax credit interests held for sale are as follows at December 31:

                                                                                          2000            1999
                                                                                       ----------      ----------
Investments solely as a limited partner made prior to May 18, 1995................     $   32,229      $       --
Investments solely as a limited partner made on or after May 18, 1995.............          8,922              --
Investments both as a limited and, through subsidiaries, as a general partner.....         45,932              --
                                                                                       ----------      ----------
                                                                                       $   87,083      $       --
                                                                                       ==========      ==========

         During 2000, the Company entered into transactions to sell twenty-five of its low-income housing tax credit properties, together with the related tax credits. Although these transactions resulted in the transfer of tax credits and operating results for these properties to the purchasers, they did not qualify as sales for accounting purposes, primarily due to insufficient cash received at signing, as well as to certain contingencies with respect to potential repurchase requirements. As a result, the Company has reclassified these properties as held for sale and has valued them at the lower of cost or fair value less disposal costs. The Company recorded a charge to earnings during 2000 of $6,448 reflecting the expected net loss to be incurred upon completion of these transactions.


NOTE 16: INVESTMENTS IN LOW INCOME HOUSING TAX CREDIT INTERESTS

         The carrying value of the Company's investments in low-income housing tax credit interests are as follows at December 31:

                                                                                           2000            1999
                                                                                        ----------      ----------
Investments solely as a limited partner made prior to May 18, 1995................      $   21,170      $   17,327
Investments solely as a limited partner made on or after May 18, 1995.............           6,263          59,541
Investments both as a limited and, through subsidiaries, as a general partner.....          28,296          74,121
                                                                                        ----------      ----------
                                                                                        $   55,729      $  150,989
                                                                                        ==========      ==========

         The qualified affordable housing projects underlying the Company's investments in low-income housing tax credit interests are geographically located throughout the United States. At December 31, 2000, the Company's largest single investment was $11,473, which related to a project located in New Jersey.

         Income on the Company's limited partnership investments made prior to May 18, 1995 is recorded under the level yield method as a reduction of income tax expense and amounted to $2,093, $2,953 and $4,651 for the years ended December 31, 2000, 1999 and 1998, respectively. For 2000, the Company also recorded additional income tax expense of $6,875 related to certain of its limited partnership investments made prior to May 18, 1995 resulting from the sale of those investments in advance of their maturity for tax credit purposes. As a result, not all of the deferred tax benefit that had been previously recorded by the Company under the level yield method could be realized, and the related accrual for the excess benefits was reversed. Had the investments accounted for under the level yield method been accounted for under the equity method, income would have been reduced by $337, $60 and $1,113 for the years ended December 31, 2000, 1999 and 1998, respectively. For limited partnership investments made after May 18, 1995, and for investments as a limited and, through subsidiaries, as a general partner, the Company recognized tax credits of $7,359, $15,289 and $13,017 for the years ended December 31, 2000, 1999 and
1998, respectively, and excluding the $6,448 provision for losses on properties sold in 2000, recorded a loss after depreciation of $3,483, $6,291 and $6,905 from operations on the underlying real estate for the years ended December 31, 2000, 1999 and 1998, respectively.

         Included in gains on other non-interest earning assets, net, for the years ended December 31, 2000, 1999 and 1998, are gains of $497, $6,591 and $7,366, respectively, on the sales of certain investments in low-income housing tax credit interests which had carrying values of $27,402, $41,744 and $28,887, respectively, at time of sale.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


NOTE 17: PREMISES AND EQUIPMENT

         Premises and equipment are summarized as follows at December 31:

                                                           2000         1999
                                                        ----------   ----------
Computer hardware and software.......................   $   42,759   $   39,224
Buildings............................................       19,265       19,192
Leasehold improvements...............................       10,056        9,651
Land and land improvements...........................        4,814        4,782
Furniture and fixtures...............................        7,455        6,704
Office equipment.....................................          746        2,269
Less accumulated depreciation and amortization.......      (41,943)     (32,784)
                                                        ----------   ----------
                                                        $   43,152   $   49,038
                                                        ==========   ==========

         Depreciation expense amounted to $12,248, $13,546 and $11,703 for 2000, 1999 and 1998, respectively (of which $2,353, $2,343 and $1,461 for 2000, 1999 and 1998, respectively, related to computer software). Buildings represent the Company's nationwide customer service and collection facility in Orlando, Florida, construction of which was completed during 1999.


NOTE 18: DEPOSITS

         The Company's deposits consist of the following at December 31:

                                                           2000         1999
                                                        ----------   ----------
Non-interest-bearing deposits........................   $   69,840   $  252,634
NOW and money market checking accounts...............       14,669       30,343
Savings accounts.....................................        1,274        1,361
                                                        ----------   ----------
                                                            85,783      284,338
                                                        ----------   ----------
Certificates of deposit (1)(2).......................    1,176,566    1,536,997
Unamortized deferred fees............................       (3,989)      (6,688)
                                                        ----------   ----------
                                                         1,172,577    1,530,309
                                                        ----------   ----------
                                                        $1,258,360   $1,814,647
                                                        ==========   ==========

(1) At December 31, 2000 and 1999, certificates of deposit, net of unamortized deferred fees, included $964,443 and $1,379,262, respectively, of deposits originated through national, regional and local investment banking firms which solicit deposits from their customers, all of which are non-cancellable.

(2) At December 31, 2000 and 1999, certificates of deposit issued on an uninsured basis amounted to $75,417 and $155,205, respectively. Of the $75,417 of uninsured deposits at December 31, 2000, $24,781 were from political subdivisions in New Jersey and are secured or collateralized as required under state law. Non-interest bearing deposits at December 31, 2000 and 1999 included $47,697 and $230,141, respectively, of escrow balances related to principal, interest, taxes and insurance collected but not yet remitted in accordance with loan servicing agreements.

         The contractual remaining maturity of the Company's certificates of deposit at December 31, 2000 is as follows:

Within one year.................................................    $   642,342
Within two years................................................        327,125
Within three years..............................................        104,058
Within four years...............................................         53,634
Within five years...............................................         25,377
Thereafter......................................................         20,041
                                                                    -----------
                                                                    $ 1,172,577
                                                                    ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


         Deferred fees on certificates of deposits are amortized on a straight-line basis over the term of the respective certificates of deposit. Such amortization amounted to $4,419, $5,098 and $6,353 for the years ended December 31, 2000, 1999 and 1998, respectively, and is included in interest expense on deposits. Interest expense by type of deposit account is as follows for the years ended December 31:

                                                2000        1999        1998
                                             ----------  ----------  ----------
NOW accounts and money market checking.....  $      532  $    1,313  $    1,434
Savings....................................          37          38          38
Certificates of deposit....................      97,655      97,019     115,112
                                             ----------  ----------  ----------
                                             $   98,224  $   98,370  $  116,584
                                             ==========  ==========  ==========

         Accrued interest payable on deposits amounted to $14,955, $15,078 and $22,687 at December 31, 2000, 1999 and 1998, respectively.


NOTE 19: BONDS-MATCH FUNDED AGREEMENTS

         Bonds-match funded agreements were comprised of the following at December 31:

                                                             2000       1999
                                                          ----------  ---------
OAC Mortgage Residential Securities Holdings, LLC.......  $   72,101    100,968
Ocwen NIMS Corp.........................................      34,949     40,547
                                                          ----------  ---------
                                                          $  107,050    141,515
                                                          ==========  =========

         At December 31, 2000 and 1999, bonds-match funded agreements had a weighted average interest rate of 8.07% and 7.84%, respectively. Accrued interest payable on bonds-match funded agreements amounted to $143 and $264 at December 31, 2000 and 1999, respectively. Interest expense on bonds-match funded agreements amounted to $11,484 and $2,101 during 2000 and 1999, respectively.


NOTE 20: LINES OF CREDIT AND OTHER SHORT-TERM BORROWINGS

         The Company through its subsidiaries has obtained secured lines of credit arrangements from various unaffiliated financial institutions as follows:

                             Balance          Amount of         Committed         Maturity
        Entity             Outstanding         Facility          Amount             Date             Interest Rate(3)
        ------             -----------         --------          ------             ----             ----------------
DECEMBER 31, 2000:
OAC (1)..............      $    32,933        $    200,000      $  115,580       June 2001      LIBOR + 240 basis points
                           ===========

DECEMBER 31, 1999:
OFS (2)..............      $     2,041        $    200,000      $  100,000       July 2001      LIBOR + 75 basis points
                                 3,770             115,000         100,000        May 2000      LIBOR + 95 - 150 basis points
                                15,227              50,000          50,000        May 2000      LIBOR + 137.5 basis points
                                 7,658              25,000              --        May 2000      LIBOR + 175 basis points

OAC (1)..............           84,170             200,000         200,000       June 2001      LIBOR + 175 basis points
                                75,000              75,000          75,000      April 2001      LIBOR + 175 basis points
                           -----------
                           $   187,866
                           ===========

(1)      Collateralized by commercial loans and investments in real estate.

(2) These lines were used to fund subprime mortgage loan originations, generally advanced at a rate of 80% to 98% of the principal balance of the mortgage loan and are secured by such mortgage loans.

(3)      LIBOR was 6.57% and 5.82% at December 31, 2000 and 1999, respectively.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


         The maximum month end amount of borrowings under lines of credit was $184,750 and $458,606 for the years ended December 31, 2000 and 1999, respectively.

         Accrued interest payable on obligations outstanding under lines of credit amounted to $0 and $200 at December 31, 2000 and 1999, respectively. Interest expense on obligations outstanding under lines of credits amounted to $13,881, $16,318 and $34,587 during 2000, 1999 and 1998, respectively.

         In addition to the above listed lines of credit, the Company, through the Bank, has the capacity to borrow from the Federal Home Bank of New York ("FHLB") up to an aggregate of $41,275, at the prevailing market rate. This facility matures in March 2001. At December 31, 2000, there were no advances outstanding from the FHLB. The maximum month end amount of advances from the FHLB was $0 and $50,000 during the years ended December 31, 2000 and 1999, respectively.

         The Company also has contractual relationships with twelve brokerage firms and the FHLB under which it can obtain funds under reverse repurchase agreements. At December 31, 2000, there were no reverse repurchase agreements outstanding. The maximum month end amount of borrowings through reverse repurchase agreements was $421,050 and $152,269 during the years ended December 31, 2000 and 1999, respectively.


NOTE 21: NOTES, DEBENTURES AND OTHER INTEREST-BEARING OBLIGATIONS

         Notes, debentures and other interest-bearing obligations mature as follows:

                                                              December 31,
                                                        -----------------------
                                                           2000         1999
                                                        ----------   ----------
2003:
11.875% Notes due October 1..........................   $  100,050   $  103,850
2004:
Loan due May 24 (LIBOR plus 250 basis points)........        6,235        6,236
2005:
12% Subordinated Debentures due June 15..............       67,000       67,000
11.5% Notes due July 1...............................           45      140,487
                                                        ----------   ----------
                                                        $  173,330   $  317,573
                                                        ==========   ==========

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

Year                                                       Redemption Price
----                                                       ----------------
2001................................................           105.938%
2002................................................           102.969%

         During 2000 and 1999, the Company repurchased $3,800 and $21,150, respectively, of its Notes in the open market, resulting in an extraordinary gain of $439 ($276 net of taxes) and $1,322 ($1,090 net of taxes), respectively.

         The indenture governing the Notes requires the Company to maintain, at all times when the Notes are not rated in an investment grade category by one or more nationally recognized statistical rating organizations, unencumbered liquid assets with a value equal to 100% of the required interest payments due on the Notes on the next two succeeding semiannual interest payment dates. The Company maintained an investment in cash and cash equivalents of $12,057 and $15,054 at December 31, 2000 and 1999, respectively, that is

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


restricted for purposes of meeting this liquidity requirement. The indenture further provides that the Company shall not sell, transfer or otherwise dispose of shares of common stock of the Bank or permit the Bank to issue, sell or otherwise dispose of shares of its common stock unless in either case the Bank remains a wholly-owned subsidiary of the Company.

         In connection with the issuance of the Notes, the Company incurred certain costs which have been capitalized and are being amortized on a straight-line basis over the life of the Notes. The unamortized balance of these issuance costs amounted to $2,140 and $3,030 at December 31, 2000 and 1999, respectively, and is included in other assets. Accrued interest payable on the Notes amounted to $2,970 and $3,083 at December 31, 2000 and 1999, respectively. Interest expense amounted to $12,293, $14,656 and $14,844 during 2000, 1999 and 1998, respectively.

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

         The Debentures may be redeemed at any time at the option of the Bank, in whole or in part, together with accrued and unpaid interest, if any, on not less than 30 nor more than 60 days notice at the following redemption prices (expressed as a percentage of the principal amount), if redeemed during the twelve-month period beginning June 15 of the years indicated below:

Year                                                     Redemption Price
----                                                     ----------------
2000................................................          105.333%
2001................................................          104.000%
2002................................................          102.667%
2003................................................          101.333%
2004 and thereafter.................................          100.000%


         In connection with the issuance of the Debentures, the Bank incurred certain costs which have been capitalized and are being amortized on a straight-line basis over the expected life of the Debentures. The unamortized balance of these issuance costs amounted to $1,043 and $1,468 at December 31, 2000 and 1999, respectively, and is included in other assets. Accrued interest payable on the Debentures amounted to $335 and $335 at December 31, 2000 and 1999, respectively. Interest expense on the Debentures amounted to $8,040, $11,412 and $12,000 during 2000, 1999 and 1998, respectively. During 1999, the
Bank repurchased $33,000 of its Debentures in the open market, resulting in an extraordinary gain of $1,605 ($1,323 net of taxes). There were no repurchases during 2000.

         As a result of the acquisition of OAC in October 1999, the Company assumed the 11.5% Redeemable Notes ("the Redeemable Notes") due 2005 which were issued by OAC during 1998 in the original amount of $150,000. During 2000, the Company repurchased in the open market $44,930 of the outstanding balance of its Redeemable Notes. These repurchases resulted in extraordinary gains of $8,073 ($5,086 net of taxes). Additionally, on December 21, 2000, the Company acquired $98,025 in aggregate principal outstanding of its Redeemable Notes pursuant to its tender offer and consent solicitation dated November 14, 2000. This repurchase resulted in an extraordinary gain of $9,452 ($5,955 net of taxes). Accrued interest payable on the Redeemable Notes amounted to $3 and $8,223 at December 31, 2000 and 1999, respectively. Interest expense on the Redeemable Notes amounted to $13,680 and $4,226 during 2000 and 1999, respectively.


NOTE 22: CAPITAL SECURITIES

         In August 1997, Ocwen Capital Trust ("OCT") issued $125,000 of 10-7/8% Capital Securities (the "Capital Securities"). Proceeds from issuance of the Capital Securities were invested in 10-7/8% Junior Subordinated Debentures issued by the Company. The Junior Subordinated Debentures, which represent the sole assets of OCT, will mature on August 1, 2027. During 2000 and 1999, OCT repurchased $30,470 and $15,000, respectively, of its Capital Securities in the open market, resulting in extraordinary gains of $11,740 ($7,396 net of taxes) and $5,548 ($4,570 net of taxes), respectively.

         Holders of the Capital Securities are entitled to receive cumulative cash distributions accruing from the date of original issuance and payable semiannually in arrears on February 1 and August 1 of each year, commencing on February 1, 1998, at an annual rate of 10-7/8% of the liquidation amount of $1,000 per Capital Security. Payment of distributions out of moneys held by OCT, and payments on liquidation of OCT or the redemption of Capital Securities, are guaranteed by the Company to the extent OCT has funds available. If the

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


Company does not make principal or interest payments on the Junior Subordinated Debentures, OCT will not have sufficient funds to make distributions on the Capital Securities, in which event the guarantee shall not apply to such distributions until OCT has sufficient funds available therefore. Accumulated distributions payable on the Capital Securities amounted to $3,533 and $4,815 at December 31, 2000 and 1999, respectively, and is included in accrued interest payable.

         The Company has the right to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 10 consecutive semiannual periods with respect to each deferral period, provided that no extension period may extend beyond the stated maturity of the Junior Subordinated Debentures. Upon the termination of any such extension period and the payment of all amounts then due on any interest payment date, the Company may elect to begin a new extension period. Accordingly, there could be multiple extension periods of varying lengths throughout the term of the Junior Subordinated Debentures. If interest payments on the Junior Subordinated Debentures are deferred, distributions on the Capital Securities will also be deferred, and the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank pari passu with or junior to the Junior Subordinated Debentures. During an extension period, interest on the Junior Subordinated Debentures will continue to accrue at the rate of 10-7/8% per annum, compounded semiannually.

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

         In connection with the issuance of the Capital Securities, the Company incurred certain costs which have been capitalized and are being amortized over the term of the Capital Securities. The unamortized balance of these issuance costs amounted to $2,815 and $4,041 at December 31, 2000 and 1999, respectively, and is included in other assets.


NOTE 23: BASIC AND DILUTED EARNINGS PER SHARE

         The Company is required to present both basic and diluted EPS on the face of its statement of operations. Basic EPS excludes common stock equivalents and is calculated by dividing net income by the weighted average number of common shares outstanding during the year. Diluted EPS is calculated by dividing net income by the weighted average number of common shares outstanding, including the dilutive potential common shares related to outstanding stock options. In computing diluted net loss per share for 1998, the conversion of common stock equivalents was not assumed as the effect would have been antidilutive.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


         The following is a reconciliation of the calculation of basic EPS to diluted EPS:

                                                                     2000             1999             1998
                                                                 ------------     ------------     ------------
Net income (loss) ..........................................     $      2,192     $     19,832     $     (1,200)
                                                                 ============     ============     ============
Basic EPS:
   Weighted average shares of common stock .................       67,427,662       63,051,015       60,736,950
                                                                 ============     ============     ============
   Basic EPS ...............................................     $       0.03     $       0.31     $      (0.02)
                                                                 ============     ============     ============
Diluted EPS:
   Weighted average shares of common stock .................       67,427,662       63,051,015       60,736,950
   Effect of dilutive securities:
     Stock options (1) .....................................           36,381           39,267               --
                                                                 ------------     ------------     ------------
                                                                   67,464,043       63,090,282       60,736,950
                                                                 ============     ============     ============
   Diluted EPS .............................................     $       0.03     $       0.31     $      (0.02)
                                                                 ============     ============     ============

(1) Excludes the effect of 1,718,133 and 1,565,343 of options that are antidilutive for 2000 and 1999, respectively.


NOTE 24: DERIVATIVE FINANCIAL INSTRUMENTS

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

INTEREST RATE MANAGEMENT

         In managing its interest rate risk, the Company enters into interest rate swaps. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional amount. The terms of the interest rate swaps provide for the Company to receive a floating rate of interest based on the London Interbank Offered Rate ("LIBOR") and to pay fixed interest rates. The interest rate swaps are used to alter the interest rate on current LIBOR rate debt incurred to fund the Company's acquisitions of real estate, subordinate and residual securities and securities sold under agreements to repurchase. The fair value of the interest rate swaps are not recognized in the consolidated financial statements as the swaps are accounted for on the accrual basis of accounting.

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


         The terms of the outstanding interest swaps at December 31, 2000 and 1999, are as follows:

                             Notional        LIBOR
        Maturity              Amount         Index       Fixed Rate     Floating Rate      Fair Value
        --------              ------         -----       ----------     -------------      ----------
DECEMBER 31, 2000:
April 2001............     $     33,000     1-Month          6.00%           6.80%        $         59
                           ============                                                   ============

DECEMBER 31, 1999:
April 2001............     $     75,000     1-Month          6.00%           6.48%        $        482
April 2001............           17,000     1-Month          6.00            6.48                  108
April 2002............            8,780     1-Month          6.04            6.46                  129
January 2003..........          100,000     1-Month          5.75            6.46                2,983
                           ------------                                                   ------------
                           $    200,780                                                   $      3,702
                           ============                                                   ============

         The swaps had the effect of decreasing net interest income by $148, $72 and $115 for the years ended December 31, 2000, 1999 and 1998, respectively. During 2000, the Company realized gains of $575 on swaps which are included in net operating gains on investments in real estate.

         The Company has purchased amortizing caps and floors to hedge its interest rate exposure relating to its match funded loans and securities. An interest rate cap or interest rate floor is designed to provide protection against the interest rate on a floating-rate instrument rising above some level
(cap) or falling below some level (floor). The interest rate representing the cap or the floor is referred to as the "strike rate." The Company receives payments from the seller on caps when the current interest rate rises above the strike rate and on floors when the current interest rate falls below the strike rate. The amount received represents the difference between the current rate and the strike rate applied to the notional amount. The terms of the outstanding caps and floors at December 31, 2000 and 1999 are as follows:

                                  Notional
                                   Amount           Maturity           Index        Strike Rate      Fair Value
                                   ------           --------           -----        -----------      ----------
DECEMBER 31, 2000:
Caps........................    $     141,674     October 2003     LIBOR 1-Month        7.00%       $        345
Floors......................    $      37,787     October 2003      CMT 2-Year          4.35                 154
                                                                                                    ------------
                                                                                                    $        499
                                                                                                    ============

DECEMBER 31, 1999:

Caps.......................     $     159,211     October 2003     LIBOR 1-Month        7.00%       $      2,289
Floors.....................     $      41,899     October 2003      CMT 2-Year          4.35                  47
                                                                                                    ------------
                                                                                                    $      2,336
                                                                                                    ============

         Amortization on the caps and floors amounted to $1,181 and $295 during the years ended December 31, 2000 and 1999, respectively.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


         The Company also manages its interest rate risk by purchasing European swaptions and put options and U.S. Treasury and U.S. Agency futures contracts to hedge anticipated future fundings related to low-income housing tax credit projects. During the fourth quarter of 1999, these financial instruments ceased to qualify for hedge accounting and subsequent gains or losses are included in earnings. These financial instruments were closed during the fourth quarter of 2000. The following table sets forth the terms and values of these financial instruments at December 31, 1999:

                                                                    Notional                        Strike
                                                                     Amount         Maturity      Rate/Price      Fair Value
                                                                     ------         --------      ----------      ----------
DECEMBER 31, 1999:
European 10-year swaptions....................................    $     7,500        March 2000        6.78%    $       282
                                                                        5,800          May 2000        6.72             264
                                                                        2,800     February 2000        7.20              34
                                                                        2,300         June 2000        7.11              63
                                                                  -----------                                   -----------
                                                                  $    18,400                                   $       643
                                                                  ===========                                   ===========

European 10-year put options, U.S. Treasury 4.75% due 11/05/08    $     2,500        March 2000    $   91.45    $        83
                                                                  ===========                                   ===========

U.S. 2-year Treasury futures..................................    $    12,000        March 2000    $   99.82    $        62
U.S. 10-year Treasury futures.................................          7,000        March 2000    $   97.52    $       116
                                                                  -----------                                   -----------
                                                                  $    19,000                                   $       178
                                                                  ===========                                   ===========

         The following table summarizes the net realized gains and (losses) on these financial instruments included in earnings for years ended December 31, 2000, 1999 and 1998:

                                             2000         1999         1998
                                          ----------   ----------   ----------
Swaptions and put options.............    $     (374)  $      588   $       --
U.S. Treasury and Agency futures......          (617)         208       (5,819)


         The fair value of the U.S. Treasury futures, interest rate swaps, European swaptions and put options, and caps and floors represent the estimated amount that the Company would receive or pay to terminate these agreements taking into account current interest rates. Market quotes are available for these agreements. The following table summarizes the Company's use of interest rate risk management instruments:

                                                                          Notional Amount
                                      -------------------------------------------------------------------------------------
                                          U.S.
                                      Treasury and
                                         Agency                      European       European
                                      Futures Sold     Interest      Treasury     Treasury Put
                                          Short       Rate Swaps     Swaptions       Options         Caps          Floors
                                      ------------    ----------     ---------    ------------     ---------      ---------
BALANCE, DECEMBER 31, 1998.......       $      --      $      --     $      --      $      --      $      --      $      --
Purchases (1)....................         244,000        200,780        20,400         13,200        163,897         42,879
Maturities.......................         (14,000)            --        (2,000)       (10,700)        (4,686)          (980)
Terminations.....................        (211,000)            --            --             --             --             --
                                        ---------      ---------     ---------      ---------      ---------      ---------
BALANCE, DECEMBER 31, 1999.......          19,000        200,780        18,400          2,500        159,211         41,899
Purchases........................          54,700             --        14,500             --             --             --
Maturities.......................         (15,600)            --       (26,900)        (2,500)       (17,537)        (4,112)
Terminations.....................         (58,100)      (167,780)       (6,000)            --             --             --
                                        ---------      ---------     ---------      ---------      ---------      ---------
BALANCE, DECEMBER 31, 2000.......       $      --      $  33,000     $      --      $      --      $ 141,674      $  37,787
                                        =========      =========     =========      =========      =========      =========

(1) Purchases include $48,000 of U.S. Treasury futures sold short, $200,780 of interest rate swaps and $42,879 of caps and floors acquired as a result of the OAC acquisition.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


FOREIGN CURRENCY MANAGEMENT

         The Company enters into foreign currency derivatives to hedge its investments in foreign subsidiaries which own residual interests backed by residential loans originated in the UK ("UK residuals") and in the shopping center located in Halifax, Nova Scotia ("the Nova Scotia shopping center"). It is the Company's policy to periodically adjust the amount of foreign currency derivative contracts it has entered into in response to changes in its recorded investments in these assets.

         The Company has determined that the local currency of its investment in UK residuals, its investment in the Nova Scotia Shopping Center and of its previously owned equity investment in Kensington is the functional currency. The Company's foreign currency derivative financial instruments qualify for hedge accounting. Accordingly, the gains or losses are included in the net unrealized foreign currency translation in accumulated other comprehensive income in stockholders' equity.

         As a result of the acquisition of OAC, the Company acquired foreign currency futures contracts ("currency futures") that hedge the currency exposure related to the acquired investments in foreign subsidiaries which own UK residuals and the Nova Scotia shopping center. Currency futures are commitments to either purchase or sell foreign currency at a future date for a specified price.

         The following table sets forth the terms and values of these foreign currency financial instruments at December 31, 2000 and 1999:

                                                                                                   Strike
                                                  Position      Maturity      Notional   Amount     Rate      Fair Value
                                                  --------      --------      --------   ------     ----      ----------
DECEMBER 31, 2000:
Canadian Dollar currency futures.............      Short          March 2001     C$      33,000    1.5139     $     (242)

British Pound currency futures...............      Short          March 2001   (pound)   14,688    1.4717           (339)
                                                                                                              ----------
                                                                                                              $     (581)
                                                                                                              ==========
DECEMBER 31, 1999:
Canadian Dollar currency futures.............      Short          March 2000     C$      22,100     .6786     $     (300)
                                                   Short          March 2000     C$       1,600     .6800            (20)

British Pound currency futures...............      Long           March 2000   (pound)    3,750    1.6018             65
                                                   Short          March 2000   (pound)   15,875    1.6225             56
                                                                                                              ----------
                                                                                                              $     (199)
                                                                                                              ==========

         Prior to the sale of its equity investment in Kensington, the Company entered into a British Pound currency forward ("currency forward") with a AAA-rated counterparty to hedge its equity investment in Kensington. In connection with the sale of the equity investment in Kensington, the currency forward was closed in November 2000. The following table sets forth the terms and value of the currency forward at December 31, 1999:

                                                          Notional Amount
                                               ----------------------------------   Contract    Unamortized
                                 Maturity             Pay               Receive       Rate        Discount       Fair Value
                               -------------   ---------------      -------------   --------    -----------      ----------
DECEMBER 31, 1999:
Currency forward...........    February 2003   (pound)  27,500      $      43,546    1.5835      $    1,119      $    (976)
                                               ===============      =============                ==========      =========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


NOTE 25: INCOME TAXES

         The components of income tax expense (benefit) attributable to income before extraordinary gain were as follows:

                                              Years Ended December 31,
                                     ----------------------------------------
CURRENT:                                2000           1999          1998
                                     ----------     ----------     ----------
Federal.........................     $  (24,744)    $   33,930     $  (11,668)
State...........................            261          3,293          4,608
                                     ----------     ----------     ----------
                                        (24,483)        37,223         (7,060)
                                     -----------    ----------     ----------
DEFERRED:
Federal.........................         14,724        (41,734)       (27,443)
Foreign.........................             --          5,987          5,995
State...........................            216         (1,368)        (2,191)
Valuation allowance.............         17,500          2,500             --
                                     ----------     ----------     ----------
                                         32,440        (34,615)       (23,639)
                                     ----------     ----------     ----------

Total...........................     $    7,957     $    2,608     $  (30,699)
                                     ==========     ==========     ==========

         Income tax expense differs from the amounts computed by applying the U.S. Federal corporate income tax rate of 35% as follows:

                                                                                         Years Ended December 31,
                                                                                 -----------------------------------------
                                                                                    2000            1999           1998
                                                                                 ----------      ---------      ----------
Expected income tax expense (benefit) at statutory rate..................        $   (2,997)     $   5,187      $  (11,328)
Differences between expected and actual expense (benefit):
   Excess of cost over net assets acquired, net..........................             1,078          1,249              19
   Excess of net assets acquired over purchase price.....................            (4,939)            --              --
   Tax effect of utilization of net operating loss.......................                --             --          (3,003)
   State tax (after Federal tax benefit).................................               310          1,251           1,571
   Low-income housing tax credits........................................            (2,577)       (18,242)        (17,666)
   Sale of Ocwen UK......................................................                --          9,730              --
   OAC loss not included in OCN consolidated tax group...................                --            223              --
   Deferred tax asset valuation allowance................................            17,500          2,500              --
   Other.................................................................              (418)           710            (292)
                                                                                 ----------      ---------      ----------
     Actual income tax expense (benefit).................................        $    7,957      $   2,608      $  (30,699)
                                                                                 ==========      =========      ==========

         Total income tax expense (benefit) was allocated as follows:

                                                                                                   Years Ended December 31,
                                                                                             ------------------------------------
                                                                                               2000          1999          1998
                                                                                             --------      --------      --------
Income (loss) before extraordinary gain ................................................     $  7,957      $  2,608      $(30,699)
Benefit of tax deduction in excess of amounts recognized for financial reporting
   purposes related to employee stock options reflected in stockholders' equity ........           --            (8)       (2,398)
Benefit of tax deduction in excess of amounts recognized for financial reporting
   purposes related to director restricted stock reflected in stockholders' equity......           (8)          (13)          (13)
                                                                                             --------      --------      --------
                                                                                             $  7,949      $  2,587      $(33,110)
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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


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

         The base year reserves will continue to be subject to recapture, and the Bank could be required to recognize a tax liability if: (1) the Bank fails to qualify as a "bank" for federal income tax purposes, (2) certain distributions are made with respect to the stock of the Bank, (3) the bad debt reserves are used for any purpose other than to absorb bad debt losses or (4) there is a change in federal tax law. The enactment of this legislation is expected to have no material impact on the Bank's or the Company's operations or financial position.

         A deferred tax liability has not been recognized for the tax bad debt base year reserves of the Bank. The base year reserves are generally the balance of reserves as of December 31, 1987, reduced proportionately for reductions in the Bank's loan portfolio between that date and December 31, 1995. At December 31, 2000 and 1999, the amount of those reserves was approximately $5,700. This reserve could be recognized in the future under the conditions described in the preceding paragraph.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


         The net deferred tax asset was comprised of the following as of:

                                                                                                 December 31,
                                                                                     --------------------------------------
                                                                                          2000                   1999
                                                                                     ---------------        ---------------
DEFERRED TAX ASSETS:
   Tax residuals and deferred income on tax residuals........................        $         4,374        $         2,438
   State taxes...............................................................                  6,197                  2,654
   OAC purchase accounting adjustments.......................................                  8,117                  1,697
   Accrued profit sharing....................................................                  1,972                  5,710
   Accrued other liabilities.................................................                    249                    365
   Interest expense related to discount loan portfolio.......................                  9,936                 13,728
   Valuation allowance on real estate owned..................................                  6,360                  5,969
   Gain on loan foreclosure..................................................                 12,834                 12,308
   Bad debt and allowance for loan losses....................................                 16,210                 11,923
   Impairment on securities available for sale...............................                 57,951                 69,333
   Mortgage servicing rights impairment and amortization.....................                  2,208                  1,540
   Goodwill impairment and amortization......................................                     21                     84
   Foreign currency exchange.................................................                  1,068                  1,068
   Capital loss carryforward.................................................                  4,160                  4,160
   Net U.S. tax benefit on undistributed foreign income......................                     --                  3,050
   Contingent interest income on equity participation loans..................                     --                  1,757
   Partnership losses and low-income housing tax credits.....................                 30,022                 35,896
   Foreign currency translation adjustment...................................                     --                   398
   Other.....................................................................                  2,679                 13,591
                                                                                     ---------------        ---------------
                                                                                             164,358                187,669
                                                                                     ---------------        ---------------
DEFERRED TAX LIABILITIES:
   Deferred interest income on discount loan portfolio.......................                  7,047                  6,647
   Research and development costs............................................                  1,719                  1,823
   Unrealized gain on securities available for sale..........................                     --                    123
   Foreign currency translation adjustment...................................                    229                     --
   Other.....................................................................                    499                    783
                                                                                     ---------------        ---------------
                                                                                               9,494                  9,376
                                                                                     ---------------        ---------------
                                                                                             154,864                178,293
Deferred tax asset valuation allowance.......................................                (58,873)               (41,373)
                                                                                     ---------------        ---------------
Net deferred tax asset.......................................................        $        95,991        $       136,920
                                                                                     ===============        ===============

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

         International Hotel Group ("IHG"), a wholly-owned subsidiary of IMI, and IHG's subsidiaries had at December 31, 2000, approximately $1,079 of Separate Return Limitation Year ("SRLY") net operating loss carryforwards. The SRLY net operating loss carryforward can only offset the future taxable income of IHG and its subsidiaries. The $1,079 operating loss carryforward will expire, if unused, in the year 2008. At December 31, 2000, the Company had tax credit carryforwards of $29,505 related to low-income housing tax credits, which expire in 2018, 2019 and 2020.

         As of December 31, 2000, the Company had a deferred tax asset valuation allowance totaling $58,873. This allowance is comprised of $38,873 relating to built-in loss limitations arising from the acquisition of OAC and $20,000 relating to management's evaluation of the future realization of the deferred tax asset.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


         Management conducts periodic evaluations to determine whether it is more likely than not that the deferred tax asset can be realized in future periods. Among the factors considered in this evaluation are estimates of future earnings, the future reversal of temporary differences and the impact of tax planning strategies that can be implemented if warranted. As a result of this evaluation, the Company included in its tax provision an increase of $17,500 and $2,500 to its valuation allowance at December 31, 2000 and 1999, respectively.

         Prior to the acquisition of OAC, OAC was a REIT for federal tax purposes and filed a REIT federal income tax return through October 20, 1999. OAC has been included in the Company's consolidated federal income tax return since October 21, 1999. OAC had, at October 6, 1999, approximately $131,567 of net unrealized built-in losses. Any such losses recognized within the five-year period beginning on October 7, 1999 (the "recognition period") are treated as pre-change losses and, as such, are subject to an annual limit as to the amount which may offset the taxable income of the Company and its subsidiaries ("the IRC section 382 limitation"). A net unrealized built-in loss is an amount by which the tax basis of the corporation's assets at the time of the change in ownership exceeds the aggregate fair market value of those assets at that time. The IRC section 382 limitation is determined by multiplying the value of OAC's stock by the federal long-term tax-exempt rate and amounts to approximately $5,700. If a deduction is denied for any recognized built-in loss in any post-change year, the loss is carried forward to subsequent years under rules similar to the standard loss carryforward rules. As a result of these limitations, a corresponding deferred tax asset valuation allowance was established at acquisition date as part of purchase accounting in the amount of $38,873.


NOTE 26: EMPLOYEE BENEFIT AND COMPENSATION PLANS

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

RETIREMENT PLAN

         The Company maintains a defined contribution 401(k) plan. The Company matches 50% of each employee's contributions, limited to 2% of the employee's compensation. The Company's contributions to the 401(k) plan in the years ended December 31, 2000, 1999 and 1998, were $694, $702 and $611, respectively.

         In connection with its acquisition of Berkeley Federal Savings Bank in June 1993, the Bank assumed the obligations under a noncontributory defined benefit pension plan (the "Plan") covering substantially all employees upon their eligibility under the terms of the Plan. The Plan was frozen after the plan year ended December 31, 1993 and has been fully funded.

ANNUAL INCENTIVE PLAN

         In May 1998, the Company's shareholders approved the Ocwen Financial Corporate 1998 Annual Incentive Plan (the "AIP") to replace the Company's former annual incentive plan (the "Former Plan"). Participation in the AIP is limited to officers and other key employees of the Company and designated subsidiaries that are selected by the AIP Committee. Performance targets are established based on the achievement of specified levels of increases in net earnings, return on equity, average net equity used or growth in assets, as well as individual participant performance targets. Awards under the AIP are based on achieving the performance targets and are paid in cash or a combination of cash and non-qualified stock options to purchase OCN's common stock. Such non-qualified stock options are granted pursuant to the Ocwen Financial Corporation 1991 Non-Qualified Stock Option Plan.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


         The following table provides a summary of the Company's stock option activity for the years ended December 31, 2000, 1999 and 1998, respectively, and stock options exercisable at the end of each of those year:

                                                     2000                        1999                        1998
                                            -----------------------     ------------------------   -------------------------
                                                           Weighted                   Weighted                    Weighted
                                                           Average                    Average                     Average
                                             Number of     Exercise     Number of     Exercise      Number of     Exercise
                                              Options        Price       Options        Price        Options        Price
                                            -----------  ----------     -----------  -----------   ------------  -----------
Outstanding at beginning of year.......       2,013,201     $ 14.09       1,918,181     $  15.64      2,351,606    $   14.67
Granted (1)............................       1,617,461        4.09         358,858         6.25        261,945        16.15
Exercised..............................              --          --          (5,080)        2.82       (232,283)        8.97
Forfeited..............................        (206,068)      14.74        (258,758)       14.92       (463,087)       14.37
                                            -----------                 -----------                ------------
Outstanding at end of year.............       3,424,594        9.33       2,013,201        14.09      1,918,181        15.64
                                            ===========                 ===========                ============
Exercisable at end of year.............       1,885,048       13.11       1,559,850        15.77      1,763,250        15.66
                                            ===========                 ===========                ============

(1) The weighted average grant-date fair value was $5.84 in 2000, $6.25 in 1999 and $12.31 in 1998.

         The following table summarizes information about stock options outstanding at December 31:

                                                     Options Outstanding                Options Exercisable
                                            --------------------------------------     ------------------------
                                                           Weighted                                   Weighted
                                                            Average     Remaining                     Average
                                             Number of     Exercise    Contractual      Number of     Exercise
Years Granted                                 Options        Price         Life          Options        Price
-------------                               -----------  -----------   -----------     ------------  ----------
2000...................................       1,617,461     $   4.09        10              326,745    $   4.09
1999...................................         311,973         6.25         9              103,991        6.25
1998...................................         122,545        12.31         8               81,697       12.31
1997...................................         750,983        20.35         7              750,983       20.35
1996...................................         532,632        11.00         6              532,632       11.00
1995...................................          89,000         2.88         5               89,000        2.88
                                            -----------                                ------------
                                              3,424,594         9.33                      1,885,048       13.11
                                            ===========                                ============

         After the award of 1,617,461 options in 2001 for service in 2000, 8,943,857 authorized shares remain and are available for future awards of stock options.

         Stock options awarded under the Former Plan have a one-year vesting period. Stock options awarded under the AIP in 1998 and 1999 vest ratably over a three-year period. Stock options awarded under the AIP in 2000 vest ratably over a five-year period including year 2000. The term of all options granted is ten years from the grant date. The difference, if any, between the fair market value of the stock at the date of grant and the exercise price is treated as compensation expense. Compensation expense is recorded ratably over the vesting period of the grant. Included in compensation expense for the year ended December 31, 2000 is $572 related to options granted. There was no compensation expense for the years ended December 31, 1999 and 1998 related to options granted.

LONG-TERM INCENTIVE PLAN

         In May 1998, the Company's shareholders approved the Ocwen Financial Corporation Long-Term Incentive Plan (the "LIP"). Participation in the LIP was limited to officers and other key employees of the Company and designated subsidiaries that were selected by the LIP Administrator. The LIP was suspended in 2000, and the related accrual of $6,012 for 1999 and 1998 was reversed. Compensation expense of $3,645 and $2,369 was recorded in 1999 and 1998, respectively.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


PRO FORMA EFFECT OF SFAS NO. 123

         The Company has retained its current accounting method for its stock-based employee compensation plans under the provisions of APB 25. However, entities continuing to apply APB 25 are required to disclose pro forma net income and earnings per share as if the fair value method of accounting for stock-based employee compensation plans as prescribed by SFAS No. 123, Accounting for Stock-Based Compensation, had been utilized. The following is a summary of the Company's pro forma information:

                                                 Years Ended December 31,
                                          ------------------------------------
                                             2000         1999         1998
                                          ----------   ----------   ----------
Net income (loss), as reported..........   $  2,192     $ 19,832     $ (1,200)
Pro forma net (loss) income.............       (228)      18,917       (2,638)
Earnings per share, as reported:
   Basic................................       0.032        0.314       (0.020)
   Diluted..............................       0.032        0.314       (0.020)
Pro forma earnings per share:
   Basic................................       0.003        0.300       (0.043)
   Diluted..............................       0.003        0.300       (0.043)

         The fair value of the option grants were estimated using the Black-Scholes option-pricing model with the following assumptions:

                                                 Years Ended December 31,
                                          ------------------------------------
                                             2000         1999         1998
                                          ----------   ----------   ----------
Expected dividend yield.................       0.00%        0.00%        0.00%
Expected stock price volatility.........      54.00%       47.00%       57.00%
Risk-free interest rate.................       4.98%        6.34%        4.54%
Expected life of options................       5 years      5 years      5 years


NOTE 27: STOCKHOLDERS' EQUITY

         On April 16, 1999, the Company announced that its Board of Directors authorized the repurchase of up to six million of its issued and outstanding shares of common stock. As of December 31, 1999, the Company had repurchased 4,611,700 shares at an average price of $6.66 per share. During the first quarter of 2000, the Company repurchased the remaining 1,388,300 authorized shares at an average price of $6.48 per share. On May 9, 2000, the Company announced that its Board of Directors approved an additional stock repurchase program to repurchase up to an additional six million of its issued and outstanding shares of common stock. As of December 31, 2000, the Company had not repurchased any additional shares.

         On October 7, 1999, as a result of the Company's acquisition of OAC, the Company issued to OAC shareholders (except for OCN or its subsidiaries) 0.71 shares of OCN stock for each outstanding share of OAC common stock, or a total of 12,371,750 shares. See Note 2.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


NOTE 28: REGULATORY REQUIREMENTS

         The Financial Institutions Reform, Recovery and Enforcement Act of 1989 and the regulations promulgated thereunder established certain minimum levels of regulatory capital for savings institutions subject to OTS supervision. The Bank must follow specific capital guidelines stipulated by the OTS which involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At December 31, 2000, the minimum regulatory capital requirements were:

o Tangible and core capital of 1.50% and 3.00% of total adjusted assets, respectively, consisting principally of stockholders' equity, but excluding most intangible assets, such as goodwill and any net unrealized gains or losses on debt securities available for sale. Effective April 1, 1999, the OTS minimum core capital ratio provides that only those institutions with a Uniform Financial Institution Rating System rating of "1" are subject to a 3.00% minimum core capital ratio. All other institutions are subject to a 4.00% minimum core capital ratio.

o Risk-based capital consisting of core capital plus certain subordinated debt and other capital instruments and, subject to certain limitations, general valuation allowances on loans receivable, equal to 8.00% of the value of risk-weighted assets.

         At December 31, 2000 and 1999, the Bank was "well capitalized" under the prompt corrective action regulations adopted by the OTS pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991. To be categorized as "well capitalized," the Bank must maintain minimum core capital, Tier 1 risk-based capital and risk-based capital ratios as set forth in the following table. The Bank's capital amounts and classification are subject to review by federal regulators about components, risk-weightings and other factors. There are no conditions or events since December 31, 2000 that management believes have changed the institution's category.

         Following an examination by the OTS in late 1996 and early 1997, the Bank committed to the OTS to maintain a core capital (leverage) ratio and a total risk-based capital ratio of at least 9.00% and 13.00%, respectively. The Bank continues to be in compliance with this commitment and with the regulatory capital requirements of general applicability (as indicated below). Based on discussions with the OTS, the Bank believes that this commitment does not affect its status as a "well-capitalized" institution, assuming the Bank's continued compliance with the regulatory capital requirements required to be maintained by it pursuant to such commitment.

         As a result of its most recent examination, the Bank was required to submit a written plan to the OTS by October 16, 2000 to address issues raised by the agency under Part 570 of the rules and regulations. Under the plan, the Bank will take certain actions regarding its operations with respect to asset reviews and the management of interest rate risk exposure and will have periodic reporting obligations to the OTS. In addition, as part of the plan, the Bank submitted a business plan and budget outlining the Bank's operations through 2003. The business plan submitted reflects proposed changes in the Bank's deposit gathering strategies and potential future sources of revenue as the Bank continues its shift away from capital-intensive businesses into fee-based sources of income. On November 9, 2000 the OTS requested the Bank to supply additional information regarding the plan. The Bank responded to this request on November 29, 2000, December 28, 2000 and January 10, 2001, and the OTS approved the plan on February 2, 2001.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


         The following table summarizes the Bank's actual and required regulatory capital at December 31, 2000 and 1999:

                                                                                                   To Be Well
                                                                                                   Capitalized       Committed
                                                                        Minimum For Capital   For Prompt Corrective   Capital
                                                        Actual           Adequacy Purposes      Action Provisions   Requirements
                                                  -----------------     -------------------   --------------------- ------------
                                                  Ratio      Amount      Ratio      Amount     Ratio      Amount       Ratio
                                                  -----      ------      -----      ------     -----      ------       -----
DECEMBER 31, 2000:
Stockholders' equity, and ratio to total assets    16.09%   $  267,295
Non-includable subsidiary......................                 (7,801)
Acquired real estate...........................                   (850)
Disallowed deferred tax assets.................                (29,397)
Disallowed servicing assets....................                 (5,027)
                                                            ----------
Tangible capital, and ratio to adjusted total
   assets......................................    13.83%   $  224,220    1.50%   $  24,313
                                                            ==========            =========
Tier 1 (core) capital, and ratio to adjusted
   total assets................................    13.83%   $  224,220    4.00%   $  64,834      5.00%  $  81,042        9.00%
                                                            ==========            =========             =========

Tier 1 capital, and ratio to risk-weighted
   assets......................................    16.70%   $  224,220                           6.00%  $  80,571
                                                            ==========                                  =========
Allowance for loan losses......................                 15,273
Qualifying subordinated debentures.............                 53,600
                                                            ----------
Tier 2 capital.................................                 68,873
                                                            ----------
Total risk-based capital, and ratio to
   risk-weighted assets........................    21.83%   $  293,093    8.00%   $ 107,429     10.00%  $ 134,286      13.00%
                                                            ==========            =========             =========

Total regulatory assets........................             $1,660,767
                                                            ==========
Adjusted total assets..........................             $1,620,846
                                                            ==========
Risk-weighted assets...........................             $1,342,858
                                                            ==========

DECEMBER 31, 1999:
Stockholders' equity, and ratio to total
   assets......................................    11.33%   $  261,014
Net unrealized loss on available for sale
   securities..................................                    601
Non-includable subsidiary......................                (12,013)
Acquired real estate...........................                 (4,631)
Disallowed servicing assets....................                   (969)
                                                            ----------
Tangible capital, and ratio to adjusted total
   assets......................................    10.67%   $  244,002    1.50%   $  34,287
                                                            ==========            =========
Tier 1 (core) capital, and ratio to adjusted
   total assets................................    10.67%   $  244,002    3.00%   $  68,573      5.00%  $ 114,289       9.00%
                                                            ==========            =========             =========
Tier 1 capital, and ratio to risk-weighted
   assets......................................    14.02%   $  244,002                           6.00%  $ 104,426
                                                            ==========                                  =========
Allowance for loan losses......................                 21,783
Qualifying subordinated debentures.............                 67,000
                                                            ----------
Tier 2 Capital.................................                 88,783
                                                            ----------
Total risk-based capital, and ratio to risk
   weighted assets.............................    19.12%   $  332,785    8.00%   $ 139,235     10.00%  $ 174,043      13.00%
                                                            ==========            =========             =========

Total regulatory assets........................             $2,302,793
                                                            ==========
Adjusted total assets..........................             $2,285,781
                                                            ==========
Risk-weighted assets...........................             $1,740,436
                                                            ==========

         The OTS amended its capital distribution regulation effective April 1, 1999. Under the revised regulation, the Bank is required to file a notice with the OTS at least 30 days prior to making a capital distribution unless (a) it is not eligible for expedited treatment under the OTS application processing regulations, (b) the total amount of the Bank's capital distributions (including the proposed distribution) for the calendar year exceeds the Bank's net income for the year to date plus retained net income for the previous two years, (c) the Bank would not be "adequately capitalized" following the proposed distribution or (d) the proposed distribution would violate any applicable statute, regulation or agreement between the Bank and the OTS, or a condition imposed upon the Bank by an OTS-approved application or notice. If one of these four criteria is present, the Bank is required to file an application with the OTS at least 30 days prior to making the proposed capital distribution. The OTS may deny the Bank's application or disapprove its notice if the OTS determines that (a) the Bank will be "under capitalized," "significantly under capitalized" or "critically under capitalized," as defined in the OTS capital regulations, following the capital distribution, (b) the proposed capital distribution raises safety and soundness concerns or (c) the proposed capital distribution violates a prohibition contained in any statute, regulation or agreement between the Bank and the OTS or a condition imposed on the Bank

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


in an application or notice approved by the OTS. The revised rule also amended the definition of "capital distribution" to include any payment to repurchase, redeem, retire or otherwise acquire debt instruments included in total risk-based capital.

         In addition to these OTS regulations governing capital distributions, the indenture governing the Debentures limits the declaration or payment of dividends and the purchase or redemption of common or preferred stock in the aggregate to the sum of 50% of consolidated net income and 100% of all capital contributions and proceeds from the issuance or sale (other than to a subsidiary) of common stock, since the date the Debentures were issued.


NOTE 29: NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES

                                                                                    For the Years Ended December 31,
                                                                             -----------------------------------------------
                                                                                 2000             1999              1998
                                                                             ------------     ------------      ------------
INTEREST INCOME:
  Federal funds sold and repurchase agreements.......................        $      8,700     $      8,847      $      7,930
  Securities available for sale......................................              42,507           62,698            40,320
  Trading securities.................................................               8,200               --                --
  Loans available for sale...........................................               2,474           25,724            56,791
  Investment securities and other....................................               1,501            2,181             3,197
  Loan portfolio.....................................................              20,586           28,683            38,609
  Discount loan portfolio............................................              89,826          121,854           160,847
  Match funded loans and securities..................................              11,022            3,237                --
                                                                             ------------     ------------      ------------
                                                                                  184,816          253,224           307,694
                                                                             ------------     ------------      ------------
INTEREST EXPENSE:
  Deposits...........................................................              98,224           98,370           116,584
  Securities sold under agreements to repurchase.....................              10,729            7,456             6,514
  Bonds - match funded agreements....................................              11,484            2,101                --
  Obligations outstanding under lines of credit......................              13,881           16,318            34,587
  Notes, debentures and other interest bearing obligations...........              34,772           31,297            27,208
                                                                             ------------     ------------      ------------
                                                                                  169,090          155,542           184,893
                                                                             ------------     ------------      ------------
  Net interest income before provision for loan losses...............        $     15,726     $     97,682      $    122,801
                                                                             ============     ============      ============


NOTE 30: OTHER INCOME

                                                                                       Years Ended December 31,
                                                                             ----------------------------------------------
                                                                                 2000              1999             1998
                                                                             -----------       -----------      -----------
Brokerage commissions (Ocwen UK)......................................       $        --       $    12,896      $     9,959
Management fees (OAC).................................................                --             4,503            5,955
Software revenue (OTX)................................................             2,234             2,043            1,709
Other.................................................................             3,849             4,904            4,370
                                                                             -----------       -----------      -----------
                                                                             $     6,083       $    24,346      $    21,993
                                                                             ===========       ===========      ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


NOTE 31: OTHER OPERATING EXPENSES

                                                                                       Years Ended December 31,
                                                                             ----------------------------------------------
                                                                                 2000              1999             1998
                                                                             -----------       -----------      -----------
Travel, lodging, meals and entertainment..............................       $     2,864       $     4,107      $     4,573
Amortization of deferred costs........................................             2,845             2,274            1,888
Acquisition expenses..................................................             1,912               441              740
Marketing.............................................................             1,820             5,556            5,246
Deposit related expenses..............................................               531               406              420
Conferences and seminars..............................................               530               772            1,117
Investment and treasury services......................................               332               448              694
Other.................................................................             2,188             3,181             (875)
                                                                             -----------       -----------      -----------
                                                                             $    13,022       $    17,185      $    13,803
                                                                             ===========       ===========      ===========


NOTE 32: BUSINESS SEGMENT REPORTING

         Public enterprises are required to report financial and descriptive information about their reportable operating segments. Operating segments are defined as components of an enterprise that (a) engages in business activities from which it may earn revenues and incur expenses, (b) whose operating results are regularly reviewed by the enterprise's chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance and (c) for which discrete financial information is available. The Company conducts a variety of business activities within the following segments:

                                                    Net Interest   Non-Interest    Non-Interest    Net (Loss)       Total
                                                       Income         Income         Expense         Income         Assets
                                                    ------------   ------------    ------------    ----------     -----------
DECEMBER 31, 2000:
Single family residential discount loans.......       $  25,186     $   7,724       $ (11,818)      $  13,078     $   396,270
Commercial loans...............................           1,974        15,273         (16,402)            571         535,793
Domestic residential mortgage loan servicing...          (5,756)       84,138         (59,129)         11,909         219,818
Investment in low-income housing tax credits...         (10,915)        2,188         (15,350)        (12,351)        187,250
OTX............................................            (719)        2,424         (35,656)        (21,049)         20,462
Commercial real estate.........................         (18,120)       37,300          (2,592)         10,285          80,561
UK operations..................................            (963)       20,025            (315)          8,350              --
Domestic subprime single family residential
     lending...................................            (180)      (22,267)         (2,085)        (15,210)        135,617
Unsecured collections..........................          (6,971)        1,481          (8,908)         (8,927)          8,417
Ocwen Realty Advisors (1)......................              --        12,738         (12,823)            (53)          1,625
Corporate items and other......................          17,013        16,501          (4,931)         15,589         663,607
                                                      ---------     ---------       ---------       ---------     -----------
                                                      $     549     $ 177,525       $(170,009)      $   2,192     $ 2,249,420
                                                      =========     =========       ==========      =========     ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                    Net Interest   Non-Interest    Non-Interest    Net (Loss)       Total
                                                       Income         Income         Expense         Income         Assets
                                                    ------------   ------------    ------------    ----------    ------------
DECEMBER 31, 1999
Single family residential discount loans.......       $  19,233     $ (12,773)      $ (26,910)      $ (12,680)   $    711,104
Commercial loans...............................          50,647        16,161         (40,454)         16,428       1,000,541
Domestic residential mortgage loan servicing...           5,630        59,961         (46,128)         12,067         140,559
Investment in low-income housing tax credits...         (10,365)       10,076         (16,548)          7,802         185,346
OTX............................................              --         2,056         (20,398)        (11,372)         26,702
Commercial real estate.........................          (1,803)        3,443          (4,167)         (1,566)        301,437
UK operations..................................          30,004        85,097         (46,498)         36,859          37,843
Domestic subprime single family residential
     lending...................................          14,972       (31,101)        (13,972)        (18,025)        109,793
Unsecured collections..........................            (393)           18          (6,374)         (4,185)         16,401
Corporate items and other......................         (16,953)       11,704          26,381          (5,496)        751,948
                                                      ---------     ---------       ---------       ---------    ------------
                                                      $  90,972     $ 144,642       $(195,068)      $  19,832    $  3,281,674
                                                      =========     =========       =========       =========    ============

DECEMBER 31, 1998
Single family residential discount loans.......       $  13,975     $  35,524       $ (26,449)      $  14,291     $   661,647
Commercial loans...............................          72,679        49,366         (44,389)         48,319         925,413
Domestic residential mortgage loan servicing...           6,604        46,751         (40,955)          7,688          76,079
Investment in low-income housing tax credits...          (8,632)        9,137         (13,801)          9,423         200,566
OTX............................................               5         1,711         (11,335)         (5,964)         21,659
Commercial real estate.........................              --         2,777          (2,762)              9              --
UK operations..................................          12,045        48,159         (41,772)         12,247         298,878
Domestic subprime single family residential
     lending...................................          17,465         3,346         (53,810)        (19,993)        158,676
Unsecured collections..........................             496            --          (2,175)         (1,041)          8,254
Ocwen Realty Advisors .........................              --            --              --              --              --
Corporate items and other......................         (10,345)      (85,304)         10,902         (66,179)        949,911
                                                      ---------     ---------       ---------       ---------     -----------
                                                      $ 104,292     $ 111,467       $(226,546)      $  (1,200)    $ 3,301,083
                                                      =========     =========       =========       =========     ===========

(1) Non-interest income for the year ended December 31, 2000 included $975 of intercompany revenues which have been eliminated in consolidation.

         The Company's single family residential discount loan activities include asset acquisition and resolution of single family residential loans and the related real estate owned. Commercial loan activities include asset acquisition and resolution of large commercial and small commercial loans and related real estate owned. Commercial loan activities also include the Company's origination of multi-family and commercial real estate loans held for investment, a business which the Company ceased in 1999. Investment in low-income housing tax credits includes the Company's investments, primarily through limited partnerships, in qualified low-income rental housing for the purpose of obtaining Federal income tax credits pursuant to Section 42 of the Code. Commercial real estate is principally comprised of activities related to the Company's real estate investments acquired in connection with the acquisition of OAC in October 1999. Domestic subprime single family residential lending includes the Company's acquisition and origination of single family residential loans to non-conforming borrowers. In August 1999, the Company closed its domestic subprime origination business, which had been conducted primarily through OFS. Domestic residential mortgage loan servicing includes the Company's fee-for-services business of providing loan servicing, including asset management and resolution services, to third-party owners of non-performing, underperforming and subprime assets. UK operations included the Company's equity investment in Kensington, which was sold during November 2000, as well as the activities of the Company's previously owned subsidiary, Ocwen UK, which was sold on September 30, 1999. Ocwen UK was primarily engaged in the origination and servicing of subprime loans in the United Kingdom. OTX, which was formed in 1998, develops and markets advanced software solutions for the mortgage and real estate industries, including residential and commercial mortgage servicing systems. Unsecured collections is primarily comprised of activities related to the Company's charged-off unsecured credit card receivables, which were acquired at a discount. Ocwen Realty Advisors provides property valuation services and real estate research for residential and commercial properties. Corporate items and other consist primarily of extraordinary gains on repurchases of debt,

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


individually insignificant business activities, amounts not allocated to the operating segments, distributions on the Capital Securities, transfer pricing mismatches, other general corporate expenses and the results of the securities portfolio other than subprime residuals and subordinates. Subprime residuals and subordinate interests related to the Company's securitization activities have been included in the related business activity.

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


NOTE 33: COMMITMENTS AND CONTINGENCIES

         Certain premises are leased under various non-cancellable operating leases with terms expiring at various times through 2007, exclusive of renewal option periods. The annual aggregate minimum rental commitments under these leases are summarized as follows:

2001...........................................................   $     3,816
2002...........................................................         3,580
2003...........................................................         3,397
2004...........................................................         2,818
2005...........................................................           959
Thereafter.....................................................            71
                                                                  -----------
Minimum lease payments ........................................   $    14,641
                                                                  ===========

         Rental commitments for facilities outside the United States of America were converted to U.S. dollars using exchange rates in effect at December 31, 2000.

         Rent expense for the years ended December 31, 2000, 1999 and 1998 was $3,374, $6,101 and $6,410, respectively.

         At December 31, 2000, the Company had commitments of $11,259 to fund construction loans (including loans accounted for as investments in real estate) secured by multi-family and commercial properties. In addition, the Company, through the Bank, had commitments under outstanding letters of credit in the amount of $6,968. The Company, through its investment in subordinated securities and subprime residuals, which had a fair value of $112,647 at December 31, 2000, supports senior classes of securities. At December 31, 2000 the Company had $7,035 outstanding in guarantees to third parties related to debt obligations and lease commitments of its subsidiaries.

         On April 20, 1999, a complaint was filed on behalf of a putative class of public shareholders of the Company in the Circuit Court of the Fifteenth Judicial Circuit, Palm Beach County, Florida against OCN and OAC. On April 23, 1999, a complaint was filed on behalf of a putative classes of public shareholders of OAC in the Circuit Court of the Fifteenth Judicial Circuit, Palm Beach County, Florida, against OAC and certain directors of OAC. The plaintiffs in both complaints sought to enjoin consummation of the acquisition of OAC by OCN. The cases were consolidated, and on September 13, 1999 a consolidated amended complaint was filed. The injunction was denied, and on October 14, 1999 OCN was dismissed as a party. Plaintiffs' remaining claims are for damages for alleged breaches of common law fiduciary duties. On January 10, 2001, OAC was granted a protective order limiting the scope of discovery. Discovery is ongoing.

         On June 3, 1999, Walton Street Capital, L.L.C. ("Walton") filed suit against OAC and OPLP in the Circuit Court of Cook County, Illinois. Walton has alleged that OAC committed an anticipatory breach of contract with respect to the proposed sale by OAC of all of its interest in its commercial mortgage-backed securities portfolio to Walton. Walton has claimed damages in an amount in excess of $20,000. As of October 20, 2000, both Walton and OAC filed motions for Summary Judgement. On December 21, 2000, the Circuit Court granted Walton's Limited Motion for Summary Judgement concerning liability. Ocwen filed a Motion for Certification of an Interlocutory Appeal and is seeking an Entry of Stay pending appeal. OAC believes this suit is without merit and continues to vigorously defend against the same.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


         The Company is subject to various other pending legal proceedings. In management's opinion, the resolution of these other claims will not have a material effect on the consolidated financial statements.


NOTE 34: PARENT COMPANY ONLY FINANCIAL INFORMATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                                                       December 31,
                                                                                               ----------------------------
                                                                                                   2000             1999
                                                                                               -----------      -----------
Assets:
Cash and cash equivalents..............................................................        $    77,214      $    27,939
Cash held at Bank subsidiary...........................................................             13,512           49,259
Investments in subsidiaries:
   Bank subsidiary.....................................................................            256,833          249,365
   Non-bank subsidiaries...............................................................            399,187          321,063
Advance due from Bank subsidiary.......................................................              2,808               --
Note receivable from non-bank subsidiary...............................................                 --           24,000
Investment in unconsolidated entity....................................................                 --           36,216
Loan portfolio, net....................................................................                408              405
Discount loan portfolio, net...........................................................              8,417           16,397
Investment in real estate..............................................................              3,300               --
Income taxes receivable................................................................             17,749           14,556
Deferred tax asset.....................................................................             22,375           44,313
Other assets...........................................................................              2,737            3,483
                                                                                               -----------      -----------
                                                                                               $   804,540      $   786,996
                                                                                               ===========      ===========
Liabilities and Stockholders' Equity:
11.875% Note payable...................................................................        $   100,050      $   103,850
Notes and debentures payable to non-bank subsidiaries..................................            137,251          131,251
Advance due to subsidiaries:
   Bank subsidiary.....................................................................                 --            2,272
   Non-bank subsidiary.................................................................             49,086           22,105
Other liabilities......................................................................             14,727           18,076
                                                                                               -----------      -----------
   Total liabilities...................................................................            301,114          277,554
Stockholders' equity...................................................................            503,426          509,442
                                                                                               -----------      -----------
                                                                                               $   804,540      $   786,996
                                                                                               ===========      ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


CONDENSED STATEMENTS OF OPERATIONS

                                                                                   For the Years Ended December 31,
                                                                             ----------------------------------------------
                                                                                 2000              1999             1998
                                                                             -----------       -----------      -----------
Interest income.......................................................       $       907       $     2,510      $    11,534
Interest income from subsidiaries:
     Bank subsidiary..................................................             1,438             1,941              868
     Non-bank subsidiary..............................................             2,394             3,669            3,149
Interest expense......................................................           (12,293)          (14,656)         (17,866)
Interest expense - Non-bank subsidiary................................           (14,518)          (14,372)         (15,508)
Provision for loan losses.............................................            (7,504)           (1,176)            (162)
Non-interest income...................................................            22,499            51,464            6,425
Impairment charges on securities available for sale...................                --                --          (45,737)
Non-interest expense..................................................            (3,783)           (5,721)          (5,301)
Servicing fee expense - Bank subsidiary...............................            (7,173)           (3,074)              --
Equity in (losses) earnings in unconsolidated entities................            (5,280)           (9,154)             439
                                                                             -----------       -----------      -----------
     (Loss) income before income taxes and extraordinary gain.........           (23,313)           11,431          (62,159)
Income tax benefit....................................................            16,271             3,990           42,942
                                                                             -----------       -----------      -----------
     (Loss) income before equity in net income (losses) of subsidiaries
        and extraordinary gain........................................            (7,042)           15,421          (19,217)
Equity in net income (losses) of subsidiaries:
     Bank subsidiary..................................................             6,043            45,166           55,780
     Non-bank subsidiaries............................................             2,915           (41,182)         (37,763)
Extraordinary gain on repurchase of debt, net of tax..................               276               427               --
                                                                             -----------       -----------      -----------
Net income (loss).....................................................       $     2,192       $    19,832      $    (1,200)
                                                                             ===========       ===========      ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


CONDENSED STATEMENTS OF CASH FLOWS

                                                                                   For the Years Ended December 31,
                                                                             ----------------------------------------------
                                                                                 2000              1999             1998
                                                                             -----------       -----------      -----------
Cash flows from operating activities:
Net income (loss)....................................................        $     2,192       $    19,832      $    (1,200)
Adjustments to reconcile net income to net cash
       (used) provided by operating activities:
     Equity in income of bank subsidiary.............................             (6,043)          (45,166)         (55,780)
     Equity in (income) loss of non-bank subsidiaries................             (2,915)           41,182           37,763
     Equity in loss (income) of unconsolidated entity, net...........              5,280             9,154             (439)
     Premium amortization, net.......................................                 (3)           (5,913)          18,383
     Provision for loan losses.......................................              7,503             1,176              162
     Loss on interest-earning assets.................................                 --               (81)          (3,462)
     Important charges on securities available for sale..............                 --                --           45,737
     Extraordinary gain on repurchase of long-term debt..............               (439)           (1,322)              --
     Gain on sale of real estate held for investment.................             (1,155)             (297)          (2,389)
     Gain on sale of Ocwen UK........................................                 --           (50,371)              --
     Gain on sale of investment in Kensington Group plc..............            (20,025)               --               --
     Decrease (increase) in deferred tax assets......................             21,988           (22,581)         (13,191)
     (Decrease) increase in deferred tax liability...................                (50)           (1,952)              47
     Decrease (increase) in other assets.............................                (70)           21,483          (33,168)
     Decrease (increase) in income taxes receivable..................             (2,556)           21,718          (22,327)
     (Decrease) increase in income taxes payable.....................               (637)             (953)             745
     (Decrease) increase in accrued expenses, payables and other
        liabilities..................................................             (5,305)           (2,962)           5,947
                                                                             -----------       -----------      -----------
     Net cash (used) provided by operating activities................             (2,235)          (17,053)         (23,172)
                                                                             -----------       -----------      -----------

Cash flows from investing activities:
     Purchase of securities available for sale.......................                 --                --          (34,755)
     Maturities of and principal payments received on securities
        available for sale...........................................                 --                --                8
     Net distributions from bank subsidiary..........................             (2,921)              937           89,277
     Net investments in non-bank subsidiaries........................            (19,046)          (22,540)        (166,247)
     Proceeds from sale of Ocwen UK..................................                 --           122,101               --
     Proceeds from sale of investment in Kensington Group plc........             48,556                --               --
     Distributions from (investment in) unconsolidated entity........              3,143                --          (45,886)
     Proceeds from sales of securities available for sale............                 --                --           70,893
     Principal payments received on loans held for investment........                 --             2,119               --
     Principal payments received on discount loans...................             10,207            17,596               --
     Proceeds from sales of securities held for investment...........                 --                --           13,025
     Purchase of discount loans......................................             (9,730)           (8,788)          (2,557)
     Increase in investment in real estate...........................             (2,145)               --               --
     Proceeds from sales of loans held for investment................                 --                --           53,949
     Proceeds from real estate held for investment...................                 --                --           16,985
                                                                             -----------       -----------      -----------
     Net cash provided (used) by financing activities................             28,064           111,425           (5,308)
                                                                             -----------       -----------      -----------

Cash flows from financing activities:
     Repurchase of notes and debentures..............................             (3,361)          (19,828)              --
     Increase (decrease) in securities sold under agreements to
        repurchase...................................................                 --                --           (3,075)
     Repayments of loans to executive officers, net..................                 --               763               --
     Exercise of common stock options................................                 --                23            7,931
     Issuance of shares of common stock..............................                 56                43            7,828
     Repurchase of common stock options..............................                 --                --           (6,502)
     Repurchase of common stock......................................             (8,996)          (30,691)          (7,772)
                                                                             -----------       -----------      -----------
Net cash (used) provided by investing activities.....................            (12,301)          (49,690)          (1,590)
                                                                             -----------       -----------      -----------

Net increase (decrease) in cash and cash equivalents.................             13,528            44,682          (30,070)
Cash and cash equivalents at beginning of year.......................             77,198            32,516           62,586
                                                                             -----------       -----------      -----------
Cash and cash equivalents at end of year.............................        $    90,726       $    77,198      $    32,516
                                                                             ===========       ===========      ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                        DECEMBER 31, 2000, 1999, AND 1998
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


NOTE 35: QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                                     Quarters Ended
                                                             ---------------------------------------------------------------
                                                             December 31,    September 30,        June 30,         March 31,
                                                                 2000             2000              2000             2000
                                                             -----------      -----------       -----------      -----------
Interest income.........................................     $    40,984      $    45,287       $    50,455      $    48,090
Interest expense........................................         (35,599)         (44,433)          (45,662)         (43,396)
Provision for loan losses...............................          (2,573)          (6,861)           (3,134)          (2,609)
                                                             -----------      -----------       -----------      -----------
   Net interest income after provision for loan losses..           2,812           (6,007)            1,659            2,085
Non-interest income.....................................          59,810           49,536            37,234           30,945
Non-interest expense....................................         (45,391)         (44,700)          (41,844)         (38,074)
Distributions on Capital Securities.....................          (2,538)          (2,730)           (2,918)          (3,194)
Equity in losses of investments in
   unconsolidated entities..............................            (284)            (893)           (1,812)          (2,260)
                                                             -----------      -----------       -----------      -----------
(Loss) income before income taxes and extraordinary
     gain...............................................          14,409           (4,794)           (7,681)         (10,498)
Income taxes benefit (expense)..........................         (15,079)           1,486             2,381            3,255
                                                             -----------      -----------       -----------      -----------
Loss before extraordinary gain..........................            (670)          (3,308)           (5,300)          (7,243)
Extraordinary gain on repurchase of debt, net of tax....          10,039            2,628             3,901            2,145
                                                             -----------      -----------       -----------      -----------
Net income (loss).......................................     $     9,369      $      (680)           (1,399)     $    (5,098)
                                                             ===========      ===========       ===========       ==========
Earnings (loss) per share:
   Basic................................................     $     0.14       $    (0.01)       $    (0.02)      $     0.07
                                                             ==========       ==========        ==========       ==========
   Diluted..............................................     $     0.14       $    (0.01)       $    (0.02)      $     0.07
                                                             ==========       ==========        ==========       ==========


                                                                                     Quarters Ended
                                                             ---------------------------------------------------------------
                                                             December 31,    September 30,        June 30,         March 31,
                                                                 1999             1999              1999             1999
                                                             -----------      -----------       -----------      -----------
Interest income.........................................     $    68,123      $    56,019       $    63,547      $    65,535
Interest expense........................................         (42,119)         (36,787)          (37,838)         (38,798)
Provision for loan losses...............................          (1,522)            (826)             (623)          (3,739)
                                                             -----------      -----------       -----------      -----------
   Net interest income after provision for loan losses..          24,482           18,406            25,086           22,998
Non-interest income.....................................          11,771           62,242            25,037           45,592
Non-interest expense....................................         (42,789)         (52,128)          (48,010)         (52,141)
Distributions on Capital Securities.....................          (2,915)          (3,399)           (3,398)          (3,399)
Equity in losses of investments in
   unconsolidated entities..............................          (3,134)          (4,768)           (3,470)          (1,244)
                                                             -----------      -----------       -----------      -----------
(Loss) income before income taxes and extraordinary
     gain...............................................         (12,585)          20,353            (4,755)          11,806
Income taxes benefit (expense)..........................           6,986           (8,199)              972           (2,367)
Minority interest in net loss of consolidated
subsidiary..............................................             141              369                96               32
                                                             -----------      -----------       -----------      -----------
(Loss) income before extraordinary gain.................          (5,458)          12,523            (3,687)           9,471
Extraordinary gain on repurchase of debt, net of tax....           6,730              253                --               --
                                                             -----------      -----------       -----------      -----------
Net income (loss).......................................     $     1,272      $    12,776            (3,687)     $     9,471
                                                             ===========      ===========       ===========       ==========
Earnings (loss) per share:
   Basic................................................     $     0.02       $     0.21        $    (0.06)      $     0.16
                                                             ==========       ==========        ==========       ==========
   Diluted..............................................     $     0.02       $     0.21        $    (0.06)      $     0.16
                                                             ==========       ==========        ==========       ==========

SHAREHOLDER INFORMATION

PRICE RANGE OF THE COMPANY'S COMMON STOCK

         The Company's common stock is traded under the symbol "OCN" on the New York Stock Exchange ("NYSE"). The following table sets forth for the high and low sales prices for the common stock, as traded on the NYSE:

                                                        High           Low
                                                      ---------     ---------
1999:
First quarter.....................................    $   11.88     $    7.69
Second quarter....................................         9.56          7.50
Third quarter.....................................         8.44          5.81
Fourth quarter....................................         7.44          5.56

2000:
First quarter.....................................    $    9.25     $    5.25
Second quarter....................................         8.63          5.44
Third quarter.....................................         6.88          5.44
Fourth quarter....................................         6.44          4.50


         At the close of business on March 9, 2001, the Company's common stock price was $9.47.

         The Company does not currently pay cash dividends on common stock and has no current plans to do so in the future. The timing and amount of future dividends, if any, will be determined by the Board of Directors of the Company and will depend, among other factors, upon the Company's earnings, financial condition, cash requirements, the capital requirements of the Bank and other subsidiaries and investment opportunities at the time any such payment is considered. In addition, the indentures relating to the Notes and the Junior Subordinated Debentures contain certain limitations on the payment of dividends by the Company.

         As a holding company, the payment of any dividends by the Company will be significantly dependent on dividends and other payments received by the Company from its subsidiaries, including the Bank. For a description of limitations on the ability of the Company to pay dividends on the common stock and on the ability of the Bank to pay dividends on its capital stock to the Company, see Notes 21, 22 and 28 to the Consolidated Financial Statements.

NUMBER OF HOLDERS OF COMMON STOCK

         At March 9, 2001, 67,152,363 shares of Company common stock were outstanding and held by approximately 1,283 holders of record. Such number of stockholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.