Form 10-K, Exhibit 13
period 2001-12-31
OCWEN FINANCIAL CORP
filed 2002-03-29
CIK 873860

Exhibit 13.1


FINANCIAL TABLE OF CONTENTS

SELECTED CONSOLIDATED FINANCIAL INFORMATION...............................   10

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............................   13

REPORT OF MANAGEMENT......................................................   62

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS........................   63

CONSOLIDATED FINANCIAL STATEMENTS.........................................   64

SHAREHOLDER INFORMATION...................................................  117

SELECTED CONSOLIDATED FINANCIAL INFORMATION

      The following tables present selected consolidated financial information of Ocwen Financial Corporation and its subsidiaries at the dates and for the years indicated. Our historical operations and balance sheet data at and for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 have been derived from our financial statements audited by PricewaterhouseCoopers LLP, independent certified public accountants. We have classified certain amounts included in the 2000, 1999, 1998 and 1997 selected consolidated financial information to conform to the 2001 presentation. The selected consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, the information we have provided in our Consolidated Financial Statements and the Notes to Consolidated Financial Statements on pages 64 to 116.

                                                                                For the Year Ended December 31,
                                                                  -------------------------------------------------------------
                                                                    2001         2000        1999(1)      1998(1)      1997
                                                                  ---------    ---------    ---------    ---------    ---------
                                                                          (Dollars in thousands, except per share data)
Operations Data:
Interest income ...............................................   $  83,371    $ 184,816    $ 253,224    $ 307,694    $ 272,531
Interest expense ..............................................      93,329      169,090      155,542      184,893      156,289
                                                                  ---------    ---------    ---------    ---------    ---------
  Net interest income (expense) before provision for loan
    losses ....................................................      (9,958)      15,726       97,682      122,801      116,242
Provision for loan losses .....................................      15,666       15,177        6,710       18,509       32,218
                                                                  ---------    ---------    ---------    ---------    ---------
  Net interest income (expense) after provision for loan
    losses ....................................................     (25,624)         549       90,972      104,292       84,024
                                                                  ---------    ---------    ---------    ---------    ---------
Servicing and other fees ......................................     134,597       97,080       76,018       59,163       25,962
Gain (loss) on interest-earning assets, net (2) ...............      (3,949)      17,625       44,298      129,988       82,212
Gain (loss) on trading and match funded securities, net (3) ...      16,330       (3,971)          --           --           --
Impairment charges on securities available for sale (3) .......          --      (11,597)     (58,777)    (129,714)          --
Gain (loss) on real estate owned, net .........................      (9,256)     (14,904)      (3,957)      13,429        7,276
Gain (loss) on other non-interest earning assets, net (4) .....      (1,054)      45,517       58,693       17,702        6,052
Net operating gains (losses) on investments in real
  estate (5) ..................................................       5,581       27,579          820       (1,112)         144
Amortization of excess of net assets acquired over
  purchase price (1) ..........................................      18,333       14,112        3,201           --           --
Other income ..................................................       8,759        6,084       24,346       21,994        2,446
                                                                  ---------    ---------    ---------    ---------    ---------
  Total non-interest income ...................................     169,341      177,525      144,642      111,450      124,092
                                                                  ---------    ---------    ---------    ---------    ---------
Non-interest expense ..........................................     182,446      170,009      195,068      226,529      127,017
Distributions on Company-obligated, mandatorily redeemable
  securities of subsidiary trust holding solely junior
  subordinated debentures of the Company ......................       7,132       11,380       13,111       13,594        5,249
Equity in income (losses) of investments in unconsolidated
  entities (6) ................................................         304       (5,249)     (12,616)      (7,985)      23,688
                                                                  ---------    ---------    ---------    ---------    ---------
Income (loss) before income taxes and extraordinary gain ......     (45,557)      (8,564)      14,819      (32,366)      99,538
Income tax expense (benefit) (7) ..............................      81,587        7,957        2,608      (30,699)      21,309
Minority interest in net loss of consolidated subsidiary ......          --           --         (638)        (467)        (703)
                                                                  ---------    ---------    ---------    ---------    ---------
Income (loss) before extraordinary gain .......................    (127,144)     (16,521)      12,849       (1,200)      78,932
Extraordinary gain on repurchase of debt, net of taxes ........       2,362       18,713        6,983           --           --
                                                                  ---------    ---------    ---------    ---------    ---------
Net income (loss) .............................................   $(124,782)   $   2,192    $  19,832    $  (1,200)   $  78,932
                                                                  =========    =========    =========    =========    =========

Income (loss) before extraordinary gain per share:
  Basic .......................................................   $   (1.89)   $   (0.25)   $    0.20    $   (0.02)   $    1.40
  Diluted .....................................................   $   (1.89)   $   (0.25)   $    0.20    $   (0.02)   $    1.39
Net income (loss) per share:
  Basic .......................................................   $   (1.86)   $    0.03    $    0.31    $   (0.02)   $    1.40
  Diluted .....................................................   $   (1.86)   $    0.03    $    0.31    $   (0.02)   $    1.39

                                                                             At or For the Year Ended December 31,
                                                            ----------------------------------------------------------------------
                                                               2001           2000          1999(1)        1998           1997
                                                            -----------    -----------    -----------   -----------    -----------
Balance Sheet Data:                                                                   (Dollars in thousands)
Total assets .............................................  $ 1,711,150    $ 2,249,420    $ 3,281,674   $ 3,301,083    $ 3,048,149
Trading securities, at fair value (3) ....................      226,249        390,242             --            --             --
Securities available for sale, at fair value (3) .........           --             --        587,518       593,347        441,638
Loans available for sale, at lower of cost or market (8)..        1,040         10,610         45,213       177,847        177,041
Affordable housing properties (9) ........................      102,069        142,812        150,989       144,164        128,614
Loan portfolio, net ......................................       64,925         93,414        157,408       230,312        266,299
Discount loan portfolio ..................................      119,327        536,028        913,229     1,026,511      1,434,176
Match funded assets, net (10) ............................      174,351        116,987        157,794            --             --
Investments in unconsolidated entities ...................        1,067            430         37,118        86,893         38,684
Real estate owned, net ...................................      110,465        146,419        167,506       201,551        167,265
Investments in real estate and real estate held for
   sale (11) .............................................      130,314        145,431        268,241        36,860         76,340
Advances on loans and loans serviced for others ..........      283,183        277,055        162,548       108,078         51,061
Mortgage servicing rights ................................      101,107         51,426         11,683         7,060          5,739
Deposits .................................................      730,443      1,258,360      1,814,647     2,168,791      1,965,844
Bonds-match funded agreements (12) .......................      156,908        107,050        141,515            --             --
Borrowings and other interest-bearing obligations (13) ...      324,014        206,263        552,804       476,336        453,529
Company-obligated mandatorily redeemable securities
   of subsidiary trust holding solely junior subordinated
   debentures of the Company .............................       61,159         79,530        110,000       125,000        125,000
Stockholders' equity (14) ................................      379,109        503,426        509,442       436,376        419,692

Other Data:
Average assets ...........................................  $ 1,988,321    $ 3,095,021    $ 3,187,683   $ 3,574,780    $ 2,835,514
Average equity ...........................................      448,752        495,430        462,216       427,512        290,030
Return on average assets:
   Income (loss) before extraordinary gain ...............        (6.39)%        (0.53)%         0.40%        (0.03)%         2.78%
   Net income (loss) .....................................        (6.28)          0.07           0.62         (0.03)          2.78
Return on average equity:
   Income (loss) before extraordinary gain ...............       (28.33)         (3.33)          2.78         (0.28)         27.22
   Net income (loss) .....................................       (27.81)          0.44           4.29         (0.28)         27.22
Average equity to average assets .........................        22.52          16.01          14.50         11.96          10.23
Net interest spread ......................................         1.25           2.06           4.57          3.90           4.81
Net interest margin ......................................        (1.01)          0.81           4.39          4.30           4.91
Efficiency ratio (15) ....................................        69.93          90.43          84.92        100.12          48.11
Bank regulatory capital ratios at end of period:
   Tangible ..............................................        13.43          13.83          10.67          9.07          10.66
   Core (Leverage) .......................................        13.64          13.83          10.67          9.07          10.66
   Risk-based ............................................        23.33          21.83          19.12         17.26          14.83
Number of full-service offices at end of period ..........         1              1              1             1              1

Notes to Selected Consolidated Financial Information

(1) Financial data we have presented for 1999 and 1998 included our wholly-owned UK subsidiary, Ocwen UK Limited, formerly known as Ocwen UK plc ("Ocwen UK"). Ocwen UK was engaged in the subprime mortgage loan origination and servicing business, began operations on April 24, 1998 and was sold on September 30, 1999. Beginning in 1999, the financial data presented also included Ocwen Asset Investment Corp. ("OAC"), which was acquired on October 7, 1999 for a total purchase price of $101,271. Our acquisition of OAC resulted in an excess of net assets acquired over the purchase price of $60,042, which we have amortized to earnings on a straight-line basis. Previously, we accounted for our investment in OAC and its operating partnership subsidiary, Ocwen Partnership L.P. ("OPLP"), under the equity method.

(2) We recognized $36,804, $109,601, and $71,933 of net gains in connection with the securitization of loans during 1999, 1998, and 1997, respectively. During the third quarter of 1999, we decided to structure future securitizations as financing transactions, thereby precluding our use of gain-on-sale accounting.

(3) On September 30, 2000 we changed our policy for securities available for sale and match funded securities to account for these securities as trading. For these securities, changes in fair value are reported in income in the period of change. Previously, we accounted for our securities as available for sale, and the unrealized gains and losses for these securities were reported as a separate component of accumulated other comprehensive income in stockholders' equity.

(4) Net gains earned in 1999 included a $50,371 gain from the sale of Ocwen UK. Net gains for 2000 included a gain of $20,025 from the sale of our unconsolidated investment in Kensington Group plc ("Kensington") on November 22, 2000. Kensington was engaged in the subprime mortgage loan origination business in the UK.

(5) Gains for 2001 and 2000, and to a lesser extent 1999, included operating income from real estate properties acquired as a result of our acquisition of OAC. Gains for 2001 and 2000 also included equity in earnings related to certain loans acquired during the first quarter of 2000 which we account for as investments in real estate under the equity method.

(6) Losses we incurred for 2000 related primarily to our investment in Kensington. Losses for 1999 and 1998 related primarily to our investment in Kensington and our equity investments in OAC and OPLP, before their acquisition on October 7, 1999. Income earned for 1997 resulted from our investment in BCBF, L.L.C. (the "LLC"), a joint venture formed to acquire loans from the Department of Housing and Urban Development in April 1996. The LLC distributed all of its assets on December 12, 1997.

(7) Income tax expense we recorded for 2001, 2000 and 1999 included $83,000, $17,500 and $2,500, respectively, of net provisions to increase the valuation allowance on our deferred tax asset.

(8) Loans available for sale at December 31, 1998 included $87,644 of subprime loans held by Ocwen UK. The decline in our investment in loans available for sale also reflects our closing of our subprime origination business in August 1999.

(9) Balance at December 31, 2001 and 2000 included $54,688 and $93,210, respectively, of affordable housing properties that we have entered into agreements to sell. Although these agreements resulted in the transfer of tax credits and operating results for these properties to the purchaser, they did not qualify as sales for accounting purposes.

(10) Match funded assets at December 31, 1999 and 2000 were comprised of securitized loans and securities. Match funded assets at December 31, 2001 also included $101,963 of loan servicing advances which were sold but did not qualify as a sale for accounting purposes. We have accounted for these transactions as secured borrowings with pledges of collateral. We acquired the match funded loans as a result of our acquisition of OAC.

(11)  Balance at December 31, 2001, 2000 and 1999 included $78,544, $75,080 and
      $252,604, respectively, of properties that we acquired as a result of our acquisition of OAC.

(12) Balances included bonds-match funded agreements we assumed as a result of our acquisition of OAC and at December 31, 2001 also included $91,766 collateralized by loan servicing advances. See (10) above.

(13) Balance at December 31, 1999 included $140,487 of 11.5% Notes and $159,170 of lines of credit we acquired in connection with our acquisition of OAC. During 2000, we repurchased our 11.5% Notes and paid down lines of credit significantly as a result of real estate sales.

(14) Reflects our issuance of 12,371,750 shares of common stock in the amount of $96,809 in connection with our acquisition of OAC. We repurchased 1,388,300 shares of common stock for an aggregate of $8,996 and 4,611,700 of common stock shares for an aggregate of $30,691 during 2000 and 1999, respectively. Additionally, we completed a secondary stock offering to the public of 6,900,000 shares of our common stock in 1997.

(15) The efficiency ratio represents non-interest expense divided by the sum of net interest income before provision for loan losses, non-interest income and equity in earnings of investment in unconsolidated entities.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      The following discussion of our results of operations, consolidated financial condition and capital resources and liquidity should be read in conjunction with our Selected Consolidated Financial Information, Consolidated Financial Statements and the related notes, all included elsewhere herein.

Overview of Risks and Related Critical Accounting Policies

      For the past several years, we have been undergoing a fundamental transition in the nature of our business. We are exiting our capital-intensive businesses and growing our fee-based revenue sources. Both of these strategies are affected by risks in the marketplace, and our ability to measure and report our operating results and financial position is heavily impacted by the need to estimate the impact or outcome of these risks or other future events. Our critical accounting policies are those that relate to the estimation and measurement of these risks; an understanding of these policies is fundamental to understanding Management's Discussion and Analysis of Results of Operations and Financial Condition. Our significant accounting policies are discussed in detail in Note 1 of our Consolidated Financial Statements (which are incorporated herein by reference). The following is a summary of our more subjective and complex accounting policies, as they relate to our overall business strategy.

      Our exit from our capital intensive discount loan, real estate and affordable housing businesses is largely focused on the orderly disposition or resolution of the assets associated with these lines of business. The critical accounting policies that affect the measurement of these businesses are those that determine the valuation of real estate and affordable housing assets as well as the determination of the allowance for loan losses.

      Real estate-related assets include real estate owned, investments in real estate, and investments in affordable housing properties. These assets are carried at different bases by asset class and at different amounts within each asset class, depending on whether the assets are classified as held for investment or held for sale. In addition, all of these assets are subject to ongoing impairment tests using various impairment methodologies that differ by asset class. In general, none of the assets have readily determinable fair values based on quoted market prices. In certain cases, we utilize appraisals or other market value estimates, in conjunction with estimates of completion costs or costs of disposition, to determine asset values. In other cases, we value these assets based on future cash flow analyses. These cash flow analyses involve assumptions such as discount rates, anticipated rents received, etc. that are highly subject to management judgment and estimation. Our task of estimation is even more challenging given the current risks in the economic environment, which can result in material and sometimes rapid changes in valuation estimates. Individual assumptions between and within asset classes can vary significantly, with variances in assumptions resulting in substantially different asset values.

      The allowance for loan losses is established and maintained at levels we deem adequate to cover losses resulting from the inability of borrowers to make contractually required loan payments. Estimates for loan losses are developed by analyzing historical loan losses, current trends in delinquencies and charge offs, plans for problem loan administration and resolution, the views of our regulators, changes in the size and composition of the loan portfolio, and peer group information. Where there is a question as to the impairment of specific loans, we obtain valuations of the property or other collateral securing the loan, and, if applicable, the borrower's current financial information. We also include in our estimates of inherent probable loan losses the impact of economic events, the outcome of which are uncertain. These events may include, but are not limited to, deterioration in general economic conditions, increases or decreases in overall lending rates, political conditions, legislation that directly and indirectly affects the banking industry, and regional economic conditions affecting specific geographical areas in which we conduct business.

      Our most significant area of growth during the past year has been our residential loan servicing business, which virtually doubled the transaction volumes processed during the course of 2001. Inherent in our growth of this business has been an increase in purchased mortgage servicing rights, an intangible asset representing the present value of the right to service loans in a portfolio. Therefore, the most critical accounting policy for this business line is the methodology we use to determine the valuation of mortgage servicing rights. Application of this methodology requires the development of a number of estimates, including anticipated amortization and periodic revaluation. Both our initial and ongoing valuations and the rate of amortization of mortgage servicing rights are significantly affected by interest rates, prepayment speeds and the payment performance of the underlying loans. In general, during periods of declining interest rates, the value of mortgage servicing assets declines due to increasing prepayments attributable to increased mortgage refinance activity. We amortize mortgage servicing rights over the period of estimated net servicing income based on our projections of the amount and timing of future cash flows. The amount and timing of servicing asset amortization is adjusted periodically based on actual results and updated projections.

      Our other core business line is Ocwen Technology Xchange ("OTX"), our technology solutions business. At December 31, 2001 we had goodwill and intellectual property recorded as a result of the acquisitions of three predecessor technology companies, as well as

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

capitalized software development costs for the period of early development, which ended in 1999. These assets are subject to periodic impairment tests, under which the determination of realization is dependent upon projected future income. The realizability of these assets is based primarily on product-by-product projections of future income, which involve a comparison of the projected undiscounted cash flows of the underlying software products to the carrying amounts of the assets. Effective January 1, 2002 we adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangibles. SFAS 142 prescribes a new methodology for performing the impairment analyses for goodwill and other intangibles, which changes to an approach based on fair value of the assets rather than undiscounted cash flows as used prior to adoption. We are in the process of performing this analysis using our previously developed projections of future income discounted at a market rate. The determination of market discount rates is also subjective and may vary by product based on the type of product, stage of development and sales to date. We have not yet completed this impairment analysis.

      Another risk factor affecting all of our business lines is the determination of our overall tax provision. This is a complex task and requires extensive judgment, particularly in evaluating the realizability of the gross deferred tax assets in the near term. During 2001 we recorded a substantial increase to our valuation allowance, and as of December 31, 2001 our remaining net deferred tax asset amounted to $8,411. The evaluation of the need for a valuation allowance takes into consideration our recent earnings history, current tax position, and estimates of taxable income in the near term. The tax character (ordinary versus capital) and the carryforward periods of certain tax attributes (e.g., capital losses and tax credits) must also be considered. Significant judgment is required in considering the relative impact of negative and positive evidence related to realizability of the deferred tax assets. The determination of the amount of the aggregate valuation allowance is based on scenario analyses of the projected results of operations by line of business resulting in a range of potential valuation allowances, within which a final amount is determined.

Results of Operations

      General. We recorded a net loss of $(124,782) for 2001, as compared to net income of $2,192 and $19,832 for 2000 and 1999, respectively. Our loss per share was $(1.86) for 2001, as compared with earnings per share of $0.03 and $0.31 for 2000 and 1999, respectively. During 2001, we continued our transition in business strategy from capital-intensive businesses to fee-based businesses: loan servicing and technology solutions for the mortgage and real estate industries. Our results for 2001, 2000 and 1999, reflect growth in our residential loan servicing businesses, continued investment in the development of our technology products, cessation of loan origination and acquisition activities, continuing sales of those assets not associated with our loan servicing and technology businesses, our acquisition of OAC in 1999 and our exit from the UK subprime loan business in 1999 and 2000. Key factors contributing to our annual results for 2001, 2000 and 1999 include:

o Pre-tax income we earned from our residential loan servicing business improved to $34,591 for 2001 as compared to $19,609 for 2000 and $20,515 for 1999, reflecting our continued growth of this fee-based business. We serviced residential loans for others with an unpaid principal balance of $21,943,417 at December 31, 2001 as compared to $10,494,684 at December 31, 2000.

o We incurred pre-tax losses of $(36,392) in our OTX segment for 2001 as compared to $(33,951) for 2000 and $(18,343) for 1999, reflecting our continuing investment in the development of our technology fee-based businesses.

o During 2001, we recorded provisions for losses on our loans and real estate owned of $15,666 and $17,766, respectively, significantly strengthening our reserves on those assets as a percent of asset value at December 31, 2001.

o Net losses of $(3,949) were incurred in 2001 on sales of our interest-earning assets as compared to gains of $17,625 in 2000 and $44,298 in 1999. This trend primarily reflects our decision in the third quarter of 1999 to discontinue our practice of structuring securitizations as sales transactions, thus precluding our recognition of gain-on-sale accounting.

o We recorded gains on our trading securities of $16,330 in 2001 as compared to losses of $(3,971) in 2000. These amounts include both realized and unrealized gains and losses. Previously, we accounted for our securities as available for sale, and we reported the unrealized gains and losses for those securities as a separate component of accumulated other comprehensive income in stockholders' equity. See "Results of Operations - Non-Interest Income, Gain (Loss) on Trading and Match Funded Securities." Primarily as a result of sales, the value of our subordinate and residual securities has declined to $65,058 at December 31, 2001.

o We recorded impairment charges on our available for sale securities portfolio of $11,597 and $58,777 during 2000 and 1999, respectively, prior to the change in our policy on September 30, 2000 noted above.

o We realized a gain of $50,371 from the sale of Ocwen UK on September 30, 1999.

o We realized a gain of $20,025 from the sale of our investment in Kensington on November 22, 2000.

o We realized gains on our sale of investments in real estate of $45 in 2001 as compared to $22,949 in 2000 and $1,753 in 1999. These results reflect significant sales during 2000 of real estate we acquired in connection with our acquisition of OAC in October 1999.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

o We recorded impairment charges on affordable housing properties of $15,587, $6,448 and $700 during 2001, 2000 and 1999, respectively, to provide for estimated losses from the sale of these assets. Of the $102,069 of properties remaining, $54,688 are subject to sales contracts although they have not yet satisfied all of the accounting criteria for sales treatment.

o We recorded net provisions of $83,000, $17,500 and $2,500 during 2001, 2000 and 1999, respectively, to increase the valuation allowance on our deferred tax asset based on our evaluation of the realizability of the deferred tax asset in the near future. Our net deferred tax asset had been reduced to $8,411 at December 31, 2001.

o Extraordinary gains on our debt repurchases amounted to $2,362 in 2001 as compared to $18,713 in 2000 and $6,983 in 1999. The decline in gains we earned during 2001 reflects a reduction in the volume of these transactions in light of available pricing levels. We continue to evaluate additional debt repurchases.

      Segment Profitability.

      The following table presents the pre-tax income (loss) and total assets for each of our reportable segments at and for the dates indicated:

                                                                 Pre-Tax Income (Loss)                   Total Assets
                                                            For the Years Ended December 31,             December 31,
                                                         --------------------------------------    ------------------------
                                                            2001          2000          1999          2001          2000
                                                         ----------    ----------    ----------    ----------    ----------
Residential Loan Servicing..........................     $   34,591    $   19,609    $   20,515    $  420,134    $  218,981
OTX.................................................        (36,392)      (33,951)      (18,343)       13,231        20,462
Ocwen Realty Advisors...............................            944           (86)           --         1,351         1,625
Unsecured Collections...............................         (5,020)      (14,398)       (6,750)           --         8,417
Residential Discount Loans..........................         (4,396)       21,154       (20,451)      115,691       396,305
Commercial Loans....................................        (22,236)          648        28,404       280,220       555,040
Affordable Housing..................................        (29,917)      (23,664)      (17,934)      132,724       171,070
Commercial Real Estate..............................          1,222        16,530        (3,336)       83,794        80,561
Subprime Residential Lending........................         13,549       (24,532)      (30,103)       83,599       135,617
Corporate Items and Others..........................          2,098        30,126        62,817       580,406       661,342
                                                         ----------    ----------    ----------    ----------    ----------
                                                         $  (45,557)   $   (8,564)   $   14,819    $1,711,150    $2,249,420
                                                         ==========    ==========    ==========    ==========    ==========

      The following is a discussion of the pre-tax income (loss) for each of our reportable business segments.

o Residential Loan Servicing. Total non-interest income for this segment increased by $35,366 during 2001 and by $24,261 during 2000. Included in non-interest income were residential servicing and other fees amounting to $117,583, $82,020 and $59,900 during 2001, 2000 and 1999, respectively, reflecting continued growth in residential loans we service for others. The average balance of residential loans we service for others grew to $15,727,659 during 2001 from $9,835,132 during 2000 and $8,802,444 during
   1999. Net interest income decreased by $10,773 during 2001 and by $11,386 during 2000 primarily as a result of an increase in the average balance of advances and servicing rights, which do not earn interest. Non-interest expense increased to $68,383 in 2001 as compared to $58,773 for 2000 and $44,990 for 1999. See "Results of Operations - Non-Interest Income."

o OTX. The increase in net losses incurred by this segment, which began in 1998, is a result of our continuing investment in the development and marketing of our technology businesses. Our losses for 2001 included $4,620 of one-time expenses, including $3,185 for a payment due in connection with an acquisition of a subsidiary in 1997. Through this segment we provide technology solutions for the mortgage and real estate industries. OTX products include both a residential and commercial loan servicing software platform and an internet-based mortgage loan processing application and vendor management system. Our losses for 1999 included a $3,367 charge reflecting the impact of a reduction in the estimated useful life of the goodwill associated with the acquisitions previously made by OTX. See Note 2 to our Consolidated Financial Statements (which is incorporated herein by reference).

o Ocwen Realty Advisors. Through this segment we provide property valuation services and real estate research for residential and commercial properties, including those that we own or service for others.

o Unsecured Collections. This segment is primarily comprised of activities related to our charged-off unsecured credit card receivables, which we acquired at a discount, as well as collections we make on behalf of others. We account for our collections of unsecured credit card receivables under the cost recovery method. At December 31, 2001, the net book value of our unsecured receivables had been reduced to zero as a result of collections and additional reserves. We recorded provisions for losses of $1,176, $6,867 and $870

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

   during 2001, 2000 and 1999, respectively. Our servicing fees for this segment amounted to $2,500, $1,485 and $18 during 2001, 2000 and 1999, respectively.

o Residential Discount Loans. The decline in profitability for this segment in 2001 as compared to 2000 was primarily due to a decline in gains we earned from sales of loans, a decline in net interest income and an increase in the provision for loan losses, offset in part by a decline in losses from our real estate owned. Gains (losses) from the sale of loans amounted to $(545) and $15,720 during 2001 and 2000, respectively. This compares to securitization gains during 1999 of $22,763. We have not securitized loans since 1999 and have not acquired any discount loans since 2000. Provision for loan losses was $6,060, $(637) and $8,435 in 2001, 2000 and 1999 respectively. Losses from the sale and operation of our real estate owned declined to $(6,623) in 2001 from $(11,164) and $(9,071) in 2000 and 1999, respectively. Net realized and unrealized trading gains on subordinate securities amounted to $1,868 and $3,352 during 2001 and 2000, respectively. The loss for 1999 included impairment charges of $27,342 on our portfolio of residential subordinate securities. See "Results of Operations - Non-Interest Income - Gain (Loss) on Trading and Match Funded Securities."

o Commercial Loans. Profitability declined for this segment in 2001 as compared to 2000 primarily as a result of a decline in gains on our investments in real estate and a decline in net interest income. Equity in earnings related to certain loans, which we acquired in 2000 and which we account for as investments in real estate, declined to $3,338 in 2001 from $12,427 in 2000. The decline in equity in earnings is primarily due to repayments we received on loans during 2000, which generated significant gains. Gains on the repayment of discount loans, which we report as interest income, have also declined and amounted to $2,257, $9,369 and $16,919 for 2001, 2000 and 1999,
   respectively. The decline in profitability during 2000 as compared to 1999 was primarily due to declines in net interest income, gains from sales of loans, gains from our real estate owned and an increase in the provision for loan losses, offset in part by equity in earnings from our investments in real estate (see above) and a decline in operating expenses. Gains (losses) we earned from sales of loans were $(3,487), $(1,559) and $4,746 during 2001, 2000 and 1999, respectively. Gains (losses) we earned from the sale and operation of our real estate owned amounted to $(2,143), $(1,869) and $3,769 during 2001, 2000 and 1999, respectively. The provision for loan losses amounted to $7,223, $9,195 and $4,610, during 2001, 2000 and 1999, respectively. The increase in the provision in 2000 was principally related to our commercial discount loans.

o Affordable Housing. Losses have increased during 2001 and 2000 primarily due to a decline in gains from sales of our properties and an increase in impairment charges, offset in part by a decline in operating losses as a result of sales. The net book value of our remaining properties amounted to $102,069 at December 31, 2001, of which $54,688 are subject to sales contracts although they have not yet qualified as sales for accounting purposes. Gains (losses) from the sales were $(956), $497 and $6,591 for 2001, 2000 and 1999, respectively. Net operating losses from properties in service amounted to $16,580, $9,931 and $6,291 during 2001, 2000 and 1999, respectively. Net operating losses included impairment charges of $15,587, $6,448 and $700 for estimated losses on the sale of the properties. During 2000, we began reducing our investment in affordable housing properties both as part of our shift in strategy to fee-based businesses and because the volume of tax credits being generated was exceeding our ability to utilize them effectively. See "Changes in Financial Condition - Affordable Housing Properties." On February 4, 2002 we were notified by the California Tax Credit Allocation Committee of a challenge to our receipt of previously allocated federal low-income housing tax credits for a recently constructed affordable housing development in which we invested. We intend to contest this challenge, which stems from an issue regarding a determination of the date the development was made available for occupancy. If the Committee prevails in its challenge, we could incur a loss of up to $7,500.

o Commercial Real Estate. The results of this segment principally represent the activities of our commercial real estate investments acquired in connection with our acquisition of OAC in October 1999. The decline in income for 2001 as compared to 2000 is primarily the result of $21,024 of gains from our sales of real estate during 2000 and a decline in operating income from our real estate, partially offset by a decline in interest expense on our lines of credit. Net operating gains we earned on our investments in real estate amounted to 4,775, $13,415 and $1,881 for 2001, 2000 and 1999, respectively.
   The decline in operating income for 2001 is the result of the sales of our real estate properties during 2000. Interest expense on lines of credit used to fund our real estate investments declined to $1,997 for 2001 as compared to $11,046 and $2,789 incurred for 2000 and 1999, respectively. Income for 2000 also included $2,768 of gains from the sale of securities available for sale.

o Subprime Residential Lending. In August 1999, we closed our domestic subprime origination business, which we had previously conducted primarily through our subsidiary Ocwen Financial Services, Inc. ("OFS"). Assets remaining in this segment at December 31, 2001 are primarily comprised of subprime residual trading securities with a fair value of $60,051 and match funded securities with a fair value of $19,435. We recorded net realized and unrealized trading gains of $14,247 in 2001 on our subprime residual and match funded securities as compared to losses of $(8,483) for 2000. Losses for 2000 and 1999 included $10,930 and $31,216, respectively, of impairment charges on subprime subordinate and residual securities available for sale. Also, we recorded gains of $3,834 during 1999 in connection with our securitization of loans.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

o Corporate Items and Other. Pre-tax results for this segment consists of amortization of the excess of net assets we acquired over purchase price, UK operations, our business activities that are individually insignificant, amounts we do not allocate to our operating segments, distributions on our Capital Securities, transfer pricing mismatches, other general corporate expenses and the results of our collateralized mortgage obligation ("CMO") trading portfolio. Our UK operations generated pre-tax income of $13,467 and $59,450 for 2000 and 1999, respectively. On September 30, 1999, we sold all of the shares of our wholly-owned subsidiary, Ocwen UK, for a gain of $50,371. Ocwen UK had commenced operations on April 24, 1998. Ocwen UK securitization gains during 1999 totaled $10,207. On November 22, 2000, we sold our equity investment in Kensington for a gain of $20,025. Equity in losses of Kensington of $(5,280) and $(9,154) were recognized for 2000 and 1999, respectively.

      See Note 29 to our Consolidated Financial Statements (which is incorporated herein by reference) for additional information related to our operating segments.

      Net Interest Income: 2001 versus 2000 and 2000 versus 1999. Net interest income (expense) is the difference between the interest income earned from our interest-earning assets and interest expense incurred on our interest-bearing liabilities. Net interest income (expense) is determined by net interest spread (i.e., the difference between the yield earned on our interest-earning assets and the rates incurred on our interest-bearing liabilities), the relative amount of interest-earning assets and interest-bearing liabilities and the degree of mismatch in the maturity and repricing characteristics of our interest-earning assets and interest-bearing liabilities.

      The following table sets forth, for the years indicated, information regarding the total amount of income from our interest-earning assets and the resultant average yields, the interest expense associated with our interest-bearing liabilities, expressed in dollars and rates, and the net interest spread and net interest margin. Information is based on average daily balances during the indicated years:

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

                                                                        Year Ended December 31,
                                    ---------------------------------------------------------------------------------------------
                                                  2001                           2000                            1999
                                    ------------------------------  -----------------------------  ------------------------------
                                                 Interest  Average              Interest  Average               Interest  Average
                                     Average     Income/    Yield/   Average    Income/    Yield/   Average     Income/    Yield/
                                     Balance     Expense     Rate    Balance    Expense     Rate    Balance     Expense     Rate
                                    ----------   --------  -------  ----------  --------  -------  ----------   --------  -------
Average Assets:
Federal funds sold and repurchase
   agreements.....................  $  200,329   $  7,328    3.66%  $  128,079  $  8,700    6.79%  $  174,495   $  8,847    5.07%
Trading Securities (1):
   CMOs (AAA-rated)...............     125,640      7,465    5.94       83,543     5,568    6.66           --         --      --
   Subordinates, residuals and
      other.......................      97,217     11,400   11.73       24,177     2,631   10.88           --         --      --
Securities available for sale (1):
   CMOs (AAA-rated)...............          --         --      --      427,821    27,693    6.47      366,343     20,914    5.71
   Subordinates, residuals and
      other.......................          --         --      --      113,833    14,815   13.01      227,056     41,784   18.40
Loans available for sale (2)......       7,138        526    7.37       31,050     2,474    7.97      238,747     25,724   10.77
Investment securities and other...      11,008        743    6.75       23,677     1,501    6.34       29,340      2,181    7.43
Loan portfolio (2)................      82,125      6,807    8.29      143,906    20,586   14.31      181,445     28,683   15.81
Discount loan portfolio (2).......     358,246     38,757   10.82      819,262    89,826   10.96      975,436    121,854   12.49
Match funded loans and
   securities (2).................     103,594     10,345    9.99      143,452    11,022    7.68       30,483      3,237   10.62
                                    ----------   --------           ----------  --------           ----------   --------
   Total interest earning assets..     985,297     83,371    8.46    1,938,800   184,816    9.53    2,223,345    253,224   11.39
                                                 --------                       --------                        --------
Non-interest earning cash.........      69,029                          44,517                         80,335
Allowance for loan losses.........     (22,235)                        (27,695)                       (26,597)
Real estate held for sale.........      22,457                         114,891                             --
Affordable housing properties.....     123,793                         147,054                        166,600
Investment in unconsolidated
   entities.......................         408                          28,832                         76,146
Real estate owned, net............     128,371                         176,828                        191,694
Investment in real estate.........     113,883                         204,288                         90,494
Advances on loans and loans
   serviced for others............     303,382                         191,642                        133,408
Mortgage servicing rights.........      76,145                          18,337                          8,462
Other assets......................     187,791                         257,527                        243,796
                                    ----------                      ----------                     ----------
   Total assets...................  $1,988,321                      $3,095,021                     $3,187,683
                                    ==========                      ==========                     ==========

Average Liabilities and
Stockholders' Equity:
Interest-bearing demand deposits..  $   14,655        393    2.68%  $   12,169       532    4.37%  $   37,247      1,313    3.53%
Savings deposits..................       1,388         29    2.09        1,527        37    2.42        1,588         38    2.39
Certificates of deposit...........     920,668     59,545    6.47    1,520,493    97,655    6.42    1,590,553     97,019    6.10
                                    ----------   --------           ----------  --------           ----------   --------
   Total interest-bearing
      deposits....................     936,711     59,967    6.40    1,534,189    98,224    6.40    1,629,388     98,370    6.04
Securities sold under agreements
   to repurchase..................      19,500        529    2.71      167,337    10,729    6.41      107,622      7,456    6.93
Bonds-match funded agreements.....      85,924      7,315    8.51      123,856    11,484    9.27       28,904      2,101    7.27
Obligations outstanding under
   lines of credit................      82,604      5,511    6.67      152,424    13,881    9.11      256,300     16,319    6.37
Notes, debentures and other.......     170,123     20,007   11.76      284,634    34,772   12.22      257,219     31,296   12.17
                                    ----------   --------           ----------  --------           ----------   --------
   Total interest-bearing
      liabilities.................   1,294,862     93,329    7.21    2,262,440   169,090    7.47    2,279,433    155,542    6.82
                                                 --------                       --------                        --------
Non-interest bearing deposits.....      12,813                           7,118                         15,594
Escrow deposits...................      73,326                         114,254                         218,607
Excess of net assets acquired
   over purchase price............      28,866                          51,486                         13,720
Other liabilities.................      64,726                          60,584                         76,016
                                    ----------                      ----------                     ----------
   Total liabilities..............   1,474,593                       2,495,882                      2,603,370
Capital securities................      64,976                         103,709                        122,097
Stockholders' equity..............     448,752                         495,430                        462,216
                                    ----------                      ----------                     ----------
   Total liabilities and
     stockholders' equity.........  $1,988,321                      $3,095,021                     $3,187,683
                                    ==========                      ==========                     ==========
Net interest income (expense).....               $ (9,958)                      $ 15,726                        $ 97,682
                                                 ========                       ========                        ========
Net interest spread...............                           1.25%                          2.06%                           4.57%
Net interest margin...............                          (1.01)%                         0.81%                           4.39%
Ratio of interest-earning assets
   to interest-bearing
   liabilities....................          76%                             86%                            98%

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

(1)   Excludes effect of unrealized gains or losses on securities.

(2) The average balances include non-performing loans, interest on which we recognize on a cash basis.

      The following table describes the extent to which changes in interest rates and changes in volume of our interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the periods indicated. For each category of our interest-earning assets and interest-bearing liabilities, we have provided information on changes attributable to (i) changes in volume (change in volume multiplied by prior rate), (ii) changes in rate (change in rate multiplied by prior volume) and (iii) total change in rate and volume. We have allocated changes attributable to both volume and rate proportionately to the change due to volume and the change due to rate.

                                                                         Year Ended December 31,
                                             -------------------------------------------------------------------------------
                                                        2001 vs. 2000                              2000 vs. 1999
                                             -------------------------------------     -------------------------------------
                                                  Increase (Decrease) Due To                Increase (Decrease) Due To
                                             -------------------------------------     -------------------------------------
                                               Rate         Volume         Total         Rate         Volume         Total
                                             ---------     ---------     ---------     ---------     ---------     ---------
Interest-Earning Assets:
Federal funds sold and repurchase
   agreements..........................      $  (5,034)    $   3,662     $  (1,372)    $   2,557     $  (2,704)    $    (147)
Trading securities:
   CMOs (AAA-rated)....................           (498)        2,395         1,897         2,358         3,210         5,568
   Subordinates, residuals and other...           (324)        9,093         8,769        (4,972)        7,603         2,631
Securities available for sale:
   CMOs (AAA-rated)....................         (2,101)      (25,592)      (27,693)        3,386         3,393         6,779
   Subordinates, residuals and other...         (1,335)      (13,480)      (14,815)      (12,147)      (14,822)      (26,969)
Loans available for sale...............           (173)       (1,775)       (1,948)       (5,358)      (17,892)      (23,250)
Investment securities and other........             91          (849)         (758)         (294)         (386)         (680)
Loan portfolio.........................         (6,819)       (6,960)      (13,779)       (2,549)       (5,548)       (8,097)
Discount loan portfolio................         (1,178)      (49,891)      (51,069)      (13,871)      (18,157)      (32,028)
Match funded loans and securities......          2,827        (3,504)         (677)       (1,125)        8,910         7,785
                                             ---------     ---------     ---------     ---------     ---------     ---------
   Total interest-earning assets.......        (14,544)      (86,901)     (101,445)      (32,015)      (36,393)      (68,408)
                                             ---------     ---------     ---------     ---------     ---------     ---------
Interest-Bearing Liabilities:
Interest-bearing demand deposits.......           (233)           94          (139)          259        (1,040)         (781)
Savings deposits.......................             (5)           (3)           (8)           --            (1)           (1)
Certificates of deposit................            679       (38,789)      (38,110)        5,012        (4,376)          636
                                             ---------     ---------     ---------     ---------     ---------     ---------
   Total interest-bearing deposits.....            441       (38,698)      (38,257)        5,271        (5,417)         (146)
Securities sold under agreements to
   repurchase..........................         (4,029)       (6,171)      (10,200)         (592)        3,865         3,273
Bonds-match funded agreements..........           (879)       (3,290)       (4,169)          726         8,657         9,383
Obligations outstanding under lines of
   credit..............................         (3,085)       (5,285)       (8,370)        5,556        (7,994)       (2,438)
Notes, debentures and other interest-
   bearing obligations.................         (1,254)      (13,511)      (14,765)          127         3,349         3,476
                                             ---------     ---------     ---------     ---------     ---------     ---------
     Total interest-bearing liabilities         (8,806)      (66,955)      (75,761)       11,088         2,460        13,548
                                             ---------     ---------     ---------     ---------     ---------     ---------
(Decrease) increase in net interest
   income..............................      $  (5,738)    $ (19,946)    $ (25,684)    $ (43,103)    $ (38,853)    $ (81,956)
                                             =========     =========     =========     =========     =========     =========

2001 versus 2000:

We incurred net interest expense before provision for loan losses of $(9,958) for the year ended December 31, 2001 as compared to net interest income of $15,726 earned for the year ended December 31, 2000, a decline of $25,684 or 163%. The decrease was due to a decrease in the balance of our average interest-earning assets and a decrease in the net interest spread, offset by a decrease in the balance of our average interest-bearing liabilities. The average balance of our interest-earning assets decreased by $953,503 or 49% during 2001 and reduced interest income by $86,901. The average balance of our interest-bearing liabilities decreased by $967,578 or 43% during 2001 and decreased interest expense by $66,955. The net impact of these volume changes resulted in a $19,946 decrease in net interest income. The net interest spread decreased 81 basis points as a result of a 107 basis-point decrease in

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

the weighted average rate on our interest-earning assets, offset by a 26 basis-point decrease in the weighted average rate on our interest-bearing liabilities. The net impact of these rate changes resulted in a $5,738 decrease in net interest income. The increases in the average balance of our non-interest earning assets, primarily our servicing advances and servicing rights, that we fund with interest-bearing liabilities, have contributed to the decline in the net interest spread.

      The following table presents the change in average balances and yields for 2001 as compared to 2000 for each of our interest-earning asset categories:

                                                Average Balance        Increase          Average Yield            Increase
                                        -------------------------     (Decrease)   -------------------------     (Decrease)
For the Year Ended December 31,             2001          2000            $            2001          2000       Basis Points
-------------------------------         -----------   -----------    -----------   -----------   -----------    ------------
Federal funds sold and repurchase
  agreements ........................   $   200,329   $   128,079    $    72,250         3.66%         6.79%           (313)
Trading securities:
  CMOs (AAA-rated) ..................       125,640        83,543         42,097         5.94          6.66             (72)
  Subordinates and residuals ........        97,217        24,177         73,040        11.73         10.88              85
Securities available for sale:
  CMOs (AAA-rated) ..................            --       427,821       (427,821)          --          6.47            (647)
  Subordinates and residuals ........            --       113,833       (113,833)          --         13.01          (1,301)
Loans available for sale ............         7,138        31,050        (23,912)        7.37          7.97             (60)
Investment securities and other .....        11,008        23,677        (12,669)        6.75          6.34              41
Loan portfolio ......................        82,125       143,906        (61,781)        8.29         14.31            (602)
Discount loan portfolio .............       358,246       819,262       (461,016)       10.82         10.96             (14)
Match funded loans and securities ...       103,594       143,452        (39,858)        9.99          7.68             231
                                        -----------   -----------    -----------
                                        $   985,297   $ 1,938,800    $  (953,503)        8.46%         9.53%           (107)
                                        ===========   ===========    ===========

      We earned interest income on our trading securities of $18,865 during 2001 as compared to $8,199 during 2000. Interest income we earned on securities available for sale amounted to $0 during 2001 as compared to $42,508 for 2000. On September 30, 2000 we changed our policy for securities available for sale and transferred those securities to the trading category. We believe that this treatment more appropriately reflects the impact on our results of operations arising from changes in the fair value of securities. The following presents the results of our securities portfolio, both trading and available for sale, on a combined basis for 2001 and 2000:

                                             CMOs                 Subordinates and Residuals                Total
                                ------------------------------  ------------------------------  ------------------------------
                                 Average   Interest              Average   Interest              Average   Interest
                                 Balance    Income     Yield     Balance    Income     Yield     Balance    Income     Yield
                                ---------  --------  ---------  ---------  --------  ---------  ---------  --------  ---------
2001:
Trading securities.............. $125,640   $7,465      5.94%    $ 97,217   $11,400    11.73%    $222,857   $18,865    8.47%
                                 ========   ======               ========   =======              ========   ======

2000:
Trading securities.............. $ 83,543    5,568      6.66%    $ 24,177   $ 2,631    10.88%    $107,720   $ 8,199    7.61%
Securities available for sale...  427,821   27,693      6.47      113,833    14,815    13.01      541,654    42,508    7.85
                                 --------   ------               --------   -------              --------   -------
                                 $511,364   33,261      6.50%    $138,010   $17,446    12.64%    $649,374   $50,707    7.81%
                                 ========   ======               ========   =======              ========   =======

      As presented in the table above, interest income we earned from our securities portfolio on a combined basis declined from $50,707 in 2000 to $18,865 in 2001, a $31,842 or 63% decline. The decline in interest income is primarily due to a $385,724 or 75% decline in our average investment in CMOs and a $40,793 or 30% decline in our average investment in subordinates and residuals. The decline in the average balance of our CMOs during 2001 reflects our planned reduction in the use of these securities to meet the Qualified Thrift Lender requirements. The decline in the average balance of our subordinate and residuals during 2001 was primarily due to sales of subprime residuals and amortization. Because CMOs have less cash flow variability, their average lives and yields to maturity are more stable, and therefore, CMOs are priced to yield less than classes of mortgage-related securities such as subordinates and residuals that are less stable. Yield on the total portfolio of trading securities increased in 2001 as compared to 2000 because lower-yielding CMOs comprised a greater proportion of the portfolio in 2000.

      Interest income we earned on our loan portfolio decreased by $13,779 or 67% during 2001 as compared to 2000 due to a $61,781 or 43% decrease in the average balance of our portfolio and a 602 basis-point decrease in the average yield. The decline in the

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

average balance of our portfolio is primarily due to sales and repayments. During 1999, we ceased origination of multifamily and commercial loans. See "Changes in Financial Condition - Loan Portfolio, Net."

      Interest income we earned on our discount loans decreased by $51,069 or 57% during 2001 as compared to 2000 as a result of a $461,016 or 56% decline in the average balance of our investment and a 14 basis-point decrease in the average yield. Sales, foreclosures, resolutions and the absence of acquisitions have resulted in the declines in the average balance of our discount loans during 2001. The yield on our discount loan portfolio is likely to fluctuate from period to period as a result of the timing of resolutions, particularly the resolution of large multi-family residential and commercial real estate loans, and the mix of the overall portfolio between performing and non-performing loans. See "Changes in Financial Condition - Discount Loan Portfolio, Net."

      The following table presents the change in average balances and rates for 2001 as compared to 2000 for each of our interest-bearing liability categories:

                                                                                 Increase                           Increase
                                                        Average Balance         (Decrease)       Average Rate      (Decrease)
                                                    -----------   -----------   ----------    ------------------  ------------
For the Year Ended December 31,                        2001          2000           $           2001      2000    Basis Points
-------------------------------                     -----------   -----------   ----------    --------  --------  ------------
Interest-bearing deposits........................   $   936,711   $ 1,534,189   $ (597,478)     6.40%     6.40%         --
Securities sold under agreements to repurchase...        19,500       167,337     (147,837)     2.71      6.41        (370)
Bonds-match funded agreements....................        85,924       123,856      (37,932)     8.51      9.27         (76)
Obligations outstanding under lines of credit....        82,604       152,424      (69,820)     6.67      9.11        (244)
Notes, debentures and other......................       170,123       284,634     (114,511)    11.76     12.22         (46)
                                                    -----------   -----------   ----------
                                                    $ 1,294,862   $ 2,262,440   $ (967,578)     7.21%     7.47%        (26)
                                                    ===========   ===========   ==========

      Interest expense we incurred on our interest-bearing deposits decreased $38,257 or 39% during 2001 as compared to 2000 due to a $597,478 or 39% decrease in the average balance. The decline in the average balance resulted primarily from maturing brokered certificates of deposit. We did not issue any new brokered certificates of deposit during 2001 and, at this time, do not intend to issue any such deposits in the foreseeable future. The decline in average deposits is consistent with the 36% decline in average total assets as we continue our transition in business strategy from capital-intensive businesses to fee-based businesses. See "Changes in Financial Condition - Deposits."

      Interest expense we incurred on securities we sold under agreements to repurchase declined $10,200 or 95% during 2001 as a result of a $147,837 or 88% decrease in the average balance and a 370 basis-point decline in the average rate. We have used securities sold under agreements to repurchase primarily to fund our purchases of CMOs, the average balance of which has declined significantly during 2001.

      Interest expense we incurred on bonds-match funded agreements declined $4,169 or 36% during 2001 as compared to 2000 primarily as a result of a $37,932 or 31% decline in the average balance outstanding. Interest expense on our bonds-match funded agreements is primarily comprised of interest we incurred on bonds-match funded agreements acquired as a result of our acquisition of OAC in October 1999 and on non-recourse notes, which resulted from our transfer of four unrated residual securities in December 1999 in exchange for non-recourse notes. We have accounted for these transactions, which did not qualify as sales for accounting purposes, as secured borrowings with pledges of collateral. See "Changes in Financial Condition - Bonds - Match Funded Agreements."

      Interest expense we incurred on obligations outstanding under our lines of credit decreased $8,370 or 60% during 2001 as compared to 2000 due to a $69,820 or 46% decrease in the average balance and a 244 basis-point decline in the average rate. During 2001, we used lines of credit to fund real estate investments and commercial construction loans and, beginning in the second quarter of 2001, to fund servicing advances that were purchased in connection with the acquisition of loans serviced for others. Average balances outstanding under our lines of credit decreased during 2001 primarily because of sales of our real estate properties and commercial loans, offset in part by the funding of our residential loan servicing advances under new lines. See "Changes in Financial Condition - Obligations Outstanding Under Lines of Credit."

      Interest expense we incurred on notes, debentures and other interest bearing obligations decreased $14,765 or 42% during 2001 as compared to 2000 primarily due to a $114,511 or 40% decrease in the average balance. The decrease in the average balance is primarily due to repurchases of debt we made during 2001 and 2000. See "Changes in Financial Condition - Notes, Debentures and Other Interest-Bearing Obligations."

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

2000 versus 1999:

Our net interest income before provision for loan losses of $15,726 decreased $81,956 or 84% during 2000 as compared to the prior year. The decline was primarily due to a decrease in the average balance of our interest-earning assets and a decrease in the net interest spread. Our average interest-earning assets decreased by $284,545 or 13% during 2000 and reduced interest income by $36,393. The net impact of volume changes resulted in a $38,853 decrease in net interest income. The net interest spread decreased 251 basis points during 2000 as a result of a 186 basis-point decrease in the weighted average yield on interest-earning assets and a 65 basis-point increase in the weighted average rate on interest-bearing liabilities. The impact of these rate changes resulted in a $43,103 decrease in net interest income. The sale of Ocwen UK, which generated a high net interest spread in 1999, contributed to the overall decline in the net interest spread. Additionally, the average balance of our non-interest earning assets, which are largely funded by interest bearing liabilities, increased during 2000, primarily due to an increase in real estate assets resulting from our acquisition of OAC and an increase in our servicing advances and servicing rights.

      The following table presents the change in average balances and yields for 2000 as compared to 1999 for each of our interest-earning asset categories:

                                                Average Balance          Increase            Average Yield         Increase
                                          -------------------------     (Decrease)     ------------------------   (Decrease)
For the Year Ended December 31,               2000          1999             $             2000         1999     Basis Points
-------------------------------           -----------   -----------    -----------     -----------  -----------  ------------
Federal funds sold and repurchase
  agreements ..........................   $   128,079   $   174,495    $   (46,416)        6.79%        5.07%         172
Trading Securities:
  CMOs (AAA-rated) ....................        83,543            --         83,543         6.66        --             666
  Subordinates, residuals and other ...        24,177            --         24,177        10.88        --           1,088
Securities available for sale:
  CMOs (AAA-rated) ....................       427,821       366,343         61,478         6.47         5.71           76
  Subordinates, residuals and other ...       113,833       227,056       (113,223)       13.01        18.40         (539)
Loans available for sale (1) ..........        31,050       238,747       (207,697)        7.97        10.77         (280)
Investment securities and other .......        23,677        29,340         (5,663)        6.34         7.43         (109)
Loan portfolio ........................       143,906       181,445        (37,539)       14.31        15.81         (150)
Discount loan portfolio ...............       819,262       975,436       (156,174)       10.96        12.49         (153)
Match funded loans and securities .....       143,452        30,483        112,969         7.68        10.62         (294)
                                          -----------   -----------    -----------
                                          $ 1,938,800   $ 2,223,345    $  (284,545)        9.53%       11.39%        (186)
                                          ===========   ===========    ===========

(1) Included subprime loans with an average balance of $132,066 and an average yield earned of 12.28% held by Ocwen UK during 1999 prior to its sale.

      Interest income we earned on our trading securities amounted to $8,199 as compared to $0 for 1999. Interest income on our securities available for sale amounted to $42,508 during 2000 as compared to $62,698 during 1999. On September 30, 2000, we changed our policy for securities available for sale and transferred those securities to the trading category. Our sale of Ocwen UK and its subprime residuals contributed to the decline in the average balance and average yield. The following presents the results of our securities portfolio, both trading and available for sale, on a combined basis for 2000 and 1999:

                                                                        Subordinates
                                               CMOs                   and Residuals(1)                     Total
                                  ----------------------------  ----------------------------   ----------------------------
                                   Average   Interest            Average   Interest             Average   Interest
                                   Balance    Income    Yield    Balance    Income    Yield     Balance    Income    Yield
                                  --------   --------  -------  --------   --------  -------   --------   --------  -------
2000:
Trading securities............... $ 83,543   $  5,568   6.66%   $ 24,177   $  2,631   10.88%   $107,720   $  8,199   7.61%
Securities available for sale....  427,821     27,693   6.47     113,833     14,815   13.01     541,654     42,508   7.85
                                  --------     ------           --------   --------            --------   --------
                                  $511,364   $ 33,261   6.50%   $138,010   $ 17,446   12.64%   $649,374   $ 50,707   7.81%
                                  ========   ========           ========   ========            ========   ========

1999:
Securities available for sale....
                                 $366,343    $ 20,914   5.71%   $227,056   $ 41,784   18.40%   $593,399   $ 62,698  10.57%
                                 ========    ========           ========   ========            ========   ========

(1) Included subprime residuals with an average balance of $60,736 and an average yield earned of 24.45% held by Ocwen UK during 1999 prior to its sale.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      Interest income we earned on our loans available for sale decreased $23,250 or 90% during 2000 as compared to 1999 as a result of a $207,697 or 87% decrease in the average balance and a 280 basis-point decline in weighted average yield earned. The decrease in the average balance reflects the closure of our domestic subprime origination business and our sale of Ocwen UK. The decline in the average yield is also largely due to our sale of Ocwen UK. See "Changes in Financial Condition - Loans Available for Sale."

      Interest income we earned on our loan portfolio decreased by $8,097 or 28% in 2000 versus 1999 due to a $37,539 or 21% decrease in the average balance and a 150 basis-point decrease in the average yield. The decrease in the average yield is due in part to a decline in the amount of additional interest we received in connection with the repayment of loans. Such additional interest amounted to $96 and $8,121 during 2000 and 1999, respectively. During 1999, we ceased origination of multi-family and commercial loans. See "Changes in Financial Condition - Loan Portfolio, Net."

      Interest income we earned on our discount loans decreased by $32,028 or 26% during 2000 as a result of a $156,174 or 16% decrease in the average balance and a 153 basis-point decline in the average yield. Sales, resolutions, foreclosures and a decline in acquisition volume have contributed significantly to the decline in the average balance. See "Changes in Financial Condition - Discount Loan Portfolio, Net." The yield on the discount loan portfolio is likely to fluctuate from period to period as a result of the timing of resolutions, particularly the resolution of large multi-family residential and commercial real estate loans, and the mix of the overall portfolio between performing and non-performing loans.

      Interest income we earned on our match funded loans and securities is comprised of income earned on loans we acquired in connection with our acquisition of OAC in October 1999 and on four unrated residual securities transferred by us in December 1999 in exchange for non-recourse notes. OAC previously securitized the loans under a securitization we accounted for as a secured borrowing with pledge of collateral. See "Changes in Financial Condition
- Match Funded Assets."

      The following table presents the change in average balances and rates for 2000 as compared to 1999 for each of our interest-bearing liability categories:

                                                        Average Balance          Increase         Average Rate       Increase
                                                    -------------------------   (Decrease)     ------------------   (Decrease)
For the Year Ended December 31,                        2000          1999           $            2000      1999    Basis Points
-------------------------------                     -----------   -----------   ----------     --------  --------  ------------
Interest-bearing deposits........................   $ 1,534,189   $ 1,629,388   $  (95,199)      6.40%     6.04%          36
Securities sold under agreements to
   repurchase (1)................................       167,337       107,622       59,715       6.41      6.93          (52)
Bonds-match funded agreements....................       123,856        28,904       94,952       9.27      7.27          200
Obligations outstanding under lines of credit (2)       152,424       256,300     (103,876)      9.11      6.37          274
Notes, debentures and other......................       284,634       257,219       27,415      12.22     12.17            5
                                                    -----------   ------------  ----------
                                                    $ 2,262,440   $ 2,279,433   $  (16,993)      7.47%     6.82%          65
                                                    ===========   ============  ==========

(1) Included an average balance of $22,908 with an average yield of 7.64% for 1999 related to Ocwen UK.

(2) Included an average balance of $130,437 with an average yield of 6.16% for 1999 related to Ocwen UK.

      Interest expense we incurred on our securities sold under agreements to repurchase increased $3,273 or 44% primarily due to a $59,715 or 55% increase in the average balance.

      Interest expense we incurred on our bonds-match funded agreements is comprised of interest incurred on bonds-match funded agreements acquired as a result of our acquisition of OAC in October 1999 and on non-recourse notes which resulted from our transfer of four unrated residual securities in December 1999 in exchange for non-recourse notes. See "Changes in Financial Condition - Bonds Match Funded Agreements."

      Interest expense we incurred on our obligations outstanding under lines of credit decreased $2,438 or 15% during 2000 as compared to 1999 due to a $103,876 or 41% decrease in the average balance, which was partially offset by a 274 basis-point increase in the weighted average interest rate. During 1999, we used our lines of credit primarily to fund the acquisition and origination of subprime single family loans at OFS and Ocwen UK. The net decrease in the average balance reflects our closure of the domestic subprime origination business and our sale of Ocwen UK, offset by our assumption of lines as a result of our acquisition of OAC. The average

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

balance of the OAC lines, which are collateralized by our investments in real estate and commercial loans, declined during 2000 as a result of collateral sales. See "Changes in Financial Condition - Obligations Outstanding Under Lines of Credit."

      Interest expense we incurred on our notes, debentures and other increased $3,476 or 11% during 2000 primarily due to a $27,415 or 11% increase in the average balance. The increase in the average balance is primarily due to our assumption of $140,487 of 11.5% Redeemable Notes as a result of our acquisition of OAC in October 1999, offset in part by our repurchase of substantially all of this debt in December 2000. See "Changes in Financial Condition - Notes, Debentures and Other Interest-Bearing Obligations."

      Provisions for Loan Losses. Provisions we record for losses on our loans are charged to operations to maintain an allowance for losses on the loan portfolio, the discount loan portfolio and the match funded loans at a level which we consider adequate based upon an evaluation of known and inherent risks in such portfolios. Our ongoing evaluation is based on an analysis of our discount loan portfolio, loan portfolio and match funded loans, historical loss experience, current economic conditions and trends, collateral values and other relevant factors.

      The following table presents the provisions for loan losses for our discount loan portfolio, loan portfolio and the match funded loans for the years indicated:

                                                 2001        2000        1999
                                                -------     -------     -------
   Discount loan portfolio.................     $12,960     $15,266     $ 5,434
   Loan portfolio..........................       2,518           4       1,636
   Match funded loans......................         188         (93)       (360)
                                                -------     -------     -------
                                                $15,666     $15,177     $ 6,710
                                                =======     =======     =======

      The provision for losses on our discount loans included $1,567, $7,503 and $1,267 related to our unsecured credit card receivables during 2001, 2000 and 1999, respectively, which we had fully reserved at December 31, 2001. As indicated in the table below, our allowances as a percentage of loan value have been increased for both our loan and discount loan portfolios at December 31, 2001. Those increases are primarily in response to increases in our non-performing loans as a percentage of loan value See "Changes in Financial Condition - Loan Portfolio, Net," "Match Funded Assets" and "Discount Loan Portfolio, Net."

      The following table sets forth the allowance for loan losses as a percentage of our respective loan balances at the dates indicated:

                                                                      Allowance
                                                                        as a %
                                                            Loan       of Loan
                                              Allowance    Balance     Balance
                                              ---------   ----------  ---------
 December 31, 2001:
   Discount loan portfolio (1)............    $  17,554   $  136,881    12.82%
   Loan portfolio.........................        3,197       68,122     4.69%
   Match funded loans.....................          170       53,123     0.32%
                                              ---------   ---------
                                              $  20,921   $  258,126     8.11%
                                              =========   ==========
 December 31, 2000:
   Discount loan portfolio................    $  20,871   $  556,899     3.75%
   Loan portfolio.........................        2,408       95,822     2.51%
   Match funded loans.....................          285       80,834     0.35%
                                              ---------   ----------
                                              $  23,564   $  733,555     3.21%
                                              =========   ==========
 December 31, 1999:
   Discount loan portfolio................    $  19,181   $  932,410     2.06%
   Loan portfolio.........................        7,259      164,667     4.41%
   Match funded loans.....................          495      105,596     0.47%
                                              ---------   ----------
                                              $  26,935   $1,202,673     2.24%
                                              =========   ==========

(1) Included unsecured credit card receivables with a loan balance of $10,337 and allowance of $10,337, or 100%, at December 31, 2001. Excluding these receivables, the allowance as a percentage of total discount loans was 5.70%, 2.24% and 1.96% at December 31, 2001, 2000 and 1999, respectively.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      For additional information regarding our allowance for loan losses on the above portfolios, see "Changes in Financial Condition - Allowances for Loan Losses." For information relating to our valuation allowance on real estate owned, see "Changes in Financial Condition - Real Estate Owned, Net."

      Non-Interest Income. The following table sets forth the principal components of our non-interest income during the years indicated:

                                                                            2001          2000          1999
                                                                          ---------     ---------     ---------
Servicing and other fees .............................................    $ 134,597     $  97,080     $  76,018
Gain (loss) on interest-earning assets, net ..........................       (3,949)       17,625        44,298
Gain (loss) on trading and match funded securities, net ..............       16,330        (3,971)           --
Impairment charges on securities available for sale ..................           --       (11,597)      (58,777)
Gain (loss) on real estate owned, net ................................       (9,256)      (14,904)       (3,957)
Gain (loss)on other non-interest earning assets, net .................       (1,054)       45,517        58,693
Net operating gains (losses) on investments in real estate ...........        5,581        27,579           820
Amortization of excess of net assets acquired over purchase price ....       18,333        14,112         3,201
Other income .........................................................        8,759         6,084        24,346
                                                                          ---------     ---------     ---------
                                                                          $ 169,341     $ 177,525     $ 144,642
                                                                          =========     =========     =========

      Servicing and Other Fees. Our servicing and other fees are primarily comprised of fees we earned from investors for servicing residential mortgage loans on their behalf. The increase in servicing fees is largely due to the growth in residential loans we service for others. Excluding Ocwen UK from 1999, the average unpaid principal balance of loans we service for others amounted to $16,738,3377, $10,798,857 and $10,060,673 during 2001, 2000 and 1999, respectively. The following table sets forth the principal components of our servicing and other fees for the years indicated:

                                                 2001        2000      1999 (1)
                                               --------    --------    --------
Loan servicing and related fees:
Loan servicing fees........................    $ 95,569    $ 47,334    $ 49,304
Late charges...............................      21,326      14,890      10,076
Interest on custodial accounts (2).........       8,530       6,523          68
Special servicing fees (3).................       8,494      10,420      12,164
Other......................................       8,924       9,554       6,207
Amortization of servicing rights...........     (29,841)    (10,036)     (4,595)
                                               --------    --------    --------
                                                113,002      78,685      73,224
Other fees:
Property valuation fees (ORA)..............      11,789      10,630         582
Default servicing fees.....................       3,917       3,040         782
Retail banking fees........................       2,689       1,526       1,044
Other......................................       3,200       3,199         386
                                               --------    --------    --------
                                               $134,597    $ 97,080    $ 76,018
                                               ========    ========    ========

(1) Loan servicing fees earned by Ocwen UK amounted to $9,691 during 1999 prior to its sale.

(2) Interest we earned on custodial accounts during the holding period between collection of borrower payments and remittance to investors.

(3) Fees we earned under special servicing arrangements wherein we act as a special servicer for third parties, typically as part of a securitization. Under these arrangements, we service loans that become greater than 90 days past due and receive base special servicing fees plus incentive fees to the extent we achieve certain loss mitigation parameters.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      The following table sets forth our loans serviced for others at the dates indicated:

                                                   Subprime Loans (1)             Other Loans                    Total
                                               -------------------------   -------------------------   -------------------------
                                                               No. of                      No. of                      No. of
                                                  Amount        Loans         Amount        Loans         Amount        Loans
                                               -----------   -----------   -----------   -----------   -----------   -----------
December 31, 2001:
Performing:
    Residential loans ......................   $18,068,542       242,664   $   919,639        18,074   $18,988,181       260,738
    Commercial loans and other .............            --            --     1,062,345         1,962     1,062,345         1,962
                                               -----------   -----------   -----------   -----------   -----------   -----------
                                               $18,068,542       242,664   $ 1,981,984        20,036   $20,050,526       262,700
                                               ===========   ===========   ===========   ===========   ===========   ===========
Non-performing:
    Residential loans (3) ..................   $ 2,638,235        35,585   $   317,001         5,021   $ 2,955,236        40,606
    Commercial loans (3) ...................            --            --       158,250           247       158,250           247
                                               -----------   -----------   -----------   -----------   -----------   -----------
                                               $ 2,638,235        35,585   $   475,251         5,268   $ 3,113,486        40,853
                                               ===========   ===========   ===========   ===========   ===========   ===========
Total loans serviced for others:
    Residential loans ......................   $20,706,777       278,249   $ 1,236,640        23,095   $21,943,417       301,344
    Commercial loans and other .............            --            --     1,220,595         2,209     1,220,595         2,209
                                               -----------   -----------   -----------   -----------   -----------   -----------
                                               $20,706,777       278,249   $ 2,457,235        25,304   $23,164,012       303,553
                                               ===========   ===========   ===========   ===========   ===========   ===========

December 31, 2000 (2):
Performing:
    Residential loans ......................   $ 7,499,361       118,174   $ 1,170,782        22,162   $ 8,670,143       140,336
    Commercial loans and other .............            --            --       798,873           278       798,873           278
                                               -----------   -----------   -----------   -----------   -----------   -----------
                                               $ 7,499,361       118,174   $ 1,969,655        22,440   $ 9,469,016       140,614
                                               ===========   ===========   ===========   ===========   ===========   ===========
Non-performing:
    Residential loans (3) ..................   $ 1,430,528        18,246   $   394,013         5,869   $ 1,824,541        24,115
    Commercial loans and other (3) .........            --            --        66,967            24        66,967            24
                                               -----------   -----------   -----------   -----------   -----------   -----------
                                               $ 1,430,528        18,246   $   460,980         5,893   $ 1,891,508        24,139
                                               ===========   ===========   ===========   ===========   ===========   ===========
Total loans serviced for others:
    Residential loans ......................   $ 8,929,889       136,420   $ 1,564,795        28,031   $10,494,684       164,451
    Commercial loans .......................            --            --       865,840           302       865,840           302
                                               -----------   -----------   -----------   -----------   -----------   -----------
                                               $ 8,929,889       136,420   $ 2,430,635        28,333   $11,360,524       164,753
                                               ===========   ===========   ===========   ===========   ===========   ===========

December 31, 1999:
Performing:
    Residential loans ......................   $ 6,830,385        82,612   $ 1,446,836        26,707   $ 8,277,221       109,319
    Commercial loans and other .............            --            --       939,422           218       939,422           218
                                               -----------   -----------   -----------   -----------   -----------   -----------
                                               $ 6,830,385        82,612   $ 2,386,258        26,925   $ 9,216,643       109,537
                                               ===========   ===========   ===========   ===========   ===========   ===========
Non-performing:
    Residential loans (3) ..................   $ 1,341,009        16,147   $   481,556         6,863   $ 1,822,565        23,010
    Commercial loans and other .............            --            --        66,075           123        66,075           123
                                               -----------   -----------   -----------   -----------   -----------   -----------
                                               $ 1,341,009        16,147   $   547,631         6,986   $ 1,888,640        23,133
                                               ===========   ===========   ===========   ===========   ===========   ===========
Total loans serviced for others:
    Residential loans ......................   $ 8,171,394        98,759   $ 1,928,392        33,570   $10,099,786       132,329
    Commercial loans and other .............            --            --     1,005,497           341     1,005,497           341
                                               -----------   -----------   -----------   -----------   -----------   -----------
                                               $ 8,171,394        98,759   $ 2,933,889        33,911   $11,105,283       132,670
                                               ===========   ===========   ===========   ===========   ===========   ===========

(1) Subprime loans represent loans we service which were made by others to borrowers who did not qualify under guidelines of the FNMA and FHLMC ("nonconforming loans").

(2) Does not include approximately 38,500 loans with an unpaid principal balance of approximately $1,027,600 that we acquired on December 31, 2000 but which we did not board in our loan servicing system until 2001.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

(3) The following table presents loans which we service under special servicing agreements, included in the table above, and the total pool of loans for which we are designated as special servicer should those loans become greater than 90 days past due:

                                                                         Designated
                                      Loans Special Serviced         Special Servicing
                                             by OCN                     Loan Pools
                                     -------------------------   -------------------------
                                        Amount    No. of Loans      Amount    No. of Loans
                                     -----------  ------------   -----------  ------------
      December 31, 2001:
         Residential loans .......   $ 1,647,837        19,469   $ 4,894,376        53,098
         Commercial loans ........        34,703           169       814,820           295
                                     -----------   -----------   -----------   -----------
                                     $ 1,682,540        19,638   $ 5,709,196        53,393
                                     ===========   ===========   ===========   ===========
      December 31, 2000:
         Residential loans .......   $ 2,399,842        26,755   $12,795,282       126,065
         Commercial loans ........        84,155           118       952,070           336
                                     -----------   -----------   -----------   -----------
                                     $ 2,483,997        26,873   $13,747,352       126,401
                                     ===========   ===========   ===========   ===========

      December 31, 1999
         Residential loans .......   $   878,284         9,319   $ 8,057,768        82,630
         Commercial loans ........       123,924           151       994,230           422
                                     -----------   -----------   -----------   -----------
                                     $ 1,002,208         9,470   $ 9,051,998        83,052
                                     ===========   ===========   ===========   ===========

      Gain (Loss) on Interest Earning Assets. The following table sets for the principal components of net gains (losses) we earned on our interest earning assets for the years indicated:

                                                2001        2000        1999
                                              --------    --------    --------
Gain (loss) on loan sales (1).............    $ (4,380)   $ 12,084    $ 40,380
Gain on security sales (2)................          --       4,983       4,968
Other.....................................         431         558      (1,050)
                                              --------    --------    --------
                                              $ (3,949)   $ 17,625    $ 44,298
                                              ========    ========    ========

(1) During the third quarter of 1999, we made a strategic decision to structure future securitizations as financing transactions which precluded our use of gain-on-sale accounting. Gains we earned for 1999 include $36,804 from securitizations as detailed in the table below. See "Changes in Financial Condition - Match Funded Assets."

(2) Prior to the transfer of our securities from available for sale to trading on September 30, 2000.

      The following table sets forth details of our net gains recognized in connection with the securitization of loans during 1999:

                                                                                              Book Value of
                                      Loans Securitized                                        Securities
-----------------------------------------------------------------------                         Retained
             Types of Loans                  Principal     No. of Loans       Net Gain       (Non-Cash Gain)      Cash Gain
---------------------------------------     -----------    ------------      -----------     ---------------     -----------
1999:
Single family discount................      $   227,303          3,137       $    22,763      $        4,040     $    18,723
Single family subprime:
     Domestic.........................          235,572          2,192             3,834              12,091              --
     Foreign (Ocwen UK)...............          295,157          8,983            10,207              34,452              --
                                            -----------    -----------       -----------      --------------     -----------
                                                530,729         11,175            14,041              46,543              --
                                            -----------    -----------       -----------      --------------     -----------
                                            $   758,032         14,312       $    36,804      $       50,583     $    18,723
                                            ===========    ===========       ===========      ==============     ===========

      Gain (Loss) on Trading and Match Funded Securities. The gain (loss) recorded on trading and match funded securities during 2001 and 2000 resulted from our change in our policy for securities available for sale and match-funded securities to account for them as trading securities effective September 30, 2000. See Notes 1 and 4 to our Consolidated Financial Statements (which are incorporated herein by reference).

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      Impairment Charges on Securities Available for Sale. Prior to our transfer of securities available for sale to trading on September 30, 2000, we recorded impairment charges on securities available as a result of declines in fair value that we deemed to be other-than-temporary. See "Changes in Financial Condition - Trading Securities" and Note 1 to our Consolidated Financial Statements (which is incorporated herein by reference).

      Gain (Loss) on Real Estate Owned, Net. The following table sets forth the results of our real estate owned (which does not include investments in real estate, as discussed below) during the years indicated:

                                                 2001          2000          1999
                                             ----------     ----------    ----------
Gains on sales............................   $   14,111     $   22,515    $   36,265
Provision for losses in fair value........      (17,766)       (26,674)      (28,008)
Carrying costs, net.......................       (5,601)       (10,745)      (12,214)
                                             ----------     ----------    ----------
(Loss) gain on real estate owned, net.....   $   (9,256)    $  (14,904)   $   (3,957)
                                             ==========     ==========    ==========

      See "Changes in Financial Condition - Real Estate Owned, Net" for additional information regarding real estate owned and the related provision for losses in fair value.

      Gain (Loss) on Other Non-Interest Earning Assets. The following table sets forth the principal components of net gains (losses) we recorded on other non-interest earning assets for the years indicated:

                                                 2001          2000          1999
                                             ----------     ----------    ----------
Gain on sale of investments in real
  estate (1)..............................   $       45     $   22,949    $    1,753
Gain (loss) on sale of affordable housing          (956)           497         6,591
properties................................
Gain on sale of Kensington................           --         20,025            --
Gain on sale of Ocwen UK..................           --             --        50,371
Other.....................................         (143)         2,046           (22)
                                             ----------     ----------    ----------
                                             $   (1,054)    $   45,517    $   58,693
                                             ==========     ==========    ==========

(1) Gains earned for 2000 resulted primarily from sales of real estate we acquired in connection with our acquisition of OAC in October 1999.

      Net Operating Gains on Investments in Real Estate. The following table sets forth the results of our investments in real estate during the years indicated:

                                                2001           2000          1999
                                              ---------     ---------      ---------
Operating income, net (1)..................   $   6,758     $  15,856      $   3,637
Equity in earnings of loans accounted for
  as investments in real estate (2)........       3,338        12,427             --
Impairment write-down (3)..................      (4,515)         (704)        (2,817)
                                              ---------     ---------      ---------
                                              $   5,581     $  27,579      $     820
                                              =========     =========      =========

(1) The decrease in operating income from our investments in real estate during 2001 is primarily due to sales of properties during 2000, most of which we acquired in connection with our acquisition of OAC in October 1999.

(2) The decline in equity in earnings related to certain loans we account for as investments in real estate during 2001 is primarily due to the repayment of loans during 2000, which generated significant resolution gains, and an increase in our non-performing loans in 2001.

(3) Write-downs we recorded during 2001 consisted of $1,471 on our investment in a shopping center in Bradenton, and $2,225 on our investment in three assisted living facilities. See "Changes in Financial Condition - Investments in Real Estate" and "Changes in Financial Condition - Real Estate Held for Sale."

      Amortization of Excess of Net Assets Acquired over Purchase Price. The amortization of excess of net assets acquired over purchase price resulted from our acquisition of OAC on October 7, 1999. Our acquisition resulted in an excess of net assets acquired over the purchase price of $60,042, which we amortize on a straight-line basis. Effective October 1, 2000, we reduced the amortization period

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

from 60 months to 39 months as a result of an acceleration of projected sale dates for the acquired assets. This reduction in amortization period accounts for the increase in amortization during 2001 as compared to 2000. The unamortized balance of the excess of net assets acquired over purchase price at December 31, 2001 was $18,133, as compared to $36,665 at December 31, 2000. On January 1, 2002, upon adoption of Statement of Financial Accounting Standard ("SFAS") No. 141 and No. 142, we reversed the unamortized balance to income as the effect of a change in accounting principle as required by these statements. See Note 1 and Note 2 to our Consolidated Financial Statements (which is incorporated herein by reference).

      Other Income. See Note 27 to our Consolidated Financial Statements (which is incorporated herein by reference) for a disclosure of the components of other income for 2001, 2000 and 1999. The increase in other income during 2001 as compared to 2000 was primarily due to consulting revenues generated by our joint venture in Jamaica and real estate commission income generated from the sale of our real estate owned properties during 2001. Other income for 1999 included $12,896 of brokerage commissions earned by Ocwen UK prior to its sale on September 30, 1999.

      Non-Interest Expense. The following table sets forth the principal components of our non-interest expense during the years indicated:

                                                   2001       2000       1999
                                                 --------   --------   --------
Compensation and employee benefits.............  $ 84,914   $ 83,086   $102,173
Occupancy and equipment........................    11,577     12,005     18,501
Technology and communication costs.............    26,768     23,876     20,957
Loan expenses..................................    15,811     13,051     12,618
Net operating losses on certain affordable
  housing properties...........................    16,580      9,931      6,291
Amortization of excess of purchase price over
  net assets acquired..........................     3,112      3,124      4,448
Professional services and regulatory fees......    14,749     12,829     13,992
Other operating expenses.......................     8,935     12,107     16,088
                                                 --------   --------   --------
                                                 $182,446   $170,009   $195,068
                                                 ========   ========   ========

      Compensation and Employee Benefits. The following table presents the principal components of compensation and benefits we incurred for the years indicated:

                                                   2001       2000       1999
                                                 --------   --------   --------
Salaries (1)...................................  $ 58,012   $ 58,580   $ 73,713
Bonuses (2)....................................     9,544      8,876      4,104
Payroll taxes..................................     4,763      4,834      4,789
Commissions....................................     3,541      3,957      4,739
Insurance......................................     2,682      2,736      2,338
Severance......................................     1,701        778        689
Contract programmers...........................     1,539      4,772      5,239
Relocation.....................................     1,049      1,165      1,875
Long-term incentive plan (3)...................        --     (6,012)     3,645
Other..........................................     2,083      3,400      1,042
                                                 --------   --------   --------
                                                   84,914     83,086    102,173
Adjusted for:
  Exclusion of Ocwen UK........................        --         --    (16,520)
  Exclusion of OFS.............................        --         --     (6,174)
  Suspension of long-term incentive plan (3)...        --      6,012     (3,645)
  Reversal of stock option accrual (4).........        --         --      2,248
                                                 --------   --------   --------
                                                 $ 84,914   $ 89,098   $ 78,082
                                                 ========   ========   ========

(1)   Salaries includes fees paid for the services of temporary employees.

(2) Bonus expense for 2001 and 2000 included $568 and $572, respectively, related to stock options we granted to employees at an exercise price below fair market value.

(3) We suspended our long-term incentive plan in the first quarter of 2000 and reversed the related accrual at that time.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

(4) In 1999 we decided to grant stock options for services provided in 1999 and 1998 at an exercise price equal to fair market value, thereby not recognizing any bonus expense attributable to stock options for those years. We reversed the accrual related to 1998 in 1999 at the time of our decision.

      The average number of our full-time employees increased to 1,536 during 2001 as compared to 1,288 during 2000. At December 31, 2001 we had 258 employees in our Bangalore, India office as we continue our globalization initiative to reduce labor costs while maintaining the highly skilled level of our employees. Our plans for 2002 call for a significant increase in the number of our India employees. As indicated in the table above, excluding the reversal of our long-term incentive plan accrual in 2000, our compensation and employee benefits expense declined in 2001. This decline in compensation and employee benefits expense resulted primarily from a reduction in contract programmers assisting with the implementation of our residential loan servicing system, which was completed in January 2001.

      The decline in compensation and employee benefits for 2000 as compared to 1999 was largely a result of our sale of Ocwen UK and our closing of our domestic subprime lending operations at OFS. As indicated in the table above, excluding Ocwen UK, OFS and the long-term incentive plan, our compensation and employee benefits increased during 2000. This increase reflects an increase in the average number of our full-time employees (excluding Ocwen UK and OFS) from 1,155 to 1,288 between 1999 and 2000, respectively, and reductions in the stock option component of bonus expense during 1999 as indicated in the table above.

      Occupancy and Equipment. Occupancy and equipment costs consist principally of rents, depreciation, mail and delivery expense and other costs of our office operations. Excluding Ocwen UK and OFS, occupancy and equipment expense decreased $793 during 2000.

      Technology and Communication Costs. Technology and communication costs consist primarily of depreciation on our computer hardware and software, technology-related consulting fees (primarily OTX), imaging and telephone expense. Technology costs for 2001 included $4,620 of one-time expenses comprised primarily of a $3,185 payment related to the acquisition of an OTX subsidiary in 1997. Excluding Ocwen UK and OFS, technology and communication costs increased by $4,907 in 2000. These increases were primarily due to increased consulting fees incurred at OTX. Additionally, OTX capitalized $2,645 of consulting fees as software development costs during 1999.

      Net Operating Losses on Certain Affordable Housing Properties. Net operating losses we recorded on investments in certain affordable housing properties have increased during 2001 and 2000 principally because of impairment charges we recorded in the amount of $15,587 and $6,448, respectively, for expected losses on the sale of properties. Partially offsetting the increase in impairment charges were declines in operating losses as a result of sales. See "Changes in Financial Condition - Affordable Housing Properties."

      Amortization of Excess of Purchase Price Over Net Assets Acquired ("Goodwill"). Goodwill amortization we recognized during 2001, 2000 and 1999 related entirely to OTX. Amortization in 1999 included a charge of $3,367 reflecting the impact of our reduction in the estimated useful life of the goodwill. In accordance with the provisions of SFAS No. 142, which we adopted on January 1, 2002, the remaining balance of our goodwill will no longer be amortized beginning in 2002. However, our goodwill will be tested annually for impairment. See Note 1 to our consolidated financial statements (which is incorporated herein by reference).

      Loan Expenses. Excluding Ocwen UK and OFS, loan expenses increased $5,110 during 2000. The increase in loan expenses during 2000 was due primarily to an increase in appraisal fees in connection with property valuation services we provided through ORA.

      Professional Services and Regulatory Fees. Professional services and regulatory fees are primarily comprised of non-technology related consulting fees, legal and audit fees and FDIC insurance. The increase in 2001 is primarily due to a $1,651 increase in FDIC insurance. The decline in professional services and regulatory fees during 2000 is principally related to Ocwen UK and OFS. Excluding Ocwen UK and OFS, professional services and regulatory fees increased by $254 in 2000 as compared to 1999.

      Other Operating Expenses. Other operating expenses include travel costs, acquisition expenses, marketing costs, and amortization of deferred costs. Excluding Ocwen UK and OFS, other operating expenses increased $4,328 during 2000. The increase in 2000 was largely due to increased marketing costs we incurred at OTX and our recognition of $1,355 of previously deferred expenses related to the sale of affordable housing properties. See Note 28 to our Consolidated Financial Statements (which is incorporated herein by reference) for a disclosure of the components of other operating expenses for 2001, 2000 and 1999.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      Distributions on Company Obligated, Mandatorily Redeemable Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company. Cash distributions on our Capital Securities are payable semi-annually in arrears on February 1 and August 1 of each year at an annual rate of 10.875%. We recorded $7,132, $11,380, and $13,111 of distributions to holders of the Capital Securities during 2001, 2000 and 1999, respectively. The decline in distributions is the result of repurchases we made during 2000 and 1999. See
Note 19 to our Consolidated Financial Statements (which is incorporated herein by reference) and "Changes in Financial Condition - Company-Obligated, Mandatorily Redeemable Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company."

      Equity in Earnings (Losses) of Investments in Unconsolidated Entities. The following table sets forth earnings (losses) earned from our investments in unconsolidated entities for the years indicated:

                                                2001        2000        1999
                                              --------    --------    --------
Kensington (1)............................    $     --    $ (5,280)   $ (9,154)
OAC (2)...................................          --          --      (1,809)
OPLP (2)..................................          --          --      (1,797)
Other.....................................         304          31         144
                                              --------    --------    --------
                                              $    304    $ (5,249)   $(12,616)
                                              ========    ========    ========

(1)   We sold our 38.7% investment in Kensington on November 22, 2000.

(2) Before our acquisition of OAC in October 1999, we accounted for our investments in OAC and OPLP using the equity method.

      Income Tax Expense (Benefit). The following table provides details of our income tax expense (benefit) and effective tax rates for the years indicated:

                                                                                         2001           2000           1999
                                                                                     -----------    -----------    -----------
Income tax expense (benefit) on loss before taxes and extraordinary gain (1).....    $   (24,761)   $    (9,543)   $       108
Provision for valuation allowance on current year's deferred tax asset (1).......         23,348             --             --
Provision for valuation allowance on prior year's deferred tax asset.............         83,000         17,500          2,500
                                                                                     -----------    -----------    -----------
    Income tax expense...........................................................         81,587          7,957          2,608
Income tax expense on extraordinary gain (1).....................................          1,413         10,990          1,491
                                                                                     -----------    -----------    -----------
Total income tax expense.........................................................    $    83,000    $    18,947    $     4,099
                                                                                     ===========    ===========    ===========

(1) Net of the provision to increase the valuation allowance on current year's deferred tax asset, we did not record income tax expense or benefit for 2001. The income tax benefit we recorded on the loss before income taxes and extraordinary gain was entirely offset by the provision to increase the current year's valuation allowance and the income tax expense on extraordinary gains.

      For 2001, 2000 and 1999 our effective tax rate before the provision for the deferred tax valuation allowance was 54.9%, 6.8% and 6.9%, respectively, and reflected tax credits of $2,078, $2,577 and $18,242, respectively, resulting from our investment in affordable housing properties.

      The provision for deferred tax asset valuation allowance is a non-cash charge we recorded to increase the aggregate valuation allowance to $165,221 at December 31, 2001 based on our estimate under the applicable accounting rules of the amount of the deferred tax asset that we are more likely than not to realize.

      See Note 22 to our Consolidated Financial Statements (which is incorporated herein by reference) and "Changes in Financial Condition - Affordable Housing Properties."

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      Extraordinary Gain on Repurchase of Debt, Net of Taxes. The following table sets forth the components of the extraordinary gains resulting from our repurchase of our debt securities during the years indicated:

                                                      2001        2000        1999
                                                    --------    --------    --------
10.875% Capital Securities due August 1, 2027:
  Face amount repurchased.........................  $ 18,371    $ 30,470    $ 15,000
                                                    ========    ========    ========
  Extraordinary gain..............................     3,723      11,739       5,547
  Income taxes....................................    (1,378)     (4,343)       (977)
                                                    --------    --------    --------
   Net extraordinary gain.........................  $  2,345    $  7,396    $  4,570
                                                    ========    ========    ========

11.875% Notes due October 1, 2003:
  Face amount repurchased.........................  $ 13,025    $  3,800    $ 21,150
                                                    ========    ========    ========
  Extraordinary gain..............................        52         439       1,322
  Income taxes....................................       (35)       (163)       (232)
                                                    --------    --------    --------
   Net extraordinary gain.........................  $     17    $    276    $  1,090
                                                    ========    ========    ========

11.5% Redeemable Notes due July 1, 2005:
  Face amount repurchased.........................  $     --    $142,955    $     --
                                                    ========    ========    ========
  Extraordinary gain..............................        --      17,525          --
  Income taxes....................................        --      (6,484)         --
                                                    --------    --------    --------
   Net extraordinary gain.........................  $     --    $ 11,041    $     --
                                                    ========    ========    ========

12.00% Subordinated Debentures due June 15, 2005:
  Face amount repurchased.........................  $     --    $     --    $ 33,000
                                                    ========    ========    ========
  Extraordinary gain..............................        --          --       1,605
  Income taxes....................................        --          --        (282)
                                                    --------    --------    --------
   Net extraordinary gain.........................  $     --    $     --    $  1,323
                                                    ========    ========    ========

Total debt repurchases:
  Face amount repurchased.........................  $ 31,396    $177,225    $ 69,150
                                                    ========    ========    ========
  Extraordinary gain..............................     3,775      29,703       8,474
  Income taxes....................................    (1,413)    (10,990)     (1,491)
                                                    --------    --------    --------
   Net extraordinary gain.........................  $  2,362    $ 18,713    $  6,983
                                                    ========    ========    ========

      See "Changes in Financial Condition - Notes, Debentures and Other Interest-Bearing Obligations" and "Company Obligated, Mandatorily Redeemable Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company" and Note 18 and Note 19 to our Consolidated Financial Statements (which are incorporated herein by reference).

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

Changes in Financial Condition

      Trading Securities. The following table sets forth the fair value of our trading securities at the dates indicated:

                                                                  December 31,  December 31,
                                                                      2001          2000
                                                                  -----------   -----------
   Mortgage-related securities:
     Collateralized mortgage obligations (AAA-rated) (1).......   $   161,191   $   277,595
                                                                  ===========   ===========
     Subordinates and residuals (2):
      Single family residential:
        BB-rated subordinates .................................   $       625   $     4,563
        B-rated subordinates ..................................           799         2,911
        Unrated subordinates ..................................         1,008         9,361
        Unrated subprime residuals ............................        60,049        93,176
                                                                  -----------   -----------
                                                                       62,481       110,011
      Multi-family residential and commercial unrated
        subordinates ..........................................         2,577         2,636
                                                                  -----------   -----------
                                                                  $    65,058   $   112,647
                                                                  ===========   ===========

(1) During the year ended December 31, 2001, our CMO trading securities declined $116,404. This decline was primarily due to $187,113 of maturities and principal repayments and $116,715 of sales, offset in part by purchases of $188,432.

(2) During the year ended December 31, 2001, our subordinate, residual and other trading securities declined by $47,589. This decline was primarily due to $10,721 of maturities and principal repayments, $31,683 of sales and $7,416 of net premium amortization.

      On September 30, 2000, we reclassified our portfolio of securities available for sale to trading.

      CMOs are like traditional debt instruments because they have stated principal amounts and traditionally defined interest-rate terms. During 1999 and prior years, we generally retained subordinate and residual securities related to our securitizations of loans. Subordinate and residual interests in mortgage-related securities provide credit support to the more senior classes of the mortgage-related securities. Principal from the underlying mortgage loans generally is allocated first to the senior classes, with the most senior class having a priority right to the cash flow from the mortgage loans until its payment requirements are satisfied. To the extent that there are defaults and unrecoverable losses on the underlying mortgage loans, resulting in reduced cash flows, the most subordinate security will be the first to bear this loss. Because subordinate and residual interests generally have no credit support, to the extent there are realized losses on the mortgage loans comprising the mortgage collateral for such securities, we may not recover the full amount or, indeed, any of our initial investment in such subordinate and residual interests. Historically, we generally retained the most subordinate classes of the securities from the securitization and therefore will be the first to bear any credit losses.

      Subordinate and residual and securities at December 31, 2001 and 2000 included retained interests with a fair value of $25,274 and $43,016, respectively, from securitizations of loans completed by us during 1999 and prior years. We determine the present value of estimated cash flows utilizing valuation assumptions appropriate for each particular transaction. The significant valuation assumptions have included the estimated prepayment speeds and the estimated credit losses related to the underlying mortgages. In order to determine the present value of this estimated excess cash flow, we currently apply a discount rate of 9.78% to 25.00% to the projected cash flows on the unrated classes of securities. The annual prepayment rate of the securitized loans is a function of full and partial prepayments and defaults. We make assumptions as to the prepayment rates of the underlying loans, which we believe are reasonable, in estimating fair values of the subordinate securities and residual securities retained. During 2001, we utilized proprietary prepayment curves (reaching an approximate range of annualized rates of 14.55% - 40.22%). During 2001, we estimated annual losses of between 0.76% and 5.26% of the unpaid principal balance of the underlying loans. See Note 4 to our Consolidated Financial Statements (which is incorporated herein by reference) for additional disclosures regarding retained interests.

      Subordinate and residual interests are affected by the rate and timing of payments of principal (including prepayments, repurchase, defaults and liquidations) on the mortgage loans underlying a series of mortgage-related securities. The rate of principal payments may vary significantly over time depending on a variety of factors, such as the level of prevailing mortgage loan interest rates and economic, demographic, tax, legal and other factors. Prepayments on the mortgage loans underlying a series of mortgage-related

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

securities are generally allocated to the more senior classes of mortgage-related securities. Although in the absence of defaults or interest shortfalls all subordinates receive interest, amounts otherwise allocable to residuals generally are used to make payments on more senior classes or to fund a reserve account for the protection of senior classes until overcollateralization or the balance in the reserve account reaches a specified level. For residual interests in residential mortgage-backed securities, over-collaterization is the amount by which the collateral balance exceeds the sum of the bond principal amounts. Over-collaterization is achieved by applying monthly a portion of the interest payments of the underlying mortgages toward the reduction of the class certificate principal amounts, causing them to amortize more rapidly than the aggregate loan balance. Over-collaterization represents the first tier of loss protection afforded to the non-residual holders. To the extent not consumed by losses on more highly rated bonds, over-collaterization is remitted to the residual holders. In periods of declining interest rates, rates of prepayments on mortgage loans generally increase, and if the rate of prepayments is faster than anticipated, then the yield on subordinates will be positively affected and the yield on residuals will be negatively affected.

      We periodically assess the carrying value of our subordinate securities and residual securities retained. There can be no assurance that our estimates used to determine the value of subordinate securities and residual securities retained will remain appropriate for the life of each securitization. If actual loan prepayments or defaults exceed our estimates, the carrying value of our subordinate securities and residual securities retained may be decreased during the period in which we recognized the disparity. During 2000, and before our transfer of securities available for sale to trading, we recorded $11,597 of impairment charges on our portfolio of subordinate and residual securities as a result of declines in value that we deemed to be "other- than- temporary."

      The following table presents information regarding our trading subordinate and residual securities summarized by classification and rating at December 31, 2001:

                                                                Anticipated   Anticipated
                                                                 Yield to      Yield to               Anticipated
                                                                 Maturity      Maturity                Weighted
                                                     Percent        at            at                    Average     Prospective
                                                     Owned by    Purchase      12/31/01                Remaining     Yield at
Rating/Description (1)                   Fair Value    Ocwen        (2)           (3)       Coupon     Life (4)    12/31/01 (5)
-------------------------------------    ----------  --------   -----------   -----------   ------    -----------  ------------
Single-family residential:
    BB-rated subordinates............    $     625    100.00%       16.87%       5.54%       6.93%        2.53       70.47%
    B-rated subordinates.............          799    100.00        17.49       28.22        7.31         1.95       66.53
    Unrated subordinates.............        1,008     97.50        15.50       15.82        7.97         0.39       49.42
    Unrated subprime residuals.......       60,049    100.00        18.66        6.41         N/A         5.35       21.85
                                         ---------
                                            62,481
Commercial:
    Unrated subordinates.............        2,577     25.00        22.15        12.10        N/A         1.35       14.06
                                         ---------
                                         $  65,058
                                         =========

(1) Refers to the credit rating designated by the rating agency for each securitization transaction. Classes designated "A" have a superior claim on payment to those rated "B", which are superior to those rated "C." Additionally, multiple letters have a superior claim to designations with fewer letters. Thus, for example, "BBB" is superior to "BB," which in turn is superior to "B." The lower class designations in any securitization will receive interest payments after senior classes and will experience losses before any senior class. The lowest potential class designation is unrated which, if included in a securitization, will always receive interest last and experience losses first.

(2) Represents the effective yield from inception to maturity based on the purchase price and anticipated future cash flows under pricing assumptions.

(3) Represents the effective yield based on the purchase price, actual cash flows received from inception until the respective date, and the then current estimate of future cash flows under the assumptions at the respective date. Changes in the December 31, 2001 anticipated yield to maturity from that originally anticipated are primarily the result of changes in prepayment assumptions and loss assumptions.

(4) Represents the weighted average life based on the December 31, 2001 book value.

(5) Represents the effective yield based on the book value of the investment and the then current estimate of the future cash flows under assumptions at the respective date. Prospective yields are considerably higher than the anticipated yield to maturity because book values include impairments recorded on the securities when they were classified as available for sale.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      The following table sets forth the principal amount of mortgage loans by the geographic location of the property securing the mortgages that underlie our trading subordinate and residual securities at December 31, 2001:

Description                       California       U.K.        Florida       New York     New Jersey     Other (1)       Total
-------------------------------   ----------    ----------    ----------    ----------    ----------    ----------    ----------
Single family residential .....   $  211,099    $  112,052    $  107,561    $   67,478    $   61,631    $  599,058    $1,158,879
Commercial ....................       18,842            --            --            --            --        43,714        62,556
Multi-family ..................          450            --            21         4,029           930         2,685         8,115
                                  ----------    ----------    ----------    ----------    ----------    ----------    ----------
Total .........................   $  230,391    $  112,052    $  107,582    $   71,507    $   62,561    $  645,457    $1,229,550
                                  ==========    ==========    ==========    ==========    ==========    ==========    ==========

Percentage (2) ................        18.74%         9.11%         8.75%         5.82%         5.09%        52.49%       100.00%
                                  ==========    ==========    ==========    ==========    ==========    ==========    ==========

(1) Consists of properties located in 46 other states, none of which aggregated over $46,844 in any one state.

(2) Based on a percentage of the total unpaid principal balance of the underlying loans.

      See Note 1 and Note 4 to our Consolidated Financial Statements (which is incorporated herein by reference).

      Loans Available for Sale. Our loans available for sale are comprised primarily of subprime single family residential loans and are carried at the lower of cost or aggregate market value. The decline in our loans available for sale during 2001, 2000 and 1999 primarily reflects our closure of the domestic subprime origination business in 1999 and our sale of Ocwen UK, also in 1999.

      Activity in Loans Available for Sale. The following table sets forth the activity in our net loans available for sale during the periods indicated:

                                                                           Year Ended December 31,
                                                 ---------------------------------------------------------------------------
                                                     2001            2000            1999           1998            1997
                                                 ------------    ------------    ------------    ------------   ------------
Balance at beginning of period...............    $     10,610    $     45,213    $    177,847    $    177,041   $    126,366
                                                 ------------    ------------    ------------    ------------   ------------
Purchases (1)................................              --              --          47,129         795,053        278,081
Originations (2).............................              --              --         728,509         959,105        316,101
Sales (3) (4)................................          (7,702)        (24,774)       (865,959)     (1,658,773)      (501,079)
Decrease (increase) in lower of cost or
   market valuation allowance................             478           1,625           1,282          (4,064)        (1,034)
Loans transferred (to)/from loan portfolio...                              --              --              --        (13,674)
Principal repayments, net of capitalized
   interest..................................          (2,076)         (6,785)        (30,314)        (82,728)       (22,151)
Transfer to real estate owned................            (270)         (4,669)        (13,281)         (7,787)        (5,569)
                                                 ------------    ------------    ------------    ------------   ------------
Net (decrease) increase in loans.............          (9,570)        (34,603)       (132,634)            806         50,675
                                                 ------------    ------------    ------------    ------------   ------------
Balance at end of period.....................    $      1,040    $     10,610    $     45,213    $    177,847   $    177,041
                                                 ============    ============    ============    ============   ============

(1) Included $292,848 we purchased during 1998 from the U.S. operations of Cityscape Financial Corp. and $421,188 we purchased from the UK operations of Cityscape Financial Corp.

(2) Included approximately $509,800 and $254,300 originated by Ocwen UK during 1999 and 1998, respectively.

(3)   Included $297,469 related to our sale of Ocwen UK on September 30, 1999.

(4) Included securitizations of domestic and foreign subprime single family residential loans by us during 1999 and prior years. See "Results of Operations - Non-Interest Income."

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      Real Estate Held for Sale. Our real estate held for sale consisted of the following at the dates indicated:

                                                       December 31,
                                           ------------------------------------
                                              2001         2000         1999
                                           ----------   ----------   ----------
Shopping centers (1).....................  $       --   $   22,670   $       --
Assisted living facilities (2)...........      13,418           --           --
                                           ----------   ----------   ----------
                                           $   13,418   $   22,670   $       --
                                           ==========   ==========   ==========

(1) During the fourth quarter of 2001, we transferred our shopping center in Bradenton, Florida to held for investment after the contract to sell the property was terminated. We recorded impairment charges of $1,471 on this property during the second quarter of 2001. During the first quarter of 2001, we sold another shopping center located in Havre, Montana, which had a carrying value of $1,034, for no gain.

(2) We transferred three assisted living facilities from held for investment during the third quarter of 2001. We recorded impairment charges of $2,225 on these properties at the time of transfer based on anticipated sales proceeds.

      See "Changes in Financial Condition - Investments in Real Estate" and Note 9 to our Consolidated Financial Statements (which is incorporated herein by reference).

      Investment in Real Estate. Our investment in real estate consisted of the following at the dates indicated:

                                                           December 31,
                                                 ------------------------------
                                                   2001       2000       1999
                                                 --------   --------   --------
Properties held for investment:
  Office buildings.............................  $ 32,132   $ 32,112   $202,607
  Retail.......................................    29,637      9,515     33,224
  Building improvements........................    17,513     11,346     17,590
  Tenant improvements and lease commissions....     4,537      1,744      8,150
  Furniture and fixtures.......................        52         52         44
                                                 --------   --------   --------
                                                   83,871     54,769    261,615
  Accumulated depreciation.....................    (5,327)    (2,359)    (9,011)
                                                 --------   --------   --------
                                                   78,544     52,410    252,604
                                                 --------   --------   --------
Loans accounted for as investments in real
 estate:
  Multi-family residential.....................        --         97         --
  Nonresidential...............................    30,436     45,689         --
                                                 --------   --------   --------
                                                   30,436     45,786         --
                                                 --------   --------   --------
Properties held for lease:
  Land and land improvements                           --      1,256      1,256
  Building.....................................        --     15,641     14,629
  Accumulated depreciation.....................        --       (855)      (248)
                                                 --------   --------   --------
                                                       --     16,042     15,637
                                                 --------   --------   --------

Investment in real estate partnerships.........     7,916      8,523         --
                                                 --------   --------   --------
                                                 $116,896   $122,761   $268,241
                                                 ========   ========   ========

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      Properties Held for Investment. These properties were acquired by us as a result of our acquisition of OAC. The increase in our investment during 2001 was due primarily to capitalized improvements and the transfer of our shopping center in Bradenton, Florida from held for sale. The decline in our investment during 2000 was due to sales and the transfer of properties from held for investment to held for sale. Our properties held for investment at December 31, 2001 were comprised of the following:

     Date                                                                                              %
   Acquired              Property                 Location         Square Feet     Property Type     Leased    Carrying Value
---------------  -------------------------  ---------------------  -------------  ---------------  ----------  --------------
07/22/98         841 Prudential Drive (1)   Jacksonville, FL           550,000    Office Bldg.        95.6%      $     41,937
04/09/98         7075 Bayers Road (2)       Halifax, Nova Scotia       402,529    Shopping Ctr.       66.9             20,675
11/10/97         905-1205 Cortez Road (3)   Bradenton, FL              290,673    Shopping Ctr.       93.9             21,259

                                                                         Accumulated depreciation                      (5,327)
                                                                                                                 ------------
                                                                                                                 $     78,544

(1) In July 1998, OAC purchased the Prudential Building, a 22-story office building located in the central business district of Jacksonville, Florida. OAC funded the purchase with cash on hand and advances from a line of credit. Simultaneously with this closing, OAC also leased 98% of the building back to the Prudential Insurance Co. of America for a term expiring July 31, 2002 and sold two adjacent parking areas to a neighboring hospital. Aetna U.S. Healthcare has executed a 7-year lease, commencing on August 1, 2002, for approximately 297,000 square feet. This lease is contingent upon, among other factors, the construction and completion of an 1,100 space parking garage before the commencement date.

(2) In April 1998, OAC acquired the Bayers Road Shopping Centre. OAC acquired the property by foreclosure on the loans secured by the property, which OAC acquired at a discount in September 1997. The property consists primarily of retail space but also includes some office space and storage space. The original buildings were built in 1956 and were enclosed and expanded in several phases between 1971 and 1987. We currently are implementing a renovation plan to establish the second level as a community shopping center anchored by value-oriented retailers while filling the lower level with service providers, discount retailers and entertainment uses. The third level will remain office space.

(3) In November 1997, OAC purchased Cortez Plaza, a shopping center located in a suburb of Tampa, Florida. This property was built in 1956 and renovated in 1988. In a separate transaction, OAC simultaneously purchased the fee simple title to a large portion of the shopping center that had been subject to a ground lease.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      The following table sets forth a summary schedule of the total lease expirations for our investments in real estate for leases in place as of December 31, 2001, assuming that none of our tenants exercise renewal options or termination rights, if any, at or before the scheduled expirations.

                                                           Percentage of                       Average Base     Percentage of
                                                             Aggregate         Annualized        Rent per         Aggregate
                        Number of       Square Footage       Portfolio        Base Rent of    Square Foot of      Portfolio
  Year of Lease          Leases          of Expiring       Leased Square        Expiring         Expiring      Annualized Base
  Expiration (1)        Expiring            Leases             Feet            Leases (2)       Leases (3)          Rent
-----------------  -----------------  -----------------  -----------------  ----------------  ---------------  ---------------
       2002                 14                504,409             51.06            4,422              8.77           63.14
       2003                  9                 17,361              1.76               98              5.66            1.40
       2004                  9                 28,920              2.93              332             11.48            4.74
       2005                 18                 61,843              6.26              226              3.66            3.23
       2006                  9                106,627             10.79              473              4.43            6.75
       2007                  4                 32,540              3.29              211              6.48            3.01
       2008                  6                 67,868              6.87              326              4.80            4.65
       2009                  1                  3,409              0.35               40             11.65            0.57
       2010                  9                 51,845              5.25              175              3.37            2.49
       2011                  1                 11,791              1.19               19              1.67            0.28
    Thereafter               4                101,257             10.25              682              6.74            9.74
                         -----            -----------        ----------        ---------                          --------
                            84                987,870            100.00%       $   7,004                            100.00%
                         =====            ===========        ==========        =========                          ========

(1)   Lease year runs from January 1 to December 31 for all years.

(2) Annualized base rent is calculated based on the amount of rent scheduled from January 1 of the listed year to the lease expiration.

(3) Average base rent per square foot is calculated using the annualized base rent divided by the square footage.

      We regularly engage in negotiations with existing tenants to extend leases due to expire as well as to enter into new leases with other interested parties. Square footage involved in such negotiations may vary from a small sub-tenancy to substantially all the available space at any given property.

      Non-cancellable operating leases with our tenants expire on various dates through 2012. The future minimum rental income (base rent) we expect to receive under leases existing as of December 31, 2001, is as follows:

2002...............................................................    $ 8,528
2003...............................................................      4,313
2004...............................................................      3,799
2005...............................................................      3,211
2006...............................................................      3,577
Thereafter.........................................................      8,756
                                                                       -------
                                                                       $32,184

      Loans Accounted for as Investments in Real Estate. We acquired certain acquisition, development and construction loans in January 2000 in which we participate in the expected residual profits of the underlying real estate, and where the borrower has not contributed substantial equity to the project. As such, we account for these loans under the equity method of accounting as though we have an investment in a real estate limited partnership. The decline in our investment during 2001 is due primarily to repayments of loans.

      Properties Held for Lease. During the third quarter of 2001, we recorded an impairment charge of $2,225 on our three assisted living facilities based on anticipated sales proceeds and transferred our investment to real estate held for sale.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      Investment in Real Estate Partnerships. Consists of interests in four limited partnerships operating as real estate ventures, consisting of multi-family type properties. During 1999, we recognized an impairment charge of $2,817 on our investment in a nonresidential real estate venture, which reduced the carrying value to $0.

      See "Changes in Financial Condition - Real Estate Held for Sale" and Note 10 to our Consolidated Financial Statements (which is incorporated herein by reference).

      Affordable Housing Properties. We have invested in multi-family residential projects which have been allocated low-income housing tax credits under Section 42 of the Internal Revenue Code of 1986, as amended, by a state tax credit allocating agency. The carrying values of our affordable housing investments are as follows at the dates indicated:

                                                                                                   December 31,
                                                                                      --------------------------------------
                                                                                         2001          2000          1999
                                                                                      ----------    ----------    ----------
Investments solely as a limited partner made prior to May 18, 1995..................  $   21,768    $   53,399    $   17,327
Investments solely as a limited partner made on or after May 18, 1995...............       6,838        15,185        59,541
Investments both as a limited and, through subsidiaries, as a general partner.......      73,463        74,228        74,121
                                                                                      ----------    ----------    ----------
     Total .........................................................................  $  102,069    $  142,812    $  150,989
                                                                                      ==========    ==========    ==========

      The decline in the balances during 2001 and 2000 was due to sales of projects with a book value of approximately $38,000 and impairment charges of $15,587, offset by additional investments in projects under construction of approximately $18,000. During 2000, we entered into agreements to sell twenty-five of our affordable housing properties, together with the related tax credits. Although these agreements resulted in the transfer of tax credits and operating results for these properties to the purchaser, they did not qualify as sales for accounting purposes due to insufficient cash received and contingencies with respect to potential repurchase requirements. As a result, we have valued them at the lower of cost or fair value less disposal costs. At December 31, 2001 and 2000, our investments in affordable housing properties included $54,688 and $93,210, respectively, of properties subject to sales agreements that had not yet qualified as sales for accounting purposes. We recorded a charge to earnings during 2000 of $6,448 reflecting the expected net loss to be incurred upon completion of these transactions. During 2001, we recorded impairment charges of $15,587 on properties not subject to sales contracts to reflect their estimated net realizable values.

      We account for investments made on or after May 18, 1995, in which we invest solely as a limited partner, using the equity method in accordance with the consensus of the Emerging Issues Task Force as recorded in Issue Number 94-1. We account for limited partnership investments made prior to May 18, 1995, under the effective yield method as a reduction of income tax expense. We present investments both as a limited and, through a subsidiary, as general partner on a consolidated basis.

      See Note 12 to our Consolidated Financial Statements (which is incorporated herein by reference).

      Loan Portfolio, Net. Our net loan portfolio decreased during 2001, 2000 and 1999 reflecting the continuing payoff of multi-family and commercial loans following our decision in 1999 to cease origination of such loans, offset in part by our acquisition of loans acquired in 1999 in connection with our acquisition of OAC.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      Composition of Loan Portfolio. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated:

                                                                December 31,
                                         -------------------------------------------------------------
                                           2001         2000         1999         1998         1997
                                         ---------    ---------    ---------    ---------    ---------
Single family residential loans ......   $     400    $     848    $   4,334    $  30,361    $  46,226
                                         ---------    ---------    ---------    ---------    ---------
Multi-family residential loans:
   Permanent .........................         277        6,083       23,430       53,311       38,105
   Construction ......................      19,714       39,123       57,526       22,288       33,277
                                         ---------    ---------    ---------    ---------    ---------
     Total multi-family residential...      19,991       45,206       80,956       75,599       71,382
                                         ---------    ---------    ---------    ---------    ---------
Commercial real estate:
   Hotels:
     Permanent .......................          --           --           --       29,735       64,040
     Construction ....................      30,115       38,153       38,349        6,896       25,322
   Office buildings ..................      20,350       20,817       64,745       93,068       68,759
   Land ..............................          --            1        2,238        2,266        2,858
   Other .............................          --           --           --        6,762       16,094
                                         ---------    ---------    ---------    ---------    ---------
     Total commercial real estate.....      50,465       58,971      105,332      138,727      177,073
                                         ---------    ---------    ---------    ---------    ---------
Consumer .............................           9           48           82          132          244
                                         ---------    ---------    ---------    ---------    ---------
Unsecured ............................         200           --           --           --           --
                                         ---------    ---------    ---------    ---------    ---------
                                            71,065      105,073      190,704      244,819      294,925
Undisbursed loan funds ...............      (2,914)      (8,879)     (24,654)      (7,099)     (22,210)
Unamortized deferred fees ............         (29)        (372)      (1,383)      (2,480)      (2,721)
Allowance for loan losses ............      (3,197)      (2,408)      (7,259)      (4,928)      (3,695)
                                         ---------    ---------    ---------    ---------    ---------
                                         $  64,925    $  93,414    $ 157,408    $ 230,312    $ 266,299
                                         =========    =========    =========    =========    =========

      Contractual Principal Repayments. The following table sets forth certain information at December 31, 2001 regarding the dollar amount of loans maturing in our loan portfolio based on scheduled contractual amortization, as well as the dollar amount of loans which have fixed or adjustable interest rates. We report demand loans (loans having no stated schedule of repayments and no stated maturity) and overdrafts as due in one year or less. We have not reduced loan balances for (i) undisbursed loan proceeds, unearned fees and the allowance for loan losses or (ii) non-performing loans.

                                                                                Maturing in
                                              -------------------------------------------------------------------------------
                                                                  After         After Five
                                                                 One Year          Years
                                                   One         Through Five     Through Ten       After Ten
                                              Year or Less        Years            Years            Years            Total
                                              ------------     ------------     -----------      -----------      -----------
Single family residential loans..........      $        91      $        --     $        24      $       285      $       400
Multi-family residential loans...........           19,131               --             860               --           19,991
Commercial real estate and land loans....           50,465               --              --               --           50,465
Consumer and other loans.................                9               --              --              200              209
                                               -----------      -----------     -----------      -----------      -----------
                                               $    69,696      $        --     $       884      $       485      $    71,065
                                               ===========      ===========     ===========      ===========      ===========

Interest rate terms on amounts due:
   Fixed.................................      $    20,719      $        --     $       884      $       395      $    21,998
   Adjustable............................           48,977               --              --               90           49,067
                                               -----------      -----------     -----------      -----------      -----------
                                               $    69,696      $        --     $       884      $       485      $    71,065
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

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      Activity in the Loan Portfolio. The following table sets forth the activity in our net loan portfolio during the periods indicated:

                                                                              Year Ended December 31,
                                                      -----------------------------------------------------------------------
                                                         2001           2000           1999           1998           1997
                                                      -----------    -----------    -----------    -----------    -----------
Balance at beginning of period.....................   $    93,414    $   157,408    $   230,312    $   266,299    $   402,582
                                                      -----------    -----------    -----------    -----------    -----------
Originations and funded commitments:
   Single family residential loans.................            --            --             --              --          1,987
   Multi-family residential loans..................         5,109         36,165          3,692         56,657         16,799
   Commercial real estate loans....................        12,835          3,627         17,258        116,452         69,948
   Commercial non-mortgage and
     consumer loans................................           200             --             --             --          1,140
                                                      -----------    -----------    -----------    -----------    -----------
     Total loans originated (1)....................        18,144         39,792         20,950        173,109         89,874
                                                      -----------    -----------    -----------    -----------    -----------
Purchases:
   Single family residential loans.................            --             --          6,209             --             78
   Multi-family residential loans..................            --             --         45,285             --             --
   Commercial real estate loans....................            --             --         69,619             --             --
                                                      -----------    -----------    -----------    -----------    -----------
     Total loans purchased (2).....................            --             --        121,113             --             78
                                                      -----------    -----------    -----------    -----------    -----------
Sales..............................................       (23,288)       (32,959)       (53,197)            --         (2,346)
Loans transferred from available for sale..........            --             --             --             --         13,782
Principal repayments and other.....................       (28,618)       (89,591)      (138,530)      (222,668)      (306,916)
Transfer to real estate owned......................          (246)        (2,872)        (4,451)          (547)          (661)
Decrease (increase) in undisbursed loan funds......         5,965         15,774        (17,555)        15,111         67,630
Decrease in unamortized deferred fees..............           343          1,011          1,097            241          2,448
Decrease (increase) in allowance for loan losses...          (789)         4,851         (2,331)        (1,233)          (172)
                                                      -----------    -----------    -----------    -----------    -----------
Net (decrease) increase in loans...................       (28,489)       (63,994)       (72,904)       (35,987)      (136,283)
                                                      -----------    -----------    -----------    -----------    -----------
Balance at end of period...........................   $    64,925    $    93,414    $   157,408    $   230,312    $   266,299
                                                      ===========    ===========    ===========    ===========    ===========

(1) Originations in 2001 and 2000 represent loans made to facilitate sales of our own assets and fundings of construction loans we originated in prior years.

(2) Purchases during 1999 represent loans, including undisbursed loans, we acquired as a result of our acquisition of OAC.

      The following table sets forth certain information relating to our non-performing loans in our loan portfolio at the dates indicated:

                                                                                   December 31,
                                                        --------------------------------------------------------------------
                                                          2001           2000          1999           1998           1997
                                                        ---------      ---------     ---------      ---------      ---------
Non-performing loans:
 Single family residential loans.................       $      --      $     316     $     982      $   1,169      $   1,575
 Multi-family residential loans (1)..............          17,201         13,373        11,037          7,392          7,583
 Commercial real estate and other................               5          4,581        19,360            488             --
                                                        ---------      ---------     ---------      ---------      ---------
    Total........................................       $  17,206      $  18,270     $  31,379      $   9,049      $   9,158
                                                        =========      =========     =========      =========      =========

Non-performing loans as a percentage of:
 Total loans (2).................................          25.26%         19.07%        19.06%          3.85%          3.39%
 Total assets....................................           1.01%          0.81%         0.96%          0.27%          0.30%

Allowance for loan losses as a percentage of:
    Total loans (2)..............................           4.69%          2.51%         4.41%          2.09%          1.37%
    Non-performing loans.........................          18.58%         13.18%        23.13%         54.46%         40.35%

(1) Non-performing multi-family residential loans at December 31, 2001 were comprised of 3 loans, all of which management believes are adequately collateralized and reserved.

(2) Total loans is net of undisbursed loan proceeds and unamortized deferred fees.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      See Note 5 to our Consolidated Financial Statements (which is incorporated herein for reference).

      Discount Loan Portfolio, Net. Our discount loan portfolio has decreased during 2001, 2000 and 1999. Resolutions and repayments, loans transferred to real estate owned and sales more than offset acquisitions during those years. We have not acquired any discount loans since 2000. Substantially all of our discount loan portfolio is secured by first mortgage liens on real estate.

      Composition of the Discount Loan Portfolio. The following table sets forth the composition of our discount loan portfolio by type of loan at the dates indicated:

                                                                              December 31,
                                           ----------------------------------------------------------------------------------
                                               2001              2000             1999              1998             1997
                                           ------------      ------------     ------------      ------------     ------------
Principal balance:
   Single family residential loans....     $     56,699      $    289,883     $    597,719      $    597,100     $    900,817
                                           ------------      ------------     ------------      ------------     ------------
   Multi-family residential loans.....           13,328           105,591          191,971           244,172          191,302
                                           ------------      ------------     ------------      ------------     ------------
   Commercial real estate loans:
     Office buildings.................           43,913            77,608           97,784           154,063          363,681
     Hotels...........................              911            63,967           75,095           100,407           98,907
     Retail properties................           47,492            85,924          105,247            21,230          106,755
     Other properties.................              607            36,511           87,148           173,310          131,692
                                           ------------      ------------     ------------      ------------     ------------
                                                 92,923           264,010          365,274           449,010          701,035
                                           ------------      ------------     ------------      ------------     ------------
   Other loans (1)....................           10,337            17,188           21,615            10,144            1,865
                                           ------------      ------------     ------------      ------------     ------------
                                                173,287           676,672        1,176,579         1,300,426        1,795,019
                                           ------------      ------------     ------------      ------------     ------------
Unaccreted discount:
   Single family residential loans....          (16,460)          (74,184)        (147,630)         (161,650)        (170,743)
   Multi-family residential loans.....             (650)           (5,176)         (37,981)          (20,795)         (45,944)
   Commercial real estate loans.......          (19,296)          (40,413)         (57,604)          (69,747)        (120,457)
   Other loans........................               --                --             (954)             (321)            (206)
                                          -------------     -------------    -------------     -------------    -------------
                                                (36,406)         (119,773)        (244,169)         (252,513)        (337,350)
                                          -------------     -------------    -------------     -------------    -------------
                                                136,881           556,899          932,410         1,047,913        1,457,669
Allowance for loan losses.............          (17,554)          (20,871)         (19,181)          (21,402)         (23,493)
                                           ------------      ------------     ------------      ------------     ------------
                                           $    119,327      $    536,028     $    913,229      $  1,026,511     $  1,434,176
                                           ============      ============     ============      ============     ============

(1)   Included $10,337, $17,188, $16,397 and $8,248 at December 31, 2001, 2000,
      1999 and 1998, respectively, of charged-off unsecured credit card receivables which were acquired at a discount. Collections are accounted for under the cost recovery method. These receivables were fully reserved at December 31, 2001.

     Activity in the Discount Loan Portfolio. The following table sets forth the activity in our net discount loan portfolio during the periods indicated:

                                                                          Year Ended December 31,
                                                 --------------------------------------------------------------------------
                                                    2001            2000            1999           1998            1997
                                                 -----------     -----------     -----------    -----------     -----------
Amount
Balance at beginning of period...............    $   536,028     $   913,229     $ 1,026,511    $ 1,434,176     $ 1,060,953
Acquisitions (1)(2)(3):
  Single family residential loans............             --         164,920         516,744        613,201       1,061,967
  Multi-family residential loans.............             --          21,378          78,244        231,130          57,707
  Commercial real estate loans...............             --          25,612         157,258        264,697         656,904
  Other......................................             --          10,030          17,414         14,699             195
                                                 -----------     -----------     -----------    -----------     -----------
                                                          --         221,940         769,660      1,123,727       1,776,773
                                                 -----------     -----------     -----------    -----------     -----------
Resolutions and repayments (4)...............        (98,679)       (216,480)       (372,442)      (539,353)       (484,869)
Loans transferred to real estate owned.......        (92,433)       (193,469)       (203,043)      (382,904)       (292,412)
Sales (5)....................................       (312,273)       (311,897)       (318,022)      (696,063)       (518,872)
Decrease (increase) in discount..............         83,367         124,395           8,344         84,837         (95,442)
Decrease (increase) in allowance.............          3,317          (1,690)          2,221          2,091         (11,955)
                                                 -----------     -----------     -----------    -----------     -----------
Balance at end of period.....................    $   119,327     $   536,028     $   913,229    $ 1,026,511     $ 1,434,176
                                                 ===========     ===========     ===========    ===========     ===========

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

                                                                          Year Ended December 31,
                                                 --------------------------------------------------------------------------
                                                    2001            2000            1999            1998           1997
                                                 -----------     -----------     -----------     -----------    -----------
Number of Loans
Balance at beginning of period...............          4,021           8,064           8,100          12,980          5,460
Acquisitions (1)(2)(3):
Single  family residential loans.............             --           2,208           6,606           7,779         17,154
Multi-family residential loans...............             --               9              34              92            173
Commercial real estate loans.................             --              12             202             205            354
Other........................................             --               2               6               8             22
                                                 -----------     -----------     -----------     -----------    -----------
                                                          --           2,231           6,848           8,084         17,703
                                                 -----------     -----------     -----------     -----------    -----------
Resolutions and repayments (4)...............           (585)         (1,467)         (1,241)         (1,918)        (1,978)
Loans transferred to real estate owned.......           (739)         (2,400)         (2,367)         (3,193)        (1,596)
Sales (5)....................................         (1,827)         (2,407)         (3,276)         (7,853)        (6,609)
                                                 -----------     -----------     -----------     -----------    -----------
Balance at end of period.....................            870           4,021           8,064           8,100         12,980
                                                 ===========     ===========     ===========     ===========    ===========

(1) Acquisitions exclude certain commercial and multi-family loans which we account for as investments in real estate. See "Changes in Financial Condition - Investment in Real Estate."

(2) The decline in acquisitions reflect our strategic decision to move from reliance on capital-intensive businesses toward more fee-based businesses.

(3) Acquisitions of other discount loans during 2000, 1999 and 1998 consisted primarily of charged-off unsecured credit card receivables we acquired at a discount.

(4) Resolutions and repayments consists of loans which we resolved in a manner which resulted in partial or full repayment of the loan to us, as well as principal payments on loans which have been brought current in accordance with their original or modified terms (whether pursuant to forbearance agreements or otherwise) or on other loans which have not been resolved.

(5) Included securitizations of performing single family discount loans in 1999, 1998, and 1997. See "Results of Operations - Non-Interest Income."

     Payment Status of Discount Loans. The following table sets forth certain information relating to the contractual payment status of loans in our discount loan portfolio at the dates indicated:

                                                                               December 31,
                                              ----------------------------------------------------------------------------
                                                   2001            2000           1999            1998            1997
                                              -------------   -------------   -------------  -------------   -------------
Loans without Forbearance Agreements:
  Current...................................  $      46,887   $     270,106   $     432,603  $     533,904   $     589,119
  Past due 31 days to 89 days...............          2,071           5,027          18,860         30,652          18,271
  Past due 90 days or more..................         72,070         222,216         329,477        354,436         474,466
  Acquired and servicing not yet transferred             --              --          67,740         39,726           6,557
                                              -------------   -------------   -------------  -------------   -------------
                                                    121,028         497,349         848,680        958,718       1,088,413
                                              -------------   -------------   -------------  -------------   -------------
Loans with Forbearance Agreements:
  Current...................................          1,815           3,273           2,308          1,049           2,905
  Past due 31 days to 89 days...............            453           1,622           7,951          3,267           1,452
  Past due 90 days or more (1)..............         13,585          54,655          73,471         84,879         364,899
                                              -------------   -------------   -------------  -------------   -------------
                                                     15,853          59,550          83,730         89,195         369,256
                                              -------------   -------------   -------------  -------------   -------------
                                              $     136,881   $     556,899   $     932,410  $   1,047,913   $   1,457,669
                                              =============   =============   =============  =============   =============

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

(1) For our loans with forbearance agreements that are contractually past due 90 days or more, the following table indicates the payment status of the loans under the terms of their forbearance agreements:

                                                                    December 31,
                                    ---------------------------------------------------------------------------
                                        2001            2000            1999           1998            1997
                                    ------------    ------------    ------------    ------------   ------------
      Current.....................  $      6,071    $     33,776    $     52,005    $     57,919   $    216,155
      Past due 31 to 89 days......         2,064           1,698          21,204          23,438         46,576
      Past due 90 days or more....         5,450          19,181             262           3,522        102,168
                                    ------------    ------------    ------------    ------------   ------------
                                    $     13,585    $     54,655    $     73,471    $     84,879   $    364,899
                                    ============    ============    ============    ============   ============

                                                                               December 31,
                                                ------------------------------------------------------------------------
                                                   2001            2000            1999           1998            1997
                                                ---------       ---------       ---------      ---------       ---------
Percentage of Loans
Loans without Forbearance Agreements:
  Current...................................        34.25%          48.50%          46.40%         50.95%          40.42%
  Past due 31 days to 89 days...............         1.51            0.90            2.02           2.93            1.25
  Past due 90 days or more..................        52.66           39.91           35.33          33.82           32.55
  Acquired and servicing not yet transferred          --              --             7.27           3.79            0.45
                                                ---------       ---------       ---------      ---------       ---------
                                                    88.42           89.31           91.02          91.49           74.67
                                                ---------       ---------       ---------      ---------       ---------

Loans with Forbearance Agreements:
  Current...................................         1.33            0.59            0.25           0.10            0.20
  Past due 31 days to 89 days...............         0.33            0.29            0.85           0.31            0.10
  Past due 90 days or more..................         9.92            9.81            7.88           8.10           25.03
                                                ---------       ---------       ---------      ---------       ---------
                                                    11.58           10.69            8.98           8.51           25.33
                                                ---------       ---------       ---------      ---------       ---------
                                                   100.00%         100.00%         100.00%        100.00%         100.00%
                                                =========       =========       =========      =========       =========

         The following table sets forth certain information relating to our non-performing discount loans and allowance for loan losses at the dates indicated:

                                                                               December 31,
                                               ---------------------------------------------------------------------------
                                                   2001            2000           1999            1998            1997
                                               ------------    ------------    ------------   ------------    ------------
Non-performing loans (1):
   Single family.............................  $     31,828    $    179,276    $    328,582   $    352,390    $    572,290
   Multi-family..............................         5,251           4,381          20,098         23,975          71,749
   Commercial real estate and other..........        48,576          93,214          54,268         62,950          95,326
                                               ------------    ------------    ------------   ------------    ------------
     Total...................................  $     85,655    $    276,871    $    402,948   $    439,315    $    739,365
                                               ============    ============    ============   ============    ============

Non-performing loans as a percentage of (1):
  Total loans (2)............................     62.58%          49.44%          43.22%         41.92%          50.72%
  Total assets...............................      5.01%          12.27%          12.28%         13.31%          24.26%

Allowance for loan losses as a percentage of:
  Total loans (2)............................     12.82%           3.75%           2.06%          2.04%           1.61%
  Non-performing loans (1)...................     20.49%           7.56%           4.76%          4.87%           3.18%

(1) Loans which are contractually past due 90 days or more in accordance with the original terms of the loan agreement.

(2)   Total loans are net of unaccreted discount.

      See Note 6 to our Consolidated Financial Statements (which is incorporated herein by reference).

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      Match Funded Assets. Our match funded assets were comprised of the following at the dates indicated:

                                                         December 31,
                                               --------------------------------
                                                 2001        2000        1999
                                               --------    --------    --------
Single family residential loans..............  $ 53,123    $ 80,834    $105,596
Allowance for loan losses....................      (170)       (285)       (495)
                                               --------    --------    --------
  Match funded loans, net....................    52,953      80,549     105,101
                                               --------    --------    --------
Match funded securities......................    19,435      36,438      52,693
                                               --------    --------    --------
Match funded advances on loans serviced for
  others:
  Principal and interest.....................    65,705          --          --
  Taxes and insurance........................    21,900          --          --
  Other......................................    14,358          --          --
                                               --------    --------    --------
                                                101,963          --          --
                                               --------    --------    --------
                                               $174,351    $116,987    $157,794
                                               ========    ========    ========

      We acquired single family residential match funded loans in connection with our acquisition of OAC. OAC had previously securitized these loans and transferred them to a real estate mortgage investment conduit on November 13, 1998. The transfer did not qualify as a sale for accounting purposes. Accordingly, we report the proceeds we received from the transfer as a secured borrowing with pledge of collateral (bonds-match funded agreements). Non-performing loans amounted to $4,405, $2,831 and $1,127 at December 31, 2001, 2000 and 1999, respectively. The declines in the balance during 2001 and 2000 were due to repayment of loan principal.

      Match funded securities resulted from our transfer of four unrated residual securities to a trust on December 16, 1999 in exchange for non-recourse notes. The transfer did not qualify as a sale for accounting purposes. Accordingly, we reported the amount of proceeds we received from the transfer as a secured borrowing with pledge of collateral (bonds-match funded agreements). The declines in the balance during 2001 and 2000 were primarily due to principal repayments. The following table presents information regarding our match funded securities summarized by classification and rating:

                                                                                                     Anticipated
                                                                 Original   Anticipated               Weighted
                                                               Anticipated    Yield to                 Average    Prospective
                                                                 Yield to   Maturity at               Remaining     Yield at
                                  Fair Value    Percent Owned    Maturity   12/31/01 (1)   Coupon      Life(2)      12/31/01
                                  ----------    -------------    --------   ------------   ------      -------      --------
Unrated residuals...............   $ 19,435        100.00%         17.47%       3.89%        N/A     8.36 years     142.27%
                                   ========

(1) Changes in the December 31, 2001 anticipated yield to maturity from that originally anticipated are primarily the result of changes in prepayment assumptions and, to a lesser extent, loss assumptions.

(2) Equals the weighted average duration based on the December 31, 2001 book value.

     The following table sets forth the principal amount of mortgage loans by the geographic location of the property securing the mortgages that underlie our match-funded securities at December 31, 2001:

Description                  California      Florida       Illinois        New York      Washington     Other (1)        Total
-----------                 -----------    -----------    -----------    -----------    -----------    -----------    -----------
Single family residential   $    44,929    $    33,310    $    14,397    $    11,954    $    12,027    $   172,107    $   288,724
Multi-family ............         1,635            599            695            793             --          4,783          8,505
                            -----------    -----------    -----------    -----------    -----------    -----------    -----------
                            $    46,564    $    33,909    $    15,092    $    12,747    $    12,027    $   176,890    $   297,229
                            ===========    ===========    ===========    ===========    ===========    ===========    ===========

Percentage (2) ..........         15.67%         11.41%          5.08%          4.29%          4.05%         59.50%        100.00%
                            ===========    ===========    ===========    ===========    ===========    ===========    ===========

(1) Consists of properties located in 44 other states, none of which aggregated over $11,259 in any one state.

(2) Based on a percentage of the total unpaid principal balance of the underlying loans.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      Match funded advances on loans serviced for others resulted from our transfer of certain residential loan servicing related advances to a third party in exchange for cash on December 20 and 21, 2001. The transfer did not qualify as a sale for accounting purposes. Accordingly, we report the amount of proceeds we received from the sale as a secured borrowing with pledge of collateral (bonds-match funded agreements.) See "Bonds-Match Funded Agreements" and Note 7 to our Consolidated Financial Statements, (which is incorporated herein by reference).

      Allowances for Loan Losses. We maintain an allowance for loan losses for each of our loan, discount loan and match funded loan portfolios at a level which we consider adequate to provide for probable losses in each portfolio based upon an evaluation of known and inherent risks in such portfolios. The following tables set forth (a) the breakdown of the allowance for loan losses on our loan portfolio, discount loan portfolio and match funded loan portfolios by loan category and (b) the percentage of loans in each category to total loans in the respective portfolios at the dates indicated:

                                                                               December 31,
                                                --------------------------------------------------------------------------
                                                   2001            2000            1999           1998            1997
                                                -----------     -----------     -----------    -----------     -----------
Amount
Loan portfolio:
  Single family residential loans...........    $         5     $        10     $        87    $       215     $       512
  Multi-family residential loans............          1,275             993           1,722          2,714           2,163
  Commercial real estate loans..............          1,917           1,405           5,450          1,999           1,009
  Other.....................................             --              --              --             --              11
                                                -----------     -----------     -----------    -----------     -----------
                                                $     3,197     $     2,408     $     7,259    $     4,928     $     3,695
                                                ===========     ===========     ===========    ===========     ===========

Discount loan portfolio:
  Single family residential loans...........    $     3,396     $     3,483     $    11,081    $    10,307     $    15,017
  Multi-family residential loans............            911           1,805           1,681          2,457           2,616
  Commercial real estate loans..............          2,910           6,813           5,152          8,607           5,860
  Other loans (1)...........................         10,337           8,770           1,267             31              --
                                                -----------     -----------     -----------    -----------     -----------
                                                $    17,554     $    20,871     $    19,181    $    21,402     $    23,493
                                                ===========     ===========     ===========    ===========     ===========

Match funded loans:
  Single family residential loans...........    $       170     $       285     $       495    $        --     $        --
                                                ===========     ===========     ===========    ===========     ===========

(1) Allowance for loan losses on other discount loans pertains to our charged-off unsecured credit card receivables acquired at a discount.

                                                                               December 31,
                                                -------------------------------------------------------------------------
                                                   2001            2000           1999            1998            1997
                                                ----------      ----------      ----------     ----------      ----------
Percentage of Loans to Total Loans
Loan portfolio:
  Single family residential loans...........           0.6%            0.8%            2.3%          12.4%           15.7%
  Multi-family residential loans............          27.2            42.5            42.5           30.9            24.2
  Commercial real estate loans..............          72.2            56.7            55.2           56.7            60.0
  Other.....................................            --              --              --             --             0.1
                                                ----------      ----------      ----------     ----------      ----------
                                                     100.0%          100.0%          100.0%         100.0%          100.0%
                                                ==========      ==========      ==========     ==========      ==========

Discount loan portfolio:
  Single family residential loans...........          29.4%           42.8%           48.3%          41.6%           50.1%
  Multi-family residential loans............           9.3            15.6            16.5           21.3            10.0
  Commercial real estate loans..............          53.8            39.0            33.0           36.2            39.8
  Other loans...............................           7.5             2.6             2.2            0.9             0.1
                                                ----------      ----------      ----------     ----------      ----------
                                                     100.0%          100.0%          100.0%         100.0%          100.0%
                                                ==========      ==========      ==========     ==========      ==========

      The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict our use of the allowance to absorb losses in any other category.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      The following table sets forth an analysis of activity in the allowance for loan losses relating to our loan portfolio during the periods indicated:

                                                                              Year Ended December 31,
                                                        -------------------------------------------------------------------
                                                          2001          2000           1999           1998           1997
                                                        --------      --------       --------       --------       --------
Balance at beginning of period...................       $  2,408      $  7,259       $  4,928       $  3,695       $  3,523
Provision for loan losses........................          2,518             4          1,636            891            325
Charge-offs:
   Single family residential loans...............           (173)           --             (8)          (212)          (100)
   Multi-family residential loans................           (872)       (1,662)            --             --             --
   Commercial real estate loans..................           (684)       (3,193)            --             --             --
   Consumer loans................................             --            --             --             (7)           (53)
                                                        --------      --------       --------       --------       --------
     Total charge-offs...........................         (1,729)       (4,855)            (8)          (219)          (153)
Recoveries:
   Commercial real estate loans..................             --            --             --            561             --
                                                        --------      --------       --------       --------       --------
     Net (charge-offs) recoveries................         (1,729)       (4,855)            (8)           342           (153)
                                                        --------      --------       --------       --------       --------
Acquired allowance (OAC acquisition).............             --            --            703             --             --
                                                        --------      --------       --------       --------       --------
Balance at end of period.........................       $  3,197      $  2,408       $  7,259       $  4,928       $  3,695
                                                        ========      ========       ========       ========       ========
Net (charge-offs) recoveries as a percentage of
   average loan portfolio .......................        (2.11)%       (3.37%)            --%          0.13%         (0.04%)

      The following table sets forth an analysis of activity in the allowance for loan losses relating to our discount loan portfolio during the periods indicated:

                                                                               Year Ended December 31,
                                                        ----------------------------------------------------------------------
                                                           2001           2000           1999           1998           1997
                                                        ----------     ----------     ----------     ----------     ----------
Balance at beginning of period.....................     $   20,871     $   19,181     $   21,402     $   23,493     $   11,538
Provision for loan losses..........................         12,960         15,266          5,434         17,618         31,894
Charge-offs:
   Single family residential loans.................         (5,791)        (7,132)        (4,409)       (14,574)       (13,281)
   Multi-family residential loans..................             --           (888)          (912)        (2,648)        (2,056)
   Commercial real estate loans....................        (10,970)        (6,193)        (2,687)        (2,888)        (5,012)
   Other loans.....................................             --             --            (44)           (20)            --
                                                        ----------     ----------     ----------     -----------    ----------
      Total charge-offs............................        (16,761)       (14,213)        (8,052)       (20,130)       (20,349)
                                                        ----------     ----------     ----------     ----------     ----------
Recoveries:
   Single family residential loans.................            391            616            397            421            410
   Commercial real estate loans....................             93             21             --             --             --
                                                        ----------     ----------     ----------     ----------     ----------
      Total recoveries.............................            484            637            397            421            410
                                                        ----------     ----------     ----------     ----------     ----------
      Net charge-offs..............................        (16,277)       (13,576)        (7,655)       (19,709)       (19,939)
                                                        ----------     ----------     ----------     ----------     ----------
Balance at end of period...........................     $   17,554     $   20,871     $   19,181     $   21,402     $   23,493
                                                        ==========     ==========     ==========     ==========     ==========
Net charge-offs as a percentage of average discount
   loan portfolio..................................         (4.54%)        (1.66%)        (0.80%)        (1.52%)        (1.55%)

      Real Estate Owned, Net. Real estate owned, net, has decreased during 2001, 2000 and 1999. Sales of real estate owned more than offset loan foreclosures during those years. Declines in our acquisitions of discount loans have contributed to the decline in foreclosures. Our real estate owned consists almost entirely of properties we acquired by foreclosure or deed-in-lieu thereof on loans in our discount loan portfolio.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      The following table sets forth the composition of our real estate owned by loan portfolio at the dates indicated:

                                                                                 December 31,
                                                    -----------------------------------------------------------------------
                                                       2001           2000            1999           1998            1997
                                                    ----------     ----------     ----------      ----------     ----------
Discount loan portfolio:
   Single family residential..................      $   16,150     $   55,751     $   72,193      $   94,641     $   76,409
   Multi-family residential...................              --            149          2,601          20,130         16,741
   Commercial real estate.....................          93,664         88,214         85,233          82,591         71,339
                                                    ----------     ----------     ----------      ----------     ----------
     Total....................................         109,814        144,114        160,027         197,362        164,489
Loan portfolio................................             377          1,384          2,183             227            357
Loans available for sale......................             274            921          5,296           3,962          2,419
                                                    ----------     ----------     ----------      ----------     ----------
                                                    $  110,465     $  146,419     $  167,506      $  201,551     $  167,265
                                                    ==========     ==========     ==========      ==========     ==========

         The following tables set forth the activity in our real estate owned during the years indicated:

                                                              2001          2000         1999          1998          1997
                                                           ----------   ----------    ----------   ----------    ----------
Amount
Balance at beginning of period.........................    $  146,419   $  167,506    $  201,551   $  167,265    $  103,704
Properties acquired through foreclosure or
 deed-in-lieu thereof:
  Discount loans.......................................        92,433      193,469       203,043      382,904       292,412
  Loans available for sale.............................           270        4,669        13,281        7,787         5,569
  Loan portfolio.......................................           246        2,872         4,451          547           661
  Less discount transferred............................       (35,698)     (60,246)      (63,664)    (110,716)      (93,021)
  Add advances transferred.............................         6,790       11,741        13,308       16,551        10,962
                                                           ----------   ----------    ----------   ----------    ----------
                                                               64,041      152,505       170,419      297,073       216,583
                                                           ----------   ----------    ----------   ----------    ----------

Capital improvements...................................        12,737        6,775            37          808           598
Acquired in connection with acquisitions of discount
 loans.................................................            --        9,059        47,808       19,949        38,486
Sales..................................................      (111,776)    (188,465)     (250,453)    (280,565)     (191,253)
Increase in valuation allowance........................          (956)        (961)       (1,856)      (2,979)         (853)
                                                           ----------   ----------    ----------   ----------    ----------
Balance at end of period...............................    $  110,465   $  146,419    $  167,506   $  201,551    $  167,265
                                                           ==========   ==========    ==========   ==========    ==========

                                                                               Year Ended December 31,
                                                           ----------------------------------------------------------------
                                                              2001          2000         1999          1998          1997
                                                           ----------   ----------    ----------   ----------    ----------
Number of Properties
Balance at beginning of period.........................         1,298        1,672         1,999        1,505           825
Properties acquired through foreclosure or
 deed-in-lieu thereof:
  Discount loans.......................................           739        2,400         2,367        3,193         1,596
  Loans available for sale.............................             7           47           157           82            54
  Loan portfolio.......................................             1            8            10            3             6
                                                           ----------   ----------    ----------   ----------    ----------
                                                                  747        2,455         2,534        3,278         1,656
                                                           ----------   ----------    ----------   ----------    ----------
Acquired in connection with acquisitions of discount
 loans.................................................            --          171           931          303           545
Sales..................................................        (1,656)      (3,000)       (3,792)      (3,087)       (1,521)
                                                           ----------   ----------    ----------   ----------    ----------
Balance at end of period...............................           389        1,298         1,672        1,999         1,505
                                                           ==========   ==========    ==========   ==========    ==========

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      The following table sets forth the amount of time that we have held our real estate owned at the dates indicated:

                                                                              December 31,
                                            ---------------------------------------------------------------------------------
                                                2001             2000             1999             1998             1997
                                            ------------      ------------     ------------     ------------     ------------
One to two months.....................      $      2,251      $     17,832     $     30,695     $     38,444     $     83,144
Three to four months..................             1,655            11,450           26,532           79,264           28,912
Five to six months....................             2,244             9,494           11,263           27,115           20,929
Seven to 12 months....................            27,422            18,426           28,606           26,122           23,621
Over 12 months........................            76,893            89,217           70,410           30,606           10,659
                                            ------------      ------------     ------------     ------------     ------------
                                            $    110,465      $    146,419     $    167,506     $    201,551     $    167,265
                                            ============      ============     ============     ============     ============

      We actively manage our real estate owned. Our sales of real estate owned resulted in gains (losses), net of the provision for loss, of $(3,655), $(4,159) and $8,257 during 2001, 2000 and 1999, respectively, which are included in determining our gain (loss) on real estate owned. Real estate owned that we have held in excess of one year include a large retail property with a carrying value of $49,275 at December 31, 2001 which, as anticipated, migrated into the over 12 month category in 1999, because it was being repositioned for sale. The balance of real estate owned we have held in excess of one year at December 31, 2000 also included an office building with a carrying value of $12,386 which was subsequently sold in January 2001. The average period during which we held the real estate owned, which was sold during the years ended December 31, 2001, 2000 and 1999, was 8 months, 7 months and 6 months, respectively.

      We value properties acquired through foreclosure or by deed-in-lieu thereof at the lower of amortized cost or fair value after foreclosure. We periodically reevaluate properties included in the our real estate owned portfolio to determine that we are carrying them at the lower of cost or fair value less estimated costs to sell. We record holding and maintenance costs we incur related to properties as expenses in the period incurred. We recognize decreases in value resulting from valuation adjustments to real estate owned after acquisition as a valuation allowance. We reflect subsequent increases related to the valuation of real estate owned as a reduction in the valuation allowance, but not below zero. We charge or credit to income, respectively, increases and decreases in the valuation allowance.

      The following table sets forth the activity, in aggregate, in the valuation allowance on our real estate owned during the years indicated:

                                                           2001           2000           1999           1998          1997
                                                        ----------     ----------     ----------     ----------    ----------
Balance at beginning of year......................      $   18,142     $   17,181     $   15,325     $   12,346    $   11,493
Provisions for losses.............................          17,766         26,674         28,008         18,626        13,450
Charge-offs and sales.............................         (16,810)       (25,713)       (26,152)       (15,647)      (12,597)
                                                        ----------     ----------     ----------     ----------    ----------
Balance at end of year............................      $   19,098     $   18,142     $   17,181     $   15,325    $   12,346
                                                        ==========     ==========     ==========     ==========    ==========

Valuation allowance as a percentage of total gross
   real estate owned (1)..........................           14.74%         11.02%          9.30%          7.07%         6.87%

(1) The increase in this ratio since 1998 reflects an increasing valuation allowance and a declining balance of gross real estate owned. The valuation allowance has not declined proportionately primarily because of the large retail property we are repositioning for sale, as discussed above.

      See Note 8 to our Consolidated Financial Statements (which is incorporated herein by reference).

      Deferred Tax Asset. The following table provides details of our net deferred tax assets as of the dates indicated:

                                                                                          December 31,
                                                                   ---------------------------------------------------------
                                                                        2001                 2000                 1999
                                                                   ---------------      ---------------      ---------------
Deferred tax asset, net of deferred tax liabilities............    $       173,632      $       154,864      $       178,293
                                                                   ---------------      ---------------      ---------------
Valuation allowance:
  OAC purchase accounting adjustment...........................             38,873               38,873               38,873
  Allowance on deferred tax asset..............................            126,348               20,000                2,500
                                                                   ---------------      ---------------      ---------------
                                                                           165,221               58,873               41,373
                                                                   ---------------      ---------------      ---------------
Deferred tax asset, net........................................    $         8,411      $        95,991      $       136,920
                                                                   ===============      ===============      ===============

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      The decreases in our net deferred tax asset during 2001 and 2000 were due in large part to an increase in our valuation allowance resulting from our evaluation of the future realizability of the deferred tax asset in the near future. Depending on the results of operations in future periods, additional provisions may be required, although considered unlikely, or the valuation allowance may be reversed to income. See Note 22 to our Consolidated Financial Statements (which is incorporated herein by reference) for a disclosure of the components of our gross deferred tax assets and liabilities.

      Advances on Loans and Loans Serviced for Others. Advances related to our loan portfolios and loans we serviced for others consisted of the following at the dates indicated:

                                                                                        December 31,
                                                                   ----------------------------------------------------
                                                                       2001                 2000               1999
                                                                   -----------          -----------         -----------
Loan Portfolios:
     Taxes and insurance.........................................  $     2,214          $    11,168         $    19,967
     Other.......................................................        4,135               11,840              11,594
                                                                   -----------          -----------         -----------
                                                                         6,349               23,008              31,561
                                                                   -----------          -----------         -----------
Loans Serviced for Others:
     Principal and interest......................................      107,319               95,191              58,497
     Taxes and insurance.........................................       99,972               64,159              41,569
     Other.......................................................       69,543               44,697              30,921
                                                                   -----------          -----------         -----------
                                                                       276,834              204,047             130,987
                                                                   -----------          -----------         -----------
                                                                   $   283,183          $   227,055         $   162,548
                                                                   ===========          ===========         ===========

      The increase in advances on loans serviced for others reflects the growth in our residential loan servicing business. The balances at December 31, 2001 do not include advances transferred to a third party in exchange for cash, a transaction which did not qualify as a sale for accounting purposes and which we accounted for as a secured borrowing with pledge of collateral. We reclassified those transferred advances to match funded assets at the time of the transfer in December 2001. See "Changes in Financial Condition - Match Funded Assets" and
Note 11 to our Consolidated Financial Statements (which is incorporated herein by reference).

      Mortgage Servicing Rights. Our unamortized balance of mortgage servicing rights amounted to $101,107, $51,426 and $11,683 at December 31, 2001, 2000 and
1999, respectively. The increase in our investment during 2001 and 2000 reflects the growth of our residential loan servicing business through purchases of rights to service loans for others. Our purchases of new servicing rights amounted to $79,522 and $49,779 during 2001 and 2000, respectively. Our purchases were offset in part by amortization of $29,841 and $10,036 during 2001 and 2000, respectively. See Note 11 to our Consolidated Financial Statements (which is incorporated herein by reference).

      Deposits. Our deposits decreased during 2001 and 2000 primarily as a result of maturing brokered certificates of deposits. We did not issue any new brokered certificates of deposit during 2001 and, at this time, do no intend to issue any such deposits in the foreseeable future.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      The following table sets forth information related to our deposits at the dates indicated:

                                                                       Year Ended December 31,
                                  ----------------------------------------------------------------------------------------------
                                               2001                             2000                           1999
                                  ------------------------------  ------------------------------  ------------------------------
                                              Weighted    % of                Weighted    % of                Weighted    % of
                                               Average   Total                 Average   Total                 Average   Total
                                    Amount      Rate    Deposits    Amount      Rate    Deposits    Amount      Rate    Deposits
                                  ----------  --------  --------  ----------  --------  --------  ----------  --------  --------
Non-interest bearing checking
   accounts.....................  $    5,624      --%      0.8%   $   13,523       --%     1.1%   $    9,215      --%      0.6%
NOW and money market checking
   accounts.....................      15,479    1.44%      2.4        14,670     5.18%     1.2        30,342    4.28%      1.9
Savings accounts................       1,287    1.25%      0.2         1,274     2.38%     0.1         1,361    2.38%      0.1
                                  ----------             -----    ----------             -----    ----------             -----
                                      22,390               3.4        29,467               2.4        40,918               2.6
                                  ----------                      ----------                      ----------
Certificates of deposit (1)(2)       636,037                       1,176,566                       1,536,997
Unamortized deferred fees.......      (1,549)                         (3,989)                         (6,688)
                                  ----------                      ----------                      ----------
Total certificates of deposit...     634,488    6.06%     96.6     1,172,577     6.34%    97.6     1,530,309    5.92%     97.4
                                  ----------             -----    ----------             -----    ----------             -----
                                  $  656,878             100.0%    1,202,044             100.0%   $1,571,227             100.0%
                                  ==========             =====    ==========             =====    ==========             =====

(1)   Included $499,710, $964,443 and $1,379,262 at December 31, 2001, 2000 and
      1999, respectively, of brokered deposits originated through national, regional and local investment banking firms which solicit deposits from their customers, all of which are non-cancellable.

(2) At December 31, 2001, 2000 and 1999, certificates of deposit issued on an uninsured basis (greater than $100) amounted to $60,804, $75,417 and $155,205, respectively. Of the $60,804 of uninsured deposits at December 31, 2001, $2,149 were from political subdivisions in New Jersey and were secured or collateralized as required under state law.

      The following table sets forth remaining maturities for our term deposits in amounts of $100 or more at December 31, 2001:

Three months or less................................................   $ 56,095
Over three months through six months................................     41,920
Over six months through twelve months...............................     15,874
Thereafter..........................................................     42,674
                                                                       --------
                                                                       $156,563
                                                                       ========

      Escrow Deposits on Loans and Loans Serviced for Others. Escrow deposits on our loans and loans we serviced for others amounted to $73,565, $56,316 and $243,420 at December 31, 2001, 2000 and 1999, respectively. The balance at December 31, 2001 and 2000, consisted principally of custodial deposit balances representing collections we made from borrowers for the payment of taxes and insurance premiums on mortgage properties underlying loans we serviced for others. The balance increased during 2001 principally because of an increase in loans we serviced for others. The balance at December 31, 1999 also included custodial deposit balances related to taxes and insurance, but was primarily comprised of custodial deposit balances representing collections of principal and interest we received from borrowers which we had yet to remit to investors under loan servicing agreements. We transferred these custodial balances to a correspondent bank during 2000. See "Results of Operations - Non-Interest Income
- Servicing and Other Fees."

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      Bonds-Match Funded Agreements. Bonds-match funded agreements represent proceeds received from transfers of loans, residual securities and advances on our loans serviced for others. These transfers did not qualify as sales for accounting purposes and therefore, we report them as secured borrowings with pledges of collateral. Our bonds-match funded agreements were comprised of the following at the dates indicated:

                                                                  December 31,
                                                    ---------------------------------------
Collateral                                             2001          2000           1999
--------------------------------------------------  -----------   -----------   -----------
Single family residential loans (1)...............  $    46,145   $    72,101   $   100,968
Unrated residual securities (1)...................       18,997        34,949        40,547
Advances on loans serviced for others (2).........       91,766            --            --
                                                    -----------   -----------   -----------
                                                    $   156,908   $   107,050   $   141,515
                                                    ===========   ===========   ===========

(1) The decline in the balance outstanding during 2001 and 2000 was due to principal repayments, offset by amortization of discount.

(2) Under the terms of the agreement, we are eligible to sell additional advances on loans serviced for others up to a maximum balance of $200,000.

      See "Changes in Financial Condition - Bonds-Match Funded Assets" and Notes 7 and 16 to our Consolidated Financial Statements (which are incorporated herein by reference).

      Notes, Debentures and Other Interest-Bearing Obligations. Notes, debentures and other interest-bearing obligations mature as follows:

                                                                  December 31,
                                                    ---------------------------------------
                                                       2001           2000          1999
                                                    -----------   -----------   -----------
2003:
11.875% Notes due October 1.......................  $    87,025   $   100,050   $   103,850
2004:
Loan due May 24 (LIBOR plus 250 basis points).....        6,235         6,235         6,236
2005:
12% Subordinated Debentures due June 15...........       67,000        67,000        67,000
11.5% Redeemable Notes due July 1.................           45            45       140,487
                                                    -----------   -----------   -----------
                                                    $   160,305   $   173,330   $   317,573
                                                    ===========   ===========   ===========

      The decrease in outstanding balances during 2001 and 2000 is due to repurchases. These repurchases resulted in extraordinary gains. See "Results of Operations - Extraordinary Gain on Repurchase of Debt, Net of Taxes" and Note 18 to our Consolidated Financial Statements (which is incorporated herein by reference).

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      Obligations Outstanding Under Lines of Credit. We have obtained secured line of credit arrangements from unaffiliated financial institutions as follows at the dates indicated:

                                        Balance       Amount of     Committed      Maturity
             Collateral               Outstanding     Facility        Amount         Date              Interest Rate(1)
------------------------------------  -----------  --------------  -----------  ---------------  ------------------------------
December 31, 2001:
   Real estate investments and
     commercial loans............       $  32,463     $ 200,000      $ 115,580     June 2002     LIBOR + 240 basis points

   Advances on loans serviced for
     others......................          51,841       100,000         51,841  October 2002     LIBOR + 200 basis points
                                        ---------
                                        $  84,304
                                        =========

December 31, 2000:
   Real estate investments and
     commercial loans............       $  32,933     $ 200,000      $ 115,580     June 2001     LIBOR + 240 basis points
                                        =========

December 31, 1999:
   Subprime single family
     residential loans...........       $   2,041     $ 200,000      $ 100,000     July 2001     LIBOR + 75 basis points

                                            3,770       115,000        100,000      May 2000     LIBOR + 95 - 150 basis points
                                           15,227        50,000         50,000      May 2000     LIBOR + 137.5 basis points
                                            7,658        25,000             --      May 2000     LIBOR + 175 basis points

   Real estate investments and
     commercial loans............          84,170       200,000        200,000     June 2001     LIBOR + 175 basis points
                                           75,000        75,000         75,000    April 2001     LIBOR + 175 basis points
                                        ---------
                                        $ 187,866
                                        =========

(1)   1-month LIBOR was 1.87%, 6.57% and 5.82% at December 31, 2001, 2000 and
      1999, respectively.

      Lines of credit secured by advances on loans serviced for others were entered into during April 2001 to fund advances purchased in connection with our acquisition of rights to services loans for others. The decrease in outstanding balances during 2000 was primarily the result of repayments of lines secured by loans and real estate properties held for sale which were sold during 2000. See
Note 17 to our Consolidated Financial Statements (which is incorporated herein by reference).

      Company Obligated, Mandatorily Redeemable Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company ("Capital Securities"). The outstanding balance of the 10.875% Capital Securities amounted to $61,159, $79,530 and $110,000 at December 31, 2001, 2000 and 1999,
respectively. During 2001 and 2000, we repurchased $18,371 and $30,470, respectively, of our Capital Securities in the open market, resulting in extraordinary gains. See "Results of Operations - Extraordinary Gain on Repurchase of Debt, Net of Taxes" and Note 19 to our Consolidated Financial Statements (which is incorporated herein by reference).

      Stockholders' Equity. Stockholders' equity amounted to $379,106 at December 31, 2001 as compared to $503,426 at December 31, 2000 and $509,442 at December 31, 1999. The $124,320 decrease in equity during 2001 was primarily due to the $124,782 net loss we incurred for the year. The decrease in equity during 2000 was primarily due to our repurchase of 1,388,300 shares of common stock in the aggregate amount of $8,996, offset in part by net income we earned of $2,192. On September 30, 2000, we changed our policy for securities available for sale and match funded securities to account for these securities as trading. As a result, we now include net unrealized holding gains and losses on trading securities in earnings. Previously, we reported unrealized holding gains and losses for these securities as a separate component of accumulated other comprehensive income in stockholders' equity. See Consolidated Statements of Changes in Stockholders' Equity and Notes 1 and 24 to our Consolidated Financial Statements (which are incorporated herein by reference).

Asset and Liability Management

      Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. Our objective is to attempt to control risks associated with interest rate and foreign currency exchange rate movements. In general, our strategy is to match our asset and liability balances within maturity categories and to manage our foreign currency rate exposure related to our

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

investments in non-U.S. dollar functional currency operations to limit our exposure to earnings variations and variations in the value of our assets and liabilities as interest rates and foreign currency exchange rates change over time. Our Asset/Liability Management Committee (the "Committee"), which is composed of our directors and officers, formulates and monitors our asset and liability management strategy in accordance with policies approved by our Board of Directors. The Committee meets to review, among other things, the sensitivity of the our assets and liabilities to interest rate changes and foreign currency exchange rate changes, the book and market values of assets and liabilities, unrealized gains and losses, including those attributable to hedging transactions, purchase and sale activity, and maturities of investments and borrowings. The Committee also approves and establishes pricing and funding decisions with respect to overall asset and liability composition.

      The Committee's methods for evaluating interest rate risk include an analysis of the our interest rate sensitivity "gap," which is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category.

      The following table sets forth the estimated maturity or repricing of our interest-earning assets and interest-bearing liabilities at December 31, 2001. We determined the amounts of our assets and liabilities shown within a particular period in accordance with the contractual terms of the assets and liabilities, with the following exceptions:

      o We include adjustable-rate loans, performing discount loans, securities and FHLB advances in the period in which they are first scheduled to adjust and not in the period in which they mature.

      o Fixed-rate mortgage-related securities reflect estimated prepayments, which we estimated based on analyses of broker estimates, the results of a prepayment model utilized and empirical data.

      o Non-performing discount loans reflect the estimated timing of resolutions that result in repayment to us.

      o NOW and money market checking deposits and savings deposits, which do not have contractual maturities, reflect estimated levels of attrition, which we based on detailed studies of each such category of deposit.

      o We exclude escrow deposits on loans and loans serviced for others and other non-interest bearing checking accounts, which amounted to $79,189 at December 31, 2001.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      We believe that these assumptions approximate actual experience and consider them reasonable; however, the interest rate sensitivity of our assets and liabilities in the table could vary substantially if we were to use different assumptions or actual experience differs from the historical experience on which we based the assumptions.

                                                                                   December 31, 2001
                                                       ------------------------------------------------------------------------
                                                                                       More Than
                                                       Within Three      Four to      One Year to   Three Years
                                                          Months      Twelve Months   Three Years     and Over         Total
                                                       ------------   ------------   ------------   ------------   ------------
Rate-Sensitive Assets:
  Interest-earning deposits.......................     $    111,579   $         --   $         --   $         --   $    111,579
  Federal funds sold..............................          126,000             --             --             --        126,000
  Trading securities..............................           85,448         73,140         24,096         43,565        226,249
  Loans available for sale (1)....................               61            643            201            135          1,040
  Investment securities, net......................            4,659             --             --             --          4,659
  Loan portfolio, net (1).........................           25,282         39,458             42            143         64,925
  Discount loan portfolio, net (1)................           26,385         35,171         49,740          8,031        119,327
  Match funded assets, net (1)(2).................           12,989         22,947         14,037         22,415         72,388
                                                       ------------   ------------   ------------   ------------   ------------
   Total rate-sensitive assets....................          392,403        171,359         88,116         74,289        726,167
                                                       ------------   ------------   ------------   ------------   ------------
Rate-Sensitive Liabilities:
  NOW and money market checking deposits..........           13,804            192            412          1,071         15,479
  Savings deposits................................               98            183            362            644          1,287
  Certificates of deposit.........................          167,656        249,018        171,063         46,751        634,488
                                                       ------------   ------------   ------------   ------------   ------------
  Total interest-bearing deposits.................          181,558        249,393        171,837         48,466        651,254
  Securities sold under agreements to repurchase..           79,405             --             --             --         79,405
  Bonds-match funded agreements...................          143,021          6,353          7,534             --        156,908
  Obligations outstanding under lines of credit...           84,304             --             --             --         84,304
  Notes, debentures and other.....................            6,235             --         87,025         67,045        160,305
                                                       ------------   ------------   ------------   ------------   ------------
   Total rate-sensitive liabilities...............          494,523        255,746        266,396        115,511      1,132,176
                                                       ------------   ------------   ------------   ------------   ------------
Interest rate sensitivity gap excluding financial
   instruments....................................         (102,120)       (84,387)      (178,280)       (41,222)      (406,009)
Financial Instruments:
Interest rate caps................................               --             --            104             --            104
Interest rate floors..............................               --             --            300             --            300
                                                       ------------   ------------   ------------   ------------   ------------
Total rate-sensitive financial instruments........               --             --            404             --            404
                                                       ------------   ------------   ------------   ------------   ------------
Interest rate sensitivity gap including financial
   instruments....................................     $   (102,120)  $    (84,387)  $   (177,876)  $    (41,222)  $   (405,605)
                                                       ============   ============   ============   ============   ============

Cumulative interest rate sensitivity gap (3)......     $   (102,120)  $   (186,507)  $   (364,383)  $   (405,605)
                                                       ============   ============   ============   ============
Cumulative interest rate sensitivity gap as a
  percentage of total rate-sensitive assets.......         (14.06)%       (25.68)%       (50.18)%       (55.86)%

(1)   Balances have not been reduced for non-performing loans.

(2) Excludes match funded advances on loans serviced for others, which do not earn interest, of $101,963 at December 31, 2001.

(3) We have experienced an increasingly large negative interest rate sensitivity gap in recent years. This change has been the result of both our acquisition of OAC and our change in strategic focus away from capital-intensive businesses and into fee-based sources of income. The result has been an increase in the relative amount of our noninterest-bearing assets, such as real estate assets and loan servicing assets that are funded by interest-bearing liabilities. Consequently, the amount of the negative interest rate sensitivity gap may continue to increase as we continue our transition to fee-based businesses.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      The OTS has established specific minimum guidelines for thrift institutions to observe in the area of interest rate risk as described in Thrift Bulletin No. 13a, "Management of Interest Rate Risk, Investment Securities, and Derivative Activities" ("TB 13a"). Under TB 13a, institutions are required to establish and demonstrate quarterly compliance with board-approved limits on interest rate risk that are defined in terms of net portfolio value ("NPV"), which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments. These limits specify the minimum net portfolio value ratio ("NPV Ratio") allowable under current interest rates and hypothetical interest rate scenarios. An institution's NPV Ratio for a given interest rate scenario is calculated by dividing the NPV that would result in that scenario by the present value of the institution's assets in that same scenario. The hypothetical scenarios are represented by immediate, permanent, parallel movements (shocks) in the term structure of interest rates of plus and minus 100, 200 and 300 basis points from the actual term structure observed at quarter end. The current NPV Ratio for each of the seven rate scenarios and the corresponding limits approved by the Board of Directors, as applied to Ocwen Financial Corporation and its subsidiaries, are as follows at December 31, 2001:

                                   Board Limits                 Current
 Rate Shock in basis points    (minimum NPV Ratios)           NPV Ratios
---------------------------- ------------------------ --------------------------
            +300                      5.00%                     24.42%
            +200                      6.00%                     24.38%
            +100                      7.00%                     24.38%
             0                        8.00%                     24.36%
            -100                      7.00%                     24.40%
            -200                      6.00%                     24.50%
            -300                      5.00%                     24.66%

      The Committee also regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income or expense and NPV and evaluating such impacts against the maximum potential changes in net interest income and NPV that is authorized by the Board of Directors, as applied to Ocwen Financial Corporation and its subsidiaries. The following table quantifies the potential changes in net interest expense and net portfolio value should interest rates go up or down (shocked) 300 basis points, assuming the yield curves of the rate shocks will be parallel to each other. We calculate the cash flows associated with the loan portfolios and securities available for sale based on prepayment and default rates that vary by asset. We generate projected losses, as well as prepayments, based upon the actual experience with the subject pool, as well as similar, more seasoned pools. To the extent available, we use loan characteristics such as loan-to-value ratio, interest rate, credit history, prepayment penalty terms and product types to produce the projected loss and prepayment assumptions that are included in the cash flow projections of the securities. When we shock interest rates we further adjust these projected loss and prepayment assumptions. The base interest rate scenario assumes interest rates at December 31, 2001. Actual results of Ocwen Financial Corporation and its subsidiaries could differ significantly from the results estimated in the following table:

                                             Estimated Changes in
                             ---------------------------------------------------
 Rate Shock in basis points    Net Interest Expense               NPV
---------------------------- ------------------------ --------------------------
            +300                      88.45%                    (1.97)%
            +200                      58.97%                    (1.45)%
            +100                      29.48%                    (0.64)%
             0                        0.00%                      0.00%
            -100                     (29.48)%                    0.97%
            -200                     (58.97)%                    2.25%
            -300                     (88.45)%                    3.73%

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

      The following table shows our financial instruments that are sensitive to changes in interest rates, categorized by expected maturity or repricing characteristics, and the fair values of those instruments at December 31, 2001:

                                                               Expected Maturity Date At December 31, 2001 (1)
                                          -----------------------------------------------------------------------------------------
                                                                                                                Total        Fair
                                            2002       2003       2004       2005       2006     Thereafter    Balance      Value
                                          ---------  ---------  ---------  ---------  ---------  ----------  ----------  ----------
Rate-Sensitive Assets:
  Interest-earning deposits.............  $ 111,579  $      --  $      --  $      --  $      --  $       --  $  111,579  $  111,579
     Average interest rate..............      1.64%         --         --         --         --          --       1.64%
  Federal funds.........................    126,000         --         --         --         --          --     126,000     126,000
     Average interest rate..............      1.46%         --         --         --         --          --       1.46%
  Trading securities....................    158,587     16,482      7,615      7,678      7,095      28,792     226,249     226,249
     Average interest rate..............      8.67%    21.39%      28.30%     24.37%     31.40%      28.80%      14.07%
  Loans available for sale (2)..........        704        180         21         16         14         105       1,040       1,040
     Average interest rate..............     12.23%     10.87%     12.42%     12.12%     12.12%      12.14%      11.98%
  Investment securities.................      4,659         --         --         --         --          --       4,659       4,659
     Average interest rate..............         --         --         --         --         --          --          --
  Loan portfolio, (2)...................     64,739         23         20         26         16         101      64,925      64,925
     Average interest rate..............      7.10%     10.53%     10.52%      9.98%     10.48%      10.39%       7.11%
  Discount loan portfolio (2)...........     61,557     40,048      9,691      1,098        975       5,958     119,327     127,133
     Average interest rate..............     10.18%     10.46%     10.07%     10.63%     10.64%      10.65%      10.30%
  Match funded assets (2)(3)............     35,936     10,541      3,496      2,882      2,487      17,046      72,388      70,344
     Average interest rate..............      9.19%      8.85%      9.63%      9.67%      9.64%       9.70%       9.32%
                                          ---------  ---------  ---------  ---------  ---------  ----------  ----------  ----------
       Total rate-sensitive assets......  $ 563,761  $  67,274  $  20,843  $  11,700  $  10,587  $   52,002  $  726,167  $  731,929
                                          =========  =========  =========  =========  =========  ==========  ==========  ==========
Rate-Sensitive Liabilities:
  NOW and money market checking
       deposits.........................  $  13,996  $     223  $     189  $     160  $     137  $      774  $   15,479  $   15,070
     Average interest rate..............      1.78%      0.48%      0.48%      0.48%      0.48%       0.48%       1.66%
  Savings deposits......................        281        201        161        129        103         412       1,287       1,226
     Average interest rate..............      1.25%      1.25%      1.25%      1.25%      1.25%       1.25%       1.25%
  Certificates of deposit...............    416,674    110,660     60,403     25,701      1,107      19,943     634,488     657,204
     Average interest rate..............      5.94%      6.09%      6.59%      6.91%      5.36%       5.94%       6.06%
                                          ---------  ---------  ---------  ---------  ---------  ----------  ----------  ----------
       Total interest-bearing deposits..    430,951    111,084     60,753     25,990      1,347      21,129     651,254     673,500
  Securities sold under agreements to
     repurchase.........................     79,405         --         --         --         --          --      79,405      79,405
     Average interest rate..............      1.87%         --         --         --         --          --       1.87%
  Bonds-match funded agreements.........    149,374      6,612        922         --         --          --     156,908     156,996
     Average interest rate..............      3.31%      9.50%      9.50%         --         --          --       3.61%
  Obligations outstanding under lines of
       credit...........................     84,304         --         --         --         --          --      84,304      84,304
     Average interest rate..............      4.28%         --         --         --         --          --       4.28%
  Notes, debentures and other...........      6,235     87,025         --     67,045         --          --     160,305     159,590
     Average interest rate..............      7.00%     11.88%         --     12.00%         --          --      11.74%
                                          ---------  ---------  ---------  ---------  ---------  ----------  ----------  ----------
       Total rate-sensitive liabilities.  $ 750,269  $ 204,721  $  61,675  $  93,035  $   1,347  $   21,129  $1,132,176  $1,153,795
                                          =========  =========  =========  =========  =========  ==========  ==========  ==========

(1) Expected maturities are contractual maturities adjusted for prepayments of principal. We use certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, projected repayments and prepayments of principal. We base the prepayment experience reflected herein on our historical experience. Our average Constant Prepayment Rate ("CPR") is 29.84% and 22.14% on our fixed-rate and adjustable-rate portfolios, respectively, for interest-earning assets (excluding investment securities, which do not have prepayment features). The actual maturities of these instruments could vary substantially if future prepayments differ from our historical experience.

(2)   We have not reduced balances for non-performing loans.

(3) Excludes match funded advances on loans serviced for others, which do not earn interest, of $101,963 at December 31, 2001.

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

(4) The expected maturity or repricing dates of interest rate-sensitive assets and liabilities as of December 31, 2001 and 2000 compare as follows:

                                 1st Year      2nd Year      3rd Year      4th Year      5th Year     Thereafter       Total
                                ----------    ----------    ----------    ----------    ----------    ----------    ----------
Total rate-sensitive assets:
2001:
  Amount.....................   $  563,761    $   67,274    $   20,843    $   11,700    $   10,587    $   52,002    $  726,167
     % of total..............       77.64%         9.26%         2.87%         1.61%         1.46%         7.16%       100.00%
2000:
  Amount.....................   $  801,060    $  206,150    $   70,041    $   46,854    $   26,163    $  145,257    $1,295,525
     % of total..............       61.83%        15.91%         5.41%         3.62%         2.02%        11.21%       100.00%

Total rate-sensitive
liabilities:
2001:
  Amount.....................   $  750,269    $  204,721    $   61,675    $   93,035    $    1,347    $   21,129    $1,132,176
     % of total..............       66.27%        18.08%         5.45%         8.22%         0.12%         1.86%       100.00%
2000:
  Amount.....................   $  785,055    $  332,126    $  207,900    $   57,135    $   95,692    $   23,925    $1,501,833
     % of total..............       52.27%        22.12%        13.84%         3.81%         6.37%         1.59%       100.00%

      We believe that the broad geographic distribution of our loans available for sale, loan portfolio, discount loan portfolio and match-funded loans reduces the risks that would otherwise result from concentrating such loans in limited geographic areas. See Notes 5, 6 and 7 to our Consolidated Financial Statements (which are incorporated herein by reference).

      The Committee is authorized to utilize a wide variety of off-balance sheet financial techniques to assist it in the management of interest rate risk and foreign currency exchange rate risk. These techniques include interest rate exchange contracts or "swap" agreements, interest rate caps and floors U.S. Treasury interest rate futures contracts, foreign currency futures contracts, foreign currency forwards and European swaptions and put options.

      Interest Rate Risk Management. In managing our interest rate risk, we enter, from time to time, into interest rate swaps. Under interest rate swaps, we agree with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional amount. We utilize interest rate swaps to protect against the decrease in value of a fixed-rate asset or the increase in borrowing cost from a short-term, fixed-rate liability such as a line of credit, in an increasing interest-rate environment. We had entered into interest rate swaps with an aggregate notional amount of $33,000 at December 31, 2000. Those swaps matured in April 2001 and we have no interest rate swaps outstanding at December 31, 2001.

      From time to time, we also enter into swaption contracts, put option contracts and interest rate futures contracts, including Eurodollar and U.S. Treasury contracts. Swaption contracts are options to enter into an interest rate swap agreement at a future date at a specific interest rate. A put option allows us to sell a specified quantity of an asset at a specified price at a specific date. Interest rate futures contracts are commitments to either purchase or sell designated financial instruments at a future date for a specified price and may be settled in cash or through delivery. We had no swaptions, put option contracts or interest futures contracts outstanding at either December 31, 2001 or 2000.

      Additionally, we purchased amortizing caps and floors to hedge the interest rate exposure relating to our mortgage servicing rights and our match funded loans and securities. An interest rate cap or interest rate floor is designed to provide protection against the interest rate on a floating-rate instrument rising above some level (cap) or falling below some level (floor). We had entered into caps and floors with an aggregate notional amount of $125,933 and $34,101, respectively, at December 31, 2001, as compared to caps and floors with an aggregate notional amount of $141,674 and $37,787, respectively, at December 31, 2000. The floor related to our mortgage servicing rights, which had a notional amount of $11,600, expired during the third quarter of 2001.

      See the "Derivative Financial Instruments" section of Note 1 and the "Interest Rate Management" section of Note 21 to our Consolidated Financial Statements (which are incorporated herein by reference).

      Foreign Currency Exchange Rate Risk Management. We have entered into foreign currency derivatives to hedge our net investment in foreign subsidiaries which own residual securities backed by residential loans originated in the UK ("UK residuals") and a shopping center located in Halifax, Nova Scotia ("the Nova Scotia shopping center"). Our exposure to foreign currency exchange rates

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

exists with the British Pound versus the U.S. dollar and the Canadian Dollar versus the U.S. dollar. Our policy is to periodically adjust the amount of foreign currency derivative contracts we have entered into in response to changes in our recorded investment in these foreign entities as well as to changes in our assets denominated in a foreign currency.

      Our hedges, related investments in foreign subsidiaries and our net exposures at December 31, 2001 and December 31, 2000 were as follows:

                                            Investment     Hedge    Net Exposure
                                            ----------  ----------  ------------
December 31, 2001:
UK residuals.............................    $ 25,535    $ 24,754    $   (781)
Nova Scotia shopping center..............      21,648      21,691          43
December 31, 2000:
UK residuals.............................    $ 23,239    $ 22,236    $ (1,003)
Nova Scotia shopping center..............      21,913      22,423         510

      Our net exposures are subject to gain or loss if foreign currency exchange rates fluctuate. See the "Derivatives Financial Instruments" section of Note 1 and the "Foreign Currency Management" section of Note 21 to our Consolidated Financial Statements (which are incorporated herein by reference).

Liquidity, Commitments and Off-Balance Sheet Risks

      Our primary sources of funds for liquidity are:

      o  Deposits                          o  Maturities and payments received
      o  FHLB advances                        on loans, securities and advances
      o  Securities sold under             o  Proceeds from sales of assets
         agreements to repurchase          o  Servicing fees
      o  Lines of credit
      o  Match funded debt

      At December 31, 2001, we were eligible to borrow up to an aggregate of $149,398 from the FHLB of New York (based on the availability of acceptable collateral) and had $81,764 of short duration CMOs pledged as security for any such borrowings. At December 31, 2001, we had contractual relationships with eleven brokerage firms and the FHLB of New York pursuant to which we could obtain funds from securities sales under agreements to repurchase. In addition, under a match funding agreement that we entered into on December 20, 2001, we were eligible to sell advances on loans serviced for others up to a maximum debt balance of $200,000 at any one time. At December 31, 2001, we had $91,766 of bonds-match funded agreements outstanding under this facility, which is expected to mature in December 2003. The sales of advances did not qualify as sales for accounting purposes; therefore, we report them as secured borrowings with pledges of collateral. We will account for additional sales under this facility in the same manner. At December 31, 2001, we also had $245,249 of unrestricted cash and cash equivalents and $74,190 of short duration CMOs which we could use to secure additional borrowings. We had no outstanding FHLB advances at December 31, 2001. Securities we sold under agreements to repurchase from the FHLB amounted to $79,405 at December 31, 2001.

      We continuously monitor our liquidity position and ongoing funding requirements. Among the risks and challenges associated with our funding activities are the following:

      o We do not intend to utilize brokered certificates of deposit, a significant portion of which mature during 2002, as a source of funding in the foreseeable future.
      o Expiration of existing collateralized lines of credit at various times through 2002.
      o Potential extension of resolution and sale timelines for non-core assets in the current weak economic environment.
      o Ongoing cash requirements to fund operations of our holding company and OTX.
      o Cash requirements to fund our acquisition of additional servicing rights and related advances, as well as the need to fund the unfinanced portion of our existing servicing advances.

      We believe that our existing sources of liquidity, including internally generated funds, will be adequate to fund our planned activities for the foreseeable future, although there can be no assurances in this regard. We continue to evaluate other sources of liquidity, such as lines of credit from unaffiliated parties, match funded debt and other secured borrowings. See the "Short-Term Highly Liquid

Management's Discussion and Analysis of Financial Condition and Results of Operations. (Dollars in thousands, except share data)
--------------------------------------------------------------------------------

Investments," "Securities Sold Under Agreements to Repurchase," and "Derivative Financial Instruments" sections of Note 1 and Notes 14 and 17 to our Consolidated Financial Statements (which are incorporated herein by reference).

      As of November 29, 2001, Standard & Poor's and Fitch's rating outlooks for Ocwen Financial Corporation and Ocwen Federal Bank are negative. On November 13, 2001, Standard & Poor's lowered its credit rating on Ocwen Financial Corporation and its subsidiaries, Ocwen Federal Bank and Ocwen Capital Trust I. On November 29, 2001, Fitch lowered its credit ratings on Ocwen Financial Corporation and Ocwen Federal Bank's subordinated debt while affirming its credit ratings on Ocwen Financial Corporation's long-term senior debt and short-term ratings and Ocwen Federal Bank's short-term rating.

      Our operating activities provided (used) $53,850, $2,713 and $(248,082) of cash flows during 2001, 2000 and 1999, respectively. During the foregoing years our cash resources were provided primarily by trading securities and proceeds from sales of loans available for sale, and we used cash resources primarily to purchase and fund loan servicing advances and, in 1999, to purchase and originate loans available for sale.

      Our investing activities provided cash flows totaling $428,088, $744,663 and $518,466 during 2001, 2000 and 1999, respectively. During the foregoing years, cash flows from our investing activities were provided primarily from principal payments on our discount loans and loans held for investment, maturities of and principal payments received on our securities available for sale and proceeds from sales of discount loans, securities available for sale, real estate held for sale and real estate owned. We used cash flows from our investing activities primarily to purchase discount loans, mortgage servicing rights and securities available for sale. Cash flows from our investing activities for 1999 included $122,101 of proceeds from our sale of Ocwen UK.

      Our financing activities used cash flows of $(375,019), $(947,859) and $(335,319) during 2001, 2000 and 1999, respectively. Cash flows related to our financing activities primarily resulted from changes in our deposits and obligations outstanding under lines of credit, as well as repurchases and issuance of debt. Cash flows used in our financing activities decreased during 2001 primarily because we established a new line of credit agreement to fund advances on loans serviced for others that we acquired in connection with a servicing acquisition, and we entered into a new match funding agreement to fund current and future advances on loans serviced for others. We also repurchased less of our outstanding debt and repurchased none of our common stock during 2001.

      Applicable federal regulations previously required that Ocwen Federal Bank maintain specified levels of "liquid" investments in qualifying types of U.S. government, federal agency and other investments having maturities of five years or less (not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less). Effective July 18, 2001 the OTS issued a final rule eliminating the 4% liquidity requirement. However, the rule continues to require that savings associations maintain sufficient liquidity to ensure its safe and sound operation.

      At December 31, 2001, we had $3,432 of commitments related to the funding of construction loans (including loans accounted for as investments in real estate). We believe that we have adequate resources to fund all such unfunded commitments to the extent required and that substantially all of such unfunded commitments will be funded during 2002. See Note 30 to our Consolidated Financial Statements (which is incorporated herein by reference).

      In addition to commitments to extend credit, we are party to various off-balance sheet financial instruments in the normal course of our business to manage our interest rate risk and foreign currency exchange rate risk. See Note 21 to our Consolidated Financial Statements (which is incorporated herein by reference) and "Asset and Liability Management" above.

      We conduct business with a variety of financial institutions and other companies in the normal course of business, including counterparties to our off-balance sheet financial instruments. We are subject to potential financial loss if the counterparty is unable to complete an agreed upon transaction. We seek to limit counterparty risk through financial analysis, dollar limits and other monitoring procedures.

Regulatory Capital and Other Requirements

      See Note 25 to our Consolidated Financial Statements (which is incorporated herein by reference).

Recent Accounting Developments

      For information relating to the effects of our adoption of recent accounting standards, see Note 1 to our Consolidated Financial Statements (which is incorporated herein by reference).

Forward-Looking Statements

Certain statements contained herein are not, and certain statements contained in future filings by us with the Securities and Exchange Commission (the "Commission"), in our press releases or in the our other public or shareholder communications may not be, based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which are based on various assumptions (some of which are beyond our control), may be identified by reference to a future period(s) or by the use of forward-looking terminology such as "anticipate," "believe," "commitment," "consider," "continue," "could," "estimate," "expect," "foresee," "intend," "in the event of," "may," "plan," "propose," "prospect," "whether," "will," "would," future or conditional verb tenses, similar terms, variations on such terms or negatives of such terms. Although we believe the anticipated results or other expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that those results or expectations will be attained. Actual results could differ materially from those indicated in such statements due to risks, uncertainties and changes with respect to a variety of factors, including, but not limited to, international, national, regional or local economic environments (particularly in the market areas where we operate), government fiscal and monetary policies (particularly in the market areas where we operate), prevailing interest or currency exchange rates, effectiveness of interest rate, currency and other hedging strategies, laws and regulations affecting financial institutions, investment companies and real estate (including regulatory fees, capital requirements, access for disabled persons and environmental compliance), uncertainty of foreign laws and potential political issues related to operations outside of the USA, competitive products, pricing and conditions (including from competitors that have significantly greater resources than our Company), credit, prepayment, basis, default, subordination and asset/liability risks, loan servicing effectiveness, ability to identify acquisitions and investment opportunities meeting our investment strategy, the course of negotiations and the ability to reach agreement with respect to the material terms of any particular transaction, satisfactory due diligence results, satisfaction or fulfillment of agreed upon terms and conditions of closing or performance, the timing of transaction closings, software integration, development and licensing, damage to our computer equipment and the information stored our data centers, availability of and costs associated with obtaining adequate and timely sources of liquidity, ability to repay or refinance indebtedness (at maturity or upon acceleration), to meet collateral calls by lenders (upon re-valuation of the underlying assets or otherwise), to generate revenues sufficient to meet debt service payments and other operating expenses, availability of discount loans and servicing rights for purchase, size of, nature of and yields available with respect to the secondary market for mortgage loans, financial, securities and securitization markets in general, adequacy of allowances for loan losses, changes in real estate conditions (including liquidity, valuation, revenues, rental rates, occupancy levels and competing properties), adequacy of insurance coverage in the event of a loss, other factors generally understood to affect the real estate acquisition, mortgage, servicing and leasing markets, securities investments and the software and technology industry, and other risks detailed from time to time in our reports and filings with the Commission, including our periodic reports on Forms 10-Q, 8-K and 10-K and Exhibit 99.1, titled Risk Factors, to our Form 10-K for the year ended December 31, 2001. Given these uncertainties, readers are cautioned not to place undue reliance on such statements. We do not undertake, and specifically disclaims any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

REPORT OF MANAGEMENT


      The management of Ocwen Financial Corporation is responsible for the accompanying consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America applied on a consistent basis. In preparing the financial statements, it is necessary for management to make informed judgments and best estimates giving due consideration to materiality. In the opinion of management, the consolidated financial statements fairly reflect our financial position and results of operations. Information, both financial and non-financial, presented elsewhere in this annual report is consistent with that in the consolidated financial statements.

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

      PricewaterhouseCoopers LLP was engaged to perform an audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. Such standards include the evaluation of our accounting policies and procedures and the effectiveness of the related internal control system. In addition to the use of independent certified public accountants, the Company maintains a professional staff of internal auditors who conduct financial, procedural and special audits and make recommendations on both administrative and accounting controls.

      The Audit Committee of the Board of Directors is comprised solely of independent directors and is responsible for overseeing and monitoring the quality of our accounting and auditing practices. The independent accountants and internal auditors have direct access to the Audit Committee and meet periodically with the committee to discuss the scope and results of their work, the adequacy of internal accounting controls and financial reporting matters.




         /s/ William C. Erbey                        /s/ Mark S. Zeidman

         William C. Erbey                            Mark S. Zeidman
         Chairman and Chief Executive Officer        Senior Vice President and
                                                     Chief Financial Officer

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of Ocwen Financial Corporation


      In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of comprehensive income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Ocwen Financial Corporation (the "Company") and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.




PRICEWATERHOUSECOOPERS LLP
West Palm Beach, Florida
February 12, 2002

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                    (Dollars in thousands, except share data)

                                                                                         December 31, 2001   December 31, 2000
                                                                                         -----------------   -----------------
Assets:
Cash and amounts due from depository institutions....................................      $       23,076      $       18,749
Interest earning deposits............................................................             111,579             134,987
Federal funds sold...................................................................             126,000                  --
Trading securities, at fair value:
     Collateralized mortgage obligations (AAA-rated).................................             161,191             277,595
     Subordinates, residuals and other securities....................................              65,058             112,647
Loans available for sale, at lower of cost or market.................................               1,040              10,610
Real estate held for sale............................................................              13,418              22,670
Investment in real estate............................................................             116,896             122,761
Affordable housing properties........................................................             102,069             142,812
Investment securities, at cost.......................................................               4,659              13,257
Loan portfolio, net..................................................................              64,925              93,414
Discount loan portfolio, net.........................................................             119,327             536,028
Match funded assets..................................................................             174,351             116,987
Investments in unconsolidated entities...............................................               1,067                 430
Real estate owned, net...............................................................             110,465             146,419
Premises and equipment, net..........................................................              44,589              43,152
Income taxes receivable..............................................................              20,842              30,261
Deferred tax asset, net..............................................................               8,411              95,991
Advances on loans and loans serviced for others......................................             283,183             227,055
Mortgage servicing rights............................................................             101,107              51,426
Other assets.........................................................................              57,897              52,169
                                                                                           --------------      --------------
                                                                                           $    1,711,150      $    2,249,420
                                                                                           ==============      ==============
Liabilities and Stockholders' Equity
  Liabilities:
  Deposits...........................................................................      $      656,878      $    1,202,044
  Escrow deposits on loans and loans serviced for others.............................              73,565              56,316
  Securities sold under agreements to repurchase.....................................              79,405                  --
  Bonds - match funded agreements....................................................             156,908             107,050
  Obligations outstanding under lines of credit......................................              84,304              32,933
  Notes, debentures and other interest bearing obligations...........................             160,305             173,330
  Accrued interest payable...........................................................              12,836              22,096
  Excess of net assets acquired over purchase price..................................              18,333              36,665
  Accrued expenses, payables and other liabilities...................................              28,351              36,030
                                                                                           --------------      --------------
     Total liabilities...............................................................           1,270,885           1,666,464
                                                                                           --------------      --------------

 Company obligated, mandatorily redeemable securities of subsidiary trust holding
    solely junior subordinated debentures of the Company.............................              61,159              79,530

  Commitments and contingencies (Note 30)

  Stockholders' equity:
   Preferred stock, $.01 par value; 20,000,000 shares authorized; 0 shares issued and
      outstanding....................................................................                  --                  --
   Common stock, $.01 par value; 200,000,000 shares authorized; 67,289,313 and
      67,152,363 shares issued and outstanding at December 31, 2001 and
      December 31, 2000, respectively................................................                 673                 672
   Additional paid-in capital........................................................             224,142             223,163
   Retained earnings.................................................................             154,412             279,194
   Accumulated other comprehensive income (loss), net of taxes:
     Net unrealized foreign currency translation gain (loss).........................                (121)                397
                                                                                           --------------      --------------
   Total stockholders' equity........................................................             379,106             503,426
                                                                                           --------------      --------------
                                                                                           $    1,711,150      $    2,249,420
                                                                                           ==============      ==============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (Dollars in thousands, except share data)

                                                                               For the Years Ended December 31,
                                                                         -----------------------------------------------
                                                                             2001              2000             1999
                                                                         ------------     ------------      ------------
Net interest income:
  Income ...........................................................     $     83,371     $    184,816      $    253,224
  Expense...........................................................           93,329          169,090           155,542
                                                                         ------------     ------------      ------------
  Net interest income (expense) before provision for loan losses....           (9,958)          15,726            97,682
  Provision for loan losses.........................................           15,666           15,177             6,710
                                                                         ------------     ------------      ------------
  Net interest income (expense) after provision for loan losses.....          (25,624)             549            90,972
                                                                         ------------     ------------      ------------

Non-interest income:
  Servicing and other fees..........................................          134,597           97,080            76,018
  Gain (loss) on interest earning assets, net.......................           (3,949)          17,625            44,298
  Gain (loss) on trading and match funded securities, net...........           16,330           (3,971)               --
  Impairment charges on securities available for sale...............               --          (11,597)          (58,777)
  Loss on real estate owned, net....................................           (9,256)         (14,904)           (3,957)
  Gain (loss) on other non-interest earning assets, net.............           (1,054)          45,517            58,693
  Net operating gains on investments in real estate.................            5,581           27,579               820
  Amortization of excess of net assets acquired over purchase price            18,333           14,112             3,201
  Other income......................................................            8,759            6,084            24,346
                                                                         ------------     ------------      ------------
                                                                              169,341          177,525           144,642
                                                                         ------------     ------------      ------------
Non-interest expense:
  Compensation and employee benefits................................           84,914           83,086           102,173
  Occupancy and equipment...........................................           11,577           12,005            18,501
  Technology and communication costs................................           26,768           23,876            20,957
  Loan expenses.....................................................           15,811           13,051            12,618
  Net operating losses on investments in certain affordable housing
    properties......................................................           16,580            9,931             6,291
  Amortization of excess of purchase price over net assets acquired.            3,112            3,124             4,448
  Professional services and regulatory fees.........................           14,749           12,829            13,992
  Other operating expenses..........................................            8,935           12,107            16,088
                                                                         ------------     ------------      ------------
                                                                              182,446          170,009           195,068
                                                                         ------------     ------------      ------------
Distributions on Company-obligated, mandatorily redeemable
    securities of subsidiary trust holding solely junior
    subordinated debentures of the Company..........................            7,132           11,380            13,111
Equity in income (losses) of investments in unconsolidated entities               304           (5,249)          (12,616)
                                                                         ------------     ------------      ------------
Income (loss) before income taxes and extraordinary gain............          (45,557)          (8,564)           14,819
Income tax expense..................................................           81,587            7,957             2,608
Minority interest in net loss of consolidated subsidiary............               --               --              (638)
                                                                         ------------     ------------      ------------

Income (loss) before extraordinary gain.............................         (127,144)         (16,521)           12,849
Extraordinary gain on repurchase of debt, net of taxes..............            2,362           18,713             6,983
                                                                         ------------     ------------      ------------
Net income (loss)...................................................     $   (124,782)    $      2,192      $     19,832
                                                                         ============     ============      ============

Earnings (loss) per share:
  Basic:
    Net income (loss) before extraordinary gain.....................     $      (1.89)    $      (0.25)     $       0.20
    Extraordinary gain..............................................             0.03             0.28              0.11
                                                                         ------------     ------------      ------------
    Net income (loss)...............................................     $      (1.86)    $       0.03      $       0.31
                                                                         ============     ============      ============

  Diluted:
    Net income (loss) before extraordinary gain.....................     $      (1.89)    $      (0.25)     $       0.20
    Extraordinary gain..............................................             0.03             0.28              0.11
                                                                         ------------     ------------      ------------
    Net income (loss)...............................................     $      (1.86)    $       0.03      $       0.31
                                                                         ============     ============      ============

Weighted average common shares outstanding:
  Basic.............................................................       67,227,058       67,427,662        63,051,015
  Diluted...........................................................       67,227,058       67,464,043        63,090,282

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                             (Dollars in thousands)

                                                                                   For the Years Ended December 31,
                                                                            -----------------------------------------------
                                                                                2001              2000             1999
                                                                            -----------       -----------       -----------
Net income (loss).....................................................      $  (124,782)      $     2,192       $    19,832
                                                                            -----------       -----------       -----------
Other comprehensive  income (loss), net of taxes:
  Change in unrealized loss (gain) on securities available for sale
    arising during the year...........................................               --                --            (9,338)
  Less: Reclassification adjustment...................................               --              (163)           (4,556)
                                                                            -----------       -----------       -----------
    Netchange in unrealized (gain) loss on securities available for sale (net of a tax benefit of $122 and $7,771 for 2000 and
       1999, respectively)............................................               --              (163)          (13,894)
                                                                            -----------       -----------       -----------

  Change in unrealized foreign currency translation adjustment arising
    during the year...................................................             (518)              389               463
  Less: Reclassification adjustment for losses on foreign currency
    translation adjustment included in net income.....................               --               757               481
                                                                            -----------       -----------       -----------
  Net change in unrealized foreign currency translation loss (net of tax benefit (expense) of $284, $(627) and $(514) for 2001, 2000
    and 1999, respectively)...........................................             (518)            1,146               944
                                                                            -----------       -----------       -----------

  Other comprehensive income (loss)...................................             (518)              983           (12,950)
                                                                            -----------       -----------       -----------

Comprehensive income (loss)...........................................      $  (125,300)      $     3,175       $     6,882
                                                                            ===========       ===========       ===========

Disclosure of reclassification adjustment:

  Unrealized holding losses (gains) arising during the year on
    securities sold or impaired.......................................      $        --       $    (7,394)      $   (36,671)
  Add: Adjustment for realized losses and impairment charges on
    securities available for sale included in net income (loss).......               --             7,231            32,115
                                                                            -----------       -----------       -----------
  Net reclassification adjustment for (gains) losses recognized in other comprehensive income (loss) in prior years (net of tax
    benefit of $122 and $2,558 for 2000 and 1999, respectively) (1)...      $        --       $      (163)      $    (4,556)
                                                                            ===========       ===========       ===========

  Unrealized foreign currency translation adjustment arising during
    the year..........................................................      $        --       $      (131)      $      (703)

  Add: Adjustment for realized foreign currency losses on the sale of the equity investment in a foreign entity and foreign subsidiary
    in 2000 and 1999, respectively....................................               --               888             1,184
                                                                            -----------       -----------       -----------
  Net reclassification adjustment for foreign currency losses recognized in other comprehensive income (loss) in prior years
    (net of tax benefit of $408 and $259 for 2000 and 1999,
    respectively).....................................................      $        --       $       757       $       481
                                                                            ===========       ===========       ===========

(1) In 2000, includes the adjustment related to the reclassification of securities available for sale to trading securities.

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 and 1999
                    (Dollars in thousands, except share data)

                                                                                                  Accumulated
                                                                                                     Other
                                                     Common Stock        Additional              Comprehensive
                                                 --------------------      Paid-in   Retained    Income (Loss),
                                                    Shares     Amount      Capital   Earnings     Net of Taxes      Total
                                                 ------------  ------    ----------  ---------   --------------   ----------
Balances at December 31, 1998................      60,800,357  $  608     $ 166,234  $ 257,170     $   12,364     $  436,376
Net income...................................              --      --            --     19,832             --         19,832
Repurchase and retirement of common stock....      (4,611,700)    (46)      (30,645)        --             --        (30,691)
Exercise of common stock options.............           5,069      --            23         --             --             23
Directors' compensation......................           6,099      --            43         --             --             43
Issuance of common stock for acquisition of
   Ocwen Asset Investment Corp...............      12,371,750     124        96,685         --             --         96,809
Other comprehensive income, net of taxes:
   Change in unrealized gain (loss) on
      securities available for sale..........              --      --            --         --        (13,894)       (13,894)
   Change in unrealized foreign currency
      translation loss.......................              --      --            --         --            944            944
                                                 ------------  ------     ---------  ---------     ----------     ----------
Balances at December 31, 1999................      68,571,575     686       232,340    277,002           (586)       509,442
Net income...................................              --      --            --      2,192             --          2,192
Repurchase and retirement of common stock....      (1,427,747)    (14)       (9,233)        --             --         (9,247)
Directors' compensation......................           8,535      --            56         --             --             56
Other comprehensive income, net of taxes:
   Change in unrealized gain on securities
      available for sale.....................              --      --            --         --           (163)          (163)
   Change in unrealized foreign currency
      translation loss.......................              --      --            --         --          1,146          1,146
                                                 ------------  ------     ---------  ---------     ----------     ----------
Balances at December 31, 2000................      67,152,363     672       223,163    279,194            397        503,426
Net loss.....................................              --      --            --   (124,782)            --       (124,782)
Exercise of common stock options.............         128,155       1           901         --             --            902
Directors' compensation......................           8,795      --            78         --             --             78
Other comprehensive income, net of taxes:
   Change in accounting principle for
      derivative financial instruments.......              --      --            --         --             59             59
   Reclassification of gain on derivative
      financial instruments to earnings......              --      --            --         --            (59)           (59)
   Change in unrealized foreign currency
      translation gain.......................              --      --            --         --           (518)          (518)
                                                 ------------  ------     ---------  ---------     ----------     ----------
Balances at December 31, 2001................      67,289,313  $  673     $ 224,142  $ 154,412     $     (121)    $  379,106
                                                 ============  ======     =========  =========     ==========     ==========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                                                       For the Years Ended December 31,
                                                                                    ---------------------------------------
                                                                                      2001           2000           1999
                                                                                    ---------      ---------      ---------
Cash flows from operating activities:
Net income (loss)...........................................................        $(124,782)     $   2,192      $  19,832
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
  Net cash provided by trading activities...................................          192,069        102,091         18,723
  Proceeds from sales of loans available for sale...........................            6,996         22,982        568,490
  Purchases of loans available for sale.....................................               --             --        (47,129)
  Origination of loans available for sale...................................               --             --       (728,509)
  Principal payments received on loans available for sale...................            1,596          6,827         25,949
  Premium amortization (discount accretion) on securities, net..............            7,337          8,493         11,074
  Depreciation and amortization.............................................           26,902         20,360         13,339
  Provision for loan losses.................................................           15,666         15,177          6,710
  Provision for real estate owned...........................................           17,766         26,674         28,008
  Gain on sale of Ocwen UK..................................................               --             --        (50,371)
  Gain on sale of investment in Kensington Group plc........................               --        (20,025)            --
  Gain on interest-earning assets, net......................................            3,949        (17,625)       (44,298)
  (Gain) loss on trading and match funded securities........................          (16,330)         3,971             --
  Impairment charges on securities available for sale.......................               --         11,597         58,777
  Extraordinary gain on repurchase of debt..................................           (3,774)       (29,704)        (8,475)
  (Gain) loss on sale of other non-interest earning assets..................            1,054        (25,492)        (8,322)
  Impairment charges on investment in real estate...........................            4,515            704          2,817
  Impairment charges on affordable housing properties.......................           15,587          6,448            700
  Gain on sale of real estate owned.........................................          (14,111)       (22,515)       (36,265)
  Equity in (income) losses of investment in unconsolidated entities........             (304)         5,249         12,616
  (Increase) decrease in income taxes receivable............................            9,419        (30,261)        34,333
  (Decrease) increase in income taxes payable...............................               --         (6,369)         6,369
  (Increase) decrease in deferred tax asset.................................           87,580         40,929        (53,273)
  Increase in advances and match funded advances on loans and loans serviced
    for others..............................................................         (165,123)       (67,638)       (54,507)
  (Increase) decrease in other assets, net..................................            4,064        (12,340)       (11,330)
  Decrease in accrued expense, interest payable and other liabilities.......          (16,226)       (39,012)       (13,340)
                                                                                    ---------      ---------      ---------
Net cash provided (used) by operating activities............................           53,850          2,713       (248,082)
                                                                                    ---------      ---------      ---------

                            (Continued on next page)

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                   OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)
                             (Dollars in thousands)

                                                                                       For the Years Ended December 31,
                                                                                    ----------------------------------------
                                                                                      2001            2000           1999
                                                                                    ---------      ---------       ---------
Cash flows from investing activities:
  Proceeds from sales of securities available for sale......................               --        553,589          43,923
  Purchase of securities available for sale.................................               --       (896,470)       (589,985)
  Maturities of and principal payments received on securities available for
    sale....................................................................               --        416,004         553,136
  Proceeds from the sale of Ocwen UK........................................               --             --         122,101
  Proceeds from the sale of investment in Kensington Group plc..............               --         48,556              --
  Redemption of Federal Home Loan Bank stock................................            8,598             --              --
  Acquisitions of subsidiaries..............................................               --             --          64,450
  Principal payments received on match funded loans.........................           30,552         26,595          11,868
  Investment in affordable housing properties...............................          (30,496)       (27,213)        (56,874)
  Proceeds from sale of affordable housing properties.......................           52,076         27,587          44,233
  Purchase of servicing rights..............................................          (79,522)       (49,779)         (9,218)
  Proceeds from sale of discount loans, net.................................          263,373        262,018         275,935
  Principal payments received on discount loans, net........................           84,282        180,048         301,826
  Purchase and funded commitments of discount loans.........................           (1,220)      (175,708)       (584,328)
  Proceeds from sale of real estate held for investment.....................           14,360          4,237          23,436
  Investment in real estate held for investment.............................           (7,996)       (34,057)        (19,115)
  Proceeds from sale of real estate held for sale...........................            1,000        232,811              --
  Investment in real estate held for sale...................................               --        (57,737)             --
  Proceeds from sales of loans held for investment..........................           18,018         30,709          51,691
  Principal payments received on loans held for investment..................           16,193         90,387         137,199
  Purchases, originations and funded commitments of loans held for
    investment, net.........................................................          (24,106)       (55,567)        (36,991)
  Decrease (increase) in investment in unconsolidated entities..............             (333)         7,286          10,687
  Capital improvements to real estate owned.................................          (12,737)        (6,775)            (37)
  Proceeds from sale of real estate owned...................................          108,338        180,473         251,621
  Purchase of real estate owned in connection with discount loan purchases..               --         (9,059)        (47,807)
  Additions to premises and equipment.......................................          (12,292)        (3,272)        (29,285)
                                                                                    ---------      ---------       ---------
Net cash provided by investing activities...................................          428,088        744,663         518,466
                                                                                    ---------      ---------       ---------

                            (Continued on next page)

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)
                             (Dollars in thousands)

                                                                                       For the Years Ended December 31,
                                                                                   ------------------------------------------
                                                                                      2001            2000           1999
                                                                                   -----------    -----------     -----------
Cash flows from financing activities:
  Decrease in deposits.......................................................         (527,917)      (556,287)       (354,144)
  Increase (decrease) in securities sold under agreements to repurchase......           79,405        (47,365)        (34,059)
  (Repayment of) proceeds from obligations under lines of credit, net........           51,371       (155,805)        110,413
  Proceeds from issuance of other interest bearing obligations...............               --             --           6,236
  Proceeds from issuance of bonds - match funded agreements..................           91,766             --          40,094
  Repayments of bonds - match funded agreements..............................          (43,144)       (33,002)        (12,559)
  Repurchase of notes and subordinated debentures............................          (13,233)      (127,649)        (51,223)
  Exercise of common stock options...........................................              902             --              23
  Issuance of shares of common stock.........................................               78             56              43
  Repurchase of Capital Securities, net......................................          (14,247)       (18,811)         (9,452)
  Repurchase of common stock.................................................               --         (8,996)        (30,691)
                                                                                   -----------    -----------     -----------
Net cash used by financing activities........................................         (375,019)      (947,859)       (335,319)
                                                                                   -----------    -----------     -----------
Net increase (decrease) in cash and cash equivalents.........................          106,919       (200,483)        (64,935)
Cash and cash equivalents at beginning of period.............................          153,736        354,219         419,154
                                                                                   -----------    -----------     -----------
Cash and cash equivalents at end of period...................................      $   260,655    $   153,736     $   354,219
                                                                                   ===========    ===========     ===========

Reconciliation of cash and cash equivalents at end of period:
  Cash and amounts due from depository institutions..........................      $    23,076    $    18,749     $   125,799
  Interest-earning deposits..................................................          111,579        134,987         116,420
  Federal funds sold and repurchase agreements...............................          126,000             --         112,000
                                                                                   -----------    -----------     -----------
                                                                                   $   260,655    $   153,736     $   354,219
                                                                                   ===========    ===========     ===========
Supplemental disclosure of cash flow information:
Cash paid during the period for:
  Interest...................................................................      $    75,834    $   179,564     $   153,891
  Income tax refunds (payments)..............................................          (14,816)        18,829             633

Supplemental schedule of non-cash investing and financing activities:
  Real estate owned acquired through foreclosure.............................           64,043        140,764         157,111
  Reclassification of properties from investment in real estate to real
     estate held for sale....................................................           (7,343)       174,480              --
  Reclassification of securities available for sale to trading securities....               --        496,295              --
  Exchange of discount loans and loans available for sale for securities.....               --             --         758,032
  Exchange of note receivable for real estate held for sale..................               --         19,000              --


Acquisition of businesses:
  Fair value of assets acquired..............................................      $        --    $        --     $  (706,329)
  Liabilities assumed........................................................               --             --         599,855
  Stock issued...............................................................               --             --          96,809
                                                                                   -----------    -----------     -----------
  Cash paid..................................................................               --             --          (9,665)
  Less cash acquired.........................................................               --             --          74,115
                                                                                   -----------    -----------     -----------
  Net cash acquired (paid) for assets acquired...............................      $        --    $        --     $    64,450
                                                                                   ===========    ===========     ===========

Sale of subsidiary:
  Fair value of assets sold..................................................      $        --    $        --     $   413,121
  Liabilities sold...........................................................               --             --        (345,327)
  Cash sold..................................................................               --             --           3,936
  Gain on sale...............................................................               --             --          50,371
                                                                                   -----------    -----------     -----------
Net cash received for assets sold............................................      $        --    $        --     $   122,101
                                                                                   ===========    ===========     ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

      Ocwen Financial Corporation ("OCN") is a financial services company whose primary business activities consist of the servicing and resolution of subperforming and nonperforming residential and commercial mortgage loans. We also specialize in the related development of loan servicing technology and software for the mortgage and real estate industries. Our consolidated financial statements include the accounts of OCN and its subsidiaries. We own directly and indirectly all of the outstanding common and preferred stock of our primary subsidiaries, Ocwen Federal Bank FSB (the "Bank"), Investors Mortgage Insurance Holding Company ("IMI"), Ocwen Technology Xchange, Inc. ("OTX") and Ocwen Asset Investment Corp. ("OAC"). We acquired OAC on October 7, 1999. Our consolidated financial statements include OAC and its subsidiaries as of that date. We also own 99.6% of Ocwen Financial Services, Inc. ("OFS"), with the remaining 0.4% owned by the shareholders of Admiral Home Loan. In August 1999, we closed our domestic subprime origination business, which we had previously conducted through OFS. We sold our investment in our foreign subsidiary, Ocwen UK, on September 30, 1999. Ocwen UK's results of operations for 1999 are included in our consolidated statements of operations through that date. We have eliminated all significant intercompany transactions and balances in consolidation.

      The Bank is a federally chartered savings bank regulated by the Office of Thrift Supervision ("OTS").

Reclassification

      Certain amounts included in our 2000 and 1999 consolidated financial statements have been reclassified to conform to the 2001 presentation.

Consolidated Statements of Cash Flows

      For purposes of reporting cash flows, our cash and cash equivalents include cash on hand, interest-bearing and non-interest-bearing deposits and all investments in highly liquid debt instruments that we purchased with an original maturity of three months or less. Cash flows associated with items we intended as hedges of identifiable transactions or events are classified in the same category as the cash flows from the items being hedged.

Short-Term Highly Liquid Investments

      Our short-term highly liquid investments generally consist of federal funds sold and assets we purchased under agreements to resell. We invest in these assets to maximize the return on liquid funds. At December 31, 2001, such investments amounted to $126,000 of federal funds sold which had an overnight maturity. At December 31, 2000, we had no such investments outstanding. The average balance of our investment in federal funds sold and assets purchased under agreements to resell amounted to $200,329 and $128,079 during 2001 and 2000, respectively.

      The Federal Reserve System requires that the Bank maintain non-interest-earning cash reserves against certain of its transaction accounts and time deposit accounts. Such reserves totaled $5,040 and $5,153 at December 31, 2001 and 2000, respectively.

Securities

      We report securities in our statement of financial condition at fair value. We determine fair value within a range based on third party dealer quotations, where available, and internal values, subject to an internal review process.

      In 1999 and prior years, when we acquired securities resulting from the securitization of loans available for sale and sold the securities shortly thereafter, we accounted for the transaction as the sale of loans and the purchase and sale of trading securities.

      On September 30, 2000, we changed our policy for securities available for sale and match funded securities to account for these securities as trading. For these securities, we reported changes in fair value in income in the period of change. Previously, we accounted for the securities as available for sale, for which we reported the unrealized gains and losses as a separate component of accumulated other comprehensive income in stockholders' equity, subject to an evaluation for other-than-temporary impairment. For each security where we concluded that all or part of the decrease in value was other-than-temporary, we charged such amount to earnings, thereby establishing a new cost basis for the security.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


Loans Available for Sale and Held for Investment

      We designate loans originated or purchased by us that we presently do not intend to hold to maturity as loans available for sale at time of origination or purchase. We report these loans at the lower of cost, after considering deferred loan fees and costs, or aggregate market value. We record unrealized losses as a reduction in earnings and include them under the caption "Gain on interest-earning assets, net" in our consolidated statements of operations. We have deferred loan origination fees and certain direct loan origination costs and included them in the carrying value. Upon the sale of a loan, we include any unamortized deferred loan fees, net of costs, in the gain or loss on sale of interest earning assets. We compute gains and losses on disposal of such loans on a specific identification basis.

      We report loans held for investment at amortized cost, less an allowance for loan losses, discounts, deferred loan fees and undisbursed loan funds. To qualify for this treatment, upon origination or purchase we must have both the ability and the intent to hold such loans to maturity. We defer loan origination fees and certain direct loan origination costs and recognize them over the lives of the related loans as a yield adjustment that we include in interest income using the interest method applied on a loan-by-loan basis.

      We accrue interest income as it is earned. We place loans on non-accrual status after being delinquent greater than 89 days or earlier if the borrower is deemed by management to be unable to continue performance. When we place a loan on non-accrual status, we reverse interest accrued but not received. In addition, we suspend the amortization of deferred loan fees when we place a loan on nonaccrual status. We return loans to accrual status only when we reinstate the loan and have no doubt regarding ultimate collectibility.

Allowance for Loan Losses

      We maintain the allowance for loan losses at a level that, based upon our evaluation of known and inherent risks in the portfolio, we consider adequate to provide for losses. We establish specific valuation allowances for impaired loans in the amount by which the carrying value, before allowance for probable losses, exceeds the fair value of collateral less costs to dispose on an individual loan basis, except for single family residential mortgage loans and consumer loans which we generally evaluate for impairment as homogeneous pools of loans. We consider a loan to be impaired when, based upon current information and events, we believe that we will probably be unable to collect on a timely basis all amounts due according to the contractual terms of the loan agreement. We measure these impaired loans at the fair value of the loans' underlying collateral less estimated disposal costs. We may leave impaired loans on accrual status during the period we are pursuing repayment of the loan. We place these loans on non-accrual status at such time that either: (i) the loans become 90 days delinquent; or (ii) we determine that the borrower is incapable of, or has ceased efforts toward, curing the cause of the non-payment. We recognize impairment losses through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. When we either sell, transfer to real estate owned ("REO") or charge-off an impaired loan, we remove valuation allowance from the allowance for loan losses. Charge-offs occur when we consider loans, or a portion thereof, uncollectible and of such little value that we consider unwarranted their continuance as bankable assets. We base our ongoing evaluation of the allowance for loan losses upon an analysis of the portfolio, historical loss experience, economic conditions and trends, collateral values and other relevant factors. We may make subsequent adjustments to the allowance if economic conditions and trends, collateral values and other relevant factors differ substantially from the assumptions used in making the evaluation.

Discount Loan Portfolio

      We have acquired at a discount certain mortgage loans for which the borrowers were not current as to principal and interest payments or for which there was a reason to believe borrowers would be unable to continue to make their scheduled principal and interest payments. We accounted for the initial investment in these pools of loans based upon the pricing methodologies used to bid on the pool. We allocated the acquisition cost to each loan within the pool when we determined the bid price; we made these allocations based upon an analysis of the expected future cash flows of each individual loan. We accounted for the acquisition cost in the aggregate when we determined the bid price using assumptions concerning the expected future cash flows from groups of loans within the pool. For those single family residential mortgage loans that are brought current by the borrower and certain multi-family and commercial real estate loans that are current and that we believe will remain current, we accrete the remaining unamortized discount into interest income as a yield adjustment using the interest method over the contractual maturity of the loan. For all other loans, we report interest as cash is received. We report gains on the repayment and discharging of loans as interest income. The resolution alternatives applied to the discount loan portfolio are:

      o The borrower brings the loan current in accordance with original or modified terms

      o  The borrower repays the loan or a negotiated amount

      o The borrower agrees to a deed-in-lieu of foreclosure, in which case we classify it as real estate owned and held for sale

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


      o We foreclose on the loan and the property is either acquired at the foreclosure sale by a third-party or by us, in which case it is classified as real estate owned and held for sale.

      In situations where we foreclose upon the collateral, we transfer the loans to real estate owned upon receipt of title to the property.

Real Estate Owned

      We value properties acquired through foreclosure at the lower of the adjusted cost basis of the loan or fair value less estimated costs of disposal of the property after the date of foreclosure. We periodically re-evaluate properties held to determine that we are carrying them at the lower of cost or fair value less estimated costs to dispose. We recognize sales proceeds and related costs with passage of title to the buyer and, in cases where we finance the sale, receipt of sufficient down payment. We report rental income related to properties as a part of loss on real estate owned, net, as earned. We report holding and maintenance costs related to properties as period costs as incurred. We record no depreciation expense related to the properties. We recognize decreases in the market value of foreclosed real estate after foreclosure as a valuation allowance on a property specific basis. We report subsequent increases in market value of the foreclosed real estate as reductions in the valuation allowance, but only to the extent the valuation allowance reaches zero. We charge or credit to income such changes in the valuation allowance.

Mortgage Servicing Rights

      We acquire mortgage servicing rights which we record at cost. In connection with our securitization and sale of loans in 1999 and prior years, we generally retained the rights to service such loans for investors. We recognized the servicing asset or liability and other retained interests as allocations of the carrying amounts of the assets sold between the asset sold and the servicing obligation and other retained interests based on the relative fair value of the assets sold to the interests retained. We amortize mortgage servicing assets in proportion to and over the period of estimated net servicing income. We determine estimated net servicing income using the estimated future balance of the underlying mortgage loan portfolio which, absent new purchases, declines over time from prepayments and scheduled loan amortization. We adjust amortization prospectively in response to changes in estimated projections of future cash flows. We evaluate the mortgage servicing assets for impairment based on the fair value of the servicing assets by strata. We stratify the servicing assets based on legal loan-to-value, seasoning, coupon rate and delinquency rate. We estimate fair value by discounting underlying loan cash flows using discount and prepayment rates that we believe market participants would use. To the extent the carrying value of the servicing assets exceeds their fair value by strata, we establish a valuation allowance, which we may adjust in the future, as the value of the servicing assets increase or decrease.

Mortgage Servicing Fees and Advances on Loans Serviced for Others

      We receive fees from investors for servicing mortgage loans. We collect servicing fees, generally expressed as a percent of the unpaid principal balance, from the borrowers' payments. We also include late charge income and other ancillary fees, net of amortization of our servicing assets, in servicing income. During any period in which the borrower is not making payments, we are required under certain servicing agreements to advance our own funds to meet contractual principal and interest remittance requirements for certain investors, pay property taxes and insurance premiums and process foreclosures. We generally recover such advances from borrowers for reinstated and performing loans and from investors for foreclosed loans. We record a charge to servicing income to the extent that we estimate that advances are uncollectible under provisions of the servicing contracts, taking into consideration historical loss and delinquency experience, length of delinquency and the amount of the advance.

Investment in Real Estate

      We record investment in real estate at cost less accumulated depreciation. We review our investment in real estate for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


      We compute depreciation on a straight-line basis over the estimated useful lives of the assets as follows:

      Buildings and improvements             39 - 40 years
      Tenant improvements                    Lesser of lease term or useful life
      Land improvements                      20 years
      Furniture, fixtures and equipment      5 - 10 years

      Our investments in real estate partnerships are accounted for under the equity method of accounting. Under the equity method of accounting, we record an investment in the shares or other interests of an investee at cost of the shares or interests acquired and thereafter periodically increase (decrease) the investment by our proportionate share of earnings (losses) of the investee and decrease it by the dividends or distributions that we receive from the investee.

      In addition, we acquired certain acquisition, development and construction loans in which we participate in the residual profits of the underlying real estate and the borrower had not contributed substantial equity to the project. As such, we account for these loans under the equity method of accounting as though we had made an investment in a real estate limited partnership.

      We charge expenditures for repairs and maintenance to operations as incurred but capitalize significant improvements. We classify our leases as operating. We defer fees and costs incurred in the successful negotiation of leases and amortize them on a straight-line basis over the terms of the respective leases. We report rental income on a straight-line basis over the terms of the respective leases.

Real Estate Held for Sale

      We report real estate held for sale at the lower of the carrying amount or fair value less cost to sell. We classify real estate as held for sale when we have committed to a plan to sell the assets, and discontinue recording depreciation. We include gains and losses on the sale of real estate held for sale in gain on other non-interest earning assets, net, in our consolidated statement of operations.

Investments in Affordable Housing Properties

      Affordable housing partnerships own multi-family residential properties that have been allocated tax credits under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The obligations of the partnership to sustain qualifying status of the properties covers a 15-year period; however, tax credits accrue over a 10-year period on a straight-line basis. We account for investments in affordable housing partnerships that we made on or after May 18, 1995 and in which we invest solely as a limited partner using the equity method. For our limited partnership investments made before this date, we record our receipt of income tax credits and other tax benefits on a level yield basis over the 15-year obligation period and report the tax credits and tax benefits net of amortization of our investment in the limited partnership as a reduction of income tax expense. We consolidate affordable housing partnerships in which we have invested as a limited partner, and through which a subsidiary acts as the general partner, and include them in our consolidated financial statements. For all investments in affordable housing partnerships made after May 18, 1995, we capitalize interest expense and certain direct costs incurred during the pre-operating period.

      We report affordable housing properties for which we have entered into an agreement to sell at the lower of cost or fair value less costs to sell. We report all other affordable housing investments at estimated net realizable value.

Excess of Cost Over Net Assets Acquired

      We report the excess of purchase price over net assets of acquired businesses ("goodwill") at cost and amortize it on a straight-line basis over the estimated future periods to be benefited, ranging from 3 to 7 years. We review the carrying value of goodwill for impairment whenever events or changes in circumstances indicate that it may not be recoverable. Additionally, we evaluate the amortization periods to determine whether events or circumstances warrant revised amortization periods. We include the results of operations of acquired companies in our consolidated statements of operations beginning with the acquisition date. Effective January 1, 2002 we will no longer amortize our goodwill, but will review the carrying value annually for impairment in accordance with the provisions of Statement of Financial Accounting Standard ("SFAS") No. 142. See Current Accounting Pronouncements below.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


Premises and Equipment

      We report premises and equipment at cost and, except for land, depreciate them over their estimated useful lives on the straight-line method as follows:

      Buildings                             39 years
      Land improvements                     15 years
      Furniture and fixtures                5 years
      Computer hardware and software        3 years
      Leasehold improvements                Life of the lease, with maximum
                                            lease term of 10 years.

Capitalized Software Costs

      We currently expense all costs attributable to developing, modifying and enhancing our OTX technology solutions. Prior to 2000, we expensed costs incurred up to the establishment of technological feasibility as research and development costs. Once the products were made available for general release to customers, we began amortization of the capitalized costs using the straight-line method over the estimated economic lives of the individual products. We reduce the unamortized costs by product to an amount not to exceed the future net realizable value by product at each financial statement date.

Securities Sold Under Agreements to Repurchase

      We periodically enter into sales of securities under agreements to repurchase the same securities ("reverse repurchase agreements"). We report reverse repurchase agreements as financings and report the obligations to repurchase securities sold as a liability in our consolidated statements of financial condition. We report all securities underlying reverse repurchase agreements as assets in our consolidated statements of financial condition. Custodians hold these securities in safekeeping.

Excess of Net Assets Acquired Over Purchase Price

      The effects of our acquisition of OAC resulted in a new basis of accounting reflecting fair values of assets and liabilities at the date of acquisition. We report the excess of assets over the purchase price of acquired net assets resulting from the acquisition at cost and have amortized it on a straight-line basis over the estimated future periods to be benefited. Effective January 1, 2002, we reversed the unamortized balance of the excess of net assets acquired over purchase price to income in accordance with the provisions of SFAS No. 141. See Current Accounting Pronouncements below.

Derivative Financial Instruments

      We use derivative financial instruments for the purpose of managing our exposure to adverse fluctuations in interest and foreign currency exchange rates. While these instruments are subject to fluctuations in value, such fluctuations are generally offset by the change in value of the underlying exposures being hedged. We do not enter into any derivative financial instruments for trading purposes.

      We record all of our derivative instruments in the statement of financial condition at fair value. We record changes in the fair value of derivatives each period in current earnings or other comprehensive (loss) income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, depending on the type of hedge transaction and the effectiveness of the hedge.

      For cash-flow hedge transactions in which we hedge the variability of cash flows related to a variable-rate asset, liability or a forecasted transaction, we report the effective portions of the changes in the fair value of the derivative instruments in other comprehensive (loss) income. The gains and losses on the derivative instrument that are reported in other comprehensive
(loss) income are reclassified to earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item.

      For hedge transactions of net investments in foreign operations, we record the effective portions of the changes in fair value of the derivative instruments as a cumulative translation adjustment and include as a component of accumulated other comprehensive (loss) income in stockholders' equity.

      We recognize the ineffective portions of all hedges in our current period earnings.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


      We account for all other derivative instruments used for risk management purposes that do not meet the hedge accounting criteria and, therefore, do not qualify for hedge accounting at fair value with changes in fair value recorded in our consolidated statement of operations.

      Effective January 1, 2001, we adopted SFAS No. 133. See Current Accounting Pronouncements below.

Foreign Currency Translation

      We translate assets and liabilities of foreign entities where the functional currency is not the U.S. dollar into U.S. dollars at the current rate of exchange existing at the statement of financial condition date and revenues and expenses at average monthly rates. We include the resulting translation adjustments as a component of accumulated other comprehensive income in stockholders' equity.

Income Taxes

      We file consolidated Federal income tax returns with our subsidiaries. Consolidated income tax is allocated among the subsidiaries participating in the consolidated returns as if each subsidiary that has one or more subsidiaries filed its own consolidated return and those with no subsidiaries filed separate returns.

      We account for income taxes using the asset and liability method which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Additionally, we adjust deferred taxes for subsequent tax rate changes. We conduct periodic evaluations to determine whether it is more likely than not that some or all of our deferred tax asset will not be realized. Among the factors considered in this evaluation are estimates of future earnings, the future reversal of temporary differences and the impact of tax planning strategies that we can implement if warranted.

Investment in Unconsolidated Entities

      We account for our investments in unconsolidated entities under the equity method of accounting. Under the equity method of accounting, we initially record an investment in the shares or other interests of an investee at the cost of the shares or interests acquired and thereafter periodically increase (decrease) the investment by our proportionate share of the earnings (losses) of the investee and decrease it by the dividends or distributions that we receive from the investee.

Basic and Diluted Earnings Per Share

      We calculate basic earnings per share based upon the weighted average number of shares of common stock outstanding during the year. We calculate diluted earnings per share based upon the weighted average number of shares of common stock outstanding and all dilutive potential common shares outstanding during the year. The computation of diluted earnings per share includes the impact of the exercise of the outstanding options to purchase common stock and assumes that the proceeds from such issuance are used to repurchase common shares at fair value. We exclude common stock equivalents from the diluted calculation if the Company incurs a net loss for the period since the common stock equivalents would be antidilutive.

Comprehensive Income

      Comprehensive income represents the change in equity of a business enterprise during a period from transactions and other events and circumstances excluding those resulting from investments by and distributions to owners. We present comprehensive income beginning with net income and add the elements of comprehensive income not included in the determination of net income to arrive at comprehensive income. We present accumulated other comprehensive income net of income taxes and include unrealized foreign currency translation gains and losses.

Risks and Uncertainties

      In the normal course of business, we encounter two significant types of risk: economic and regulatory. There are three main components of economic risk: credit risk, market risk and concentration of credit risk. Credit risk is the risk of default on our loan portfolios and derivative financial instruments that results from a borrower's inability or unwillingness to make contractually required payments. Market risk includes interest rate risk, foreign currency exchange rate risk, equity price risk and liquidity risk. We are exposed to interest

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


rate risk to the degree that our interest-bearing liabilities mature or reprice at different speeds, or different bases, than our interest-earning assets. We are exposed to foreign currency exchange rate risk in connection with our investment in non-U.S. dollar functional currency operations and to the extent our foreign exchange positions remain unhedged. We are exposed to equity price risk as a result of our investments in the equity securities of other entities. Market risk also reflects the risk of declines in the valuation of loans held for sale and trading securities, and in the value of the collateral underlying loans and the value of real estate held. Concentration of credit risk refers to the risk that, if we extend a significant portion of the total outstanding credit to borrowers in a specific geographical area or industry or on the security of a specific form of collateral, we may experience disproportionately high levels of default and losses if those borrowers, or the value of such type of collateral, is adversely affected by economic or other factors that are particularly applicable to such borrowers or collateral.

      We are also exposed to liquidity risk. Our business requires substantial cash to support the residential loan servicing business, including acquisitions of mortgage servicing rights and the unfinanced portion of servicing advances, and to fund holding company operations including OTX operations. In general, we finance our operations through various sources, including asset specific lines of credit and financing facilities, some of which have 90% advance rates. As we continue to increase our purchase of mortgage servicing contracts and fund OTX operations from other operating cash flows, we must secure additional capital to support our growth. Failure to secure additional financing sources or to achieve profitable operations could result in a significant adverse effect on our financial position and results of operations.

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

      The preparation of financial statements in conformity with generally accepted accounting principles requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly significant in the near or medium term relate to our determination of the allowance for loan losses and our valuation of securities, real estate, affordable housing properties, servicing rights, intangibles and our deferred tax asset.

Current Accounting Pronouncements

      On January 1, 2001, we adopted the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138 (collectively, "SFAS No. 133") and recorded a net of tax, a cumulative effect adjustment in accumulated other comprehensive income to recognize at fair value the interest rate swap that was designated as a cash-flow hedging of an outstanding line of credit. The swap matured in April 2001, and we have reclassified to earnings all of this transition adjustment.

      Adoption of SFAS 133 did not have a material impact on our use of futures contracts to hedge the net investments in our foreign subsidiaries, as the SFAS 133 accounting is similar to the pre-existing accounting. In addition, adoption of SFAS 133 did not have an impact on our other risk management instruments that do not meet the hedge criteria as these derivatives were already accounted for at fair value with changes in fair value recognized currently in earnings.

      As of December 31, 2000, we adopted the disclosure provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as they relate to recognition and reclassification of collateral and for disclosures relating to securitization transactions, mortgage servicing rights and collateral.

      As of April 1, 2001, we adopted the other provisions of SFAS 140 as they relate to transfers and servicing of financial assets and extinguishments of liabilities. Adoption of SFAS 140 did not have a material impact on our results of operations, financial position or cash flows.

      The Emerging Issues Task Force issued EITF 99-20 "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Assets" effective for fiscal quarters beginning after March 15, 2001. On April 1, 2001, we adopted the provisions of EITF 99-20. Adoption of EITF 99-20 did not have a material impact on our results of operations, financial position or cash flows.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


      The Financial Accounting Standards Board ("FASB") has issued SFAS No. 141, "Business Combinations". SFAS No. 141 is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later.

      SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations leaving only the purchase method of accounting. In addition, SFAS No. 141 requires that intangible assets be recognized separately from goodwill if they meet one of two criteria - the contractual-legal criterion or the separability criterion. SFAS No. 141 also expands upon disclosure requirements by requiring the disclosure of the primary reasons for the business combination, the allocation of the purchase price to the assets acquired and liabilities assumed and, if significant, the amount of goodwill by segment and the amount of the purchase price assigned to each major class of intangible asset. As of July 1, 2001, we adopted the provisions of SFAS No. 141. The impact of the adoption of SFAS No. 141 on our results of operations, financial position and cash flows results from the reversal, as discussed below, of the unamortized balance of the excess of net assets acquired over purchase price upon the adoption of SFAS No. 142.

      The FASB has also issued SFAS No. 142, "Goodwill and Other Intangible Assets." Except for goodwill and intangible assets acquired after June 30, 2001, which are immediately subject to its provisions, SFAS No. 142 is effective starting with fiscal years beginning after December 15, 2001.

      Under SFAS No. 142, goodwill and intangible assets that have indefinite useful lives will no longer be amortized. Both goodwill and intangible assets that are not being amortized must be tested annually for impairment. In addition, SFAS No. 142 requires additional disclosures regarding goodwill and other intangible assets, including changes in the carrying amount of goodwill from period to period, the carrying amount of intangible assets by major intangible asset class and the estimated intangible asset amortization for the next five years.

      We adopted the provisions of SFAS No. 142 effective January 1, 2002. As a result, we reversed the unamortized balance of the excess of net assets acquired over purchase price. This reversal resulted in a pre-tax credit to income of $18,333 on January 1, 2002 that will be reported as the effect of a change in accounting principle. We expect that the elimination of goodwill amortization after the adoption of SFAS No. 142 will positively impact pretax net income by approximately $3,000 in 2002. We have not yet fully determined the impact that the adoption of other elements of SFAS No. 142, including possible impairment charges on goodwill or other intangible assets, may have on our financial position or results of operations.

      On October 3, 2001, the FASB has also issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 is designed to establish a single model for long-lived assets to be disposed of and, as such, supercedes SFAS 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."

      We are required to adopt the provisions of SFAS No. 144 effective January 1, 2002. We have not yet determined the impact that the adoption of SFAS No. 144 will have on our results of operations, financial positions or cash flows.


NOTE 2: ACQUISITION AND DISPOSITION TRANSACTIONS

      On November 22, 2000, we sold our minority investment in Kensington Group plc ("Kensington") for proceeds, net of stamp duty and other fees, of approximately (pound)34,500 or $48,600. As a result of the transaction, we recorded a pretax gain on sale of $20,025.

      On October 7, 1999, Ocwen Acquisition Company ("Acquisition Sub"), a Virginia corporation and an indirect wholly-owned subsidiary of OCN, merged (the "Merger") with and into OAC, a Virginia corporation, in accordance with the Agreement of Merger (the "Merger Agreement") dated as of July 25, 1999 among OAC, OCN and Acquisition Sub. In accordance with the Merger Agreement, OAC shareholders (except for OCN or its subsidiaries) received 0.71 shares of OCN stock for each outstanding share of OAC common stock. We issued a total of 12,371,750 shares of OCN stock at a value of $96,809 to OAC shareholders. Before the Merger, we owned, through IMI, 1,540,000 or 8.12% of the outstanding common stock of OAC and 1,808,733 units or 8.71% of the outstanding partnership units of Ocwen Partnership L.P. ("OPLP"). OPLP is the operating partnership subsidiary of OAC.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


      The Merger, which resulted in our acquisition of the remaining interest in OAC, reflected an aggregate purchase price of $101,271, including direct costs of the acquisition. The Merger was accounted for as a purchase, and the purchase price was allocated to OAC's assets and liabilities based on their fair market values as follows:

Purchase price..................................................    $   101,271
Fair value of net assets........................................        161,313
                                                                    -----------
Excess of net assets acquired over purchase price...............    $    60,042
                                                                    ===========

      We have amortized the excess of net assets acquired over the purchase price on a straight-line basis. Amortization in 2000 includes an additional amount of $2,330 resulting from the reduction in the estimated life of the excess of net assets acquired over the purchase price from 60 months to 39 months, effective October 1, 2000, as a result of our acceleration of projected sale dates for the acquired assets. Effective January 1, 2002, we reversed the unamortized balance of net assets acquired over our purchase price to income in accordance with the provisions FAS 141 (see Note 1, above). Results of operations for OAC are included in our consolidated statement of operations from the date of merger.

      On September 30, 1999, we sold all the shares of our wholly-owned subsidiary, Ocwen UK, to Malvern House Acquisition Limited for the pound sterling equivalent of $122,101 in cash. Ocwen UK was originally formed to acquire substantially all of the assets, and certain of the liabilities, of the United Kingdom operations of Cityscape Financial Corp., and commenced operations on April 24, 1998. As a result of the transaction, we recorded a pretax gain on sale of $50,371.

      On June 2, 1999, OTX acquired substantially all of the assets of Synergy Software, LLC ("Synergy"), a developer of commercial and multi-family mortgage servicing systems, for $5,000. The acquisition was accounted for as a purchase. The excess of purchase price over net assets acquired related to this transaction amounted to $4,948.


NOTE 3: FAIR VALUE OF FINANCIAL INSTRUMENTS

      A majority of our assets, liabilities and off-balance sheet instruments and commitments are considered financial instruments. For the majority of our financial instruments, principally loans and deposits, fair values are not readily available since there are no available trading markets as characterized by current exchanges between willing parties. Accordingly, fair values can only be derived or estimated using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise. In addition, for those financial instruments with option-related features, prepayment assumptions are incorporated into the valuation techniques. Minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values.

      The fair values reflected below are indicative of the interest rate environments as of December 31, 2001 and 2000, and do not take into consideration the effects of interest rate fluctuations. In different interest rate environments, fair value results can differ significantly, especially for certain fixed-rate financial instruments and non-accrual assets. In addition, the fair values presented do not attempt to estimate the value of our fee generating businesses and anticipated future business activities. In other words, they do not represent our value as a going concern. Furthermore, the differences between the carrying amounts and the fair values presented may not be realized.

      Reasonable comparability of fair values among financial institutions is difficult due to the wide range of permitted valuation techniques and numerous estimates that must be made in the absence of secondary market prices. This lack of objective pricing standards introduces a degree of subjectivity to these derived or estimated fair values. Therefore, while disclosure of estimated fair values of financial instruments is required, readers are cautioned in using this data for purposes of evaluating our financial condition.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


      The methodologies used and key assumptions made to estimate fair value, the estimated fair values determined and recorded carrying values follow:

Cash and Cash Equivalents

      We have valued cash and cash equivalents at their carrying amounts as these are reasonable estimates of fair value given the relatively short period of time between origination of the instruments and their expected realization.

Securities

      We adjust our securities portfolio to fair value within a range based on third party dealer quotations, where available, and internal values, subject to an internal review process. For those securities which do not have an available market quotation, we will request market values and underlying assumptions from the various securities dealers that underwrote, are currently financing the securities or have had prior experience with the type of security to be valued. When we obtain quotations from two or more dealers, we generally use the average dealer quote.

Loans Available for Sale, Loans, Match Funded Loans and Securities, and Discount Loans

      We estimate the fair value of our performing loans based upon quoted market prices for similar whole loan pools. We base the fair value of our non-performing loans on estimated cash flows discounted using a rate commensurate with the risk associated with the estimated cash flows. We estimate the fair value of our match funded loans and our discount loan portfolio based upon current market yields at which recent pools of similar mortgages have traded taking into consideration the timing and amount of expected cash flows. We mark our match funded securities to fair value in the same manner as securities.

Investment Securities

      Our investment securities represent required holdings of specified levels of common stock issued by the Federal Home Loan Bank. These securities are subject to regulatory restrictions that limit our ability to dispose of them freely and we carry them at cost.

Advances on Loans and Loans Serviced for Others

      We value advances we make on our loans and loans we service for others at their carrying amounts because they have no stated maturity, do not bear interest and we believe that there is no substantial risk of uncollectibility.

Deposits

      The fair value of our demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. We estimate the fair value of fixed-maturity certificates of deposit by discounting the required cash payments at the market rates offered for deposits with similar maturities on the respective financial statement dates.

Borrowings

      We base the fair value of our bond-match funded loan agreements, notes and debentures and Capital Securities on quoted market prices. The fair value of our other borrowings, including securities sold under agreements to repurchase and obligations outstanding under lines of credit, approximates carrying value because these borrowings are either short-term or bear interest at a rate that is adjusted regularly based on a market index.

Derivative Financial Instruments

      We base the fair values of our derivative financial instruments on quoted market prices.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


Loan Commitments, Letters of Credit and Guarantees

      The fair values of loan commitments, letters of credit and guarantees are estimated considering the difference between interest rates on the respective financial statement dates and the committed rates.

      The carrying amounts and the estimated fair values of our financial instruments are as follows:

                                                                 December 31, 2001                  December 31, 2000
                                                            ---------------------------        ---------------------------
                                                             Carrying           Fair            Carrying           Fair
                                                              Amount           Value             Amount           Value
                                                            ----------       ----------        ----------       ----------
Financial assets:
  Interest earning and non-interest earning cash.......     $  134,655       $  134,655        $  153,736       $  153,736
  Federal funds sold...................................        126,000          126,000                --               --
  Trading securities...................................        226,249          226,249           390,242          390,242
  Loans available for sale.............................          1,040            1,040            10,610           10,610
  Investment securities................................          4,659            4,659            13,257           13,257
  Loan portfolio, net..................................         64,925           64,925            93,414           93,408
  Discount loan portfolio, net.........................        119,327          127,133           536,028          579,909
  Match funded assets..................................        174,351          172,306           116,987          109,635
  Advances on loans and loans serviced for others......        283,183          283,183           227,055          227,055
Financial liabilities:
  Deposits.............................................        656,878          679,124         1,202,044        1,219,952
  Escrow deposits on loans and loans serviced for
    others.............................................         73,565           73,565            56,316           56,316
  Securities sold under agreements to repurchase.......         79,405           79,405                --               --
  Bond-match funded agreements.........................        156,908          156,996           107,050          108,783
  Obligations outstanding under lines of credit........         84,304           84,304            32,933           32,933
  Notes, debentures and other interest-bearing
    obligations........................................        160,305          159,590           173,330          152,277
  Capital Securities...................................         61,159           50,762            79,530           48,911
Derivative financial instruments:
  Interest rate swaps..................................             --               --                --               59
  Caps and floors......................................            404              404               271              499
  British Pound futures................................           (235)            (235)             (339)            (339)
  Canadian Dollar futures..............................            353              353              (242)            (242)
Other:
  Loan commitments.....................................             --            3,432                --           11,259
  Letters of credit....................................             --              210                --            6,968
  Guarantees...........................................             --            7,035                --            7,035

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


NOTE 4: Trading Securities

      As discussed in Note 1, we reclassified our securities available for sale to trading on September 30, 2000. The fair value of our trading securities are as follows at December 31:

                                                                                                    2001            2000
                                                                                                -----------     -----------
Collateralized mortgage obligations (AAA-rated)..............................................   $   161,191     $   277,595
                                                                                                ===========     ===========
Subordinates and residual securities:
   Single family residential:
      BB-rated subordinates..................................................................   $       625     $     4,563
      B-rated subordinates...................................................................           799           2,911
      Unrated subordinates...................................................................         1,008           9,361
      Unrated subprime residuals ............................................................        60,049          93,176
                                                                                                -----------     -----------
                                                                                                     62,481         110,011
   Multi-family and commercial unrated subordinates..........................................         2,577           2,636
                                                                                                -----------     -----------
                                                                                                $    65,058     $   112,647
                                                                                                ===========     ===========

      At December 31, 2001, we had pledged securities from our portfolio of collateralized mortgage obligation (AAA-rated) for the following purposes:

                                                                                                                Fair Value
                                                                                                                ----------
Securities sold under agreements to repurchase from the FHLB of New York.................................       $   81,764
Security for certificates of deposit in excess of $100 issued to municipalities in the State of New
    Jersey...............................................................................................            1,005
Overdraft protection with the Federal Reserve Bank of New York...........................................            4,231
                                                                                                                ----------
                                                                                                                $   87,000
                                                                                                                ==========

      At December 31, 2001, we held securities with an aggregate fair value of $36,181 and $59,634 that were issued by Freddie Mac and Fannie Mae, respectively.

      A profile of the maturities of our trading securities at December 31, 2001, follows. Mortgage-backed securities are included based on their weighted-average maturities, reflecting anticipated future prepayments.

                                              Collateralized Mortgage Obligations            Subordinates and Residuals
                                            ---------------------------------------   ---------------------------------------
                                            Weighted Average                          Weighted Average
                                                 Yield              Fair Value              Yield             Fair Value
                                            ----------------    -------------------   ----------------   --------------------
Due within one year.....................         1.07%              $    150,002           50.70%            $      8,585
Due after 1 through 5 years.............         2.87                     11,189           31.98                   27,681
Due after 5 through 10 years............          --                          --           30.52                   21,555
Due after 10 years......................          --                          --           24.17                    7,237
                                                                    ------------                             ------------
                                                                    $    161,191                             $     65,058
                                                                    ============                             ============

      Realized and unrealized gain (loss) on trading and match funded securities for the year ended December 31, 2001, was comprised of the following:

Unrealized gain (loss):
  Trading securities...........................................     $     3,125
  Match funded securities......................................           2,088
                                                                    -----------
                                                                          5,213
                                                                    -----------
Realized gain (loss):
  Trading securities...........................................          11,117
  Match funded securities......................................              --
                                                                    -----------
                                                                         11,117
                                                                    -----------
                                                                    $    16,330
                                                                    ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


      Our residual and subordinate securities classified as trading securities at December 31, 2001 include retained interests with a fair value of $25,274 from securitizations of loans completed in prior years. We completed no securitizations of loans during the years ended December 31, 2001 and 2000.

      The key economic assumptions we used to estimate the fair value of these retained interests at December 31, 2001 were as follows:

                                                              Weighted Average
                                                              ----------------
Discount rate...............................................        18.84%
Projected prepayments.......................................        23.21%
Projected average life......................................         3.97 years
Projected annual loss rates.................................         3.07%
Static pool losses..........................................        12.74%

      At December 31, 2001, the effect on the fair value of our retained interests caused by immediate adverse changes in the assumptions shown above would be as follows:

                                                                     Decrease
                                                                   ------------
Discount rate:
   Impact of a +10% change......................................   $     (1,911)
   Impact of a +20% change......................................         (3,604)
Prepayments:
   Impact of a -10% change......................................           (258)
   Impact of a -20% change......................................           (543)
Loss rates:
   Impact of a +10% change......................................         (1,223)
   Impact of a +20% change......................................         (2,315)

      These sensitivities are hypothetical and are presented for illustrative purposes only. We applied the changes in the assumptions regarding prepayments and loss rates to the cash flows of the loans underlying the retained securities. We applied changes in assumptions regarding discount rates to the cash flows of the securities. Changes in fair value based upon a change in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. We calculated the changes in assumptions presented in the table above without changing any other assumption. In reality, changes in one assumption may result in changes in another, which may magnify or offset the sensitivities presented. For example, changes in market interest rates may simultaneously impact prepayments, losses and the discount rate.

      At and for the year ended December 31, 2001, the following information is provided regarding securitized loans and related financial assets we managed:

Current unpaid principal balance of securitized loans............   $   801,863
Delinquencies of securitized loans (30 days past due)............       255,127
Losses, net of recoveries, on securitized loans..................        50,348

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


NOTE 5: LOAN PORTFOLIO

      Our loan portfolio consisted of the following at December 31:

                                                             Carrying Value
                                                       ------------------------
                                                          2001          2000
                                                       ----------    ----------
Loan type:
Single family residential..........................    $      400    $      848
                                                       ----------    ----------
Multi-family residential:
  Permanent........................................           277         6,083
  Construction.....................................        19,714        39,123
                                                       ----------    ----------
  Total multi-family residential...................        19,991        45,206
                                                       ----------    ----------
Commercial real estate:
  Hotel construction...............................        30,115        38,153
  Office ..........................................        20,350        20,817
  Land ............................................            --             1
                                                       ----------    ----------
    Total commercial real estate...................        50,465        58,971
                                                       ----------    ----------
Other .............................................           209            48
                                                       ----------    ----------
    Total loans....................................        71,065       105,073
Undisbursed loan funds.............................        (2,914)       (8,879)
Unamortized deferred fees..........................           (29)         (372)
Allowance for loan losses..........................        (3,197)       (2,408)
                                                       ----------    ----------
    Loans, net.....................................    $   64,925    $   93,414
                                                       ==========    ==========

      Our loan portfolio is secured by mortgages on properties located throughout the United States. The following table sets forth the five states in which the largest amount of properties securing our loans were located at December 31, 2001:

                                 Single Family    Multi-family     Commercial
                                  Residential     Residential     Real Estate       Consumer       Unsecured        Total
                                  -----------     -----------     -----------      ----------      ----------     ----------
New York.......................    $       --      $       --      $   15,766      $        8      $       --     $   15,774
Delaware.......................           240              --          14,349              --              --         14,589
Connecticut....................            --              --          12,800              --              --         12,800
New Jersey.....................            35           8,563              --               1              --          8,599
Virginia.......................            --              --           7,550              --              --          7,550
Other (1)......................           125          11,428              --              --             200         11,753
                                   ----------      ----------      ----------      ----------      ----------     ----------
   Total.......................    $      400      $   19,991      $   50,465      $        9      $      200     $   71,065
                                   ==========      ==========      ==========      ==========      ==========     ==========

(1) Consists of properties located in 5 other states, none of which aggregated over $5,645 in any one state.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


      The following table presents a summary of our non-performing loans, allowance for loan losses and significant ratios for our loan portfolio at and for the years ended December 31:

                                                                       2001                 2000                  1999
                                                                  --------------       --------------       --------------
Non-performing loans:
Single family residential...................................      $           --       $          316       $          982
Multi-family residential....................................              17,201               13,373               11,037
Commercial real estate and other............................                   5                4,581               19,360
                                                                  --------------       --------------       --------------
                                                                  $       17,206       $       18,270       $       31,379
                                                                  ==============       ==============       ==============
Allowance for loan losses:
Balance, beginning of year..................................      $        2,408       $        7,259       $        4,928
Provision for loan losses...................................               2,518                    4                1,636
Charge-offs.................................................              (1,729)              (4,855)                  (8)
Acquired allowance (OAC acquisition)........................                  --                   --                  703
                                                                  --------------       --------------       --------------
Balance, end of year........................................      $        3,197       $        2,408       $        7,259
                                                                  ==============       ==============       ==============

Significant ratios:
Non-performing loans as a percentage of:
   Total loans..............................................           25.26%               19.07%               19.06%
   Total assets.............................................            1.01                 0.81                 0.96
Allowance for loan losses as a percentage of:
   Total loans..............................................            4.69%                2.51%                4.41%
   Non-performing loans.....................................           18.58                13.18                23.13

      If non-accrual loans had been current in accordance with their original terms, interest income for the years ended December 31, 2001, 2000 and 1999, would have been greater by approximately $1,175, $1,919 and $1,139, respectively. We have accrued no interest on loans greater than 89 days past due.

      At December 31, 2001, we had no commercial loans that were impaired. The average carrying value of impaired loans during 2001 was $2,226. At December 31, 2000, we had five commercial loans with an aggregate carrying value of $1,877, net of allowance for loan losses of $361, which were impaired. The average carrying value of impaired loans for the year ended December 31, 2000 was $8,988. At December 31, 1999, we had two commercial loans with an aggregate carrying value of $1,793, net of allowance for loan losses of $1,982, which were impaired.

      The following table sets forth the geographic distribution of properties securing our non-accrual loans in the loan portfolio at December 31, 2001:

                                    Multi-family
                                     Residential      Consumer         Total
                                     -----------     ----------      ----------
New Jersey........................    $    7,516     $       --      $    7,516
California........................         5,519             --           5,519
Tennessee.........................         4,166             --           4,166
New York..........................            --              5               5
                                      ----------     ----------      ----------
   Total..........................    $   17,201     $        5      $   17,206
                                      ==========     ==========      ==========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


NOTE 6: DISCOUNT LOAN PORTFOLIO

      Our discount loan portfolio consisted of the following at December 31:

                                                                                       2001                     2000
                                                                                  ---------------          ---------------
Single family residential loans..........................................         $        56,699          $       289,883
                                                                                  ---------------          ---------------
Multi-family residential loans...........................................                  13,328                  105,591
                                                                                  ---------------          ---------------
Commercial real estate loans:
     Office buildings....................................................                  43,913                   77,608
     Hotels..............................................................                     911                   63,967
     Retail properties...................................................                  47,492                   85,924
     Other properties....................................................                     607                   36,511
                                                                                  ---------------          ---------------
                                                                                           92,923                  264,010
                                                                                  ---------------          ---------------
Other loans..............................................................                  10,337                   17,188
                                                                                  ---------------          ---------------
     Total discount loans................................................                 173,287                  676,672
                                                                                  ---------------          ---------------
Unaccreted discount:
     Single family residential loans.....................................                 (16,460)                 (74,184)
     Multi-family residential loans.....................................                     (650)                  (5,176)
     Commercial real estate loans........................................                 (19,296)                 (40,413)
                                                                                  ---------------          ---------------
                                                                                          (36,406)                (119,773)
                                                                                  ---------------          ---------------
                                                                                          136,881                  556,899
Allowance for loan losses................................................                 (17,554)                 (20,871)
                                                                                  ---------------          ---------------
Discount loans, net......................................................         $       119,327          $       536,028
                                                                                  ===============          ===============

      Our discount loan portfolio is secured by mortgages on properties located throughout the United States. The following table sets forth the five states in which the largest amount of properties securing our discount loans were located at December 31, 2001:

                                                                                                Commercial
                                                  Single Family        Multi-Family            Real Estate
                                                   Residential          Residential             and Other           Total
                                                   -----------          -----------            -----------       -----------
Wisconsin..................................        $        84          $        --            $    34,414       $    34,498
New York...................................              2,088                   --                 26,631            28,719
Texas......................................              2,497                4,127                    948             7,572
Oklahoma...................................                188                6,270                  1,033             7,491
California.................................              2,483                   --                  4,400             6,883
Other (1)..................................             32,899                2,281                 16,538            51,718
                                                   -----------          -----------            -----------       -----------
                                                   $    40,239          $    12,678            $    83,964       $   136,881
                                                   ===========          ===========            ===========       ===========

(1) Consists of properties located in 39 other states, none of which aggregated over $3,856 in any one state.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


      The following table sets forth the contractual payment status at December 31 of the loans in our discount loan portfolio:

                                                                                        2001                   2000
                                                                                    ------------           ------------
Loans without Forbearance Agreements:
  Current...................................................................        $     46,887           $    270,106
  Past due 31 days to 89 days...............................................               2,071                  5,027
  Past due 90 days or more..................................................              72,070                222,216
                                                                                    ------------           ------------
     Subtotal...............................................................             121,028                497,349
                                                                                    ------------           ------------

Loans with Forbearance Agreements:
  Current...................................................................               1,815                  3,273
  Past due 31 days to 89 days...............................................                 453                  1,622
  Past due 90 days or more (1)(2)...........................................              13,585                 54,655
                                                                                    ------------           ------------
     Subtotal...............................................................              15,853                 59,550
                                                                                    ------------           ------------
                                                                                    $    136,881           $    556,899
                                                                                    ============           ============

(1) Included $8,135 of loans which were less than 90 days past due under the terms of the forbearance agreements at December 31, 2001, of which $6,071 were current and $2,064 were past due 31 to 89 days.

(2) Included $35,474 of loans which were less than 90 days past due under the terms of the forbearance agreements at December 31, 2000, of which $33,776 were current and $1,698 were past due 31 to 89 days.

      The following schedule presents a summary of our allowance for loan losses and significant ratios for our discount loans at and for the years ended December 31:

                                                                                 2001              2000              1999
                                                                              -----------       -----------      -----------
Allowance for loan losses:
     Balance at beginning of year......................................       $    20,871       $    19,181      $    21,402
     Provision for loan losses.........................................            12,960            15,266            5,434
     Charge-offs.......................................................           (16,761)          (14,213)          (8,052)
     Recoveries........................................................               484               637              397
                                                                              -----------       -----------      -----------
     Balance at end of year............................................       $    17,554       $    20,871      $    19,181
                                                                              ===========       ===========      ===========

Significant ratios:
     Allowances for loan losses as a percentage of:
         Total loans (1)...............................................            12.82%             3.75%            2.06%
         Total assets..................................................             1.03%             0.93%            0.58%
     Net charge-offs as a percentage of average discount loans.........            (4.54)%           (1.66)%          (0.80)%

(1)   Total loans are net of unaccreted discount.

      At December 31, 2001, we had seven commercial discount loans with an aggregate carrying value of $4,771, net of allowance for loan losses of $591, that were impaired. The average carrying value of our impaired loans during 2001 was $21,925. At December 31, 2000, we had six commercial discount loans with an aggregate carrying value of $19,744, net of allowance for loan losses of $1,267, which were impaired. Impaired discount loans at December 31, 2000 were primarily comprised of one loan with a carrying value of $17,896 and secured by a hotel property. The average carrying value of our impaired loans for the year ended December 31, 2000 was $25,572.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


NOTE 7: MATCH FUNDED ASSETS

      Our match funded assets are comprised of the following at December 31:

                                                          2001          2000
                                                       ----------    ----------
Single family residential loans (1)................    $   53,123    $   80,834
Allowance for loan losses..........................          (170)         (285)
                                                       ----------    ----------
   Match funded loans, net.........................        52,953        80,549
                                                       ----------    ----------
Match funded securities............................        19,435        36,438
                                                       ----------    ----------
Match funded advances on loans serviced for others:
   Principal and interest..........................        65,705            --
   Taxes and insurance.............................        21,900            --
   Other...........................................        14,358            --
                                                       ----------    ----------
                                                          101,963            --
                                                       ----------    ----------
Balance at end of period...........................    $  174,351    $  116,987
                                                       ==========    ==========

(1) Included $4,405 and $2,831 of non-performing loans at December 31, 2001 and 2000, respectively.

      Match funded loans were acquired as a result of our acquisition of OAC. These loans were securitized and transferred by OAC to OAC Mortgage Residential Securities, Inc., a real estate mortgage investment conduit (the "Trust") on November 13, 1998. On that date, the Trust issued two classes of notes secured by the related group of mortgage loans. At December 31, 2001, Loan Group I consisted of approximately 383 mortgage loans with original terms of up to 30 years that are secured by first liens on single family residential properties. At that same date, Loan Group II consisted of approximately 239 mortgage loans with original terms of up to 30 years that are secured by first or second liens on single family residential properties. Upon the transfer, OAC received approximately $173,900 of proceeds. The transfer did not qualify as a sale for accounting purposes. Accordingly, the proceeds received from the transfer are reported as a secured borrowing with pledge of collateral (bonds-match funded agreements) in our consolidated statement of financial condition. See Note 16.

      Our match funded loans are secured by mortgages on properties located throughout the United States. The following table sets forth the five states in which the largest amount of properties securing our loans were located at December 31, 2001:

Michigan........................................................    $    8,731
California......................................................         6,078
Texas...........................................................         4,201
Florida.........................................................         3,183
Massachusetts...................................................         3,048
Other (1).......................................................        27,882
                                                                    ----------
                                                                    $   53,123
                                                                    ==========

(1) Consists of properties located in 40 other states, none of which aggregated over $2,244 in any one state.

      Match funded securities, which had a fair value of $19,435, resulted from our transfer of four unrated residual securities to Ocwen NIMs Corp. on December 16, 1999 in exchange for $43,000 in non-recourse notes (Series 1999-OAC1). Upon the transfer, we received approximately $40,100 of proceeds. The transfer did not qualify as a sale for accounting purposes. Accordingly, the amount of proceeds from the transfer is reported as a secured borrowing with pledge of collateral (bonds-match funded agreements) in our consolidated statement of financial condition. See Note 16.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


      The following table summarizes the maturities of our match-funded securities at December 31, 2001. Maturities are based on weighted-average unpaid principal balance and reflect anticipated future prepayments based on a consensus of dealers in the market.

                                                                     Fair Value
                                                                     ----------
Due within one year...............................................   $    4,334
Due after 1 through 5 years.......................................        6,319
Due after 5 through 10 years......................................        3,598
Due after 10 years................................................        5,184
                                                                     ----------
                                                                     $   19,435
                                                                     ==========

      As disclosed in Note 4, the change in net unrealized holding gains or losses related to match funded securities are included in gain (loss) on trading and match funded securities, net, in our consolidated statement of operations.

      Match funded advances on loans serviced for others resulted from the transfer of certain advances on loans serviced for others to a third party in December 2001 in exchange for cash. The transfer did not qualify as a sale for accounting purposes. As a result, the proceeds we received from the transfer are reported as a secured borrowing with pledge of collateral (bonds-match funded agreements) in our consolidated statement of financial condition. See Note 16.


NOTE 8: REAL ESTATE OWNED

      Our real estate owned consists almost entirely of properties acquired by foreclosure or deed-in-lieu thereof on loans in our discount loan portfolio. Real estate owned, net of valuation allowance, is held for sale and came from the following loan portfolios:

                                                          2001          2000
                                                       ----------    ----------
Discount loan portfolio:
   Single family residential........................   $   16,150    $   55,751
   Multi-family residential.........................           --           149
   Commercial real estate...........................       93,664        88,214
                                                       ----------    ----------
       Total........................................      109,814       144,114
Loan portfolio......................................          377         1,384
Loans available for sale............................          274           921
                                                       ----------    ----------
       Total........................................   $  110,465    $  146,419
                                                       ==========    ==========

      The following table sets forth by type of property certain geographical information related to our real estate owned at December 31, 2001:

                                                                          Multi-family Residential
                                             Single Family Residential         and Commercial                  Total
                                             -------------------------    ------------------------    ------------------------
                                                              No. of                      No. of                      No. of
                                               Amount       Properties      Amount      Properties      Amount      Properties
                                             ---------      ----------    ----------    ----------    ----------    ----------
Florida.................................      $    407             10      $  50,287            4      $  50,694           14
Michigan................................         1,320             34         21,606            1         22,926           35
Georgia.................................           689              7         14,361            1         15,050            8
Minnesota...............................           117              2          4,915            1          5,032            3
Washington..............................           231              4          2,447            1          2,678            5
Other (1)...............................        13,660            323            425            1         14,085          324
                                              --------       --------      ---------     --------      ---------     --------
   Total................................      $ 16,424            380      $  94,041            9      $ 110,465          389
                                              ========       ========      =========     ========      =========     ========

(1) Consists of properties located in 38 other states, none of which aggregated over $2,059 in any one state.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


      The following schedule presents the activity, in aggregate, in the valuation allowance on our real estate owned for the years ended December 31:

                                             2001         2000         1999
                                          ----------   ----------   ----------
Balance at beginning of year...........   $   18,142   $   17,181   $   15,325
Provision for losses...................       17,766       26,674       28,008
Charge-offs and sales..................      (16,810)     (25,713)     (26,152)
                                          ----------   ----------   ----------
Balance at end of year.................   $   19,098   $   18,142   $   17,181
                                          ==========   ==========   ==========


NOTE 9: REAL ESTATE HELD FOR SALE

      Our real estate held for sale consisted of the following at December 31:

                                                          2001          2000
                                                       ----------   ----------
Shopping centers (1)................................   $       --   $   22,670
Assisted living facilities (2)......................       13,418           --
                                                       ----------   ----------
                                                       $   13,418   $   22,670
                                                       ==========   ==========

(1) During 2001, we transferred our shopping center in Bradenton, Florida to real estate held for investment after the contract to sell the property was terminated. We recorded impairment charges of $1,471 on this property during 2001. Also, during 2001, we sold another shopping center located in Havre, Montana, which had a carrying value of $1,034, for no gain.

(2) Our three assisted living facilities were transferred from real estate held for investment during 2001. Impairment charges of $2,225 were recorded on these properties at the time of transfer based on anticipated sales proceeds.

      See Note 10.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


NOTE 10: INVESTMENT IN REAL ESTATE

      Our investment in real estate consisted of the following at December 31:

                                                                                                 2001              2000
                                                                                             -------------     -------------
Properties held for investment (1):
   Office buildings....................................................................      $      32,132     $      32,112
   Retail..............................................................................             29,637             9,515
   Building improvements...............................................................             17,513            11,346
   Tenant improvements and lease commissions...........................................              4,537             1,744
   Furniture and fixtures..............................................................                 52                52
                                                                                             -------------     -------------
                                                                                                    83,871            54,769
   Accumulated depreciation............................................................             (5,327)           (2,359)
                                                                                             -------------     -------------
                                                                                                    78,544            52,410
                                                                                             -------------     -------------
Loans accounted for as investments in real estate (2):
   Multi-family residential............................................................                 --                97
   Nonresidential......................................................................             30,436            45,689
                                                                                             -------------     -------------
                                                                                                    30,436            45,786
                                                                                             -------------     -------------
Properties held for lease (3):
   Land and land improvements..........................................................                 --             1,256
   Building............................................................................                 --            15,641
   Accumulated depreciation............................................................                 --              (855)
                                                                                             -------------     -------------
                                                                                                        --            16,042
                                                                                             -------------     -------------

Investment in real estate partnerships (4).............................................              7,916             8,523
                                                                                             -------------     -------------
                                                                                             $     116,896     $     122,761
                                                                                             =============     =============

(1) We acquired these properties as a result of our acquisition of OAC. Our properties held for investment at December 31, 2001 are comprised of one commercial office building and two retail shopping centers. During 2001, we transferred our shopping center in Bradenton, Florida from held for sale to held for investment.

(2) We acquired certain acquisition, development and construction loans in January 2000 in which we participate in the expected residual profits of the underlying real estate, and where the borrower has not contributed substantial equity to the project. As such we account for these loans under the equity method of accounting as though we had an investment in a real estate limited partnership.

(3) Consisted of three assisted living facilities which were transferred to real estate held for sale during 2001.

(4) Consists of interests in four limited partnerships operating as real estate ventures, consisting of multi-family type properties.


NOTE 11: MORTGAGE SERVICING

      Under contractual servicing agreements with investors, we service mortgage and non-mortgage loans which we do not own. The total unpaid principal balance of such loans we serviced for others was $23,164,012 and $11,360,523 at December 31, 2001 and 2000, respectively, and is excluded from our consolidated statements of financial condition. We similarly exclude funds representing collections of principal and interest we have received from borrowers which are on deposit with an unaffiliated bank from our statements of financial condition. Those funds amounted to $324,027 and $101,461 at December 31, 2001 and 2000, respectively. Domestic servicing fees and other servicing-related income we earned on loans we serviced for others, included in servicing and other fees, amounted to $113,002, $78,685 and $73,224 for the years ended December 31, 2001, 2000 and 1999, respectively. In general, these servicing agreements include guidelines and procedures for servicing the loans, including servicing, remittance and reporting requirements, among other provisions.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


      We earn servicing and sub-servicing income primarily on mortgage loans secured by real estate in 50 states. At December 31, 2001, the geographic distribution based on the unpaid principal balance of the loans we serviced was as follows:

                                               No. of Loans (2)     Amount (2)
                                               ----------------    ------------
California.....................................      48,079        $  5,581,275
New York.......................................      19,087           1,685,048
Florida........................................      24,254           1,537,766
Illinois.......................................      12,649           1,275,094
Texas..........................................      20,417           1,188,924
Other (1)......................................     179,067          11,895,905
                                                  ---------        ------------
                                                    303,553        $ 23,164,012
                                                  =========        ============

(1) Consisted of loans in 45 other states, none of which aggregated over $794,206 in any one state.

(2) Included 1,571 non-mortgage loans with an unpaid principal balance of $220,343.

      The risk inherent in such concentrations is dependent upon regional and general economic conditions that affect property values.

      The unamortized balance of our servicing rights was as follows at December 31:

                                                          2001          2000
                                                       ----------    ----------
Unamortized balance.................................   $  101,107    $   53,056
Valuation allowance.................................           --        (1,630)
                                                       ----------    ----------
                                                       $  101,107    $   51,426
                                                       ==========    ==========

      The following table summarizes the activity in our servicing rights for the years ended December 31:

                                                          2001          2000
                                                       ----------    ----------
Balance at the beginning of year....................   $   51,426    $   11,683
Purchases...........................................       79,522        49,779
Amortization........................................      (29,841)      (10,036)
                                                       ----------    ----------
Balance at the end of the year......................   $  101,107    $   51,426
                                                       ==========    ==========

      The unamortized balance of $101,107 at December 31, 2001 was comprised of $100,765 of purchased servicing rights and $342 of mortgage servicing rights retained in connection with loan securitizations we completed in prior years. At December 31, 2001, we estimated the fair value of our servicing rights to be $200,528.

      Advances related to our loans serviced for others consisted of the following at December 31:

                                                  2001 (1)(2)        2000 (1)
                                                 -------------    -------------
Principal and interest.......................    $     107,319    $      95,191
Taxes and insurance..........................           99,972           64,159
Other........................................           69,543           44,697
                                                 -------------    -------------
                                                 $     276,834    $     204,047
                                                 =============    =============

(1) Does not include advances on our loan portfolios of $6,349 and $23,008 at December 31, 2001 and 2000, respectively.

(2) Does not include $65,706 of principal and interest advances, $21,900 of taxes and insurance advances and $14,358 of other advances that are reported as part of match funded assets. See Note 7.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


NOTE 12: AFFORDABLE HOUSING PROPERTIES

      Our investments in affordable housing properties were as follows at December 31:

                                                                                             2001                 2000
                                                                                        ---------------      ---------------
Investments solely as a limited partner made before May 18, 1995................        $        21,768      $        53,399
Investments solely as a limited partner made on or after May 18, 1995...........                  6,838               15,185
Investments both as a limited and, through subsidiaries, as a general partner...                 73,463               74,228
                                                                                        ---------------      ---------------
                                                                                        $       102,069      $       142,812
                                                                                        ===============      ===============

      The qualified affordable housing projects underlying our investments in affordable housing properties are geographically located throughout the United States. At December 31, 2001, our largest single investment was $14,028, which related to a project located in Sacramento, California.

      We record income on our limited partnership investments made before May 18, 1995 under the level yield method as a reduction of income tax expense. This income amounted to $388, $2,093 and $2,953 for the years ended December 31, 2001, 2000 and 1999, respectively. For 2000, we also recorded additional income tax expense of $6,875 related to certain of our limited partnership investments made before May 18, 1995 resulting from the sale of those investments in advance of their maturity for tax credit purposes. As a result, we could not realize all of the deferred tax benefit that had been previously recorded by us under the level yield method, and we reversed the related accrual for the excess benefits. Had we accounted for our investments under the level yield method under the equity method, income would have been reduced by $88, $337 and $60 for the years ended December 31, 2001, 2000 and 1999, respectively. For limited partnership investments made after May 18, 1995, and for investments as a limited and, through subsidiaries, as a general partner, we recognized tax credits of $1,690, $7,359 and $15,289 for the years ended December 31, 2001, 2000 and 1999, respectively, and recorded a loss after depreciation of $993, $3,483 and $6,291 from operations on the underlying real estate for the years ended December 31, 2001, 2000 and 1999, respectively.

      Included in our gains on other non-interest earning assets, net, for the years ended December 31, 2001, 2000 and 1999, are gains (losses) of $(956), $497 and $6,591, respectively, on the sales of certain of our investments in affordable housing properties which had carrying values of $11,469, $27,402 and $41,744, respectively, at time of sale.

      During 2001, we recorded impairment charges of $15,587 on properties not subject to sales contracts to reflect their estimated net realizable values. During 2000, we entered into transactions to sell twenty-five of our low-income housing tax credit properties, together with the related tax credits. Although these transactions resulted in the transfer of tax credits and operating results for these properties to the purchasers, they did not qualify as sales for accounting purposes, primarily due to insufficient cash received at signing, as well as certain contingencies with respect to potential repurchase requirements. We recorded a charge to earnings during 2000 of $6,448 reflecting the expected net loss to be incurred upon completion of these transactions. At December 31, 2001 and 2000, our investments in affordable housing properties included $54,688 and $93,210, respectively of properties subject to sales agreements that had not yet qualified as sales for accounting purposes.


NOTE 13: PREMISES AND EQUIPMENT

      Our premises and equipment are summarized as follows at December 31:

                                                                                         2001                   2000
                                                                                    --------------         --------------
Computer hardware and software..............................................        $       53,557         $       42,759
Buildings...................................................................                19,270                 19,265
Leasehold improvements......................................................                 9,788                 10,056
Land and land improvements..................................................                 4,041                  4,814
Furniture and fixtures......................................................                 8,810                  7,455
Office equipment............................................................                 1,773                    746
Less accumulated depreciation and amortization..............................               (52,650)               (41,943)
                                                                                    --------------         --------------
                                                                                    $       44,589         $       43,152
                                                                                    ==============         ==============

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


      Depreciation expense amounted to $11,398, $12,248 and $13,546 for 2001, 2000 and 1999, respectively (of which $2,344, $2,353 and $2,343 for 2001, 2000 and 1999, respectively, related to computer software). Buildings represent our nationwide customer service and collection facility in Orlando, Florida.


NOTE 14: DEPOSITS

      Our deposits consisted of the following at December 31:

                                                                                          2001                  2000
                                                                                      -------------         -------------
Non-interest-bearing deposits................................................         $       5,624         $      13,523
NOW and money market checking accounts.......................................                15,479                14,670
Savings accounts.............................................................                 1,287                 1,274
                                                                                      -------------         -------------
                                                                                             22,390                29,467
                                                                                      -------------         -------------
Certificates of deposit (1)(2)...............................................               636,037             1,176,566
Unamortized deferred fees....................................................                (1,549)               (3,989)
                                                                                      -------------         -------------
                                                                                            634,488             1,172,577
                                                                                      -------------         -------------
                                                                                      $     656,878         $   1,202,044
                                                                                      =============         =============

(1) At December 31, 2001 and 2000, certificates of deposit, net of unamortized deferred fees, included $499,710 and $964,443, respectively, of brokered deposits originated through national, regional and local investment banking firms which solicit deposits from their customers, all of which are non-cancelable. We did not issue any new brokered certificates of deposit during 2001 and, at this time, do not intend to issue any such deposits in the foreseeable future.

(2) At December 31, 2001 and 2000, certificates of deposit issued on an uninsured basis amounted to $60,804 and $75,417, respectively. Of the $60,804 of uninsured deposits at December 31, 2001, $2,149 were from political subdivisions in New Jersey and are secured or collateralized as required under state law.

      The contractual remaining maturity of our certificates of deposit at December 31, 2001 is as follows:

Within one year...............................................     $    416,674
Within two years..............................................          110,660
Within three years............................................           60,403
Within four years.............................................           25,701
Within five years.............................................            1,107
Thereafter....................................................           19,943
                                                                   ------------
                                                                   $    634,488
                                                                   ============

      We amortize deferred fees on certificates of deposits on a straight-line basis over the term of the respective certificates of deposit. Such amortization amounted to $2,441, $4,419 and $5,098 for the years ended December 31, 2001, 2000 and 1999, respectively, and is included in interest expense on deposits. Interest expense we incurred by type of deposit account was as follows for the years ended December 31:

                                                                                 2001              2000              1999
                                                                              -----------      -----------       -----------
NOW accounts and money market checking................................        $       393      $       532       $     1,313
Savings...............................................................                 29               37                38
Certificates of deposit...............................................             59,545           97,655            97,019
                                                                              -----------      -----------       -----------
                                                                              $    59,967      $    98,224       $    98,370
                                                                              ===========      ===========       ===========

         Accrued interest payable on our deposits amounted to $6,858, $14,955 and $15,078 at December 31, 2001, 2000 and 1999, respectively.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


NOTE 15: ESCROW DEPOSITS ON LOANS AND LOANS SERVICED FOR OTHERS

      Escrow deposits on loans we own and on loans we serviced for others consisted of the following at December 31:

                                                                                          2001                   2000
                                                                                    ---------------        ---------------
Taxes and insurance payments held on loans serviced for others...............       $        63,235        $        34,662
Escrow balances on loans held for sale, loan portfolio and discount loan
   portfolio.................................................................                   899                  6,917
Other escrow deposits........................................................                 9,431                 14,737
                                                                                    ---------------        ---------------
                                                                                    $        73,565        $        56,316
                                                                                    ===============        ===============


NOTE 16: BONDS-MATCH FUNDED AGREEMENTS

      Our bonds-match funded agreements are accounted for as secured borrowings with pledges of collateral and were comprised of the following at December 31:

Collateral                                                                                2001                   2000
-----------------------------------------------------------------------------       ---------------        ---------------
Single family residential loans..............................................       $        46,145        $        72,101
Unrated residual securities..................................................                18,997                 34,949
Advances on loans serviced for others........................................                91,766                     --
                                                                                    ---------------        ---------------
                                                                                    $       156,908        $       107,050
                                                                                    ===============        ===============

      At December 31, 2001 and 2000, our bonds-match funded agreements had a weighted average interest rate of 3.97% and 8.07%, respectively. Accrued interest payable on our bonds-match funded agreements amounted to $97 and $143 at December 31, 2001 and 2000, respectively. We incurred interest expense on our bonds-match funded agreements of $7,315, $11,484 and $2,101 during 2001, 2000 and 1999, respectively.


NOTE 17: LINES OF CREDIT AND OTHER SHORT-TERM BORROWINGS

      Through our subsidiaries we have obtained secured lines of credit from various unaffiliated financial institutions as follows:

                                         Balance       Amount of       Committed      Maturity
             Collateral                Outstanding      Facility        Amount          Date             Interest Rate(3)
-------------------------------------  -----------  ---------------  ------------  ---------------  -------------------------
December 31, 2001:
   Real estate investments and
     commercial loans (1)........       $  32,463      $ 200,000       $ 115,580      June 2002     LIBOR + 240 basis points

   Advances on loans serviced for
     others (2)..................          51,841        100,000          51,841   October 2002     LIBOR + 200 basis points
                                        ---------
                                        $  84,304
                                        =========

December 31, 2000:
   Real estate investments and
     commercial loans (1)........       $ 32,933       $ 200,000       $ 115,580      June 2001     LIBOR + 240 basis points
                                        =========

(1)   Acquired in connection with our acquisition of OAC.

(2) This line was entered into during 2001 to fund servicing advances we acquired in connection with our acquisition of servicing rights.

(3)   LIBOR was 1.87% and 6.57% at December 31, 2001 and 2000, respectively.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


      The maximum month end amount of our borrowings under lines of credit was $119,648 and $184,750 for the years ended December 31, 2001 and 2000, respectively. The average balance of obligations outstanding under lines of credit was $82,604 and $152,424 during the years ended December 31, 2001 and 2000, respectively, and the weighted average interest rates were 6.67% and 9.11%, respectively.

      Accrued interest payable on our obligations outstanding under lines of credit amounted to $171 and $0 at December 31, 2001 and 2000, respectively. Interest expense we incurred on our obligations outstanding under lines of credits amounted to $5,511, $13,881 and $16,318 during 2001, 2000 and 1999, respectively.

      In addition to our lines of credit listed above, through the Bank, we have the capacity to borrow from the Federal Home Bank of New York ("FHLB") up to an aggregate of $50,000, at the prevailing market rate. This facility matures in March 2002. We had no advances from the FHLB during the years ended December 31, 2001 and 2000.

      We also have contractual relationships with eleven brokerage firms and the FHLB under which we can obtain funds under reverse repurchase agreements. At December 31, 2001, we had $79,405 of such reverse repurchase agreements outstanding as compared to $0 at December 31, 2000. At December 31, 2001 reverse repurchase agreements ranged in maturity from two to seven days and had interest rates ranging from 1.80% to 1.89%. The maximum month end amount of our borrowings through reverse repurchase agreements was $92,095 and $421,050 during the years ended December 31, 2001 and 2000, respectively. The average balance of reverse repurchase agreements outstanding was $19,500 and $167,337 during the years ended December 31, 2001 and 2000, respectively, and the weighted average interest rates were 2.71% and 6.41%, respectively.

      As of December 31, the weighted average interest rates of our obligations outstanding under lines of credit and reverse repurchase agreements were as follows:

                                                          2001          2000
                                                       ----------    ----------
Lines of credit....................................       4.02%         8.97%
Reverse repurchase agreements......................       1.87%          --


NOTE 18: NOTES, DEBENTURES AND OTHER INTEREST-BEARING OBLIGATIONS

      Our notes, debentures and other interest-bearing obligations mature as follows:

                                                              December 31,
                                                       ------------------------
                                                          2001          2000
                                                       ----------    ----------
2003:
11.875% Notes due October 1.........................   $   87,025    $  100,050
2004:
Loan due May 24 (LIBOR plus 250 basis points).......        6,235         6,235
2005:
12% Subordinated Debentures due June 15.............       67,000        67,000
11.5% Notes due July 1..............................           45            45
                                                       ----------    ----------
                                                       $  160,305    $  173,330
                                                       ==========    ==========

      We issued our 11.875% Notes due October 1, 2003, ("the Notes") in the original amount of $125,000 with interest payable semiannually on April 1 and October 1. The Notes are unsecured general obligations and are subordinated in right of payment to the claims of creditors of our subsidiaries.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


      We may not redeem the Notes before October 1, 2001, except as described below. On or after such date, we may redeem the Notes at any time at our option, in whole or in part, at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest, if redeemed during the twelve-month period beginning October 1 of the years indicated below:

Year                                                           Redemption Price
----                                                           ----------------
2001....................................................           105.938%
2002....................................................           102.969%

      During 2001 and 2000, we repurchased $13,025 and $3,800, respectively, of our Notes in the open market, resulting in extraordinary gains of $52 ($17 net of taxes) and $439 ($276 net of taxes), respectively.

      The indenture governing the Notes requires that we maintain, at all times when the Notes are not rated in an investment grade category by one or more nationally recognized statistical rating organizations, unencumbered liquid assets with a value equal to 100% of the required interest payments due on the Notes on the next two succeeding semiannual interest payment dates. We maintained an investment in cash and cash equivalents of $10,366 and $12,057 at December 31, 2001 and 2000, respectively, that is restricted for purposes of meeting this liquidity requirement. The indenture further provides that we shall not sell, transfer or otherwise dispose of shares of common stock of the Bank or permit the Bank to issue, sell or otherwise dispose of shares of its common stock unless in either case the Bank remains a wholly-owned subsidiary.

      In connection with the issuance of the Notes, we incurred certain costs that we capitalized and are amortizing on a straight-line basis over the life of the Notes. The unamortized balance of these issuance costs amounted to $1,185 and $2,140 at December 31, 2001 and 2000, respectively, and is included in other assets. Accrued interest payable on the Notes amounted to $2,583 and $2,970 at December 31, 2001 and 2000, respectively. We incurred interest expense on the Notes of $11,465, $12,293 and $14,656 during 2001, 2000 and 1999 respectively.

      The Bank issued our 12% Subordinated Debentures due 2005 (the "Debentures") in the original amount of $100,000 with interest payable semiannually on June 15 and December 15. The Debentures are unsecured general obligations of the Bank and are subordinated in right of payment to all existing and future senior debt.

      The Bank may redeem the Debentures at any time at its option, in whole or in part, together with accrued and unpaid interest, if any, on not less than 30 nor more than 60 days notice at the following redemption prices (expressed as a percentage of the principal amount), if redeemed during the twelve-month period beginning June 15 of the years indicated below:

Year                                                           Redemption Price
----                                                           ----------------
2001 ...................................................           104.000%
2002 ...................................................           102.667%
2003 ...................................................           101.333%
2004 and thereafter.....................................           100.000%

      In connection with the issuance of the Debentures, the Bank incurred certain costs that we capitalized and are amortizing on a straight-line basis over the expected life of the Debentures. The unamortized balance of these issuance costs amounted to $617 and $1,043 at December 31, 2001 and 2000, respectively, and is included in other assets. Accrued interest payable on the Debentures amounted to $335 at both December 31, 2001 and 2000. We incurred interest expense on the Debentures of $8,040, $8,040 and $11,412 during 2001, 2000 and 1999, respectively. During 1999, the Bank repurchased $33,000 of its Debentures in the open market, resulting in an extraordinary gain of $1,605 ($1,323 net of taxes). There were no repurchases during 2001 or 2000.

      As a result of our acquisition of OAC in October 1999, we assumed the 11.5% Redeemable Notes ("the Redeemable Notes") due 2005, which OAC issued during 1998 in the original amount of $150,000. During 2000, we repurchased in the open market $44,930 of the outstanding balance of its Redeemable Notes. These repurchases resulted in extraordinary gains of $8,073 ($5,086 net of taxes). Additionally, on December 21, 2000, we acquired $98,025 in aggregate principal outstanding of the Redeemable Notes pursuant to our tender offer and consent solicitation dated November 14, 2000. This repurchase resulted in an extraordinary gain of $9,452 ($5,955 net of taxes). We incurred interest expense on the Redeemable Notes of $5, $13,680 and $4,226 during 2001, 2000 and 1999, respectively.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


NOTE 19: CAPITAL SECURITIES

      In August 1997, Ocwen Capital Trust ("OCT") issued $125,000 of 10-7/8% Capital Securities (the "Capital Securities"). OCT invested the proceeds from issuance of the Capital Securities in 10-7/8% Junior Subordinated Debentures issued by OCN. The Junior Subordinated Debentures, which represent the sole assets of OCT, will mature on August 1, 2027. During 2001 and 2000, we repurchased $18,371 and $30,470, respectively, of our Capital Securities in the open market, resulting in extraordinary gains of $3,723 ($2,345 net of taxes) and $11,739 ($7,396 net of taxes), respectively.

      Holders of the Capital Securities are entitled to receive cumulative cash distributions accruing from the date of original issuance and payable semiannually in arrears on February 1 and August 1 of each year, commencing on February 1, 1998, at an annual rate of 10-7/8% of the liquidation amount of $1,000 per Capital Security. OCN guarantees payment of distributions out of moneys held by OCT, and payments on liquidation of OCT or the redemption of Capital Securities, to the extent OCT has funds available. If Ocwen Financial Corporation does not make principal or interest payments on the Junior Subordinated Debentures, OCT will not have sufficient funds to make distributions on the Capital Securities, in which event the guarantee shall not apply to such distributions until OCT has sufficient funds available therefore. Accumulated distributions payable on the Capital Securities amounted to $2,771 and $3,533 at December 31, 2001 and 2000, respectively, and are included in accrued interest payable.

      We have the right to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 10 consecutive semiannual periods with respect to each deferral period, provided that no extension period may extend beyond the stated maturity of the Junior Subordinated Debentures. Upon the termination of any such extension period and the payment of all amounts then due on any interest payment date, we may elect to begin a new extension period. Accordingly, there could be multiple extension periods of varying lengths throughout the term of the Junior Subordinated Debentures. If we defer interest payments on the Junior Subordinated Debentures, distributions on the Capital Securities will also be deferred, and the we may not, and may not permit any of our subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, their capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank pari passu with or junior to the Junior Subordinated Debentures. During an extension period, interest on the Junior Subordinated Debentures will continue to accrue at the rate of 10-7/8% per annum, compounded semiannually.

      We may redeem the Junior Subordinated Debentures before maturity at our option, subject to the receipt of any necessary prior regulatory approval, (i) in whole or in part on or after August 1, 2007, at a redemption price equal to 105.438% of the principal amount thereof on August 1, 2007, declining ratably on each August 1 thereafter to 100% on or after August 1, 2017, plus accrued interest thereon, or (ii) at any time, in whole (but not in part), upon the occurrence and continuation of a special event (defined as a tax event, regulatory capital event or an investment company event) at a redemption price equal to the greater of (a) 100% of the principal amount thereof or (b) the sum of the present values of the principal amount and premium payable with respect to an optional redemption of such Junior Subordinated Debentures on August 1, 2007, together with scheduled payments of interest from the prepayment date to August 1, 2007, discounted to the prepayment date on a semiannual basis at the adjusted Treasury rate plus accrued interest thereon to the date of prepayment. The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at maturity or their earlier redemption, in an amount equal to the amount of the related Junior Subordinated Debentures maturing or being redeemed and at a redemption price equal to the redemption price of the Junior Subordinated Debentures, plus accumulated and unpaid distributions thereon to the date of redemption.

      For financial reporting purposes, we treat OCT as a subsidiary and, accordingly, the accounts of OCT are included in our consolidated financial statements. We eliminate intercompany balances and transactions with OCT, including the balance of Junior Subordinated Debentures outstanding, in our consolidated financial statements. We present the Capital Securities in a separate caption between liabilities and stockholders' equity in our consolidated statement of financial condition as "Company-obligated, mandatorily redeemable securities of subsidiary trust holding solely Junior Subordinated Debentures of the Company." We report distributions on the Capital Securities in a separate caption immediately following non-interest expense in our consolidated statement of operations. We intend to continue this method of accounting in the future.

      In connection with our issuance of the Capital Securities, we incurred certain costs that we capitalized and are amortizing over the term of the Capital Securities. The unamortized balance of these issuance costs amounted to $2,083 and $2,815 at December 31, 2001 and 2000, respectively, and are included it in other assets.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


NOTE 20: BASIC AND DILUTED EARNINGS PER SHARE

      We are required to present both basic and diluted EPS on the face of our statement of operations. Basic EPS excludes common stock equivalents and is calculated by dividing net income by the weighted average number of common shares outstanding during the year. We calculate diluted EPS by dividing net income by the weighted average number of common shares outstanding, including the dilutive potential common shares related to outstanding stock options.

      The following is a reconciliation of the calculation of basic EPS to diluted EPS for the years ended December 31:

                                                                                 2001              2000              1999
                                                                              -----------       -----------      -----------
Net income (loss)......................................................       $  (124,782)      $     2,192      $    19,832
                                                                              ===========       ===========      ===========
Basic EPS:
   Weighted average shares of common stock.............................        67,227,058        67,427,662       63,051,015
                                                                              ===========       ===========      ===========
   Basic EPS...........................................................       $    (1.86)       $     0.03       $     0.31
                                                                              ==========        ==========       ==========
Diluted EPS:
   Weighted average shares of common stock.............................        67,227,058        67,427,662       63,051,015
   Effect of dilutive securities:
     Stock options (1).................................................                --            36,381           39,267
                                                                              -----------       -----------      -----------
                                                                               67,227,058        67,464,043       63,090,282
                                                                              ===========       ===========      ===========
   Diluted EPS.........................................................       $    (1.86)       $     0.03       $     0.31
                                                                              ==========        ==========       ==========

(1) Excludes the effect of 1,718,133 and 1,565,343 of options that are antidilutive for 2000 and 1999, respectively.


NOTE 21: DERIVATIVE FINANCIAL INSTRUMENTS

      We use derivative financial instruments for the purpose of managing our exposure to adverse fluctuations in interest and foreign currency exchange rates.

      Because interest rate futures, swaptions, put options and foreign currency futures contracts are exchange traded, holders of these instruments look to the exchange for performance under these contracts and not the entity holding the offsetting futures contract, thereby minimizing the risk of nonperformance under these contracts. We are exposed to credit loss in the event of nonperformance by the counterparty to the interest and currency swaps and control this risk through credit monitoring procedures. The notional principal amount does not represent our exposure to credit loss.

Interest Rate Management

      In managing our interest rate risk, we enter into interest rate swaps from time to time. Under interest rate swaps, we agree with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed upon notional amount. The terms of the interest rate swaps provided for us to receive a floating rate of interest based on the London Interbank Offered Rate ("LIBOR") and to pay fixed interest rates. We used these interest rate swaps to alter the interest rate on LIBOR rate debt incurred to fund our acquisitions of real estate, subordinate and residual securities and securities sold under agreements to repurchase.

      We are exposed to credit loss when we enter into interest rate swaps if:
(i) the counterparty to the interest rate swap does not perform and (ii) the floating interest rate that we receive exceeds the fixed interest rate that we pay. All the counterparties had long-term debt ratings of A+ or above by Standard and Poor's and A1 or above by Moody's. Although a swap generally may not be sold or transferred without the consent of the counterparty, management does not believe that this consent would be withheld. Although none of our interest rate swaps were exchange-traded, there are a number of financial institutions which enter into these types of transactions as part of their day-to-day activities.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


      We had no interest rate swaps outstanding at December 31, 2001. The terms of our outstanding interest swaps at December 31, 2000 are as follows:

                                Notional             LIBOR
        Maturity                 Amount              Index             Fixed Rate        Floating Rate         Fair Value
-------------------------     ------------     -----------------     --------------     ---------------     ----------------
April 2001............        $     33,000          1-Month                6.00%              6.80%           $         59
                              ============                                                                    ============

      Our swaps had the effect of increasing (decreasing) net interest income by $2, $(148) and $(72) for the years ended December 31, 2001, 2000 and 1999, respectively. During 2001 and 2000, we realized gains (losses) of $(9) and $575 on swaps that we included in net operating gains on investments in real estate.

      We have purchased amortizing caps and floors to hedge our interest rate exposure relating to our match funded loans and securities. An interest rate cap or interest rate floor is designed to provide protection against the interest rate on a floating-rate instrument rising above some level (cap) or falling below some level (floor). The interest rate representing the cap or the floor is referred to as the "strike rate." We receive payments from the seller on caps when the current interest rate rises above the strike rate and on floors when the current interest rate falls below the strike rate. The amount received represents the difference between the current rate and the strike rate applied to the notional amount. The terms of our outstanding caps and floors at December 31, 2001 and 2000 are as follows:

                                      Notional
                                       Amount              Maturity              Index          Strike Rate      Fair Value
                                  -----------------     --------------     ----------------     -----------     -------------
December 31, 2001:
Caps........................          $     125,933     October 2003         LIBOR 1-Month           7.00%       $        104
Floors......................                 34,100     October 2003          CMT 2-Year             4.35                 300
                                                                                                                 ------------
                                                                                                                 $        404
                                                                                                                 ============
December 31, 2000:
Caps........................          $     141,674     October 2003         LIBOR 1-Month           7.00%       $        345
Floors......................                 37,787     October 2003          CMT 2-Year             4.35                 154
                                                                                                                 ------------
                                                                                                                 $        499
                                                                                                                 ============

      During 2001, we determined that our caps and floors no longer qualified for hedge accounting. Unrealized gains included in earnings to record our caps and floors at fair value during 2001 amounted to $404. Amortization of the caps and floors amounted to $1,181and $295 during the years ended December 31, 2000 and 1999, respectively.

      We have also managed our interest rate risk by purchasing European swaptions and put options and U.S. Treasury and U.S. Agency futures contracts to hedge anticipated future fundings related to affordable housing properties. During the fourth quarter of 1999, these financial instruments ceased to qualify for hedge accounting and subsequent gains or losses were included in earnings. We closed these financial instruments during the fourth quarter of 2000.

      We purchased no swaptions, put options, U.S. Treasury futures contracts or US Agency futures contracts during 2001. The following table summarizes our net realized gains and (losses) on the following financial instruments included in earnings for years ended December 31, 2000 and 1999:

                                                          2000          1999
                                                       ----------    ----------
Swaptions and put options.........................     $     (374)   $      588
U.S. Treasury and Agency futures..................           (617)          208

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


      The fair value of our interest rate swaps and caps and floors represents the estimated amount that we would receive or pay to terminate these agreements taking into account current interest rates. Market quotes are available for these agreements. The following table summarizes our use of interest rate risk management instruments:

                                                                          Notional Amount
                                      -------------------------------------------------------------------------------------
                                          U.S.
                                      Treasury and
                                         Agency                      European       European
                                      Futures Sold     Interest      Treasury     Treasury Put
                                          Short       Rate Swaps     Swaptions       Options         Caps          Floors
                                      ------------    ----------     ---------    ------------     ---------      ---------
Balance, December 31, 1999.......       $  19,000      $ 200,780     $  18,400      $   2,500      $ 159,211      $  41,899
Purchases........................          54,700             --        14,500             --             --             --
Maturities.......................         (15,600)            --       (26,900)        (2,500)       (17,537)        (4,112)
Terminations.....................         (58,100)      (167,780)       (6,000)            --             --             --
                                        ---------      ---------     ---------      ---------      ---------      ---------
Balance, December 31, 2000.......              --         33,000            --             --        141,674         37,787
Maturities.......................              --        (33,000)           --             --        (15,741)        (3,686)
                                        ---------      ---------     ---------      ---------      ---------      ---------
Balance, December 31, 2001.......       $      --      $      --     $      --      $      --      $ 125,933      $  34,101
                                        =========      =========     =========      =========      =========      =========

Foreign Currency Management

      We enter into foreign currency derivatives to hedge our investments in our foreign subsidiaries which own residual interests backed by residential loans originated in the UK ("UK residuals") and in our shopping center located in Halifax, Nova Scotia ("the Nova Scotia shopping center"). It is our policy to periodically adjust the amount of foreign currency derivative contracts we have entered into in response to changes in our investments in these assets. Currency futures are commitments to either purchase or sell foreign currency at a future date for a specified price.

      We have determined that the local currency of our investment in UK residuals and our investment in the Nova Scotia Shopping Center is the functional currency. Our foreign currency derivative financial instruments qualify for hedge accounting. Accordingly, we include the gains or losses in the net unrealized foreign currency translation in accumulated other comprehensive income in stockholders' equity.

      The following table sets forth the terms and values of our foreign currency financial instruments at December 31, 2001 and 2000:

                                                                                                 Strike
                                                  Position      Maturity      Notional Amount      Rate         Fair Value
                                                  --------      --------    ------------------- ----------    -------------
December 31, 2001:
Canadian Dollar currency futures.............      Short        March 2002    C$     34,000       0.6380        $      353

British Pound currency futures...............      Short        March 2002  (pound)  17,250       1.4350              (235)
                                                                                                                ----------
                                                                                                                $      118
                                                                                                                ==========
December 31, 2000:
Canadian Dollar currency futures.............      Short        March 2001    C$     33,000       0.6795        $     (242)

British Pound currency futures...............      Short        March 2001  (pound)  14,688       1.5139              (339)
                                                                                                                ----------
                                                                                                                $     (581)
                                                                                                                ==========

      Before the sale of our equity investment in Kensington in 2000, we entered into a British Pound currency forward ("currency forward") with a AAA-rated counterparty to hedge our equity investment in Kensington. In connection with the sale of the equity investment in Kensington, the currency forward was closed in November 2000.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


NOTE 22: INCOME TAXES

      The components of income tax expense (benefit) were as follows:

                                                                                          Years Ended December 31,
                                                                                  ----------------------------------------
Current:                                                                             2001           2000            1999
                                                                                  ----------     ----------     ----------
Federal.....................................................................      $       --     $  (24,744)    $   33,930
State.......................................................................              --            261          3,293
                                                                                  ----------     ----------     ----------
                                                                                          --        (24,483)        37,223
                                                                                  ----------     -----------    ----------
Deferred:
Federal.....................................................................         (22,752)        14,724        (41,734)
Foreign.....................................................................              --             --          5,987
State.......................................................................          (2,009)           216         (1,368)
Provision for valuation allowance on prior year's deferred tax asset........          83,000         17,500          2,500
Provision for valuation allowance on current year's deferred tax asset......          23,348             --             --
                                                                                  ----------     ----------     ----------
Income tax expense before extraordinary gains...............................          81,587          7,957          2,608
Income tax expense on extraordinary gains...................................           1,413         10,990          1,491
                                                                                  ----------     ----------     ----------
Total.......................................................................      $   83,000     $   18,947     $    4,099
                                                                                  ==========     ==========     ==========

      Income tax expense before extraordinary gains differs from the amounts computed by applying the U.S. Federal corporate income tax rate of 35% as follows:

                                                                                         Years Ended December 31,
                                                                                  ----------------------------------------
                                                                                     2001           2000           1999
                                                                                  ----------     ----------     ----------
Expected income tax expense (benefit) at statutory rate..................         $  (15,945)    $   (2,997)    $    5,187
Differences between expected and actual expense (benefit):
   Excess of cost over net assets acquired, net..........................              1,108          1,078          1,249
   Excess of net assets acquired over purchase price.....................             (6,416)        (4,939)            --
   State tax (after Federal tax benefit).................................             (1,306)           310          1,251
   Low-income housing tax credits........................................             (2,078)        (2,577)       (18,242)
   Sale of Ocwen UK......................................................                 --             --          9,730
   OAC loss not included in consolidated tax group.......................                 --             --            223
   Deferred tax asset valuation allowance current year tax benefit.......             23,348             --             --
   Deferred tax asset valuation allowance prior year.....................             83,000         17,500          2,500
   Other.................................................................               (124)          (418)           710
                                                                                  ----------      ---------     ----------
     Actual income tax expense (benefit).................................         $   81,587     $    7,957     $    2,608
                                                                                  ==========     ==========     ==========

      For taxable years beginning before January 1, 1996, a savings institution that met certain definitional tests relating to the composition of its assets and the sources of its income (a "qualifying savings institution") was permitted to establish reserves for bad debts and make annual additions thereto under the experience method. Alternatively, a qualifying savings institution could elect, on an annual basis, to use the percentage of taxable income method to compute its allowable addition to its bad debt reserve on qualifying real property loans (generally loans secured by an interest in improved real estate). The applicable percentage was 8% for tax periods after 1987. The Bank utilized the percentage of taxable income method for these years.

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


      The base year reserves will continue to be subject to recapture, and the Bank could be required to recognize a tax liability if: (1) the Bank fails to qualify as a "bank" for federal income tax purposes, (2) certain distributions are made with respect to the stock of the Bank, (3) the bad debt reserves are used for any purpose other than to absorb bad debt losses or (4) there is a change in federal tax law. The enactment of this legislation has had no material impact on the Bank's or OCN's operations or financial position.

      We have not recognized a deferred tax liability for the tax bad debt base year reserves of the Bank. The base year reserves are generally the balance of reserves as of December 31, 1987, reduced proportionately for reductions in the Bank's loan portfolio between that date and December 31, 1995. At December 31, 2001 and 2000, the amount of those reserves was approximately $5,700. This reserve could be recognized in the future under the conditions described in the preceding paragraph.

      The net deferred tax asset was comprised of the following as of:

                                                                                            December 31,
                                                                                    ----------------------------
                                                                                        2001            2000
                                                                                    ------------    ------------
Deferred Tax Assets:
   Tax residuals and deferred income on tax residuals ...........................   $      3,176    $      4,374
   State taxes ..................................................................          5,685           6,197
   OAC purchase accounting adjustments ..........................................             --           8,117
   Accrued profit sharing .......................................................          2,271           1,972
   Accrued other liabilities ....................................................            206             249
   Interest expense related to discount loan portfolio ..........................          7,031           9,936
   Valuation allowance on real estate owned .....................................          6,873           6,360
   Gain on loan foreclosure .....................................................          7,009          12,834
   Bad debt and allowance for loan losses .......................................         11,021          16,210
   Impairment on securities available for sale and unrealized gains and losses on
     trading securities .........................................................         71,866          57,951
   Mortgage servicing rights amortization .......................................          5,971           2,208
   Goodwill amortization ........................................................            451              21
   Foreign currency exchange ....................................................          1,068           1,068
   Capital loss carryforward ....................................................          4,160           4,160
   Net operating loss carryforward ..............................................         15,647              --
   Partnership losses and low-income housing tax credits ........................         40,782          30,022
   Other ........................................................................             --           2,679
                                                                                    ------------    ------------
                                                                                         183,217         164,358
                                                                                    ------------    ------------
Deferred Tax Liabilities:
   Deferred interest income on discount loan portfolio ..........................          6,421           7,047
   Research and development costs ...............................................          1,294           1,719
   Foreign currency translation adjustment ......................................             --             229
   Other ........................................................................          1,870             499
                                                                                    ------------    ------------
                                                                                           9,585           9,494
                                                                                    ------------    ------------
                                                                                         173,632         154,864
Valuation allowances ............................................................       (165,221)        (58,873)
                                                                                    ------------    ------------
Net deferred tax asset ..........................................................   $      8,411    $     95,991
                                                                                    ============    ============

      As of December 31, 2001, we had a deferred tax asset valuation allowance totaling $165,221. This allowance is comprised of $38,873 relating to built-in loss limitations arising from our acquisition of OAC and $103,000 relating to our evaluation of the future realization of prior years deferred tax asset and $23,348 related to the future realization of our current year tax benefit.

      We conduct periodic evaluations to determine whether it is more likely than not that the deferred tax asset can be realized in future periods. Among the factors considered in this evaluation are estimates of future earnings, the future reversal of temporary differences and the impact of tax planning strategies that can be implemented if warranted. As a result of this evaluation, we included in the tax provision an increase of $106,348, $17,500 and $2,500 to the valuation allowance for 2001, 2000 and 1999 respectively.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


      Before our acquisition of OAC, OAC was a REIT for federal tax purposes and filed a REIT federal income tax return through October 20, 1999. We have included OAC in our consolidated federal income tax return since October 21, 1999. OAC had, at October 6, 1999, approximately $131,567 of net unrealized built-in losses. Any such losses recognized within the five-year period beginning on October 7, 1999 (the "recognition period") are treated as pre-change losses and, as such, are subject to an annual limit as to the amount which may offset the taxable income of Ocwen Financial Corporation and its subsidiaries ("the IRC section 382 limitation"). A net unrealized built-in loss is an amount by which the tax basis of the corporation's assets at the time of the change in ownership exceeds the aggregate fair market value of those assets at that time. The IRC section 382 limitation is determined by multiplying the value of OAC's stock by the federal long-term tax-exempt rate and amounts to approximately $5,700. If a deduction is denied for any recognized built-in loss in any post-change year, the loss is carried forward to subsequent years under rules similar to the standard loss carryforward rules. As a result of these limitations, we established a corresponding deferred tax asset valuation allowance at the acquisition date as part of purchase accounting in the amount of $38,873.

      International Hotel Group ("IHG"), a wholly-owned subsidiary of IMI, and IHG's subsidiaries had at December 31, 2001, approximately $1,079 of Separate Return Limitation Year ("SRLY") net operating loss carryforwards. The SRLY net operating loss carryforward can only offset the future taxable income of IHG and its subsidiaries. The $1,079 operating loss carryforward will expire, if unused, in the year 2008. At December 31, 2001 we had net operating loss carryforwards of $44,706, of which $12,898 expire in 2018 and $31,808 expire in 2021. At
December 31, 2001, we had tax credit carryforwards of $30,479 related to our low-income housing tax credits, which expire in 2018, 2019, 2020 and 2021.


NOTE 23: EMPLOYEE BENEFIT AND COMPENSATION PLANS

      We maintain a defined contribution plan to provide postretirement benefits to our eligible employees. We also adopted a number of compensation plans for certain of our employees. We designed these plans to facilitate a pay-for-performance policy, further align the interests of our officers and key employees with the interests of our shareholders and assist in the attraction and retention of employees vital to our long-term success. These plans are summarized below.

Retirement Plan

      We maintain a defined contribution 401(k) plan. We match 50% of each employee's contributions, limited to 2% of the employee's compensation. Our contributions to the 401(k) plan for the years ended December 31, 2001, 2000 and 1999, were $613, $694 and $702, respectively.

      In connection with our acquisition of Berkeley Federal Savings Bank in June 1993, the Bank assumed the obligations under a noncontributory defined benefit pension plan (the "Plan") covering substantially all employees upon their eligibility under the terms of the Plan. We froze and fully funded the Plan after the plan year ended December 31, 1993.

Annual Incentive Plan

      In May 1998, our shareholders approved the Ocwen Financial Corporate 1998 Annual Incentive Plan (the "AIP") to replace our former annual incentive plan (the "Former Plan"). Participation in the AIP is limited to officers and other key employees and designated subsidiaries that are selected by the AIP Committee. We establish performance targets based on the achievement of specified levels of increases in net earnings, return on equity, average net equity used or growth in assets, as well as individual participant performance targets. We base awards under the AIP on achieving the performance targets, and we pay them in cash or a combination of cash and non-qualified stock options to purchase common stock of Ocwen Financial Corporation. We grant such non-qualified stock options pursuant to the Ocwen Financial Corporation 1991 Non-Qualified Stock Option Plan.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


      The following table provides a summary of our stock option activity for the years ended December 31, 2001, 2000 and 1999, respectively, and stock options exercisable at the end of each of those year:

                                                     2001                        2000                        1999
                                            ------------------------   -------------------------    -------------------------
                                                           Weighted                   Weighted                     Weighted
                                                           Average                    Average                      Average
                                             Number of     Exercise     Number of     Exercise       Number of     Exercise
                                              Options        Price       Options        Price         Options        Price
                                            -----------   ----------   -----------   -----------    -----------   -----------
Outstanding at beginning of year.......       3,424,594     $ 13.11      2,013,201     $ 14.09        1,918,181     $  15.64
Granted (1)............................       1,584,093        7.67      1,617,461        4.09          358,858         6.25
Exercised..............................        (128,156)       4.59             --          --           (5,080)        2.82
Forfeited..............................        (225,262)       4.87       (206,068)      14.74         (258,758)       14.92
                                            -----------                -----------                  -----------
Outstanding at end of year.............       4,655,269        9.01      3,424,594        9.33        2,013,201        14.09
                                            ===========                ===========                  ===========
Exercisable at end of year.............       2,483,697       11.29      1,885,048       13.11        1,559,850        15.77
                                            ===========                ===========                  ===========

(1) The weighted average grant-date fair value was $7.67 in 2001, $5.84 in 2000 and $6.25 in 1999.

      The following table summarizes information about our stock options outstanding at December 31:

                                                                  Options Outstanding                Options Exercisable
                                                      -----------------------------------------  ------------------------------
                                                                        Weighted                                    Weighted
                                                                         Average     Remaining                      Average
                                                         Number of      Exercise    Contractual     Number of       Exercise
Granted For Service In:                                   Options         Price         Life         Options         Price
---------------------------------------------------   --------------   -----------  -----------  ---------------  -------------
2001...............................................        1,584,093     $   7.67        10              228,819    $   7.67
2000...............................................        1,343,601         4.09         9              606,412        4.09
1999...............................................          237,327         6.25         8              158,218        6.25
1998...............................................          122,545        12.31         7              122,545       12.31
1997...............................................          746,071        20.35         6              746,071       20.35
1996...............................................          532,632        11.00         5              532,632       11.00
1995...............................................           89,000         2.88         4               89,000        2.88
                                                         -----------                               -------------
                                                           4,655,269         9.01                      2,483,697       11.29
                                                         ===========                               =============

      After the award of 1,584,093 options in 2002 for service in 2001, 7,359,764 authorized shares remain and are available for future awards of stock options.

      Stock options we awarded under the Former Plan have a one-year vesting period. Stock options we awarded under the AIP in 1998 and 1999 vest ratably over a three-year period. Stock options we awarded under the AIP in 2001 and 2000 vest ratably over a five-year period including the award year. The term of all options granted is ten years from the grant date. We treat the difference, if any, between the fair market value of our stock at the date of grant and the exercise price as compensation expense. We record compensation expense ratably over the vesting period of the grant. Included in compensation expense for the years ended December 31, 2001 and 2000 was $568 and $572, respectively, related to options granted. There was no compensation expense recognized for the year ended December 31, 1999 related to options granted.

Long-Term Incentive Plan

      In May 1998, our shareholders approved the Ocwen Financial Corporation Long-Term Incentive Plan (the "LIP"). Participation in the LIP was limited to officers and other key employees and designated subsidiaries that were selected by the LIP Administrator. We suspended the LIP in 2000 and reversed the related accrual of $6,012 for 1999 and 1998. We recorded compensation expense of $3,645 and $2,367 in 1999 and 1998, respectively, under the LIP.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


Pro Forma Effect of SFAS No. 123

      We have retained our current accounting method for our stock-based employee compensation plans under the provisions of APB 25. However, entities such as ours continuing to apply APB 25 are required to disclose pro forma net income and earnings per share as if the fair value method of accounting for stock-based employee compensation plans as prescribed by SFAS No. 123, Accounting for Stock-Based Compensation, had been utilized. The following is a summary of our pro forma information for the years ended December 31:

                                                                                 2001             2000              1999
                                                                              ----------       ----------        ----------
Net income (loss), as reported.........................................       $(124,782)       $    2,192        $  19,832
Pro forma net (loss) income............................................        (127,914)             (228)          18,917
Earnings per share, as reported:
   Basic...............................................................          (1.856)            0.032            0.314
   Diluted.............................................................          (1.856)            0.032            0.314
Pro forma earnings per share:
   Basic...............................................................          (1.903)            0.003            0.300
   Diluted.............................................................          (1.903)            0.003            0.300

      We estimate the fair value of our option grants using the Black-Scholes option-pricing model with the following assumptions:

                                                                                        Years Ended December 31,
                                                                              ---------------------------------------------
                                                                                 2001             2000              1999
                                                                              ----------       ----------        ----------
Expected dividend yield................................................           0.00%             0.00%            0.00%
Expected stock price volatility........................................          52.00             54.00            47.00
Risk-free interest rate................................................           4.23              4.98             6.34
Expected life of options...............................................           5 years           5 years          5 years


NOTE 24: STOCKHOLDERS' EQUITY

      On April 16, 1999, we announced that our Board of Directors authorized the repurchase of up to six million of our issued and outstanding shares of common stock. As of December 31, 1999, we had repurchased 4,611,700 shares at an average price of $6.66 per share. During the first quarter of 2000, we repurchased the remaining 1,388,300 authorized shares at an average price of $6.48 per share. On May 9, 2000, we announced that our Board of Directors approved an additional stock repurchase program to repurchase up to an additional six million of our issued and outstanding shares of common stock. As of December 31, 2001, we had not repurchased any additional shares.

      On October 7, 1999, as a result of our acquisition of OAC, we issued to OAC shareholders (except for Ocwen Financial Corporation or its subsidiaries)
0.71 shares of Ocwen Financial Corporation stock for each outstanding share of OAC common stock, or a total of 12,371,750 shares. See Note 2.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


NOTE 25: REGULATORY REQUIREMENTS

      The Financial Institutions Reform, Recovery and Enforcement Act of 1989 and the regulations promulgated thereunder established certain minimum levels of regulatory capital for savings institutions subject to OTS supervision. The Bank must follow specific capital guidelines stipulated by the OTS which involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At December 31, 2001, the minimum regulatory capital requirements were:

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

      At December 31, 2001 and 2000, the Bank was "well capitalized" under the prompt corrective action regulations adopted by the OTS pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991. To be categorized as "well capitalized," the Bank must maintain minimum core capital, Tier 1 risk-based capital and risk-based capital ratios as set forth in the following table. The Bank's capital amounts and classification are subject to review by federal regulators regarding components, risk-weightings and other factors. There are no conditions or events since December 31, 2001 that we believe have changed the Bank's category.

      Following an examination by the OTS in late 1996 and early 1997, the Bank committed to the OTS to maintain a core capital (leverage) ratio and a total risk-based capital ratio of at least 9.00% and 13.00%, respectively. The Bank continues to be in compliance with this commitment as well as with the regulatory capital requirements of general applicability (as indicated in the table below). Based on discussions with the OTS, the Bank believes that this commitment does not affect its status as a "well-capitalized" institution, assuming the Bank's continued compliance with the regulatory capital requirements required to be maintained by it pursuant to such commitment.

      As a result of an examination in 2000, the Bank was required to submit a written plan to the OTS by October 16, 2000 to address issues raised by the agency under Part 570 of the rules and regulations. Under the plan, the Bank is taking certain actions regarding its operations with respect to asset reviews and the management of interest rate risk exposure and has periodic reporting obligations to the OTS. In addition, as part of the plan, the Bank submitted a business plan and budget outlining the Bank's operations through 2003. The business plan submitted reflects proposed changes in the Bank's deposit gathering strategies and potential future sources of revenue as the Bank continues its shift away from capital-intensive businesses into fee-based sources of income. On November 9, 2000 the OTS requested the Bank to supply additional information regarding the plan. The Bank responded to this request on November 29, 2000, December 28, 2000 and January 10, 2001, and the OTS approved the plan on February 2, 2001.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


      The following table summarizes the Bank's actual and required regulatory capital at December 31, 2001 and 2000:

                                                                                                   To Be Well
                                                                                                   Capitalized       Committed
                                                                       Minimum For Capital   For Prompt Corrective    Capital
                                                        Actual          Adequacy Purposes      Action Provisions    Requirements
                                                ---------------------  --------------------  ---------------------  ------------
                                                  Ratio      Amount      Ratio      Amount     Ratio      Amount       Ratio
                                                --------   ----------  ---------  ---------  ---------  ----------  ------------
December 31, 2001:
Stockholders' equity, and ratio to total assets    14.62%  $  204,640
Non-includable subsidiary......................                (1,233)
Disallowed deferred tax assets.................                (4,515)
Disallowed servicing assets....................               (10,077)
                                                           -----------
Tier 1 (core) capital, and ratio to adjusted
   total assets................................    13.64%     188,815    4.00%    $  55,359      5.00%  $  69,199        9.00%
                                                                                  =========             =========
Non-mortgage servicing assets..................                (3,447)
                                                           ----------
Tangible capital ratio to tangible assets......    13.43%  $  185,368    1.50%    $  20,708
                                                           ==========             =========

Tier 1 capital, and ratio to risk-weighted
   assets......................................    18.41%  $  188,815                            6.00%  $  61,546
                                                           ----------                                   =========
Allowance for loan losses......................                10,290
Qualifying subordinated debentures.............                40,200
                                                           ----------
Tier 2 capital.................................                50,490
                                                           ----------
Total risk-based capital, and ratio to
   risk-weighted assets........................    23.33%  $  239,305    8.00%   $   82,062     10.00%  $ 102,577       13.00%
                                                           ==========            ==========             =========

Total regulatory assets........................            $1,399,676
                                                           ==========
Adjusted total assets..........................            $1,383,980
                                                           ==========
Tangible assets................................            $1,380,533
                                                           ==========
Risk-weighted assets...........................            $1,025,775
                                                           ==========

December 31, 2000:
Stockholders' equity, and ratio to total assets    16.09%  $  267,295
Non-includable subsidiary......................                (7,801)
Acquired real estate...........................                  (850)
Disallowed deferred tax assets.................               (29,397)
Disallowed servicing assets....................                (5,027)
                                                           ----------
Tangible capital, and ratio to adjusted total
   assets....................................      13.83%  $  224,220    1.50%    $  24,313
                                                           ==========             =========
Tier 1 (core) capital, and ratio to adjusted
   total assets..............................      13.83%  $  224,220    4.00%    $  64,834      5.00%  $  81,042        9.00%
                                                           ==========             =========             =========

Tier 1 capital, and ratio to risk-weighted
   assets....................................      16.70%  $  224,220                            6.00%  $  80,571
                                                           ----------                                   =========
Allowance for loan losses....................                  15,273
Qualifying subordinated debentures...........                  53,600
                                                           ----------
Tier 2 capital...............................                  68,873
                                                           ----------
Total risk-based capital, and ratio to
   risk-weighted assets......................      21.83%  $  293,093    8.00%     $ 107,429    10.00%   $ 134,286      13.00%
                                                           ==========              =========             =========

Total regulatory assets......................              $1,660,767
                                                           ==========
Adjusted total assets/tangible assets........              $1,620,846
                                                           ==========
Risk-weighted assets.........................              $1,342,858
                                                           ==========

      The OTS amended its capital distribution regulation effective April 1, 1999. Under the revised regulation, the Bank is required to file a notice with the OTS at least 30 days before making a capital distribution unless (a) it is not eligible for expedited treatment under the OTS application processing regulations, (b) the total amount of the Bank's capital distributions (including the proposed distribution) for the calendar year exceeds the Bank's net income for the year to date plus retained net income for the previous two years, (c) the Bank would not be "adequately capitalized" following the proposed distribution or (d) the proposed distribution would violate any applicable statute, regulation or agreement between the Bank and the OTS, or a condition imposed upon the Bank by an OTS-approved application or notice. If one of these four criteria is present, the Bank is required to file an application with the OTS at least 30 days before making the proposed capital distribution. The OTS may deny the Bank's application or disapprove its notice if the OTS determines that (a) the Bank will be "under capitalized," "significantly under capitalized" or "critically under capitalized," as defined in the OTS capital regulations, following the capital distribution, (b) the proposed capital distribution raises safety and soundness concerns or (c) the proposed capital distribution

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


violates a prohibition contained in any statute, regulation or agreement between the Bank and the OTS or a condition imposed on the Bank in an application or notice approved by the OTS. The revised rule also amended the definition of "capital distribution" to include any payment to repurchase, redeem, retire or otherwise acquire debt instruments included in total risk-based capital.

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


NOTE 26: NET INTEREST INCOME (EXPENSE) BEFORE PROVISION FOR LOAN LOSSES

      The following table presents the components of net interest income (expense) for each category of our interest-earning assets and interest-bearing liabilities for the years ended December 31:

                                                                                 2001             2000              1999
                                                                             ------------     ------------      ------------
Interest income:
  Federal funds sold and repurchase agreements.......................        $      7,328     $      8,700      $      8,847
  Trading securities.................................................              18,865            8,200                --
  Securities available for sale......................................                  --           42,507            62,698
  Loans available for sale...........................................                 526            2,474            25,724
  Investment securities and other....................................                 743            1,501             2,181
  Loan portfolio.....................................................               6,807           20,586            28,683
  Match funded loans and securities..................................              10,345           11,022             3,237
  Discount loan portfolio............................................              38,757           89,826           121,854
                                                                             ------------     ------------      ------------
                                                                                   83,371          184,816           253,224
                                                                             ------------     ------------      ------------
Interest expense:
  Deposits...........................................................              59,967           98,224            98,370
  Securities sold under agreements to repurchase.....................                 529           10,729             7,456
  Bonds - match funded agreements....................................               7,315           11,484             2,101
  Obligations outstanding under lines of credit......................               5,511           13,881            16,318
  Notes, debentures and other interest bearing obligations...........              20,007           34,772            31,297
                                                                             ------------     ------------      ------------
                                                                                   93,329          169,090           155,542
                                                                             ------------     ------------      ------------
  Net interest income (expense) before provision for loan losses.....        $     (9,958)    $     15,726      $     97,682
                                                                             ============     ============      ============


NOTE 27: OTHER INCOME

      The following table presents the principal components of other income we earned during the years ended December 31:

                                                                                2001              2000             1999
                                                                             -----------       -----------      -----------
Software revenue (OTX)................................................       $     2,181       $     2,236      $     2,043
Consulting fees.......................................................             2,041                78               84
Brokerage commissions (1).............................................             1,386                --           12,896
Management fees (2)...................................................                80                --            4,503
Other.................................................................             3,071             3,770            4,820
                                                                             -----------       -----------      -----------
                                                                             $     8,759       $     6,084      $    24,346
                                                                             ===========       ===========      ===========

(1)   Brokerage commissions for 1999 were earned by Ocwen UK.

(2) Management fees for 1999 were earned for management services we provided to OAC prior to our acquisition of OAC in October 1999.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


NOTE 28: OTHER OPERATING EXPENSES

      The following table presents the principal components of other operating expenses we incurred during the years ended December 31:

                                                                                2001              2000             1999
                                                                             -----------       -----------      -----------
Travel, lodging, meals and entertainment..............................       $     2,388       $     2,864      $     4,107
Amortization of deferred costs........................................               917             1,878            1,226
Acquisition expenses..................................................               330             1,912              441
Marketing.............................................................               757             1,820            5,556
Deposit related expenses..............................................               897               531              406
Conferences and seminars..............................................               534               530              773
Investment and treasury services......................................               272               332              448
Other.................................................................             2,840             2,240            3,131
                                                                             -----------       -----------      -----------
                                                                             $     8,935       $    12,107      $    16,088
                                                                             ===========       ===========      ===========


NOTE 29: BUSINESS SEGMENT REPORTING

      Public enterprises like ours are required to report financial and descriptive information about their reportable operating segments. An operating segment is defined as a component of an enterprise that (a) engages in business activities from which it may earn revenues and incur expenses, (b) whose operating results are regularly reviewed by the enterprise's chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance and (c) for which discrete financial information is available. We conduct a variety of business activities within the following segments:

                                                      Net
                                                   Interest     Provision                               Pre-Tax
                                                    Income      for Loan    Non-Interest  Non-Interest   Income         Total
                                                   (Expense)     Losses       Income        Expense      (Loss)        Assets
                                                   ----------   ----------   ----------   ----------   ----------    ----------
At or for the year ended December 31, 2001:
Residential Loan Servicing......................   $  (16,529)  $       --   $  119,503   $   68,383   $   34,591    $  420,134
OTX.............................................           --           --        2,150       38,542      (36,392)       13,231
Ocwen Realty Advisors...........................           --           --       11,913       10,968          944         1,351
Unsecured Collections...........................          140        1,176        3,058        7,042       (5,020)           --
Residential Discount Loans......................       15,125        6,060       (4,733)       8,727       (4,396)      115,691
Commercial Loans................................         (400)       7,223       (1,574)      13,043      (22,236)      280,220
Affordable Housing..............................       (7,917)       1,207         (849)      19,945      (29,917)      132,724
Commercial Real Estate..........................       (2,820)          --        4,941          898        1,222        83,794
Subprime Residential Lending....................        2,657           --       13,742        2,849       13,549        83,599
Corporate Items and Other.......................         (214)          --       21,190       12,049        2,098       580,406
                                                   ----------   ----------   ----------   ----------   ----------    ----------
                                                   $   (9,958)  $   15,666   $  169,341   $  182,446   $  (45,557)   $1,711,150
                                                   ==========   ==========   ==========   ==========   ==========    ==========

At or for the year ended December 31, 2000:
Residential Loan Servicing......................       (5,756)          --       84,137       58,773       19,609       218,981
OTX.............................................         (719)          --        2,424       35,655      (33,951)       20,462
Ocwen Realty Advisors (1).......................           --           --       12,738       12,824          (86)        1,625
Unsecured Collections...........................         (104)       6,867        1,481        8,908      (14,398)        8,417
Residential Discount Loans......................       24,549         (637)       7,725       11,757       21,154       396,305
Commercial Loans................................        9,917        9,195       16,703       16,853          648       555,040
Affordable Housing..............................       (9,912)        (248)         702       14,702      (23,664)      171,070
Commercial Real Estate..........................      (18,121)          --       37,299        2,649       16,530        80,561
Subprime Residential Lending....................         (180)          --      (22,267)       2,086      (24,532)      135,617
Corporate Items and Other.......................       16,052           --       36,583        5,802       30,126       661,342
                                                   ----------   ----------   ----------   ----------   ----------    ----------
                                                   $   15,726   $   15,177   $  177,525   $  170,009   $   (8,564)   $2,249,420
                                                   ==========   ==========   ==========   ==========   ==========    ==========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


                                                      Net
                                                   Interest     Provision                               Pre-Tax
                                                    Income      for Loan    Non-Interest  Non-Interest   Income         Total
                                                   (Expense)     Losses       Income        Expense      (Loss)        Assets
                                                   ----------   ----------   ----------   ----------   ----------    ----------
At or for the year ended December 31, 1999:
Residential Loan Servicing......................   $    5,630   $       --   $   59,876   $   44,990   $   20,515    $  219,048
OTX.............................................           --           --        2,056       20,398      (18,343)        4,829
Ocwen Realty Advisors...........................           --           --           --           --           --            --
Unsecured Collections...........................          477          870           17        6,373       (6,750)       16,401
Residential Discount Loans......................       27,669        8,435      (12,773)      26,912      (20,451)      711,104
Commercial Loans................................       54,146        4,610       19,633       40,908       28,404     1,016,366
Affordable Housing..............................       (9,360)        (105)       6,605       15,284      (17,934)      169,521
Commercial Real Estate..........................       (1,803)          --        3,443        4,976       (3,336)      301,438
Subprime Residential Lending....................       14,972           --      (31,102)      13,974      (30,103)      223,403
Corporate Items and Other.......................        5,951       (7,100)      96,887       21,253       62,817       619,564
                                                   ----------   ----------   ----------   ----------   ----------    ----------
                                                   $   97,682   $    6,710   $  144,642   $  195,068   $   14,819    $3,281,674
                                                   ==========   ==========   ==========   ==========   ==========    ==========

(1) Non-interest income for the year ended December 31, 2000 included $975 of intercompany revenues we have eliminated in consolidation.

      A brief description of our segments follows:

      o Residential Loan Servicing. Includes our fee-for-services business of providing loan servicing, including asset management and resolution services, to third-party owners of non-performing, underperforming and subprime assets.

      o OTX. Formed in 1998, develops and markets advanced technology solutions for the mortgage and real estate industries, including residential and commercial mortgage servicing systems.

      o Ocwen Realty Advisors. Provides property valuation services and real estate research for residential and commercial properties.

      o Unsecured Collections. Primarily comprised of activities related to our charged-off unsecured credit card receivables, which were acquired at a discount.

      o Residential Discount Loans. Activities of this segment include asset acquisition and resolution of single family residential loans and the related real estate owned.

      o Commercial Loans. Activities of this segment include our resolution of commercial discount loans and related real estate owned. Commercial loan activities previously included our origination of multi-family and commercial real estate loans held for investment, a business which we ceased in 1999.

      o Affordable Housing Properties. Includes our investments, primarily through limited partnerships, in qualified low-income rental housing for the purpose of obtaining Federal income tax credits pursuant to
         Section 42 of the Code.

      o Commercial Real Estate. Principally comprised of activities related to our real estate investments acquired in connection with our acquisition of OAC in October 1999.

      o Subprime Residential Lending. In August 1999, we closed our domestic subprime origination business, which had been conducted primarily through OFS. Previously, activities of this segment included our acquisition and origination of single family residential loans to non-conforming borrowers.

      o Corporate Items and Other. Consists primarily of extraordinary gains on repurchases of debt, individually insignificant business activities, amounts not allocated to our operating segments, distributions on our Capital Securities, transfer pricing mismatches, other general corporate expenses and the results of the securities portfolio other than residuals and subordinates. Residuals and subordinate interests, including those related to our securitization activities have been included in the related business activity. Also includes our UK operations, including our equity investment in Kensington, which was sold during November 2000, as well as the activities of our previously owned subsidiary, Ocwen UK, which was sold on September 30, 1999. Ocwen UK was primarily engaged in the origination and servicing of subprime loans in the United Kingdom.

      We allocate interest income and expense to each business segment for the investment of funds raised or funding of investments made taking into consideration the duration of such liabilities or assets. Ocwen Realty Advisors charges other segments based on cost

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


plus a standard mark-up that varies based on the type valuation service being provided. We make allocations of non-interest expense generated by corporate support services to each business segment based upon our estimate of time and effort spent in the respective activity. As such, the resulting amounts represent estimates of the contribution of each business activity to our overall results.


NOTE 30: COMMITMENTS AND CONTINGENCIES

      We lease certain premises under various non-cancelable operating leases with terms expiring at various times through 2007, exclusive of renewal option periods. Our annual aggregate minimum rental commitments under these leases are summarized as follows:

2002..........................................................      $     4,033
2003..........................................................            3,914
2004..........................................................            3,181
2005..........................................................              966
2006..........................................................               71
Thereafter....................................................               --
                                                                    -----------
Minimum lease payments .......................................      $    12,165
                                                                    ===========

      We converted rental commitments for our facilities outside the United States of America to U.S. dollars using exchange rates in effect at December 31, 2001. Rent expense for the years ended December 31, 2001, 2000 and 1999 was $3,533, $3,374 and $6,101, respectively.

      At December 31, 2001, we had commitments of $3,432 to fund construction loans (including loans accounted for as investments in real estate) secured by multi-family and commercial properties. In addition, we had commitments under outstanding letters of credit in the amount of $210. Through our investment in subordinated securities and subprime residuals, which had a fair value of $65,058 at December 31, 2001, we support senior classes of securities.

      On April 20, 1999, a complaint was filed on behalf of a putative class of public shareholders of the Company in the Circuit Court of the Fifteenth Judicial Circuit, Palm Beach County, Florida against OCN and OAC. On April 23, 1999, a complaint was filed on behalf of a putative class of public shareholders of OAC in the Circuit Court of the Fifteenth Judicial Circuit, Palm Beach County, Florida, against OAC and certain directors of OAC. The plaintiffs in both complaints sought to enjoin consummation of the acquisition of OAC by OCN. The cases were consolidated, and on September 13, 1999 a consolidated amended complaint was filed. The injunction was denied, and on October 14, 1999 OCN was dismissed as a party. Plaintiffs' remaining claims were for damages for alleged breaches of common law fiduciary duties. In October 2001, the parties reached an agreement in principle.

      On June 3, 1999, Walton Street Capital, L.L.C. ("Walton") filed suit against OAC and Ocwen Partnership, L.P. in the Circuit Court of Cook County, Illinois. Walton has alleged that OAC committed an anticipatory breach of contract with respect to the proposed sale by OAC of all of its interest in its commercial mortgage-backed securities portfolio to Walton. Walton has claimed damages in an amount in excess of $20,000. As of October 20, 2000, both Walton and OAC filed motions for Summary Judgement. On December 21, 2000, the Circuit Court granted Walton's Limited Motion for Summary Judgement concerning liability. Ocwen filed a Motion for Certification of an Interlocutory Appeal and is seeking an Entry of Stay pending appeal. On February 20, 2001, Ocwen filed a motion for reconsideration requesting the Circuit Court vacate its order granting summary judgment to Walton. On January 29, 2002, after oral argument, the Circuit Court reversed its earlier ruling by vacating the order granting summary judgment. The parties are engaged in discovery.

      On February 4, 2002 we were notified by the California Tax Credit Allocation Committee of a challenge to our receipt of previously allocated federal low-income housing tax credits for a recently constructed affordable housing development in which we invested. We intend to contest this challenge, which stems from an issue regarding a determination of the date the development was made available for occupancy. If the Committee prevails in its challenge, we could incur a loss of up to $7,500.

      We are subject to various other pending legal proceedings. In management's opinion, the resolution of these other claims will not have a material effect on the consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


NOTE 31: PARENT COMPANY ONLY FINANCIAL INFORMATION

Condensed Statements of Financial Condition of Ocwen Financial Corporation

                                                                                                      December 31,
                                                                                               ----------------------------
                                                                                                  2001              2000
                                                                                               -----------      -----------
Assets:
Cash and cash equivalents..............................................................        $     1,114      $    77,244
Cash held at Bank subsidiary...........................................................             26,872           13,482
Investments in subsidiaries:
   Bank subsidiary.....................................................................            198,813          256,833
   Non-Bank subsidiaries...............................................................            400,297          399,187
Advance due from Bank subsidiary.......................................................              3,138            2,808
Investment in unconsolidated entity....................................................                113               --
Loan portfolio, net....................................................................                 --              408
Discount loan portfolio, net...........................................................                 --            8,417
Investment in real estate..............................................................              1,797            3,300
Income taxes receivable................................................................             16,824           17,749
Deferred tax asset.....................................................................                 --           22,375
Other assets...........................................................................              2,631            2,737
                                                                                               -----------      -----------
                                                                                               $   651,599      $   804,540
                                                                                               ===========      ===========
Liabilities and Stockholders' Equity:
11.875% Note payable...................................................................        $    87,025      $   100,050
Notes and debentures payable to non-Bank subsidiaries..................................            131,251          137,251
Accrued interest payable to non-Bank subsidiaries......................................              7,847            7,537
Advance due to non-Bank subsidiaries...................................................             20,515           47,388
Deferred tax liability.................................................................             16,249               --
Other liabilities......................................................................              9,606            8,888
                                                                                               -----------      -----------
   Total liabilities...................................................................            272,493          301,114
Stockholders' equity...................................................................            379,106          503,426
                                                                                               -----------      -----------
                                                                                               $   651,599      $   804,540
                                                                                               ===========      ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


Condensed Statements of Operations of Ocwen Financial Corporation

                                                                                   For the Years Ended December 31,
                                                                             ----------------------------------------------
                                                                                2001             2000              1999
                                                                             -----------       -----------      -----------
Interest income.......................................................       $     1,946       $       907      $     2,510
Interest income from subsidiaries:
     Bank subsidiary..................................................               776             1,438            1,941
     Non-Bank subsidiaries............................................                --             2,394            3,669
Interest expense......................................................            11,465            12,293           14,656
Interest expense - non-Bank subsidiaries..............................            14,387            14,518           14,372
                                                                             -----------       -----------      -----------
Net interest expense before provision for loan losses.................           (23,130)          (22,072)         (20,908)
Provision for loan losses.............................................             1,495             7,504            1,176
                                                                             -----------       -----------      -----------
Net interest expense after provision for loan losses..................           (24,625)          (29,576)         (22,084)
Non-interest income...................................................               527            22,499           51,464
Non-interest expense..................................................                --             3,783            5,721
Servicing fee expense - Bank subsidiary...............................             5,907             7,173            3,074
Equity in earnings (losses) in unconsolidated entities................                --            (5,280)          (9,154)
                                                                             -----------       -----------      -----------
     Income (loss) before income taxes and extraordinary gain.........           (30,005)          (23,313)          11,431
Income tax expense (benefit)..........................................            37,175           (16,271)          (3,990)
                                                                             -----------       -----------      -----------
     Income (loss) before equity in net income (losses) of subsidiaries
        and extraordinary gain........................................           (67,180)           (7,042)          15,421
Equity in net income (losses) of subsidiaries:
     Bank subsidiary..................................................           (57,590)            6,043           45,166
     Non-bank subsidiaries............................................               (45)            2,915          (41,182)
Extraordinary gain on repurchase of debt, net of tax..................                33               276              427
                                                                             -----------       -----------      -----------
Net income (loss).....................................................       $  (124,782)      $     2,192      $    19,832
                                                                             ===========       ===========      ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


Condensed Statements of Cash Flows of Ocwen Financial Corporation

                                                                                   For the Years Ended December 31,
                                                                             ----------------------------------------------
                                                                                2001              2000             1999
                                                                             -----------       -----------      -----------
Cash flows from operating activities:
Net income (loss)......................................................      $  (124,782)      $     2,192      $    19,832
Adjustments to reconcile net income to net cash
       (used) provided by operating activities:
     Equity in income of Bank subsidiary...............................           57,590            (6,043)         (45,166)
     Equity in (income) loss of non-Bank subsidiaries..................               45            (2,915)          41,182
     Equity in loss (income) of unconsolidated entity, net.............               --             5,280            9,154
     Premium amortization, net.........................................              408                (3)          (5,913)
     Provision for loan losses.........................................            1,495             7,503            1,176
     Loss on interest-earning assets...................................               --                --              (81)
     Extraordinary gain on repurchase of long-term debt................              (53)             (439)          (1,322)
     Gain on sale of real estate held for investment...................               --            (1,155)            (297)
     Gain on sale of Ocwen UK..........................................               --                --          (50,371)
     Gain on sale of investment in Kensington Group plc................               --           (20,025)              --
     Decrease (increase) in deferred tax assets........................           38,624            21,988          (22,581)
     Increase (decrease) in deferred tax liability.....................               --               (50)          (1,952)
     Decrease (increase) in other assets...............................             (152)              (70)          21,483
     Decrease (increase) in income taxes receivable....................              925            (2,556)          21,718
     Increase (decrease) in income taxes payable.......................               --              (637)            (953)
     Increase (decrease) in accrued expenses and other liabilities.....              719            (5,305)          (2,962)
                                                                             -----------       -----------      -----------
     Net cash provided (used) by operating activities..................          (25,181)           (2,235)         (17,053)
                                                                             -----------       -----------      -----------

Cash flows from investing activities:
     Net investments in and advances to subsidiaries...................          (33,731)          (21,967)         (21,603)
     Proceeds from sale of Ocwen UK....................................               --                --          122,101
     Proceeds from sale of investment in Kensington Group plc..........               --            48,556               --
     Distributions from (investment in) unconsolidated entity..........               --             3,143               --
     Principal payments received on loans held for investment..........               --                --            2,119
     Principal payments received on discount loans.....................            6,922            10,207           17,596
     Purchase of discount loans........................................               --            (9,730)          (8,788)
     Increase in investment in real estate.............................            1,503            (2,145)              --
                                                                             -----------       -----------      -----------
     Net cash provided (used) by financing activities..................          (25,306)           28,064          111,425
                                                                             -----------       -----------      -----------

Cash flows from financing activities:
     Repurchase of notes...............................................          (13,233)           (3,361)         (19,828)
     Repayments of loans to executive officers, net....................               --                --              763
     Exercise of common stock options..................................              902                --               23
     Issuance of shares of common stock................................               78                56               43
     Repurchase of common stock........................................               --            (8,996)         (30,691)
                                                                             -----------       -----------      -----------
Net cash provided (used) by investing activities.......................          (12,253)          (12,301)         (49,690)
                                                                             -----------       -----------      -----------

Net increase (decrease) in cash and cash equivalents...................          (62,740)           13,528           44,682
Cash and cash equivalents at beginning of year.........................           90,726            77,198           32,516
                                                                             -----------       -----------      -----------
Cash and cash equivalents at end of year...............................      $    27,986       $    90,726      $    77,198
                                                                             ===========       ===========      ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2001, 2000, AND 1999
                    (Dollars in thousands, except share data)


NOTE 32: QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                                     Quarters Ended
                                                            ----------------------------------------------------------------
                                                            December 31,     September 30,       June 30,         March 31,
                                                               2001              2001              2001              2001
                                                            ------------     ------------       -----------      -----------
Interest income.........................................     $    14,742      $    18,594       $    25,218      $    24,817
Interest expense........................................          19,414           22,307            24,728           26,880
Provision for loan losses...............................          (2,363)            (388)           10,297            8,120
                                                             -----------      -----------       -----------      -----------
   Net interest income (expense) after provision for
     loan losses........................................          (2,309)          (3,325)           (9,807)         (10,183)
Non-interest income.....................................          41,107           41,742            43,362           43,130
Non-interest expense....................................          44,132           44,602            42,856           50,856
Distributions on Capital Securities.....................           1,719            1,663             1,697            2,053
Equity in income (losses) of investments in
   unconsolidated entities..............................             204              (84)              139               45
                                                             -----------      -----------       -----------      -----------

Income (loss) before income taxes and extraordinary
 gain ..................................................          (6,849)          (7,932)          (10,859)         (19,917)
Income taxes expense (benefit)..........................              --           65,000            10,825            5,762
                                                             -----------      -----------       -----------      -----------
Income (loss) before extraordinary gain.................          (6,849)         (72,932)          (21,684)         (25,679)
Extraordinary gain (loss) on repurchase of debt,
 net of tax ............................................             (44)              --               243            2,163
                                                             -----------      -----------       -----------      -----------
Net income (loss).......................................     $    (6,893)     $   (72,932)      $   (21,441)     $   (23,516)
                                                             ===========      ===========       ===========      ===========
Earnings (loss) per share:
   Basic................................................     $    (0.10)      $    (1.08)       $    (0.32)      $    (0.35)
                                                             ==========       ==========        ==========       ==========
   Diluted..............................................     $    (0.10)      $    (1.08)       $    (0.32)      $    (0.35)
                                                             ==========       ==========        ==========       ==========

                                                                                     Quarters Ended
                                                            ----------------------------------------------------------------
                                                            December 31,     September 30,        June 30,        March 31,
                                                               2000              2000              2000             2000
                                                            ------------     ------------       -----------      -----------
Interest income.........................................     $    40,984      $    45,287       $    50,455      $    48,090
Interest expense........................................          35,599           44,433            45,662           43,396
Provision for loan losses...............................           2,573            6,861             3,134            2,609
                                                             -----------      -----------       -----------      -----------
   Net interest income (expense) after provision for
    loan losses.........................................           2,812           (6,007)            1,659            2,085
Non-interest income.....................................          59,810           49,536            37,234           30,945
Non-interest expense....................................          45,391           44,700            41,844           38,074
Distributions on Capital Securities.....................           2,538            2,730             2,918            3,194
Equity in income (losses) of investments in
 unconsolidated entities................................            (284)            (893)           (1,812)          (2,260)
                                                             -----------      -----------       -----------      -----------

Income (loss) before income taxes and extraordinary
 gain ..................................................          14,409           (4,794)           (7,681)         (10,498)
Income taxes expense (benefit)..........................          15,079           (1,486)           (2,381)          (3,255)
                                                             -----------      -----------       -----------      -----------
Income (loss) before extraordinary gain.................            (670)          (3,308)           (5,300)          (7,243)
Extraordinary gain (loss) on repurchase of debt,
 net of tax ............................................          10,039            2,628             3,901            2,145
                                                             -----------      -----------       -----------      -----------
Net income (loss).......................................     $     9,369      $      (680)           (1,399)     $    (5,098)
                                                             ===========      ===========       ===========       ==========
Earnings (loss) per share:
   Basic................................................     $     0.14       $    (0.01)       $    (0.02)      $     0.07
                                                             ==========       ==========        ==========       ==========
   Diluted..............................................     $     0.14       $    (0.01)       $    (0.02)      $     0.07
                                                             ==========       ==========        ==========       ==========

SHAREHOLDER INFORMATION

Price Range of the Company's Common Stock

      Our common stock is traded under the symbol "OCN" on the New York Stock Exchange ("NYSE"). The following table sets forth the high and low sales prices for our common stock, as traded on the NYSE:

                                                         High           Low
                                                      ----------     ----------
2001:
First quarter....................................     $     9.80     $     6.38
Second quarter...................................          10.44           8.54
Third quarter....................................          11.20           6.40
Fourth quarter...................................           9.01           6.75

2000:
First quarter....................................     $     9.25     $     5.25
Second quarter...................................           8.63           5.44
Third quarter....................................           6.88           5.44
Fourth quarter...................................           6.44           4.50

      At the close of business on March 8, 2002, our common stock price was $6.90.

      We do not currently pay cash dividends on common stock and have no current plans to do so in the future. The timing and amount of future dividends, if any, will be determined by our Board of Directors and will depend, among other factors, upon our earnings, financial condition, cash requirements, the capital requirements of the Bank and other subsidiaries and investment opportunities at the time any such payment is considered. In addition, the indentures relating to the Notes and the Junior Subordinated Debentures contain certain limitations on the payment of dividends by us.

      As a holding company, the payment of any dividends by us will be significantly dependent on dividends and other payments received from our subsidiaries, including the Bank. For a description of limitations on our ability to pay dividends on our common stock and on the ability of the Bank to pay dividends, see Notes 18, 19 and 25 to our Consolidated Financial Statements.

Number of Holders of Common Stock

      At March 8, 2002, 67,308,819 shares of our common stock were outstanding and held by approximately 1,255 holders of record. Such number of stockholders does not reflect the number of individuals or institutional investors holding our stock in nominee name through banks, brokerage firms and others.