Form 10-K, Exhibit 13
period 2002-12-31
OCWEN FINANCIAL CORP
filed 2003-03-31
CIK 873860

FINANCIAL TABLE OF CONTENTS                                         EXHIBIT 13.1

--------------------------------------------------------------------------------



SELECTED CONSOLIDATED FINANCIAL INFORMATION...............................    12

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............................    16

REPORT OF MANAGEMENT......................................................    69

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS........................    70

CONSOLIDATED FINANCIAL STATEMENTS.........................................    71

SHAREHOLDER INFORMATION...................................................   120

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following tables present selected consolidated financial information of Ocwen Financial Corporation and its subsidiaries at the dates and for the years indicated. Our historical operations and balance sheet data at and for the years ended December 31, 2002, 2001, 2000, 1999, and 1998 have been derived from our audited financial statements. We have reclassified certain amounts included in the 2001, 2000, 1999 and 1998 selected consolidated financial information to conform to the 2002 presentation. The selected consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, the information we have provided in our Consolidated Financial Statements and the Notes to Consolidated Financial Statements on pages 69 to 119.

                                                                          At or For the Years Ended December 31,
                                                          ---------------------------------------------------------------------
                                                             2002            2001           2000        1999 (1)      1998 (1)
                                                          ----------      ----------     ----------    ----------    ----------
Balance Sheet Data
Total assets ............................................ $1,222,242       1,711,150     $2,249,420    $3,281,674    $3,301,083
   Trading securities, at fair value (2) (3) ............     58,895         226,249        390,242            --            --
   Securities available for sale, at fair value (3) .....         --              --             --       587,518       593,347
   Affordable housing properties (2) (4) ................     15,319         102,069        142,812       150,989       144,164
   Loans, net (2) .......................................     76,857         185,293        640,052     1,115,850     1,434,670
   Match funded assets, net (5) .........................    167,744         174,351        116,987       157,794            --
   Investments in unconsolidated entities (6) ...........        353           1,067            430        37,118        86,893
   Real estate owned, net (2) ...........................     62,039         110,465        146,419       167,506       201,551
   Investments in real estate and real estate held for
      sale (7) ..........................................     58,676         130,314        145,431       268,241        36,860
   Advances on loans and loans serviced for others (2)       266,356         283,183        277,055       162,548       108,078
   Mortgage servicing rights (2) ........................    171,611         101,107         51,426        11,683         7,060
Total liabilities .......................................    853,497       1,270,885      1,666,464     2,662,232     2,689,871
   Deposits and escrows (8) .............................    510,956         730,443      1,258,360     1,814,647     2,168,791
   Bonds-match funded agreements (9) ....................    147,071         156,908        107,050       141,515            --
   Obligations outstanding under lines of credit (10)....     78,511          84,304         32,933       187,866       179,285
   Notes, debentures and other interest-bearing
      obligations (11) ..................................     81,210         160,305        173,330       317,573       225,000
Stockholders' equity (12) ...............................    310,718         379,106        503,426       509,442       436,376

Other Data
Average assets .......................................... $1,435,131     $1,983,5841     $3,108,367    $3,187,683    $3,574,780
Average equity ..........................................    347,092         448,752        495,354       462,216       427,512
Return on average assets:
   Income (loss) before effect of change in accounting
      principle .........................................      (5.92)%         (6.29)%         0.07%         0.62%        (0.03)%
   Net income (loss) ....................................      (4.79)          (6.29)          0.07          0.62         (0.03)
Return on average equity:
   Income (loss) before effect of change in accounting
      principle .........................................     (24.47)         (27.81)          0.44          2.78         (0.28)
   Net income (loss) ....................................     (19.81)         (27.81)          0.44          4.29         (0.28)
Average equity to average assets ........................      24.19           22.62          15.94         14.50         11.96
Net interest spread .....................................       0.99            1.36           2.13          4.57          3.90
Net interest margin .....................................      (3.62)          (1.03)          0.82          4.39          4.30
Efficiency ratio (13) ...................................     153.59          111.61          78.09         81.90        100.12
Bank regulatory capital ratios at end of period:
   Tangible .............................................      15.28           13.43          13.83         10.67          9.07
   Core (Leverage) ......................................      15.51           13.64          13.83         10.67          9.07
   Risk-based ...........................................      21.71           23.33          21.83         19.12         17.26

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

                                                                               For the Years Ended December 31,
                                                               -------------------------------------------------------------------
                                                                   2002          2001          2000        1999 (1)      1998 (1)
                                                               -----------   -----------   -----------   -----------   -----------
Operations Data
Net income (loss) ............................................ $   (68,775)  $  (124,782)  $     2,192   $    19,832   $    (1,200)
Net interest income (expense) (14) ...........................     (18,527)       (9,958)       15,726        97,682       122,801
Provision for loan losses ....................................      13,629        15,666        15,177         6,710        18,509
Total non-interest income ....................................     134,475       173,419       201,979       140,500       103,465
  Servicing and other fees (15) ..............................     141,991       134,597        97,080        76,018        59,163
  Gain (loss) on interest-earning assets, net (16) ...........      (3,485)       (3,949)       17,625        44,298       129,988
  Gain (loss) on trading and match funded securities,
    net (3) ..................................................       7,012        16,330        (3,971)           --            --
  Impairment charges on securities available for sale (3).....          --            --       (11,597)      (58,777)     (129,714)
  Gain (loss) on other non-interest earning assets,
    net (17)..................................................       1,122        (1,054)       45,517        58,693        17,702
  Net operating gains (losses) on investments in real
    estate (18) ..............................................      (8,315)        5,581        27,579           820        (1,112)
  Amortization of excess of net assets acquired over
    purchase price (19) ......................................          --        18,333        14,112         3,201            --
  Gain (loss) on repurchase debt (11) ........................      (1,461)        3,774        29,703         8,474            --
  Equity in income (losses) of investments in unconsolidated
    entities (6) .............................................         215           304        (5,249)      (12,616)       (7,985)

Total non-interest expense (20) ..............................     178,089       182,446       170,009       195,068       226,529
Income tax expense (benefit) (21) ............................       2,983        83,000        18,947         4,099       (30,699)
Effect of change in accounting principle (19) ................      16,166            --            --            --            --

Earnings (loss) per share
  Basic and Diluted
    Net income (loss) before effect of accounting change ..... $     (1.26)  $     (1.86)  $      0.03   $      0.31   $     (0.02)
    Effect of change in accounting principle, net of tax ..... $      0.24   $        --   $        --   $        --   $        --
                                                               -----------   -----------   -----------   -----------   -----------
       Net income (loss) ..................................... $     (1.02)  $     (1.86)  $      0.03   $      0.31   $     (0.02)
                                                               ===========   ===========   ===========   ===========   ===========
  Weighted average common shares outstanding
    Basic ....................................................  67,321,299    67,227,058    67,427,662    63,051,015    60,736,950
    Diluted ..................................................  67,321,299    67,227,058    67,464,043    63,090,282    60,736,950

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

Notes to Selected Consolidated Financial Information

(1) Financial data we have presented for 1999 and 1998 included our wholly-owned UK subsidiary, Ocwen UK Limited, formerly known as Ocwen UK plc ("Ocwen UK"). Ocwen UK was engaged in the subprime mortgage loan origination and servicing business, began operations on April 24, 1998 and was sold on September 30, 1999. Beginning in 1999, the financial data presented also included Ocwen Asset Investment Corp. ("OAC") which was acquired in October 1999. Previously, we accounted for our investment in OAC and its operating partnership subsidiary, Ocwen Partnership L.P. ("OPLP"), under the equity method.

(2) Beginning in late 1999 and early 2000, we ceased conducting the origination and acquisition of loans, real estate owned, investments in real estate, residual and subordinate trading securities and affordable housing properties. Since then, our results reflect the ongoing management and resolution of these assets. At the same time we shifted our focus toward growing fee-based businesses, primarily residential loan servicing and Ocwen Technology Xchange ("OTX"), our technology solutions business. As a result, our investment in mortgage servicing rights and servicing advances has grown, as well as the related residential servicing fees. Additionally, we have incurred losses in the development and marketing of OTX products. Those losses (pre-tax) amounted to $(24,144), $(36,392) and $(33,951) during 2002, 2001 and
         2000, respectively. See "Overview of Risks and Related Critical Accounting Policies" and "Results of Operations - Segment Profitability".

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

(4)      Balances at December 31, 2002, 2001 and 2000 included $4,458, $49,893 and $93,210, respectively, of affordable housing properties that we have entered into agreements to sell. Although these agreements resulted in the transfer of tax credits and operating results for these properties to the purchaser, they did not qualify as sales for accounting purposes. See "Changes in Financial Condition - Affordable Housing Properties".

(5) Match funded assets at December 31, 1999 and 2000 were comprised solely of securitized loans and securities. Match funded assets at December 31, 2002 and 2001 also included $121,702 and $101,963 of loan servicing advances which were sold but did not qualify as a sale for accounting purposes. We have accounted for these transactions as secured borrowings with pledges of collateral. We acquired the match funded loans as a result of our acquisition of OAC. See "Changes in Financial Condition - Match Funded Assets".

(6) Losses we incurred for 2000 related primarily to our investment in Kensington Group PLC (Kensington) in 1999. Losses for 1999 and 1998 related primarily to our investment in Kensington and our equity investments in OAC and OPLP, before their acquisition in October 1999.

(7)      Balances at December 31, 2002, 2001, 2000 and 1999 included $51,588,
         $78,544, $75,080 and $252,604, respectively, of properties that we acquired as a result of our acquisition of OAC. See "Changes in Financial Condition - Investments in Real Estate".

(8) Since 2000, we have been reducing our reliance on brokered certificates of deposit as a source of funding. The amount of such deposits outstanding amounted to $198,248, $484,698 and $968,432 at December 31, 2002, 2001 and 2000 respectively. We plan to maintain non-brokered deposits as a source of funding. See "Banking Operations" and "Liquidity, Commitments and Off-balance Sheet Risks".

(9) Balances included bonds-match funded agreements we assumed as a result of our acquisition of OAC in 1999. At December 31, 2002 and 2001 the balance also included $106,797 and $91,766, respectively, collateralized by loan servicing advances. See "Changes in Financial Condition - Bonds-Match Funded Agreements".

(10) Balance at December 31, 1999 included $159,170 of lines of credit we acquired in connection with our acquisition of OAC. During 2000 we paid down these lines significantly as a result of real estate sales. See "Changes in Financial Condition - Obligations Outstanding Under Lines of Credit".

(11) Balance at December 31, 1999 included $140,487 of 11.5% Notes we acquired in connection with our acquisition of OAC. During 2000, we repurchased these Notes. During 2002, 2001, 2000 and 1999 we repurchased $77,095, $13,025, $146,755 and $54,150, respectively, of fixed rate debt with high interest rates. See "Changes in Financial Condition - Notes, Debentures and Other Interest-Bearing Obligations".

(12) Stockholders' equity includes our issuance of 12,371,750 shares of common stock in the amount of $96,809 in connection with our acquisition of OAC in 1999. We repurchased 1,388,300 shares of common stock for an aggregate of $8,996 and 4,611,700 of common stock shares for an aggregate of $30,691 during 2000 and 1999, respectively.

(13) The efficiency ratio represents non-interest expense divided by the sum of net interest income before provision for loan losses and non-interest income.

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

(14) Net interest income for 1999 and 1998 included $21,827 and $12,048, respectively, earned by Ocwen UK prior to its sale.

(15) Servicing and other fees earned during 1999 and 1998 included $9,691 and $8,359, respectively, attributed to Ocwen UK prior to its sale.

(16) We recognized $36,804 and $109,601 of net gains in connection with the securitization of loans during 1999 and 1998, respectively. During the third quarter of 1999, we decided to structure future securitizations as financing transactions, thereby precluding our use of gain-on-sale accounting. The gains we earned from loan sales during 1999 and 1998 included $8,940 and $26,331, respectively, from Ocwen UK prior to its sale.

(17) Net gains earned in 1999 included a $50,371 gain from the sale of Ocwen UK. Net gains for 2000 included a gain of $20,025 from the sale of our unconsolidated investment in Kensington on November 22, 2000. Kensington was engaged in the subprime mortgage loan origination business in the UK.

(18) Results for 2002, 2001 and 2000, and to a lesser extent 1999, included operating income from real estate properties acquired as a result of our acquisition of OAC. Only two properties remain at December 31, 2002. Results for 2002, 2001 and 2000 also included equity in earnings related to certain loans acquired during the first quarter of 2000 which we account for as investments in real estate under the equity method. See "Results of Operations - Net Operating Gains on Investments in Real Estate".

(19) Upon adoption of SFAS No. 142 effective January 1, 2002 we reversed the unamortized balance of the excess of net assets acquired over purchase price of $18,333 and recorded $3,333 of impairment charges on goodwill and intangible assets. These amounts have been reported as the effect of a change in accounting principle, net of an income tax benefit of $1,166. See Note 1 to our Consolidated Financial Statements.

(20) Non-interest expenses for 1999 and 1998 included $36,114 and $41,277, respectively, attributed to Ocwen UK prior to its sale.

(21) Income tax expense we recorded for 2001, 2000 and 1999 included $83,000, $17,500 and $2,500, respectively, of net provisions to increase the valuation allowance on prior years' deferred tax assets. No such provision was required for 2002. See "Results of Operations - Income Tax Expense (Benefit)".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following discussion of our results of operations, consolidated financial condition and capital resources and liquidity should be read in conjunction with our Selected Consolidated Financial Information, Consolidated Financial Statements and the related notes, all included elsewhere herein.

Overview of Risks and Related Critical Accounting Policies

         For the past several years, we have been undergoing a fundamental transition in the nature of our business. In late 1999 and early 2000, we began the execution of our overall strategic plan to shift our business activities away from capital-intensive businesses involving the purchase or origination of loans, real estate and related assets toward less capital-intensive businesses that generate fee-based revenues. As a result, we generally ceased to originate or invest in assets in certain of our business segments ("non-core businesses") unless contractually committed. However, we continued to actively manage and resolve the remaining assets in these segments. As of December 31, 2002, our core and non-core businesses were as follows:

         Core Businesses                             Non-Core Businesses
         ---------------                             -------------------
         Residential Loan Servicing                  Residential Discount Loans
         Ocwen Technology Xchange ("OTX")            Commercial Finance
         Ocwen Realty Advisors ("ORA")               Subprime Finance
         Unsecured Collections                       Affordable Housing

         Additionally, we account for certain items of revenue and expense that are not directly related to a business unit in our Corporate Items and Other segment. Included in our Corporate Items and Other segment is interest income on short-term investments of cash and the related costs of financing these investments, certain unallocated costs of our Technology Services Division, gains and losses on the early retirement of debt and amortization of negative goodwill recorded from the acquisition of OAC.

         Principal Risk Factors. The following is a discussion of the principal risk factors that relate to our businesses and that may affect future results.

         Potential for Inconsistent Earnings. Our corporate strategy focuses on the growth of the servicing of assets owned by others and the development of exportable loan servicing technology for the mortgage and real estate industries Our past financial performance may not be considered a reliable indicator of future performance and historical trends may not be reliable indicators of anticipated results or trends in future periods. In addition, there can be no assurance that we will be able to accomplish our strategic objectives as a result of changes in the nature of our operations over time or that such changes will not have a material adverse effect from time to time or generally on our business, financial condition or results of operations.

         In addition to inconsistency in results caused by our entry into or exit from businesses in recent years, the consistency of our operating results has been and may continue to be significantly affected by inter-period variations in our current operations, including:

    o    the amount of servicing rights acquired;

    o the amount of resolutions of discounted loans, particularly large multi-family residential and commercial real estate loans;

    o sales by us of loans and/or securities acquired from our securitization of loans in prior years.

         In addition, our operating results have been significantly affected by certain non-recurring items. Items reported by us in prior periods may not be repeated in future periods, and we may experience substantial inter-period variations in our operating results.

         Investment Risks. A component of our previous business strategy in the Residential Discount Loan and Subprime Finance non-core business lines was the acquisition, origination and securitization of residential mortgage loans. We had historically retained subordinate and residual interests in connection with the securitization of our loans and had acquired other residual interests in connection with our acquisition of OAC. The performance of these securities in prior years was negatively impacted by higher than expected prepayment speeds and credit losses experienced on the mortgage loans collateralizing the securities. We have reduced our exposure to loss on these investments by selling most of the portfolio. However, we remain subject to the risk of loss on our remaining securities primarily to the extent that future credit losses exceed expected credit losses.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         We continue to own loans and match funded loans relating to our non-core businesses. We believe that we have established adequate allowances for losses for each of our loans and match funded loans in accordance with generally accepted accounting principles. Future additions to these allowances, in the form of provisions for losses on loans and match funded loans, may be necessary, however, due to changes in economic conditions and the performance of these portfolios. There can be no assurance that we will not determine to further increase our allowances for losses on loans or adjust the carrying value of our real estate owned or other assets. Increases in our provisions for losses on loans would adversely affect our results of operations.

         International Operations. We conduct business in the United States, and we have established two software development and servicing operations centers in India. Through a joint venture, we have begun operations in Japan and Taiwan and are exploring additional international opportunities. Our foreign operations are subject to risks beyond those associated with our United States operations, including the following:

         o    unexpected changes in local regulatory requirements,

         o    unfavorable changes in trade protection laws,

         o    difficulties in managing and staffing international operations,

         o    potentially adverse tax consequences,

         o    adaptability problems,

         o    enhanced accounting and control expenses,

         o    the burden of complying with foreign laws,

         o    adverse social, political, labor or economic conditions,

         o    changes in foreign currency exchange rates, and

         o    our limited international experience.

         Although we implement hedging strategies to limit the effects of currency exchange rate fluctuations on our results of operations, there is no assurance that our strategies will achieve their intended purpose. Further, we may be unable to effectively manage the risks listed above in order to realize the benefits of international operations.

         Retained Risk of Loans Sold. Historically, we purchased and originated loans that were subsequently pooled and securitized. While we no longer purchase, originate or securitize loans, we retain some degree of risk on substantially all loans sold. If it is later discovered that we breached a representation or warranty made at the time the loans were sold, we may be required to repurchase loans at a price equal to the then outstanding principal balance of the loan and any accrued and unpaid interest thereon. Additionally, we may be required to advance funds to the securitization trusts or to indemnify the trustee or the underwriters of a securitization under specific circumstances.

         Importance of the Chief Executive Officer. William C. Erbey, our Chairman and Chief Executive Officer, has had and will continue to have a significant role in the development and management of our business. The loss of his services could have an adverse effect on us. We do not have an employment agreement with Mr. Erbey, and we currently do not maintain key man life insurance relating to Mr. Erbey or any of our other officers.

         Control by Shareholders. As of March 14, 2003, our directors and executive officers and their affiliates collectively owned or controlled 42.03% of our outstanding common stock. This includes 28.30% owned or controlled by our Chairman and Chief Executive Officer, William C. Erbey, and 13.39% owned or controlled by our director and former Chairman, Barry N. Wish. As a result, these shareholders could influence or control virtually all matters requiring shareholder approval, including amendment of our Articles of Incorporation, the approval of mergers or similar transactions and the election of all directors.

         Dependence on Proprietary Information. Our success is in part dependent upon our proprietary information and technology. We rely on a combination of copyright, trade secret and contract protection to establish and protect our proprietary rights in our products and technology. We generally enter into confidentiality agreements with our management and technical staff and limit access to and distribution of our proprietary information. We cannot be sure that we have taken adequate steps to deter misappropriation of our proprietary rights or information. Independent third parties may develop products and technology substantially similar to ours. Although we believe that our products and technology do not infringe any proprietary rights of others, we could be subject to claims of infringement in the future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Risks Related to Mortgage Servicing Rights. The primary risk associated with mortgage servicing rights is that they will lose a portion of their value as a result of higher than anticipated prepayments occasioned by declining interest rates or because of higher than anticipated delinquency rates occasioned by deteriorating credit conditions. Both our initial and ongoing valuations and the rate of amortization of mortgage servicing rights are significantly affected by interest rates, prepayment speeds and the payment performance of the underlying loans. In general, the value of mortgage servicing assets is affected by increased mortgage refinance activity which is influenced by changes in borrowers' credit ratings, shifts in value in the housing market and interest rates. While such assets tend to decrease in value as interest rates decrease, they tend to increase in value as interest rates increase. Adverse changes in general economic conditions could have an adverse effect on the value of our servicing rights and could impair our ability to successfully resolve loans. As of December 31, 2002, we held $171,611 of mortgage servicing rights.


         We acquire servicing rights principally from mortgage origination companies and investment banks. Servicing rights are typically acquired based upon a competitive bidding process. A number of our competitors have access to greater capital resources, which may provide them with a competitive advantage if they seek to increase their market share. Although the market for the acquisition of servicing rights to subprime mortgage loans has grown in recent years, we may be unable to acquire the desired amount and type of servicing rights in future periods. In addition, the volume of servicing rights acquired by us may vary over time resulting in significant inter-period variations in our results of operations.

         In determining the purchase price for servicing rights, management makes assumptions regarding the following, among other things:

         o    the rates of prepayment and repayment within the pools,

         o    projected rates of delinquencies and defaults,

         o    our cost to service the loans,

         o    amounts of future servicing advances,

         o    ancillary fee income,

         o    our ability to service and resolve loans successfully, and

         o    future interest rates.

         If these assumptions are inaccurate or the bases for the assumptions change, the price we pay for servicing rights may be too high. This could result in reduced revenue or a loss to us. Therefore, our success is highly dependent upon accuracy in our pricing of servicing rights, as well as general economic conditions in the geographic areas in which we service loans.

         Risks Related to Financing. Our financing strategy includes the use of leverage. Accordingly, our ability to remain in business and finance our operations rests in part on our ability to borrow money. Our ability to borrow money depends on a variety of factors, including:

         o Our ability to meet our current debt service obligations on our existing debt,

         o Our corporate credit rating as evaluated from time to time by rating agencies and the occasion of any changes to their published ratings,

         o Our financial performance and the perception that existing and potential lenders have of our financial strength,

         o    Our ability to compete with other banks for deposits,

         o Limitations imposed on us by regulatory agencies and/or existing lending agreements that limit our ability to raise additional debt, and

         o General economic conditions and the impact they have on the availability of credit.

         An event of default, a negative ratings action by a rating agency, the perception of financial weakness resulting from continuing operating losses, a material increase in the cost of competing for deposits, an action by a regulatory authority or a restriction imposed on us as a function of a debt covenant that serves to limit our ability to borrow money, or a general deterioration in the economy that constricts the availability of credit may increase our cost of funds and make it difficult for us to renew existing credit facilities and obtain new lines of credit.

         Risks Associated with Technology. The software industry is characterized by rapid change and uncertainty due to new and emerging technologies. OTX's ability to grow is dependent upon its ability to develop and introduce new products and enhance existing products to satisfy consumer demand for new technologies. Because the pace of change continues to accelerate and new opportunities for

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

competitors arise, OTX's business planning is subject to substantial uncertainty. If we do not successfully identify new product opportunities and develop and bring new products to market in a timely and efficient manner, our OTX business will suffer. New platforms and products may gain popularity with customers, vendors and loan originators, reducing or eliminating the potential for OTX's future revenue.

         There is fierce competition in the software industry; however, our OTX products compete in a limited market. While we believe REALServicing, REALTrans and REALSynergy each present greater functionality and a better value than competing products in the market, our products may not realize any competitive advantage. Competitors may arrive at a technology that creates a new market altogether and renders our product offerings obsolete. We may not be successful in introducing the products to the market on a commercial basis or in translating the products' business, marketing and pricing models into revenue sufficient to produce net income.

         The software industry is inherently complex. New products and product enhancements can require long development and testing periods. While we believe OTX's products are attractive to the mortgage and real estate industries, the computer software industry is subject to rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. OTX may experience future difficulties that could delay or prevent the successful development, introduction or marketing of its products. Further, our products and product enhancements may not meet the requirements of the marketplace and achieve market acceptance. If OTX is unable to develop and introduce products of acceptable quality in a timely manner in response to changing market conditions or customer requirements, our business could be adversely affected.

         Critical Accounting Policies. Our strategies to exit non-core businesses and grow core businesses are affected by risks in the marketplace. Further, our ability to measure and report our operating results and financial position is heavily influenced by the need to estimate the impact or outcome of these risks or other future events. Our critical accounting policies are those that relate to the estimation and measurement of these risks; an understanding of these policies is fundamental to understanding Management's Discussion and Analysis of Results of Operations and Financial Condition. Our significant accounting policies are discussed in detail in Note 1 of our Consolidated Financial Statements (which are incorporated herein by reference). The following is a summary of our more subjective and complex accounting policies, as they relate to our overall business strategy.

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

         Real estate-related assets include real estate owned, investments in real estate and investments in affordable housing properties. These assets are carried at different bases by asset class and at different amounts within each asset class. In addition, all of these assets are subject to ongoing impairment tests using various impairment methodologies that differ by asset class. In general, none of the assets have readily determinable fair values based on quoted market prices. In certain cases, we utilize appraisals or other market value estimates, in conjunction with estimates of completion costs or costs of disposition, to determine asset values. In other cases, we value these assets based on analyses of future cash flows. These cash flow analyses involve assumptions such as discount rates, anticipated rents received, etc. that are highly subject to management judgment and estimation. Our task of estimation is even more challenging given the current risks in the economic environment, which can result in material and sometimes rapid changes in valuation estimates. Individual assumptions between and within asset classes can vary significantly, with variances in assumptions resulting in substantially different asset values.

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

         Our most significant area of growth during the past year has been our residential loan servicing business, with increased transaction volumes during the past two years. Inherent in our growth of this business has been an increase in purchased mortgage servicing rights, an intangible asset representing the present value of the right to service loans in a portfolio. Therefore, the most critical

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

accounting policy for this business line is the methodology we use to determine the value of mortgage servicing rights. Application of this methodology requires the development of a number of estimates, including anticipated amortization and periodic revaluation. Both our initial and ongoing valuations and the rate of amortization of mortgage servicing rights are significantly affected by interest rates, prepayment speeds and the payment performance of the underlying loans. In general, during periods of declining interest rates, the value of mortgage servicing assets declines due to increasing prepayments attributable to increased mortgage refinance activity. We amortize mortgage servicing rights over the period of estimated net servicing income based on our projections of the amount and timing of future cash flows. The amount and timing of servicing asset amortization is adjusted periodically based on actual results and updated projections.

         Our other significant core business line is OTX, our technology solutions business. At December 31, 2001 we had goodwill and intellectual property recorded as a result of the acquisitions of three predecessor technology companies, as well as capitalized software development costs for the period of early development, which ended in 1999. These assets are subject to periodic impairment tests, under which the determination of realization is dependent upon projected future income. The realizability of these assets is based primarily on product-by-product projections of future income, which involve a comparison of the projected undiscounted cash flows of the underlying software products to the carrying amounts of the assets. Effective January 1, 2002 we adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangibles. SFAS 142 prescribed a new methodology for performing the impairment analyses for goodwill and other intangibles, which is an approach based on fair value of the assets rather than undiscounted cash flows as used prior to adoption. The determination of market discount rates that are used in such an analysis is also subjective and may vary by product based on the type of product, stage of development and sales to date. As a result of our analysis of goodwill and tangible assets using the methodology prescribed by SFAS No. 142, we recorded impairment charges of $3,333 concurrent with our adoption of SFAS No. 142. This impairment was reported as part of the effect of a change in accounting principle, net of a tax benefit of $1,166. In addition, we conducted further impairment tests of goodwill at the end of 2002, which resulted in our recording additional impairment of $2,231.

         Another accounting policy that requires the use of estimates and the application of judgment is the determination of our overall tax provision and evaluating the realizability of the gross deferred tax assets in the near term. During 2001 we recorded an $83,000 provision to increase the valuation allowance on our prior years' deferred tax assets. During 2002, we provided an additional valuation allowance equal to the amount of any deferred tax assets recorded during the year. As of December 31, 2002, our remaining net deferred tax asset amounted to $8,387. The evaluation of the need for a valuation allowance takes into consideration our recent earnings history, current tax position and estimates of taxable income in the near term. The tax character (ordinary versus capital) and the carryforward periods of certain tax attributes (e.g., capital losses and tax credits) must also be considered. Significant judgment is required in considering the relative impact of negative and positive evidence related to realizability of the deferred tax assets. The determination of the amount of the aggregate valuation allowance is based on scenario analyses of the projected results of operations by line of business resulting in a range of potential valuation allowances, within which a final amount is determined.

Banking Operations

         Ocwen Federal Bank FSB ("the Bank"), a wholly owned subsidiary, is a federally chartered savings bank. As such, it is subject to regulation, examination and supervision by the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC").

         We operate one bank branch in Fort Lee, New Jersey. This location, which provides most of our retail banking services, is primarily focused on the issuance of retail certificates of deposit that serve as a supplementary source of financing for us. We do not conduct loan origination activities in the Fort Lee branch. In prior years, we had also issued brokered certificates of deposit from our offices in West Palm Beach, Florida. However, we ceased the issuance of brokered deposits in the summer of 2000 and have since paid off our maturing brokered deposits as they have come due.

         We currently operate several of our core businesses primarily in the
Bank: Residential Loan Servicing, ORA and portions of Unsecured Collections. In addition, our non-core Affordable Housing business operates in the Bank, as does a portion of our non-core Commercial Finance business. Despite the reduction in our reliance on brokered certificates of deposit as a funding source, the retail deposits issued by our banking operation continue to provide an important source of financing for these business activities. See "Liquidity, Commitments and Off-Balance Sheet Risks" for additional discussion of brokered and non-brokered deposits as a source of funding.

         We have an active ongoing dialogue with the OTS regarding our various businesses and business plans, and we continue to be subject to a number of restrictions with respect to our future operations. Following the completion of the annual safety and soundness examination of the OTS in 2000, we submitted a written business plan and budget to the OTS regarding our plans for the business, primarily that of the Bank, over the next several years. The primary focus of that plan was the reduction in our non-core business activities and the reduction of our deposit liabilities and long-term debt obligations as we focused on the growth of our fee-based business activities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The initial plan was approved by the OTS in February 2001. Since that time, we submitted a revised plan to the OTS in April of 2002. Based on discussions with the OTS regarding the revised plan, we have committed to maintain our investment in mortgage servicing rights at approximately 60% of core capital (before any deduction thereto for servicing rights) at the Bank and 50% of stockholders' equity on a consolidated basis. We regularly review actual results as compared to our plan with the OTS on a less formal basis. At this time, we remain substantially in compliance with the plan as modified over time.

         Although the plan is consistent with our current operating strategies, future compliance is subject to the uncertainties and risks associated with our business.

Workforce and Operational Capacity

         As of December 31, 2002, we had a total of 1,871 employees, of which 1,028 were in our United States facilities and 843 were in our India operations centers. We have developed our India operations centers over the past two years in order to benefit from the cost savings opportunities and quality workforce available in that country.

         In the United States, our operations are concentrated in our headquarters in West Palm Beach, which had 474 employees as of December 31, 2002, and our operations center in Orlando, which had 534 staff members as of December 31, 2002. Our Orlando facility has the capacity to house 950 employees on a single shift. In addition, we had 20 employees at various other locations in the United States. At this time, we estimate that we will experience a modest reduction of our staff in the United States during 2003.

         In India, our operations are located in the cities of Bangalore and Mumbai. Of the 843 members of the staff in India as of December 31, 2002, 566 were in Bangalore and 277 were in Mumbai. Our India workforce can be summarized by business as follows:

    o 72% are engaged in activities for our Residential Loan Servicing business,

    o    9% support OTX and Technology Services,

    o    13% work in various other business units, and

    o 6% represent various support functions, including Human Resources and Corporate Services, Accounting and Risk Management.

         We project additional growth in our India staff during 2003. The extent of this growth is dependent upon the growth of several of our new business initiatives, primarily Global Outsourcing. Global Outsourcing is a developing new business focused on providing business process outsourcing services to third parties.

Results of Operations

         General. We recorded a net loss of $(68,775) for 2002, as compared to a net loss of ($124,782) for 2001 and net income of $2,192 for 2000. Our loss per share was $(1.02) for 2002, as compared with $(1.86) for 2001 and earnings per share of $0.03 for 2000. As discussed in "Overview of Risks and Related Critical Accounting Policies", during 2002 we continued our transition in business strategy from non-core businesses to core businesses.

         Among the significant factors contributing to the decrease in our net loss between 2002 and 2001 was a decrease in income tax expense from $83,000 to $2,983. This decline in expense occurred because we determined during 2002 that we did not need to provide for an increase in the valuation allowance on prior years' deferred tax assets. In 2001, however, we recorded an $83,000 increase in the valuation allowance for this purpose. The $83,000 recorded in 2001 for this purpose compares to $17,500 recorded in 2000 and is a principal factor in the decrease in net income (loss) between these years. Increases in servicing and other fees, decreases in net interest income (expense), declines in gain (loss) on other interest-bearing assets and lower net operating gains (losses) our investments in real estate are all consequences of our change in business strategy. These changes in our operating results for the past three years reflect significant transaction volume growth in our residential loan servicing businesses, continued investment in the development of our technology products, cessation of loan origination and acquisition activities, continuing sales of those assets not associated with our core business segments, our acquisition of OAC in 1999 and our final exit from our UK operations in 2000. We discuss these changes in greater detail in our review of segment profitability, which follows.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Segment Profitability. In general, we have ceased conducting any new business activities related to our non-core businesses, although we are actively engaged in the sale or other resolution of the remaining non-core assets. These assets are comprised of loans, real estate owned (REO), investments in real estate, securities held in our residual and subordinate trading portfolio and affordable housing properties. As of December 31, 2002, we held $250,230 of non-core assets, compared to $593,199 and $1,178,944 of non-core assets at December 31, 2001 and 2000, respectively. The combined pre-tax results of our core business segments improved significantly in both 2002 and 2001. Pre-tax operating results of our non-core segments have declined on a combined basis during the past two years largely because of impairment charges and increased reserve levels on commercial and affordable housing assets. Losses in our Corporate Items segment have increased in the past two years largely due to nonrecurring gains in earlier periods, decreases in interest income on corporate assets and increased corporate expenses in 2002.

         The following tables present the pre-tax income (loss) and total assets for each of our reportable segments at and for the dates indicated:

                                                Pre-Tax Income (Loss)
                                           For the Years Ended December 31,
                                        --------------------------------------
                                           2002          2001          2000
                                        ----------    ----------    ----------
Core businesses
    Residential Loan Servicing.......   $   31,974    $   34,591    $   19,188
    OTX..............................      (24,144)      (36,392)      (33,951)
    Ocwen Realty Advisors............        2,597           944           (86)
    Unsecured Collections............        4,006        (5,020)      (14,398)
                                        ----------    ----------    ----------
                                            14,433        (5,877)      (29,247)
                                        ----------    ----------    ----------
Non-core businesses
    Residential Discount Loans.......          763        (4,002)       21,140
    Commercial Finance...............      (51,947)      (21,014)       17,178
    Affordable Housing...............      (31,521)      (29,917)      (23,664)
    Subprime Finance.................       14,536        13,155       (24,519)
                                        ----------    ----------    ----------
                                           (68,169)      (41,778)       (9,865)
                                        ----------    ----------    ----------
Corporate Items and Other............      (28,321)        5,873        60,251
                                        ----------    ----------    ----------
                                        $  (82,057)   $  (41,782)   $   21,139
                                        ==========    ==========    ==========

                                                             Total Assets
                                                             December 31,
                                                       -----------------------
                                                          2002         2001
                                                       ----------   ----------
Core businesses
    Residential Loan Servicing.....................     $ 579,114     $492,561
    OTX............................................         6,172       13,231
    Ocwen Realty Advisors..........................           532        1,351
    Unsecured Collections..........................           296           --
                                                       ----------   ----------
                                                          586,114      507,143
Non-Core Businesses
    Residential Discount Loans.....................        44,833      117,051
    Commercial Finance.............................       196,269      364,013
    Affordable Housing.............................        62,093      132,724
    Subprime Finance...............................        41,949       82,325
                                                       ----------   ----------
                                                          345,144      696,113
Corporate Items and Other..........................       290,984      570,894
                                                       ----------   ----------
                                                       $1,222,242   $1,711,150
                                                       ==========   ==========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table summarizes our remaining investment in non-core assets, which are included in the total asset amounts presented above:

                                                             Non-Core Assets
                                                               December 31,
                                                         -----------------------
                                                           2002           2001
                                                         ---------      --------
Non-Core Businesses
    Residential Discount Loans......................     $   4,633      $ 56,329
    Commercial Finance..............................       190,602       356,736
    Affordable Housing (1)..........................        21,548       119,284
    Subprime Finance................................        33,447        60,850
                                                         ---------      --------
                                                         $ 250,230      $593,199
                                                         =========      ========

(1) At December 31, 2002 and 2001, properties with a carrying value of $4,458 and $49,893, respectively, are subject to sales contracts that have not yet met the accounting criteria for sales treatment.

         The following is a discussion of the pre-tax income (loss) for each of our reportable business segments.

         Residential Loan Servicing. Through this core business we provide loan servicing, including asset management and resolution services, to third party owners of subprime residential mortgage and "high loan to value" loans for a fee. We acquire the rights to service loans and obtain such rights by purchasing them outright or by entering into sub-servicing contracts. Results for the past three years reflect significant growth in the volume of mortgage loans serviced as shown in the table below.

                                                                                      2002          2001          2000
                                                                                   -----------   -----------   ----------
    No. of loans at December 31................................................        336,033       301,344       164,451
    Unpaid principal balance at December 31....................................    $30,733,677   $21,943,417   $10,494,684
    Average unpaid principal balance...........................................    $26,533,826   $15,727,659   $ 9,835,132

                                                                                      For the Years Ended December 31,
                                                                                   --------------------------------------
Selected information                                                                  2002          2001          2000
                                                                                   -----------   -----------   ----------
    Net interest expense.......................................................    $   18,304    $   16,529    $    5,756
    Servicing and other fees...................................................       118,250       117,583        82,020
    Non-interest expense.......................................................        69,746        68,383        59,215

    o The trend of increasing net interest expense reflects increases in the average balance of advances and servicing rights, which do not earn interest. See ""Results of Operations - Net interest Income" for additional information regarding average balances.

    o In spite of the volume growth, pre-tax income declined in 2002 as compared to 2001 largely because of lower earnings on custodial account or float balances as a result of falling short-term interest rates. Earnings on float balances would have been approximately $8,900 higher in 2002 as compared to 2001 had the average annual rate earned remained equal to that of 2001.

    o Non-interest expense increased by only $1,363 or 2% in 2002 as compared to 2001 despite the fact that the number of assets we serviced increased. This in large part reflects reduced labor costs resulting from our expanding India operations. At December 31, 2002 we had approximately 621 active servicing staff in India as compared to 187 at December 31, 2001. Staffing levels in the United States for this segment declined by 487 during 2002. Non-interest expense for 2002 included a provision of $1,000 recorded during the first quarter related to the settlement of a class action litigation claim.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         OTX. Through this core segment we provide technology solutions for the mortgage and real estate industries. OTX products include a residential loan servicing system (REALServicing), a commercial loan servicing system (REALSynergy) and an internet-based mortgage loan processing application and vendor management system (REALTrans). The losses incurred by this segment, which began its operations in 1998, are a result of our continuing investment in the development and marketing of these technology products. The decline in the loss incurred for 2002 as compared to 2001 is largely the result of ongoing cost reduction efforts, including expanded use of our India resources.

                                                                                      For the Years Ended December 31,
                                                                                   --------------------------------------
Selected information                                                                  2002          2001          2000
                                                                                   ----------    ----------    ----------
    Non-interest income........................................................    $    6,522    $    2,149    $    2,424
    Non-interest expense.......................................................        30,667        38,542        35,655

    o The $4,373 or 203% increase in non-interest income is primarily the result of intercompany revenue for REALServicing totaling $3,490. Also contributing to the increase in 2002 was a $1,177 increase in transaction fees resulting from an increase in REALTrans transaction volumes.

    o The $7,875 or 20% decline in non-interest expenses in 2002 as compared to 2001 primarily reflects a $7,632 decline in compensation and employee benefit costs. Non-interest expense for 2002 and 2001 also included payments of $1,068 and $3,185, respectively, related to the acquisition of a subsidiary in 1997. The payments in 2002 are the final payments related to this acquisition.

With the adoption of SFAS No. 142 effective January 1, 2002, we no longer amortize goodwill. We are, however, required to test goodwill for impairment at least annually. As a result of our annual impairment test in 2002, we wrote-off the remaining $2,231 balance of goodwill associated with our REALServicing product. While we remain positive about the future sales potential of REALServicing, given the absence of sales in 2002, we concluded that this write-off was appropriate under the guidelines of SFAS No. 142.

         Ocwen Realty Advisors. Through ORA we provide residential property valuation services, including for those loans that we service for others. Results for 2002 reflect an improvement in pre-tax profit of $685 or 73% over 2001.

Selected information                                                                  For the Years Ended December 31,
                                                                                   --------------------------------------
                                                                                      2002          2001          2000
                                                                                   ----------    ----------    ----------
    Non-interest income........................................................    $   14,080    $   11,913    $   12,738
    Non-interest expense.......................................................        11,483        10,968        12,824

Our increase profitability reflects two key factors:

    o An improved gross margin as valuation expenses declined from 71% of revenues in 2001 to 67% in 2002

    o A 21% reduction in other operating costs achieved in part through expanded use of our India locations.

         Unsecured Collections. This core business conducts collection activities for third party owners of unsecured receivables and for a portfolio of unsecured credit card receivables that we acquired at a discount in 1999 and 2000. We accounted for our collections of our unsecured credit card receivables portfolio under the cost recovery method through the end of 2001, when we reduced the net book value of our unsecured receivables to zero as a result of collections and additional reserves.

                                                                                      For the Years Ended December 31,
                                                                                   --------------------------------------
Selected information                                                                  2002          2001          2000
                                                                                   ----------    ----------    ----------
    Provision for loan losses..................................................    $     (278)   $    1,176    $    6,867
    Non-interest income........................................................        10,652         3,058         1,480
    Non-interest expense.......................................................         6,925         7,042         8,908

    Non interest income includes the following:

    o    Collections of $4,191 in 2002 on our unsecured receivable portfolio

    o Third party fees of $6,461, $2,500 and $1,485 during 2002, 2001 and 2000, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Residential Discount Loans. Results for this non-core segment reflect the sale and resolution of loans and real estate owned as part of our ongoing strategy to exit capital-intensive businesses. This segment consisted of operations to acquire at a discount and subsequently resolve sub-performing and non-performing residential mortgage loans. We completed our last acquisition of residential discount loans in 2000. See "Changes in Financial Condition - Loans, Net." This business held non-core assets of $4,633 at December 31, 2002 including $1,246 of loans, $1,838 of real estate owned and $1,549 of subordinate securities.

                                                                                      For the Years Ended December 31,
                                                                                   --------------------------------------
Selected information                                                                  2002          2001          2000
                                                                                   ----------    ----------    ----------
    Net interest income after provisions for loan losses.......................    $    8,367    $    9,065    $   25,186
    Non-interest income
      Gain (loss) on interest earning assets, net..............................        (2,720)         (644)       15,725
      Gain (loss) on real estate owned, net....................................           389        (6,623)      (11,164)
    Non-interest expense.......................................................         5,250         8,333        11,771

    o Net interest income after provision for loan losses has declined consistent with the decline in loans and securities as a result of sales, repayments and resolutions.

    o Gain (loss) on interest earning assets is primarily comprised of gains (losses) from the sale of loans.

    o The number of REO properties held has fallen to 49 at December 31, 2002 as compared to 380 and 1,287 properties at December 31, 2001 and 2000, respectively. Gain (loss) on REO, net, included provisions for losses in fair value of $1,648, $9,689 and $17,508 during 2002, 2001 and 2000, respectively. See "Changes in Financial Condition - Real Estate Owned, Net".

         Commercial Finance. Results for this non-core segment reflect our continuing exit from our loan and real estate businesses. We have not purchased any commercial assets since 2000. With the exception of loans made to facilitate the sale of our own assets, we have also not originated any loans since 2000. See "Changes in Financial Condition - Loans, Net." Since then, this business has consisted of the management, repositioning, and resolution of the remaining non-core assets. At December 31, 2002, the $190,602 of non-core assets remaining in this business consisted of 18 loan and real estate assets and an unrated subordinate security with a fair value of $2,577. These 18 assets consisted of seven loans totaling $69,196, six REO properties totaling $60,153 and five investments in real estate totaling $58,676. Of the 18 remaining assets, the five largest amount to $138,799, or 74%, of the total. While we believe that additional sales will occur during 2003, it is probable that some properties will not be sold until 2004 or later.

         We regularly assess the value of our remaining assets and provide additional loss reserves or impairment charges as appropriate. During 2002, we recorded a total of $46,126 of impairment charges and loss provisions as compared to $19,583 in 2001. Combined reserves on our remaining commercial loans and REO balances at December 31, 2002 amounted to 24% of the book value of such assets as compared to 9% at December 31, 2001.

                                                                                      For the Years Ended December 31,
                                                                                   --------------------------------------
Selected information                                                                  2002          2001          2000
                                                                                   ----------    ----------    ----------
    Net interest expenses......................................................    $    7,627    $    3,220    $    8,203
    Provision for loan losses..................................................        12,814         7,223         9,195
    Non-interest income
      Gain (loss) on interest earning assets, net..............................          (981)       (3,487)        1,210
      (Loss) on real estate owned, net.........................................       (15,831)       (2,143)       (1,869)
      Gain on other non-interest earning assets, net...........................           995            45        22,949
      Net operating gains (losses) on investments in real estate...............        (8,315)        5,666        27,282
    Non-interest expense.......................................................        11,636        13,941        19,503

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

o The increase in net interest expense is consistent with the decline in loans as a result of sales, repayments and resolutions as well as the growing proportion of assets in this segment that do not earn interest.

o The provision for loan losses also increased in 2002, reflecting the increase in reserves on remaining assets noted earlier.

o The loss on REO included provisions for losses in fair value of $17,945, $7,845 and $7,761 during 2002, 2001 and 2000, respectively. Reserves on our six remaining commercial REO properties at December 31, 2002 amounted to 30% of book value. This compares to reserve levels of 15% of book value at December 31, 2001.

o Gains on other non-interest earning assets earned in 2002 was primarily comprised of $838 of gains resulting from the resolution of loans accounted for as investments in real estate. Gains recorded in 2000 consisted primarily of $20,806 resulting from the sale of four office buildings we had acquired in connection with our acquisition of OAC in 1999.

o Because of sales and impairment charges, net operating gains on investments in real estate have declined. Impairment charges we recorded to reduce our investments in real estate to net realizable value amounted to $15,317, $4,515 and $704 during 2002, 2001 and 2000, respectively. See "Changes in Financial Condition - Investments in Real Estate".

o Non-interest expense in 2002 included a provision of $2,250 recorded during the fourth quarter to provide for the settlement of a lawsuit on March 3, 2003. See Note 28 to our Consolidated Financial Statements for additional information regarding this settlement.

         Affordable Housing. Historically, we invested in affordable housing properties primarily through a series of limited partnerships. Except to complete those projects in which an investment had already been made, we ceased making investments in properties in 2000 as part of our shift in strategy to fee-based businesses and because the volume of tax credits being generated was exceeding our ability to utilize them effectively. Since that time, we began marketing each of these properties for sale. As a result of sales and increased reserve levels, our investment in affordable housing properties had been reduced to $15,319 at December 31, 2002 from $102,069 at December 31, 2001. Of the remaining balance, $4,458 are subject to sales contracts that have not yet met the accounting criteria for sales treatment. In addition, this segment has $6,229 of loans outstanding for limited partnership properties that we do not consolidate in our financial statements. While we cannot project sales with certainty, we believe that it is possible that we will sell the remaining properties before the end of 2003 and that new sources of financing will be established to repay the remaining loan balances. We regularly assess the carrying value of our remaining assets and provide additional loss reserves as appropriate. During 2002, we recorded $24,686 of these charges as compared to $16,855 in 2001. At December 31, 2002, our combined reserves associated with affordable housing properties and loans amounted to 48% of the remaining book value of such assets as compared to 16% at December 31, 2001.

                                                                                      For the Years Ended December 31,
                                                                                   --------------------------------------
Selected earnings information                                                         2002          2001          2000
                                                                                   ----------    ----------    ----------
    Net interest expense.......................................................... $    4,449    $    7,917    $    9,912
    Provision for loan losses.....................................................      3,392         1,207          (248)
    Net operating losses on investments in certain affordable housing properties..     22,360        16,580         9,931

    o Net interest expense has declined primarily because internal interest charges have declined as affordable housing properties have been sold. This trend was offset in part by an increase in receivables, which also are not interest-bearing, arising from sales.

    o The provision for loan losses increased in 2002 in connection with the increases to our loss reserves during the year.

    o Net operating losses have increased primarily because of charges in the amount of $17,350, $15,587 and $6,448 we recorded during 2002, 2001 and 2000, respectively, for estimated losses on the sale of the properties. The reserves associated with our remaining properties amounted to 50% at December 31, 2002 as compared to 17% at December 31, 2001. The operating loss for 2002 also included a $3,944 charge to record a discount arising from the long-term sale of seven properties. We are accreting this discount to income over the term of the related receivable balance, which extends through September 2014. See "Changes in Financial Condition - Affordable Housing Properties."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Subprime Finance. We were engaged in domestic subprime residential loan origination prior to ceasing originations in August of 1999; however, we have continued to manage and resolve the remaining non-core assets. At December 31, 2002, the non-core assets remaining in this business consisted primarily of trading securities with a fair value of $33,213. These securities are presently generating income and return of principal through cash flows.

                                                                                      For the Years Ended December 31,
                                                                                   --------------------------------------
Selected information                                                                  2002          2001          2000
                                                                                   ----------    ----------    ----------
    Interest income............................................................    $   14,661    $    9,143    $   13,160
    Interest expense...........................................................         2,874         6,486        13,338
    Non-interest income
      Gain (loss) on trading and match funded securities, net..................         7,287        14,247        (8,483)
      Impairment charges on securities available for sale......................            --            --       (10,930)

    o The increase in interest income during 2002 as compared to 2001 is primarily the result of a $4,805 increase in interest payments received on single family subprime residual securities.

    o The decline in interest expense is consistent with the declines in securities and loan balances.

         Corporate Items and Other. Pre-tax results for this segment include business activities that are individually insignificant, interest income on cash and cash equivalents, interest expense on corporate assets, gains and losses from debt repurchases, trading gains or losses associated with our collateralized mortgage obligation ("CMO") trading portfolio and general corporate expenses. The table below presents the more significant amounts included in each of the periods indicated.

                                                                                      For the Years Ended December 31,
                                                                                   --------------------------------------
Selected information                                                                  2002          2001          2000
                                                                                   ----------    ----------    ----------
    Interest income............................................................    $    4,940    $   16,094    $   20,605
    Interest expense...........................................................        10,943        16,307         4,555
    Distributions on Capital Trust Securities..................................         6,287         7,131        11,381
    Amortization of negative goodwill..........................................            --        18,333        14,112
    Gain (loss) on debt repurchases............................................        (1,461)        3,774        29,704
    Corporate income (expense).................................................       (13,644)       (7,960)        1,740
    Net income (loss) of other business units..................................          (965)         (938)       (6,955)
    Gain on sale of Kensington.................................................            --            --        20,025

    o Interest income in 2002 primarily reflects the impact of a declining short-term interest rate environment.

    o Net interest expense in 2002 declined primarily as a result of debt repurchases and the reduction in brokered deposits.

    o Corporate expenses in 2002 primarily included technology and communication expenses incurred in connection with the capacity expansion and migration of our corporate data centers.

    o The net loss of other business units in 2000 primarily reflect losses in our UK operations prior to their sale in late 2000.

         See Note 27 to our Consolidated Financial Statements for additional information related to our operating segments.

         Net Interest Income: 2002 versus 2001 and 2001 versus 2000. Net interest income (expense) is the difference between the interest income earned from our interest-earning assets and interest expense incurred on our interest-bearing liabilities. Net interest income (expense) is determined by net interest spread (i.e., the difference between the yield earned on our interest-earning assets and the rates incurred on our interest-bearing liabilities), the relative amount of interest-earning assets and interest-bearing liabilities and the degree of mismatch in the maturity and repricing characteristics of our interest-earning assets and interest-bearing liabilities.

         In addition to interest income reported in this caption, we also earn interest on the balance of custodial accounts we hold in connection with our Residential Loan Servicing business. These amounts are reported as servicing fees and are not included in the following information. As discussed in "Segment Profitability - "Residential Loan Servicing", our earnings on float balances were significantly reduced in 2002 as a result of the declining short-term interest rate environment. In 2002, our average float balance was $484,000 and earned an average rate of 1.58%, while in 2001 our average balance was $233,000 and earned an average rate of 3.41%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Our net interest income and net interest margin have been declining since 1999. This trend reflects a decline in the ratio of interest-earning assets to interest-bearing liabilities, which has fallen from 98% in 1999 to 58% in 2002. Both our acquisition of OAC in 1999 and our change in strategic direction from capital-intensive businesses to fee-based sources of income have contributed to an increase in the relative amount of non-interest-earning assets (such as real estate, advances on loans serviced for others and mortgage servicing rights) that are funded by interest-bearing liabilities. While we have disposed of many of our real estate assets acquired from OAC, we expect this trend to continue as we pursue our strategic transition and dispose of our remaining non-core assets, a portion of which are interest-bearing. The fact that a significant portion of our interest-bearing liabilities, namely notes, debentures and certificates of deposit, have high rates of fixed interest expense has also contributed to the declining trend of our interest income, as well as the declining trend of our net interest spread. In an effort to reduce interest expense we have repurchased a total of $236,875 of fixed-rate debt during the past three years, including $73,545 we redeemed in November 2002. See "Gain (Loss) on Repurchase of Debt" and "Changes in Financial Condition - Notes, Debentures and Other Interest-Bearing Obligations".

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

                                                                      Years Ended December 31,
                                    -------------------------------------------------------------------------------------------
                                                 2002                          2001                            2000
                                    -----------------------------  -----------------------------  -----------------------------
                                                Interest  Average              Interest  Average              Interest  Average
                                      Average   Income/    Yield/    Average   Income/    Yield/    Average   Income/    Yield/
                                      Balance   Expense     Rate     Balance   Expense     Rate     Balance   Expense     Rate
                                    ----------  --------  -------  ----------  --------  -------  ----------  --------  -------
Average Assets
Interest earning cash and other...  $   13,693  $    284    2.07%    $ 10,159  $    743    7.31%  $   27,664  $  1,501    5.43%
Federal funds sold and repurchase
   agreements.....................     152,588     2,629    1.72      200,329     7,328    3.66      128,079     8,700    6.79
Trading securities:
   CMOs (AAA-rated)...............      88,543     2,057    2.32      126,284     7,464    5.91       83,633     5,568    6.66
   Subordinates and residuals.....      44,272    14,523   32.80       97,051    11,401   11.75       24,167     2,631   10.89
Securities available for sale:
   CMOs (AAA-rated)...............          --        --      --           --        --      --      427,427    27,693    6.48
   Subordinates and residuals.....          --        --      --           --        --      --      114,492    14,815   12.94
Loans, net (1)....................     146,671    11,279    7.69      433,830    46,090   10.62      974,195   112,886   11.59
Match funded loans and securities.      66,233     6,463    9.76      103,320    10,345   10.01      143,452    11,022    7.68
                                    ----------  --------           ----------  --------           ----------  --------
   Total interest earning assets..     512,000    37,235    7.27      970,973    83,371    8.59    1,923,109   184,816    9.61
                                                --------                       --------                       --------
Non interest-earning cash.........      65,813                         68,139                         44,726
Affordable housing properties.....      57,692                        123,747                        147,110
Real estate owned, net............      88,913                        128,371                        176,828
Investment in real estate and
   real estate held for sale......      82,882                        136,339                        319,179
Advances on loans and loans
   serviced for others............     267,572                        303,382                        191,642
Mortgage servicing rights.........     137,323                         76,145                         18,338
Match funded advances on loans
   serviced for others............     101,863                            274                             --
Other assets......................     121,073                        176,214                        287,435
                                    ----------                     ----------                     ----------
   Total assets...................  $1,435,131                     $1,983,584                     $3,108,367
                                    ==========                     ==========                     ==========

Average Liabilities and
Stockholders' Equity
Interest-bearing demand deposits..  $   14,749       245    1.66%  $   10,377       398    3.84%  $   12,169       532    4.37%
Savings deposits..................       1,605        17    1.06        1,388        28    2.02        1,527        37    2.42
Certificates of deposit...........     473,793    27,193    5.74      920,668    59,541    6.47    1,520,493    97,655    6.42
                                    ----------  --------           ----------  --------           ----------  --------
   Total interest-bearing deposits     490,147    27,455    5.60      932,433    59,967    6.43    1,534,189    98,224    6.40
Securities sold under agreements
   to repurchase..................      12,774       236    1.85       19,500       529    2.71      167,337    10,729    6.41
Bonds-match funded agreements.....     147,139     6,573    4.47       86,171     7,315    8.49      123,856    11,484    9.27
Obligations outstanding under
   lines of credit................      88,282     3,787    4.29       82,605     5,511    6.67      152,424    13,881    9.11
Notes, debentures and other.......     149,931    17,711   11.81      169,812    20,007   11.78      284,193    34,772   12.24
                                    ----------  --------           ----------  --------           ----------  --------
   Total interest-bearing
     liabilities..................     888,273    55,762    6.28    1,290,521    93,329    7.23    2,261,999   169,090    7.48
                                                --------                       --------                       --------
Non interest-bearing deposits.....       6,187                         12,900                          9,367
Escrow deposits...................      90,612                         73,326                        114,254
Excess of net assets acquired
   over purchase price............       1,478                         28,866                         51,486
Other liabilities.................      43,107                         64,243                         72,198
                                    ----------                     ----------                     ----------
   Total liabilities..............   1,029,657                      1,469,856                      2,509,304
Capital securities................      57,812                         64,976                        103,709
Minority interest.................         570                             --                             --
Stockholders' equity..............     347,092                        448,752                        495,354
                                    ----------                     ----------                     ----------
   Total liabilities and
     stockholders' equity.........  $1,435,131                     $1,983,584                     $3,108,367
                                    ==========                     ==========                     ==========
Net interest income (expense).....              $(18,527)                      $ (9,958)                      $ 15,726
                                                ========                       ========                       ========
Net interest spread...............                          0.99%                          1.36%                          2.13%
Net interest margin...............                         (3.62)%                        (1.03)%                         0.82%
Ratio of interest-earning assets
   to interest-bearing
   liabilities....................      58%                            75%                            85%

(1) The average balances include non-performing loans, interest on which we recognize on a cash basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

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

                                                                        Years Ended December 31,
                                             --------------------------------------------------------------------------------
                                                        2002 vs. 2001                              2001 vs. 2000
                                             -------------------------------------     --------------------------------------
                                               Favorable (unfavorable) variance          Favorable (unfavorable) variance
                                             -------------------------------------     --------------------------------------
                                               Rate         Volume        Total          Rate         Volume         Total
                                             ---------     ---------     ---------     ---------     ---------     ----------
Interest-Earning Assets
Interest-bearing cash and other..........    $    (657)    $     198     $    (459)    $     405     $  (1,163)    $    (758)
Federal funds sold and repurchase
   agreements............................       (3,240)       (1,459)       (4,699)       (5,034)        3,662        (1,372)
Trading securities:
   CMOs (AAA-rated)......................       (3,623)       (1,784)       (5,407)         (533)        2,429         1,896
   Subordinates and residuals............       11,909        (8,787)        3,122          (299)        9,069         8,770
Securities available for sale:
   CMOs (AAA-rated)......................           --            --            --        (2,234)      (25,459)      (27,693)
   Subordinates and residuals............           --            --            --        (1,250)      (13,565)      (14,815)
Loans, net...............................      (10,248)      (24,563)      (34,811)       (8,709)      (58,087)      (66,796)
Match funded loans and securities........         (257)       (3,625)       (3,882)        2,855        (3,532)         (677)
                                             ---------     ---------     ---------     ---------     ---------     ----------
   Total interest-earning assets.........       (6,116)      (40,020)      (46,136)      (14,799)      (86,646)     (101,445)
                                             ---------     ---------     ---------     ---------     ---------     ---------

Interest-Bearing Liabilities
Interest-bearing demand deposits.........          280          (127)          153            61            73           134
Savings deposits.........................           15            (4)           11             6             3             9
Certificates of deposit..................        6,088        26,260        32,348          (673)       38,787        38,114
                                             ---------     ---------     ---------     ---------     ---------     ---------
   Total interest-bearing deposits.......        6,383        26,129        32,512          (606)       38,863        38,257
Securities sold under agreements to
   repurchase............................          141           152           293         4,029         6,171        10,200
Bonds-match funded agreements............        4,449        (3,707)          742           906         3,263         4,169
Obligations outstanding under lines of
   credit................................        2,081          (357)        1,724         3,085         5,285         8,370
Notes, debentures and other interest-
   bearing obligations...................          (52)        2,348         2,296         1,245        13,520        14,765
                                             ---------     ---------     ---------     ---------     ---------     ---------
     Total interest-bearing liabilities..       13,002        24,565        37,567         8,659        67,102        75,761
                                             ---------     ---------     ---------     ---------     ---------     ---------

Favorable (unfavorable) variance.........    $   6,886     $ (15,455)    $  (8,569)    $  (6,140)    $ (19,544)    $ (25,684)
                                             =========     =========     =========     =========     =========     =========

         2002 versus 2001. We incurred net interest expense before provision for loan losses of $(18,527) for the year ended December 31, 2002 as compared to net interest expense of $(9,958) for the year ended December 31, 2001, an unfavorable variance of $8,569 or 86%. This variance was due to a decrease in the average balance of our interest-earning assets and a decrease in the net interest spread and margin, offset by a decrease in the average balance of our interest-bearing liabilities. The average balance of our interest-earning assets decreased by $458,973 or 47% during 2002 and reduced interest income by $(40,020). The average balance of our interest-bearing liabilities decreased by $402,248 or 31% during 2002 and decreased interest expense by $24,565. The net impact of these volume changes resulted in a $(15,455) unfavorable variance. The net interest spread decreased 37 basis points as a result of a 132 basis-point decrease in the weighted average yield on our interest-earning assets, offset by a 95 basis-point decrease in the weighted average rate on our interest-bearing liabilities. The net impact of these rate changes resulted in a $6,886 favorable variance.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         As previously discussed in this section, the decline in the net interest margin is largely due to the decline in the ratio of interest -earning assets to interest-bearing liabilities. This trend is likely to persist as we continue our transition to fee-based businesses and dispose of interest-bearing non-core assets. Certain assets associated with our fee-based businesses, such as mortgage servicing rights and servicing advances, do not earn interest but are financed by interest-bearing debt.

         The following table presents the change in average balances and yields for 2002 as compared to 2001 for each of our interest-earning asset categories:

                                                Average Balance            Increase          Average Yield         Increase
                                          ---------------------------     (Decrease)     ---------------------    (Decrease)
For the Years Ended December 31,              2002            2001             $           2002         2001     Basis Points
--------------------------------          -----------     -----------     -----------    --------     --------   ------------
Interest earning cash and other........   $    13,693     $    10,159     $     3,534       2.07%        7.31%         (524)
Federal funds sold and repurchase
  agreements...........................       152,588         200,329         (47,741)      1.72         3.66          (194)
Trading securities
  CMOs (AAA-rated) and U.S. Treasury...
notes..................................        88,543         126,284         (37,741)      2.32         5.91          (359)
  Subordinates and residuals...........        44,272          97,051         (52,779)     32.80        11.75         2,105
Loans..................................       146,671         433,830        (287,159)      7.69        10.62          (293)
Match funded loans and securities......        66,233         103,320         (37,087)      9.76        10.01           (25)
                                          -----------     -----------     -----------
                                          $   512,000     $   970,973     $  (458,973)      7.27%        8.59%         (132)
                                          ===========     ===========     ===========

         Interest income we earned on our loans decreased by $34,811 or 76% during 2002 as compared to 2001 as a result of a $287,159 or 66% decline in the average balance of our investment and a 293 basis-point decrease in the average yield. Sales, foreclosures, resolutions and the absence of acquisitions and originations have resulted in the declines in the average balance of loans during 2002. The yield on our loans is likely to fluctuate from period to period as a result of the timing of resolutions and the mix of the overall portfolio between performing and non-performing loans. Gains on the resolution of loans, which we report as interest income, declined to $3,347 in 2002 as compared to $10,652 in 2001. This decline primarily relates to single family loans, the balance of which declined significantly during 2001 and 2002 as a result of sales and resolutions. See "Changes in Financial Condition - Loans, Net."

         Interest income we earned from our trading securities on a combined basis declined from $18,865 in 2001 to $16,580 in 2002, a $2,285 or 12% decline. The decline in interest income is primarily due to a $37,741 or 30% decline in our average investment in CMOs and a $52,779 or 54% decline in our average investment in subordinates and residuals. The decline in the average balance of our CMOs during 2002 as compared to 2001 reflects a reduced need to hold these securities to meet the Qualified Thrift Lender requirements. The decline in the average balance of our subordinate and residuals during 2002 was primarily due to sales of subprime residuals and amortization. These declines were significantly offset by a 2,105 basis point increase in the yield on subordinates and residuals. This increase in yield was a result of sales of certain low-yielding unrated subprime residuals and an increase in interest payments received on our remaining subprime residual securities. Because CMOs have less cash flow variability, their average lives and yields to maturity are more stable, and therefore, CMOs are priced to yield less than classes of mortgage-related securities such as subordinates and residuals that are less stable. The decline in the average yield on CMOs during 2002 is primarily the result of declining interest rates and increased prepayments of the underlying mortgages which back the bonds.

         Interest income we earned on match funded loans and securities decreased $3,882 or 38% in 2002 as compared to 2001. This decrease is primarily due to a $37,087 or 36% decline in the average balances primarily as a result of principal repayments received on both the loans and securities. See "Changes in Financial Condition - Match Funded Assets".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table presents the change in average balances and rates for 2002 as compared to 2001 for each of our interest-bearing liability categories:

                                                        Average Balance          Increase      Average Rate       Increase
                                                    -------------------------   (Decrease)  ----------------     (Decrease)
For the Years Ended December 31,                       2002          2001           $         2002     2001    Basis Points
--------------------------------                    -----------   -----------   ----------  -------  -------   ------------
Interest-bearing deposits........................   $   490,147   $   932,433   $ (442,286)   5.60%   6.43%         (83)
Securities sold under agreements to repurchase...        12,774        19,500       (6,726)   1.85    2.71          (86)
Bonds-match funded agreements....................       147,139        86,171       60,968    4.47    8.49         (402)
Obligations outstanding under lines of credit....        88,282        82,605        5,677    4.29    6.67         (238)
Notes, debentures and other......................       149,931       169,812      (19,881)  11.81   11.78            3
                                                    -----------   -----------   ----------
                                                    $   888,273   $ 1,290,521   $ (402,248)   6.28%   7.23%         (95)
                                                    ===========   ===========   ==========

         Interest expense we incurred on our interest-bearing deposits decreased $32,512 or 54% during 2002 as compared to 2001 due to a $442,286 or 47% decrease in the average balance and, to a lesser degree, an 83 basis point decline in the rate. The decline in the average balance resulted primarily from maturing brokered certificates of deposit. We did not issue any new brokered certificates of deposit during 2002 or 2001 and, at this time, do not intend to issue any such deposits in the foreseeable future. We plan to retain non-brokered deposits as a source of financing. See "Changes in Financial Condition - Deposits."

         Interest expense we incurred on notes, debentures and other interest-bearing obligations decreased $2,296 or 11% during 2002 as compared to 2001 primarily due to a $19,881 or 12% decrease in the average balance. The decrease in the average balance is primarily due to repurchases of debt we made during 2002 and 2001. We repurchased $77,095 of our notes and debentures during 2002, including $73,545 we redeemed at a premium in November. During 2001, we repurchased $13,025 of our notes. See "Gain (Loss) on Repurchases of Debt" and "Changes in Financial Condition - Notes, Debentures and Other Interest-Bearing Obligations."

         Interest expense we incurred on obligations outstanding under our lines of credit decreased $1,724 or 31% during 2002 as compared to 2001 due to a 238 basis-point decline in the average rate, offset in part by a $5,677 or 7% increase in the average outstanding balance. Interest rates on our lines of credit are adjusted periodically based on changes in the London Interbank Offered Rate ("LIBOR"). The decline in the average rate is primarily due to declines in LIBOR. During 2001 and part of 2002, we used lines of credit to fund real estate investments and commercial construction loans. These lines expired and were repaid in May 2002. Beginning in April 2001, we entered into lines of credit to fund servicing advances we purchased in connection with the acquisition of loans serviced for others. Average balances outstanding under our lines of credit increased during 2002 primarily because of increases in our funding of residential loan servicing advances under a new line offset in part by the expiration and repayment of the lines collateralized by real estate and commercial loans. See "Changes in Financial Condition - Obligations Outstanding Under Lines of Credit."

         2001 versus 2000. We incurred net interest expense before provision for loan losses of $(9,958) for the year ended December 31, 2001 as compared to net interest income of $15,726 earned for the year ended December 31, 2000, a decline of $25,684 or 163%. The decrease was due to a decrease in the balance of our average interest-earning assets and a decrease in the net interest spread, offset by a decrease in the balance of our average interest-bearing liabilities. The average balance of our interest-earning assets decreased by $952,136 or 50% during 2001 and reduced interest income by $86,646. The average balance of our interest-bearing liabilities decreased by $971,478 or 43% during 2001 and decreased interest expense by $67,102. The net impact of these volume changes resulted in a $19,544 decrease in net interest income. The net interest spread decreased 77 basis points as a result of a 102 basis-point decrease in the weighted average rate on our interest-earning assets, offset by a 25 basis-point decrease in the weighted average rate on our interest-bearing liabilities. The net impact of these rate changes resulted in a $6,140 decrease in net interest income.

         As previously discussed in this section, the decline in the net interest margin is largely due to the decline in the ratio of interest -earning assets to interest-bearing liabilities. This trend is likely to persist as we continue our transition to fee-based businesses and dispose of interest-bearing non-core assets. Certain assets associated with our fee-based businesses, such as mortgage servicing rights and servicing advances, do not earn interest but are financed by interest-bearing debt.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table presents the change in average balances and yields for 2001 as compared to 2000 for each of our interest-earning asset categories:

                                                Average Balance            Increase          Average Yield         Increase
                                          ---------------------------     (Decrease)     ---------------------    (Decrease)
For the Years Ended December 31,              2001            2000             $           2001         2000     Basis Points
--------------------------------          -----------     -----------     -----------    --------     --------   ------------
Interest earning cash and other.....      $    10,159     $    27,664     $   (17,505)      7.31%        5.43%          188
Federal funds sold and repurchase
  agreements........................          200,329         128,079          72,250       3.66         6.79          (313)
Trading securities
  CMOs (AAA-rated)..................          126,284          83,633          42,651       5.91         6.66           (75)
  Subordinates and residuals........           97,051          24,167          72,884      11.75        10.89            86
Securities available for sale
  CMOs (AAA-rated)..................               --         427,427        (427,427)        --         6.48          (648)
  Subordinates and residuals........               --         114,492        (114,492)        --        12.94        (1,294)
Loans...............................          433,830         974,195        (540,365)     10.62        11.59           (97)
Match funded loans and securities...          103,320         143,452         (40,132)     10.01         7.68           233
                                          -----------     -----------     -----------
                                          $   970,973     $ 1,923,109     $  (952,136)      8.59%        9.61%         (102)
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

                                                 CMOs                Subordinates and Residuals                Total
                                    -----------------------------   -----------------------------  -----------------------------
                                     Average    Interest             Average   Interest             Average    Interest
                                     Balance     Income    Yield     Balance    Income     Yield    Balance     Income    Yield
                                    ---------   --------  -------   ---------  --------   -------  ---------   --------  -------
2001:
Trading securities................  $ 126,284   $  7,464   5.91%    $  97,051  $ 11,401   11.75%   $ 223,335   $ 18,865   8.45%
                                    =========   ========            =========  ========            =========   ========

2000:
Trading securities................  $  83,633   $  5,568   6.66%    $  24,167  $  2,631   10.89%   $ 107,800   $  8,199   7.61%
Securities available for sale.....    427,427     27,693   6.48       114,492    14,815   12.94      541,919     42,508   7.84
                                    ---------   --------            ---------  --------            ---------   --------
                                    $ 511,060   $ 33,261   6.51%    $ 138,659  $ 17,446   12.58%   $ 649,719   $ 50,707   7.80%
                                    =========   ========            =========  ========            =========   ========

         As presented in the table above, interest income we earned from our securities portfolio on a combined basis declined from $50,707 in 2000 to $18,865 in 2001, a $31,842 or 63% decline. The decline in interest income is primarily due to a $384,776 or 75% decline in our average investment in CMOs and a $41,608 or 30% decline in our average investment in subordinates and residuals. The decline in the average balance of our CMOs during 2001 reflects our planned reduction in the use of these securities to meet the Qualified Thrift Lender requirements. The decline in the average balance of our subordinate and residuals during 2001 was primarily due to sales of subprime residuals and amortization. Because CMOs have less cash flow variability, their average lives and yields to maturity are more stable, and therefore, CMOs are priced to yield less than classes of mortgage-related securities such as subordinates and residuals that are less stable. Yield on the total portfolio of trading securities increased in 2001 as compared to 2000 because lower-yielding CMOs comprised a greater proportion of the portfolio in 2000.

         Interest income we earned on our loans decreased by $66,796 or 59% during 2001 as compared to 2000 as a result of a $540,365 or 55% decline in the average balance of our investment and a 14 basis-point decrease in the average yield. Sales, foreclosures, resolutions and the absence of acquisitions resulted in the declines in the average balance of our discount loans during 2001. The yield on our discount loan portfolio is likely to fluctuate from period to period as a result of the timing of resolutions, particularly the resolution of large multi-family residential and commercial real estate loans, and the mix of the overall portfolio between performing and non-performing loans. See "Changes in Financial Condition - Loans, Net."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table presents the change in average balances and rates for 2001 as compared to 2000 for each of our interest-bearing liability categories:

                                                        Average Balance          Increase      Average Rate       Increase
                                                    -------------------------   (Decrease)   ---------------     (Decrease)
For the Years Ended December 31,                       2001          2000           $         2001     2000    Basis Points
--------------------------------                    -----------   -----------   ----------   ------  -------   -----------
Interest-bearing deposits........................   $   932,433   $ 1,534,189   $ (601,756)   6.43%   6.40%           3
Securities sold under agreements to repurchase...        19,500       167,337     (147,837)   2.71    6.41         (370)
Bonds-match funded agreements....................        86,171       123,856      (37,685)   8.49    9.27          (78)
Obligations outstanding under lines of credit....        82,605       152,424      (69,819)   6.67    9.11         (244)
Notes, debentures and other......................       169,812       284,193     (114,381)  11.78   12.24          (46)
                                                    -----------   -----------   ----------
                                                    $ 1,290,521   $ 2,261,999   $ (971,478)   7.23%   7.48%         (25)
                                                    ===========   ===========   ==========

         Interest expense we incurred on our interest-bearing deposits decreased $38,257 or 39% during 2001 as compared to 2000 due to a $601,756 or 39% decrease in the average balance. The decline in the average balance resulted primarily from maturing brokered certificates of deposit. We did not issue any new brokered certificates of deposit during 2001 and, at this time, do not intend to issue any such deposits in the foreseeable future. The decline in average deposits is consistent with the 36% decline in average total assets as we continue our transition in business strategy from capital-intensive businesses to fee-based businesses. See "Changes in Financial Condition - Deposits."

         Interest expense we incurred on securities we sold under agreements to repurchase declined $10,200 or 95% during 2001 as a result of a $147,837 or 88% decrease in the average balance and a 370 basis-point decline in the average rate. We have used securities sold under agreements to repurchase primarily to fund our purchases of CMOs, the average balance of which declined significantly during 2001.

         Interest expense we incurred on bonds-match funded agreements declined $4,169 or 36% during 2001 as compared to 2000 primarily as a result of a $37,685 or 30% decline in the average balance outstanding. Interest expense on our bonds-match funded agreements is primarily comprised of interest we incurred on bonds-match funded agreements acquired as a result of our acquisition of OAC in October 1999 and on non-recourse notes, which resulted from our transfer of unrated residual securities in December 1999 in exchange for non-recourse notes. We have accounted for these transactions, which did not qualify as sales for accounting purposes, as secured borrowings with pledges of collateral. See "Changes in Financial Condition - Bonds - Match Funded Agreements."

         Interest expense we incurred on obligations outstanding under our lines of credit decreased $8,370 or 60% during 2001 as compared to 2000 due to a $69,819 or 46% decrease in the average balance and a 244 basis-point decline in the average rate. During 2001, we used lines of credit to fund real estate investments and commercial construction loans and, beginning in the second quarter of 2001, to fund servicing advances that were purchased in connection with the acquisition of loans serviced for others. Average balances outstanding under our lines of credit decreased during 2001 primarily because of sales of our real estate properties and commercial loans, offset in part by the funding of our residential loan servicing advances under new lines. See "Changes in Financial Condition - Obligations Outstanding Under Lines of Credit."

         Interest expense we incurred on notes, debentures and other interest-bearing obligations decreased $14,765 or 42% during 2001 as compared to 2000 primarily due to a $114,381 or 40% decrease in the average balance. The decrease in the average balance is primarily due to repurchases of debt we made during 2001 and 2000. See "Changes in Financial Condition - Notes, Debentures and Other Interest-Bearing Obligations."

         Provisions for Loan Losses. As of December 31, 2002, our total net loan balance was $76,857 or 6.3% of total assets, as compared to $185,293 or 10.8% of total assets as of December 31, 2001. Of the balance remaining at December 31, 2002, $69,196 represents seven non-residential loans held in our Commercial Finance segment and $6,229 represents three multi-family loans held in our Affordable Housing segment. Because of the small number of remaining loans, we are able to perform a specific risk assessment on each Commercial Finance and Affordable Housing loan. Our risk assessment of Commercial Finance loans includes a review of the underlying loan collateral, general and local economic conditions, property type risk, borrower's capacity and willingness to pay, and projections of prospective cash flows based on property-specific events. For loans held in our Affordable Housing business, we project the amounts to be realized from the disposition of the property to determine the appropriate allowance for loan losses. We also analyze the historical trends in the gains or losses on disposition and resolution of loans as compared to the allowance for loan losses at the time of disposition and resolution. The results of this analysis are also taken into consideration in evaluating the allowance for loan losses on the remaining loans. The allowance for loan losses is management's best estimate of probable inherent loan losses incurred as of December 31, 2002. Provisions we record for losses on our loans are charged to operations to maintain an allowance for losses on our loans and

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

match funded loans at a level we consider adequate based upon an evaluation of known and inherent risks in such portfolios, as described above.

         The following table presents the provisions for loan losses for the years indicated:

                                                                                  2002              2001              2000
                                                                               -----------       -----------      -----------
Loans
     Single family.....................................................        $    (2,274)      $     5,481      $    (1,160)
     Multi-family......................................................              4,684               260            1,945
     Nonresidential....................................................             11,523             8,170            6,981
     Other.............................................................               (278)            1,567            7,504
                                                                               -----------       -----------      -----------
                                                                                    13,655            15,478           15,270
                                                                               -----------       -----------      -----------
Match funded loans.....................................................                (26)              188              (93)
                                                                               -----------       -----------      -----------
                                                                               $    13,629       $    15,666      $    15,177
                                                                               ===========       ===========      ===========

         The decline in provision on single family loans in 2002 is primarily the result of sales of loans that were significantly reserved. The increase in the provision on multi-family loans is largely the result of increased reserve levels on affordable housing construction loans based on estimated permanent financing proceeds. The increased provision on nonresidential loans reflects an increase in reserve levels on our seven remaining loans. The provision for losses on other loans related to our unsecured credit card receivables, which we had fully reserved at December 31, 2001. As indicated in the table below, our allowances as a percentage of loan value have been increased at December 31, 2002 and 2001.


         The following table sets forth the allowance for loan losses as a percentage of our respective loan balances at the dates indicated:

                                                                                                                  Allowance
                                                                                                                  as a % of
                                                                                 Allowance       Loan Balance    Loan Balance
                                                                               --------------    --------------  ------------
December 31, 2002
Loans
    Single family.........................................................     $          154    $        1,584       9.72%
    Multi-family..........................................................              6,637            24,835      26.72
    Nonresidential........................................................             13,970            71,199      19.62
    Other.................................................................                 --                --        --
                                                                               --------------    --------------
                                                                                       20,761            97,618      21.27
Match funded loans........................................................                144            38,129       0.38
                                                                               --------------    --------------
                                                                               $       20,905    $      135,747      15.40%
                                                                               ==============    ==============
December 31, 2001
Loans
    Single family.........................................................     $        3,401    $       41,651       8.17%
    Multi-family..........................................................              2,186            29,754       7.35
    Nonresidential........................................................              4,827           124,271       3.88
    Other.................................................................                 --                31        --
                                                                               --------------    --------------
                                                                                       10,414           195,707       5.32
Match funded loans........................................................                170            53,123       0.32
                                                                               --------------    --------------
                                                                               $       10,584    $      248,830       4.25%
                                                                                =============    ==============
December 31, 2000
Loans
    Single family.........................................................     $        3,493    $      227,071       1.54%
    Multi-family..........................................................              2,798           136,577       2.05
    Nonresidential........................................................              8,210           282,433       2.91
    Other.................................................................              8,778            17,250      50.89
                                                                               --------------    --------------
                                                                                       23,279           663,331       3.51
Match funded loans........................................................                285            80,834       0.35
                                                                               --------------    --------------
                                                                               $       23,564    $      744,165       3.17%
                                                                               ==============    ==============

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         For additional information regarding our allowance for loan losses on the above portfolios, see "Changes in Financial Condition - Allowances for Loan Losses." For information relating to our valuation allowance on real estate owned, see "Changes in Financial Condition - Real Estate Owned, Net."

         Non-Interest Income. The following table sets forth the principal components of our non-interest income during the years indicated:

                                                                             2002               2001               2000
                                                                         ------------        ------------       ------------
Servicing and other fees..........................................       $    141,991        $    134,597       $     97,080
Gain (loss) on interest-earning assets, net.......................             (3,485)             (3,949)            17,625
Gain (loss) on trading and match funded securities, net...........              7,012              16,330             (3,971)
Impairment charges on securities available for sale...............                 --                  --            (11,597)
Gain (loss) on real estate owned, net.............................            (15,719)             (9,256)           (14,904)
Gain (loss) on other non-interest earning assets, net.............              1,122              (1,054)            45,517
Net operating gains (losses) on investments in real estate........             (8,315)              5,581             27,579
Amortization of excess of net assets acquired over purchase price.                 --              18,333             14,112
Gain (loss) on repurchase of debt.................................             (1,461)              3,774             29,703
Equity in income (loss) of investment in unconsolidated entities..                215                 304             (5,249)
Other income......................................................             13,115               8,759              6,084
                                                                         ------------        ------------       ------------
                                                                         $    134,475        $    173,419       $    201,979
                                                                         ============        ============       ============

         Servicing and Other Fees. Our servicing and other fees are primarily comprised of fees we earned from investors for servicing residential mortgage loans on their behalf. The increase in servicing fees is largely due to the growth in residential loans we service for others. The average unpaid principal balance of loans we service for others amounted to $27,956,823, $16,738,3377 and $10,798,857 during 2002, 2001 and 2000, respectively. The following table sets forth the principal components of our servicing and other fees for the years indicated:

                                                                             2002               2001               2000
                                                                         ------------        ------------       ------------
Loan servicing and related fees:
Loan servicing fees...............................................       $    145,888        $    109,880       $     55,195
Late charges......................................................             29,035              21,326             14,890
Interest on custodial accounts (1)................................              7,757               8,530              6,523
Special servicing fees (2)........................................              3,884               8,494             10,420
Compensating interest expense (3).................................            (19,758)            (12,126)            (8,758)
Amortization of servicing rights (4)..............................            (58,153)            (29,841)           (10,036)
Other, net........................................................              4,067               6,361             10,333
                                                                         ------------        ------------       ------------
                                                                              112,720             112,624             78,567
Other fees:
Property valuation fees (ORA).....................................             14,204              11,789             10,630
Default servicing fees............................................              4,418               3,917              3,040
Retail banking fees...............................................              5,063               2,690              1,526
Other.............................................................              5,586               3,577              3,317
                                                                         ------------        ------------       ------------
                                                                         $    141,991        $    134,597       $     97,080
                                                                         ============        ============       ============

(1) Interest we earned on custodial accounts during the holding period between collection of borrower payments and remittance to investors. Although servicing volume has been increasing each year, interest we earned on custodial accounts has been adversely affected by declining interest rates.

(2) Fees we earned under special servicing arrangements wherein we act as a special servicer for third parties, typically as part of a securitization. Under these arrangements, we service loans that become greater than 90 days past due and receive base special servicing fees plus incentive fees to the extent we achieve certain loss mitigation parameters. We have not entered into any new special servicing arrangements since the middle of 2001. As a result, special servicing fees have declined by $4,610 or 54% in 2002 as compared to 2001.

(3) A servicer of securitized loans is typically obligated to pay to the securitization trust the difference between a full month of interest and the interest collected on loans that are repaid before the end of a calendar month.

(4) The increases in amortization reflect increases in our purchases of rights to service loans for others. See "Changes in Financial Condition
         - Mortgage Servicing Rights."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table sets forth our loans serviced for others at the dates indicated:

                                                      Subprime Loans (1)          Other Loans                 Total
                                                  ------------------------    --------------------    -----------------------
                                                                  No. of                    No. of                    No. of
                                                     Amount       Loans         Amount      Loans        Amount       Loans
                                                  -----------  -----------    ----------   -------    -----------    --------
December 31, 2002:
Performing (2)
    Residential loans............................ $26,817,731      282,926    $1,089,109    17,204    $27,906,840     300,130
    Commercial loans and other...................          --           --       752,722       407        752,722         407
                                                  -----------  -----------    ----------   -------    -----------    --------
                                                  $26,817,731      282,926    $1,841,831    17,611    $28,659,562     300,537
                                                  ===========  ===========    ==========   =======    ===========    ========
Non-performing (2)
    Residential loans............................ $ 2,565,823       31,626    $  261,014     4,277    $ 2,826,837      35,903
    Commercial loans.............................          --           --       582,964       238        582,964         238
                                                  -----------  -----------    ----------   -------    -----------    --------
                                                  $ 2,565,823       31,626    $  843,978     4,515    $ 3,409,801      36,141
                                                  ===========  ===========    ==========   =======    ===========    ========
Total loans serviced for others:
    Residential loans............................ $29,383,554      314,552    $1,350,123    21,481    $30,733,677     336,033
    Commercial loans and other...................          --           --     1,335,686       645      1,335,686         645
                                                  -----------  -----------    ----------   -------    -----------    --------
                                                  $29,383,554      314,552    $2,685,809    22,126    $32,069,363     336,678
                                                  ===========  ===========    ==========   =======    ===========    ========

December 31, 2001
Performing (2)
    Residential loans............................ $18,068,542      242,664    $  919,639    18,074    $18,988,181     260,738
    Commercial loans and other...................          --           --     1,062,345     1,962      1,062,345       1,962
                                                  -----------  -----------    ----------   -------    -----------    --------
                                                  $18,068,542      242,664    $1,981,984    20,036    $20,050,526     262,700
                                                  ===========  ===========    ==========   =======    ===========    ========
Non-performing (2)
    Residential loans............................ $ 2,638,235       35,585    $  317,001     5,021    $ 2,955,236      40,606
    Commercial loans.............................          --           --       158,250       247        158,250         247
                                                  -----------  -----------    ----------   -------    -----------    --------
                                                  $ 2,638,235       35,585    $  475,251     5,268    $ 3,113,486      40,853
                                                  ===========  ===========    ==========   =======    ===========    ========
Total loans serviced for others:
    Residential loans............................ $20,706,777      278,249    $1,236,640    23,095    $21,943,417     301,344
    Commercial loans and other...................          --           --     1,220,595     2,209      1,220,595       2,209
                                                  -----------  -----------    ----------   -------    -----------    --------
                                                  $20,706,777      278,249    $2,457,235    25,304    $23,164,012     303,553
                                                  ===========  ===========    ==========   =======    ===========    ========

December 31, 2000 (3)
Performing (2)
    Residential loans............................ $ 7,499,361      118,174    $1,170,782    22,162    $ 8,670,143     140,336
    Commercial loans and other...................          --           --       798,873       278        798,873         278
                                                  -----------  -----------    ----------   -------    -----------    --------
                                                  $ 7,499,361      118,174    $1,969,655    22,440    $ 9,469,016     140,614
                                                  ===========  ===========    ==========   =======    ===========    ========
Non-performing (2)
    Residential loans ........................... $ 1,430,528       18,246    $  394,013     5,869    $ 1,824,541      24,115
    Commercial loans and other ..................          --           --        66,967        24         66,967          24
                                                  -----------  -----------    ----------   -------    -----------    --------
                                                  $ 1,430,528       18,246    $  460,980     5,893    $ 1,891,508      24,139
                                                  ===========  ===========    ==========   =======    ===========    ========
Total loans serviced for others:
    Residential loans............................ $ 8,929,889      136,420    $1,564,795    28,031    $10,494,684     164,451
    Commercial loans.............................          --           --       865,840       302        865,840         302
                                                  -----------  -----------    ----------   -------    -----------    --------
                                                  $ 8,929,889      136,420    $2,430,635    28,333    $11,360,524     164,753
                                                  ===========  ===========    ==========   =======    ===========    ========

(1) Subprime loans represent loans we service which were made by others to borrowers who generally did not qualify under guidelines of the Fannie Mae and Freddie Mac ("nonconforming loans").

(2) Non-performing loans serviced for others have been delinquent for 90 days or more. Performing loans serviced for others are current or have been delinquent for less than 90 days.

(3) Does not include approximately 38,500 loans with an unpaid principal balance of approximately $1,027,600 that we acquired on December 31, 2000 but which we did not board in our loan servicing system until 2001.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Gain (Loss) on Interest Earning Assets. The following table sets for the principal components of net gains (losses) we earned on our interest earning assets for the years indicated:

                                                                             2002                2001               2000
                                                                         ------------        ------------       ------------
Gain (loss) on loan sales.........................................       $     (4,105)       $     (4,380)      $     12,084
Gain on security sales (1)........................................                 --                  --              4,983
Other.............................................................                620                 431                558
                                                                         ------------        ------------       ------------
                                                                         $     (3,485)       $     (3,949)      $     17,625
                                                                         ============        ============       ============

(1) Prior to the transfer of our securities from available for sale to trading on September 30, 2000.

         Gain (Loss) on Trading and Match Funded Securities. The gain (loss) recorded on trading and match funded securities includes both unrealized gains and losses on securities to record them at fair value and realized gains and losses resulting from sales thereof. We changed our policy for securities available for sale and match funded securities to account for them as trading securities effective September 30, 2000. Realized gains from sales of trading securities totaled $4,992 and $11,117 during 2002 and 2001, respectively. See Notes 1, 4 and 6 to our Consolidated Financial Statements.

         Impairment Charges on Securities Available for Sale. Prior to our transfer of securities available for sale to trading on September 30, 2000, we recorded impairment charges on securities available as a result of declines in fair value that we deemed to be other-than-temporary. See "Changes in Financial Condition - Trading Securities" and Note 1 to our Consolidated Financial Statements.

         Gain (Loss) on Real Estate Owned, Net. The following table sets forth the results of our real estate owned (which does not include investments in real estate, as discussed below) during the years indicated:

                                                                        2002                  2001                 2000
                                                                   --------------       --------------        --------------
Gains on sales...............................................      $        3,103       $       14,111        $       22,515
Provision for losses in fair value...........................             (19,685)             (17,766)              (26,674)
Operating income (expense), net (1)..........................                 863               (5,601)              (10,745)
                                                                   --------------       --------------        --------------
                                                                   $      (15,719)      $       (9,256)       $      (14,904)
                                                                   ==============       ==============        ==============

(1) Includes rental income and expenses associated with holding and maintaining the properties.

         The results of our real estate owned for the periods presented above reflect significant declines in the number of properties owned as well as increased reserves on non-residential properties we have held for more than one year. See "Changes in Financial Condition - Real Estate Owned, Net" for additional information regarding real estate owned and the related provision for losses in fair value.

         Gain (Loss) on Other Non-Interest Earning Assets. The following table sets forth the principal components of net gains (losses) we recorded on other non-interest earning assets for the years indicated:

                                                                        2002                  2001                 2000
                                                                   --------------       --------------        --------------
Gain on sale of investments in real estate (1)...............      $          995       $           45        $       22,949
Gain (loss) on sale of affordable housing properties.........                 444                 (956)                  497
Gain on sale of Kensington...................................                  --                   --                20,025
Other........................................................                (317)                (143)                2,046
                                                                   --------------       --------------        --------------
                                                                   $        1,122       $       (1,054)       $       45,517
                                                                   ==============       ==============        ==============

(1) Gains in 2002 were primarily comprised of $838 of gains resulting from the resolution of loans accounted for as investments in real estate. Gains recorded in 2000 consisted primarily of $20,806 resulting from the sale of four office buildings we had acquired In connection with our acquisition of OAC in 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Net Operating Gains (Losses) on Investments in Real Estate. The following table sets forth the results of our investments in real estate during the years indicated:

                                                                         2002                 2001                2000
                                                                    --------------       --------------      --------------
Operating income, net (1).......................................    $        3,035       $        6,758      $       15,856
Equity in earnings of loans accounted for as investments in real
   estate (2)...................................................             3,967                3,338              12,427
Impairment charges (3)..........................................           (15,317)              (4,515)               (704)
                                                                    --------------       --------------      --------------
                                                                    $       (8,315)      $        5,581      $       27,579
                                                                    ==============       ==============      ==============

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

(3) In 2002, impairment charges principally represent write-downs totaling $14,549 of the carrying value of our two remaining properties held for investment. In 2001, the charges represent the write-down of the carrying value of our investment in properties sold during 2002. See "Changes in Financial Condition - Investments in Real Estate" and "Changes in Financial Condition - Real Estate Held for Sale.


         Amortization of Excess of Net Assets Acquired over Purchase Price. The amortization of excess of net assets acquired over purchase price resulted from our acquisition of OAC on October 7, 1999. Our acquisition resulted in an excess of net assets acquired over the purchase price of $60,042, which we amortized on a straight-line basis through 2001. On January 1, 2002, upon adoption of Statement of Financial Accounting Standard ("SFAS") No. 142, we reversed the unamortized balance of $18,333 to income as the effect of a change in accounting principle as required by this statement. See Note 1 to our Consolidated Financial Statements.

         Gain (Loss) on Repurchase of Debt. The following table sets forth the components of the gains (losses) resulting from our repurchase of our debt securities during the years indicated:

                                                                                2002              2001             2000
                                                                             ----------        ----------       ----------
10.875% Capital Securities due August 1, 2027:
   Face amount repurchased...............................................    $    4,910        $   18,371       $   30,470
                                                                             ==========        ==========       ==========
   Gain (loss)...........................................................    $    1,074        $    3,722       $   11,739
                                                                             ==========        ==========       ==========
11.875% Notes due October 1, 2003:
   Face amount repurchased...............................................    $   43,550        $   13,025       $    3,800
                                                                             ==========        ==========       ==========
   Gain (loss)...........................................................    $   (1,508)       $       52       $      439
                                                                             ==========        ==========       ==========
11.5% Redeemable Notes due July 1, 2005:
   Face amount repurchased...............................................    $       45        $       --       $  142,955
                                                                             ==========        ==========       ==========
   Gain (loss)...........................................................    $       (2)       $       --       $   17,526
                                                                             ==========        ==========       ==========
12.00% Subordinated Debentures due June 15, 2005:
   Face amount repurchased...............................................    $   33,500        $       --       $       --
                                                                             ==========        ==========       ==========
   Gain (loss)...........................................................    $   (1,025)       $       --       $       --
                                                                             ==========        ==========       ==========
Total debt repurchases:
   Face amount repurchased...............................................    $   82,005        $   31,396       $  177,225
                                                                             ==========        ==========       ==========
   Gain (loss)...........................................................    $   (1,461)       $    3,774       $   29,703
                                                                             ==========        ==========       ==========

         In November 2002 we exercised redemption options on three of our outstanding debt obligations for a combined debt reduction of $73,545. As provided for in the terms of the indentures, we exercised our redemption option to call $40,000 of our 11.875% Notes at a price of 102.969%, $33,500 of our 12%
Subordinated Debentures at a price of 102.667% and the remaining $45 of our 11.5% Redeemable Notes at a price of 105.75%. As a result of these early redemptions at a premium, we incurred $2,499 of loss, including the write-off of $416 of unamortized issuance costs. See "Changes in Financial Condition - Notes, Debentures and Other Interest-Bearing Obligations" and "Company Obligated, Mandatorily Redeemable Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company" and Notes 16 and 17 to our Consolidated Financial Statements.

         Other Income. See Note 25 to our Consolidated Financial Statements for a disclosure of the components of other income for 2002, 2001 and 2000. The increase in other income during 2002 as compared to 2001 is largely the result of $4,191 of collections of unsecured receivables that were accounted for under the cost recovery method until they had been reduced to zero as of December 31,

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

2001 through collections and reserves. The increase in other income during 2001 as compared to 2000 was primarily due to consulting revenues generated by our joint venture in Jamaica and real estate commission income generated from the sale of our real estate owned properties during 2001.

         Non-Interest Expense. The following table sets forth the principal components of our non-interest expense during the years indicated:

                                                                                 2002             2001              2000
                                                                             -----------       -----------      -----------
Compensation and employee benefits....................................       $    77,778       $    84,914      $    83,086
Occupancy and equipment...............................................            11,843            11,577           12,005
Technology and communication costs....................................            25,270            26,768           23,876
Loan expenses.........................................................            12,605            15,811           13,051
Net operating losses on certain affordable housing properties.........            22,360            16,580            9,931
Amortization/writeoff of excess of purchase price over net assets                  2,231             3,112            3,124
   acquired...........................................................
Professional services and regulatory fees.............................            16,383            14,749           12,829
Other operating expenses..............................................             9,619             8,935           12,107
                                                                             -----------       -----------      -----------
                                                                             $   178,089       $   182,446      $   170,009
                                                                             ===========       ===========      ===========

         Compensation and Employee Benefits. The following table presents the principal components of compensation and benefits we incurred for the years indicated:

                                                                                 2002             2001              2000
                                                                             -----------       -----------      -----------
Salaries (1)..........................................................       $    53,746       $    58,012      $    58,580
Bonuses ..............................................................             7,904             9,544            8,876
Payroll taxes.........................................................             4,352             4,763            4,834
Commissions...........................................................             3,370             3,541            3,957
Insurance.............................................................             2,668             2,682            2,736
Severance.............................................................             2,316             1,701              778
Contract programmers..................................................               531             1,539            4,772
Relocation............................................................               759             1,049            1,165
Long-term incentive plan (2)..........................................                --                --           (6,078)
Other.................................................................             2,132             2,083            3,466
                                                                             -----------       -----------      -----------
                                                                             $    77,778       $    84,914      $    83,086
                                                                             ===========       ===========      ===========

(1)      Salaries includes fees paid for the services of temporary employees.

(2) We suspended our long-term incentive plan in the first quarter of 2000 and reversed the related accrual at that time.

         The $7,136 decline in compensation and benefits in 2002 as compared to 2001 was primarily due to a $5,906 combined decrease in salaries and bonuses. This decline in costs has occurred in spite of an increase in the average number of our employees and is due in large part to our ongoing globalization initiative to reduce labor costs through the migration of certain functions (primarily in support of our residential servicing business and OTX) to our offices in Bangalore and Mumbai, India. The average total number of our full-time employees (domestic and international combined) amounted to 1,790 and 1,536 during 2002 and 2001, respectively. The number of employees in just our India offices averaged 543 during 2002 as compared to 151 during 2001. Our plans for 2003 call for a continued increase in the number of our India employees. See "Workforce and Operational Capacity" for additional information regarding our operations and workforce in India. The decline in salaries and bonuses, in spite of the increase in the number of employees, is also the result of a change in the mix of our workforce in the United States to a greater concentration of clerical level employees. This change in mix has occurred as we have exited capital-intensive businesses in favor of fee-based businesses, primarily residential loan servicing.

         Excluding the reversal of our long-term incentive plan accrual in 2000, our compensation and employee benefits expense declined by $4,250 in 2001 as compared to 2000. This decline was primarily due to a $3,233 decline in contract programmer expense and resulted largely from a reduction in contract programmers assisting with the implementation of our residential loan servicing system, which was completed in January 2001. Although our average total number of employees increased from 1,288 during 2000 to 1,536 during 2001, salaries expense actually declined by $568. As discussed in the paragraph above, this is primarily due to the cost savings resulting from our shift in workforce to India and the change in mix of our United States workforce resulting from our change in business strategy.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Occupancy and Equipment. Occupancy and equipment costs consist principally of rents, depreciation, mail and delivery expense and other costs of our office operations.

         Technology and Communication Costs. Technology and communication costs consist primarily of depreciation on our computer hardware and software, technology-related consulting fees (primarily OTX), telephone expense and amortization of intellectual property and capitalized software development costs. Technology costs for 2002 and 2001 also included $1,068 and $3,185, respectively, of payments related to the acquisition of Amos, Inc., an OTX subsidiary, in 1997. The final payment due in connection with this acquisition was recorded in 2002. An increase in depreciation and leasing expense at OTX in 2002 as compared to 2001 was largely offset by a decline in document imaging costs. The increase in depreciation and leasing expense was largely the result of upgrades to our computer servers and other hardware, as well as new hardware purchased for expanding our India operations centers. The decline in imaging costs is primarily the result of high levels of contracted document imaging services incurred in 2001 in connection with several large loan servicing acquisitions we made during the year.

         Net Operating Losses on Certain Affordable Housing Properties. Net operating losses we recorded on investments in certain affordable housing properties have increased during the past three years principally because of loss provisions we recorded in the amount of $17,350, $15,587 and $6,448, respectively, for expected losses on the sale of properties. Losses for 2002 also include a $3,944 charge to record a discount on a long-term sale of seven properties during the second quarter. We are accreting this discount to income over the term of the related receivable balance, which extends through 2014. See "Changes in Financial Condition - Affordable Housing Properties."

         Amortization of Excess of Purchase Price Over Net Assets Acquired ("Goodwill"). Goodwill amortization that we recognized during 2002, 2001 and 2000 related entirely to OTX. In accordance with the provisions of SFAS No. 142, which we adopted on January 1, 2002, we ceased amortization of the remaining balance of our goodwill beginning in 2002. However, we test our goodwill annually for impairment. As a result of our annual impairment testing in 2002, we wrote off the remaining $2,231 of goodwill associated with the 1997 acquisition of Amos, Inc. See Note 1 to our Consolidated Financial Statements.

         Loan Expenses. Loan expenses for 2002, 2001 and 2000 included $9,463, $8,426 and $9,358, respectively, of appraisal fees incurred in connection with property valuation services we provided through ORA. Loan expenses also include other expenses incurred in connection with loans we own and those we service for others. Loan expenses for 2001 included a charge to write-off $1,485 of deferred costs on commercial loans we owned.

         Professional Services and Regulatory Fees. Professional services and regulatory fees are primarily comprised of non-technology related consulting fees, legal and audit fees and FDIC insurance. The increase in 2002 as compared to 2001 was primarily due to a $4,201 increase in legal fees, offset in part by a $2,186 decline in FDIC insurance and a $519 decrease in consulting fees. Legal fees for 2002 included provisions totaling $3,250 related to the settlement of two litigation claims. See "Results of Operations - Segment Profitability - Residential Loan Servicing and - Commercial Finance" for additional information regarding the settlement of these claims. The decline in FDIC insurance was due to a decline in our deposit liabilities and a decline in the FDIC assessment rates The increase in 2001 as compared to 2000 was primarily due to a $1,651 increase in FDIC insurance resulting from an increase in the FDIC assessment rate offset in part by a decline in deposits.

         Other Operating Expenses. Other operating expenses include travel and related costs, check processing and other deposit related costs, marketing costs, and amortization of deferred costs. See Note 26 to our Consolidated Financial Statements for a disclosure of the components of other operating expenses for 2002, 2001 and 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Distributions on Company Obligated, Mandatorily Redeemable Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company. Cash distributions on our Capital Securities are payable semi-annually in arrears on February 1 and August 1 of each year at an annual rate of 10.875%. We recorded $7,132, $11,380, and $13,111 of distributions to holders of the Capital Securities during 2001, 2000 and 1999, respectively. The decline in distributions is the result of repurchases we made during 2002, 2001 and 2000. See "Non-Interest Income - Gain (Loss) on Repurchase of Debt", Note 17 to our Consolidated Financial Statements and "Changes in Financial Condition - Company-Obligated, Mandatorily Redeemable Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company."

         Income Tax Expense (Benefit). The following table provides details of our income tax expense (benefit) and effective tax rates for the years indicated:

                                                                                 2002             2001              2000
                                                                             -----------       -----------      -----------
Income tax expense (benefit) on loss before taxes and effect of change
   in accounting principle...............................................    $   (31,066)      $   (23,348)     $     1,447
Provision for valuation allowance on current year's deferred tax asset...         34,049            23,348               --
Provision for valuation allowance on prior year's deferred tax asset.....             --            83,000           17,500
                                                                             -----------       -----------      -----------
   Income tax expense....................................................          2,983            83,000           18,947
Income tax benefit on effect of change in accounting principle...........         (1,166)               --               --
                                                                             ------------      -----------      -----------
Total income tax expense.................................................    $     1,817       $    83,000      $    18,947
                                                                             ===========       ===========      ===========

         For 2002, 2001 and 2000 our effective tax rate before the provision for the deferred tax valuation allowance was 48.1%, 55.9% and 6.8% respectively, and reflected tax credits of $2,685, $2,078 and $2,577, respectively, resulting from our investment in affordable housing properties.

         The provision for deferred tax asset valuation allowance is a non-cash charge that we recorded to increase the aggregate valuation allowance, which amounted to $199,270 and $165,221 at December 31, 2002 and 2001, respectively. We estimated this valuation allowance based on our assessment of the portion of the deferred tax asset that more likely than not will not be realized.

         See Note 20 to our Consolidated Financial Statements and "Changes in Financial Condition - Affordable Housing Properties."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

Changes in Financial Condition

         Trading Securities. The following table sets forth the fair value of our trading securities at the dates indicated:

                                                                                            December 31,
                                                                         -------------------------------------------------
                                                                             2002               2001               2000
                                                                         -----------        -----------        -----------
Collateralized mortgage obligations and U.S. Treasury Notes
  Collateralized mortgage obligations (AAA-rated) (1).................   $    20,540        $   161,191        $   277,595
  U.S. Treasury Notes.................................................         1,016                 --                 --
                                                                         -----------        -----------        -----------
                                                                         $    21,556        $   161,191        $   277,595
                                                                         ===========        ===========        ===========

Subordinates and residuals (2)
  Single family residential
      BB rated subordinates...........................................   $       599        $       625        $     4,563
      B-rated subordinates............................................           606                799              2,911
      Unrated subordinates............................................           344              1,008              9,361
      Unrated subprime residuals......................................        33,213             60,049             93,176
                                                                         -----------        -----------        -----------
                                                                              34,762             62,481            110,011
  Nonresidential unrated subordinates.................................         2,577              2,577              2,636
                                                                         -----------        -----------        -----------
                                                                         $    37,339        $    65,058        $   112,647
                                                                         ===========        ===========        ===========

(1) During the year ended December 31, 2002, our CMO trading securities declined $140,651. This decline was primarily due to $227,100 of maturities and principal repayments, offset in part by purchases of $88,938. During 2001, the $116,404 decline was primarily due to $187,113 of maturities and principal repayments and $116,715 of sales, offset in part by purchases of $188,432.

(2) During the year ended December 31, 2002, our subordinate and residual trading securities declined by $27,719. This decline was primarily due to $7,419 of maturities and principal repayments and $26,438 of sales, partly offset by $1,946 of net discount accretion. During 2001, the $47,589 decline was primarily due to $31,683 of sales, $10,721 of maturities and principal repayments and $7,416 of net premium amortization.


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

         Subordinate and residual interests are affected by the rate and timing of payments of principal (including prepayments, repurchase, defaults and liquidations) on the mortgage loans underlying a series of mortgage-related securities. The rate of principal payments may vary significantly over time depending on a variety of factors, such as the level of prevailing mortgage loan interest rates and economic, demographic, tax, legal and other factors. Prepayments on the mortgage loans underlying a series of mortgage-related securities are generally allocated to the more senior classes of mortgage-related securities. Although in the absence of defaults or interest shortfalls all subordinates receive interest, amounts otherwise allocable to residuals generally are used to make payments on more senior classes or to fund a reserve account for the protection of senior classes until overcollateralization or the balance in the reserve account reaches a specified level. For residual interests in residential mortgage-backed securities, over-collaterization is the amount by which the collateral balance exceeds the sum of the bond principal amounts. Over-collaterization is achieved by applying monthly a portion of the interest payments of the underlying mortgages toward the reduction of the senior class certificate principal amounts, causing them to amortize more rapidly than the aggregate loan balance. Over-collaterization represents the first tier of loss protection afforded to the non-residual holders. To the extent not consumed by losses on more highly rated bonds, over-collaterization is remitted to the residual holders. In periods of declining interest rates, rates of prepayments on mortgage loans generally increase, and if the rate of prepayments is faster than anticipated, then the yield on subordinates will be positively affected and the yield on residuals will be negatively affected.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

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

         The following table presents information regarding our trading subordinate and residual securities summarized by classification and rating at December 31, 2002:

                                                                                                                 Anticipated
                                                                      Anticipated   Anticipated                   Weighted
                                                         Percent       Yield to       Yield to                     Average
                                                         Owned by     Maturity at   Maturity at                   Remaining
Rating/Description                        Fair Value      Ocwen      Purchase (1)   12/31/02 (2)     Coupon       Life (3)
-------------------------------------    -----------   -----------   ------------   ------------   ----------    ------------
Single-family residential:
    BB-rated subordinates............    $     599      100.00%          16.80%         6.93%        6.39%           2.66
    B-rated subordinates.............          606      100.00           17.44         25.21         6.61            1.86
    Unrated subordinates.............          344      100.00           15.01         24.10         7.02            0.03
    Unrated subprime residuals.......       33,213      100.00           18.69         40.82          N/A            4.90
                                         ---------
                                            34,762
Commercial:
    Unrated subordinates.............        2,577      100.00           22.15          12.10         N/A            1.35
                                         ---------
                                         $  37,339
                                         =========

(1) Represents the effective yield from inception to maturity based on the purchase price and anticipated future cash flows under pricing assumptions.

(2) Represents the effective yield based on the purchase price, actual cash flows received from inception until the respective date, and the then current estimate of future cash flows under the assumptions at the respective date. Changes in the December 31, 2002 anticipated yield to maturity from that originally anticipated are primarily the result of changes in prepayment assumptions and loss assumptions.

(3) Represents the weighted average life based on the December 31, 2002 book value.

         The following table sets forth the principal amount of mortgage loans by the geographic location of the properties securing the mortgages that underlie our trading subordinate and residual securities at December 31, 2002:

Description                        U.K        California    New Jersey     New York       Texas       Other (1)       Total
---------------------------    ----------     ----------    ----------    ----------    ----------   ----------    ----------
Single family residential..    $   88,417     $   28,665    $   31,130    $   28,295    $   24,671   $  158,730    $  359,908
Commercial.................           --          15,382            --            --            --       41,991        57,373
Multi-family...............           --              --           202            --            --          228           430
                               ----------     ----------    ----------    ----------    ----------   ----------    ----------
Total......................    $   88,417     $   44,047    $   31,332    $   28,295    $   24,671   $  200,949    $  417,711
                               ==========     ==========    ==========    ==========    ==========   ==========    ==========

Percentage of total........         21.17%         10.54%         7.50%         6.77%         5.91%       48.11%       100.00%
                               ==========     ==========    ==========    ==========    ==========   ==========    ==========

(1) Consists of properties located in 46 other states, none of which aggregated over $17,197 in any one state.

         See Note 1 and Note 4 to our Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Real Estate Held for Sale. Our real estate held for sale consisted of the following at the dates indicated:

                                                                                            December 31,
                                                                         -------------------------------------------------
                                                                             2002               2001               2000
                                                                         -----------        -----------        -----------
Shopping centers (1)................................................     $        --        $        --        $    22,670
Assisted living facilities (2)......................................              --             13,418                 --
                                                                         -----------        -----------        -----------
                                                                         $        --        $    13,418        $    22,670
                                                                         ===========        ===========        ===========

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

(2) We transferred three assisted living facilities from held for investment during the third quarter of 2001. We recorded impairment charges of $2,225 on these properties at the time of transfer based on anticipated sales proceeds. We sold these facilities during the first quarter of 2002 for a gain of $669.

         See "Changes in Financial Condition - Investments in Real Estate".

         Investment in Real Estate. Our investment in real estate consisted of the following at the dates indicated:

                                                                                             December 31,
                                                                            ------------------------------------------------
                                                                                 2002            2001              2000
                                                                            -------------    -------------     -------------
Properties held for investment
   Office buildings.....................................................    $      27,602    $      32,132     $      32,112
   Retail...............................................................            9,090           29,637             9,515
   Building improvements................................................           17,387           17,513            11,346
   Tenant improvements and lease commissions............................            2,795            4,537             1,744
   Furniture and fixtures...............................................               30               52                52
                                                                            -------------    -------------     -------------
                                                                                   56,904           83,871            54,769
   Accumulated depreciation.............................................           (5,316)          (5,327)           (2,359)
                                                                            -------------    -------------     -------------
                                                                                   51,588           78,544            52,410
                                                                            -------------    -------------     -------------
Loans accounted for as investments in real estate
   Multi-family residential.............................................               --               --                97
   Nonresidential.......................................................            2,188           30,436            45,689
                                                                            -------------    -------------     -------------
                                                                                    2,188           30,436            45,786
                                                                            -------------    -------------     -------------
Properties held for lease
   Land and land improvements                                                          --               --             1,256
   Building.............................................................               --               --            15,641
   Accumulated depreciation.............................................               --               --              (855)
                                                                            -------------    -------------     -------------
                                                                                       --               --            16,042
                                                                            -------------    -------------     -------------

Investment in real estate partnerships..................................            4,900            7,916             8,523
                                                                            -------------    -------------     -------------
                                                                            $      58,676    $     116,896     $     122,761
                                                                            =============    =============     =============

         Properties Held for Investment. Properties held for investment at December 31, 2002 consisted of one office building (approximately 60.61% leased) located in Jacksonville, Florida and one shopping center (approximately 68.57% leased) located in Halifax, Nova Scotia. The $26,956 decline in the aggregate net carrying value of our properties held for investment during 2002 was primarily due to the sale of our shopping center in Bradenton, Florida, which had a carrying value of $19,902, and impairment charges of $14,459 to reduce the remaining properties to our estimate of their net realizable value, offset in part by $8,771 of net capitalized improvements. These properties were acquired by us as a result of our acquisition of OAC. The increase in our investment during 2001 was due primarily to capitalized improvements and the transfer of our shopping center in Bradenton, Florida from held for sale.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Loans Accounted for as Investments in Real Estate. We acquired certain acquisition, development and construction loans in January 2000 in which we participate in the expected residual profits of the underlying real estate and where the borrower has not contributed substantial equity to the project. As such, we account for these loans under the equity method of accounting as though we have an investment in a real estate limited partnership. The decline in our investment during 2002 and 2001 is due primarily to repayments of loans. At December 31, 2002 the remaining balance consisted of one loan.

         Properties Held for Lease. During the third quarter of 2001, we recorded an impairment charge of $2,225 on our three assisted living facilities based on anticipated sales proceeds and transferred our investment to real estate held for sale.

         Investment in Real Estate Partnerships. Consists of interests in two limited partnerships operating as real estate ventures, consisting of multi-family type properties.

         See "Changes in Financial Condition - Real Estate Held for Sale" and
Note 8 to our Consolidated Financial Statements.

         Affordable Housing Properties. Historically, we invested in multi-family residential projects which have been allocated low-income housing tax credits under Section 42 of the Internal Revenue Code of 1986, as amended, by a state tax credit allocating agency. We ceased making new investments in 2000 as part of our shift in strategy to fee-based businesses and because the volume of tax credits being generated was exceeding our ability to utilize them effectively. Since that time, we also began marketing each of these properties for sale on an asset-by-asset basis. As a result, our investment in affordable housing properties had been declining during the past three years. The carrying values of our affordable housing investments are as follows at the dates indicated:

                                                                                             December 31,
                                                                            ----------------------------------------------
                                                                                2002             2001              2000
                                                                            -----------      -----------       -----------
Properties subject to sale agreements (1)..............................     $     4,458      $    49,893       $    93,210
Properties not yet sold................................................          10,861           52,176            49,602
                                                                            -----------      -----------       -----------
     Total ............................................................     $    15,319      $   102,069       $   142,812
                                                                            ===========      ===========       ===========

(1) Certain of our properties are subject to sales agreements that resulted in the transfer of tax credits and operating results for these properties to the purchaser but did not qualify as sales for accounting purposes due to insufficient cash received or contingencies with respect to potential repurchase requirements.

         The decline in our investment during 2002 and 2001 was due to sales and loss provisions to increase reserves, offset by additional investments to complete existing projects under construction. Loss provisions represent estimated losses from future sales or from sales that have not yet qualified as such for accounting purposes and include revisions to completion cost estimates and modifications to projected sales results. During 2002, sales of $73,087 (net of reserves) and loss provisions of $17,350 exceeded additional investments of $3,687. During 2001, sales totaled $55,652 (net of reserves), loss provisions were $15,587 and additional investments amounted to $30,496.

         Low-income housing tax credit partnerships in which we invest both as a limited and, through a subsidiary, as general partner are presented on a consolidated basis and totaled $3,357, $73,463 and $74,228 at December 31, 2002, 2001 and 2000, respectively. We account for investments made on or after May 18, 1995, in which we invest solely as a limited partner, using the equity method. We account for limited partnership investments made prior to May 18, 1995 under the effective yield method as a reduction of income tax expense.

         See Note 10 to our Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Loans, Net. Our loans have been declining since 1998 as sales, resolutions and foreclosures more than offset acquisitions and originations. This reflects our strategy to dispose of assets associated with non-core business lines. Originations in 2002, 2001 and 2000 represent loans made to facilitate sales of real estate assets that we owned and fundings of pre-existing commitments on construction loans. Otherwise, we have not originated or acquired any loans since 2000.

         Beginning in 2002, we combined all of our loan portfolio types into a single balance sheet caption and integrated the related disclosures. Those portfolios were discount loans, loans and loans available for sale. All prior periods presented have been reclassified to conform to the 2002 presentation.

         Composition of Loans. The following table sets forth the composition of our loans by type of loan at the dates indicated:

                                                                              December 31,
                                           ----------------------------------------------------------------------------------
                                               2002              2001             2000              1999             1998
                                           ------------      ------------     ------------      ------------     ------------
Principal balance
   Single family residential loans....     $      2,163      $     58,118     $    301,290      $    647,137     $    805,039
                                           ------------      ------------     ------------      ------------     ------------

   Multi-family residential loans.....           26,017            33,319          150,797           272,927          319,771
                                           ------------      ------------     ------------      ------------     ------------
   Nonresidential real estate loans:
     Office buildings.................           41,215            56,713           98,425           162,529          247,131
     Hotels...........................           11,668            38,576          102,120           113,444          137,038
     Retail properties................           27,500            47,492           85,924           105,247           21,230
     Land.............................               --                --                1             6,190            4,162
     Other properties.................            1,388               807           36,511            87,148          180,072
                                           ------------      ------------     ------------      ------------     ------------
                                                 81,771           143,588          322,981           474,558          589,633
                                           ------------      ------------     ------------      ------------     ------------
   Other loans (1)....................               --                31           17,287            17,874            8,649
                                           ------------      ------------     ------------      ------------     ------------
                                                109,951           235,056          792,355         1,412,496        1,723,092
                                           ------------      ------------     ------------      ------------     ------------
Unaccreted discount and deferred fees
   Single family residential loans....             (579)          (16,467)         (74,219)         (147,918)        (162,166)
   Multi-family residential loans....              (837)             (650)          (5,341)          (38,602)         (21,908)
   Nonresidential real estate loans...          (10,572)          (19,318)         (40,548)          (58,036)         (70,522)
   Other loans........................               --                --              (37)             (996)            (397)
                                           ------------      ------------     ------------      ------------     ------------
                                                (11,988)          (36,435)        (120,145)         (245,552)        (254,993)
                                           ------------      ------------     ------------      ------------     ------------
                                                 97,963           198,621          672,210         1,166,944        1,468,099
Undisbursed loan funds................             (345)           (2,914)          (8,879)          (24,654)          (7,099)
Allowance for loan losses.............          (20,761)          (10,414)         (23,279)          (26,440)         (26,330)
                                           ------------      ------------     ------------      ------------     ------------
                                           $     76,857      $    185,293     $    640,052      $  1,115,850     $  1,434,670
                                           ============      ============     ============      ============     ============

(1)      Included $17,188, $17,664 and $8,248 at December 31, 2000, 1999 and
         1998, respectively, of charged-off unsecured credit card receivables which were acquired at a discount. Collections were accounted for under the cost recovery method through December 31, 2001, when we reduced the net book value of the receivables to zero as a result of collections and reserves.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Contractual Principal Repayments. The following table sets forth certain information at December 31, 2002 regarding the dollar amount of loans maturing based on scheduled contractual amortization, as well as the dollar amount of loans which have fixed or adjustable interest rates. We report demand loans (loans having no stated schedule of repayments and no stated maturity) and overdrafts as due in one year or less. We have not reduced loan balances for (i) undisbursed loan proceeds, unearned fees and the allowance for loan losses or
(ii) non-performing loans.

                                                                                Maturing in
                                              -------------------------------------------------------------------------------
                                                                  After         After Five
                                                                 One Year          Years
                                                   One         Through Five     Through Ten       After Ten
                                              Year or Less        Years            Years            Years            Total
                                              ------------      -----------     -----------      -----------      -----------
Single family residential loans............   $        132      $        46     $       139      $     1,846      $     2,163
Multi-family residential loans.............         25,158              859              --               --           26,017
Nonresidential real estate and land loans..         39,168           41,365              --            1,238           81,771
                                              ------------      -----------     -----------      -----------      -----------
                                              $     64,458      $    42,270     $       139      $     3,084      $   109,951
                                              ============      ===========     ===========      ===========      ===========

Interest rate terms on amounts due:
   Fixed...................................   $     27,015      $    42,120     $        60      $     2,432      $    71,627
   Adjustable..............................         37,443              150              79              652           38,324
                                              ------------      -----------     -----------      -----------      -----------
                                              $     64,458      $    42,270     $       139      $     3,084      $   109,951
                                              ============      ===========     ===========      ===========      ===========

         Scheduled contractual principal repayments may not reflect the actual maturities of loans because of prepayments and, in the case of conventional mortgage loans, due-on-sale clauses.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Activity in Loans. The following table sets forth the activity in our net loans during the periods indicated:

                                                                         Years Ended December 31,
                                                 --------------------------------------------------------------------------
                                                    2002            2001            2000            1999            1998
                                                 -----------     -----------     -----------     -----------     -----------
Amount
Balance at beginning of period ..............    $   185,293     $   640,052     $ 1,115,850     $ 1,434,670     $ 1,877,516
Acquisitions (1)
  Single family residential .................          1,018              --         164,920         570,082       1,408,254
  Multi-family residential ..................             --              --          21,378         123,529         231,130
  Nonresidential real estate ................             --              --          25,612         226,877         264,697
  Other .....................................             --              --          10,030          17,414          14,699
                                                 -----------     -----------     -----------     -----------     -----------
                                                       1,018              --         221,940         937,902       1,918,780
                                                 -----------     -----------     -----------     -----------     -----------
Originations (2)
  Single family residential .................             --              --              --         728,509         959,105
  Multi-family residential ..................         11,260           5,109          36,165           3,692          56,657
  Nonresidential real estate ................          7,218          13,035           3,627          17,258         116,452
                                                 -----------     -----------     -----------     -----------     -----------
                                                      18,478          18,144          39,792         749,459       1,132,214
                                                 -----------     -----------     -----------     -----------     -----------
Resolutions and repayments (3) ..............        (50,965)       (139,232)       (312,856)       (541,286)       (844,749)
Loans transferred to real estate owned ......        (16,000)        (92,949)       (201,010)       (220,775)       (391,238)
Sales (4) ...................................        (77,636)       (343,262)       (369,630)     (1,237,178)     (2,354,836)
Decrease (increase) in undisbursed loan
proceeds ....................................          2,569           5,965          15,774         (17,555)         15,111
Decrease (increase) in discount .............         24,447          83,710         125,406           9,441          85,078
Decrease (increase) in allowance ............        (10,347)         12,865           4,786           1,172          (3,206)
                                                 -----------     -----------     -----------     -----------     -----------
Balance at end of period ....................    $    76,857     $   185,293     $   640,052     $ 1,115,850     $ 1,434,670
                                                 ===========     ===========     ===========     ===========     ===========

                                                                         Years Ended December 31,
                                                 --------------------------------------------------------------------------
                                                    2002            2001            2000            1999            1998
                                                 -----------     -----------     -----------     -----------     -----------
Number of Loans
Balance at beginning of period ..............            931           4,282           8,765          12,425          15,194
Acquisitions (1)
Single  family residential ..................             17              --           2,208           7,767          15,654
Multi-family residential ....................             --              --               9              37             126
Nonresidential real estate ..................             --              --              12             207             275
Other .......................................             --              --               2               6               8
                                                 -----------     -----------     -----------     -----------     -----------
                                                          17              --           2,231           8,017          16,063
                                                 -----------     -----------     -----------     -----------     -----------
Originations (2)
  Single family residential .................             --              --              --           4,293           9,625
  Multi-family residential ..................              1               2               4               2              --
  Nonresidential real estate ................              1               2              --              11              --
  Other .....................................              1              --              --              --              --
                                                 -----------     -----------     -----------     -----------     -----------
                                                           3               4               4           4,306           9,625
                                                 -----------     -----------     -----------     -----------     -----------
Resolutions and repayments (4) ..............            (77)           (662)         (1,572)         (2,656)         (2,326)
Loans transferred to real estate owned ......            (21)           (747)         (2,455)         (2,534)         (3,278)
Sales (5) ...................................           (815)         (1,946)         (2,691)        (10,793)        (22,853)
                                                 -----------     -----------     -----------     -----------     -----------
Balance at end of period ....................             38             931           4,282           8,765          12,425
                                                 ===========     ===========     ===========     ===========     ===========

(1) Acquisitions exclude certain commercial and multi-family loans which we account for as investments in real estate. See "Changes in Financial Condition - Investment in Real Estate." The decline in acquisitions reflect our strategic decision to exit non-core businesses and dispose of the related assets. Single family acquisitions in 2002 represent repurchases of loans previously sold. Acquisitions during 1999 included $121,113 of loans we acquired as a result of our acquisition of OAC. Acquisitions of other loans during 2000, 1999 and 1998 consisted primarily of charged-off unsecured credit card receivables we acquired at a discount. Acquisitions of single family loans during 1998 included $421,188 we purchased from the UK operations of Cityscape Financial Corp.

(2) Multi-family, nonresidential real estate and other originations in 2002, 2001 and 2000 represent loans made to facilitate sales of our own assets and fundings of construction loans we originated in prior years. Originations of single family loans during 1999 and 1998 included approximately $509,800 and $254,300, respectively, originated by Ocwen UK prior to its sale.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

(3) Resolutions and repayments consists of loans which we resolved in a manner which resulted in partial or full repayment of the loan to us, as well as principal payments on loans which have been brought current in accordance with their original or modified terms (whether pursuant to forbearance agreements or otherwise) or on other loans which have not been resolved.

(4) Included securitizations of performing single family loans in 1999 and 1998.

         The following table sets forth certain information relating to our non-performing loans and allowance for loan losses at the dates indicated:

                                                                               December 31,
                                               ---------------------------------------------------------------------------
                                                   2002            2001            2000           1999            1998
                                               ------------    ------------    ------------   ------------    ------------
Non-performing loans (1)
   Single family.............................  $      1,345    $     32,430    $    181,998   $    344,884    $    392,983
   Multi-family..............................        14,822          23,637          17,754         31,135          31,367
   Commercial real estate and other..........        59,382          38,240          97,795         73,628          63,438
                                               ------------    ------------    ------------   ------------    ------------
     Total...................................  $     75,549    $     94,307    $    297,547   $    449,647    $    487,788
                                               ============    ============    ============   ============    ============

Non-performing loans as a percentage of (1)
  Total loans (2)............................     77.39%          48.19%          44.86%         39.36%          33.39%
  Total assets...............................      6.18%           5.51%          13.23%         13.70%          14.78%

Allowance for loan losses as a percentage of:
  Total loans (2)............................     21.27%           5.32%           3.51%          2.31%           1.80%
  Non-performing loans (1)...................     27.48%          11.04%           7.82%          5.88%           5.40%

(1) Loans which are contractually past due 90 days or more in accordance with the original terms of the loan agreement. We do not accrue interest on loans past due 90 days or more.

(2) Total loans are net of unaccreted discount, unamortized deferred fees and undisbursed loan funds.

         See Note 5 our Consolidated Financial Statements

         Match Funded Assets. Our match funded assets were comprised of the following at the dates indicated:

                                                                                              December 31,
                                                                             ---------------------------------------------
                                                                                2002              2001             2000
                                                                             ----------        ----------       ----------
Single family residential loans..........................................    $   38,129        $   53,123       $   80,834
Allowance for loan losses................................................          (144)             (170)            (285)
                                                                             ----------        ----------       ----------
   Match funded loans, net...............................................        37,985            52,953           80,549
                                                                             ----------        ----------       ----------

Match funded securities..................................................         8,057            19,435           36,438
                                                                             ----------        ----------       ----------

Match funded advances on loans serviced for others:
   Principal and interest................................................        66,524            65,705               --
   Taxes and insurance...................................................        30,301            21,900               --
   Other.................................................................        24,877            14,358               --
                                                                             ----------        ----------       ----------
                                                                                121,702           101,963               --
                                                                             ----------        ----------       ----------
                                                                             $  167,744        $  174,351       $  116,987
                                                                             ==========        ==========       ==========

         We acquired single family residential match funded loans in connection with our acquisition of OAC. OAC had previously securitized these loans and transferred them to a real estate mortgage investment conduit on November 13, 1998. The transfer did not qualify as a sale for accounting purposes since we retained effective control of the loans transferred. Accordingly, we report the proceeds we received from the transfer as a secured borrowing with pledge of collateral (bonds-match funded agreements). Non-performing loans

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

amounted to $3,120, $4,405 and $2,831 at December 31, 2002, 2001 and 2000,
respectively. The declines in the balance during 2002 and 2001 were due to repayment of loan principal.

         Match funded securities resulted from our transfer of unrated residual securities to a trust on December 16, 1999 in exchange for non-recourse notes. The transfer did not qualify as a sale for accounting purposes since we retained effective control over the securities transferred. Accordingly, we reported the amount of proceeds that we received from the transfer as a secured borrowing with pledge of collateral (bonds-match funded agreements). The declines in the balance during 2002 and 2001 were primarily due to principal repayments. The following table presents information regarding our match funded securities summarized by classification and rating:

                                                                                                               Anticipated
                                                                   Original     Anticipated                     Weighted
                                                                 Anticipated      Yield to                       Average
                                                                   Yield to     Maturity at                     Remaining
                                   Fair Value    Percent Owned     Maturity     12/31/02 (1)      Coupon         Life(2)
                                   ----------    -------------     --------     ------------      ------         -------
Unrated residuals...............   $    8,057        100.00%        17.47%         3.61%           N/A         6.44 years
                                   ==========

(1) Changes in the December 31, 2002 anticipated yield to maturity from that originally anticipated are primarily the result of changes in prepayment assumptions and, to a lesser extent, loss assumptions.

(2) Equals the weighted average duration based on the December 31, 2002 book value.

         The following table sets forth the principal amount of mortgage loans by the geographic location of the property securing the mortgages that underlie our match funded securities at December 31, 2002:

Description                                 California   Florida     Illinois    New York     Oregon     Other (1)    Total
-----------                                 ----------  ----------  ----------  ----------  ----------  ----------  ----------
Single family residential...............    $   27,014  $   22,117  $    9,675  $    8,433  $    8,051  $  114,939  $  190,229
Multi-family............................         1,033         310         397         421          --       3,075       5,236
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                            $   28,047  $   22,427  $   10,072  $    8,854  $    8,051  $  118,014  $  195,465
                                            ==========  ==========  ==========  ==========  ==========  ==========  ==========

Percentage of total.....................         14.35%      11.47%       5.15%       4.53%       4.12%      60.38%     100.00%
                                            ==========  ==========  ==========  ==========  ==========  ==========  ==========

(1) Consists of properties located in 44 other states, none of which aggregated over $6,943 in any one state.

         Match funded advances on loans serviced for others resulted from our transfer of certain residential loan servicing related advances to a third party in exchange for cash. The transfer did not qualify as a sale for accounting purposes since we retained effective control of the advances. Accordingly, we report the amount of proceeds we received from the sale as a secured borrowing with pledge of collateral (bonds-match funded agreements.) See "Bonds-Match Funded Agreements" and Note 6 to our Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Allowances for Loan Losses. As discussed in the "Results of Operations
- Provision for Loan Losses" section, we maintain an allowance for loan losses for each of our loans at a level which we consider adequate to provide for probable losses based upon an evaluation of known and inherent risks. The following tables set forth (a) the breakdown of the allowance for loan losses on our loans by loan category and (b) the percentage of loans in each category to total loans in the respective categories at the dates indicated:

                                                                               December 31,
                                                --------------------------------------------------------------------------
                                                   2002            2001            2000           1999            1998
                                                -----------     -----------     -----------    -----------     -----------
Amount
Loans
  Single family residential loans...........    $       154     $     3,401     $     3,493    $    11,168     $    10,522
  Multi-family residential loans............          6,637           2,186           2,798          3,403           5,171
  Nonresidential real estate loans..........         13,970           4,827           8,210         10,602          10,637
  Other loans (1)...........................             --              --           8,778          1,267              --
                                                -----------     -----------     -----------    -----------     -----------
                                                $    20,761     $    10,414     $    23,279    $    26,440     $    26,330
                                                ===========     ===========     ===========    ===========     ===========

Match funded loans
  Single family residential loans...........    $       144     $       170     $       285    $       495     $        --
                                                ===========     ===========     ===========    ===========     ===========

(1) Allowance for loan losses on other discount loans pertains to our charged-off unsecured credit card receivables acquired at a discount.

                                                                               December 31,
                                                -------------------------------------------------------------------------
                                                   2002            2001            2000           1999            1998
                                                ----------      ----------      ----------     ----------      ----------
Percentage of Loans to Total Loans
Loans
  Single family residential loans...........           1.6%           21.3%           34.2%          43.7%           44.0%
  Multi-family residential loans............          25.4            15.2            20.6           18.4            19.9
  Nonresidential real estate loans..........          73.0            63.5            42.6           36.5            35.5
  Other loans...............................            --              --             2.6            1.4             0.6
                                                ----------      ----------      ----------     ----------      ----------
                                                     100.0%          100.0%          100.0%         100.0%          100.0%
                                                ==========      ==========      ==========     ==========      ==========

         The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict our use of the allowance to absorb losses in any other category.

         The following table sets forth an analysis of activity in the allowance for loan losses relating to our loans during the periods indicated:

                                                                              Years Ended December 31,
                                                        ----------------------------------------------------------------------
                                                           2002           2001           2000           1999           1998
                                                        ----------     ----------     ----------     ----------     ----------
Balance at beginning of period....................      $   10,414     $   23,279     $   26,440     $   26,330     $   27,188
Provision for loan losses.........................          13,655         15,478         15,270          7,070         18,509
Charge-offs
   Single family residential loans................            (974)        (5,964)        (7,132)        (4,417)       (14,786)
   Multi-family residential loans.................            (233)          (872)        (2,550)          (912)        (2,648)
   Nonresidential real estate loans...............          (2,549)       (11,654)        (9,386)        (2,687)        (2,888)
   Other loans....................................              --        (10,337)            --            (44)           (27)
                                                        ----------     ----------     ----------     ----------     ----------
      Total charge-offs...........................          (3,756)       (28,827)       (19,068)        (8,060)       (20,349)
                                                        ----------     ----------     ----------     ----------     ----------
Recoveries
   Single family residential loans................             279            391            616            397            421
   Nonresidential real estate loans...............             169             93             21             --            561
                                                        ----------   ------------     ----------     ----------     ----------
      Total recoveries............................             448            484            637            397            982
                                                        ----------     ----------     ----------     ----------     ----------
      Net charge-offs.............................          (3,308)       (28,343)       (18,431)        (7,663)       (19,367)
                                                        ----------     ----------     ----------     ----------     ----------
Acquired allowance (OAC acquisition)..............              --             --             --            703             --
                                                        ----------     ----------     ----------     ----------     ----------
Balance at end of period..........................      $   20,761     $   10,414     $   23,279     $   26,440     $   26,330
                                                        ==========     ==========     ==========     ==========     ==========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Real Estate Owned, Net. Real estate owned, net, has been declining since 1998 as sales more than offset loan foreclosures during those years. At December 31, 2002 our portfolio of real estate owned consisted of only 55 properties. Declines in our originations and acquisitions of loans (none since
2000) have contributed to the decline in foreclosures. Our real estate owned consists almost entirely of properties we acquired by foreclosure or deed-in-lieu thereof on loans we previously acquired at a discount.

         The following table sets forth the composition of our real estate owned by property type at the dates indicated:

                                                                                 December 31,
                                                    -----------------------------------------------------------------------
                                                       2002           2001           2000            1999           1998
                                                    ----------     ----------     ----------      ----------     ----------
   Single family..............................      $    1,886     $   16,424     $   56,679      $   78,172     $   98,831
   Multi-family...............................              --             --            150           2,602         20,130
   Nonresidential.............................          60,153         94,041         89,590          86,732         82,590
                                                    ----------     ----------     ----------      ----------     ----------
                                                    $   62,039     $  110,465     $  146,419      $  167,506     $  201,551
                                                    ==========     ==========     ==========      ==========     ==========

         The following tables set forth the activity in our real estate owned during the years indicated:

                                                              2002         2001          2000         1999          1998
                                                           ----------   ----------    ----------   ----------    ----------
Amount
Balance at beginning of period.........................    $  110,465   $  146,419    $  167,506   $  201,551    $  167,265
Properties acquired through foreclosure or
 deed-in-lieu thereof:
  Loans................................................        16,000       92,949       201,010      220,775       391,238
  Less discount transferred............................        (6,756)     (35,698)      (60,246)     (63,664)     (110,716)
  Add advances transferred.............................           248        6,790        11,741       13,308        16,551
                                                           ----------   ----------    ----------   ----------    ----------
                                                                9,492       64,041       152,505      170,419       297,073
                                                           ----------   ----------    ----------   ----------    ----------

Capital improvements...................................         2,298       12,737         6,775           37           808
Acquired in connection with acquisitions of loans......            --           --         9,059       47,808        19,949
Sales..................................................       (53,670)    (111,776)     (188,465)    (250,453)     (280,565)
Increase in valuation allowance........................        (6,546)        (956)         (961)      (1,856)       (2,979)
                                                           ----------   ----------    ----------   ----------    ----------
Balance at end of period...............................    $   62,039   $  110,465    $  146,419   $  167,506    $  201,551
                                                           ==========   ==========    ==========   ==========    ==========

                                                              2002         2001          2000         1999          1998
                                                           ----------   ----------    ----------   ----------    ----------
Number of Properties
Balance at beginning of period.........................           391        1,298         1,672        1,999         1,505
Properties acquired through foreclosure or
 deed-in-lieu thereof..................................            21          747         2,455        2,534         3,278
Acquired in connection with acquisitions of loans......            --           --           171          931           303
Sales..................................................          (357)      (1,654)       (3,000)      (3,792)       (3,087)
                                                           ----------   ----------    ----------   ----------    ----------
Balance at end of period...............................            55          391         1,298        1,672         1,999
                                                           ==========   ==========    ==========   ==========    ==========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following tables set forth the amount of time that we have held our real estate owned at the dates indicated:

December 31, 2002                  Nonresidential              Single Family           Multi-family                 Total
                                ---------------------      --------------------     ---------------------    ----------------------
                                Net Book                   Net Book                 Net Book                 Net Book
Holding Period                    Value        Count         Value       Count        Value        Count       Value        Count
                                --------     --------      ---------   --------     ---------    --------    ---------    --------
One to six months.............  $     --           --      $      --         --     $      --          --    $      --          --
Seven to 12 months............        --           --            176          3            --          --          176           3
13 to 24 months...............    18,616            4            609         19            --          --       19,225          23
Over 24 months................    41,537            2          1,101         27            --          --       42,638          29
                                --------     --------      ---------   --------     ---------    --------    ---------    --------
                                $ 60,153            6      $   1,886         49     $      --          --    $  62,039          55
                                ========     ========      =========   ========     =========    ========    =========    ========

December 31, 2001                  Nonresidential              Single Family           Multi-family                 Total
                                ---------------------      --------------------     ---------------------    ----------------------
                                Net Book                   Net Book                 Net Book                 Net Book
Holding Period                    Value        Count         Value       Count        Value        Count       Value        Count
                                --------     --------      ---------   --------     ---------    --------    ---------    --------
One to six months.............  $     --           --      $   6,150        148     $      --          --    $   6,150         148
Seven to 12 months............    21,607            4          5,815        127            --          --       27,422         131
13 to 24 months...............       377            1          3,837         86            --          --        4,214          87
Over 24 months................    72,057            6            622         19            --          --       72,679          25
                                --------     --------      ---------   --------     ---------    --------    ---------    --------
                                $ 94,041           11      $  16,424        380     $      --          --    $ 110,465         391
                                ========     ========      =========   ========     =========    ========    =========    ========

December 31, 2000                  Nonresidential              Single Family           Multi-family                 Total
                                ---------------------      --------------------     ---------------------    ----------------------
                                Net Book                   Net Book                 Net Book                 Net Book
Holding Period                    Value        Count         Value       Count        Value        Count       Value        Count
                                --------     --------      ---------   --------     ---------    --------    ---------    --------
One to six months.............  $  1,436            4      $  37,340        804     $      --          --    $  38,776         808
Seven to 12 months............     4,254            3         14,172        357            --          --       18,426         360
13 to 24 months...............    19,702            5          4,581        110            16           1       24,299         116
Over 24 months................    64,198            7            586          6           134           1       64,918          14
                                --------     --------      ---------   --------     ---------    --------    ---------    --------
                                $ 89,590           19      $  56,679      1,277     $     150           2    $ 146,419       1,298
                                ========     ========      =========   ========     =========    ========    =========    ========

         We actively manage our real estate owned. Our sales of real estate owned resulted in losses, net of the provision for loss, of $(16,582), $(3,655) and $(4,159) during 2002, 2001 and 2000, respectively, which are included in determining our total net gain (loss) on real estate owned. Nonresidential real estate owned that we have held in excess of 24 months at December 31, 2002 primarily consisted of a single large retail shopping mall with a carrying value of $41,000. As anticipated, this property migrated into the over 24 month category in 2000 because it was being repositioned for sale. Nonresidential properties held for 13 to 24 months as of December 31, 2002 consisted of four hotels, one of which was sold in January 2003 and had a carrying value of $5,801. The average period during which we held the real estate owned which was sold during the years ended December 31, 2002, 2001 and 2000, was 13 months, 8 months and 7 months, respectively.

         We value properties acquired through foreclosure or by deed-in-lieu thereof at the lower of amortized cost or fair value less costs of disposition. We periodically reevaluate properties included in the our real estate owned portfolio to determine that we are carrying them at the lower of cost or fair value less estimated costs to sell. We record holding and maintenance costs we incur related to properties as expenses in the period incurred. We recognize decreases in value in real estate owned after acquisition as a valuation allowance. We reflect subsequent increases related to the valuation of real estate owned as a reduction in the valuation allowance, but not below zero. We charge or credit to income, respectively, increases and decreases in the valuation allowance.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table sets forth the activity, in aggregate, in the valuation allowance on our real estate owned during the years indicated:

                                                           2002           2001           2000           1999          1998
                                                        ----------     ----------     ----------     ----------    ----------
Balance at beginning of year......................      $   19,098     $   18,142     $   17,181     $   15,325    $   12,346
Provisions for losses.............................          19,685         17,766         26,674         28,008        18,626
Charge-offs.......................................          (5,304)        (2,352)        (4,129)        (8,012)       (2,028)

Sales.............................................          (7,835)       (14,458)       (21,584)       (18,140)      (13,619)
                                                        ----------     ----------     ----------     ----------    ----------
Balance at end of year............................      $   25,644     $   19,098     $   18,142     $   17,181    $   15,325
                                                        ==========     ==========     ==========     ==========    ==========

Valuation allowance as a percentage of total
   gross real estate owned (1)....................           29.25%         14.74%         11.02%          9.30%         7.07%

(1) The increase in this ratio since 1998 reflects an increasing valuation allowance and a declining balance of gross real estate owned. The valuation allowance has not declined proportionately primarily because of the large retail shopping mall we are repositioning for sale, as discussed above. The valuation allowance on this property amounted to $21,053 at December 31, 2002.

         See Note 7 to our Consolidated Financial Statements.

         Advances on Loans and Loans Serviced for Others. Advances related to our loan portfolios and loans we serviced for others consisted of the following at the dates indicated:

                                                                                        December 31,
                                                                   ----------------------------------------------------
                                                                       2002                 2001                2000
                                                                   -----------          -----------         -----------
Loans
     Taxes and insurance.....................................      $       136          $     2,214         $    11,168
     Other...................................................              502                4,135              11,840
                                                                   -----------          -----------         -----------
                                                                           638                6,349              23,008
                                                                   -----------          -----------         -----------
Loans serviced for others
     Principal and interest..................................           63,326              107,319              95,191
     Taxes and insurance.....................................          117,937               99,972              64,159
     Other...................................................           84,455               69,543              44,697
                                                                   -----------          -----------         -----------
                                                                       265,718              276,834             204,047
                                                                   -----------          -----------         -----------
                                                                   $   266,356          $   283,183         $   227,055
                                                                   ===========          ===========         ===========

         The decline in advances on loans reflects the decline in our investment in loans. See "Changes in Financial Condition - Loans, Net". The balances of advances on loans serviced for others do not include match funded advances that are transferred to a third party in a transaction that does not qualify as a sale for accounting purposes and that we account for as a secured borrowing. See "Changes in Financial Condition - Match Funded Assets".

         Mortgage Servicing Rights. The unamortized balance of mortgage servicing rights is primarily residential. The increase in our investment reflects the growth of our residential loan servicing business through purchases of rights to service loans for others. See "Results of Operations - Non-Interest Income - Servicing and Other Fees" and Note 9 to our Consolidated Financial Statements.

                                                                                        December 31,
                                                                   ----------------------------------------------------
                                                                        2002                 2001               2000
                                                                   -----------          -----------         -----------
Balance at beginning of period...............................      $   101,107          $    51,426         $    11,683
Purchases....................................................          128,891               79,522              49,779
Amortization.................................................          (58,153)             (29,841)            (10,036)
Sale.........................................................             (234)                  --                  --
                                                                   -----------          -----------         -----------

Balance at end of period.....................................      $   171,611          $   101,107         $    51,426
                                                                   ===========          ===========         ===========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         At December 31, 2002, we serviced loans under approximately 275 servicing agreements for 21 clients. Purchases during 2002 were all residential and $65,800 were acquired under flow agreements with third party lenders whereby we have committed to purchase newly originated mortgage servicing rights up to an agreed upon aggregate amount.

         Other Assets. Other assets consisted of the following at the dates indicated:

                                                                                                 December 31,
                                                                                    ---------------------------------------
                                                                                       2002           2001         2000
                                                                                    ---------      ---------      ---------
Accounts receivable
   Affordable housing sales, net (1)............................................    $  40,299      $  13,230      $      --
   Trade, net (2)...............................................................       10,819         10,722          3,862
   Other........................................................................        4,665          5,288          2,445
                                                                                    ---------      ---------      ---------
                                                                                       55,783         29,240          6,307
Rent receivable.................................................................        1,586          1,647          3,215
Accrued interest receivable.....................................................          734          3,481          6,896
Loan acquisition costs..........................................................           --             --          2,988
Intangible assets, net..........................................................        4,010          6,059          7,210
Goodwill, net...................................................................        1,618          6,971         10,083
Deferred debt issuance costs, net...............................................        2,202          3,983          6,391
Investment securities, at cost..................................................        5,361          4,659         13,257
Deferred tax asset, net (3).....................................................        8,387          8,411         95,991
Other...........................................................................        7,708          7,582          9,506
                                                                                    ---------      ---------      ---------
                                                                                    $  87,389      $  72,033      $ 161,844
                                                                                    =========      =========      =========

(1) Represents uncollected proceeds from the sale of Affordable Housing Properties. See "Changes in Financial Condition - Affordable Housing Properties".

(2) Trade receivables are principally generated by the operations of our Residential Loan Servicing, OTX, Ocwen Realty Advisors and Unsecured Collections business segments.

(3) Deferred tax assets are net of valuation allowances of $199,270, $165,221 and $58,873, respectively. See "Results of Operations - Income Tax Expense (Benefit)".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Deposits. Our deposits decreased during 2001 and 2000 primarily as a result of maturing brokered certificates of deposits. We did not issue any new brokered certificates of deposit during 2002 or 2001 and, at this time, do not intend to issue any such deposits in the foreseeable future. We plan to retain non-brokered deposits as a source of financing our operations.

         The following table sets forth information related to our deposits at the dates indicated:

                                                                     Years Ended December 31,
                                  --------------------------------------------------------------------------------------------
                                                2002                          2001                            2000
                                  ------------------------------  ----------------------------  ------------------------------
                                              Weighted    % of              Weighted    % of                Weighted    % of
                                              Average    Total              Average    Total                Average    Total
                                    Amount      Rate    Deposits   Amount     Rate    Deposits    Amount      Rate    Deposits
                                  ---------   --------  --------  --------  --------  --------  ----------  --------  --------
Non interest- bearing
   checking accounts............  $   4,378        --%      1.0%  $  5,624       --%      0.8%  $   13,523       --%      1.1%
NOW and money market
   checking accounts............     17,720      1.20%      4.2     15,479     1.44%      2.4       14,670     5.18%      1.2
Savings accounts................      1,592      1.00%      0.4      1,287     1.25%      0.2        1,274     2.38%      0.1
                                  ---------             -------   --------            -------   ----------            -------
                                     23,690                 5.6     22,390                3.4       29,467                2.4
                                  ---------                       --------                      ----------
Certificates of deposit (1)(2)      402,917                        636,037                       1,176,566
Unamortized deferred fees.......       (637)                        (1,549)                         (3,989)
                                  ---------                       --------                      ----------
Total certificates of deposit...    402,280      4.89%     94.4    634,488     6.06%     96.6    1,172,577     6.34%     97.6
                                  ---------             -------   --------            -------   ----------            -------
                                  $ 425,970               100.0%   656,878              100.0%  $1,202,044              100.0%
                                  =========             =======   ========            =======   ==========            =======

(1)      Included $198,248, $484,698 and $968,432 at December 31, 2002, 2001 and
         2000, respectively, of brokered deposits originated through national, regional and local investment banking firms which solicit deposits from their customers, all of which are non-cancelable. Certificates of deposit with a face value of $18,194, which carry an interest rate of 6% and mature December 16, 2008, are callable on their semiannual interest payment dates with thirty days notice.

(2) At December 31, 2002, 2001 and 2000, certificates of deposit with outstanding balances of $100 or more amounted to $125,451, $82,771 and $125,820, respectively. Of the $125,451 of uninsured deposits at December 31, 2002, $49,507 were from political subdivisions in New Jersey and were secured or collateralized as required under state law.

         The following table sets forth remaining maturities for our term deposits in amounts of $100 or more at December 31, 2002:

Matures within three months........................................     $ 47,505
Matures after three months through six months......................       28,782
Matures after six months through twelve months.....................       34,258
Matures after twelve months........................................       14,906
                                                                        --------
                                                                        $125,451
                                                                        ========

         Escrow Deposits on Loans and Loans Serviced for Others. Escrow deposits on our loans and loans we serviced for others amounted to $84,986, $73,565 and $56,316 at December 31, 2002, 2001 and 2000, respectively. The balance consisted principally of custodial deposit balances representing collections that we made from borrowers for the payment of taxes and insurance premiums on mortgage properties underlying loans that we serviced for others. The balance has increased principally because of an increase in loans we serviced for others. See "Results of Operations - Non-Interest Income - Servicing and Other Fees."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Bonds-Match Funded Agreements. Bonds-match funded agreements represent proceeds received from transfers of loans, residual securities and advances on our loans serviced for others. Because we retained effective control over the assets transferred, these transfers did not qualify as sales for accounting purposes and, therefore, we report them as secured borrowings with pledges of collateral. Our bonds-match funded agreements were comprised of the following at the dates indicated:

                                                                                              December 31,
                                                                              --------------------------------------------
Collateral                                          Interest rate                 2002            2001            2000
-----------------------------------------   -------------------------------   ------------    ------------    ------------
Single family residential loans (1)         LIBOR plus 65-70 basis points     $     32,217    $     46,145    $     72,101
Unrated residual securities (1)             9.50%                                    8,057          18,997          34,949
Advances on loans serviced for others (2)   LIBOR plus 160 basis points            106,797          91,766              --
                                                                              ------------    ------------    ------------
                                                                              $    147,071    $    156,908    $    107,050
                                                                              ============    ============    ============

(1) The decline in the outstanding balance was primarily due to principal repayments.

(2) Under the terms of the agreement, we are eligible to sell additional advances on loans serviced for others up to a maximum balance of $200,000.

         See "Changes in Financial Condition - Bonds-Match Funded Assets", "Liquidity, Commitments and Off-Balance Sheet Risks - Liquidity".

         Notes, Debentures and Other Interest-Bearing Obligations. Notes, debentures and other interest-bearing obligations mature as follows:

                                                                                               December 31,
                                                                               ---------------------------------------------
                                                                                  2002            2001              2000
                                                                               -----------     -----------       -----------
2003:
11.875% Notes due October 1 (1).............................................   $    43,475     $    87,025       $   100,050
Loan due September 30 (LIBOR plus 250 basis-points or a minimum of 8%) (2)..         4,235              --                --
2004:
Loan due May 24 (LIBOR plus 250 basis points) (2)...........................            --           6,235             6,235
2005:
12% Subordinated Debentures due June 15 (3).................................        33,500          67,000            67,000
11.5% Redeemable Notes due July 1 (4).......................................            --              45                45
                                                                               -----------     -----------       -----------
                                                                               $    81,210     $   160,305       $   173,330
                                                                               ===========     ===========       ===========

(1) On November 26, 2002 we exercised our redemption option and called $40,000 of these notes at a price of 102.969%. Earlier during 2002, we repurchased $3,550 of these notes in the open market. The $13,025 decline in the outstanding balance during 2001 was due to repurchases in the open market.

(2) In connection with the sale of three assisted living facilities during the third quarter of 2002, we repaid the loan due May 24, 2004 and entered into a new loan due September 30, 2003. The new loan is secured by the loan for $9,153 that we made to facilitate the sale of the assisted living facilities. See "Changes in Financial Condition - Loans, Net" and "- Real Estate Held for Sale."

(3) On November 26, 2002 we exercised our redemption option and called $33,500 of these debentures at a price of 102.667%.

(4) On November 5, 2002 we exercised our redemption option and called the remaining balance of these notes at a price of 105.75%.

         For additional information regarding our notes and debentures, see "Results of Operations - Gain (Loss) on Repurchase of Debt" and Note 16 to our Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Obligations Outstanding Under Lines of Credit. We have obtained secured line of credit arrangements from unaffiliated financial institutions as follows at the dates indicated:

                                        Balance       Amount of     Committed      Maturity
             Collateral               Outstanding     Facility        Amount         Date             Interest Rate(1)
----------------------------------   -------------   -----------   -----------   -------------   --------------------------
December 31, 2002
   Advances on loans serviced for
     others.........................    $  78,511     $ 100,000      $  78,511    April 2003     LIBOR + 200 basis points
                                        =========

December 31, 2001
   Real estate investments and
     commercial loans...............    $  32,463     $ 200,000      $ 115,580     June 2002     LIBOR + 240 basis points

   Advances on loans serviced for
     others.........................       51,841     $ 100,000      $  51,841    October 2002   LIBOR + 200 basis points
                                        ---------
                                        $  84,304
                                        =========

December 31, 2000
   Real estate investments and
     commercial loans...............    $  32,933     $ 200,000      $ 115,580     June 2001     LIBOR + 240 basis points
                                        =========

(1)      1-month LIBOR was 1.38%, 1.87% and 6.57% at December 31, 2002, 2001 and
         2000, respectively.

         The lines of credit collateralized by real estate investments and commercial loans expired and were repaid in May 2002. Lines of credit secured by advances on loans serviced for others were entered into during April 2001 to fund advances purchased in connection with our acquisition of rights to services loans for others. See Note 15 to our Consolidated Financial Statements.

         Company Obligated, Mandatorily Redeemable Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company ("Capital Securities"). The outstanding balance of the 10.875% Capital Securities amounted to $56,249, $61,159, $79,530, respectively, at December 31, 2002, 2001 and 2000.
During 2002, 2001 and 2000, we repurchased $4,910, $18,371 and $30,470, respectively, of our Capital Securities in the open market. See "Results of Operations -Gain (loss) on Repurchase of Debt, Net of Taxes" and Note 19 to our Consolidated Financial Statements.

         Minority Interest in Subsidiaries. Minority interest of $1,778 at December 31, 2002, represents the investment by others in Global Servicing Solutions, LLC, which we formed during the third quarter of 2002 to establish, license and operate distressed asset management servicing companies in various countries around the world. See the Principles of Consolidation section of Note 1 to our Consolidated Financial Statements.

         Stockholders' Equity. Stockholders' equity amounted to $310,718 at December 31, 2002 as compared to $379,106 at December 31, 2001 and $503,426 at December 31, 2000. The $68,388 and $124,320 declines in equity during 2002 and 2001, respectively, were primarily due to the $68,775 and $124,782 of net loss we incurred for those years. See Consolidated Statements of Changes in Stockholders' Equity and Notes 1 and 22 to our Consolidated Financial Statements.

Asset and Liability Management

         Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. Our objective is to attempt to control risks associated with interest rate and foreign currency exchange rate movements. In general, our strategy is to match our asset and liability balances within maturity categories and to manage our foreign currency rate exposure related to our investments in non-U.S. dollar functional currency operations to limit our exposure to earnings variations and variations in the value of our assets and liabilities as interest rates and foreign currency exchange rates change over time. Our Asset/Liability Management Committee (the "Committee"), which is composed of our officers, formulates and monitors our asset and liability management strategy in accordance with policies approved by our Board of Directors. The Committee meets to review, among other things, the sensitivity of the our assets and liabilities to interest rate changes and foreign currency exchange rate changes, the book and market values of assets and liabilities, unrealized gains and losses, including those attributable to hedging transactions, purchase and sale activity, and maturities of investments

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

and borrowings. The Committee also approves and establishes pricing and funding decisions with respect to overall asset and liability composition.

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

         The following table sets forth the estimated maturity or repricing of our interest-earning assets and interest-bearing liabilities at December 31, 2002. We determined the amounts of our assets and liabilities shown within a particular period in accordance with the contractual terms of the assets and liabilities, with the following exceptions:


         o We include adjustable-rate loans, performing discount loans, securities and FHLB advances in the period in which they are first scheduled to adjust and not in the period in which they mature.

         o Fixed-rate mortgage-related securities reflect prepayments that were estimated using a prepayment model, broker estimates and empirical data.

         o Non-performing discount loans reflect the estimated timing of resolutions that result in repayment to us.

         o NOW and money market checking deposits and savings deposits, which do not have contractual maturities, reflect estimated levels of attrition, which we based on detailed studies of each such category of deposit.

         o We exclude escrow deposits on loans and loans serviced for others and other non interest-bearing checking accounts, which amounted to $89,364 at December 31, 2002.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         We believe that these assumptions approximate actual experience and consider them reasonable; however, the interest rate sensitivity of our assets and liabilities in the table could vary substantially if we were to use different assumptions or actual experience differs from the historical experience on which we based the assumptions.

                                                                                  December 31, 2002
                                                       ------------------------------------------------------------------------
                                                                        Four to        More Than
                                                       Within Three      Twelve       One Year to    Three Years
                                                          Months         Months       Three Years      and Over        Total
                                                       ------------   ------------   ------------   ------------   ------------
Rate-Sensitive Assets:
  Interest-earning deposits......................      $     30,649   $         --   $         --   $         --   $     30,649
  Federal funds sold............................             85,000             --             --             --         85,000
  Trading securities.............................            12,991         14,954         15,408         15,542         58,895
  Investment securities, net.....................             5,361             --             --             --          5,361
  Loans, net (1).................................            36,178         13,165         27,222            292         76,857
  Match funded assets, net (1)(2)................             1,494         17,198         14,603         12,747         46,042
                                                       ------------   ------------   ------------   ------------   ------------
   Total rate-sensitive assets...................           171,673         45,317         57,233         28,581        302,804
                                                       ------------   ------------   ------------   ------------   ------------
Rate-Sensitive Liabilities:
  NOW and money market checking deposits.........            16,008            196            420          1,096         17,720
  Savings deposits...............................               112            228            451            801          1,592
  Certificates of deposit........................            93,402        175,912        107,503         25,463        402,280
                                                       ------------   ------------   ------------   ------------   ------------
  Total interest-bearing deposits................           109,522        176,336        108,374         27,360        421,592
  Bonds-match funded agreements..................           141,011          5,450            610             --        147,071
  Obligations outstanding under lines of credit..            78,511             --             --             --         78,511
  Notes, debentures and other....................             4,235         43,475         33,500             --         81,210
                                                       ------------   ------------   ------------   ------------   ------------
   Total rate-sensitive liabilities..............           333,279        225,261        142,484         27,360        728,384
                                                       ------------   ------------   ------------   ------------   ------------
Interest rate sensitivity gap excluding
   financial instruments.........................          (161,606)      (179,944)       (85,251)         1,221       (425,580)
Financial Instruments:
Interest rate caps...............................                --             --             --             --             --
Interest rate floors.............................                --            592             --             --            592
                                                       ------------   ------------   ------------   ------------   ------------
Total rate-sensitive financial instruments.......                --            592             --             --            592
                                                       ------------   ------------   ------------   ------------   ------------
Interest rate sensitivity gap including
   financial instruments.........................      $   (161,606)  $   (179,352)  $    (85,251)  $      1,221   $   (424,988)
                                                       =============  ============   ============   ============   ============

Cumulative interest rate sensitivity gap (3).....      $   (161,606)  $   (340,958)  $   (426,209)  $   (424,988)
                                                       =============  ============   ============   ============
Cumulative interest rate sensitivity gap as a
  percentage of total rate-sensitive assets......          (53.37)%      (112.60)%      (140.75)%      (140.35)%

As of December 31, 2001
Cumulative interest rate sensitivity gap (3).....      $   (101,120)  $   (186,507)  $   (364,383)  $   (405,605)
                                                       ============   ============   ============  =============
Cumulative interest rate sensitivity gap on a
  percentage of total rate-sensitive assets......          (14.06)%       (25.68)%       (50.18)%       (55.86)%

(1)      Balances have not been reduced for non-performing loans.

(2) Excludes match funded advances on loans serviced for others, which do not earn interest, of $121,702 at December 31, 2002.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The OTS has established specific minimum guidelines for thrift institutions to observe in the area of interest rate risk as described in Thrift Bulletin No. 13a, "Management of Interest Rate Risk, Investment Securities, and Derivative Activities" ("TB 13a"). Under TB 13a, institutions are required to establish and demonstrate quarterly compliance with board-approved limits on interest rate risk that are defined in terms of net portfolio value ("NPV"), which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments. These limits specify the minimum net portfolio value ratio ("NPV Ratio") allowable under current interest rates and hypothetical interest rate scenarios. An institution's NPV Ratio for a given interest rate scenario is calculated by dividing the NPV that would result in that scenario by the present value of the institution's assets in that same scenario. The hypothetical scenarios are represented by immediate, permanent, parallel movements (shocks) in the term structure of interest rates of plus and minus 100, 200 and 300 basis points from the actual term structure observed at quarter end. The current NPV Ratio for each of the seven rate scenarios and the corresponding limits approved by the Board of Directors, as applied to Ocwen Financial Corporation and its subsidiaries, are as follows at December 31, 2002:

                                   Board Limits                 Current
Rate Shock in basis points     (minimum NPV Ratios)            NPV Ratios
--------------------------  --------------------------  ------------------------
           +300                       5.00%                      30.38%
           +200                       6.00%                      30.22%
           +100                       7.00%                      30.06%
             0                        8.00%                      29.91%
           -100                       7.00%                      29.82%
           -200                       6.00%                      29.77%
           -300                       5.00%                      29.88%

         The Committee also regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income or expense and NPV and evaluating such impacts against the maximum potential changes in net interest income and NPV that is authorized by the Board of Directors, as applied to Ocwen Financial Corporation and its subsidiaries. The following table quantifies the potential changes in net interest expense and net portfolio value should interest rates go up or down (shocked) 300 basis points, assuming the yield curves of the rate shocks will be parallel to each other. We calculate the cash flows associated with the loan portfolios and securities available for sale based on prepayment and default rates that vary by asset. We generate projected losses, as well as prepayments, based upon the actual experience with the subject pool, as well as similar, more seasoned pools. To the extent available, we use loan characteristics such as loan-to-value ratio, interest rate, credit history, prepayment penalty terms and product types to produce the projected loss and prepayment assumptions that are included in the cash flow projections of the securities. When we shock interest rates we further adjust these projected loss and prepayment assumptions. The base interest rate scenario assumes interest rates at December 31, 2002. Actual results of Ocwen Financial Corporation and its subsidiaries could differ significantly from the results estimated in the following table:

                                             Estimated Changes in
                            ----------------------------------------------------
Rate Shock in basis points          Net Interest                   NPV
--------------------------  --------------------------  ------------------------
           +300                        91.68%                     0.35%
           +200                        61.12%                     0.23%
           +100                        30.56%                     0.11%
            0                           0.00%                     0.00%
           -100                       (30.56)%                    0.12%
           -200                       (61.12)%                    0.31%
           -300                       (91.68)%                    1.02%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table shows our financial instruments that are sensitive to changes in interest rates, categorized by expected maturity or repricing characteristics, and the fair values of those instruments at December 31, 2002:

                                                          Expected Maturity Date At December 31, 2002 (1)
                                       --------------------------------------------------------------------------------------
                                                                                                           Total      Fair
                                         2003       2004       2005       2006       2007     Thereafter  Balance     Value
                                       ---------  ---------  ---------  ---------  ---------  ---------- ---------  ---------
Rate-Sensitive Assets:
  Interest-earning deposits........... $  30,649    $    --  $      --  $      --  $      --  $      --  $  30,649  $  30,649
    Average interest rate.............      1.20%        --%        --%        --%        --%        --%      1.20%
  Federal funds.......................    85,000         --         --         --         --         --     85,000     85,000
    Average interest rate.............      1.25%        --%        --%        --%        --%        --%      1.25%
  Trading securities..................    27,946      8,486      6,922      4,364      3,006      8,171     58,895     58,895
    Average interest rate.............      5.44%     14.49%     12.33%     13.91%     15.45%     18.56%     10.51%
  Investment securities, net               5,361         --         --         --         --         --      5,361      5,361
    Average interest rate.............      0.84%        --%        --%        --%        --%        --%      0.84%
  Loans, net (2)......................    49,342     26,971        251        171         16        106     76,857     89,957
    Average interest rate.............      7.82%     10.52%      9.54%      9.57%     10.40%     10.24%      8.78%
  Match funded assets (2)(3)..........    18,692     12,317      2,287      1,663      1,472      9,611     46,042     46,098
    Average interest rate.............      7.62%      9.50%      9.50%      9.51%     12.00%     12.00%      7.68%
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total rate-sensitive assets..... $ 216,990  $  47,774  $   9,460  $   6,198  $   4,494  $  17,888  $ 302,804  $ 315,960
                                       =========  =========  =========  =========  =========  =========  =========  =========
Rate-Sensitive Liabilities:
  NOW and money market checking
      deposits........................ $  16,204  $     227  $     193  $     164  $     140  $     792  $  17,720  $  17,384
    Average interest rate.............      1.46%      0.48%      0.48%      0.48%      0.48%      0.48%      1.37%
  Savings deposits....................       340        250        200        160        128        514      1,592      1,517
    Average interest rate.............      1.00%      1.00%      1.00%      1.00%      1.00%      1.00%      1.00%
  Certificates of deposit.............   269,315     78,467     29,036      1,528      3,945     19,989    402,280    416,082
    Average interest rate.............      4.35%      5.86%      6.58%      5.30%      4.94%      5.94%      4.89%
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total interest-bearing deposits.   285,859     78,944     29,429      1,852      4,213     21,295    421,592    434,983
  Bonds-match funded agreements.......   146,461        610         --         --         --         --    147,071    147,091
    Average interest rate.............      3.14%      9.50%        --%        --%        --%        --%      3.16%
  Obligations outstanding under
    lines of credit...................    78,511         --         --         --         --         --     78,511     78,511
    Average interest rate.............      3.44%        --%        --%        --%        --%        --%      3.44%
  Notes, debentures and other.........    47,710         --     33,500         --         --         --     81,210     82,749
    Average interest rate.............     11.53%        --%     12.00%        --%        --%        --%     11.72%
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total rate-sensitive
        liabilities..................  $ 558,541  $  79,554  $  62,929  $   1,852  $   4,213  $  21,295  $ 728,384  $ 743,334
                                       =========  =========  =========  =========  =========  =========  =========  =========

(1) Expected maturities are contractual maturities adjusted for prepayments of principal. We use certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, projected repayments and prepayments of principal. We base the prepayment experience reflected herein on our historical experience. Our average Constant Prepayment Rate ("CPR") is
         18.40 and 27.17% on our fixed-rate and adjustable-rate portfolios, respectively, for interest-earning assets (excluding investment securities, which do not have prepayment features). The actual maturities of these instruments could vary substantially if future prepayments differ from our historical experience.

(2)      We have not reduced balances for non-performing loans.

(3) Excludes match funded advances on loans serviced for others, which do not earn interest, of $121,702 at December 31, 2002.

(4) The expected maturity or repricing dates of interest rate-sensitive assets and liabilities as of December 31, 2002, 2001 and 2000 compare as follows:

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

                                     1st Year     2nd Year     3rd Year    4th Year     5th Year     Thereafter     Total
                                    ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total rate-sensitive assets:
2002
  Amount.........................   $  216,990   $   47,774   $    9,460   $    6,198   $    4,494   $   17,888   $  302,804
    % of total...................       71.66%       15.78%        3.12%        2.05%        1.48%        5.91%      100.00%
2001:
  Amount.........................   $  563,761   $   67,274   $   20,843   $   11,700   $   10,587   $   52,002   $  726,167
    % of total...................       77.64%        9.26%        2.87%        1.61%        1.46%        7.16%      100.00%

Total rate-sensitive liabilities:
2002
  Amount.........................   $  558,541   $   79,554   $   62,929   $    1,852   $    4,213   $   21,295   $  728,384
    % of total...................       76.69%       10.92%        8.64%        0.25%        0.58%        2.92%      100.00%
2001:
  Amount.........................   $  750,269   $  204,721   $   61,675   $   93,035   $    1,347   $   21,129   $1,132,176
    % of total...................       66.27%       18.08%        5.45%        8.22%        0.12%        1.86%      100.00%

         We believe that the broad geographic distribution of our loans and match funded loans reduces the risks that would otherwise result from concentrating such loans in limited geographic areas. See Notes 5 and 6 to our Consolidated Financial Statements.

         The Committee is authorized to utilize a wide variety of off-balance sheet financial techniques to assist it in the management of interest rate risk and foreign currency exchange rate risk. These techniques include interest rate exchange contracts or "swap" agreements, interest rate caps and floors, U.S. Treasury interest rate futures contracts, foreign currency futures contracts, foreign currency forwards and European swaptions and put options.

         Interest Rate Risk Management. We have purchased amortizing caps and floors to hedge the interest rate exposure relating to our match funded loans and securities. An interest rate cap or interest rate floor is designed to provide protection against the interest rate on a floating-rate instrument rising above some level (cap) or falling below some level (floor). We had entered into caps and floors with an aggregate notional amount of $111,799 and $30,563, respectively, at December 31, 2002, as compared to caps and floors with an aggregate notional amount of $125,933 and $34,101, respectively, at December 31, 2001.

         See the "Derivative Financial Instruments" section of Note 1 and the "Interest Rate Management" section of Note 19 to our Consolidated Financial Statements.

         Foreign Currency Exchange Rate Risk Management. We have entered into foreign currency futures to hedge our net investment in foreign subsidiaries which own residual securities backed by residential loans originated in the UK ("UK residuals") and a shopping center located in Halifax, Nova Scotia (the "Nova Scotia shopping center"). Our principal exposure to foreign currency exchange rates exists with the British Pound versus the U.S. dollar and the Canadian Dollar versus the U.S. dollar. Our policy is to periodically adjust the amount of foreign currency derivative contracts that we have entered into in response to changes in our recorded investment in these foreign entities as well as to changes in our assets denominated in a foreign currency. Our net exposures are subject to gain or loss if foreign currency exchange rates fluctuate. See the "Derivatives Financial Instruments" section of Note 1 and the "Foreign Currency Management" section of Note 19 to our Consolidated Financial Statements (which are incorporated herein by reference).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

Liquidity, Commitments and Off-Balance Sheet Risks

         Liquidity. Our primary sources of funds for liquidity are:

         o   Deposits                          o   Payments received on loans
                                                   and securities

         o   Lines of credit                   o   Proceeds from sales of assets

         o   Match funded debt                 o   Servicing fees

         o   Securities sold under agreements
             to repurchase


         We plan to retain non-brokered deposits as a source of financing our operations while at the same time reducing our reliance on brokered deposits. We plan to reduce this reliance by using proceeds from the sale of non-core assets to pay off maturing brokered deposits and by diversifying our funding sources through obtaining credit facilities for servicing rights and advances. Our ability to continue to attract new non-brokered deposits and rollover existing non-brokered deposits depends largely on our ability to compete with interest rates offered by other banks in the northern New Jersey area. In 2002, we were able to increase the amount of non-brokered deposits outstanding. If we are unable to maintain the amount of non-brokered deposits outstanding and must replace them with alternative sources of funds, it is likely that we would have to incur higher interest costs to fund our assets.

         In the last several years, our Residential Loan Servicing business has grown through the purchase of servicing rights. Servicing rights entitle the owner to earn servicing fees and other types of ancillary income and impose various obligations on the servicer. Among these are the obligation to make advances for delinquent principal and interest, taxes, insurance and various other items that are required to preserve the assets being serviced.

         Our ability to continue to grow our servicing business depends in part on our ability to obtain additional financing to purchase new servicing rights and to fund servicing advances. We currently use a variety of sources of debt to finance these assets, including deposits and credit facilities with advance rates less than 100% of the underlying collateral. If we cannot replace or renew these sources as they mature or obtain additional sources of financing, we may unable to acquire new servicing rights and make the associated advances.

         Under a match funding agreement that we entered into on December 20, 2001, we are eligible to sell advances on loans serviced for others up to a maximum debt balance of $200,000 at any one time. At December 31, 2002, we had $106,797 of bonds-match funded agreements outstanding under this facility, which, if not renewed, will mature in December 2003. The sales of advances did not qualify as sales for accounting purposes; therefore, we report them as secured borrowings with pledges of collateral. We have accounted for additional sales under this facility in the same manner.

         Under a revolving credit facility executed in April 2001 we have the right to pledge servicing advances as collateral for a loan up to $100,000. The facility, if not renewed, will mature in April 2003.

         At December 31, 2002, we also had $180,264 of unrestricted cash and cash equivalents and $18,666 of short duration CMOs which we could use to secure additional borrowings. At December 31, 2002, we were eligible to borrow up to an aggregate of $50,000 from the FHLB of New York (based on the availability of acceptable collateral). We had no outstanding FHLB advances or securities we sold under agreements to repurchase from the FHLB at December 31, 2002.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         We closely monitor our liquidity position and ongoing funding requirements. Among the risks and challenges associated with our funding activities are the following:

         o Scheduled maturities of all certificates of deposit for 2003, 2004 and thereafter amount to $269,315, $78,467 and $54,498, respectively.

         o    Expiration of existing collateralized line of credit in April
              2003.

         o Maturity of our match funded servicing advance funding facility in December 2003, as discussed above.

         o Maturity of a note and loan totaling $47,710 in September and October 2003

         o Potential extension of resolution and sale timelines for non-core assets in the current weak economic environment.

         o Ongoing cash requirements to fund operations of our holding company and OTX.

         o Cash requirements to fund our acquisition of additional servicing rights and related advances.

         We believe that our existing sources of liquidity, including internally generated funds, will be adequate to fund our planned activities for the foreseeable future, although there can be no assurances in this regard. As discussed above, we continue to evaluate other sources of liquidity, such as lines of credit from unaffiliated parties, match funded debt and other secured borrowings. See the "Short-Term Highly Liquid Investments," "Securities Sold Under Agreements to Repurchase," and "Derivative Financial Instruments" sections of Note 1 and Notes 15 and 16 to our Consolidated Financial Statements.

         Our operating activities provided (used) $251,350, $51,083 and $(22,508) of cash flows during 2002, 2001 and 2000, respectively. During 2002 and 2001 cash was generated from operating activities, despite the net losses recorded, for two reasons. First, the net losses included a significant amount of non-cash reserves and impairment charges. Second, our securities portfolio generated positive cash flow through sales and interest and principal payments.

         Our investing activities provided cash flows totaling $75,940, $428,415 and $767,186 during 2002, 2001 and 2000, respectively. During the foregoing years, cash flows from our investing activities were provided primarily from principal payments on our loans, maturities of and principal payments received on our securities available for sale (in 2000) and proceeds from sales of loans, securities available for sale, real estate held for sale and real estate owned. We used cash flows from our investing activities primarily to purchase mortgage servicing rights, loans and securities available for sale. The decline in net cash provided by investing activities is primarily due to a decline in principal payments received on loans, a decline in proceeds from sales of loans and REO and an increase in the amount of mortgage servicing rights purchased.

         Our financing activities used cash flows of $(395,698), $(372,579) and $(945,161) during 2002, 2001 and 2000, respectively. Cash flows related to our financing activities primarily resulted from maturing deposits, changes in obligations outstanding under lines of credit, repurchases of debt and issuance of match funded debt. A decline in the amount of maturing deposits during 2002 was offset by repayments of securities sold under agreements to repurchase, an increase in the repurchase of debt and a decline in proceeds from lines of credit as compared to 2001. Cash flows used in our financing activities decreased during 2001 as compared to 2000 primarily because we established a new line of credit agreement to fund advances on loans serviced for others that we acquired in connection with a servicing acquisition, and we entered into a new match funding agreement to fund current and future advances on loans serviced for others. We also repurchased less of our outstanding debt and repurchased none of our common stock during 2001.

         On August 14, 2002, Standard & Poor's lowered its credit ratings of Ocwen Financial Corporation and its subsidiaries as follows:

    o The Long Term Counterparty credit rating and Senior Unsecured Debt rating of Ocwen Financial Corporation were both lowered from B to B-.

    o The rating on Ocwen Capital Trust's Capital Trust Securities was lowered from CCC to CCC-.

    o The Long Term Counterparty Credit Rating and Subordinated Debt ratings of Ocwen Federal Bank FSB were changed from BB- to B+ and from B to B-, respectively.

         In its press release, Standard & Poor's stated that the ratings actions were in response to the $50,198 loss we reported for the second quarter of 2002 and concern over the continuing risk associated with our remaining non-core assets. The second quarter 2002 loss was principally caused by additional reserves and impairment charges on non-core assets. This ratings action had no specific negative consequence to us. However, additional negative ratings actions may be damaging to our ability to attract new customers for our products and services, as well as our ability to obtain new sources and renew existing sources of funding.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Commitments. At December 31, 2002, we had $346 of commitments related to the funding of construction loans (including loans accounted for as investments in real estate). We believe that we have adequate resources to fund all such unfunded commitments to the extent required and that substantially all of such unfunded commitments will be funded during 2003. See Note 30 to our Consolidated Financial Statements.

         Off-Balance Sheet Risks. In addition to commitments to extend credit, we are party to various off-balance sheet financial instruments in the normal course of our business to manage our interest rate risk and foreign currency exchange rate risk. See Note 21 to our Consolidated Financial Statements and "Asset and Liability Management" above.

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

Regulatory Capital and Other Requirements

         See Note 23 to our Consolidated Financial Statements.

Recent Accounting Developments

         For information relating to the effects of our adoption of recent accounting standards, see Note 1 to our Consolidated Financial Statements.

Forward-Looking Statements

This Annual Report contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to the following:


o estimates regarding the benefits of cost saving opportunities and quality workforce in India,

o projections for staff reduction in the United States and growth in our India workforce,

o predictions as to the potential business opportunities in global outsourcing,

o predictions regarding sales of our commercial and affordable housing assets, and

o intentions related to the issuance of brokered deposits and other sources of financing.

Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following:

o   general economic and market conditions,

o   prevailing interest or currency exchange rates,

o   availability of servicing rights for purchase,

o   governmental regulations and policies,

o   international political and economic uncertainty,

o   availability of adequate and timely sources of liquidity,

o   uncertainty related to dispute resolution and litigation, and

o   real estate market conditions and trends.

Further information on the risks specific to our business are detailed within this report and our other reports and filings with the Securities and Exchange Commission, including our periodic reports on Form 10-K, Form 10-Q and Form 8-K. The forward-looking statements speak only as of the date they are made and should not be relied upon. OCN undertakes no obligation to update or revise the forward-looking statements.

[OCWEN LOGO]                                         Ocwen Financial Corporation





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

         To ensure that the financial statements are reliable, the Company established and maintains an effective system of internal accounting controls and procedures that provide reasonable assurance that assets are safeguarded and transactions are properly recorded and executed in accordance with corporate policy and management authorization. The Company believes its accounting controls provide reasonable assurance that errors or irregularities, which could be material to the financial statements, are prevented or would be detected within a timely period and corrected in the normal course of business.

         PricewaterhouseCoopers LLP was engaged to perform an audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. Such standards include the evaluation of our accounting policies and procedures and the effectiveness of the related internal control system to determine the nature, timing and extent of their audit procedures. In addition to the use of independent certified public accountants, the Company maintains a professional staff of internal auditors who conduct financial, procedural and special audits and make recommendations on both administrative and accounting controls.

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



         /s/ William C. Erbey                         /s/ Mark S. Zeidman

         William C. Erbey                             Mark S. Zeidman
         Chairman and Chief Executive Officer         Senior Vice President and
                                                      Chief Financial Officer

PRICEWATERHOUSECOOPERS LLP [GRAPHIC LOGO OMITTED]
                                                      222 Lakeview Avenue
                                                      Suite 360
                                                      West Palm Beach, FL 33401
                                                      Telephone   (561) 832 0038
                                                      Facsimile   (561) 805 8181



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of directors and Stockholders of Ocwen Financial Corporation

      In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of comprehensive income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Ocwen Financial Corporation (the "Company") and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 1 to the consolidated financial statements, on January 1, 2002, the Company changed its method of accounting for goodwill and intangible assets in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."


PRICEWATERHOUSECOOPERS LLP
West Palm Beach, Florida
March 11, 2003

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                    (Dollars in thousands, except share data)

                                                                                         December 31, 2002   December 31, 2001
                                                                                         -----------------   -----------------
Assets
  Cash and amounts due from depository institutions..................................      $       76,598      $       23,081
  Interest earning deposits..........................................................              30,649             111,574
  Federal funds sold and repurchase agreements.......................................              85,000             126,000
  Trading securities, at fair value
     Collateralized mortgage obligations (AAA-rated) and U.S. Treasury notes.........              21,556             161,191
     Subordinates and residuals......................................................              37,339              65,058
  Real estate held for sale..........................................................                  --              13,418
  Investment in real estate..........................................................              58,676             116,896
  Affordable housing properties......................................................              15,319             102,069
  Loans, net.........................................................................              76,857             185,293
  Match funded assets................................................................             167,744             174,351
  Real estate owned, net.............................................................              62,039             110,465
  Premises and equipment, net........................................................              44,268              44,589
  Income taxes receivable............................................................              20,841              20,842
  Advances on loans and loans serviced for others....................................             266,356             283,183
  Mortgage servicing rights..........................................................             171,611             101,107
  Other assets.......................................................................              87,389              72,033
                                                                                           --------------      --------------
                                                                                           $    1,222,242      $    1,711,150
                                                                                           ==============      ==============
Liabilities and Stockholders' Equity

  Liabilities
     Deposits........................................................................      $      425,970      $      656,878
     Escrow deposits on loans and loans serviced for others..........................              84,986              73,565
     Securities sold under agreements to repurchase..................................                  --              79,405
     Bonds - match funded agreements.................................................             147,071             156,908
     Obligations outstanding under lines of credit...................................              78,511              84,304
     Notes, debentures and other interest-bearing obligations........................              81,210             160,305
     Accrued interest payable........................................................               7,435              12,836
     Excess of net assets acquired over purchase price...............................                  --              18,333
     Accrued expenses, payables and other liabilities................................              28,314              28,351
                                                                                           --------------      --------------
                                                                                                  853,497           1,270,885
                                                                                           --------------      --------------

  Minority interest in subsidiaries..................................................               1,778                  --

  Company obligated, mandatorily redeemable securities of subsidiary trust holding
     solely junior subordinated debentures of the Company............................              56,249              61,159


  Commitments and contingencies (Note 28)

  Stockholders' equity
     Preferred stock, $.01 par value; 20,000,000 shares authorized; 0 shares issued                    --                  --
        and outstanding..............................................................
     Common stock, $.01 par value; 200,000,000 shares authorized; 67,339,773 and
        67,289,313 shares issued and outstanding at December 31, 2002 and
        December 31, 2001, respectively..............................................                 673                 673
     Additional paid-in capital......................................................             224,454             224,142
     Retained earnings...............................................................              85,637             154,412
     Accumulated other comprehensive income (loss), net of taxes
       Net unrealized foreign currency translation gain (loss).......................                 (46)               (121)
                                                                                           --------------      --------------
         Total stockholders' equity..................................................             310,718             379,106
                                                                                           --------------      --------------
                                                                                           $    1,222,242      $    1,711,150
                                                                                           ==============      ==============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (Dollars in thousands, except share data)

                                                                                 For the Years Ended December 31,
                                                                          ----------------------------------------------
                                                                              2002             2001             2000
                                                                          ------------     ------------     ------------
Net interest income
   Income ...........................................................     $     37,235     $     83,371     $    184,816
   Expense...........................................................           55,762           93,329          169,090
                                                                          ------------     ------------     ------------
   Net interest income (expense) before provision for loan losses....          (18,527)          (9,958)          15,726
   Provision for loan losses.........................................           13,629           15,666           15,177
                                                                          ------------     ------------     ------------
   Net interest income (expense) after provision for loan losses.....          (32,156)         (25,624)             549
                                                                          ------------     ------------     ------------

Non-interest income
   Servicing and other fees..........................................          141,991          134,597           97,080
   Gain (loss) on interest earning assets, net.......................           (3,485)          (3,949)          17,625
   Gain (loss) on trading and match funded securities, net...........            7,012           16,330           (3,971)
   Impairment charges on securities available for sale...............               --               --          (11,597)
   Loss on real estate owned, net....................................          (15,719)          (9,256)         (14,904)
   Gain (loss) on other non-interest earning assets, net.............            1,122           (1,054)          45,517
   Net operating gains (losses) on investments in real estate........           (8,315)           5,581           27,579
   Amortization of excess of net assets acquired over purchase price.               --           18,333           14,112
   Gain (loss) on repurchase of debt.................................           (1,461)           3,774           29,703
   Equity in income (losses) of investments in unconsolidated
      entities.......................................................              215              304           (5,249)
   Other income......................................................           13,115            8,759            6,084
                                                                          ------------     ------------     ------------
                                                                               134,475          173,419          201,979
                                                                          ------------     ------------     ------------
Non-interest expense
   Compensation and employee benefits................................           77,778           84,914           83,086
   Occupancy and equipment...........................................           11,843           11,577           12,005
   Technology and communication costs................................           25,270           26,768           23,876
   Loan expenses.....................................................           12,605           15,811           13,051
   Net operating losses on investments in certain
      affordable housing properties..................................           22,360           16,580            9,931
   Amortization/writeoff of excess of purchase price over
      net assets acquired............................................            2,231            3,112            3,124
   Professional services and regulatory fees.........................           16,383           14,749           12,829
   Other operating expenses..........................................            9,619            8,935           12,107
                                                                          ------------     ------------     ------------
                                                                               178,089          182,446          170,009
                                                                          ------------     ------------     ------------
Distributions on Company-obligated, mandatorily redeemable
   securities of subsidiary trust holding solely junior
   subordinated debentures of the Company............................            6,287            7,131           11,380
                                                                          ------------     ------------     ------------

Income (loss) before income taxes and effect of change
   in accounting principle...........................................          (82,057)         (41,782)          21,139
Minority interest in net loss of consolidated subsidiary.............              (99)              --               --
Income tax expense...................................................            2,983           83,000           18,947
                                                                          ------------     ------------     ------------
   Income (loss) before effect of change in accounting principle.....          (84,941)        (124,782)           2,192
Effect of change in accounting principle, net of taxes...............           16,166               --               --
                                                                          ------------     ------------     ------------
   Net income (loss).................................................     $    (68,775)    $   (124,782)    $      2,192
                                                                          =============    ============     ============

Earnings (loss) per share
  Basic
   Net income (loss) before effect of change in accounting principle.     $      (1.26)    $      (1.86)    $       0.03
   Effect of change in accounting principle, net of taxes............             0.24               --               --
                                                                          ------------     ------------     ------------
   Net income (loss).................................................     $      (1.02)    $      (1.86)    $       0.03
                                                                          ============     ============     ============

  Diluted
   Net income (loss) before effect of change in accounting principle.     $      (1.26)    $      (1.86)    $       0.03
   Effect of change in accounting principles.........................             0.24               --               --
                                                                          ------------     ------------     ------------
   Net income (loss).................................................     $      (1.02)    $      (1.86)    $       0.03
                                                                          ============     ============     ============

  Weighted average common shares outstanding
   Basic.............................................................       67,321,299       67,227,058       67,427,662
   Diluted...........................................................       67,321,299       67,227,058       67,464,043

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                             (Dollars in thousands)

                                                                                   For the Years Ended December 31,
                                                                            -----------------------------------------------
                                                                                2002              2001             2000
                                                                            ------------      -----------       -----------
Net income (loss).....................................................      $   (68,775)      $  (124,782)      $     2,192
                                                                            ------------      -----------       -----------
Other comprehensive  income (loss), net of taxes
  Change in unrealized gain on securities available for sale arising
    during the year...................................................               --                --                --
  Less Reclassification adjustment....................................               --                --              (163)
                                                                            -----------       -----------       -----------
    Net change in unrealized gain on securities available for
       sale (net of tax benefit of $122 for 2000).....................               --                --              (163)
                                                                            -----------       -----------       -----------

  Change in unrealized foreign currency translation
    adjustment arising during the year................................               75              (518)              389
  Less Reclassification adjustment for losses on foreign currency
    translation adjustment included in net income.....................               --                --               757
                                                                            -----------       -----------       -----------
  Net change in unrealized foreign currency translation loss (net of tax benefit (expense) of $(45), $284 and $(627) for 2002, 2001 and
    2000, respectively)...............................................               75              (518)            1,146
                                                                            -----------       -----------       -----------

  Other comprehensive income (loss)...................................               75              (518)              983
                                                                            -----------       -----------       -----------

Comprehensive income (loss)...........................................      $   (68,700)      $  (125,300)      $     3,175
                                                                            ===========       ===========       ===========

Disclosure of reclassification adjustment

  Unrealized holding gains arising during the year on
    securities sold or impaired.......................................      $        --       $        --       $    (7,394)
  Add Adjustment for realized losses and impairment charges on
    securities available for sale included in net income..............               --                --             7,231
                                                                            -----------       -----------       -----------
  Net reclassification adjustment for gains recognized in other comprehensive income (loss) in prior years (net of tax benefit
     of $122 for 2000) (1)............................................      $        --       $        --       $      (163)
                                                                            ===========       ===========       ===========

  Unrealized foreign currency translation adjustment arising during
    the year..........................................................      $        --       $        --       $      (131)
  Add Adjustment for realized foreign currency losses on the sale of the equity investment in a foreign entity and foreign subsidiary
    in 2000...........................................................               --                --               888
                                                                            -----------       -----------       -----------
  Net reclassification adjustment for foreign currency losses recognized in other comprehensive income (loss) in prior years
    (net of tax benefit of $408 for 2000).............................      $        --       $        --       $       757
                                                                            ===========       ===========       ===========

(1) In 2000, includes the adjustment related to the reclassification of securities available for sale to trading securities.

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 and 2000
                    (Dollars in thousands, except share data)

                                                                                                  Accumulated
                                                                                                     Other
                                                     Common Stock        Additional              Comprehensive
                                                 --------------------      Paid-in    Retained   Income (Loss),
                                                   Shares      Amount      Capital    Earnings    Net of Taxes       Total
                                                 ------------  ------     ---------  ---------    ------------    ----------
Balances at December 31, 1999................      68,571,575  $  686     $ 232,340  $ 277,002     $     (586)    $  509,442
Net income...................................              --      --            --      2,192             --          2,192
Repurchase and retirement of common stock....      (1,427,747)    (14)       (9,233)        --             --         (9,247)
Directors' compensation......................           8,535      --            56         --             --             56
Other comprehensive income, net of taxes
   Change in unrealized gain on securities
      available for sale.....................              --      --            --         --           (163)          (163)
   Change in unrealized foreign currency
      translation loss.......................              --      --            --         --          1,146          1,146
                                                 ------------  ------     ---------  ---------     ----------     ----------
Balances at December 31, 2000................      67,152,363     672       223,163    279,194            397        503,426
Net loss.....................................              --      --            --   (124,782)            --       (124,782)
Exercise of common stock options.............         128,155       1           901         --             --            902
Directors' compensation......................           8,795      --            78         --             --             78
Other comprehensive income, net of taxes
   Change in accounting principle for
      derivative financial instruments.......              --      --            --         --             59             59
   Reclassification of gain on derivative
      financial instruments to earnings......              --      --            --         --            (59)           (59)
   Change in unrealized foreign currency
      translation gain.......................              --      --            --         --           (518)          (518)
                                                 ------------  ------     ---------  ---------     ----------     ----------
Balances at December 31, 2001................      67,289,313     673       224,142    154,412           (121)       379,106
Net loss.....................................              --      --            --    (68,775)            --        (68,775)
Exercise of common stock options.............          32,937      --           214         --             --            214
Directors' compensation......................          17,523      --            98         --             --             98
Other comprehensive income, net of taxes
   Change in unrealized foreign currency
      translation gain.......................              --      --            --         --             75             75
                                                 ------------  ------     ---------  ---------     ----------     ----------
Balances at December 31, 2002................      67,339,773  $  673     $ 224,454  $  85,637     $      (46)    $  310,718
                                                 ============  ======     =========  =========     ==========     ==========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                                                       For the Years Ended December 31,
                                                                                  -------------------------------------------
                                                                                     2002            2001            2000
                                                                                  -----------     -----------     -----------
Cash flows from operating activities
Net income (loss) ............................................................    $   (68,775)    $  (124,782)    $     2,192
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities
  Net cash provided by trading activities ....................................        186,511         192,069         102,091
  Premium amortization (discount accretion) on securities, net ...............          1,469           7,337           8,493
  Depreciation and amortization ..............................................         70,040          24,461          17,662
  Effect of change in accounting principle before taxes ......................        (15,000)             --              --
  Provision for loan losses ..................................................         13,629          15,666          15,177
  Provision for real estate owned ............................................         19,685          17,766          26,674
  Gain on sale of investment in Kensington Group plc .........................             --              --         (20,025)
  Gain (loss) on interest-earning assets, net ................................          3,485           3,949         (17,625)
  (Gain) loss on trading and match funded securities .........................         (7,178)        (16,330)          3,971
  Impairment charges on securities available for sale ........................             --              --          11,597
  (Gain) loss on repurchase of debt ..........................................          1,461          (3,774)        (29,704)
  (Gain) loss on sale of other non-interest earning assets ...................         (1,122)          1,054         (25,492)
  Impairment charges on investment in real estate ............................         15,317           4,515             704
  Provisions for losses on affordable housing properties .....................         21,294          15,587           6,448
  Gain (loss) on sale of real estate owned ...................................         (3,103)        (14,111)        (22,515)
  (Increase) decrease in income taxes receivable .............................              1           9,419         (30,261)
  (Decrease) in income taxes payable .........................................             --              --          (6,369)
  (Increase) decrease in advances and match funded advances on
    loans and loans serviced for others ......................................         (4,945)       (165,123)        (67,638)
  (Increase) decrease in other assets, net ...................................         23,900          99,606          41,124
  Increase (decrease) in accrued expense, interest payable and other
    liabilities ..............................................................         (5,319)        (16,226)        (39,012)
                                                                                  -----------     -----------     -----------
Net cash provided (used) by operating activities .............................        251,350          51,083         (22,508)
                                                                                  -----------     -----------     -----------

                            (Continued on next page)

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)
                             (Dollars in thousands)

                                                                                       For the Years Ended December 31,
                                                                                  -------------------------------------------
                                                                                     2002            2001            2000
                                                                                  -----------     -----------     -----------
Cash flows from investing activities
  Proceeds from sales of securities available for sale .......................             --              --         553,589
  Purchase of securities available for sale ..................................             --              --        (896,470)
  Maturities of and principal payments received on securities available for
    sale .....................................................................             --              --         416,004
  Proceeds from the sale of investment in Kensington Group plc ...............             --              --          48,556
  Principal payments received on match funded loans ..........................         16,490          30,552          26,595
  Investment in affordable housing properties ................................         (3,687)        (30,496)        (27,213)
  Proceeds from sale of affordable housing properties ........................         25,017          52,076          27,587
  Purchase of mortgage servicing rights ......................................       (128,891)        (79,522)        (49,779)
  Proceeds from sale of loans ................................................         60,118         288,387         315,709
  Principal payments received on loans .......................................         45,014         102,071         277,262
  Proceeds from sale of real estate held for investment ......................         48,834          14,360           4,237
  Investment in real estate held for investment ..............................         (7,042)         (7,996)        (34,057)
  Proceeds from sale of real estate held for sale ............................         14,087           1,000         232,811
  Investment in real estate held for sale ....................................             --              --         (57,737)
  Purchases, originations and funded commitments of loans held
    for investment, net ......................................................        (21,722)        (25,326)       (231,275)
  Capital improvements to real estate owned ..................................         (2,298)        (12,737)         (6,775)
  Proceeds from sale of real estate owned ....................................         42,822         108,338         180,473
  Purchase of real estate owned in connection with discount loan purchases ...             --              --          (9,059)
  Additions to premises and equipment ........................................        (12,802)        (12,292)         (3,272)
                                                                                  -----------     -----------     -----------
Net cash provided by investing activities ....................................         75,940         428,415         767,186
                                                                                  -----------     -----------     -----------

                            (Continued on next page)

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)
                             (Dollars in thousands)

                                                                                       For the Years Ended December 31,
                                                                                  -------------------------------------------
                                                                                     2002            2001            2000
                                                                                  -----------     -----------     -----------
Cash flows from financing activities
  Decrease in deposits and escrow deposits on loans and loans serviced for
    others ...................................................................       (216,330)       (525,476)       (553,589)
  Proceeds from (repayment of) securities sold under agreement to repurchase .        (79,405)         79,405         (47,365)
  (Repayment of) proceeds from obligations under lines of credit, net ........         (5,793)         51,371        (155,805)
  Proceeds from issuance of bonds - match funded agreements ..................             --          91,766              --
  Repayments of bonds - match funded agreements ..............................        (10,275)        (43,144)        (33,002)
  Repurchase of notes and subordinated debentures ............................        (79,214)        (13,233)       (127,649)
  Exercise of common stock options ...........................................            214             901              --
  Issuance of shares of common stock .........................................             98              78              56
  Repurchase of Capital Securities, net ......................................         (3,796)        (14,247)        (18,811)
  Repayment of other interest-bearing obligations, net .......................         (1,197)             --              --
  Repurchase of common stock .................................................             --              --          (8,996)
                                                                                  -----------     -----------     -----------
Net cash used by financing activities ........................................       (395,698)       (372,579)       (945,161)
                                                                                  -----------     -----------     -----------
Net increase (decrease) in cash and cash equivalents .........................        (68,408)        106,919        (200,483)
Cash and cash equivalents at beginning of period .............................        260,655         153,736         354,219
                                                                                  -----------     -----------     -----------
Cash and cash equivalents at end of period ...................................    $   192,247     $   260,655     $   153,736
                                                                                  ===========     ===========     ===========

Reconciliation of cash and cash equivalents at end of period
  Cash and amounts due from depository institutions ..........................    $    76,598     $    23,081     $    18,749
  Interest-earning deposits ..................................................         30,649         111,574         134,987
  Federal funds sold and repurchase agreements ...............................         85,000         126,000              --
                                                                                  -----------     -----------     -----------
                                                                                  $   192,247     $   260,655     $   153,736
                                                                                  ===========     ===========     ===========
Supplemental disclosure of cash flow information
Cash paid during the period for
  Interest ...................................................................    $    61,163     $    75,834     $   179,564
  Income tax refunds (payments) ..............................................          2,444         (14,816)         18,829

Supplemental schedule of non-cash investing and financing activities
  Real estate owned acquired through foreclosure .............................          9,492          64,041         152,505
  Reclassification of properties from investment in real estate to
     real estate held for sale ...............................................             --          (7,343)        174,480
  Reclassification of securities available for sale to trading securities ....             --              --         496,295
  Exchange of note receivable for real estate held for sale ..................          9,153              --          19,000
  Accounts receivable from sale of affordable housing properties .............         44,591          11,427              --

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

         Ocwen Financial Corporation ("OCN") is a financial services company whose primary business activities consist of the servicing and resolution of nonconforming, subperforming and nonperforming residential and commercial mortgage loans. We also specialize in the related development of loan servicing technology and software for the mortgage and real estate industries. Our consolidated financial statements include the accounts of OCN and its subsidiaries. We own directly and indirectly all of the outstanding common and preferred stock of our primary subsidiaries, Ocwen Federal Bank FSB (the "Bank"), Investors Mortgage Insurance Holding Company ("IMI"), Ocwen Technology Xchange, Inc. ("OTX"), Ocwen Asset Investment Corp. ("OAC") and Ocwen Financial Solutions Pvt. Ltd. We also own 99.6% of Ocwen Financial Services, Inc. ("OFS"), with the remaining 0.4% owned by the shareholders of Admiral Home Loan. In 2002, we formed Global Servicing Solutions, LLC ("GSS"). We own 70% of GSS with the remaining 30% owned by Merrill Lynch. We have eliminated all significant intercompany transactions and balances in consolidation.

         The Bank is a federally chartered savings bank regulated by the Office of Thrift Supervision ("OTS").

Reclassification

         Certain amounts included in our 2001 and 2000 consolidated financial statements have been reclassified to conform to the 2002 presentation.

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

Short-Term Highly Liquid Investments

         Our short-term highly liquid investments generally consist of federal funds sold and assets we purchased under agreements to resell. We invest in these assets to maximize the return on liquid funds. At December 31, 2002, such investments amounted to $85,000 of federal funds sold which had an overnight maturity. At December 31, 2001, we had $126,000 such investments outstanding. The average balance of our investment in federal funds sold and assets purchased under agreements to resell amounted to $152,588 and $200,329 during 2002 and 2001, respectively.

         The Federal Reserve System requires that the Bank maintain non-interest-earning cash reserves against certain of its transaction accounts and time deposit accounts. Such reserves totaled $6,811 and $5,040 at December 31, 2002 and 2001, respectively.

Securities

         We report securities in our statement of financial condition at fair value. We determine fair value within a range based on third party dealer quotations, where available, and internal values, subject to an internal review process.

         We currently account for our securities as trading. For these securities, we reported changes in fair value in income in the period of change. Through September 30, 2000, we accounted for the securities as available for sale, for which we reported the unrealized gains and losses as a separate component of accumulated other comprehensive income in stockholders' equity, subject to an evaluation for other-than-temporary impairment. For each security where we concluded that all or part of the decrease in value was other-than-temporary, we charged such amount to earnings, thereby establishing a new cost basis for the security.

Loans

         We report loans at amortized cost, less an allowance for loan losses, discounts, deferred loan fees and undisbursed loan funds. We defer loan origination fees and certain direct loan origination costs and recognize them over the lives of the related loans as a yield adjustment that we include in interest income using the interest method applied on a loan-by-loan basis.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

         For loans acquired, we accounted for the initial investment in these pools of loans based upon the pricing methodologies used to bid on the pool. We allocated the acquisition cost to each loan within the pool when we determined the bid price; we made these allocations based upon an analysis of the expected future cash flows of each individual loan. We accounted for the acquisition cost in the aggregate when we determined the bid price using assumptions concerning the expected future cash flows from groups of loans within the pool. For those single family residential mortgage loans that are brought current by the borrower and certain multi-family and commercial real estate loans that are current and that we believe will remain current, we accrete the remaining unamortized discount into interest income as a yield adjustment using the interest method over the contractual maturity of the loan. For all other loans, we report interest as cash is received. We report gains on the repayment and discharging of loans as interest income.

         The resolution alternatives applied to loans are:

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

         We accrue interest income as it is earned. We place loans on non-accrual status after being delinquent greater than 89 days or earlier if the borrower is deemed by management to be unable to continue performance. When we place a loan on non-accrual status, we reverse interest accrued but not received. In addition, we suspend the amortization of deferred loan fees when we place a loan on nonaccrual status. We return loans to accrual status only when we reinstate the loan and have no doubt regarding ultimate collectability.

         In situations where we foreclose upon the collateral, we transfer the loans to real estate owned upon receipt of title to the property.

Allowance for Loan Losses

         We maintain the allowance for loan losses at a level that, based upon our evaluation of known and inherent risks in the portfolio, we consider adequate to provide for losses. We establish specific valuation allowances for impaired loans in the amount by which the carrying value, before allowance for probable losses, exceeds the fair value of collateral less costs to dispose on an individual loan basis. In the case of single family residential mortgage loans and consumer loans, we generally evaluate for impairment as homogeneous pools of loans. We consider a loan to be impaired when, based upon current information and events, we believe that we will probably be unable to collect on a timely basis all amounts due according to the contractual terms of the loan agreement. We measure these impaired loans at the fair value of the collateral underlying the loans, less estimated disposal costs. We may leave impaired loans on accrual status during the period we are pursuing repayment of the loan. We place these loans on non-accrual status at such time that either: (i) the loans become 90 days delinquent; or (ii) we determine that the borrower is incapable of, or has ceased efforts toward, curing the cause of the non-payment. We recognize impairment losses through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. When we either sell, transfer to real estate owned ("REO") or charge-off an impaired loan, we remove valuation allowance from the allowance for loan losses. Charge-offs occur when we consider loans, or a portion thereof, uncollectible and of such little value that we consider unwarranted their continuance as bankable assets. We base our ongoing evaluation of the allowance for loan losses upon an analysis of the portfolio, historical loss experience, economic conditions and trends, collateral values and other relevant factors. We may make subsequent adjustments to the allowance if these factors differ substantially from the assumptions used in making the evaluation.

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

foreclosed real estate as reductions in the valuation allowance, but only to the extent the valuation allowance reaches zero. We charge or credit to income such changes in the valuation allowance.

Mortgage Servicing Rights

         We acquire mortgage servicing rights, which we record at the price paid. We amortize mortgage servicing assets in proportion to and over the period of estimated net servicing income. We determine estimated net servicing income using the estimated future balance of the underlying mortgage loan portfolio which, absent new purchases, declines over time from prepayments and scheduled loan amortization. We adjust amortization prospectively in response to changes in estimated projections of future cash flows. We evaluate the mortgage servicing assets for impairment based on the fair value of the servicing assets by strata. We stratify the servicing assets based on loan type. We estimate fair value by discounting underlying loan cash flows using discount and prepayment rates that we believe market participants would use. To the extent the carrying value of the servicing assets exceeds their fair value by strata, we establish a valuation allowance, which we may adjust in the future, as the value of the servicing assets increase or decrease.

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

         In addition, we acquired certain acquisition, development and construction loans in which we participate in the residual profits of the underlying real estate, and the borrower had not contributed substantial equity to the project. As such, we account for these loans under the equity method of accounting as though we had made an investment in a real estate limited partnership.

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

Investments in Affordable Housing Properties

         Affordable housing partnerships own multi-family residential properties that have been allocated tax credits under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The obligations of the partnership to sustain qualifying status of the

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

properties covers a 15-year period; however, tax credits generally accrue over a 10-year period on a straight-line basis. We account for investments in affordable housing partnerships that we made on or after May 18, 1995 and in which we invest solely as a limited partner using the equity method. For our limited partnership investments made before this date, we record our receipt of income tax credits and other tax benefits on a level yield basis over the 15-year obligation period and report the tax credits and tax benefits net of amortization of our investment in the limited partnership as a reduction of income tax expense. We consolidate affordable housing partnerships in which we have invested as a limited partner, and through which a subsidiary acts as the general partner, and include them in our consolidated financial statements. For all investments in affordable housing partnerships made after May 18, 1995, we capitalize interest expense and certain direct costs incurred during the pre-operating period.

         We report affordable housing properties for which we have entered into an agreement to sell at the lower of cost or fair value less costs to sell.

Excess of Cost over Net Assets Acquired

         We report the excess of purchase price over net assets of acquired businesses ("goodwill") at cost. Prior to our adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002, we amortized goodwill on a straight-line basis over the estimated future periods to be benefited, ranging from 3 to 7 years. Effective January 1, 2002 we no longer amortize our goodwill, but we do review the carrying value at least annually for impairment in accordance with the provisions of SFAS No. 142.

         SFAS No. 142 prescribes a methodology for performing the impairment analyses for goodwill and other intangibles. This methodology uses an approach based on fair value of the assets rather than on undiscounted cash flows, as was the case prior to adoption. We perform this analysis using projections of future income discounted at a market rate. The determination of market discount rates is subjective and may vary by product based on the type of product, stage of development and sales to date.

         See "Current Accounting Pronouncements," below, for a discussion of the initial impact on our financial statements from the adoption of SFAS No. 142.

Premises and Equipment

         We report premises and equipment at cost and, except for land, depreciate them over their estimated useful lives on the straight-line method as follows:

         Buildings                            39 years
         Land improvements                    39 years
         Furniture and fixtures               5 years
         Computer hardware and software       3 years
         Leasehold improvements               Life of the lease, with maximum
                                               lease term of 10 years.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

Capitalized Software Costs

         We currently expense all costs attributable to developing, modifying and enhancing our OTX technology solutions. Prior to 2000, we capitalized such costs, although we expensed costs incurred up to the establishment of technological feasibility as research and development costs. Once the products were made available for general release to customers, we began amortization of the capitalized costs using the straight-line method over the estimated economic lives of the individual products. At each balance sheet date, we perform an impairment analysis by product by comparing unamortized capitalized costs to the net realizable value. An impairment charge is recorded to the extent the unamortized capitalized costs exceed the net realizable value.

Securities Sold Under Agreements to Repurchase

         We periodically enter into sales of securities under agreements to repurchase the same securities. We report repurchase agreements as financings and report the obligations to repurchase securities sold as a liability in our consolidated statements of financial condition. We report all securities underlying repurchase agreements as assets in our consolidated statements of financial condition. Custodians hold these securities in safekeeping.

Excess of Net Assets Acquired over Purchase Price

         The effects of our acquisition of OAC in 1999 resulted in a new basis of accounting reflecting fair values of assets and liabilities at the date of acquisition. We reported the excess of assets over the purchase price of acquired net assets resulting from the acquisition at cost and amortized it on a straight-line basis over the estimated future periods to be benefited. Effective January 1, 2002, we reversed the unamortized balance of the excess of net assets acquired over purchase price to income in accordance with the provisions of SFAS No. 141.

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

         On January 1, 2001, we adopted the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137 and SFAS No. 138 (collectively, "SFAS No. 133") and recorded, net of tax, a cumulative effect adjustment in accumulated other comprehensive income to recognize at fair value the interest rate swap that was designated as a cash-flow hedging of an outstanding line of credit. The swap matured April 2001, and we have reclassified to earnings all of this transaction adjustment.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

         Adoption of SFAS 133 did not have a material impact on our use of futures contracts to hedge the net investments in our foreign subsidiaries, as the SFAS 133 accounting is similar to the pre-existing accounting. In addition, adoption of SFAS 133 did not have an impact on our other risk management instruments that do not meet the hedge criteria as these derivatives were already accounted for at a fair value with changes in fair value recognized currently in earnings.

Foreign Currency Translation

         Where the functional currency is not the U.S. dollar, we translate assets and liabilities of foreign entities into U.S. dollars at the current rate of exchange existing at the statement of financial condition date and revenues and expenses at average monthly rates. We include the resulting translation adjustments as a component of accumulated other comprehensive income in stockholders' equity. Where the functional currency of a foreign entity is the U.S. dollar, translation adjustments are included in the results of operations.

Income Taxes

         We file consolidated Federal income tax returns with our subsidiaries. Consolidated income tax is allocated among the subsidiaries participating in the consolidated returns as if each subsidiary that has one or more subsidiaries filed its own consolidated return and those with no subsidiaries filed separate returns.

         We account for income taxes using the asset and liability method, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Additionally, we adjust deferred taxes for subsequent tax rate changes. We conduct periodic evaluations to determine whether it is more likely than not that some or all of our deferred tax asset will not be realized. Among the factors considered in this evaluation are estimates of future earnings, the future reversal of temporary differences and the impact of tax planning strategies that we can implement if warranted.

Investment in Unconsolidated Entities

         We account for our investments in unconsolidated entities under the equity method of accounting. Under the equity method of accounting, we initially record an investment in the shares or other interests of an investee at the cost of the shares or interests acquired. Thereafter, we periodically increase (decrease) the investment by our proportionate share of the earnings (losses) of the investee and decrease it by the dividends or distributions that we receive from the investee.

Basic and Diluted Earnings Per Share

         We calculate basic earnings per share based upon the weighted average number of shares of common stock outstanding during the year. We calculate diluted earnings per share based upon the weighted average number of shares of common stock outstanding and all dilutive potential common shares outstanding during the year. The computation of diluted earnings per share includes the impact of the exercise of the outstanding options to purchase common stock and assumes that the proceeds from such issuance are used to repurchase common shares at fair value. If the Company incurs a net loss for the period, we exclude common stock equivalents from the diluted calculation since the common stock equivalents would be antidilutive.

Comprehensive Income

         Comprehensive income represents the change in equity of a business enterprise during a period from transactions and other events and circumstances excluding those resulting from investments by and distributions to owners. We present comprehensive income beginning with net income and adding the elements of comprehensive income not included in the determination of net income to arrive at comprehensive income. We present accumulated other comprehensive income net of income taxes and include unrealized foreign currency translation gains and losses.

Risks and Uncertainties

         In the normal course of business, we encounter two significant types of risk: economic and regulatory. There are three main components of economic risk: credit risk, market risk and concentration of credit risk. Credit risk is the risk of default on our loan portfolios and derivative financial instruments that results from a borrower's inability or unwillingness to make contractually required payments. Market risk includes interest rate risk, foreign currency exchange rate risk and liquidity risk. We are exposed to interest rate risk to the degree that our interest-bearing liabilities mature or reprice at different speeds, or different bases, than our interest-earning assets. We are

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

exposed to foreign currency exchange rate risk in connection with our investment in non-U.S. dollar functional currency operations and to the extent our foreign exchange positions remain unhedged. Market risk also reflects the risk of declines in the valuation of trading securities, and in the value of the collateral underlying loans and the value of real estate held. Concentration of credit risk refers to the risk that, if we extend a significant portion of the total outstanding credit to borrowers in a specific geographical area or industry or on the security of a specific form of collateral, we may experience disproportionately high levels of default and losses if those borrowers, or the value of such type of collateral, is adversely affected by economic or other factors that are particularly applicable to such borrowers or collateral.

         We are also exposed to liquidity risk. Our business requires substantial cash to support the residential loan servicing business, including acquisitions of mortgage servicing rights and the unfinanced portion of servicing advances and to fund holding company operations, including OTX operations. In general, we finance our operations through operating cash flows and various other sources, including OFB deposits, long-term debt and financing facilities, some of which have 90% advance rates. As we continue to purchase mortgage servicing contracts and fund OTX and other segment operations from operating cash flows, we must secure additional capital to support our growth. Failure to secure additional financing sources or to achieve profitable operations could result in a significant adverse effect on our financial position and results of operations.

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

Stock-Based Compensation

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which amends SFAS No. 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. Certain provisions of the statement were effective December 31, 2002. Management currently intends to continue to account for stock-based compensation under the intrinsic value method set forth in Accounting Principles Board ("APB") Opinion 25 and related interpretations. For this reason, the transition guidance of SFAS No. 148 does not have an impact on Ocwen's consolidated financial position or consolidated results of operations. The Statement does amend existing guidance with respect to required disclosures, regardless of the method of accounting used.

         Ocwen maintains various stock-based compensation plans. These plans provide for the granting of stock options to Ocwen's employees and directors. Ocwen accounts for its stock option plans based on the intrinsic value method set forth in APB Opinion No. 25 and related Interpretations, under which no compensation cost has been recognized, except with respect to stock options that are granted with an exercise price that is less than the fair value of the Company's stock at the date of the grant, as disclosed in the accompanying table. The following table presents Ocwen's net income, basic and diluted earnings per share as reported and pro forma net income and pro forma earnings per share. We have determined pro forma amounts by assuming that compensation costs for Ocwen's stock options plans had been determined based on the fair value at the grant dates for awards under those plans granted after December 31, 1994, consistent with the method described by SFAS No. 123 "Accounting for Stock-Based Compensation":

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

                                                                                       For the Years Ended December 31,
                                                                                   -----------------------------------------

                                                                                      2002           2001            2000
                                                                                   -----------    -----------     ----------
Net income
  Net income (loss) as reported..............................................      $   (68,775)   $  (124,782)    $    2,192
     Add stock-based compensation expense included in reported net income,
        net of tax...........................................................              600            675            372
     Deduct total stock-based employee compensation expense determined
        under fair value based method for all awards, net of tax.............           (1,007)        (3,807)        (2,792)
                                                                                   -----------    -----------     ----------
  Pro forma net income (loss)................................................      $   (69,182)   $  (127,914)    $     (228)
                                                                                   ===========    ===========     ==========

Basic EPS
  As reported................................................................      $    (1.022)   $    (1.856)    $     0.033
  Pro forma..................................................................           (1.028)        (1.903)         (0.003)

Diluted EPS
  As reported................................................................           (1.022)        (1.856)          0.032
  Pro forma..................................................................           (1.028)        (1.903)         (0.003)

         We estimate the fair value of our option grants using the Black-Scholes option-pricing model with the following assumptions:

                                                                                        For the Years Ended December 31,
                                                                                   -----------------------------------------
                                                                                      2002           2001            2000
                                                                                   -----------    -----------     ----------
Expected dividend yield.......................................................           0.00%          0.00%          0.00%
Expected stock price volatility...............................................          62.00          52.00          54.00
Risk-free interest rate.......................................................           2.73%          4.23%          4.98%
Expected life of options......................................................           5 years        5 years        5 years

Current Accounting Pronouncements

         We adopted the provisions of SFAS No. 142 effective January 1, 2002. As a result, we reversed the unamortized balance of the excess of net assets acquired over purchase price. This reversal resulted in a pre-tax credit to income of $18,333 on January 1, 2002 that is reported as the effect of a change in accounting principle. In addition, upon the adoption of SFAS No. 142, we recognized impairment of $3,333 on goodwill and intangible assets. This impairment charge, net of a tax benefit of $1,166, was reported as a component of the effect of a change in accounting principle. We also recognized additional impairment of $2,231 on goodwill during 2002. The elimination of goodwill amortization after the adoption of SFAS No. 142 positively impacted pretax net income by $3,112 in 2002.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

         The following tables present the pro forma effect on prior periods of the adoption of SFAS No. 142:

                                                                                       For the Years Ended December 31,
                                                                                 ----------------------------------------------
                                                                                     2002             2001             2000
                                                                                 ------------     ------------     ------------
Income (loss) before effect of change in accounting principle ...............    $    (84,941)    $   (124,782)    $      2,192
  Adjustments related to adoption of SFAS No. 142
     Deduct amortization of negative goodwill ...............................              --          (18,333)         (14,112)
     Add back amortization of goodwill, net of tax ..........................              --            2,023            2,031
                                                                                 ------------     ------------     ------------
        Total adjustments ...................................................              --          (16,310)         (12,081)
                                                                                 ------------     ------------     ------------
  Adjusted loss before effect of change in accounting principle .............    $    (84,941)    $   (141,092)    $     (9,889)
                                                                                 ============     ============     ============

Net income (loss) ...........................................................    $    (68,775)    $   (124,782)    $      2,192
Adjustments related to adoption of SFAS No. 142
     Deduct amortization of negative goodwill ...............................              --          (18,333)         (14,112)
     Add back amortization of good will, net of tax .........................              --            2,023            2,031
                                                                                 ------------     ------------     ------------
        Total adjustments ...................................................              --          (16,310)         (12,081)
                                                                                 ------------     ------------     ------------
                                                                                 $    (68,775)    $   (141,092)    $     (9,889)
                                                                                 ============     ============     ============
Earnings (loss) per share
  Income (loss) before effect of change in accounting principle .............    $      (1.26)    $      (1.86)    $       0.03
  Adjustments related to adoption of SFAS No. 142
     Deduct amortization of negative goodwill ...............................              --            (0.27)           (0.21)
     Add back amortization of goodwill, net of tax ..........................              --             0.03             0.03
                                                                                 ------------     ------------     ------------
  Adjusted loss before effect of change in accounting principle .............    $      (1.26)    $      (2.10)    $      (0.15)
                                                                                 ============     ============     ============
Net income (loss) ...........................................................           (1.02)    $      (1.86)    $       0.03
  Adjustments related to adoption of SFAS No. 142
     Deduct amortization of negative goodwill ...............................              --            (0.27)           (0.21)
     Add back amortization of goodwill, net of tax ..........................              --             0.03             0.03
                                                                                 ------------     ------------     ------------
        Adjusted net loss ...................................................    $      (1.02)    $      (2.10)    $      (0.15)
                                                                                 ============     ============     ============

Weighted average common shares outstanding ..................................      67,321,299       67,227,058       67,427,662

         In May 2002, the FASB issued SFAS No. 145, "Rescission of FASB statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 4 required that gains or losses from the extinguishment of debt, net of taxes, be reported as an extraordinary item in the statement of operations. We immediately adopted the provisions of SFAS No. 145 as they relate to the rescission of SFAS No. 4. Effective with the rescission of SFAS No. 4, gains or losses from the extinguishment of debt are reported as a component of non-interest income in the statement of operations. Results of operations for prior periods have been reclassified to conform with this presentation.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" (EITF 94-3). The principal difference between SFAS No. 146 and EITF 94-3 relates to SFAS No. 146's requirements for recognition of a liability for a cost associated with an exit or disposal activity. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as generally defined in EITF 94-3 was recognized at the date of an entity's commitment to an exit plan. We adopted the new standard effective January 1, 2003. The adoption of SFAS No. 146 did not have a material impact on our results of operations, financial positions or cash flows.

         In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". The interpretation elaborates on the disclosures to be made by a guarantor in its financial statements under certain guarantees that is has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

of the Interpretation are effective and were adopted by Ocwen as of December 31, 2002, and require disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor's obligations under the guarantee. The recognition requirements of the Interpretation were effective January 1, 2003. Management does not anticipate that the implementation of the recognition requirements of the Interpretation will have a significant effect on Ocwen's consolidated results of operations.

         In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities". This interpretation provides guidance with respect to the identification of variable interest entities and when assets, liabilities, noncontrolling interests, and the results of operations of a variable interest entity need to be included in a company's consolidated financial statements. The Interpretation requires consolidation by business enterprises of variable interest entities in cases where the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity, or in cases where the equity investors lack one or more of the essential characteristics of a controlling financial interest, which include the ability to make decisions about the entity's activities through voting rights, the obligation to absorb the expected losses of the entity if they occur, or the right to receive the expected residual returns of the entity if they occur. The Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. We are currently assessing the impact that the Interpretation will have on our consolidated financial position and consolidated results of operations. In particular, we are a limited partner in low income housing developments, which as previously discussed, are not included in our consolidated financial statements. We may be required to consolidate a portion of the investments effective July 1, 2003 to comply with Interpretation No. 46. As of December 31, 2002, our investment in such limited partnerships amounted to $11,962 in five projects.


NOTE 2 ACQUISITION AND DISPOSITION TRANSACTIONS

         On November 22, 2000, we sold our minority investment in Kensington Group plc ("Kensington") for proceeds, net of stamp duty and other fees, of approximately (pound)34,500 or $48,600. As a result of the transaction, we recorded a pretax gain on sale of $20,025.


NOTE 3 FAIR VALUE OF FINANCIAL INSTRUMENTS

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

         The fair values reflected below are indicative of the interest rate environments as of December 31, 2002 and 2001, and do not take into consideration the effects of interest rate fluctuations. In different interest rate environments, fair value results can differ significantly, especially for certain fixed-rate financial instruments and non-accrual assets. In addition, the fair values presented do not attempt to estimate the value of our fee generating businesses and anticipated future business activities. In other words, they do not represent our value as a going concern. Furthermore, the differences between the carrying amounts and the fair values presented may not be realized.

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

         The methodologies used and key assumptions made to estimate fair value, the estimated fair values determined and recorded carrying values follow:

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

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

Loans and Match Funded Loans and Securities

         We estimate the fair value of our performing loans based upon quoted market prices for similar whole loan pools. We base the fair value of our non-performing loans on estimated cash flows discounted using a rate commensurate with the risk associated with the estimated cash flows. We estimate the fair value of our match funded loans and our loans based upon current market yields at which recent pools of similar mortgages have traded taking into consideration the timing and amount of expected cash flows. We mark our match funded securities to fair value in the same manner as securities.

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

Borrowings

         We base the fair value of our bonds-match funded loan agreements, notes and debentures and Capital Securities on quoted market prices. The fair value of our other borrowings, including securities sold under agreements to repurchase and obligations outstanding under lines of credit, approximates carrying value because these borrowings are either short-term or bear interest at a rate that is adjusted regularly based on a market index.

Derivative Financial Instruments

         We base the fair values of our derivative financial instruments on quoted market prices.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

Loan Commitments, Letters of Credit and Guarantees

         The fair values of loan commitments, letters of credit and guarantees are estimated considering the difference between interest rates on the respective financial statement dates and the committed rates.

         The carrying amounts and the estimated fair values of our financial instruments are as follows:

                                                                 December 31, 2002                  December 31, 2001
                                                            ---------------------------        ---------------------------
                                                             Carrying           Fair            Carrying           Fair
                                                              Amount           Value             Amount           Value
                                                            ----------       ----------        ----------       ----------
Financial assets
  Interest earning and non-interest earning cash.......     $  107,247       $  107,247        $  134,655       $  134,655
  Federal funds sold and repurchase agreements.........         85,000           85,000           126,000          126,000
  Trading securities...................................         58,895           58,895           226,249          226,249
  Loans, net...........................................         76,857           89,957           185,293          193,098
  Match funded assets..................................        167,744          167,800           174,351          172,306
  Advances on loans and loans serviced for others......        266,356          266,356           283,183          283,183
Financial liabilities
  Deposits.............................................        425,970          439,360           656,878          679,124
  Escrow deposits on loans and loans serviced for
    others.............................................         84,986           84,986            73,565           73,565
  Securities sold under agreements to repurchase.......             --               --            79,405           79,405
  Bonds - match funded agreements......................        147,071          147,091           156,908          156,996
  Obligations outstanding under lines of credit........         78,511           78,511            84,304           84,304
  Notes, debentures and other interest-bearing
    obligations........................................         81,210           82,749           160,305          159,590
  Capital Securities...................................         56,249           44,998            61,159           50,762
Derivative financial instruments
  Caps and floors......................................            592              592               404              404
  British Pound futures................................           (793)            (793)             (235)            (235)
  Canadian Dollar futures..............................             78               78               353              353
Other
  Loan commitments.....................................             --              346                --            3,432
  Letters of credit....................................             --              210                --              210
  Guarantees...........................................             --              467                --            7,035

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

NOTE 4 Trading Securities

         The fair value of our trading securities are as follows at December 31:

                                                                                                     2002            2001
                                                                                                 -----------     -----------
Collateralized mortgage obligations (AAA-rated) and U.S. Treasury notes
    Collateralized mortgage obligations.......................................................   $    20,540     $   161,191
    U.S. Treasury notes.......................................................................         1,016              --
                                                                                                 -----------     -----------
                                                                                                 $    21,556     $   161,191
                                                                                                 ===========     ===========
Subordinates and residual securities
    Single family residential
       BB-rated subordinates..................................................................   $       599     $       625
       B-rated subordinates...................................................................           606             799
       Unrated subordinates...................................................................           344           1,008
       Unrated subprime residuals ............................................................        33,213          60,049
                                                                                                 -----------     -----------
                                                                                                      34,762          62,481
    Nonresidential unrated subordinates.......................................................         2,577           2,577
                                                                                                 -----------     -----------
                                                                                                 $    37,339     $    65,058
                                                                                                 ===========     ===========

         At December 31, 2002, we had pledged securities from our portfolio of collateralized mortgage obligations (AAA-rated) and U.S. Treasury notes with a fair value of $2,890 as security for certificates of deposit in excess of $100 issued to municipalities in the State of New Jersey.

         At December 31, 2002, we held securities with an aggregate fair value of $1,874 that were issued by Freddie Mac.

         A profile of the maturities of our trading securities at December 31, 2002 follows. Mortgage-backed securities are included based on their weighted-average maturities, reflecting anticipated future prepayments.

                                             Collateralized Mortgage Obligations
                                                   and U.S. Treasury Notes                  Subordinates and Residuals
                                            --------------------------------------    -------------------------------------
                                            Weighted Average                          Weighted Average
                                                 Yield              Fair Value              Yield             Fair Value
                                            ----------------      ----------------    ----------------     ----------------
Due within one year.....................         3.05%              $     21,556           23.30%            $      6,389
Due after 1 through 5 years.............          --                          --           13.85                   22,778
Due after 5 through 10 years............          --                          --           18.36                    6,737
Due after 10 years......................          --                          --           19.54                    1,435
                                                                    ------------                             ------------
                                                                    $     21,556                             $     37,339
                                                                    ============                             ============

         Realized and unrealized gain on trading and match funded securities for the years ended December 31, 2002, and 2001 was comprised of the following:

                                                                                                     2002            2001
                                                                                                 -----------     -----------
Unrealized gain
 Trading securities...........................................................................   $     1,727     $     3,125
 Match funded securities......................................................................           293           2,088
                                                                                                 -----------     -----------
                                                                                                       2,020           5,213
                                                                                                 -----------     -----------
Realized gain
 Trading securities...........................................................................         4,992          11,117
 Match funded securities......................................................................            --              --
                                                                                                 -----------     -----------
                                                                                                       4,992          11,117
                                                                                                 -----------     -----------
                                                                                                 $     7,012     $    16,330
                                                                                                 ===========     ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

         Our residual and subordinate securities classified as trading securities at December 31, 2002 include retained interests with a fair value of $1,465 from securitizations of our loans completed in prior years. At December 31, 2001, trading securities included retained interests with a fair value of $25,274. We have completed no securitizations of loans since 1999.

NOTE 5 LOANS

         Our loans consisted of the following at December 31:

                                                                                       2002                     2001
                                                                                  ---------------          ---------------
Single family residential loans..........................................         $         2,163          $        58,118
                                                                                  ---------------          ---------------

Multi-family residential loans...........................................                  26,017                   33,319
                                                                                  ---------------          ---------------

Nonresidential real estate loans
     Office buildings....................................................                  41,215                   56,713
     Hotels..............................................................                  11,668                   38,576
     Retail properties...................................................                  27,500                   47,492
     Other properties....................................................                   1,388                      807
                                                                                  ---------------          ---------------
                                                                                           81,771                  143,588
                                                                                  ---------------          ---------------
Other loans..............................................................                      --                       31
                                                                                  ---------------          ---------------
     Total loans.........................................................                 109,951                  235,056
                                                                                  ---------------          ---------------
Unaccreted discount and deferred fees
     Single family residential loans.....................................                    (579)                 (16,467)
     Multi-family residential loans.....................................                     (837)                    (650)
     Commercial real estate loans........................................                 (10,572)                 (19,318)
                                                                                  ---------------          ---------------
                                                                                          (11,988)                 (36,435)
                                                                                  ---------------          ---------------
                                                                                           97,963                  198,621
Undisbursed loan funds...................................................                    (345)                  (2,914)
Allowance for loan losses................................................                 (20,761)                 (10,414)
                                                                                  ---------------          ---------------
                                                                                  $        76,857          $       185,293
                                                                                  ===============          ===============

         Our loans are secured by mortgages on properties located throughout the United States. The following table sets forth the five states in which the largest amount of properties securing our loans were located at December 31, 2002:

                                                                                              Nonresidential
                                                   Single Family        Multi-family           Real Estate
                                                    Residential          Residential            and Other           Total
                                                  --------------       --------------         --------------    --------------
Wisconsin..................................        $        --          $        --            $    33,437       $    33,437
New York...................................                229                   --                 25,260            25,489
New Jersey.................................                 --                9,943                     --             9,943
Florida....................................                 --                   --                  7,068             7,068
Texas......................................                  3                5,225                     --             5,228
Other (1)..................................              1,352               10,012                  5,434            16,798
                                                   -----------          -----------            -----------       -----------
                                                   $     1,584          $    25,180            $    71,199       $    97,963
                                                   ===========          ===========            ===========       ===========

(1) Consists of properties located in 15 other states, none of which aggregated over $4,795 in any one state.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

         The following table presents a summary of our non-performing loans, allowance for loan losses and significant ratios for our loans at and for the years ended December 31:

                                                                       2002                 2001                  2000
                                                                  --------------       --------------       --------------
Non-performing loans
   Single family residential................................      $        1,345       $       32,430       $      181,998
   Multi-family residential.................................              14,822               23,637               17,754
   Nonresidential real estate and other.....................              59,382               38,240               97,795
                                                                  --------------       --------------       --------------
                                                                  $       75,549       $       94,307       $      297,547
                                                                  ==============       ==============       ==============
Allowance for loan losses
   Balance, beginning of year...............................      $       10,414       $       23,279       $       26,440
   Provision for loan losses................................              13,655               15,478               15,270
   Net charge-offs..........................................              (3,308)             (28,343)             (18,431)
                                                                  --------------       --------------       --------------
   Balance, end of year.....................................      $       20,761       $       10,414       $       23,279
                                                                  ==============       ==============       ==============

Significant ratios
   Non-performing loans as a percentage of
     Total loans............................................           77.39%               48.19%               44.86%
     Total assets...........................................            6.18                 5.51                13.23
   Allowance for loan losses as a percentage of
     Total loans............................................           21.27%                5.32%                3.51%
     Non-performing loans...................................           27.48                11.04                 7.82

         If non-accrual loans had been current in accordance with their original terms, interest income for the years ended December 31, 2002, 2001 and 2000, would have been greater by approximately $4,235, $10,841 and $32,724, respectively. We have accrued no interest on loans greater than 89 days past due.

         The following table sets forth the geographic distribution of properties securing our non-accrual loans at December 31, 2002:

                                                                                               Nonresidential
                                                              Single Family    Multi-family      Real Estate
                                                               Residential     Residential        and Other         Total
                                                             --------------   --------------   --------------   --------------
Wisconsin...................................................            --      $       --       $   33,437       $   33,437
New York....................................................           119              --           25,260           25,379
New Jersey..................................................            --           9,597               --            9,597
Texas.......................................................             3           5,225               --            5,228
Connecticut ................................................            75              --              485              560
Other (1)...................................................         1,148              --              200            1,348
                                                                ----------      ----------       ----------       ----------
    Total...................................................    $    1,345      $   14,822       $   59,382       $   75,549
                                                                ==========      ==========       ==========       ==========

(1) Consists of properties located in 17 states, none of which aggregated over $236 in any one state.

         The following table presents information regarding our impaired loans at and for the years ended December 31:

                                                                                       2002                     2001
                                                                                  ---------------          ---------------
Book value...............................................................         $        43,035          $         5,362
Allowance for loan losses................................................                 (12,985)                    (591)
                                                                                  ---------------          ---------------
Carrying value...........................................................         $        30,050          $         4,771
                                                                                  ===============          ===============

Average carrying value of impaired loans during the year................          $        58,064          $        24,151

         Impaired loans at December 31, 2002 consisted of one nonresidential loan and one multi-family loan. Impaired loans at December 31, 2001 consisted of seven nonresidential loans.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

NOTE 6 MATCH FUNDED ASSETS

         Our match funded assets are comprised of the following at December 31:

                                                                                         2002                   2001
                                                                                   ----------------       ---------------
Single family residential loans (1).........................................       $        38,129        $        53,123
Allowance for loan losses...................................................                  (144)                  (170)
                                                                                   ----------------       ---------------
   Match funded loans, net..................................................                37,985                 52,953
                                                                                   ---------------        ---------------

Match funded securities (at fair value).....................................                 8,057                 19,435
                                                                                   ---------------        ---------------

Match funded advances on loans serviced for others
   Principal and interest...................................................                66,524                 65,705
   Taxes and insurance......................................................                30,301                 21,900
   Other....................................................................                24,877                 14,358
                                                                                   ---------------        ---------------
                                                                                           121,702                101,963
                                                                                   ---------------        ---------------

                                                                                   $       167,744        $       174,351
                                                                                   ===============        ===============

(1) Included $3,120 and $4,405 of non-performing loans at December 31, 2002 and 2001, respectively.

         Match funded loans were acquired as a result of our acquisition of OAC in 1999. These loans were securitized and transferred by OAC to OAC Mortgage Residential Securities, Inc., a real estate mortgage investment conduit (the "Trust") on November 13, 1998. On that date, the Trust issued two classes of notes secured by the related group of mortgage loans. At December 31, 2002, Loan Group I consisted of approximately 281 mortgage loans with original terms of up to 30 years that are secured by first liens on single family residential properties. At that same date, Loan Group II consisted of approximately 173 mortgage loans with original terms of up to 30 years that are secured by first or second liens on single family residential properties. Upon the transfer, OAC received approximately $173,900 of proceeds.

         Each class of the notes is subject to redemption at our option at such time when the remaining aggregate principal balance of the loans has declined to less than 20% of the initial aggregate principal balance of the loans at the transfer date. The transfer of the loans to the trust did not qualify for sales treatment for accounting purposes, since OAC retained effective control of the loans transferred. Accordingly, the proceeds received from the transfer are reported as a secured borrowing with pledge of collateral (bonds-match funded agreements) in our consolidated statement of financial condition. See Note 14.

         Our match funded loans are secured by mortgages on properties located throughout the United States. The following table sets forth the five states in which the largest amount of properties securing our loans were located at December 31, 2002:

Michigan.................................................        $         6,344
Texas....................................................                  3,319
California...............................................                  2,786
Massachusetts............................................                  2,467
Florida..................................................                  2,249
Other (1)................................................                 20,964
                                                                 ---------------
                                                                 $        38,129
                                                                 ===============

(1) Consists of properties located in 36 other states, none of which aggregated over $2,091 in any one state.

         Match funded securities resulted from our transfer of four unrated residual securities to Ocwen NIMs Corp. on December 16, 1999 in exchange for $43,000 in non-recourse notes (Series 1999-OAC1). Upon the transfer, we received approximately $40,100 of proceeds.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

         With respect to Ocwen NIMs Corp., we act as the special servicer for three of the underlying securitization trusts and as the master servicer for one of the underlying securitization trusts. In connection with our role as master servicer for one trust and as special servicer for the two of the other three trusts, we have the option to cause each trust to adopt a plan of complete liquidation at such time as the remaining aggregate principal balance of the loans in the trust is equal to or less than 10% of the initial aggregate principal balance of the loans at the date the trust was initiated. Through the exercise of these rights, we may cause the early redemption of the notes issued by Ocwen NIMs Corp. The transfer of the three securities by Ocwen to Ocwen NIMs Corp. did not qualify for sales treatment for accounting purposes, since we retained effective control over the securities transferred. Accordingly, the amount of proceeds from the transfer is reported as a secured borrowing with pledge of collateral (bonds-match funded agreements) in our consolidated statement of financial condition. See Note 14.

         The following table summarizes the maturities of our match funded securities at December 31, 2002. Maturities are based on weighted-average unpaid principal balance and reflect anticipated future prepayments based on a consensus of dealers in the market.

                                                                    Fair Value
                                                                 ---------------
Due within one year.......................................       $         1,118
Due after 1 through 5 years...............................                 2,989
Due after 5 through 10 years..............................                 1,613
Due after 10 years........................................                 2,337
                                                                 ---------------
                                                                 $         8,057
                                                                 ===============

         Match funded advances on loans serviced for others resulted from the transfer of certain advances on loans serviced for others to a third party. According to the terms of transfer agreement, we retain the option, at any time, to purchase from the transferee up to 5% of the aggregate advances outstanding and the right to select the specific advances to be repurchased. Accordingly, we retain control of the advances and therefore the transfer did not qualify as a sale for accounting purposes. As a result, the proceeds we received from the transfer are reported as a secured borrowing with pledge of collateral (bonds-match funded agreements) in our consolidated statement of financial condition. See Note 14.


NOTE 7 REAL ESTATE OWNED

         Real estate owned, net of valuation allowance, is held for sale and comprised of the following property types at December 31:

                                                          2002           2001
                                                       ----------     ----------
Single family residential........................      $    1,886     $   16,424
Nonresidential real estate.......................          60,153         94,041
                                                       ----------     ----------
                                                       $   62,039     $  110,465
                                                       ==========     ==========

         The following table sets forth by type of property certain geographical information related to our real estate owned at December 31, 2002:

                                             Single Family Residential         Nonresidential                  Total
                                             -------------------------    ------------------------    ------------------------
                                                              No. of                      No. of                      No. of
                                               Amount       Properties      Amount      Properties      Amount      Properties
                                             ----------     ----------    -----------   ----------    -----------   ----------
Florida.................................      $     --             --      $  41,000            1      $  41,000            1
Michigan................................             4              2         18,616            4         18,620            6
Pennsylvania............................           584             10             --           --            584           10
California..............................            --             --            537            1            537            1
New York................................           354              2             --           --            354            2
Other (1)...............................           944             35             --           --            944           35
                                              --------       --------      ---------     --------      ---------     --------
                                              $  1,886             49      $  60,153            6      $  62,039           55
                                              ========       ========      =========     ========      =========     ========

(1) Consists of properties located in 18 other states, none of which aggregated over $219 in any one state.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

         The following schedule presents the activity, in aggregate, in the valuation allowance on our real estate owned for the years ended December 31:

                                                                                    2002             2001             2000
                                                                                -----------       -----------      -----------
Balance at beginning of year.............................................       $    19,098       $    18,142      $    17,181
Provision for losses.....................................................            19,685            17,766           26,674
Charge-offs..............................................................            (5,304)           (2,352)          (4,129)
Sales....................................................................            (7,835)          (14,458)         (21,584)
                                                                                -----------       -----------      -----------
Balance at end of year...................................................       $    25,644       $    19,098      $    18,142
                                                                                ===========       ===========      ===========


NOTE 8 INVESTMENT IN REAL ESTATE

         Our investment in real estate consisted of the following at December 31:

                                                                                                 2002              2001
                                                                                             -------------     -------------
Properties held for investment (1)
   Office buildings....................................................................      $      27,602     $      32,132
   Retail..............................................................................              9,090            29,637
   Building improvements...............................................................             17,387            17,513
   Tenant improvements and lease commissions...........................................              2,795             4,537
   Furniture and fixtures..............................................................                 30                52
                                                                                             -------------     -------------
                                                                                                    56,904            83,871
   Accumulated depreciation............................................................             (5,316)           (5,327)
                                                                                             -------------     -------------
                                                                                                    51,588            78,544
                                                                                             -------------     -------------

Nonresidential loans accounted for as investments in real estate (2)...................              2,188            30,436
                                                                                             -------------     -------------

Investment in real estate partnerships (3).............................................              4,900             7,916
                                                                                             -------------     -------------
                                                                                             $      58,676     $     116,896
                                                                                             =============     =============

(1) We acquired these properties as a result of our acquisition of OAC in 1999. Our properties held for investment at December 31, 2002 are comprised of one office building located in Jacksonville, Florida and one retail shopping center located in Halifax, Nova Scotia. During 2002, we sold our shopping center located in Bradenton, Florida. We recorded impairment charges of $14,549 during 2002.

(2) We acquired certain acquisition, development and construction loans in January 2000 in which we participate in the expected residual profits of the underlying real estate, and where the borrower has not contributed substantial equity to the project. As such we account for these loans under the equity method of accounting as though we had an investment in a real estate limited partnership.

(3) Consists of interests in two limited partnerships operating as real estate ventures, consisting of multi-family type properties.


NOTE 9 MORTGAGE SERVICING

         Under contractual servicing agreements with investors, we service mortgage and non-mortgage loans that we do not own. The total unpaid principal balance of such loans we serviced for others was $32,069,363 and $23,164,012 at December 31, 2002 and 2001, respectively, and is excluded from our consolidated statements of financial condition. We similarly exclude from our statements of financial condition funds representing collections of principal and interest we have received from borrowers that are on deposit with an unaffiliated bank. Those funds amounted to $581,507 and $324,027 at December 31, 2002 and 2001, respectively. Servicing fees and other servicing-related income we earned on loans we serviced for others, net of servicing rights amortization, amounted to $112,720, $112,624 and $78,567 for the years ended December 31, 2002, 2001 and
2000, respectively. These net fees are included in servicing and other fees

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

in our consolidated statements of operations. In general, these servicing agreements include guidelines and procedures for servicing the loans, including servicing, remittance and reporting requirements, among other provisions.

         We earn servicing and sub-servicing income primarily on mortgage loans secured by real estate in 50 states. At December 31, 2002, the geographic distribution based on the unpaid principal balance of the loans we serviced was as follows:

                                                 Amount (1)     No. of Loans (1)
                                              ----------------  ----------------
California..................................     $  9,846,539           66,078
Florida.....................................        2,022,733           25,075
New York....................................        1,786,745           17,009
Illinois....................................        1,705,760           14,600
Texas.......................................        1,548,019            23,547
Other (2)...................................       15,159,567          190,369
                                                 ------------     ------------
                                                 $ 32,069,363          336,678
                                                 ============     ============

(1) Included 1,387 non-mortgage loans with an unpaid principal balance of $236,866.

(2) Consisted of loans in 45 other states, none of which aggregated over $1,097,771 in any one state.

         The risk inherent in such concentrations is dependent upon regional and general economic conditions that affect property values.

         The following table summarizes the activity in our servicing rights for the years ended December 31:

                                                     2002             2001
                                                 ------------     ------------
Balance at the beginning of year...........      $    101,107     $     51,426
Purchases..................................           128,891           79,522
Amortization...............................           (58,153)         (29,841)
Sale.......................................              (234)              --
                                                 ------------     ------------
Balance at the end of the year.............      $    171,611     $    101,107
                                                 ============     ============

         At December 31, 2002 and 2001, we estimated the fair value of our servicing rights to be $219,600 and $200,500, respectively.

         Advances related to our loans serviced for others consisted of the following at December 31:

                                                     2002             2001
                                                 ------------     ------------
Principal and interest.....................      $     63,326     $    107,319
Taxes and insurance........................           117,937           99,972
Other......................................            84,455           69,543
                                                 ------------     ------------
                                                 $    265,718     $    276,834
                                                 ============     ============

         Advances related to our loans serviced for others do not include advances on our loan portfolios of $638 and $6,349 at December 31, 2002 and 2001, respectively. These advances also do not include advances reported as part of match funded assets. See Note 6.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

NOTE 10 AFFORDABLE HOUSING PROPERTIES

         Our investments in affordable housing properties were as follows at December 31:

                                                                                             2002                 2001
                                                                                        ---------------      ---------------
Investments solely as a limited partner made before May 18, 1995................        $            --      $         6,838
Investments solely as a limited partner made on or after May 18, 1995...........                 11,962               21,768
Investments both as a limited and, through subsidiaries, as a general partner...                  3,357               73,463
                                                                                        ---------------      ---------------
                                                                                        $        15,319      $       102,069
                                                                                        ===============      ===============

         The qualified affordable housing projects underlying our investments in affordable housing properties are geographically located throughout the United States. At December 31, 2002, our largest single investment was $6,474, which related to a project located in N. Wildwood, New Jersey.

         We record income on our limited partnership investments made before May 18, 1995 under the level yield method as a reduction of income tax expense. This income amounted to $521, $388 and $2,093 for the years ended December 31, 2002, 2001 and 2000, respectively. For 2000, we also recorded additional income tax expense of $6,875 related to certain of our limited partnership investments made before May 18, 1995 resulting from the sale of those investments in advance of their maturity for tax credit purposes. As a result, we could not realize all of the deferred tax benefit that had been previously recorded by us under the level yield method, and we reversed the related accrual for the excess benefits. For limited partnership investments made after May 18, 1995, and for investments as a limited and, through subsidiaries, as a general partner, we recognized tax credits of $2,164, $1,690 and $7,359 for the years ended December 31, 2002, 2001 and 2000, respectively, and recorded a loss after depreciation of $1,066, $993 and $3,483 from operations on the underlying real estate for the years ended December 31, 2002, 2001 and 2000, respectively.

         Included in our gains on other non-interest earning assets, net, for the years ended December 31, 2002, 2001 and 2000, are gains (losses) of $444, $(956) and $497, respectively, on the sales of affordable housing properties. The properties sold in 2002, 2001 and 2000 had carrying values, net of reserves, of $73,087, $55,652 and $28,942, respectively.

         During 2002 and 2001, we recorded charges of $17,350 and $15,587, respectively, to reserve for estimated losses from the sales of properties. We incurred an additional charge during 2002 of $3,944 to record a discount on a long-term note receivable taken in consideration for the sale of seven properties. We are accreting this discount to income over the term of the related receivable balance, which extends through September 2014. During 2000, we entered into transactions to sell twenty-five of our low-income housing tax credit properties, together with the related tax credits. Although these transactions resulted in the transfer of tax credits and operating results for these properties to the purchasers, they did not qualify as sales for accounting purposes, primarily due to insufficient cash received at signing, as well as certain contingencies with respect to potential repurchase requirements. We recorded a charge to earnings during 2000 of $6,448 reflecting the expected net loss to be incurred upon completion of these transactions. At December 31, 2002 and 2001, our investments in affordable housing properties included $4,458 and $49,893, respectively of properties subject to sales agreements that had not yet qualified as sales for accounting purposes.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

NOTE 11 PREMISES AND EQUIPMENT

         Our premises and equipment are summarized as follows at December 31:

                                                                                         2002                   2001
                                                                                    --------------         --------------
Computer hardware and software..............................................        $       64,730         $       53,557
Buildings...................................................................                19,530                 19,270
Leasehold improvements......................................................                10,011                  9,788
Land and land improvements..................................................                 4,041                  4,041
Furniture and fixtures......................................................                 9,072                  8,810
Office equipment............................................................                 2,564                  1,773
Less accumulated depreciation and amortization..............................               (65,680)               (52,650)
                                                                                    --------------         --------------
                                                                                    $       44,268         $       44,589
                                                                                    ==============         ==============

         Depreciation expense amounted to $12,985, $11,398 and $12,248 for 2002, 2001 and 2000, respectively (of which $2,647, $2,344 and $2,353 for 2002, 2001 and 2000, respectively, related to computer software). Buildings represent our customer service and collection facility in Orlando, Florida.


NOTE 12 DEPOSITS

         Our deposits consisted of the following at December 31:

                                                                                          2002                  2001
                                                                                      -------------         -------------
Non-interest-bearing deposits................................................         $       4,378         $       5,624
NOW and money market checking accounts.......................................                17,720                15,479
Savings accounts.............................................................                 1,592                 1,287
                                                                                      -------------         -------------
                                                                                             23,690                22,390
                                                                                      -------------         -------------

Certificates of deposit (1)(2)...............................................               402,917               636,037
Unamortized deferred fees....................................................                  (637)               (1,549)
                                                                                      -------------         -------------
                                                                                            402,280               634,488
                                                                                      -------------         -------------

                                                                                      $     425,970         $     656,878
                                                                                      =============         =============

(1) At December 31, 2002 and 2001, certificates of deposit, net of unamortized deferred fees, included $198,248 and $484,698, respectively, of brokered deposits originated through national, regional and local investment banking firms which solicit deposits from their customers, all of which are non-cancelable. We did not issue any new brokered certificates of deposit during 2002 or 2001 and, at this time, do not intend to issue any such deposits in the foreseeable future.

(2) At December 31, 2002 and 2001, certificates of deposit with outstanding balances of $100 or more amounted to $125,451 and $82,771, respectively. Of the $125,451 of uninsured deposits at December 31, 2002, $49,507 were from political subdivisions in New Jersey and are secured or collateralized as required under state law.

         The contractual remaining maturity of our certificates of deposit at December 31, 2002 is as follows:

Within one year..............................................       $    269,315
Within two years.............................................             78,467
Within three years...........................................             29,036
Within four years............................................              1,528
Within five years............................................              3,945
Thereafter...................................................             19,989
                                                                    ------------
                                                                    $    402,280
                                                                    ============

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

         We amortize deferred fees on certificates of deposit on a straight-line basis over the term of the respective certificates of deposit. Such amortization amounted to $912, $2,441 and $4,419 for the years ended December 31, 2002, 2001 and 2000, respectively, and is included in interest expense on deposits. Interest expense we incurred by type of deposit account was as follows for the years ended December 31:

                                                                                 2002             2001              2000
                                                                              -----------      -----------       -----------
NOW accounts and money market checking................................        $       239      $       393       $       532
Savings...............................................................                 18               29                37
Certificates of deposit...............................................             27,198           59,545            97,655
                                                                              -----------      -----------       -----------
                                                                              $    27,455      $    59,967       $    98,224
                                                                              ===========      ===========       ===========

         Accrued interest payable on our deposits amounted to $3,093 and $6,858 at December 31, 2002 and 2001, respectively.


NOTE 13 ESCROW DEPOSITS ON LOANS AND LOANS SERVICED FOR OTHERS

         Escrow deposits on loans we own and on loans we serviced for others consisted of the following at December 31:

                                                                                          2002                   2001
                                                                                    ---------------        ---------------
Taxes and insurance payments held on loans serviced for others...............       $        67,007        $        65,009
Other escrow deposits........................................................                17,979                  8,556
                                                                                    ---------------        ---------------
                                                                                    $        84,986        $        73,565
                                                                                    ===============        ===============

NOTE 14 BONDS-MATCH FUNDED AGREEMENTS

         Our bonds-match funded agreements are accounted for as secured borrowings with pledges of collateral and were comprised of the following at December 31:

Collateral                                                                                2002                   2001
-----------------------------------------------------------------------------       ---------------        ---------------
Single family residential loans..............................................       $        32,217        $        46,145
Unrated residual securities..................................................                 8,057                 18,997
Advances on loans serviced for others........................................               106,797                 91,766
                                                                                    ---------------        ---------------
                                                                                    $       147,071        $       156,908
                                                                                    ===============        ===============

         Our bonds-match funded agreements are obligations secured by the collateral underlying the related match funded assets, and are repaid through the cash proceeds arising from those assets.

         At December 31, 2002 and 2001, our bonds-match funded agreements had a weighted average interest rate of 3.13% and 3.97%, respectively. Accrued interest payable on our bonds-match funded agreements amounted to $108 and $97 at December 31, 2002 and 2001, respectively. We incurred interest expense on our bonds-match funded agreements of $6,573, $7,315 and $11,484 during 2002, 2001 and 2000, respectively.

         Our bonds-match funded agreements contain various qualitative and quantitative covenants that, among other things, establish requirements for the monitoring and reporting of specified financial transactions and reporting on defined events affecting the collateral underlying the agreements.

         The facility underlying our bonds-match funded agreements collateralized by advances on loans serviced for others, if not renewed, will mature in December 2003. This would preclude our ability to finance further advances through this facility.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

NOTE 15 LINES OF CREDIT AND OTHER SHORT-TERM BORROWINGS

         Through our subsidiaries we have obtained secured lines of credit from various unaffiliated financial institutions as follows:

                                         Balance       Amount of     Committed       Maturity
             Collateral                Outstanding      Facility      Amount           Date             Interest Rate(3)
-----------------------------------  ---------------  -----------  -------------  --------------  ----------------------------
December 31, 2002
   Advances on loans serviced
     for others (1)..............       $ 78,511       $ 100,000     $  78,511      April 2003      LIBOR + 200 basis points

December 31, 2001
   Real estate investments and
     commercial loans (2)........       $  32,463      $ 200,000     $ 115,580      June 2002       LIBOR + 240 basis points

   Advances on loans serviced
     for others (1)..............          51,841        100,000     $  51,841     October 2002     LIBOR + 200 basis points
                                        ---------
                                        $  84,304
                                        =========

(1)      This line was entered into during 2001 to fund servicing advances.

(2)      Acquired in connection with our acquisition of OAC.

(3)      LIBOR was 1.38% and 1.87% at December 31, 2002 and 2001, respectively.

         The maximum month end amount of our borrowings under lines of credit was $106,673 and $119,648 for the years ended December 31, 2002 and 2001, respectively. The average balance of obligations outstanding under lines of credit was $88,282 and $82,604 during the years ended December 31, 2002 and 2001, respectively, and the weighted average interest rates were 4.29% and 6.67%, respectively.

         Accrued interest payable on our obligations outstanding under lines of credit amounted to $226 and $171 at December 31, 2002 and 2001, respectively. Interest expense we incurred on our obligations outstanding under lines of credits amounted to $3,787, $5,511 and $13,881 during 2002, 2001 and 2000, respectively.

         In addition to our lines of credit listed above, through the Bank, we have the capacity to borrow from the Federal Home Bank of New York ("FHLB") up to an aggregate of $50,000 (subject to the availability of acceptable collateral), at the prevailing market rate. This facility matures in March 2003. We had no advances from the FHLB during the years ended December 31, 2002 and 2001.

         At December 31, 2002, we had $0 of repurchase agreements outstanding as compared to $79,405 at December 31, 2001. At December 31, 2001 repurchase agreements ranged in maturity from two to seven days and had interest rates ranging from 1.80% to 1.89%. The maximum month end amount of our borrowings through repurchase agreements was $66,817 and $92,095 during the years ended December 31, 2002 and 2001, respectively. The average balance of repurchase agreements outstanding was $12,774 and $19,500 during the years ended December 31, 2002 and 2001, respectively, and the weighted average interest rates were 1.84% and 2.71%, respectively.

         As of December 31, the weighted average interest rates of our obligations outstanding under lines of credit and reverse repurchase agreements were as follows:

                                                     2002             2001
                                                 ------------     ------------
Lines of credit............................          3.38%            4.02%
Repurchase agreements......................            --%            1.87%

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

NOTE 16 NOTES, DEBENTURES AND OTHER INTEREST-BEARING OBLIGATIONS

         Our notes, debentures and other interest-bearing obligations mature as follows:

                                                                                                       December 31,
                                                                                                ----------------------------
                                                                                                   2002             2001
                                                                                                -----------      -----------
2003
11.875% Notes due October 1.............................................................        $    43,475          $87,025
Loan due September 30 (LIBOR plus 250 basis points or a minimum of 8%)..................              4,235               --
2004
Loan due May 24 (LIBOR plus 250 basis points)...........................................                 --            6,235
2005
12% Subordinated Debentures due June 15.................................................             33,500           67,000
11.5% Notes due July 1..................................................................                 --               45
                                                                                                -----------      -----------
                                                                                                $    81,210      $   160,305
                                                                                                ===========      ===========

         In addition to the specific requirements discussed below, each of our notes and debentures contain qualitative and quantitative covenants that establish, among other things, the maintenance of specified net worth and restrictions on future indebtedness, as well as the monitoring and reporting of various specified transactions or events.

         We issued our 11.875% Notes due October 1, 2003, ("the Notes") in the original amount of $125,000 with interest payable semiannually on April 1 and October 1. The Notes are unsecured general obligations and are subordinated in right of payment to the claims of creditors of our subsidiaries.

         On November 26, 2002 we exercised our redemption option and called $40,000 of the Notes at a price of 102.969%. We may redeem the remaining balance of the Notes at our option, in whole or in part, at a redemption price of 102.969% (expressed as a percentage of the principal amount) plus accrued and unpaid interest, if redeemed prior to the maturity on October 1, 2003. Earlier in 2002, we also repurchased $3,550 of the Notes in the open market. We incurred a loss of $1,508 on these transactions in 2002. During 2001, we repurchased $13,025 of our Notes in the open market, resulting in gains of $52.

         The indenture governing the Notes requires that we maintain, at all times when the Notes are not rated in an investment grade category by one or more nationally recognized statistical rating organizations, unencumbered liquid assets with a value equal to 100% of the required interest payments due on the Notes on the next two succeeding semiannual interest payment dates. We maintained an investment in cash and cash equivalents of $5,172 and $10,366 at December 31, 2002 and 2001, respectively, that is restricted for purposes of meeting this liquidity requirement. The indenture further provides that we shall not sell, transfer or otherwise dispose of shares of common stock of the Bank or permit the Bank to issue, sell or otherwise dispose of shares of its common stock unless in either case the Bank remains a wholly-owned subsidiary.

         In connection with the issuance of the Notes, we incurred certain costs that we capitalized and are amortizing on a straight-line basis over the life of the Notes. The unamortized balance of these issuance costs amounted to $253 and $1,185 at December 31, 2002 and 2001, respectively, and is included in other assets. Accrued interest payable on the Notes amounted to $1,291 and $2,583 at December 31, 2002 and 2001, respectively. We incurred interest expense on the Notes of $9,681, $11,465 and $12,293 during 2002, 2001 and 2000 respectively.

         The Bank issued its 12% Subordinated Debentures due 2005 (the "Debentures") in the original amount of $100,000 with interest payable semiannually on June 15 and December 15. The Debentures are unsecured general obligations of the Bank and are subordinated in right of payment to all existing and future senior debt.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

         The Bank may redeem the Debentures at any time at its option, in whole or in part, together with accrued and unpaid interest, if any, on not less than 30 nor more than 60 days notice at the following redemption prices (expressed as a percentage of the principal amount), if redeemed during the twelve-month period beginning June 15 of the years indicated below:

Year                                                            Redemption Price
----                                                            ----------------
2002 ........................................................         102.667%
2003 ........................................................         101.333%
2004 and thereafter..........................................         100.000%

On November 26, 2002 the Bank exercised its redemption option and called $33,500 of the Debentures at a redemption price of 102.667%, resulting in a loss of $1,025. During 1999, the Bank repurchased $33,000 of its debentures in the open market, resulting in a gain of $1,025. There were no repurchases during 2001 or 2000.

         In connection with the issuance of the Debentures, the Bank incurred certain costs that we capitalized and are amortizing on a straight-line basis over the expected life of the Debentures. The unamortized balance of these issuance costs amounted to $94 and $617 at December 31, 2002 and 2001, respectively, and is included in other assets. Accrued interest payable on the Debentures amounted to $168 and $335 at December 31, 2002 and 2001, respectively. We incurred interest expense on the Debentures of $7,660, $8,040 and $8,040 during 2002, 2001 and 2000, respectively.

         As a result of our acquisition of OAC in October 1999, we assumed the 11.5% Redeemable Notes (the "Redeemable Notes") due 2005, which OAC issued during 1998 in the original amount of $150,000. During 2000, OAC repurchased in the open market $44,930 of the outstanding balance of its Redeemable Notes. These repurchases resulted in gains of $8,073. Additionally, on December 21, 2000, we acquired $98,025 in aggregate principal outstanding of the Redeemable Notes pursuant to our tender offer and consent solicitation dated November 14, 2000. This repurchase resulted in a gain of $9,452. On November 5, 2002 OAC exercised its redemption option and called the remaining $45 balance at a price of 105.75%, resulting in a loss of $2. We incurred interest expense on the Redeemable Notes of $4, $5 and $13,680 during 2002, 2001 and 2000, respectively.


NOTE 17 CAPITAL SECURITIES

         In August 1997, Ocwen Capital Trust ("OCT") issued $125,000 of 10.875% Capital Securities (the "Capital Securities"). OCT invested the proceeds from issuance of the Capital Securities in 10.875% Junior Subordinated Debentures issued by OCN. The Junior Subordinated Debentures, which represent the sole assets of OCT, will mature on August 1, 2027. During 2002, 2001 and 2000, we repurchased $4,910, $18,371 and $30,470, respectively, of our Capital Securities in the open market, resulting in gains of $1,074, $3,723 and $11,739, respectively.

         Holders of the Capital Securities are entitled to receive cumulative cash distributions accruing from the date of original issuance and payable semiannually in arrears on February 1 and August 1 of each year, commencing on February 1, 1998, at an annual rate of 10.875% of the liquidation amount of $1,000 per Capital Security. OCN guarantees payment of distributions out of moneys held by OCT, and payments on liquidation of OCT or the redemption of Capital Securities, to the extent OCT has funds available. If Ocwen Financial Corporation does not make principal or interest payments on the Junior Subordinated Debentures, OCT will not have sufficient funds to make distributions on the Capital Securities, in which event the guarantee shall not apply to such distributions until OCT has sufficient funds available therefor. Accumulated distributions payable on the Capital Securities amounted to $2,549 and $2,771 at December 31, 2002 and 2001, respectively, and are included in accrued interest payable.

         We have the right to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 10 consecutive semiannual periods with respect to each deferral period, provided that no extension period may extend beyond the stated maturity of the Junior Subordinated Debentures. Upon the termination of any such extension period and the payment of all amounts then due on any interest payment date, we may elect to begin a new extension period. Accordingly, there could be multiple extension periods of varying lengths throughout the term of the Junior Subordinated Debentures. If we defer interest payments on the Junior Subordinated Debentures, distributions on the Capital Securities will also be deferred, and we may not, nor may any of our subsidiaries, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, their capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

securities that rank pari passu with or junior to the Junior Subordinated Debentures. During an extension period, interest on the Junior Subordinated Debentures will continue to accrue at the rate of 10.875% per annum, compounded semiannually.

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

         In connection with our issuance of the Capital Securities, we incurred certain costs that we capitalized and are amortizing over the term of the Capital Securities. The unamortized balance of these issuance costs amounted to $1,841 and $2,083 at December 31, 2002 and 2001, respectively, and are included in other assets.


NOTE 18 BASIC AND DILUTED EARNINGS PER SHARE

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

         The following is a reconciliation of the calculation of basic EPS to diluted EPS for the years ended December 31:

                                                                                 2002              2001             2000
                                                                              -----------       -----------      -----------
Net income (loss)......................................................       $   (68,775)      $  (124,782)     $     2,192
                                                                              ===========       ===========      ===========
Basic EPS
   Weighted average shares of common stock.............................        67,321,299        67,227,058       67,427,662
                                                                              ===========       ===========      ===========
   Basic EPS...........................................................       $     (1.02)      $     (1.86)     $      0.03
                                                                              ===========       ===========      ===========

Diluted EPS
   Weighted average shares of common stock.............................        67,321,299        67,227,058       67,427,662
   Effect of dilutive securities
     Stock options (1).................................................                --                --           36,381
                                                                              -----------       -----------      -----------
                                                                               67,321,299        67,227,058       67,464,043
                                                                              ===========       ===========      ===========
   Diluted EPS.........................................................       $     (1.02)      $     (1.86)     $      0.03
                                                                              ===========       ===========      ===========

(1) Excludes the effect of all options in 2002 and 2001 because options are antidilutive in the event of a loss and the effect of 1,718,133 of options that are antidilutive for 2000 because their exercise price is greater than the market price of our stock at December 31, 2000.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

NOTE 19 DERIVATIVE FINANCIAL INSTRUMENTS

         We use derivative financial instruments for the purpose of managing our exposure to adverse fluctuations in interest and foreign currency exchange rates.

         Because interest rate futures and foreign currency futures contracts are exchange traded, holders of these instruments look to the exchange for performance under these contracts and not the entity holding the offsetting futures contract, thereby minimizing the risk of nonperformance under these contracts. We are exposed to credit loss in the event of nonperformance by the counterparty to the interest rate and currency swaps and control this risk through credit monitoring procedures. The notional principal amount does not represent our exposure to credit loss.

Interest Rate Risk Management

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

         We had no interest rate swaps outstanding at December 31, 2002. Our swaps had the effect of increasing (decreasing) net interest income by $2 and $(148) for the years ended December 31, 2001 and 2000, respectively. During 2001 and 2000, we realized gains (losses) of $(9) and $575 on swaps that we included in net operating gains on investments in real estate.

         We have purchased amortizing caps and floors to hedge our interest rate exposure relating to our match funded loans and securities. An interest rate cap or interest rate floor is designed to provide protection against the interest rate on a floating-rate instrument rising above some level (cap) or falling below some level (floor). The interest rate representing the cap or the floor is referred to as the "strike rate." We receive payments from the seller on caps when the current interest rate rises above the strike rate and on floors when the current interest rate falls below the strike rate. The amount received represents the difference between the current rate and the strike rate applied to the notional amount. The terms of our outstanding caps and floors at December 31, 2002 and 2001 are as follows:

                                         Notional
                                          Amount          Maturity           Index          Strike Rate       Fair Value
                                      --------------   --------------    --------------    --------------   --------------
December 31, 2002
Caps........................          $     111,799     October 2003     LIBOR 1-Month           7.00%       $         --
Floors......................                 30,563     October 2003      CMT 2-Year             4.35                 592
                                                                                                             ------------
                                                                                                             $        592
                                                                                                             ============

December 31, 2001
Caps........................          $     125,933     October 2003     LIBOR 1-Month           7.00%       $        104
Floors......................                 34,100     October 2003      CMT 2-Year             4.35                 300
                                                                                                             ------------
                                                                                                             $        404
                                                                                                             ============

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

         During 2001, we determined that our caps and floors no longer qualified for hedge accounting. Unrealized gains included in earnings to record our caps and floors at fair value during 2002 and 2001 amounted to $188 and $404, respectively. Amortization of the caps and floors amounted to $391 and $1,172 during the years ended December 31, 2001 and 2000, respectively.

         We purchased no swaptions, put options, U.S. Treasury futures contracts or US Agency futures contracts during 2002 or 2001. The following table summarizes our net realized gains and (losses) on the following financial instruments included in earnings for year ended December 31, 2000.

Swaptions and put options.......................................    $      (374)
U.S. Treasury and Agency futures................................           (617)


         The fair value of our interest rate swaps and caps and floors represents the estimated amount that we would receive or pay to terminate these agreements taking into account current interest rates. Market quotes are available for these agreements. The following table summarizes our use of interest rate risk management instruments:

                                                                                             Notional Amount
                                                                             ----------------------------------------------
                                                                             Interest Rate
                                                                                 Swaps            Caps           Floors
                                                                             -------------    -------------   -------------
Balance, December 31, 2000.................................................    $  33,000        $ 141,674       $  37,787
Maturities.................................................................      (33,000)         (15,741)         (3,686)
                                                                               ---------        ---------       ---------
Balance, December 31, 2001.................................................           --          125,933          34,101
Maturities.................................................................           --          (14,134)         (3,538)
                                                                               ---------        ---------       ---------
Balance, December 31, 2002.................................................    $      --        $ 111,799       $  30,563
                                                                               =========        =========       =========

Foreign Currency Exchange Rate Risk Management

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

         The following table sets forth the terms and values of our foreign currency financial instruments at December 31, 2002 and 2001:

                                                                                                   Strike
                                                 Position       Maturity      Notional Amount       Rate        Fair Value
                                               ------------   ------------   -----------------   -----------   -------------
December 31, 2002
Canadian Dollar currency futures.............      Short        March 2003    C$       11,400       0.6390      $       78

British Pound currency futures...............      Short        March 2003    (pound)  18,750       1.5599            (793)
                                                                                                                ----------
                                                                                                                $     (715)
                                                                                                                ==========
December 31, 2001
Canadian Dollar currency futures.............      Short        March 2002    C$       34,000       0.6380      $      353

British Pound currency futures...............      Short        March 2002    (pound)  17,250       1.4350            (235)
                                                                                                                ----------
                                                                                                                $      118
                                                                                                                ==========

         Before the sale of our equity investment in Kensington in 2000, we entered into a British Pound currency forward ("currency forward") with an AAA-rated counterparty to hedge our equity investment in Kensington. In connection with the sale of the equity investment in Kensington, the currency forward was closed in November 2000.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

NOTE 20 INCOME TAXES

         The components of income tax expense (benefit) were as follows:

                                                                                          Years Ended December 31,
                                                                                  ----------------------------------------
Current                                                                              2002           2001           2000
                                                                                  ----------     ----------     ----------
Federal.....................................................................      $    1,817     $       --     $  (24,744)
State.......................................................................              --             --            261
                                                                                  ----------     ----------     ----------
                                                                                       1,817             --        (24,483)
                                                                                  ----------     ----------     ----------
Deferred
Federal.....................................................................         (30,798)       (21,339)        25,714
State.......................................................................          (2,085)        (2,009)           216
Provision for valuation allowance on prior year's deferred tax asset........              --         83,000         17,500
Provision for valuation allowance on current year's deferred tax asset......          34,049         23,348             --
                                                                                  ----------     ----------     ----------
Income tax expense before change in accounting principle....................           2,983         83,000         18,947
Income tax expense on change of accounting principle........................          (1,166)            --             --
                                                                                  ----------     ----------     ----------
Total.......................................................................      $    1,817     $   83,000     $   18,947
                                                                                  ==========     ==========     ==========

         Income tax expense before the effect of change in accounting principle differs from the amounts computed by applying the U.S. Federal corporate income tax rate of 35% as follows:

                                                                                          Years Ended December 31,
                                                                                  ----------------------------------------
                                                                                     2002           2001           2000
                                                                                  ----------     ----------     ----------
Expected income tax expense (benefit) at statutory rate.....................      $  (27,933)    $  (14,532)    $    7,993
Differences between expected and actual expense (benefit)
   Excess of cost over net assets acquired, net.............................           1,051          1,108          1,078
   Excess of net assets acquired over purchase price........................              --         (6,416)        (4,939)
   State tax (after Federal tax benefit)....................................          (1,355)        (1,306)           310
   Low-income housing tax credits...........................................          (2,685)        (2,078)        (2,577)
   Deferred tax asset valuation allowance current year tax benefit..........          34,049         23,348             --
   Deferred tax asset valuation allowance prior year........................              --         83,000         17,500
   Other....................................................................            (144)          (124)          (418)
                                                                                  ----------     ----------     ----------
     Actual income tax expense (benefit)....................................      $    2,983     $   83,000     $   18,947
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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

         We have not recognized a deferred tax liability for the tax bad debt base year reserves of the Bank. The base year reserves are generally the balance of reserves as of December 31, 1987, reduced proportionately for reductions in the Bank's loan portfolio between that date and December 31, 1995. At December 31, 2002 and 2001, the amount of those reserves was approximately $5,700. This reserve could be recognized in the future under the conditions described in the preceding paragraph.

         The net deferred tax asset was comprised of the following as of:

                                                                                              December 31,
                                                                                     -------------------------------
                                                                                         2002              2001
                                                                                     -------------     -------------
Deferred Tax Assets
   Tax residuals and deferred income on tax residuals ...........................    $       4,506     $       3,176
   State taxes ..................................................................            7,944             5,685
   Accrued profit sharing .......................................................            2,597             2,271
   Accrued other liabilities ....................................................              317               206
   Interest expense related to discount loan portfolio ..........................            7,031             7,031
   Valuation allowance on real estate owned .....................................           11,895             6,873
   Gain on loan foreclosure .....................................................            4,891             7,009
   Bad debt and allowance for loan losses .......................................           14,936            11,021
   Impairment on securities available for sale and unrealized gains
     and losses on trading securities ...........................................           57,709            71,866
   Mortgage servicing rights amortization .......................................           11,564             5,971
   Goodwill amortization ........................................................            1,267               451
   Foreign currency exchange ....................................................            1,075             1,068
   Capital loss carryforward ....................................................            9,347             4,160
   Net operating loss carryforward ..............................................           26,178            15,647
   Partnership losses and low-income housing tax credits ........................           51,078            40,782
   Other ........................................................................            2,821                --
                                                                                     -------------     -------------
                                                                                           215,156           183,217
                                                                                     -------------     -------------
Deferred Tax Liabilities
   Deferred interest income on discount loan portfolio ..........................            6,421             6,421
   Research and development costs ...............................................            1,078             1,294
   Other ........................................................................               --             1,870
                                                                                     -------------     -------------
                                                                                             7,499             9,585
                                                                                     -------------     -------------
                                                                                           207,657           173,632
Valuation allowances ............................................................         (199,270)         (165,221)
                                                                                     -------------     -------------
Net deferred tax asset ..........................................................    $       8,387     $       8,411
                                                                                     =============     =============

         As of December 31, 2002, we had a deferred tax asset valuation allowance totaling $199,270. This allowance is comprised of $38,873 relating to built-in loss limitations arising from our acquisition of OAC and $126,348 relating to our evaluation of the future realization of prior years deferred tax asset and $34,049 related to the future realization of our current year tax benefit.

         We conduct periodic evaluations to determine whether it is more likely than not that the deferred tax asset can be realized in future periods. Among the factors considered in this evaluation are estimates of future taxable income, the future reversal of temporary differences, tax character and the impact of tax planning strategies that can be implemented if warranted. As a result of this evaluation, we included in the tax provision an increase of $34,049, $106,348 and $17,500 to the valuation allowance for 2002, 2001 and 2000 respectively.

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

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

         International Hotel Group ("IHG"), a wholly-owned subsidiary of IMI, and IHG's subsidiaries had at December 31, 2002, approximately $1,079 of Separate Return Limitation Year ("SRLY") net operating loss carryforwards. The SRLY net operating loss carryforward can only offset the future taxable income of IHG and its subsidiaries. The $1,079 operating loss carryforward will expire, if unused, in the year 2008. At December 31, 2002 we had net operating loss carryforwards of $74,795, of which $13,746 expire in 2018, $10,771 expire in 2021 and $50,278 expire in 2022. At December 31, 2002, we had tax credit carryforwards of $37,291 related to our low-income housing tax credits, which expire in 2018, 2019, 2020, 2021 and 2022.


NOTE 21 EMPLOYEE BENEFIT AND COMPENSATION PLANS

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

Retirement Plan

         We maintain a defined contribution 401(k) plan. We match 50% of each employee's contributions, limited to 2% of the employee's compensation. Our contributions to the 401(k) plan for the years ended December 31, 2002, 2001 and 2000, were $593, $613 and $694, respectively.

         In connection with our acquisition of Berkeley Federal Savings Bank in June 1993, the Bank assumed the obligations under a noncontributory defined benefit pension plan (the "Plan") covering substantially all employees upon their eligibility under the terms of the Plan. We froze and fully funded the Plan after the plan year ended December 31, 1993.

Annual Incentive Plan

         The Ocwen Financial Corporation 1998 Annual Incentive Plan (the "AIP") is our primary incentive compensation plan for executives and other key employees. Under the terms of the AIP participants can earn cash and equity based awards as determined by the Compensation Committee. The awards are based on objective performance criteria established by the Committee, including growth in our core businesses, reduction in non-core assets, cost savings through Six Sigma initiatives and utilization of India operations and the achievement of other established performance goals. Non-qualified stock options to purchase our common stock are issued as part of the AIP and are granted pursuant to the Ocwen Financial Corporation 1991 Non-Qualified Stock Option Plan.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

         The following table provides a summary of our stock option activity for the years ended December 31, 2002, 2001 and 2000, respectively, and stock options exercisable at the end of each of those year:

                                                      2002                        2001                        2000
                                            -------------------------   -------------------------   -------------------------
                                                            Weighted                   Weighted                    Weighted
                                                            Average                    Average                     Average
                                             Number of      Exercise     Number of     Exercise      Number of     Exercise
                                              Options         Price       Options        Price        Options        Price
                                            -----------   -----------   -----------   -----------   -----------   -----------
Outstanding at beginning of year.......       4,655,269      $  9.01      3,424,594     $ 13.11       2,013,201     $  14.09
Granted (1)............................         634,228         1.87      1,584,093        7.67       1,617,461         4.09
Exercised..............................         (32,937)        4.62       (128,156)       4.59              --          --
Forfeited..............................        (542,856)        9.90       (225,262)       4.87        (206,068)       14.74
                                            -----------                 -----------                 -----------
Outstanding at end of year.............       4,713,704         7.97      4,655,269        9.01       3,424,594         9.33
                                            ===========                 ===========                 ===========
Exercisable at end of year.............       2,738,463         9.47      2,483,697       11.29       1,885,048        13.11
                                            ===========                 ===========                 ===========

(1) The weighted average grant-date fair value was $2.67 in 2002, $8.36 in 2001 and $5.84 in 2000.

         The following table summarizes information about our stock options outstanding at December 31:

                                                                   Options Outstanding                Options Exercisable
                                                         ---------------------------------------   -------------------------
                                                                         Weighted                                  Weighted
                                                                          Average     Remaining                    Average
                                                          Number of      Exercise    Contractual    Number of      Exercise
                                                           Options         Price         Life        Options         Price
                                                         -----------   -----------   -----------   -----------   -----------
2002...............................................          634,228     $   1.87        10            126,846    $   1.87
2001...............................................        1,446,257         7.85         9            424,272        5.79
2000...............................................        1,142,683         4.09         8            696,809        4.09
1999...............................................          190,594         6.25         7            190,594        6.25
1998...............................................           95,585        12.31         6             95,585       12.31
1997...............................................          586,935        20.35         5            586,935       20.35
1996...............................................          528,422        11.00         4            528,422       11.00
1995...............................................           89,000         2.88         3             89,000        2.88
                                                         -----------                               -----------
                                                           4,713,704         7.97                    2,738,463        9.47
                                                         ===========                               ===========

         After the award of 634,228 options for 2002, 6,725,536 authorized shares remain and are available for future awards of stock options.

         Stock options we awarded under the Former Plan have a one-year vesting period. Stock options we awarded under the AIP for 1998 and 1999 vest ratably over a three-year period. Stock options we awarded under the AIP for 2000 and thereafter vest ratably over a five-year period including the award year. The term of all options granted is ten years from the grant date. We treat the difference, if any, between the fair market value of our stock at the date of grant and the exercise price as compensation expense. We record compensation expense ratably over the vesting period of the grant. Included in compensation expense for the years ended December 31, 2002, 2001 and 2000 was $923, $1,038 and $572, respectively, related to options granted below fair market value.

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

NOTE 22 STOCKHOLDERS' EQUITY

         On May 9, 2000, we announced that our Board of Directors authorized the repurchase of up to six million of our issued and outstanding shares of common stock. As of December 31, 2002, we had not repurchased any shares.

NOTE 23 REGULATORY REQUIREMENTS

         The Financial Institutions Reform, Recovery and Enforcement Act of 1989 and the regulations promulgated thereunder established certain minimum levels of regulatory capital for savings institutions subject to OTS supervision. The Bank must follow specific capital guidelines stipulated by the OTS, which involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At December 31, 2002, the minimum regulatory capital requirements were:

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

         At December 31, 2002 and 2001, the Bank was "well capitalized" under the prompt corrective action regulations adopted by the OTS pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991. To be categorized as "well capitalized," the Bank must maintain minimum core capital, Tier 1 risk-based capital and risk-based capital ratios as set forth in the following table. The Bank's capital amounts and classification are subject to review by federal regulators regarding components, risk-weightings and other factors. There are no conditions or events since December 31, 2002 that we believe have changed the Bank's category.

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

         We have an active ongoing dialogue with the OTS regarding our various businesses and business plans, and we continue to be subject to a number of restrictions with respect to our future operations. Following the completion of the annual safety and soundness examination of the OTS in 2000, we submitted a written business plan and budget to the OTS regarding our plans for the business, primarily that of the Bank, over the next several years. The primary focus of that plan was the reduction in our non-core business activities and the reduction of our deposit liabilities and long-term debt obligations as we focused on the growth of our fee-based business activities.

         The initial plan was approved by the OTS in February 2001. Since that time, we submitted a revised plan to the OTS in April of 2002. Based on discussions with the OTS regarding the revised plan, we have agreed to limit our investment in mortgage servicing rights to approximately 60% of core capital (before any deduction thereto for servicing rights) at the Bank and 50% of stockholders' equity on a consolidated basis. We regularly review actual results as compared to our plan with the OTS on a less formal basis. At this time, we remain substantially in compliance with the plan as modified over time.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

         The following table summarizes the Bank's actual and required regulatory capital at December 31, 2002 and 2001:

                                                                                                  To Be Well
                                                                                                Capitalized For      Committed
                                                                        Minimum For Capital    Prompt Corrective      Capital
                                                        Actual           Adequacy Purposes     Action Provisions    Requirements
                                                  --------------------  --------------------  --------------------  ------------
                                                   Ratio      Amount     Ratio      Amount     Ratio      Amount       Ratio
                                                  -------   ----------  -------   ----------  -------   ----------  ------------
December 31, 2002
Stockholders' equity and ratio to total assets..   16.62%   $  161,242
Non-includable subsidiary.......................                  (875)
Disallowed deferred tax assets..................                (1,053)
Disallowed servicing assets.....................               (10,662)
                                                            ----------
Tier 1 (core) capital and ratio to adjusted
   total assets.................................   15.51%      148,652   4.00%    $  38,325      5.00%  $  47,907        9.00%
Non-mortgage servicing rights...................                (2,703)
                                                            ----------
Tangible capital and ratio to tangible assets...   15.28%   $  145,949   1.50%    $  14,331
                                                            ==========

Tier 1 capital, and ratio to risk-weighted
   assets.......................................   18.76%   $  148,652                           6.00%  $  47,555
                                                            ----------

Allowance for loan losses.......................                10,019
Qualifying subordinated debentures..............                13,400
                                                            ----------
Tier 2 capital..................................                23,419
                                                            ----------
Total risk-based capital and ratio to
   risk-weighted assets.........................   21.71%   $  172,071   8.00%    $  63,407     10.00%   $ 79,259       13.00%
                                                            ==========

Total regulatory assets.........................            $  969,945
                                                            ==========

Adjusted total assets...........................            $  958,133
                                                            ==========

Tangible assets.................................            $  955,430
                                                            ==========

Risk-weighted assets............................            $  792,589
                                                            ==========

December 31, 2001
Stockholders' equity and ratio to total assets..   14.62%   $  204,640
Non-includable subsidiary.......................                (1,233)
Disallowed deferred tax assets..................                (4,515)
Disallowed servicing assets.....................               (10,077)
                                                            ----------
Tier 1 (core) capital and ratio to adjusted
   total assets.................................   13.64%      188,815   4.00%    $  55,359      5.00%  $  69,199        9.00%
Non-mortgage servicing assets...................                (3,447)
                                                            ----------
Tangible capital and ratio to tangible assets...   13.43%   $  185,368   1.50%    $  20,708
                                                            ==========

Tier 1 capital and ratio to risk-weighted
   assets.......................................   18.41%   $  188,815                           6.00%  $  61,546
                                                            ----------

Allowance for loan losses.......................                10,290
Qualifying subordinated debentures..............                40,200
                                                            ----------
Tier 2 capital..................................                50,490
                                                            ----------
Total risk-based capital and ratio to
   risk-weighted assets.........................   23.33%   $  239,305   8.00%    $  82,062     10.00%  $ 102,577       13.00%
                                                            ==========

Total regulatory assets.........................            $1,399,676
                                                            ==========

Adjusted total assets...........................            $1,383,980
                                                            ==========

Tangible assets.................................            $1,380,533
                                                            ==========

Risk-weighted assets............................            $1,025,775
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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

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


NOTE 24 NET INTEREST INCOME (EXPENSE) BEFORE PROVISION FOR LOAN LOSSES

         The following table presents the components of net interest income (expense) for each category of our interest-earning assets and interest-bearing liabilities for the years ended December 31:

                                                                                 2002             2001              2000
                                                                             ------------     ------------      ------------
Interest income
  Interest earning cash and other....................................        $        284     $        743      $      1,501
  Federal funds sold and repurchase agreements.......................               2,629            7,328             8,700
  Trading securities.................................................              16,580           18,865             8,200
  Securities available for sale......................................                  --               --            42,507
  Loans..............................................................              11,279           46,090           112,886
  Match funded loans and securities..................................               6,463           10,345            11,022
                                                                             ------------     ------------      ------------
                                                                                   37,235           83,371           184,816
                                                                             ------------     ------------      ------------
Interest expense
  Deposits...........................................................              27,455           59,967            98,224
  Securities sold under agreements to repurchase.....................                 236              529            10,729
  Bonds - match funded agreements....................................               6,573            7,315            11,484
  Obligations outstanding under lines of credit......................               3,787            5,511            13,881
  Notes, debentures and other interest-bearing obligations...........              17,711           20,007            34,772
                                                                             ------------     ------------      ------------
                                                                                   55,762           93,329           169,090
                                                                             ------------     ------------      ------------
  Net interest income (expense) before provision for loan losses.....        $    (18,527)    $     (9,958)     $     15,726
                                                                             ============     ============      ============


NOTE 25 OTHER INCOME

         The following table presents the principal components of other income we earned during the years ended December 31:

                                                                                2002              2001             2000
                                                                             -----------       -----------      -----------
Collections of credit card receivables (1)............................       $     4,191       $        --      $        --
Software revenue (OTX)................................................             3,146             2,181            2,236
Brokerage commissions.................................................             2,112             1,386               --
Consulting fees.......................................................             1,596             2,041               78
Other.................................................................             2,070             3,151            3,770
                                                                             -----------       -----------      -----------
                                                                             $    13,115       $     8,759      $     6,084
                                                                             ===========       ===========      ===========

(1) We recorded collections on charged-off unsecured credit card receivables that we have purchased from third parties on the cost recovery method through the end of 2001, at which time we reduced the net book value of these receivables to zero as a result of collections and reserves. In 2002, we recorded all collections on the receivables as other income.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

NOTE 26 OTHER OPERATING EXPENSES

         The following table presents the principal components of other operating expenses we incurred during the years ended December 31:

                                                                                2002              2001             2000
                                                                             -----------       -----------      -----------
Travel, lodging, meals and entertainment..............................       $     2,585       $     2,508      $     2,864
Amortization of deferred costs........................................             1,436               917            1,878
Deposit related expenses..............................................             1,198               897              531
Conferences and seminars..............................................               475               534              530
Investment and treasury services......................................               340               272              332
Marketing.............................................................               241               757            1,820
Acquisition expenses..................................................                21               330            1,912
Other.................................................................             3,323             2,720            2,240
                                                                             -----------       -----------      -----------
                                                                             $     9,619       $     8,935      $    12,107
                                                                             ===========       ===========      ===========

NOTE 27 BUSINESS SEGMENT REPORTING

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

                                                      Net
                                                   Interest     Provision                               Pre-Tax
                                                    Income      for Loan    Non-Interest Non-Interest    Income         Total
                                                   (Expense)     Losses       Income       Expense       (Loss)        Assets
                                                   ----------   ----------   ----------   ----------   ----------    ----------
At or for the year ended December 31, 2002
Core businesses
Residential Loan Servicing......................   $  (18,304)  $       --   $  120,024   $   69,746   $   31,974    $  579,114
OTX.............................................            1           --        6,522       30,667      (24,144)        6,172
Ocwen Realty Advisors...........................           --           --       14,080       11,483        2,597           532
Unsecured Collections...........................           --         (278)      10,652        6,925        4,006           296
                                                   ----------   ----------   ----------   ----------   ----------    ----------
                                                      (18,303)        (278)     151,278      118,821       14,433       586,114
                                                   ----------   ----------   ----------   ----------   ----------    ----------
Non-core businesses
Residential Discount Loans......................        6,068       (2,299)      (2,354)       5,250          763        44,833
Commercial Finance..............................       (7,627)      12,814      (19,869)      11,636      (51,947)      196,269
Affordable Housing..............................       (4,449)       3,392        1,308       24,989      (31,521)       62,093
Subprime Finance................................       11,787           --        7,395        4,646       14,536        41,949
                                                   ----------   ----------   ----------   ----------   ----------    ----------
                                                        5,779       13,907      (13,520)      46,521      (68,169)      345,144
                                                   ----------   ----------   ----------   ----------   ----------    ----------
Corporate Items and Other.......................       (6,003)          --       (3,283)      12,747      (28,321)      290,984
                                                   ----------   ----------   ----------   ----------   ----------    ----------
                                                   $  (18,527)  $   13,629   $  134,475   $  178,089   $  (82,057)   $1,222,242
                                                   ==========   ==========   ==========  ===========   ==========    ==========

At or for the year ended December 31, 2001
Core businesses
Residential Loan Servicing......................   $  (16,529)  $       --   $  119,503   $   68,383   $   34,591    $  492,561
OTX.............................................           --           --        2,149       38,542      (36,392)       13,231
Ocwen Realty Advisors...........................           --           --       11,913       10,968          944         1,351
Unsecured Collections...........................          140        1,176        3,058        7,042       (5,020)           --
                                                   ----------   ----------   ----------   ----------   ----------    ----------
                                                      (16,389)       1,176      136,623      124,935       (5,877)      507,143
                                                   ----------   ----------   ----------   ----------   ----------    ----------
Non-core businesses
Residential Discount Loans......................       15,125        6,060       (4,733)       8,333       (4,002)      117,051
Commercial Finance..............................       (3,220)       7,223        3,369       13,941      (21,014)      364,013
Affordable Housing..............................       (7,917)       1,207         (849)      19,945      (29,917)      132,724
Subprime Finance................................        2,657           --       13,742        3,244       13,155        82,325
                                                   ----------   ----------   ----------   ----------   ----------    ----------
                                                        6,645       14,490       11,529       45,463      (41,778)      696,113
                                                   ----------   ----------   ----------   ----------   ----------    ----------
Corporate Items and Other.......................         (214)          --       25,267       12,048        5,873       507,894
                                                   ----------   ----------   ----------   ----------   ----------    ----------
                                                   $   (9,958)  $   15,666   $  173,419   $  182,446   $  (41,782)   $1,711,150
                                                   ==========   ==========   ==========   ==========   ==========    ==========

At or for the year ended December 31, 2000
Core businesses
Residential Loan Servicing......................       (5,756)          --       84,158       59,215       19,188       256,675
OTX.............................................         (719)          --        2,424       35,655      (33,951)       20,462
Ocwen Realty Advisors (1).......................           --           --       12,738       12,824          (86)        1,625
Unsecured Collections...........................         (104)       6,867        1,480        8,908      (14,398)        8,417
                                                   ----------   ----------   ----------   ----------   ----------    ----------
                                                       (6,579)       6,867      100,800      116,602      (29,247)      287,179
                                                   ----------   ----------   ----------   ----------   ----------    ----------
Non-core businesses
Residential Discount Loans......................       24,549         (637)       7,725       11,771       21,140       397,446
Commercial Finance..............................       (8,203)       9,195       54,080       19,503       17,178       635,601
Affordable Housing..............................       (9,912)        (248)         702       14,702      (23,664)      171,070
Subprime Financing..............................         (180)          --      (22,267)       2,072      (24,519)      134,477
                                                   ----------   ----------   ----------   ----------   ----------    ----------
                                                        6,254        8,310       40,240       48,048       (9,865)    1,338,594
                                                   ----------   ----------   ----------   ----------   ----------    ----------
Corporate Items and Other.......................       16,051           --       60,940        5,359       60,251       623,647
                                                   ----------   ----------   ----------   ----------   ----------    ----------
                                                   $   15,726   $   15,177   $  201,980   $  170,009   $   21,139    $2,249,420
                                                   ==========   ==========   ==========   ==========   ==========    ==========

(1) Non-interest income for the year ended December 31, 2000 included $975 of intercompany revenues we have eliminated in consolidation.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

         A brief description of our segments follows:

         Core Businesses
         ---------------
         o Residential Loan Servicing. Through this business we provide loan servicing including asset management and resolution services, to third party owners of subprime residential mortgage and "high loan to value" loans for a fee. We acquire the rights to service loans and obtain such rights by purchasing them outright or by entering into sub-servicing contracts.

         o OTX. Through this segment we provide technology solutions for the mortgage and real estate industries. OTX products include a residential loan servicing system (REALServicing), a commercial loan servicing system (REALSynergy) and an Internet based mortgage loan processing and vendor management system (REALTrans).

         o Ocwen Realty Advisors (ORA). Through ORA we provide residential property valuation services, including for those loans that we service for others.

         o Unsecured Collections. This core business conducts collection activities for third party owners of unsecured receivables and for a portfolio of unsecured credit card receivables that we acquired at a discount in 1999 and 2000.

         Non-Core Businesses
         -------------------
         o Residential Discount Loans. This segment consisted of operations to acquire at a discount and subsequently resolve sub-performing and non-performing residential mortgage loans. We completed our last acquisition of residential loans in 2000.

         o Commercial Finance. This segment comprised operations to acquire sub-performing commercial loans at a discount, as well as operations to invest in and reposition under performing real estate assets. No assets have been acquired since 2000; since that time, this business has consisted of the repositioning, management and resolution of the remaining assets.

         o Affordable Housing. Includes our investments, primarily through limited partnerships, in qualified low-income rental housing for the purpose of obtaining Federal income tax credits pursuant to
              Section 42 of the Code. Except to complete those projects in which an investment had already been made, we ceased making investments in properties in 2000.

         o Subprime Finance. In August 1999, we closed our domestic subprime origination business, which had been conducted primarily through OFS. Previously, activities of this segment included our acquisition and origination of single family residential loans to non-conforming borrowers. We have continued to manage and resolve the remaining non-core assets.

         Corporate Items and Other
         -------------------------
         This segment includes business activities that are individually insignificant, interest income on cash and cash equivalents, interest expense on corporate assets, gains and losses from debt repurchases, trading gains or losses associated with our collateralized mortgage obligation ("CMO") trading portfolio and general corporate expenses.

         We allocate interest income and expense to each business segment for the investment of funds raised or funding of investments made taking into consideration the duration of such liabilities or assets. We also make allocations of non-interest expense generated by corporate support services to each business segment based upon our estimate of time and effort spent in the respective activity.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

NOTE 28 COMMITMENTS AND CONTINGENCIES

         We lease certain premises under various non-cancelable operating leases with terms expiring at various times through 2006, exclusive of renewal option periods. Our annual aggregate minimum rental commitments under these leases are summarized as follows:

2003..........................................................       $     4,099
2004..........................................................             3,276
2005..........................................................             1,166
2006..........................................................                71
Thereafter....................................................                --
                                                                     -----------
Minimum lease payments .......................................       $     8,612
                                                                     ===========

         We converted rental commitments for our facilities outside the United States of America to U.S. dollars using exchange rates in effect at December 31, 2002. Rent expense for the years ended December 31, 2002, 2001 and 2000 was $3,326, $3,533 and $3,374, respectively.

         At December 31, 2002, we had commitments of $346 to fund construction loans (including loans accounted for as investments in real estate) secured by multi-family and commercial properties. In addition, we had commitments under outstanding letters of credit in the amount of $210. Through our investment in subordinated securities and subprime residuals, which had a fair value of $37,339 at December 31, 2002, we support senior classes of securities.

         On April 20, 1999, a complaint was filed on behalf of a putative class of public shareholders of the Company in the Circuit Court of the Fifteenth Judicial Circuit, Palm Beach County, Florida against OCN and OAC. On April 23, 1999, a complaint was filed on behalf of a putative class of public shareholders of OAC in the Circuit Court of the Fifteenth Judicial Circuit, Palm Beach County, Florida, against OAC and certain directors of OAC. The plaintiffs in both complaints sought to enjoin consummation of the acquisition of OAC by OCN. The cases were consolidated, and on September 13, 1999 a consolidated amended complaint was filed. The injunction was denied, and on October 14, 1999 OCN was dismissed as a party. Plaintiffs' remaining claims were for damages for alleged breaches of common law fiduciary duties. In October 2001, the parties reached an agreement in principle, which provides for a payment to plaintiffs in the amount of $475 in complete settlement off all claims for damages and attorney's fees and costs. The agreement in principle also requires us to pay a share of certain additional administrative costs attendant to the settlement, in an amount not yet determined. The agreement in principle is subject to the approval of the Court. This matter is not expected to have a material impact on our financial statements.

         On June 3, 1999, Walton Street Capital, L.L.C. ("Walton") filed suit against OAC and Ocwen Partnership, L.P. in the Circuit Court of Cook County, Illinois. Walton has alleged that OAC committed an anticipatory breach of contract with respect to the proposed sale by OAC of all of its interest in its commercial mortgage-backed securities portfolio to Walton. Walton has claimed damages in an amount in excess of $27,000 including prejudgment interest. As of October 20, 2000, both Walton and OAC filed motions for Summary Judgement. On December 21, 2000, the Circuit Court granted Walton's Limited Motion for Summary Judgement concerning liability. On February 20, 2001, Ocwen filed a motion for reconsideration requesting the Circuit Court vacate its order granting summary judgment to Walton. On January 29, 2002, after oral argument, the Circuit Court reversed its earlier ruling by vacating the order granting summary judgment. On October 25, 2002, the Circuit Court denied Walton's motion for summary judgement. The trial was scheduled to begin March 4, 2003. On March 3, 2003, the Parties entered into a settlement agreement under which defendants admitted no liability and the case was dismissed with prejudice. The amount of the settlement was $2,250 which is included in the financial results of 2002 based on the applicable accounting rules.

         The former owners of Admiral Home Loan ("Claimants") filed a Demand for Arbitration against OCN and William C. Erbey claiming damages in the amount of $21,250 arising out of a 1997 acquisition agreement pursuant to which a subsidiary of OCN acquired all the assets of Admiral Home Loan. The Claimants amended their Demand to include a claim for Civil Theft under Florida statutes for which treble damages are sought. An evidentiary hearing on the matter was concluded before a three-person arbitration panel on February 24, 2003. On March 11, 2003, the Parties submitted post-hearing findings of fact and conclusions of law to the arbitration panel which has taken the matter under advisement. Although litigation is always uncertain, we believe the claims asserted in the Admiral Home Loan matter are without merit and we have defended them vigorously.

         We are subject to various other pending legal proceedings. In our opinion, the resolution of these other claims will not have a material effect on the consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

NOTE 29 PARENT COMPANY ONLY FINANCIAL INFORMATION

Condensed Statements of Financial Condition of Ocwen Financial Corporation

                                                                                                      December 31,
                                                                                               ----------------------------
                                                                                                  2002             2001
                                                                                               -----------      -----------
Assets
Cash and cash equivalents..............................................................        $     1,116      $     1,114
Cash held at Bank subsidiary...........................................................              9,647           26,872
Investments in subsidiaries
   Bank subsidiary.....................................................................            158,471          198,813
   Non-Bank subsidiaries...............................................................            406,538          400,297
Advance due from Bank subsidiary.......................................................              1,641            3,138
Investment in unconsolidated entity....................................................                263              113
Loan, net..............................................................................              8,009               --
Investment in real estate..............................................................                 --            1,797
Income taxes receivable................................................................             20,870           16,824
Mortgage servicing rights..............................................................             64,996               --
Other assets...........................................................................                536            2,631
                                                                                               -----------      -----------
                                                                                               $   672,087      $   651,599
                                                                                               ===========      ===========
Liabilities and Stockholders' Equity
11.875% Note payable...................................................................        $    43,475      $    87,025
Notes and debentures payable to non-Bank subsidiaries..................................            135,486          131,251
Accrued interest payable to non-Bank subsidiaries......................................              8,205            7,847
Advance due to non-Bank subsidiaries...................................................            144,300           20,515
Deferred tax liability.................................................................             20,194           16,249
Other liabilities......................................................................              9,709            9,606
                                                                                               -----------      -----------
   Total liabilities...................................................................            361,369          272,493
Stockholders' equity...................................................................            310,718          379,106
                                                                                               -----------      -----------
                                                                                               $   672,087      $   651,599
                                                                                               ===========      ===========

Condensed Statements of Operations of Ocwen Financial Corporation

                                                                                   For the Years Ended December 31,
                                                                             ----------------------------------------------
                                                                                2002              2001             2000
                                                                             -----------       -----------      -----------
Interest income........................................................      $       555       $     1,946      $       907
Interest income from subsidiaries
     Bank subsidiary...................................................              222               776            1,438
     Non-Bank subsidiaries.............................................               --                --            2,394
Interest expense.......................................................            9,681            11,465           12,293
Interest expense - non-Bank subsidiaries...............................           14,628            14,387           14,518
                                                                             -----------       -----------      -----------
Net interest expense before provision for loan losses..................          (23,532)          (23,130)         (22,072)
Provision for loan losses..............................................            1,144             1,495            7,504
                                                                             -----------       -----------      -----------
Net interest expense after provision for loan losses...................          (24,676)          (24,625)         (29,576)
Non-interest income....................................................            3,970               562           22,938
Non-interest expense...................................................            3,731               (18)           3,783
Servicing fee expense - Bank subsidiary................................            4,965             5,907            7,173
Equity in earnings (losses) in unconsolidated entities.................              142                --           (5,280)
                                                                             -----------       -----------      -----------
     Income (loss) before income taxes.................................          (29,260)          (29,952)         (22,874)
Income tax expense (benefit)...........................................           (1,658)           37,195          (16,108)
                                                                             -----------       -----------      ------------
     Income (loss) before equity in net income (losses) of subsidiaries          (27,602)          (67,147)          (6,766)
Equity in net income (losses) of subsidiaries
     Bank subsidiary...................................................          (40,341)          (57,590)           6,094
     Non-bank subsidiaries.............................................             (832)              (45)           2,864
                                                                             -----------       -----------      -----------
Net income (loss)......................................................      $   (68,775)      $  (124,782)     $     2,192
                                                                             ===========       ===========      ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

Condensed Statements of Cash Flows of Ocwen Financial Corporation

                                                                                   For the Years Ended December 31,
                                                                             ----------------------------------------------
                                                                                2002              2001             2000
                                                                             -----------       -----------      -----------
Cash flows from operating activities
Net income (loss)......................................................      $   (68,775)      $  (124,782)     $     2,192
Adjustments to reconcile net income to net cash
       (used) provided by operating activities
     Equity in (income) loss of Bank subsidiary........................           40,341            57,590           (6,094)
     Equity in (income) loss of non-Bank subsidiaries..................              832                45           (2,864)
     Equity in loss (income) of unconsolidated entity, net.............             (142)               --            5,280
     Premium amortization, net.........................................               --               408               (3)
     Provision for loan losses.........................................            1,144             1,495            7,504
     Gain on repurchase of long-term debt..............................               --               (53)            (439)
     Gain on sale of real estate held for investment...................               --                --           (1,155)
     Gain on sale of investment in Kensington Group plc................               --                --          (20,025)
     Decrease in deferred tax assets...................................            3,945            38,624           21,988
     Decrease in deferred tax liability................................               --                --              (50)
     Decrease (increase) in other assets...............................            3,351            (1,849)             (71)
     Decrease (increase) in income taxes receivable....................           (4,046)              925           (2,556)
     Decrease in income taxes payable..................................               --                --             (637)
     Increase (decrease) in accrued expenses and other liabilities.....             (578)            2,417           (5,305)
                                                                             -----------       -----------      -----------
     Net cash used by operating activities.............................          (23,928)          (25,180)          (2,235)
                                                                             -----------       -----------      -----------

Cash flows from investing activities
     Net investments in and advances (to) from subsidiaries............          122,295           (33,731)         (21,967)
     Purchase of mortgage servicing rights.............................          (64,996)               --               --
     Proceeds from sale of investment in Kensington Group plc..........               --                --           48,556
     Distributions from (investment in) unconsolidated entity..........               --                --            3,143
     Origination of loans..............................................           (9,153)               --               --
     Principal payments received on loans..............................               --             6,922           10,207
     Purchase of loans.................................................               --                --           (9,730)
     Decrease (increase) in investment in real estate..................            1,797             1,503           (2,145)
                                                                             -----------       -----------      -----------
     Net cash provided (used) by investing activities..................           49,943           (25,306)          28,064
                                                                             -----------       -----------      -----------

Cash flows from financing activities
     Repurchase of notes...............................................          (43,550)          (13,233)          (3,361)
     Exercise of common stock options..................................              214               901               --
     Issuance of shares of common stock................................               98                78               56
     Repurchase of common stock........................................               --                --           (8,996)
                                                                             -----------       -----------      -----------
Net cash used by financing activities..................................          (43,238)          (12,254)         (12,301)
                                                                             -----------       -----------      -----------

Net increase (decrease) in cash and cash equivalents...................          (17,223)          (62,740)          13,528
Cash and cash equivalents at beginning of year.........................           27,986            90,726           77,198
                                                                             -----------       -----------      -----------
Cash and cash equivalents at end of year...............................      $    10,763       $    27,986      $    90,726
                                                                             ===========       ===========      ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2002, 2001, AND 2000
                    (Dollars in thousands, except share data)

NOTE 30 QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                                     Quarters Ended
                                                             ---------------------------------------------------------------
                                                             December 31,    September 30,       June 30,         March 31,
                                                                2002             2002              2002             2002
                                                             -----------      -----------       -----------      -----------
Interest income..........................................    $     7,103      $     8,612       $     8,806      $    12,714
Interest expense.........................................         11,727           12,925            14,714           16,396
Provision for loan losses................................          3,119             (901)           10,732              679
                                                             -----------      -----------       -----------      -----------
   Net interest income (expense) after provision for loan
     losses..............................................         (7,743)          (3,412)          (16,640)          (4,361)
Non-interest income......................................         42,384           38,026            12,507           41,558
Non-interest expense.....................................         41,471           37,092            44,499           55,027
Distributions on Capital Securities......................          1,529            1,529             1,566            1,663
                                                             -----------      -----------       -----------      -----------
Income (loss) before income taxes and effect of change in
   accounting principle..................................         (8,359)          (4,007)          (50,198)         (19,493)
Minority interest in net loss of subsidiaries............            (99)              --                --               --
Income taxes expense (benefit)...........................          1,818               --                --            1,165
                                                             -----------      -----------       -----------      -----------
Income (loss) before effect of change in accounting
   principle.............................................        (10,078)          (4,007)          (50,198)         (20,658)
Effect of change in accounting principle, net of taxes...             --               --                --           16,166
                                                             -----------      -----------       -----------      -----------
Net income (loss)........................................    $   (10,078)     $    (4,007)      $   (50,198)     $    (4,492)
                                                             ===========      ===========       ===========      ===========
Earnings (loss) per share
   Basic and diluted.....................................    $     (0.15)     $     (0.06)      $     (0.75)     $     (0.07)
                                                             ===========      ===========       ===========      ===========

                                                                                     Quarters Ended
                                                             ---------------------------------------------------------------
                                                             December 31,    September 30,       June 30,         March 31,
                                                                2001             2001              2001             2001
                                                             -----------      -----------       -----------      -----------
Interest income..........................................    $    14,742      $    18,594       $    25,218      $    24,817
Interest expense.........................................         19,414           22,307            24,728           26,880
Provision for loan losses................................         (2,363)            (388)           10,297            8,120
                                                             -----------      -----------       -----------      -----------
   Net interest income (expense) after provision for loan
     losses..............................................         (2,309)          (3,325)           (9,807)         (10,183)
Non-interest income......................................         41,267           41,658            43,886           46,609
Non-interest expense.....................................         44,133           44,602            42,856           50,856
Distributions on Capital Securities......................          1,718            1,663             1,697            2,053
                                                             -----------      -----------       -----------      -----------

Income (loss) before income taxes........................         (6,893)          (7,932)          (10,474)         (16,483)
Minority interest in net loss of subsidiaries............             --               --                --               --
Income taxes expense (benefit)...........................             --           65,000            10,967            7,033
                                                             -----------      -----------       -----------      -----------
Net income (loss)........................................    $    (6,893)     $   (72,932)      $   (21,441)     $   (23,516)
                                                             ===========      ===========       ===========      ===========
Earnings (loss) per share
   Basic and diluted.....................................    $     (0.10)     $     (1.08)      $     (0.32)     $     (0.35)
                                                             ===========      ===========       ===========      ===========

SHAREHOLDER INFORMATION

Price Range of the Company's Common Stock

         Our common stock is traded under the symbol "OCN" on the New York Stock Exchange ("NYSE"). The following table sets forth the high and low sales prices for our common stock, as traded on the NYSE:

                                                         High           Low
                                                      ----------     ----------
2002
First quarter...................................      $     8.48     $     6.47
Second quarter..................................            7.50           5.31
Third quarter...................................            5.80           2.67
Fourth quarter..................................            3.05           2.28

2001
First quarter...................................      $     9.80     $     6.38
Second quarter..................................           10.44           8.54
Third quarter...................................           11.20           6.40
Fourth quarter..................................            9.01           6.75


         At the close of business on March 14, 2003, our common stock price was $2.92.

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

         As a holding company, the payment of any dividends by us will be significantly dependent on dividends and other payments received from our subsidiaries, including the Bank. For a description of limitations on our ability to pay dividends on our common stock and on the ability of the Bank to pay dividends, see Notes 16, 17 and 23 to our Consolidated Financial Statements.

Number of Holders of Common Stock

         At March 14, 2003, 67,339,773 shares of our common stock were outstanding and held by approximately 1,267 holders of record. Such number of stockholders does not reflect the number of individuals or institutional investors holding our stock in nominee name through banks, brokerage firms and others.