Form 10-K, Exhibit 13
period 2003-12-31
OCWEN FINANCIAL CORP
filed 2004-03-15
CIK 873860

EXHIBIT 13.1

FINANCIAL TABLE OF CONTENTS

--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL INFORMATION................................   10

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS..............................   14

REPORT OF MANAGEMENT.......................................................   66

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.........................   67

CONSOLIDATED FINANCIAL STATEMENTS..........................................   68

SHAREHOLDER INFORMATION....................................................  116

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following tables present selected consolidated financial information of Ocwen Financial Corporation and its subsidiaries at the dates and for the years indicated. Our historical operations and balance sheet data at and for the years ended December 31, 2003, 2002, 2001, 2000, and 1999 have been derived from our audited financial statements. We have reclassified certain amounts included in the 2002, 2001, 2000, and 1999 selected consolidated financial information to conform to the 2003 presentation. The selected consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, the information we have provided in our Consolidated Financial Statements and the Notes to Consolidated Financial Statements on pages 67 to 115.

                                                                              For the Years Ended December 31,
                                                             ------------------------------------------------------------------
                                                                 2003          2002          2001          2000       1999 (1)
                                                             -----------   -----------   -----------   -----------  -----------
Balance Sheet Data
------------------
Total assets ............................................... $ 1,240,118   $ 1,222,242   $ 1,711,150   $ 2,249,420  $ 3,281,674
   Trading securities, at fair value (2) (3) ............... $    49,520   $    58,895   $   226,249   $   390,242  $        --
   Securities available for sale, at fair value (3) ........ $        --   $        --   $        --   $        --  $   587,518
   Real estate (2) (6) ..................................... $   103,943   $   120,715   $   240,779   $   291,850  $   555,366
   Affordable housing properties (2) ....................... $     7,410   $    15,319   $   102,069   $   640,052  $   150,989
   Loans, net (2) .......................................... $    28,098   $    76,857   $   185,293   $   631,634  $ 1,115,850
   Match funded assets, net (4) ............................ $   130,087   $   167,744   $   174,351   $   116,987  $   157,794
   Advances on loans and loans serviced for others (2)  .... $   374,769   $   266,356   $   283,183   $   277,055  $   162,548
   Mortgage servicing rights (2) ........................... $   166,495   $   171,611   $   101,107   $    51,426  $    11,683
Total liabilities .......................................... $   921,574   $   853,497   $ 1,270,885   $ 1,666,464  $ 2,662,232
   Deposits and escrows (7) ................................ $   562,832   $   510,956   $   730,443   $ 1,258,360  $ 1,814,647
   Bonds-match funded agreements (8) ....................... $   115,394   $   147,071   $   156,908   $   107,050  $   141,515
   Notes, debentures, lines of credit and other secured
     borrowings (9) (10) ................................... $   206,633   $   159,721   $   244,609   $   206,263  $   505,439
Capital securities (10) .................................... $        --   $    56,249   $    61,159   $    79,530  $   110,000
Stockholders' equity (11) .................................. $   317,258   $   310,718   $   379,106   $   503,426  $   509,442

Other Data
----------
Average assets ............................................. $ 1,300,491   $ 1,435,105   $ 1,983,656   $ 3,108,367  $ 3,187,683
Average equity ............................................. $   308,940   $   346,918   $   448,752   $   495,354  $   462,216
Return on average assets:
   Income (loss) before effect of change in accounting
     principle .............................................       0.37%       (5.92)%       (6.29)%         0.07%        0.62%
   Net income (loss) .......................................       0.37%       (4.79)%       (6.29)%         0.07%        0.62%
Return on average equity:
   Income (loss) before effect of change in accounting
     principle .............................................       1.54%      (24.48)%      (27.81)%         0.44%        2.78%
   Net income (loss) .......................................       1.54%      (19.82)%      (27.81)%         0.44%        4.29%
Average equity to average assets ...........................      23.76%        24.19%        22.62%        15.94%       14.50%
Net interest spread ........................................       2.78%         0.99%         1.36%         2.13%        4.57%
Net interest margin ........................................     (4.69)%       (3.62)%       (1.03)%        0.82%         4.39%
Efficiency ratio (12) ......................................      96.71%       153.59%       111.61%        78.09%       81.90%
Bank regulatory capital ratios at end of period:
   Tangible ................................................      14.93%        15.28%        13.43%        13.83%       10.67%
   Core (Leverage) .........................................      15.09%        15.51%        13.64%        13.83%       10.67%
   Risk-based ..............................................      14.95%        21.71%        23.33%        21.83%       19.12%

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

                                                                                  For the Years Ending December 31,
                                                                   --------------------------------------------------------------
                                                                      2003         2002         2001         2000       1999 (1)
                                                                   ----------   ----------   ----------   ----------   ----------
Operations Data
---------------
Net income (loss) ...............................................  $    4,772   $  (68,775)  $ (124,782)  $    2,192   $   19,832
Net interest income (expense) (10) (13) .........................  $  (14,594)  $  (18,527)  $   (9,958)  $   15,726   $   97,682
Provision for loan losses .......................................  $   (2,684)  $   13,629   $   15,666   $   15,177   $    6,710
Total non-interest income (16) ..................................  $  177,497   $  134,012   $  174,288   $  201,973   $  140,500
  Servicing and other fees (2) (14) .............................  $  158,548   $  141,991   $  134,597   $   97,080   $   76,018
  Gain (loss) on interest-earning assets, net (15) ..............  $       28   $   (3,485)  $   (3,949)  $   17,625   $   44,298
  Gain (loss) on trading and match funded securities, net (3) ...  $    3,344   $    7,012   $   16,330   $   (3,971)  $       --
  Impairment charges on securities available for sale (3)  ......  $            $       --   $       --   $  (11,597)  $  (58,777)
  Valuation gains (losses) on real estate (17) ..................  $   (7,430)  $  (35,002)  $  (22,282)  $  (27,378)  $  (30,825)
  Gain (loss) on sale of real estate ............................  $      466   $    4,098   $   14,156   $   45,464   $   38,018
  Operating income (loss) from real estate (18) .................  $    5,128   $    7,864   $    4,495   $   17,538   $   (8,577)
  Amortization of excess of net assets acquired over
    purchase price (21) .........................................  $       --   $       --   $   18,333   $   14,112   $    3,201
  Gain (loss) on repurchase of debt (9) .........................  $     (445)  $   (1,461)  $    3,774   $   29,703   $    8,474
  Equity in income (losses) of investments in unconsolidated
    entities (5) ................................................  $       38   $      215   $      304   $   (5,249)  $  (12,616)

Total non-interest expense (19) .................................  $  157,501   $  177,626   $  183,315   $  170,001   $  195,068
Income tax expense (benefit) (20) ...............................  $      748   $    2,983   $   83,000   $   18,947   $    4,099
Effect of change in accounting principle (21) ...................  $       --   $   16,166   $       --   $       --   $       --

Earnings (loss) per share
-------------------------
  Basic and Diluted:
    Net income (loss) before effect of accounting change ........  $     0.07   $    (1.26)  $    (1.86)  $     0.03   $     0.31
    Effect of change in accounting principle, net of tax ........          --         0.24           --           --           --
                                                                   ----------   ----------   ----------   ----------   ----------
       Net income (loss) ........................................  $     0.07   $    (1.02)  $    (1.86)  $     0.03   $     0.31
                                                                   ==========   ==========   ==========   ==========   ==========
  Weighted average common shares outstanding:
    Basic .......................................................  67,166,888   67,321,299   67,227,058   67,427,662   63,051,015
    Diluted .....................................................  68,063,873   67,321,299   67,227,058   67,464,043   63,090,282

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

Notes to Selected Consolidated Financial Information

(1) Financial data we have presented for 1999 included our wholly-owned UK subsidiary, Ocwen UK Limited, formerly known as Ocwen UK plc ("Ocwen UK"). Ocwen UK was engaged in the subprime mortgage loan origination and servicing business, began operations on April 24, 1998 and was sold on September 30, 1999. The financial data presented also included Ocwen Asset Investment Corp. ("OAC"), which was acquired in October 1999. Previously, we accounted for our investment in OAC and its operating partnership subsidiary, Ocwen Partnership L.P. ("OPLP"), under the equity method.

(2) Beginning in late 1999 and early 2000, we ceased conducting the origination and acquisition of loans, real estate owned, investments in real estate, residual and subordinate trading securities and affordable housing properties. Since then, our results reflect the ongoing management and resolution of these assets. At the same time we shifted our focus toward growing fee-based businesses, primarily residential loan servicing and Ocwen Technology Xchange ("OTX"), our technology solutions business. As a result, our investment in mortgage servicing rights and servicing advances has grown, as well as the related residential servicing fees. Additionally, we have incurred losses in the development and marketing of OTX products. Those losses (pre-tax) amounted to $(11,520), $(24,144), $(36,392) and $(33,951) during 2003,
         2002, 2001 and 2000, respectively. See "Overview of Risks and Related Critical Accounting Policies" and "Results of Operations - Segment Profitability".

(3) On September 30, 2000 we began to account for securities available for sale and match-funded securities as trading. For these securities, changes in fair value are reported in income in the period of change. Previously, we accounted for our securities as available for sale, and the unrealized gains and losses for these securities were reported as a separate component of accumulated other comprehensive income in stockholders' equity.

(4) Match funded assets at December 31, 1999 and 2000 were comprised solely of securitized loans and securities. Match funded assets at December 31, 2003, 2002 and 2001 also included $105,788, $121,702 and $101,963, respectively, of loan servicing advances which were sold but did not qualify as a sale for accounting purposes. We have accounted for these transactions as secured borrowings with pledges of collateral. We acquired the match-funded loans as a result of our acquisition of OAC. See "Changes in Financial Condition - Match Funded Assets".

(5) Losses we incurred for 2000 related primarily to our investment in Kensington Group PLC (Kensington) in 1999. Losses for 1999 related primarily to our investment in Kensington and our equity investments in OAC and OPLP, before their acquisition in October 1999.

(6) Balances at December 31, 2003, 2002, 2001, 2000 and 1999 included $48,210, $51,588, $78,544, $75,080 and $252,604, respectively, of properties that we acquired as a result of our acquisition of OAC. Balances also include properties we acquired by foreclosures on loans we owned, which have declined as a result of sales and our exit from the loan origination and acquisition businesses. See "Changes in Financial Condition - Real Estate".

(7) Since 2000, we have been reducing our reliance on brokered certificates of deposit as a source of funding. The amount of such deposits outstanding amounted to $84,328, $198,248, $484,698 and $968,432 at
         December 31, 2003, 2002, 2001 and 2000, respectively. We continue to rely on non-brokered deposits as a source of funding. See "Banking Operations" and "Liquidity, Commitments and Off-balance Sheet Risks".

(8) Balances included bonds-match funded agreements we assumed as a result of our acquisition of OAC in 1999. At December 31, 2003, 2002 and 2001 the balance also included $94,967, $106,797 and $91,766, respectively, collateralized by loan servicing advances. See "Changes in Financial Condition - Bonds-Match Funded Agreements".

(9) Balance at December 31, 1999 included $159,170 of lines of credit we acquired in connection with our acquisition of OAC. During 2000 we paid down these lines significantly as a result of real estate sales. See "Changes in Financial Condition - Lines of Credit and Other Secured Borrowings". Balance at December 31, 1999, also included $140,487 of 11.5% Notes we acquired in connection with our acquisition of OAC and repurchased during 2000. During 2003, 2002, 2001, 2000 and 1999 we repurchased a total of $33,500, $77,095, $13,025, $146,755 and $54,150, respectively, of fixed rate debt with high interest rates. Balance at December 31, 2003 includes the $56,249 outstanding balance of our Capital Securities. See (10) below and "Changes in Financial Condition
         - Notes and Debentures".

(10) Effective with our adoption of Statement of Financial Accounting Standard (`SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", on July 1, 2003, we reclassified the $56,249 outstanding balance of our Capital Securities to Notes and Debentures. Beginning with the third quarter of 2003, distributions are reported as interest expense. See
         Note 1 to the Consolidated Financial Statements.

(11) Stockholders' equity includes our issuance of 12,371,750 shares of common stock in the amount of $96,809 in connection with our acquisition of OAC in 1999. We repurchased 500,000 shares for $2,262, 1,388,300 shares for $8,996 and 4,611,700 shares for $30,691 during
         2003, 2000 and 1999, respectively.

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

(12) The efficiency ratio represents non-interest expense divided by the sum of net interest income before provision for loan losses and non-interest income.

(13) Net interest income for 1999 included $21,827 earned by Ocwen UK prior to its sale.

(14) Servicing and other fees earned during 1999 included $9,691 attributed to Ocwen UK prior to its sale.

(15) We recognized $36,804 of net gains in connection with the securitization of loans during 1999. During the third quarter of 1999, we decided to structure future securitizations as financing transactions, thereby precluding our use of gain-on-sale accounting. The gains we earned from loan sales during 1999 included $8,940 from Ocwen UK prior to its sale.

(16) Non-interest income for 1999 included a $50,371 gain from the sale of Ocwen UK and 2000 included a gain of $20,025 from the sale of our unconsolidated investment in Kensington on November 22, 2000. Kensington was engaged in the subprime mortgage loan origination business in the UK.

(17) Valuation losses included impairment charges on real estate properties acquired in connection with our acquisition of OAC of $7,526, $14,549, $1,471 and $704 for 2003, 2002, 2001 and 2002, respectively. Gains on sales of real estate for 2000 included $20,806 from the sale of four office buildings we had acquired in connection with our acquisition of OAC. See "Results of Operations - Valuation Gains (Losses) on Real Estate" and "Gain (Loss) on Sales of Real Estate".

(18) Results for 2003, 2002, 2001 and 2000, and to a lesser extent 1999, included operating income from real estate properties acquired as a result of our acquisition of OAC. Only two properties remain at December 31, 2003, of which one was sold in January 2004 for proceeds that approximated carrying value. Results for 2003, 2002, 2001 and 2000 also included equity in earnings related to certain loans acquired during the first quarter of 2000 which we accounted for as investments in real estate under the equity method. These loans had been fully repaid as of December 31, 2003. See "Results of Operations -Operating Income (Loss) from Real Estate".

(19) Non-interest expenses for 1999 included $36,114 attributed to Ocwen UK prior to its sale.

(20) Income tax expense we recorded for 2001, 2000 and 1999 included $83,000, $17,500 and $2,500, respectively, of net provisions to increase the valuation allowance on prior years' deferred tax assets. No such provision was required for 2003 or 2002. See "Results of Operations - Income Tax Expense (Benefit)".

(21) Upon adoption of SFAS No. 142 effective January 1, 2002 we reversed the unamortized balance of the excess of net assets acquired over purchase price (negative goodwill) of $18,333 and recorded $3,333 of impairment charges on goodwill and intangible assets. These amounts have been reported as the effect of a change in accounting principle, net of an income tax benefit of $1,166. See Note 1 to our Consolidated Financial Statements.

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

Overview of Risks and Related Critical Accounting Policies

         For the past several years, we have been undergoing a fundamental transition in the nature of our business. In late 1999 and early 2000, we began the execution of our strategic plan to shift our business activities away from capital-intensive businesses involving the purchase or origination of loans, real estate and related assets toward less capital-intensive businesses that generate fee-based revenues. As a result, we generally ceased to originate or invest in assets in certain of our business segments ("non-core businesses") unless contractually committed to do so. However, we continued to actively manage and resolve the remaining assets in these segments. As of December 31, 2003, our core and non-core businesses were as follows:

         Core Businesses                             Non-Core Businesses
         ---------------                             -------------------
         Residential Loan Servicing                  Commercial Finance
         Ocwen Technology Xchange ("OTX")            Affordable Housing
         Ocwen Realty Advisors ("ORA")               Subprime Finance
         Unsecured Collections
         Business Process Outsourcing
         International Operations

         Additionally, we account for certain items of revenue and expense that are not directly related to a business unit in our Corporate Items and Other segment. Included in our Corporate Items and Other segment is interest income on short-term investments of cash and the related costs of financing these investments, certain technology and other corporate expenses, gains and losses on the early retirement of debt and amortization of negative goodwill recorded from the acquisition of OAC.

         Principal Risk Factors. The following is a discussion of the principal risk factors that relate to our businesses and that may affect future results.

         Potential for Inconsistent Earnings. Our corporate strategy focuses on growing our servicing of assets owned by others, growing our activities to provide business process outsourcing to others and the development of exportable loan servicing technology for the mortgage and real estate industries. Our past financial performance may not be considered a reliable indicator of future performance, and historical trends may not be reliable indicators of anticipated results or trends in future periods. In addition, there can be no assurance that we will be able to accomplish our strategic objectives as a result of changes in the nature of our operations over time or that such changes will not have a material adverse effect from time to time or generally on our business, financial condition or results of operations.

         In addition to inconsistency in results caused by our entry into or exit from businesses in recent years, the consistency of our operating results has been and may continue to be significantly affected by inter-period variations in our current operations, including:

    o The amount of servicing rights acquired, and the changes in realizable value of those assets due to increases or decreases in prepayment speeds;

    o Gains or losses realized from the disposition of our remaining non-core assets;

    o    Growth in the earnings of our other core business segments.

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

         We continue to own loans and match funded loans relating to our non-core businesses. We believe that we have established adequate allowances for losses for each of our loans and match funded loans in accordance with generally accepted accounting principles. Future additions to these allowances, in the form of provisions for losses on loans and match funded loans, may be necessary, however, due to changes in economic conditions and the performance of these portfolios. There can be no assurance that we will not determine to further increase our allowances for losses on loans. Increases in our provisions for losses on loans would adversely affect our results of operations.

         International Operations. We conduct business in the United States, and we have established two software development and servicing operations centers in India. Through Global Servicing Solutions, LLC ("GSS"), a joint venture formed with Merill Lynch to service assets in other countries, we now have two fully operational offices located in Tokyo, Japan and Taipei, Taiwan. We are also in the process of establishing operations in London, England and Beijing, China, and are exploring additional international opportunities in Germany. Our foreign operations are subject to risks beyond those associated with our United States operations, including the following:

         o    Unexpected changes in local regulatory requirements,
         o    Unfavorable changes in trade protection laws,
         o    Difficulties in managing and staffing international operations,
         o    Potentially adverse tax consequences,
         o    Adaptability problems,
         o    Increased accounting and control expenses,
         o    The burden of complying with foreign laws,
         o    Adverse social, political, labor or economic conditions,
         o    Changes in foreign currency exchange rates, and
         o    Our limited international experience.

         Although we implement hedging strategies to limit the effects of currency exchange rate fluctuations on our results of operations, there is no assurance that our strategies will achieve their intended purpose. Further, we may be unable to effectively manage the risks listed above in order to realize the benefits of international operations.

         Retained Risk of Loans Sold. Historically, we purchased and originated loans that were subsequently pooled and securitized or sold outright. While we no longer purchase, originate or securitize loans, on substantially all loans sold we made representations or warranties at the time the loans were sold. We may be required to repurchase loans at a price equal to the then outstanding principal balance of the loan and any accrued and unpaid interest thereon, if there were a breach of those representations or warranties. Additionally, we may be required to advance funds to the securitization trusts or to indemnify the trustee or the underwriters of a securitization under specific circumstances.

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

         Control by Shareholders. As of March 10, 2004, our directors and executive officers and their affiliates collectively owned or controlled 40.46% of our outstanding common stock. This includes 27.35% owned or controlled by our Chairman and Chief Executive Officer, William C. Erbey, and 12.82% owned or controlled by our director and former Chairman, Barry N. Wish. As a result, these shareholders could influence or control virtually all matters requiring shareholder approval, including amendment of our Articles of Incorporation, the approval of mergers or similar transactions and the election of all directors.

         Dependence on Proprietary Information. Our success is in part dependent upon our proprietary information and technology. We rely on a combination of copyright, trade secret and contract protection to establish and protect our proprietary rights in our products and technology. In general we enter into intellectual property agreements with all employees (including our management and technical staff) and consultants as well as limit access to and distribution of our proprietary information. We cannot be sure that we have taken adequate steps to deter misappropriation of our proprietary rights or information. Independent third parties may develop products and technology

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

substantially similar to ours. Although we believe that our products and technology do not infringe any proprietary rights of others, we could be subject to claims of infringement in the future.

         Risks Related to Mortgage Servicing Rights. The primary risk associated with mortgage servicing rights is that they will lose a portion of their value as a result of higher than anticipated prepayments occasioned by declining interest rates or because of higher than anticipated delinquency rates occasioned by deteriorating credit conditions. Interest rates, prepayment speeds and the payment performance of the underlying loans significantly affect both our initial and ongoing valuations and the rate of amortization of mortgage servicing rights. In general, the value of mortgage servicing assets is affected by increased mortgage refinance activity that is influenced by changes in borrowers' credit ratings, shifts in value in the housing market and interest rates. While such assets tend to decrease in value as interest rates decrease, they tend to increase in value as interest rates increase. During 2003, increases in prepayment speeds resulted in a substantial increase in the amortization expense of our mortgage servicing rights. As of December 31, 2003, we held $166,495 of mortgage servicing rights.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Risks Associated with Technology. Rapid change and uncertainty due to new and emerging technologies characterize the software industry. Our ability to grow our technology revenue is dependent upon our ability to develop and introduce new products and enhance existing products to satisfy consumer demand for new technologies. Because the pace of change continues to accelerate and new opportunities for competitors arise, our business planning is subject to substantial uncertainty. If we do not successfully identify new product opportunities and develop and bring new products to market in a timely and efficient manner, our business will suffer. New platforms and products may gain popularity with customers, vendors and loan originators, reducing or eliminating the potential for future revenue.

         There is fierce competition in the software industry; however, our products compete in a limited market. While we believe REALServicing, REALTrans and REALSynergy each present greater functionality and a better value than competing products in the market, our products may not realize any competitive advantage. Competitors may arrive at a technology that creates a new market altogether and renders our product offerings obsolete. We may not be successful in introducing the products to the market on a commercial basis or in translating the products' business, marketing and pricing models into revenue sufficient to produce net income.

         The software industry is inherently complex. New products and product enhancements can require long development and testing periods. While we believe our products are attractive to the mortgage and real estate industries, the computer software industry is subject to rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. We may experience future difficulties that could delay or prevent the successful development, introduction or marketing of its products. Further, our products and product enhancements may not meet the requirements of the marketplace and achieve market acceptance. If we are unable to develop and introduce products of acceptable quality in a timely manner in response to changing market conditions or customer requirements, our business could be adversely affected.

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

         Our exit from our capital intensive Commercial Finance, Affordable Housing and Subprime Finance businesses is largely focused on the orderly disposition or resolution of the assets associated with these lines of business. The critical accounting policies that affect the measurement of these businesses are those that determine the valuation of real estate and affordable housing assets as well as the determination of the allowance for loan losses.

         Our remaining non-core assets are subject to ongoing impairment tests using various impairment methodologies. In general, none of our non-core assets have readily determinable fair values based on quoted market prices. In certain cases, we utilize appraisals or other market value estimates, in conjunction with estimates of completion costs or costs of disposition, to determine asset values. In other cases, we value these assets based on analyses of future cash flows. These cash flow analyses involve assumptions such as discount rates, anticipated rents received, etc. that are highly subject to management judgment and estimation. Our task of estimation is even more challenging given the current risks in the economic environment, which can result in material and sometimes rapid changes in valuation estimates.

         The allowance for loan losses is established and maintained at levels we deem adequate to cover losses resulting from the inability of borrowers to make contractually required loan payments. Estimates for loan losses are developed by analyzing historical loan losses, current trends in delinquencies and charge-offs, plans for problem loan administration and resolution, the views of our regulators, changes in the size and composition of the loan portfolio, and peer group information. Where there is a question as to the impairment of specific loans, we obtain valuations of the property or other collateral securing the loan, and, if applicable, the borrower's current financial information. We also include in our estimates of inherent probable loan losses the impact of economic events, the outcome of which are uncertain. These events may include, but are not limited to, deterioration in general economic conditions, increases or decreases in overall lending rates, political conditions, legislation that directly and indirectly affects the banking industry, and regional economic conditions affecting specific geographical areas in which we conduct business.

         Our most significant business in recent years has been our residential loan servicing business, which has achieved increased transaction volumes during the past three years. Inherent in our growth of this business has been an increase in purchased mortgage servicing rights, an intangible asset representing the present value of the right to service loans in a portfolio. Therefore, the most critical

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

accounting policy for this business line is the methodology we use to determine the value of mortgage servicing rights. Application of this methodology requires the development of a number of estimates, including anticipated amortization and periodic revaluation. Interest rates, prepayment speeds and the payment performance of the underlying loans significantly affect both our initial and ongoing valuations and the rate of amortization of mortgage servicing rights. In general, during periods of declining interest rates, the value of mortgage servicing assets declines due to increasing prepayments attributable to increased mortgage refinance activity. We amortize mortgage servicing rights over the period of estimated net servicing income based on our projections of the amount and timing of future cash flows. The amount and timing of servicing asset amortization is adjusted periodically based on actual results and updated projections. During the past year, the prepayment speeds in our servicing portfolio have increased, resulting in a substantial increase in the amortization of servicing rights.

         Another accounting policy that requires the use of estimates and the application of judgment is the determination of our overall tax provision and the evaluation of the realizability of our gross deferred tax assets in the near term. As of December 31, 2003 we had gross deferred tax assets of $208,991, and a corresponding valuation allowance of $201,445 resulting in a net deferred tax asset of $7,546. Our valuation allowance was primarily established in 2001, when we recorded an $83,000 provision to increase the valuation allowance on our prior years' deferred tax assets. During 2003 and 2002, we provided an additional valuation allowance equal to the amount of any deferred tax assets recorded during the year. The evaluation of the need to maintain our valuation allowance takes into consideration our recent earnings history, current tax position and estimates of taxable income in the near term. The tax character (ordinary versus capital) and the carry forward periods of certain tax attributes (e.g., capital losses and tax credits) must also be considered. Significant judgment is required in considering the relative impact of negative and positive evidence related to realizability of the deferred tax assets. The determination of the amount of the aggregate valuation allowance is based on scenario analyses of the projected results of operations by line of business resulting in a range of potential valuation allowances, within which a final amount is determined. Reversal of all or a portion of the valuation allowance may be required in the future based on the results or our operations.

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

         Since 1997, the Bank has committed to the OTS to maintain a core capital (leverage) ratio and a total risk-based capital ratio of at least 9.00% and 13.00%, respectively. The Bank continues to be in compliance with this commitment as well as with the regulatory capital requirements of general applicability. In addition, we have committed to maintain our investment in mortgage servicing rights at approximately 60% of core capital (before any deduction thereto for mortgage servicing rights) at the Bank and 50% of stockholders' equity on a consolidated basis. We regularly review actual results, which currently exceed these committed levels of investment in mortgage servicing rights, with the OTS.

         Following the completion of the annual safety and soundness examination of the OTS in 2000, we submitted a written business plan and budget to the OTS regarding our plans for the business, primarily that of the Bank, over the next several years. The OTS approved the initial plan in February 2001 and approved the revised plan submitted April of 2002. The plan included as its primary focus the reduction of risk through the sale or resolution of our non-core assets and the reduction of our reliance on brokered certificates of deposit as a source of funding. The plan was formally concluded on December 31, 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

Workforce and Operational Capacity

         As of December 31, 2003, we had a total of 2,472 employees, of which 1,043 were in our United States facilities and 1,429 were in our India operations centers. We have developed our India operations centers over the past three years in order to benefit from the cost savings opportunities and quality workforce available in that country.

         In the United States, our operations are concentrated in our headquarters in West Palm Beach, which had 413 employees as of December 31, 2003, and our operations center in Orlando, which had 614 staff members as of December 31, 2003. Our Orlando facility has the capacity to house 950 employees on a single shift. In addition, we had 8 employees at various other locations in the United States. At this time, we estimate that we will experience a modest reduction of our staff in the United States during 2004.

         In India, our operations are located in the cities of Bangalore and Mumbai. Of the 1,429 members of the staff in India as of December 31, 2003, 699 were in Bangalore and 730 were in Mumbai. Our India workforce can be summarized by business as follows:

    o 57% are engaged in activities for our Residential Loan Servicing business,
    o    14% support Business Process Outsourcing,
    o    10% support OTX and Technology Services,
    o    13% work in various other business units, and
    o 6% represent various support functions, including Human Resources and Corporate Services, Accounting and Risk Management.

         We project additional growth in our India staff during 2004. The extent of this growth is dependent upon the growth of several of our new business initiatives, primarily Business Process Outsourcing. Business Process Outsourcing is a developing business focused on providing business process outsourcing services to third parties.

Results of Operations

         General. We recorded net income of $4,772 for 2003, as compared to net losses of $(68,775) and ($124,782) for 2002 and 2001, respectively. Our net income per share was $0.07 for 2003, as compared to a loss per share of $(1.02) and $(1.86) for 2002 and 2001, respectively. As discussed in "Overview of Risks and Related Critical Accounting Policies", during 2003 we continued our transition in business strategy from non-core businesses to core businesses. Our operating results for the past three years reflect transaction volume growth in our residential loan servicing businesses, continued investment in the development of our technology products, cessation of loan origination and acquisition activities and continuing sales of those assets not associated with our core business segments.

         The improvement in net earnings for 2003 as compared to 2002 and 2001 reflects in large part an improvement in both core and non-core operating results. Additionally, the 2001 net loss of $(124,782) included an income tax provision of $83,000 to provide for an increase in our valuation allowance on prior years' deferred tax assets. Our core businesses recorded combined pre-tax income of $29,202 for 2003, as compared to $13,529 for 2002 and a pre-tax loss of $(6,797) for 2001. The improvement in combined pre-tax income from our core business segments in 2003 is largely due to a decline in OTX losses. To a lesser degree, ORA, Unsecured Collections and Business Process Outsourcing also contributed to the improvement in pre-tax income from core businesses in 2003, offset in part by an increase in start-up losses from International Operations. Our non-core business segments incurred a pre-tax loss of $(11,357) in 2003 as compared to $(68,169) and $(41,778) in 2002 and 2001, respectively. The reduction in losses from our non-core segments in 2003 is primarily the result of a reduction in loss provisions and impairment charges on Commercial and Affordable Housing assets, offset in part by the $10,000 charge to Subprime Finance in 2003 resulting from the Admiral Home Loan arbitration settlement. Results of our Corporate Items and Other segment have also improved over 2002 as losses have continued to decline in 2003 largely due to reduced interest expense, resulting from reductions in corporate debt and brokered deposits, and reduced technology expenses. We discuss segment results in detail in our review of segment profitability, which follows.

         Segment Profitability. In general, we have ceased conducting any new business activities related to our non-core businesses, although we are actively engaged in the sale or other resolution of the remaining non-core assets. These assets are comprised of loans, real estate, securities held in our residual and subordinate trading portfolio and affordable housing properties. As of December 31, 2003, we held $182,292 of non-core assets, compared to $250,230 and $593,199 of non-core assets at December 31, 2002 and 2001, respectively. As discussed in detail below, the combined pre-tax results of our core business segments, non-core segments and Corporate Items segment all improved significantly during 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following tables present the pre-tax income (loss) and total assets for each of our reportable segments at and for the dates indicated:

                                                Pre-Tax Income (Loss)
                                           For the Years Ended December 31,
                                        --------------------------------------
                                           2003          2002          2001
                                        ----------    ----------    ----------
Core businesses:
    Residential Loan Servicing.......   $   31,043    $   31,974    $   34,591
    OTX..............................      (11,520)      (24,144)      (36,392)
    Ocwen Realty Advisors............        5,432         2,597           944
    Unsecured Collections............        5,300         4,006        (5,020)
    Business Process Outsourcing.....        1,893           118            --
    International Operations.........       (2,946)       (1,022)         (920)
                                        ----------    ----------    ----------
                                            29,202        13,529        (6,797)
                                        ----------    ----------    ----------
Non-core businesses:
    Residential Discount Loans.......           --           763        (4,002)
    Commercial Finance...............      (10,657)      (51,947)      (21,014)
    Affordable Housing...............       (4,888)      (31,521)      (29,917)
    Subprime Finance.................        4,188        14,536        13,155
                                        ----------    ----------    ----------
                                           (11,357)      (68,169)      (41,778)
                                        ----------    ----------    ----------

Corporate Items and Other............      (12,817)      (27,417)        6,793
                                        ----------    ----------    ----------
                                        $    5,028    $  (82,057)   $  (41,782)
                                        ==========    ==========    ==========

                                                            Total Assets
                                                            December 31,
                                                     -------------------------
                                                         2003          2002
                                                     -----------   -----------
Core businesses:
    Residential Loan Servicing...................    $   672,779   $   579,114
    OTX..........................................          5,292         6,173
    Ocwen Realty Advisors........................          1,056           532
    Unsecured Collections........................            323           296
    Business Process Outsourcing.................          1,010             6
    International Operations.....................          5,212         5,366
                                                     -----------   -----------
                                                         685,672       591,487
                                                     -----------   -----------
Non-Core businesses:
    Residential Discount Loans...................             --        44,831
    Commercial Finance...........................        133,044       196,270
    Affordable Housing...........................         48,974        62,092
    Subprime Finance.............................         39,162        41,950
                                                     -----------   -----------
                                                         221,180       345,143
                                                     -----------   -----------
Corporate Items and Other........................        333,266       285,612
                                                     -----------   -----------
                                                     $ 1,240,118   $ 1,222,242
                                                     ===========   ===========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table summarizes our remaining investment in non-core assets, which are included in the total asset amounts presented above:

                                                          Non-Core Assets
                                                            December 31,
                                                      ------------------------
                                                         2003          2002
                                                      ---------      ---------
Non-Core Businesses:
    Residential Discount Loans...................     $      --      $   4,633
    Commercial Finance...........................       126,401        190,602
    Affordable Housing...........................        13,955         21,548
    Subprime Finance.............................        38,973         33,447
    Corporate Items and Other....................         2,963             --
                                                      ---------      ---------
                                                      $ 182,292      $ 250,230
                                                      =========      =========

         The following is a discussion of the pre-tax income (loss) for each of our reportable business segments.

         Residential Loan Servicing. Through this core business we provide for a fee loan servicing, including asset management and resolution services, to third party owners of subprime residential mortgage and "high loan to value" loans. We acquire the rights to service loans by purchasing them outright or by entering into sub-servicing contracts. Results for the past three years reflect significant growth in the volume of mortgage loans serviced, as shown in the table below, continuing earnings pressure from current low interest rates and rising prepayments in our servicing portfolio.

                                                                        2003           2002            2001
                                                                    ------------   ------------   ------------
    Number of loans at December 31................................       359,592        336,033        301,344
    Unpaid principal balance at December 31.......................  $ 37,697,358   $ 30,733,677   $ 21,943,417
    Average unpaid principal balance..............................  $ 33,589,509   $ 26,533,826   $ 15,727,659

                                                                          For the Years Ended December 31,
                                                                    ------------------------------------------
Selected information                                                    2003           2002           2001
--------------------                                                ------------   ------------   ------------
    Pre-tax income (loss).........................................  $     31,043   $     31,974   $     34,591
    Net interest expense..........................................        20,892         18,304         16,529
    Servicing and other fees, net.................................       118,319        118,251        117,585
    Non-interest expense..........................................        69,196         69,746         68,370

    o Although we have experienced significant growth in the volume of mortgage loans serviced, net servicing and other fees increased only slightly in 2003 and 2002. Increases in compensating interest expense on prepayments and amortization of servicing rights offset the increase in servicing fees that resulted from the volume growth. Additionally, we continue to experience low earnings on float balances reported as a component of fee income due to low short-term interest rates. The yield we earned on float balances averaged 1.01% during 2003 as compared to 1.56% and 2.83% during 2002 and 2001, respectively. The rate of amortization on servicing rights has increased in response to increased projected prepayment volumes. In spite of the fact that we purchased $88,829 of servicing rights during 2003, the balance of our mortgage servicing rights has declined due to the increased speed of amortization. We anticipate that prepayment speeds will remain at current levels for the near future. See "Non-Interest Income - Servicing and Other Fees" for details of the principal components of servicing and other fees.

    o The trend of increasing net interest expense during the past three years reflects the funding costs associated with increased average balances of advances and mortgage servicing rights, which do not earn interest. See "Net interest Income (Expense)" for additional information regarding average balances.

    o Non-interest expense declined slightly in 2003 as compared to 2002. This decline in non-interest expense occurred in spite of the fact that the number of assets we serviced actually increased during 2003 and was largely the result of cost reduction efforts. Although non-interest expense declined in 2003 as compared to 2002, these costs actually increased during the fourth quarter of 2003 as compared to the third quarter of 2003. This increase is the result of reassuming certain collection activities previously performed by a third party vendor.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

    o Non-interest expense for 2002 included a $1,000 charge related to the settlement of a class action litigation claim and increased by only $1,363 or 2% as compared to 2001 despite an increase in the number of assets we serviced. Increases in compensation & employee benefits and occupancy & equipment costs were offset in large part by a decline in technology & communication costs.

         OTX. Through this core segment we provide technology solutions for the mortgage and real estate industries. OTX products include a residential loan servicing system (REALServicing), a commercial loan servicing system (REALSynergy) and an internet-based mortgage loan processing application and vendor management system (REALTrans). The losses incurred by this segment, which began its operations in 1998, are a result of our continuing investment in the development and marketing of these technology products. The decline in the loss incurred for 2003 and 2002 is largely the result of ongoing cost reduction initiatives and an increase in software revenues.

                                                                         For the Years Ended December 31,
                                                                      --------------------------------------
Selected information                                                     2003          2002          2001
--------------------                                                  ----------    ----------    ----------
    Pre-tax income (loss).........................................    $  (11,520)   $  (24,144)   $  (36,392)
    Non-interest income...........................................         9,933         6,522         2,149
    Non-interest expense..........................................        21,453        30,667        38,542

    o The increase in non-interest income is primarily due to an increase in transaction fees resulting from an increase in REALTrans transaction volumes.

    o The decline in non-interest expenses in 2003 and 2002 primarily reflects a decline in compensation and employee benefits, and technology and communication costs as a result of cost reduction efforts. Technology and communication costs for 2002 and 2001 included payments of $1,068 and $3,185, respectively, related to the acquisition of a subsidiary in 1997. The payments in 2002 were the final compensatory payments related to this acquisition.

    o Non-interest expenses for 2002 and 2001 also included goodwill amortization/writeoffs of $2,231 and $3,112, respectively. With the adoption of SFAS No. 142 effective January 1, 2002, we no longer amortize goodwill. We are, however, required to test goodwill for impairment at least annually. As a result of our annual impairment test in 2002, we wrote-off the remaining $2,231 balance of goodwill associated with our REALServicing product.

         Ocwen Realty Advisors. Through ORA we provide residential property valuation services.

                                                                         For the Years Ended December 31,
                                                                      --------------------------------------
Selected information                                                     2003          2002          2001
--------------------                                                  ----------    ----------    ----------
    Pre-tax income (loss).........................................    $    5,432    $    2,597    $      944
    Non-interest income...........................................        18,804        14,080        11,913
    Non-interest expense..........................................        13,351        11,484        10,968

    o Our improved profitability in this segment reflects an improved gross margin as valuation expenses declined from 71% of revenues in 2001 to 67% in 2002 and 57% in 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Unsecured Collections. This core business conducts collection activities for third party owners of unsecured receivables and for a portfolio of unsecured credit card receivables that we acquired at a discount in 1999 and 2000. We accounted for our collections of our unsecured credit card receivables portfolio under the cost recovery method through the end of 2001, when we reduced the net book value of our unsecured receivables to zero as a result of collections and additional reserves. Beginning in 2002, income is recognized as cash is collected.

                                                                         For the Years Ended December 31,
                                                                      --------------------------------------
Selected information                                                     2003          2002          2001
--------------------                                                  ----------    ----------    ----------
    Pre-tax income (loss).........................................    $    5,300    $    4,006    $   (5,020)
    Provision for loan losses.....................................            --          (278)        1,176
    Non-interest income:                                                  12,140        10,652         3,058
      Third-party collection fees.................................         9,151         6,461         2,500
      Recoveries of unsecured credit card receivables owned.......         2,737         4,191            --
      Other.......................................................           252            --           558
    Non-interest expense..........................................         6,840         6,925         7,042

         Business Process Outsourcing. This business segment began operations in December 2002 and recorded pre-tax income of $1,893 for 2003. These results primarily reflect the initiation of new outsourcing contracts in the third quarter. Business Process Outsourcing provides business process outsourcing services to third parties and leverages the operational capacity of our facilities in India.

         International Operations. This segment, which is being reported as a core business segment for the first time in 2003, recorded a pre-tax loss of $(2,946) for 2003. In 2002, International Operations reported a pre-tax loss of $(1,022). In 2003, this segment primarily represents the results of operations of GSS, our new joint servicing venture with Merrill Lynch for the servicing of assets in various countries. GSS offices in Tokyo, Japan and Taipei, Taiwan are now fully operational. Results for 2002 primarily reflect a one time consulting project for the government of Jamaica as well as other precedent ventures, now concluded.

         Residential Discount Loans. Based on the relative insignificance of the non-core assets remaining in this segment, the remaining assets of this business and any related income or loss arising from their resolution have been included in the Corporate Items and Other segment beginning January 1, 2003. This segment consisted of operations to acquire at a discount and subsequently resolve sub-performing and non-performing residential mortgage loans. We completed our last acquisition of residential discount loans in 2000. See "Changes in Financial Condition - Loans, Net."

                                                                         For the Years Ended December 31,
                                                                      --------------------------------------
Selected information                                                     2003          2002          2001
--------------------                                                  --------      ----------    ----------
    Pre-tax income (loss).........................................    $       --    $      763    $   (4,002)
    Net interest income after provisions for loan losses..........            --         8,367         9,065
    Non-interest income...........................................            --        (2,354)       (4,733)
    Non-interest expense..........................................            --         5,250         8,333

         Commercial Finance. Results for this non-core segment reflect our continuing exit from our loan and real estate businesses. We have not purchased any commercial assets since 2000. With the exception of loans made to facilitate the sale of our own assets, we have also not originated any loans since 2000. See "Changes in Financial Condition - Loans, Net." Since then, this business has consisted of the management, repositioning, and resolution of the remaining non-core assets. At December 31, 2003, the $126,401 of non-core assets remaining in this business consisted of nine loan and real estate assets and an unrated subordinate security with a fair value of $2,577. These nine assets consisted of three loans totaling $20,763 and six real estate assets totaling $103,061. Of the nine remaining assets, the three largest amount to $91,670, or 74%, of the total. In January 2004, we sold the office building, which had a carrying value of $37,553 at December 31, 2003, for proceeds that approximated carrying value. We also issued a loan to the buyer in the amount of $15,248 in order to facilitate this sale. While we believe that additional sales will occur during 2004, it is probable that some properties will not be sold until 2005 or later.

         We regularly assess the value of our remaining assets and provide additional loss reserves or impairment charges as appropriate. During 2003, we recorded a total of $4,089 of impairment charges and loss provisions as compared to $46,127 and $19,583 in 2002 and 2001, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

                                                                        For the Years Ended December 31,
                                                                     --------------------------------------
Selected information                                                    2003          2002          2001
--------------------                                                 ----------    ----------    ----------
    Pre-tax income (loss)........................................    $  (10,657)   $  (51,947)   $  (21,014)
    Net interest expense.........................................         7,217         7,627         3,220
    Provision for loan losses....................................        (3,095)       12,814         7,223
    Non-interest income
      Gain (loss) on interest earning assets, net................            27          (981)       (3,487)
      Valuation gains (losses) on real estate....................        (7,184)      (33,313)      (12,360)
      Gain (loss) on sales of real estate........................            97         1,055         3,439
      Operating income (loss) from real estate...................         4,969         9,107        12,489
      Servicing fees.............................................         2,636         2,841         2,816
      Other......................................................           773         1,422           473
    Non-interest expense.........................................         7,852        11,637        13,941

    o Net interest expense reflects a declining balance of loans and a growing proportion of assets in this segment that do not earn interest. Our investment in loans has declined as a result of sales, repayments and resolutions. See "Changes in Financial Condition-Loans".

    o The negative provision for loan losses for 2003 primarily resulted from the recovery of excess reserves on loan sales during 2003. The provision for loan losses increased in 2002, reflecting an increase in reserves. Reserve levels on our remaining commercial loans were 15% at December 31, 2003 as compared to 19% at December 31, 2002 and 4% at December 31, 2001.

    o Valuation losses for 2002 reflect a significant increase in reserves on real estate owned. See "Non-Interest Income - Valuation Gains (Losses) on Real Estate".

    o The decline in operating income in 2003 and 2002 reflects the decline in the number of real estate assets remaining as a result of sales. See "Non-Interest Income - Operating Income (Loss) from Real Estate".

    o Non-interest expense for 2002 included a provision of $2,250 to provide for the settlement of a lawsuit.

         Affordable Housing. Historically, we invested in affordable housing properties primarily through a series of limited partnerships. Except to complete those projects in which an investment had already been made, we ceased making investments in properties in 2000 as part of our shift in strategy to fee-based businesses and because the volume of tax credits being generated was exceeding our ability to utilize them effectively. Since that time, we have been marketing these properties for sale. Primarily as a result of sales, our investment in affordable housing properties had been reduced to $7,410 at December 31, 2003 from $15,319 at December 31, 2002. In addition, this segment has $6,545 of loans outstanding to limited partnership properties that we do not consolidate in our financial statements. While we cannot project sales with certainty, we believe that it is possible that we will sell the remaining properties before the end of 2004 and that new sources of financing will be established to repay the remaining loan balances. We regularly assess the carrying value of our remaining assets and provide additional loss reserves as appropriate. During 2003, we recorded $583 of loss provisions as compared to $24,686 in 2002 and $16,855 in 2001. At December 31, 2003, our combined reserves associated with affordable housing properties and loans amounted to 55% of the remaining book value of such assets as compared to 48% at December 31, 2002 and 16% at December 31, 2001.

                                                                        For the Years Ended December 31,
                                                                     --------------------------------------
Selected earnings information                                           2003          2002          2001
-----------------------------                                        ----------    ----------    ----------
    Pre-tax income (loss)........................................... $   (4,888)   $  (31,521)   $  (29,917)
    Net interest expense............................................      2,767         4,449         7,917
    Provision for loan losses.......................................        151         3,392         1,207
    (Gain) loss on investments in affordable housing properties.....        285        21,915        17,535

    o Net interest expense has declined primarily because of a decline in the assets of this segment, most of which do not earn interest.

    o The provision for loan losses increased in 2002 in connection with the increases to our loss reserves during the year. Reserve levels on loans increased from 7% at December 31, 2001 to 42% at December 31, 2002 and were 41% at December 31, 2003.

    o Net losses include charges in the amount of $432, $17,350 and $15,587 we recorded during 2003, 2002 and 2001, respectively, for estimated losses on the sale of the properties. The reserves associated with our remaining properties amounted to 62% at

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         December 31, 2003 as compared to 50% at December 31, 2002 and 17% at December 31, 2001. The loss for 2002 also included a $3,944 charge to record a discount arising from the long-term sale of seven properties. We are accreting this discount to income over the term of the related receivable balance, which extends through September 2014. See "Changes in Financial Condition - Affordable Housing Properties."

         Subprime Finance. We were engaged in domestic subprime residential lending prior to ceasing originations in August of 1999; however, we have continued to manage and resolve the remaining non-core assets. At December 31, 2003, the non-core assets remaining in this business consisted primarily of trading securities with a fair value of $38,883. These securities are presently generating income and return of principal through cash flows. See "Changes in Financial Condition - Trading Securities".

                                                                         For the Years Ended December 31,
                                                                      --------------------------------------
Selected information                                                     2003          2002          2001
--------------------                                                  ----------    ----------    ----------
    Pre-tax income (loss).........................................    $    4,188    $   14,536    $   13,155
    Interest income...............................................        16,717        14,661         9,143
    Interest expense..............................................         1,507         2,874         6,486
    Gain (loss) on trading and match funded securities, net.......         2,932         7,287        14,247
    Non-interest expense..........................................        13,936         4,646         3,243

    o The increase in interest income during 2003 and 2002 is primarily the result of an increase in cash flow distributions received on single family subprime residual securities.

    o The $9,290 increase in non-interest expense in 2003 as compared to 2002 is primarily due to the $10,000 charge recorded in the first quarter related to the conclusion of the Admiral Home Loan arbitration.

         Corporate Items and Other. Pre-tax results for this segment include business activities that are individually insignificant, interest income on cash and cash equivalents, interest expense on corporate assets, gains and losses from debt repurchases and general corporate expenses. The table below presents the more significant amounts included in each of the periods indicated.

                                                                         For the Years Ended December 31,
                                                                      --------------------------------------
Selected information                                                     2003          2002          2001
--------------------                                                  ----------    ----------    ----------
    Pre-tax income (loss).........................................    $  (12,817)   $  (27,417)   $    6,793
    Net interest expense..........................................         6,119        14,850        13,399
    Amortization of negative goodwill.............................            --            --        18,333
    Gain (loss) on debt repurchases...............................          (445)       (1,461)        3,774
    Technology and corporate expenses.............................         7,243        11,047         2,251

    o Net interest expense declined in 2003 and 2002 primarily as a result of debt repurchases and maturities, as well as the ongoing reduction in brokered deposits. See "Changes in Financial Condition - Notes and Debentures" and "Deposits".

    o Effective with our adoption of SFAS No. 150 effective July 1, 2003, distributions on our Capital Securities are reported in the consolidated statement of operations as interest expense beginning in the third quarter of 2003. For purposes of this analysis, net interest expense includes distributions on Capital Securities for all periods. Distributions on Capital Securities were $6,118, $6,287 and $7,131 for 2003, 2002 and 2001, respectively.

    o Technology and corporate expenses declined in 2003 as compared to 2002 largely as a result of cost savings initiatives that we completed in the fourth quarter of 2002. Technology and corporate expenses for 2002 included technology and communication expenses incurred in connection with the capacity expansion and migration of our corporate data centers.

         See Note 25 to our Consolidated Financial Statements for additional information related to our operating segments.

         Net Interest Income: 2003 versus 2002 and 2002 versus 2001. Net interest income (expense) is the difference between the interest income earned from our interest-earning assets and interest expense incurred on our interest-bearing liabilities. Net interest income (expense) is determined by net interest spread (i.e., the difference between the yield earned on our interest-earning assets and the rates incurred on our interest-bearing liabilities), the relative amount of interest-earning assets and interest-bearing liabilities and the degree of mismatch in the maturity and repricing characteristics of our interest-earning assets and interest-bearing liabilities.

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

         Our net interest income and net interest margin began declining in 2000. This trend reflects a decline in the ratio of interest-earning assets to interest-bearing liabilities, which has fallen from 98% in 1999 to 40% in 2003. Both our acquisition of OAC in 1999 and our change in strategic direction from capital-intensive businesses to fee-based sources of income have contributed to an increase in the relative amount of non-interest-earning assets (such as real estate, advances on loans serviced for others and mortgage servicing rights) that are funded by interest-bearing liabilities. We expect this trend to continue as we dispose of our remaining non-core assets, a portion of which are interest-bearing, and increase non-interest-earning assets of our core businesses. While it has no impact on consolidated net income, the reclassification of our 10.875% Capital Securities to interest-bearing liabilities (notes and debentures) on July 1, 2003 as a result of our adoption of SFAS No. 150 does have a negative impact on net interest income, margin and spread. Our net interest income, spread and margin will, however, be positively impacted by our redemption of the remaining $33,065 balance of 12% subordinated debentures on September 30, 2003, the repayment of the remaining $43,475 of 11.875% notes on October 1, 2003 (the maturity date) and the continuing reduction in brokered certificates of deposit. See "Gain (Loss) on Repurchase of Debt" and "Changes in Financial Condition - Notes and Debentures".

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

                                                                        Years Ended December 31,
                                          -----------------------------------------------------------------------------------------
                                                        2003                          2002                         2001
                                          ----------------------------- ---------------------------  ------------------------------
                                                       Interest  Average           Interest Average            Interest   Average
                                             Average   Income/   Yield/   Average   Income/ Yield/    Average   Income/    Yield/
                                             Balance   Expense    Rate    Balance   Expense  Rate     Balance   Expense    Rate
                                          -----------  --------  ------ ----------- ------- ------  -----------  -------   -------
Average Assets
Interest earning cash and other ......... $   30,705   $    358   1.17% $    13,693 $    284  2.07   $    10,159  $   743    7.31%
Federal funds sold and repurchase
   agreements ...........................     125,732     1,403   1.12      152,588    2,629  1.72       200,329    7,328    3.66
Trading securities:
   U.S. government and sponsored
     enterprise securities and CMOs......      10,054       (71) (0.71)      88,565    2,058  2.32       126,284    7,464    5.91
   Subordinates and residuals ...........      38,679    17,416  45.03       44,251   14,522 32.82        97,051   11,401   11.75
Loans (1) ...............................      68,613     1,614   2.35      146,671   11,279  7.69       433,830   46,090   10.62
Match funded loans and securities .......      37,513     3,402   9.07       66,233    6,463  9.76       103,320   10,345   10.01
                                          -----------  --------         ----------- --------         -----------  -------
   Total interest earning assets ........     311,296    24,122   7.75      512,001   37,235  7.27       970,973   83,371    8.59
                                                       --------                     --------                      -------
Non interest-earning cash ...............      90,901                        65,813                       68,139
Affordable housing properties ...........      12,434                        57,692                      123,747
Real estate .............................     112,595                       171,795                      264,710
Advances on loans and loans
   serviced for others ..................     324,834                       267,572                      303,382
Mortgage servicing rights ...............     177,171                       137,323                       76,145
Match funded advances on loans
   serviced for others ..................     117,219                       101,863                          274
Receivables .............................      82,816                        65,145                       48,995
Other assets ............................      71,225                        55,901                      127,291
                                          -----------                   -----------                  -----------
   Total assets ......................... $ 1,300,491                   $ 1,435,105                  $ 1,983,656
                                          ===========                   ===========                  ===========

Average Liabilities and Stockholders'
Equity
Interest-bearing demand deposits ........ $    16,525       195   1.18% $    14,749      245  1.66   $    10,377      398    3.84%
Savings deposits ........................       1,554        12   0.77        1,605       17  1.06         1,388       28    2.02
Certificates of deposit .................     408,941    17,339   4.24      473,793   27,193  5.74       920,668   59,541    6.47
                                          -----------  --------         ----------- --------         -----------  -------
   Total interest-bearing deposits ......     427,020    17,546   4.11      490,147   27,455  5.60       932,433   59,967    6.43
Securities sold under agreements to
   repurchase ...........................         250         3   1.20       12,774      236  1.85        19,500      529    2.71
Bonds-match funded agreements ...........     129,438     5,414   4.18      147,139    6,573  4.47        86,171    7,315    8.49
Lines of credit and other secured
   borrowings ...........................     130,886     5,824   4.45       94,169    4,152  4.41        90,485    6,004    6.64
Notes and debentures (2) ................      91,549     9,929  10.85      144,044   17,346 12.04       161,931   19,514   12.05
                                          -----------  --------         ----------- --------         -----------  -------
   Total interest-bearing liabilities ...     779,143    38,716   4.97      888,273   55,762  6.28     1,290,520   93,329    7.23
                                                       --------                     --------                      -------
Non interest-bearing deposits ...........       4,844                         6,187                       12,900
Escrow deposits .........................     107,888                        90,612                       73,326
Excess of net assets acquired over
   purchase price .......................          --                         1,478                       28,866
Other liabilities .......................      70,049                        43,255                       64,316
                                          -----------                   -----------                  -----------
   Total liabilities ....................     961,924                     1,029,805                    1,469,928
Capital securities (2) ..................      28,124                        57,812                       64,976
Minority interest .......................       1,503                           570                           --
Stockholders' equity ....................     308,940                       346,918                      448,752
                                          -----------                   -----------                  -----------
   Total liabilities and stockholders'
     equity ............................. $ 1,300,491                   $ 1,435,105                  $ 1,983,656
                                          ===========                   ===========                  ===========
Net interest income (expense) ...........              $(14,594)                    $ (18,527)                    $(9,958)
                                                       ========                     =========                     =======
Net interest spread .....................                         2.78%                       0.99%                          1.36%
Net interest margin .....................                        (4.69)%                     (3.62)%                        (1.03)%
Ratio of interest-earning assets to
   interest-bearing liabilities .........          40%                           58%                          75%

    (1) The average balances include non-performing loans, interest on which we recognize on a cash basis.

    (2) Effective with our adoption of SFAS No. 150 on July 1, 2003, Capital Securities are classified as an interest bearing liability with notes and debentures. Distributions are reported as interest expense beginning in the third quarter of 2003 and totaled $3,059 for the last six months of 2003.

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

                                                                            Years Ended December 31,
                                             -------------------------------------------------------------------------------
                                                        2003 vs. 2002                              2002 vs. 2001
                                             -------------------------------------     -------------------------------------
                                               Favorable (unfavorable) variance           Favorable (unfavorable) variance
                                             -------------------------------------     -------------------------------------
                                               Rate         Volume         Total         Rate         Volume         Total
                                             ---------     ---------     ---------     ---------     ---------     ---------
Interest-Earning Assets
Interest-earning cash and other........      $    (165)    $     239     $      74     $    (657)    $     198     $    (459)
Federal funds sold and repurchase
   agreements..........................           (818)         (408)       (1,226)       (3,240)       (1,459)       (4,699)
Trading securities:
   U.S. government and sponsored
     enterprise securities and CMOs
     (AAA-rated).......................         (1,267)         (862)       (2,129)       (3,623)       (1,783)       (5,406)
   Subordinates and residuals..........          4,895        (2,001)        2,894        11,913        (8,792)        3,121
Loans  ................................         (5,471)       (4,194)       (9,665)      (10,248)      (24,563)      (34,811)
Match funded loans and securities......           (429)       (2,632)       (3,061)         (257)       (3,625)       (3,882)
                                             ---------     ---------     ---------     ---------     ---------     ---------
   Total interest-earning assets.......         (3,255)       (9,858)      (13,113)       (6,112)      (40,024)      (46,136)
                                             ---------     ---------     ---------     ---------     ---------     ---------

Interest-Bearing Liabilities
Interest-bearing demand deposits.......             77           (27)           50           280          (127)          153
Savings deposits.......................              4             1             5            15            (4)           11
Certificates of deposit................          6,466         3,388         9,854         6,088        26,260        32,348
                                             ---------     ---------     ---------     ---------     ---------     ---------
   Total interest-bearing deposits.....          6,547         3,362         9,909         6,383        26,129        32,512
Securities sold under agreements to
   repurchase..........................             61           172           233           141           152           293
Bonds-match funded agreements..........            401           758         1,159         4,449        (3,707)          742
Lines of credit and other secured
   borrowings..........................            (39)       (1,633)       (1,672)        2,088          (236)        1,852
Notes and debentures...................          1,589         5,828         7,417            14         2,154         2,168
                                             ---------     ---------     ---------     ---------     ---------     ---------
     Total interest-bearing liabilities          8,559         8,487        17,046        13,075        24,492        37,567
                                             ---------     ---------     ---------     ---------     ---------     ---------

Favorable (unfavorable) variance.......      $   5,304     $  (1,371)    $   3,933     $   6,963     $ (15,532)    $  (8,569)
                                             =========     =========     =========     =========     =========     =========

         2003 versus 2002. We incurred net interest expense before provision for loan losses of $(14,594) for the year ended December 31, 2003 as compared to $(18,527) for the year ended December 31, 2002, a favorable variance of $3,933 or 21%. This variance was due to an increase in the net interest spread and a decrease in the average balance of our interest-bearing liabilities, offset by a decrease in the average balance of our interest-earning assets and a decrease in the net interest margin. The net interest spread increased 179 basis points as a result of a 48 basis-point increase in the weighted average yield on our interest-earning assets, and a 131 basis-point decrease in the weighted average rate on our interest-bearing liabilities. The net impact of these rate changes resulted in a $5,304 favorable variance. The average balance of our interest-earning assets decreased by $200,705 or 39% during 2003 and reduced interest income by $9,858. The average balance of our interest-bearing liabilities decreased by $109,130 or 12% during 2003 and decreased interest expense by $8,487. The net impact of these volume changes resulted in a $1,371 unfavorable variance.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Interest income we earned on our loans decreased by $9,665 or 86% during 2003 as compared to 2002 as a result of a $78,058 or 53% decline in the average balance of our investment and a 534 basis-point decrease in the average yield. Sales, foreclosures, resolutions and the absence of acquisitions and originations have resulted in the declines in the average balance of loans during 2003. The yield on our loans is likely to fluctuate from period to period as a result of the timing of resolutions and the mix of the overall portfolio between performing and non-performing loans. Gains on the resolution of loans, which we report as interest income, declined to $57 in 2003 as compared to $3,347 in 2002. This decline results from declines in loans during 2002 and 2003 as a result of sales and resolutions. See "Changes in Financial Condition - Loans, Net."

         Interest income we earned from our trading securities on a combined basis increased from $16,580 in 2002 to $17,345 in 2003, a $765 or 5% increase. Interest income subordinates and residuals increased $2,894 as a result of a 1,221 basis-point increase in the average yield earned, offset in part by a $5,572 or 13% decrease in the average balance. The increase in the average yield on subordinate and residual securities in 2003 is largely the result of sales of low-yielding unrated subprime residuals during 2002 and an increase in interest on unrated single family subprime residuals. The decline in our average investment in subordinates and residuals during 2003 is primarily the result of sales, principal repayments and amortization, offset in part by the transfer in the second quarter of securities previously reported as match funded. The $2,894 increase in interest income on subordinates and residuals in 2003 was offset in part by a $2,129 decline in interest income on CMOs and U.S. government and sponsored enterprise securities, which resulted from an 89% decline in the average balance and a 303 basis-point decline in the average yield. The declines in our average investment in CMOs and U.S. government and sponsored enterprise securities during 2003 is primarily the result of principal maturities, principal repayments and amortization of premium related to CMOs. This trend reflects the fact that we no longer need to hold these securities to meet the Qualified Thrift Lender requirements of the Bank. The decline in the average yield on CMOs and U.S. government and sponsored enterprise securities is primarily the result of declining interest rates and increased prepayments of the underlying mortgages that back the CMO bonds. When prepayments occur faster than anticipated, the amortization of premiums paid when the CMO bonds were purchased is accelerated resulting in a lower or negative yield. See "Changes in Financial Condition - Trading Securities".

         Interest income we earned on match funded loans and securities decreased $3,061 or 47% in 2003 as compared to 2002. This decrease is primarily due to a $28,720 or 43% decline in the average balances primarily as a result of principal repayments received on both the loans and securities and the transfer of match funded securities to residual trading securities during the second quarter of 2003. See "Changes in Financial Condition - Match Funded Assets".

         Interest expense we incurred on our interest-bearing deposits decreased $9,909 or 36% during 2003 as compared to 2002 due to a $63,127 or 13% decrease in the average balance and 149 basis-point decline in the average rate. The decline in the average balance of deposits during 2003 resulted primarily from maturing brokered certificates of deposit, offset in part by an increase in non-brokered certificates of deposit. We have not issued any new brokered certificates of deposit since 2000 and, at this time, do not intend to issue any such deposits in the foreseeable future. We do, however, plan to retain non-brokered deposits as a source of financing. The declines in the average rates in 2003 reflects the replacement of maturing brokered certificates of deposit with non-brokered certificates of deposit which have a lower rate of interest. See "Changes in Financial Condition - Deposits."

         Interest expense we incurred on notes and debentures decreased $7,417 or 43% during 2003 as compared to 2002 due to a $52,495 or 36% decrease in the average balance and a 119 basis-point decrease in the average rate. The decrease in the average balance is primarily due to repurchases of debt and maturities during 2003 and 2002. We repurchased $33,500 of our 12% subordinated notes and debentures on September 30, 2003. In addition, $43,475 of our 11.875% notes matured on October 1, 2003. During 2002, we repurchased $77,095 of our notes and debentures. Offsetting these redemptions and maturities was the transfer to notes and debentures of our $56,249 of 10.875% Capital Securities on July 1, 2003, in accordance with the provisions of SFAS No. 150. See "Gain (Loss) on Repurchases of Debt" and "Changes in Financial Condition - Notes and Debentures."

         2002 versus 2001. We incurred net interest expense before provision for loan losses of $(18,527) for the year ended December 31, 2002 as compared to net interest expense of $(9,958) for the year ended December 31, 2001, an unfavorable variance of $8,569 or 86%. This variance was due to a decrease in the average balance of our interest-earning assets and a decrease in the net interest spread and margin, offset by a decrease in the average balance of our interest-bearing liabilities. The average balance of our interest-earning assets decreased by $458,972 or 47% during 2002 and reduced interest income by $(40,024). The average balance of our interest-bearing liabilities decreased by $402,247 or 31% during 2002 and decreased interest expense by $24,492. The net impact of these volume changes resulted in a $(15,532) unfavorable variance. The net interest spread decreased 37 basis points as a result of a 132 basis-point decrease in the weighted average yield on our interest-earning assets, offset by a 95 basis-point decrease in the weighted average rate on our interest-bearing liabilities. The net impact of these rate changes resulted in a $6,963 favorable variance.

         Interest income we earned on our loans decreased by $34,811 or 76% during 2002 as compared to 2001 as a result of a $287,159 or 66% decline in the average balance of our investment and a 293 basis-point decrease in the average yield. Sales, foreclosures, resolutions and the absence of acquisitions and originations have resulted in a decline in the average balance of loans during 2002. The yield on our loans is likely to fluctuate from period to period as a result of the timing of resolutions and the mix of the overall portfolio between performing and non-performing loans. Gains on the resolution of loans, which we report as interest income, declined to $3,347 in 2002 as compared to $10,657 in 2001. This decline primarily relates to single family loans, the balance of which declined significantly during 2001 and 2002 as a result of sales and resolutions. See "Changes in Financial Condition - Loans, Net."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Interest income we earned from our trading securities on a combined basis declined from $18,865 in 2001 to $16,580 in 2002, a $2,285 or 12% decline. The decline in interest income is primarily due to a $37,719 or 30% decline in our average investment in U.S. government and sponsored enterprise securities and CMOs and a $52,800 or 54% decline in our average investment in subordinates and residuals. The decline in the average balance of our U.S. government and sponsored enterprise securities and CMOs during 2002 as compared to 2001 reflects a reduced need to hold these securities to meet the Qualified Thrift Lender requirements. The decline in the average balance of our subordinates and residuals during 2002 was primarily due to sales of subprime residuals and amortization. These declines were significantly offset by a 2,107 basis point increase in the yield on subordinates and residuals. This increase in yield was a result of sales of certain low-yielding unrated subprime residuals and an increase in interest payments received on our remaining subprime residual securities. Because CMOs have less cash flow variability, their average lives and yields to maturity are more stable, and therefore, CMOs are priced to yield less than subordinates and residuals that are less stable. The decline in the average yield on CMOs during 2002 is primarily the result of declining interest rates and increased prepayments of the underlying mortgages that back the bonds.

         Interest income we earned on match funded assets decreased $3,882 or 38% in 2002 as compared to 2001. This decrease is primarily due to a $37,087 or 36% decline in the average balances primarily as a result of principal repayments received on both the loans and securities. See "Changes in Financial Condition - Match Funded Assets".

         Interest expense we incurred on our interest-bearing deposits decreased $32,512 or 54% during 2002 as compared to 2001 due to a $442,286 or 47% decrease in the average balance and, to a lesser degree, an 83 basis point decline in the rate. The decline in the average balance resulted primarily from maturing brokered certificates of deposit. We did not issue any new brokered certificates of deposit during 2002 or 2001 and, at this time, do not intend to issue any such deposits in the foreseeable future. We continue to rely on non-brokered deposits as a source of financing. See "Changes in Financial Condition - Deposits."

         Interest expense we incurred on notes and debentures decreased $2,168 or 11% during 2002 as compared to 2001 primarily due to a $17,887 or 11% decrease in the average balance. The decrease in the average balance is primarily due to debt repurchases that we made during 2002 and 2001. We repurchased $77,095 of our notes and debentures during 2002, including $73,545 we redeemed at a premium in November. During 2001, we repurchased $13,025 of our notes. See "Gain (Loss) on Repurchases of Debt" and "Changes in Financial Condition - Notes and Debentures".

         Interest expense we incurred on our lines of credit and other secured borrowings decreased $1,852 or 31% during 2002 as compared to 2001 due to a 223 basis-point decline in the average rate, offset in part by a $3,684 or 4% increase in the average outstanding balance. Interest rates on our lines of credit are adjusted periodically based on changes in LIBOR. The decline in the average rate is primarily due to declines in LIBOR. During 2001 and part of 2002, we used lines of credit to fund real estate investments and commercial construction loans. These lines expired and were repaid in May 2002. Beginning in April 2001, we entered into lines of credit to fund servicing advances we purchased in connection with the acquisition of loans serviced for others. Average balances outstanding under our lines of credit increased during 2002 primarily because of increases in our funding of residential loan servicing advances under a new line offset in part by the expiration and repayment of the lines collateralized by real estate and commercial loans. See "Changes in Financial Condition -Lines of Credit and Other Secured Borrowings".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Provisions for Loan Losses. As of December 31, 2003, our total net loan balance was $28,098 or 2.3% of total assets, as compared to $76,857 or 6.3% of total assets as of December 31, 2002. Of the balance remaining at December 31, 2003, $20,763 represents three non-residential loans held in our Commercial Finance segment and $6,545 represents three multi-family loans held in our Affordable Housing segment. Because of the small number of remaining loans, we are able to perform a specific risk assessment on each Commercial Finance and Affordable Housing loan. Our risk assessment of Commercial Finance loans includes a review of the underlying loan collateral, general and local economic conditions, property type risk, borrower's capacity and willingness to pay, and projections of prospective cash flows based on property-specific events. For loans held in our Affordable Housing business, we project the amounts to be realized from the disposition of the property to determine the appropriate allowance for loan losses. We also analyze the historical trends in the gains or losses on disposition and resolution of loans as compared to the allowance for loan losses at the time of disposition and resolution. The results of this analysis are also taken into consideration in evaluating the allowance for loan losses on the remaining loans. The allowance for loan losses is management's best estimate of probable inherent loan losses incurred as of December 31, 2003.

         The following table presents the provisions for loan losses for the years indicated:

                                                                       2003              2002             2001
                                                                    -----------       -----------      -----------
Loans:
------
     Unsecured Collections..................................        $        --       $      (278)     $     1,176
     Residential Discount Loans.............................                 --            (2,273)           5,872
     Commercial Finance.....................................             (3,095)           12,814            7,223
     Affordable Housing.....................................                151             3,392            1,207
     Corporate Items and Other..............................                311                --               --
                                                                    -----------       -----------      -----------
                                                                         (2,633)           13,655           15,478
Match funded loans:
-------------------
     Residential Discount Loans.............................                 --               (26)             188
     Corporate Items and Other..............................                (51)               --               --
                                                                    ------------      -----------      -----------
                                                                    $    (2,684)      $    13,629      $    15,666
                                                                    ============      ===========      ===========

         The negative provision that we recorded during 2003 results primarily from the recovery of reserves on sales of Commercial Finance loans, which were non-performing, during the second quarter. Our allowance for loan losses as a percentage of non-performing loans has increased from 11.0% at December 31, 2001 to 27.5% at December 31, 2002 and 38.7% at December 31, 2003.

         The decline in provision on Residential Discount Loans in 2002 as compared to 2001 is primarily the result of sales of loans that were significantly reserved. The increase in the provision on Affordable Housing loans is largely the result of increased reserve levels on affordable housing construction loans based on estimated permanent financing proceeds. The increased provision on Commercial Finance loans in 2002 reflected an increase in reserve levels on the seven loans remaining at December 31, 2002.

         As indicated in the table below, our allowance as a percentage of loans increased from 5.3% at December 31, 2001 to 21.3% at December 31, 2002 and 23.2% at December 31, 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table sets forth the allowance for loan losses as a percentage of the respective loan balances at the dates indicated:

                                                                                                        Allowance
                                                                                                        as a % of
                                                                      Allowance        Loan Balance    Loan Balance
                                                                    --------------    --------------  --------------
December 31, 2003
-----------------
Loans:
    Commercial Finance.........................................     $        3,786    $       24,549      15.4%
    Affordable Housing.........................................              4,579            11,124      41.2%
    Corporate Items and Other..................................                105               895      11.7%
                                                                    --------------    --------------
                                                                             8,470            36,568      23.2%
Match funded loans:
    Corporate Items and Other..................................                 94            24,393       0.4%
                                                                    --------------    --------------
                                                                    $        8,564    $       60,961      14.0%
                                                                    ==============    ==============
December 31, 2002
-----------------
Loans:
    Residential Discount Loans.................................     $          154    $        1,400      11.0%
    Commercial Finance.........................................             16,179            85,377      19.0%
    Affordable Housing.........................................              4,428            10,657      41.6%
    Subprime Finance...........................................                 --               184        --%
                                                                    --------------    --------------
                                                                            20,761            97,618      21.3%
Match funded loans:
    Residential Discount Loans.................................                144            38,129       0.4%
                                                                    --------------    --------------
                                                                    $       20,905    $      135,747      15.4%
                                                                    ==============    ==============
December 31, 2001
-----------------
Loans:
    Residential Discount Loans.................................     $        3,401    $       41,150       8.3%
    Commercial Finance.........................................              5,744           135,548       4.2%
    Affordable Housing.........................................              1,269            18,484       6.9%
    Subprime Finance...........................................                 --               525        --%
                                                                    --------------    --------------
                                                                            10,414           195,707       5.3%
Match funded loans:
    Residential Discount Loans.................................                170            53,123       0.3%
                                                                    --------------    --------------
                                                                    $       10,584    $      248,830       4.3%
                                                                    ==============    ==============

         For additional information regarding our allowance for loan losses on the above portfolios, see "Changes in Financial Condition - Allowances for Loan Losses." For information relating to our valuation allowance on real estate, see "Changes in Financial Condition - Real Estate - Real Estate Owned, Net."

         Non-Interest Income. The following table sets forth the principal components of our non-interest income during the years indicated:

                                                                             2003            2002            2001
                                                                         ------------    ------------    ------------
Servicing and other fees............................................     $    158,548    $    141,991    $    134,597
Gain (loss) on interest earning assets, net.........................               28          (3,485)         (3,949)
Gain (loss) on trading and match funded securities, net.............            3,344           7,012          16,330
Valuation gains (losses) on real estate.............................           (7,430)        (35,002)        (22,282)
Gain (loss) on sales of real estate.................................              466           4,098          14,156
Operating income (loss) from real estate............................            5,128           7,864           4,495
Amortization of excess of net assets acquired over purchase price...               --              --          18,333
Gain (loss) on repurchase of debt...................................             (445)         (1,461)          3,774
Equity in income (loss) of investment in unconsolidated entities....               38             215             304
Other income........................................................           17,820          12,780           8,530
                                                                         ------------    ------------    ------------
   Non-interest income..............................................     $    177,497    $    134,012    $    174,288
                                                                         ============    ============    ============

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Servicing and Other Fees. Our servicing and other fees are primarily comprised of fees we earned from investors for servicing residential mortgage loans on their behalf. The following table sets forth the principal components of our servicing and other fees for the years indicated:

Residential Loan Servicing:                                                  2003               2002               2001
---------------------------                                              ------------        ------------       ------------
Loan servicing and related fees:
   Loan servicing fees (1)........................................       $    166,425        $    139,178       $    106,441
   Late charges...................................................             35,461              28,075             21,071
   Interest on custodial accounts (2).............................             10,821               7,757              8,530
   Special servicing fees (3).....................................              1,933               3,884              9,049
   Compensating interest expense (4)..............................            (32,315)            (19,758)           (12,126)
   Amortization of servicing rights (5)...........................            (93,558)            (58,045)           (28,870)
   Other, net.....................................................              5,691               2,547              3,633
                                                                         ------------        ------------       ------------
                                                                               94,458             103,638            107,728
Other fees:
   Default servicing fees.........................................              3,956               4,418              3,917
   Retail banking fees............................................              7,349               5,036              2,664
   Other..........................................................             12,556               5,159              3,276
                                                                         ------------        ------------       ------------
                                                                              118,319             118,251            117,585
                                                                         ------------        ------------       ------------
Other Segments:

Loan servicing and related fees:
   Loan servicing fees............................................             10,583               6,710              3,439
   Late charges...................................................                897                 960                255
   Special servicing fees (3).....................................                 --                  --               (555)
   Amortization of servicing rights...............................                 --                (108)              (971)
   Other, net.....................................................              8,536               1,518              2,587
                                                                         ------------        ------------       ------------
                                                                               20,016               9,080              4,755
Other fees:
-----------
   Property valuation fees (ORA)..................................             18,803              14,204             11,789
   Default servicing fees.........................................                581                  --                 --
   Retail banking fees............................................                 21                  27                 26
   Other..........................................................                808                 429                442
                                                                         ------------        ------------       ------------
                                                                               40,229              23,740             17,012
                                                                         ------------        ------------       ------------
                                                                         $    158,548        $    141,991       $    134,597
                                                                         ============        ============       ============

(1) The increase in loan servicing fees during 2003 and 2002 is largely due to the growth in residential loans we serviced for others. The average unpaid principal balance of all loans we serviced during 2003, 2002 and 2001 amounted to $34,568,316, $27,956,823 and $16,738,337, respectively.

(2) Interest we earned on custodial accounts during the holding period between collection of borrower payments and remittance to investors. These custodial accounts are held by an unaffiliated bank and are excluded from our statement of financial condition. The average balances held in these custodial accounts were approximately $993,000, $494,000 and $248,000 during 2003, 2002 and 2001, respectively.

(3) Fees we earned under special servicing arrangements wherein we act as a special servicer for third parties, typically as part of a securitization. Under these arrangements, we service loans that become greater than 90 days past due and receive base special servicing fees plus incentive fees to the extent we achieve certain loss mitigation parameters. We have not entered into any new special servicing arrangements since the middle of 2001. As a result, special servicing fees have declined in 2002 and 2003.

(4) A servicer of securitized loans is typically obligated to pay to the securitization trust the difference between a full month of interest and the interest collected on loans that are repaid before the end of a calendar month.

(5) The increases in amortization expense reflect increases in our purchases of rights to service loans for others and an increase in the rate of amortization to reflect projected prepayment volumes. See "Changes in Financial Condition - Mortgage Servicing Rights."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table sets forth our loans serviced for others at the dates indicated:

                                              Subprime Loans (1)         Other Loans and REO                Total
                                          --------------------------  --------------------------  --------------------------
                                                           No. of                      No. of                      No. of
                                             Amount        Loans         Amount        Loans         Amount        Loans
                                          ------------  ------------  ------------  ------------  ------------  ------------
December 31, 2003
-----------------
Performing (2):
    Residential servicing ..............  $ 32,811,398       293,493  $    961,766        17,894  $ 33,773,164       311,387
    Commercial servicing ...............            --            --       437,011           262       437,011           262
                                          ------------  ------------  ------------  ------------  ------------  ------------
                                          $ 32,811,398       293,493  $  1,398,777        18,156  $ 34,210,175       311,649
                                          ============  ============  ============  ============  ============  ============
Non-performing (2)(3):
    Residential servicing ..............  $  3,173,976        35,470  $    750,218        12,735  $  3,924,194        48,205
    Commercial servicing ...............            --            --       379,146           280       379,146           280
                                          ------------  ------------  ------------  ------------  ------------  ------------
                                          $  3,173,976        35,470  $  1,129,364        13,015  $  4,303,340        48,485
                                          ============  ============  ============  ============  ============  ============
Total loans serviced for others:
    Residential servicing ..............  $ 35,985,374       328,963  $  1,711,984        30,629  $ 37,697,358       359,592
    Commercial servicing ...............            --            --       816,157           542       816,157           542
                                          ------------  ------------  ------------  ------------  ------------  ------------
                                          $ 35,985,374       328,963  $  2,528,141        31,171  $ 38,513,515       360,134
                                          ============  ============  ============  ============  ============  ============

December 31, 2002
-----------------
Performing (2):
    Residential servicing ..............  $ 26,817,731       282,926  $  1,089,109        17,204  $ 27,906,840       300,130
    Commercial servicing ...............            --            --       752,722           407       752,722           407
                                          ------------  ------------  ------------  ------------  ------------  ------------
                                          $ 26,817,731       282,926  $  1,841,831        17,611  $ 28,659,562       300,537
                                          ============  ============  ============  ============  ============  ============
Non-performing (2):
    Residential servicing ..............  $  2,565,823        31,626  $    261,014         4,277  $  2,826,837        35,903
    Commercial servicing ...............            --            --       582,964           238       582,964           238
                                          ------------  ------------  ------------  ------------  ------------  ------------
                                          $  2,565,823        31,626  $    843,978         4,515  $  3,409,801        36,141
                                          ============  ============  ============  ============  ============  ============
Total loans serviced for others:
    Residential servicing ..............  $ 29,383,554       314,552  $  1,350,123        21,481  $ 30,733,677       336,033
    Commercial servicing ...............            --            --     1,335,686           645     1,335,686           645
                                          ------------  ------------  ------------  ------------  ------------  ------------
                                          $ 29,383,554       314,552  $  2,685,809        22,126  $ 32,069,363       336,678
                                          ============  ============  ============  ============  ============  ============

December 31, 2001
-----------------
Performing (2):
    Residential servicing ..............  $ 18,068,542       242,664  $    919,639        18,074  $ 18,988,181       260,738
    Commercial servicing ...............            --            --     1,062,345         1,962     1,062,345         1,962
                                          ------------  ------------  ------------  ------------  ------------  ------------
                                          $ 18,068,542       242,664  $  1,981,984        20,036  $ 20,050,526       262,700
                                          ============  ============  ============  ============  ============  ============
Non-performing (2):
    Residential servicing ..............  $  2,638,235        35,585  $    317,001         5,021  $  2,955,236        40,606
    Commercial servicing ...............            --            --       158,250           247       158,250           247
                                          ------------  ------------  ------------  ------------  ------------  ------------
                                          $  2,638,235        35,585  $    475,251         5,268  $  3,113,486        40,853
                                          ============  ============  ============  ============  ============  ============
Total loans serviced for others:
    Residential servicing ..............  $ 20,706,777       278,249  $  1,236,640        23,095  $ 21,943,417       301,344
    Commercial servicing ...............            --            --     1,220,595         2,209     1,220,595         2,209
                                          ------------  ------------  ------------  ------------  ------------  ------------
                                          $ 20,706,777       278,249  $  2,457,235        25,304  $ 23,164,012       303,553
                                          ============  ============  ============  ============  ============  ============

(1) Subprime loans represent loans we service which were made by others to borrowers who generally did not qualify under guidelines of the Fannie Mae and Freddie Mac ("nonconforming loans").

(2) Non-performing loans serviced for others have been delinquent for 90 days or more. Performing loans serviced for others are current or have been delinquent for less than 90 days.

(3) Includes $480,388 of residential REO properties serviced for The U.S. Department of Veterans Affairs under a contract entered into in September 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Gain (Loss) on Interest Earning Assets. The following table sets forth the principal components of net gains (losses) we earned on our interest earning assets for the years indicated:

                                                                    2003           2002            2001
                                                                ------------    ------------    ------------
Gain (loss) on loan sales................................       $         27    $     (4,105)   $     (4,380)
Other....................................................                  1             620             431
                                                                ------------    ------------    ------------
                                                                $         28    $     (3,485)   $     (3,949)
                                                                ============    ============    ============

         Gain on Trading and Match Funded Securities Net. The net gain recorded on trading and match funded securities includes both unrealized gains (losses) on securities to record them at fair value and realized gains (losses) resulting from sales thereof. Realized net gains from sales of trading securities totaled $366, $4,992 and $11,117 during 2003, 2002 and 2001, respectively. The value of our trading securities has declined from $226,249 at December 31, 2001 to $58,895 at December 31, 2002 and $49,520 at December 31, 2003 as a result of sales, maturities and repayments. See "Changes in Financial Condition - Trading Securities" and Notes 1, 3 and 5 to our Consolidated Financial Statements.

         Valuation Gains (losses) on Real Estate. We regularly assess the value of our remaining real estate assets and provide additional loss reserves or impairment charges as appropriate. Valuation gains (losses) on real estate primarily consist of provisions for losses in fair value on real estate owned and impairment charges on properties acquired for investment, as indicated in the table below.

                                                                             2003           2002           2001
                                                                          ----------     ----------     ----------
Provisions for loss in fair value on real estate owned, net:
------------------------------------------------------------
   Residential Discount Loans (1) ....................................    $       --     $   (1,648)    $   (9,689)
   Commercial Finance (2) ............................................           342        (17,996)        (7,845)
   Subprime Finance ..................................................            --            (12)          (172)
   Corporate Items and Other .........................................          (246)           (29)           (60)
                                                                          ----------     ----------     ----------
                                                                                  96        (19,685)       (17,766)
                                                                          ----------     ----------     ----------
Impairment charges:
-------------------
   Commercial Finance:
     Properties acquired for investment ..............................        (7,526)       (14,549)        (1,471)
     Loans accounted for as investments in real estate ...............            --             --           (409)
     Investment in real estate partnerships ..........................            --           (768)          (411)
     Assisted living facilities ......................................            --             --         (2,225)
                                                                          ----------     ----------     ----------
                                                                              (7,526)       (15,317)        (4,516)
                                                                          ----------     ----------     ----------
                                                                          $   (7,430)    $  (35,002)    $  (22,282)
                                                                          ==========     ==========     ==========

    (1) The decline in the provision reflects a decline in the number of properties from 372 at December 31, 2001 to 47 at December 31, 2002 and 17 at December 31, 2003. See "Changes in Financial Condition - Real Estate - Real Estate Owned, Net".

    (2) The provision in 2002 reflects a significant increase in reserve levels. Only two commercial properties remained as of December 31, 2003. See "Changes in Financial Condition - Real Estate - Real Estate Owned, Net".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Gain (Loss) on Sales of Real Estate. The following table sets forth the principal components of net gains (losses) we recorded on sales of our real estate for the years indicated:

                                                                             2003           2002           2001
                                                                          ----------     ----------     ----------
Gains on sales of real estate owned (1):
----------------------------------------
    Residential Discount Loans .......................................    $       --     $    3,025     $   10,639
    Commercial Finance ...............................................            47             60          3,395
    Subprime Finance .................................................             1             17             77
    Corporate Items and Other ........................................           368              1             --
                                                                          ----------     ----------     ----------
                                                                                 416          3,103         14,111
Gains on sales of other real estate:
------------------------------------
    Commercial Finance ...............................................            50            995             45
                                                                          ----------     ----------     ----------
                                                                          $      466     $    4,098     $   14,156
                                                                          ==========     ==========     ==========

    (1) The decline in gains from sales of real estate owned reflects significant declines in the number of properties sold. Only 20 properties remain to be sold at December 31, 2003. See "Changes in Financial Condition - Real Estate - Real Estate Owned, Net."

         Operating Income (Loss) from Real Estate. The following table sets forth the operating results of our real estate for the years indicated:

                                                                                   2003          2002          2001
                                                                                 ---------     ---------     ---------
Real estate owned, net (1):
---------------------------
    Residential Discount Loans ..............................................    $      --     $    (987)    $  (7,574)
    Commercial Finance ......................................................        1,104         2,104         2,307
    Subprime Finance ........................................................           (5)          (11)          (97)
    Corporate Items and Other ...............................................          164          (244)         (237)
                                                                                 ---------     ---------     ---------
                                                                                     1,263           862        (5,601)
                                                                                 ---------     ---------     ---------
Properties acquired for investment (2):
---------------------------------------
    Commercial Finance ......................................................        3,008         3,035         6,127
    Corporate Items and Other ...............................................           --            --           (86)
                                                                                 ---------     ---------     ---------
                                                                                     3,008         3,035         6,041
                                                                                 ---------     ---------     ---------
Equity in earnings of loans accounted for as investments in real estate (3):
----------------------------------------------------------------------------
    Commercial Finance ......................................................          857         3,967         3,338

Assisted living facilities:
---------------------------
    Commercial Finance ......................................................           --            --           717
                                                                                 ---------     ---------     ---------
                                                                                 $   5,128     $   7,864     $   4,495
                                                                                 =========     =========     =========

(1) Includes rental income and expenses associated with holding and maintaining the properties.

(2) Includes rental income, depreciation expense and operating expenses associated with holding and maintaining our properties acquired for investment. The decrease in operating income during 2002 is primarily due to the sale of a shopping center property during 2002. Only two properties remained at December 31, 2003 and 2002.

(3) The balance of loans we accounted for as investments in real estate had been fully repaid as of December 31, 2003.

         See "Changes in Financial Condition - Real Estate".

         Amortization of Excess of Net Assets Acquired over Purchase Price. The amortization of excess of net assets acquired over purchase price (negative goodwill) resulted from our acquisition of OAC on October 7, 1999. Our acquisition resulted in an excess of net assets acquired over the purchase price of $60,042, which we amortized on a straight-line basis through 2001. On January 1, 2002, upon adoption of Statement of Financial Accounting Standard ("SFAS") No. 142, we reversed the unamortized balance of $18,333 to income as the effect of a change in accounting principle as required by this statement. See Note 1 to our Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Gain (Loss) on Repurchase of Debt. The following table sets forth the components of the gains (losses) resulting from our repurchase of our debt securities during the years indicated:

                                                                                   2003         2002 (3)       2001
                                                                                 ---------     ---------     ---------
10.875% Capital Securities due August 1, 2027:
----------------------------------------------
   Face amount repurchased ..................................................    $      --     $   4,910     $  18,371
   Gain (loss) ..............................................................    $      --     $   1,074     $   3,722
11.875% Notes due October 1, 2003 (1):
--------------------------------------
   Face amount repurchased ..................................................    $      --     $  43,550     $  13,025
   Gain (loss) ..............................................................    $      --     $  (1,508)    $      52
11.5% Redeemable Notes due July 1, 2005:
----------------------------------------
   Face amount repurchased ..................................................    $      --     $      45     $      --
   Gain (loss) ..............................................................    $      --     $      (2)    $      --
12.0% Subordinated Debentures due June 15, 2005 (2):
----------------------------------------------------
   Face amount repurchased ..................................................    $  33,500     $  33,500     $      --
   Gain (loss) ..............................................................    $    (445)    $  (1,025)    $      --
Total debt repurchases:
-----------------------
   Face amount repurchased ..................................................    $  33,500     $  82,005     $  31,396
   Gain (loss) ..............................................................    $    (445)    $  (1,461)    $   3,774

(1) The remaining $43,475 balance of our 11.875% Notes matured on October 1, 2003 and were repaid in full.

(2) On September 30, 2003 we exercised our redemption option and called the remaining $33,065 balance of our 12.0% Subordinated Debentures at a price of 101.333%, or a premium of $441. Earlier in the year, we had repurchased $435 in the open market resulting in a loss of $4.

(3) In November 2002 we exercised redemption options on three of our outstanding debt obligations for a combined debt reduction of $73,545. As provided for in the terms of the indentures, we exercised our redemption option and called $40,000 of our 11.875% Notes at a price of 102.969%, $33,500 of our 12% Subordinated Debentures at a price of 102.667% and the remaining $45 of our 11.5% Redeemable Notes at a price of 105.75%. As a result of these early redemptions at a premium, we incurred $2,499 of loss, including the write-off of $416 of unamortized issuance costs.

         See "Changes in Financial Condition - Notes and Debentures" and "Company Obligated, Mandatorily Redeemable Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company" and Note 15 to our Consolidated Financial Statements.

         Other Income. Other income consists primarily of software revenue earned by OTX, collections of credit card receivables accounted for under the cost recovery method, brokerage commissions earned from sales of real estate and consulting fees. See Note 23 to our Consolidated Financial Statements for a disclosure of the components of other income for 2003, 2002 and 2001. The $5,040 increase in other income for 2003 as compared to 2002 was primarily the result of a $6,877 increase in OTX software revenues (primarily from REALTrans), offset in part by declines in consulting fees and collections of credit card receivables. Consulting fees for 2002 include $1,398 earned from a one-time contract with the government of Jamaica.

         The $4,250 increase in other income during 2002 as compared to 2001 was largely the result of $4,191 of collections of unsecured receivables that were accounted for under the cost recovery method until they had been reduced to zero as of December 31, 2001 through collections and reserves.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Non-Interest Expense. The following table sets forth the principal components of our non-interest expense for the years indicated:

                                                                                   2003          2002           2001
                                                                                 ---------     ---------     ---------
Compensation and employee benefits ..........................................    $  72,221     $  77,778     $  84,914
Occupancy and equipment .....................................................       13,159        11,843        11,577
Technology and communication costs ..........................................       21,121        25,270        26,768
Loan expenses ...............................................................       14,252        12,605        15,811
(Gain) loss on affordable housing properties ................................          285        21,915        17,535
Amortization/writeoff of excess of purchase price over net assets ...........           --         2,231         3,112
   acquired
Professional services and regulatory fees ...................................       26,054        16,383        14,749
Other operating expenses ....................................................       10,409         9,601         8,849
                                                                                 ---------     ---------     ---------
                                                                                 $ 157,501     $ 177,626     $ 183,315
                                                                                 =========     =========     =========

         Compensation and Employee Benefits. The following table presents the principal components of compensation and benefits for the years indicated:

                                                                                   2003          2002           2001
                                                                                 ---------     ---------     ---------
Salaries (1) ................................................................    $  49,811     $  53,746     $  58,012
Bonuses (2) .................................................................        9,771         7,904         9,544
Payroll taxes ...............................................................        3,708         4,352         4,763
Commissions .................................................................        2,460         3,370         3,541
Insurance ...................................................................        2,251         2,668         2,682
Severance ...................................................................        1,397         2,316         1,701
Contract programmers ........................................................           51           531         1,539
Relocation ..................................................................          578           759         1,049
Other (3) ...................................................................        2,194         2,132         2,083
                                                                                 ---------     ---------     ---------
                                                                                 $  72,221     $  77,778     $  84,914
                                                                                 =========     =========     =========

(1)      Salaries include fees paid for the services of temporary employees.

(2) Bonuses include compensation related to employee incentive awards of restricted stock and stock options.

(3) Other consists primarily of recruiting expenses, matching contributions to our 401(K) plan and fees paid to directors.

         The decline in compensation and benefits in 2003 and 2002 was primarily due to a decrease in salaries. This decline in costs has occurred in spite of an increase in the average number of our employees and is due in large part to our ongoing globalization initiative to reduce labor costs through the migration of certain functions (primarily in support of our Residential Loan Servicing, Business Process Outsourcing and OTX businesses) to our offices in Bangalore and Mumbai, India. This initiative has resulted in a significant increase in the concentration of our workforce in India. The average total number of our full-time employees (domestic and international combined) amounted to 2,083, 1,790 and 1,536 during 2003, 2002 and 2001, respectively. The number of employees in our India offices averaged 1,134 during 2003 as compared to 543 during 2002 and 151 during 2001. We may experience additional growth in our India workforce during 2004 depending upon the growth of recent business initiatives, primarily Business Process Outsourcing. See "Workforce and Operational Capacity" for additional information regarding our operations and workforce in India. The decline in salaries, in spite of the increase in the number of employees, is also the result of a change in the mix of our workforce in the United States to a greater concentration of call center and similar level positions. This change in mix has occurred as we have exited capital-intensive businesses in favor of fee-based businesses, primarily residential loan servicing.

         Occupancy and Equipment. Occupancy and equipment costs consist principally of rents, depreciation (excluding hardware and software), building maintenance, postage and mailing services, delivery charges and other costs of our office operations. The increase in occupancy and equipment expense in 2003 as compared to 2002 is primarily attributed to the growth of our Business Process Outsourcing and International segments, as well as expansion of our India operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Technology and Communication Costs. The following table presents the principle components of technology and communication costs for the years indicated:

                                                                                   2003          2002          2001
                                                                                 ---------     ---------     ---------
Depreciation expense:
   Hardware (1) .............................................................    $   6,579     $   7,154     $   5,465
   Software .................................................................        2,455         2,562         2,344
   Other ....................................................................          437           326            93
                                                                                 ---------     ---------     ---------
                                                                                     9,471        10,042         7,902
                                                                                 ---------     ---------     ---------
Telecommunications expense (2) ..............................................        5,927         4,990         4,491
Consulting fees - technology ................................................        1,552         1,729         1,610
Amortization expense:
   Capitalized software development costs ...................................        1,511         1,424         1,213
   Intellectual property ....................................................           --         1,029         1,060
                                                                                 ---------     ---------     ---------
                                                                                     1,511         2,453         2,273
                                                                                 ---------     ---------     ---------
Equipment lease expense (1) .................................................        1,462         1,312            29
Other (3) ...................................................................        1,198         4,744        10,463
                                                                                 ---------     ---------     ---------
                                                                                 $  21,121     $  25,270     $  26,768
                                                                                 =========     =========     =========

(1) The increase in depreciation and leasing expense in 2002 was largely the result of upgrades to our computer servers and other hardware, as well as new hardware purchased for expanding our India operations centers.

(2) The increase in telecommunication expense during 2003 and 2002 is largely due to increased costs of telecommunication lines as a result of our expansion in India.

(3) Other technology costs for 2002 and 2001 included $1,068 and $3,185, respectively, of payments related to the acquisition of Amos, Inc., an OTX subsidiary, in 1997. The final compensatory payment due in connection with this acquisition was recorded in 2002.

         (Gain) loss on Affordable Housing Properties. Net losses we recorded on investments in affordable housing properties during the past three years included loss provisions in the amount of $432, $17,350 and $15,587, respectively, for expected losses on the sale of properties. Losses for 2002 also included a $3,944 charge to record a discount on a long-term sale of seven properties during the second quarter. We are accreting this discount to income over the term of the related receivable balance, which extends through 2014. (Gains) losses from sales of affordable housing properties amounted to ($1,050,) $(445) and $955 during 2003, 2002 and 2001, respectively. See "Changes in Financial Condition - Affordable Housing Properties."

         Amortization/Writeoff of Excess of Purchase Price over Net Assets Acquired ("Goodwill"). Goodwill amortization and writeoffs that we recognized during 2002 and 2001 related entirely to OTX. In accordance with the provisions of SFAS No. 142, which we adopted on January 1, 2002, we ceased amortization of the remaining balance of our goodwill beginning in 2002. However, we test our goodwill annually for impairment. As a result of our annual impairment testing in 2002, we wrote-off the remaining $2,231 of goodwill associated with the 1997 acquisition of Amos, Inc. No write-off was required as a result of our 2003 impairment testing. See Note 1 to our Consolidated Financial Statements.

         Loan Expenses. Loan expenses for 2003, 2002 and 2001 included $10,649, $9,463 and $8,426, respectively, of appraisal fees incurred in connection with property valuation services we provided through ORA. See "Segment Profitability
- ORA". Loan expenses also include other miscellaneous expenses incurred in connection with loans we own and those we service for others. Loan expenses for 2001 included a charge to write-off $1,485 of deferred costs on commercial loans we owned.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Professional Services and Regulatory Fees. The following table presents the principal components of professional services and regulatory fees for the years indicated:

                                                                                    2003          2002          2001
                                                                                 ---------     ---------     ---------
Legal fees and settlements (1) ..............................................    $  18,245     $   8,308     $   4,107
Consulting fees (non-technology) ............................................        2,183         2,873         3,392
Audit and accounting fees ...................................................        1,745         1,236         1,269
Corporate insurance .........................................................        1,513         1,010           725
FDIC insurance (2) ..........................................................          299           398         2,585
Other .......................................................................        2,069         2,558         2,671
                                                                                 ---------     ---------     ---------
                                                                                 $  26,054     $  16,383     $  14,749
                                                                                 =========     =========     =========

(1) The $9,937 increase in legal fees and settlements in 2003 as compared to 2002 is primarily the result of a $10,000 settlement in connection with the arbitration award to the former owners of Admiral Home Loan. Legal fees and settlements for 2002 included $3,250 related to the settlement of two litigation claims.

(2) The $2,187 decline in FDIC insurance in 2002 as compared to 2001 resulted from a decline in both our deposit liabilities and the FDIC assessment rates.

         Other Operating Expenses. Other operating expenses include travel and related costs, check processing and other deposit related costs, amortization of deferred costs and provisions for uncollectible receivables. See Note 24 to our Consolidated Financial Statements for a disclosure of the components of other operating expenses for 2003, 2002 and 2001.

         Distributions on Company Obligated, Mandatorily Redeemable Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company. Cash distributions on our Capital Securities are payable semi-annually in arrears on February 1 and August 1 of each year at an annual rate of 10.875%. We recorded $6,117, $6,287, and $7,131 of distributions to holders of the Capital Securities during 2003, 2002 and 2001, respectively. Effective July 1, 2003 with our adoption of SFAS No. 150, these distributions are reported in the consolidated statement of operations as interest expense. The decline in distributions is the result of repurchases we made during 2002 and 2001. See "Non-Interest Income - Gain (Loss) on Repurchase of Debt", Note 15 to our Consolidated Financial Statements and "Changes in Financial Condition - Company-Obligated, Mandatorily Redeemable Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company."

         Income Tax Expense (Benefit). The following table provides details of our income tax expense (benefit) and effective tax rates for the years indicated:

                                                                                    2003          2002          2001
                                                                                 ---------     ---------     ---------
Income tax expense (benefit) on income (loss) before taxes and effect of
   change in accounting principle ...........................................    $  (1,427)    $ (31,066)    $ (23,348)
Provision for valuation allowance on current year's deferred tax asset ......        2,175        34,049        23,348
Provision for valuation allowance on prior year's deferred tax asset ........           --            --        83,000
                                                                                 ---------     ---------     ---------
   Income tax expense .......................................................          748         2,983        83,000
Income tax benefit on effect of change in accounting principle ..............           --        (1,166)           --
                                                                                 ---------     ---------     ---------
Total income tax expense ....................................................    $     748     $   1,817     $  83,000
                                                                                 =========     =========     =========

         For 2003, 2002 and 2001 our effective tax rate before the provision for the deferred tax valuation allowance was (28.4)%, 48.1% and 55.9% respectively, and reflected tax credits of $2,394, $2,686 and $2,078, respectively, resulting from our investment in affordable housing properties.

         The provision for deferred tax asset valuation allowance is a non-cash charge that we recorded to increase the aggregate valuation allowance, which amounted to $201,445 and $199,270 at December 31, 2003 and 2002, respectively. We estimated this valuation allowance based on our assessment of the portion of the deferred tax asset that more likely than not will not be realized. Reversal of all or a portion of the valuation allowance may be required in the future based on the results of our operations.

         See Notes 8 and 18 to our Consolidated Financial Statements, and "Changes in Financial Condition - Affordable Housing Properties."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

Changes in Financial Condition

         Trading Securities. The following table sets forth the fair value of our trading securities at the dates indicated:

                                                                                             December 31,
                                                                                 -------------------------------------
                                                                                   2003          2002          2001
                                                                                 ---------     ---------     ---------
U.S. Treasury securities and Collateralized mortgage obligations:
  U.S. Treasury securities ..................................................    $   6,679     $   1,016     $      --
  Collateralized mortgage obligations (AAA-rated) (1) .......................           --        20,540       161,191
                                                                                 ---------     ---------     ---------
                                                                                 $   6,679     $  21,556     $ 161,191
                                                                                 =========     =========     =========

Subordinates and residuals: (2)
  Single family residential
      BB rated subordinates .................................................    $     579     $     599     $     625
      B-rated subordinates ..................................................          580           606           799
      Unrated subordinates ..................................................          222           344         1,008
      Unrated subprime residuals ............................................       38,883        33,213        60,049
                                                                                 ---------     ---------     ---------
                                                                                    40,264        34,762        62,481
  Nonresidential unrated subordinates .......................................        2,577         2,577         2,577
                                                                                 ---------     ---------     ---------
                                                                                 $  42,841     $  37,339     $  65,058
                                                                                 =========     =========     =========

(1) During the year ended December 31, 2003, our CMO trading securities declined to $0 as a result of maturities and principal repayments. During 2002, the $140,651 decline was primarily due to $227,100 of maturities and principal repayments offset in part by purchases of $88,938. We have not replaced maturing CMOs with new purchases primarily because we no longer need these securities to meet the Qualified Thrift Lender requirements of the Bank.

(2) During the year ended December 31, 2003, our subordinate and residual trading securities increased by $5,502. This increase was principally the result of the transfer of $5,926 match funded securities to trading securities in June 2003 as a result of early redemption of the related bonds-match funded agreements. These securities had a fair value of $5,146 at December 31, 2003. See "Changes in Financial Condition - Match Funded Assets". Principal repayments and amortization during the year were largely offset by increases in fair value. During the year ended December 31, 2002, our subordinate and residual trading securities declined by $27,719. This decline was primarily due to $7,419 of maturities and principal repayments and $26,438 of sales, partly offset by $1,946 of net discount accretion.

         Subordinate and residual interests in mortgage-related securities provide credit support to the more senior classes of the mortgage-related securities. Principal from the underlying mortgage loans generally is allocated first to the senior classes, with the most senior class having a priority right to the cash flow from the mortgage loans until its payment requirements are satisfied. To the extent that there are defaults and unrecoverable losses on the underlying mortgage loans, resulting in reduced cash flows, the most subordinate security will be the first to bear this loss. Because subordinate and residual interests generally have no credit support, to the extent there are realized losses on the mortgage loans comprising the mortgage collateral for such securities, we may not recover the full amount or, indeed, any of our remaining investment in such subordinate and residual interests.

         Subordinate and residual interests are affected by the rate and timing of payments of principal (including prepayments, repurchase, defaults and liquidations) on the mortgage loans underlying a series of mortgage-related securities. The rate of principal payments may vary significantly over time depending on a variety of factors, such as the level of prevailing mortgage loan interest rates and economic, demographic, tax, legal and other factors. Prepayments on the mortgage loans underlying a series of mortgage-related securities are generally allocated to the more senior classes of mortgage-related securities. Although in the absence of defaults or interest shortfalls all subordinates receive interest, amounts otherwise allocable to residuals generally are used to make payments on more senior classes or to fund a reserve account for the protection of senior classes until over collateralization or the balance in the reserve account reaches a specified level. For residual interests in residential mortgage-backed securities, over collateralization is the amount by which the collateral balance exceeds the sum of the bond principal amounts. Over collateralization is achieved by applying monthly a portion of the interest payments of the underlying mortgages toward the reduction of the senior class certificate principal amounts, causing them to amortize more rapidly than the aggregate loan balance. Over collateralization represents the first tier of loss protection afforded to the non-residual holders. To the extent not consumed by losses on more highly rated bonds, over collateralization is remitted to the residual holders. In periods of declining interest rates, rates of prepayments on mortgage loans generally increase, and if the rate of prepayments is faster than anticipated, then the yield on subordinates will be positively affected and the yield on residuals will be negatively affected.

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

         The following table presents information regarding our trading subordinate and residual securities summarized by classification and rating at December 31, 2003:

                                                                                                                  Anticipated
                                                                    Anticipated       Anticipated                   Weighted
                                                        Percent       Yield to         Yield to                     Average
                                                       Owned by      Maturity at      Maturity at                  Remaining
Rating/Description (1)                   Fair Value      Ocwen     Purchase (2)(3)  12/31/03 (2)(4)     Coupon     Life (2)(5)
-------------------------------------    ----------    --------    ---------------  ---------------     ------     -----------
Single-family residential:
    BB-rated subordinates............    $      579    100.00%         16.80%             9.73%          6.00%        3.52
    B-rated subordinates.............           580    100.00          17.39             24.85           6.06         1.95
    Unrated subordinates.............           222    100.00          14.47             31.45           6.90         0.06
    Unrated subprime residuals.......        38,883    100.00          17.15              7.99            N/A         4.62
                                         ----------
                                             40,264
Commercial:
    Unrated subordinates.............         2,577     25.00          22.15             12.10            N/A         1.35
                                         ----------
                                         $   42,841
                                         ==========

(1) Refers to the credit rating designated by the rating agency for each securitization transaction. Classes designated "A" have a superior claim on payment to those rated "B". Additionally, multiple letters have a superior claim to designations with fewer letters. Thus, for example, "BBB" is superior to "BB", which in turn is superior to "B". The lower class designations in any securitization will receive interest payments after senior classes and will experience losses before any senior class. The lowest potential class designation is "unrated" which, if included in a securitization, will always receive interest last and experience losses first.

(2) Subordinate and residual securities do not have a contractual maturity but are paid down over time as cash distributions are received. Because they do not have a stated maturity, we disclose the weighted average life of these securities.

(3) Represents the effective yield from inception to maturity based on the purchase price and anticipated future cash flows under pricing assumptions.

(4) Represents the effective yield based on the purchase price, actual cash flows received from inception until the respective date, and the then current estimate of future cash flows under the assumptions at the respective date. Changes in the December 31, 2003 anticipated yield to maturity from that originally anticipated are primarily the result of changes in prepayment assumptions and loss assumptions.

(5) Represents the weighted average life in years based on the December 31, 2003 book value.

         The following table sets forth the principal amount of mortgage loans by the geographic location of the properties securing the mortgages that underlie our trading subordinate and residual securities at December 31, 2002:

Description                         U.K      California    New York     New Jersey     Texas      Other (1)      Total
------------------------------   ---------   ----------    ---------    ---------    ---------    ---------    ---------
Single family residential ....   $  66,494    $  30,640    $  26,659    $  24,348    $  24,527    $ 207,082    $ 379,750
Commercial ...................          --        6,986           --           --           --       38,762       45,748
Multi-family .................          --          477          211          570           --        1,946        3,204
                                 ---------    ---------    ---------    ---------    ---------    ---------    ---------
Total ........................   $  66,494    $  38,103    $  26,870    $  24,918    $  24,527    $ 247,790    $ 428,702
                                 =========    =========    =========    =========    =========    =========    =========
Percentage of total ..........       15.51%        8.89%        6.27%        5.81%        5.72%       57.80%      100.00%
                                 =========    =========    =========    =========    =========    =========    =========

(1) Consists of properties located in 46 other states, none of which aggregated over $22,861 in any one state.

         See Note 1 and Note 3 to our Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Real Estate. Our real estate consisted of the following at the dates indicated:

                                                                                             December 31,
                                                                                 -------------------------------------
                                                                                    2003          2002          2001
                                                                                 ---------     ---------     ---------
Properties acquired for investment:
   Office buildings .........................................................    $  21,448     $  27,602     $  32,132
   Retail ...................................................................       11,402         9,090        29,637
   Building improvements ....................................................       15,884        17,387        17,513
   Tenant improvements and lease commissions ................................        6,558         2,795         4,537
   Furniture and fixtures ...................................................           36            30            52
                                                                                 ---------     ---------     ---------
                                                                                    55,328        56,904        83,871
   Accumulated depreciation .................................................       (7,118)       (5,316)       (5,327)
                                                                                 ---------     ---------     ---------
                                                                                    48,210        51,588        78,544

Nonresidential loans accounted for as investments in real estate ............           --         2,188        30,436

Investment in real estate partnerships ......................................        5,220         4,900         7,916
Assisted living facilities (1) ..............................................           --            --        13,418
Real estate owned, net ......................................................       50,513        62,039       110,465
                                                                                 ---------     ---------     ---------
                                                                                 $ 103,943     $ 120,715     $ 240,779
                                                                                 =========     =========     =========

    (1) Consisted of three facilities that were sold during the first quarter of 2002 for a gain of $669. We had recorded impairment charges of $2,225 during 2001 based on sales proceeds anticipated at that time.

         Properties Acquired for Investment. Properties acquired for investment at December 31, 2003 consisted of one office building (approximately 62% leased) located in Jacksonville, Florida and one shopping center (approximately 73% leased) located in Halifax, Nova Scotia. We acquired these properties as a result of our acquisition of OAC in 1999. The $3,378 decline in the aggregate carrying value of these two properties during 2003 was largely due to $7,526 of impairment charges and $1,802 of depreciation expense, offset in part by $6,303 of capitalized improvements. We sold our office building property in January 2004 for proceeds that approximated carrying value. We also issued a loan to the buyer in the amount of $15,248 in order to facilitate this sale. The $26,956 decline in the aggregate net carrying value of investments during 2002 was primarily due to the sale of our shopping center in Bradenton, Florida, which had a carrying value of $19,902, and impairment charges of $14,549 to reduce the remaining properties to our estimate of their net realizable value, offset in part by $8,771 of net capitalized improvements.

         Loans Accounted for as Investments in Real Estate. We acquired certain acquisition, development and construction loans in January 2000 in which we participated in the expected residual profits of the underlying real estate, and where the borrower had not contributed substantial equity to the project. As such, we accounted for these loans under the equity method of accounting as though we had an investment in a real estate limited partnership. The one loan remaining at December 31, 2002 was repaid during 2003.

         Investment in Real Estate Partnerships. Consists of interests in two limited partnerships operating as real estate ventures, consisting of multi-family type properties.

         Real Estate Owned, Net. Real estate owned, net, consists of properties we acquired by foreclosure or deed-in-lieu thereof on loans, primarily those that we had previously acquired at a discount. Real estate owned has been declining since 1998 as sales more than offset loan foreclosures during those years. At December 31, 2003 our portfolio of real estate owned consisted of only 20 properties, of which two are commercial and the remainder are single family residential. Declines in our originations and acquisitions of loans are the principal reason for the decline in foreclosures.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table sets forth the composition of real estate owned, net, by property type and segment at the dates indicated:

                                                                                             December 31,
                                                                                 -------------------------------------
                                                                                   2003          2002          2001
                                                                                 ---------     ---------     ---------
Single family residential:
   Residential Discount Loans ...............................................    $      --     $   1,837     $  16,150
   Subprime Finance .........................................................           89            50           274
   Corporate Items and Other ................................................          793            --            --
                                                                                 ---------     ---------     ---------
                                                                                       882         1,887        16,424
Nonresidential real estate:
   Commercial Finance .......................................................       49,631        60,152        94,041
                                                                                 ---------     ---------     ---------
                                                                                 $  50,513     $  62,039     $ 110,465
                                                                                 =========     =========     =========

         The following tables set forth the activity in real estate owned during the years indicated:

                                                                                   2003          2002          2001
                                                                                 ---------     ---------     ---------
Amount
------
Balance at beginning of period ..............................................    $  62,039     $ 110,465     $ 146,419
Properties acquired through foreclosure or deed-in-lieu thereof:
  Loans .....................................................................          178        16,000        92,949
  Less discount transferred .................................................          (50)       (6,756)      (35,698)
  Add advances transferred ..................................................           33           248         6,790
                                                                                 ---------     ---------     ---------
                                                                                       161         9,492        64,041
                                                                                 ---------     ---------     ---------

Capital improvements ........................................................        2,534         2,298        12,737
Sales .......................................................................      (17,533)      (53,670)     (111,776)
Decrease (increase) in valuation allowance (1)...............................        3,312        (6,546)         (956)
                                                                                 ---------     ---------     ---------
Balance at end of period ....................................................    $  50,513     $  62,039     $ 110,465
                                                                                 =========     =========     =========

                                                                                   2003          2002          2001
                                                                                 ---------     ---------     ---------
Number of Properties
--------------------
Balance at beginning of period ..............................................           55           391         1,298
Properties acquired through foreclosure or deed-in-lieu thereof .............            3            21           747
Sales .......................................................................          (38)         (357)       (1,654)
                                                                                 ---------     ---------     ---------
Balance at end of period ....................................................           20            55           391
                                                                                 =========     =========     =========

(1) Excludes basis adjustment in 2002, which had no effect on the net carrying value, as discussed in the table below.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

The following tables set forth the amount of time that we have held our real estate owned at the dates indicated:

December 31, 2003                Commercial Finance      Corporate Items and Other    Subprime Finance              Total
----------------------          ---------------------    -------------------------  ---------------------    ---------------------
                                Net Book                    Net Book                Net Book                 Net Book
                                 Value        Count          Value       Count       Value       Count        Value        Count
                                --------     --------      ---------    --------    ---------    --------    ---------    --------
Holding Period:
---------------
One to six months.............  $     --           --      $       9           1    $      --          --    $       9           1
Seven to 12 months............        --           --             60           1           89           1          149           2
13 to 24 months...............        --           --            132           1           --          --          132           1
Over 24 months................    49,631            2            592          14           --          --       50,223          16
                                --------     --------      ---------    --------    ---------    --------    ---------    --------
                                $ 49,631            2      $     793          17    $      89           1    $  50,513          20
                                ========     ========      =========    ========    =========    ========    =========    ========

December 31, 2003                Commercial Finance        Residential Discount       Subprime Finance              Total
----------------------          ---------------------    -------------------------  ---------------------    ---------------------
                                Net Book                    Net Book                Net Book                 Net Book
                                 Value        Count          Value       Count       Value       Count        Value        Count
                                --------     --------      ---------    --------    ---------    --------    ---------    --------
Holding Period:
---------------
One to six months.............  $     --           --      $      --          --    $      --          --    $      --          --
Seven to 12 months............        --           --            176           3           --          --          176           3
13 to 24 months...............    18,616            4            574          18           35           1       19,225          23
Over 24 months................    41,536            2          1,087          26           15           1       42,638          29
                                --------     --------      ---------    --------    ---------    --------    ---------    --------
                                $ 60,152            6      $   1,837          47    $      50           2    $  62,039          55
                                ========     ========      =========    ========    =========    ========    =========    ========

December 31, 2003                Commercial Finance        Residential Discount      Subprime Finance               Total
----------------------          ---------------------    -------------------------  ---------------------    ---------------------
                                Net Book                    Net Book                Net Book                 Net Book
                                 Value        Count          Value       Count       Value       Count        Value        Count
                                --------     --------      ---------    --------    ---------    --------    ---------    --------
Holding Period:
---------------
One to six months.............  $     --           --      $   6,020         145    $     130           3    $   6,150         148
Seven to 12 months............    21,607            4          5,805         126           10           1       27,422         131
13 to 24 months...............       377            1          3,718          84          119           2        4,214          87
Over 24 months................    72,057            6            607          17           15           2       72,679          25
                                --------     --------      ---------    --------    ---------    --------    ---------    --------
                                $ 94,041           11      $  16,150         372    $     274           8    $ 110,465         391
                                ========     ========      =========    ========    =========    ========    =========    ========

         Our sales of real estate owned resulted in gains of $416, $3,103 and $14,111 during 2003, 2002 and 2001, respectively. Commercial Finance real estate owned that we have held in excess of 24 months at December 31, 2003 consisted of a large retail shopping mall with a carrying value of $43,460 and a hotel with a carrying value of $6,171. As anticipated, the shopping mall property migrated into the over 24 month category in 2000 because it was being repositioned for sale. Commercial Finance properties held for 13 to 24 months as of December 31, 2002 consisted of four hotels, three of which were sold in 2003. The average period during which we held the real estate owned which was sold during the years ended December 31, 2003, 2002 and 2001, was 31 months, 13 months and 8 months, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table sets forth the activity, in aggregate, in the valuation allowance on our real estate owned during the years indicated:

                                                           2003          2002           2001           2000           1999
                                                        ----------    ----------     ----------     ----------     ----------
Balance at beginning of year.....................       $    4,591    $   19,098     $   18,142     $   17,181     $   15,325
Provisions for losses............................              (96)       19,685         17,766         26,674         28,008
Charge-offs......................................           (2,459)       (5,304)        (2,352)        (4,129)        (8,012)
Sales............................................             (757)       (7,835)       (14,458)       (21,584)       (18,140)
Basis adjustment (1).............................               --       (21,053)            --             --             --
                                                        ----------    ----------     ----------     ----------     ----------
Balance at end of year...........................       $    1,279    $    4,591     $   19,098     $   18,142     $   17,181
                                                        ==========    ==========     ==========     ==========     ==========

Valuation allowance as a percentage of total
   gross real estate owned.......................              2.5%          6.9%          14.7%          11.0%           9.3%

(1) Our shopping mall property, which we have held for more than one year, is being repositioned for future sale. This valuation allowance had been established to carry this asset at the lower of cost or fair value less estimated costs to dispose. Under SFAS No. 144, "Accounting for the Impairment or Disposal of Long - Lived Assets", which became effective in 2002, we now account for this property similar to real estate properties acquired for investment, and we applied the valuation allowance as a reduction of cost.

See Note 6 to our Consolidated Financial Statements for geographic information related to real estate owned.

         Affordable Housing Properties. Historically, we invested in multi-family residential projects which have been allocated low-income housing tax credits under Section 42 of the Internal Revenue Code of 1986, as amended, by a state tax credit allocating agency. We ceased making new investments in 2000 as part of our shift in strategy to fee-based businesses and because the volume of tax credits being generated was exceeding our ability to utilize them effectively. Since that time, we have been marketing each of these properties for sale. As a result, our investment in affordable housing properties has been declining and consisted of only four properties at December 31, 2003. The carrying values of our affordable housing investments are as follows at the dates indicated:

                                                                                             December 31,
                                                                                 -------------------------------------
                                                                                   2003          2002          2001
                                                                                 ---------     ---------     ---------
Properties subject to sale agreements (1) ...................................    $      --     $   4,458     $  49,893
Properties not yet sold .....................................................        7,410        10,861        52,176
                                                                                 ---------     ---------     ---------
     Total ..................................................................    $   7,410     $  15,319     $ 102,069
                                                                                 =========     =========     =========

Number of properties ........................................................            4             8            25

(1) Certain of our properties were subject to sales agreements that resulted in the transfer of tax credits and operating results for these properties to the purchaser but did not qualify as sales for accounting purposes due to insufficient cash received or contingencies with respect to potential repurchase requirements.

         The decline in our investment during 2003 and 2002 was due to sales and loss provisions to increase reserves, offset by additional investments to complete existing projects under construction. Loss provisions represent estimated losses from future sales or from sales that have not yet qualified as such for accounting purposes and include revisions to completion cost estimates and modifications to projected sales results. During 2003, the $7,909 decline in our investment was primarily due to sales of $6,145 (net of reserves) and loss provisions of $432. During 2002, sales of $73,087 (net of reserves) and loss provisions of $17,350 exceeded additional investments of $3,687.

         Low-income housing tax credit partnerships in which we invest both as a limited and, through a subsidiary, as general partner are presented on a consolidated basis and totaled $1,374, $3,357 and $73,463 at December 31, 2003, 2002 and 2001, respectively. We account for investments made on or after May 18, 1995, in which we invest solely as a limited partner, using the equity method. We account for limited partnership investments made prior to May 18, 1995 under the effective yield method as a reduction of income tax expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         See Note 8 to our Consolidated Financial Statements for additional information regarding our investment in affordable housing properties.

         Loans, Net. Our net investment in loans of $28,098 at December 31, 2003 represents 2.3% of total assets and consisted of only 22 loans. Our loans have been declining since 1998 as sales, resolutions and foreclosures more than offset acquisitions and originations. This reflects our strategy to dispose of assets associated with non-core business lines. Originations in 2003, 2002 and 2001 represent loans made to facilitate sales of commercial real estate assets that we owned and fundings of pre-existing commitments on construction loans. Otherwise, we have not originated or acquired any loans since 2000. This reflects our strategy to dispose of assets associated with non-core business lines.

         Composition of Loans. The following table sets forth the composition of our loans by business segment at the dates indicated:

                                                                              December 31,
                                                -----------------------------------------------------------------------
                                                   2003            2002           2001           2000           1999
                                                -----------    -----------    -----------    -----------    -----------
Residential Discount Loans: (1)
-------------------------------
   Single family residential loans ..........   $        --    $     1,965    $    57,954    $   297,790    $   612,115
   Unaccreted discount and deferred fees ....            --           (565)       (16,804)       (74,341)      (148,160)
   Allowance for loan losses ................            --           (154)        (3,401)        (3,493)       (11,169)
                                                -----------    -----------    -----------    -----------    -----------
                                                         --          1,246         37,749        219,956        452,786
                                                -----------    -----------    -----------    -----------    -----------
Affordable Housing: (2)
-----------------------
   Multifamily residential loans ............        10,924         10,803         19,714         32,330          6,650
   Land and other ...........................           200            200            200              1          2,239
                                                -----------    -----------    -----------    -----------    -----------
                                                     11,124         11,003         19,914         32,331          8,889

   Deferred fees ............................            --             --             --            (46)           (67)
   Undisbursed loan funds ...................            --           (346)        (1,430)        (4,586)          (541)
   Allowance for loan losses ................        (4,579)        (4,428)        (1,269)          (139)          (459)
                                                -----------    -----------    -----------    -----------    -----------
                                                      6,545          6,229         17,215         27,560          7,822
                                                -----------    -----------    -----------    -----------    -----------
Commercial Finance:
-------------------
   Office buildings .........................            --         41,215         56,713         98,425        162,529
   Hotels ...................................        10,600         11,668         38,576        102,120        113,444
   Retail properties ........................            --         27,500         47,492         85,924        105,247
   Multifamily residential loans ............        14,964         15,215         13,605        118,411        266,638
   Land and other ...........................            --          1,188            607         36,608         91,146
                                                -----------    -----------    -----------    -----------    -----------
                                                     25,564         96,786        156,993        441,488        739,004
   Unaccreted discount and deferred fees ....        (1,015)       (11,409)       (19,962)       (45,918)       (98,232)
   Undisbursed loan funds ...................            --             --         (1,483)        (4,293)       (24,113)
   Allowance for loan losses ................        (3,786)       (16,179)        (5,744)       (10,877)       (13,545)
                                                -----------    -----------    -----------    -----------    -----------
                                                     20,763         69,198        129,804        380,400        603,114
                                                -----------    -----------    -----------    -----------    -----------
Subprime Finance: (3)
---------------------
   Single family residential loans ..........            --            199            512          3,540         34,091
   Unamortized (discount) premium ...........            --            (15)            13            (45)           396
                                                -----------    -----------    -----------    -----------    -----------
                                                         --            184            525          3,495         34,487
                                                -----------    -----------    -----------    -----------    -----------
Unsecured Collections:
----------------------
   Consumer .................................            --             --             --         17,188         17,664
   Allowance for loan losses ................            --             --             --         (8,770)        (1,267)
                                                -----------    -----------    -----------    -----------    -----------
                                                         --             --             --          8,418         16,397
                                                -----------    -----------    -----------    -----------    -----------
Corporate Items and Other: (1)
------------------------------
   Single family residential loans ..........         1,307             --             --            223          1,244
   Unaccreted discount and deferred fees ....          (412)            --             --             --             --
   Allowance for loan losses ................          (105)            --             --             --             --
                                                -----------    -----------    -----------    -----------    -----------
                                                        790             --             --            223          1,244
                                                -----------    -----------    -----------    -----------    -----------

Loans, net ..................................   $    28,098    $    76,857    $   185,293    $   640,052    $ 1,115,850
                                                ===========    ===========    ===========    ===========    ===========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

(1) Loans and all other assets of the Residential Discount Loans segment were transferred to the Corporate Items and Other segment, effective January 1, 2003. These loans were acquired by us at a discount and are secured by mortgages on single family residential properties.

(2) Loans we made to affordable housing properties in which we have invested as a limited partner but do not consolidate in our financial statements.

(3) We record these loans at the lower of cost, after considering unamortized (discount) premium and deferred fees, or aggregate market value.

         Contractual Principal Repayments. The following table sets forth certain information at December 31, 2003 regarding the dollar amount of loans maturing based on scheduled contractual amortization, as well as the dollar amount of loans that have fixed or adjustable interest rates. We report demand loans (loans having no stated schedule of repayments and no stated maturity) and overdrafts as due in one year or less. We have not reduced loan balances for (i) undisbursed loan proceeds, unearned fees and the allowance for loan losses or
(ii) non-performing loans.

                                                                             Maturing in
                                                -----------------------------------------------------------------------
                                                               After One      After Five
                                                  One Year    Year Through   Years Through    After Ten
                                                  or Less      Five Years      Ten Years        Years          Total
                                                -----------   ------------   -------------   -----------    -----------
Commercial Finance ..........................   $    17,411    $     8,153    $        --    $        --    $    25,564
Affordable Housing ..........................            --            859             --         10,265         11,124
Corporate Items and Other ...................           139             80            124            964          1,307
                                                -----------    -----------    -----------    -----------    -----------
                                                $    17,550    $     9,092    $       124    $    11,229    $    37,995
                                                ===========    ===========    ===========    ===========    ===========

Interest rate terms on amounts due:
   Fixed ....................................   $    17,550    $     9,013    $       124    $    10,962    $    37,649
   Adjustable ...............................            --             79             --            267            346
                                                -----------    -----------    -----------    -----------    -----------
                                                $    17,550    $     9,092    $       124    $    11,229    $    37,995
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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Activity in Loans. The following table sets forth the activity in our net loans during the periods indicated:

                                                                      Years Ended December 31,
                                                -----------------------------------------------------------------------
                                                    2003           2002           2001           2000           1999
                                                -----------    -----------    -----------    -----------    -----------
Amount
------
Balance at beginning of period ..............   $    76,857    $   185,293    $   640,052    $ 1,115,850    $ 1,434,670
Acquisitions (1) ............................           420          1,018             --        221,940        937,902
Originations (2) ............................         6,277         18,478         18,144         39,792        749,459
Resolutions and repayments (3) ..............       (29,362)       (50,965)      (139,232)      (312,856)      (541,286)
Loans transferred to real estate owned ......          (157)       (16,000)       (92,949)      (201,010)      (220,775)
Sales (4) ...................................       (49,110)       (77,636)      (343,262)      (369,630)    (1,237,178)
Decrease (increase) in undisbursed loan                 346          2,569          5,965         15,774        (17,555)
 proceeds ...................................
Decrease (increase) in discount .............        10,537         24,447         83,710        125,406          9,441
Decrease (increase) in allowance ............        12,290        (10,347)        12,865          4,786          1,172
                                                -----------    -----------    -----------    -----------    -----------
Balance at end of period ....................   $    28,098    $    76,857    $   185,293    $   640,052    $ 1,115,850
                                                ===========    ===========    ===========    ===========    ===========

                                                                      Years Ended December 31,
                                                -----------------------------------------------------------------------
                                                    2003           2002           2001           2000           1999
                                                -----------    -----------    -----------    -----------    -----------
Number of Loans
---------------
Balance at beginning of period ..............            38            931          4,282          8,765         12,425
Acquisitions (1) ............................             8             17             --          2,231          8,017
Originations (2) ............................             1              3              4              4          4,306
Resolutions and repayments (3) ..............           (19)           (77)          (662)        (1,572)        (2,656)
Loans transferred to real estate owned ......            (3)           (21)          (747)        (2,455)        (2,534)
Sales (4) ...................................            (3)          (815)        (1,946)        (2,691)       (10,793)
                                                -----------    -----------    -----------    -----------    -----------
Balance at end of period (5) ................            22             38            931          4,282          8,765
                                                ===========    ===========    ===========    ===========    ===========

(1) The decline in acquisitions reflect our strategic decision to exit non-core businesses and dispose of the related assets. Acquisitions in 2002 and 2003 represent repurchases of single-family residential discount loans previously sold. Acquisitions in 2000 and 1999 included $164,920 (2,208 loans) and $516,744 (6,606 loans), respectively, of single-family residential discount loans. Acquisitions during 1999 also included $121,113 of loans we acquired as a result of our acquisition of OAC.

(2) Originations in 2003, 2002, 2001 and 2000 represent loans made to facilitate sales of our own commercial assets and fundings of construction loans we originated in prior years. Originations for 1999 included approximately $509,800 of subprime single-family residential loans originated by Ocwen UK prior to its sale on September 30, 1999.

(3) Resolutions and repayments consists of loans which we resolved in a manner which resulted in partial or full repayment of the loan to us, as well as principal payments on loans which have been brought current in accordance with their original or modified terms (whether pursuant to forbearance agreements or otherwise) or on other loans which have not been resolved.

(4) Sales in 1999 included securitizations of performing single-family residential discount and subprime loans.

(5) Of the 22 loans remaining at December 31, 2003, three are nonresidential loans in the Commercial Finance segment, two are multi-family loans in the Affordable Housing segment and the remainder are single family loans in the Corporate Items and Other Segments.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table sets forth certain information relating to our non-performing loans and allowance for loan losses at the dates indicated:

                                                                              December 31,
                                                -----------------------------------------------------------------------
                                                    2003           2002           2001           2000           1999
                                                -----------    -----------    -----------    -----------    -----------
Non-performing loans (1) ....................   $    21,898    $    75,549    $    94,307    $   297,547    $   449,647

Non-performing loans as a percentage of: (1)
  Total loans (2) ...........................          59.9%          77.4%          48.2%          44.9%          39.4%
  Total assets ..............................           1.8%           6.2%           5.5%          13.2%          13.7%

Allowance for loan losses as a percentage of:
  Total loans (2) ...........................          23.2%          21.3%           5.3%           3.5%           2.3%
  Non-performing loans (1) ..................          38.7%          27.5%          11.0%           7.8%           5.9%

(1) Loans, which are contractually past due 90 days or more in accordance with the original terms of the loan agreement. We do not accrue interest on loans past due 90 days or more.

(2) Total loans are net of unaccreted discount, unamortized deferred fees and undisbursed loan funds.

         See Note 4 to our Consolidated Financial Statements for additional information regarding loans.

         Allowances for Loan Losses. As discussed in the "Results of Operations
- Provision for Loan Losses" section, we maintain an allowance for loan losses for each of our loans at a level that we consider adequate to provide for probable losses based upon an evaluation of known and inherent risks. The following tables set forth (a) the breakdown of the allowance for loan losses on our loans in each segment and (b) the percentage of loans in each segment to total loans in the respective segments at the dates indicated:

                                                                              December 31,
                                                -----------------------------------------------------------------------
                                                    2003           2002           2001           2000           1999
                                                -----------    -----------    -----------    -----------    -----------
Amount:
-------
  Residential Discount Loans ................   $        --    $       154    $     3,401    $     3,493    $    11,169
  Commercial Finance (1) ....................         3,786         16,179          5,744         10,877         13,545
  Affordable Housing ........................         4,579          4,428          1,269            139            459
  Unsecured Collections .....................            --             --             --          8,770          1,267
  Corporate Items and Other .................           105             --             --             --             --
                                                -----------    -----------    -----------    -----------    -----------
                                                $     8,470    $    20,761    $    10,414    $    23,279    $    26,440
                                                ===========    ===========    ===========    ===========    ===========

(1) The decline in the allowance on Commercial Finance loans during 2003 is primarily the result of sales. The allowance as a percentage of loan value for this segment was 15.4% at December 31, 2003 as compared to 19.0% at December 31, 2002 and 4.2% at December 31, 2001. See "Results of Operations-Provisions for Loan Losses" for additional information regarding our allowance as a percentage of loans.

                                                                              December 31,
                                                -----------------------------------------------------------------------
                                                    2003           2002           2001           2000           1999
                                                -----------    -----------    -----------    -----------    -----------
Percentage of Loans to Total Loans:
-----------------------------------
  Residential Discount Loans................             --%           1.4%          21.0%          33.7%          40.6%
  Commercial Finance........................           67.1           87.5           69.3           59.0           54.0
  Affordable Housing........................           30.4           10.9            9.4            4.2            0.7
  Subprime Finance..........................             --            0.2            0.3            0.5            3.0
  Unsecured Collections.....................             --             --             --            2.6            1.5
  Corporate Items and Other.................            2.5             --             --             --            0.2
                                                -----------    -----------    -----------    -----------    -----------
                                                      100.0%         100.0%         100.0%         100.0%         100.0%
                                                ===========    ===========    ===========    ===========    ===========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The allocation of the allowance to each segment is not necessarily indicative of future losses and does not restrict our use of the allowance to absorb losses in any other segment.

         The following table sets forth an analysis of activity in the allowance for loan losses relating to our loans during the periods indicated:

                                                                      Years Ended December 31,
                                                -----------------------------------------------------------------------
                                                    2003           2002           2001           2000           1999
                                                -----------    -----------    -----------    -----------    -----------
Balance at beginning of period ..............   $    20,761    $    10,414    $    23,279    $    26,440    $    26,330
Provision for loan losses ...................        (2,633)        13,655         15,478         15,270          7,070

Charge-offs .................................        (9,658)        (3,756)       (28,827)       (19,068)        (8,060)
Recoveries ..................................            --            448            484            637            397
                                                -----------    -----------    -----------    -----------    -----------
   Net charge-offs ..........................        (9,658)        (3,308)       (28,343)       (18,431)        (7,663)
                                                -----------    -----------    -----------    -----------    -----------

Acquired allowance (OAC acquisition) ........            --             --             --             --            703
                                                -----------    -----------    -----------    -----------    -----------
Balance at end of period ....................   $     8,470    $    20,761    $    10,414    $    23,279    $    26,440
                                                ===========    ===========    ===========    ===========    ===========

         Match Funded Assets. Our match funded assets were comprised of the following at the dates indicated:

                                                                                             December 31,
                                                                                 -------------------------------------
                                                                                   2003           2002          2001
                                                                                 ---------     ---------     ---------
Single family residential loans .............................................    $  24,393     $  38,129     $  53,123
Allowance for loan losses ...................................................          (94)         (144)         (170)
                                                                                 ---------     ---------     ---------
   Match funded loans, net ..................................................       24,299        37,985        52,953
                                                                                 ---------     ---------     ---------

Match funded securities .....................................................           --         8,057        19,435
                                                                                 ---------     ---------     ---------

Match funded advances on loans serviced for others:
   Principal and interest ...................................................       54,516        66,524        65,705
   Taxes and insurance ......................................................       30,176        30,301        21,900
   Other ....................................................................       21,096        24,877        14,358
                                                                                 ---------     ---------     ---------
                                                                                   105,788       121,702       101,963
                                                                                 ---------     ---------     ---------
                                                                                 $ 130,087     $ 167,744     $ 174,351
                                                                                 =========     =========     =========

         We acquired single family residential match funded loans in connection with our acquisition of OAC. OAC had previously securitized these loans and transferred them to a real estate mortgage investment conduit on November 13, 1998. The transfer did not qualify as a sale for accounting purposes since we retained effective control of the loans transferred. Accordingly, we recorded the proceeds we received from the transfer as a secured borrowing with pledge of collateral (bonds-match funded agreements). Non-performing loans amounted to $2,321, $3,120 and $4,405 at December 31, 2003, 2002 and 2001, respectively. The declines in the balance during 2003 and 2002 were due to repayment of loan principal.

         Match funded securities resulted from our transfer of four unrated residual securities to a trust on December 16, 1999 in exchange for non-recourse notes. The transfer did not qualify as a sale for accounting purposes since we retained effective control over the securities transferred. Accordingly, we reported the amount of proceeds we received from the transfer as a secured borrowing with pledge of collateral (bonds-match funded agreements). In June 2003, the Ocwen NIM Trust 1999 - OAC1 adopted a plan of complete liquidation, which caused the early redemption of the related bonds-match funded agreements. The match funded securities, which had a fair value of $5,926 at the time of transfer, were transferred to trading securities. See "Changes in Financial Conditions - Trading Securities" and - "Bonds - Match Funded Agreements."

         Match funded advances on loans serviced for others resulted from our transfer of certain residential loan servicing related advances to a third party in exchange for cash. The original and subsequent transfers did not qualify as a sale for accounting purposes since we retained effective control of the advances. Accordingly, we report the amount of proceeds we received from the sale as a secured borrowing with pledge of collateral (bonds-match funded agreements.) See "Bonds-Match Funded Agreements" and Note 12 to our Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Advances on Loans and Loans Serviced for Others. Advances related to our loan portfolios and loans we serviced for others consisted of the following at the dates indicated:

                                                                                              December 31,
                                                                                 -------------------------------------
                                                                                   2003          2002          2001
                                                                                 ---------     ---------     ---------
Loans (1):
----------
     Taxes and insurance ....................................................    $     101     $     136     $   2,214
     Other ..................................................................          335           502         4,135
                                                                                 ---------     ---------     ---------
                                                                                       436           638         6,349
                                                                                 ---------     ---------     ---------
Loans serviced for others:
--------------------------
     Principal and interest .................................................      118,024        63,326       107,319
     Taxes and insurance ....................................................      145,507       117,937        99,972
     Other ..................................................................      110,802        84,455        69,543
                                                                                 ---------     ---------     ---------
                                                                                   374,333       265,718       276,834
                                                                                 ---------     ---------     ---------
                                                                                 $ 374,769     $ 266,356     $ 283,183
                                                                                 =========     =========     =========

    (1) The decline in advances on loans reflects the decline in our investment in loans. See "Changes in Financial Condition - Loans, Net".

         During any period in which the borrower is not making payments, we are required under certain servicing agreements to advance our own funds to meet contractual principal and interest remittance requirements for certain investors, pay property taxes and insurance premiums and process foreclosures. We generally recover such advances from borrowers for reinstated and performing loans and from investors for foreclosed loans. We record a charge to servicing income to the extent that we estimate that advances are uncollectible under provisions of the servicing contracts, taking into consideration historical loss and delinquency experience, length of delinquency and amount of the advance. The balances of advances on loans serviced for others do not include match funded advances that are transferred to a third party in a transaction that does not qualify as a sale for accounting purposes and that we account for as a secured borrowing. See "Match Funded Assets".

         Mortgage Servicing Rights. The unamortized balance of mortgage servicing rights is predominantly residential. The increase in our investment since 2001 reflects the growth of our residential loan servicing business through purchases of rights to service loans for others. Our investment declined slightly during 2003 as amortization exceeded purchases. The rate of amortization has increased in response to increased projected prepayment volumes on subprime residential mortgage loans. See "Results of Operations - Non-Interest Income - Servicing and Other Fees" and Note 7 to our Consolidated Financial Statements.

                                                                                              December 31,
                                                                                 -------------------------------------
                                                                                   2003          2002          2001
                                                                                 ---------     ---------     ---------
Balance at beginning of period ..............................................    $ 171,611     $ 101,107     $  51,426
Purchases ...................................................................       88,829       128,891        79,522
Amortization ................................................................      (93,558)      (58,153)      (29,841)
Impairment ..................................................................         (387)           --            --
Sales .......................................................................           --          (234)           --
                                                                                 ---------     ---------     ---------
Balance at end of period ....................................................    $ 166,495     $ 171,611     $ 101,107
                                                                                 =========     =========     =========

         At December 31, 2003, we serviced loans under approximately 420 servicing agreements for 22 investors. Purchases during 2003 were all residential and $18,184 were acquired under flow agreements with third party lenders whereby we have committed to purchase newly originated mortgage servicing rights up to an agreed upon amount.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Receivables. Receivables consisted of the following at the dates indicated:

                                                                       December 31,
                                                           ------------------------------------
                                                              2003         2002         2001
                                                           ----------   ----------   ----------
Residential Loan Servicing (1) .........................   $   18,564   $   10,982   $    9,548
OTX ....................................................          962          532        1,351
Ocwen Realty Advisors ..................................        1,442        1,193          511
Unsecured Collections ..................................          260          296           --
Business Process Outsourcing ...........................          969           --           --
International Operations ...............................        1,314          680          157
Residential Discount Loans .............................           --        1,286        1,851
Commercial Finance .....................................        2,858        2,530        2,940
Affordable Housing (2) .................................       25,581       40,327       13,230
Subprime Finance .......................................           --           --          800
Corporate Items and Other (3) ..........................       36,449       21,118       24,822
                                                           ----------   ----------   ----------
                                                           $   88,399   $   78,944   $   55,210
                                                           ==========   ==========   ==========

(1) Consist principally of fees earned and reimbursable expenses due from investors.

(2) Primarily represents future payments of proceeds from the sale of investments in affordable housing properties, net of an unaccreted discount of $2,901 and $3,400 at December 31, 2003 and 2002, respectively. See "Results of Operations - Segment Profitability - Affordable Housing" and "Changes in Financial Condition - Affordable Housing Properties". Balances are net of reserves for doubtful accounts.

(3) Primarily comprised of federal tax refund claims, which are pending completion of Internal Revenue Service examination that is required by the Joint Committee before the claims can be paid. The claims amounted to $21,465, $20,841 and $20,842 at December 31, 2003, 2002 and 2001,
         respectively. The balance as of December 31, 2003, included amounts related to our overnight collection account activities.

         Other Assets. Other assets consisted of the following at the dates indicated:

                                                                                              December 31,
                                                                                 -------------------------------------
                                                                                   2003          2002          2001
                                                                                 ---------     ---------     ---------
Interest earning insurance collateral deposits (1) ..........................    $   8,813     $      --     $      --
Capitalized software development costs, net .................................        2,599         4,010         6,059
Deferred debt issuance costs, net ...........................................        3,114         2,946         1,750
Investment securities, at cost ..............................................        4,293         5,361         4,659
Deferred tax asset, net (2) .................................................        7,547         8,387         8,411
Goodwill ....................................................................        1,618         1,618         6,971
Other .......................................................................        5,381         6,964         9,816
                                                                                 ---------     ---------     ---------
                                                                                 $  33,365     $  29,286     $  37,666
                                                                                 =========     =========     =========

(1) These deposits were required by us in order to obtain surety bonds for affordable housing properties that we sold before the end of the fifteen-year tax credit amortization period, and on which we have previously claimed tax credits on our income tax returns. The surety bond is necessary in order to avoid the recapture of those tax credits previously claimed.

(2) Deferred tax assets are net of valuation allowances of $201,445, $199,270 and $165,221, respectively. See "Results of Operations - Income Tax Expense (Benefit)".

         Deposits. Our customer deposits decreased during 2002 primarily as a result of maturing brokered certificates of deposits. Brokered certificates of deposits continued to decline in 2003, but this decline was more than offset by an increase in non-brokered certificates of deposit. We have not issued any new brokered certificates of deposit since 2000 and, at this time, do not intend to issue any such deposits in the foreseeable future. We do continue to rely on non-brokered deposits as a source of financing our operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table sets forth information related to our deposits at the dates indicated:

                                                                   Years Ended December 31,
                                  ------------------------------------------------------------------------------------------------
                                               2003                            2002                             2001
                                  -----------------------------   ------------------------------   -------------------------------
                                             Weighted   % of                 Weighted    % of                  Weighted    % of
                                              Average   Total                Average     Total                 Average     Total
                                   Amount      Rate    Deposits    Amount      Rate     Deposits    Amount       Rate     Deposits
                                  ---------  --------  --------   ---------  --------  ---------   ---------  ---------  ---------
Non interest- bearing checking
   accounts ..................... $   4,879       --%      1.1%   $   4,378       --%        1.0%  $   5,624         --%       0.8%
NOW and money market checking
   accounts .....................    18,313     0.90%      4.1%      17,720     1.20%        4.2%     15,479       1.44%       2.4%
Savings accounts ................     1,657     1.00%      0.4%       1,592     1.00%        0.4%      1,287       1.25%       0.2%
                                  ---------            -------    ---------            ---------   ---------             ---------
                                     24,849                5.6%      23,690                  5.6%     22,390                   3.4%
                                  ---------                       ---------                        ---------
Certificates of deposit (1)(2) ..   421,657                         402,917                          636,037
Unamortized deferred fees .......      (118)                           (637)                          (1,549)
                                  ---------                       ---------                        ---------
Total certificates of deposit ...   421,539     3.41%     94.4%     402,280     4.89%       94.4%    634,488       6.06%      96.6%
                                  ---------            -------    ---------            ---------   ---------             ---------
                                  $ 446,388              100.0%   $ 425,970                100.0%    656,878                 100.0%
                                  =========            =======    =========            =========   =========             =========

(1)      Included $84,328, $198,248 and $484,698 at December 31, 2003, 2002 and
         2001, respectively, of brokered deposits originated through national, regional and local investment banking firms that solicit deposits from their customers, all of which are non-cancelable. During the second quarter of 2003, we exercised our right to call brokered certificates of deposit with a face value of $18,194 that carried an interest rate of 6%.

(2) At December 31, 2003, 2002, and 2001, certificates of deposit with outstanding balances of $100 or more amounted to $142,408, $125,451 and $82,771, respectively. Of the $142,408 of such deposits at December 31, 2003, $41,276 were from political subdivisions in New Jersey and were secured or collateralized as required under state law. The basic insured amount of a depositor is $100. Deposits maintained in different categories of legal ownership are separately insured.

         The following table sets forth remaining maturities for our term deposits in amounts of $100 or more at December 31, 2003:

Matures within three months........................................   $  60,753
Matures after three months through six months......................      19,036
Matures after six months through twelve months.....................      30,206
Matures after twelve months........................................      32,413
                                                                      ---------
                                                                      $ 142,408
                                                                      =========

         Escrow Deposits. Escrow deposits on our loans and loans we serviced for others amounted to $116,444, $84,986 and $73,565 at December 31, 2003, 2002 and
2001, respectively. The balance consisted principally of custodial deposit balances representing collections that we made from borrowers for the payment of taxes and insurance premiums on mortgage properties underlying loans that we serviced for others. Such balances amounted to $96,924, $72,254 and $71,796 at December 31, 2003, 2002 and 2001, respectively. The increase in the balance reflects an increase in the volume of loans we service for others. See "Results of Operations - Non-Interest Income - Servicing and Other Fees."

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

                                                                                               December 31,
                                                                             -----------------------------------------------
Collateral                                          Interest rate                 2003             2002             2001
------------------------------------------  ------------------------------   -------------    --------------   -------------
Single family loans (1)                     LIBOR plus 65-70 basis points    $      20,427    $       32,217   $      46,145
Unrated residual securities (2)             9.50%                                       --             8,057          18,997
Advances on loans serviced for others (3)   LIBOR plus 160 basis points             94,967           106,797          91,766
                                                                             -------------    --------------   -------------
                                                                             $     115,394    $      147,071   $     156,908
                                                                             =============    ==============   =============

(1) The decline in the outstanding balance was primarily due to principal repayments, offset in part by discount amortization.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

(2) During the second quarter of 2003, the Ocwen NIM Trust 1999 - OAC1 adopted a plan of complete liquidation and, thereby, caused the early redemption of the bonds-match funded agreements that were secured by residual securities. See "Changes in Financial Condition - Match Funded Assets."

(3) Under the terms of the agreement, we are eligible to sell additional advances on loans serviced for others up to a maximum balance of $200,000.

         See "Changes in Financial Condition - Bonds-Match Funded Assets" and "Liquidity, Commitments and Off-Balance Sheet Risks - Liquidity".

         Notes and Debentures. Notes and debentures mature as follows:

                                                                                             December 31,
                                                                                 -------------------------------------
                                                                                   2003          2002          2001
                                                                                 ---------     ---------     ---------
2003:
-----
11.875% Notes due October 1 (1) .............................................    $      --     $  43,475     $  87,025
2005:
-----
12% Subordinated Debentures due June 15 (2) .................................           --        33,500        67,000
11.5% Redeemable Notes due July 1 (3) .......................................           --            --            45
2027:
-----
10.875% Capital Securities due August 1 (4) .................................       56,249            --            --
                                                                                 ---------     ---------     ---------
                                                                                 $  56,249     $  76,975     $ 154,070
                                                                                 =========     =========     =========

(1) The remaining $43,475 balance of these notes matured on October 1, 2003. On November 26, 2002 we had exercised our redemption option and called $40,000 of these notes at a price of 102.969%. Earlier during 2002, we had repurchased $3,550 of these notes in the open market.

(2) On September 30, 2003 we exercised our redemption option and called the remaining balance of $33,065 at a price of 101.333%, or a premium of $441. Also, during the second quarter of 2003 we repurchased $435 in the open market resulting in a loss of $4. On November 26, 2002 we had exercised our redemption option and called $33,500 of these debentures at a price of 102.667%.

(3) On November 5, 2002 we exercised our redemption option and called the remaining balance of these notes at a price of 105.75%.

(4) Capital Securities were reclassified to notes and debentures effective July 1, 2003 with our adoption of SFAS No. 150. See Note 1 to our Consolidated Financial Statements.

         For additional information regarding our notes and debentures, see "Results of Operations - Gain (Loss) on Repurchase of Debt" and Note 14 to our Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Lines of Credit and Other Secured Borrowings. We have obtained secured line of credit arrangements from unaffiliated financial institutions as follows at the dates indicated:

                                                                                                       December 31,  December 31,
    Borrowing Type                 Collateral               Maturity           Interest Rate (1)           2003          2002
----------------------   -------------------------------  -------------   --------------------------   ------------  -----------
Line of credit           Advances on loans serviced for   March 2004      LIBOR + 200 basis points      $   68,548    $  78,511
                           others (2) (3)
Line of credit           Advances on loans serviced for   October 2004    LIBOR + 200 basis points           9,386           --
                           others (2)
Mortgage note            Real estate - office building    May 2005        LIBOR + 350 basis points,         20,000           --
                           (4)                                            floor of 5.75%
Secured loan             Trading securities - unrated     June 2004       LIBOR + 275 basis points          11,562           --
                           subprime residuals (UK)
Senior secured credit    Purchased mortgage servicing     April 2004      LIBOR + 162.5 or 225 basis        35,321           --
agreement                  rights and advances on loans                   points
                           serviced for others (5)
Installment notes        Purchased mortgage servicing     July 2004       2.81%                              2,332           --
                           rights
Term loan                Loan receivable                  March 2005      LIBOR + 250 basis points,          3,235        4,235
                                                                          floor of 8.00%
                                                                                                        ----------    ---------
                                                                                                        $  150,384    $  82,746
                                                                                                        ==========    =========

(1) 1-month LIBOR was 1.12% and 1.38% at December 31, 2003 and December 31, 2002, respectively.

(2) Maximum amount of borrowing under this facility is $100,000. These lines were entered into to fund advances purchased in connection with our acquisition of rights to service loans for others.

(3) This line was fully repaid subsequent to December 31, 2003 and will not be renewed upon maturity.

(4) We sold our office building in January 2004 and the buyer assumed this note at that time.

(5) Maximum amount of borrowing under this facility is $60,000. We anticipate that this facility will be renewed.

         During 2003, we have entered in to a number of additional secured borrowing agreements. These actions are consistent with the strategic plan that we adopted in 2000, which included, among other things, a commitment to reduce our reliance on brokered deposits and long-term debt as sources of financing for our operations. See "Liquidity, Commitments and Off-Balance Sheet Risks."

         Company Obligated, Mandatorily Redeemable Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company ("Capital Securities"). As indicated above, the outstanding balance of the 10.875% Capital Securities due August 1, 2027 of $56,249 has been classified as a liability ("Notes and Debentures") effective July 1, 2003 upon our adoption of SFAS No.
150. See Notes 1 and 15 to the Consolidated Financial Statements .The outstanding balance of the 10.875% Capital Securities amounted to $56,249 and $61,159, respectively, at December 31, 2002 and 2001. During 2002 and 2001, we repurchased $4,910 and $18,371, respectively, of our Capital Securities in the open market. See "Results of Operations -Gain (Loss) on Repurchase of Debt".

         Minority Interest in Subsidiaries. Minority interest of $1,286 and $1,778 at December 31, 2003 and 2002, respectively, represents the investment by others in Global Servicing Solutions, LLC, which we formed during the third quarter of 2002 to establish, license and operate distressed asset management servicing companies in various countries around the world. See the Principles of Consolidation section of Note 1 to our Consolidated Financial Statements.

         Stockholders' Equity. Stockholders' equity amounted to $317,258 at December 31, 2003 as compared to $310,718 at December 31, 2002 and $379,106 at December 31, 2001. The $6,540 increase in stockholders' equity during 2003 was primarily due to net income of $4,772, the issuance of 359,419 shares of common stock as a result of stock option exercises and the issuance of 236,461 shares of restricted stock to employees as part of our annual incentive awards for service in 2002. These increases were offset in part by our repurchase of 500,000 shares of common stock. The $68,388 decline in equity during 2002 was primarily due to the $68,775 net loss we incurred for that year. See Consolidated Statements of Changes in Stockholders' Equity and Notes 1 and 19 to our Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

Asset and Liability Management

         Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. Our objective is to control risks associated with interest rate and foreign currency exchange rate movements. Our Asset/Liability Management Committee (the "Committee"), which is composed of certain of our officers, formulates and monitors our asset and liability management strategy in accordance with policies approved by our Board of Directors. The Committee meets to review, among other things, the sensitivity of our assets and liabilities to interest rate changes and foreign currency exchange rate changes, the book and market values of assets and liabilities, unrealized gains and losses, including those attributable to hedging transactions, purchase and sale activity, and maturities of investments and borrowings. The Committee also approves and establishes pricing and funding decisions with respect to overall asset and liability composition.

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

         The following table sets forth the estimated maturity or repricing of our interest-earning assets and interest-bearing liabilities at December 31, 2003. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual terms of the assets and liabilities, except:

         o Adjustable-rate loans, performing discount loans and securities are included in the period in which they are first scheduled to adjust and not in the period in which they mature,
         o Fixed-rate mortgage-related securities reflect prepayments that were estimated based on analyses of broker estimates, the results of a prepayment model we use and empirical data,
         o Non-performing discount loans reflect the estimated timing of resolutions that result in repayment to us,
         o NOW and money market checking deposits and savings deposits, which do not have contractual maturities, reflect estimated levels of attrition, which are based on our detailed studies of each such category of deposit and,
         o Escrow deposits and other non interest-bearing checking accounts, which amounted to $121,323 at December 31, 2003, are excluded.

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

                                                                                 December 31, 2003
                                                       ------------------------------------------------------------------------
                                                                        Four to      More Than
                                                       Within Three      Twelve     One Year to    Three Years
                                                          Months         Months     Three Years      and Over        Total
                                                       ------------   ------------  ------------   ------------   ------------
Rate-Sensitive Assets:
----------------------
  Interest-earning deposits......................      $        324   $         --   $         --   $         --   $        324
  Trading securities.............................             4,563         12,549         15,604         16,804         49,520
  Investment securities, net.....................             4,293             --             --             --          4,293
  Loans, net (1).................................               767         14,879          8,205          4,247         28,098
  Match funded loans (1)(2)......................             2,766         10,564          6,987          3,982         24,299
                                                       ------------   ------------   ------------   ------------   ------------
   Total rate-sensitive assets...................            12,713         37,992         30,796         25,033        106,534
                                                       ------------   ------------   ------------   ------------   ------------
Rate-Sensitive Liabilities:
---------------------------
  NOW and money market checking deposits.........            16,313            230            491          1,279         18,313
  Savings deposits...............................             1,657             --             --             --          1,657
  Certificates of deposit........................           101,277        171,295        139,571          9,396        421,539
                                                       ------------   ------------   ------------   ------------   ------------
  Total interest-bearing deposits................           119,247        171,525        140,062         10,675        441,509
  Bonds-match funded agreements..................           115,394             --             --             --        115,394
  Lines of credit and other secured borrowings...           150,384             --             --             --        150,384
  Notes and debentures...........................                --             --             --         56,249         56,249
                                                       ------------   ------------   ------------   ------------   ------------
   Total rate-sensitive liabilities..............           385,025        171,525        140,062         66,924        763,536
                                                       ------------   ------------   ------------   ------------   ------------
Interest rate sensitivity gap (4)................      $   (372,312)  $   (133,533)  $   (109,266)  $    (41,891)  $   (657,002)
                                                       ============   ============   ============   ============   ============

Cumulative interest rate sensitivity gap (3).....      $   (372,312)  $   (505,845)  $   (615,111)  $   (657,002)
                                                       ============   ============   ============   ============
Cumulative interest rate sensitivity gap as a
  percentage of total rate-sensitive assets......         (349.48)%      (474.82)%      (577.38)%      (616.71)%

As of December 31, 2002:
------------------------
Cumulative interest rate sensitivity gap (3).....      $   (161,606)  $   (340,958)  $   (426,209)  $   (464,988)
                                                       ============   ============   ============  =============
Cumulative interest rate sensitivity gap on a
  percentage of total rate-sensitive assets......          (53.37)%      (112.60)%      (140.75)%      (140.35)%

(1)      We have not reduced balances for non-performing loans.

(2) Excludes match funded advances on loans serviced for others, which do not earn interest, of $105,788 at December 31, 2003.

(3) We have experienced a large negative interest rate sensitivity gap in recent years. The negative interest rate sensitivity gap reflects the economics of our residential loan servicing business. Servicing advances, the largest asset class on our balance sheet, is not sensitive to changes in interest rates. However, we finance servicing advances with interest rate sensitive liabilities.

(4) We had no rate-sensitive financial instruments outstanding at December 31, 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The OTS has established specific minimum guidelines for thrift institutions to observe in the area of interest rate risk as described in Thrift Bulletin No. 13a, "Management of Interest Rate Risk, Investment Securities, and Derivative Activities" ("TB 13a"). Under TB 13a, institutions are required to establish and demonstrate quarterly compliance with board-approved limits on interest rate risk that are defined in terms of net portfolio value ("NPV"), which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments. These limits specify the minimum net portfolio value ratio ("NPV Ratio") allowable under current interest rates and hypothetical interest rate scenarios. An institution's NPV Ratio for a given interest rate scenario is calculated by dividing the NPV that would result in that scenario by the present value of the institution's assets in that same scenario. The hypothetical scenarios are represented by immediate, permanent, parallel movements (shocks) in the term structure of interest rates of plus 100, 200 and 300 basis points and minus 100 basis points from the actual term structure observed at quarter end. The current NPV Ratio for each of the five rate scenarios and the corresponding limits approved by the Board of Directors, as applied to Ocwen Financial Corporation and its subsidiaries, are as follows at December 31, 2003:

                                                      Board Limits                  Current
         Rate Shock in basis points               (minimum NPV Ratios)             NPV Ratios
---------------------------------------------  --------------------------  --------------------------
                    +300                                 5.00%                       33.01%
                    +200                                 6.00%                       30.49%
                    +100                                 7.00%                       28.38%
                       0                                 8.00%                       26.03%
                    -100                                 7.00%                       23.65%

         The Committee also regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income or expense and NPV and evaluating such impacts against the maximum potential changes in net interest income and NPV that is authorized by the Board of Directors, as applied to Ocwen Financial Corporation and its subsidiaries. The following table quantifies the potential changes in net interest expense and net portfolio value should interest rates go up or down (shocked) 300 or 100 basis points, respectively, assuming the yield curves of the rate shocks will be parallel to each other. We calculate the cash flows associated with the loan portfolios and securities available for sale based on prepayment and default rates that vary by asset. We generate projected losses, as well as prepayments, based upon the actual experience with the subject pool, as well as similar, more seasoned pools. To the extent available, we use loan characteristics such as loan-to-value ratio, interest rate, credit history, prepayment penalty terms and product types to produce the projected loss and prepayment assumptions that are included in the cash flow projections of the securities. When we shock interest rates we further adjust these projected loss and prepayment assumptions. The base interest rate scenario assumes interest rates at December 31, 2003. Actual results of Ocwen Financial Corporation and its subsidiaries could differ significantly from the results estimated in the following table:

                                                                Estimated Changes in
                                               ------------------------------------------------------
         Rate Shock in basis points                   Net Interest                    NPV
---------------------------------------------  --------------------------  --------------------------
                  +300                                   52.56%                     36.35%
                  +200                                   35.04%                     22.37%
                  +100                                   17.52%                     11.53%
                     0                                    0.00%                      0.00%
                  -100                                  (17.52)%                   (11.09)%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         The following table shows our financial instruments that are sensitive to changes in interest rates, categorized by expected maturity or repricing characteristics, and the fair values of those instruments at December 31, 2003:

                                                            Expected Maturity Date At December 31, 2003 (1)
                                       ----------------------------------------------------------------------------------------
                                                                                                             Total      Fair
                                         2004       2005       2006       2007       2008     Thereafter    Balance     Value
                                       ---------  ---------  ---------  ---------  ---------  ----------   ---------  ---------
Rate-Sensitive Assets:
----------------------
  Interest-earning deposits.......     $     324  $      --  $      --  $      --  $      --  $       --   $     324  $     324
    Average interest rate.........         0.15%        --%        --%        --%        --%         --%       0.15%
  Trading securities..............        17,112      8,367      7,237      4,499      2,649       9,656      49,520     49,520
    Average interest rate.........        14.28%     18.71%     16.51%     17.56%     19.90%      24.52%      17.95%
  Investment securities, net               4,293         --         --         --         --          --       4,293      4,293
    Average interest rate.........         0.69%        --%        --%        --%        --%         --%       0.69%
  Loans, net (2)..................        15,646      7,235        970        722        628       2,897      28,098     29,407
    Average interest rate.........         7.97%      7.63%      5.77%      5.05%      5.05%       5.06%       7.37%
  Match funded loans (2)(3).......        13,330      6,336        651        615        467       2,900      24,299     23,072
    Average interest rate.........         6.55%      6.36%      8.76%      8.73%      8.87%       8.94%       6.94%
                                       ---------  ---------  ---------  ---------  ---------  ----------   ---------  ---------
      Total rate-sensitive assets.     $  50,705  $  21,938  $   8,858  $   5,836  $   3,744  $   15,453   $ 106,534  $ 106,616
                                       =========  =========  =========  =========  =========  ==========   =========  =========
Rate-Sensitive Liabilities:
---------------------------
  NOW and money market checking
      deposits....................     $  16,543  $     266  $     226  $     192  $     163  $     923    $  18,313  $  17,931
    Average interest rate.........         0.44%      0.19%      0.19%      0.19%      0.19%      0.19%        0.42%
  Savings deposits................         1,657         --         --         --         --         --        1,657      1,578
    Average interest rate.........         0.99%        --%        --%        --%        --%        --%        0.99%
  Certificates of deposit.........       272,572    112,514     27,057      7,233      2,163         --      421,539    427,627
    Average interest rate.........         3.26%      3.71%      3.28%      4.27%      5.13%         --%       3.41%
                                       ---------  ---------  ---------  ---------  ---------  ---------    ---------  ---------
      Total interest-bearing
        deposits..................       290,772    112,780     27,283      7,425      2,326        923      441,509    447,136
  Bonds-match funded agreements...       115,394         --         --         --         --         --      115,394    115,401
    Average interest rate.........         2.68%        --%        --%        --%        --%        --%        2.68%
  Lines of credit and other secured
    borrowings....................       150,384         --         --         --         --         --      150,384    150,384
    Average interest rate.........         3.53%        --%        --%        --%        --%        --%        3.53%
  Notes and debentures............            --         --         --         --         --     56,249       56,249     55,581
    Average interest rate.........           --%        --%        --%        --%        --%     10.88%       10.88%
                                       ---------  ---------  ---------  ---------  ---------  ---------    ---------  ---------
      Total rate-sensitive
        liabilities...............     $ 556,550  $ 112,780  $  27,283  $   7,425  $   2,326  $  57,172    $ 763,536  $ 768,502
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

(3) Excludes match funded advances on loans serviced for others, which do not earn interest, of $105,788 at December 31, 2003.

(4) The expected maturity or repricing dates of interest rate-sensitive assets and liabilities as of December 31, 2003, 2002 and 2001 compare as follows:

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

                                       1st Year      2nd Year     3rd Year     4th Year     5th Year    Thereafter      Total
                                     -----------   -----------   ----------   ----------   ----------   ----------   ------------
Total rate-sensitive assets:
2003
----
  Amount ..........................  $    50,705   $    21,938   $    8,858   $    5,836   $    3,744   $   15,453   $    106,534
  Percent of total ................       47.59%        20.59%        8.31%        5.48%        3.51%       14.52%        100.00%
2002
----
  Amount ..........................  $   216,990   $    47,774   $    9,460   $    6,198   $    4,494   $   17,888   $    302,804
  Percent of total ................       71.66%        15.78%        3.12%        2.05%        1.48%        5.91%        100.00%
2001
----
  Amount ..........................  $   563,761   $    67,274   $   20,843   $   11,700   $   10,587   $   52,002   $    726,167
  Percent of total ................       77.64%         9.26%        2.87%        1.61%        1.46%        7.16%        100.00%

Total rate-sensitive liabilities:
2003
----
  Amount ..........................  $   556,550   $   112,780   $   27,283   $    7,425   $    2,326   $   57,172   $    763,536
  Percent of total ................       72.89%        14.77%        3.57%        0.97%        0.30%        7.50%        100.00%
2002
----
  Amount ..........................  $   558,541   $    79,554   $   62,929   $    1,852   $    4,213   $   21,295   $    728,384
  Percent of total ................       76.69%        10.92%        8.64%        0.25%        0.58%        2.92%        100.00%
2001
----
  Amount ..........................  $   750,269   $   204,721   $   61,675   $   93,035   $    1,347   $   21,129   $  1,132,176
  Percent of total ................       66.27%        18.08%        5.45%        8.22%        0.12%        1.86%        100.00%

         We believe that the broad geographic distribution of our loans and match funded loans reduces the risks that would otherwise result from concentrating such loans in limited geographic areas. See Notes 4 and 5 to our Consolidated Financial Statements.

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

         Interest Rate Risk Management. The amortizing caps and floors we had purchased to hedge the interest rate exposure relating to our match funded loans and securities, matured in October 2003 and were not renewed or replaced. An interest rate cap or interest rate floor is designed to provide protection against the interest rate on a floating-rate instrument rising above some level
(cap) or falling below some level (floor). These caps and floors had an aggregate notional amount of $111,799 and $30,563, respectively, at December 31, 2002. See the "Derivative Financial Instruments" section of Note 1 and the "Interest Rate Management" section of Note 17 to our Consolidated Financial Statements.

         Foreign Currency Exchange Rate Risk Management. We have entered into foreign currency futures to hedge our net investments in foreign subsidiaries that own residual interests backed by residential loans originated in the UK ("UK residuals") and the shopping center located in Halifax, Nova Scotia (the "Nova Scotia shopping center"). Our principal exposure to foreign currency exchange rates exists with the British Pound versus the U.S. dollar and the Canadian Dollar versus the U.S. dollar. Our policy is to periodically adjust the amount of foreign currency derivative contracts that we have entered into in response to changes in our recorded investment in these foreign entities as well as to changes in our assets denominated in a foreign currency. Our net exposures are subject to gain or loss if foreign currency exchange rates fluctuate. See the "Derivatives Financial Instruments" section of Note 1 and the "Foreign Currency Management" section of Note 17 to our Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

Liquidity, Commitments and Off-Balance Sheet Risks

         Liquidity.  Our primary sources of funds for liquidity are:

         o   Deposits                          o   Payments received on loans
                                                   and securities
         o   Lines of credit and other         o   Proceeds from sales of assets
             secured borrowings
         o   Match funded debt                 o   Servicing fees
         o   Securities sold under agreements
             to repurchase

         We continue to rely on non-brokered deposits as a source of financing our operations while at the same time reducing our reliance on brokered deposits. We plan to reduce this reliance by using proceeds from the sale of non-core assets to pay off maturing brokered deposits and by diversifying our funding sources through obtaining credit facilities for servicing rights and advances. Our ability to continue to attract new non-brokered deposits and rollover existing non-brokered deposits depends largely on our ability to compete with interest rates offered by other banks in the northern New Jersey area. In 2003 and 2002, we were able to increase the amount of non-brokered deposits outstanding. If we are unable to maintain the amount of non-brokered deposits outstanding and must replace them with alternative sources of funds, it is likely that we would incur higher interest costs to fund our assets.

         In the last several years, our Residential Loan Servicing business has grown through the purchase of servicing rights. Servicing rights entitle the owner to earn servicing fees and other types of ancillary income and impose various obligations on the servicer. Among these are the obligations to advance our own funds to meet contractual principal and interest payments for certain investors and to pay taxes, insurance and various other items that are required to preserve the assets being serviced.

         Our ability to continue to expand our servicing business depends in part on our ability to obtain additional financing to purchase new servicing rights and to fund servicing advances. We currently use a variety of sources of debt to finance these assets, including deposits, credit facilities and seller financing. Our credit facilities provide financing to us at amounts that are less than the full value of the related servicing assets that serve as collateral for the credit facilities. If we cannot replace or renew these sources as they mature or obtain additional sources of financing, we may be unable to acquire new servicing rights and make the associated advances.

         Under a match funding agreement that we entered into on December 20, 2001, we are eligible to sell advances on loans serviced for others up to a maximum debt balance of $200,000 at any one time. At December 31, 2003, we had $94,967 of bonds-match funded agreements outstanding under this facility. This facility, which originally matured in December 2003, was extended in January 2004 with a maturity of January 2006. The sales of advances do not qualify as sales for accounting purposes; therefore, we report them as secured borrowings with pledges of collateral. We have accounted for additional sales under this facility in the same manner.

         Under a revolving credit facility executed in April 2001 we have the right to pledge servicing advances as collateral for a loan up to $100,000. The facility was fully repaid subsequent to December 31, 2003 and will not be renewed upon maturity in March 2004. The balance outstanding under this facility at December 31, 2003 was $68,548. In October 2003, we executed a similar revolving credit facility under which we have the right to borrow up to $100,000 secured by a pledge of servicing advances as collateral. At December 31, 2003, we had $9,386 outstanding under this facility, which matures in October 2004.

         In April 2003, we also entered into a $60,000 secured credit agreement that may be used to fund servicing advances and acquisitions of servicing rights. The agreement matures April 2004 and bears interest at LIBOR plus 162.5 basis points for funding of servicing advances or 225 basis points for funding of acquisitions of servicing rights. At December 31, 2003, we had a balance outstanding under this agreement of $35,321. We anticipate that this facility will be renewed.

         In June 2003, we entered into an agreement for seller financing of purchased mortgage servicing rights. At December 31, 2003, we had $2,332 outstanding under this agreement with an interest rate of 2.81%.

         Also in June 2003, we entered into a secured loan agreement under which we borrowed $18,846. This agreement, which is secured by the assignment of our interest in certain unrated subprime residual securities, matures in June 2004 and bears interest at LIBOR plus 275 basis points. At December 31, 2003 the outstanding balance had been reduced to $11,562 through the assignment of principal and interest payments received on our unrated subprime residual securities.

         We closely monitor our liquidity position and ongoing funding requirements. At December 31, 2003, we also had $206,705 of unrestricted cash and cash equivalents. Among the risks and challenges associated with our funding activities are the following:

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         o Scheduled maturities of all certificates of deposit for 2004, 2005 and thereafter amount to $272,572, $112,514 and $36,453, respectively.
         o    The maturity of existing collateralized lines of credit and other secured borrowings totaling $127,149 at various times in 2004.
         o    Potential extension of resolution and sale timelines for non-core assets.
         o Ongoing cash requirements to fund operations of our holding company.
         o Cash requirements to fund our acquisition of additional servicing rights and related advances.

         We believe that our existing sources of liquidity, including internally generated funds, will be adequate to fund our planned activities for the foreseeable future, although there can be no assurances in this regard. As discussed above, we continue to evaluate other sources of liquidity, such as lines of credit from unaffiliated parties, match funded debt and other secured and unsecured borrowings. See the "Short-Term Highly Liquid Investments," "Securities Sold Under Agreements to Repurchase," and "Derivative Financial Instruments" sections of Note 1 and Note 14 to our Consolidated Financial Statements.

         Our operating activities provided $33,129, $251,559 and $51,474 of cash flows during 2003, 2002 and 2001, respectively. During 2002 and 2001 cash was generated from operating activities, despite the net losses recorded, for two reasons. First, the net losses included a significant amount of non-cash reserves and impairment charges. Second, our securities portfolio generated positive cash flow through sales and interest and principal payments.

         Our investing activities provided (used) cash flows totaling $(18,777), $75,940 and $428,415 during 2003, 2002 and 2001, respectively. During the foregoing years, cash flows from our investing activities were provided primarily from principal payments on our loans, and proceeds from sales of loans and real estate. We used cash flows from our investing activities primarily to purchase mortgage servicing rights and fund loans made to facilitate sales of real estate. The decline in net cash provided by investing activities is primarily due to a decline in principal payments received on loans and a decline in proceeds from sales of loans and real estate.

         Our financing activities provided (used) cash flows of $9,489, $(395,907) and $(372,970) during 2003, 2002 and 2001, respectively. Cash flows related to our financing activities primarily resulted from changes in deposits, changes in lines of credit, repurchases and repayment of debt and issuance of match funded debt. A decline in the amount of maturing deposits during 2002 was offset by repayments of securities sold under agreements to repurchase, an increase in the repurchase of debt and a decline in proceeds from lines of credit as compared to 2001. Cash flows from financing activities in 2003 reflect our continuing effort to pay off our high yield bonds and replace them with less expensive sources of financing including secured credit facilities and non-brokered deposits.

         On March 14, 2003, Fitch Ratings raised the long-term deposit rating of Ocwen Federal Bank FSB to B+ from B and revised the ratings outlooks for Ocwen Financial Corporation and Ocwen Federal Bank FSB to Stable from Negative. All other ratings were affirmed.

         On November 17, 2003, Standard & Poor's revised the ratings outlooks on Ocwen Financial Corporation and Ocwen Federal Bank FSB to Stable from Negative.

         On February 6, 2004, Moody's Investors Service placed the ratings of Ocwen Financial Corporation and its subsidiaries on review for possible downgrade due to concerns regarding the ability to sustain recent profitability improvements.

         On February 17, 2004, Moody's Investors Service lowered the ratings of Ocwen Federal Bank for Primary Servicer of residential subprime mortgage loans and for Special Servicer to SQ2 ("Above Average") from SQ1 ("Strong"). In its press release Moody's indicates that the ratings reflect the Bank's excellent servicing performance but also expresses concern regarding the sustainability of profitability improvements, including a possible negative outcome with respect to potential class action lawsuits. See Note 26 to our Consolidated Financial Statements. Certain of our servicing agreements require minimum servicer ratings; we remain well in excess of those requirements.

         These rating actions have not had a material impact on our business or financing activities. However, further negative rating actions may adversely impact our business and financing activities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

         Commitments. The following table sets forth certain information regarding amounts we owe to others as of December 31, 2003 under contractual obligations based on maturities and payment due dates:

                                                                          Payments due by period
                                                       --------------------------------------------------------------------
                                                                    After One Year   After Three
                                                       Less Than    Through Three   Years Through   After Five
            Contractual Obligations                     One Year        Years        Five Years       Years         Total
--------------------------------------------------     ----------   --------------  -------------   ----------   ----------
Capital Trust Securities .........................     $       --     $       --     $       --     $   56,249   $   56,249
Operating leases .................................          3,289          2,505            805             --        6,599
Certificates of deposit ..........................        272,572        139,571          9,396             --      421,539
Lines of credit and other secured borrowings .....        127,149         23,235             --             --      150,384
                                                       ----------     ----------     ----------     ----------   ----------
Total ............................................     $  403,010     $  165,311     $   10,201     $   56,249   $  634,771
                                                       ==========     ==========     ==========     ==========   ==========

         We believe that we have adequate resources to fund all unfunded commitments to the extent required and meet all contractual obligations as they come due. See Note 26 to our Consolidated Financial Statements for additional information regarding commitments and contingencies.

         Off-Balance Sheet Risks. In addition to commitments to extend credit, we are party to various off-balance sheet financial instruments in the normal course of our business to manage our interest rate risk and foreign currency exchange rate risk. See Note 26 to our Consolidated Financial Statements and "Asset and Liability Management" above.

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

         See Note 21 to our Consolidated Financial Statements.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in thousands, except share data)
--------------------------------------------------------------------------------

Forward-Looking Statements

         This Annual Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to the following:

         o Estimates regarding the benefits of cost saving opportunities and quality workforce in India,
         o Projections for staff reduction in the United States and growth in our India workforce,
         o Predictions as to the potential business opportunities in business process outsourcing,
         o Predictions regarding sales of our commercial and affordable housing assets, and
         o Intentions related to the issuance of brokered deposits and other sources of financing.

         Forward-looking statements are not guarantees of future performance and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following:

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

         To ensure that the financial statements are reliable, the Company established and maintains an effective system of internal financial reporting controls and procedures that provide reasonable assurance that assets are safeguarded and transactions are properly recorded and executed in accordance with corporate policy and management authorization. The Company believes that its financial reporting controls provide reasonable assurance that errors or irregularities, which could be material to the financial statements, are prevented or would be detected within a timely period and corrected in the normal course of business.

         PricewaterhouseCoopers LLP was engaged to perform an audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. Such standards include the consideration of internal controls over financial reporting to determine the nature, timing and extent of their audit procedures. In addition to the use of independent certified public accountants, the Company maintains a professional staff of internal auditors who conduct financial, procedural and special audits and make recommendations on both administrative and accounting controls.

         The Audit Committee of the Board of Directors is comprised solely of independent directors and is responsible for overseeing and monitoring the quality of our accounting and auditing practices. The independent accountants and internal auditors have direct access to the Audit Committee and meet periodically with the committee to discuss the scope and results of their work, internal controls over financial reporting and financial reporting matters.


         /s/ William C. Erbey                          /s/ Mark S. Zeidman
         ------------------------------------          -------------------------
         William C. Erbey                              Mark S. Zeidman
         Chairman and Chief Executive Officer          Senior Vice President and
                                                       Chief Financial Officer

PRICEWATERHOUSECOOPERS LLP [GRAPHIC LOGO OMITTED]

                                                  PricewaterhouseCoopers LLP
                                                  222 Lakeview Avenue
                                                  Suite 360
                                                  West Palm Beach, FL 33401-6136
                                                  Telephone   (561) 832 0038
                                                  Facsimile   (561) 805 8181


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Ocwen Financial Corporation

         In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of comprehensive income (loss), of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Ocwen Financial Corporation and its subsidiaries (the "Company") at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         As discussed in Note 1 to the consolidated financial statements, on January 1, 2002, the Company changed its method of accounting for goodwill and intangible assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets", and on July 1, 2003, its classification of Capital Securities in accordance with SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity".


PRICEWATERHOUSECOOPERS LLP
West Palm Beach, Florida
March 8, 2004

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                    (Dollars in thousands, except share data)

                                                                                            December 31,        December 31,
                                                                                                2003                2002
                                                                                         -----------------   -----------------
Assets
  Cash and amounts due from depository institutions..................................      $      215,764      $       76,598
  Interest earning deposits..........................................................                 324              30,649
  Federal funds sold and repurchase agreements.......................................                  --              85,000
  Trading securities, at fair value
     U.S. government and sponsored enterprise securities and CMOs (AAA-rated)........               6,679              21,556
     Subordinates and residuals......................................................              42,841              37,339
  Real estate........................................................................             103,943             120,715
  Affordable housing properties......................................................               7,410              15,319
  Loans, net.........................................................................              28,098              76,857
  Match funded assets................................................................             130,087             167,744
  Premises and equipment, net........................................................              41,944              44,268
  Advances on loans and loans serviced for others....................................             374,769             266,356
  Mortgage servicing rights..........................................................             166,495             171,611
  Receivables........................................................................              88,399              78,944
  Other assets.......................................................................              33,365              29,286
                                                                                           --------------      --------------
     Total assets....................................................................      $    1,240,118      $    1,222,242
                                                                                           ==============      ==============

Liabilities and Stockholders' Equity

  Liabilities
     Deposits........................................................................      $      446,388      $      425,970
     Escrow deposits.................................................................             116,444              84,986
     Bonds - match funded agreements.................................................             115,394             147,071
     Lines of credit and other secured borrowings....................................             150,384              82,746
     Notes and debentures............................................................              56,249              76,975
     Accrued interest payable........................................................               4,789               7,435
     Accrued expenses, payables and other liabilities................................              31,926              28,314
                                                                                           --------------      --------------
       Total liabilities.............................................................             921,574             853,497
                                                                                           --------------      --------------

  Minority interest in subsidiaries..................................................               1,286               1,778

  Company obligated, mandatorily redeemable securities of subsidiary trust holding
     solely junior subordinated debentures of the Company............................                  --              56,249

  Commitments and Contingencies (Note 26)

  Stockholders' Equity
     Common stock, $.01 par value; 200,000,000 shares authorized; 67,467,220 and
        67,339,773 shares issued and outstanding at December 31, 2003 and
        December 31, 2002, respectively..............................................                 675                 673
     Additional paid-in capital......................................................             225,559             224,454
     Retained earnings...............................................................              90,409              85,637
     Accumulated other comprehensive income (loss), net of taxes
       Net unrealized foreign currency translation gain (loss).......................                 615                 (46)
                                                                                           --------------      --------------
         Total stockholders' equity..................................................             317,258             310,718
                                                                                           --------------      --------------
           Total liabilities and stockholders' equity................................      $    1,240,118      $    1,222,242
                                                                                           ==============      ==============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (Dollars in thousands, except share data)

                                                                                    For the Years Ended December 31,
                                                                             ----------------------------------------------
                                                                                 2003             2002             2001
                                                                             ------------     ------------     ------------
Net interest income (expense)
   Income ..............................................................     $     24,122     $     37,235     $     83,371
   Expense..............................................................           38,716           55,762           93,329
                                                                             ------------     ------------     ------------
     Net interest income (expense) before provision for loan losses.....          (14,594)         (18,527)          (9,958)
   Provision for loan losses............................................           (2,684)          13,629           15,666
                                                                             ------------     ------------     ------------
     Net interest income (expense) after provision for loan losses......          (11,910)         (32,156)         (25,624)
                                                                             ------------     ------------     ------------

Non-interest income
   Servicing and other fees.............................................          158,548          141,991          134,597
   Gain (loss) on interest earning assets, net..........................               28           (3,485)          (3,949)
   Gain (loss) on trading and match funded securities, net..............            3,344            7,012           16,330
   Valuation gains (losses) on real estate..............................           (7,430)         (35,002)         (22,282)
   Gain (loss) on sales of real estate..................................              466            4,098           14,156
   Operating income (loss) from real estate.............................            5,128            7,864            4,495
   Amortization of excess of net assets acquired over purchase price....               --               --           18,333
   Gain (loss) on repurchase of debt....................................             (445)          (1,461)           3,774
   Equity in income (losses) of investments in unconsolidated entities..               38              215              304
   Other income.........................................................           17,820           12,780            8,530
                                                                             ------------     ------------     ------------
     Non-interest income................................................          177,497          134,012          174,288
                                                                             ------------     ------------     ------------

Non-interest expense
   Compensation and employee benefits...................................           72,221           77,778           84,914
   Occupancy and equipment..............................................           13,159           11,843           11,577
   Technology and communication costs...................................           21,121           25,270           26,768
   Loan expenses........................................................           14,252           12,605           15,811
   (Gain) loss on investments in affordable housing properties..........              285           21,915           17,535
   Amortization/writeoff of excess of purchase price over
      net assets acquired...............................................               --            2,231            3,112
   Professional services and regulatory fees............................           26,054           16,383           14,749
   Other operating expenses.............................................           10,409            9,601            8,849
                                                                             ------------     ------------     ------------
     Non-interest expense...............................................          157,501          177,626          183,315
                                                                             ------------     ------------     ------------

Distributions on Company-obligated, mandatorily redeemable securities of subsidiary trust holding solely junior subordinated debentures of
   the Company..........................................................            3,058            6,287            7,131
                                                                             ------------     ------------     ------------

Income (loss) before minority interest, income taxes and effect of
   change in accounting principle.......................................            5,028          (82,057)         (41,782)
Minority interest in net income (loss) of consolidated subsidiaries.....             (492)             (99)              --
Income tax expense......................................................              748            2,983           83,000
                                                                             ------------     ------------     ------------
   Net income (loss) before effect of change in accounting principle....            4,772          (84,941)        (124,782)
Effect of change in accounting principle, net of taxes..................               --           16,166               --
                                                                             ------------     ------------     ------------
   Net income (loss)....................................................     $      4,772     $    (68,775)    $   (124,782)
                                                                             ============     =============    ============

Earnings (loss) per share
  Basic
   Net income (loss) before effect of change in accounting principle....     $       0.07     $      (1.26)    $      (1.86)
   Effect of change in accounting principle, net of taxes...............               --             0.24               --
                                                                             ------------     ------------     ------------
   Net income (loss)....................................................     $       0.07     $      (1.02)    $      (1.86)
                                                                             ============     ============     ============

  Diluted
   Net income (loss) before effect of change in accounting principle....     $       0.07     $      (1.26)    $      (1.86)
   Effect of change in accounting principles............................               --             0.24               --
                                                                             ------------     ------------     ------------
   Net income (loss)....................................................     $       0.07     $      (1.02)    $      (1.86)
                                                                             ============     ============     ============

  Weighted average common shares outstanding
   Basic................................................................       67,166,888       67,321,299       67,227,058
   Diluted..............................................................       68,063,873       67,321,299       67,227,058

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                             (Dollars in thousands)

                                                                                    For the Years Ended December 31,
                                                                             ----------------------------------------------
                                                                                 2003             2002             2001
                                                                             ------------     ------------     ------------
Net income (loss).......................................................     $      4,772     $    (68,775)    $   (124,782)
                                                                             ------------     ------------     ------------
Other comprehensive  income (loss), net of taxes
  Net change in unrealized foreign currency translation loss (net of tax benefit (expense) of $(459), $43 and $284 for 2003, 2002 and
     2001, respectively)................................................              661               75             (518)
                                                                             ------------     ------------     ------------
  Other comprehensive income (loss).....................................              661               75             (518)
                                                                             ------------     ------------     ------------
Comprehensive income (loss).............................................     $      5,433     $    (68,700)    $   (125,300)
                                                                             ============     ============     ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 and 2001
                    (Dollars in thousands, except share data)

                                                                                                    Accumulated
                                                                                                       Other
                                                     Common Stock       Additional                 Comprehensive
                                                 --------------------    Paid-in      Retained     Income (Loss),
                                                    Shares     Amount    Capital      Earnings      Net of Taxes      Total
                                                 ------------  ------   ----------   ----------   ---------------  ----------
Balances at December 31, 2000................      67,152,363  $  672   $  223,163   $  279,194   $           397  $  503,426
Net loss.....................................              --      --           --     (124,782)               --    (124,782)
Exercise of common stock options.............         128,155       1          901           --                --         902
Directors' compensation......................           8,795      --           78           --                --          78
Other comprehensive income, net of taxes
   Change in accounting principle for
      derivative financial instruments.......              --      --           --           --                59          59
   Reclassification of gain on derivative
      financial instruments to earnings......              --      --           --           --               (59)        (59)
   Change in unrealized foreign currency
      translation gain.......................              --      --           --           --              (518)       (518)
                                                 ------------  ------   ----------   ----------   ---------------  ----------
Balances at December 31, 2001................      67,289,313     673      224,142      154,412              (121)    379,106
Net loss.....................................              --      --           --      (68,775)               --     (68,775)
Exercise of common stock options.............          32,937      --          214           --                --         214
Directors' compensation......................          17,523      --           98           --                --          98
Other comprehensive income, net of taxes
   Change in unrealized foreign currency
      translation gain.......................              --      --           --           --                75          75
                                                 ------------  ------   ----------   ----------   ---------------  ----------
Balances at December 31, 2002................      67,339,773     673      224,454       85,637               (46)    310,718
Net income...................................              --      --           --        4,772                --       4,772
Issuance of restricted common stock awards
   to employees..............................         236,461       2          955           --                --         957
Repurchase of common stock...................        (500,000)     (5)      (2,257)          --                --      (2,262)
Exercise of common stock options.............         359,419       4        2,325           --                --       2,329
Directors' compensation......................          31,567       1           82           --                --          83
Other comprehensive income, net of taxes
   Change in unrealized foreign currency
      translation gain.......................              --      --           --           --               661         661
                                                 ------------  ------   ----------   ----------   ---------------  ----------
Balances at December 31, 2003................      67,467,220  $  675   $  225,559   $   90,409   $           615  $  317,258
                                                 ============  ======   ==========   ==========   ===============  ==========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)
                             (Dollars in thousands)

                                                                                       For the Years Ended December 31,
                                                                                  -----------------------------------------
                                                                                      2003           2002           2001
                                                                                  -----------    -----------    -----------
Cash flows from operating activities
Net income (loss)............................................................     $     4,772    $   (68,775)   $  (124,782)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities
  Net cash provided by trading activities....................................          20,807        186,511        192,069
  Premium amortization (discount accretion) on securities, net...............           2,402          1,469          7,337
  Depreciation and amortization..............................................         107,088         70,040         24,461
  Provision for loan losses..................................................          (2,684)        13,629         15,666
  Gain (loss) on interest-earning assets, net................................             (28)         3,485          3,949
  (Gain) loss on trading and match funded securities.........................          (3,344)        (7,012)       (16,330)
  Valuation (gains) losses on real estate....................................           7,430         35,002         22,281
  Provisions for losses on affordable housing properties.....................             432         21,294         15,587
  (Gain) loss on sale of real estate.........................................            (466)        (4,098)       (14,156)
  (Gain) loss on sale of affordable housing properties.......................          (1,050)          (444)           956
  (Gain) loss on repurchase of debt..........................................             445          1,461         (3,774)
  Effect of change in accounting principle before taxes......................              --        (15,000)            --
  (Increase) decrease in advances and match funded advances on loans
    and loans serviced for others............................................         (92,532)        (4,945)      (165,123)
  (Increase) decrease in other assets, net...................................         (11,108)        24,261        109,559
  Increase (decrease) in accrued expense, interest payable and other
    liabilities..............................................................             965         (5,319)       (16,226)
                                                                                  -----------    -----------    -----------
Net cash provided (used) by operating activities.............................          33,129        251,559         51,474
                                                                                  -----------    -----------    -----------

Cash flows from investing activities
  Principal payments received on match funded loans..........................          13,736         16,490         30,552
  Investment in affordable housing properties................................              --         (3,687)       (30,496)
  Proceeds from sale of affordable housing properties........................           5,257         25,017         52,076
  Purchase of mortgage servicing rights......................................         (88,442)      (128,891)       (79,522)
  Proceeds from sale of loans................................................          30,153         60,118        288,387
  Principal payments received on loans.......................................          28,337         45,014        102,071
  Originations and funded commitments of loans, net..........................          (6,201)       (21,722)       (25,326)
  Capital improvements to real estate........................................          (8,837)        (9,340)       (20,733)
  Proceeds from sale of real estate..........................................          17,573        105,743        123,698
  Additions to premises and equipment........................................         (10,353)       (12,802)       (12,292)
                                                                                  -----------    -----------    -----------
Net cash provided (used) by investing activities.............................         (18,777)        75,940        428,415
                                                                                  -----------    -----------    -----------

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)
                             (Dollars in thousands)

                                                                                       For the Years Ended December 31,
                                                                                  -----------------------------------------
                                                                                      2003           2002           2001
                                                                                  -----------    -----------    -----------
Cash flows from financing activities
  Decrease in deposits and escrow deposits...................................          51,876       (216,330)      (525,476)
  Proceeds from (repayment of) securities sold under agreement to repurchase.              --        (79,405)        79,405
  (Repayment of) proceeds from lines of credit, net..........................          67,638         (5,793)        51,371
  Proceeds from issuance of bonds - match funded agreements..................              --             --         91,766
  Repayments of bonds - match funded agreements..............................         (31,677)       (10,275)       (43,144)
  Repurchase and repayment of notes and debentures...........................         (77,420)       (79,214)       (13,233)
  Exercise of common stock options...........................................           1,334            103            588
  Repurchase of Capital Securities, net......................................              --         (3,796)       (14,247)
  Repayment of other interest-bearing obligations, net.......................              --         (1,197)            --
  Repurchase of common stock.................................................          (2,262)            --             --
                                                                                  -----------    -----------    -----------
Net cash provided (used) by financing activities.............................           9,489       (395,907)      (372,970)
                                                                                  -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents.........................          23,841        (68,408)       106,919
Cash and cash equivalents at beginning of period.............................         192,247        260,655        153,736
                                                                                  -----------    -----------    -----------
Cash and cash equivalents at end of period...................................     $   216,088    $   192,247    $   260,655
                                                                                  ===========    ===========    ===========

Reconciliation of cash and cash equivalents at end of period
  Cash and amounts due from depository institutions..........................         215,764    $    76,598    $    23,081
  Interest-earning deposits..................................................             324         30,649        111,574
  Federal funds sold and repurchase agreements...............................              --         85,000        126,000
                                                                                  -----------    -----------    -----------
                                                                                  $   216,088    $   192,247    $   260,655
                                                                                  ===========    ===========    ===========
Supplemental disclosure of cash flow information
Cash paid during the period for
  Interest...................................................................     $    41,362    $    61,163    $    75,834
  Income tax refunds (payments)..............................................            (869)         2,444        (14,816)

Supplemental schedule of non-cash investing and financing activities
  Real estate owned acquired through foreclosure.............................             161          9,492         64,041
  Exchange of note receivable for real estate held for sale..................              --          9,153             --
  Accounts receivable from sale of affordable housing properties.............           2,767         44,591         11,427

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

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

Reclassification

         Certain amounts included in our 2002 and 2001 consolidated financial statements have been reclassified to conform to the 2003 presentation.

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

Short-Term Highly Liquid Investments

         Our short-term highly liquid investments generally consist of federal funds sold and assets we purchased under agreements to resell. We invest in these assets to maximize the return on liquid funds. At December 31, 2003, we had no short-term highly liquid investments. At December 31, 2002, such investments amounted to $85,000 of federal funds sold which had an overnight maturity. The average balance of our investment in federal funds sold and assets purchased under agreements to resell amounted to $125,732 and $152,588 during 2003 and 2002, respectively.

         The Federal Reserve System requires that the Bank maintain non-interest-earning cash reserves against certain of its transaction accounts and time deposit accounts. Such reserves totaled $9,383 and $6,811 at December 31, 2003 and 2002, respectively.

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

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

Allowance for Loan Losses

         We maintain the allowance for loan losses at a level that, based upon our evaluation of known and inherent risks in the portfolio, we consider adequate to provide for probable losses. We establish specific valuation allowances for impaired loans in the amount by which the carrying value, before allowance for probable losses, exceeds the fair value of collateral less costs to dispose on an individual loan basis. In the case of single family residential mortgage loans and consumer loans, we generally evaluate for impairment as homogeneous pools of loans. We consider a loan to be impaired when, based upon current information and events, we believe that we will probably be unable to collect on a timely basis all amounts due according to the contractual terms of the loan agreement. We measure these impaired loans at the fair value of the collateral underlying the loans, less estimated disposal costs. We may leave impaired loans on accrual status during the period we are pursuing repayment of the loan. We place these loans on non-accrual status at such time that either:
(i) the loans become 90 days delinquent; or (ii) we determine that the borrower is incapable of, or has ceased efforts toward, curing the cause of the non-payment. We recognize impairment losses through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. When we either sell, transfer to real estate owned ("REO") or charge-off an impaired loan, we remove valuation allowance from the allowance for loan losses. Charge-offs occur when we consider loans, or a portion thereof, uncollectible and of such little value that we consider unwarranted their continuance as bankable assets. We base our ongoing evaluation of the allowance for loan losses upon an analysis of the portfolio, historical loss experience, economic conditions and trends, collateral values and other relevant factors. We may make subsequent adjustments to the allowance if these factors differ substantially from the assumptions used in making the evaluation.

Mortgage Servicing Rights

         We acquire mortgage servicing rights, which we record at the price paid. We amortize mortgage servicing assets in proportion to and over the period of estimated net servicing income. We determine estimated net servicing income using the estimated future balance of the underlying mortgage loan portfolio, which, absent new purchases, declines over time from prepayments and scheduled loan amortization. We adjust amortization prospectively in response to changes in estimated projections of future cash flows. We evaluate the mortgage servicing assets for impairment based on the fair value of the servicing assets by strata. We stratify the servicing assets based on loan type. We estimate fair value by discounting underlying loan cash flows using discount and prepayment rates that we believe market participants would use. To the extent the carrying value of the servicing assets exceeds their fair value by strata, we establish a valuation allowance, which we may adjust in the future, as the value of the servicing assets increases or decreases.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

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

Real Estate

         We record real estate properties acquired for investment at cost less accumulated depreciation. We review our investments for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We charge expenditures for repairs and maintenance to operations as incurred but capitalize significant improvements. We classify our leases as operating. We defer fees and costs incurred in the successful negotiation of leases and amortize them on a straight-line basis over the terms of the respective leases. We report rental income on a straight-line basis over the terms of the respective leases. We compute depreciation on a straight-line basis over the estimated useful lives of the assets as follows:

         Buildings and improvements          39 - 40 years
         Tenant improvements                 Lesser of lease term or useful life
         Land improvements                   20 years
         Furniture, fixtures and equipment   5 - 10 years

         When we commit to a plan to sell real estate assets, we discontinue depreciation and record the assets at the lower of the carrying amount or fair value less costs to sell.

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

         In addition, we acquired certain acquisition, development and construction loans in which we participated in the residual profits of the underlying real estate, and the borrower had not contributed substantial equity to the project. As such, we accounted for these loans under the equity method of accounting as though we had made an investment in a real estate limited partnership.

         We value properties acquired through foreclosure and held less than one year at the lower of the adjusted cost basis of the loan or fair value less estimated costs of disposal of the property after the date of foreclosure. We periodically re-evaluate properties held to determine that we are carrying them at the lower of cost or fair value less estimated costs to dispose. We recognize sales proceeds and related costs with passage of title to the buyer and, in cases where we finance the sale, receipt of sufficient down payment. We report rental income related to properties as a part of operating income on real estate, as earned. We report holding and maintenance costs related to properties as period costs as incurred. We record no depreciation expense related to the properties held less than one year. We recognize decreases in the fair value of foreclosed real estate after foreclosure as a valuation allowance on a property specific basis. We report subsequent increases in fair value of the foreclosed real estate as reductions in the valuation allowance, but only to the extent the valuation allowance reaches zero. We charge or credit to income such changes in the valuation allowance. Properties acquired through foreclosure that are held longer than one year are accounted for similar to real estate properties acquired for investment.

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

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

         SFAS No. 142 prescribes a methodology for performing the impairment analyses for goodwill and other intangibles. This methodology uses an approach based on fair value of the assets rather than on undiscounted cash flows, as was the case prior to adoption. We perform this analysis using projections of future income discounted at a market rate. The determination of market discount rates is subjective and may vary by product based on the nature of the underlying business, stage of development and sales to date.

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

Capitalized Software Costs

         We currently expense all costs attributable to enhancing our OTX technology solutions. Prior to 2000, we capitalized certain costs, although we expensed costs incurred up to the establishment of technological feasibility as research and development costs. Once the products were made available for general release to customers, we began amortization of the capitalized costs using the straight-line method over the estimated economic lives of the individual products. At each balance sheet date, we perform an impairment analysis by product by comparing unamortized capitalized costs to the net realizable value. An impairment charge is recorded to the extent the unamortized capitalized costs exceed the net realizable value.

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

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

         On January 1, 2001, we adopted the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137 and SFAS No. 138 (collectively, "SFAS No. 133") and recorded, net of tax, a cumulative effect adjustment in accumulated other comprehensive income to recognize at fair value the interest rate swap that was designated as a cash-flow hedging of an outstanding line of credit. The swap matured in April 2001, and we have reclassified to earnings all of this transaction adjustment.

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

Income Taxes

         We file consolidated Federal income tax returns with our subsidiaries. Consolidated income tax is allocated among the subsidiaries participating in the consolidated return as if each subsidiary that has one or more subsidiaries filed its own consolidated return and those with no subsidiaries filed separate returns.

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

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

Stock-Based Compensation

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. Certain provisions of the statement were effective December 31, 2002. Management currently intends to continue to account for stock-based compensation under the intrinsic value method set forth in Accounting Principles Board ("APB") Opinion 25 and related interpretations. For this reason, the transition guidance of SFAS No. 148 does not have an impact on Ocwen's consolidated financial position or consolidated results of operations. The Statement does amend existing guidance with respect to required disclosures, regardless of the method of accounting used.

         Ocwen maintains stock-based compensation plans that provide for the granting of stock and stock options to Ocwen's employees and directors. Ocwen accounts for its stock option plans based on the intrinsic value method set forth in APB Opinion No. 25 and related Interpretations, under which no compensation cost has been recognized, except with respect to stock options that are granted with an exercise price that is less than the fair value of the Company's stock at the date of the grant, as disclosed in the accompanying table. The following table presents Ocwen's net income, basic and diluted earnings per share as reported and pro forma net income and pro forma earnings per share. We have determined pro forma amounts by assuming that compensation costs for Ocwen's stock options plans had been determined based on the fair value at the grant dates for awards under those plans granted after December 31, 1994, consistent with the method described by SFAS No. 123.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

                                                                                       For the Years Ended December 31,
                                                                                  -----------------------------------------
                                                                                     2003            2002           2001
                                                                                  -----------    -----------    -----------
Net income
  Net income (loss) as reported.............................................      $     4,772    $   (68,775)   $  (124,782)
     Add stock-based compensation expense included in reported net income,
        net of tax..........................................................              797            599            675
     Deduct total stock-based employee compensation expense determined
        under fair value based method for all awards, net of tax............           (1,559)        (1,344)        (1,690)
                                                                                  -----------    -----------    -----------
  Pro forma net income (loss)...............................................      $     4,010    $   (69,520)   $  (125,797)
                                                                                  ===========    ===========    ===========

Basic EPS
  As reported...............................................................      $      0.07    $     (1.02)   $     (1.86)
  Pro forma.................................................................      $      0.06    $     (1.03)   $     (1.87)

Diluted EPS
  As reported...............................................................      $      0.07    $     (1.02)   $     (1.86)
  Pro forma.................................................................      $      0.06    $     (1.03)   $     (1.87)

         We estimate the fair value of our option grants using the Black-Scholes option-pricing model with the following assumptions:

                                                                                        For the Years Ended December 31,
                                                                                  -----------------------------------------
                                                                                      2003           2002            2001
                                                                                  -----------    -----------    -----------
Expected dividend yield.....................................................             0.00%          0.00%          0.00%
Expected stock price volatility.............................................            48.00          62.00          52.00
Risk-free interest rate.....................................................             3.25%          2.73%          4.23%
Expected life of options....................................................          5 years        5 years        5 years

Current Accounting Pronouncements

         We adopted the provisions of Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002. As a result, we reversed the unamortized balance of the excess of net assets acquired over purchase price ("negative goodwill"). This reversal resulted in a credit to income of $18,333. The impact from the adoption of other elements of SFAS No. 142 resulted in our recording impairment charges of $3,333 on goodwill and intangible assets originally recorded in connection with the formation of REALSynergy, Inc. in 1999. These amounts have been reported in the first quarter of 2002 as the effect of a change in accounting principle, net of an income tax benefit of $1,166.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

         The following tables present the pro forma effect on prior periods of the adoption of SFAS No. 142:

                                                                                       For the Years Ended December 31,
                                                                                  -----------------------------------------
                                                                                     2003            2002            2001
                                                                                  -----------    -----------    -----------
Income (loss) before effect of change in accounting principle.................    $     4,772    $   (84,941)   $  (124,782)
  Adjustments related to adoption of SFAS No. 142
     Deduct amortization of negative goodwill.................................             --             --        (18,333)
     Add back amortization of goodwill, net of tax............................             --             --          2,023
                                                                                  -----------    -----------    -----------
                                                                                           --             --        (16,310)
                                                                                  -----------    -----------    -----------
  Adjusted income (loss) before effect of change in accounting principle......    $     4,772    $   (84,941)   $  (141,092)
                                                                                  ===========    ===========    ===========

Net income (loss).............................................................    $     4,772    $   (68,775)   $  (124,782)
Adjustments related to adoption of SFAS No. 142
     Deduct amortization of negative goodwill.................................             --             --        (18,333)
     Add back amortization of good will, net of tax...........................             --             --          2,023
                                                                                  -----------    -----------    -----------
                                                                                           --             --        (16,310)
                                                                                  -----------    -----------    -----------
                                                                                  $     4,772    $   (68,775)   $  (141,092)
                                                                                  ===========    ===========    ===========
Earnings (loss) per share
  Income (loss) before effect of change in accounting principle...............    $      0.07    $     (1.26)   $     (1.86)
  Adjustments related to adoption of SFAS No. 142
     Deduct amortization of negative goodwill.................................             --             --          (0.27)
     Add back amortization of goodwill, net of tax............................             --             --           0.03
                                                                                  -----------    -----------    -----------
  Adjusted income (loss) before effect of change in accounting principle......    $      0.07    $     (1.26)   $     (2.10)
                                                                                  ===========    ===========    ===========

Net income (loss).............................................................    $      0.07    $     (1.02)   $     (1.86)
  Adjustments related to adoption of SFAS No. 142
     Deduct amortization of negative goodwill.................................             --             --          (0.27)
     Add back amortization of goodwill, net of tax............................             --             --           0.03
                                                                                  -----------    -----------    -----------
                                                                                  $      0.07    $     (1.02)   $     (2.10)
                                                                                  ===========    ===========    ===========

Weighted average common shares outstanding....................................     67,166,888     67,321,299     67,227,058

         In June 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" (EITF 94-3). The principal difference between SFAS No. 146 and EITF 94-3 relates to SFAS No. 146's requirements for recognition of a liability for a cost associated with an exit or disposal activity. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as generally defined in EITF 94-3 was recognized at the date of an entity's commitment to an exit plan. We adopted the new standard effective January 1, 2003. The adoption of SFAS No. 146 did not have a material impact on our results of operations, financial position or cash flows.

         In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." The interpretation elaborates on the disclosures to be made by a guarantor in its financial statements under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. We adopted the disclosure requirements of the Interpretation as of December 31, 2002, the date upon which they became effective. These provisions of the Interpretation require disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor's obligations under the guarantee. The recognition requirements of the Interpretation were effective January 1, 2003. The implementation of the recognition requirements of the Interpretation did not have a significant effect on our consolidated results of operations or financial condition.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

         In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). This interpretation provides guidance with respect to the identification of variable interest entities and when assets, liabilities, noncontrolling interests, and the results of operations of a variable interest entity need to be included in a company's consolidated financial statements. The Interpretation requires consolidation by business enterprises of variable interest entities in certain cases. The factors to be considered in making this determination include the adequacy of the equity of the entity and the nature of the risks, rights and rewards of the equity investors in the entity. The Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. Due to significant implementation concerns, the FASB modified the wording of FIN 46 and issued FIN 46R in December of 2003. FIN 46R deferred the effective date for the provisions of FIN 46 to entities other than Special Purpose Entities ("SPEs") until financial statements are issued for periods ending after March 15, 2004. SPEs are subject to the provisions of either FIN 46 or FIN 46R as of December 15, 2003. We are in the process of assessing the impact of FIN 46R. We are a limited partner in three partnerships that developed low-income housing properties and may be subject to the provisions of FIN 46. We do not consolidate these partnerships but rather record our investment in them using the equity method of accounting. As of December 31, 2003, our investment in such limited partnerships amounted to $6,036. In addition, we had loans to these partnerships with a net book value of $5,771 at December 31, 2003.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with the characteristics of both liabilities and equity. The statement requires that certain securities, such as our Capital Securities, which are classified between liabilities and equity in the statement of financial condition, be classified as liabilities. Further, the distributions on such securities are to be classified as interest cost. No restatement of periods prior to the adoption of SFAS No. 150 is permitted. The impact from our adoption of SFAS No. 150 effective for the quarter beginning July 1, 2003 was to reclassify our Capital Securities as liabilities (included with notes and debentures) and begin reporting distributions on our Capital Securities as interest expense. Our adoption of SFAS No. 150 had no other effect on our financial statements.

NOTE 2 FAIR VALUE OF FINANCIAL INSTRUMENTS

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

         The fair values reflected below are indicative of the interest rate environments as of December 31, 2003 and 2002, and do not take into consideration the effects of interest rate fluctuations. In different interest rate environments, fair value results can differ significantly, especially for certain fixed-rate financial instruments and non-accrual assets. In addition, the fair values presented do not attempt to estimate the value of our fee generating businesses and anticipated future business activities. In other words, they do not represent our value as a going concern. Furthermore, the differences between the carrying amounts and the fair values presented may not be realized.

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

         The methodologies used and key assumptions made to estimate fair value, the estimated fair values determined and recorded carrying values follow:

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

Cash and Cash Equivalents

         We have valued cash and cash equivalents at their carrying amounts as these are reasonable estimates of fair value given the relatively short period of time between origination of the instruments and their expected realization.

Securities

         We adjust our securities portfolio to fair value within a range based on third party dealer quotations, where available, and internal values, subject to an internal review process. For those securities, which do not have an available market quotation, we will request market values and underlying assumptions from the various securities dealers that underwrote, are currently financing the securities or have had prior experience with the type of security to be valued. When we obtain quotations from two or more dealers, we generally use the average dealer quote.

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

Receivables

         The carrying value of receivables approximates fair value because of the relatively short period of time between their origination and realization. Certain long-term receivables are carried at a discounted value that we believe approximates fair value.

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

Loan Commitments, Letters of Credit and Guarantees

         The fair values of loan commitments, letters of credit and guarantees are estimated considering the difference between interest rates on the respective financial statement dates and the committed rates.

         The carrying amounts and the estimated fair values of our financial instruments are as follows:

                                                                    December 31, 2003             December 31, 2002
                                                                -------------------------     -------------------------
                                                                 Carrying         Fair         Carrying         Fair
                                                                  Amount          Value         Amount          Value
                                                                ----------     ----------     ----------     ----------
Financial assets:
  Interest earning and non-interest earning cash...........     $  216,088     $  216,088     $  107,247     $  107,247
  Federal funds sold and repurchase agreements.............             --             --         85,000         85,000
  Trading securities.......................................         49,520         49,520         58,895         58,895
  Loans, net...............................................         28,098         29,407         76,857         89,957
  Match funded assets......................................        130,087        128,860        167,744        167,800
  Advances on loans and loans serviced for others..........        374,769        374,769        266,356        266,356
  Receivables..............................................         88,399         88,399         78,944         78,944
Financial liabilities:
  Deposits.................................................        446,388        452,015        425,970        439,360
  Escrow deposits on loans and loans serviced for others...        116,444        116,444         84,986         84,986
  Bonds - match funded agreements..........................        115,394        115,401        147,071        147,091
  Lines of credit and other secured borrowings.............        150,384        150,384         82,746         82,746
  Notes and debentures.....................................         56,249         55,581         76,975         78,514
  Capital Securities.......................................             --             --         56,249         44,998
Derivative financial instruments:
  Caps and floors..........................................             --             --            592            592
  British Pound futures....................................           (737)          (737)          (793)          (793)
  Canadian Dollar futures..................................            (34)           (34)            78             78
Other:
  Loan commitments.........................................             --            451             --            346
  Letters of credit........................................             --            190             --            210
  Guarantees...............................................             --             --             --            467

NOTE 3 TRADING SECURITIES

         The fair value of our trading securities are as follows at December 31:

                                                                                                    2003            2002
                                                                                                -----------     -----------
U.S. government and sponsored enterprise securities and collateralized mortgage obligations ("CMOs") (AAA-rated)
  U.S. government and sponsored enterprise securities.......................................    $     6,679     $     1,016
  Collateralized mortgage obligations.......................................................             --          20,540
                                                                                                -----------     -----------
                                                                                                $     6,679     $    21,556
                                                                                                ===========     ===========
Subordinates and residual securities
  Single family residential
     BB-rated subordinates..................................................................    $       579     $       599
     B-rated subordinates...................................................................            580             606
     Unrated subordinates...................................................................            222             344
     Unrated subprime residuals ............................................................         38,883          33,213
                                                                                                -----------     -----------
                                                                                                     40,264          34,762
  Nonresidential unrated subordinates.......................................................          2,577           2,577
                                                                                                -----------     -----------
                                                                                                $    42,841     $    37,339
                                                                                                ===========     ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

         At December 31, 2003, we had pledged securities from our portfolio of U.S. government and sponsored enterprise securities with a fair value of $6,130 as security for certificates of deposit in excess of $100 issued to municipalities in the State of New Jersey.

         A profile of the maturities of our trading securities at December 31, 2003 follows. Mortgage-backed securities are included based on their weighted-average maturities, reflecting anticipated future prepayments.

                                             U.S. Government and Sponsored
                                                  Enterprise Securities              Subordinates and Residuals
                                            ---------------------------------     ---------------------------------
                                            Weighted Average                      Weighted Average
                                                 Yield            Fair Value           Yield            Fair Value
                                            ----------------     ------------     ----------------     ------------
Due within one year.....................        2.22%            $      6,679           22.00%         $     10,433
Due after 1 through 5 years.............          --                       --           17.92                22,752
Due after 5 through 10 years............          --                       --           23.53                 6,517
Due after 10 years......................          --                       --           26.55                 3,139
                                                                 ------------                          ------------
                                                                 $      6,679                          $     42,841
                                                                 ============                          ============

         Realized and unrealized gains on trading and match funded securities for the years ended December 31, 2003, and 2002 was comprised of the following:

                                                                                    2003          2002          2001
                                                                                -----------   -----------   -----------
Unrealized gains (losses):
 Trading securities..........................................................   $     3,226   $     1,727   $     3,125
 Match funded securities.....................................................          (248)          293         2,088
                                                                                ------------  -----------   -----------
                                                                                      2,978         2,020         5,213
                                                                                -----------   -----------   -----------
Realized gains:
 Trading securities..........................................................           366         4,992        11,117
                                                                                -----------   -----------   -----------
                                                                                $     3,344   $     7,012   $    16,330
                                                                                ===========   ===========   ===========

         Our residual and subordinate securities classified as trading securities at December 31, 2003 and 2002 include retained interests with a fair value of $1,346 and $1,465, respectively, from securitizations of our loans completed in prior years. We have not securitized any loans since 1999.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

NOTE 4 LOANS

         Our loans consisted of the following property types by business segment at December 31:

                                                                                2003             2002
                                                                           -------------    -------------
Residential Discount Loans: (1)
   Unpaid principal balance
     Single family residential loans.................................      $          --    $       1,965
   Unaccreted discount and deferred fees.............................                 --             (565)
   Allowance for loan losses.........................................                 --             (154)
                                                                           -------------    -------------
                                                                                      --            1,246
                                                                           -------------    -------------
Affordable Housing:
   Unpaid principal balance
     Multi-family residential loans..................................             11,124           11,003
   Undisbursed loan funds............................................                 --             (346)
   Allowance for loan losses.........................................             (4,579)          (4,428)
                                                                           -------------    -------------
                                                                                   6,545            6,229
                                                                           -------------    -------------
Commercial Finance:
   Unpaid principal balance
     Office buildings................................................                 --           41,215
     Hotels..........................................................             10,600           11,668
     Retail properties...............................................                 --           27,500
     Multifamily residential loans...................................             14,964           15,215
     Other properties................................................                 --            1,188
                                                                            ------------     ------------
                                                                                  25,564           96,786
   Unaccreted discount and deferred fees.............................             (1,015)         (11,409)
   Allowance for loan losses.........................................             (3,786)         (16,179)
                                                                           -------------    -------------
                                                                                  20,763           69,198
                                                                           -------------    -------------
Subprime Finance:
   Unpaid principal balance
     Single family residential loans.................................                 --              199
   Unaccreted discount...............................................                 --              (15)
                                                                           -------------    --------------
                                                                                      --              184
                                                                           -------------    -------------
Corporate Items and Other:
   Unpaid principal balance
     Single family residential loans.................................              1,307               --
   Unaccreted discount and deferred fees.............................               (412)              --
   Allowance for loan losses.........................................               (105)              --
                                                                           -------------    -------------
                                                                                     790               --
                                                                           -------------    -------------

Loans, net...........................................................      $      28,098    $      76,857
                                                                           =============    =============

(1) Loans and all other assets of the Residential Discount Loans segment were transferred to the Corporate Items and Other segment, effective January 1, 2003. These loans were acquired by us at a discount and are secured by mortgages on single family residential properties.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

         Our loans are secured by mortgages on properties located throughout the United States. The following table sets forth the five states in which the largest amount of properties securing our loans were located at December 31, 2003:

                            Affordable                                                         Corporate Items
                              Housing                     Commercial Finance                      and Other
                          --------------   ------------------------------------------------   -----------------
                           Multi-family     Multi-family    Nonresidential                      Single Family
                            Residential      Residential      Real Estate       Subtotal         Residential       Grand Total
                          --------------   --------------   --------------   --------------   -----------------   --------------
New Jersey..............   $      5,771     $         --     $         --      $        --      $         --       $      5,771
Michigan................             --               --            5,400            5,400                --              5,400
Texas...................             --            4,771               --            4,771                --              4,771
Pennsylvania............             --            3,567               --            3,567               182              3,749
Ohio....................             --            3,567               --            3,567                --              3,567
Other (1)...............            774               --            3,458            3,458               608              4,840
                           ------------     ------------     ------------     ------------      ------------       ------------
                           $      6,545     $    11,905      $      8,858      $    20,763      $        790       $     28,098
                           ============     ============     ============     ============      ============       ============

     (1) Consists of properties located in 9 other states, none of which aggregated over $3,458 in any one state.

         The following table presents a summary of our non-performing loans, allowance for loan losses and significant ratios for our loans, excluding match funded loans, at and for the years ended December 31:

                                                                                       2003               2002
                                                                                  --------------     --------------
Non-performing loans.........................................................     $       21,898     $       75,549

Allowance for loan losses:
   Balance, beginning of year................................................     $       20,761     $       10,414
   Provision for loan losses.................................................             (2,633)            13,655
   Net charge-offs...........................................................             (9,658)            (3,308)
                                                                                  ---------------    --------------
   Balance, end of year......................................................     $        8,470     $       20,761
                                                                                  ==============     ==============

Significant ratios:
   Non-performing loans as a percentage of
   Total loans...............................................................           59.9%              77.4%
   Total assets..............................................................            1.8                6.2
   Allowance for loan losses as a percentage of
   Total loans...............................................................           23.2%              21.3%
   Non-performing loans......................................................           38.7               27.5

         If non-accrual loans had been current in accordance with their original terms, interest income for the years ended December 31, 2003, 2002 and 2001, would have been greater by approximately $1,614, $4,235 and $10,841, respectively.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

         The following table sets forth the geographic distribution of properties securing our non-performing loans, net of allowance, at December 31, 2003:

                            Affordable                                                         Corporate Items
                              Housing                     Commercial Finance                      and Other
                          --------------   ------------------------------------------------   -----------------
                           Multi-family     Multi family    Nonresidential                      Single Family
                            Residential      Residential      Real Estate       Subtotal         Residential       Grand Total
                          --------------   --------------   --------------   --------------   -----------------   --------------
New Jersey..............   $      5,259     $         --     $         --     $         --      $         --       $      5,259
Texas...................             --            4,771               --            4,771                --              4,771
Virginia................             --               --            3,458            3,458                --              3,458
Florida.................            774               --               --               --                --                774
Massachusetts...........             --               --               --               --               207                207
Other (1)...............             --               --               --               --               583                583
                           ------------     ------------     ------------     ------------      ------------       ------------
    Total...............   $      6,033     $      4,771     $      3,458     $      8,229      $        790       $     15,052
                           ============     ============     ============     ============      ============       ============

(1) Consists of properties located in 7 states, none of which aggregated over $182 in any one state.

         The following table presents information regarding our impaired loans at and for the years ended December 31:

                                                                                     2003               2002
                                                                                --------------     --------------
Book value...............................................................       $       14,486     $       43,035
Allowance for loan losses................................................               (5,257)           (12,985)
                                                                                --------------     --------------
Carrying value...........................................................       $        9,229     $       30,050
                                                                                ==============     ==============

Average carrying value of impaired loans during the year.................       $       32,895     $       58,064

         Impaired loans at both December 31, 2003 and 2002 consisted of two loans, one nonresidential loan and one multi-family loan. We have maintained an allowance for losses on each of these loans.

NOTE 5 MATCH FUNDED ASSETS

         Our match funded assets are comprised of the following at December 31:

                                                                                     2003               2002
                                                                                --------------     --------------
Single family residential loans (1)......................................       $       24,393     $       38,129
Allowance for loan losses................................................                  (94)              (144)
                                                                                --------------     --------------
   Match funded loans, net...............................................               24,299             37,985
                                                                                --------------     --------------

Match funded securities at fair value....................................                   --              8,057
                                                                                --------------     --------------

Match funded advances on loans serviced for others
   Principal and interest................................................               54,516             66,524
   Taxes and insurance...................................................               30,176             30,301
   Other.................................................................               21,096             24,877
                                                                                --------------     --------------
                                                                                       105,788            121,702
                                                                                --------------     --------------

                                                                                $      130,087     $      167,744
                                                                                ==============     ==============

(1) Included $2,321 and $3,120 of non-performing loans at December 31, 2003 and 2002, respectively.

         Match funded loans were acquired as a result of our acquisition of OAC in 1999. These loans were securitized and transferred by OAC to OAC Mortgage Residential Securities, Inc., a real estate mortgage investment conduit (the "Trust") on November 13, 1998. On that date, the Trust issued two classes of notes secured by the related group of mortgage loans. At December 31, 2003, Loan Group I consisted of approximately 181 mortgage loans with original terms of up to 30 years that are secured by first liens on single family

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

residential properties. At that same date, Loan Group II consisted of approximately 122 mortgage loans with original terms of up to 30 years that are secured by first or second liens on single family residential properties. Upon the transfer, OAC received approximately $173,900 of proceeds.

         Each class of the notes is subject to redemption at our option at such time when the remaining aggregate principal balance of the loans has declined to less than 20% of the initial aggregate principal balance of the loans at the transfer date. The transfer of the loans to the trust did not qualify for sales treatment for accounting purposes, since OAC retained effective control of the loans transferred. Accordingly, the proceeds received from the transfer are reported as a secured borrowing with pledge of collateral (bonds-match funded agreements) in our consolidated statement of financial condition. See Note 13.

         Our match funded loans are secured by mortgages on properties located throughout the United States. The following table sets forth the five states in which the largest amount of properties securing our loans were located at December 31, 2003:

Michigan....................................................     $         3,678
Texas.......................................................               2,564
California..................................................               1,420
Connecticut.................................................               1,417
Illinois....................................................               1,375
Other (1)...................................................              13,939
                                                                 ---------------
                                                                 $        24,393
                                                                 ===============

(1) Consists of properties located in 34 other states, none of which aggregated over $1,249 in any one state.

         Match funded securities resulted from our transfer of four unrated residual securities to a trust on December 16, 1999 in exchange for non-recourse notes. The transfer did not qualify as a sale for accounting purposes since we retained effective control over the securities transferred. Accordingly, we reported the amount of proceeds we received from the transfer as a secured borrowing with pledge of collateral (bonds-match funded agreements). In June 2003, the Ocwen NIM Trust 1999 - OAC1 adopted a plan of complete liquidation that caused the early redemption of the related bonds-match funded agreements. The match funded securities, which had a fair value of $5,926 at the time of transfer, were transferred to trading securities.

         Match funded advances on loans serviced for others resulted from the transfer of certain advances on loans serviced for others to a third party. According to the terms of transfer agreement, we retain the option, at any time, to purchase from the transferee up to 5% of the aggregate advances outstanding and the right to select the specific advances to be repurchased. Accordingly, we retain control of the advances and therefore the transfer did not qualify as a sale for accounting purposes. As a result, the proceeds we received from the transfer are reported as a secured borrowing with pledge of collateral (bonds-match funded agreements) in our consolidated statement of financial condition. See Note 13.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

NOTE 6 REAL ESTATE

Our real estate assets consisted of the following at December 31:

                                                                                                 2003              2002
                                                                                            -------------     -------------
Properties acquired for investment (1)
   Office buildings....................................................................     $      21,448     $      27,602
   Retail shopping center..............................................................            11,402             9,090
   Building improvements...............................................................            15,884            17,387
   Tenant improvements and lease commissions...........................................             6,558             2,795
   Furniture and fixtures..............................................................                36                30
                                                                                            -------------     -------------
                                                                                                   55,328            56,904
   Accumulated depreciation............................................................            (7,118)           (5,316)
                                                                                            --------------    -------------
                                                                                                   48,210            51,588
                                                                                            -------------     -------------

Nonresidential loan accounted for as investment in real estate (2).....................                --             2,188
                                                                                            -------------     -------------

Investment in real estate partnerships (3).............................................             5,220             4,900
Real estate owned, net.................................................................            50,513            62,039
                                                                                            -------------     -------------
                                                                                            $     103,943     $     120,715
                                                                                            =============     =============

(1) We acquired these properties as a result of our acquisition of OAC in 1999. The properties at December 31, 2003 and 2002 are comprised of one office building located in Jacksonville, Florida and one retail shopping center located in Halifax, Nova Scotia. During 2002, we sold our shopping center located in Bradenton, Florida. We recorded impairment charges on these properties of $7,526, $14,549 and $1,471 during 2003, 2002, and 2001, respectively.

(2) We acquired certain acquisition, development and construction loans in January 2000 in which we participate in the expected residual profits of the underlying real estate, and where the borrower had not contributed substantial equity to the project. As such we accounted for these loans under the equity method of accounting as though we had an investment in a real estate limited partnership. Our investment at December 31, 2002 consisted of one loan, which was repaid during 2003.

(3) Consists of interests in two limited partnerships operating as real estate ventures, consisting of multi-family type properties.

         Real estate owned, net of valuation allowance, was acquired through foreclosure and is comprised of the following property types by segment at December 31:

                                                                                                2003         2002
                                                                                             ----------   ----------
Single family residential:
   Residential Discount Loans.............................................................   $       --   $    1,837
   Subprime Finance.......................................................................           89           50
   Corporate Items and Other..............................................................          793           --
                                                                                             ----------   ----------
                                                                                                    882        1,887
Nonresidential real estate:
   Commercial Finance (1).................................................................       49,631       60,152
                                                                                             ----------   ----------
                                                                                             $   50,513   $   62,039
                                                                                             ==========   ==========

(1) Consisted of one large retail shopping mall and one hotel at December 31, 2003.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

         The following table sets forth by type of property certain geographical information related to our real estate owned, net, at December 31, 2003:

                            Commercial Finance         Subprime Finance         Corporate Items and Other
                          ----------------------    -------------------------   -------------------------
                               Nonresidential       Single Family Residential   Single Family Residential          Total
                          ----------------------    -------------------------   -------------------------   ----------------------
                                        No. of                       No. of                      No. of                   No. of
                            Amount    Properties      Amount       Properties    Amount        Properties     Amount    Properties
                          ---------   ----------    ---------      ----------   --------       ----------   ---------   ----------
Florida...............    $  43,460            1    $      --              --   $     --               --   $  43,460            1
Michigan..............        6,171            1           --              --         --               --       6,171            1
New York..............           --           --           --              --        354                2         354            2
North Carolina........           --           --           --              --        132                1         132            1
Illinois..............           --           --           89               1         --               --          89            1
Other (1).............           --           --           --              --        307               14         307           14
                          ---------   ----------    ---------      ----------   --------       ----------   ---------   ----------
                          $  49,631            2    $      89               1   $    793               17   $  50,513           20
                          =========   ==========    =========      ==========   ========       ==========   =========   ==========

(1) Consists of properties located in 10 other states, none of which aggregated over $65 in any one state.

         The following schedule presents the activity, in aggregate, in the valuation allowance on our real estate owned for the years ended December 31:

                                                                                 2003             2002             2001
                                                                             ------------     ------------     ------------
Balance at beginning of year.............................................    $      4,591     $     19,098     $     18,142
Provision for losses.....................................................             (96)          19,685           17,766
Charge-offs..............................................................          (2,459)          (5,304)          (2,352)
Sales....................................................................            (757)          (7,835)         (14,458)
Basis adjustment (1).....................................................              --          (21,053)              --
                                                                             ------------     ------------     ------------
Balance at end of year...................................................    $      1,279     $      4,591     $     19,098
                                                                             ============     ============     ============

(1) Our shopping mall property, which we have held for more than one year, is being repositioned for future sale. This valuation allowance had been established to carry this asset at the lower of cost or fair value less estimated costs to dispose. Under SFAS No. 144, "Accounting for the Impairment or Disposal of Long - Lived Assets", which became effective in 2002, we now account for this property similar to real estate properties acquired for investment, and we applied the valuation allowance as a reduction of cost.

NOTE 7 MORTGAGE SERVICING

         Under contractual servicing agreements with investors, we service mortgage and non-mortgage loans that we do not own. The total unpaid principal balance of such loans we serviced for others was $38,513,515 and $32,069,363 at December 31, 2003 and 2002, respectively, and is excluded from our consolidated statements of financial condition. We similarly exclude from our statements of financial condition funds representing collections of principal and interest we have received from borrowers that are on deposit with an unaffiliated bank. Those funds amounted to $1,429,986 and $581,507 at December 31, 2003 and 2002, respectively. Servicing fees and other servicing-related income we earned on loans we serviced for others, net of servicing rights amortization, amounted to $114,474, $112,718 and $112,483 for the years ended December 31, 2003, 2002 and
2001, respectively. These net fees are included in servicing and other fees in our consolidated statements of operations. In general, these servicing agreements include guidelines and procedures for servicing the loans, including servicing, remittance and reporting requirements, among other provisions.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

         We earn servicing and sub-servicing income primarily on mortgage loans secured by real estate in 50 states. At December 31, 2003, the geographic distribution based on the unpaid principal balance of the loans we serviced was as follows:

                                                 Amount (1)    No. of Loans (1)
                                                ------------   ----------------
California..................................    $ 11,168,126           64,156
Florida.....................................       2,907,650           29,966
New York....................................       2,014,999           15,953
Texas.......................................       1,935,412           26,974
Illinois....................................       1,826,172           16,576
Other (2)...................................      18,661,156          206,509
                                                ------------     ------------
                                                $ 38,513,515          360,134
                                                ============     ============

(1) Included 1,288 non-mortgage loans with an unpaid principal balance of $202,838.

(2) Consisted of loans in 45 other states, none of which aggregated over $1,209,435 in any one state.

        The risk inherent in such concentrations is dependent upon regional and general economic conditions that affect property values.

         The following table summarizes the activity in our servicing rights for the years ended December 31:

                                                          2003             2002             2001
                                                      ------------     ------------     ------------
Balance at the beginning of year...............       $    171,611     $    101,107     $     51,426
Purchases......................................             88,829          128,891           79,522
Amortization...................................            (93,558)         (58,153)         (29,841)
Impairment.....................................               (387)              --               --
Sales..........................................                 --             (234)              --
                                                      ------------     ------------     ------------
Balance at the end of the year.................       $    166,495     $    171,611     $    101,107
                                                      ============     ============     ============

         At December 31, 2003 and 2002, we estimated the fair value of our servicing rights to be $227,825 and $219,600, respectively, by discounting future underlying loan cash flows. We use independent third-party industry accepted tools (QRM and LPS Risk model) for modeling and forecasting those cash flows. Cost and rate assumptions used in the modeling and forecasting are benchmarked with industry and market information. For purposes of the December 31, 2003 valuation, we used a discount rate of 18% and a constant prepayment rate (CPR) of 32% to 47% depending on loan type.

         Advances related to our loans serviced for others consisted of the following at December 31:

                                                 2003              2002
                                           ---------------   ---------------
Principal and interest................     $       118,024   $        63,326
Taxes and insurance...................             145,507           117,937
Other.................................             110,802            84,455
                                           ---------------   ---------------
                                           $       374,333   $       265,718
                                           ===============   ===============

         Advances related to our loans serviced for others do not include advances on our loan portfolios of $436 and $638 at December 31, 2003 and 2002, respectively. These advances also do not include advances reported as part of match funded assets. See Note 5.

NOTE 8 AFFORDABLE HOUSING PROPERTIES

         Our investments in affordable housing properties were as follows at December 31:

                                                                                          2003          2002
                                                                                      -----------    -----------
Investments solely as a limited partner made before May 18, 1995 (1)............      $        --    $        --
Investments solely as a limited partner made on or after May 18, 1995...........            6,036         11,962
Investments both as a limited and, through subsidiaries, as a general partner...            1,374          3,357
                                                                                      -----------    -----------
                                                                                      $     7,410    $    15,319
                                                                                      ===========    ===========

    (1) Consists of one fully reserved investment with a gross recorded value of $1,618.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

         The qualified affordable housing projects underlying our investments in affordable housing properties are geographically located throughout the United States. At December 31, 2003, our largest single investment was $5,006, which related to a project located in N. Wildwood, New Jersey.

         We record income on our limited partnership investments made before May 18, 1995 under the level yield method as a reduction of income tax expense. This income amounted to $549, $521 and $388 for the years ended December 31, 2003, 2002 and 2001, respectively. For limited partnership investments made after May 18, 1995, and for investments as a limited and, through subsidiaries, as a general partner, we recognized tax credits of $1,845, $2,164 and $1,690 for the years ended December 31, 2003, 2002 and 2001, respectively. For these investments, we also recorded a loss after depreciation of $903, $1,066 and $993 from operations on the underlying real estate for the years ended December 31, 2003, 2002 and 2001, respectively, which are included in gains (losses) on investments in affordable housing properties.

         Included in gains (losses) on investments in affordable housing properties, for the years ended December 31, 2003, 2002 and 2001, are gains (losses) of $1,050, $445 and $(955), respectively, on the sales of affordable housing properties. The properties sold in 2003, 2002 and 2001 had carrying values, net of reserves, of $5,888, $73,087 and $55,652, respectively.

         During 2003, 2002 and 2001, we recorded charges of $432, $17,350, and $15,587, respectively, to reserve for estimated losses from the sales of properties. We incurred an additional charge during 2002 of $3,944 to record a discount on a long-term note receivable taken in consideration for the sale of seven properties. We are accreting this discount to income over the term of the related receivable balance, which extends through September 2014.

NOTE 9 PREMISES AND EQUIPMENT

         Our premises and equipment are summarized as follows at December 31:

                                                                                         2003               2002
                                                                                    --------------     --------------
Computer hardware and software..............................................        $       61,748     $       64,730
Building....................................................................                19,601             19,530
Leasehold improvements......................................................                 8,985             10,011
Land and land improvements..................................................                 4,041              4,041
Furniture and fixtures......................................................                 8,395              9,072
Office equipment and other..................................................                 3,573              2,564
Less accumulated depreciation and amortization..............................               (64,399)           (65,680)
                                                                                    --------------     --------------
                                                                                    $       41,944     $       44,268
                                                                                    ==============     ==============

         Depreciation expense amounted to $12,406, $13,004 and $11,398 for 2003, 2002 and 2001, respectively (of which $2,455, $2,562 and $2,344 for 2003, 2002 and 2001, respectively, related to computer software). Building represents our customer service and collection facility in Orlando, Florida.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

NOTE 10 RECEIVABLES

         Receivables consisted of the following at the dates indicated:

                                                                        December 31,
                                                                  -----------------------
                                                                     2003         2002
                                                                  ----------   ----------
Residential Loan Servicing (1) ................................   $   18,564   $   10,982
OTX ...........................................................          962          532
Ocwen Realty Advisors .........................................        1,442        1,193
Unsecured Collections .........................................          260          296
Business Process Outsourcing ..................................          969           --
International Operations ......................................        1,314          680
Residential Discount Loans ....................................           --        1,286
Commercial Finance ............................................        2,858        2,530
Affordable Housing (2) ........................................       25,581       40,327
Corporate Items and Other (3) .................................       36,449       21,118
                                                                  ----------   ----------
                                                                  $   88,399   $   78,944
                                                                  ==========   ==========

(1) Consist principally of fees earned and reimbursable expenses due from investors.

(2) Primarily represents future payments of proceeds from the sale of affordable housing properties, net of unaccreted discount of $2,901 and $3,400 at December 31, 2003 and 2002, respectively. Balances are net of reserves for doubtful accounts.

(3) Primarily comprised of federal tax refund claims, which are pending completion of Internal Revenue Service examination that is required by the Joint Committee before the claims can be paid. The claims which amounted to $21,465, $20,841 and $20,842 at December 31, 2003, 2002 and
         2001, respectively. The balance as of December 31, 2003, included amounts related to our overnight collection account activities.

NOTE 11 DEPOSITS

         Our deposits consisted of the following at December 31:

                                                                                      2003            2002
                                                                                  ------------    ------------
Non-interest-bearing deposits................................................     $      4,879    $      4,378
NOW and money market checking accounts.......................................           18,313          17,720
Savings accounts.............................................................            1,657           1,592
                                                                                  ------------    ------------
                                                                                        24,849          23,690
                                                                                  ------------    ------------

Certificates of deposit (1)(2)...............................................          421,657         402,917
Unamortized deferred fees....................................................             (118)           (637)
                                                                                  -------------   ------------
                                                                                       421,539         402,280
                                                                                  ------------    ------------
                                                                                  $    446,388    $    425,970
                                                                                  ============    ============

(1) At December 31, 2003 and 2002, certificates of deposit, net of unamortized deferred fees, included $84,328 and $198,248, respectively, of brokered deposits originated through national, regional and local investment banking firms which solicit deposits from their customers, all of which are non-cancelable. We have not issued any new brokered certificates of deposit since 2000 and, at this time, do not intend to issue any such deposits in the foreseeable future.

(2) At December 31, 2003 and 2002, certificates of deposit with outstanding balances of $100 or more amounted to $142,408 and $125,451, respectively. Of such deposits at December 31, 2003, $41,276 were from political subdivisions in New Jersey and are secured or collateralized as required under state law.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

         The contractual remaining maturity of our certificates of deposit at December 31, 2003 is as follows:

Within one year.............................................     $    272,572
Within two years............................................          112,514
Within three years..........................................           27,057
Within four years...........................................            7,233
Within five years...........................................            2,163
                                                                 ------------
                                                                 $    421,539
                                                                 ============

         We amortize deferred fees on certificates of deposit on a straight-line basis over the term of the respective certificates of deposit. Such amortization amounted to $519, $912 and $2,441 for the years ended December 31, 2003, 2002 and 2001, respectively, and is included in interest expense on deposits. Interest expense we incurred by type of deposit account was as follows for the years ended December 31:

                                                                                  2003           2002            2001
                                                                              -----------    -----------     -----------
NOW accounts and money market checking................................        $       193    $       239     $       393
Savings...............................................................                 14             18              29
Certificates of deposit...............................................             17,339         27,198          59,545
                                                                              -----------    -----------     -----------
                                                                              $    17,546    $    27,455     $    59,967
                                                                              ===========    ===========     ===========

         Accrued interest payable on our deposits amounted to $1,693 and $3,093 at December 31, 2003 and 2002, respectively.

NOTE 12 ESCROW DEPOSITS

         Escrow deposits on loans we own and on loans we serviced for others consisted of the following at December 31:

                                                                                          2003                   2002
                                                                                    ---------------        ---------------
Taxes and insurance payments held on loans serviced for others...............       $        96,924        $        72,254
Other escrow deposits........................................................                19,520                 12,732
                                                                                    ---------------        ---------------
                                                                                    $       116,444        $        84,986
                                                                                    ===============        ===============

NOTE 13 BONDS-MATCH FUNDED AGREEMENTS

         Our bonds-match funded agreements are accounted for as secured borrowings with pledges of collateral and were comprised of the following at December 31:

Collateral                                                                                2003              2002
-----------------------------------------------------------------------------       ---------------   ---------------
Single family residential loans..............................................       $        20,427   $        32,217
Unrated residual securities..................................................                    --             8,057
Advances on loans serviced for others........................................                94,967           106,797
                                                                                    ---------------   ---------------
                                                                                    $       115,394   $       147,071
                                                                                    ===============   ===============

         Our bonds-match funded agreements are obligations secured by the collateral underlying the related match funded assets, and are repaid through the cash proceeds arising from those assets.

         At December 31, 2003 and 2002, our bonds-match funded agreements had a weighted average interest rate of 2.56% and 3.13%, respectively. Accrued interest payable on our bonds-match funded agreements amounted to $71 and $108 at December 31, 2003 and 2002, respectively. We incurred interest expense on our bonds-match funded agreements of $5,414, $6,573 and $7,315 during 2003, 2002 and 2001, respectively.

         Our bonds-match funded agreements contain various qualitative and quantitative covenants that, among other things, establish requirements for the monitoring and reporting of specified financial transactions and reporting on defined events affecting the collateral underlying the agreements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

         The facility underlying our bonds-match funded agreements collateralized by advances on loans serviced for others matured in December 2003 but was extended to January 2006.

         During the second quarter of 2003, the Ocwen NIM Trust 1999-OACI adopted a plan of complete liquidation and, thereby, caused the early redemption of the bonds-match funded agreements that were secured by residual securities.

NOTE 14 LINES OF CREDIT AND OTHER SECURED BORROWINGS

         Through our subsidiaries we have obtained secured lines of credit from various unaffiliated financial institutions as follows:

                                                                                                    December 31,    December 31,
    Borrowing Type                Collateral              Maturity        Interest Rate (1)             2003            2002
----------------------  -----------------------------  --------------  --------------------------  --------------  --------------
Line of credit          Advances on loans              March 2004      LIBOR + 200 basis points      $  68,548       $  78,511
                          serviced for others (2) (3)
Line of credit          Advances on loans              October 2004    LIBOR + 200 basis points          9,386              --
                          serviced for others (2)
Mortgage note           Real estate - office building  May 2005        LIBOR + 350 basis points,        20,000              --
                          (4)                                          floor of 5.75%
Secured loan            Trading securities - unrated   June 2004       LIBOR + 275 basis points         11,562              --
                           subprime residuals (UK)
Senior secured          Purchased mortgage             April 2004      LIBOR + 162.5 or 225             35,321              --
credit agreement          servicing rights and                         basis points
                          advances on loans
                          serviced for others (5)
Installment notes       Purchased mortgage             July 2004       2.81%                             2,332              --
                          servicing rights
Term loan               Loan receivable                March 2005      LIBOR + 250 basis points,
                                                                       floor of 8.00%                    3,235           4,235
                                                                                                     ---------       ---------
                                                                                                     $ 150,384       $  82,746
                                                                                                     =========       =========

(1)      LIBOR was 1.12% and 1.38% at December 31, 2003 and 2002, respectively.

(2)      Maximum amount of borrowing is $100,000 under each facility

(3) This line was fully repaid subsequent to December 31, 2003 and will not be renewed.

(4) We sold our office building in January 2004 and the buyer assumed this note at that time.

(5) Maximum amount of borrowing under this facility is $60,000. We anticipate that this facility will be renewed.

         In addition to the specific requirements discussed below, each of our lines contains qualitative and quantitative covenants that establish, among other things, the maintenance of specified net worth and restrictions on future indebtedness, as well as the monitoring and reporting of various specified transactions or events.

         The maximum month end amount outstanding under lines of credit and other secured borrowings was $188,947 and $110,869 for the years ended December 31, 2003 and 2002, respectively. The average balance of obligations outstanding under lines of credit and other secured borrowings was $130,886 and $94,169 during the years ended December 31, 2003 and 2002, respectively, and the weighted average interest rates were 4.45% and 4.41%, respectively.

         Accrued interest payable on our obligations outstanding under lines of credit and other secured borrowings amounted to $516 and $226 at December 31, 2003 and 2002, respectively. Interest expense we incurred on our obligations outstanding under lines of credit and other secured borrowings amounted to $5,824, $4,152 and $6,004 during 2003, 2002 and 2001, respectively.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

         At December 31, 2003 and 2002, we had no repurchase agreements outstanding. The maximum month end amount of our borrowings through repurchase agreements was $0 and $66,817 during the years ended December 31, 2003 and 2002, respectively. The average balance of repurchase agreements outstanding was $250 and $12,774 during the years ended December 31, 2003 and 2002, respectively, and the weighted average interest rates were 1.20% and 1.85%, respectively.

         As of December 31, the weighted average interest rates of our obligations outstanding under lines of credit and other secured borrowings were 3.59% and 3.38% at December 31, 2003 and 2002, respectively.

NOTE 15 NOTES AND DEBENTURES

         Our notes and debentures and other interest-bearing obligations mature as follows:

                                                                                 December 31,
                                                                          -------------------------
                                                                              2003          2002
                                                                          -----------   -----------
2003:
11.875% Notes due October 1.......................................        $        --   $    43,475
2005:
12% Subordinated Debentures due June 15...........................                 --        33,500
2007:
10.875% Capital Securities due August 1...........................             56,249            --
                                                                          -----------   -----------
                                                                          $    56,249   $    76,975
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

         Our 11.875% Notes (the "Notes") matured on October 1, 2003 and were repaid in full at that time. We originally issued the Notes in the amount of $125,000 with interest payable semiannually on April 1 and October 1. The Notes were unsecured general obligations and were subordinated in right of payment to the claims of creditors of our subsidiaries.

         On November 26, 2002 we exercised our redemption option and called $40,000 of the Notes at a price of 102.969%. Earlier in 2002, we also repurchased $3,550 of the Notes in the open market. We incurred a loss of $1,508 on these transactions in 2002. During 2001, we repurchased $13,025 of our Notes in the open market, resulting in gains of $52.

         In connection with the issuance of the Notes, we incurred certain costs that we capitalized and amortized through the maturity date of the Notes. The unamortized balance of these issuance costs amounted to $253 at December 31, 2002 and is included in other assets. Accrued interest payable on the Notes amounted to $1,291 at December 31, 2002. We incurred interest expense on the Notes of $3,871, $9,681 and $11,465 during 2003, 2002 and 2001 respectively.

         On September 30, 2003 the Bank exercised its redemption option and called the remaining $33,065 balance of its 12% Subordinated Debentures due 2005 (the "Debentures") at a price of 101.333%, or a premium of $441. During the second quarter of 2003, the Bank repurchased $435 in the open market resulting in a loss of $4. On November 26, 2002 the Bank exercised its redemption option and called $33,500 of the Debentures at a redemption price of 102.667%, resulting in a loss of $1,025. There were no repurchases during 2001.

         The Bank had issued the Debentures in the original amount of $100,000 with interest payable semiannually on June 15 and December 15. The Debentures were unsecured general obligations of the Bank and were subordinated in right of payment to all existing and future senior debt. The unamortized balance of issuance costs amounted to $94 at December 31, 2002 and is included in other assets. Accrued interest payable on the Debentures amounted to $168 at December 31, 2002. We incurred interest expense on the Debentures of $2,999, $7,660 and $8,040 during 2003, 2002 and 2001, respectively.

         In August 1997, Ocwen Capital Trust ("OCT") issued $125,000 of 10.875% Capital Securities (the "Capital Securities"). OCT invested the proceeds from issuance of the Capital Securities in 10.875% Junior Subordinated Debentures issued by OCN. The Junior Subordinated Debentures, which represent the sole assets of OCT, will mature on August 1, 2027. Prior to our adoption of SFAS No. 150

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

on July 1, 2003, we presented the Capital Securities in a separate caption between liabilities and stockholders' equity in our consolidated statement of financial condition as "Company-obligated, mandatorily redeemable securities of subsidiary trust holding solely Junior Subordinated Debentures of the Company", and distributions were reported on the Capital Securities in a separate caption immediately following non-interest expense in our consolidated statement of operations. As disclosed in Note 1, effective with our adoption of SFAS No. 150 on July 1, 2003, the Capital Securities are presented as a liability in the consolidated statement of financial condition as a component of notes and debentures. At the same time, we began reporting distributions on the Capital Securities as a component of interest expense in the consolidated statement of operations. During 2002 and 2001, we repurchased $4,910 and $18,371, respectively, of our Capital Securities in the open market, resulting in gains of $1,074 and $3,723, respectively.

         Holders of the Capital Securities are entitled to receive cumulative cash distributions accruing from the date of original issuance and payable semiannually in arrears on February 1 and August 1 of each year, commencing on February 1, 1998, at an annual rate of 10.875% of the liquidation amount of $1,000 per Capital Security. OCN guarantees payment of distributions out of moneys held by OCT, and payments on liquidation of OCT or the redemption of Capital Securities, to the extent OCT has funds available. If Ocwen Financial Corporation does not make principal or interest payments on the Junior Subordinated Debentures, OCT will not have sufficient funds to make distributions on the Capital Securities, in which event the guarantee shall not apply to such distributions until OCT has sufficient funds available therefore. Distributions on Capital Securities amounted to $6,118 in 2003, of which $3,059 has been reported as interest expense as discussed in the paragraph above. Accumulated distributions payable on the Capital Securities amounted to $2,549 at both December 31, 2003 and 2002, and are included in accrued interest payable.

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

         In connection with our issuance of the Capital Securities, we incurred certain costs that we capitalized and are amortizing over the term of the Capital Securities. The unamortized balance of these issuance costs amounted to $1,766 and $1,841 at December 31, 2003 and 2002, respectively, and is included in other assets.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

NOTE 16 BASIC AND DILUTED EARNINGS PER SHARE

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

         The following is a reconciliation of the calculation of basic EPS to diluted EPS for the years ended December 31:

                                                                                2003            2002            2001
                                                                            -----------     -----------     -----------
Net income (loss)......................................................     $     4,772     $   (68,775)    $  (124,782)
                                                                            ===========     ===========     ===========
Basic EPS:
   Weighted average shares of common stock.............................      67,166,888      67,321,299      67,227,058
                                                                            ===========     ===========     ===========
   Basic EPS...........................................................     $      0.07     $     (1.02)    $     (1.86)
                                                                            ===========     ===========     ===========

Diluted EPS:
   Weighted average shares of common stock.............................      67,166,888      67,321,299      67,227,058
   Effect of dilutive securities:
     Stock options (1).................................................         493,889              --              --
     Restricted stock awards...........................................         403,096              --              --
                                                                            -----------     -----------     -----------
                                                                             68,063,873      67,321,299      67,227,058
                                                                            ===========     ===========     ===========
   Diluted EPS.........................................................     $      0.07     $     (1.02)    $     (1.86)
                                                                            ===========     ===========     ===========

(1) Excludes the effect of all options in the years 2002 and 2001, because options are antidilutive in the event of a loss, and the effect of an average of 2,818,332 of options that were antidilutive for 2003 because their exercise price was greater than the average market price of our stock.

NOTE 17 DERIVATIVE FINANCIAL INSTRUMENTS

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

         We are exposed to credit loss when we enter into interest rate swaps if: (i) the counterparty to the interest rate swap does not perform and (ii) the floating interest rate that we receive exceeds the fixed interest rate that we pay. All the counterparties had long-term debt ratings of A+ or above by Standard and Poor's and A1 or above by Moody's. Although a swap generally may not be sold or transferred without the consent of the counterparty, management does not believe that this consent would be withheld. Although none of our interest rate swaps were exchange-traded, there are a number of financial institutions that enter into these types of transactions as part of their day-to-day activities.

         We had no interest rate swaps outstanding at December 31, 2003 or 2002. Our swaps had the effect of increasing net interest income by $2 for the year ended December 31, 2001. During 2003, we realized gains of $1,076 on swaps that we included in non-interest

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

income. During 2001 we realized losses of $(9) on swaps that we included in operating income (loss) from real estate. We entered into no swap agreements during 2002.

         We have purchased amortizing caps and floors to hedge our interest rate exposure relating to our match funded loans and securities. An interest rate cap or interest rate floor is designed to provide protection against the interest rate on a floating-rate instrument rising above some level (cap) or falling below some level (floor). The interest rate representing the cap or the floor is referred to as the "strike rate." We receive payments from the seller on caps when the current interest rate rises above the strike rate and on floors when the current interest rate falls below the strike rate. The amount received represents the difference between the current rate and the strike rate applied to the notional amount. The caps and floors matured in October 2003. The terms of our outstanding caps and floors at December 31, 2002 were as follows:

                                    Notional
                                     Amount         Maturity            Index        Strike Rate      Fair Value
                                 -------------   --------------     -------------   -------------    ------------
Caps........................     $     111,799    October 2003      LIBOR 1-Month       7.00%        $         --
Floors......................            30,563    October 2003       CMT 2-Year         4.35                  592
                                                                                                     ------------
                                                                                                     $        592
                                                                                                     ============

         During 2001, we determined that our caps and floors no longer qualified for hedge accounting. Net realized and unrealized gains and (losses) included in earnings to record our caps and floors at fair value during 2003, 2002 and 2001 amounted to $(592), $188 and $404, respectively. Amortization of premiums on the caps and floors amounted to $394 during the year ended December 31, 2001.

         We purchased no swaptions, put options, U.S. Treasury futures contracts or US Agency futures contracts during 2003 or 2002. The fair value of our interest rate swaps and caps and floors represents the estimated amount that we would receive or pay to terminate these agreements taking into account current interest rates. Market quotes are available for these agreements. The following table summarizes our use of interest rate risk management instruments:

                                                                                             Notional Amount
                                                                             ------------------------------------------
                                                                             Interest Rate
                                                                                 Swaps           Caps         Floors
                                                                             -------------    ----------    -----------
Balance, December 31, 2001.................................................    $      --       $ 125,933     $  34,101
Maturities.................................................................           --         (14,134)       (3,538)
                                                                               ---------       ---------     ---------
Balance, December 31, 2002.................................................           --         111,799        30,563
Purchases..................................................................      200,000              --            --
Maturities.................................................................           --        (111,799)      (30,563)
Terminations...............................................................     (200,000)             --            --
                                                                               ----------      ---------     ---------
Balance, December 31, 2003.................................................    $      --       $      --     $      --
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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

         The following table sets forth the terms and values of our foreign currency financial instruments at December 31, 2003 and 2002:

                                                                                                   Strike
                                                 Position       Maturity      Notional Amount       Rate       Fair Value
                                               ------------   ------------   -----------------   ----------   -------------
December 31, 2003:
Canadian Dollar currency futures.............      Short        March 2004    C$       10,000       0.7660    $      (34)

British Pound currency futures...............      Short        March 2004    (pound)  16,500       1.7292          (737)
                                                                                                              -----------
                                                                                                              $     (771)
                                                                                                              ===========
December 31, 2002:
Canadian Dollar currency futures.............      Short        March 2003    C$       11,400       0.6390    $       78

British Pound currency futures...............      Short        March 2003    (pound)  18,750       1.5599          (793)
                                                                                                              ----------
                                                                                                              $     (715)
                                                                                                              ===========

NOTE 18 INCOME TAXES

         The components of income tax expense (benefit) were as follows:

                                                                                        Years Ended December 31,
                                                                                ----------------------------------------
Current:                                                                           2003           2002           2001
                                                                                ----------     ----------     ----------
Federal.....................................................................    $      667     $    1,817     $       --
State.......................................................................            49             --             --
Foreign.....................................................................           163             --             --
                                                                                ----------     ----------     ----------
                                                                                       879          1,817             --
                                                                                ----------     ----------     ----------
Deferred:
Federal.....................................................................        (2,401)       (30,798)       (21,339)
State.......................................................................            95         (2,085)        (2,009)
Provision for valuation allowance on prior year's deferred tax asset........            --             --         83,000
Provision for valuation allowance on current year's deferred tax asset......         2,175         34,049         23,348
                                                                                ----------     ----------     ----------
Income tax expense before change in accounting principle....................           748          2,983         83,000
Income tax benefit on change in accounting principle........................            --         (1,166)            --
                                                                                ----------     ----------     ----------
Total.......................................................................    $      748     $    1,817     $   83,000
                                                                                ==========     ==========     ==========

         Income tax expense before the effect of change in accounting principle differs from the amounts computed by applying the U.S. Federal corporate income tax rate of 35% as follows:

                                                                                        Years Ended December 31,
                                                                                ----------------------------------------
                                                                                   2003           2002           2001
                                                                                ----------     ----------     ----------
Expected income tax expense (benefit) at statutory rate..................       $    1,760     $  (27,933)    $  (14,532)
Differences between expected and actual expense (benefit)
   Excess of cost over net assets acquired, net..........................             (931)         1,051          1,108
   Excess of net assets acquired over purchase price.....................               --             --         (6,416)
   State tax (after Federal tax benefit).................................               94         (1,355)        (1,306)
   Low-income housing tax credits........................................           (2,393)        (2,685)        (2,078)
   Deferred tax asset valuation allowance current year tax benefit.......            2,175         34,049         23,348
   Deferred tax asset valuation allowance prior year.....................               --             --         83,000
   Other.................................................................               43           (144)          (124)
                                                                                ----------     ----------     ----------
     Actual income tax expense (benefit).................................       $      748     $    2,983     $   83,000
                                                                                ==========     ==========     ==========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

         The net deferred tax asset was comprised of the following as of:

                                                                                              December 31,
                                                                                   -----------------------------------
                                                                                         2003                2002
                                                                                   ---------------     ---------------
Deferred Tax Assets:
   Tax residuals and deferred income on tax residuals........................      $         5,688     $         4,506
   State taxes...............................................................                8,456               7,944
   Accrued incentive compensation............................................                2,609               2,597
   Accrued other liabilities.................................................                  418                 317
   Interest expense related to discount loan portfolio.......................                5,453               7,031
   Valuation allowance on real estate owned..................................               10,455              11,895
   Gain on loan foreclosure..................................................                4,430               4,891
   Bad debt and allowance for loan losses....................................                7,936              14,936
   Impairment on securities available for sale and unrealized gains and
     losses on trading securities............................................               10,011              57,709
   Mortgage servicing rights amortization....................................               24,094              11,564
   Goodwill amortization.....................................................                1,152               1,267
   Foreign currency exchange.................................................                1,075               1,075
   Capital loss carryforward.................................................               21,110               9,347
   Net operating loss carryforward...........................................               71,061              26,178
   Partnership losses and low-income housing tax credits.....................               42,550              51,078
   Other.....................................................................                   --               2,821
                                                                                   ---------------     ---------------
                                                                                           216,498             215,156
                                                                                   ---------------     ---------------
Deferred Tax Liabilities:
   Deferred interest income on loans.........................................                6,421               6,421
   Research and development costs............................................                  647               1,078
   Other.....................................................................                  439                  --
                                                                                   ---------------     ---------------
                                                                                             7,507               7,499
                                                                                   ---------------     ---------------
                                                                                           208,991             207,657
Valuation allowances.........................................................             (201,445)           (199,270)
                                                                                   ---------------    ----------------
Net deferred tax asset.......................................................      $         7,546     $         8,387
                                                                                   ===============     ===============

         We conduct periodic evaluations of positive and negative evidence to determine whether it is more likely than not that the deferred tax asset can be realized in future periods. Among the factors considered in this evaluation are estimates of future taxable income, the future reversal of temporary differences, tax character and the impact of tax planning strategies that can be implemented if warranted. As a result of this evaluation, we included in the tax provision an increase of $2,175, $34,049 and $106,348 to the valuation allowance for 2003, 2002 and 2001 respectively.

         As of December 31, 2003, we had a deferred tax asset valuation allowance totaling $201,445. This allowance is comprised of $38,873 relating to built-in loss limitations arising from our acquisition of OAC and $160,397 relating to our evaluation of the future realization of prior years deferred tax asset and $2,175 related to the future realization of our current year tax benefit.

         Before our acquisition of OAC, OAC was a REIT for federal tax purposes and filed a REIT federal income tax return through October 20, 1999. We have included OAC in our consolidated federal income tax return since October 21, 1999. OAC had, at October 6, 1999, approximately $131,567 of net unrealized built-in losses. Any such losses recognized within the five-year period beginning on October 7, 1999 (the "recognition period") are treated as pre-change losses and, as such, are subject to an annual limit as to the amount which may offset the taxable income of Ocwen Financial Corporation and its subsidiaries ("the IRC section 382 limitation"). A net unrealized built-in loss is an amount by which the tax basis of the corporation's assets at the time of the change in ownership exceeds the aggregate fair market value of those assets at that time. The IRC section 382 limitation is determined by multiplying the value of OAC's stock by the federal long-term tax-exempt rate and amounts to approximately $5,700. If a deduction is denied for any recognized built-in loss in any post-change year, the loss is carried forward to subsequent years under rules similar to the standard loss carryforward rules. As a result of these limitations, we established a corresponding deferred tax asset valuation allowance at the acquisition date as part of purchase accounting in the amount of $38,873. At December 31, 2003, we had realized built-in losses of $103,878 which consists of net operating loss carryforwards of $79,330 and capital loss carryforwards of $24,548.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

         Deferred tax assets, net of deferred fees, include tax residuals which result from the ownership of Real Estate Mortgage Investment Conduits ("REMIC"). While a tax residual is anticipated to have little or no future cash flows from the REMIC from which it has been issued, the tax residual does bear the income tax liability and benefit resulting from the annual differences between the interest paid on the debt instruments issued by the REMIC and the interest received on the mortgage loans held by the REMIC. Typically this difference generates taxable income to the Company in the first several years of the REMIC and equal amounts of tax losses thereafter, thus resulting in the deferred tax asset. The current Federal tax expense in 2003 and 2002 is the result of excess inclusion income generated by REMIC residuals.

         At December 31, 2003, we had net operating loss carryforwards of $123,699, of which $10,771 expire in 2021, $105,317 expire in 2022 and $7,611 expire in 2023. At December 31, 2003, we had capital loss carryforwards of $35,767, of which $15,180 expire in 2006 and $20,587 expire in 2007. At December 31, 2003, we had tax credit carryforwards of $35,675 related to our low-income housing tax credits, which expire in the years 2018 through 2023.

         Prior to December 31, 1996, The Bank was permitted to deduct from taxable income an allowance for bad debts, which was in excess of the provision for such losses charged to income. Accordingly, at December 31, 2003 retained earnings includes $5,700, for which no provision for income tax has been provided. The base reserves will continue to be subject to recapture, and the Bank could be required to recognize a tax liability if: (1) the Bank fails to qualify as a "bank" for federal income tax purposes, (2) certain distributions are made with respect to the stock of the Bank, (3) the bad debt reserves are used for any purpose other than to absorb bad debt losses or (4) there is a change in federal tax law.

         We have not recognized a deferred tax liability for the tax bad debt reserves of the Bank. If in the future, this portion of retained earnings is distributed or Ocwen Federal Bank no longer qualifies as a bank for tax purposes, federal income tax of approximately $2,000 would be imposed.

NOTE 19 EMPLOYEE BENEFIT AND COMPENSATION PLANS

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

Retirement Plan

         We maintain a defined contribution 401(k) plan. We match 50% of each employee's contributions, limited to 2% of the employee's compensation. Our contributions to the 401(k) plan for the years ended December 31, 2003, 2002 and 2001, were $417, $593 and $613, respectively.

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

         The following table provides a summary of our stock option activity for the years ended December 31, 2003, 2002 and 2001, respectively, and stock options exercisable at the end of each of those years:

                                                  2003                        2002                      2001
                                        ------------------------   ------------------------   ------------------------
                                                       Weighted                   Weighted                   Weighted
                                                       Average                    Average                    Average
                                         Number of     Exercise     Number of     Exercise     Number of     Exercise
                                          Options        Price       Options       Price        Options       Price
                                        -----------   ----------   -----------   ----------   -----------   ----------
Outstanding at beginning of year.....     4,723,166    $  7.97       4,655,269    $  9.01       3,424,594    $ 13.11
Granted (1)..........................       431,982    $  6.15         634,228    $  1.87       1,584,093    $  7.67
Exercised............................      (359,419)   $  4.51         (32,937)   $  4.62        (128,156)   $  4.59
Forfeited............................      (214,359)   $  7.74        (533,394)   $  9.98        (225,262)   $  4.87
                                        -----------                -----------                -----------
Outstanding at end of year...........     4,581,370    $  8.08       4,723,166    $  7.97       4,655,269    $  9.01
                                        ===========                ===========                ===========
Exercisable at end of year...........     2,541,593    $  9.72       2,744,160    $  9.46       2,483,697    $ 11.29
                                        ===========                ===========                ===========

(1) The weighted average grant-date fair value was $8.74 in 2003, $2.67 in 2002 and $8.36 in 2001.

         The following table summarizes information about our stock options outstanding at December 31, 2003:

                                                                  Options Outstanding                Options Exercisable
                                                         --------------------------------------   ------------------------
                                                                        Weighted                                Weighted
                                                                         Average     Remaining                   Average
                                                          Number of     Exercise    Contractual    Number of    Exercise
Award Year                                                 Options      Price (1)       Life        Options       Price
---------------------------------------------------      -----------   ----------   -----------   ----------   -----------
2003...............................................          431,982    $   6.15        10            84,396    $   6.18
2002...............................................          573,286    $   1.87         9           141,307    $   1.87
2001...............................................        1,253,393    $   7.95         8           365,356    $   5.79
2000...............................................          902,873    $   4.09         7           530,698    $   4.09
1999...............................................          151,303    $   6.25         6           151,303    $   6.25
1998...............................................           83,121    $  12.31         5            83,121    $  12.31
1997...............................................          572,200    $  20.35         4           572,200    $  20.35
1996...............................................          524,212    $  11.00         3           524,212    $  11.00
1995...............................................           89,000    $   2.88         2            89,000    $   2.88
                                                         -----------                              ----------
                                                           4,581,370    $   8.08                   2,541,593    $   9.72
                                                         ===========                              ==========

(1) With the exception of 2001 and 2003, the weighted average exercise price of outstanding options represents the actual exercise price. For 2001, 400,000 options are outstanding with an exercise price of $12.55 and 853,393 have an exercise price of $5.79. Options outstanding for 2003 include 10,000 options with an exercise price of $4.92 and 421,982 with an exercise price of $6.18.

         After the awards of 431,982 options for 2003, the number of authorized shares remaining and available for future awards of stock options is 6,293,554.

         Stock options we awarded under the annual incentive plan prior to 1998 have a one-year vesting period. Stock options we awarded under the AIP for 1998 and 1999 vest ratably over a three-year period. Stock options we awarded under the AIP for 2000 and thereafter vest ratably over a five-year period including the award year. The term of all options granted is ten years from the grant date. We treat the difference, if any, between the fair market value of our stock at the date of grant and the exercise price as compensation expense. We record compensation expense ratably over the vesting period of the grant. Included in compensation expense for the years ended December 31, 2003, 2002 and 2001 was $1,226, $922 and $1,038, respectively, related to options granted below fair market value.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

NOTE 20 STOCKHOLDERS' EQUITY

         On May 9, 2000, we announced that our Board of Directors authorized the repurchase of up to six million of our issued and outstanding shares of common stock. On May 16, 2003 we announced our initiation of a stock repurchase program to purchase approximately 700,000 shares of our issued and outstanding common stock with the intent to utilize these repurchased shares as a portion of our annual incentive awards to employees for service in 2002. During 2003, we repurchased 500,000 shares and issued 236,461 to employees.

NOTE 21 REGULATORY REQUIREMENTS

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

         At December 31, 2003 and 2002, the Bank was "well capitalized" under the prompt corrective action regulations adopted by the OTS pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991. To be categorized as "well capitalized," the Bank must maintain minimum core capital, Tier 1 risk-based capital and risk-based capital ratios as set forth in the following table. The Bank's capital amounts and classification are subject to review by federal regulators regarding components, risk-weightings and other factors. There are no conditions or events since December 31, 2003 that we believe have changed the Bank's category.

         Since 1997, the Bank has committed to the OTS to maintain a core capital (leverage) ratio and a total risk-based capital ratio of at least 9.00% and 13.00%, respectively. The Bank continues to be in compliance with this commitment as well as with the regulatory capital requirements of general applicability (as indicated in the table below). In addition during 2002, we committed to maintain our investment in mortgage servicing rights at approximately 60% of core capital (before any deduction thereto for mortgage servicing rights) at the Bank and 50% of stockholders' equity on a consolidated basis. We regularly review actual results, which currently exceed these committed levels of investment in mortgage servicing rights, with the OTS.

         Following the completion of the annual safety and soundness examination of the OTS in 2000, we submitted a written business plan and budget to the OTS regarding our plans for the business, primarily that of the Bank, over the next several years. The OTS approved the initial plan in February 2001, and also approved the revised plan submitted to them in April of 2002. The Plan included as its primary focus the reduction of risk through the sale or resolution of our non-core assets and the reduction of our reliance on brokered certificates of deposit as a source of funding. This plan formally concluded on December 31, 2003.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

         The following table summarizes the Bank's actual and required regulatory capital at December 31, 2003 and 2002:

                                                                                              To Be Well Capitalized    Committed
                                                                         Minimum For Capital  For Prompt Corrective      Capital
                                                        Actual            Adequacy Purposes     Action Provisions     Requirements
                                                  ---------------------  -------------------  ----------------------  ------------
                                                   Ratio      Amount      Ratio      Amount    Ratio         Amount       Ratio
                                                  -------   -----------  -------   ---------  -------      ---------  ------------
December 31, 2003
-----------------
Stockholders' equity and ratio to total assets..   18.10%   $   183,230
Non-includable subsidiary.......................                   (839)
Disallowed deferred tax assets..................                (21,052)
Disallowed servicing assets.....................                (10,846)
Intangible assets (1)...........................                 (3,078)
                                                            -----------
Tier 1 (core) capital and ratio to adjusted
   total assets.................................   15.09%       147,415    4.00%   $  39,064    5.00%      $  48,830       9.00%
                                                            ===========
Non-mortgage servicing assets...................                 (1,892)
                                                            -----------
Tangible capital and ratio to tangible assets...   14.93%   $   145,523    1.50%   $  14,621
                                                            ===========
Tier 1 capital and ratio to risk-weighted
   assets.......................................   20.00%   $   147,415                         6.00%      $  44,230
                                                            ===========

Allowance for loan losses.......................                  6,247
Qualifying subordinated debentures (2)..........                     --
                                                            -----------
Tier 2 capital..................................                  6,247
                                                            -----------
Real estate owned required to be deducted (3)                   (43,460)
                                                            -----------
Total risk-based capital and ratio to
   risk-weighted assets.........................   14.95%   $   110,202    8.00%   $  58,973   10.00%      $  73,717      13.00%
                                                            ===========

Total regulatory assets.........................            $ 1,012,437
                                                            ===========

Adjusted total assets...........................            $   976,606
                                                            ===========

Tangible assets.................................            $   974,714
                                                            ===========

Risk-weighted assets............................            $   737,168
                                                            ===========

December 31, 2002
-----------------
Stockholders' equity and ratio to total assets..   16.62%   $   161,242
Non-includable subsidiary.......................                   (875)
Disallowed deferred tax assets..................                 (1,053)
Disallowed servicing assets.....................                (10,662)
                                                           ------------
Tier 1 (core) capital and ratio to adjusted
   total assets.................................   15.51%       148,652    4.00%   $  38,325    5.00%      $  47,907       9.00%
Non-mortgage servicing rights...................                 (2,703)
                                                            -----------
Tangible capital and ratio to tangible assets...   15.28%   $   145,949    1.50%   $  14,331
                                                            ===========
Tier 1 capital, and ratio to risk-weighted
   assets.......................................   18.76%   $   148,652                         6.00%      $  47,555
                                                            -----------

Allowance for loan losses.......................                 10,019
Qualifying subordinated debentures..............                 13,400
                                                            -----------
Tier 2 capital..................................                 23,419
                                                            -----------
Total risk-based capital and ratio to
   risk-weighted assets                            21.71%   $   172,071    8.00%   $  63,407   10.00%      $  79,259      13.00%
                                                            ===========

Total regulatory assets.........................            $   969,945
                                                            ===========

Adjusted total assets...........................            $   958,133
                                                            ===========

Tangible assets.................................            $   955,430
                                                            ===========

Risk-weighted assets............................            $   792,589
                                                            ===========

   (1)   Unamortized balance of capitalized computer software.

   (2) On September 30, 2003 we redeemed the remaining $33,065 of our 12% subordinated debentures at a price of 101.333%.

   (3) Nonresidential commercial real estate, which we originally acquired in satisfaction of a debt and have held in excess of five years.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

NOTE 22 NET INTEREST INCOME (EXPENSE) BEFORE PROVISION FOR LOAN LOSSES

         The following table presents the components of net interest income (expense) for each category of our interest-earning assets and interest-bearing liabilities for the years ended December 31:

                                                                                 2003             2002             2001
                                                                             ------------     ------------     ------------
Interest income:
  Federal funds sold and repurchase agreements.........................      $      1,403     $      2,629     $      7,328
  Trading securities...................................................            17,345           16,580           18,865
  Loans................................................................             1,614           11,279           46,090
  Match funded loans and securities....................................             3,402            6,463           10,345
  Interest earning cash and other......................................               358              284              743
                                                                             ------------     ------------     ------------
                                                                                   24,122           37,235           83,371
                                                                             ------------     ------------     ------------
Interest expense:
  Deposits.............................................................            17,546           27,455           59,967
  Securities sold under agreements to repurchase.......................                 3              236              529
  Notes and debentures.................................................             9,929           17,346           19,514
  Bonds - match funded agreements......................................             5,414            6,573            7,315
  Lines of credit and other secured borrowings.........................             5,824            4,152            6,004
                                                                             ------------     ------------     ------------
                                                                                   38,716           55,762           93,329
                                                                             ------------     ------------     ------------
  Net interest income (expense) before provision for loan losses.......      $    (14,594)    $    (18,527)    $     (9,958)
                                                                             ============     ============     ============

NOTE 23 OTHER INCOME

         The following table presents the principal components of other income we earned during the years ended December 31:

                                                                                 2003           2002           2001
                                                                             -----------    -----------    -----------
Software revenue (OTX).................................................      $    10,023    $     3,146    $     2,181
Collections of credit card receivables (1).............................            2,737          4,191             --
Brokerage commissions..................................................            2,487          2,112          1,386
Consulting fees........................................................              208          1,596          2,041
Other..................................................................            2,365          1,735          2,922
                                                                             -----------    -----------    -----------
                                                                             $    17,820    $    12,780    $     8,530
                                                                             ===========    ===========    ===========

(1) We recorded collections on charged-off unsecured credit card receivables that we have purchased from third parties on the cost recovery method through the end of 2001, at which time we reduced the net book value of these receivables to zero as a result of collections and reserves. In 2003 and 2002, we recorded all collections on the receivables as other income.

NOTE 24 OTHER OPERATING EXPENSES

         The following table presents the principal components of other operating expenses we incurred during the years ended December 31:

                                                                                 2003             2002             2001
                                                                             -----------      -----------      -----------
Travel, lodging, meals and entertainment...............................      $     2,864      $     2,585      $     2,508
Amortization of deferred costs.........................................            1,197            1,436              926
Deposit related expenses...............................................              912            1,198              897
Bad debt expense.......................................................              554               39              413
Conferences and seminars...............................................              361              475              534
Marketing..............................................................              345              241              757
Investment and treasury services.......................................              282              340              272
Other..................................................................            3,894            3,287            2,342
                                                                             -----------      -----------      -----------
                                                                             $    10,409      $     9,601      $     8,649
                                                                             ===========      ===========      ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

NOTE 25 BUSINESS SEGMENT REPORTING

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)


                                                   Net Interest    Provision      Non-         Non-        Pre-Tax
                                                      Income       for Loan     Interest     Interest      Income        Total
                                                     (Expense)      Losses       Income       Expense      (Loss)       Assets
                                                   ------------   ----------   ----------   ----------   ----------   -----------
At or for the year ended December 31, 2003
------------------------------------------
Core businesses:
   Residential Loan Servicing...................   $    (20,892)  $       --   $  121,132   $   69,196   $   31,043   $   672,779
   OTX..........................................             --           --        9,933       21,453      (11,520)        5,292
   Ocwen Realty Advisors........................            (21)          --       18,804       13,351        5,432         1,056
   Unsecured Collections........................             --           --       12,140        6,840        5,300           323
   Business Process Outsourcing.................             (5)          --        4,496        2,597        1,893         1,010
   International Operations.....................            (52)          --        4,490        7,384       (2,946)        5,212
                                                   ------------   ----------   ----------   ----------   ----------   -----------
                                                        (20,970)          --      170,995      120,821       29,202       685,672
                                                   ------------   ----------   ----------   ----------   ----------   -----------
Non-core businesses:
   Commercial Finance...........................         (7,217)      (3,095)       1,318        7,852      (10,657)      133,044
   Affordable Housing...........................         (2,767)         151        1,595        3,565       (4,888)       48,974
   Subprime Financing...........................         15,210          311        2,914       13,936        4,188        39,162
                                                   ------------   ----------   ----------   ----------   ----------   -----------
                                                          5,226       (2,633)       5,827       25,353      (11,357)      221,180
                                                   ------------   ----------   ----------   ----------   ----------   -----------
Corporate Items and Other.......................          1,150          (51)         675       11,327      (12,817)      333,266
                                                   ------------   ----------   ----------   ----------   ----------   -----------
                                                   $    (14,594)  $   (2,684)  $  177,497   $  157,501   $    5,028   $ 1,240,118
                                                   ============   ==========   ==========   ==========   ==========   ===========
At or for the year ended December 31, 2002
------------------------------------------
Core businesses:
   Residential Loan Servicing...................   $    (18,304)  $       --   $  120,024   $   69,746   $   31,974   $   579,114
   OTX..........................................              1           --        6,522       30,667      (24,144)        6,173
   Ocwen Realty Advisors........................             --           --       14,080       11,484        2,597           532
   Unsecured Collections........................             --         (278)      10,652        6,925        4,006           296
   Business Process Outsourcing.................             --           --          206           88          118             6
   International Operations.....................            (51)          --        1,582        2,554       (1,022)        5,366
                                                   ------------   ----------   ----------   ----------   ----------   -----------
                                                        (18,354)        (278)     153,066      121,464       13,529       591,487
                                                   ------------   ----------   ----------   ----------   ----------   -----------
Non-core businesses:
   Residential Discount Loans...................          6,068       (2,299)      (2,354)       5,250          763        44,831
   Commercial Finance...........................         (7,627)      12,814      (19,869)      11,637      (51,947)      196,270
   Affordable Housing...........................         (4,449)       3,392          864       24,544      (31,521)       62,092
   Subprime Finance.............................         11,787           --        7,395        4,646       14,536        41,950
                                                   ------------   ----------   ----------   ----------   ----------   -----------
                                                          5,779       13,907      (13,964)      46,077      (68,169)      345,143
                                                   ------------   ----------   ----------   ----------   ----------   -----------
Corporate Items and Other.......................         (5,952)          --       (5,090)      10,085      (27,417)      285,612
                                                   ------------   ----------   ----------   ----------   ----------   -----------
                                                   $    (18,527)  $   13,629   $  134,012   $  177,626   $  (82,057)  $ 1,222,242
                                                   ============   ==========   ==========   ==========   ==========   ===========
At or for the year ended December 31, 2001
------------------------------------------
Core businesses:
   Residential Loan Servicing...................   $    (16,529)  $       --   $  119,490   $   68,370   $   34,591   $   492,563
   OTX..........................................             --           --        2,149       38,542      (36,392)       13,231
   Ocwen Realty Advisors........................             --           --       11,913       10,968          944         1,351
   Unsecured Collections........................            140        1,176        3,058        7,042       (5,020)           --
   International Operations.....................            (13)          --        2,341        3,248         (920)        1,054
                                                   ------------   ----------   ----------   ----------   ----------   -----------
                                                        (16,402)       1,176      138,951      128,170       (6,797)      508,199
                                                   ------------   ----------   ----------   ----------   ----------   -----------
Non-core businesses:
   Residential Discount Loans...................         15,125        6,060       (4,733)       8,333       (4,002)      117,051
   Commercial Finance...........................         (3,220)       7,223        3,370       13,941      (21,014)      364,012
   Affordable Housing...........................         (7,917)       1,207          107       20,900      (29,917)      132,725
   Subprime Finance.............................          2,657           --       13,742        3,243       13,155        82,324
                                                   ------------   ----------   ----------   ----------   ----------   -----------
                                                          6,645       14,490       12,486       46,417      (41,778)      696,112
                                                   ------------   ----------   ----------   ----------   ----------   -----------
Corporate Items and Other.......................           (201)          --       22,851        8,728        6,793       506,839
                                                   ------------   ----------   ----------   ----------   ----------   -----------
                                                   $     (9,958)  $   15,666   $  174,288   $  183,315   $  (41,782)  $ 1,711,150
                                                   ============   ==========   ==========   ==========   ==========   ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

         A brief description of our segments follows:

         Core Businesses
         ---------------
         o Residential Loan Servicing. Through this business we provide loan servicing including asset management and resolution services to third party owners of subprime residential mortgage and high loan-to-value loans for a fee. We acquire the rights to service loans and obtain such rights by purchasing them outright or by entering into sub-servicing contracts.

         o OTX. Through this segment we provide technology solutions for the mortgage and real estate industries. OTX products include a residential loan servicing system (REALServicing(TM)), a commercial loan servicing system (REALSynergy(TM)) and an Internet based mortgage loan processing application and vendor management system (REALTrans(SM)).

         o Ocwen Realty Advisors (ORA). Through ORA we provide residential property valuation services.

         o Unsecured Collections. This core business conducts collection activities for third party owners of unsecured receivables and for a portfolio of unsecured credit card receivables that we acquired at a discount in 1999 and 2000.

         o Business Process Outsourcing. This core business segment began operations in December 2002. Business Process Outsourcing provides business process outsourcing services to third parties and leverages the operational capacity of our facilities in India.

         o International Operations. This segment is being reported as a business segment for the first time this year. In 2003, this segment primarily represents the results of operations of Global Servicing Solutions, LLC, our new joint servicing venture with Merrill Lynch for the servicing of assets in various countries. Results for 2002 primarily reflect a one time consulting project for the government of Jamaica as well as other precedent ventures.

         Non-Core Businesses
         -------------------
         o Residential Discount Loans. This segment consisted of operations to acquire at a discount and subsequently resolve sub-performing and non-performing residential mortgage loans. We completed our last acquisition of residential loans in 2000. Based on the relative insignificance of the non-core assets remaining in this segment, the remaining assets of this business and any related income or loss arising from their resolution have been included in the Corporate Items and Other segment beginning January 1, 2003.

         o Commercial Finance. This segment comprised operations to acquire sub-performing commercial loans at a discount, as well as operations to invest in and reposition under-performing real estate assets. No assets have been acquired since 2000; since that time, this business has consisted of the repositioning, management and resolution of the remaining loan and real estate assets.

         o Affordable Housing. Includes our investments, primarily through limited partnerships, in qualified low-income rental housing for the purpose of obtaining Federal income tax credits pursuant to
              Section 42 of the Code. Except to complete those projects in which an investment had already been made, we ceased making investments in properties in 2000.

         o Subprime Finance. In August 1999, we closed our domestic subprime origination business, which had been conducted primarily through OFS. Previously, activities of this segment included our acquisition and origination of single family residential loans to non-conforming borrowers. We have continued to manage and resolve the remaining non-core assets, which consist primarily of unrated single family subprime residual securities.

         Corporate Items and Other
         -------------------------
         This segment includes business activities that are individually insignificant, interest income on cash and cash equivalents, interest expense on corporate assets, gains and losses from debt repurchases and general corporate expenses.

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

NOTE 26 COMMITMENTS AND CONTINGENCIES

         We lease certain premises under various non-cancelable operating leases with terms expiring at various times through 2006, exclusive of renewal option periods. Our annual aggregate minimum rental commitments under these leases are summarized as follows:

2004.............................................................    $     3,289
2005.............................................................          1,635
2006.............................................................            870
2007.............................................................            799
Thereafter.......................................................              6
                                                                     -----------
Minimum lease payments ..........................................    $     6,599
                                                                     ===========

         We converted rental commitments for our facilities outside the United States of America to U.S. dollars using exchange rates in effect at December 31, 2003. Rent expense for the years ended December 31, 2003, 2002 and 2001 was $3,511, $3,326 and $3,533, respectively.

         Through our investment in subordinated securities and subprime residuals, which had a fair value of $42,841 at December 31, 2003, we support senior classes of securities.

                  On April 20, 1999, a complaint was filed on behalf of a putative class of public shareholders of OCN in the Circuit Court of the Fifteenth Judicial Circuit, Palm Beach County, Florida against OCN and OAC. On April 23, 1999, a complaint was filed on behalf of a putative class of public shareholders of OAC in the Circuit Court of the Fifteenth Judicial Circuit, Palm Beach County, Florida, against OAC and certain directors of OAC. The plaintiffs in both complaints sought to enjoin consummation of the acquisition of OAC by OCN. The cases were consolidated, and on September 13, 1999 a consolidated amended complaint was filed. The injunction was denied, and on October 14, 1999 OCN was dismissed as a party. Plaintiffs' remaining claims were for damages for alleged breaches of common law fiduciary duties. In October 2001, the parties reached an agreement in principle, which provides for a payment to plaintiffs in complete settlement of all claims for damages and attorney's fees and costs. The agreement in principle also requires us to pay a share of certain additional administrative costs attendant to the settlement, in an amount not yet determined. The agreement in principle is subject to the approval of the Court. This matter is not expected to have a material impact on our financial statements. On September 29, 2003, the Court approved the settlement and entered final judgment, thus bringing the litigation to a conclusion. This matter did not have any material impact on our financial statements.

         The Bank has been named as a defendant in a number of purported class action lawsuits challenging its mortgage servicing practices. None of these lawsuits has been certified by any court as a class action. A petition to consolidate the lawsuits is presently pending before the United States Judicial Panel on Multi-District Litigation, under caption styled: In re Ocwen Federal Bank FSB Mortgage Servicing Litigation, MDL Docket No. 1604. We believe the challenges to the Bank's servicing practices are without merit and are defending the lawsuits vigorously.

         The Bank and OCN are also subject to various other pending legal proceedings. In our opinion, the resolution of the purported class actions and other claims will not have a material effect on our financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

NOTE 27 PARENT COMPANY ONLY FINANCIAL INFORMATION

Condensed Statements of Financial Condition of Ocwen Financial Corporation

                                                                                                       December 31,
                                                                                               ----------------------------
                                                                                                 2003              2002
                                                                                               -----------      -----------
Assets
Cash and cash equivalents..............................................................        $        22      $       116
Cash held at Bank subsidiary...........................................................             19,708           10,647
Investments in subsidiaries
   Bank subsidiary.....................................................................            178,838          158,471
   Non-Bank subsidiaries...............................................................            374,876          406,538
Advance due from Bank subsidiary.......................................................              3,345            1,641
Loan, net..............................................................................              7,134            8,009
Investment in Capital Trust Securities issued by non Bank subsidiary...................             68,751           68,751
Income taxes receivable................................................................             21,217           20,870
Mortgage servicing rights..............................................................             58,033           64,996
Other assets...........................................................................              6,867              799
                                                                                               -----------      -----------
                                                                                               $   738,791      $   740,838
                                                                                               ===========      ===========
Liabilities and Stockholders' Equity
11.875% Note payable...................................................................        $        --      $    43,475
Secured borrowings.....................................................................              5,567            4,235
Notes and debentures payable to non-Bank subsidiaries..................................            131,251          131,251
Accrued interest payable to non-Bank subsidiaries......................................              8,562            8,205
Advance due to non-Bank subsidiaries...................................................            244,614          213,051
Deferred tax liability.................................................................             20,645           20,194
Other liabilities......................................................................             10,894            9,709
                                                                                               -----------      -----------
   Total liabilities...................................................................            421,533          430,120
Stockholders' equity...................................................................            317,258          310,718
                                                                                               -----------      -----------
                                                                                               $   738,791      $   740,838
                                                                                               ===========      ===========

Condensed Statements of Operations of Ocwen Financial Corporation

                                                                                    For the Years Ended December 31,
                                                                             ----------------------------------------------
                                                                                2003             2002              2001
                                                                             -----------       -----------      -----------
Interest income.......................................................       $       782       $       555      $     1,947
Interest income from subsidiaries
     Bank subsidiary..................................................                87               222              775
     Non-Bank subsidiaries............................................             1,878                --               --
Interest expense......................................................             4,263             9,937           11,465
Interest expense - non-Bank subsidiaries..............................            14,372            14,372           14,387
                                                                             -----------       -----------      -----------
Net interest expense before provision for loan losses.................           (15,888)          (23,532)         (23,130)
Provision for loan losses.............................................              (125)            1,144            1,495
                                                                             ------------      -----------      -----------
Net interest expense after provision for loan losses..................           (15,763)          (24,676)         (24,625)
Non-interest income...................................................            32,094             9,919              543
Non-interest expense..................................................            21,150             3,731              (37)
Servicing fee expense - Bank subsidiary...............................            21,392            10,772            5,907
                                                                             -----------       -----------      -----------
     Income (loss) before income taxes................................           (26,211)          (29,260)         (29,952)
Income tax expense (benefit)..........................................                 3            (1,658)          37,195
                                                                             -----------       -----------      -----------
     Income (loss) before equity in net income (losses) of subsidiaries          (26,214)          (27,602)         (67,147)
Equity in net income (losses) of subsidiaries
     Bank subsidiary..................................................            20,366           (40,341)         (57,590)
     Non-bank subsidiaries............................................            10,620              (832)             (45)
                                                                             -----------       -----------      -----------
Net income (loss).....................................................       $     4,772       $   (68,775)     $  (124,782)
                                                                             ===========       ===========      ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

Condensed Statements of Cash Flows of Ocwen Financial Corporation

                                                                                    For the Years Ended December 31,
                                                                             ----------------------------------------------
                                                                                2003             2002              2001
                                                                             -----------       -----------      -----------
Cash flows from operating activities
Net income (loss)......................................................      $     4,772       $   (68,775)     $  (124,782)
Adjustments to reconcile net income to net cash
       (used) provided by operating activities
     Equity in (income) loss of Bank subsidiary........................          (20,366)           40,341           57,590
     Equity in (income) loss of non-Bank subsidiaries..................          (10,620)              832               45
     Equity in loss (income) of unconsolidated entity, net.............              (38)             (142)              --
     Amortization of purchased mortgage servicing rights...............           35,889             9,125               --
     Premium amortization, net.........................................               --                --              408
     Provision for loan losses.........................................             (125)            1,144            1,495
     Gain on repurchase of long-term debt..............................               --                --              (53)
     Impairment charges on purchased mortgage servicing rights.........              387                --               --
     Increase in deferred tax liability................................              451             3,945           38,624
     Decrease (increase) in other assets...............................           (3,347)            3,297           (1,458)
     Decrease (increase) in income taxes receivable....................             (321)           (4,046)             925
     Increase (decrease) in accrued expenses and other liabilities.....            2,501              (578)           2,417
                                                                             -----------       -----------      -----------
     Net cash used by operating activities.............................            9,183           (14,857)         (24,789)
                                                                             -----------       -----------      ------------

Cash flows from investing activities
     Net investments in and advances (to) from subsidiaries............           71,051           118,323          (33,731)
     Purchase of mortgage servicing rights.............................          (29,196)          (74,121)              --
     Origination of loans..............................................               --            (9,153)              --
     Principal payments received on loans..............................            1,000                --            6,922
     Decrease (increase) in investment in real estate..................               --             1,797            1,503
                                                                             -----------       -----------      -----------
     Net cash provided (used) by investing activities..................           42,855            36,846          (25,306)
                                                                             -----------       -----------      -----------

Cash flows from financing activities
     Proceeds from secured borrowings..................................            5,980             4,235               --
     Repurchase or maturity of notes...................................          (43,475)          (43,550)         (13,233)
     Repayment of secured borrowings...................................           (4,648)               --               --
     Exercise of common stock options..................................            1,334               103              588
     Repurchase of common stock........................................           (2,262)               --               --
                                                                             ------------      -----------      -----------
Net cash used by financing activities..................................          (43,071)          (39,212)         (12,645)
                                                                             ------------      -----------      -----------

Net increase (decrease) in cash and cash equivalents...................            8,967           (17,223)         (62,740)
Cash and cash equivalents at beginning of year.........................           10,763            27,986           90,726
                                                                             -----------       -----------      -----------
Cash and cash equivalents at end of year...............................      $    19,730       $    10,763      $    27,986
                                                                             ===========       ===========      ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2003, 2002, AND 2001
                    (Dollars in thousands, except share data)

NOTE 28 QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                                      Quarters Ended
                                                             ----------------------------------------------------------------
                                                              December 31,    September 30,       June 30,        March 31,
                                                                  2003            2003              2003            2003
                                                             -------------    -------------    -------------    -------------
Interest income.........................................     $       6,296    $       4,071    $       6,998    $       6,757
Interest expense........................................             9,162           10,823            9,405            9,326
Provision for loan losses...............................               (14)             415           (3,251)             166
                                                             -------------    -------------    -------------    -------------
   Net interest income (expense) after provision for
     loan losses........................................            (2,852)          (7,167)             844           (2,735)
Non-interest income.....................................            48,871           46,843           39,401           42,382
Non-interest expense....................................            41,619           35,027           34,335           46,520
Distributions on Capital Securities.....................                --               --            1,529            1,529
                                                             -------------    -------------    -------------    -------------

Income (loss) before minority interest and income taxes.             4,400            4,649            4,381           (8,402)
Minority interest in net income (loss) of subsidiaries..               184              (28)              73              263
Income taxes expense (benefit)..........................               130                6              305              307
                                                             -------------    -------------    -------------    -------------
Net income (loss).......................................     $       4,454    $       4,615    $       4,149    $      (8,446)
                                                             =============    =============    =============    ==============
Earnings (loss) per share
   Basic................................................     $        0.07    $        0.07    $        0.06    $       (0.13)
   Diluted..............................................     $        0.07    $        0.07    $        0.06    $       (0.13)

                                                                                      Quarters Ended
                                                             ----------------------------------------------------------------
                                                              December 31,    September 30,      June 30,         March 31,
                                                                  2002            2002             2002             2002
                                                             -------------    -------------    -------------    -------------
Interest income.........................................     $       7,103    $       8,612    $       8,806    $      12,714
Interest expense........................................            11,727           12,925           14,714           16,396
Provision for loan losses...............................             3,119             (901)          10,732              679
                                                             -------------    -------------    -------------    -------------
   Net interest income (expense) after provision for
     loan losses........................................            (7,743)          (3,412)         (16,640)          (4,361)
Non-interest income.....................................            41,978           37,520           12,593           41,921
Non-interest expense....................................            41,065           36,586           44,585           55,390
Distributions on Capital Securities.....................             1,529            1,529            1,566            1,663
                                                             -------------    -------------    -------------    -------------
Income (loss) before income taxes and effect of change
   in accounting principle..............................            (8,359)          (4,007)         (50,198)         (19,493)
Minority interest in net loss of subsidiaries...........               (99)              --               --               --
Income taxes expense (benefit)..........................             1,818               --               --            1,165
                                                             -------------    -------------    -------------    -------------
Income (loss) before effect of change in accounting
   principle............................................           (10,078)          (4,007)         (50,198)         (20,658)
Effect of change in accounting principle, net of taxes..                --               --               --           16,166
                                                             -------------    -------------    -------------    -------------
Net income (loss).......................................     $     (10,078)   $      (4,007)   $     (50,198)   $      (4,492)
                                                             =============    =============    =============    =============
Earnings (loss) per share
   Basic and diluted....................................     $       (0.15)   $       (0.06)   $       (0.75)   $       (0.07)

SHAREHOLDER INFORMATION

Price Range of the Company's Common Stock

         Our common stock is traded under the symbol "OCN" on the New York Stock Exchange ("NYSE"). The following table sets forth the high and low sales prices for our common stock, as traded on the NYSE:

                                                          High           Low
                                                       ----------     ----------
2003
First quarter....................................      $     3.40     $     2.71
Second quarter...................................            4.87           3.13
Third quarter....................................            5.09           4.12
Fourth quarter...................................            8.88           4.60

2002
First quarter....................................      $     8.48     $     6.47
Second quarter...................................            7.50           5.31
Third quarter....................................            5.80           2.67
Fourth quarter...................................            3.05           2.28

         At the close of business on March 10, 2004, our common stock price was $9.49.

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

         As a holding company, the payment of any dividends by us will be significantly dependent on dividends and other payments received from our subsidiaries, including the Bank. For a description of limitations on our ability to pay dividends on our common stock and on the ability of the Bank to pay dividends, see Note 21 to our Consolidated Financial Statements.

Number of Holders of Common Stock

         At March 10, 2004, 67,960,607 shares of our common stock were outstanding and held by approximately 1,292 holders of record. Such number of stockholders does not reflect the number of individuals or institutional investors holding our stock in nominee name through banks, brokerage firms and others.