Form 10-K, Exhibit 13
period 2004-12-31
OCWEN FINANCIAL CORP
filed 2005-03-16
CIK 873860

EXHIBIT 13.1

FINANCIAL TABLE OF CONTENTS

SELECTED CONSOLIDATED FINANCIAL INFORMATION.........................    10

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................    13

REPORT OF MANAGEMENT................................................    65

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM...    66

CONSOLIDATED FINANCIAL STATEMENTS...................................    67

SHAREHOLDER INFORMATION.............................................   115

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except share data)

        The following tables present selected consolidated financial information of Ocwen Financial Corporation and its subsidiaries at the dates and for the years indicated. Our historical operations and balance sheet data at and for the years ended December 31, 2004, 2003, 2002, 2001, and 2000 have been derived from our audited financial statements. We have reclassified certain amounts included in the 2003, 2002, 2001 and 2000 selected consolidated financial information to conform to the 2004 presentation. The selected consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, the information we have provided in our Consolidated Financial Statements and the Notes to Consolidated Financial Statements on pages 65 to 114.

                                                                           For the Years Ended December 31,
                                                       -----------------------------------------------------------------------
                                                          2004           2003           2002           2001           2000
                                                       -----------    -----------    -----------    -----------    -----------
BALANCE SHEET DATA
Total assets .......................................   $ 1,327,493    $ 1,240,118    $ 1,222,242    $ 1,711,150    $ 2,249,420
  Trading securities, at fair value (1):
    Investment grade securities ....................   $    86,215    $     6,679    $    21,556    $    16,191    $   277,595
    Subordinates and residuals .....................   $    39,527    $    42,841    $    37,339    $    65,058    $   112,647
  Real estate (1) (3) ..............................   $    18,732    $   103,943    $   120,715    $   240,779    $   291,851
  Affordable housing properties (1) ................   $     5,641    $     7,410    $    15,319    $   102,069    $   142,812
  Loans, net (1) ...................................   $     3,792    $    28,098    $    76,857    $   185,293    $   631,634
  Match funded assets, net (2) .....................   $   280,760    $   130,087    $   167,744    $   174,351    $   116,987
    Advances on loans and loans serviced for
     others (1) ....................................   $   240,430    $   374,769    $   266,356    $   283,183    $   277,055
  Mortgage servicing rights (1) ....................   $   131,409    $   166,495    $   171,611    $   101,107    $    51,426
Total liabilities ..................................   $   995,855    $   921,574    $   853,496    $ 1,270,885    $ 1,666,464
  Deposits and escrows (4) .........................   $   427,276    $   562,832    $   510,956    $   730,443    $ 1,258,360
  Match funded liabilities (5) .....................   $   244,327    $   115,394    $   147,071    $   156,908    $   107,050
  Debt securities, lines of credit and other secured
   borrowings (6) (7) ..............................   $   281,861    $   206,633    $   159,721    $   244,609    $   206,263
Capital Securities (7) .............................   $        --    $        --    $    56,249    $    61,159    $    79,530
Stockholder's equity (8) ...........................   $   330,108    $   317,258    $   310,718    $   379,106    $   503,426

OTHER DATA
Average assets .....................................   $ 1,315,687    $ 1,300,491    $ 1,435,105    $ 1,983,657    $ 2,566,093
Average equity .....................................   $   322,705    $   308,940    $   346,918    $   448,752    $   456,166
Return on average assets:
  Income (loss) before effect of change in
   accounting principle ............................          4.39%          0.37%         (5.92)%        (6.29)%         0.09%
  Net income (loss) ................................          4.39%          0.37%         (4.79)%        (6.29)%         0.09%
Return on average equity:
  Income (loss) before effect of change in
   accounting principle ............................         17.89%          1.54%        (24.48)%       (27.81)%         0.48%
  Net income (loss) ................................         17.89%          1.54%        (19.82)%       (27.81)%         0.48%
Average equity to average assets ...................         24.53%         23.76%         24.17%         22.62%         17.78%
Net interest spread ................................          2.12%          2.78%          0.99%          1.36%          2.85%
Net interest margin ................................         (1.71)%        (4.69)%        (3.62)%        (1.03)%        (1.94)%
Efficiency ratio (9) ...............................         89.20%         96.68%        153.81%        111.55%         78.04%
Bank regulatory capital ratios at end of period:
  Tangible .........................................         21.97%         14.93%         15.28%         13.43%         13.83%
  Core (Leverage) ..................................         22.07%         15.09%         15.51%         13.64%         13.83%
  Risk-based .......................................         32.16%         14.95%         21.71%         23.33%         21.83%

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except share data)

                                                                           For the Years Ended December 31,
                                                       -----------------------------------------------------------------------
                                                          2004           2003           2002           2001           2000
                                                       -----------    -----------    -----------    -----------    -----------
OPERATIONS DATA
Net income (loss) ..................................   $    57,724    $     4,772    $   (68,775)   $  (124,782)   $     2,193
Total non-interest revenue (10) ....................   $   223,027    $   177,497    $   134,012    $   174,289    $   201,475
  Servicing and related fees (1) ...................   $   160,062    $   139,744    $   127,787    $   122,808    $    86,450
  Vendor management fees (1) .......................   $    46,986    $    29,842    $    18,299    $    13,988    $    11,089
  Gain (loss) on trading and match funded
   securities, net .................................   $      (537)   $     3,344    $     7,012    $    16,330    $    (3,971)
  Valuation gains (losses) on real estate (11) .....   $    (5,110)   $    (7,430)   $   (35,002)   $   (22,282)   $   (27,378)
  Gain (loss) on sale of real estate (11) ..........   $     1,556    $       466    $     4,098    $    14,156    $    45,464
  Operating income (loss) from real estate (11) ....   $       605    $     5,128    $     7,864    $     4,495    $    17,538
  Amortization of excess of net assets acquired over
   purchase price (13) .............................   $        --    $        --    $        --    $    18,333    $    14,112
  Gain (loss) on repurchase of debt (6) ............   $        --    $      (445)   $    (1,461)   $     3,774    $    29,703
Net interest income (expense) ......................   $    (6,688)   $   (14,594)   $   (18,527)   $    (9,958)   $    15,726
Provision for loan losses ..........................   $    (1,881)   $    (2,684)   $    13,629    $    15,666    $    15,177
Total non-interest expense .........................   $   192,982    $   157,501    $   117,626    $   183,316    $   170,001
Income tax expense (benefit) (12) ..................   $   (32,324)   $       748    $     2,983    $    83,000    $    18,947
Distributions on Capital Securities ................   $        --    $     3,058    $     6,287    $     7,131    $    11,380
Effect of change in accounting principle,
 net of taxes (13) .................................   $        --    $        --    $    16,166    $        --    $        --

EARNINGS (LOSS) PER SHARE
  Basic:
    Net income (loss) before effect of accounting
     change ........................................   $      0.88    $      0.07    $     (1.26)   $     (1.86)   $      0.03
    Effect of change in accounting principle, net
     of tax ........................................            --             --           0.24             --             --
                                                       -----------    -----------    -----------    -----------    -----------
      Net income (loss) ............................   $      0.88    $      0.07    $     (1.02)   $     (1.86)   $      0.03
                                                       ===========    ===========    ===========    ===========    ===========
  Diluted:
    Net income (loss) before effect of accounting
     change ........................................   $      0.82    $      0.07    $     (1.26)   $     (1.86)   $      0.03
    Effect of change in accounting principle, net
     of tax ........................................            --             --           0.24             --             --
                                                       -----------    -----------    -----------    -----------    -----------
      Net income (loss) ............................   $      0.82    $      0.07    $     (1.02)   $     (1.86)   $      0.03
                                                       ===========    ===========    ===========    ===========    ===========
  Weighted average common shares outstanding:
    Basic ..........................................    65,811,697     67,166,888     67,321,299     67,227,058     67,427,662
    Diluted ........................................    73,197,255     68,063,873     67,321,299     67,227,058     67,464,043

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except share data)

NOTES TO SELECTED CONSOLIDATED FINANCIAL INFORMATION

(1) Beginning in late 1999 and early 2000, we shifted our business activities away from businesses involving the acquisition of the loans, real estate, residual and subordinate trading securities and affordable housing properties. Since then, our results reflect the ongoing management and resolution of these assets. At the same time we shifted our focus toward

(2) growing fee-based businesses, primarily Residential Loan Servicing and Ocwen Technology Xchange ("OTX"), our technology solutions business. As a result, our investment in mortgage servicing rights and servicing advances has grown, as well as the related residential servicing fees. Additionally, we have incurred losses in the development and marketing of OTX products. Those losses (pre-tax) amounted to $(3,862), $(11,520), $(24,144) and $(36,392) and $(33,951) during 2004, 2003, 2002, 2001 and
        2000, respectively. See "Overview of Risks and Related Critical Accounting Policies" and "Results of Operations - Segment Results".

(3) Match funded assets at December 31, 2000 were comprised solely of securitized loans and securities. Match funded assets at December 31, 2004, 2003, 2002 and 2001 also included $276,626, $105,788, $121,702 and
        $101,963, respectively, of loan servicing advances which were sold but did not qualify as a sale for accounting purposes. We have accounted for these transactions as secured borrowings with pledges of collateral (match funded liabilities). See "Changes in Financial Condition - Match Funded Assets".

(4) Real estate, which includes properties we acquired by foreclosures on loans we owned, has declined as a result of sales and our exit from the loan acquisition businesses. See "Changes in Financial Condition - Real Estate".

(5) Since 2000, we have been reducing our reliance on brokered certificates of deposit as a source of funding. The amount of such deposits outstanding amounted to $26,418, $84,426, $198,248, $483,149 and
        $968,432 at December 31, 2004, 2003, 2002, 2001 and 2000, respectively.
        See "Banking Operations" and "Liquidity, Commitments and Off-balance Sheet Risks".

(6) Match funded liabilities at December 31, 2004, 2003, 2002 and 2001 included $240,193, $94,967, $106,797 and $91,766, respectively, collateralized by loan servicing advances. See "Changes in Financial Condition -Match Funded Liabilities".

(7) During 2003, 2002, 2001, and 2000 we repurchased a total of $33,500, $77,095, $13,025, and $146,755, respectively, of fixed rate debt with high interest rates. Balance at December 31, 2004 and 2003 includes the $56,249 outstanding balance of our Capital Securities. See "Changes in Financial Condition - Debt Securities" and - "Lines of Credit and Other Secured Borrowings".

(8) Effective with our adoption of Statement of Financial Accounting Standard (`SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", on July 1, 2003, we reclassified the $56,249 outstanding balance of our Capital Securities to Debt Securities. Beginning with the third quarter of 2003, distributions are reported as interest expense.

(9) Stockholders' equity reflects our repurchase of 5,481,100 common shares for $49,449 in 2004, 500,000 shares for $2,262 in 2003 and 1,388,300 shares for $8,996 in 2000.

(10) The efficiency ratio represents non-interest expense divided by the sum of net interest income before provision for loan losses and non-interest revenue.

(11) Non-interest revenue for 2000 included a gain of $20,025 from the sale of our unconsolidated investment in Kensington Group PLC ("Kensington") in November 2000. Kensington was engaged in the subprime mortgage loan origination business in the UK.

(12) Valuation losses, gains on sales and operating income related to real estate has been declining since 2000 primarily as a result of declines in our commercial real estate investments. At December 31, 2004, commercial real estate consisted of one property and two partnership interests. See (3) above.

(13) Income tax expense we recorded for 2001 and 2000 included $83,000 and $17,500, respectively, of net provisions to increase the valuation allowance on prior years' deferred tax assets. No such provision was required for 2003 or 2002. The ($32,324) income tax benefit for 2004 resulted in large part from a partial reversal of the valuation allowance on our deferred tax asset that was established in prior years. See "Results of Operations - Income Tax Expense (Benefit)".

(14) Upon adoption of SFAS No. 142, "Goodwill and Other Intangible Assets", effective January 1, 2002 we reversed the unamortized balance of the excess of net assets acquired over purchase price (negative goodwill) of $18,333 we had originally recorded in connection with our acquisition of Ocwen Asset Investment Corp. ("OAC") in 1999 and recorded $3,333 of impairment charges on goodwill and intangible assets. These amounts have been reported as the effect of a change in accounting principle, net of an income tax benefit of $1,166. See Notes 1 and 2 to our Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        The following discussion of our results of operations, consolidated financial condition and capital resources and liquidity should be read in conjunction with our Selected Consolidated Financial Information, Consolidated Financial Statements and the related notes, all included elsewhere herein.

OVERVIEW OF RISKS AND RELATED CRITICAL ACCOUNTING POLICIES

        For the past several years, we have been undergoing a fundamental transition in the nature of our business. In late 1999 and early 2000, we began the execution of our strategic plan to shift our business activities away from capital-intensive businesses involving the purchase or origination of loans, real estate and related assets toward less capital-intensive businesses that generate fee-based revenues. As a result, we generally ceased to originate or invest in assets in certain of our business segments ("non-core businesses") unless contractually committed to do so. However, we continued to actively manage and resolve the remaining assets in these segments. Our primary goal is to become the leading provider of third party outsourcing solutions to the mortgage and real estate industries. Key elements of our strategy are summarized as follows:

    . continuing to grow our residential loan servicing business, including through the opportunistic acquisition of servicing and subservicing rights;
    . continuing our globalization efforts through both the expansion of our international facilities and the expansion of the potential client base for our products and services;
    . expanding our other core businesses, such as unsecured debt collection, business process outsourcing and the sale or licensing of our proprietary technology;
    . diversifying our funding sources by eliminating our reliance on deposits and utilizing alternative funding sources, such as securitizing our rights to receive reimbursement for servicing advances;
    . terminating the status of Ocwen Federal Bank ("the Bank"), a wholly owned subsidiary, as a federal savings bank, which would eliminate the restrictions imposed on the amount of mortgage servicing rights that we may obtain and therefore provide us more flexibility to grow our residential servicing business; and
    . continuing to actively manage and resolve our remaining non-core assets and aggressively pursuing ways to reduce our exposure to these assets, including through opportunistic sales.

        As of December 31, 2004, our core and non-core businesses were as follows:

        Core Businesses                      Non-Core Businesses
        --------------------------------     -------------------
        Residential Loan Servicing           Commercial Assets
        Ocwen Technology Xchange ("OTX")     Affordable Housing
        Ocwen Realty Advisors ("ORA")        Subprime Finance
        Ocwen Recovery Group
        Business Process Outsourcing
        Commercial Servicing

        Additionally, we account for certain items of revenue and expense that are not directly related to a business unit in our Corporate Items and Other segment. Included in our Corporate Items and Other segment is interest income on short-term investments of cash and the related costs of financing these investments, results of business activities that are not significant, gains and losses on the early retirement of debt and certain other corporate income and expense items.

        Risks Relating to Our Business. The following is a discussion of the principal risk factors that relate to our businesses and that may affect future results.

Our success is highly dependent upon our ability to acquire and accurately price mortgage servicing rights, as well as general economic conditions in the geographic areas in which we service loans.

        The primary risk associated with mortgage servicing rights is that they will lose a portion of their value as a result of higher than anticipated prepayments occasioned by declining interest rates or because of higher than anticipated delinquency rates occasioned by deteriorating credit conditions. Interest rates, prepayment speeds and the payment performance of the underlying loans significantly affect both our initial and ongoing valuations and the rate of amortization of mortgage servicing rights. In general, the value of mortgage servicing assets is affected by increased mortgage refinance activity that is influenced by changes in borrowers' credit ratings, shifts in value in the housing market and interest rates. While such assets tend to decrease in value as interest rates decrease, they tend to increase in value as interest rates increase. Increases in prepayment speeds result in increases in the amortization expense of our mortgage servicing rights. As of December 31, 2004, we held $131,409 of mortgage servicing rights.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

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

        In determining the purchase price for servicing rights, management makes assumptions regarding the following, among other things:

    .   the rates of prepayment and repayment within the pools;
    .   projected rates of delinquencies and defaults;
    .   our cost to service the loans;
    .   amounts of future servicing advances;
    .   ancillary fee income;
    .   our ability to service and resolve loans successfully; and
    .   future interest rates.

        If these assumptions are inaccurate or the bases for the assumptions change, the price we pay for servicing rights may be too high. This could result in reduced revenue or a loss to us. Therefore, our success is highly dependent upon accuracy in our pricing of servicing rights, as well as general economic conditions in the geographic areas in which we service loans.

We rely on data from a third party vendor in the pricing of mortgage servicing rights in our residential loan servicing business.

        Our residential loan servicing business uses data that we purchase from a third party that runs a model on which we base our bids for mortgage servicing rights. This model projects, among other things, prepayment speeds and delinquencies. Problems with this relationship or a disruption in this service could disrupt our operations or adversely affect our financial results.

Our strategy to grow our business is subject to uncertainty.

        Our corporate strategy focuses on growing our servicing of assets owned by others, growing our activities to provide business process outsourcing to others and the development of loan origination and servicing technology for the mortgage and real estate industries. Many factors could adversely affect our ability to realize this strategy, including general economic factors, the general interest rate environment, our ability to maintain the servicing ratings assigned to us by rating agencies, government regulation, competition, our ability to obtain mortgage servicing rights, the effectiveness of our marketing initiatives, our ability to recruit or replace experienced management and operations personnel, the success of our international operations and the availability of funding. In addition, there can be no assurance that we will be able to accomplish our strategic objectives as a result of changes in the nature of our operations over time or that such changes will not have a material adverse effect from time to time or generally on our business, financial condition or results of operations.

A downgrade in our servicer ratings could have an adverse effect on our business, financial condition or results of operations.

        We are rated as a mortgage servicer by Standard & Poor's Ratings Services ("Standard & Poor's), Moody's Investors Service, Inc. ("Moody's") and Fitch Ratings ("Fitch"). Our favorable servicer ratings from these entities are important to the conduct of our loan servicing business. Standard & Poor's has placed our servicing ratings on negative watch. We can provide no assurance that this rating, or the ratings assigned by Moody's and Fitch, will not be downgraded in the future. Any such downgrade could have an adverse effect on our business, financial condition or results of operations.

Our earnings may be inconsistent.

        As discussed in the overview above, since late 1999 and early 2000, we have implemented our strategy to shift our business activities away from capital-intensive businesses involving the purchase or origination of loans, real estate and related assets towards less capital-intensive businesses that generate fee-based revenues. The resulting exit from certain businesses and entry into others resulted in variations in our results of operations and earnings. Our past financial performance may not be considered a reliable indicator of future performance, and historical trends may not be reliable indicators of anticipated results or trends in future periods.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        In addition to inconsistency in results caused by our entry into or exit from businesses in recent years, the consistency of our operating results has been and may continue to be significantly affected by inter-period variations in our current operations, including:

    . the amount of servicing rights acquired, and the changes in realizable value of those assets due to, among other factors, increases or decreases in prepayment speeds;
    . gains or losses realized from the disposition of our remaining non-core assets; and
    .   changes in the earnings or losses of our other core business segments.

        In addition, our operating results have been significantly affected by certain non-recurring items. Items reported by us in prior periods may not be repeated in future periods.

We incur significant costs related to governmental regulation.

        Our business is subject to extensive regulation and supervision by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on a substantial portion of our operations. Our banking and servicing activities are subject to numerous federal agencies, laws and regulations, including the Office of Thrift Supervision ("OTS"), the Federal Deposit Insurance Corporation ("FDIC"), the Board of Governors of the Federal Reserve System, the Federal Home Loan Bank of New York, the Home Owners' Loan Act, the Federal Deposit Insurance Act, the Community Reinvestment Act and provisions of the Gramm-Leach-Bliley Act and USA PATRIOT Act. The Bank is currently a federally chartered savings bank. As such, it is subject to regulation, examination and supervision by the OTS and FDIC. We also are required to comply with a variety of federal, state and local consumer protection laws, including the Fair Debt Collections Practice Act, Real Estate Settlement Procedures Act and the Equal Credit Opportunity Act and are subject to the rules and regulations of state regulatory authorities with respect to our operations. These requirements can and do change as statutes and regulations are enacted, promulgated or amended.

        These statutes and regulations, among other things, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers, prohibit discrimination and, in some cases, fix maximum interest rates, finance charges, fees and mortgage loan amounts. We incur significant costs on an on-going basis to comply with governmental regulations, which adversely affects our net income. If our regulators impose new or more restrictive requirements, we may incur additional significant costs to comply with such requirements, which could adversely affect our net income.

        If, as described under "Banking Operations", we were to no longer control a federal savings bank, we would no longer be subject to federal banking regulations but would remain subject to certain federal, state and local consumer protection provisions. We also would become subject to regulation in a number of states as a mortgage service provider and/or as a debt collector. We have not previously operated our mortgage servicing business under such regulatory regimes and there can be no assurance that this transition would not result in additional costs or uncertainties that would have a material adverse effect on the profitability of our mortgage servicing business.

Governmental and legal proceedings and related costs could adversely affect our financial results.

        We face the risk of governmental proceedings and litigation, including class action lawsuits, challenging our residential loan servicing and other business practices. On April 19, 2004, the Bank entered into a Supervisory Agreement with the OTS. See "Banking Operations" and Note 22 to the Consolidated Financial Statements. While we do not expect that compliance with the agreement will have a material adverse impact on our financial condition, results of operations or cash flows, the OTS or other regulatory agencies may take additional actions to require the Bank to implement measures relating to our servicing practices, including with respect to the matters that are the subject of the Supervisory Agreement, other matters on which we communicate with the OTS from time to time or otherwise. In addition, if the OTS were to determine that we failed to comply with the Supervisory Agreement or otherwise were to find deficiencies in our mortgage servicing practices, the OTS could initiate an enforcement proceeding against the Bank, which could result in civil money penalties or the imposition of further requirements on the Bank's business practices. Accordingly, there can be no assurance that any such eventualities, were they to occur, would not have a material adverse effect on our financial condition, results of operations or cash flows.

        In addition, we and certain of our affiliates, including the Bank, have been named as defendants in a number of purported class action lawsuits challenging the Bank's residential loan servicing practices. At least one of our competitors has paid significant sums to settle lawsuits brought against it that raised claims similar to those raised in the lawsuits brought against us and our affiliates. Although we believe that we have meritorious legal and factual defenses to the lawsuits, we can provide no assurance that we will ultimately prevail. Litigation and other proceedings may result in the adoption of business practices different from those of our competitors, as well as settlement costs, damages, penalties or other charges, which would adversely affect our financial results.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        Finally, we cannot be certain that litigation relating to businesses other than residential loan servicing will not have an adverse effect on our financial results. For additional information regarding litigation, see Note 27 to the Consolidated Financial Statements.

We may be unable to obtain the necessary additional capital to finance the growth of our business.

        Our financing strategy includes the use of leverage. Accordingly, our ability to remain in business and finance our operations rests in part on our ability to borrow money. Our ability to borrow money depends on a variety of factors, including:

    . our ability to meet our current debt service obligations on our existing debt;
    . our corporate credit rating as evaluated from time to time by rating agencies and the occasion of any changes to their published ratings;
    . our financial performance and the perception that existing and potential lenders have of our financial strength; o our ability to compete with other banks for deposits;
    . limitations imposed on us by regulatory agencies and/or existing lending agreements that limit our ability to raise additional debt; and
    . general economic conditions and the impact they have on the availability of credit.

        An event of default, a negative ratings action by a rating agency, the perception of financial weakness resulting from continuing operating losses, an increase in the cost of competing for deposits, an action by a regulatory authority or a restriction imposed on us as a function of a debt covenant that serves to limit our ability to borrow money, or a general deterioration in the economy that constricts the availability of credit may increase our cost of funds and make it difficult for us to renew existing credit facilities and obtain new lines of credit.

        If, as described under "Banking Operations", we were to cease to control a federal savings bank, we would no longer be able to rely on deposits obtained through the Bank as a source of funding. Although we believe that we would be able to replace these deposits with other financing arrangements, we can provide no assurance that such alternative funding sources would be adequate to meet our needs or would not increase our cost of funds.

Our international operations are subject to political and economic uncertainties and other risks beyond our control.

        We conduct business in the United States, and we have established two software development and servicing operations centers in India. Through Global Servicing Solutions, LLC ("GSS"), a joint venture formed with Merrill Lynch to service assets in other countries, we now have two fully operational offices located in Tokyo, Japan and Taipei, Taiwan. In 2004, we established servicing operations in Toronto, Canada and Mainz, Germany. We have established consulting operations in the United Kingdom and China. In addition, we recently acquired a bank in Germany. Our foreign operations are subject to risks beyond those associated with our United States operations, including:

    .   unexpected changes in local regulatory requirements;
    .   unfavorable changes in trade protection laws;
    .   difficulties in managing and staffing international operations;
    .   potentially adverse tax consequences;
    .   adaptability problems;
    .   increased accounting and control expenses;
    .   the burden of complying with foreign laws;
    .   adverse social, political, labor or economic conditions;
    .   changes in foreign currency exchange rates; and
    .   our limited international experience.

        Although we evaluate hedging strategies to limit the effects of currency exchange rate fluctuations on our results of operations, there can be no assurance that our strategies will achieve their intended purpose. Further, we may be unable to effectively manage the risks listed above in order to realize the benefits of international operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

We face strong competition in our primary business segment.

        We face strong competition from a variety of competitors in our residential loan servicing business. These competitors include several smaller companies focused on servicing as well as a number of large financial institutions. These financial institutions generally have significantly greater resources and access to capital than we do, resulting in a lower cost of funds and a greater ability to purchase mortgage servicing rights. Because a part of our strategy depends on our ability to obtain mortgage servicing rights, we can provide no assurance that such competition will not have an adverse impact on our ability to implement our strategy.

        In general, our competition has intensified in recent years as the low-interest rate environment has created favorable conditions for other companies and banks to enter the residential subprime loan business or expand their existing activities within the industry. While some of these entities only originate and do not currently service loans, there is no assurance that they will not develop internal servicing capability or outsource the servicing function to one of our competitors. Recently, some originators from whom we have purchased servicing rights in the past have developed their own servicing capabilities.

We may be unable to satisfy consumer demand for new technologies.

        Part of our business strategy is to expand our sales of proprietary technology products, including REALServicing, REALTrans and REALSynergy. Rapid change and uncertainty due to new and emerging technologies characterize the software industry. Our ability to grow our technology revenue is dependent upon our ability to develop and introduce new products and enhance existing products to satisfy customer demand for new technologies. Because the pace of change continues to accelerate and new opportunities for competitors arise, our business planning is subject to substantial uncertainty. If we do not successfully identify new product opportunities and develop and bring new products to market in a timely and efficient manner, our business will suffer. New platforms and products may gain popularity with customers, vendors and loan originators, reducing or eliminating the potential for future revenue.

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

        The software industry is inherently complex. New products and product enhancements can require long development and testing periods. While we believe our products are attractive to the mortgage and real estate industries, the computer software industry is subject to rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. We may experience future difficulties that could delay or prevent the successful development, introduction or marketing of our products. Further, our products and product enhancements may not meet the requirements of the marketplace and achieve market acceptance. If we are unable to develop and introduce products of acceptable quality in a timely manner in response to changing market conditions or customer requirements, our business could be adversely affected.

We may not be able to adequately protect our proprietary rights or information.

        Our success is in part dependent upon our proprietary information and technology. We rely on a combination of copyright, trade secret and contract protection to establish and protect our proprietary rights in our products and technology. In general, we enter into intellectual property agreements with all employees (including our management and technical staff) and consultants as well as limit access to and distribution of our proprietary information. We cannot be sure that we have taken adequate steps to deter misappropriation of our proprietary rights or information. Independent third parties may develop products and technology substantially similar to ours. Although we believe that our products and technology do not infringe any proprietary rights of others, we could be subject to claims of infringement in the future.

The loss of the services of our senior managers could have an adverse effect on us.

        The experience of our senior managers is a valuable asset to us. Our chairman and chief executive officer, William C. Erbey, has been with us since our founding in 1987 and our president, Ronald M. Faris, joined us in 1991. Other senior managers of ours have been with us for 10 years or more. We do not have employment agreements with, or maintain key man life insurance relating to, Mr. Erbey, Mr. Faris or any of our other executive officers. The loss of the services of our senior managers could have an adverse effect on us.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

Other industry risks could affect our financial performance.

        We face many industry risks that could negatively affect our financial performance. For example, we face the risk that increased criticism from consumer advocates or the media could hurt consumer acceptance of our services and could lead to the adoption of different business practices. In addition, the financial services industry as a whole is characterized by rapidly changing technologies, and system disruptions and failures may interrupt or delay our ability to provide services to our customers. The secure transmission of confidential information over the Internet is essential to maintain consumer confidence in certain of our services. Security breaches, acts of vandalism, and developments in computer capabilities could result in a compromise or breach of the technology that we use to protect our customers' personal information and transaction data. Consumers generally are concerned with security breaches and privacy on the Internet, and Congress or individual states could enact new laws regulating the electronic commerce market that could adversely affect us. In addition, we rely on our foreign employees for a number of our business processes in our call and data centers overseas. The issue of outsourcing to lower-cost foreign workers and the impact on the U.S. labor market has recently attracted significant negative media and Congressional attention, and Congress or individual states could enact new laws regulating outsourcing that could adversely affect us.

We may be required to repurchase loans or indemnify investors if we breach representations and warranties that we made in connection with the sale of those loans.

        Historically, we purchased and originated loans that were subsequently pooled and securitized or sold outright. While we no longer purchase, originate or securitize a significant volume of loans, on substantially all loans sold we made representations or warranties at the time the loans were sold. We may be required to repurchase loans at a price equal to the then outstanding principal balance of the loan and any accrued and unpaid interest thereon, if there were a breach of those representations or warranties. Additionally, we may be required to advance funds to the securitization trusts or to indemnify the trustee or the underwriters of a securitization under specific circumstances.

        The representations made in connection with our loan sale agreements typically include, among others, representations regarding the nature and condition of the related properties, including environmental issues, the absence of liens, the lack of undocumented mortgage modifications, and validity and enforceability of the mortgages, and the existence of appropriate insurance coverage. We recorded approximately $500 and $1,300 of expenses in 2004 and 2003, respectively, in fulfillment of these guarantees, and our exposure to future obligations in this regard is not estimated to be significant.

We are subject to investment risks.

        A component of our previous business strategy in the Residential Discount Loan and Subprime Finance non-core business lines was the acquisition, origination and securitization of residential mortgage loans. We had historically retained subordinate and residual interests in connection with the securitization of our loans and had acquired other residual interests in connection with our acquisition of OAC. The performance of these securities in prior years was negatively impacted by higher than expected prepayment speeds and credit losses experienced on the mortgage loans collateralizing the securities. We have reduced our exposure to loss on these investments by selling most of the portfolio. However, we remain subject to the risk of loss on our remaining securities primarily to the extent that future credit losses exceed expected credit losses. The fair value of our remaining investment in subordinate and residual securities at December 31, 2004 was $39,527, of which $35,276 represents unrated single family subprime residuals.

Our directors and executive officers collectively own a large percentage of our common shares and could influence or control matters requiring shareholder approval.

        As of December 31, 2004, our directors and executive officers and their affiliates collectively owned or controlled approximately 44% of our outstanding common shares. This includes approximately 30% owned or controlled by our chairman and chief executive officer, William C. Erbey, and approximately 13% owned or controlled by our director and former chairman, Barry N. Wish. As a result, these shareholders could influence or control virtually all matters requiring shareholder approval, including amendment of our articles of incorporation, the approval of mergers or similar transactions and the election of all directors.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        Our most significant business in recent years has been our Residential Loan Servicing business, which has achieved increased transaction volumes during the past three years. Inherent in our growth of this business has been an increase in purchased mortgage servicing rights, an intangible asset representing the present value of the right to service loans in a portfolio. Therefore, the most critical accounting policy for this business line is the methodology we use to determine the value of mortgage servicing rights. Application of this methodology requires the development of a number of estimates, including anticipated amortization and periodic revaluation. We estimate the fair value of our mortgage servicing rights based on the results of our internal valuation and an external valuation obtained from an independent third party valuation specialist. Our internal valuation is performed using an industry standard model which calculates the present value of estimated future cash flows utilizing market based assumptions. The more significant assumptions used in our internal valuation include:

    .   Prepayment speeds
    .   Compensating interest expense
    .   Delinquency experience
    .   Discount rate
    .   Interest rate used for computing the cost of servicing advances
    .   Interest rate used for computing float income
    .   Cost of servicing

        Prepayment speeds and delinquency experience are derived from an industry standard model, for each strata in our mortgage servicing rights. Our strata are based upon loan type, which represents the predominant risk characteristics of the underlying loans, including:

    .   Subprime
    .   ALT A
    .   High-loan-to-value
    .   Re-performing
    .   Special servicing
    .   Non-residential mortgage
    .   Other

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        The graphs presented below provides the overall prepayment speed and delinquency assumptions by strata as of December 31, 2004:

                             [CHART APPEARS HERE]

                             [CHART APPEARS HERE]

        The discount rate, interest rate for the cost of financing advances, interest rate for float income and the cost of servicing are based on the market assumptions provided by our third party valuation specialist. As of December 31, 2004, these assumptions were as follows:

    .   Discount rate of 18%
    . Interest rate of six-month LIBOR plus 300 basis points for the cost of financing advances

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

    .   Interest rate of six-month LIBOR for float income
    . Assumptions regarding the cost of servicing vary by strata, and range from a low of $50 per year for a performing Alt A loan to a high of $1,250 per year for a loan that is in foreclosure.

        Changes in these assumptions are generally expected to impact our results of operations as summarized below:

    . Increases in prepayment speeds generally reduce the value of our mortgage servicing rights as the underlying loans prepay faster, causing higher mortgage servicing rights amortization, higher compensating interest payments and lower overall servicing fees, partially offset by lower overall cost of servicing and increased float balances and income.
    . Increases in delinquencies generally reduce the value of our mortgage servicing rights as the cost of servicing increases during the delinquency period and the amount of servicing advances and related interest expense increases.
    . Increases in the discount rate reduce the value of our mortgage servicing rights due to the lower overall net present value of the combined cash flows.
    . Increases in interest rate assumptions for the cost of servicing advances will increase interest expense, while rate increases will also increase the amount of float earnings we recognize as fee income.
    . Increases in interest rate assumptions also generally increase the value of our mortgage servicing rights as the underlying loans projected prepayment rate slows, while decreases in interest rate assumptions generally reduce the value of our mortgage servicing rights as the underlying loans projected prepayment rate increases.

        We perform an interest rate sensitivity analysis of our mortgage servicing rights portfolio every quarter. We currently estimate that the fair value of the portfolio increases by approximately 7% for every 50 basis point
(bps) increase in interest rates and reduces by approximately 9% for every 50 bps decline in interest rates.

        An impairment analysis is performed after grouping our loans into the seven strata based on loan type, which represent the predominant risk characteristics of the underlying loans. The risk factors used to assign loans to strata include the credit score (FICO) of the borrower, the loan to value ratio, the type of asset (mortgage or non-mortgage) and the default risk.

        We amortize mortgage servicing rights over the period of estimated net servicing income based on our projections of the amount and timing of future cash flows. The amount and timing of servicing asset amortization is adjusted periodically based on actual results and updated projections. During the past two years, the prepayment speeds in our servicing portfolio have increased, resulting in a substantial increase in the rate of amortization of servicing rights.

        Another accounting policy that requires the use of estimates and the application of judgment is the determination of our overall tax provision and the evaluation of the realizability of our gross deferred tax assets in the near term. As of December 31, 2004 we had gross deferred tax assets of $183,610, and a corresponding valuation allowance of $165,927 resulting in a net deferred tax asset of $17,683. Our valuation allowance was primarily established in 2001, when we recorded an $83,000 provision to increase the valuation allowance on our prior years' deferred tax assets. During 2003 and 2002, we provided an additional valuation allowance equal to the amount of any deferred tax assets recorded during the year. During 2004, we recorded a $35,518 partial reversal of the valuation allowance we had established on the deferred tax asset in prior years. The allowance was reduced as a result of refund claims we filed with the IRS that reduced our deferred tax asset as of December 31, 2004 and increased our income tax receivable balance by the same amount. The evaluation of the need to maintain our valuation allowance takes into consideration our recent earnings history, current tax position and estimates of taxable income in the near term. The tax character (ordinary versus capital) and the carry forward periods of certain tax attributes (e.g., capital losses and tax credits) must also be considered. Significant judgment is required in considering the relative impact of negative and positive evidence related to realizability of the deferred tax assets. The determination of the amount of the aggregate valuation allowance is based on scenario analyses of the projected results of operations by line of business resulting in a range of potential valuation allowances, within which a final amount is determined. Reversal of all or a portion of the valuation allowance may be required in the future based on the results or our operations.

BANKING OPERATIONS

        The Bank operates one bank branch in Fort Lee, New Jersey. This location, which provides most of our retail banking services, is primarily focused on the issuance of retail certificates of deposit that currently serve as a source of financing for us. We do not conduct loan origination activities in the Fort Lee branch. We currently also operate several of our core businesses primarily in the Bank: Residential Loan Servicing, ORA and portions of Ocwen Recovery Group. In addition, our non-core Affordable Housing business operates in the Bank, as does a portion of our non-core Commercial Assets business.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        We have an active ongoing dialogue with the OTS regarding our various businesses and business plans, and we continue to be subject to a number of restrictions with respect to our future operations. Arising out of our ongoing dialogue and communications with the OTS, which includes the Supervisory Agreement we entered into on April 19, 2004, we are no longer collecting forbearance and breach fees directly from borrowers whose loans we service. Forbearance fees represent a charge to compensate us for the costs we incur in developing forbearance plans, i.e. alternative payment schedules that enable borrowers to make affordable loan payments and retain their homes during periods of personal economic difficulty. Breach fees represent attorneys' fees we paid to a law firm to whom we had outsourced the process of sending obligatory default notices to borrowers who were delinquent in making their mortgage payments. We reassumed this process internally in September of 2003, thus eliminating these fees prospectively. See Note 22 to the Consolidated Financial Statements for additional information regarding the Supervisory Agreement.

        We have also committed to the OTS to limit our investment in mortgage servicing rights at no more then 60% of core capital (before any deduction thereto for mortgage servicing rights) at the Bank and 50% of stockholders' equity on a consolidated basis. As disclosed in Note 22 to the Consolidated Financial Statements, our investments in mortgage servicing rights are below these limits at December 31, 2004. These commitments effectively limit the size of our residential loan servicing business and, consistent with our strategy of growing that business, we have determined to begin the process of having the Bank terminate its status as a federal savings bank under OTS and FDIC supervision, which would, among other things, eliminate these restrictions on our growth. If this process, which we refer to as "debanking," is completed, we would dissolve the Bank and continue its non-depositary businesses, including its mortgage servicing business, under another subsidiary of our Company, which would be licensed where necessary at the state level. Should debanking be completed, we would no longer be a savings-and-loan holding company and would no longer be able to take deposits in the United States or benefit from federal preemption.

        Our ability to debank is subject to a number of contingencies, many of which are beyond our control, including approvals by the OTS with respect to the application for a voluntary dissolution (which we filed with the OTS on November 24, 2004) and sales of the Bank's deposits to third parties. There can be no assurance that we ultimately will be successful in debanking.

        In connection with our debanking process, on February 4, 2005, we entered into a Branch Purchase and Deposit Assumption Agreement (the "Branch Purchase Agreement") with Marathon National Bank of New York ("Marathon"). Pursuant to the Branch Purchase Agreement, Marathon agreed to assume the deposit liabilities of the accounts associated with the Bank branch facility in Fort Lee, New Jersey. In addition, Marathon will take over the lease and other contracts and acquire assets related to the branch. In connection with that closing, Ocwen will make a cash payment to Marathon, which payment is calculated based upon, among other things, the amount of those deposit account liabilities as of the closing. As of February 28, 2005, the amount of the deposit liabilities of the accounts subject to the Branch Purchase Agreement was approximately $193,000. The transaction is subject to regulatory and other customary approvals and conditions.

        On September 30, 2004, we acquired Bankhaus Oswald Kruber KG ("BOK") a German bank, for $9,737, including acquisition costs. Our primary objectives in acquiring BOK were to diversify our funding sources and to establish a platform to provide services to our multinational client base. The results of operations of BOK are included in our consolidated income statement beginning on October 1, 2004. The excess of the purchase price over the fair value of the net assets acquired (goodwill) related to this transaction is $3,694. We also recorded $1,741 of intangible assets, none of which are subject to amortization. As of December 31, 2004 BOK had assets of $23,043, of which $10,699 were interest earning deposits, and total liabilities of $10,919. BOK is not significant to our current banking operations.

WORKFORCE AND OPERATIONAL CAPACITY

        As of December 31, 2004, we had a total of 3,120 employees, of which 1,032 were in our United States facilities and 2,026 were in our India operations centers. We have developed our India operations centers over the past four years in order to benefit from the cost savings opportunities and quality workforce available in that country. We also had 62 employees in other countries at December 31, 2004.

        In the United States, our operations are concentrated in our headquarters in West Palm Beach, Florida, which had 357 employees as of December 31, 2004, and our operations center in Orlando, Florida, which had 645 staff members as of December 31, 2004. Our Orlando facility has the capacity to house 950 employees on a single shift. In addition, we had 30 employees at various other locations in the United States.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        In India, our operations are located in the cities of Bangalore and Mumbai. Of the 2,026 members of the staff in India as of December 31, 2004, 1,201 were in Bangalore and 825 were in Mumbai. Our India workforce can be summarized by business as follows:

    .   43% are engaged in activities for our Residential Loan Servicing business,
    .   22% support Business Process Outsourcing,
    .   14% support OTX and Technology Services,
    .   17% work in various other business units, and
    . 4% represent various support functions, including Human Resources and Corporate Services, Accounting and Risk Management.

RESULTS OF OPERATIONS

        General. We recorded net income of $57,724 for 2004, as compared to net income of $4,772 for 2003 and a net loss of $(68,775) for 2002. Our basic earnings per share was $0.88 for 2004, as compared to $0.07 for 2003, and a loss per share of $(1.02) for 2002. Net income for 2004 includes an income tax benefit of $(32,324) that largely resulted from a $35,518 partial reversal of the valuation allowance we had established on our deferred tax asset in prior years. Pre-tax income (loss) before minority interest and the effect of a change in accounting principle in 2002 was $25,238, $5,028 and $(82,057) for 2004, 2003
and 2002, respectively. As discussed in "Overview of Risks and Related Critical Accounting Policies", our operating results reflect our ongoing strategy to grow and expand our core businesses while at the same time actively managing and resolving remaining assets not associated with our core business segments.

        Our core businesses recorded combined pre-tax income of $25,112 for 2004, as compared to $27,944 for 2003 and $11,328 for 2002. The $2,832 decline in pre-tax income from core businesses in 2004 as compared to 2003 is primarily due to a $15,229 decline in pre-tax income from Residential Loan Servicing, offset by a $7,658 decline in OTX losses and a $4,777 improvement in Commercial Servicing results. Residential Loan Servicing results for 2004 reflect rising prepayment speeds, low interest rates and an increase in operating expenses. The decline in OTX losses in 2004 reflects an increase in revenue, primarily related to our REALServicing residential loan servicing system. Commercial Servicing results improved primarily due to the growth of our international servicing business. Our non-core business segments recorded pre-tax income of $2,304 in 2004, as compared to losses of $(10,099) and $(65,968) in 2003 and 2002, respectively. The $12,403 improvement in pre-tax earnings from our non-core segments in 2004 as compared to 2003 is primarily due to a $6,380 improvement in Subprime Finance results and a $4,391 reduction in losses from the Commercial Assets segment. Subprime results for 2003 included the $10,000 charge resulting from the Admiral Home Loan arbitration settlement. Commercial Assets results have continued to improve as a result of sales and resolutions of the real estate and loan assets. Impairment charges and loss provisions, which totaled $46,127 in 2002, and net interest expense have all declined significantly in the Commercial Assets segment since 2002. Results of our Corporate Items and Other segment have also continued to improve with a pretax loss of $(2,178) in 2004 as compared to pre-tax losses of ($12,817) and ($27,417) in 2003 and 2002, respectively. This improvement is largely due to reduced interest expense, resulting from reductions in corporate debt and brokered deposits and the recognition of $6,874 of interest income on federal income tax refund claims in 2004. We discuss segment results in detail in our review of segment results, which follows.

        Segment Results. In general, we have ceased conducting any new business activities related to our non-core businesses, although we are actively engaged in the sale or other resolution of the remaining non-core assets. These assets are comprised of loans, real estate, securities held in our residual and subordinate trading portfolio and affordable housing properties. As of December 31, 2004, we held $67,692, of non-core assets, compared to $182,292 and $250,230 at December 31, 2003 and 2002, respectively. As discussed in detail below, the combined pre-tax results of our core business segments declined slightly in 2004, while our non-core segments and the Corporate Items segment all improved significantly during 2004.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

         The following tables present the pre-tax income (loss) and total assets for each of our reportable segments at and for the dates indicated:

                                              Pre-Tax Income (Loss)
                                        For the Years Ended December 31,
                                   ------------------------------------------
                                       2004           2003           2002
                                   ------------   ------------   ------------
Core businesses:
  Residential Loan Servicing ...   $     15,814   $     31,043   $     31,974
  OTX ..........................         (3,862)       (11,520)       (24,144)
  Ocwen Realty Advisors ........          6,466          5,432          2,597
  Ocwen Recovery Group .........          3,916          5,300          4,006
  Business Process Outsourcing..          2,205          1,893            118
  Commercial Servicing .........            573         (4,204)        (3,223)
                                   ------------   ------------   ------------
                                         25,112         27,944         11,328
                                   ------------   ------------   ------------
Non-core businesses:
  Residential Discount Loans ...             --             --            763
  Commercial Assets ............         (5,008)        (9,399)       (49,746)
  Affordable Housing ...........         (3,256)        (4,888)       (31,521)
  Subprime Finance .............         10,568          4,188         14,536
                                   ------------   ------------   ------------
                                          2,304        (10,099)       (65,968)
                                   ------------   ------------   ------------

Corporate Items and Other ......         (2,178)       (12,817)       (27,417)
                                   ------------   ------------   ------------
                                   $     25,238   $      5,028   $    (82,057)
                                   ============   ============   ============

                                            Total Assets
                                            December 31,
                                     ---------------------------
                                         2004           2003
                                     ------------   ------------
Core businesses:
  Residential Loan Servicing .....   $    694,175   $    672,779
  OTX ............................          4,430          5,290
  Ocwen Realty Advisors ..........          2,077          1,056
  Ocwen Recovery Group ...........            541            323
  Business Process Outsourcing ...          2,502          1,010
  Commercial Servicing ...........         13,025          5,241
                                     ------------   ------------
                                          716,750        685,699
                                     ------------   ------------
Non-core businesses:
  Commercial Assets ..............         24,149        133,015
  Affordable Housing .............         36,715         48,974
  Subprime Finance ...............         35,519         39,162
                                     ------------   ------------
                                           96,383        221,151
                                     ------------   ------------
Corporate Items and Other ........        514,360        333,268
                                     ------------   ------------
                                     $  1,327,493   $  1,240,118
                                     ============   ============

        The following table summarizes our remaining investment in non-core assets, which are included in the total asset amounts presented above:

                                         Non-Core Assets
                                           December 31
                                   ---------------------------
                                       2004           2003
                                   ------------   ------------
Non-core businesses:
  Commercial Assets ............   $     21,560   $    126,401
  Affordable Housing ...........          8,839         13,955
  Subprime Finance .............         35,351         38,973
  Corporate Items and Other ....          1,942          2,963
                                   ------------   ------------
                                   $     67,692   $    182,292
                                   ============   ============

        The following is a discussion of the pre-tax income (loss) for each of our reportable business segments.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

CORE BUSINESSES

        Residential Loan Servicing. Through this business we earn fees for providing loan servicing, including asset management and resolution services, to third party owners of subprime and "high loan to value" residential mortgage loans. Subprime residential mortgages comprise the vast majority of loans we service. We acquire the rights to service loans by purchasing them outright or by entering into sub-servicing contracts. Results for the past three years reflect continued growth in the volume of mortgage loans serviced through 2003 and then a decline in 2004, as shown in the table below, reflecting continuing earnings pressure from low interest rates and high prepayments in our servicing portfolio. Not only do prepayments result in the loss of future servicing fees, they also result in increases to the rate at which we amortize the balance of our servicing rights. Prepayments also create an obligation for us to pay compensating interest to investors for the full month of interest on loans that are repaid before the end of a calendar month.

Selected information

                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Number of loans at December 31 .............................        320,185        359,590        336,097
Unpaid principal balance at December 31 ....................   $ 34,524,491   $ 37,697,318   $ 30,738,855
Average unpaid principal balance for the year ..............   $ 35,295,755   $ 33,589,509   $ 26,533,826
Average number of employees:
  United States ............................................            682            626            837
  India ....................................................            817            671            403

                                                                    For the Years Ended December 31,
                                                               ------------------------------------------
                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
  Pre-tax income ...........................................   $     15,814   $     31,043   $     31,974
  Net interest expense .....................................   $     19,397   $     20,892   $     18,304
  Non-interest revenue:
    Servicing and related fees, net:
      Fees .................................................   $    254,270   $    244,191   $    196,053
      Amortization of servicing rights .....................        (96,036)       (93,558)       (58,045)
      Compensating interest expense ........................        (33,115)       (32,315)       (19,758)
                                                               ------------   ------------   ------------
    Total servicing and related fees .......................        125,119        118,318        118,250
    Vendor management fees .................................          3,388          2,487          2,112
    Other ..................................................            219            327           (338)
                                                               ------------   ------------   ------------
  Total non-interest revenue ...............................   $    128,726   $    121,132   $    120,024
                                                               ============   ============   ============
  Non-interest expense .....................................   $     93,515   $     69,196   $     69,746

    . The decline in the unpaid principal balance and number of loans we service for others during 2004 is the result of a continued high level of runoff due to prepayments, and a more cautious acquisition strategy we adopted given the uncertainty of prepayment speeds in the current environment. In addition we have commitments with the OTS to maintain our investment in mortgage servicing rights at or below certain levels. See "Changes in Financial Condition - Mortgage servicing Rights".
    . Servicing and related fees for 2004 and 2003 include $19,286 and $4,714, respectively, of real estate property management fees associated with the contract we entered into with the U.S. Department of Veteran's Affairs (the "VA") in September 2003.
    . We continue to experience low earnings on funds that we have received from borrowers that are held on deposit with an unaffiliated bank ("float balances") as a result of low short-term interest rates. Float income, reported as a component of fee income, amounted to $16,561, $10,821 and $7,757 during 2004, 2003 and 2002, respectively. The yield we earned on float balances averaged 1.38% during 2004 as compared to 1.01% and 1.56% during 2003 and 2002, respectively. See "Non-Interest Revenue - Servicing and Related Fees" for additional details of the principal components of servicing and related fees.
    . The rate of amortization on servicing rights increased in 2004 and 2003 in response to increased actual and projected prepayment volumes, resulting in higher amortization expense. The effect of the increased rate of amortization has been partially offset by the reduction in purchases of servicing rights. The balance of mortgage servicing rights declined $35,086 during 2004 as amortization exceeded purchases. See "Changes in Financial Condition - Mortgage Servicing Rights".
    . During 2004 and 2003, prepayments on our loans serviced for others increased significantly primarily due to lower interest rates. Accordingly, we were required to pay increased compensating interest to the securitization trusts for the full month of interest on loans that are repaid before the end of a calendar month.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

    . The increase in non-interest expense in 2004 as compared to 2003 is primarily due to the following:

        1) A $9,569 increase in costs associated with the property management contract we entered into with the VA in September 2003.

        2) In September 2003, we terminated our agreement with an external law firm to manage certain aspects of our loan resolution function, which included, among other functions, the issuance of obligatory breach notices to delinquent borrowers, for which the law firm charged us a fee. In consideration of evolving Fannie Mae servicing guidelines, we decided to cease to assess these fees to borrowers, although it was legally permissible for us to do so under the mortgage documents. Upon termination of the agreement, we began performing these functions internally. This resulted in the need to hire additional staff to perform these functions, which has increased our compensation and benefit expenses as well as the related occupancy and technology costs. See "Banking Operations".

        3) During 2004, we recorded professional fees of $5,198 and bad debt expense of $1,000 to establish an allowance for multiple breach and forbearance fees, respectively, that we are no longer collecting directly from borrowers. As of December 31, 2004, advances on loans serviced for others are net of an allowance for estimated losses of $4,115 related to the remaining balance of these fees. See "Banking Operations" and "Changes in Financial Condition - Advances on Loans and Loans Serviced for Others".

        OTX. Through this segment we provide technology solutions for the mortgage and real estate industries. OTX products include a residential loan servicing system (REALServicing), a commercial loan servicing system (REALSynergy) and an internet-based vendor management system (REALTrans).

                                                                    For the Years Ended December 31,
                                                               ------------------------------------------
                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Selected information
  Pre-tax income loss ......................................   $     (3,862)  $    (11,520)  $    (24,144)
  Non-interest revenue .....................................         16,352          9,933          6,522
  Non-interest expense .....................................         20,214         21,453         30,667

    . Non-interest revenue for 2004 as compared to 2003 increased primarily as a result of an increase in REALServicing fees, including $2,900 of one-time fees (primarily documentation fees) earned during the second quarter associated with a service contract for use of the REALServicing system.
    . The increase in non-interest revenue in 2003 as compared to 2002 is primarily due to an increase in transaction fees resulting from an increase in REALTrans transaction volumes.
    . The decline in non-interest expense in 2003 as compared to 2002 primarily reflects a decline in compensation and employee benefits, and technology and communication costs as a result of cost reduction efforts.
    . Non-interest expense for 2002 also included a goodwill write-off of $2,231 that resulted from our annual impairment test for that year. This write-off represented the remaining balance of goodwill associated with our REALServicing product.

        Ocwen Realty Advisors. Through ORA we provide residential property valuation services.

                                                                    For the Years Ended December 31,
                                                               ------------------------------------------
                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Selected information
  Pre-tax income ...........................................   $      6,466   $      5,432   $      2,597
  Property valuation fees ..................................         30,373         18,804         14,080
  Non-interest expense:
    Appraisal expenses .....................................         20,747         10,647          9,463
    Other ..................................................          3,089          2,704          2,021
  Gross margin .............................................          9,626          8,156          4,618

    . The increase in property valuation fees and appraisal expenses reflects a significant increase in the volume of property valuation services performed, primarily as a result of the contract we entered into in September 2003 to service foreclosed residential properties for the VA.

        Ocwen Recovery Group. This core business conducts collection activities for third party owners of unsecured receivables and for a portfolio of unsecured credit card receivables that we acquired at a discount in 1999 and 2000. We accounted for our collections of our unsecured credit card receivables portfolio under the cost recovery method through the end of 2001, by which time we reduced the net book value of our unsecured receivables to zero as a result of collections and additional reserves. Beginning in 2002, income is recognized as cash is collected.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

                                                                    For the Years Ended December 31,
                                                               ------------------------------------------
                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Selected information
  Pre-tax income ...........................................   $      3,916   $      5,300   $      4,006
  Non-interest revenue:
    Servicing and related fees (third-party collections) ...         11,821          9,151          6,461
    Recoveries of unsecured credit card receivables owned ..          1,811          2,737          4,191
    Other ..................................................            171            252             --
  Non-interest expense .....................................          9,888          6,840          6,925

    . Recoveries of unsecured credit card receivables owned have declined in 2004 as these portfolios have declined in size and have not been replaced. We have not purchased any unsecured credit card receivables since 2000.
    . The increase in non-interest expense in 2004 reflects in large part an increase in staffing levels, primarily in India.

        Business Process Outsourcing. This business segment began operations in December 2002. The results below primarily reflect the initiation of new outsourcing contracts in 2003 and the expansion of sales and marketing activities in 2004. Business Process Outsourcing provides outsourcing services to third parties including mortgage underwriting, data entry, call center services and mortgage research.

                                                                    For the Years Ended December 31,
                                                               ------------------------------------------
                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Selected information
  Pre-tax income ...........................................   $      2,205   $      1,893   $        118
  Servicing and related fees.. .............................   $      9,493   $      4,496   $        206
  Non-interest expense .....................................   $      7,264   $      2,597   $         88

        Commercial Servicing. This segment includes the results of both our domestic and international servicing of commercial assets. Prior to 2004, domestic commercial servicing was reported as a component of the Commercial Finance segment (re-named Commercial Assets), and the results of our international operations were reported as a separate segment. Results for the prior periods have been restated to conform to this presentation. International servicing is conducted through Global Servicing Solutions, LLC ("GSS"), our 70% owned joint servicing venture with Merrill Lynch. As of the end of 2003, our two offices in Tokyo, Japan and Taipei, Taiwan were fully operational. We also established servicing offices in Toronto, Canada and Mainz, Germany in 2004. We have established consulting operations in the United Kingdom and China. At December 31, 2004, this segment serviced a total of 9,794 loans with an aggregate unpaid principal balance of $13,484,723, the majority of which were serviced by our office in Japan.

                                                                    For the Years Ended December 31,
                                                               ------------------------------------------
                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Selected information
  Pre-tax income (loss) ....................................   $        573   $     (4,204)  $     (3,223)
  Servicing and related fees ...............................   $     15,035   $      6,377   $      3,960
  Non-interest expense .....................................   $     14,692   $     11,151   $      8,733

    . The results for 2004 as compared to 2003 primarily reflects growth in our international servicing of commercial assets through GSS. See "Non-Interest Revenue - Servicing and Related Fees."
    . Results for 2002 primarily reflect a one time consulting project for the government of Jamaica as well as other precedent ventures, now concluded.

NON-CORE BUSINESSES

        Residential Discount Loans. Based on the relative insignificance of the non-core assets remaining in this segment, the remaining assets of this business and any related income or loss arising from their resolution have been included in the Corporate Items and Other segment beginning January 1, 2003. This segment consisted of operations to acquire at a discount and subsequently resolve sub-performing and non-performing residential mortgage loans. We have not acquired any residential discount loans since 2000. See "Changes in Financial Condition - Loans, Net."

        Commercial Assets. Results for this non-core segment reflect our continuing exit from the commercial loan and real estate businesses. We have not purchased any commercial assets since 2000. With the exception of loans made to facilitate the sale of our own assets, we have also not originated any commercial loans since 2000. Since then, this business has consisted of the management, repositioning, and resolution of the remaining non-core assets. At December 31, 2004, the $21,560 of non-core assets remaining in this business consisted of four real estate assets (a shopping center, a parcel of land and two partnership interests) with a combined net carrying value of

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

$18,217 and one unrated subordinate security with a fair value of $3,343. We sold three real estate properties during 2004 and the remaining loans were either repaid or sold during the year. We regularly assess the value of our remaining assets and provide additional loss reserves or impairment charges as appropriate. In February 2005, we sold the subsidiary that held our investment in our shopping center located in Halifax, Nova Scotia. See "Changes in Financial Condition - Loans, Net and - Real Estate".

                                                                    For the Years Ended December 31,
                                                               ------------------------------------------
                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Selected information
  Pre-tax income loss ......................................   $     (5,008)  $     (9,399)  $    (49,746)
  Net interest expense .....................................            338          7,217          7,627
  Provision for loan losses ................................         (1,651)        (3,095)        12,814
  Non-interest revenue:
    Valuation gains (losses) on real estate ................         (5,075)        (7,184)       (33,313)
    Gain (loss) on sales of real estate ....................          1,110             97          1,055
    Operating income (loss) from real estate ...............            682          4,969          9,107
    Other ..................................................          1,286            926           (695)
  Non-interest expense .....................................          4,324          4,085          5,458

    . The decline in net interest expense reflects the decline in loans and real estate.
    . The negative provision for loan losses in 2004 and 2003 resulted from the recovery of excess reserves on loan resolutions and sales during those years. See "Provision for Loan Losses".
    . The decline in valuation losses and operating income in 2004 and 2003 reflects the decline in the number of real estate assets remaining as a result of sales and the decline in loan foreclosures. See "Non-Interest Revenue - Operating Income (Loss) from Real Estate and - Valuation Gains (Losses) on Real Estate".
    . Non-interest expense for 2002 included a provision of $2,250 to provide for the settlement of a lawsuit. See "Non-interest Expense - Professional Services and Regulatory Fees" for additional information regarding the settlement of this litigation.

        Affordable Housing. Historically, we invested in affordable housing properties primarily through a series of limited partnerships. Except to complete those projects in which an investment had already been made, we ceased making investments in properties in 2000 as part of our shift in strategy to fee-based businesses and because the volume of tax credits being generated was exceeding our ability to utilize them effectively. Since that time, we have been marketing these properties for sale. Our investment in affordable housing properties at December 31, 2004 consisted of one limited partnership property with a carrying value of $5,641. This compares to four properties at December 31, 2003 with an aggregate carrying value of $7,410. In addition, this segment had $3,198 of loans outstanding at December 31, 2004 to the one remaining limited partnership property, which we do not consolidate in our financial statements. While we cannot project sales with certainty, we believe that it is possible that we will sell the remaining property before the end of 2005 and that new sources of financing will be established to repay the remaining loan balance. We regularly assess the carrying value of our remaining assets and provide additional loss reserves as appropriate. At December 31, 2004, our combined reserves associated with affordable housing properties and loans amounted to 50% of the remaining book value of such assets as compared to 55% at December 31, 2003 and 48% at December 31, 2002.

                                                                        For the Years Ended December 31,
                                                                   ------------------------------------------
                                                                       2004           2003           2002
                                                                   ------------   ------------   ------------
Selected information
  Pre-tax income loss ..........................................   $     (3,256)  $     (4,888)  $    (31,521)
  Net interest expense .........................................          1,226          2,767          4,449
  Provision for loan losses ....................................           (112)           151          3,392
  Loss (gain) on investments in affordable housing properties ..           (255)           285         21,915

    . Net interest expense has declined primarily because of a decline in the assets of this segment, most of which do not earn interest.
    . Loss on investments in affordable housing properties for 2002 included charges of $17,350 for estimated losses on the sale of the properties and a $3,944 charge to record a discount arising from the sale of properties. During 2002, we sold seven affordable housing properties for cash and a non-interest bearing note receivable. A discount was recorded on the long-term note receivable in the amount of $3,944 and is being accreted to income over the term of the note receivable, which extends through September 2014. The discount rate utilized was based on the 10-year Treasury rate at the date of the sale. See "Changes in Financial Condition - Receivables".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        Subprime Finance. We were engaged in domestic subprime residential lending prior to ceasing originations in August of 1999; however, we have continued to manage and resolve the remaining non-core assets. At December 31, 2004, the non-core assets remaining in this business consisted primarily of unrated single family subprime residual trading securities with a fair value of $35,276. These securities are presently generating income and return of principal through cash flows. See "Changes in Financial Condition - Trading Securities".

                                                                    For the Years Ended December 31,
                                                               ------------------------------------------
                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Selected information
  Pre-tax income ...........................................   $     10,568   $      4,188   $     14,536
  Interest income ..........................................         14,810         16,717         14,661
  Interest expense .........................................          1,047          1,507          2,874
  Gain (loss) on trading securities, net ...................         (2,004)         2,932          7,287
  Non-interest expense .....................................          2,271         13,936          4,646

    . The decline in interest income in 2004 as compared to 2003 is primarily due to a decline in cash flow distributions received on our U.K. unrated single family subprime residual securities. Interest income increased during 2003 as compared to 2002 primarily as a result of an increase in cash flow distributions received on these securities.
    . Gain (loss) on trading securities for 2002 included $4,840 of realized gains on sales. See "Gain (Loss) on Trading and Match Funded Securities, Net".
    . Non-interest expense for 2003 includes the $10,000 charge related to the conclusion of the Admiral Home Loan arbitration. See "Non-interest Expense - Professional Services and Regulatory Fees" for additional information regarding this arbitration.

        Corporate Items and Other. Pre-tax results for this segment include business activities that are individually insignificant (including BOK), interest income on cash and cash equivalents, interest expense on corporate assets, gains and losses from debt repurchases and general corporate expenses. The table below presents the more significant amounts included in each of the periods indicated.

                                                                    For the Years Ended December 31,
                                                               ------------------------------------------
                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Selected information
  Pre-tax income (loss) ....................................   $     (2,178)  $    (12,817)  $    (27,417)
  Net interest income (expense) ............................            617         (1,150)        (5,952)
  Non-interest revenue .....................................         11,694            677         (5,091)
  Non-interest expense .....................................         14,606         11,327         10,085

    . Net interest expense has declined primarily as a result of repurchases and maturities of high interest rate debt, and the ongoing reduction in brokered deposits. See "Changes in Financial Condition - Debt Securities" and "- Deposits".
    . Effective with our adoption of SFAS No. 150 effective July 1, 2003, distributions on our Capital Securities are reported in the consolidated statement of operations as interest expense beginning in the third quarter of 2003. For purposes of this analysis, net interest expense includes distributions on Capital Securities for all years.
    . Non-interest revenue for 2004 includes $6,874 of interest income on federal income tax refund claims. See "Changes in Financial Condition - Receivables" for additional information regarding these claims.
    . Non-interest revenue for 2003 and 2002 includes losses on repurchases of debt of $445 and $1,461, respectively.
    . Non-interest expense for 2004, 2003 and 2002 included $9,047, $1,932 and $1,743, respectively, of legal fees and settlements.

        See Note 26 to our Consolidated Financial Statements for additional information related to our operating segments.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        Non-Interest Revenue. The following table sets forth the principal components of our non-interest revenue during the years indicated:

                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Servicing and related fees .................................   $    160,062   $    139,744   $    127,787
Vendor management fees .....................................         46,986         29,842         18,299
Gain (loss) on trading and match funded securities, net ....           (537)         3,344          7,012
Valuation gains (losses) on real estate ....................         (5,110)        (7,429)       (35,002)
Gain (loss) on sales of real estate ........................          1,556            466          4,098
Operating income (loss) from real estate ...................            605          5,127          7,864
Gain (loss) on debt repurchases ............................             --           (445)        (1,461)
Other revenue ..............................................         19,465          6,848          5,415
                                                               ------------   ------------   ------------
  Non-interest revenue .....................................   $    223,027   $    177,497   $    134,012
                                                               ============   ============   ============

        Servicing and Related Fees. Our servicing and related fees are primarily comprised of fees we earned from investors for servicing residential mortgage loans on their behalf. The following table sets forth the principal components of our servicing and related fees for the years indicated:

                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Residential Loan Servicing:
Servicing and related fees:
  Loan servicing fees (1) ..................................   $    166,594   $    166,425   $    139,178
  Late charges .............................................         40,149         35,461         28,075
  Interest on custodial accounts (2) .......................         16,561         10,821          7,757
  Compensating interest expense (3) ........................        (33,115)       (32,315)       (19,758)
  Amortization of servicing rights (4) .....................        (96,036)       (93,558)       (58,045)
  Other, net ...............................................         10,016          7,622          6,430
                                                               ------------   ------------   ------------
                                                                    104,169         94,456        103,637
Other fees:
  Default servicing fees ...................................          1,805          3,956          4,418
  Retail banking fees ......................................          8,575          8,496          5,036
  Other ....................................................         10,570         11,410          5,159
                                                               ------------   ------------   ------------
                                                                    125,119        118,318        118,250
                                                               ------------   ------------   ------------
Other Segments (5):
Servicing and related fees:
  Loan servicing fees ......................................         13,202         10,583          6,710
  Other, net ...............................................         15,575          9,433          2,371
                                                               ------------   ------------   ------------
                                                                     28,777         20,016          9,081

Other fees .................................................          6,166          1,410            456
                                                               ------------   ------------   ------------
                                                               $    160,062   $    139,744   $    127,787
                                                               ============   ============   ============

(1) The increase in loan servicing fees during 2003 was largely due to the growth in residential loans we serviced for others. The average unpaid principal balance of loans we serviced in the Residential Loan Servicing Segment during 2004, 2003 and 2002 amounted to $35,295,755, $33,589,509 and $26,533,826, respectively. In spite of the increase in the average balance of loans serviced for others in 2004 as compared to 2003, loan servicing fees increased only slightly due in part to a greater concentration of sub-servicing business. Subservicing contracts provide for lower servicing fees, but do not require the purchase of servicing rights.

(2) Interest we earned on custodial accounts during the holding period between collection of borrower payments and remittance to investors. These custodial accounts are held by an unaffiliated bank and are excluded from our statement of financial condition. The average balances held in these custodial accounts were approximately $1,204,000, $993,000 and $494,000 during 2004, 2003 and 2002, respectively.

(3) Our loan servicing agreements include a requirement for us to pay to securitization trusts the difference between a full month of interest and the interest collected on loans that are repaid before the end of the month. The amount of interest we are required to pay depends on the number of borrowers that repay their loans and the timing of their repayment during the month. An estimate of this amount is included in the quarterly valuation of our mortgage servicing rights. The increase in compensating interest expense reflects an increase in loan prepayments, primarily due to lower interest rates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

(4) Although purchases of servicing rights have declined in 2004 and 2003 as compared to 2002, amortization expense has increased as a result of higher actual and projected prepayment rates due to lower interest rates. See "Changes in Financial Condition - Mortgage Servicing Rights".

(5) Other Segments primarily includes Commercial Servicing, Ocwen Recovery Group and Business Process Outsourcing. See "Segment Results - Core Businesses" for additional information regarding servicing and related fees for these segments.

        The following table sets forth our loans serviced for others at the dates indicated:

                                   Loans (1)(2)(3)               Real Estate (4)                    Total
                             ---------------------------   ---------------------------   ---------------------------
                                Amount         Count          Amount         Count          Amount         Count
                             ------------   ------------   ------------   ------------   ------------   ------------
Residential Loan Servicing
December 31, 2004:
  Performing .............   $ 29,227,341        253,617   $         --             --   $ 29,227,341        253,617
  Non-performing .........      3,971,439         48,711      1,325,711         17,857      5,297,150         66,568
                             ------------   ------------   ------------   ------------   ------------   ------------
                             $ 33,198,780        302,328   $  1,325,711         17,857   $ 34,524,491        320,185
                             ============   ============   ============   ============   ============   ============
December 31, 2003:
  Performing .............   $ 32,413,000        292,670   $         --             --   $ 32,413,000        292,670
  Non-performing .........      4,306,794         52,922        977,524         13,998      5,284,318         66,920
                             ------------   ------------   ------------   ------------   ------------   ------------
                             $ 36,719,794        345,592   $    977,524         13,998   $ 37,697,318        359,590
                             ============   ============   ============   ============   ============   ============
December 31, 2002:
  Performing .............   $ 26,600,529        280,089   $         --             --   $ 26,600,529        280,089
  Non-performing .........      3,786,932         51,467        351,394          4,541      4,138,326         56,008
                             ------------   ------------   ------------   ------------   ------------   ------------
                             $ 30,387,461        331,556   $    351,394          4,541   $ 30,738,855        336,097
                             ============   ============   ============   ============   ============   ============
Commercial Servicing
December 31, 2004:
  Performing .............   $    834,032            367   $         --             --   $    834,032            367
  Non-performing .........     12,530,324          9,393        120,366             34     12,650,691          9,427
                             ------------   ------------   ------------   ------------   ------------   ------------
                             $ 13,364,356          9,760   $    120,366             34   $ 13,484,723          9,794
                             ============   ============   ============   ============   ============   ============
December 31, 2003:
  Performing .............   $    384,869            216   $         --             --   $    384,869            216
  Non-performing .........     11,982,257          7,400         83,665             38     12,065,922          7,438
                             ------------   ------------   ------------   ------------   ------------   ------------
                             $ 12,367,126          7,616   $     83,665             38   $ 12,450,791          7,654
                             ============   ============   ============   ============   ============   ============
December 31, 2002:
  Performing .............   $    585,251            239   $         --             --   $    585,251            239
  Non-performing .........        750,872            111         22,782             28        773,654            139
                             ------------   ------------   ------------   ------------   ------------   ------------
                             $  1,336,123            350   $     22,782             28   $  1,358,905            378
                             ============   ============   ============   ============   ============   ============

(1) At December 31, 2004, we serviced 238,105 subprime loans with an unpaid principal balance of $28,374,493. This compares to 257,089 subprime loans with an unpaid principal balance of $30,563,123 at December 31, 2003. Subprime loans represent residential loans we service which were made by others to borrowers who generally did not qualify under guidelines of Fannie Mae and Freddie Mac ("nonconforming loans").

(2) Non-performing loans serviced for others have been delinquent for 90 days or more. Performing loans serviced for others are current or have been delinquent for less than 90 days.

(3) At December 31, 2004, we serviced under sub-servicing contracts 71,235 residential loans with an unpaid principal balance of $7,902,887.

(4) Includes $839,654 and $480,388 of foreclosed residential properties serviced for the VA at December 31, 2004 and 2003, respectively.

        Vendor Management Fees. Vendor management fees are primarily comprised of property valuation fees earned by our ORA segment, fees earned from vendors in the REALTrans network and commissions on real estate sales. The increase in vendor management fees in 2004 as compared to 2003 primarily reflects an increase in the volume of valuation services performed by ORA, primarily as a result of the VA contract. See "Segment Results - Ocwen Realty Advisors".

        Gain (Loss) on Trading and Match Funded Securities Net. The net gain
(loss) recorded on trading and match funded securities includes both unrealized gains (losses) on securities to record them at fair value and realized gains (losses) resulting from sales thereof. Realized and unrealized gains (losses) on trading and match funded securities are disclosed in the table below for the years indicated:

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Unrealized gains (losses):
  Subprime Finance (1) .....................................   $     (2,060)  $      2,566   $      2,447
  Commercial Assets ........................................            765             --             --
  Residential Discount Loans ...............................             --             --           (192)
  Corporate Items and Other ................................            228            412           (235)
                                                               ------------   ------------   ------------
                                                                     (1,067)         2,978          2,020
                                                               ------------   ------------   ------------
Realized gains (losses) (2):
  Subprime Finance .........................................             57            366          4,840
  Residential Discount Loans ...............................             --             --            152
  Corporate Items and Other ................................            473             --             --
                                                               ------------   ------------   ------------
                                                                        530            366          4,992
                                                               ------------   ------------   ------------
                                                               $       (537)  $      3,344   $      7,012
                                                               ============   ============   ============

(1) The unrealized loss on subprime residual and subordinate securities in 2004 was primarily due to a $2,312 decline in the fair value of our U.K. unrated single family subprime residual securities. In 2003, the unrealized gains were a result of increases in the value of unrated subprime residual securities that had been classified as match funded securities in prior years. The unrealized gain in 2002 is principally related to increases in the value of the U.K. residual securities offset by declines in the value of other subprime residual securities.

(2) During 2002, we sold subordinate and residual securities with an aggregate fair value of $26,438 for total realized gains of $4,992. The decline in realized gains in 2003 and 2004, as compared to 2002, reflects a significant decline in sales.

        See "Changes in Financial Condition - Trading Securities" and Notes 1 and 5 to our Consolidated Financial Statements.

        Valuation Gains (Losses) on Real Estate. We regularly assess the value of our remaining real estate assets and provide additional loss reserves or impairment charges as appropriate. Valuation gains (losses) on real estate primarily consist of impairment charges and provisions for losses in fair value on commercial assets, as indicated in the table below for the years presented:

                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Residential Discount Loans .................................   $         --   $         --   $     (1,648)
Commercial Assets (1) ......................................         (5,075)        (7,183)       (33,313)
Subprime Assets ............................................             --             --            (12)
Corporate Items and Other ..................................            (35)          (247)           (29)
                                                               ------------   ------------   ------------
                                                               $     (5,110)  $     (7,430)  $    (35,002)
                                                               ============   ============   ============

(1) The decline in valuation losses in 2004 and 2003 reflects the decline in commercial assets. Only four commercial assets (a shopping center, a parcel of land and two partnership interests) with a combined carrying value of $18,732 remain in the Commercial Assets segment at December 31, 2004. See "Changes in Financial Condition - Real Estate".

        Gain (Loss) on Sales of Real Estate. The following table sets forth the principal components of net gains (losses) we recorded on sales of our real estate for the years indicated:

                                                                 2004 (1)         2003           2002
                                                               ------------   ------------   ------------
Residential Discount Loans .................................   $         --   $         --   $      3,025
Commercial Assets (1) ......................................          1,110             97          1,055
Subprime Finance ...........................................             --              1             17
Corporate Items and Other ..................................            446            368              1
                                                               ------------   ------------   ------------
                                                               $      1,556   $        466   $      4,098
                                                               ============   ============   ============

(1) Net gains from sales of commercial real estate during 2004 is comprised of a $1,349 gain on the sale of a shopping mall and a $351 gain on the sale of a hotel, offset in part by a $590 loss on the sale of an office building. Only one commercial property remains at December 31, 2004. See "Changes in Financial Condition - Real Estate".

        Operating Income (Loss) from Real Estate. The following table sets forth the operating results of our real estate for the years indicated:

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Residential Discount Loans .................................   $         --   $         --   $       (987)
Commercial Assets ..........................................            682          4,968          9,106
Subprime Finance ...........................................             (2)            (5)           (11)
Corporate Items and Other ..................................            (75)           165           (244)
                                                               ------------   ------------   ------------
                                                               $        605   $      5,128   $      7,864
                                                               ============   ============   ============

        Operating income (loss) includes rental income, depreciation expense (held for use properties) and operating expenses associated with holding and maintaining our properties. Operating income (loss) for 2003 and 2002 also included $857 and $3,967, respectively, of equity in earnings of loans accounted for as investments in real estate. The decrease in operating income during 2004 and 2003 reflects sales of properties and the repayment of loans we accounted for as investments in real estate. Only one commercial property remains at December 31, 2004. See "Changes in Financial Condition - Real Estate".

        Gain (Loss) on Repurchase of Debt. The following table sets forth the components of the gains (losses) resulting from our repurchase of our debt securities during the years indicated:

                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
10.875% Capital Securities due August 1, 2027:
  Face amount repurchased ..................................   $         --   $         --   $      4,910
  Gain (loss) ..............................................   $         --   $         --   $      1,074
11.875% Notes due October 1, 2003 (1):
  Face amount repurchased ..................................   $         --   $         --   $     43,550
  Gain (loss) ..............................................   $         --   $         --   $     (1,508)
11.5% Redeemable Notes due July 1, 2005:
  Face amount repurchased ..................................   $         --   $         --   $         45
  Gain (loss) ..............................................   $         --   $         --   $         (2)
12.0% Subordinated Debentures due June 15, 2005 (2):
  Face amount repurchased ..................................   $         --   $     33,500   $     33,500
  Gain (loss) ..............................................   $         --   $       (445)  $     (1,025)
Total debt repurchases (3):
  Face amount repurchased ..................................   $         --   $     33,500   $     82,005
  Gain (loss) ..............................................   $         --   $       (445)  $     (1,461)

(1) The remaining $43,475 balance of our 11.875% Notes matured on October 1, 2003 and were repaid in full.

(2) On September 30, 2003 we exercised our redemption option and called the remaining $33,065 balance of our 12.0% Subordinated Debentures at a price of 101.333%, or a premium of $441. Earlier in 2003, we had repurchased $435 in the open market resulting in a loss of $4.

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

        See "Changes in Financial Condition - Debt Securities" and Note 16 to our Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        Other Income. The following table sets forth the principal components of other income by segment for the years indicated:

                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Residential Loan Servicing .................................   $        269   $         18   $       (103)
OTX (1) ....................................................          7,729          1,382          4,533
Ocwen Recovery Group (2) ...................................          1,982          2,989          4,191
Commercial Servicing .......................................            193            622          1,601
Commercial Assets ..........................................            402            799            423
Affordable Housing .........................................              1            877            600
Subprime Finance ...........................................          1,082            (14)           (18)
Residential Discount Loans .................................             --             --         (2,720)
Corporate Items and Other (3) ..............................          7,807            175         (3,092)
                                                               ------------   ------------   ------------
                                                               $     19,465   $      6,848   $      5,415
                                                               ============   ============   ============

(1) Primarily represents service contract fees, maintenance fees, consulting revenue and other income associated with our REALServicing, REALSynergy, and REALTrans products. Income for 2004 includes $2,900 of one-time fees earned during the second quarter, primarily documentation fees, associated with a service contract for the use of our REALServicing system. See "Segment Results - OTX".

(2) Primarily comprised of collections of credit card receivables accounted for under the cost recovery method. See "Segment Results - Core Businesses - Ocwen Recovery Group".

(3) Includes $6,874 of interest income recorded during 2004 on federal tax refund claims due from the Internal Revenue Service ("IRS"). Our policy is to recognize interest income on income tax receivable balances upon receipt of a written finding from the IRS agent that validates our claim. See "Changes in Financial Condition - Receivables".

        Net Interest Income (Expense). Net interest income (expense) is the difference between the interest income earned from our interest-earning assets and interest expense incurred on our interest-bearing liabilities. Net interest income (expense) is determined by net interest spread (i.e., the difference between the yield earned on our interest-earning assets and the rates incurred on our interest-bearing liabilities), the amount of interest-earning assets relative to the amount of interest-bearing liabilities and the degree of mismatch in the maturity and repricing characteristics of our interest-earning assets and interest-bearing liabilities.

        In addition to interest income reported in this caption, we also earn interest on float balances in connection with our Residential Loan Servicing business. These amounts are reported as a component of servicing fees and are not included in the following information. See "Non-Interest Revenue - Servicing and Related Fees".

        Our net interest income and net interest margin began declining in 2000 and have been negative since 2001. This trend reflects a decline in the ratio of interest-earning assets to interest-bearing liabilities, which has fallen from 98% at the end of 1999 to 51% at the end of 2004. Both our acquisition of OAC in 1999 and our change in strategic direction from capital-intensive businesses to fee-based sources of revenue have contributed to an increase in the relative amount of non-interest-earning assets (such as real estate, advances on loans serviced for others and mortgage servicing rights) that are funded by interest-bearing liabilities. We expect this trend of net interest expense and negative net interest margin to continue as we dispose of our remaining non-core assets, a portion of which are interest-bearing, and increase non-interest-earning assets of our core businesses. While it had no impact on consolidated net income, the reclassification of our 10.875% Capital Securities to interest-bearing liabilities on July 1, 2003 as a result of our adoption of SFAS No. 150 has had a negative impact on net interest income, margin and spread because the distributions on the Capital Securities have been included in interest on Debt Securities since that date. At the same time, our redemption of the remaining $33,065 balance of our 12% Subordinated Debentures on September 30, 2003, the repayment of the remaining $43,475 of our 11.875% Notes on October 1, 2003 (the maturity date) and the continuing reduction in brokered certificates of deposit all have had a positive impact on net interest income, spread and margin. See "Gain (Loss) on Repurchase of Debt" and "Changes in Financial Condition - Debt Securities".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

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

                                                                            Years Ended December 31,
                                                ---------------------------------------------------------------------------------
                                                                 2004                                      2003
                                                ---------------------------------------   ---------------------------------------
                                                               Interest       Average                    Interest       Average
                                                  Average       Income/       Yield/        Average       Income/       Yield/
                                                  Balance       Expense        Rate         Balance       Expense        Rate
                                                -----------   -----------   -----------   -----------   -----------   -----------
AVERAGE ASSETS
Interest earning cash and other .............   $    88,698   $     1,293          1.46%  $    30,705   $       356          1.16%
Federal funds sold and repurchase
 agreements .................................       155,519         2,087          1.34%      125,732         1,403          1.12%
Trading securities:
  Investment grade securities (1) ...........        61,882         1,269          2.05%       10,054           (71)        (0.71)%
  Subordinates and residuals (2) ............        42,015        16,316         38.83%       38,679        17,418         45.03%
Loans (3) ...................................        26,329         1,676          6.37%       68,613         1,614          2.35%
Match funded loans and securities (4) .......        15,894         1,035          6.51%       37,513         3,402          9.07%
                                                -----------   -----------                 -----------   -----------
  Total interest earning assets .............       390,337        23,676          6.07%      311,296        24,122          7.75%
                                                              -----------                               -----------
Advances on loans and loans
  serviced for others .......................       335,888                                   324,834
Mortgage servicing rights ...................       144,014                                   177,171
Match funded advances on loans
  serviced for others .......................       119,691                                   117,219
Other non-interest earning assets ...........       325,757                                   369,971
                                                -----------                               -----------
  Total assets ..............................   $ 1,315,687                               $ 1,300,491
                                                ===========                               ===========
AVERAGE LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing demand deposits ............   $    19,968           161          0.81%  $    16,525           195          1.18%
Savings deposits ............................         1,657            14          0.84%        1,554            12          0.77%
Certificates of deposit (5) .................       410,024        13,459          3.28%      408,941        17,339          4.24%
                                                -----------   -----------                 -----------   -----------
  Total interest-bearing deposits ...........       431,649        13,634          3.16%      427,020        17,546          4.11%
Securities sold under agreements to
  repurchase ................................            --            --            --%          250             3          1.20%
Match funded liabilities ....................       124,222         4,923          3.96%      129,438         5,414          4.18%
Lines of credit and other secured
  borrowings (6) ............................        66,271         2,717          4.10%      130,886         5,824          4.45%
Debt securities (7) .........................       146,172         9,090          6.22%       85,629         9,929         11.60%
                                                -----------   -----------                 -----------   -----------
  Total interest-bearing liabilities ........       768,314        30,364          3.95%      773,223        38,716          5.01%
                                                              -----------                               -----------
Escrow deposits .............................       132,212                                   107,888
Other non-interest bearing liabilities ......        91,404                                    80,812
                                                -----------                               -----------
  Total liabilities .........................       991,930                                   961,923
Capital Securities (7) ......................            --                                    28,125
Minority interest ...........................         1,052                                     1,503
Stockholders' equity ........................       322,705                                   308,940
                                                -----------                               -----------
  Total liabilities and
   stockholders' equity .....................   $ 1,315,687                               $ 1,300,491
                                                ===========                               ===========
Net interest income (expense) ...............                 $    (6,688)                              $   (14,594)
                                                              ===========                               ===========
Net interest spread .........................                                      2.12%                                     2.74%
Net interest margin .........................                                     (1.71)%                                   (4.69)%
Ratio of interest-earning assets to
  interest-bearing liabilities ..............            51%                                       40%

                                                       Years Ended December 31,
                                                ---------------------------------------
                                                                 2002
                                                ---------------------------------------
                                                               Interest       Average
                                                  Average       Income/       Yield/
                                                  Balance       Expense        Rate
                                                -----------   -----------   -----------
AVERAGE ASSETS
Interest earning cash and other .............   $    13,693   $       278          2.03%
Federal funds sold and repurchase
  agreements ................................       152,588         2,629          1.72%
Trading securities:
  Investment grade securities (1) ...........        88,565         2,064          2.33%
  Subordinates and residuals (2) ............        44,251        14,522         32.82%
Loans (3) ...................................       146,671        11,279          7.69%
Match funded loans and securities (4)........        66,233         6,463          9.76%
                                                -----------   -----------
  Total interest earning assets .............       512,001        37,235          7.27%
                                                              -----------
Advances on loans and loans
  serviced for others .......................       267,572
Mortgage servicing rights ...................       137,323
Match funded advances on loans
  serviced for others .......................       101,863
Other non-interest earning assets ...........       416,346
                                                -----------
  Total assets ..............................   $ 1,435,105
                                                ===========
AVERAGE LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing demand deposits ............   $    14,749           245          1.66%
Savings deposits ............................         1,605            17          1.06%
Certificates of deposit (5) .................       473,793        27,193          5.74%
                                                -----------   -----------
  Total interest-bearing deposits ...........       490,147        27,455          5.60%
Securities sold under agreements to
  repurchase ................................        12,774           236          1.85%
Match funded liabilities ....................       147,139         6,573          4.47%
Lines of credit and other secured
  borrowings (6) ............................        94,169         4,152          4.41%
Debt securities (7) .........................       144,044        17,346         12.04%
                                                -----------   -----------
  Total interest-bearing liabilities ........       888,273        55,762          6.28%
                                                              -----------
Escrow deposits .............................        90,612
Other non-interest bearing liabilities ......        50,920
                                                -----------
  Total liabilities .........................     1,029,805
Capital Securities (7) ......................        57,812
Minority interest ...........................           570
Stockholders' equity ........................       346,918
                                                -----------
  Total liabilities and
   stockholders' equity .....................   $ 1,435,105
                                                ===========
Net interest income (expense) ...............                 $   (18,527)
                                                              ===========
Net interest spread .........................                                      0.99%
Net interest margin .........................                                     (3.62)%
Ratio of interest-earning assets to
  interest-bearing liabilities ..............            58%

(1) The average balance of investment grade securities outstanding decreased between 2002 and 2003 by $78,511 as we had been investing in AAA-rated collateralized mortgage obligations ("CMO") during 2002 to enable the Bank to meet the Qualified Thrift Lender ("QTL") requirements. During 2003, we had only minimal investments in CMOs, reflecting a reduced need to hold these securities to meet the QTL requirements. During the fourth quarter of 2004, we again began investing in CMOs to meet the QTL requirements. In addition, in order to maximize our returns on excess cash, we also invested in AAA-rated auction rate securities during the second half of 2004.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

(2) The increase in the average yield on subprime and residual trading securities in 2003 was largely the result of sales of approximately $26,400 of lower-yielding unrated subordinates and residuals during 2002 and an increase in interest income on unrated single family subprime residuals. The average yield of 45.03% during 2003 was due to increased cash flows from certain subprime residuals, which increased the market value and interest earnings on these securities. This treatment is in accordance with Emerging Issues Task Force (EITF) Issue 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets, which requires us to update quarterly our estimates of future cash flows over the estimated lives of the securities.

(3) The decline in the average balance of loans is the result of sales, resolutions and repayments (primarily commercial loans) coupled with minimal acquisitions and originations. The decline reflects our strategic decision to exit non-core businesses and to dispose of the related assets. The average balances included non-performing loans on which we recognize interest on a cash basis. On loans that we acquired at a discount, we recognize any remaining unamortized discount as interest income upon the repayment or discharging of such loans. As the discount loan portfolio has declined, such resolution gains have also declined from $3,347 in 2002 to $57 in 2003. No resolution gains were recognized in 2004.

(4) The decline in the average balance of match funded loans and securities is the result of principal repayments coupled with the sale of the remaining match funded single family loans at the end of the third quarter of 2004 and the transfer of match funded securities to residual trading securities during the second quarter of 2003. The loans were sold in connection with the redemption of the related match funded debt and the securities were reclassified as the result of the repurchase and retirement of the related match funded debt.

(5) The decline in the average balance of certificates of deposit is largely the result of maturing brokered certificates of deposit, offset in part by increases in non-brokered certificates of deposit through the first quarter of 2004. We have not issued any new brokered certificates of deposit since 2000. The decline in the average rate earned on certificates of deposit reflects the replacement of maturing brokered certificates of deposit with non-brokered certificates of deposit that have lower interest rates because interest rates have been declining during the past two years.

(6) The average balance of lines of credit and other secured borrowings increased during 2003 as we entered into lending agreements secured by advances on loans serviced for others, purchased mortgage servicing rights, real estate and unrated subprime residual trading securities. During 2004, the sale of real estate and the issuance of $175,000 of 3.25% Convertible Notes, as noted below, allowed us to repay a significant portion of this debt.

(7) The average balance of debt securities declined during 2003 as the result of our repurchase of $33,500 of our 12% subordinated debentures at the end of the third quarter and the maturity of $43,475 of our 11.875% notes at the beginning of the fourth quarter. These declines were partially offset by the transfer of the $56,249 outstanding of our 10.875% Capital Securities to debt securities effective with our adoption of SFAS No. 150 on July 1, 2003. Also as a result of our adoption of SFAS No. 150, distributions on our Capital Securities are included in interest expense on debt securities beginning in July 2003. During 2004, the average balance of debt securities increased as a result of our issuance on July 28, 2004 of $175,000 of 3.25% Contingent Convertible Senior Unsecured Notes due 2024. See "Changes in Financial Condition - Debt Securities" and Note 16 to the Consolidated Financial Statements. The decline in the average rate on debt securities during 2004 is principally the result of our issuance of the 3.25% Convertible Notes.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

                                                                      Years Ended December 31,
                                       ---------------------------------------------------------------------------------------
                                                     2004 vs. 2003                                2003 vs. 2002
                                       ------------------------------------------   ------------------------------------------
                                            Favorable (unfavorable) variance             Favorable (unfavorable) variance
                                       ------------------------------------------   ------------------------------------------
                                           Rate          Volume         Total           Rate          Volume         Total
                                       ------------   ------------   ------------   ------------   ------------   ------------
INTEREST-EARNING ASSETS
Interest-earning cash and other ....   $        113   $        824   $        937   $       (157)  $        235   $         78
Federal funds sold and repurchase
 agreements ........................            310            374            684           (815)          (411)        (1,226)
Trading securities:
  Investment grade securities ......            892            448          1,340         (1,271)          (864)        (2,135)
  Subordinates and residuals .......         (2,525)         1,423         (1,102)         4,896         (2,000)         2,896
Loans ..............................          1,507         (1,445)            62         (5,472)        (4,193)        (9,665)
Match funded loans and securities ..           (778)        (1,589)        (2,367)          (429)        (2,632)        (3,061)
                                       ------------   ------------   ------------   ------------   ------------   ------------
  Total interest-earning assets.....           (481)            35           (446)        (3,248)        (9,865)       (13,113)
                                       ------------   ------------   ------------   ------------   ------------   ------------
INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits ...             69            (35)            34             77            (27)            50
 Savings deposits ..................             (1)            (1)            (2)             4              1              5
Certificates of deposit ............          3,926            (46)         3,880          6,467          3,387          9,854
                                       ------------   ------------   ------------   ------------   ------------   ------------
  Total interest-bearing deposits ..          3,994            (82)         3,912          6,548          3,361          9,909
Securities sold under agreements
 to repurchase .....................             --              3              3             61            172            233
Match funded liabilities ...........            278            213            491            406            753          1,159
Lines of credit and other secured
 borrowings ........................            427          2,680          3,107            (38)        (1,634)        (1,672)
Debt securities ....................          5,896         (5,057)           839            613          6,804          7,417
                                       ------------   ------------   ------------   ------------   ------------   ------------
    Total interest-bearing
     liabilities ...................         10,595         (2,243)         8,352          7,590          9,456         17,046
                                       ------------   ------------   ------------   ------------   ------------   ------------
Favorable (Unfavorable) Variance ...   $     10,114   $     (2,208)  $      7,906   $      4,342   $       (409)  $      3,933
                                       ============   ============   ============   ============   ============   ============

        Provisions for Loan Losses. At December 31, 2004, our total net loan balance was $3,792 or 0.3% of total assets as compared to $28,098 or 2.3% of total assets at December 31, 2003. Of the balance remaining at December 31, 2004, $3,198 represents one multi-family loan in our Affordable Housing segment. For loans held in our Affordable Housing business, we project the amount to be realized from the disposition of the property to determine the appropriate allowance for loan losses. Because we have only one loan remaining in the Affordable Housing segment we are able to perform a specific assessment. We also analyze the historical trends in the gains or losses on disposition and resolution of loans as compared to the allowance for loan losses at the time of disposition and resolution. The allowance for loan losses is management's best estimate of probable inherent loan losses incurred as of December 31, 2004.

        The following table presents the provisions for loan losses for the years indicated:

                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Loans:
  Ocwen Recovery Group .....................................   $         --   $         --   $       (278)
  Residential Discount Loans ...............................             --             --         (2,273)
  Commercial Assets (1) ....................................         (1,651)        (3,095)        12,814
  Affordable Housing .......................................           (112)           151          3,392
  Corporate Items and Other ................................            (24)           311             --
                                                               ------------   ------------   ------------
                                                                     (1,787)        (2,633)        13,655
Match funded loans:
  Residential Discount Loans ...............................                            --            (26)
  Corporate Items and Other ................................            (94)           (51)            --
                                                               ------------   ------------   ------------
                                                               $     (1,881)  $     (2,684)  $     13,629
                                                               ============   ============   ============

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

(1) During 2004, our investment in commercial loans was reduced to zero as a result of resolutions, repayments and transfers to real estate. During 2003, our investment declined from $69,198 at December 31, 2002 to $20,763 at December 31, 2003, primarily as a result of sales, resolutions and repayments. Accordingly, less allowance for loan losses was required, resulting in negative provisions for loan losses in 2004 and 2003 for the Commercial Assets segment. Of the $3,095 negative provision in 2003, $3,078 resulted from a loan with a book value (before allowance) of $24,882 that was discharged through a negotiated cash repayment. The 2002 provision reflects an increase in the allowance on the loans in the Commercial Assets segment from 4.2% at December 31, 2001 to 19.0% at December 31, 2002.

        Our total allowance for loan losses as a percentage of non-performing loans has increased from 27.5% at December 31, 2002 to 38.7% at December 31, 2003 and 58.1% at December 31, 2004. As indicated in the table below, our total allowance as a percentage of loans increased from 21.3% at December 31, 2002 to 23.2% at December 31, 2003 and 54.5% at December 31, 2004.

        The following table sets forth the allowance for loan losses as a percentage of the respective loan balances at the dates indicated:

                                                                                              Allowance
                                                                                              as a % of
                                                                Allowance     Loan Balance   Loan Balance
                                                               ------------   ------------   ------------
December 31, 2004
Loans:
  Commercial Finance .......................................   $         --   $         --             --%
  Affordable Housing .......................................          4,468          7,666           58.3%
  Subprime Finance .........................................             --             74             --%
  Corporate Items and Other ................................             78            598           13.0%
                                                               ------------   ------------
                                                               $      4,546   $      8,338           54.5%
                                                               ============   ============
December 31, 2003
Loans:
  Commercial Finance .......................................   $      3,786   $     24,549           15.4%
  Affordable Housing .......................................          4,579         11,124           41.2%
  Corporate Items and Other ................................            105            895           11.7%
                                                               ------------   ------------
                                                                      8,470         36,568           23.2%
Match funded loans:
  Corporate Items and Other ................................             94         24,393            0.4%
                                                               ------------   ------------
                                                               $      8,564   $     60,961           14.0%
                                                               ============   ============
December 31, 2002
Loans:
  Residential Discount Loans ...............................   $        154   $      1,400           11.0%
  Commercial Finance .......................................         16,179         85,377           19.0%
  Affordable Housing .......................................          4,428         10,657           41.6%
  Subprime Finance .........................................             --            184             --%
                                                               ------------   ------------
                                                                     20,761         97,618           21.3%
Match funded loans:
  Residential Discount Loans ...............................            144         38,129            0.4%
                                                               ------------   ------------
                                                               $     20,905   $    135,747           15.4%
                                                               ============   ============

        For additional information regarding our allowance for loan losses on the above portfolios, see "Changes in Financial Condition - Allowances for Loan Losses."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        NON-INTEREST EXPENSE. The following table sets forth the principal components of our non-interest expense for the years indicated:

                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Compensation and employee benefits .........................   $     87,284   $     72,221   $     77,778
Occupancy and equipment ....................................         15,933         13,159         11,843
Technology and communication costs .........................         26,049         21,121         25,270
Loan expenses ..............................................         27,313         14,252         12,605
Loss (gain) on investments in affordable housing properties            (255)           285         21,915
Write-off of goodwill ......................................             --             --          2,231
Professional services and regulatory fees ..................         26,589         26,054         16,383
Other operating expenses ...................................         10,069         10,409          9,601
                                                               ------------   ------------   ------------
                                                               $    192,982   $    157,501   $    177,626
                                                               ============   ============   ============

        Compensation and Employee Benefits. The following table presents the principal components of compensation and benefits for the years indicated:

                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Salaries (1) ...............................................   $     59,221   $     49,811   $     53,746
Bonuses (2) ................................................         10,978          9,771          7,904
Payroll taxes ..............................................          4,496          3,708          4,352
Commissions ................................................          5,040          2,460          3,370
Insurance ..................................................          2,381          2,251          2,668
Severance ..................................................          1,349          1,397          2,316
Other (3) ..................................................          3,819          2,823          3,422
                                                               ------------   ------------   ------------
                                                               $     87,284   $     72,221   $     77,778
                                                               ============   ============   ============

(1)     Salaries include fees paid for the services of temporary employees.

(2) Bonuses also include compensation related to employee incentive awards of restricted stock and stock options.

(3) Other consists primarily of recruiting expenses, relocation expenses, matching contributions to our 401(K) plan and fees paid to directors.

        The increase in compensation and benefits in 2004 as compared to 2003 is primarily due to increase in salaries and commissions. The increase in salaries has occurred primarily because of an increase in the average number of our full time employees, both in the U.S. and our India offices. The average total number of our full-time employees (domestic and international combined) amounted to 2,809, 2,083 and 1,790 during 2004, 2003 and 2002, respectively. The number of employees in our India offices averaged 1,738 during 2004 as compared to 1,134 during 2003 and 543 during 2002. See "Workforce and Operational Capacity" for additional information regarding our operations and workforce in India. In September 2003, we terminated our agreement with an external law firm to manage certain aspects of our loan resolution function of our Residential Loan Servicing business, including the issuance of obligatory breach notices to delinquent borrowers. Upon termination of the agreement, we began performing these functions internally. This resulted in the need to hire additional staff to perform these functions, which has increased our compensation and benefit expenses. See "Results of Operations - Core Businesses -Residential Loan Servicing" for additional information regarding these changes. The property management contract we entered into with the VA in September 2003 also resulted in the need to hire additional staff.

        There were two principal factors contributing to the increase in commissions in 2004. First, our re-assumption, during the fourth quarter of 2003 of certain loan resolution activities in the Residential Loan Servicing Segment, as described in the paragraph above. Second, the property management contract with the VA, as noted in the paragraph above.

        The decline in compensation and benefits in 2003 was primarily due to a decrease in salaries. This decline in costs occurred in spite of an increase in the average number of our employees and is due in large part to our ongoing globalization initiative. The goal of this initiative was to reduce labor costs by migrating certain functions (primarily in support of our Residential Loan Servicing, Global Outsourcing and OTX businesses) to our offices in Bangalore and Mumbai, India. The average number of employees in our India offices as a percent of the total average number of employees increased from 30% during 2002 to 54% during 2003. The decline in salaries is also the result of a change in the mix of our workforce in the United States to a greater concentration of call center and similar level positions. This change in mix occurred as we exited capital-intensive businesses in favor of fee-based businesses, primarily residential loan servicing

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        Occupancy and Equipment. The following table presents the principal components of occupancy and equipment costs for the years indicated:

                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Postage and mailing ........................................   $      5,701   $      4,689   $      4,432
Rent .......................................................          2,796          3,515          3,238
Depreciation ...............................................          2,677          2,935          2,961
Other (1) ..................................................          4,759          2,020          1,212
                                                               ------------   ------------   ------------
                                                               $     15,933   $     13,159   $     11,843
                                                               ============   ============   ============

(1) The increase in other occupancy and equipment costs in 2004 is primarily the result of our reassuming in the fourth quarter of 2003 certain loan resolution activities in our Residential Loan Servicing segment, including the issuance of breach notices to delinquent borrowers. These loan resolution functions were previously performed by a third party law firm. See "Results of Operations - Core Businesses - Residential Loan Servicing" for additional information regarding this change.

        Technology and Communication Costs. The following table presents the principle components of technology and communication costs for the years indicated:

                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Depreciation expense:
  Hardware .................................................   $      6,042   $      6,579   $      7,154
  Software .................................................          2,925          2,455          2,562
  Other ....................................................            668            437            326
                                                               ------------   ------------   ------------
                                                                      9,635          9,471         10,042
                                                               ------------   ------------   ------------
Telecommunications expense (1) .............................          6,619          5,927          4,990
Consulting fees - technology ...............................          1,089          1,552          1,729
Amortization expense:
  Capitalized software development costs ...................          1,451          1,511          1,424
  Intellectual property ....................................             --             --          1,029
                                                               ------------   ------------   ------------
                                                                      1,451          1,511          2,453
                                                               ------------   ------------   ------------
Equipment lease expense ....................................          1,459          1,462          1,312
Other (2) ..................................................          5,796          1,198          4,744
                                                               ------------   ------------   ------------
                                                               $     26,049   $     21,121   $     25,270
                                                               ============   ============   ============

(1) The increase in telecommunication expense during 2003 is largely due to increased costs of telecommunication lines as a result of our expansion in India.

(2) The increase in other technology and communication costs in 2004 is primarily due to our reassuming in the fourth quarter of 2003 certain loan resolution activities in our Residential Loan Servicing segment, including the issuance of breach notices to delinquent borrowers. These loan resolution functions were previously performed by a third party law firm. See "Results of Operations-Core Businesses - Residential Loan Servicing" for additional information regarding this change. Other costs for 2002 included $1,068 of payments related to the acquisition of Amos, Inc., an OTX subsidiary, in 1997. This represented the final compensatory payment due in connection with this acquisition.

        Loss (Gain) on Investment in Affordable Housing Properties. Net losses we recorded on investments in affordable housing properties during 2003 and 2002 included loss provisions in the amount of $432 and $17,350, respectively, for expected losses on the sale of properties. No such provisions were required for 2004. Losses for 2002 also included a $3,944 charge to record a discount on a long-term sale of seven properties during the second quarter. We are accreting this discount to income over the term of the related receivable balance, which extends through 2014. Our remaining investment in affordable housing properties consists of only one limited partnership interest at December 31, 2004. See "Segment Results - Affordable Housing".

        Write-off of Goodwill. Goodwill amortization and writeoffs that we recognized during 2002 related entirely to OTX. In accordance with the provisions of SFAS No. 142, which we adopted on January 1, 2002, we ceased amortization of the remaining balance of our goodwill beginning in 2002. However, we test our goodwill annually for impairment. As a result of our annual impairment testing in 2002, we wrote-off the remaining $2,231 of goodwill associated with the 1997 acquisition of Amos, Inc. No write-off was required as a result of our 2004 or 2003 impairment testing. See Note 1 to our Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        Loan Expenses. Loan expenses for 2004, 2003 and 2002 included $20,747, $10,649 and $9,463, respectively, of appraisal fees incurred in connection with property valuation services we provided through ORA. See "Segment Results - ORA". Loan expenses also include other miscellaneous expenses incurred in connection with loans we own and those we service for others.

        Professional Services and Regulatory Fees. The following table presents the principal components of professional services and regulatory fees for the years indicated:

                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Legal fees and settlements .................................   $     16,796   $     18,244   $      8,308
Consulting fees (non-technology) ...........................          2,387          2,183          2,873
Audit and accounting fees ..................................          2,763          1,745          1,236
Corporate insurance ........................................          1,736          1,512          1,010
FDIC insurance .............................................            342            299            398
Other ......................................................          2,565          2,071          2,558
                                                               ------------   ------------   ------------
                                                               $     26,589   $     26,054   $     16,383
                                                               ============   ============   ============

        Legal fees and settlements in 2004 include $5,198 to establish a reserve for multiple forbearance plan fees and breach fees that were charged to borrowers but may no longer be collectible. See "Results of Operations - Core Businesses - Residential Loan Servicing" for additional information on this reserve. In addition, a reserve of $3,000 was established to provide for the following two claims:

        (a) On February 8, 2005, a jury in Circuit Court for Palm Beach County, Florida returned verdicts of $1,000 and $1,056 in compensatory damages in favor of two former employees of the Bank in a lawsuit against OCN and the Bank. The jury rejected plaintiffs' request for punitive damages. The plaintiffs brought claims under the Florida Civil Rights Act, the Florida Whistleblower Act and state tort law, arising out of an alleged invasion of privacy and related incidents allegedly committed by other former employees of the Bank in 1998 for which plaintiffs sought to hold the Ocwen defendants vicariously liable. We believe the verdicts, which have not yet been reduced to final judgments, are against the weight of evidence and contrary to law. Defendants have filed motions for a new trial and/or remittitur and, if necessary, will take an appeal to the Florida Court of Appeals for the Fourth District. We intend to continue to vigorously defend this matter.

        (b) On February 28, 2005, a jury in County Court for Nueces County, Texas, returned a verdict of $140 in compensatory and statutory damages in favor of two borrowers whose mortgage loan was serviced by the Bank in a lawsuit arising out of a disputed foreclosure. The jury rejected plaintiffs' request for punitive damages. The verdict included $2,900 for plaintiffs' attorneys' fees, an amount, which we believe is unsupported by the evidence and impermissibly excessive under the controlling legal authorities. The verdict has not yet been reduced to a final judgment. We are pursuing post-trial motions seeking to set aside or substantially reduce the attorneys' fees award and, if necessary, will take an appeal on that issue and perhaps other issues to the Texas Court of Appeals for the Thirteenth Judicial District. We intend to continue to vigorously defend this matter.

        Legal fees and settlements for 2003 include a $10,000 settlement resulting from a proceeding before an arbitration panel. The former owners of Admiral Home Loan sought damages exceeding $75,000 arising out of a 1997 acquisition agreement pursuant to which Ocwen Financial Services, Inc. ("OFS") acquired all of the assets of Admiral Home Loan. OFS ceased operations in 1999. In their decision, the arbitration panel awarded Claimants damages in the amount of $6,000. Including of interest, costs and attorneys' fees, the total charge associated with this matter was approximately $10,000.

        Legal fees and settlements for 2002 include the settlement of two claims for $3,250. Given the substantial costs of proceeding with litigation, coupled with the uncertainty of jury trials in complex civil matters, we determined that it was in our best interest to settle the two litigation claims as follows:

        (c) Walton Street Capital, L.L.C. ("Walton") filed suit against Ocwen Asset Investment Corporation ("OAC") and Ocwen Partnership, L.P. Walton alleged that OAC committed an anticipatory breach of contract with respect to the proposed sale by OAC of all of its interest in its commercial mortgage-backed securities portfolio to Walton. Walton claimed damages in an amount in excess of $27 million including prejudgment interest. On March 3, 2003, the parties entered into a settlement agreement under which defendants admitted no liability, and the case was dismissed with prejudice. The amount of the settlement was $2,250, which was included in the financial results for 2002 because the settlement was concluded prior to the issuance of our financial statements; and

        (d) Vincent and Elizabeth Turner filed a class action lawsuit against Ocwen Federal Bank claiming breach of contract, unjust enrichment and violation of the New Jersey Consumer Protection Fraud Act based on the collection of a loan satisfaction fee when the plaintiffs paid off their loan. The Court granted plaintiffs' motion to certify a class consisting of borrowers who were charged a similar satisfaction fee by the Bank from 1992 through February 2002. The parties entered into a settlement agreement, subsequently approved by the Court, under which the Bank admitted no liability and the case was dismissed with prejudice. The amount of the settlement was approximately $1,000, including plaintiffs' attorneys' fees and costs.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        The increase in audit and accounting fees between 2003 and 2004 is primarily due to $900 of fees recorded in connection with compliance with
Section 404 of the Sarbanes-Oxley Act of 2002.

        Other Operating Expenses. The following table presents the principal components of other operating expenses for the years indicated:

                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Travel, lodging, meals and entertainment ...................   $      3,361   $      2,864   $      2,585
Bad debt expense (1) .......................................          2,655            554             39
Amortization of deferred costs .............................          1,039          1,197          1,436
Deposit related expense ....................................            718            912          1,198
Other ......................................................          2,296          4,882          4,343
                                                               ------------   ------------   ------------
                                                               $     10,069   $     10,409   $      9,601
                                                               ============   ============   ============

(1) Bad debt expense for 2004 includes a provision of $1,780 recorded for estimated uncollectible servicing advances and other receivables related to our Residential Loan Servicing segment, including $1,000 to establish an allowance for forbearance fees that we are no longer collecting directly from borrowers. See "Banking Operations" and "Segment Results - Core Businesses - Residential Loan Servicing" for additional information regarding forbearance fees.

        Distributions on Company Obligated, Mandatorily Redeemable Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company. Cash distributions on our Capital Securities are payable semi-annually in arrears on February 1 and August 1 of each year at an annual rate of 10.875%. We recorded $6,117, $6,117 and $6,287 of distributions to holders of the Capital Securities during 2004, 2003 and 2002, respectively. Effective July 1, 2003 with our adoption of SFAS No. 150, these distributions are reported in the consolidated statement of operations as interest expense. The decline in distributions is the result of repurchases we made during 2002. See "Non-Interest Revenue - Gain (Loss) on Repurchase of Debt", Note 16 to our Consolidated Financial Statements and "Changes in Financial Condition - Debt Securities".

        Income Tax Expense (Benefit). The following table provides details of our income tax expense (benefit) and effective tax rates for the years indicated:

                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Income tax expense (benefit) on income (loss)
 before taxes and effect of change in accounting principle..   $      3,194   $     (1,427)  $    (31,066)
Provision for (reversal of) valuation allowance on
 deferred tax asset ........................................        (35,518)         2,175         34,049
                                                               ------------   ------------   ------------
                                                                    (32,324)           748          2,983
Income tax benefit on effect of change in accounting
 principle .................................................             --             --         (1,166)
                                                               ------------   ------------   ------------
Total income tax expense (benefit) .........................   $    (32,324)  $        748   $      1,817
                                                               ============   ============   ============

        The provision for deferred tax asset valuation allowance is a non-cash charge that we recorded to increase the aggregate valuation allowance. We maintain a valuation allowance in an amount sufficient to reduce our deferred tax asset to the amount that is more likely than not to be realized. The valuation allowance amounted to $165,927 and $201,445 at December 31, 2004 and 2003, respectively. Our assessment of the amount of the valuation allowance was based on consideration of all available evidence, both positive and negative, including our recent earnings history, current tax position, and estimates of future taxable income. The tax character (ordinary versus capital) and the carry forward and carry back periods of certain tax attributes (e.g., capital losses and tax credits) was also considered. Reversal of all or a portion of the valuation allowance may be required in the future based on the results of our operations. Given our improved profitability in 2003 and 2004, it is possible that a portion of the valuation allowance could be reversed in 2005.

        The $35,518 reduction in the valuation allowance on the deferred tax asset is principally a result of refund claims of $56,526 filed with the IRS that reduced our gross deferred tax asset and increased our income tax receivable balance by the same amount. These refund claims, which were affirmed in writing by the IRS agent during 2004, arose because of changes in the tax law that allowed us to carry back net operating losses from 2001 and 2002 to taxes paid in earlier years. See "Changes in Financial Condition - Receivables" for additional information regarding our refund claims and related income taxes receivable.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        Income tax expense (benefit) before the effect of change in accounting principle differs from amounts that would be computed by applying the Federal corporate income tax rate of 35% because of the effect of foreign taxes, non-economic tax residual payments, changes in the valuation allowance and low-income housing tax credits. See Note 19 to our Consolidated Financial Statements for a reconciliation of taxes at the statutory rate to actual income tax expense (benefit). Income tax expense reflects tax credits of $4,848, $2,393 and 2,685, respectively. Although we have substantial unused tax credits available to reduce the liability arising from income taxes on our current year income, tax credits can be used to reduce income tax expense only to the corporate alternative minimum tax rate of 20% of taxable income. See Note 19 to our Consolidated Financial Statements.

        Effect of Change in Accounting Principle. The amortization of excess of net assets acquired over purchase price (negative goodwill) resulted from our acquisition of OAC on October 7, 1999. Our acquisition resulted in negative goodwill of $60,042, which we amortized on a straight-line basis through 2001. On January 1, 2002, upon our adoption of SFAS No. 142, we reversed the unamortized balance of $18,333 to income. The impact from the adoption of other elements of SFAS No. 142 resulted in our recording impairment charges of $3,333 on goodwill and intangible assets originally recorded in connection with the formation of REALSynergy, Inc. in 1999. These amounts have been reported in 2002 as the effect of a change in accounting principle, net of an income tax benefit of $1,166. See Notes 1 and 2 to our Consolidated Financial Statements.

CHANGES IN FINANCIAL CONDITION

        Trading Securities. The following table sets forth the fair value of our trading securities at the dates indicated:

                                                                              December 31,
                                                               ------------------------------------------
                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Investment grade securities:
  U.S. Treasury securities .................................   $      1,594   $      6,679   $      1,016
  Collateralized mortgage obligations (AAA-rated) (1) ......         81,466             --         20,540
  Bonds and debentures (2) .................................          3,155             --             --
                                                               ------------   ------------   ------------
                                                               $     86,215   $      6,679   $     21,556
                                                               ============   ============   ============
Subordinates and residuals (3):
  Single family residential
    BB rated subordinates ..................................   $        256   $        579   $        599
    B-rated subordinates ...................................            435            580            606
    Unrated subordinates ...................................            217            222            344
    Unrated subprime residuals .............................         35,276         38,883         33,213
                                                               ------------   ------------   ------------
                                                                     36,184         40,264         34,762
  Commercial unrated subordinates ..........................          3,343          2,577          2,577
                                                               ------------   ------------   ------------
                                                               $     39,527   $     42,841   $     37,339
                                                               ============   ============   ============

(1) We invest in CMOs as needed to meet the Qualified Thrift Lender requirements of the Bank.

(2) These securities were acquired in connection with our acquisition on September 30, 2004 of Bankhaus Oswald Kruber KG, a bank located in Germany. See Note 3 to our Consolidated Financial statements for additional information regarding this acquisition.

(3) During 2004, our subordinate and residual trading securities declined by $3,314. This decline was primarily due to principal repayments and amortization. A decrease in the fair value of our unrated subprime residuals during 2004 was largely offset by changes in exchange rates between the US dollar and the British Pound. The $5,502 increase in subordinate and residual trading securities during 2003 was principally the result of the transfer of $5,926 of match funded securities to trading securities in June 2003 as a result of our early redemption of the related match funded liabilities. These securities had a fair value of $5,146 at December 31, 2003. See "Changes in Financial Condition - Match Funded Assets". Principal repayments and amortization during 2003 were largely offset by increases in fair value. The change in fair value between years did not result from changes in the assumptions or methodologies used to determine fair value. See Note 1 to our Consolidated Financial Statements for a discussion of our methodologies used to determine the fair value of trading securities.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

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

        The following table presents information regarding our trading subordinate and residual securities summarized by classification and rating at December 31, 2004:

                                                     ANTICIPATED   ANTICIPATED             ANTICIPATED
                                                      YIELD TO       YIELD TO               WEIGHTED
                                          PERCENT    MATURITY AT   MATURITY AT              AVERAGE
                                         OWNED BY   PURCHASE (2)     12/31/04               REMAINING
RATING/DESCRIPTION (1)                    OCWEN         (3)          (2) (4)     COUPON   LIFE (2) (5)
-------------------------------------    --------   ------------   -----------   ------   ------------
SINGLE-FAMILY RESIDENTIAL:
  BB-rated subordinates .............      100.00%         19.23%        11.10%    6.75%          3.59
  B-rated subordinates ..............      100.00          17.11         17.62     5.86           1.83
  Unrated subordinates ..............      100.00          13.91         41.84     6.54           0.17
  Unrated subprime residuals ........      100.00          17.27         11.55      N/A           4.26

COMMERCIAL:
  Unrated subordinates ..............       25.00          22.15         14.23      N/A           1.67

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

(4) Represents the effective yield based on the purchase price, actual cash flows received from inception until the respective date, and the then current estimate of future cash flows under the assumptions at the respective date. Changes in the December 31, 2004 anticipated yield to maturity from that originally anticipated are due to differences between estimated cash flows and actual cash flows. Each quarter, we update the assumptions used to estimate future cash flows based on the actual results to date. The primary assumptions include prepayment speeds, loss rates and the discount rate.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

(5) Represents the weighted average life in years based on the December 31, 2004 book value.

        The following table sets forth the principal amount of mortgage loans by the geographic location of the properties securing the mortgages that underlie our trading subordinate and residual securities at December 31, 2004:

DESCRIPTION                     U.K.        CALIFORNIA     NEW JERSEY       TEXAS         NEW YORK      OTHER (1)        TOTAL
-------------------------   ------------   ------------   ------------   ------------   ------------   ------------   ------------
Single family
 residential ............   $     51,044   $     16,469   $     18,037   $     18,108   $     17,833   $    135,706   $    257,197
Commercial ..............             --          2,005             --             --             --         24,415         26,420
Multi-family ............             --            307            217             --            208          1,124          1,856
                            ------------   ------------   ------------   ------------   ------------   ------------   ------------
Total ...................   $     51,044   $     18,781   $     18,254   $     18,108   $     18,041   $    161,245   $    285,473
                            ============   ============   ============   ============   ============   ============   ============
Percentage of total .....          17.88%          6.58%          6.39%          6.34%          6.32%         56.49%        100.00%
                            ============   ============   ============   ============   ============   ============   ============

(1) Consists of properties located in 46 other states, none of which aggregated over $15,659 in any one state.

        See Note 1 and Note 5 to our Consolidated Financial Statements.

        Real Estate. The decline in real estate reflects our strategy to dispose of assets not associated with core businesses. Although we have committed to a plan to sell these assets, we account for them in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Generally, properties held for more than one year are accounted for as held and used. These properties are depreciated over their estimated useful lives. Properties held less than one year are not depreciated and are carried at the lower of carrying value or fair value less costs to sell. Our real estate consisted of the following at the dates indicated:

                                                                                 December 31,
                                                                  ------------------------------------------
                                                                      2004           2003           2002
                                                                  ------------   ------------   ------------
Properties accounted for as held and used:
  Office building .............................................   $         --   $     37,553   $     42,374
  Retail ......................................................             --         43,460         41,000
                                                                  ------------   ------------   ------------
                                                                            --         81,013         83,374
                                                                  ------------   ------------   ------------
Properties accounted for as held for sale:
  Retail ......................................................          8,827         10,657          9,750
  Hotel .......................................................             --          6,171         18,616
  Land ........................................................            844             --             --
  Single family residential ...................................            515            882          1,887
                                                                  ------------   ------------   ------------
                                                                        10,186         17,710         30,253
                                                                  ------------   ------------   ------------
Total investment in real estate properties (1) ................         10,186         98,723        113,627

Commercial loans accounted for as investments in real estate ..             --             --          2,188

Investment in real estate partnerships ........................          8,546          5,220          4,900
                                                                  ------------   ------------   ------------
                                                                  $     18,732   $    103,943   $    120,715
                                                                  ============   ============   ============

(1) Total properties included $49,631 and $60,152 at December 31, 2003 and 2002, respectively, of properties we acquired by foreclosure or deed-in-lieu thereof on loans, primarily those that we had previously acquired at a discount.

        Properties accounted as held and used. Properties accounted as held at December 31, 2003 consisted of an office building and shopping mall, both located in Florida. We acquired these properties as a result of our acquisition of OAC in 1999. Both of these properties were sold in 2004 for a net gain of $759.

        Properties accounted as held for sale. Properties accounted as held for sale at December 31, 2004 consisted primarily of one shopping center located in Halifax, Nova Scotia with a net carrying value of $8,827. In February 2005, we sold the subsidiary that held our investment in the shopping center. Properties at December 31, 2003 consisted of our shopping center in Halifax and a hotel located in Michigan.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

The decline in our investment during 2004 was primarily due to the sale of our hotel, which resulted in a gain of $351, and a $3,018 decline in the fair value of the shopping center. Properties classified as held for sale are reported net of reserves established to report the properties at the lower of carrying value or fair value less costs to sell. Such reserves amounted to $3,155, $1,279 and $4,591 at December 31, 2004, 2003 and 2002, respectively. See Note 7 for additional information regarding these revenues.

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

        Investment in Real Estate Partnerships. This balance represents interests in two limited partnerships operating as real estate ventures, consisting of multi-family type properties. At December 31, 2003 we also had loans with combined net book value of $4,771 ($6,811 before discount and allowance for loan losses) due from one of the real estate ventures. During the first quarter of 2004, we forgave loans to the venture in exchange for an increased investment in the partnership. During 2004, we also recorded an impairment charge of $1,105 related to one of the partnership interests.

        Loans, Net. Our net investment in loans of $3,792 at December 31, 2004 represents 0.3% of total assets and consisted of only 22 loans. Our loans have been declining since 1998 as sales, resolutions and foreclosures more than offset acquisitions and originations. This reflects our strategy to dispose of assets associated with non-core business lines. Originations primarily represent loans made to facilitate sales of commercial real estate assets that we owned and fundings of pre-existing commitments on construction loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        Composition of Loans. The following table sets forth the composition of our loans by business segment at the dates indicated:

                                                                                     December 31,
                                                     ----------------------------------------------------------------------------
                                                         2004            2003            2002            2001            2000
                                                     ------------    ------------    ------------    ------------    ------------
Residential Discount Loans (1):
  Single family residential loans ................   $         --    $         --    $      1,965    $     57,954    $    297,790
  Unaccreted discount and deferred fees ..........             --              --            (565)        (16,804)        (74,341)
  Allowance for loan losses ......................             --              --            (154)         (3,401)         (3,493)
                                                     ------------    ------------    ------------    ------------    ------------
                                                               --              --           1,246          37,749         219,956
                                                     ------------    ------------    ------------    ------------    ------------
Affordable Housing (2):
  Multifamily residential loans ..................          7,466          10,924          10,803          19,714          32,330
  Land and other .................................            200             200             200             200               1
                                                     ------------    ------------    ------------    ------------    ------------
                                                            7,666          11,124          11,003          19,914          32,331
  Deferred fees ..................................             --              --              --              --             (46)
  Undisbursed loan funds .........................             --              --            (346)         (1,430)         (4,586)
  Allowance for loan losses ......................         (4,468)         (4,579)         (4,428)         (1,269)           (139)
                                                     ------------    ------------    ------------    ------------    ------------
                                                            3,198           6,545           6,229          17,215          27,560
                                                     ------------    ------------    ------------    ------------    ------------
Commercial Assets:
  Office buildings ...............................             --              --          41,215          56,713          98,425
  Hotels .........................................             --          10,600          11,668          38,576         102,120
  Retail properties ..............................             --              --          27,500          47,492          85,924
  Multifamily residential loans ..................             --          14,964          15,215          13,605         118,411
  Land and other .................................             --              --           1,188             607          36,608
                                                     ------------    ------------    ------------    ------------    ------------
                                                               --          25,564          96,786         156,993         441,488
  Unaccreted discount and deferred fees ..........             --          (1,015)        (11,409)        (19,962)        (45,918)
  Undisbursed loan funds .........................             --              --              --          (1,483)         (4,293)
  Allowance for loan losses ......................                         (3,786)        (16,179)         (5,744)        (10,877)
                                                     ------------    ------------    ------------    ------------    ------------
                                                               --          20,763          69,198         129,804         380,400
                                                     ------------    ------------    ------------    ------------    ------------
Subprime Finance:
  Single family residential loans ................             94              --             199             512           3,540
  Unamortized (discount) premium .................            (20)             --             (15)             13             (45)
                                                     ------------    ------------    ------------    ------------    ------------
                                                               74              --             184             525           3,495
                                                     ------------    ------------    ------------    ------------    ------------
Ocwen Recovery Group:
  Consumer .......................................             --              --              --              --          17,188
  Allowance for loan losses ......................             --              --              --              --          (8,770)
                                                     ------------    ------------    ------------    ------------    ------------
                                                               --              --              --              --           8,418
                                                     ------------    ------------    ------------    ------------    ------------
Corporate Items and Other (1):
  Single family residential loans ................          1,125           1,307              --              --             223
  Unaccreted discount and deferred fees ..........           (527)           (412)             --              --              --
  Allowance for loan losses ......................            (78)           (105)             --              --              --
                                                     ------------    ------------    ------------    ------------    ------------
                                                              520             790              --              --             223
                                                     ------------    ------------    ------------    ------------    ------------
Loans, net .......................................   $      3,792    $     28,098    $     76,857    $    185,293    $    640,052
                                                     ============    ============    ============    ============    ============

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        Activity in Loans. The following table sets forth the activity in our net loans during the periods indicated:

                                                                              Years Ended December 31,
                                                      ------------------------------------------------------------------------
                                                          2004           2003           2002           2001           2000
                                                      ------------   ------------   ------------   ------------   ------------
Amount
Balance at beginning of period ....................   $     28,098   $     76,857   $    185,293   $    640,052   $  1,115,850
Acquisitions (1) ..................................            372            420          1,018             --        221,940
Originations (2) ..................................         16,106          6,277         18,478         18,144         39,792
Resolutions and repayments (3) ....................        (38,747)       (29,362)       (50,965)      (139,232)      (312,856)
Loans transferred to real estate (4) ..............         (6,841)          (157)       (16,000)       (92,949)      (201,010)
Sales .............................................             --        (49,110)       (77,636)      (343,262)      (369,630)
Decrease (increase) in undisbursed loan proceeds ..             --            346          2,569          5,965         15,774
Decrease (increase) in discount ...................            880         10,537         24,447         83,710        125,406
Decrease (increase) in allowance ..................          3,924         12,290        (10,347)        12,865          4,786
                                                      ------------   ------------   ------------   ------------   ------------
Balance at end of period ..........................   $      3,792   $     28,098   $     76,857   $    185,293   $    640.052
                                                      ============   ============   ============   ============   ============

                                                                              Years Ended December 31,
                                                      ------------------------------------------------------------------------
                                                          2004           2003           2002           2001           2000
                                                      ------------   ------------   ------------   ------------   ------------
Number of Loans
Balance at beginning of period ....................             22             38            931          4,282          8,765
Acquisitions (1) ..................................             11              8             17             --          2,231
Originations (2) ..................................              1              1              3              4              4
Resolutions and repayments (3) ....................            (11)           (19)           (77)          (662)        (1,572)
Loans transferred to real estate (4) ..............             (1)            (3)           (21)          (747)        (2,455)
Sales .............................................             --             (3)          (815)        (1,946)        (2,691)
                                                      ------------   ------------   ------------   ------------   ------------
Balance at end of period (5) ......................             22             22             38            931          4,282
                                                      ============   ============   ============   ============   ============

(1) The decline in acquisitions reflect our strategic decision to exit non-core businesses and dispose of the related assets. Acquisitions in 2002, 2003 and 2004 represent repurchases of single-family residential discount loans previously sold. Acquisitions in 2000 included $164,920 (2,208 loans), of single-family residential discount loans.

(2) Originations represent loans made to facilitate sales of our own commercial assets and fundings of construction loans we originated in prior years.

(3) Resolutions and repayments consists of loans which we resolved and discharged in a manner which resulted in partial or full repayment of the loan to us, as well as principal payments on loans that have been brought current in accordance with their original or modified terms (whether pursuant to forbearance agreements or otherwise) or on other loans which have not been resolved.

(4) During 2004, we forgave loans with an unpaid principal value of $6,811 to a real estate venture, in which we also had an equity ownership interest, in exchange for an increased investment in the limited partnership. Loans transferred to real estate in prior years represent properties acquired through foreclosure or deed-in-lieu thereof. See "Real Estate".

(5) Of the 22 loans remaining at December 31, 2004, one is a multi-family loan in the Affordable Housing segment and the remainder are single family loans in the Corporate Items and Other and Subprime Finance segments.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        The following table sets forth certain information relating to our non-performing loans and allowance for loan losses at the dates indicated:

                                                                                   December 31,
                                                     ------------------------------------------------------------------------
                                                         2004           2003           2002           2001           2000
                                                     ------------   ------------   ------------   ------------   ------------
Non-performing loans (1) (2) .....................   $      7,827   $     21,898   $     75,549   $     94,307   $    297,547
Non-performing loans as a percentage of (1):
  Total loans (2) ................................           93.9%          59.9%          77.4%          48.2%          44.9%
  Total assets ...................................            0.6%           1.8%           6.2%           5.5%          13.2%
Allowance for loan losses as a percentage of:
  Total loans (2) ................................           54.5%          23.2%          21.3%           5.3%           3.5%
  Non-performing loans (1) .......................           58.1%          38.7%          27.5%          11.0%           7.8%

(1) Loans, which are contractually past due 90 days or more in accordance with the original terms of the loan agreement. We do not accrue interest on loans past due 90 days or more.

(2) Loans are net of unaccreted discount, unamortized deferred fees and undisbursed loan funds.

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

                                                                                   December 31,
                                                     ------------------------------------------------------------------------
                                                         2004           2003           2002           2001           2000
                                                     ------------   ------------   ------------   ------------   ------------
Amount:
  Residential Discount Loans .....................   $         --   $         --   $        154   $      3,401   $      3,493
  Commercial Asset (1) ...........................             --          3,786         16,179          5,744         10,877
  Affordable Housing .............................          4,468          4,579          4,428          1,269            139
  Ocwen Recovery Group ...........................             --             --             --             --          8,770
  Corporate Items and Other ......................             78            105             --             --             --
                                                     ------------   ------------   ------------   ------------   ------------
                                                     $      4,546   $      8,470   $     20,761   $     10,414   $     23,279
                                                     ============   ============   ============   ============   ============

(1) The decline in the allowance on Commercial Asset loans during 2004 and 2003 is primarily the result of sales and resolutions. As of December 31, 2004, all Commercial Asset loans had been sold or resolved. The allowance as a percentage of loan value for this segment was 15.4% at December 31, 2003 as compared to 19.0% at December 31, 2002 and 4.2% at December 31, 2001. See "Results of Operations-Provisions for Loan Losses" for additional information regarding our allowance as a percentage of loans.

                                                                                   December 31,
                                                     ------------------------------------------------------------------------
                                                         2004           2003           2002           2001           2000
                                                     ------------   ------------   ------------   ------------   ------------
Percentage of Loans to Total Loans:
  Residential Discount Loans .....................             --%            --%           1.4%          21.0%          33.7%
  Commercial Asset ...............................             --           67.1           87.5           69.3           59.0
  Affordable Housing .............................           91.9           30.4           10.9            9.4            4.2
  Subprime Finance ...............................            0.9             --            0.2            0.3            0.5
  Ocwen Recovery Group ...........................             --             --             --             --            2.6
  Corporate Items and Other ......................            7.2            2.5             --             --             --
                                                     ------------   ------------   ------------   ------------   ------------
                                                            100.0%         100.0%         100.0%         100.0%         100.0%
                                                     ============   ============   ============   ============   ============

        The allocation of the allowance to each segment is not necessarily indicative of future losses and does not restrict our use of the allowance to absorb losses in any other segment.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        The following table sets forth an analysis of activity in the allowance for loan losses relating to our loans during the periods indicated:

                                                                                   December 31,
                                                     ------------------------------------------------------------------------
                                                         2004           2003           2002           2001           2000
                                                     ------------   ------------   ------------   ------------   ------------
Balance at beginning of period ...................   $      8,470   $     20,761   $     10,414   $     23,279   $     26,440
Provision for loan losses ........................         (1,787)        (2,633)        13,655         15,478         15,270

Charge-offs ......................................         (2,137)        (9,658)        (3,756)       (28,827)       (19,068)
Recoveries .......................................             --             --            448            484            637
                                                     ------------   ------------   ------------   ------------   ------------
  Net charge-offs ................................         (2,137)        (9,658)        (3,308)       (28,343)       (18,431)
                                                     ------------   ------------   ------------   ------------   ------------

Balance at end of period .........................   $      4,546   $      8,470   $     20,761   $     10,414   $     23,279
                                                     ============   ============   ============   ============   ============

        Match Funded Assets. Our match funded assets were comprised of the following at the dates indicated:

                                                                              December 31,
                                                               ------------------------------------------
                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Match funded advances on loans serviced for others:
  Principal and interest ...................................   $    107,102   $     54,516   $     66,524
  Taxes and insurance ......................................        107,710         30,176         30,301
  Other ....................................................         61,814         21,096         24,877
                                                               ------------   ------------   ------------
                                                                    276,626        105,788        121,702
                                                               ------------   ------------   ------------
Single family residential loans ............................             --         24,393         38,129
Commercial loans ...........................................          4,134             --             --
Allowance for loan losses ..................................             --            (94)          (144)
                                                               ------------   ------------   ------------
  Match funded loans, net ..................................          4,134         24,299         37,985
                                                               ------------   ------------   ------------
Match funded securities ....................................             --             --          8,057
                                                               ------------   ------------   ------------
                                                               $    280,760   $    130,087   $    167,744
                                                               ============   ============   ============

        Match funded advances on loans serviced for others resulted from our transfer of certain residential loan servicing related advances to a third party in exchange for cash. The original and subsequent transfers did not qualify as sales for accounting purposes since we retained effective control of the advances. Accordingly, we report the amount of proceeds we received from the sale as a secured borrowing with pledge of collateral (match funded liabilities). The $170,838 increase in match funded advances during 2004 is primarily the result of a servicing advance securitization that was executed in November. See "Match Funded Liabilities" and Note 14 to our Consolidated Financial Statements.

        We acquired single-family residential match funded loans in connection with our acquisition of OAC. OAC had previously securitized these loans in 1998 and transferred them to a real estate mortgage investment conduit (the "Trust"), which then issued two classes of notes secured by the loans. The transfer did not qualify as a sale for accounting purposes since we retained effective control of the loans transferred. Accordingly, we reported the proceeds that we received from the transfer as a liability (match funded liabilities). Each class of the notes was subject to redemption at our option when the remaining aggregate principal balance of the loans had declined to less than 20% of the initial aggregate principal balance of the loans at the transfer date. During the third quarter of 2004, we exercised our option to redeem the notes (match funded liabilities) thereby causing the termination and liquidation of the Trust. Upon redemption of the notes, the loans were released from the Trust and were sold by us to a third party. Non-performing loans amounted to $2,321 and $3,120 at December 31, 2003 and 2002, respectively.

        Commercial match funded loans held by our GSS subsidiary in Japan resulted from the transfer, on a non-recourse basis, of an undivided 100% participation interest in certain real estate loans to a Japanese subsidiary of Merrill Lynch on March 30, 2004 in exchange for cash. The transfer did not qualify as a sale for accounting purposes as we did not meet all of the conditions for surrender of control over the transferred loans. Accordingly, we report the amount of proceeds we received from the transfer as a secured borrowing with pledge of collateral (match funded liabilities).

        Match funded securities resulted from our transfer of four unrated residual securities to a trust on December 16, 1999 in exchange for non-recourse notes. The transfer did not qualify as a sale for accounting purposes since we retained effective control over the securities transferred. Accordingly, we reported the amount of proceeds we received from the transfer as a secured borrowing with pledge of collateral (match funded liabilities). In June 2003, the Ocwen NIM Trust 1999 - OAC1 adopted a plan of complete liquidation, which caused the early redemption of the related match funded liabilities. The match funded securities, which had a fair value of $5,926 at the time of transfer, were transferred to trading securities. See "Changes in Financial Condition - Trading Securities" and "- Match Funded Liabilities".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        Advances on Loans and Loans Serviced for Others. Advances related to our loan portfolios and loans we serviced for others consisted of the following at the dates indicated:

                                                                              December 31,
                                                               ------------------------------------------
                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Loans serviced for others:
  Principal and interest ...................................   $     51,782   $    118,024   $     63,326
  Taxes and insurance ......................................         94,926        145,507        117,937
  Other ....................................................         93,375        110,802         84,455
                                                               ------------   ------------   ------------
                                                                    240,083        374,333        265,718
Loans ......................................................            347            436            638
                                                               ------------   ------------   ------------
                                                               $    240,430   $    374,769   $    266,356
                                                               ============   ============   ============

        During any period in which the borrower is not making payments, we are required under certain servicing agreements to advance our own funds to meet contractual principal and interest remittance requirements for investors, pay property taxes and insurance premiums and process foreclosures. We generally recover such advances from borrowers for reinstated and performing loans and from investors for foreclosed loans. We record a charge to the extent that we estimate that advances are uncollectible, taking into consideration the age and nature of the advance and our historical loss experience, among other factors. Advances on loans serviced for others are net of reserves of $5,212, $4,002 and $2,939 as of December 31, 2004, 2003 and 2002, respectively. The $5,212 of reserves at December 31, 2004 includes $4,115 to provide for forbearance plan fees and multiple breach fees that may no longer be collectible. See "Results of Operations - Core Businesses - Residential Loan Servicing".

        Advances on loans serviced for others do not include match funded advances that were transferred to a third party in transactions that did not qualify as sales for accounting purposes and that we account for as secured borrowings. The $134,250 decline in advances on loans serviced for others during 2004 is in large part due to a securitization transaction that we executed in November. See "Match Funded Assets" for information regarding these advances.

        Mortgage Servicing Rights. The unamortized balance of mortgage servicing rights is primarily related to residential assets. Our investment has declined during 2004 and 2003 as amortization exceeded purchases. The rate of amortization reflects increased actual and projected prepayments on subprime residential mortgage loans due to lower interest rates. The decline in acquisitions reflects the more cautious acquisition strategy that we adopted given the uncertainty of prepayment speeds in the current environment. In addition, we have commitments with the OTS to maintain our investment in mortgage servicing rights at or below certain levels. See Note 22 to the Consolidated Financial Statements and "General - Banking Operations" for additional information regarding these commitments. See also "Results of Operations - Non-Interest Revenue - Servicing and Other Fees" and "- Segment Results - Core Businesses - Residential Loan Servicing".

                                                                              December 31,
                                                               ------------------------------------------
                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Balance at beginning of period .............................   $    166,495   $    171,611   $    101,107
Purchases ..................................................         60,950         88,829        128,891
Amortization ...............................................        (96,036)       (93,558)       (58,153)
Impairment .................................................             --           (387)            --
Sales ......................................................             --             --           (234)
                                                               ------------   ------------   ------------
Balance at end of period ...................................   $    131,409   $    166,495   $    171,611
                                                               ============   ============   ============

        At December 31, 2004, we serviced loans under approximately 345 servicing agreements for 22 clients. Purchases during 2004 were all for residential assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        Receivables. Receivables consisted of the following at the dates indicated:

                                                                              December 31,
                                                               ------------------------------------------
                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Residential Loan Servicing (1) .............................   $     23,241   $     18,564   $     10,982
OTX ........................................................          2,360          1,442          1,193
Ocwen Realty Advisors ......................................          2,011            962            532
Ocwen Recovery Group .......................................            341            260            296
Business Process Outsourcing ...............................          1,532            969             --
Commercial Servicing .......................................          2,530          1,324            680
Residential Discount Loans .................................             --             --          1,286
Commercial Assets ..........................................            192          2,848          2,515
Affordable Housing (2) .....................................         18,308         25,581         40,327
Corporate Items and Other (3) ..............................         76,204         22,365         21,089
                                                               ------------   ------------   ------------
                                                               $    126,719   $     74,315   $     78,900
                                                               ============   ============   ============

(1) Consist principally of fees earned and reimbursable expenses due from investors. Receivables representing fees earned totaled $4,069 and $2,769 at December 31, 2004 and 2003, respectively.

        Primarily represents payments to be received in future years from the sale of investments in affordable housing properties, net of unaccreted discount of $2,346, $2,901 and $3,400 at December 31, 2004, 2003 and
        2002, respectively. Balances are also net of reserves for doubtful accounts of $5,596, $4,232 and $1,340 at December 31, 2004, 2003 and
        2002, respectively. The decline in the balance during 2004 is primarily due to scheduled installment payments received, offset by an additional installment note receivable of $2,945 resulting from the sale of three properties during the fourth quarter. See "Results of Operations - Segment Results - Affordable Housing".

(3) Includes $61,591, $21,465 and $20,841 of income taxes receivable at December 31, 2004, 2003 and 2002, respectively. As of December 31, 2004, income taxes receivable includes $56,526 of federal tax refund claims, the payment of which is subject to final approval by the Joint Committee on Taxation of the U.S. Congress. We have agreed with the IRS to extend the statute of limitations with respect to these claims until December 31, 2005, and we currently expect that this approval will be issued prior to that date. The receivable balance at December 31, 2004 also included $6,872 of accrued interest on the federal tax refund claims.

        Other Assets. Other assets consisted of the following at the dates indicated:

                                                                              December 31,
                                                               ------------------------------------------
                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
Deferred tax assets, net (1) ...............................   $     17,683   $      7,547   $      8,387
Deferred debt related costs, net (2) .......................         11,216          3,113          2,946
Interest earning insurance collateral deposits (3) .........          8,905          8,813             --
Loans held for resale (4) ..................................          8,437             --             --
Interest earning reserve accounts (5) ......................          5,850          4,279          4,254
Goodwill, net (6) ..........................................          5,312          1,618          1,618
Prepaid expenses ...........................................          4,069          3,750          3,740
Stocks and mutual funds (7) ................................          2,886             14          1,108
Capitalized software development costs, net ................          1,147          2,598          4,010
Other ......................................................          3,472          1,876          3,265
                                                               ------------   ------------   ------------
                                                               $     68,977   $     33,608   $     29,328
                                                               ============   ============   ============

(1) Deferred tax assets are net of valuation allowances of $165,927, $201,445 and $199,270 at December 31, 2004, 2003 and 2002, respectively.
        See "Results of Operations - Income Tax Expense (Benefit)".

(2) The $8,103 increase in net deferred debt-related costs during 2004 is primarily the result of capitalized costs directly related to our issuance of the $175,000 Convertible Notes on July 28, 2004. The unamortized balance of these issuance costs amounted to $6,107 at December 31, 2004. See "Debt Securities" for additional information regarding the Convertible Notes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

(3) These deposits were required in order to obtain surety bonds for affordable housing properties that we sold before the end of the fifteen-year tax credit amortization period, and on which we have previously claimed tax credits on our income tax returns. The surety bond is necessary in order to avoid the recapture of those tax credits previously claimed.

(4) Loans originated in response to requests from Residential Loan Servicing customers to refinance their mortgage. Only loans with sales commitments prior to closing are originated under this program. These loans were sold during January 2005.

(5) Represents amounts set aside from the proceeds of our match funded advance facilities to provide for possible shortfalls in the funds available to pay certain expenses and interest.

(6) The increase in goodwill during 2004 is the result of our acquisition on September 30, 2004 of Bankhaus Oswald Kruber KG, a bank located in Germany. The purchase price, plus acquisition costs, exceeded the net assets acquired by $3,694. For additional information regarding this acquisition, see Note 3 to our Consolidated Financial Statements.

(7) The $2,872 increase in the balance during 2004 primarily represents an investment by the Bank in a mutual fund that invests in assets that meet the requirements of the Community Reinvestment Act.

        Deposits. Our customer deposits decreased during 2004 primarily as a result of maturing brokered certificates of deposits. This decline reflects our reduced reliance on deposits as a source of financing our operations. See "General - Banking Operations".

        The following table sets forth information related to our deposits at the dates indicated:

                                                                December 31,
                                    --------------------------------------------------------------------
                                                   2004                               2003
                                    --------------------------------   --------------------------------
                                                 Weighted     % of                  Weighted     % of
                                                  Average     Total                  Average     Total
                                      Amount       Rate     Deposits     Amount       Rate     Deposits
                                    ----------   --------   --------   ----------   --------   --------
Non interest-bearing checking
 accounts .......................   $    4,513         --%       1.5%  $    4,879         --%       1.1%
NOW and money market
 checking accounts ..............       12,541        .75%       4.1%      18,313       0.90%       4.1%
Savings accounts ................        6,574        .75%       2.2%       1,657       1.00%       0.4%
                                    ----------              --------   ----------              --------
                                        23,628                   7.8%      24,849                   5.6%
                                    ----------                         ----------
Certificates of deposit (1) (2)..      277,671                            421,657
Unamortized deferred fees .......           --                               (118)
                                    ----------                         ----------
Total certificates of deposit ...      277,671       3.12%      92.2%     421,539       3.41%      94.4%
                                    ----------              --------   ----------              --------
                                    $  301,299                 100.0%  $  446,388                 100.0%
                                    ==========              ========   ==========              ========

                                                December 31,
                                    --------------------------------
                                                   2002
                                    --------------------------------
                                                 Weighted     % of
                                                  Average     Total
                                      Amount       Rate     Deposits
                                    ----------   --------   --------
Non interest-bearing checking
 accounts .......................   $    4,378         --%       1.0%
NOW and money market
 checking accounts ..............       17,720       1.20%       4.2%
Savings accounts ................        1,592       1.00%       0.4%
                                    ----------              --------
                                        23,690                   5.6%
                                    ----------
Certificates of deposit (1) (2)..      402,917
Unamortized deferred fees .......         (637)
                                    ----------
Total certificates of deposit ...      402,280       4.89%      94.4%
                                    ----------              --------
                                    $  425,970                 100.0%
                                    ==========              ========

(1)     Included $26,418, $84,426 and $198,248 at December 31, 2004, 2003 and
        2002 respectively, of brokered deposits originated through national, regional and local investment banking firms that solicit deposits from their customers, all of which are non-cancelable. During the second quarter of 2003, we exercised our right to call brokered certificates of deposit with a face value of $18,194 that carried an interest rate of 6%.

(2) At December 31, 2004, 2003 and 2002, certificates of deposit with outstanding balances of $100 or more amounted to $75,899, $137,746 and $125,451, respectively. Of the $75,899 of such deposits at December 31, 2004, $8,800 were from political subdivisions in New Jersey and were secured or collateralized as required under state law. The basic insured amount of a depositor is $100. Deposits maintained in different categories of legal ownership are separately insured.

        The following table sets forth the remaining maturities for our time deposits with balances of $100 or more at December 31, 2004:

Matures within three months..................................    $       33,258
Matures after three months through six months................             5,032
Matures after six months through twelve months...............            21,287
Matures after twelve months..................................            16,322
                                                                 --------------
                                                                 $       75,899
                                                                 ==============

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        Escrow Deposits. Escrow deposits amounted to $125,977, $116,444 and $84,986 at December 31, 2004, 2003 and 2002, respectively. The balance consisted principally of custodial deposit balances representing collections that we made from borrowers for the payment of taxes and insurance premiums on mortgage properties underlying loans that we serviced for others. Such balances amounted to $105,924, $96,924 and $72,254 at December 31, 2004, 2003 and 2002,
respectively. See "Results of Operations - Non-Interest Revenue - Servicing and Other Fees."

        Match Funded Liabilities. Match funded liabilities represent proceeds received from transfers of loans, residual securities and advances on our loans serviced for others. Because we retained effective control over the assets transferred, these transfers did not qualify as sales for accounting purposes and, therefore, we report them as secured borrowings with pledges of collateral. Our match funded liabilities were comprised of the following at the dates indicated:

                                                                                            December 31,
                                                                                ------------------------------------
Collateral                                    Interest rate                        2004         2003         2002
-----------------------------------------     -----------------------------     ----------   ----------   ----------
Advances on loans serviced for others (1)     LIBOR plus 175 basis points       $   90,851   $   94,967   $  106,797
Advances on loans serviced for others (2)     See (2)                              149,342           --           --
Single family loans (3)                       LIBOR plus 65-70 basis points             --       20,427       32,217
Commercial loans (4)                                                                 4,134           --           --
Unrated residual securities (5)               9.50%                                     --           --        8,057
                                                                                ----------   ----------   ----------
                                                                                $  244,327   $  115,394   $  147,071
                                                                                ==========   ==========   ==========

(1) Under the terms of the agreement, we are eligible to finance additional advances on loans serviced for others up to a maximum balance of $200,000. This facility will mature January 2006.

(2) In November 2004, we executed a servicing advance securitization. This transaction involved the issuance of a term note for $100,000 and a one-year variable funding note for a maximum of $75,000. The term note bears interest at LIBOR plus 50 basis points. The variable funding note bears interest at a commercial paper rate plus a margin that approximates LIBOR plus 53 basis points. Under the terms of the agreement, as of December 31, 2004, we are eligible to finance additional advances on loans serviced for others of $25,658. The term note under this facility has a stated maturity of October 2013. The variable funding note has a stated maturity of November 2010.

(3) During the third quarter of 2004, we exercised our option to redeem the bonds that were secured by single family loans. See "Match Funded Assets".

(4)     Represents a 100% participation interest held by a third party.

(5) During the second quarter of 2003, the Ocwen NIM Trust 1999 - OAC1 adopted a plan of complete liquidation and, thereby, caused the early redemption of the match funded liabilities that were secured by residual securities. See "Match Funded Assets."

        See "Match Funded Assets" and "Liquidity, Commitments and Off-Balance Sheet Risks - Liquidity".

        Debt Securities. Debt securities consisted of the following at the dates indicated:

                                                                              December 31,
                                                               ------------------------------------------
                                                                   2004           2003           2002
                                                               ------------   ------------   ------------
11.875% Notes due October 1, 2003 (1) ......................   $         --   $         --   $     43,475
12% Subordinated Debentures due June 15, 2005 (2) ..........             --             --         33,500
3.25% Contingent Convertible Senior Unsecured
 Notes due August 1, 2024 (3)  .............................        175,000             --             --
10.875% Capital Securities due August 1, 2027 (4) ..........         56,249         56,249             --
                                                               ------------   ------------   ------------
                                                               $    231,249   $     56,249   $     76,975
                                                               ============   ============   ============

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

(3) On July 28, 2004, OCN issued $175,000 aggregate principal amount of 3.25% Contingent Convertible Senior Unsecured Notes due 2024 ("Convertible Notes") in a private placement as permitted by the Securities Act of 1933, as amended. The Convertible Notes are senior unsecured obligations and bear interest at the rate of 3.25% per year. Interest is payable on February 1 and August 1 of each

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        year, beginning on February 1, 2005. The Convertible Notes will be convertible at the option of the holder thereof under certain circumstances into shares of our common stock at an initial conversion rate of 82.1693 shares per $1 principal amount of the Convertible Notes, subject to adjustment. Upon conversion, we may at our option choose to deliver, in lieu of common stock, cash or a combination of cash and common stock. See Note 16 to our Consolidated Financial Statements for additional details regarding the Convertible Notes.

(4) Capital Securities were reclassified to notes and debentures effective July 1, 2003 with our adoption of SFAS No. 150. See Note 1 to our Consolidated Financial Statements.

        For additional information regarding our debt securities, see "Results of Operations - Gain (Loss) on Repurchase of Debt" and Note 16 to our Consolidated Financial Statements.

        Lines of Credit and Other Secured Borrowings. We have obtained secured line of credit arrangements from unaffiliated financial institutions as follows at the dates indicated:

                                                                                                                December 31,
                                                                                                          ------------------------
Borrowing Type                     Collateral                Maturity           Interest Rate (1)            2004          2003
---------------------    ------------------------------    -------------    --------------------------    ----------    ----------
Line of credit           Advances on loans serviced for    March 2004       LIBOR + 200 basis points      $       --    $   68,548
                          others (2)
Line of credit           Advances on loans serviced for    October 2004     LIBOR + 200 basis points              --         9,386
                          others (2)
Senior secured credit    Purchased mortgage servicing      April 2005       LIBOR + 162.5 or 225 basis        24,218        35,321
 agreement                rights and advances on loans                       points
                          serviced for others (3)
Senior secured credit    Purchased mortgage servicing      December 2005    LIBOR + 250 basis points          11,458            --
 agreement                rights
Installment notes        Purchased mortgage servicing      July 2004        2.81%                                 --         2,332
                          rights
Mortgage note            Real estate - office building     May 2005         LIBOR + 350 basis points,             --        20,000
                           building (4)                                      floor of 5.75%
Mortgage note            Office building (5)               October 2014     5.62%                             14,936            --
Secured loan             Trading securities -  UK          November 2004    LIBOR + 275 basis points              --        11,562
                          unrated subprime residuals
Term loan                Loan receivable                   March 2005       LIBOR + 250 basis points              --         3,235
                                                                                                          ----------    ----------
                                                                                                          $   50,612    $  150,384
                                                                                                          ==========    ==========

(1) 1-month LIBOR was 2.40% and 1.12% at December 31, 2004 and December 31, 2003, respectively.

(2) This line was fully repaid subsequent to December 31, 2003 and was not renewed.

(3) Maximum amount of borrowing under this facility is $70,000. We are currently in negotiations with the lender to possibly extend the maturity date and increase the maximum amount of borrowing.

(4) We sold our office building located in Jacksonville, Florida in January 2004 and the buyer assumed this note at that time. See "Changes in Financial Condition - Real Estate".

(5) Collateral represents our loan servicing call center located in Orlando, Florida. We entered into this mortgage in October 2004.

        See "Liquidity, Commitments and Off-Balance Sheet Risks - Liquidity" for additional information regarding sources of funding.

        Company Obligated, Mandatorily Redeemable Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company ("Capital Securities"). As indicated in "Debt Securities" above, the outstanding balance of the 10.875% Capital Securities due August 1, 2027 of $56,249 has been classified as a liability effective July 1, 2003 upon our adoption of SFAS No.
150. See Notes 1 and 16 to the Consolidated Financial Statements. The outstanding balance of the 10.875% Capital Securities amounted to $56,249 at December 31, 2003 and 2002. During 2002 we repurchased $4,910 of the Capital Securities in the open market. See "Results of Operations -Gain (Loss) on Repurchase of Debt".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        Minority Interest in Subsidiaries. Minority interest of $1,530, $1,286 and $1,778 at December 31, 2004, 2003 and 2002, respectively, represents the investment by others in Global Servicing Solutions, LLC, which we formed during the third quarter of 2002 to establish, license and operate distressed asset management servicing companies in various countries around the world. See the Principles of Consolidation section of Note 1 to our Consolidated Financial Statements.

        Stockholders' Equity. Stockholders' equity amounted to $330,108 at December 31, 2004 as compared to $317,258 at December 31, 2003 and $310,718 at December 31, 2002. The $12,851 increase in stockholders' equity during 2004 was primarily due to net income of $57,724, the issuance of 543,260 shares of common stock as a result of stock option exercises and the issuance of 203,088 shares of restricted stock to employees as part of our annual incentive awards, offset in large part by our repurchase of 5,481,100 shares of common stock. See Consolidated Statements of Changes in Stockholders' Equity, which provides the details of changes in stockholders' equity for the past three years, and Notes 1 and 21 to our Consolidated Financial Statements.

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

        The following table sets forth the estimated maturity or repricing of our interest-earning assets and interest-bearing liabilities at December 31, 2004. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual terms of the assets and liabilities, except:

    . Adjustable-rate loans, performing discount loans and securities are included in the period in which they are first scheduled to adjust and not in the period in which they mature,
    . Fixed-rate mortgage-related securities reflect prepayments that were estimated based on analyses of broker estimates, the results of a prepayment model we use and empirical data,
    . Non-performing discount loans reflect the estimated timing of resolutions that result in repayment to us,
    . NOW and money market checking deposits and savings deposits, which do not have contractual maturities, reflect estimated levels of attrition, which are based on our detailed studies of each such category of deposit and,
    . Escrow deposits and other non interest-bearing checking accounts, which amounted to $130,491 at December 31, 2004, are excluded.

        We believe that these assumptions approximate actual experience and consider them reasonable; however, the interest rate sensitivity of our assets and liabilities in the table could vary substantially if we were to use different assumptions or actual experience differs from the historical experience on which we based the assumptions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

                                                                                 December 31, 2004
                                                     ------------------------------------------------------------------------
                                                                      Four to        More Than
                                                     Within Three      Twelve       One Year to    Three Years
                                                        Months         Months       Three Years     and Over         Total
                                                     ------------   ------------   ------------   ------------   ------------
Rate-Sensitive Assets:
  Interest-earning deposits ......................   $    116,206   $         --   $         --   $         --   $    116,206
  Trading securities .............................         24,303         47,222         39,542         14,675        125,742
  Investment securities, net .....................          5,859          2,877             --             --          8,736
  Loans, net (1) .................................            234            529          1,187          1,842          3,792
  Match funded loans (1) .........................          4,134             --             --             --          4,134
                                                     ------------   ------------   ------------   ------------   ------------
    Total rate-sensitive assets ..................        150,736         50,628         40,729         16,517        258,610
                                                     ------------   ------------   ------------   ------------   ------------
Rate-Sensitive Liabilities:
  NOW and money market checking deposits .........         10,418            244            521          1,358         12,541
  Savings deposits ...............................          4,891            259            513            911          6,574
  Certificates of deposit ........................        109,971         91,884         68,706          7,110        277,671
                                                     ------------   ------------   ------------   ------------   ------------
  Total interest-bearing deposits ................        125,280         92,387         69,740          9,379        296,786
  Match funded liabilities .......................        244,327             --             --             --        244,327
  Lines of credit and other secured borrowings ...         24,218         11,458             --         14,936         50,612
  Debt securities ................................             --             --             --        231,249        231,249
                                                     ------------   ------------   ------------   ------------   ------------
    Total rate-sensitive liabilities .............        393,825        103,845         69,740        255,564        822,974
                                                     ------------   ------------   ------------   ------------   ------------
Interest rate sensitivity gap (2) ................   $   (243,089)  $    (53,217)  $    (29,011)  $   (239,047)  $   (564,364)
                                                     ============   ============   ============   ============   ============
Cumulative interest rate sensitivity gap .........   $   (243,089)  $   (296,306)  $   (325,317)  $   (564,364)
                                                     ============   ============   ============   ============
Cumulative interest rate sensitivity gap as a
 percentage of total rate-sensitive assets .......         (94.00)%      (114.58)%      (125.79)%      (218.23)%

AS OF DECEMBER 31, 2003
Cumulative interest rate sensitivity gap .........   $   (372,312)  $   (505,845)  $   (615,111)  $   (657,002)
                                                     ============   ============   ============   ============
Cumulative interest rate sensitivity gap as a
 percentage of total rate-sensitive assets .......        (349.48)%      (474.82)%      (577.38)%      (616.71)%

(1)     We have not reduced balances for non-performing loans.

(2) We had no rate-sensitive financial instruments outstanding at December 31, 2004.

        We have experienced a large negative interest rate sensitivity gap in recent years. The negative interest rate sensitivity gap reflects the economics of our Residential Loan Servicing business. At December 31, 2004, we had servicing advances of $517,056 consisting of advances on loans and loans serviced for others of $240,430 and match funded advances on loans serviced for others of $276,626. Servicing advances do not bear interest but are generally funded with interest bearing liabilities. As a result, these instruments result in a negative interest rate sensitivity gap. In addition, we earn interest on float balances. We earn a short term, 30 days or less, rate of interest on float balances. These float balances, which are not included in our financial statements, amounted to $867,884, $1,429,986 and $581,507 at December 31, 2004,
2003 and 2002, respectively. When the float balances are considered by adding them to the within three months rate-sensitive assets, the interest rate sensitivity gap shifts from negative to positive.

        The OTS has established specific minimum guidelines for thrift institutions to observe in the area of interest rate risk as described in Thrift Bulletin No. 13a, "Management of Interest Rate Risk, Investment Securities, and Derivative Activities" ("TB 13a"). Under TB 13a, institutions are required to establish and demonstrate quarterly compliance with board-approved limits on interest rate risk that are defined in terms of net portfolio value ("NPV"). We use NPV to measure our exposure to interest rate risk. NPV is calculated as the net present value of expected cash flows from an institution's existing assets, less the net present value of the expected cash flows from existing liabilities, plus the net present value of expected cash inflows from existing financial derivatives and off-balance sheet contracts. Cash flows for each asset and liability are based on the contractual rates and terms at the individual asset and liability level. These cash flows are discounted to the present period using a discount rate that is relevant to the particular asset or liability, to arrive at the base case scenario. Deposits instruments are discounted using their annual percentage rate paid to the depositor, loans at their contractual interest rate. Residual and subordinate securities are discounted at rates ranging from 18% to 21% depending on the composition of their underlying collateral and its performance.

        The NPV model does not value new business activity or other projected or possible changes in the company's balance sheet. Rather, it takes a snapshot view of the portfolio at each quarter-end and estimates its economic value at that time, and the value of the portfolio under the different interest rate scenarios. The model estimates the current, or base case, economic value of each type of asset, liability and off-balance sheet contract at the end of each quarter.

        NPV is useful in assessing interest rate risk in that it measures how changes in interest rates might affect the economic value of a portfolio of assets, liabilities and off balance sheet contracts. By recalculating NPV under various interest rate scenarios we can see the consequences of our business strategy under several possible alternative courses of interest rates, and evaluate the extent to which we may want to alter our interest rate exposure through hedging or other techniques.

        The board-approved limits specify the minimum net portfolio value ratio ("NPV Ratio") allowable under current interest rates and hypothetical interest rate scenarios. An institution's NPV Ratio for a given interest rate scenario is calculated by dividing the NPV that would result in that scenario by the present value of the institution's assets in that same scenario. The hypothetical scenarios are represented by immediate, permanent, parallel movements (shocks) in the term structure of interest rates of plus 100, 200 and 300 basis points and minus 100 basis points from the actual term structure observed at quarter end. The NPV Ratio may be interpreted as an indicator of capital strength in each scenario: the higher the NPV Ratio, the greater is the institution's ability to weather negative events. The change in an institution's NPV Ratio across the various scenarios gives an indication of the institutions capacity to withstand interest rate stress. The current NPV Ratio for each of the five rate scenarios and the corresponding limits approved by the Board of Directors, as applied to Ocwen Financial Corporation and its subsidiaries, are as follows at December 31, 2004:

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

                                   Board Limits           Current
Rate Shock in basis points     (minimum NPV Ratios)     NPV Ratios
--------------------------     --------------------     ----------
           +300                       5.00%               30.60%
           +200                       6.00%               29.33%
           +100                       7.00%               27.93%
              0                       8.00%               25.84%
           -100                       7.00%               22.97%

         The Committee also regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income or expense and NPV and evaluating such impacts against the maximum potential changes in net interest income and NPV that is authorized by the Board of Directors, as applied to Ocwen Financial Corporation and its subsidiaries. We calculate the cash flows associated with the loan portfolios and securities based on prepayment and default rates that vary by asset. We generate projected losses, as well as prepayments, based upon the actual experience with the subject pool, as well as similar, more seasoned pools. To the extent available, we use loan characteristics such as loan-to-value ratio, interest rate, credit history, prepayment penalty terms and product types to produce the projected loss and prepayment assumptions that are included in the cash flow projections of the securities. When we shock interest rates we further adjust these projected loss and prepayment assumptions. The base interest rate scenario assumes interest rates at December 31, 2004. The base case net interest expense is a projection of interest for the following 12 months based on the net interest income expense in our consolidated statement of operations for the last month of the year. A weighted average rate of interest is calculated based on the interest rate sensitivity gap of our rate sensitive assets and liabilities that are scheduled to mature over the first twelve months following the end of the year. The weighted average interest rate is then applied against the interest rate sensitivity gap for this twelve month period to determine the base case net interest expense.

         An interest rate sensitivity gap is calculated for each interest rate scenario, and a hypothetical net interest expense is calculated based upon the weighted average interest rate. The result is then compared to the base case net interest expense to determine the percentage increase or decrease in net interest expense that each scenario produces relative to the base case. The following table quantifies the potential changes in net interest expense and NPV should interest rates go up or down (shocked) 300 or 100 basis points, respectively, assuming the yield curves of the rate shocks will be parallel to each other. Actual results of Ocwen Financial Corporation and its subsidiaries could differ significantly from the results estimated in this table:

                                     Estimated Changes in
                             -----------------------------------
Rate Shock in basis points   Net Interest Expense (1)       NPV
--------------------------   ------------------------   ----------
           +300                    1890.24%                22.51%
           +200                    1260.16%                16.17%
           +100                     630.08%                 9.36%
              0                       0.00%                 0.00%
           -100                   (630.08)%              (12.77)%

(1) The base case interest was based on net interest income of only $73 for the month of December 2004. Therefore, the estimated changes in net interest expense expressed as a percent are significant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        The following table shows our financial instruments that are sensitive to changes in interest rates, categorized by expected maturity or repricing characteristics, and the fair values of those instruments at December 31, 2004:


                                                      Expected Maturity Date at December 31, 2004 (1)
                                     ----------------------------------------------------------------------------------
                                                                                                                Total       Fair
                                        2005        2006        2007        2008        2009     Thereafter    Balance      Value
                                     ---------   ---------   ---------   ---------   ---------   ----------   ---------   ---------
Rate-Sensitive Assets:
  Interest-earning deposits ......   $ 116,206   $      --   $      --   $      --   $      --   $       --   $ 116,206   $ 116,206
    Average interest rate ........        0.75%       0.00%       0.00%       0.00%       0.00%        0.00%       0.75%
  Trading securities .............      71,525      31,319       8,223       4,679       2,288        7,708     125,742     125,742
    Average interest rate ........        4.77%       6.51%      14.65%      16.09%      19.92%       22.46%       7.63%
  Investment securities, net .....       8,736          --          --          --          --           --       8,736       8,736
    Average interest rate ........        3.64%       0.00%       0.00%       0.00%       0.00%        0.00%       3.64%
  Loans, net (2) .................         763         728         459         339         292        1,211       3,792       3,870
    Average interest rate ........        5.00%       3.00%       4.00%       5.00%       5.00%        5.00%       5.00%
  Match funded loans (2) .........       4,134          --          --          --          --           --       4,134       4,134
    Average interest rate ........        0.00%       0.00%       0.00%       0.00%       0.00%        0.00%       0.00%
                                     ---------   ---------   ---------   ---------   ---------   ----------   ---------   ---------
      Total rate-sensitive assets    $ 201,364   $  32,047   $   8,682   $   5,018   $   2,580   $    8,919   $ 258,610   $ 258,688
                                     =========   =========   =========   =========   =========   ==========   =========   =========
Rate-Sensitive Liabilities:
  NOW and money market deposits ..   $  10,662   $     282   $     240   $     203   $     173   $      981   $  12,541   $  12,184
    Average interest rate ........        0.66%       0.25%       0.25%       0.25%       0.25%        0.25%       0.60%
  Savings deposits ...............       5,150         285         228         182         146          583       6,574       6,487
    Average interest rate ........        1.07%       0.75%       0.75%       0.75%       0.75%        0.75%       1.00%
  Certificates of deposit ........     201,855      46,697      22,008       4,713         130        2,268     277,671     280,659
    Average interest rate ........        1.20%       0.88%       0.65%       0.17%       0.11%       13.00%       1.18%
                                     ---------   ---------   ---------   ---------   ---------   ----------   ---------   ---------
      Total interest-bearing
       deposits ..................     217,667      47,264      22,476       5,098         449        3,832     296,786     299,330
  Match funded liabilities .......     244,327          --          --          --          --           --     244,327     244,327
    Average interest rate ........        3.32%       0.00%       0.00%       0.00%       0.00%        0.00%       3.32%
  Lines of credit and other
   secured borrowings ............      35,676          --          --          --          --       14,936      50,612      50,612
    Average interest rate ........        4.52%       0.00%       0.00%       0.00%       0.00%        5.62%       4.84%
  Debt securities ................          --          --          --          --     175,000       56,249     231,249     228,003
    Average interest rate ........        0.00%       0.00%       0.00%       0.00%       3.00%       10.88%       4.92%
                                     ---------   ---------   ---------   ---------   ---------   ----------   ---------   ---------
      Total rate-sensitive
       liabilities ...............   $ 497,670   $  47,264   $  22,476   $   5,098   $ 175,449   $   75,017   $ 822,974   $ 822,272
                                     =========   =========   =========   =========   =========   ==========   =========   =========

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        The expected maturity or repricing dates of interest rate-sensitive assets and liabilities as of December 31, 2004, 2003 and 2002 compare as follows:

                                       1st Year     2nd Year     3rd Year     4th Year     5th Year    Thereafter     Total
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total rate-sensitive assets:
2004
  Amount ..........................   $  201,364   $   32,047   $    8,682   $    5,018   $    2,580   $    8,919   $  258,610
  Percent of total ................        77.86%       12.39%        3.36%        1.94%        1.00%        3.45%      100.00%
2003
  Amount ..........................   $   50,705   $   21,938   $    8,858   $    5,836   $    3,744   $   15,453   $  106,534
  Percent of total ................        47.59%       20.59%        8.31%        5.48%        3.51%       14.52%      100.00%
2002
  Amount ..........................   $  216,990   $   47,774   $    9,460   $    6,198   $    4,494   $   17,888   $  302,804
  Percent of total ................        71.66%       15.78%        3.12%        2.05%        1.48%        5.91%      100.00%

Total rate-sensitive liabilities:
2004
  Amount ..........................   $  497,670   $   47,264   $   22,476   $    5,098   $  175,449   $   75,017   $  822,974
  Percent of total ................        60.47%        5.74%        2.73%        0.62%       21.32%        9.12%      100.00%
2003
  Amount ..........................   $  556,550   $  112,780   $   27,283   $    7,425   $    2,326   $   57,172   $  763,536
  Percent of total ................        72.89%       14.77%        3.57%        0.97%        0.30%        7.50%      100.00%
2002
  Amount ..........................   $  558,547   $   79,554   $   62,929   $    1,852   $    4,213   $   21,295   $  728,384
  Percent of total ................        79.69%       10.92%        8.64%        0.25%        0.58%        2.92%      100.00%

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

        Interest Rate Risk Management. In general, we manage our interest rate risk by monitoring the extent of our exposure to changes in interest rates as a whole and in relation to specific transactions. As a whole, we consider the extent to which we have an overall positive or negative interest rate gap, including balances in the float accounts. We may manage our overall interest rate exposure by entering into derivative contracts. For example, during 2003, we entered into interest rate swaps to receive a two-year fixed interest rate and pay a short-term interest rate that reduced the size of the positive 3-month gap and reduced the size of the negative 1-3 year gap. These swaps, which were not accounted for as hedging transactions, were subsequently closed out prior to December 31, 2003 at a gain of $1,076.

        In addition, during most of 2003 we held interest rate cap and interest rate floor contracts that were closed out in October 2003. The cap and floor transactions had been executed in prior years in connection with two specific financing transactions. The purpose of the derivative instruments was to economically hedge interest rate exposure. In one case we purchased interest rate caps to hedge our exposure to increasing interest rates arising from our issuance of floating rates notes. In the second case we purchased interest rate floors to hedge our exposure to declining interest rates arising from our issuance of fixed rate notes. See the "Derivative Financial Instruments" section of Note 1 and the "Interest Rate Risk Management" section of Note 18 to our Consolidated Financial Statements.

        Foreign Currency Exchange Rate Risk Management. We have entered into foreign currency futures to hedge our net investments in foreign subsidiaries that own residual securities backed by subprime residential loans originated in the UK and the shopping center located in Halifax, Nova Scotia. Our principal exposure to foreign currency exchange rates exists with the British Pound versus the U.S. dollar and the Canadian Dollar versus the U.S. dollar. Our policy is to periodically adjust the amount of foreign currency derivative contracts that we have entered into in response to changes in our recorded investment in these foreign entities as well as to changes in our assets denominated in a foreign currency. Our net exposures are subject to gain or loss if foreign currency exchange rates fluctuate. See the "Derivatives Financial Instruments" section of
Note 1 and the "Foreign Currency Exchange Rate Risk Management" section of Note 18 to our Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

LIQUIDITY, COMMITMENTS AND OFF-BALANCE SHEET RISKS

        Liquidity. Our primary sources of funds for liquidity are:

        .   Lines of credit and other secured borrowings
        .   Match funded debt
        .   Debt securities
        .   Deposits
        .   Servicing fees
        .   Payments received on loans and securities
        .   Proceeds from sales of assets

         We closely monitor our liquidity position and ongoing funding requirements. At December 31, 2004, we had $274,111 of unrestricted cash and cash equivalents and $61,095 of short-term investment grade securities. Among the risks and challenges associated with our funding activities are the following:

    . Scheduled maturities of all certificates of deposit for 2005, 2006 and thereafter amount to $201,934, $47,006 and $28,731, respectively. However, as noted in "Banking Operations" debanking, if successful, will require that we make a cash payment to the purchaser of our branch that will be based in part on the amount of deposits assumed.
    . Cash requirements to fund our acquisition of additional servicing rights and related advances.
    . The maturity of existing collateralized lines of credit and other secured borrowings totaling $35,676 at various times in 2005.
    .   Ongoing cash requirements to fund operations of our holding company.
    . Potential extension of resolution and sale timelines for non-core assets.

        Our reliance on deposits has been reduced through sales of non-core assets and by diversifying our funding sources, including obtaining credit facilities for servicing rights and advances. If, as described under "Banking Operations", we are successful in our de-banking efforts and cease to control a federal savings bank, we would no longer be able to rely on deposits obtained in the United States through the Bank as a source of funding.

        Alternative sources of corporate funding that have been secured recently include the following:

    . On July 28, 2004 we issued $175,000 aggregate principal amount of 3.25% Convertible Notes due 2024. The notes are convertible at the option of the holders, if certain conditions are met, into shares of our common stock. We have used 25% of the gross proceeds of the sale of the Convertible Notes to repurchase, in privately negotiated transactions concurrent with the private placement of the Convertible Notes, 4,850,000 shares of our common stock at a price of $9.02 per share. We have used the remaining proceeds, net of underwriting discount and other expenses, primarily to repay maturing deposits and other liabilities, increase our cash and invest in short-term AAA-rated securities. See "Debt Securities" for additional information regarding the Convertible Notes.
    . In October 2004, we obtained a mortgage on our call center in Orlando, Florida in the amount of $15,000. The note matures in October 2014 and interest accrues at an annual fixed rate of 5.62%. The balance outstanding at December 31, 2004 was $14,936.

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

        Our ability to expand our Residential Loan Servicing business depends in part on our ability to obtain additional financing to purchase new servicing rights and to fund servicing advances. We currently use a variety of sources of debt to finance these assets, including match funded agreements, deposits, credit facilities and seller financing. Our credit facilities provide financing to us at amounts that are less than the full value of the related servicing assets that serve as collateral for the credit facilities. If we cannot replace or renew these sources as they mature or obtain additional sources of financing, we may be unable to acquire new servicing rights or make the associated advances. Credit facilities directly related to our Residential Loan servicing business is summarized as follows:

    . Under a match funding agreement that we entered into on December 20, 2001, we are eligible to sell advances on loans serviced for others up to a maximum debt balance of $200,000 at any one time. At December 31, 2004, we had $90,851 of match funded liabilities outstanding under this facility, which will mature in January 2006. The sales of advances do not qualify as sales for accounting purposes; therefore, we report them as secured borrowings with pledges of collateral.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

    . In April 2003, we also entered into a $60,000 secured in credit agreement that may be used to fund servicing advances and acquisitions of servicing rights. The agreement matured in April 2004 and was renewed through April 2005. The size of the facility was increased to $70,000. At December 31, 2004, we had a balance outstanding under this agreement of $24,218.
    . In December 2003, we entered into a $12,500 secured credit agreement under which any borrowings are collateralized by mortgage servicing rights. In January 2004, we borrowed $12,500 under this facility and the balance outstanding as of December 31, 2004 was $11,458.
    . On November 17, 2004, we entered into a match funded agreement under which we transferred certain of our advances on loans serviced for others. As of December 31, 2004, proceeds received in connection with this transfer of advances were $149,342. As of December 31, 2004, there was $25,658 of capacity available under this facility. The transfers of advances under this agreement do not qualify as sales for accounting purposes because we retain effective control of the advances. Accordingly, we report the advances transferred as match funded assets and the amount of proceeds we receive from the transfers as a secured borrowing with pledge of collateral. The $100,000 term note under this facility has a stated maturity of October 2013. The variable funding note has a stated maturity of November 2010.

        We believe that our existing sources of liquidity, including internally generated funds, will be adequate to fund our planned activities for the foreseeable future, although there can be no assurances in this regard. As discussed above, we continue to evaluate other sources of liquidity, such as debt securities, lines of credit from unaffiliated parties, match funded debt and other secured borrowings.

        Our operating activities provided (used) $(23,287), $47,358 and $249,166 of cash flows during 2004, 2003 and 2002, respectively. The decline in operating cash flows in 2004 as compared to 2003 is in large part due to purchases of investment grade securities (primarily CMOs) during 2004 to meet the Bank's QTL requirements. During 2002 cash was generated from operating activities, despite the net loss recorded, for two reasons. First, the net losses included a significant amount of non-cash reserves and impairment charges. Second, our securities portfolio generated positive cash flow through sales and interest and principal payments.

        Our investing activities provided (used) cash flows totaling $39,625, $(19,164) and $75,940 during 2004, 2003 and 2002, respectively. During the foregoing years, cash flows from our investing activities were provided primarily from principal payments on our loans, and proceeds from sales of loans and real estate. We used cash flows from our investing activities primarily to purchase mortgage servicing rights and fund loans made to facilitate sales of real estate. The increase in net cash provided by investing activities in 2004 as compared to 2003 is primarily due to an increase in proceeds from sales of real estate and a decline in purchases of mortgage servicing rights.

        Our financing activities provided (used) cash flows of $41,583, $9,489 and $(393,514) during 2004, 2003 and 2002, respectively. New sources of financing in 2004, including the match funded agreements and our issuance of $175,000 of 3.25% Convertible Notes, more than offset the run-off of deposits, declines in secured borrowings and repurchases of common stock. Cash flows from financing activities in 2003 reflected our efforts at that time to pay off our high-yield debt and replace it with less expensive sources of financing including secured credit facilities and non-brokered deposits. Financing cash flows in 2002 were primarily used to repay maturing brokered certificates of deposit, repurchase high-yield debt and repay securities sold under agreements to repurchase.

        Negative rating actions may adversely impact our business and financing activities. The following is a summary of recent rating actions by rating agencies:

    . The U.S. Department of Housing and Urban Development, Freddie Mac and Fannie Mae have approved the Bank as a loan servicer. Standard & Poor's has rated the Bank as "Strong" as a Residential Subprime Servicer and Residential Special Servicer. "Strong" represents Standard & Poor's highest ratings category. On April 23, 2004, Standard & Poor's placed these ratings on watch with negative implications.
    . Moody's has rated the Bank as "SQ2" as a Residential Subprime Servicer and as a Residential Special Servicer. "SQ2" represents Moody's above average rating category.
    . Fitch has rated us "RPS2" for Residential Subprime Servicing and "RSS2" for Residential Special Servicing. These represent Fitch's second highest categories, respectively. On March 1, 2004, Fitch placed our "RPS2" rating for Residential Subprime Servicing and our "RSS2" rating for Residential Special Servicing on negative watch. On December 29, 2004, Fitch removed our Residential Subprime Servicing and Residential Special Servicing ratings from negative watch.

        These rating actions have not had a material impact on our business or financing activities. Certain of our servicing agreements require minimum servicer ratings; we remain well in excess of those requirements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -
(Dollars in thousands, except share data)

        Commitments. The following table sets forth certain information regarding amounts we owe to others under contractual obligations as of December 31, 2004 based on maturities and payment due dates:

                                                              After One Year    After Three
                                                 Less Than     Through Three   Years Through     After Five
Contractual Obligations                          One Year          Years         Five Years         Years         Total
-------------------------------------------    ------------   --------------   -------------    ------------   ------------
Convertible Notes..........................    $         --   $           --   $          --    $    175,000   $    175,000
Capital Trust Securities...................              --               --              --          56,249         56,249
Operating leases...........................           3,631            4,669           2,071           1,708         12,079
Certificates of deposit....................         201,934           68,376           7,361              --        277,671
Lines of credit and other secured
borrowings.................................          35,676               --              --          14,936         50,612
                                               ------------   --------------   --------------   ------------   ------------
Total......................................    $    241,241   $       73,045   $       9,432    $    247,893   $    571,611
                                               ============   ==============   =============    ============   ============

        We believe that we have adequate resources to fund all unfunded commitments to the extent required and meet all contractual obligations as they come due. See Note 27 to our Consolidated Financial Statements for additional information regarding commitments and contingencies.

        Off-Balance Sheet Risks. In addition to commitments to extend credit, we are party to various off-balance sheet financial instruments in the normal course of our business to manage our interest rate risk and foreign currency exchange rate risk. See Note 27 to our Consolidated Financial Statements and "Asset and Liability Management" above.

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

        See Note 22 to our Consolidated Financial Statements.

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

FORWARD-LOOKING STATEMENTS

        This Annual Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to the following:

    . Expectations regarding the earnings stream from our fee for service businesses,
    .   Estimates regarding the market opportunity for our technology products,
    . Predictions as to the potential business opportunities in business process outsourcing,
    . Assumptions regarding the key elements of our strategy to grow third party outsourcing solutions through expanding core businesses,
    . Expectations regarding the trends in net interest expense and negative net interest margin,
    . Expectations regarding the outcome of pending litigation and dispute resolution,
    . Predictions regarding sales of our commercial and affordable housing assets and
    . Plans to debank and secure sources of financing alternative to bank deposits.

        Forward-looking statements are not guarantees of future performance and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following:

    .   General economic and market conditions,
    .   Prevailing interest or currency exchange rates,
    .   Availability of servicing rights for purchase,
    .   Governmental regulations and policies,
    .   International political and economic uncertainty,
    .   Availability of adequate and timely sources of liquidity,
    .   Uncertainty related to dispute resolution and litigation and
    .   Real estate market conditions and trends.

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

[LOGO OF OCWEN(R)]                                   OCWEN FINANCIAL CORPORATION

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

        PricewaterhouseCoopers LLP was engaged to perform an audit of the consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). The Company also maintains a professional staff of internal auditors who conduct financial, procedural and special audits and make recommendations on both administrative and accounting controls.

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

           /s/ William C. Erbey                          /s/ Robert J. Leist
           ------------------------------------          -----------------------
           William C. Erbey                              Robert J. Leist, Jr.
           Chairman and Chief Executive Officer          Vice President & Chief
                                                         Accounting Officer and
                                                         Acting Chief Financial
                                                         Officer

        REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Ocwen Financial Corporation

        In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of comprehensive income (loss), of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Ocwen Financial Corporation and its subsidiaries (the "Company") at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

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


PRICEWATERHOUSECOOPERS LLP
West Palm Beach, Florida
March 15, 2005

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                    (Dollars in thousands, except share data)

                                                                                December 31,      December 31,
                                                                                    2004             2003
                                                                              ---------------   ---------------
ASSETS
  Cash and amounts due from depository institutions .......................   $       171,645   $       229,606
  Interest earning deposits ...............................................           116,206               324
  Trading securities, at fair value
      Investment grade securities .........................................            86,215             6,679
      Subordinates and residuals ..........................................            39,527            42,841
  Real estate .............................................................            18,732           103,943
  Affordable housing properties ...........................................             5,641             7,410
  Loans, net ..............................................................             3,792            28,098
  Match  funded  assets  (including  advances  on loans  serviced  for
   others  of $276,626 in 2004 and $105,788 in 2003) ......................           280,760           130,087
  Premises and equipment, net .............................................            37,440            41,943
  Advances on loans and loans serviced for others .........................           240,430           374,769
  Mortgage servicing rights ...............................................           131,409           166,495
  Receivables .............................................................           126,719            74,315
  Other assets ............................................................            68,977            33,608
                                                                              ---------------   ---------------
      Total assets ........................................................   $     1,327,493   $     1,240,118
                                                                              ===============   ===============
LIABILITIES AND STOCKHOLDERS' EQUITY LIABILITIES
    Deposits ..............................................................   $       301,299   $       446,388
    Escrow deposits .......................................................           125,977           116,444
    Match funded liabilities ..............................................           244,327           115,394
    Lines of credit and other secured borrowings ..........................            50,612           150,384
    Debt securities .......................................................           231,249            56,249
    Accrued interest payable ..............................................             6,173             4,789
    Accrued expenses, payables and other liabilities ......................            36,218            31,926
                                                                              ---------------   ---------------
      Total liabilities ...................................................           995,855           921,574
                                                                              ---------------   ---------------
  Minority interest in subsidiaries .......................................             1,530             1,286

  COMMITMENTS AND CONTINGENCIES (Note 27)

  STOCKHOLDERS' EQUITY
    Common stock, $0.1 par value; 200,000,000 shares authorized; 62,739,478 and 67,467,220 shares issued and outstanding at December 31, 2004
     and December 31, 2003, respectively ..................................               627               675
    Additional paid-in capital ............................................           181,336           225,559
    Retained earnings .....................................................           148,133            90,409
    Accumulated other comprehensive income (loss), net of taxes ...........                12               615
                                                                              ---------------   ---------------
    Total stockholders' equity ............................................           330,108           317,258
                                                                              ---------------   ---------------
      Total liabilities and stockholders' equity ..........................   $     1,327,493   $     1,240,118
                                                                              ===============   ===============

  The accompanying notes are an integral part of these consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (Dollars in thousands, except share data)

                                                                                     For the Years Ended December 31,
                                                                          -----------------------------------------------------
                                                                                2004               2003               2002
                                                                          ---------------    ---------------    ---------------
REVENUE
  Servicing and related fees ..........................................   $       160,062    $       139,744    $       127,787
  Vendor management fees ..............................................            46,986             29,842             18,299
  Gain (loss) on trading and match funded securities, net .............              (537)             3,344              7,012
  Valuation gains (losses) on real estate .............................            (5,110)            (7,430)           (35,002)
  Gain (loss) on sales of real estate .................................             1,556                466              4,098
  Operating income (loss) from real estate ............................               605              5,128              7,864
  Gain (loss) on debt repurchases .....................................                --               (445)            (1,461)
  Other income ........................................................            19,465              6,848              5,415
                                                                          ---------------    ---------------    ---------------
    Non-interest revenue ..............................................           223,027            177,497            134,012
                                                                          ---------------    ---------------    ---------------
  Interest income .....................................................            23,676             24,122             37,235
  Interest expense ....................................................            30,364             38,716             55,762
                                                                          ---------------    ---------------    ---------------
    Net interest income (expense) before provision for loan losses ....            (6,688)           (14,594)           (18,527)
  Provision for loan losses ...........................................            (1,881)            (2,684)            13,629
                                                                          ---------------    ---------------    ---------------
    Net interest income (expense) after provision for loan losses .....            (4,807)           (11,910)           (32,156)
                                                                          ---------------    ---------------    ---------------
      Total revenue ...................................................           218,220            165,587            101,856
                                                                          ---------------    ---------------    ---------------
NON-INTEREST EXPENSE
  Compensation and employee benefits ..................................            87,284             72,221             77,778
  Occupancy and equipment .............................................            15,933             13,159             11,843
  Technology and communication costs ..................................            26,049             21,121             25,270
  Loan expenses .......................................................            27,313             14,252             12,605
  Loss (gain) on investments in affordable housing properties .........              (255)               285             21,915
  Writeoff of excess of purchase price over net assets acquired .......                --                 --              2,231
  Professional services and regulatory fees ...........................            26,589             26,054             16,383
  Other operating expenses ............................................            10,069             10,409              9,601
                                                                          ---------------    ---------------    ---------------
    Non-interest expense ..............................................           192,982            157,501            177,626
                                                                          ---------------    ---------------    ---------------
Distributions on Capital Securities ...................................                --              3,058              6,287
                                                                          ---------------    ---------------    ---------------
Income (loss) before minority interest, income taxes and effect of
 change in accounting principle .......................................            25,238              5,028            (82,057)
Minority interest in net income (loss) of consolidated subsidiaries ...              (162)              (492)               (99)
Income tax expense (benefit) ..........................................           (32,324)               748              2,983
                                                                          ---------------    ---------------    ---------------
    Net income (loss) before effect of change in accounting
     principle ........................................................            57,724              4,772            (84,941)
Effect of change in accounting principle, net of taxes ................                --                 --             16,166
                                                                          ---------------    ---------------    ---------------
    Net income (loss) .................................................   $        57,724    $         4,772    $       (68,775)
                                                                          ===============    ===============    ===============
EARNINGS (loss) PER SHARE
  Basic
    Net income (loss) before effect of change in accounting
     principle ........................................................   $          0.88    $          0.07    $         (1.26)
    Effect of change in accounting principle, net of taxes ............                --                 --               0.24
                                                                          ---------------    ---------------    ---------------
    Net income (loss) .................................................   $          0.88    $          0.07    $         (1.02)
                                                                          ===============    ===============    ===============
  Diluted
    Net income (loss) before effect of change in accounting
     principle ........................................................   $          0.82    $          0.07    $         (1.26)
    Effect of change in accounting principle, net of taxes ............                --                 --               0.24
                                                                          ---------------    ---------------    ---------------
    Net income (loss) .................................................   $          0.82    $          0.07    $         (1.02)
                                                                          ===============    ===============    ===============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
  Basic ...............................................................        65,811,697         67,166,888         67,321,299
  Diluted .............................................................        73,197,255         68,063,873         67,321,299

   The accompanying notes are an integral part of these consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                             (Dollars in thousands)

                                                                                         For the Years Ended December 31,
                                                                                   -------------------------------------------
                                                                                       2004            2003           2002
                                                                                   ------------    ------------   ------------
Net income (loss) ..............................................................   $     57,724    $      4,772   $    (68,775)
Other comprehensive income (loss), net of taxes
  Net change in unrealized foreign currency translation loss (net of tax benefit
   (expense) of $354, $(459) and $43 for 2004, 2003 and 2002, respectively) ....           (603)            661             75
                                                                                   ------------    ------------   ------------
Comprehensive income (loss) ....................................................   $     57,121    $      5,433   $    (68,700)
                                                                                   ============    ============   ============

   The accompanying notes are an integral part of these consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 and 2002
                    (Dollars in thousands, except share data)

                                                                                                      Accumulated
                                                                                                         Other
                                                   Common Stock           Additional                  Comprehensive
                                             -------------------------     Paid-in       Retained    Income (loss),
                                                Shares        Amount       Capital       Earnings     Net of Taxes       Total
                                             -----------   -----------   -----------   -----------   --------------   -----------
Balances at December 31, 2001 ............    67,289,313   $       673   $   224,142   $   154,412   $         (121)  $   379,106
Net loss .................................            --            --            --       (68,775)              --       (68,775)
Exercise of common stock options .........        32,937            --           214            --               --           214
Directors' compensation ..................        17,523            --            98            --               --            98
Other comprehensive income, net of taxes
  Change in unrealized foreign currency
   translation gain ......................            --            --            --            --               75            75
                                             -----------   -----------   -----------   -----------   --------------   -----------
Balances at December 31, 2002 ............    67,339,773           673       224,454        85,637              (46)      310,718
Net income ...............................            --            --            --         4,772               --         4,772
Issuance of restricted common stock awards
 to employees ............................       236,461             2           955            --               --           957
Repurchase of common stock ...............      (500,000)           (5)       (2,257)           --               --        (2,262)
Exercise of common stock options .........       359,419             4         2,325            --               --         2,329
Directors' compensation ..................        31,567             1            82            --               --            83
Other comprehensive income, net of taxes
  Change in unrealized foreign currency
   translation gain ......................            --            --            --            --              661           661
                                             -----------   -----------   -----------   -----------   --------------   -----------
Balances at December 31, 2003 ............    67,467,220           675       225,559        90,409              615       317,258
Net income ...............................            --            --            --        57,724               --        57,724
Issuance of restricted common stock awards
 to employees ............................       203,088             2           624            --               --           626
Repurchase of common stock ...............    (5,481,100)          (55)      (49,394)           --               --       (49,449)
Exercise of common stock options .........       543,260             5         4,341            --               --         4,346
Directors' compensation ..................         7,010            --           206            --               --           206
Other comprehensive income, net of taxes
  Change in unrealized foreign currency
   translation gain ......................            --            --            --            --             (603)         (603)
                                             -----------   -----------   -----------   -----------   --------------   -----------
Balances at December 31, 2004 ............    62,739,478   $       627   $   181,336   $   148,133   $           12   $   330,108
                                             ===========   ===========   ===========   ===========   ==============   ===========

   The accompanying notes are an integral part of these consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                                           For the Years Ended December 31,
                                                                        --------------------------------------
                                                                           2004          2003          2002
                                                                        ----------    ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) ...................................................   $   57,724    $    4,772    $  (68,775)
Adjustments to reconcile net income (loss) to net cash provided
 (used) by operating activities
  Net cash provided (used) by trading activities ....................      (75,067)       20,807       186,511
  Premium amortization (discount accretion) on securities, net ......       (1,319)        2,402         1,469
  Amortization of servicing rights ..................................       96,036        93,558        58,153
  Depreciation and amortization .....................................       13,345        13,530        11,887
  Provision for loan losses .........................................       (1,881)       (2,684)       13,629
  Valuation (gains) losses on real estate ...........................        5,110         7,430        35,002
  (Gain) loss on trading and match funded securities, net ...........          537        (3,344)       (7,012)
  Provisions for losses on affordable housing properties ............           --           432        21,294
  (Gain) loss on sale of real estate ................................       (1,556)         (466)       (4,098)
  (Gain) loss on sale of affordable housing properties ..............         (965)       (1,050)         (444)
  (Gain) loss on repurchase of debt .................................           --           445         1,461
  Effect of change in accounting principle before taxes .............           --            --       (15,000)
  (Increase) decrease in match funded advances and advances
    on loans serviced for others, net ...............................      (36,499)      (92,532)       (4,945)
  (Increase) decrease in receivables, net ...........................      (52,404)        4,584        20,845
  (Increase) decrease in other assets, net ..........................      (35,369)       (4,281)        8,394
  Increase (decrease) in accrued expense, interest payable and
   other liabilities, net ...........................................        5,676         3,612        (5,439)
  Other, net ........................................................        3,345           143        (3,766)
                                                                        ----------    ----------    ----------
Net cash provided (used) by operating activities ....................      (23,287)       47,358       249,166
                                                                        ----------    ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Principal payments received on match funded loans .................        5,757        13,736        16,490
  Acquisition of match funded loans .................................       (7,119)           --            --
  Proceeds from sale of match funded loans ..........................       21,592            --            --
  Investment in affordable housing properties .......................           --            --        (3,687)
  Proceeds from sale of affordable housing properties ...............          327         5,257        25,017
  Purchase of mortgage servicing rights .............................      (60,950)      (88,829)     (128,891)
  Proceeds from sale of loans .......................................           --        30,153        60,118
  Principal payments received on loans ..............................       38,750        28,337        45,014
  Purchases, originations and funded commitments on loans, net ......      (16,478)       (6,201)      (21,722)
  Capital improvements to real estate ...............................       (2,682)       (8,837)       (9,340)
  Proceeds from sale of real estate .................................       70,504        17,573       105,743
  Additions to premises and equipment ...............................       (7,594)      (10,353)      (12,802)
  Acquisition of subsidiaries .......................................       (2,482)           --            --
                                                                        ----------    ----------    ----------
Net cash provided (used) by investing activities ....................       39,625       (19,164)       75,940
                                                                        ----------    ----------    ----------

   The accompanying notes are an integral part of these consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)
                             (Dollars in thousands)

                                                                           For the Years Ended December 31,
                                                                        --------------------------------------
                                                                           2004          2003          2002
                                                                        ----------    ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in deposits and escrow deposits ...............     (135,556)       51,876      (219,487)
  Proceeds from (repayment of) securities sold under agreement to
   repurchase .......................................................           --            --       (79,405)
  Proceeds from (repayments of) lines of credit and other secured
   borrowings, net ..................................................      (79,772)       67,638        (7,793)
  Proceeds from issuance (repayments) of match funded liabilities,
   net ..............................................................      128,933       (31,677)       (9,837)
  Issue (repayment) of debt securities, net .........................      175,000       (77,420)      (77,095)
  Exercise of common stock options ..................................        2,427         1,334           103
  Repurchase of common stock ........................................      (49,449)       (2,262)           --
                                                                        ----------    ----------    ----------
Net cash provided (used) by financing activities ....................       41,583         9,489      (393,514)
                                                                        ----------    ----------    ----------
Net increase (decrease) in cash and cash equivalents ................       57,921        37,683       (68,408)
Cash and cash equivalents at beginning of year ......................      229,930       192,247       260,655
                                                                        ----------    ----------    ----------
Cash and cash equivalents at end of year ............................   $  287,851    $  229,930    $  192,247
                                                                        ==========    ==========    ==========
RECONCILIATION OF CASH AND CASH EQUIVALENTS AT END OF YEAR
  Cash and amounts due from depository institutions .................   $  171,645    $  229,606    $   76,598
  Interest-earning deposits .........................................      116,206           324        30,649
  Federal funds sold and repurchase agreements ......................           --            --        85,000
                                                                        ----------    ----------    ----------
                                                                        $  287,851    $  229,930    $  192,247
                                                                        ==========    ==========    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for
  Interest ..........................................................   $   28,980    $   41,362    $   61,163
  Income tax refunds (payments) .....................................      (16,610)         (869)        2,444

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
  Assumption of line of credit by purchaser of real estate ..........       20,000            --            --
  Exchange of loans for real estate .................................        4,771            --            --
  Accounts receivable from sale of affordable housing properties ....        2,535         2,767        44,591
  Real estate acquired through foreclosure ..........................           --           161         9,492
  Exchange of real estate for loan ..................................           --            --         9,153

ACQUISITION OF BUSINESSES
  Fair value of assets acquired .....................................      (21,850)           --            --
  Fair value of liabilities assumed .................................       11,170            --            --
                                                                        ----------    ----------    ----------
  Cash paid .........................................................      (10,680)           --            --
  Less cash acquired ................................................        8,198            --            --
                                                                        ----------    ----------    ----------
  Net cash acquired (paid) for assets ...............................   $   (2,482)           --            --
                                                                        ==========    ==========    ==========

   The accompanying notes are an integral part of these consolidated financial statements.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

        Ocwen Financial Corporation ("OCN") is a financial services holding company engaged in a variety of business activities related to residential and commercial mortgage servicing, real estate asset management, asset recovery, business process outsourcing and the marketing and sales of technology solutions to third parties. We also specialize in the related development of loan servicing technology and software for the mortgage and real estate industries. Our consolidated financial statements include the accounts of OCN and its subsidiaries. OCN owns directly and indirectly all of the outstanding common and preferred stock of its primary subsidiaries, Ocwen Federal Bank FSB (the "Bank"), Investors Mortgage Insurance Holding Company ("IMI"), Ocwen Technology Xchange, Inc. ("OTX"), Ocwen Asset Investment Corp. ("OAC") and Ocwen Financial Solutions Pvt. Limited ("India"). In 2002, we formed Global Servicing Solutions, LLC ("GSS"). We own 70% of GSS with the remaining 30% minority interest held by ML IBK Positions, Inc. ("Merrill Lynch"). We have eliminated all significant intercompany transactions and balances in consolidation.

        The Bank is currently a federally chartered savings bank regulated by the Office of Thrift Supervision ("OTS"), however, we have filed an application with the OTS to turn in the Bank's thrift charter and terminate its status as a federal savings bank. See Note 22 for additional information.

RECLASSIFICATION

        Certain amounts included in our 2003 and 2002 consolidated financial statements have been reclassified to conform to the 2004 presentation.

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

SHORT-TERM HIGHLY LIQUID INVESTMENTS

        Our short-term highly liquid investments generally consist of federal funds sold and assets we purchased under agreements to resell. We invest in these assets to maximize the return on liquid funds. At December 31, 2004 and 2003, we had no short-term highly liquid investments. The average balance of our investment in federal funds sold and assets purchased under agreements to resell amounted to $155,519 and $125,732 during 2004 and 2003, respectively.

        The Federal Reserve System requires that the Bank maintain non-interest-earning cash reserves against certain of its transaction accounts and time deposit accounts. Such reserves totaled $13,740 and $9,383 at December 31, 2004 and 2003, respectively.

TRADING SECURITIES

        We currently account for our investment grade, residual and subordinate securities as trading. We report securities in our statement of financial condition at fair value. We report changes in fair value in income in the period of change. We determine fair value based on either third party dealer quotations, where available, or internal values. Our internal valuations are determined using industry standard third party software or internally developed models. Expected future cash flows are estimated using assumptions such as discount rates, prepayment speeds and expected losses. Discount rates for the subordinate and residual securities range from 11% to 30%, and are determined based upon an assessment of general market conditions. The prepayment and loss assumptions are projected based on a comparison to actual historical performance curves.

        Interest income on subordinate and residual securities is recognized through an "effective yield" method, with changes in expected future cash flows reflected in the yield on a prospective basis as required by Emerging Issues Task Force ("EITF") 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets". The prospective yield that is used to determine interest income is re-calculated each time the expected future cash flows change or the actual cash flows differ from projections. The newly calculated yield is used in the accrual of interest income for subsequent reporting periods.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

LOANS

        We report loans at amortized cost, less an allowance for loan losses, discounts, deferred loan fees and undisbursed loan funds. We defer loan origination fees and certain direct loan origination costs and recognize them over the lives of the related loans as a yield adjustment that we include in interest income using the interest method applied on a loan-by-loan basis. We accrue interest income as it is earned. We place loans on non-accrual status after being delinquent greater than 89 days or earlier if the borrower is deemed by management to be unable to continue performance. When we place a loan on non-accrual status, we reverse interest accrued but not received. In addition, we suspend the amortization of deferred loan fees when we place a loan on nonaccrual status. We return loans to accrual status only when we reinstate the loan and have no doubt regarding ultimate collectibility. We report as interest income, gains on loans resolved and discharged through repayment of the loan in full or at a negotiated amount.

        In situations where we foreclose upon the collateral, we transfer the loans to real estate upon receipt of title to the property.

ALLOWANCE FOR LOAN LOSSES

        We maintain the allowance for loan losses at a level that, based upon our evaluation of known and inherent risks in the portfolio, we consider adequate to provide for probable losses. We establish specific valuation allowances for impaired loans in the amount by which the carrying value, before allowance for probable losses, exceeds the fair value of collateral less costs to dispose on an individual loan basis. In the case of single family residential mortgage loans, we generally evaluate for impairment as homogeneous pools of loans. We consider a loan to be impaired when, based upon current information and events, we believe that we will probably be unable to collect on a timely basis all amounts due according to the contractual terms of the loan agreement. We measure these impaired loans at the fair value of the collateral underlying the loans, less estimated disposal costs. We may leave impaired loans on accrual status during the period we are pursuing repayment of the loan. We place these loans on non-accrual status at such time that either: (i) the loans become 90 days delinquent; or (ii) we determine that the borrower is incapable of, or has ceased efforts toward, curing the cause of the non-payment. We recognize impairment losses through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. When we either sell, transfer to real estate or charge-off an impaired loan, we remove valuation allowance from the allowance for loan losses. Charge-offs occur when we consider loans, or a portion thereof, uncollectible and of such little value that we consider unwarranted their continuance as bankable assets. We base our ongoing evaluation of the allowance for loan losses upon an analysis of the portfolio, historical loss experience, economic conditions and trends, collateral values and other relevant factors. We may make subsequent adjustments to the allowance if these factors differ substantially from the assumptions used in making the evaluation.

MORTGAGE SERVICING RIGHTS

        We acquire mortgage servicing rights, which we record at the price paid. We amortize mortgage servicing assets in proportion to and over the period of estimated net servicing income. We determine estimated net servicing income using the estimated future balance of the underlying mortgage loan portfolio, which, absent new purchases, declines over time from prepayments and scheduled loan amortization. We adjust amortization prospectively in response to changes in estimated projections of future cash flows. We evaluate the mortgage servicing assets for impairment based on the fair value of the servicing assets by strata. We stratify the servicing assets based on loan type. To the extent the carrying value of the servicing assets exceeds their fair value by strata, we establish a valuation allowance, which we may adjust in the future, as the value of the servicing assets increases or decreases. We estimate the fair value of our mortgage servicing rights based on the results of our internal valuation and an external valuation obtained from an independent third party valuation specialist. Our internal valuation is performed using an industry standard model, which calculates the present value of estimated future cash flows utilizing market based assumptions. The more significant assumptions used in our internal valuation include:

    .   Prepayment speeds
    .   Compensating interest expense
    .   Delinquency experience
    .   Discount rate
    .   Interest rate used for computing the cost of servicing advances
    .   Interest rate used for computing float income
    .   Cost of servicing

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

        The significant cash inflows considered in our estimate of future cash flows include servicing fees, late fees, prepayment penalties, float income and other ancillary fees. Significant cash outflows include the cost of servicing, compensating interest payments and the cost of making service advances. Prepayment speeds and delinquency experience are derived from an industry standard model for each strata in our mortgage servicing rights. The discount rate, interest rate for the cost of financing advances, interest rate for float income and the cost of servicing are based on market assumptions provided by our third party valuation specialist. Our impairment analysis is performed after grouping our loans into the seven strata based on loan type, which represent the predominant risk characteristics of the underlying loans. The risk factors used to assign loans to strata include the credit score (FICO) of the borrower, the loan to value ratio, the type of asset (mortgage or non-mortgage) and the default risk. Our strata include:

    .   Subprime
    .   ALT A
    .   High-loan-to-value
    .   Re-performing
    .   Special servicing
    .   Non-residential mortgage
    .   Other

MORTGAGE SERVICING FEES AND ADVANCES ON LOANS SERVICED FOR OTHERS

        We earn fees for servicing mortgage loans. We collect servicing fees, generally expressed as a percent of the unpaid principal balance, from the borrowers' payments. We also include late fees, prepayment penalties, float income and other ancillary fees, net of compensating interest and amortization of servicing assets, in servicing income. During any period in which the borrower is not making payments, we are required under certain servicing agreements to advance our own funds to meet contractual principal and interest remittance requirements for certain investors, pay property taxes and insurance premiums and process foreclosures. We generally recover such advances from borrowers for reinstated and performing loans and from investors for foreclosed loans. We record a charge to earnings to the extent that we estimate that advances are uncollectible under provisions of the servicing contracts, taking into consideration historical loss and delinquency experience, length of delinquency and the amount of the advance.

REAL ESTATE

        We account for real estate properties as held for sale in the period in which all of the following criteria are met:

    . Management, having the authority to approve the action, commits to a plan to sell the asset.
    . The property is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets.
    . An active program to locate a buyer and other actions required to complete the plan to sell the property have been initiated.
    . The sale of the property is probable, and transfer of the asset is expected to qualify for recognition as a completed sale, within one year.
    . The property is being actively marketed for sale at a price that is reasonable in relation to its current fair value.
    . Actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

         If at any time the criteria in this paragraph are no longer met, a real estate property accounted for as held for sale is reclassified and accounted for as held and used. A property that is reclassified is measured at the lower of its (a) carrying amount before it was classified as held for sale, adjusted for any depreciation (amortization) expense that would have been recognized had it been continuously accounted for as held and used, or (b) fair value at the date of the asset is reclassified. A real estate property accounted for as held for sale is not depreciated and is recorded at the lower of its carrying amount or fair value less cost to sell.

        We perform quarterly impairment evaluations of our real estate investments, including consideration of the status of the property vis a vis negotiations for sale to third party buyers. Our assessments of fair value are based on negotiated sales prices with third party buyers where applicable or, if not yet in active negotiations with buyers, external or internally developed appraised values. For properties accounted for as held and used, we recognize an impairment charge to earnings whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. For properties accounted for as held for sale, we recognize decreases in the fair value as a valuation allowance on a property specific basis. We report subsequent increases in fair value as reductions in the valuation allowance, but only to the extent the valuation allowance reaches zero. We charge or credit to income such changes in the valuation allowance.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

        For all real estate properties, we charge expenditures for repairs and maintenance to operations as incurred but capitalize significant improvements. We classify leases as operating. We defer fees and costs incurred in the successful negotiation of leases and amortize them on a straight-line basis over the terms of the respective leases. We report rental income on a straight-line basis over the terms of the respective leases. We recognize sales proceeds and related costs with passage of title to the buyer and, in cases where we finance the sale, receipt of sufficient down payment. For properties classified as held and used, we compute depreciation on a straight-line basis over the estimated useful lives of the assets.

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

AFFORDABLE HOUSING PROPERTIES

         Affordable housing partnerships own multi-family residential properties that have been allocated tax credits under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The obligations of the partnership to sustain qualifying status of the properties covers a 15-year period; however, tax credits generally accrue over a 10-year period on a straight-line basis. We account for investments in affordable housing partnerships that we made on or after May 18, 1995 and in which we invest solely as a limited partner using the equity method. For our limited partnership investments made before this date, we record our receipt of income tax credits and other tax benefits on a level yield basis over the 15-year obligation period and report the tax credits and tax benefits net of amortization of our investment in the limited partnership as a reduction of income tax expense. We consolidate affordable housing partnerships in which we have invested as a limited partner and through a subsidiary act as the general partner, and include them in our consolidated financial statements. For all investments in affordable housing partnerships made after May 18, 1995, we capitalized interest expense and certain direct costs incurred during the pre-operating period.

        We report affordable housing properties for which we have entered into an agreement to sell at the lower of cost or fair value less costs to sell. As of December 31, 2004, our investment in affordable housing properties consists of a 99.9% limited partnership interest in a single property, which we account for using the equity method.

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

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

EXCESS OF NET ASSETS ACQUIRED OVER PURCHASE PRICE

        The effects of our acquisition of OAC in 1999 resulted in a new basis of accounting reflecting fair values of assets and liabilities at the date of acquisition. We reported the excess of assets over the purchase price of acquired net assets ("negative goodwill") resulting from the acquisition at cost and amortized it on a straight-line basis over the estimated future periods to be benefited. Effective January 1, 2002, upon adoption of SFAS No. 142, we reversed the unamortized balance of the excess of net assets acquired over purchase price to income in accordance with the provisions of SFAS No. 141, "Business Combinations". We reported this reversal as the effect of a change in accounting principle. See Note 2 for additional information.

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

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

BASIC AND DILUTED EARNINGS PER SHARE

        We calculate basic earnings per share based upon the weighted average number of shares of common stock outstanding during the year. We calculate diluted earnings per share based upon the weighted average number of shares of common stock outstanding and all dilutive potential common shares outstanding during the year. The computation of diluted earnings per share includes the impact of the exercise of the outstanding options to purchase common stock using the treasury stock method, which assumes that the proceeds from such issuance are used to repurchase common shares at fair value. If the Company incurs a net loss for the period, we exclude common stock equivalents from the diluted calculation since the common stock equivalents would be antidilutive. The computation of diluted earnings per share also includes the potential shares of converted common stock associated with our contingently convertible notes using the if-converted method. Under the if-converted method, the convertible notes are assumed to have been converted, regardless of whether any of the contingent features have been met, and the resulting shares are included in the denominator (if dilutive). Interest expense applicable to the convertible notes is added back to the numerator (i.e. net income).

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

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

        We are also exposed to liquidity risk. Our business requires substantial cash to support the residential loan servicing business, including acquisitions of mortgage servicing rights and the unfinanced portion of servicing advances and to fund holding company operations, including OTX operations. In general, we finance our operations through operating cash flows and various other sources, including Bank deposits, long-term debt and financing facilities, some of which have 90% advance rates. As we continue to purchase mortgage servicing contracts and fund other core business operations from operating cash flows, we must secure additional capital to support our growth. Failure to secure additional financing sources or to achieve profitable operations could result in a significant adverse effect on our financial position and results of operations.

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

         The preparation of financial statements in conformity with generally accepted accounting principles requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly significant in the near or medium term relate to our determination of the allowance for loan losses and our valuation of securities, real estate, affordable housing properties, advances on loans and loans serviced for others, servicing rights, intangibles and our deferred tax asset.

STOCK-BASED COMPENSATION

        In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. Certain provisions of the statement were effective December 31, 2002. We currently account for stock-based compensation under the intrinsic value method set forth in Accounting Principles Board ("APB") Opinion No. 25 and related interpretations. For this reason, the transition guidance of SFAS No. 148 did not have an impact on our consolidated financial position or consolidated results of operations. The Statement did amend existing guidance with respect to required disclosures, regardless of the method of accounting used. As discussed in the "Current Accounting Pronouncements" section below, the FASB issued a revision of SFAS No. 123 in December 2004, which supercedes APB Opinion No. 25 and is effective for the third quarter of 2005.

        We maintain stock-based compensation plans that provide for the granting of stock and stock options to our employees and directors. As indicated above, we account for our stock option plans based on the intrinsic value method set forth in APB Opinion No. 25 and related Interpretations, under which no compensation cost has been recognized, except with respect to stock options that are granted with an exercise price that is less than the fair value of the Company's stock at the date of the grant, as disclosed in the accompanying table. The following table presents net income, basic and diluted earnings per share as reported and pro forma net income and pro forma earnings per share. We have determined pro forma amounts by assuming that compensation costs for our stock option plans had been determined based on the fair value at the grant dates for awards under those plans granted after December 31, 1994, consistent with the method described by SFAS No. 123.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

                                                                                      Years Ended December 31,
                                                                               --------------------------------------
                                                                                  2004          2003          2002
                                                                               ----------    ----------    ----------
NET INCOME
  Net income (loss) as reported ............................................   $   57,724    $    4,772    $  (68,775)
    Add stock-based compensation expense included in reported net
     income, net of tax ....................................................          823           797           599
    Deduct total stock-based employee compensation expense
     determined under fair value based method for all awards, net of tax ...       (2,668)       (1,559)       (1,344)
                                                                               ----------    ----------    ----------
  Pro forma net income (loss) ..............................................   $   55,879    $    4,010    $  (69,520)
                                                                               ==========    ==========    ==========

BASIC EPS
  As reported ..............................................................   $     0.88    $     0.07    $    (1.02)
  Pro forma ................................................................   $     0.85    $     0.06    $    (1.03)

DILUTED EPS
  As reported ..............................................................   $     0.82    $     0.07    $    (1.02)
  Pro forma ................................................................   $     0.80    $     0.06    $    (1.03)

        We estimate the fair value of our option grants using the Black-Scholes option-pricing model with the following assumptions:

                                                                                  2004          2003          2002
                                                                               ----------    ----------    ----------
Expected dividend yield.....................................................       0.00%         0.00%         0.00%
Expected stock price volatility.............................................      43.00         48.00         62.00
Risk-free interest rate.....................................................       3.61%         3.25%         2.73%
Expected life of options....................................................     5 years       5 years       5 years

CURRENT ACCOUNTING PRONOUNCEMENTS

        SFAS No. 123 (R), "Share-Based Payment". This Statement was issued by the FASB on December 16, 2004 and is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation". This Statement also supersedes APB Opinion No. 25 and its related implementation guidance.

        SFAS No. 123 (R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. The fair value of an award is not re-measured after its initial estimation on the grant date (except in the case of a liability award or if the award is subsequently modified). The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). The notes to financial statements will disclose information to assist users of financial information to understand the nature of share-based payment transactions and the effects of those transactions on the financial statements.

        SFAS No. 123 (R) eliminates the alternative to use Opinion 25's intrinsic value method of accounting that was provided in SFAS No. 123 as originally issued. Under APB Opinion No. 25, issuing stock options to employees generally resulted in recognition of no compensation cost, except with respect to options that were granted with an exercise price that was less than fair value of the stock at the date of grant.

        This Statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005, which in our case is the beginning of the third quarter of 2005. SFAS 123 (R) applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. The cumulative effect of initially applying this Statement, if any, is recognized as of the required effective date.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

        As of the required effective date, all public entities will apply this Statement using a modified version of prospective application. Under that transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under Statement 123 for either recognition or pro forma disclosures. For periods before the required effective date, public entities may elect to apply a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods by SFAS No. 123.

        We have not yet determined which transition method we will apply or the cumulative effect of initially adopting this Statement. We have determined that awards we have granted to date will be classified as equity awards (versus liability awards) because their terms contain service conditions. Therefore, the fair value of these awards will not be re-measured after our initial estimation on the grant date. As disclosed in the "Stock-Based Compensation" section above, we currently account for our stock option plans based on the intrinsic value method set forth in APB Opinion No. 25. Therefore, we anticipate that the amount of compensation expense we recognize in connection with our stock option awards will increase under the fair value based method of SFAS No. 123 and 123(R).

        Earnings Per Share - An Amendment of SFAS No. 128. In December 2004, the FASB decided to defer the issuance of a final standard on EPS until 2005. When issued, the provisions of the final standard will be effective in 2005 and will require retrospective application for all prior periods presented. When computing diluted EPS for year-to-date periods, companies will be required to use the year-to-date average stock price to compute the number of treasury shares that could theoretically be purchased with the proceeds from exercise of share contracts such as options or warrants. The year-to-date computation would be performed independently from the quarterly computations. The old method required companies to calculate an average of the potential incremental common shares computed for each quarter when computing year-to-date incremental shares. This will apply to Ocwen as we use the treasury stock method to determine the number of incremental shares from the assumed exercise of stock options to be included in the denominator of diluted EPS computations. Under the treasury stock method, the proceeds from the assumed exercise of options are assumed to be used to purchase common stock at the average market price during the period. The incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) are included in the denominator of the diluted EPS computation.

        EITF Issue 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share". EITF Issue 04-8 was approved on September 30, 2004 and provides guidance as to when the dilutive effect of contingently convertible debt should be included in diluted earnings per share. The EITF reached the conclusion that the potential shares of stock associated with contingently convertible debt should be included in diluted earnings per share computations (if dilutive) regardless of whether the market price trigger (or other contingent feature) has been met. EITF Issue 04-8 is effective for all periods ending after December 15, 2004 and is to be applied by restating previously reported diluted earnings per share.

        EITF Issue 04-8 did have an impact on our diluted earnings per share computations because of the $175,000 of 3.25% Contingent Convertible Senior Unsecured Notes we issued on July 28, 2004 (see Note 16). Beginning with our 2004 annual financial statements, we have included the potential shares of stock associated with our contingently convertible debt in diluted earnings per share computations using the if-converted method regardless of whether any of the contingent features have been met. See Note 17 for information regarding the effect on diluted EPS.

        FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). This interpretation was issued in January 2003 and provides guidance with respect to the identification of variable interest entities and when assets, liabilities, noncontrolling interests, and the results of operations of a variable interest entity need to be included in a company's consolidated financial statements. The Interpretation requires consolidation by business enterprises of variable interest entities in certain cases. The factors to be considered in making this determination include the adequacy of the equity of the entity and the nature of the risks, rights and rewards of the equity investors in the entity. The Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. Due to significant implementation concerns, the FASB modified the wording of FIN 46 and issued FIN 46R in December of 2003. FIN 46R deferred the effective date for the provisions of FIN 46 to entities other than Special Purpose Entities ("SPEs") until financial statements issued for periods ending after March 15, 2004. SPEs are subject to the provisions of either FIN 46 or FIN 46R as of December 15, 2003. As of December 31, 2004, we are a limited partner in one partnership that developed low-income housing properties. We do not consolidate this partnership but rather record our investment in it using the equity method of accounting. As of December 31, 2004, our investment in such limited partnership amounted to $5,641. In addition, we had a loan to this partnership with a net book value of $3,198 at December 31, 2004. FIN 46R did not have a significant impact on our consolidated financial statements because prior to its adoption we had already recorded our 99.9% limited partnership interest in this affordable housing property.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

        Statement of Position 03-3, "Accounting or Certain Loans or Debt Securities Acquired in a Transfer" ("SOP 03-3"). SOP 03-3 was issued in December 2003 and is effective for loans acquired on or after January 1, 2005. Our net investment in loans at December 31, 2004 amounted to $3,792; therefore, it is expected that the application of SOP 03-3 will not have a significant impact on our consolidated financial statements.

NOTE 2 EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

        We adopted SFAS No. 142 effective January 1, 2002. As a result, in accordance with the provisions of SFAS No. 141, we reversed the unamortized balance of negative goodwill we had originally recorded in connection with our acquisition of OAC. This reversal resulted in a credit to income of $18,333. The impact from the adoption of other elements of SFAS No. 142 resulted in our recording impairment charges of $3,333 on goodwill and intangible assets originally recorded in connection with the formation of REALSynergy, Inc. in 1999. These amounts have been reported, net of an income tax benefit of $1,166, in 2002 as the effect of a change in accounting principle of $16,166. The negative goodwill and the effect of the change in accounting principle related to its reversal were recorded in the Corporate Items and Other Segment.

NOTE 3 ACQUISITIONS

        On September 30, 2004, we acquired Bankhaus Oswald Kruber KG ("BOK") a German bank, for $9,737, including acquisition costs. Our primary objectives in acquiring BOK were to diversify our funding sources and to establish a platform to provide services to our multinational client base. The results of operations of BOK are included in our consolidated income statement beginning on October 1, 2004. The excess of the purchase price over the fair value of the net assets acquired (goodwill) related to this transaction is $3,694. We also recorded $1,741 of intangible assets, none of which are subject to amortization. As of December 31, 2004 BOK had assets of $23,043, of which $10,699 were interest earning deposits, and total liabilities of $10,919.

        On December 31, 2004, we acquired a residential mortgage fulfillment center and due diligence operation, including staff, facilities and systems, for approximately $1,000. The objective of this acquisition was to enhance our ability to provide mortgage fulfillment and due diligence services to others. We simultaneously entered into a one-year renewable contract to provide these services to the seller. We have recorded approximately $700 of intangible assets as a result of this acquisition, all of which are subject to amortization.

NOTE 4 FAIR VALUE OF FINANCIAL INSTRUMENTS

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

        The fair values reflected below are indicative of the interest rate environments as of December 31, 2004 and 2003, and do not take into consideration the effects of interest rate fluctuations. In different interest rate environments, fair value results can differ significantly, especially for certain fixed-rate financial instruments and non-accrual assets. In addition, the fair values presented do not attempt to estimate the value of our fee generating businesses and anticipated future business activities. In other words, they do not represent our value as a going concern. Furthermore, the differences between the carrying amounts and the fair values presented may not be realized.

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

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

TRADING SECURITIES

        We adjust our securities portfolio to fair value within a range based on third party dealer quotations, where available, and internal values, subject to an internal review process. For those securities that do not have an available market quotation we will request market values and underlying assumptions from the various securities dealers that underwrote, are currently financing the securities, or have had prior experience with the type of security to be valued. When we obtain quotations from two or more dealers, we generally use the average dealer quote.

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

ADVANCES ON LOANS AND LOANS SERVICED FOR OTHERS

        We value advances we make on our loans and loans we service for others at their carrying amounts because they have no stated maturity and do not bear interest.

RECEIVABLES

        The carrying value of receivables approximates fair value because of the relatively short period of time between their origination and realization. Certain long-term receivables are carried at a discounted value that we believe approximates fair value.

DEPOSITS AND ESCROWS

        The fair value of our demand deposits, savings accounts, money market deposits and escrow deposits is the amount payable on demand at the reporting date. We estimate the fair value of fixed-maturity certificates of deposit by discounting the required cash payments at the market rates offered for deposits with similar maturities on the respective financial statement dates.

BORROWINGS

        We base the fair value of our match funded liabilities and debt securities on quoted market prices. The fair value of our other borrowings, including obligations outstanding under lines of credit, approximates carrying value because these borrowings are either short-term or bear interest at a rate that is adjusted regularly based on a market index.

DERIVATIVE FINANCIAL INSTRUMENTS

        We base the fair values of our derivative financial instruments on quoted market prices.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

LOAN COMMITMENTS AND LETTERS OF CREDIT

        The fair values of loan commitments and letters of credit estimated considering the difference between interest rates on the respective financial statement dates and the committed rates.

        The carrying amounts and the estimated fair values of our financial instruments are as follows:

                                                        December 31, 2004             December 31, 2003
                                                    ---------------------------   ----------------------------
                                                      Carrying        Fair          Carrying          Fair
                                                       Value          Value           Value           Value
                                                    ------------   ------------   ------------    ------------
Financial assets:
  Interest earning and non-interest earning cash    $    287,851   $    287,851   $    229,930    $    229,930
  Trading securities ............................        125,742        125,742         49,520          49,520
  Loans, net ....................................          3,792          3,870         28,098          29,407
  Match funded assets ...........................        280,760        280,760        130,087         128,860
  Advances on loans and loans serviced for others        240,430        240,430        374,769         374,769
  Receivables ...................................        126,719        126,719         74,315          74,315
Financial liabilities:
  Deposits ......................................        301,299        303,622        446,388         452,015
  Escrow deposits ...............................        125,977        125,977        116,444         116,444
  Match funded liabilities ......................        244,327        244,327        115,394         115,401
  Lines of credit and other secured borrowings ..         50,612         50,612        150,384         150,384
  Debt securities ...............................        231,249        228,003         56,249          55,581
Derivative financial instruments:
  British Pound futures .........................            301            301           (737)           (737)
  Canadian Dollar futures .......................            109            109            (34)            (34)
Other:
  Loan commitments (1) ..........................             --             35             --             451

(1) Our loan commitment represents the unfunded portion of a loan commitment to our affordable housing limited partnership.

NOTE 5 TRADING SECURITIES

        The fair value of our trading securities are as follows at December 31:

                                                                                    2004         2003
                                                                                 ----------   ----------
Investment grade securities:
  U.S. Government and sponsored enterprise securities ........................   $    1,594   $    6,679
  Collateralized mortgage obligations (AAA-rated) ............................       81,466           --
  Bonds and debentures .......................................................        3,155           --
                                                                                 ----------   ----------
                                                                                 $   86,215   $    6,679
                                                                                 ==========   ==========
Subordinates and residual securities:
  Single family residential
    BB-rated subordinates ....................................................   $      256   $      579
    B-rated subordinates .....................................................          435          580
    Unrated subordinates .....................................................          217          222
    Unrated subprime residuals ...............................................       35,276       38,883
                                                                                 ----------   ----------
                                                                                     36,184       40,264
  Nonresidential unrated subordinates ........................................        3,343        2,577
                                                                                 ----------   ----------
                                                                                 $   39,527   $   42,841
                                                                                 ==========   ==========

        A profile of the maturities of our trading securities at December 31, 2004 follows. Mortgage-backed securities are included based on their weighted-average maturities, reflecting anticipated future prepayments.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

                                Investment Grade Securities       Subordinates and Residuals
                               ------------------------------   ------------------------------
                                 Weighted                         Weighted
                               Average Yield     Fair Value     Average Yield     Fair Value
                               -------------    -------------   -------------    -------------
Due within one year ........            2.63%   $      61,095           17.59%   $      10,300
Due after 1 through 5 years             3.10           24,939           17.05           21,851
Due after 5 through 10 years            4.00              181           21.44            6,023
Due after 10 years .........              --               --           24.60            1,353
                                                -------------                    -------------
                                                $      86,215                    $      39,527
                                                =============                    =============

        Realized and unrealized gains on trading and match funded securities for the years ended December 31, 2004, 2003 and 2002 were comprised of the following:

                                           2004          2003          2002
                                        ----------    ----------    ----------
Unrealized gains (losses):
    Trading securities ..............   $   (1,067)   $    3,226    $    1,727
    Match funded securities .........           --          (248)          293
                                        ----------    ----------    ----------
                                            (1,067)        2,978         2,020
                                        ----------    ----------    ----------
Realized gains:
    Trading securities ..............          530           366         4,992
                                        ----------    ----------    ----------
                                        $     (537)   $    3,344    $    7,012
                                        ==========    ==========    ==========

        Our subordinate and residual securities at December 31, 2004, 2003 and 2002 include retained interests with a fair value of $907, $1,346 and $1,465, respectively, from securitizations of our loans completed in prior years. We have not securitized any loans since 1999.

NOTE 6 MATCH FUNDED ASSETS

        Our match funded assets are comprised of the following at December 31:

                                                         2004         2003
                                                      ----------   ----------
Match funded advances on loans serviced for others:
    Principal and interest ........................   $  107,102   $   54,516
    Taxes and insurance ...........................      107,710       30,176
    Other .........................................       61,814       21,096
                                                      ----------   ----------
                                                         276,626      105,788
                                                      ----------   ----------
Match funded loans:
    Commercial loans ..............................        4,134           --
    Single family residential loans ...............           --       24,393
    Allowance for loan losses .....................           --          (94)
                                                      ----------   ----------
                                                           4,134       24,299
                                                      ----------   ----------
                                                      $  280,760   $  130,087
                                                      ==========   ==========

        Match funded advances on loans serviced for others resulted from the transfer of certain advances on loans serviced for others to third parties under two lending facilities. The second lending agreement is the result of the advance securitization completed in November 2004. According to the terms of the agreements, we retain the option, at any time, to purchase from the transferee up to 5% under one agreement and up to 20% under the other agreement of the aggregate advances outstanding and the right to select the specific advances to be repurchased. Accordingly, we retain control of the advances and therefore the transfer did not qualify as a sale for accounting purposes. As a result, the proceeds we received from the transfer are reported as a secured borrowing with pledge of collateral (match funded liabilities) in our consolidated statement of financial condition. See Note 14 - "Match Funded Liabilities".

        Commercial match funded loans held by our GSS subsidiary in Japan resulted from the transfer, on a non-recourse basis, of an undivided 100% participation interest in certain real estate loans to a Japanese subsidiary of Merrill Lynch on March 30, 2004 in exchange for cash. The transfer did not qualify as a sale for accounting purposes as we did not meet all of the conditions for surrender of control over the transferred loans. Accordingly, we report the amount of proceeds we received from the transfer as a secured borrowing with pledge of collateral (match funded liabilities).

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

        We acquired single-family residential match funded loans in connection with our acquisition of OAC in 1999. OAC had previously securitized these loans in 1998 and transferred them to a real estate mortgage investment conduit, which then issued two classes of notes secured by the loans. The transfer did not qualify as a sale for accounting purposes since we retained effective control of the loans transferred. Accordingly, we reported the proceeds that we received from the transfer as a liability (match funded liabilities). Each class of the notes was subject to redemption at our option when the remaining aggregate principal balance of the loans had declined to less than 20% of the initial aggregate principal balance of the loans at the transfer date. During the third quarter of 2004, we exercised our option to redeem the notes (match funded liabilities) thereby causing the termination and liquidation of the trust. Upon redemption of the notes, the loans were released from the Trust and were sold by us to a third party.

NOTE 7 REAL ESTATE

        Our real estate assets consisted of the following at December 31:

                                                        2004         2003
                                                     ----------   ----------
Properties accounted for as held and used (1)
    Office building ..............................   $       --   $   37,553
    Retail .......................................           --       43,460
                                                     ----------   ----------
                                                             --       81,013
                                                     ----------   ----------
Properties accounted for as held for sale (2)
    Retail .......................................        8,827       10,657
    Hotel ........................................           --        6,171
    Land .........................................          844           --
    Single family residential ....................          515          882
                                                     ----------   ----------
                                                         10,186       17,710
                                                     ----------   ----------

Total investment in real estate properties .......       10,186       98,723

Investment in real estate partnerships (3) .......        8,546        5,220
                                                     ----------   ----------
                                                     $   18,732   $  103,943
                                                     ==========   ==========

(1) Properties accounted for as held and used at December 31, 2003 consisted of an office building and one shopping mall, both located in Florida. These properties were sold in 2004 for a net gain of $759.

(2) Properties accounted for as held for sale at December 31, 2004 primarily consisted of one retail shopping center in Halifax, Nova Scotia. In February 2005, we sold the subsidiary that held our investment in the shopping center. At December 31, 2003, properties classified as held for sale were comprised primarily of the retail shopping center in Halifax, and one hotel located in Michigan. During 2004, we sold the hotel for a gain of $351.

(3) Consists of interests in two limited partnerships operating as real estate ventures, consisting of multi-family type properties. At December 31, 2003 we also had loans with combined net book value of $4,771 ($6,811 before discount and allowance for loan losses) due from one of the real estate ventures. During 2004, we forgave these loans to the venture in exchange for an increased investment in the partnership.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

        The following schedule presents the activity, in aggregate, in the valuation allowance on our real estate classified as held for sale for the years ended December 31:

                                            2004          2003          2002
                                         ----------    ----------    ----------
Balance at beginning of year .........   $    1,279    $    4,591    $   19,098
Provision for losses .................        3,059           (96)       19,685
Charge-offs ..........................          (37)       (2,459)       (5,304)
Sales ................................       (1,146)         (757)       (7,835)
Basis adjustment (1) .................           --            --       (21,053)
                                         ----------    ----------    ----------
Balance at end of year ...............   $    3,155    $    1,279    $    4,591
                                         ==========    ==========    ==========

(1) Our shopping mall property, which we had held for more than one year, was being repositioned for future sale. This valuation allowance had been established to carry this asset at the lower of cost or fair value less estimated costs to sell. Under SFAS No. 144, which became effective in 2002, we began accounting for this property as held for use, and we applied the valuation allowance as a reduction of cost.

        We recorded impairment charges on properties, while classified as held and used, of $946, $7,526 and $14,549 during 2004, 2003 and 2002, respectively.
In addition, we recorded impairment charges on our real estate partnership interests of $1,105 and $768 during 2004 and 2002, respectively.

NOTE 8 RESIDENTIAL LOAN SERVICING

        Under contractual servicing agreements with investors, we service mortgage and non-mortgage loans that we do not own. The total unpaid principal balance of such loans we serviced for others was $34,524,491 and $37,697,318 at December 31, 2004 and 2003, respectively, and is excluded from our consolidated statements of financial condition. We similarly exclude from our statements of financial condition funds representing collections of principal and interest we have received from borrowers that are on deposit with an unaffiliated bank. Those funds amounted to $867,884 and $1,429,986 at December 31, 2004 and 2003, respectively. Servicing fees and other servicing-related income we earned on loans we serviced for others, net of servicing rights amortization, amounted to $125,119, $118,318 and $118,250 for the years ended December 31, 2004, 2003 and
2002, respectively. These net fees are included in servicing and other fees in our consolidated statements of operations. In general, these servicing agreements include guidelines and procedures for servicing the loans, including servicing, remittance and reporting requirements, among other provisions.

        We earn servicing and sub-servicing income primarily on mortgage loans secured by real estate in 50 states. At December 31, 2004, the geographic distribution based on the unpaid principal balance of the loans we serviced was as follows:

                                                        Amount (1)      No. of loans (1)
                                                     ----------------   ----------------
California .......................................   $      7,903,488             41,158
Florida ..........................................          2,660,650             26,196
New York .........................................          2,319,472             15,370
Texas ............................................          1,757,856             25,040
Illinois .........................................          1,679,636             14,586
Other (2) ........................................         18,203,389            197,835
                                                     ----------------   ----------------
                                                     $     34,524,491            320,185
                                                     ================   ================

(1) Included 1,338 non-mortgage loans with an unpaid principal balance of $140,757.

(2) Consisted of loans in 45 other states, the District of Columbia, three U.S. territories and one foreign country, none of which aggregated over $1,296,839 in any one state.

        The risk inherent in such concentrations is dependent upon regional and general economic conditions that affect property values.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

        The following table summarizes the activity in our servicing rights for the years ended December 31:

                                            2004          2003          2002
                                         ----------    ----------    ----------
Balance at beginning of year .........   $  166,495    $  171,611    $  100,765
Purchases ............................       60,950        88,829       128,891
Amortization .........................      (96,036)      (93,558)      (58,045)
Impairment ...........................           --          (387)           --
                                         ----------    ----------    ----------
Balance at end of year ...............   $  131,409    $  166,495    $  171,611
                                         ==========    ==========    ==========

        At December 31, 2004 and 2003, we estimated the fair value of our servicing rights to be $152,148 and $227,825, respectively, by discounting future underlying loan cash flows. As more fully described in Note 1, the more significant assumptions used in the December 31, 2004 valuation include a discount rate of 18%, constant prepayment speeds ranging from 29% to 42% (depending on loan type), delinquency rates ranging from 2% to 34% (depending on loan type), an interest rate of six-month LIBOR plus 300 basis points for computing the cost of servicing advances and an interest rate of six-month LIBOR for computing float income.

        Advances on loans serviced for others consisted of the following at December 31:

                                                         2004         2003
                                                      ----------   ----------
Principal and interest ............................   $   51,782   $  118,024
Taxes and insurance ...............................       94,926      145,507
Other .............................................       93,375      110,802
                                                      ----------   ----------
                                                      $  240,083   $  374,333
                                                      ==========   ==========

        Advances on loans serviced for others are net of reserves of $5,212 and $4,002 at December 31, 2004 and 2003, respectively. The $5,212 of reserves at December 31, 2004 include $4,115 to provide for forbearance plan fees and multiple breach fees that may no longer be collectible. Advances on loans serviced for others do not include advances on our loan portfolios of $347 and $436 at December 31, 2004 and 2003, respectively. These advances also do not include advances reported as part of match funded assets. See Note 6.

NOTE 9 PREMISES AND EQUIPMENT

        Our premises and equipment are summarized as follows at December 31:

                                                         2004         2003
                                                      ----------   ----------
Computer hardware and software ....................   $   67,483   $   61,748
Building ..........................................       19,641       19,601
Leasehold improvements ............................       10,508        8,985
Land and land improvements ........................        4,049        4,041
Furniture and fixtures ............................        8,677        8,395
Office equipment and other ........................        3,887        3,572
Less accumulated depreciation and amortization ....      (76,805)     (64,399)
                                                      ----------   ----------
                                                      $   37,440   $   41,943
                                                      ==========   ==========

        Depreciation expense amounted to $12,312, $12,406 and $13,004 for 2004, 2003 and 2002, respectively (of which $2,925, $2,455 and $2,562 for 2004, 2003 and 2002, respectively, related to computer software). Building represents our customer service and collection facility in Orlando, Florida. We used this building as collateral to secure a mortgage in October 2004. See Note 15.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

NOTE 10 RECEIVABLES

        Receivables consisted of the following at the dates indicated:

                                                           December 31,
                                                      -----------------------
                                                         2004         2003
                                                      ----------   ----------
Residential Loan Servicing (1) ....................   $   23,241   $   18,564
OTX ...............................................        2,360        1,442
Ocwen Realty Advisors .............................        2,011          962
Ocwen Recovery Group ..............................          341          260
Business Process Outsourcing ......................        1,532          969
Commercial Servicing ..............................        2,530        1,324
Commercial Assets .................................          192        2,848
Affordable Housing (2) ............................       18,308       25,581
Corporate Items and Other (3) .....................       76,204       22,365
                                                      ----------   ----------
                                                      $  126,719   $   74,315
                                                      ==========   ==========

(1) Consist principally of fees earned and reimbursable expenses due from investors. Receivables representing fees earned totaled $4,069 and $2,769 at December 31, 2004 and 2003, respectively.

(2) Primarily represents payments to be received in future years of proceeds from the sales of affordable housing properties, net of unaccreted discount of $2,346 and $2,901 at December 31, 2004 and 2003, respectively. Balances are also net of reserves for doubtful accounts of $5,596 and $4,232 at December 31, 2004 and 2003, respectively.

(3) Includes $61,591 and $21,465 of income taxes receivable at December 31, 2004 and 2003, respectively. At December 31, 2004, income taxes receivable includes $56,526 of federal tax refund claims, the payment of which is subject to final approval by the Joint Committee on Taxation of the U.S. Congress. We have agreed with the IRS to extend the statute of limitations with respect to these claims until December 31, 2005, and we currently expect that this approval will be issued prior to that date. The receivable balance at December 31, 2004 also included $6,872 of accrued interest on the federal tax refund claims.

NOTE 11 OTHER ASSETS

Other assets consisted of the following at the dates indicated:

                                                           December 31,
                                                      -----------------------
                                                         2004         2003
                                                      ----------   ----------
Deferred tax assets, net (1) ......................   $   17,683   $    7,547
Deferred debt related costs, net (2) ..............       11,216        3,113
Interest earning insurance collateral deposits (3)         8,905        8,813
Loans held for resale (4) .........................        8,437           --
Interest earning reserve accounts (5) .............        5,850        4,279
Goodwill, net (6) .................................        5,312        1,618
Prepaid expenses ..................................        4,069        3,750
Stocks and mutual funds (7) .......................        2,886           14
Capitalized software development costs, net .......        1,147        2,598
Other .............................................        3,472        1,876
                                                      ----------   ----------
                                                      $   68,977   $   33,608
                                                      ==========   ==========

(1) Deferred tax assets are net of valuation allowances of $165,927 and $201,445 at December 31, 2004 and 2003, respectively. See Note 19 for additional information regarding deferred tax assets.

(2) Deferred debt related costs at December 31, 2004 include $6,107 of capitalized costs directly related to our issuance of the $175,000 Convertible Notes on July 28, 2004. See Note 16 for additional information regarding the Convertible Notes.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

(3) These deposits were required in order to obtain surety bonds for affordable housing properties that we sold before the end of the fifteen-year tax credit amortization period, and on which we have previously claimed tax credits on our income tax returns. The surety bond is necessary in order to avoid the recapture of those tax credits previously claimed.

(4) Loans originated in response to requests from Residential Loan Servicing customers to refinance their mortgages. Only loans with sales commitments prior to closing are originated under this program. All of these loans were sold in January 2005.

(5) Represents amounts set aside from the proceeds of our match funded advance facilities to provide for possible shortfalls in the funds available to pay certain expenses and interest.

(6) Goodwill at December 31, 2004 includes $3,694 related to our acquisition of BOK on September 30, 2004. See Note 3 for additional information regarding this acquisition.

(7) The balance at December 31, 2004 primarily represents an investment by the Bank in a mutual fund that invests in assets that meet the requirements of the Community Reinvestment Act.

NOTE 12 DEPOSITS

        Our deposits consisted of the following at December 31:

                                                         2004         2003
                                                      ----------   ----------
Non-interest-bearing deposits .....................   $    4,513   $    4,879
NOW and money market checking accounts ............       12,541       18,313
Savings accounts (1) ..............................        6,574        1,657
                                                      ----------   ----------
                                                          23,628       24,849
                                                      ----------   ----------
Certificates of deposit (1) (2) (3) ...............      277,671      421,657
Unamortized deferred fees .........................           --         (118)
                                                      ----------   ----------
                                                         277,671      421,539
                                                      ----------   ----------
                                                      $  301,299   $  446,388
                                                      ==========   ==========

(1) Deposit balances at December 31, 2004 include $4,770 of savings accounts and $6,022 of certificates of deposit held by BOK, a German bank we acquired in 2004. See Note 3 for additional information regarding this acquisition.

(2) At December 31, 2004 and 2003, certificates of deposit included $26,418 and $84,426, respectively, of brokered deposits originated through national, regional and local investment banking firms, which solicit deposits from their customers, all of which are non-cancelable. We have not issued any new brokered certificates of deposit since 2000 and, at this time, do not intend to issue any such deposits in the foreseeable future.

(3) At December 31, 2004 and 2003, certificates of deposit with outstanding balances of $100 or more amounted to $75,899 and $137,746, respectively. Of such deposits at December 31, 2004, $8,800 were from political subdivisions in New Jersey and are secured or collateralized as required under state law.

        The contractual remaining maturity of our certificates of deposit at December 31, 2004 is as follows:

Within one year ................................   $  201,934
Within two years ...............................       46,759
Within three years .............................       21,617
Within four years ..............................        7,226
Within five years ..............................          135
                                                   ----------
                                                   $  277,671
                                                   ==========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

        We amortize deferred fees on certificates of deposit on a straight-line basis over the term of the respective certificates of deposit. Such amortization amounted to $118, $519 and $912 for the years ended December 31, 2004, 2003 and 2002, respectively, and is included in interest expense on deposits. Interest expense we incurred by type of deposit account was as follows for the years ended December 31:

                                                        2004         2003         2002
                                                     ----------   ----------   -----------
NOW accounts and money market checking ...........   $      572   $      514   $      527
Savings ..........................................           14           14           18
Certificates of deposit ..........................       13,048       17,018       26,910
                                                     ----------   ----------   ----------
                                                     $   13,634   $   17,546   $   27,455
                                                     ==========   ==========   ==========

        Accrued interest payable on our deposits amounted to $910 and $1,693 at December 31, 2004 and 2003, respectively.

NOTE 13 ESCROW DEPOSITS

        Escrow deposits on loans we own and on loans we serviced for others consisted of the following at December 31:

                                                                    2004         2003
                                                                 ----------   ----------
Taxes and insurance payments held on loans serviced for others   $  105,924   $   96,924
Other escrow deposits ........................................       20,053       19,520
                                                                 ----------   ----------
                                                                 $  125,977   $  116,444
                                                                 ==========   ==========

NOTE 14 MATCH FUNDED LIABILITIES

        Our match funded liabilities are accounted for as secured borrowings with pledges of collateral and were comprised of the following at December 31:

                                                                             December 31,
                                                                             ------------
Collateral                                   Interest rate                       2004           2003
-----------------------------------------    -----------------------------   ------------    -----------
Advances on loans serviced for others (1)    LIBOR plus 175 basis points     $     90,851    $    94,967
Advances on loans serviced for others (2)    See (2)                              149,342             --
Single family loans (3)                      LIBOR plus 65-70 basis points             --         20,427
Commercial loans (4)                                                                4,134             --
                                                                             ------------    -----------
                                                                             $    244,327    $   115,394
                                                                             ============    ===========

(1) Under the terms of the agreement, we are eligible to finance additional advances on loans serviced for others up to a maximum balance of $200,000. This facility will mature January 2006.

(2) In November 2004, we executed a servicing advance securitization. This transaction involved the issuance of a term note for $100,000 and a one-year variable funding note for a maximum of $75,000. The term note bears interest at LIBOR plus 50 basis points. The variable funding note bears interest at a commercial paper rate plus a margin that approximates LIBOR plus 53 basis points. Under the terms of the agreement, as of December 31, 2004, we are eligible to finance additional advances on loans serviced for others of $25,658. The term note under this facility has a stated maturity of October 2013. The variable funding note has a stated maturity of November 2010.

(3) During the third quarter of 2004, we exercised our option to redeem the bonds that were secured by single family loans. See Note 6.

(4)     Represents a 100% participation interest held by a third party.

        Match funded liabilities are obligations secured by the collateral underlying the related match funded assets, and are repaid through the cash proceeds arising from those assets.

        At December 31, 2004 and 2003, match funded liabilities had a weighted average interest rate of 3.32% and 2.56%, respectively. Accrued interest payable on our match funded liabilities amounted to $121 and $71 at December 31, 2004 and 2003, respectively. We incurred interest expense on match funded liabilities of $4,923, $5,414 and $6,573 during 2004, 2003 and 2002, respectively.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

        Match funded liabilities contain various qualitative and quantitative covenants that, among other things, establish requirements for the monitoring and reporting of specified financial transactions and reporting on defined events affecting the collateral underlying the agreements. We are currently in compliance with these covenants. We are also in discussions with our lenders to amend the lending agreements such that we will not be in default should we succeed in terminating our status as a federal savings bank. We anticipate successful completion of the discussions prior to debanking.

NOTE 15 LINES OF CREDIT AND OTHER SECURED BORROWINGS

Through our subsidiaries we have obtained secured lines of credit from various unaffiliated financial institutions at December 31 as follows:

   Borrowing Type                Collateral               Maturity       Interest Rate (1)          2004            2003
---------------------    --------------------------    --------------   --------------------    -------------    -----------
Line of credit           Advances on loans serviced      March 2004     LIBOR + 200 basis       $          --    $    68,548
                           for others (2)                               points
Line of credit           Advances on loans serviced     October 2004    LIBOR + 200 basis                  --          9,386
                           for others (2)                               points
Senior secured credit    Purchased mortgage              April 2005     LIBOR + 162.5 or               24,218         35,321
 agreement                 servicing rights and                         225 basis points
                           advances on loans
                           serviced for others (3)
Senior secured credit    Purchased mortgage             December 2005   LIBOR  +  250  basis           11,458             --
 agreement                 servicing rights                             points
Installment notes        Purchased mortgage               July 2004     2.81%                              --          2,332
                           servicing rights
Mortgage note            Real estate - office             May 2005      LIBOR + 350 basis                  --         20,000
                         building (4)                                   points, floor of
                                                                        5.75%
Mortgage note            Office building (5)            October 2014    5.62%                          14,936             --
Secured loan             Trading securities - UK       November 2004    LIBOR + 275 basis                  --         11,562
                           unrated subprime                             points
                           residuals
Term loan                Loan receivable                 March 2005     LIBOR + 250 basis                  --          3,235
                                                                        points
                                                                                                -------------    -----------
                                                                                                $      50,612    $   150,384
                                                                                                =============    ===========

(1)     LIBOR was 2.40% and 1.12% at December 31, 2004 and 2003, respectively.

(2) This line was fully repaid subsequent to December 31, 2003 and was not renewed.

(3) Maximum amount of borrowing under this facility is $70,000. We are currently in negotiations with the lender to possibly extend the maturity date and increase the maximum amount of borrowing.

(4) We sold our office building located in Jacksonville, Florida in January 2004 and the buyer assumed this note at that time. See Note 7.

(5) Collateral represents our loan servicing call center located in Orlando, Florida. See Note 9.

        Each of our lines contains qualitative and quantitative covenants that establish, among other things, the maintenance of specified net worth and restrictions on future indebtedness, as well as the monitoring and reporting of various specified transactions or events. We are currently in compliance with these covenants. While we have not historically paid dividends, our covenants, by establishing net worth requirements, in effect limit the amount of dividends that could be paid. As of December 31, 2004, the most restrictive limitation of all the covenants would limit dividends that could be paid to $50,500. As required under the terms of certain of the lending agreements, we have obtained approval of the lenders accepting the replacement of our chief financial officer, who resigned on March 2, 2005. We are also in discussions with our lenders to amend the lending agreements such that we will not be in default should we succeed in terminating our status as a federal savings bank.

        The maximum month end amount outstanding under lines of credit and other secured borrowings was $113,790 and $188,947 for the years ended December 31, 2004 and 2003, respectively. The average balance of obligations outstanding under lines of credit and other secured borrowings was $66,271 and $130,886 during the years ended December 31, 2004 and 2003, respectively, and the weighted average interest rates were 4.10% and 4.45%, respectively.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

        Accrued interest payable on our obligations outstanding under lines of credit and other secured borrowings amounted to $112 and $516 at December 31, 2004 and 2003, respectively. Interest expense we incurred on our obligations outstanding under lines of credit and other secured borrowings amounted to $2,717, $5,824 and $4,152 during 2004, 2003 and 2002, respectively.

        At December 31, 2004 and 2003, we had no repurchase agreements outstanding. The average balance of repurchase agreements outstanding was $0 and $250 during the years ended December 31, 2004 and 2003, respectively, and the weighted average interest rate was 1.20%, for the year ended December 31, 2003.

         The weighted average interest rates on our obligations outstanding under lines of credit and other secured borrowings were 4.84% and 3.59% at December 31, 2004 and 2003, respectively.

NOTE 16 DEBT SECURITIES

Our debt securities consisted of the following at December 31:

                                                         2004         2003
                                                      ----------   ----------
3.25% Convertible Notes due August 1, 2024.........   $  175,000   $       --
10.875% Capital Securities due August 1, 2027 .....       56,249       56,249
                                                      ----------   ----------
                                                      $  231,249   $   56,249
                                                      ==========   ==========

        In addition to the specific requirements discussed below, each of our debt securities contain qualitative and quantitative covenants that establish, among other things, the maintenance of specified net worth and restrictions on future indebtedness, as well as the monitoring and reporting of various specified transactions or events. We are currently in compliance with these covenants.

        Convertible Notes. In July 2004, OCN issued $175,000 aggregate principal amount of 3.25% Contingent Convertible Senior Unsecured Notes due 2024 ("Convertible Notes") in a private placement as permitted by the Securities Act of 1933, as amended. The Convertible Notes are senior unsecured obligations of Ocwen Financial Corporation and bear interest at the rate of 3.25% per year. Interest is payable on February 1 and August 1 of each year, beginning on February 1, 2005. Interest expense for the period from July 28, 2004 through December 31, 2004 amounted to $2,972, including amortization of issuance costs. Interest payable on the Convertible Notes amounted to $2,417 at December 31, 2004. The Convertible Notes will mature on August 1, 2024.

        Holders may convert all or a portion of their notes into shares of our common stock under the following circumstances: (1) at any time during any calendar quarter commencing after December 31, 2004, if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the calendar quarter prior to such quarter is greater than 125% of the conversion price per share of common stock on such last day; (2) subject to certain exceptions, during the five business day period after any five-consecutive-trading-day period in which the trading price per $1 principal amount of the notes for each day of the five-consecutive-trading-day period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1 principal amount of the notes; (3) if the notes have been called for redemption; (4) upon the occurrence of specified corporate transactions; or (5) if we elect at our sole discretion to permit conversion following the implementation of EITF Issue 04-8. We elected not to permit conversion following the implementation of EITF 04-8 in the fourth quarter of 2004.

        The conversion rate will be 82.1693 shares of our common stock per $1 principal amount of the notes, subject to adjustment. Events that may cause the conversion rate to be adjusted, as more fully described in the related indenture agreement, primarily relate to cash dividends or other distributions to holders of our common stock. Upon conversion, we may at our option choose to deliver, in lieu of our common stock, cash or a combination of cash and common stock as described herein.

        Beginning August 1, 2009, we may redeem all or a portion of the notes for cash for a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any.

        Holders may require us to repurchase all or a portion of their notes for cash on August 1, 2009, August 1, 2014, and August 1, 2019 or upon the occurrence of a "fundamental change" at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any. A "fundamental change", as further defined in the indenture agreement, is deemed to have occurred upon a change of control or a termination of trading in our common stock.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

        In connection with our issuance of the Convertible Notes, we incurred certain costs that we capitalized and are amortizing over the period from the date of issuance to August 1, 2009, the first date at which holders may require us to repurchase their notes. The unamortized balance of these issuance costs amounted to $6,107 at December 31, 2004.

        In privately negotiated transactions concurrent with the private placement of the Convertible Notes, we used 25% of the gross proceeds from the sale of the Convertible Notes to repurchase 4,850,000 shares of our common stock at a price of $9.02 per share. We used the remaining proceeds, net of underwriting discount and other expenses, primarily to repay maturing deposits and other liabilities, to increase our cash and to invest in short-term investment grade securities.

        In conjunction with our issuance of the Convertible Notes, we entered into a registration rights agreement for the benefit of the holders of the notes. Pursuant to the agreement, we agreed to file with the Securities and Exchange Commission a registration statement covering re-sales by holders of all notes and the common stock issuable upon conversion of the notes. We also agreed to use our reasonable best efforts to cause such registration statement to become effective not later than January 24, 2005. The registration statement was declared effective on March 15, 2005. As a result, cash liquidated damages have accrued on the notes since January 24, 2005, totaling $61, of which $10 was paid on the first semiannual interest payment date of February 1, 2005. Liquidated damages accrue at a rate per year equal to 0.25% of the principal amount of a note to and including the 90th day following such registration default; and 0.50% of the principal amount of a note from and after the 91st day following such registration default. The balance of the liquidated damages will be paid on the second semiannual interest payment date of August 1, 2005.

        Capital Securities. In August 1997, Ocwen Capital Trust ("OCT") issued $125,000 of 10.875% Capital Securities (the "Capital Securities"). OCT invested the proceeds from issuance of the Capital Securities in 10.875% Junior Subordinated Debentures issued by OCN. The Junior Subordinated Debentures, which represent the sole assets of OCT, will mature on August 1, 2027. Prior to our adoption of SFAS No. 150 on July 1, 2003, we presented the Capital Securities in a separate caption between liabilities and stockholders' equity in our consolidated statement of financial condition as "Company-obligated, mandatorily redeemable securities of subsidiary trust holding solely Junior Subordinated Debentures of the Company", and distributions were reported on the Capital Securities in a separate caption immediately following non-interest expense in our consolidated statement of operations. Effective with our adoption of SFAS No. 150 on July 1, 2003, the Capital Securities are presented as a liability in the consolidated statement of financial condition as a component of Debt Securities. At the same time, we began reporting distributions on the Capital Securities as a component of interest expense in the consolidated statement of operations. During 2002 and 2001, we repurchased $4,910 and $18,371, respectively, of our Capital Securities in the open market, resulting in gains of $1,074 and $3,723, respectively.

        Holders of the Capital Securities are entitled to receive cumulative cash distributions accruing from the date of original issuance and payable semiannually in arrears on February 1 and August 1 of each year, commencing on February 1, 1998, at an annual rate of 10.875% of the liquidation amount of $1,000 per Capital Security. OCN guarantees payment of distributions out of moneys held by OCT, and payments on liquidation of OCT or the redemption of Capital Securities, to the extent OCT has funds available. If Ocwen Financial Corporation does not make principal or interest payments on the Junior Subordinated Debentures, OCT will not have sufficient funds to make distributions on the Capital Securities, in which event the guarantee shall not apply to such distributions until OCT has sufficient funds available therefore. Distributions on Capital Securities amounted to $6,117 and $6,118 in 2004 and 2003, respectively, of which $6,117 and $3,059 has been reported as interest expense as discussed in the paragraph above. Accumulated distributions payable on the Capital Securities amounted to $2,549 at both December 31, 2004 and 2003, and are included in accrued interest payable.

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

        For financial reporting purposes, we treat OCT as a subsidiary and, accordingly, the accounts of OCT are included in our consolidated financial statements. We eliminate intercompany balances and transactions with OCT, including the balance of Junior Subordinated Debentures outstanding, in our consolidated financial statements.

        In connection with our issuance of the Capital Securities, we incurred certain costs that we capitalized and are amortizing over the term of the Capital Securities. The unamortized balance of these issuance costs amounted to $1,691 and $1,766 at December 31, 2004 and 2003, respectively, and is included in other assets.

NOTE 17 BASIC AND DILUTED EARNINGS PER SHARE

        We are required to present both basic and diluted EPS on the face of our statement of operations. Basic EPS excludes common stock equivalents and is calculated by dividing net income by the weighted average number of common shares outstanding during the year. We calculate diluted EPS by dividing net income, as adjusted to add back interest expense on the Convertible Notes, by the weighted average number of common shares outstanding, including the dilutive potential common shares related to outstanding stock options, restricted stock awards and the Convertible Notes.

        The following is a reconciliation of the calculation of basic EPS to diluted EPS for the years ended December 31:

                                                          2004            2003            2002
                                                      -------------   -------------   -------------
Basic EPS:
Net income (loss) .................................   $      57,724   $       4,772   $     (68,775)
                                                      =============   =============   =============
Weighted average shares of common stock ...........      65,811,697      67,166,888      67,321,299
                                                      =============   =============   =============
Basic EPS .........................................   $        0.88   $        0.07   $       (1.02)
                                                      =============   =============   =============
Diluted EPS:
Net income (loss) .................................   $      57,724   $       4,772   $     (68,775)
Interest expense on Convertible Notes,
   net of income tax (1) ..........................           2,378              --              --
                                                      -------------   -------------   -------------
Adjusted net income (loss) ........................   $      60,102   $       4,772   $     (68,755)
                                                      =============   =============   =============
Weighted average shares of common stock ...........      65,811,697      67,166,888      67,321,299
Effect of dilutive elements:
  Convertible Notes (1) ...........................       6,129,022              --              --
  Stock options (2) ...............................         992,337         493,889              --
  Restricted stock awards .........................         264,199         403,096              --
                                                      -------------   -------------   -------------
Dilutive weighted average of common stock .........      73,197,255      68,063,873      67,321,299
                                                      =============   =============   =============
Diluted EPS .......................................   $        0.82   $        0.07   $       (1.02)
                                                      =============   =============   =============

(1) The effect of our Convertible Notes on diluted EPS is computed using the if-converted method in accordance with the provisions of EITF 04-8, as described in Note 1. The Convertible Notes are assumed to have been converted to common shares at the time the Convertible Notes were issued on July 28, 2004. Interest expense applicable to the Convertible Notes, including amortization of capitalized costs, which we report as a component of interest expense, is added back to net income.

(2) Excludes the effect of all options in the year 2002, because options are antidilutive in the event of a loss, and the effect of an average of 1,274,364 and 2,818,332 of options that were antidilutive for 2004 and 2003, respectively, because their exercise price was greater than the average market price of our stock.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

NOTE 18 DERIVATIVE FINANCIAL INSTRUMENTS

FOREIGN CURRENCY EXCHANGE RATE RISK MANAGEMENT

        We entered into foreign currency derivatives to hedge our net investments in foreign subsidiaries that own residual securities backed by subprime residential loans originated in the UK and that own a shopping center located in Halifax, Nova Scotia. Our principal exposure to foreign currency exchange rates exists with the British Pound versus the U.S. dollar and the Canadian Dollar versus the U.S. dollar. Our policy is to periodically adjust the amount of foreign currency derivative contracts we have entered into in response to changes in our recorded investment in these foreign entities as well as to changes in our assets denominated in a foreign currency. Our net exposures are subject to gain or loss if foreign currency exchange rates fluctuate. Currency futures are commitments to either purchase or sell foreign currency at a future date for a specified price. We have determined that the local currency of our investment in UK residuals and our investment in the Nova Scotia Shopping Center is the functional currency. Our foreign currency derivative financial instruments were designated as hedges. Accordingly, we include the gains or losses in the net unrealized foreign currency translation in accumulated other comprehensive income in stockholders' equity.

        The following table sets forth the terms and values of these foreign currency financial instruments at the dates indicated:

                                          Position      Maturity     Notional Amount   Strike Rate     Fair Value
                                         ----------   ------------   ---------------   ------------   ------------
December 31, 2004:
Canadian Dollar currency futures (1) ..    Short       March 2005    C$       11,500      0.8416      $        109

British Pound currency futures (1) ....    Short       March 2005   (Pound)   17,000      1.9248               301
                                                                                                      ------------
                                                                                                      $        410
                                                                                                      ============
December 31 2003:
Canadian Dollar currency futures ......    Short       March 2004    C$       10,000      0.7660      $        (34)

British Pound currency futures ........    Short       March 2004   (Pound)   16,500      1.7292              (737)
                                                                                                      ------------
                                                                                                      $       (771)
                                                                                                      ============

(1) The U.S. Dollar equivalent notional amount of the Canadian Dollar currency futures and British Pound currency futures at December 31, 2004 was $9,570 and $32,609, respectively.

        Because foreign currency futures contracts are exchange traded, holders of these instruments look to the exchange for performance under these contracts and not the entity holding the offsetting futures contract, thereby minimizing the risk of nonperformance under these contracts. The notional principal amount does not represent our exposure to credit loss.

INTEREST RATE RISK MANAGEMENT

        From time to time we enter into interest rate swaps. Under interest rate swaps, we agree with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed upon notional amount. We are exposed to credit loss when we enter into interest rate swaps if: (i) the counterparty to the interest rate swap does not perform and (ii) the interest rate that we receive exceeds the interest rate that we pay.

        We had no interest rate swaps outstanding at December 31, 2004 or 2003. During 2003, we realized gains of $1,076 on swaps that we included in non-interest revenue. While these two swaps were entered into for interest rate risk management purposes, they did not meet the criteria to be accounted for under hedge accounting. Accordingly, they were accounted for at fair value with changes in fair value recorded in our consolidated statements of operations. We entered into no swap agreements during 2004 or 2002.

        The amortizing interest rate caps and floors we had purchased in 1999 to hedge our interest rate exposure relating to our match funded loans and securities matured in October 2003. Net realized and unrealized gains and (losses) included in earnings to record these caps and floors at fair value during 2003 and 2002 amounted to $(592) and $188, respectively.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

        The following table summarizes our use of interest rate risk management instruments:

                                                                     Notional Amount
                                                     -----------------------------------------------
                                                     Interest Rate
                                                         Swaps            Caps            Floors
                                                     -------------    -------------    -------------
Balance, December 31, 2002 .......................   $          --    $     111,799    $      30,563
Purchases ........................................         200,000               --               --
Maturities .......................................              --         (111,799)         (30,563)
Terminations .....................................        (200,000)              --               --
                                                     -------------    -------------    -------------
Balance, December 31, 2003 .......................   $          --    $          --    $          --
                                                     =============    =============    =============

NOTE 19 INCOME TAXES

        The components of income tax expense (benefit) were as follows:

                                                                                 Years Ended December 31,
                                                                          --------------------------------------
                                                                             2004          2003          2002
                                                                          ----------    ----------    ----------
Current:
  Federal .............................................................   $  (23,019)   $      667    $    1,817
  State ...............................................................          241            49            --
  Foreign .............................................................          224           163            --
                                                                          ----------    ----------    ----------
                                                                             (22,554)          879         1,817
                                                                          ----------    ----------    ----------
Deferred:
  Federal .............................................................       25,742        (2,401)      (30,798)
  State ...............................................................           --            95        (2,085)
  Foreign .............................................................            6            --            --
  Provision for (reversal of) valuation allowance on deferred tax
   asset ..............................................................      (35,518)        2,175        34,049
                                                                          ----------    ----------    ----------
                                                                              (9,770)         (131)        1,166
                                                                          ----------    ----------    ----------
Income tax expense (benefit) before change in accounting principle ....      (32,324)          748         2,983
Income tax benefit on change in accounting principle ..................           --            --        (1,166)
                                                                          ----------    ----------    ----------
Total .................................................................   $  (32,324)   $      748    $    1,817
                                                                          ==========    ==========    ==========

        Income tax expense (benefit) before the effect of change in accounting principle differs from the amounts computed by applying the U.S. Federal corporate income tax rate of 35% as follows:

                                                                                 Years Ended December 31,
                                                                          --------------------------------------
                                                                             2004          2003          2002
                                                                          ----------    ----------    ----------
Expected income tax expense (benefit) at statutory rate ...............   $    8,890    $    1,760    $  (27,933)
Differences between expected and actual expense (benefit)
    Excess of cost over net assets acquired, net ......................       (1,023)         (931)        1,051
    State tax (after Federal tax benefit) .............................          157            94        (1,355)
    Low-income housing tax credits ....................................       (4,848)       (2,393)       (2,685)
    Deferred tax asset valuation allowance expense (benefit) ..........      (35,518)        2,175        34,049
    Other .............................................................           18            43          (144)
                                                                          ----------    ----------    ----------
        Actual income tax expense (benefit) ...........................   $  (32,324)   $      748    $    2,983
                                                                          ==========    ==========    ==========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

        The net deferred tax asset was comprised of the following as of December 31:

                                                                                        2004          2003
                                                                                     ----------    ----------
Deferred Tax Assets:
    Tax residuals and deferred income on tax residuals ...........................   $    1,159    $    5,688
    State taxes ..................................................................        8,465         8,456
    Accrued incentive compensation ...............................................        2,368         2,609
    Accrued other liabilities ....................................................        1,423           418
    Interest expense related to discount loan portfolio ..........................           --         5,453
    Valuation allowance on real estate owned .....................................          444        10,455
    Gain on loan foreclosure .....................................................           --         4,430
    Bad debt and allowance for loan losses .......................................        3,067         7,936
    Impairment on securities available for sale and unrealized gains and losses on
      trading securities .........................................................        7,226        10,011
    Mortgage servicing rights amortization .......................................       61,216        24,094
    Goodwill amortization ........................................................          960         1,152
    Foreign currency exchange ....................................................        1,075         1,075
    Capital loss carryforward ....................................................        8,601        21,110
    Net operating loss carryforward ..............................................       27,086        71,061
    Partnership losses and low-income housing tax credits ........................       62,904        42,550
                                                                                     ----------    ----------
                                                                                        185,994       216,498
                                                                                     ----------    ----------
Deferred Tax Liabilities:
    Deferred interest income on loans ............................................        1,255         6,421
    Loss on loan foreclosure .....................................................           61            --
    Research and development costs ...............................................          324           647
    Other ........................................................................          744           439
                                                                                     ----------    ----------
                                                                                          2,384         7,507
                                                                                     ----------    ----------
                                                                                        183,610       208,991
Valuation allowances .............................................................     (165,927)     (201,445)
                                                                                     ----------    ----------
Net deferred tax asset ...........................................................   $   17,683    $    7,546
                                                                                     ==========    ==========

        We conduct periodic evaluations of positive and negative evidence to determine whether it is more likely than not that the deferred tax asset can be realized in future periods. Among the factors considered in this evaluation are estimates of future taxable income, the future reversal of temporary differences, tax character and the impact of tax planning strategies that can be implemented if warranted. As a result of this evaluation, we included in the tax provision a decrease of $35,518 to the valuation allowance for 2004 and an increase of $2,175 and $34,049 to the valuation allowance for 2003 and 2002, respectively.

        As of December 31, 2004, we had a deferred tax asset valuation allowance totaling $165,927. This allowance is comprised of $38,873 relating to built-in loss limitations arising from our acquisition of OAC and $127,054 relating to our evaluation of the future realization of prior years deferred tax asset.

        Before our acquisition of OAC, OAC was a REIT for federal tax purposes and filed a REIT federal income tax return through October 20, 1999. We have included OAC in our consolidated federal income tax return since October 21, 1999. OAC had, at October 6, 1999, approximately $131,567 of net unrealized built-in losses. Any such losses recognized within the five-year period beginning on October 7, 1999 (the "recognition period") are treated as pre-change losses and, as such, are subject to an annual limit as to the amount, which may offset the taxable income of Ocwen Financial Corporation and its subsidiaries ("the IRC section 382 limitation"). A net unrealized built-in loss is an amount by which the tax basis of the corporation's assets at the time of the change in ownership exceeds the aggregate fair market value of those assets at that time. The IRC section 382 limitation is determined by multiplying the value of OAC's stock by the federal long-term tax-exempt rate and amounts to approximately $5,700. If a deduction is denied for any recognized built-in loss in any post-change year, the loss is carried forward to subsequent years under rules similar to the standard loss carryforward rules. As a result of these limitations, we established a corresponding deferred tax asset valuation allowance at the acquisition date as part of purchase accounting in the amount of $38,873. At December 31, 2004, we had realized built-in losses of $101,938, which consists of net operating loss carryforwards of $77,390 and capital loss carryforwards of $24,548.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

        Deferred tax assets, net of deferred fees, include tax residuals, which result from the ownership of Real Estate Mortgage Investment Conduits ("REMIC"). While a tax residual is anticipated to have little or no future cash flows from the REMIC from which it has been issued, the tax residual does bear the income tax liability and benefit resulting from the annual differences between the interest paid on the debt instruments issued by the REMIC and the interest received on the mortgage loans held by the REMIC. Typically this difference generates taxable income to the Company in the first several years of the REMIC and equal amounts of tax losses thereafter, thus resulting in the deferred tax asset. The current Federal income tax expense in 2003 and 2002 is the result of excess inclusion income generated by REMIC residuals.

        At December 31, 2003, we had net operating loss carryforwards of $123,699 and capital loss carryforwards of $35,767. During 2004, we filed claims with the Internal Revenue Service to carryback these net operating losses and capital losses to prior years in which taxes were paid. At December 31, 2004, we had tax credit carryforwards of $51,057 related to our low-income housing tax credits, which expire in the years 2018 through 2024.

        Prior to December 31, 1996, The Bank was permitted to deduct from taxable income an allowance for bad debts, which was in excess of the provision for such losses charged to income. Accordingly, at December 31, 2004, retained earnings includes $5,700, for which no provision for income tax has been provided. The base reserves will continue to be subject to recapture, and the Bank could be required to recognize a tax liability if: (1) the Bank fails to qualify as a "bank" for federal income tax purposes, (2) certain distributions are made with respect to the stock of the Bank, (3) the bad debt reserves are used for any purpose other than to absorb bad debt losses or (4) there is a change in federal tax law.

        We have not recognized a deferred tax liability for the tax bad debt reserves of the Bank. If in the future, this portion of retained earnings is distributed or the Bank no longer qualifies as a bank for tax purposes, federal income tax of approximately $2,000 would be imposed.

NOTE 20 EMPLOYEE BENEFIT AND COMPENSATION PLANS

        We maintain a defined contribution plan to provide postretirement benefits to our eligible employees. We also adopted a number of compensation plans for certain of our employees. We designed these plans to facilitate a pay-for-performance policy, further align the interests of our officers and key employees with the interests of our shareholders and assist in attracting and retaining employees vital to our long-term success. These plans are summarized below.

RETIREMENT PLAN

        We maintain a defined contribution 401(k) plan. We match 50% of each employee's contributions, limited to 2% of the employee's compensation. Our contributions to the 401(k) plan for the years ended December 31, 2004, 2003 and 2002, were $490, $417 and $593, respectively.

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

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

        The following table provides a summary of our stock option activity for the years ended December 31, 2004, 2003 and 2002, respectively, and stock options exercisable at the end of each of those years:

                                                     2004                       2003                       2002
                                           ------------------------   ------------------------   ------------------------
                                                          Weighted                   Weighted                   Weighted
                                                          Average                    Average                    Average
                                           Number of      Exercise    Number of      Exercise    Number of      Exercise
                                            Options        Price       Options        Price       Options        Price
                                           ----------    ----------   ----------    ----------   ----------    ----------
Outstanding at beginning of year .......    4,581,370    $     8.08    4,723,166    $     7.97    4,655,269    $     9.01
Granted (1) ............................      633,169    $     8.01      431,982    $     6.15      634,228    $     1.87
Exercised ..............................     (543,260)   $     4.47     (359,419)   $     4.51      (32,937)   $     4.62
Forfeited ..............................     (392,010)   $    10.08     (214,359)   $     7.74     (533,394)   $     9.98
                                           ----------                 ----------                 ----------
Outstanding at end of year .............    4,279,269    $     8.34    4,581,370    $     8.08    4,723,166    $     7.97
                                           ==========                 ==========                 ==========
Exercisable at end of year .............    2,805,555    $     9.60    2,541,593    $     9.72    2,744,160    $     9.46
                                           ==========                 ==========                 ==========

(1) The weighted average grant-date fair value was $9.48 in 2004, $8.74 in 2003 and $2.67 in 2002.

        The following table summarizes information about our stock options outstanding at December 31, 2004:

                                Options Outstanding              Options Exercisable
                       -------------------------------------   -----------------------
                                     Weighted                                Weighted
                                     Average      Remaining                  Average
                       Number of     Exercise    Contractual   Number of     Exercise
Award Year              Options     Price (1)       Life        Options       Price
--------------------   ----------   ----------   -----------   ----------   ----------
2004 ...............      633,169   $     8.01       10            76,634   $     6.57
2003 ...............      393,494   $     6.15        9           101,660   $     6.18
2002 ...............      402,751   $     1.87        8           158,840   $     1.87
2001 ...............      933,867   $     8.68        7           695,392   $     9.68
2000 ...............      728,121   $     4.09        6           585,162   $     4.09
1999 ...............      116,828   $     6.25        5           116,828   $     6.25
1998 ...............       69,123   $    12.31        4            69,123   $    12.31
1997 ...............      481,336   $    20.35        3           481,336   $    20.35
1996 ...............      431,580   $    11.00        2           431,580   $    11.00
1995 ...............       89,000   $     2.88        1            89,000   $     2.88
                       ----------                              ----------
                        4,279,269   $     8.34                  2,805,555   $     9.60
                       ==========                              ==========

(1) With the exception of 2004, 2003, and 2001 the weighted average exercise price of outstanding options represents the actual exercise price. For those years, options were granted at more than the exercise price. The number of options outstanding and the respective exercise price for award years 2004, 2003 and 2001 is as follows:

     Award Year        Options Outstanding       Exercise Price
--------------------   -------------------       --------------
2004 ...............               383,169         $    6.57
2004 ...............               200,000         $   10.60
2004 ...............                30,000         $    8.56
2004 ...............                20,000         $    8.75
                       -------------------
                                   633,169
                       ===================
2003 ...............               383,494         $    6.18
2003 ...............                10,000         $    4.92
                       -------------------
                                   393,494
                       ===================
2001 ...............               533,868         $    5.79
2001 ...............               400,000         $   12.55
                       -------------------
                                   933,868
                       ===================

        After the awards of 633,169 options for 2004, the number of authorized shares remaining and available for future awards of stock options is 5,660,385.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

        Stock options we awarded under the annual incentive plan prior to 1998 had a one-year vesting period. Stock options we awarded under the AIP for 1998 and 1999 vested ratably over a three-year period. Stock options we awarded under the AIP for 2000 and thereafter generally vest ratably over a five-year period, including the award year. The term of all options granted is ten years from the grant date. As discussed in the "Stock-Based Compensation" and "Current Accounting Pronouncements" sections of Note 1, we currently treat the difference, if any, between the fair market value of our stock at the date of grant and the exercise price as compensation expense. We recognize this compensation expense ratably over the vesting period of the grant. Included in compensation expense for the years ended December 31, 2004, 2003 and 2002 was $1,266, $1,226 and $922, respectively, related to options granted below fair market value. Upon adoption of SFAS No. 123 (R), compensation expense related to options will be measured based on the grant-date fair value of the options using an option-pricing model.

NOTE 21 STOCKHOLDERS' EQUITY

        On May 9, 2000, we announced that our Board of Directors authorized the repurchase of up to 6,000,000 of our issued and outstanding shares of common stock. To date, 431,100 shares have been repurchased under this plan (all in 2004). A total of 5,568,900 shares may still be purchased under this plan. On May 16, 2003 we announced our initiation of a stock repurchase program to purchase 700,000 shares of our issued and outstanding common stock with the intent to utilize these repurchased shares as a portion of our annual incentive awards to employees for service in 2002. During 2004 and 2003, we repurchased 200,000 and 500,000 shares, respectively, and issued 203,088 and 236,461 shares, respectively, to employees. No shares remain to be purchased under this plan. We also repurchased 4,850,000 shares in 2004 with a portion of the proceeds from our issuance of the Convertible Notes in July. No shares remain to be purchased under this plan.

NOTE 22 REGULATORY REQUIREMENTS

        The Bank, as a federal savings bank organized under the Home Owners' Loan Act, and OCN, as a registered savings and loan holding company under the Act, are subject to extensive federal and state regulation under the Act and other U.S. federal and state laws. Our primary regulatory authority is the U.S. Office of Thrift Supervision ("OTS"). As such, the OTS periodically conducts an examination of the Bank and its business practices.

        On April 19, 2004, the Bank and the OTS entered into a Supervisory Agreement (the "Agreement"). The Agreement memorializes various loan servicing and customer service practices, some of which the Bank had previously adopted and some of which it has implemented on a going-forward basis. Under the Agreement, the Bank will continue to maintain and further develop its Office of Consumer Ombudsman, an initiative implemented effective January 1, 2004. The Agreement acknowledges that the Bank no longer assesses delinquent borrowers attorneys' fees for issuing notices of default (breach fees). Beginning with the effective date of the Agreement, the Bank will no longer charge delinquent borrowers a fee for providing forbearance plans in lieu of foreclosures (forbearance fees). The Agreement also establishes the procedures to be followed to determine whether appropriate hazard insurance is in place before placing insurance on behalf of the borrower. Those procedures include some already implemented by the Bank, as well as new requirements, including that the second notice shall be sent to borrowers by certified mail. Consistent with practices in place prior to the date of the Agreement, the Bank will not place the borrower's loan in default, assess fees or initiate foreclosure proceedings solely due to the borrower's nonpayment of insurance premiums. The Agreement also provides that the Bank agrees "to utilize best efforts" to provide borrowers or their agents pay-off quotes within five business days and sets forth new guidelines regarding documentation of charges on such pay-off quotes.

        The Bank also is required to meet a number of deadlines and submit reports relating to its implementation of the Agreement. While we do not expect that compliance with the Agreement will have a material adverse impact on our financial condition, results of operations or cash flows, we do not know whether the OTS or other regulatory agencies will seek to implement additional measures relating to the Bank's servicing practices, including with respect to the matters that are the subject of the Agreement. Accordingly, there can be no assurance that any such measures, if implemented, would not have a material adverse effect on our financial condition, results of operations or cash flows.

        The Financial Institutions Reform, Recovery and Enforcement Act of 1989 and the regulations promulgated thereunder established certain minimum levels of regulatory capital for savings institutions subject to regulation by the OTS. As a federally chartered savings bank regulated by the OTS, the bank must follow specific capital guidelines stipulated by the OTS. These guidelines involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

        At December 31, 2004, the Bank was "well capitalized" under the prompt corrective action regulations adopted by the OTS pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991. To be categorized as "well capitalized", the Bank must maintain minimum core capital, Tier 1 risk-based capital and risk-based capital ratios as set forth in the following table. The Bank's capital amounts and classification are subject to review by federal regulators regarding components, risk-weightings and other factors. There are no conditions or events since December 31, 2004 that we believe have changed the Bank's category.

        Since 1997, the Bank has committed to the OTS to maintain a core capital (leverage) ratio and a total risk-based capital ratio of at least 9.00% and 13.00%, respectively. The Bank continues to be in compliance with this commitment as well as with the regulatory capital requirements of general applicability (as indicated in the table below). In addition during 2002, we committed to limit our investment in mortgage servicing rights to an amount no greater than 50% of stockholders' equity on a consolidated basis and no greater than 60% of core capital (before any deduction thereto for mortgage servicing rights) at the Bank. On a consolidated basis, our investment in mortgage servicing rights is below the limit and represented 40% of stockholders' equity at December 31, 2004. At the Bank, mortgage servicing rights are also below the limit, amounting to 49% of core capital at December 31, 2004.

        We have recently begun the process of having the Bank terminate its status as a federal savings bank under OTS and FDIC supervision, which would, among other things, eliminate certain restrictions on our growth. If this process, which we refer to as "debanking," is completed, we would dissolve the Bank and continue its non-depositary businesses, including its mortgage servicing business, under another subsidiary of our Company, which would be licensed where necessary at the state level. Should debanking be completed, Ocwen Financial Corporation would no longer be a savings-and-loan holding company and would no longer be able to take deposits in the United States or benefit from federal preemption. Our ability to debank is subject to a number of contingencies, many of which are beyond our control, including approvals by the OTS with respect to the application for a voluntary dissolution (which we filed with the OTS on November 24, 2004) and sales of the Bank's deposits to third parties. There can be no assurance that we ultimately will be successful in debanking.

        In connection with our debanking process, on February 4, 2005, we entered into a Branch Purchase and Deposit Assumption Agreement (the "Branch Purchase Agreement") with Marathon National Bank of New York ("Marathon"). Pursuant to the Branch Purchase Agreement, Marathon agreed to assume the deposit liabilities of the accounts associated with the Bank branch facility in Fort Lee, New Jersey. In addition, Marathon will take over the lease and other contracts and acquire assets related to the branch. In connection with that closing, Ocwen will make a cash payment to Marathon, which payment is calculated based upon, among other things, the amount of those deposit account liabilities as of the closing. As of February 28, 2005, the amount of the deposit liabilities of the accounts subject to the Branch Purchase Agreement was approximately $193,000. The transaction is subject to regulatory and other customary approvals and conditions.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

        The following table summarizes the Bank's actual and required regulatory capital at December 31, 2004 and 2003:

                                                                                               To Be Well Capitalized    Committed
                                                                          Minimum For Capital  For Prompt Corrective      Capital
                                                         Actual            Adequacy Purposes     Action Provisions     Requirements
                                                  ----------------------  -------------------  ----------------------  -------------
                                                    Ratio      Amount      Ratio     Amount      Ratio       Amount        Ratio
                                                  --------   -----------  -------   ---------  ----------   ---------  -------------
December 31, 2004
Shareholders' equity, and ratio to total assets      25.62%  $   214,054
Disallowed mortgage servicing rights ...........                  (9,042)
Disallowed deferred tax assets .................                 (25,362)
Non-includable subsidiary ......................                    (807)
Intangible assets (1) ..........................                  (2,845)
                                                             -----------
Tier 1 (core) capital and ratio to adjusted
  total assets .................................     22.07%      175,998     4.00%  $  31,892        5.00%  $  39,865          9.00%
Non-mortgage servicing rights ..................                  (1,014)
                                                             -----------
Tangible capital and ratio to tangible assets ..     21.97%  $   174,984     1.50%  $  11,944
                                                             ===========
Tier 1 capital and ratio to risk-weighted assets     31.50%  $   175,998                             6.00%  $  33,527

Tier 2 capital - Allowance for loan losses .....                   4,572
Real estate required to be deducted ............                    (844)
Total risk-based capital and ratio to risk-
  weighted assets ..............................     32.16%  $   179,726     8.00%  $  44,703       10.00%  $  55,879         13.00%
                                                             ===========
Total regulatory assets ........................             $   835,378
                                                             ===========
Adjusted total assets ..........................             $   797,306
                                                             ===========
Tangible assets ................................             $   796,292
                                                             ===========
Risk-weighted assets ...........................             $   558,791
                                                             ===========
December 31, 2003
Shareholders' equity, and ratio to total assets      18.10%  $   183,230
Disallowed mortgage servicing rights ...........                 (10,846)
Disallowed deferred tax assets .................                 (21,052)
Non-includable subsidiary ......................                    (839)
Intangible assets (1) ..........................                  (3,078)
                                                             -----------
Tier 1 (core) capital and ratio to adjusted
  total assets .................................     15.09%      147,415     4.00%  $  39,064        5.00%  $  48,830          9.00%
Non-mortgage servicing rights ..................                  (1,892)
                                                             ------------
Tangible capital and ratio to tangible assets ..     14.93%  $   145,523     1.50%  $  14,621
                                                             ===========
Tier 1 capital and ratio to risk-weighted assets     20.00%  $   147,415                             6.00%  $  44,230

Tier 2 capital - Allowance for loan losses .....                   6,247
Real estate required to be deducted (2) ........                 (43,460)
                                                             -----------
Total risk-based capital and ratio to risk-
  weighted assets ..............................     14.95%  $   110,202     8.00%  $  58,973       10.00%  $  73,717         13.00%
                                                             ===========
Total regulatory assets ........................             $ 1,012,437
                                                             ===========
Adjusted total assets ..........................             $   976,606
                                                             ===========
Tangible assets ................................             $   974,714
                                                             ===========
Risk-weighted assets ...........................             $   737,168
                                                             ===========

   (1)  Unamortized balance of computer software.

   (2) Retail shopping mall, which we originally acquired in satisfaction of a debt and had held in excess of five years prior to its sale in November 2004.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

        Bankhaus Oswald Kruber GmbH & Co. KG, or BOK, our German banking subsidiary, is licensed as a credit institution (Kreditinstitut) under the laws of the Federal Republic of Germany and is supervised and regulated in Germany by the German Federal Financial Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht - BaFin), the German Central Bank (Deutsche Bundesbank) and, in respect of minimum reserves on deposits, the European Central Bank.

        Although currently not significant to our operations, BOK, under its license, may engage not only in a number of traditional banking activities such as deposit and lending business, but also in investment banking, underwriting and securities trading transactions, both for its own account and for customers.

        German regulatory requirements applicable to BOK concern in particular the maintenance of adequate regulatory capital and liquidity, the monitoring of, and limitations on, large credit exposures, limitations on equity and equity-like participations in other companies, the protection of depositors and the adoption of certain accounting standards and business practices. The German Federal Financial Supervisory Authority and the German Central Bank monitor the compliance of German banks such as BOK with the applicable German banking laws, rules and regulations largely upon the basis of extensive reporting requirements as well as through general and specific audits. BOK is in compliance in all material respects with the German regulatory requirements that are applicable to its business.

NOTE 23 NET INTEREST INCOME (EXPENSE) BEFORE PROVISION FOR LOAN LOSSES

        The following table presents the components of net interest income (expense) for each category of our interest-earning assets and interest-bearing liabilities for the years ended December 31:

                                                                                  2004          2003          2002
                                                                               ----------    ----------    ----------
Interest income:
    Interest earning cash and other ........................................   $    1,293    $      356    $      278
    Federal funds sold and repurchase agreements ...........................        2,087         1,403         2,629
    Trading securities .....................................................       17,585        17,347        16,586
    Loans ..................................................................        1,676         1,614        11,279
    Match funded loans and securities ......................................        1,035         3,402         6,463
                                                                               ----------    ----------    ----------
                                                                                   23,676        24,122        37,235
                                                                               ----------    ----------    ----------
Interest expense:
    Deposits ...............................................................       13,634        17,546        27,455
    Securities sold under agreements to repurchase .........................           --             3           236
    Match funded liabilities ...............................................        4,923         5,414         6,573
    Lines of credit and other secured borrowings ...........................        2,717         5,824         4,152
    Debt securities (1) ....................................................        9,090         9,929        17,346
                                                                               ----------    ----------    ----------
                                                                                   30,364        38,716        55,762
                                                                               ----------    ----------    ----------
    Net interest income (expense) before provision for loan losses .........   $   (6,688)   $  (14,594)   $  (18,527)
                                                                               ==========    ==========    ==========

(1) Includes $6,117 and $3,058 of interest expense on Capital Securities as a result of our adoption of SFAS No. 150 effective July 1, 2003. See
        Note 16.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

NOTE 24 OTHER INCOME

        The following table presents the principal components of other income we earned during the years ended December 31:

                                                                                  2004          2003          2002
                                                                               ----------    ----------    ----------
Interest on federal tax refund claims (1) ..................................   $    6,874    $       --    $       --
Technology and related revenue (2) .........................................        6,871         1,472           910
Collections of credit card receivables (3) .................................        1,811         2,737         4,191
Consulting fees ............................................................           76           208         1,409
Gain (loss) on sales of interest-earning assets ............................           --            28        (3,485)
Other ......................................................................        3,833         2,403         2,390
                                                                               ----------    ----------    ----------
                                                                               $   19,465    $    6,848    $    5,415
                                                                               ==========    ==========    ==========

(1) See Note 10 for additional information regarding these federal tax refund claims.

(2) Represents service contract fees, maintenance fees, consulting revenue and other fees earned through OTX and its technology products. Those products include a residential loan servicing system
        (REALServicing(TM)), a commercial loan servicing system
        (REALSynergy(TM)) and an internet-based mortgage loan processing application and vendor management system (REALTrans(SM)).

(3) We recorded collections on charged-off unsecured credit card receivables that we have purchased from third parties on the cost recovery method through the end of 2001, at which time we reduced the net book value of these receivables to zero as a result of collections and reserves. Since that time, we have recorded all collections on the receivables as other income.

NOTE 25 OTHER OPERATING EXPENSES

        The following table presents the principal components of other operating expenses we incurred during the years ended December 31:

                                                                                  2004          2003          2002
                                                                               ----------    ----------    ----------
Travel, lodging, meals and entertainment ...................................   $    3,361    $    2,864    $    2,585
Bad debt expense ...........................................................        2,655           554            39
Amortization ...............................................................        1,039         1,197         1,436
Deposit related expenses ...................................................          718           912         1,198
Conferences and seminars ...................................................          363           361           475
Marketing ..................................................................          273           345           241
Investment and treasury services ...........................................          261           282           340
Other ......................................................................        1,399         3,894         3,287
                                                                               ----------    ----------    ----------
                                                                               $   10,069    $   10,409    $    9,601
                                                                               ==========    ==========    ==========

NOTE 26 BUSINESS SEGMENT REPORTING

        An operating segment is defined as a component of an enterprise that (a) engages in business activities from which it may earn revenues and incur expenses, (b) whose operating results are regularly reviewed by the enterprise's chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance and (c) for which discrete financial information is available. A brief description of our segments follows:

Core Businesses
    . Residential Loan Servicing. Through this business we provide loan servicing including asset management and resolution services to third party owners of subprime residential mortgage and high loan-to-value loans for a fee. We acquire the rights to service loans and obtain such rights by purchasing them outright or by entering into sub-servicing contracts.

    . OTX. Through this segment we provide technology solutions for the mortgage and real estate industries. OTX products include a residential loan servicing system (REALServicing), a commercial loan servicing system (REALSynergy) and an internet-based mortgage loan processing application and vendor management system (REALTrans).

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

    . Ocwen Realty Advisors (ORA). Through ORA we provide residential property valuation services.

    . Ocwen Recovery Group. This core business conducts collection activities for third party owners of unsecured receivables and for a portfolio of unsecured credit card receivables that we acquired at a discount in 1999 and 2000.

    . Business Process Outsourcing. This core business segment began operations in December 2002. Business Process Outsourcing provides outsourcing services to third parties including mortgage underwriting, data entry, call center services and mortgage research.

    . Commercial Servicing. This segment includes the results of both our domestic and international servicing of commercial assets. Prior to 2004, domestic commercial servicing was reported as a component of the Commercial Finance segment (re-named Commercial Assets), and the results of our international operations were reported as a separate segment. International servicing is conducted through GSS. Results for 2002 primarily reflect a one time consulting project for the government of Jamaica as well as other precedent ventures.

Non-Core Businesses
..       Residential Discount Loans. This segment consisted of operations to acquire at a discount and subsequently resolve sub-performing and non-performing residential mortgage loans. We completed our last acquisition of residential loans in 2000. Based on the relative insignificance of the non-core assets remaining in this segment, the remaining assets of this business and any related income or loss arising from their resolution have been included in the Corporate Items and Other segment beginning January 1, 2003.

    . Commercial Assets. This segment comprised operations to acquire sub-performing commercial loans at a discount, as well as operations to invest in and reposition under-performing real estate assets. No assets have been acquired since 2000; since that time, this business has consisted of the repositioning, management and resolution of the remaining non-core assets.

    . Affordable Housing. Includes our investments, primarily through limited partnerships, in qualified low-income rental housing for the purpose of obtaining Federal income tax credits pursuant to Section 42 of the Code. Except to complete those projects in which an investment had already been made, we ceased making investments in properties in 2000.

    . Subprime Finance. In August 1999, we closed our domestic subprime origination business, which had been conducted primarily through OFS. Previously, activities of this segment included our acquisition and origination of single family residential loans to non-conforming borrowers. We have continued to manage and resolve the remaining non-core assets, which consist primarily of unrated single family subprime residual securities.

Corporate Items and Other
        This segment includes business activities that are individually insignificant (including BOK), interest income on cash and cash equivalents, interest expense on corporate assets, gains and losses from debt repurchases and general corporate expenses.

        We allocate interest income and expense to each business segment for the investment of funds raised or funding of investments made. We also make allocations of non-interest expense generated by corporate support services to each business segment.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

                                               Non-       Net Interest    Provision       Non-         Pre-Tax
                                             Interest        Income       for Loan      Interest       Income         Total
                                              Revenue      (Expense)       Losses        Expense       (Loss)        Assets
                                            -----------   ------------   -----------   -----------   -----------   -----------
At or for the year ended December 31, 2004
Core businesses:
   Residential Loan Servicing ............  $   128,726   $    (19,397)  $        --   $    93,515   $    15,814   $   694,175
   OTX ...................................       16,352             --            --        20,214        (3,862)        4,430
   Ocwen Realty Advisors .................       30,373            (71)           --        23,836         6,466         2,077
   Ocwen Recovery Group ..................       13,803             --            --         9,888         3,916           541
   Business Process Outsourcing ..........        9,493            (24)           --         7,264         2,205         2,502
   Commercial Servicing ..................       15,277            (12)           --        14,692           573        13,025
                                            -----------   ------------   -----------   -----------   -----------   -----------
                                                214,024        (19,504)           --       169,409        25,112       716,750
                                            -----------   ------------   -----------   -----------   -----------   -----------
Non-core businesses:
   Commercial Assets .....................       (1,997)          (338)       (1,651)        4,324        (5,008)       24,149
   Affordable Housing ....................          230         (1,226)         (112)        2,372        (3,256)       36,715
   Subprime Finance ......................         (924)        13,763            --         2,271        10,568        35,519
                                            -----------   ------------   -----------   -----------   -----------   -----------
                                                 (2,691)        12,199        (1,763)        8,967         2,304        96,383
                                            -----------   ------------   -----------   -----------   -----------   -----------
Corporate Items and Other ................       11,694            617          (118)       14,606        (2,178)      514,360
                                            -----------   ------------   -----------   -----------   -----------   -----------
                                            $   223,027   $     (6,688)  $    (1,881)  $   192,982   $    25,238   $ 1,327,493
                                            ===========   ============   ===========   ===========   ===========   ===========
At or for the year ended December 31, 2003
Core businesses:
   Residential Loan Servicing ............  $   121,132   $    (20,892)  $        --   $    69,196   $    31,043   $   672,779
   OTX ...................................        9,933             --            --        21,453       (11,520)        5,290
   Ocwen Realty Advisors .................       18,804            (21)           --        13,351         5,432         1,056
   Ocwen Recovery Group ..................       12,140             --            --         6,840         5,300           323
   Business Process Outsourcing ..........        4,496             (5)           --         2,597         1,893         1,010
   Commercial Servicing ..................        6,998            (52)           --        11,151        (4,204)        5,241
                                            -----------   ------------   -----------   -----------   -----------   -----------
                                                173,503        (20,970)           --       124,588        27,944       685,699
                                            -----------   ------------   -----------   -----------   -----------   -----------
Non-core businesses:
   Commercial Assets .....................       (1,192)        (7,217)       (3,095)        4,085        (9,399)      133,015
   Affordable Housing ....................        1,595         (2,767)          151         3,565        (4,888)       48,974
   Subprime Finance ......................        2,914         15,210            --        13,936         4,188        39,162
                                            -----------   ------------   -----------   -----------   -----------   -----------
                                                  3,317          5,226        (2,944)       21,586       (10,099)      221,151
                                            -----------   ------------   -----------   -----------   -----------   -----------
Corporate Items and Other ................          677          1,150           260        11,327       (12,817)      333,268
                                            -----------   ------------   -----------   -----------   -----------   -----------
                                            $   177,497   $    (14,594)  $    (2,684)  $   157,501   $     5,028   $ 1,240,118
                                            ===========   ============   ===========   ===========   ===========   ===========
At or for the year ended December 31, 2002
Core businesses:
   Residential Loan Servicing ............  $   120,024   $    (18,304)  $        --   $    69,746   $    31,974   $   579,115
   OTX ...................................        6,522              1            --        30,667       (24,144)        6,172
   Ocwen Realty Advisors .................       14,080             --            --        11,484         2,597           532
   Ocwen Recovery Group ..................       10,652             --          (278)        6,925         4,006           296
   Business Process Outsourcing ..........          206             --            --            88           118             6
   Commercial Servicing ..................        5,561            (51)           --         8,733        (3,223)        5,385
                                            -----------   ------------   -----------   -----------   -----------   -----------
                                                157,045        (18,354)         (278)      127,643        11,328       591,506
                                            -----------   ------------   -----------   -----------   -----------   -----------
Non-core businesses:
   Residential Discount Loans ............       (2,354)         6,068        (2,299)        5,250           763        44,759
   Commercial Assets .....................      (23,847)        (7,627)       12,814         5,458       (49,746)      196,249
   Affordable Housing ....................          864         (4,449)        3,392        24,544       (31,521)       62,092
   Subprime Finance ......................        7,395         11,787            --         4,646        14,536        41,950
                                            -----------   ------------   -----------   -----------   -----------   -----------
                                                (17,942)         5,779        13,907        39,898       (65,968)      345,050
                                            -----------   ------------   -----------   -----------   -----------   -----------
Corporate Items and Other ................       (5,091)        (5,952)           --        10,085       (27,417)      285,686
                                            -----------   ------------   -----------   -----------   -----------   -----------
                                            $   134,012   $    (18,527)  $    13,629   $   177,626   $   (82,057)  $ 1,222,242
                                            ===========   ============   ===========   ===========   ===========   ===========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

NOTE 27 COMMITMENTS AND CONTINGENCIES

        We lease certain premises under various non-cancelable operating leases with terms expiring at various times through 2012, exclusive of renewal option periods. Our annual aggregate minimum rental commitments under these leases are summarized as follows:

2005 .............................................  $    3,631
2006 .............................................       2,626
2007 .............................................       2,043
2008 .............................................       1,164
Thereafter .......................................       2,615
                                                    ----------
Minimum lease payments ...........................  $   12,079
                                                    ==========

        We converted rental commitments for our facilities outside the United States of America to U.S. dollars using exchange rates in effect at December 31, 2004. Rent expense for the years ended December 31, 2004, 2003 and 2002 was $2,725, $3,511 and $3,326, respectively.

        Through our investment in subordinated securities and subprime residuals, which had a fair value of $39,527 at December 31, 2004, we support senior classes of securities.

        Under the terms of the sales agreements entered into in connection with the sale of certain of our affordable housing properties, we have a commitment to fund cash deficits that may arise from the operations of those properties. The remaining term of these commitments ranges from two to five years. The obligation under these commitments was $4,813 as of December 31, 2004. Any operating deficits we fund are supported by a promissory note to be repaid to us from future cash flows of the property. In addition, we have provided to the purchasers of certain affordable housing properties guaranties against the possible recapture of future tax credits. We have never experienced a recapture of tax credits on any of the affordable housing properties in which we invested or sold. We have not recognized these guaranties as a liability because the probability of recapture is considered remote.

        OCN and certain of its affiliates, including the Bank, have been named as defendants in purported class action lawsuits brought in various federal and state courts challenging the Bank's mortgage servicing practices. On April 13, 2004 the United States Judicial Panel on Multi-District Litigation granted our petition to transfer and consolidate a number of the lawsuits into a single case to proceed in the United States District Court for the Northern District of Illinois under caption styled: In re Ocwen Federal Bank FSB Mortgage Servicing Litigation, MDL Docket No. 1604 (the "MDL Proceeding"). Additional similar lawsuits have been brought in other courts, some of which have been or may be transferred and consolidated in the MDL Proceeding.

        The MDL Proceeding currently includes the following actions in which OCN and/or the Bank are defendants:

(1) Patricia Antoine, et al v. Ocwen Federal Bank FSB, et al., case No. C-03-5503 (N.D.Cal.)
(2)     Deborah Bush v. Ocwen Federal Bank FSB, et al.,
        Case No. 7:04-cv-02827 (N.D.Ala.)
(3)     Carolyn P. Calhoun v. Ocwen Federal Bank FSB, et al.,
        Case No. 4:04-cv-00293 (N.D.Miss.)
(4)     Ralph Carreon Jr., et al. v. Ocwen Federal Bank FSB,
        Case No. 5:03-5151 (Bankr. W.D.Tex.)
(5)     Stevie Cooper, et al. v. Ocwen Federal Bank FSB, et al.,
        Case No. 1:04-cv-00639 (S.D.Ala.)
(6)     Mary Crosby v. Ocwen Federal Bank FSB, et al.,
        Case No. 5:04-cv-02828 (N.D.Ala.)
(7) Billy M. Dockery, et al. v. Ocwen Federal Bank FSB, et al., Case No. 7:04-cv-02830 (N.D.Ala.)
(8)     Thomas B. Doherty v. Ocwen Federal Bank FSB, et al.,
        Case No. 04-cv-04880 (D.Minn.)
(9) Unnatiben Gandabhai, et al. v. Ocwen Federal Bank FSB, et al., Case No. 3:04-2582 (N.D.Cal.)
(10)    Lizzie Hannah, et al. v. Ocwen Federal Bank FSB, et al.,
        Case No. 7:04-cv-02833 (N.D.Ala.)
(11)    Kweku Hanson, et al v. Ocwen Federal Bank FSB, et al.,
        Case No. 02-CV-860 (D.Conn.)
(12)    William Hearn, et al v. Ocwen Federal Bank FSB, et al.,
        Case No. C-04-0291 (E.D.Cal.)
(13) Stephanie Hunter, et al. v. Ocwen Federal Bank FSB, et al., Case No. 2:04-cv-02864 (N.D.Ala.)
(14)    Lula M. Jackson, et al v. Ocwen Federal Bank FSB, et al.,
        Case No. C-03-0743 (N.D.Cal.)
(15)    Freddie Jones v. Ocwen Federal Bank FSB, et al.,
        Case No. 4:04-cv-00294 (N.D.Miss.)
(16)    Marion Long v. Ocwen Federal Bank FSB, et al.,
        Case No. 7:04-cv-02852 (N.D.Ala.)
(17)    Allie M. Maddox, et al v. Ocwen Federal Bank FSB, et al.,
        Case No. CV-03-9515 (C.D.Cal.)

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

(18)    Jeannette E. Martinez v. Ocwen Federal Savings Bank FSB,
        Case No. 1:04-296 (D.N.M.)
(19) Michele McAuliffe, et al. v. U.S. Bank, N.A. as Trustee., et al., Case No. 03-C-1103 (N.D. Ill.)
(20)    George McDonald v. Ocwen Financial Corp., et al.,
        Case No. 1:04-03673 (N.D.Cal.)
(21)    Al McZeal v. Ocwen Federal Bank FSB, et al.,
        Case No. 4:04-1576 (S.D.Tex.)
(22)    Delores B. Moore v. Ocwen Federal Bank FSB, et al.,
        Case No. 2:04-2612 (E.D. Pa.)
(23)    Timothy Napier, et al. v. Ocwen Federal Bank FSB, et al.,
        Case No. 2:03-174 (E.D.Wash.)
(24)    William A. Soto, et al v. Ocwen Federal Bank FSB, et al.,
        Case No. 02-C-6818 (N.D.Ill.).
(25) Geneva Spires, et al v. Ocwen Financial Services, Inc., et al., Case No. C-03-5600 (N.D.Cal.)
(26)    Maggie Williams, et al. v. Ocwen Federal Bank FSB, et al.,
        Case No. 4:04-cv-02869 (N.D.Ala.)
(27)    Thomas Wright, et al. v. Ocwen Federal Bank FSB, et al.,
        Case No. 1:04-cv-00638 (S.D.Ala.)

        On August 23, 2004, plaintiffs filed a Consolidated Complaint, setting forth claims contained in lawsuits consolidated in the MDL Proceeding. Those claims variously involve alleged violations of federal statutes, including the Real Estate Settlement Procedures Act and Fair Debt Collection Practices Act, and state deceptive trade practices statutes, and assert common law claims. The claims are based on various allegations of improper servicing practices, including (i) charging borrowers allegedly improper or unnecessary fees such as breach letter fees, hazard insurance premiums, foreclosure-related fees, late fees and property inspection fees; (ii) untimely posting and misapplication of borrower payments; and (iii) improperly treating borrowers as in default on their loans. While some of the individual lawsuits had set forth specific damage allegations (e.g., the Gandabhai complaint (item 9 above) claimed actual damages of $61; the Hanson complaint (item 11 above) claimed actual damages of $150,000 and punitive and exemplary damages of $1,500,000; the various Alabama and Mississippi cases generally alleged damages less than $75 (items 2, 3, 5, 6, 7, 10, 13, 15, 16, 26 and 27 above)), the Consolidated Complaint in the MDL Proceeding does not set forth any specific amounts of claimed damages. The absense of any specification of damages in the Consolidated Complaint does not, however, preclude plaintiffs in the MDL Proceeding from requesting leave from the court to amend the Consolidated Complaint or from otherwise seeking damages should the matter proceed to trial.

        On September 30, 2004, the Ocwen defendants filed various motions to dismiss, for summary judgment, to strike class allegations and to stay discovery. Briefing on these motions has recently closed. Discovery in the MDL Proceeding has been stayed pending resolution of the motions. No motion for class certification has been submitted by plaintiffs, and the Court has not indicated when any such motion would be permitted to be filed.

        We cannot currently determine the ultimate outcome of the MDL Proceeding or the other matters described above and have not established a reserve in respect thereof. We believe the allegations in the MDL Proceeding and the other matters described above are without merit and will continue to vigorously defend against them.

        On November 3, 2004, the trial judge in litigation brought by Cartel Asset Management, Inc. ("Cartel") against OCN, the Bank and OTX in federal court in Denver, Colorado entered final judgment in the amount of $520 against OTX and nominal damages of two dollars against the Bank. No damages were entered against OCN. By the November 3, 2004 order, the judge reduced a prior jury verdict in the amount of $9,320 after trial on this matter involving allegations of misappropriation of trade secrets and contract-related claims brought by a former vendor. The litigation does not relate to our core Residential Loan Servicing business practices. Notwithstanding the nominal damage award against the Bank, it was assessed a statutory award to Cartel of attorneys' fees in an additional amount of $170, and the Bank and OTX were further assessed costs in the amount of $9. Cartel and defendants are pursuing cross-appeals in the United States Court of Appeals for the Tenth Circuit. A reserve of $1,000 had been established for this matter. We intend to continue to vigorously defend this matter.

        On February 8, 2005, a jury in Circuit Court for Palm Beach County, Florida returned verdicts of $1,000 and $1,056 in compensatory damages in favor of two former employees of the Bank in a lawsuit against OCN and the Bank. The jury rejected plaintiffs' request for punitive damages. The plaintiffs brought claims under the Florida Civil Rights Act, the Florida Whistleblower Act and state tort law, arising out of an alleged invasion of privacy and related incidents allegedly committed by other former employees of the Bank in 1998 for which plaintiffs sought to hold the Ocwen defendants vicariously liable. We believe the verdicts, which have not yet been reduced to final judgments, are against the weight of evidence and contrary to law. Defendants have filed motions for a new trial and/or remittitur and, if necessary, will take an appeal to the Florida Court of Appeals for the Fourth District. We intend to continue to vigorously defend this matter.

        On February 28, 2005, a jury in County Court for Nueces County, Texas, returned a verdict of $140 in compensatory and statutory damages in favor of two borrowers whose mortgage loan was serviced by the Bank in a lawsuit arising out of a disputed foreclosure. The jury rejected plaintiffs' request for punitive damages. The verdict included $2,900 for plaintiffs' attorneys' fees, an amount, which we believe is unsupported by the evidence and impermissibly excessive under the controlling legal authorities. The verdict has not yet been reduced to a final judgment. We are pursuing post-trial motions seeking to set aside or substantially reduce the attorneys' fees award and, if necessary, will take an appeal on that issue and perhaps other issues to the Texas Court of Appeals for the Thirteenth Judicial District. We intend to continue to vigorously defend this matter.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

        In light of the above-referenced developments in the Florida and Texas matters, we have established a reserve of $3,000 in 2004.

        On March 9, 2005, the Bank was served with a complaint filed in Superior Court for Los Angeles County, California, by Banco Popular North America, successor by merger to Quaker City Bank ("Banco Popular"), which claims to be a holder of residual interest in two mortgage loan trusts for which the Bank provides loan servicing. In this lawsuit, Banco Popular challenges the Bank's fee charges for recoveries on charged-off loans. The complaint variously alleges breach of contract, conversion, breach of fiduciary duty and fraud, and seeks declaratory and equitable relief, along with claimed compensatory damages in excess of $3,000 and punitive damages in an unspecified amount. We believe the allegations are without merit and will vigorously defend this matter.

        OCN and the Bank are also subject to various other pending legal proceedings. In our opinion, the resolution of these other proceedings will not have a material effect on our financial condition, results of operations or cash flows.

        We continuously monitor the status of our litigation, including advice from external legal counsel, and perform periodic assessments of our litigation for potential accrual of litigation reserves and disclosure. We accrue a litigation reserve when it is probable that a liability had been incurred and the amount of loss can be reasonably estimated.

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

NOTE 28 PARENT COMPANY ONLY FINANCIAL INFORMATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION OF OCWEN FINANCIAL CORPORATION

                                                                       December 31,
                                                               ---------------------------
                                                                   2004           2003
                                                               ------------   ------------
Assets
Cash and cash equivalents ..................................   $    104,027   $         22
Cash held at bank subsidiary - OFB .........................          1,272         19,708
Cash held at bank subsidiary - BOK .........................            627             --
Investments in subsidiaries
    Bank subsidiary - OFB ..................................        207,491        178,838
    Bank subsidiary - BOK ..................................         12,124             --
    Non-bank subsidiaries ..................................        377,656        374,876
Advance due from bank subsidiary - OFB .....................         13,578          3,345
Loan, net ..................................................             --          7,134
Match funded assets ........................................        175,679             --
Investment in Capital Securities issued by OCT .............         68,751         68,751
Mortgage servicing rights ..................................         34,365         58,033
Income taxes receivable ....................................         57,610         21,217
Receivables and other assets ...............................         19,914          6,867
                                                               ------------   ------------
                                                               $  1,073,094   $    738,791
                                                               ============   ============
Liabilities and Stockholders' Equity
Match funded liabilities ...................................   $    149,341   $         --
Secured borrowings .........................................         11,458          5,567
Debt securities (3.25% Convertible Notes) ..................        175,000             --
Notes and debentures payable to non-bank subsidiaries ......        131,251        131,251
Accrued interest payable to non-bank subsidiaries ..........          8,921          8,562
Advance due to non-bank subsidiaries .......................        243,530        244,614
Deferred tax liability .....................................          8,569         20,645
Other liabilities ..........................................         14,916         10,894
                                                               ------------   ------------
    Total liabilities ......................................        742,986        421,533
Stockholders' equity .......................................        330,108        317,258
                                                               ------------   ------------
                                                               $  1,073,094   $    738,791
                                                               ============   ============

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

CONDENSED STATEMENTS OF OPERATIONS OF OCWEN FINANCIAL CORPORATION

                                                                             For the Years Ended December 31,
                                                                          --------------------------------------
                                                                             2004          2003          2002
                                                                          ----------    ----------    ----------
Servicing and related fees (1) ........................................   $    6,062    $   28,760    $    7,392
Non-interest revenue ..................................................        8,034         3,333         2,528
Interest income .......................................................        2,110           782           555
Interest income from subsidiaries
    Bank subsidiary - OFB .............................................          263            87           222
    Non-bank subsidiaries .............................................        7,485         7,486         7,307
Interest expense ......................................................        4,097         4,263         9,937
Interest expense - non bank subsidiaries ..............................       14,531        14,372        14,372
                                                                          ----------    ----------    ----------
    Net interest expense before provision for loan losses .............       (8,770)      (10,280)      (16,225)
Provision for loan losses .............................................         (887)         (125)        1,144
                                                                          ----------    ----------    ----------
    Net interest expense after provision for loan losses ..............       (7,883)      (10,155)      (17,369)
                                                                          ----------    ----------    ----------
        Total revenue .................................................        6,213        21,938        (7,449)
                                                                          ----------    ----------    ----------

Non-interest expense - non bank subsidiaries ..........................        3,754         1,625            96
Non-interest expense ..................................................       11,585        19,525         3,636
Servicing fee expense - bank subsidiary - OFB .........................       14,224        21,392        10,772
                                                                          ----------    ----------    ----------
    Income (loss) before income taxes .................................      (23,350)      (20,604)      (21,953)
Income tax expense (benefit) ..........................................      (50,704)            3        (1,658)
                                                                          ----------    ----------    ----------
    Income (loss) before equity in net income (losses) of
     subsidiaries .....................................................       27,354       (20,607)      (20,295)
Equity in net income (losses) of subsidiaries
    Bank subsidiary - OFB .............................................       28,652        20,366       (40,341)
    Bank subsidiary - BOK .............................................         (157)           --            --
    Non-bank subsidiaries .............................................        1,875         5,013        (8,139)
                                                                          ----------    ----------    ----------
Net income (loss) .....................................................   $   57,724    $    4,772    $  (68,775)
                                                                          ==========    ==========    ==========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

CONDENSED STATEMENTS OF CASH FLOWS OF OCWEN FINANCIAL CORPORATION

                                                                            For the Years Ended December 31,
                                                                         --------------------------------------
                                                                            2004          2003          2002
                                                                         ----------    ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) ....................................................   $   57,724    $    4,772    $  (68,775)
Adjustments to reconcile net income to net cash (used) provided by operating activities
    Equity in (income) loss of Bank subsidiary - OFB .................      (28,652)      (20,366)       40,341
    Equity in (income) loss of Bank subsidiary - BOK .................          157            --            --
    Equity in (income) loss of non-bank subsidiary ...................       (1,875)       (5,013)        8,139
    Equity in loss (income) of unconsolidated entity, net ............           --           (38)         (142)
    Amortization of mortgage servicing rights ........................       32,991        35,889         9,125
    Impairment charges on mortgage servicing rights ..................        6,623           387            --
    Provision for loan losses ........................................         (887)         (125)        1,144
    (Increase) decrease in match funded advances on loans serviced for
     others ..........................................................     (175,679)           --            --
    (Increase) decrease in income taxes receivable ...................      (36,394)         (321)       (4,046)
    (Increase) decrease in receivables ...............................       (4,619)           --            --
    (Increase) decrease in other assets ..............................      (10,140)       (3,346)        3,297
    Increase (decrease) in deferred tax liability ....................      (12,076)          451         3,945
    (Decrease) increase in accrued expenses and other liabilities ....        5,399         2,501          (578)
    Other ............................................................        2,794            --            --
                                                                         ----------    ----------    ----------
    Net cash provided (used) by operating activities .................     (164,634)       14,791        (7,550)
                                                                         ----------    ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
    Investments in and advances to subsidiaries ......................      (13,797)       65,443       111,016
    Purchase of mortgage servicing rights ............................      (15,946)      (29,196)      (74,121)
    Origination of loans .............................................           --            --        (9,153)
    Principal payments received on loans .............................        8,153         1,000            --
    Proceeds from sale of real estate ................................           --            --         1,797
    Acquisition of subsidiaries ......................................      (10,680)           --            --
                                                                         ----------    ----------    ----------
    Net cash provided (used) by investing activities .................      (32,270)       37,247        29,539
                                                                         ----------    ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from (repayment of) match funded agreements, net ........      149,341            --            --
    Proceeds (repayments) of lines of credit and other secured
     borrowings, net .................................................        5,891         1,332         4,235
    Issue (repayment) of debt securities, net ........................      175,000       (43,475)      (43,550)
    Exercise of common stock options .................................        2,317         1,334           103
    Repurchase of common stock .......................................      (49,449)       (2,262)           --
                                                                         ----------    ----------    ----------
Net cash provided (used) by financing activities .....................      283,100       (43,071)      (39,212)
                                                                         ----------    ----------    ----------
Net increase (decrease) in cash and cash equivalents .................       86,196         8,967       (17,223)
Cash and cash equivalents at beginning of year .......................       19,730        10,763        27,986
                                                                         ----------    ----------    ----------
Cash and cash equivalents at end of year .............................   $  105,926    $   19,730    $   10,763
                                                                         ==========    ==========    ==========

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                        DECEMBER 31, 2004, 2003 AND 2002
                    (Dollars in thousands, except share data)

NOTE 29 QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                                      Quarters Ended
                                                             ----------------------------------------------------------------
                                                             December 31,     September 30,       June 30,        March 31,
                                                                  2004             2004             2004            2004
                                                             -------------    -------------    -------------    -------------
Revenue ..................................................   $      52,874    $      51,556    $      57,568    $      56,222
Non-interest expense .....................................          50,966           44,078           48,468           49,470
                                                             -------------    -------------    -------------    -------------

Income (loss) before minority interest and income taxes ..           1,908            7,478            9,100            6,752
Minority interest in net income (loss) of subsidiaries ...            (112)              18              (47)             (21)
Income tax expense (benefit) .............................            (544)         (31,845)              55               11
                                                             -------------    -------------    -------------    -------------
Net income (loss) ........................................   $       2,565    $      39,305    $       9,092    $       6,762
                                                             =============    =============    =============    =============
Earnings (loss) per share
    Basic ................................................   $        0.04    $        0.61    $        0.13    $        0.10
    Diluted (1) ..........................................   $        0.04    $        0.53    $        0.13    $        0.10

                                                                                      Quarters Ended
                                                             ----------------------------------------------------------------
                                                             December 31,     September 30,       June 30,        March 31,
                                                                  2003             2003             2003            2003
                                                             -------------    -------------    -------------    -------------
Revenue ..................................................   $      46,019    $      39,675    $      40,245    $      39,648
Non-interest expense .....................................          41,619           35,026           34,335           46,521
Distributions on Capital Securities ......................              --               --            1,529            1,529
                                                             -------------    -------------    -------------    -------------

Income (loss) before minority interest and income taxes ..           4,400            4,649            4,381           (8,402)
Minority interest in net income (loss) of subsidiaries ...            (184)              28              (73)            (263)
Income tax expense (benefit) .............................             130                6              305              307
                                                             -------------    -------------    -------------    -------------
Net income (loss) ........................................   $       4,454    $       4,615    $       4,149    $      (8,446)
                                                             =============    =============    =============    =============
Earnings (loss) per share
    Basic ................................................   $        0.07    $        0.07    $        0.06    $       (0.13)
    Diluted ..............................................   $        0.07    $        0.07    $        0.06    $       (0.13)

(1) The third quarter diluted EPS has been restated from $0.60 to include the dilutive effect of the Contingent Convertible Notes issued during that quarter. This restatement is the result of a retroactive application of EITF 04-08, which became effective December 15, 2004.

SHAREHOLDER INFORMATION

PRICE RANGE OF THE COMPANY'S COMMON STOCK

        The common stock of Ocwen Financial Corporation is traded under the symbol "OCN" on the New York Stock Exchange ("NYSE"). The following table sets forth the high and low closing sales prices for our common stock, as traded on the NYSE:

                                                        High         Low
                                                     ----------   ----------
2004
First quarter ....................................   $    11.50   $     8.48
Second quarter ...................................        12.57         9.56
Third quarter ....................................        11.99         7.75
Fourth quarter ...................................         9.56         7.50

2003
First quarter ....................................   $     3.40   $     2.71
Second quarter ...................................         4.87         3.13
Third quarter ....................................         5.09         4.12
Fourth quarter ...................................         8.88         4.60

        At the close of business on March 10, 2005, our common stock price was $8.04.

        As a holding company, the payment of any dividends by us will be significantly dependent on dividends and other payments received from our subsidiaries, including the Bank, which may be affected by either restrictive covenants or regulatory limits. We do not currently pay cash dividends on common stock and have no current plans to do so in the future. The timing and amount of future dividends, if any, will be determined by our Board of Directors and will depend, among other factors, upon our earnings, financial condition, cash requirements, the capital requirements of the Bank and other subsidiaries and investment opportunities at the time any such payment is considered. In addition, the indentures relating to the Junior Subordinated Debentures as well as the covenants relating to our lines of credit and other secured borrowings contain certain limitations on the payment of dividends by us. See Notes 15 and 16 to the Consolidated Financial Statements.

PURCHASES OF EQUITY SECURITIES BY THE ISSUER AND AFFILIATES

        Information regarding purchases of our own common stock during 2004 is as follows:

                                                                         Total Number of Shares     Maximum Number of
                                                                          Purchased as Part of    Shares That May Yet Be
                                                         Average Share     Publicly Announced      Purchased under the
              Period                  Number of Shares    Price Paid           Plans (1)                  Plans
-----------------------------------   ----------------   -------------   ----------------------   ----------------------
Three months ended March 31 .......             --                --                  --                6,200,000
Three months ended June 30 ........             --                --                  --                6,200,000
Three months ended September 30 ...      5,481,100        $     9.02           5,481,100                5,568,900
Three months ended December 31 ....             --                --                  --                5,568,900
                                      ----------------
    Total for the year ............      5,481,100
                                      ================

(1)     Shares were repurchased under the following plans:

        (a) A plan was announced May 9, 2000 to repurchase up to 6,000,000 shares of outstanding common stock.

        (b) A plan was announced May 16, 2003 to repurchase up to 700,000 shares of common stock to be used in connection with our annual incentive awards to employees. No shares remain to be repurchased under this plan.

        (c) A plan was announced July 27, 2004 to repurchase 4,850,000 shares of common stock using 25% of the gross proceeds from the sale of our Convertible Notes. See Note 21 to our Consolidated Financial Statements. No shares remain to be repurchased under this plan.

NUMBER OF HOLDERS OF COMMON STOCK

        At March 10, 2005, 62,750,904 shares of our common stock were outstanding and held by approximately 1,270 holders of record. Such number of stockholders does not reflect the number of individuals or institutional investors holding our stock in nominee name through banks, brokerage firms and others.

NEW YORK STOCK EXCHANGE SECTION 303A INFORMATION

        On July 15, 2004, pursuant to Section 303A.12 of the New York Stock Exchange's listing standards, the Company's Chief Executive Officer certified to the New York Stock Exchange that he was not aware of any violation by the Company of the New York Stock Exchange corporate governance listing standards as of that date. Additionally, the Company filed with the SEC the CEO/CFO certifications required under Section 302 of the Sarbanes-Oxley Act as Exhibits to its Form 10-K.